Form 10-K, Exhibit 13
AMSOUTH BANCORPORATION
filed 1995-03-31
CIK 3133

                                  EXHIBIT 13

    AMSOUTH BANCORPORATION'S 1994 ANNUAL REPORT TO SHAREHOLDERS, EXCLUDING
     THE PORTIONS THEREOF NOT INCORPORATED BY REFERENCE IN THIS FORM 10-K

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
MANAGEMENT'S STATEMENT ON RESPONSIBILITY
FOR FINANCIAL REPORTING
--------------------------------------------------------------------------------

     The management of AmSouth is responsible for the content and integrity of the financial statements and all other financial information included in this annual report. Management believes that the financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis to reflect, in all material respects, the substance of events and transactions that should be included, and that the other financial information in the annual report is consistent with those financial statements. The financial statements necessarily include amounts that are based on management's best estimates and judgments.

     Management maintains and depends upon AmSouth's accounting systems and related systems of internal controls. The internal control systems are designed to ensure that transactions are properly authorized and recorded in the corporation's financial records and to safeguard the corporation's assets from material loss or misuse. The corporation maintains an internal audit staff which monitors compliance with the corporation's systems of internal controls and reports to management and to the Audit Committee of the Board of Directors.

     The Audit Committee of the Board of Directors, composed solely of outside directors, has responsibility for recommending to the Board of Directors the appointment of the independent auditors for AmSouth. The Audit Committee meets periodically with the internal auditors and the independent auditors to review the scope and findings of their respective audits. The internal auditors, independent auditors and management each have full and free access to meet privately as well as together with the Audit Committee to discuss internal controls, accounting, auditing or other financial reporting matters.

     The consolidated financial statements of AmSouth have been audited by Ernst & Young LLP, independent auditors, who were engaged to express an opinion as to the fairness of presentation of such financial statements.


/s/ John W. Woods                                /s/ M. List Underwood, Jr.
     John W. Woods                                      M. List Underwood, Jr.
     Chairman of the Board                              Executive Vice President
     and Chief Executive Officer                        and Controller

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                    TWENTY

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
REPORT OF ERNST & YOUNG LLP
INDEPENDENT AUDITORS
--------------------------------------------------------------------------------

Board of Directors
AmSouth Bancorporation

     We have audited the accompanying consolidated statement of condition of AmSouth Bancorporation and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of earnings, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of AmSouth Bancorporation and subsidiaries at December 31, 1994 and 1993 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.

     As discussed in Note A to the financial statements, in 1994 the Corporation changed its method of accounting for investments in securities.




                                                /s/ Ernst & Young LLP


Birmingham, Alabama
January 31, 1995


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                  TWENTY ONE

-------------------------------------     AMSOUTH
 CONSOLIDATED STATEMENT OF CONDITION      BANCORPORATION
-------------------------------------     AND SUBSIDIARIES

                                                                                                     December 31
                                                                                        --------------------------------
(Dollars in thousands)                                                                     1994                  1993
------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                                 $  616,639           $   614,698
Federal funds sold and securities purchased under agreements to resell                     152,525               171,952
Trading securities                                                                           6,383                94,844
Available-for-sale securities                                                              383,039                   -0-
Securities held for sale (market value of $1,303,097)                                          -0-             1,293,989
Held-to-maturity securities (market value of $3,169,513 and $1,874,587, respectively)    3,336,557             1,823,317
Mortgage loans held for sale                                                               130,223               335,435
Loans                                                                                   11,496,121             8,611,708
Less: Allowance for loan losses                                                            171,167               131,509
      Unearned income                                                                       66,214                71,296
------------------------------------------------------------------------------------------------------------------------
      Net loans                                                                          11,258,740            8,408,903
Premises and equipment, net                                                                 282,095              234,155
Customers' acceptance liability                                                               6,979                6,264
Accrued interest receivable and other assets                                                604,771              486,064
------------------------------------------------------------------------------------------------------------------------
                                                                                        $16,777,951          $13,469,621
                                                                                        --------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits and interest-bearing liabilities:
  Deposits:
   Noninterest-bearing demand                                                           $  1,902,310         $ 1,747,694
   Interest-bearing demand                                                                 4,071,212           3,484,812
   Savings                                                                                   901,738             866,977
   Time                                                                                    5,384,469           3,520,768
   Certificates of deposit of $100,000 or more                                               807,333             742,738
------------------------------------------------------------------------------------------------------------------------
    Total deposits                                                                        13,067,062          10,362,989
  Federal funds purchased and securities sold under agreements to repurchase               1,212,723             793,177
  Other borrowed funds                                                                       656,117             667,318
  Long-term debt                                                                             386,147             173,142
------------------------------------------------------------------------------------------------------------------------
    Total deposits and interest-bearing liabilities                                       15,322,049          11,996,626
Acceptances outstanding                                                                        6,979               6,264
Accrued expenses and other liabilities                                                       138,465             324,006
------------------------------------------------------------------------------------------------------------------------
    Total liabilities                                                                     15,467,493          12,326,896
------------------------------------------------------------------------------------------------------------------------
Shareholders' equity:
  Preferred stock - no par value:
   Authorized - 2,000,000 shares; Issued and outstanding - none                                  -0-                 -0-
  Common stock - par value $1 a share:
   Authorized - 200,000,000 shares;
   Issued - 59,556,269 shares and 54,708,016 shares, respectively                             59,556              54,708
  Capital surplus                                                                            579,579             469,669
  Retained earnings                                                                          703,121             645,465
  Cost of common stock in treasury - 1,500,000 shares                                        (24,173)            (24,173)
  Deferred compensation on restricted stock                                                   (3,031)             (2,944)
  Unrealized losses on available-for-sale securities, net of deferred taxes                   (4,594)                -0-
------------------------------------------------------------------------------------------------------------------------
     Total shareholders' equity                                                            1,310,458           1,142,725
------------------------------------------------------------------------------------------------------------------------
                                                                                         $16,777,951         $13,469,621
                                                                                         -------------------------------

                See notes to consolidated financial statements.

                                  TWENTY TWO

------------------------------------                           AMSOUTH
 CONSOLIDATED STATEMENT OF EARNINGS                            BANCORPORATION
------------------------------------                           AND SUBSIDIARIES

                                                                                            Years Ended December 31
                                                                                 -------------------------------------------
(In thousands except per share data)                                                  1994            1993           1992
----------------------------------------------------------------------------------------------------------------------------
REVENUE FROM EARNING ASSETS
Loans                                                                             $  793,956       $ 613,522       $ 542,449
Securities:
  Trading securities                                                                   2,550           2,423           1,753
  Available-for-sale securities                                                       52,005          32,641           5,231
  Held-to-maturity securities                                                        183,985         171,213         200,950
----------------------------------------------------------------------------------------------------------------------------
     Total securities                                                                238,540         206,277         207,934
Mortgage loans held for sale                                                          12,609          14,338          14,910
Federal funds sold and securities purchased
  under agreements to resell                                                           2,636           6,480           6,958
----------------------------------------------------------------------------------------------------------------------------
     Total revenue from earning assets                                             1,047,741         840,617         772,251
----------------------------------------------------------------------------------------------------------------------------

INTEREST EXPENSE
Interest-bearing demand deposits                                                     118,952          86,218          94,702
Savings deposits                                                                      24,261          20,732          18,218
Time deposits                                                                        191,997         143,218         148,416
Certificates of deposit of $100,000 or more                                           33,751          30,686          34,641
Federal funds purchased and securities sold
  under agreements to repurchase                                                      65,009          32,241          27,167
Other borrowed funds                                                                  21,610          13,870           6,706
Long-term debt                                                                        24,834          12,361          11,856
----------------------------------------------------------------------------------------------------------------------------
     Total interest expense                                                          480,414         339,326         341,706
----------------------------------------------------------------------------------------------------------------------------

GROSS INTEREST MARGIN                                                                567,327         501,291         430,545
Provision for loan losses                                                             30,103          27,966          38,581
----------------------------------------------------------------------------------------------------------------------------
NET INTEREST MARGIN                                                                  537,224         473,325         391,964
----------------------------------------------------------------------------------------------------------------------------
NONINTEREST REVENUES
Service charges on deposit accounts                                                   67,682          59,379          52,711
Trust income                                                                          46,121          41,659          40,069
Investment services income                                                            14,036          19,835          16,875
Mortgage administration fees                                                          22,518          18,178          17,392
Other operating revenues                                                              28,664          65,018          46,107
----------------------------------------------------------------------------------------------------------------------------
     Total noninterest revenues                                                      179,021         204,069         173,154
----------------------------------------------------------------------------------------------------------------------------
NONINTEREST EXPENSES
Salaries and employee benefits                                                       232,050         222,756         181,766
Net occupancy expense                                                                 46,770          36,537          32,524
Equipment expense                                                                     41,432          39,213          32,548
FDIC premiums                                                                         24,664          21,413          18,868
Foreclosed properties expense                                                          4,721          (2,197)         22,426
Other operating expenses                                                             173,268         141,109         112,416
----------------------------------------------------------------------------------------------------------------------------
     Total noninterest expenses                                                      522,905         458,831         400,548
----------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES                                                           193,340         218,563         164,570
Income taxes                                                                          66,050          71,843          47,977
----------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                        $  127,290       $ 146,720       $ 116,593
                                                                                  ------------------------------------------
Average common shares outstanding                                                     56,527          50,848          46,684
Earnings per common share                                                         $     2.25       $    2.89       $    2.50


                See notes to consolidated financial statements.

                                 TWENTY THREE

------------------------------------                           AMSOUTH
 CONSOLIDATED STATEMENT OF                                     BANCORPORATION
 SHAREHOLDERS' EQUITY                                          AND SUBSIDIARIES
------------------------------------


                                                                                                              Unrealized
                                                         Common  Capital   Retained  Treasury   Deferred    Gains (Losses)
(In thousands)                                           Stock   Surplus   Earnings   Stock   Compensation  on Securities   Total
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE AT JANUARY 1, 1992                              $47,889  $287,884 $484,236 $(24,173)   $(1,764)     $   (29)    $  794,043
Net income                                                  -0-       -0-  116,593      -0-        -0-          -0-        116,593
Cash dividends declared                                     -0-       -0-  (45,529)     -0-        -0-          -0-        (45,529)
Stock dividends of acquired banks                           -0-       493     (493)     -0-        -0-          -0-            -0-
Unrealized losses on equity securities of acquired banks    -0-       -0-      -0-      -0-        -0-          (93)           (93)
Common stock transactions:
  Employee stock plans                                      482     8,529      -0-      -0-       (651)         -0-          8,360
------------------------------------------------------------------------------------------------------------------------------------

BALANCE AT DECEMBER 31, 1992                             48,371   296,906  554,807  (24,173)    (2,415)        (122)       873,374
Balance at beginning of period for First Sunbelt
  Bankshares, Inc.                                          537     5,288    2,828      -0-        -0-          -0-          8,653
Net income                                                  -0-       -0-  146,720      -0-        -0-          -0-        146,720
Cash dividends declared                                     -0-       -0-  (58,890)     -0-        -0-          -0-        (58,890)
Unrealized gains on equity securities of acquired banks     -0-       -0-      -0-      -0-        -0-          122            122
Common stock transactions:
  Employee stock plans                                      289     7,834      -0-      -0-       (529)         -0-          7,594
  Orange Banking Corporation convertible debt               -0-     3,000      -0-      -0-        -0-          -0-          3,000
  Stock issued in purchase transactions                   5,511   156,641      -0-      -0-        -0-          -0-        162,152
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1993                             54,708   469,669  645,465  (24,173)    (2,944)         -0-      1,142,725
Balance at beginning of period for immaterial
  pooling-of-interests entities                           1,070     9,192   11,231      -0-        -0-          -0-         21,493
Net income                                                  -0-       -0-  127,290      -0-        -0-          -0-        127,290
Cash dividends declared                                     -0-       -0-  (80,865)     -0-        -0-          -0-        (80,865)
Common stock transactions:
  Employee stock plans                                      304     8,402      -0-      -0-        (87)         -0-          8,619
  Acquisition of Fortune Bancorp, Inc.                    4,474   121,363      -0-      -0-        -0-          -0-        125,837
  Purchase and retirement of common stock                (1,000)  (29,047)     -0-      -0-        -0-          -0-        (30,047)
Unrealized losses on available-for-sale securities,
  net of deferred taxes                                     -0-       -0-      -0-      -0-        -0-       (4,594)        (4,594)
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1994                            $59,556  $579,579 $703,121 $(24,173)   $(3,031)     $(4,594)    $1,310,458
                                                        ---------------------------------------------------------------------------


                See notes to consolidated financial statements.

                                  TWENTY FOUR

--------------------------------------                         AMSOUTH
 CONSOLIDATED STATEMENT OF CASH FLOWS                          BANCORPORATION
--------------------------------------                         AND SUBSIDIARIES

                                                                                              Years Ended December 31
                                                                                      ----------------------------------------
(In thousands)                                                                           1994             1993          1992
------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                                                           $   127,290     $   146,720   $   116,593
Adjustments to reconcile net income to net cash provided (used)
  by operating activities:
  Provision for loan losses                                                               30,103          27,966        38,581
  Provision for foreclosed property losses (recoveries)                                    1,748          (3,038)       16,059
  Depreciation and amortization of premises and equipment                                 24,714          24,378        18,036
  Amortization of premiums and discounts on held-to-maturity securities
    and available-for-sale securities                                                     (1,446)          2,045         1,828
  Net decrease (increase) in mortgage loans held for sale                                221,642         (99,567)      (95,543)
  Net decrease (increase) in trading securities                                           89,281         (56,198)        2,847
  Net losses (gains) on sales of available-for-sale securities                            26,642         (13,057)       (1,009)
  Net gains on calls and sales of held-to-maturity securities                               (354)         (1,591)       (4,693)
  Net decrease in accrued interest receivable and other assets                           155,597         289,566        14,971
  Net (decrease) increase in accrued expenses and other liabilities                     (293,437)         57,387      (344,842)
  Provision (benefit) for deferred income taxes                                           19,681          (9,656)       (7,487)
  Amortization of intangible assets                                                       26,537          16,894        13,673
  Other                                                                                   (1,528)          2,191         1,123
------------------------------------------------------------------------------------------------------------------------------
  Net cash provided (used) by operating activities                                       426,470         384,040      (229,863)

INVESTING ACTIVITIES
Proceeds from maturities and prepayments of available-for-sale securities                332,288         220,096        14,567
Proceeds from sales of available-for-sale securities                                   1,650,528         913,633       686,238
Purchases of available-for-sale securities                                              (545,757)     (1,205,083)     (506,513)
Proceeds from maturities, prepayments and calls of held-to-maturity securities           348,144         978,570       996,238
Proceeds from sales of held-to-maturity securities                                           -0-          89,045       242,185
Purchases of held-to-maturity securities                                              (1,481,636)       (738,471)   (1,490,369)
Net decrease in federal funds sold and securities purchased under
  agreements to resell                                                                    32,245          87,944       197,646
Net increase in loans                                                                 (1,347,994)       (670,902)     (449,894)
Net purchases of premises and equipment                                                  (39,916)        (49,900)      (39,357)
Net cash used for acquisitions                                                          (109,351)        (28,382)          -0-
------------------------------------------------------------------------------------------------------------------------------
  Net cash used by investing activities                                               (1,161,449)       (403,450)     (349,259)

FINANCING ACTIVITIES
Net increase (decrease) in demand deposits and savings accounts                           91,767        (234,651)      485,115
Net increase (decrease) in time deposits                                                 769,758         318,036      (387,003)
Net (decrease) increase in federal funds purchased and securities sold under
  agreements to repurchase                                                               (59,603)       (271,613)      416,820
Net increase in other borrowed funds                                                      20,779         274,160       138,312
Issuance of long-term debt                                                               149,084          21,500           -0-
Payments for maturing long-term debt                                                    (138,965)        (14,323)       (7,416)
Cash dividends paid                                                                      (80,823)        (58,922)      (45,535)
Proceeds from employee stock plans                                                         6,745           6,616         7,664
Purchase and retirement of common stock                                                  (30,047)            -0-           -0-
------------------------------------------------------------------------------------------------------------------------------
  Net cash provided by financing activities                                              728,695          40,803       607,957
------------------------------------------------------------------------------------------------------------------------------
(Decrease) increase in cash and cash equivalents                                          (6,284)         21,393        28,835
Cash and cash equivalents at beginning of year                                           614,698         589,084       560,249
Beginning consolidated cash balances of immaterial pooling-of-interests entities           8,225           4,221           -0-
------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                             $   616,639     $   614,698   $   589,084
                                                                                     -----------------------------------------

                See notes to consolidated financial statements.

                                  TWENTY FIVE

--------------------------------------------                   AMSOUTH
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                    BANCORPORATION
--------------------------------------------                   AND SUBSIDIARIES

NOTE A
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES The accounting policies of AmSouth Bancorporation (AmSouth) and the methods of applying those policies which materially affect the accompanying financial statements are presented below.

BASIS OF PRESENTATION The consolidated financial statements include the accounts of AmSouth and its subsidiaries. All significant intercompany balances and transactions have been eliminated. Prior year financial statements have been restated to include the accounts of business combinations accounted for as poolings-of-interests unless immaterial. Results of operations of companies purchased are included from the dates of acquisition.

CASH FLOWS For the Consolidated Statement of Cash Flows, AmSouth has defined cash and cash equivalents as those amounts included in the Consolidated Statement of Condition caption as "Cash and due from banks." For the years ended December 31, 1994, 1993 and 1992, AmSouth paid interest of $467,791,000, $313,593,000 and $321,180,000, respectively. For the years ended December 31, 1994, 1993, and 1992, noncash transfers from loans to foreclosed properties were $28,184,000, $11,422,000 and $15,094,000, respectively. Noncash transfers from foreclosed properties to loans for the years ended December 31, 1994, 1993, and 1992 were $3,773,000, $16,384,000 and $22,635,000, respectively. For the years ended December 31, 1993 and 1992, noncash transfers from investment securities to securities held for sale were $755,421,000 and $428,533,000, respectively. Transactions related to securities held for sale in years prior to 1994 have been reclassified from operating activities to investing activities.

SECURITIES AmSouth adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (Statement
115), on January 1, 1994. The statement generally requires that debt and equity securities that have readily determinable market values be carried at fair value unless they are intended to be held to maturity. AmSouth defines held-to-maturity securities as debt securities which management has the positive intent and ability to hold to maturity. Held-to-maturity securities are stated at cost, adjusted for amortization of premiums and accretion of discounts on the constant effective yield method. Trading securities are carried at market. Market adjustments and realized gains or losses on the sale of trading securities are reported as other operating revenues. Available-for-sale securities are defined as equity securities and debt securities not classified as trading securities or held-to-maturity securities. Available-for-sale securities are carried at fair value. Unrealized holding gains or losses, net of deferred taxes, on available-for-sale securities are excluded from earnings and reported as a separate component of shareholders' equity. AmSouth determines the appropriate classification of debt securities at the time of purchase. The cost of securities is based on the specific identification method. The categories defined as securities held for sale and investment securities in years prior to the adoption of Statement 115 are reported as available-for-sale securities and held-to-maturity securities, respectively.

MORTGAGE LOANS HELD FOR SALE Mortgage loans held for sale are carried at the lower of aggregate cost or market value. Monthly market adjustments and realized gains and losses are classified as other operating revenues.

INTEREST RATE CONTRACTS AND OTHER OFF-BALANCE SHEET FINANCIAL INSTRUMENTS AmSouth, from time to time, enters into interest rate contracts which are designated to hedge imbalances in sensitivity to fluctuating interest rates among certain assets and liabilities. These contracts continue to be accounted for as hedges as long as they remain effective. Any gains or losses

                                  TWENTY SIX
realized are deferred and amortized as yield/rate adjustments of the hedged assets or liabilities over the original life of the contract. Any realized gains and losses on futures and forward contracts that qualify as hedges are deferred and recognized as an adjustment of the carrying amount of the hedged asset or liability or anticipated transaction. Interest rate swaps and futures and forward contracts used for trading purposes are recorded at market value. Market adjustments are reported as other operating revenues.

LOANS Interest income on commercial and real estate loans is accrued daily based upon the outstanding principal amounts except for those classified as nonaccrual loans. Interest income on certain consumer loans is accrued monthly based upon the outstanding principal amounts except for those classified as nonaccrual loans. Interest accrual is discontinued when it appears that future collection of principal or interest according to the contractual terms may be doubtful. Interest collections on nonaccrual loans for which the ultimate collectibility of principal is uncertain are applied as principal reductions. Otherwise, such collections are credited to income when received.

ALLOWANCE FOR LOAN LOSSES The allowance for loan losses is maintained at a level which is considered adequate to provide for potential losses based upon management's evaluation of known and inherent risk characteristics of the loan portfolio, the fair value of underlying collateral, recent loan loss experience, current economic conditions, and other pertinent factors. A provision for loan losses is charged to operations based on management's periodic evaluation of these risks.

In May 1993, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan", as amended by Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures" (Statement 114). Statement 114 generally will require all creditors to account for impaired loans, except those loans that are accounted for at fair value or at the lower of cost or fair value, at the present value of the expected future cash flows discounted at the loan's effective interest rate or if collateral dependent, at the fair value of the underlying collateral. Statement 114, when adopted on January 1, 1995, is not expected to have a material impact on AmSouth's financial condition or results of operations.

PREMISES AND EQUIPMENT Premises and equipment are stated at cost, less accumulated depreciation and amortization. The provisions for depreciation and amortization are computed generally by the straight-line method over the estimated useful lives of the assets or terms of the leases, as applicable. The annual provisions for depreciation and amortization have been computed principally using estimated lives of five to forty years for premises and three to ten years for furniture and equipment.

FORECLOSED PROPERTIES Foreclosed properties, including in-substance foreclosures, are carried at the lower of the estimated net realizable value or cost and are included in other assets, net of the allowance for foreclosed property losses. For the years ended December 31, 1994, 1993, and 1992, a provision/ (reduction) of $1,748,000, $(3,038,000) and $16,059,000 was charged/(credited) to expense and write downs of properties charged to the allowance totaled $2,018,000, $3,097,000 and $17,339,000, respectively. At
December 31, 1994, 1993, and 1992, the allowance had a balance of $3,638,000, $3,908,000, and $7,520,000, respectively.

INTANGIBLE ASSETS Intangible assets, primarily goodwill and purchased mortgage servicing rights, are included in other assets. Goodwill is amortized on a straight-line basis primarily over twenty to twenty-five years. The carrying value of goodwill will be reviewed if the facts and circumstances suggest that it may be impaired. If this review indicates that goodwill will not be recoverable, as determined based on the undiscounted cash flows of the entity acquired over the remaining amortization

                                 TWENTY SEVEN

--------------------------------------------
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------

period, AmSouth's carrying value of the goodwill will be reduced by the estimated shortfall of such cash flows. At December 31, 1994 and 1993, goodwill totaled $286,400,000 and $130,867,000, respectively. Purchased mortgage servicing rights are amortized over the estimated average lives of the related loans. At December 31, 1994 and 1993, purchased mortgage servicing rights totaled $64,387,000 and $32,649,000, respectively.

INCOME TAXES The consolidated financial statements have been prepared on the accrual basis. When income and expenses are recognized in different periods for financial reporting purposes and for purposes of computing income taxes currently payable, deferred taxes are provided on such temporary differences.

Effective January 1, 1993, AmSouth adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (Statement 109). Under Statement 109 deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been recognized in the financial statements or tax returns. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled. Prior years' financial statements have not been restated to apply the provisions of Statement 109. The adoption of Statement 109 did not have a material impact on AmSouth's financial condition or results of operations.

PENSION AND OTHER POSTRETIREMENT EMPLOYEE BENEFIT PLANS AmSouth has a pension plan for the benefit of substantially all regular, full-time employees. The plan is trusteed and noncontributory. Costs of AmSouth's pension plan are actuarially determined by the projected unit credit method with actuarial gains or losses recognized each year and amortized separately.

AmSouth adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting For Postretirement Benefits Other than Pensions" (Statement 106) as of January 1, 1993. Statement 106 requires employers to recognize postretirement benefits on an accrual basis during the periods employees provide services to earn those benefits. As permitted under Statement 106, AmSouth chose to amortize the transition postretirement benefit obligation of approximately $4,400,000 over a 20 year period on a straight line basis.

AmSouth adopted Statement of Financial Accounting Standards No. 112, "Employers' Accounting For Postemployment Benefits" (Statement 112) as of January 1, 1994. Statement 112 requires employers who provide benefits to former or inactive employees after employment but before retirement to recognize the obligation of postemployment benefits on an accrual basis over the related service period. The adoption of Statement 112 did not have a material impact on the financial condition or results of operations of AmSouth.

EARNINGS PER COMMON SHARE Earnings per common share are based on the average outstanding shares of common stock excluding treasury stock. The effects of stock options outstanding and convertible debentures are immaterial to the calculation of earnings per common share.

                                 TWENTY EIGHT

NOTE B
BUSINESS COMBINATIONS On June 23, 1994, AmSouth completed the acquisition of Fortune Bancorp, Inc. (Fortune), which was accounted for using the purchase method of accounting, through the issuance of approximately 4,474,000 shares of common stock and payment of approximately $144.6 million in cash. AmSouth subsequently purchased and retired 1,000,000 shares of common stock for the sole purpose of replenishing shares issued in connection with this purchase. Fortune had approximately $2.6 billion in consolidated assets at the date of acquisition. Approximately $167.0 million of goodwill resulting from the acquisition is being amortized on a straight line basis over 20 years.

The operating results of Fortune are included in AmSouth's consolidated statement of earnings since the date of acquisition. The following unaudited pro forma summary presents certain categories of earnings as if the acquisition occurred at the beginning of 1993, after giving effect to certain adjustments, including amortization of goodwill and related income tax effects. These pro forma results have been prepared for comparison purposes only and do not purport to be indications of what would have occurred had the acquisition been made as of the beginning of 1993 or of results which may occur in the future.

                                                     Years Ended December 31
                                                   ---------------------------
(In thousands except per share amounts)                  1994        1993
------------------------------------------------------------------------------
Gross interest margin                                 $ 599,431   $ 597,370
Noninterest revenues                                    184,574     214,894
Net income                                              111,345     144,248
Earnings per common share                                  1.92        2.56


During the year ended December 31, 1994, AmSouth completed the following business combinations which were accounted for using the pooling-of-interests method of accounting:

                                                                       Common
                                                      Consolidated     Shares
(In thousands)                  Location      Date       Assets        Issued
-------------------------------------------------------------------------------
Orange Banking
  Corporation (Orange)         Orlando, FL   January    $ 354,000       1,332

FloridaBank,
  A Federal Savings
  Bank (FloridaBank)        Jacksonville, FL February     272,000         759

Citizens National
  Corporation
  (Citizens)                   Naples, FL     April       313,000       1,604

Parkway Bancorp, Inc.
  (Parkway)                   Fort Myers, FL  April       130,000         629

First Federal Savings Bank
  (Calhoun)                    Calhoun, GA    April        72,000         442


AmSouth's 1994 consolidated financial statements include Orange, FloridaBank, Citizens, Parkway, and Calhoun for the entire year. AmSouth's consolidated financial statements for all periods prior to 1994 have been restated to include Orange, FloridaBank and Citizens, but have not been restated to include Parkway and Calhoun, the effect of which is not material to AmSouth's financial condition or results of operations. Gross interest margin, noninterest revenues, net income, and earnings per common share have been restated for 1993 and 1992 as follows:


                                                Years Ended December 31
                                            -------------------------------
(In thousands except per share amounts)       1993                   1992
---------------------------------------------------------------------------
AmSouth as originally reported:
  Gross interest margin                    $ 462,077              $ 393,437
  Noninterest revenues                       194,361                164,249
  Net income                                 146,227                108,049
  Earnings per common share                     3.10                   2.51

As restated:
  Gross interest margin                      501,291                430,545
  Noninterest revenues                       204,069                173,154
  Net income                                 146,720                116,593
  Earnings per common share                     2.89                   2.50


AmSouth has signed an agreement to acquire Community Federal Savings Bank (Community), headquartered in Ft. Oglethorpe, Georgia. At December 31, 1994, Community had total assets of approximately $107.0 million. Under the terms of


                                TWENTY NINE

--------------------------------------------
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------

the agreement, AmSouth will pay $65.50 for each of the outstanding shares of Community common stock for a total purchase price of approximately $17 million. The transaction will be accounted for using the purchase method of accounting. The transaction is expected to close in the first quarter of 1995.

During the year ended December 31, 1993, AmSouth completed the following acquisitions which were accounted for using the purchase method of accounting:

                                                          Common
                                         Consolidated     Shares       Cash
(In thousands)             Location         Assets        Issued       Paid
-----------------------------------------------------------------------------
First Chattanooga
 Financial Corporation
 (FCFC)                  Chattanooga, TN    $1,000,000      3,470      $2,800

Charter Banking
 Corporation (Charter)  St. Petersburg, FL     105,000        -0-      12,800

Mid-State Federal
 Savings Bank
 (Mid-State)               Ocala, FL           734,000      2,041      32,200

The resulting goodwill from the acquisitions of FCFC, Charter, and Mid-State of $59.7 million is being amortized on a straight line basis over 20 years. The operating results of these acquisitions are included in AmSouth's consolidated statement of earnings since the date of acquisition.

During the year ended December 31, 1993, AmSouth completed the following business combinations which were accounted for using the pooling-of-interests method of accounting:

                                                           Common
                                          Consolidated     Shares
(In thousands)               Location        Assets        Issued
-------------------------------------------------------------------
Mickler Corporation/
 The First National
 Bank of Clearwater        Clearwater, FL    $ 436,000      2,987

First Sunbelt
 Bankshares, Inc.             Rome, GA         102,000        537

NOTE C
CASH AND DUE FROM BANKS AmSouth's banking subsidiaries are required to maintain average reserve balances with the Federal Reserve Bank based on a percentage of deposits. The average amount of those reserves for the year ended December 31, 1994 was approximately $141,000,000.

NOTE D
AVAILABLE-FOR-SALE SECURITIES The following is a summary of available-for-sale securities at December 31:

                                               1994
                         -----------------------------------------------
                                         Gross       Gross
                           Amortized  Unrealized   Unrealized  Carrying
(In thousands)               Cost        Gains       Losses     Amount
------------------------------------------------------------------------
U.S. Treasury and
 federal agency
 securities                $150,829      $  53       $  631   $ 150,251
Mortgage-backed
 securities                 178,105        328        6,953     171,480
Equity securities            56,614        150          -0-      56,764
Other debt
 securities                   4,793          2          251       4,544
------------------------------------------------------------------------
                           $390,341      $ 533       $7,835   $ 383,039
                           ---------------------------------------------

                                               1993
                           ---------------------------------------------
                                         Gross       Gross
                            Carrying  Unrealized   Unrealized   Market
(In thousands)               Amount      Gains       Losses     Value
------------------------------------------------------------------------
U.S. Treasury and
 federal agency
 securities                $  449,931    $1,396      $  632  $  450,695
Mortgage-backed
 securities                   805,067     8,367         199     813,235
Equity securities              36,801       174         -0-      36,975
Other debt
 securities                     2,190         2         -0-       2,192
------------------------------------------------------------------------
                           $1,293,989    $9,939      $  831  $1,303,097
                           ---------------------------------------------

The carrying amount and amortized cost of available-for-sale securities by maturity at December 31, 1994, were as follows:

                                                   Amortized   Carrying
(In thousands)                                       Cost       Amount
------------------------------------------------------------------------
Due within 1 year                                  $  2,439    $  2,437
Due after 1 year through 5 years                    152,705     151,887
Due after 5 years through 10 years                      -0-         -0-
Due after 10 years                                      478         471
Mortgage-backed securities                          178,105     171,480
Equity securities                                    56,614      56,764
------------------------------------------------------------------------
                                                   $390,341    $383,039
                                                   ---------------------

                                    THIRTY

Sales of available-for-sale securities were $1,657,755,000 and $1,004,553,000, during 1994 and 1993, respectively. Gross gains of $4,584,000 and $13,991,000 and gross losses of $31,226,000 and $934,000 were realized on these sales for 1994 and 1993, respectively.

Available-for-sale securities with a carrying amount of $173,556,000 and $487,431,000 at December 31, 1994 and 1993, respectively, were pledged for collateral for public funds and trust deposits.

NOTE E
HELD-TO-MATURITY SECURITIES The amounts at which held-to-maturity securities are carried and their approximate fair market values at December 31 are summarized as follows:


                                             1994
                        ---------------------------------------------
                                      Gross       Gross
                         Carrying   Unrealized  Unrealized    Market
(In thousands)            Amount      Gains      Losses       Value
---------------------------------------------------------------------
U.S. Treasury and
  federal agency
  securities           $  505,006    $   255     $ 31,819  $  473,442

State, county and
  municipal
  securities              293,248     10,633          631     303,250

Mortgage-backed
  securities            2,531,753        213      145,607   2,386,359

Other securities            6,550          2           90       6,462
---------------------------------------------------------------------
                       $3,336,557    $11,103     $178,147  $3,169,513
                       ----------------------------------------------

                                         1993
                        ---------------------------------------------
                                      Gross       Gross
                         Carrying   Unrealized  Unrealized    Market
(In thousands)            Amount      Gains      Losses       Value
---------------------------------------------------------------------
U.S. Treasury and
  federal agency
  securities           $  218,207    $ 8,393       $   23  $  226,577

State, county and
  municipal
  securities              353,054     27,802          122     380,734

Mortgage-backed
  securities            1,216,628     18,736        3,455   1,231,909

Other securities           35,428         33           94      35,367
---------------------------------------------------------------------
                       $1,823,317    $54,964       $3,694  $1,874,587
                       ----------------------------------------------

The carrying amount and approximate market value of held-to-maturity securities by maturity at December 31, 1994, were as follows:


                                               Carrying     Market
(In thousands)                                  Amount       Value
---------------------------------------------------------------------
Due within 1 year                            $  248,756   $  233,827
Due after 1 year through 5 years                362,879      358,193
Due after 5 years through 10 years              137,917      134,325
Due after 10 years                               55,252       56,809
Mortgage-backed securities                    2,531,753    2,386,359
---------------------------------------------------------------------
                                             $3,336,557   $3,169,513
                                             ------------------------


Sales of held-to-maturity securities were $87,454,000 during 1993 resulting in gross gains of $1,717,000 and gross losses of $126,000. Gains on calls of held-to-maturity securities were $354,000 in 1994.

Held-to-maturity securities with a carrying amount of $1,235,597,000 and $1,028,546,000 at December 31, 1994 and 1993, respectively, were pledged as collateral for public funds and trust deposits.

NOTE F
LOANS The major categories of loans at December 31 are summarized as follows:

                                          1994                  1993
                                 ------------------------------------------
(Dollars in thousands)              Amount    Percent     Amount    Percent
---------------------------------------------------------------------------
Commercial                       $ 2,699,315   23.5%    $2,460,922   28.6%

Commercial
  real estate:
 Commercial real
  estate mortgage                  1,370,877   11.9      1,217,465   14.1

 Real estate
  construction                       540,722    4.7        415,670    4.8
---------------------------------------------------------------------------
 Total commercial
  real estate                      1,911,599   16.6      1,633,135   18.9
---------------------------------------------------------------------------
Consumer:
 Residential first
  mortgages                        4,275,570   37.2      2,488,462   28.9

 Other residential
  mortgages                          632,073    5.5        511,604    5.9

 Dealer indirect                     886,872    7.7        599,031    7.0

 Other consumer                    1,090,692    9.5        918,554   10.7
---------------------------------------------------------------------------
  Total consumer                   6,885,207   59.9      4,517,651   52.5
---------------------------------------------------------------------------
                                 $11,496,121  100.0%    $8,611,708  100.0%
                                 ------------------------------------------

At December 31, 1994 and 1993, nonaccrual and restructured loans totaled $102,748,000 and $55,440,000, respectively. The amount of interest income actually recognized on these loans during 1994 and 1993 was $733,000 and $294,000,

                                  THIRTY ONE

--------------------------------------------
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------

respectively. The additional amount of interest income that would have been recorded during 1994 and 1993 if the above amounts had been current in accordance with their original terms was $6,174,000 and $3,752,000, respectively.

Certain directors of AmSouth and its significant subsidiaries, including their immediate families and companies in which they are principal owners, were loan customers of AmSouth during 1994 and 1993. Such loans are made in the ordinary course of business at normal credit terms, including interest rates and collateral, and do not represent more than a normal risk of collection. Total loans to these persons at December 31, 1994 and 1993 amounted to $73,875,000 and $84,225,000, respectively. Activity during 1994 in loans to related parties resulted in additions of $136,319,000 representing new loans, reductions of $147,467,000 representing payments, and net additions of $798,000 representing other changes.

NOTE G
ALLOWANCE FOR LOAN LOSSES A summary of changes in the allowance for loan losses is shown below:


(In thousands)                       1994         1993          1992
----------------------------------------------------------------------
Balance at January 1               $131,509    $ 99,646      $ 95,392
Loans charged off                   (43,929)    (36,369)      (46,040)
Recoveries of loans previously
  charged off                        17,034      16,621        11,713
----------------------------------------------------------------------
Net charge-offs                     (26,895)    (19,748)      (34,327)
Addition to allowance charged
  to expense                         30,103      27,966        38,581
Allowance acquired in bank
  purchases                          36,450      23,645           -0-
----------------------------------------------------------------------
Balance at December 31             $171,167    $131,509      $ 99,646
                                   -----------------------------------

NOTE H
PREMISES AND EQUIPMENT Premises and equipment at December 31 are summarized as follows:


(In thousands)                                     1994         1993
----------------------------------------------------------------------
Land                                            $ 54,543      $ 37,172
Buildings                                        163,917       145,038
Furniture and fixtures                            56,080        49,997
Equipment                                        146,572       109,373
Leasehold improvements                            40,070        35,821
----------------------------------------------------------------------
                                                 461,182       377,401
Less allowances for depreciation
  and amortization                               179,087       143,246
----------------------------------------------------------------------
                                                $282,095      $234,155
                                                ----------------------

NOTE I
DEPOSITS The aggregate amount of time deposits of $100,000 or more, excluding certificates of deposit of $100,000 or more, in domestic bank offices at December 31, 1994 and 1993 were $92,065,000 and $181,841,000, respectively.

NOTE J
OTHER BORROWED FUNDS Other borrowed funds at December 31 is summarized as follows:


(In thousands)                                     1994        1993
---------------------------------------------------------------------
Federal Home Loan Bank advances                $ 257,200     $ 94,250
Eurodollars purchased                            136,039       11,194
Treasury, tax and loan notes                     129,221      330,963
Term federal funds purchased                     124,000      130,000
Commercial paper                                   1,786        1,968
Current portion of long-term debt                    253          150
Securities sold short                                -0-       90,361
Other short-term debt                              7,618        8,432
---------------------------------------------------------------------
                                                $656,117     $667,318
                                                ---------------------

                                  THIRTY TWO

At December 31, 1994, AmSouth had a line of credit arrangement for short-term debt with a bank enabling the parent company to borrow up to $1,000,000 subject to such terms as AmSouth and the bank may mutually agree. This arrangement is reviewed annually for renewal of the credit line. AmSouth pays commitment fees of 1/4% per annum on the line which is available solely to support commercial paper borrowings. The line of credit was not in use at December 31, 1994.

Short-term advances from the Federal Home Loan Bank had interest rates ranging from 4.23% to 6.37% at December 31, 1994. Remaining interest-bearing balances at December 31, 1994, had interest rates ranging from 3.03% to 9.00%, and substantially all of these balances had interest rates below 6.50%.

NOTE K
LONG-TERM DEBT Long-term debt at December 31 is summarized as follows:


(In thousands)                                   1994         1993
-------------------------------------------------------------------
7 3/4% Subordinated Notes Due 2004             $149,137    $    -0-
Federal Home Loan Bank advances                 103,093      38,472
Subordinated Capital Notes Due 1999              99,440      99,311
Floating Rate Notes Due 1999                      7,474       7,951
7 1/2% Convertible Subordinated Debentures        3,819       3,598
Long-term notes payable                          23,184      23,810
-------------------------------------------------------------------
                                               $386,147    $173,142
                                               --------------------

The 7 3/4% Subordinated Notes Due 2004 were issued May 19, 1994 at a discounted price of 99.389%. The net proceeds to AmSouth after commissions totaled $148,100,000. The notes will mature on May 15, 2004 and are not redeemable prior to maturity.

Advances from the Federal Home Loan Bank had maturities ranging from 1996 to 2013 and interest rates ranging from 3.00% to 9.30%. Of the balance outstanding at December 31, 1994, $79,629,000 had interest rates below 6.00%.

The Subordinated Capital Notes Due 1999 were issued in 1987 at a discounted price of 99.125%. The net proceeds to AmSouth after commissions totaled $98,450,000 for an effective rate to maturity of 9.60%. The notes will mature on May 1, 1999 and will be repaid with either equity securities with a market value of $100,000,000 or with cash generated from the sale of equity securities.

The average outstanding balance and average interest rate for 1994 on the Floating Rate Notes Due 1999 were $7,647,000 and 4.60%, respectively. The rate per annum for each semiannual period is the higher of one percent above the three month Treasury Bill rate or a rate fixed by AmSouth. The interest rate payable for the period ending February 28, 1995 is 5.50%. The notes are redeemable at the option of the holder on any March 1 or September 1 at their principal amount plus accrued interest.

The 7 1/2% Convertible Subordinated Debentures, due 2001, are redeemable on August 1, 1996 and debentureholders may thereafter elect, during the 30-day period following the call, to convert their debentures into either $170.91 cash per $100 principal amount, or 17.18199 shares of AmSouth common stock (maximum of 419,103 shares) or a combination of each. The redemption premium is being amortized to August 1, 1996.

Long-term notes payable at December 31, 1994, included $22,884,000 of notes maturing from 1997 to 2017 with interest rates ranging from 5.20% to 5.75%. The remaining $300,000 of notes will mature in 1997 with an interest rate of 9.00%.

                                 THIRTY THREE

--------------------------------------------
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------

The aggregate maturities of long-term debt outstanding at December 31, 1994 are summarized as follows:


(In thousands)
---------------------------------------------------------------------
1995                                                         $    253
1996                                                           87,760
1997                                                           13,596
1998                                                              124
1999                                                          107,045
Thereafter                                                    177,622
---------------------------------------------------------------------
                                                              386,400
Less current portion of long-term debt                            253
---------------------------------------------------------------------
                                                             $386,147
                                                             --------

NOTE L
OFF-BALANCE SHEET FINANCIAL AGREEMENTS AmSouth enters into a variety of financial instrument agreements to help customers manage their exposure to interest rate and foreign currency fluctuations, and finance international activities. AmSouth also uses similar instruments to manage its exposure to changes in interest and foreign exchange rates, as well as to profit from arbitrage opportunities.

Futures and forward contracts provide customers and AmSouth a means of managing the risks of changing interest and foreign exchange rates. These contracts represent commitments either to purchase or sell securities, other money market instruments, or foreign currency at a future date and at a specified price. AmSouth is subject to the market risk associated with changes in the value of the underlying financial instrument as well as the risk that another party will fail to perform. The gross contract amount of futures and forward contracts represents the extent of AmSouth's involvement. However, those amounts significantly exceed the future cash requirements as AmSouth intends to close out open trading positions prior to settlement and thus is subject only to the change in value of the instruments. The gross amount of contracts represents AmSouth's maximum exposure to credit risk.

Interest rate swaps are agreements to exchange interest payments computed on notional amounts. Swaps subject AmSouth to market risk associated with changes in interest rates, as well as the risk that another party will fail to perform. Interest rate caps and floors are contracts in which a counterparty pays or receives a cash payment from another counterparty if a floating rate index rises above or falls below a predetermined level.

Market risk resulting from a position in a particular off-balance sheet financial instrument may be offset by other on- or off-balance sheet transactions. AmSouth monitors overall sensitivity to interest rate changes by analyzing the net effect of potential changes in interest rates on the market value of both on- and off-balance sheet financial instruments and the related future cash flow streams. AmSouth manages the credit risk of counterparty defaults in these transactions by limiting the total amount of arrangements outstanding, both by individual counterparty and in the aggregate, and by monitoring the size and maturity structure of the off-balance sheet portfolio.

The following table identifies the gross contract or notional amounts of off-balance sheet financial instruments at December 31:


(In millions)                                         1994        1993
-----------------------------------------------------------------------
Forward contracts-commitments to sell                $ 77.5     $ 338.0
Notional amount of interest rate swaps:
  Receive fixed rate                                   27.8       218.6
  Receive variable rate                                27.8     1,053.6
Notional amount of interest rate caps and floors      448.2     1,034.7
Forward foreign exchange contracts:
  Commitments to purchase                              24.3        16.1
  Commitments to sell                                  26.9        18.8
Written options sold                                   80.0        97.0
Written options purchased                              23.6         -0-

                                  THIRTY FOUR

The notional amounts of interest rate contracts used by AmSouth to hedge balance sheet items at December 31 are shown below:


(In millions)                                  1994        1993
----------------------------------------------------------------
Securities                                     $-0-       $  325
Loans                                           300          300
Federal funds purchased and securities
  sold under agreements to repurchase            90          705
Deposits                                         50          900
----------------------------------------------------------------
                                               $440       $2,230
                                               -----------------


During 1994 AmSouth terminated all non-customer interest rate swaps, and $915,000,000 of interest rate caps. Interest rate swaps held for trading purposes for a portion of 1994, resulted in a fourth quarter realized loss of $16,372,000 which is included in other operating revenues. The average fair value of these interest rate swaps during the period in which they were held for trading purposes represented a liability of approximately $26.5 million. The amortization of deferred loss related to closed interest rate contracts and included in the gross interest margin was $2,400,000 in 1994. The amount of amortized deferred loss to be recognized over the remaining lives of the contracts is $10,296,000, $6,559,000 and $292,000 for 1995, 1996 and 1997,
respectively.

NOTE M
COMMITMENTS AND CONTINGENCIES AmSouth and its subsidiaries lease land, premises, and equipment under cancellable and noncancellable leases some of which contain renewal options under various terms. The leased properties are used primarily for banking purposes.

The total rental expense on operating leases for the years ended December 31, 1994, 1993 and 1992 was $32,693,000, $24,893,000 and $24,865,000, respectively.
There were no material contingent rental expenses for 1994, 1993, or 1992.

Future minimum payments, by year and in the aggregate, for noncancellable operating leases with initial or remaining terms of one year or more consisted of the following at December 31, 1994:


(In thousands)
-------------------------------------------------------
1995                                          $  27,839
1996                                             26,191
1997                                             23,708
1998                                             21,887
1999                                             19,718
Thereafter                                      224,621
-------------------------------------------------------
                                              $ 343,964
                                              ---------

During 1994 AmSouth entered into a transaction to sell and leaseback certain property in conjunction with the construction of an administration facility in the Birmingham, Alabama area. The future minimum rental payments are included in the table above. A related party has a contract to construct the administration facility. This contract represents approximately $56.0 million of the estimated total construction cost of $92.0 million. Funds in the amount of approximately $32.0 million have been expended on the related party contract and total funds in the amount of approximately $50.0 million have been expended on the construction project through December 31, 1994. Subsequent to December 31, 1994, AmSouth entered into an agreement to sublease a portion of the facility. The rental payments received by AmSouth will reduce the future minimum payments presented in the table above.

AmSouth and its subsidiaries are contingently liable with respect to various loan commitments and other contingent liabilities in the normal course of business. AmSouth's maximum exposure to credit loss for loan commitments (unfunded loans and unused lines of credit), standby letters of credit, loans sold with recourse, and securities underwriting at December 31, 1994 was as follows:


(In millions)
-------------------------------------------------------
Commitments to extend credit                   $5,435.3
Standby letters of credit                         569.6
Loans sold with recourse                           37.6
Securities underwriting                            43.2


                                  THIRTY FIVE

--------------------------------------------
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------

The credit risk associated with loan commitments and standby letters of credit is essentially the same as that involved in extending loans to customers and is subject to the company's credit policies. Collateral is obtained based on management's assessment of the customer.

Various legal proceedings are pending against AmSouth and its subsidiaries. Based upon legal counsel's opinion, management considers that any liability resulting from various legal proceedings would not have a material impact on the financial condition or results of operations of AmSouth.

NOTE N
SHAREHOLDERS' EQUITY AmSouth offers a Dividend Reinvestment and Common Stock Purchase Plan, whereby shareholders can reinvest dividends to acquire shares of common stock. Shareholders may also invest additional cash up to $5,000 per quarter with no brokerage commissions or fees charged.

On June 15, 1989, AmSouth's Board of Directors approved a Stockholder Protection Rights Agreement and distributed Rights to common shareholders. Each Right entitles its registered holder, upon occurrence of certain events, to purchase from AmSouth one one-hundredth of a share of Series A Preferred Stock, without par value, for $115, subject to adjustment. The Rights will be exercisable only if a person or group acquires 15% or more of AmSouth's common stock or commences a tender offer that will result in such person or group owning 15% or more of AmSouth's common stock. The Rights may be redeemed by action of the Board of Directors for one cent per Right.

At the Annual Meeting of Shareholders on April 15, 1993, an amendment of AmSouth's Restated Certificate of Incorporation to increase the authorized common stock, $1.00 par value, from 75,000,000 to 200,000,000 shares was approved.

During 1994, AmSouth purchased and retired 1,000,000 shares of AmSouth common stock at a cost of $30,047,000 for the sole purpose of replenishing shares issued by AmSouth in connection with its acquisition of Fortune.

At December 31, 1994, there were 989,146 shares reserved for issuance under the Dividend Reinvestment and Common Stock Purchase Plan, 1,423,904 shares reserved for issuance under stock compensation plans and 170,426 shares reserved for issuance under the employee stock purchase plan for a total of 2,583,476 shares.

As disclosed in Note B, approximately 8,240,000 and 9,035,000 shares of AmSouth common stock, net of shares reacquired, were issued for various acquisitions that were consummated during 1994 and 1993, respectively.

NOTE O
LONG-TERM INCENTIVE COMPENSATION PLAN AmSouth has long-term incentive compensation plans which permit the granting of incentive awards in the form of stock options, restricted stock awards, and stock appreciation rights.

The following table summarizes the activity relating to stock options during 1992, 1993 and 1994:

                                   Number
                                  of Shares        Option Price per Share
-------------------------------------------------------------------------
Balance at January 1, 1992        1,275,535            $10.17 -$22.00
Options exercised                  (404,773)            10.17 - 22.00
Options forfeited                    (2,500)                26.50
Options granted                     200,900                 26.50
-------------------------------------------
Balance at December 31, 1992      1,069,162             13.42 - 26.50
Options exercised                  (191,488)            13.42 - 26.50
Options forfeited                   (13,570)            15.92 - 29.75
Options granted                     196,100             28.38 - 29.75
-------------------------------------------
Balance at December 31, 1993      1,060,204             15.75 - 29.75
Options assumed in business
  combinations                       72,748              4.53 - 17.34
Options exercised                  (188,422)             6.96 - 29.75
Options forfeited                   (54,800)            16.67 - 31.25
Options granted                     324,750             29.63 - 31.50
-------------------------------------------
Balance at December 31, 1994      1,214,480            $ 4.53 -$31.50
                                  ---------

                                  THIRTY SIX

The option period for the stock options is generally ten years. Of the options outstanding at December 31, 1994, those granted during 1994 have a one year restriction period from the date of grant. All other options outstanding were exercisable.

AmSouth also has issued common stock as restricted stock awards to key officers with the restriction that they remain employed with AmSouth for a period ranging from three to five years at the same or a higher level. During 1992, 57,000 restricted shares were awarded and 12,000 shares of restricted stock awards were forfeited. During 1993, 51,875 restricted shares were awarded, 11,200 shares of restricted stock awards were forfeited and the restrictions were removed on 35,200 shares. During 1994, 115,777 restricted shares were awarded, 62,525 shares of restricted stock awards were forfeited and the restrictions were removed on 17,975 shares. At December 31, 1994, AmSouth had 233,052 shares of common stock outstanding representing restricted stock awards.

At December 31, 1994, there were no stock appreciation rights outstanding.

NOTE P
RESTRICTIONS ON TRANSFER OF FUNDS Certain restrictions exist regarding the ability of banking subsidiaries to transfer funds to the parent company as loans, advances, or dividends. At December 31, 1994, AmSouth's banking subsidiaries had net assets of $210,404,000 available for dividends without prior regulatory approval. Substantially all of the parent company's retained earnings at December 31, 1994 and 1993 represented undistributed earnings of its banking subsidiaries.

NOTE Q
PENSION AND OTHER EMPLOYEE BENEFIT PLANS As of December 31, 1994, AmSouth maintained a corporate pension plan, which covers substantially all regular full-time employees. The pension plan benefits are based on years of service and the employee's compensation during the last 120 months of employment. AmSouth's policy is to fund the minimum level allowed by ERISA.

Net periodic pension expense includes the following components:


                                         Years Ended December 31
                                     -------------------------------
(In thousands)                        1994         1993        1992
--------------------------------------------------------------------
Service cost of the
  current period                   $  5,556      $  4,332   $  4,084
Interest cost on the projected
  benefit obligation                 11,098         9,690      8,810
Actual return on assets
  held in the plan                    2,321       (16,549)   (16,409)
Net amortization of transition
  asset and net gain (loss)         (14,536)        4,699      5,578
Expense for enhanced retirement
  benefit offering                      -0-        11,400        -0-
--------------------------------------------------------------------
Pension expense                    $  4,439      $ 13,572   $  2,063
                                   ---------------------------------

The following table sets forth the funded status of the plan and the amounts shown in the accompanying Consolidated Statement of Condition at December 31:


(In thousands)                                    1994           1993
------------------------------------------------------------------------
Actuarial present value of accumulated
  plan benefits:
  Vested                                       $ 118,372       $134,711
  Nonvested                                        4,428          4,409
------------------------------------------------------------------------
Accumulated benefit obligation                  $122,800       $139,120
                                                 -----------------------

Actuarial present value of projected benefit
  obligation for service rendered to date      $(135,969)     $(157,932)
Plan assets at fair value, primarily listed
  stocks and bonds and U.S. obligations          134,913        152,423
------------------------------------------------------------------------
Plan assets less than projected
  benefit obligation                              (1,056)        (5,509)
Recognition of transfer of plan assets in excess
  of projected benefit obligation                  5,003          3,053
Unrecognized net gain from past experience
  different from that assumed and effects
  of changes in assumptions                      (16,335)        (5,381)
Unrecognized net transition asset                 (4,470)        (6,125)
------------------------------------------------------------------------
Accrued pension cost included in
  other liabilities                            $ (16,858)     $ (13,962)
                                               -------------------------

The weighted-average discount rate and the rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 8.50% and 4.50%, respectively, at December 31, 1994, 7.50% and 5.00%, respectively, at December 31, 1993, and

                                 THIRTY SEVEN

--------------------------------------------
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------

8.50% and 5.50%, respectively, at December 31, 1992. The average expected long-term rate of return on plan assets is approximately 8.50% at December 31, 1994, 1993, and 1992. At December 31, 1994, the plan assets included AmSouth common stock with a market value of $7,740,000.

AmSouth also maintains a thrift plan and an employee stock purchase plan which cover substantially all regular full-time employees. For each employee, AmSouth makes matching contributions of 50% of the first 5% of base pay that each employee contributes to the thrift plan. The cost of the thrift plan for the years ended December 31, 1994, 1993, and 1992 was $2,350,000, $2,075,000, and
$2,128,000, respectively. Under the employee stock purchase plan, an employee may invest up to $2,000 each calendar year in purchases of AmSouth common stock and AmSouth will contribute a matching 25% toward the purchase. Additional purchases of up to $8,000 more may be made on an unmatched basis with no administrative or brokerage fees charged.

AmSouth also sponsors other postretirement benefit plans. In 1993, AmSouth adopted Statement of Financial Accounting Standards No. 106, "Employers Accounting for Postretirement Benefits Other than Pensions" (Statement 106). The adoption of Statement 106 did not have a material impact on the financial condition or results of operations of AmSouth.

NOTE R
INCOME TAXES The provisions for income taxes charged to earnings are summarized as follows:


                                                Years Ended December 31
                                          -----------------------------------
(In thousands)                              1994          1993         1992
-----------------------------------------------------------------------------
Current tax expense:
  Federal                                 $ 41,309       $71,660     $47,301
  State                                      5,060         9,839       8,163
-----------------------------------------------------------------------------
                                            46,369        81,499      55,464
-----------------------------------------------------------------------------
Deferred tax expense (benefit):
  Federal                                   16,459        (8,200)     (5,855)
  State                                      3,222        (1,456)     (1,632)
-----------------------------------------------------------------------------
                                            19,681        (9,656)     (7,487)
-----------------------------------------------------------------------------
                                          $ 66,050       $71,843     $47,977
                                          -----------------------------------

During 1992, deferred income taxes were provided for timing differences in the recognition of revenue and expense for tax and financial reporting purposes. The tax effect of these differences for 1992 is as follows:


                                                               Year Ended
(In thousands)                                             December 31, 1992
-----------------------------------------------------------------------------
Depreciation                                                        $   269
Provision for loan losses                                            (1,583)
Lease rentals                                                        (3,142)
Recapture of bad debt reserves                                          (15)
Write-downs on foreclosures                                          (1,413)
Other                                                                (1,603)
-----------------------------------------------------------------------------
                                                                    $(7,487)
                                                                    ---------

The differences between the actual income tax expense and the amount computed by applying the statutory federal income tax rate to income before income taxes are as follows:

                                                  Years Ended December 31
                                              -------------------------------
(In thousands)                                 1994          1993       1992
-----------------------------------------------------------------------------
Tax at federal income tax rate              $ 67,669       $ 76,469  $ 56,360
State and local income taxes,
  net of federal tax benefits                  5,383          5,484     4,004
Goodwill amortization                          3,911          2,353     1,467
Tax exempt interest                          (10,437)       (12,485)  (14,502)
Other                                           (476)            22       648
-----------------------------------------------------------------------------
                                            $ 66,050       $ 71,843  $ 47,977
                                            ---------------------------------


                                 THIRTY EIGHT

The significant temporary differences which create deferred tax assets and liabilities at December 31, 1994 and 1993 are as follows:


                                              Years Ended December 31
                                             -------------------------
(In thousands)                                   1994         1993
----------------------------------------------------------------------
Deferred tax assets:
  Nonaccruing loans                            $  3,872      $ 2,549
  Allowance for loan losses                      64,240       46,296
  Accrued early retirement benefits               4,442        4,587
  Lease rentals                                   5,632        7,599
  Basis in loans                                  7,551       (5,426)
  Basis in deposits                               2,228        3,528
  Pension expense                                 3,440        1,159
  Other                                          20,844       17,502
----------------------------------------------------------------------
                                                112,249       77,794
----------------------------------------------------------------------
Deferred tax liabilities:
  Depreciation                                  (17,115)     (16,217)
  Recapture of tax bad debt reserves            (18,301)     (10,865)
  Basis in purchased mortgage servicing rights   (4,234)      (1,583)
  Other                                         (16,607)     (12,633)
----------------------------------------------------------------------
                                                (56,257)     (41,298)
----------------------------------------------------------------------
Net deferred tax assets                        $ 55,992     $ 36,496
                                               -----------------------


Income taxes paid were $66,979,000, $72,546,000, and $48,373,000, for the years ended December 31, 1994, 1993, and 1992, respectively.

Applicable income tax (benefit) expense of $(9,884,000), $5,508,000, and $2,144,000 on securities losses and gains for the years ended December 31, 1994, 1993, and 1992, respectively, is included in the provision for income taxes.

NOTE S
OTHER OPERATING REVENUES AND OTHER OPERATING EXPENSES The components of other operating revenues and other operating expenses are as follows:

                                           Years Ended December 31
                                     ---------------------------------
(In thousands)                          1994         1993        1992
----------------------------------------------------------------------
Other operating revenues:
  Gains (losses) on sale of
   mortgage servicing                $  23,766      $    (20) $    112
  Credit card income                    12,663        13,277    11,091
  (Losses) gains on sale of
   available-for-sale securities       (26,642)       13,057     1,009
  Gains on held-to-maturity
   securities                              354         1,591     4,693
  Other portfolio (losses) income      (14,451)        3,910     1,207
  Other                                 32,974        33,203    27,995
----------------------------------------------------------------------
  Total other operating revenues     $  28,664      $ 65,018  $ 46,107
                                     ---------------------------------

Other operating expenses:
  Postage and office supplies        $  22,718      $ 19,825  $ 16,899
  Advertising                           13,758         9,579     7,310
  Professional fees                     12,501        10,728     8,688
  Amortization of intangibles           26,537        16,894    13,673
  Other                                 97,754        84,083    65,846
----------------------------------------------------------------------
  Total other operating expenses     $ 173,268      $141,109  $112,416
                                     ---------------------------------

NOTE T
CONDENSED PARENT COMPANY INFORMATION
STATEMENT OF CONDITION


                                                   December 31
                                           ---------------------------
(In thousands)                               1994              1993
----------------------------------------------------------------------
ASSETS
Investment in subsidiaries                 $1,495,497       $1,180,403
Loans                                          28,400           28,400
Securities purchased under
  agreements to resell                            216            9,900
Other earning assets                           26,900           20,405
Other assets                                   26,217           23,807
----------------------------------------------------------------------
                                           $1,577,230       $1,262,915
                                           ----------       ----------
LIABILITIES AND SHAREHOLDERS' EQUITY
Commercial paper                           $    1,786       $    1,968
Subordinated Notes                            149,137              -0-
Subordinated Capital Notes                     99,440           99,311
Other long-term debt                           15,742           16,150
Other borrowed funds                              150              150
Accrued interest payable
  and other liabilities                           517            2,611
----------------------------------------------------------------------
  Total liabilities                           266,772          120,190
----------------------------------------------------------------------
Shareholders' equity                        1,310,458        1,142,725
----------------------------------------------------------------------
                                           $1,577,230       $1,262,915
                                           ---------------------------


                                  THIRTY NINE

--------------------------------------------
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------


STATEMENT OF EARNINGS
                                                  Years Ended December 31
                                              ------------------------------
(In thousands)                                   1994       1993      1992
----------------------------------------------------------------------------
INCOME
  Dividends from subsidiaries                 $ 97,025    $ 69,807  $ 55,575
  Interest and other                             2,827       4,658     2,942
----------------------------------------------------------------------------
                                                99,852      74,465    58,517
----------------------------------------------------------------------------
EXPENSES
  Interest                                      17,607      10,835    11,225
  Other                                          4,307       5,233     4,263
----------------------------------------------------------------------------
                                                21,914      16,068    15,488
----------------------------------------------------------------------------
Income before income taxes
  and equity in undistributed
  earnings of subsidiaries                      77,938      58,397    43,029
Income taxes (credit)                           (6,163)     (3,780)   (4,103)
----------------------------------------------------------------------------
Income before equity in undistributed
  earnings of subsidiaries                      84,101      62,177    47,132
Equity in undistributed
  earnings of subsidiaries                      43,189      84,543    69,461
----------------------------------------------------------------------------
  NET INCOME                                  $127,290    $146,720  $116,593
                                              ------------------------------


STATEMENT OF CASH FLOWS
                                                  Years Ended December 31
                                              ------------------------------
(In thousands)                                   1994       1993      1992
----------------------------------------------------------------------------
OPERATING ACTIVITIES
  Net income                                  $127,290    $146,720  $116,593
  Adjustments to reconcile
   net income to net cash
   provided by operating activities:
   Amortization of goodwill                      2,386       2,386     2,386
   Other amortization                            1,107       1,772       961
   Net (increase) decrease in accrued
    interest receivable and other assets          (908)        115      (341)
   Net increase (decrease)
    in accrued expenses
    and other liabilities                          922         590    (1,022)
   Equity in undistributed earnings
    of subsidiaries                            (43,189)    (84,543)  (69,461)
----------------------------------------------------------------------------
    Net cash provided by
     operating activities                       87,608      67,040    49,116
----------------------------------------------------------------------------
INVESTING ACTIVITIES
  Net increase in advances to subsidiaries         -0-      (8,600)   (7,939)
  Net decrease in short-term investments         3,339      48,902     5,752
  Capital contributions to subsidiaries            -0-      (3,000)   (1,000)
  Distribution from subsidiary                     -0-         -0-     2,270
  Net purchases of premises
   and equipment                                  (218)     (5,405)   (4,761)
  Net cash used for acquisitions              (138,007)    (44,119)      -0-
----------------------------------------------------------------------------
    Net cash used by
     investing activities                     (134,886)    (12,222)   (5,678)
----------------------------------------------------------------------------
FINANCING ACTIVITIES
  Net (decrease) increase in
   commercial paper                               (182)     (1,161)       63
  Issuance of long-term debt                   149,084         -0-       -0-
  Payments on long-term debt                      (628)     (1,338)   (4,766)
  Cash dividends paid                          (80,823)    (58,922)  (45,535)
  Proceeds from employee benefit plans           6,745       6,616     7,664
  Purchase of treasury stock                   (30,047)        -0-       -0-
----------------------------------------------------------------------------
    Net cash provided (used) by
     financing activities                       44,149     (54,805)  (42,574)
----------------------------------------------------------------------------
(Decrease) increase in cash                     (3,129)         13       864
Cash at beginning of year                        3,058       1,865     1,001
Beginning cash balances of immaterial
  pooling-of-interests entities                    104       1,180       -0-
----------------------------------------------------------------------------
    Cash at end of year                       $     33    $  3,058  $  1,865
                                              ------------------------------

NOTE U
QUARTERLY RESULTS OF OPERATIONS (UNAUDITED) Selected quarterly results of operations for the four quarters ended December 31, 1994 and 1993 are as follows:


                                                       1994
                                      ----------------------------------------
(In thousands except                   Fourth     Third    Second      First
per share data)                       Quarter    Quarter   Quarter    Quarter
------------------------------------------------------------------------------
Revenue from earning assets           $295,059   $295,331  $237,311  $220,040
Interest expense                       151,550    142,137   100,951    85,776
Gross interest margin                  143,509    153,194   136,360   134,264
Provision for loan losses               20,149      4,773     2,974     2,207
Income (loss) before
  income taxes                            (185)    69,271    64,414    59,840
Net income                               1,355     44,061    42,900    38,974
Per common share:
  Net income                               .02        .75       .78       .72
  Cash dividends declared                  .38        .35       .35       .35
  Market price range:
  High                                  31 7/8     34 7/8    33 1/8        32
  Low                                   25 3/8     30 1/2    29 5/8    29 1/4

                                                       1993
                                      ----------------------------------------
(In thousands except                   Fourth     Third    Second      First
per share data)                       Quarter    Quarter   Quarter    Quarter
------------------------------------------------------------------------------
Revenue from earning assets           $212,143   $213,719  $210,869  $203,886
Interest expense                        84,495     86,890    85,724    82,217
Gross interest margin                  127,648    126,829   125,145   121,669
Provision for loan losses               12,635       (189)    8,035     7,485
Income before
  income taxes                          45,049     58,328    59,203    55,983
Net income                              30,802     38,145    39,699    38,074
Per common share:
  Net income                               .60        .75       .78       .77
  Cash dividends declared                  .35        .29       .29       .29
  Market price range:
  High                                  31 1/2     33 5/8    35 7/8    34 1/8
  Low                                   27 3/8     29 1/4    30 3/8    29 5/8

Note: The total of quarterly net income per common share does not equal annual amounts due to rounding.

                                     FORTY

NOTE V
FAIR VALUE OF FINANCIAL INSTRUMENTS For the purposes of this disclosure, the estimated fair value of financial instruments with immediate and shorter-term maturities (generally 90 days or less) is assumed to be the same as the recorded book value. These instruments include the statement of condition lines captioned cash and due from banks, federal funds sold and securities purchased under agreements to resell, customers' acceptance liability, federal funds purchased and securities sold under agreements to repurchase, other borrowed funds, and acceptances outstanding. Trading securities and available-for-sale securities are recorded at fair value on the statement of condition.

The carrying amount and estimated fair values of other financial instruments at December 31 is summarized as follows:

                                     1994                      1993
                           -----------------------------------------------------
                             Carrying    Estimated     Carrying    Estimated
(In thousands)                Amount     Fair Value     Amount     Fair Value
--------------------------------------------------------------------------------
Financial assets:
  Held-to-maturity
   securities              $ 3,336,557   $ 3,169,513   $ 1,823,317  $ 1,874,587
  Mortgage loans
   held for sale               130,223       130,223       335,435      335,435
  Net loans                 11,258,740    11,206,062     8,408,903    8,509,341
Financial liabilities:
  Deposits                  13,067,062    13,053,924    10,362,989   10,408,026
  Long-term debt               386,147       378,340       173,142      188,500
Off-balance sheet:
  Off-balance sheet
   financial instruments
   (net receivable position)       -0-         4,802           -0-        9,793
  Commitments to
   extend credit
   and standby
   letters of credit               -0-        (2,427)          -0-       (1,862)


Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" (Statement 107), requires the disclosure of estimated fair values for all financial instruments, both assets and liabilities on- and off-balance sheet, for which it is practicable to estimate their value along with pertinent information on those financial instruments for which such values are not available.

Fair value estimates are made at a specific point in time and are based on relevant market information which is continuously changing. Because no quoted market prices exist for a significant portion of AmSouth's financial instruments, fair values for such instruments are based on management's assumptions with respect to future economic conditions, estimated discount rates, estimates of the amount and timing of future cash flows, expected loss experience, and other factors. These estimates are subjective in nature involving uncertainties and matters of significant judgment; therefore, they cannot be determined with precision. Changes in the assumptions could significantly affect the estimates.

Statement 107 fair value estimates include certain on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, AmSouth has a substantial trust department that contributes net fee income annually. The trust department is not considered a financial instrument, and its value has not been incorporated into the fair value estimates. Other significant assets and liabilities that are not considered financial assets or liabilities include the mortgage banking operation, brokerage network, premises and equipment, core deposit intangible, and goodwill. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates. As a result, the Statement 107 fair value disclosures should not be considered an indication of the fair value of the corporation taken as a whole.

The following methods and assumptions were used by AmSouth in estimating its fair value disclosures for financial instruments:

                                   FORTY ONE

--------------------------------------------
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------

Securities and mortgage loans held for sale: Fair values for securities and mortgage loans held for sale are based on quoted market prices, where available. Where quoted market prices are not available, fair values are based on quoted market prices of similar instruments, adjusted for any significant differences between the quoted instruments and the instruments being valued.

Loans: The fair values of variable rate loans that reprice frequently and have no significant change in credit risk are assumed to approximate carrying amounts. The fair values for credit card loans and equity lines of credit are estimated using pricing models with assumptions based on current conditions in the secondary market for those instruments. The fair values for other loans (e.g., commercial, commercial real estate, certain mortgage loans and consumer loans) are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality and estimates of maturity based on AmSouth's historical experience. The carrying amount of accrued interest receivable approximates its fair value.

Commitments to extend credit and standby letters of credit: The fair value of commitments to extend credit is estimated based on the amount of unamortized deferred loan commitment fees. The fair value of letters of credit is based on the amount of unearned fees plus the estimated cost to terminate the letters of credit.

Off-balance sheet instruments: The fair value of interest rate swaps, financial futures, and interest rate caps and floors are obtained from dealer quotes. These values represent the estimated amount the corporation would receive or pay to terminate the contracts or agreements, taking into account current interest rates and, when appropriate, the current creditworthiness of the counterparties.

Deposit liabilities: The fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits, savings accounts, and money market and interest-bearing checking accounts is, by definition, equal to the amount payable on demand (carrying amount). The fair values for variable rate fixed-term money market accounts and certificates of deposit approximate their carrying amounts. Fair values for fixed rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates of deposit to a schedule of aggregated expected monthly maturities on time deposits.

Long-term borrowings: The fair values of long-term borrowings (other than deposits) are estimated using discounted cash flow analyses, based on AmSouth's current incremental borrowing rates for similar types of borrowing arrangements.

                                   FORTY TWO

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

AmSouth reported net income of $127.3 million for the year ended December 31, 1994 compared to $146.7 million for the year ended 1993 and $116.6 million for the year ended 1992. On a per common share basis for the same periods, AmSouth earned $2.25, $2.89 and $2.50, respectively. The $19.4 million decrease in net income for 1994 reflected a decline in noninterest revenues and an increase in noninterest expenses, partially offset by an increase in the gross interest margin. Net income for all years presented has been restated to include business combinations accounted for as poolings-of-interests unless immaterial. For the year ended December 31, 1994, the return on average assets was .83% compared to 1.19% for the year ended 1993 and 1.12% for the year ended 1992. For the same periods, the return on average equity was 10.24%, 14.23% and 13.94%, respectively. The decline in net income combined with balance sheet growth from the acquisition of Fortune, a $2.6 billion thrift acquired in June, 1994 and accounted for as a purchase transaction, impacted both of these ratios.

Rapidly rising interest rates during 1994 resulted in the gross interest spread declining 42 basis points, as the adjustability of certain assets was limited more than that of certain liabilities. The interest rate environment also led to the sale of mortgage-backed and U.S. Treasury securities from the available-for-sale securities portfolio resulting in losses of $26.6 million primarily in the fourth quarter of 1994 and interest rate swap losses of $16.4 million. These transactions reduced interest rate sensitivity going forward and provided for the reinvestment of proceeds from securities sales into higher-yielding, shorter-term securities. These losses were partially offset by $23.8 million in gains on the sale of mortgage servicing. Growth in noninterest expenses was primarily due to the acquisition of Fortune, and the December, 1993 acquisition of Mid-State, both purchase accounting transactions.

Loans, net of unearned income, increased $2.9 billion in 1994 primarily due to growth in residential first mortgages and dealer indirect loans. The acquisition of Fortune, which was a thrift with residential mortgages representing the majority of the loans in its portfolio, accounted for approximately 56% of the growth in residential first mortgages. Dealer indirect loans increased due to expansion of new markets. Loan growth was primarily funded by an increase of $2.7 billion in deposits, resulting from the acquisition of Fortune and an increase in time deposits due to a special deposit marketing campaign.

GROSS INTEREST MARGIN The gross interest margin is defined as the difference between the revenues from earning assets and interest expense on interest-bearing liabilities. The gross interest margin is a function of the average balances of earning assets and interest-bearing liabilities and the yields earned and rates paid on those balances. In managing the gross interest margin, management must maintain a satisfactory spread between the yields earned and rates paid. The gross interest spread is calculated by dividing the taxable equivalent gross interest margin by average earning assets. This ratio reflects the gross profitability of earning assets funded by interest-bearing sources as well as those funded by sources that incur no interest cost, primarily noninterest-bearing demand deposits. The incremental interest spread is the difference between the yields on earning assets and the cost of interest-bearing funds. This calculation and similar ratios are used to assist in pricing decisions for interest-related products.

Table 1 presents for 1994, 1993 and 1992, by major categories of assets and liabilities, the average balances, the components of the taxable equivalent gross interest margin, the yield or rate, and the incremental and gross interest spreads.

                                  FORTY THREE

TABLE 1
YIELDS ON AVERAGE EARNING ASSETS AND RATES PAID
ON AVERAGE INTEREST-BEARING LIABILITIES

                                                                        1994
                                                    -------------------------------------------
                                                       Average          Revenue/         Yield/
(Taxable equivalent basis - dollars in thousands)      Balance          Expense           Rate
-----------------------------------------------------------------------------------------------
ASSETS
Earning assets:
  Loans net of unearned income                       $ 9,918,274      $  797,020          8.04%
  Trading securities                                      43,089           2,587          6.00
  Available-for-sale securities                          979,974          52,005          5.31
  Held-to-maturity securities:
    Taxable                                            2,512,922         160,181          6.37
    Tax-free                                             317,114          35,289         11.13
-----------------------------------------------------------------------------------------------
      Total held-to-maturity securities                2,830,036         195,470          6.91
-----------------------------------------------------------------------------------------------
        Total securities                               3,853,099         250,062          6.49
  Federal funds sold and securities purchased
    under agreements to resell                            84,234           2,636          3.13
  Mortgage loans held for sale                           207,799          12,609          6.07
-----------------------------------------------------------------------------------------------
    Total earning assets                              14,063,406       1,062,327          7.55
Cash and other assets                                  1,391,553
Less allowance for loan losses                          (148,801)
Market valuation on available-for-sale securities        (12,173)
-----------------------------------------------------------------------------------------------
                                                     $15,293,985
                                                     -----------
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
  Interest-bearing demand deposits                   $ 3,820,580         118,952          3.11
  Savings deposits                                       918,132          24,261          2.64
  Time deposits                                        4,281,988         191,997          4.48
  Certificates of deposit of $100,000 or more            762,403          33,751          4.43
  Federal funds purchased and securities sold
    under agreements to repurchase                     1,476,696          65,009          4.40
  Other borrowed funds                                   495,107          21,610          4.36
  Subordinated Capital Notes Due 1999                     99,376           9,504          9.56
  Federal Home Loan Bank advances                        112,550           6,442          5.72
  Floating Rate Notes Due 1999                             7,647             352          4.60
  7 3/4% Subordinated Notes Due 2004                      90,281           7,047          7.81
  7 1/2% Convertible Subordinated Debentures               3,709             404         10.89
  Long-term notes payable                                 25,863           1,085          4.20
-----------------------------------------------------------------------------------------------
    Total interest-bearing liabilities                12,094,332         480,414          3.97
-----------------------------------------------------------------------------------------------
      Incremental interest spread                                                         3.58%
                                                                                          -----
Noninterest-bearing demand deposits                    1,779,833
Other liabilities                                        176,669
Shareholders' equity                                   1,243,151
-----------------------------------------------------------------------------------------------
                                                     $15,293,985
                                                     -----------
      Gross interest margin/spread on a
        taxable equivalent basis                                         581,913          4.14%
                                                                                          -----
Taxable equivalent adjustment:
  Loans                                                                    3,064
  Held-to-maturity securities                                             11,485
  Other earning assets                                                        37
-----------------------------------------------------------------------------------------------
    Total taxable equivalent adjustment                                   14,586
-----------------------------------------------------------------------------------------------
      Gross interest margin                                           $  567,327
                                                                      ----------

                                  FORTY FOUR

                                                                        1993                               1992
                                                        --------------------------------     ---------------------------------
                                                          Average       Revenue/  Yield/      Average       Revenue/    Yield/
(Taxable equivalent basis - dollars in thousands)         Balance       Expense    Rate        Balance       Expense     Rate
------------------------------------------------------------------------------------------------------------------------------
ASSETS
Earning assets:
  Loans net of unearned income                          $ 7,634,984    $617,237     8.08%    $ 6,334,313    $547,054     8.64%
  Trading securities                                         49,448       2,496     5.05          31,125       1,807     5.81
  Available-for-sale securities                             605,558      32,641     5.39          81,374       5,231     6.43
  Held-to-maturity securities:
    Taxable                                               2,239,254     143,772     6.42       2,260,612     168,924     7.47
    Tax-free                                                379,236      41,102    10.84         451,289      47,221    10.46
------------------------------------------------------------------------------------------------------------------------------
      Total held-to-maturity securities                   2,618,490     184,874     7.06       2,711,901     216,145     7.97
------------------------------------------------------------------------------------------------------------------------------
        Total securities                                  3,273,496     220,011     6.72       2,824,400     223,183     7.90
  Federal funds sold and securities purchased
    under agreements to resell                              233,684       6,480     2.77         186,736       6,958     3.73
  Mortgage loans held for sale                              245,021      14,338     5.85         202,107      14,910     7.38
------------------------------------------------------------------------------------------------------------------------------
    Total earning assets                                 11,387,185     858,066     7.54       9,547,556     792,105     8.30
Cash and other assets                                     1,105,149                              996,626
Less allowance for loan losses                             (115,001)                             (96,996)
Market valuation on available-for-sale securities                -0-                                  -0-
------------------------------------------------------------------------------------------------------------------------------
                                                        $12,377,333                          $10,447,186
                                                        -----------                          -----------
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
  Interest-bearing demand deposits                      $ 3,263,054      86,218     2.64     $ 3,033,034      94,702     3.12
  Savings deposits                                          773,131      20,732     2.68         575,082      18,218     3.17
  Time deposits                                           3,161,697     143,218     4.53       2,745,790     148,416     5.41
  Certificates of deposit of $100,000 or more               728,206      30,686     4.21         687,514      34,641     5.04
  Federal funds purchased and securities sold
    under agreements to repurchase                        1,046,827      32,241     3.08         798,188      27,167     3.40
  Other borrowed funds                                      438,992      13,870     3.16         182,254       6,706     3.68
  Subordinated Capital Notes Due 1999                        99,247       9,530     9.60          99,117       9,496     9.58
  Federal Home Loan Bank advances                            14,447         838     5.80              -0-         -0-      --
  Floating Rate Notes Due 1999                                8,172         310     3.79           8,733         449     5.14
  7 3/4% Subordinated Notes Due 2004                             -0-         -0-      --              -0-         -0-      --
  7 1/2% Convertible Subordinated Debentures                  3,488         404    11.58           3,266         404    12.37
  Long-term notes payable                                    42,525       1,279     3.01          30,191       1,507     4.99
------------------------------------------------------------------------------------------------------------------------------
    Total interest-bearing liabilities                    9,579,786     339,326     3.54       8,163,169     341,706     4.19
------------------------------------------------------------------------------------------------------------------------------
      Incremental interest spread                                                   4.00%                                4.11%
                                                                                    ----                                 ----
Noninterest-bearing demand deposits                       1,611,428                            1,304,787
Other liabilities                                           154,746                              143,028
Shareholders' equity                                      1,031,373                              836,202
------------------------------------------------------------------------------------------------------------------------------
                                                        $12,377,333                          $10,447,186
                                                        -----------                          -----------
      Gross interest margin/spread on a
        taxable equivalent basis                                        518,740     4.56%                    450,399     4.72%
                                                                                    ----                                 ----
Taxable equivalent adjustment:
  Loans                                                                   3,715                                4,605
  Held-to-maturity securities                                            13,661                               15,195
  Other earning assets                                                       73                                   54
------------------------------------------------------------------------------------------------------------------------------
    Total taxable equivalent adjustment                                  17,449                               19,854
------------------------------------------------------------------------------------------------------------------------------
      Gross interest margin                                            $501,291                             $430,545
                                                                       --------                             --------

Note: The taxable equivalent adjustment for 1994 and 1993 has been computed based on a 35% federal income tax rate (34% for 1992) and has given effect to the disallowance of interest expense, for federal income tax purposes related to certain tax-free assets. Loans net of unearned income includes nonaccrual loans for all years presented.

                                  FORTY FIVE

The taxable equivalent gross interest margin for 1994 increased $63.2 million compared to 1993, as the gross interest spread declined 42 basis points. The rapid increases in interest rates particularly during the last quarter of 1994 increased rates on interest-bearing liabilities faster than yields on earning assets. The yields on average loans decreased by four basis points as the level of lower-yielding residential mortgage loans increased with the acquisition of Fortune. During the fourth quarter management made the decision to sell certain low yielding securities in the available-for-sale securities portfolio and to terminate the company's interest rate swaps and certain interest rate caps. The impact of interest rate swaps, caps and floors on the gross interest margin for 1994 and 1993 was a decrease of $4.3 million and an increase of $7.4 million, respectively. The impact of the amortization of the deferred loss from the termination of interest rate swaps and caps on the gross interest margin for 1995, 1996 and 1997 will be $10.3 million, $6.6 million and $292 thousand, respectively.

The compression in the gross interest spread for 1994 was primarily due to the decreased incremental interest spread. The 16 basis point decline in the gross interest spread from 1992 to 1993 was due to a combination of a decline in the incremental interest spread and lower yields earned on earning assets funded by noninterest-bearing sources.

Table 2 shows the change from year to year for each component of the taxable equivalent gross interest margin separated into the amount generated by volume changes and the amount generated by changes in the yields earned or rates paid. The $63.2 million increase in the gross interest margin during 1994 was due to increases in earning asset balances partially offset by increases in interest-bearing liabilities and higher rates on interest-bearing liabilities.

                                   FORTY SIX

TABLE 2
VOLUME AND YIELD/RATE VARIANCES

                                                   1994 Compared to 1993                   1993 Compared to 1992
                                                       Change Due to                           Change Due to
                                                  ----------------------                   ---------------------
                                                                  Yield/                                   Yield/
(Taxable equivalent basis - in thousands)           Volume         Rate          Net         Volume         Rate         Net
-----------------------------------------------------------------------------------------------------------------------------
REVENUE EARNED ON
Loans net of unearned income                      $183,500      $ (3,717)     $179,783     $106,859     $(36,676)     $70,183
Trading securities                                    (346)          437            91          950         (261)         689
Available-for-sale securities                       19,877          (513)       19,364       28,388         (978)      27,410
Held-to-maturity securities:
  Taxable securities                                17,451        (1,042)       16,409       (1,582)     (23,570)     (25,152)
  Tax-free securities                               (6,888)        1,075        (5,813)      (7,760)       1,641       (6,119)
-----------------------------------------------------------------------------------------------------------------------------
Total held-to-maturity securities                   14,679        (4,083)       10,596       (7,248)     (24,023)     (31,271)
-----------------------------------------------------------------------------------------------------------------------------
Total securities                                    37,834        (7,783)       30,051       32,754      (35,926)      (3,172)
Federal funds sold and securities purchased
  under agreements to resell                        (4,588)          744        (3,844)       1,527       (2,005)        (478)
Mortgage loans held for sale                        (2,243)          514        (1,729)       2,834       (3,406)        (572)
-----------------------------------------------------------------------------------------------------------------------------
Total earning assets                               202,161         2,100       204,261      143,135      (77,174)      65,961
-----------------------------------------------------------------------------------------------------------------------------
INTEREST PAID ON
Interest-bearing demand deposits                    16,015        16,719        32,734        6,818      (15,302)      (8,484)
Savings deposits                                     3,836          (307)        3,529        5,608       (3,094)       2,514
Time deposits                                       50,247        (1,468)       48,779       20,721      (25,919)      (5,198)
Certificates of deposit of $100,000 or more          1,476         1,589         3,065        1,961       (5,916)      (3,955)
Federal funds purchased and securities sold
  under agreements to repurchase                    16,019        16,749        32,768        7,846       (2,772)       5,074
Other borrowed funds                                 1,943         5,797         7,740        8,233       (1,069)       7,164
Subordinated Capital Notes Due 1999                     12           (38)          (26)          12           22           34
Federal Home Loan Bank advances                      5,615           (11)        5,604          838          -0-          838
Floating Rate Notes Due 1999                           (21)           63            42          (27)        (112)        (139)
7 3/4% Convertible Notes Due 2004                    7,047           -0-         7,047          -0-          -0-          -0-
7 1/2% Convertible Subordinated Debentures              25           (25)          -0-           26          (26)         -0-
Long-term notes payable                               (600)          406          (194)         492         (720)        (228)
-----------------------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities                  96,464        44,624       141,088       54,461      (56,841)      (2,380)
-----------------------------------------------------------------------------------------------------------------------------
Gross interest margin on a taxable
  equivalent basis                                $113,874     $ (50,701)       63,173     $ 84,250     $(15,909)      68,341
                                                  ----------------------                   ---------------------
Less: taxable equivalent adjustment                                             (2,863)                                (2,405)
                                                                             ---------                                -------
Gross interest margin                                                        $  66,036                                $70,746
                                                                             ---------                                -------

Notes:
1. The change in interest resulting from both volume and yield/rate has been allocated to change due to volume and change due to yield/rate in proportion to the relationship of the absolute dollar amounts of the change in each.
2. The computation of the taxable equivalent adjustment has given effect to the disallowance of interest expense for federal income tax purposes related to certain tax-free assets.
3. Variances are computed on a line-by-line basis and are non-additive.

                                  FORTY SEVEN

TABLE 3
NONINTEREST REVENUES AND NONINTEREST EXPENSES


                                                                       Years Ended December 31                           Compound
                                            --------------------------------------------------------------------------  Growth  Rate

(Dollars in thousands)                         1994         1993         1992          1991         1990         1989    1994/1989
------------------------------------------------------------------------------------------------------------------------------------

Noninterest revenues
  Service charges on deposit accounts       $ 67,682     $ 59,379     $ 52,711     $  50,328     $ 40,669     $ 35,615     13.70%
  Trust income                                46,121       41,659       40,069        37,891       36,196       32,421      7.30
  Investment services income                  14,036       19,835       16,875        12,715        7,936        7,441     13.53
  Mortgage administration fees                22,518       18,178       17,392        17,227       16,555       14,930      8.57
  Credit card income                          12,663       13,277       11,091        10,071        9,243       11,184      2.52
  Other operating revenues                    16,001       51,741       35,016        42,426       26,020       29,272    (11.38)
----------------------------------------------------------------------------------------------------------------------
                                            $179,021     $204,069     $173,154      $170,658     $136,619     $130,863      6.47%
                                            --------------------------------------------------------------------------
Noninterest expenses
  Salaries                                  $197,160     $180,065     $155,075      $136,924     $129,684     $122,657      9.96%
  Employee benefits                           34,890       42,691       26,691        23,559       22,374       21,195     10.48
  Net occupancy expense                       46,770       36,537       32,524        26,956       25,191       22,590     15.67
  Equipment expense                           41,432       39,213       32,548        30,882       30,011       28,408      7.84
  FDIC premiums                               24,664       21,413       18,868        16,834        9,520        6,630     30.05
  Foreclosed properties expense (income)       4,721       (2,197)      22,426        36,933        8,754        7,428     (8.67)
  Other operating expenses                   173,268      141,109      112,416        94,315       86,124       85,448     15.19
----------------------------------------------------------------------------------------------------------------------
                                            $522,905     $458,831     $400,548      $366,403     $311,658     $294,356     12.18%
                                            --------------------------------------------------------------------------

NONINTEREST REVENUES AND NONINTEREST EXPENSES Table 3 shows noninterest revenues and noninterest expenses for 1989 through 1994 and a five-year compound growth rate for each of the components.

Noninterest revenues for 1994 decreased $25.0 million compared to 1993. Noninterest revenues included increases in service charges on deposit accounts of $8.3 million, trust income of $4.5 million and mortgage administration fees of $4.3 million. These increases were offset by decreases in investment services income of $5.8 million and other operating revenues of $36.4 million. The increase in service charges on deposit accounts was primarily due to an increased volume of analysis fees on corporate accounts and overdraft fees. The increase in trust fees was generated primarily in Alabama. Mortgage administration fees increased due to the increase in servicing related to the acquisition of Fortune. Rising interest rates and interest rate instability in the bond market were the primary reasons for the decline in investment services income. Other operating revenues decreased due to losses on the sales of available-for-sale securities of $26.6 million in 1994 compared to gains on the sales of such securities of $13.1 million in 1993. Also contributing to the decline in other operating revenues was the loss on interest rate swaps of $16.4 million and lower gains from sales of residential first mortgages of $5.5 million. These items were partially offset by a gain on the sale of mortgage servicing of $23.8 million.

Noninterest revenues for 1993 increased $30.9 million compared to 1992. The largest increases occurred from gains on the sale of available-for-sale securities of $12.0 million, service charges on deposit accounts of $6.7 million and investment services income of $3.0 million.

Noninterest expenses for 1994 increased $64.1 million, or 14.0%, compared to a 1993 increase of $58.3 million, or 14.6%. The acquisition of Fortune in June, 1994 and Mid-State in December, 1993, which were accounted for as purchase transactions, contributed approximately $41.8 million

                                  FORTY EIGHT
to the increase. Salaries and employee benefits increased $9.3 million compared to 1993. Adjusted for the one-time charge of $12.2 million included in 1993 for the early retirement offering, the 1994 increase was $21.5 million. The impact of Fortune and Mid-State accounted for approximately $9.5 million of the increase in salaries and employee benefits. The remainder of the increase was attributable to normal merit increases and sales-related incentive compensation in income-producing areas.

Net occupancy expense increased 28.0% in 1994 and 12.3% in 1993. The increase in 1994 was primarily due to a 35.0% increase in the number of offices and higher rents paid for facilities.

Foreclosed properties expense increased $6.9 million during 1994. Adjusted for $3.5 million of recoveries in 1993, the increase was $3.4 million. Included in the increase was a $1.7 million increase to the allowance for foreclosed property losses. The remainder of the increase was primarily due to increased expenses related to carrying the foreclosed property.

Other operating expenses increased $32.2 million, or 22.8%, compared to a 1993 increase of $28.7 million, or 25.5%. Included in the increase is a $9.6 million increase in the amortization of intangibles due to the write-off of purchased mortgage servicing rights and the amortization of goodwill associated with the Fortune and Mid-State acquisitions. Advertising increased $4.2 million primarily due to the expansion into new markets. Also, noncredit operational losses increased $7.8 million due to the increased activity and volume of transactions during 1994. The most significant amount was $3.2 million of check kite losses in Alabama and Florida.

In January 1995, the Federal Deposit Insurance Corporation (FDIC) issued a proposal to reduce deposit insurance rate assessments for bank and thrift members of the Bank Insurance Fund (BIF). The reduction is expected to be effective mid-year 1995 as BIF reaches its statutorily-mandated minimum designated reserve ratio of 1.25%. The proposal will drop the lowest assessment rate from 23 to four basis points. At December 31, 1994, approximately 65.0% of AmSouth's assessment base was BIF deposits. Based on AmSouth's BIF assessment base, this proposal would result in a decrease of approximately $7.7 million in FDIC premium expense in 1995.

INCOME TAXES AmSouth's income tax expense was $66.1 million in 1994, $71.8 million in 1993, and $48.0 million in 1992. The decrease in income tax expense from 1993 to 1994 is due primarily to the decrease in pretax income. The significant increase in income tax expense from 1992 to 1993 is due primarily to the combined effects of increased levels of pretax income and an increase in the company's effective tax rate.

The effective tax rate for 1994 was 34.2% compared to 32.9% in 1993, and 29.2% in 1992. The 1994 increase resulted from a continued decrease in tax-exempt revenues and from an increase in financial statement intangible amortization expense which is not deductible for income tax purposes. Cash outlays for income taxes have exceeded income tax expense in 1994, 1993, and 1992 primarily due to the income tax treatment required for accounting for loan losses. A detail of the deferred tax assets and liabilities is included in Note R of the Notes to Consolidated Financial Statements.

Currently, AmSouth's consolidated tax returns for 1987 through 1990 are under review by the Internal Revenue Service. Management does not anticipate these reviews to result in any material impact on AmSouth's financial condition or results of operations.

SUBSIDIARY PERFORMANCE AmSouth has banking subsidiaries located in four southeastern states. Two of the banking subsidiaries, AmSouth

                                  FORTY NINE

Bank of Alabama (AmSouth Alabama) and AmSouth Bank of Florida (AmSouth Florida), comprised approximately 92.0% of total consolidated assets at December 31, 1994.

AmSouth Alabama had $9.1 billion in total assets at December 31, 1994, and contributed approximately 57.0% to 1994 consolidated net income. Net income for 1994 decreased $41.0 million compared to 1993 primarily due to losses on the sale of available-for-sale securities and the termination of interest rate swaps previously discussed. AmSouth Alabama had 145 banking offices at year end.

AmSouth Florida had total assets at December 31, 1994 of $6.4 billion reflecting a $2.9 billion increase over December 31, 1993. This increase was primarily due to the acquisition of Fortune, which had $2.6 billion in total assets at the date of acquisition. AmSouth Florida contributed approximately 33.0% to consolidated net income. The net income increase of $22.4 million was primarily due to the inclusion in 1994 income of Fortune for approximately six months and Mid-State for the entire year and the inclusion in 1993 net income of merger-related expenses. Due to the 1994 business combinations, the number of AmSouth Florida offices increased from 93 at December 31, 1993 to 137 at December 31, 1994.

The remaining banking subsidiaries had total assets at December 31, 1994 of $1.3 billion and operated 29 offices. Combined, these subsidiaries contributed 8.9% to consolidated net income.

AmSouth Mortgage contributed 9.8% to consolidated net income. The increase in 1994 net income compared to 1993 is primarily due to the sale of mortgage servicing and the acquisition of Fortune which had a $3.7 billion mortgage-servicing portfolio.

In January 1995, AmSouth announced a change in the strategic direction of its mortgage banking operations. AmSouth will continue to originate mortgage loans throughout its branch banking network; however, AmSouth will no longer be in the business of servicing mortgage loans for third parties or purchasing mortgage servicing. This will result in the sale of approximately $6.4 billion of AmSouth's servicing portfolio and eight out-of-market origination offices in the first half of 1995.

Parent company losses increased during 1994 primarily due to interest expense from the issuance of $150.0 million of subordinated capital notes in May, 1994.

Table 4 presents the amounts contributed to consolidated net income by each subsidiary for the years ended December 31, 1994, 1993 and 1992.

TABLE 4
SUBSIDIARY NET INCOME

(In thousands)                     1994        1993        1992
-----------------------------------------------------------------
AmSouth Bank
 of Alabama                      $ 72,285    $113,257    $ 98,661

AmSouth Bank
 of Florida                        42,537      20,098      25,208

AmSouth Bank
 of Tennessee                       9,637       9,828        (410)

AmSouth Bank
 of Georgia                         1,103       1,133         819

AmSouth Mortgage
 Company                           12,494       6,265       7,357

Parent company,
 other subsidiaries
 and eliminations                 (10,766)     (3,861)    (15,042)
-----------------------------------------------------------------
                                 $127,290    $146,720    $116,593
                                 --------------------------------

ASSET AND LIABILITY MANAGEMENT AND LIQUIDITY AmSouth maintains a formal asset and liability management process to control interest rate risk and assist management in maintaining stability in the gross interest margin as a result of changes in the level of interest rates and the spread relationships between interest rates.

AmSouth uses an earnings simulation model to evaluate the impact of different interest rate

                                     FIFTY
scenarios on the gross interest margin. Management feels that a traditional interest sensitivity gap analysis does not provide a complete picture of a corporation's exposure to interest rate changes. Static gap models are a point-in-time measurement and do not incorporate the effects of future balance sheet trends, changes in the relationship between yields earned and rates paid, patterns of rate movements and changes in prepayment speeds due to changes in rates. Also, static gap models do not fully integrate the effects of embedded interest rate caps and floors as well as certain off-balance sheet alternatives. AmSouth's earnings simulation model incorporates all of these factors and reflects management's actions based on different interest rate environments. This model projects the gross interest margin over the next twelve months under a variety of higher and lower interest rate environments. However, to the extent detailed static gap reports represent well thought out estimates of the timing of receipt of existing balance sheet cash flows they are useful. It is within this context that AmSouth utilizes its gap report. Additionally, the gap report reflects management's view of the implied maturity distribution of indeterminate maturity accounts as related to point-in-time interest rate risk. Table 5 presents the company's gap position at December 31, 1994 which indicates that AmSouth is in a moderately negative gap position over the next twelve-month time period.

                                   FIFTY ONE

TABLE 5
INTEREST SENSITIVITY ANALYSIS

                                                                                                Over One
                                                                                                and Less
                                    0-30        31-60       61-90        91-180      181-365    Than Five    Over Five
(Dollars in thousands)              Days         Days        Days         Days         Days       Years        Years        Total
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS
Earning assets:
 Federal funds sold and
  securities purchased
  under agreements to resell    $   152,525  $      -0-   $     -0-   $      -0-   $      -0-   $      -0-  $      -0-  $   152,525
 Trading securities                   6,383         -0-         -0-          -0-          -0-          -0-         -0-        6,383
 Available-for-sale securities       94,454       8,798       7,005       22,439       40,792      187,763      21,788      383,039
 Held-to-maturity securities        192,278     216,154      39,126      302,276      606,396    1,018,103     962,224    3,336,557
 Mortgage loans held for sale        43,408      43,408      43,407          -0-          -0-          -0-         -0-      130,223
 Loans net of unearned
  income                          3,294,070     999,820     332,108      751,387    1,321,318    3,862,798     868,406   11,429,907
-----------------------------------------------------------------------------------------------------------------------------------
   Total earning assets           3,783,118   1,268,180     421,646    1,076,102    1,968,506    5,068,664   1,852,418   15,438,634
Cash and other assets                   -0-         -0-         -0-          -0-          -0-          -0-   1,510,484    1,510,484
Less allowance for
 loan losses                            -0-         -0-         -0-          -0-          -0-          -0-    (171,167)    (171,167)
-----------------------------------------------------------------------------------------------------------------------------------
                                $ 3,783,118  $1,268,180   $ 421,646   $1,076,102   $1,968,506   $5,068,664  $3,191,735  $16,777,951
                                ---------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
 Interest-bearing
  demand deposits               $ 2,504,937  $   97,752   $  17,892   $   53,676   $  107,354   $  791,561  $  498,040  $ 4,071,212
 Savings deposits                   272,106       7,657       7,657       22,971       45,946      337,366     208,035      901,738
 Time deposits                      578,335     293,230     285,586      709,865    1,296,126    2,188,353      32,974    5,384,469
 Certificates of deposit of
  $100,000 or more                  111,167      56,239      46,113       82,608      127,775      383,431         -0-      807,333
 Federal funds purchased
  and securities sold
  under agreements
  to repurchase                   1,211,664         -0-       1,059          -0-          -0-          -0-         -0-    1,212,723
 Other borrowed funds               289,467      56,000      59,500       10,450      240,700          -0-         -0-      656,117
  Long-term debt                      7,461         -0-       9,976          -0-        3,939      186,168     178,603      386,147
-----------------------------------------------------------------------------------------------------------------------------------
   Total interest-bearing
    liabilities                   4,975,137     510,878     427,783      879,570    1,821,840    3,886,879     917,652   13,419,739
Noninterest-bearing
 demand deposits                    210,333      20,900      20,900       62,700      125,396      920,790     541,291    1,902,310
Other liabilities                       -0-         -0-         -0-          -0-          -0-          -0-     145,444      145,444
Shareholders' equity                    -0-         -0-         -0-          -0-          -0-          -0-   1,310,458    1,310,458
-----------------------------------------------------------------------------------------------------------------------------------
                                $ 5,185,470  $  531,778   $ 448,683   $  942,270   $1,947,236   $4,807,669  $2,914,845  $16,777,951
                                ---------------------------------------------------------------------------------------------------
Off-balance sheet financial
 instruments                    $   (50,000) $      -0-   $     -0-   $      -0-   $   30,000   $   20,000  $      -0-  $       -0-
                                ---------------------------------------------------------------------------------------------------
Rate sensitivity gap:
 Dollar amount                  $(1,352,352) $  736,402   $ (27,037)  $  133,832   $   (8,730)
 Percent of total
  earning assets                       (8.8)%       4.8%       (0.2)%        0.9%        (0.1)%
Cumulative dollar amount        $(1,352,352) $ (615,950)  $(642,987)  $ (509,155)  $ (517,885)

--------------
Note: Certain interest-sensitive assets and liabilities are included in the table based on historical experience rather than contractual maturities.

                                   FIFTY TWO

Each month the Asset/Liability Committee reviews the earnings simulation model results with respect to the estimated impact of various interest rate scenarios on the gross interest margin and approves any major adjustments in the company's interest rate sensitivity which are deemed necessary. During 1994, interest rate increases resulted in AmSouth raising its prime rate by 275 basis points. These rate increases served to limit the adjustability of certain asset accounts more than certain liability accounts and were the primary reason that the gross spread declined 76 basis points from the first quarter to the fourth quarter of 1994. Additional spread decline was due to an increase in lower-yielding residential mortgage loans following the acquisition of Fortune and other business combinations. At December 31, 1994, interest rate exposure was within the approved AmSouth guidelines. During the fourth quarter of 1994, AmSouth sold $370.8 million of available-for-sale securities and terminated all interest rate swaps and $915.0 million of interest rate caps to significantly reduce the expected variability of AmSouth's gross interest margin over a 12 month horizon to changes in market interest rates.

AmSouth's management believes it has adequate flexibility to alter the overall interest rate sensitivity structure as necessary to minimize exposure to changes in interest rates. Additional tools and control reports exist beyond the earnings simulation and gap reports. These include such measurements as duration of equity and the corresponding mark-to-market evaluation of equity which provide an indication of risk over an extended period of time.

From time to time, AmSouth utilizes various off-balance sheet instruments such as interest rate swaps, caps and floors to manage interest rate risk. Table 6 summarizes the activity, by notional amount, of all off-balance sheet financial instruments for the years 1994, 1993 and 1992.

Table 7 summarizes the expected maturities and interest rates exchanged on AmSouth's interest rate caps and floors at December 31, 1994. Both

TABLE 6
INTEREST RATE SWAPS, CAPS AND FLOORS

                                                              Swaps
                                       -------------------------------------------------      Caps
(In millions)                          Receive fixed   Pay fixed        Basis     Other     & Floors      Total
----------------------------------------------------------------------------------------------------------------
Balance at December 31, 1991              $ 300          $ -0-         $ -0-    $   -0-      $  600      $   900
  Additions                                  65            240           300        300         405        1,310
  Maturities                                -0-            -0-           -0-        -0-         -0-          -0-
  Calls                                     (60)           -0-           -0-        -0-         -0-          (60)
----------------------------------------------------------------------------------------------------------------
Balance at December 31, 1992                305            240           300        300       1,005        2,150
  Additions                                 -0-            -0-           -0-        300          20          320
  Maturities                                -0-            -0-           -0-        -0-         -0-          -0-
  Calls                                    (120)          (120)          -0-        -0-         -0-         (240)
----------------------------------------------------------------------------------------------------------------
Balance at December 31, 1993                185            120           300        600       1,025        2,230
  Additions                                 -0-            -0-           -0-        400         350          750
  Maturities                                -0-            -0-          (300)       -0-         (20)        (320)
  Calls                                    (120)          (120)          -0-        -0-         -0-         (240)
  Terminations                              (65)           -0-           -0-     (1,000)       (915)      (1,980)
----------------------------------------------------------------------------------------------------------------
Balance at December 31, 1994              $ -0-          $ -0-         $ -0-    $   -0-      $  440      $   440
                                          ----------------------------------------------------------------------

                                  FIFTY THREE
the timing of the maturities and the variable interest payments and receipts vary as certain interest rates change. The maturities and interest rates exchanged are calculated assuming that interest rates remain unchanged from average December 1994 rates. The information presented could change as future rates increase or decrease.

TABLE 7
MATURITIES AND INTEREST RATES
EXCHANGED ON CAPS AND FLOORS

                                      Mature During
                              ----------------------------
(Dollars in millions)           1995       1996      1997     Total
--------------------------------------------------------------------
Notional amount                $ 330      $  33     $  77     $ 440
Receive rate                    0.19%      1.24%     0.00%     0.23%
Pay rate                        0.17%      1.25%     0.59%     0.33%

Additionally AmSouth's mortgage subsidiary, AmSouth Mortgage Company, Inc. (AmSouth Mortgage), in the normal course of business, enters into forward commitments to sell certain mortgages it originates. At December 31,1994, these forward commitments totaled $77.5 million with terms of 60 to 90 days. During 1994, 1993 and 1992, AmSouth Mortgage originated loans totaling $1.5 billion, $2.0 billion and $611.0 million, respectively.

AmSouth's goal in liquidity management is to satisfy the cash flow requirements of depositors and borrowers while at the same time meeting the cash flow needs of AmSouth. This is accomplished through the active management of both the asset and liability sides of the statement of condition. The liquidity position of AmSouth is monitored on a daily basis. In addition, the Asset/Liability Committee reviews liquidity on a monthly basis and makes any changes necessary as a result of the asset/liability management process or anticipated cash flow changes. The Committee also compares on a monthly basis the company's liquidity position to established corporate liquidity guidelines. At December 31, 1994, AmSouth was within all of the limits which have been established. The primary sources of liquidity on the asset side of the statement of condition are maturities and cash flows from both loans and investments. Liquidity on the liability side is maintained primarily through the growth in core deposits and the ability to obtain economical wholesale funding in national and regional markets. AmSouth's most commonly used sources of short-term borrowings are
(1) federal funds (i.e., the excess reserves of other financial institutions);
(2) repurchase agreements, whereby U.S. government and government agency securities are pledged as collateral for short-term borrowings; and (3) pledges of acceptable assets as collateral for public deposits and certain tax collection monies. In addition to these sources, AmSouth has the ability to borrow from the Federal Reserve Bank, and access other wholesale funding sources such as Eurodollar deposits, certificates of deposit, commercial paper, and lines of credit. Selected bank subsidiaries also have the ability to borrow from Federal Home Loan Banks. AmSouth also has the ability to offer $150.0 million of unsecured senior debt securities, unsecured subordinated debt securities or warrants to purchase such debt securities under an existing shelf registration with the Securities and Exchange Commission. Table 8 summarizes AmSouth's credit ratings at December 31, 1994.


TABLE 8
CREDIT RATINGS                                  Standard &
                                        Moody's    Poor's    Fitch
-------------------------------------------------------------------
7 3/4% Subordinated Notes
 Due 2004                                 A3         A-        -
Subordinated Capital Notes
 Due 1999                                 A3         A-        -
Floating Rate Notes Due 1999              A2          A        A+
Commercial paper                         P-1         A1        -
Certificates of deposit*                 Aa3         A+        -
Short-term counterparty*                 P-1         A1        -
Long-term counterparty*                  Aa3         A+        -
------------------------

* AmSouth Bank of Alabama

                                  FIFTY FOUR

TABLE 9
COMPOSITION OF EARNING ASSETS

                                                    1994                           1993                         1992
                                         ------------------------------------------------------------------------------------
                                          Average        Percent          Average       Percent          Average     Percent
(Dollars in thousands)                    Balance        of Total         Balance       of Total         Balance     of Total
-----------------------------------------------------------------------------------------------------------------------------
Loans net of unearned income             $ 9,918,274        70.5%       $ 7,634,984        67.1%       $6,334,313       66.3%
Held-to-maturity securities                2,830,036        20.1          2,618,490        23.0         2,711,901       28.4
Available-for-sale securities                979,974         7.0            605,558         5.3            81,374        0.9
Trading securities                            43,089         0.3             49,448         0.4            31,125        0.3
Other earning assets                         292,033         2.1            478,705         4.2           388,843        4.1
-----------------------------------------------------------------------------------------------------------------------------
                                         $14,063,406       100.0%       $11,387,185       100.0%       $9,547,556      100.0%
                                         ------------------------------------------------------------------------------------

EARNING ASSETS AmSouth's earning assets consist of loans, securities, and other earning assets. Further discussion of the significant aspects of each of these earning assets follows. Table 9 illustrates the composition of average earning assets for the years ended December 31, 1994, 1993, and 1992.

LOANS AND LOAN QUALITY Loans are the primary earning asset for AmSouth. The loan portfolio provides the highest level of revenues and the highest degree of risk for the company. When analyzing prospective loans, management assesses both interest rate objectives and credit quality objectives in determining whether to extend a given loan and the appropriate pricing for that loan. AmSouth maintains a diversified portfolio in order to spread its risk and reduce its exposure to economic downturns which may occur in different segments of the economy or in particular industries.

TABLE 10
COMPOSITION OF LOANS

                                                                    December 31
                                               --------------------------------------------------
(In millions)                                     1994      1993       1992       1991       1990
-------------------------------------------------------------------------------------------------
Commercial                                     $ 2,699    $2,461     $2,345     $2,335     $2,354
Commercial real estate:
 Commercial real estate mortgage                 1,371     1,217      1,050        975      1,059
 Real estate construction                          541       416        288        288        278
-------------------------------------------------------------------------------------------------
  Total commercial real estate                   1,912     1,633      1,338      1,263      1,337
Consumer:
 Residential first mortgages                     4,276     2,488      1,291      1,178      1,196
 Other residential mortgages                       632       512        450        420        352
 Dealer indirect                                   887       599        496        506        589
 Other consumer                                  1,090       919        867        674        660
-------------------------------------------------------------------------------------------------
  Total consumer                                 6,885     4,518      3,104      2,778      2,797
-------------------------------------------------------------------------------------------------
                                                11,496     8,612      6,787      6,376      6,488
Less unearned income                                66        72         70         82        106
-------------------------------------------------------------------------------------------------
                                               $11,430    $8,540     $6,717     $6,294     $6,382
                                               --------------------------------------------------

                                  FIFTY FIVE

The composition of the loan portfolio at AmSouth, as shown in Table 10, has shifted over the last several years. In 1990, consumer loans represented approximately 44% of total loans outstanding, while in 1994, consumer loans represented approximately 60% of total loans outstanding. The two largest increases in consumer loans from December 31, 1993 to December 31, 1994 were increases in residential first mortgages of $1.8 billion and dealer indirect loans of $288.0 million. Of the total growth in residential first mortgages, approximately $1.0 billion was related to the acquisition of Fortune which was a thrift with residential first mortgages representing the majority of loans held in its portfolio. Approximately $600.0 million of the increase was growth in markets existing prior to AmSouth's 1993 and 1994 business combinations. At December 31, 1994, approximately 68% of the residential first mortgages held by AmSouth's subsidiaries were adjustable-rate mortgages. The remaining balance of residential first mortgages maintained by AmSouth were fixed-rate mortgages with most having final maturities of 15 years or shorter. Since approximately 37% of total loans are residential first mortgages, management will continue to evaluate this level in the mix o f the loan portfolio and its impact on the gross interest margin. Dealer indirect loans increased primarily due to expansion into new markets and general economic conditions. Other consumer loans increased $171.0 million primarily due to an increase in consumer installment loans. Also within the consumer loan category, bankcard loans remained flat at $350.0 million and student loans increased $32.0 million to $135.0 million.

The commercial and commercial real estate loan portfolio grew $238.0 million and $279.0 million, respectively, in 1994. The increase in both portfolios was primarily attributable to the business combinations completed in 1994.

Industry and loan type diversification is reviewed quarterly by AmSouth's management. Exposure limits are established, where appropriate, for particular industries or types of loans. Table 11 provides the composition of the loan portfolio by industry. The increase in the commercial loan portfolio was primarily due to loans to financial services companies. Commercial real estate loans are categorized by the type of collateral. Owner occupied properties include mortgages where the borrower is a primary tenant, such as a factory or warehouse loan. Nonowner occupied lending represents those loans where the primary method of repayment is anticipated to come from rental income and generally has inherently more risk than owner occupied lending. Approximately 79% of the 1994 increase in commercial real estate was collateralized by owner occupied properties. At December 31, 1994, 42.3% of the total commercial real estate portfolio was represented by owner occupied properties.

                                   FIFTY SIX

TABLE 11
LOANS BY INDUSTRY

                                     December 31
                                 -------------------      Increase
(In millions)                      1994        1993      (Decrease)
-------------------------------------------------------------------
Commercial:
 Manufacturing                   $   483      $  461      $   22
 Trade                               459         470         (11)
 Transportation,
  communication
  and utilities                      191         184           7
 Health services                     197         209         (12)
 Other services                      443         318         125
 Construction                        105          85          20
 Other                               821         734          87
-------------------------------------------------------------------
  Total commercial                 2,699       2,461         238
-------------------------------------------------------------------
Commercial real estate:
 Commercial real
  estate mortgage:
   Owner occupied                    589         440         149
   Multifamily                       209         133          76
   Other nonowner
    occupied                         573         644         (71)
-------------------------------------------------------------------
    Total commercial
     real estate
     mortgages                     1,371       1,217         154
-------------------------------------------------------------------
 Real estate construction:
   Owner occupied                    220         148          72
   Nonowner occupied                 321         268          53
-------------------------------------------------------------------
    Total real estate
     construction                    541         416         125
-------------------------------------------------------------------
  Total commercial
   real estate                     1,912       1,633         279
-------------------------------------------------------------------
Consumer:
 Residential first
  mortgages                        4,276       2,488       1,788
 Other residential
  mortgages                          632         512         120
 Revolving credit                     72          76          (4)
 Bankcard                            278         275           3
 Dealer indirect                     887         599         288
 Other                               740         568         172
-------------------------------------------------------------------
  Total consumer                   6,885       4,518       2,367
-------------------------------------------------------------------
                                 $11,496      $8,612      $2,884
                                 ----------------------------------

AmSouth offers loan products to customers with varying maturity schedules. Table 12 presents the maturities of certain loans at December 31, 1994.

AmSouth has written loan policies which include loan underwriting procedures and the approval process. Depending primarily on the amount of the loan, there are various approval levels including the branch or department level, the area level, and the centralized Corporate Credit Committee.

AmSouth has a Loan Review Department which performs ongoing, independent reviews of specific loans for credit quality, proper documentation and the risk management process. This department is centralized and independent of the lending function. The results of its examinations are reported to the Audit Committee of the Board of Directors as well as AmSouth's independent auditors. In addition, regular reports are made to senior management regarding the credit quality of the loan portfolio as well as trends in the portfolio.

Each commercial loan recorded at AmSouth is assigned a risk rating on a numerical scale from one to eight by the loan officer, subject to review by the Loan Review Department. Consumer loan portfolios are assigned bulk ratings on the same scale by type of loan and performance. The risk profile of the loan portfolio established by these ratings and trends are reported to management and the Audit Committee. Designated credit officers who are organizationally independent of the production areas oversee the loan approval process, review adherence to credit policies and performance of the credit administration function, and monitor efforts to reduce nonperforming assets and classified assets.

Management closely monitors loans and other assets which are classified as nonperforming assets. Nonperforming assets include nonaccrual loans, loans restructured because of the debtor's financial difficulties, foreclosed properties, and repossessions. Loans are generally placed on

                                  FIFTY SEVEN

TABLE 12
SELECTED LOAN MATURITIES AND SENSITIVITY TO CHANGE IN INTEREST RATES

                                                                   Due After One But
                                                                   Within Five Years         Due After Five Years
                                                  Due in One    ------------------------    ----------------------
                                                    Year or     Fixed   Variable            Fixed   Variable
(In millions)                                        Less        Rate     Rate     Total     Rate     Rate   Total    Total
----------------------------------------------------------------------------------------------------------------------------
Commercial, financial and agricultural              $1,748       $574     $365    $  939      $10      $2     $12     $2,699
Real estate construction                               381         63       97       160       -0-     -0-     -0-       541
----------------------------------------------------------------------------------------------------------------------------
 Total                                              $2,129       $637     $462    $1,099      $10      $2     $12     $3,240
                                                    ------------------------------------------------------------------------

nonaccrual if full collection of principal and interest becomes unlikely (even if all payments are current), or if the loan is delinquent in principal or interest payments for 90 days or more, unless the loan is well secured and in the process of collection. Table 13 details the components of nonperforming assets at year end for each of the last five years. Nonperforming assets excluding accruing loans 90 days past due (nonperforming assets), increased $47.3 million, or 55.1%, during 1994. This follows a $30.3 million, or 26.1% decrease during 1993. Without the effect of the Fortune purchase, the level of nonperforming assets increased approximately $12.9 million in 1994. During 1994, AmSouth incurred net credit related costs (provision for loan losses and foreclosed properties expense) of $34.8 million.

At December 31, 1994, AmSouth had $11.1 million in potential problem loans representing loans currently on accrual where information about possible credit problems causes management to have doubts about the borrowers' ability to comply with the present loan repayment terms which may result in those loans being reported as nonaccrual, past due greater than ninety days or troubled debt restructurings in the future.

Effective January 1, 1995, AmSouth will adopt Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures" (Statement 114). An

TABLE 13
NONPERFORMING ASSETS


                                                                         December 31
                                            --------------------------------------------------------------------
(Dollars in thousands)                        1994           1993           1992          1991            1990
----------------------------------------------------------------------------------------------------------------
Nonaccrual loans                            $ 89,545       $53,020       $ 57,213       $ 69,953        $ 90,702
Restructured loans                            13,203         2,420          4,924          3,398              86
----------------------------------------------------------------------------------------------------------------
 Nonperforming loans                         102,748        55,440         62,137         73,351          90,788
Foreclosed properties                         28,263        29,273         52,771        106,799          95,715
Repossessions                                  2,079         1,081          1,196          1,919           4,398
----------------------------------------------------------------------------------------------------------------
 Total nonperforming assets*                $133,090       $85,794       $116,104       $182,069        $190,901
                                            --------------------------------------------------------------------

Nonperforming assets* to loans
 net of unearned income, foreclosed
 properties and repossessions                   1.16%         1.00%          1.71%          2.84%           2.94%

Accruing loans 90 days past due             $ 34,246       $20,917       $ 18,007       $ 22,401        $ 23,384

--------------------------------------
*Exclusive of accruing loans 90 days past due.

                                  FIFTY EIGHT
impaired loan within the scope of Statement 114 is to be recognized based on the present value of expected future cash flows discounted at the loan's effective interest rate, at the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. The impact on the company's financial condition and results of operations resulting from the adoption of Statement 114 is not expected to be material.

Table 14 presents nonperforming loans and year-to-date net charge-offs and both as a percentage of average net loans by category for December 31, 1994 and 1993. For the year ended December 31, 1994, total net charge-offs as a percentage of average loans net of unearned income totaled 27 basis points compared to 26 basis points for the year ended December 31, 1993. Net charge-offs for 1993 included a $6.3 million recovery of a loan previously charged off.

TABLE 14
CREDIT QUALITY

                                            Nonperforming Loans*                                 Net Charge-offs
                                -----------------------------------------------  ------------------------------------------------
                                               % of                    % of                     % of                     % of
                                December 31   Average   December 31   Average    December 31   Average   December 31    Average
                                    1994    Loans** per     1993    Loans** per      1994    Loans** per     1993     Loans** per
(Dollars in thousands)                       Category                Category                 Category                 Category
---------------------------------------------------------------------------------------------------------------------------------
Commercial                       $ 19,617      0.76%      $22,069      0.95%       $ 5,884      0.23%      $ 4,028       0.17%
Commercial real estate:
 Commercial real estate
 mortgage:
  Owner occupied                    4,546      0.82         2,029      0.45          1,218      0.22        (5,458)     (1.21)
  Nonowner occupied                39,890      5.30        18,503      2.72           (989)    (0.13)        1,289       0.19
---------------------------------------------------------------------------------------------------------------------------------
   Total commercial real
    estate mortgage                44,436      3.39        20,532      1.81            229      0.02        (4,169)     (0.37)
---------------------------------------------------------------------------------------------------------------------------------
 Real estate construction:
  Owner occupied                    2,258      1.30         1,785      1.21            (63)    (0.04)           -0-        -0-
  Nonowner occupied                 3,650      1.37           518      0.24             (7)       --           (39)     (0.02)
---------------------------------------------------------------------------------------------------------------------------------
   Total real estate
    construction                    5,908      1.34         2,303      0.63            (70)    (0.02)          (39)     (0.01)
---------------------------------------------------------------------------------------------------------------------------------
    Total commercial
     real estate                   50,344      2.88        22,835      1.52            159      0.01        (4,208)     (0.28)
---------------------------------------------------------------------------------------------------------------------------------

Consumer:
 Residential first
  mortgages                        24,939      0.74         8,516      0.44          2,498      0.07           601       0.03
 Other residential
  mortgages                            26        --            -0-       --            (39)    (0.01)          238       0.05
 Dealer indirect                      594      0.09            47      0.01          2,568      0.37         1,833       0.37
 Other consumer                     7,228      0.73         1,973      0.23         15,825      1.60        17,256       2.02
---------------------------------------------------------------------------------------------------------------------------------
  Total consumer                   32,787      0.59        10,536      0.28         20,852      0.37        19,928       0.53
---------------------------------------------------------------------------------------------------------------------------------
                                 $102,748      1.04%      $55,440      0.73%       $26,895      0.27%      $19,748       0.26%
                                 ------------------------------------------------------------------------------------------------

----------
*  Exclusive of accruing loans 90 days past due.
** Net of unearned income

                                  FIFTY NINE

For the year ended December 31, 1994, the level of foreclosed properties remained essentially flat compared to 1993. Table 15 presents foreclosed properties by type of property and their carrying value at December 31, 1994. The appraised value of foreclosed properties at December 31, 1994 was $37.6 million. The coverage ratio, which is computed as the appraised value as a percentage of carrying value, was 133.1% at December 31, 1994.

TABLE 15
COMPOSITION OF FORECLOSED PROPERTIES

                                             Carrying   Percent
(Dollars in thousands)                         Value    of Total
----------------------------------------------------------------
Commercial buildings                          $ 9,934      31.1%
Residential                                     6,719      21.1
Land/lots                                       4,951      15.5
Apartments                                      3,140       9.8
Shopping centers                                3,085       9.7
Other                                           4,072      12.8
----------------------------------------------------------------
                                              $31,901     100.0%
Allowance for foreclosed
 property losses                               (3,638)
----------------------------------------------------------------
                                              $28,263
                                              -------


Table 16 is a summary of the allowance for foreclosed property losses for 1994, 1993, and 1992. The balance in this allowance account represents temporary decreases in the value of AmSouth's foreclosed properties and reflects the company's intention to sell the majority of these properties in the near future.

TABLE 16
ALLOWANCE FOR FORECLOSED
PROPERTY LOSSES


(In thousands)                        1994      1993      1992
---------------------------------------------------------------
Balance at January 1                 $3,908    $7,520    $8,800
Net write-downs/
 losses                              (2,018)   (3,097)  (17,339)
Addition (reduction)
 to allowance charged
 (credited) to expense                1,748    (3,038)   16,059
Allowance acquired in
 bank purchases                          -0-    2,523        -0-
---------------------------------------------------------------
Balance at December 31               $3,638    $3,908    $7,520
                                     --------------------------

During 1994, 1993, and 1992, the average balance of foreclosed properties and repossessions totaled $32.1 million, $42.4 million, and $85.2 million, respectively. The approximate pre-tax cost of carrying these assets, assuming a cost of funds equal to the average rate paid on interest-bearing liabilities for the year, was $1.3 million for 1994, $1.5 million for 1993, and $3.6 million for 1992. Due to changing interest rates, these costs may not be an accurate indicator of the possible impact on future earnings if these assets were converted into earning assets.

AmSouth recognizes interest income on nonaccrual loans on a cash basis only when there is no substantial doubt as to the collection of principal. During 1994, $6.2 million in revenue would have been recognized had the loans included in nonaccrual at year end been on an accrual basis for the entire year. Revenues included approximately $732.8 thousand recorded in 1994 for these loans.

Despite AmSouth's credit standards, internal controls, and continuous loan review system, the risk inherent in the nature of lending results in periodic loan charge-offs. AmSouth maintains an allowance for loan losses which it believes is adequate to absorb losses in the loan portfolio. A formal review is prepared quarterly to assess the risk in the portfolio in determining the adequacy of the allowance for loan losses. The review includes analyses of historical performance, the level of nonperforming and rated loans, specific analyses of certain problem loans, loan activity since the previous quarter, reports prepared by the Loan Review Department, consideration of current economic conditions, and other pertinent information. The review is then presented to and subsequently approved by management and the Audit Committee of the Board of Directors. The level of allowance to net loans outstanding will vary depending on the overall results of this quarterly review.

                                     SIXTY

Over the past several years, AmSouth has maintained an allowance for loan losses at the end of the period to loans net of unearned income approximating 1.50%. At December 31, 1994, the allowance at the end of the period to loans net of unearned income was 1.50%. This produces a coverage ratio for nonperforming loans of 166.6%.

Table 17 is a summary of the allocation of the allowance for loan losses as determined by internal formulas. Although amounts are assigned to certain classifications of loans, the balance of the allowance for loan losses at December 31, 1994, is considered to be a general allowance and, therefore, is available for charge-offs of any type of loan which may be necessary in the future.

TABLE 17
ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

                                                             December 31, 1994                     December 31, 1993
                                                      --------------------------------      --------------------------------
                                                                        Percentage of                         Percentage of
                                                                        Loans* in Each                        Loans* in Each
                                                       Allowance         Category to         Allowance         Category to
(Dollars in thousands)                                Allocation         Total Loans*       Allocation         Total Loans*
----------------------------------------------------------------------------------------------------------------------------
Commercial                                             $ 29,184              23.6%           $ 37,868             29.9%
Commercial real estate:
 Commercial real estate mortgage                         30,464              12.0              21,385             13.3
 Real estate construction                                12,021               4.7               5,901              4.3
----------------------------------------------------------------------------------------------------------------------------
  Total commercial real estate                           42,485              16.7              27,286             17.6
Consumer:
 Residential first mortgages                             18,514              37.4               4,076             28.5
 Other residential mortgages                              2,289               5.6                 719              6.2
 Dealer indirect                                          7,916               7.2               6,108              6.7
 Other consumer                                          21,822               9.5              20,613             11.1
----------------------------------------------------------------------------------------------------------------------------
  Total consumer                                         50,541              59.7              31,516             52.5
----------------------------------------------------------------------------------------------------------------------------
Unfunded commitments                                      7,241                --               5,650               --
Standby letters of credit                                 1,825                --               1,660               --
Unallocated                                              39,891                --              27,529               --
----------------------------------------------------------------------------------------------------------------------------
                                                       $171,167            100.0%            $131,509            100.0%
                                                       ---------------------------------------------------------------------

------------------------
* Net of unearned income

                                   SIXTY ONE

Table 18 summarizes AmSouth's loan loss experience and coverage ratios for the last five years.

TABLE 18
ALLOWANCE FOR LOAN LOSSES


(Dollars in thousands)                                       1994           1993           1992          1991         1990
----------------------------------------------------------------------------------------------------------------------------
Balance at January 1                                    $   131,509     $   99,646     $   95,392    $   92,946   $   96,142
Loans charged off:
 Commercial, financial and agricultural                     (13,304)        (8,492)       (16,276)      (18,331)     (24,245)
 Real estate construction                                      (154)          (178)          (537)         (375)        (779)
 Real estate mortgage                                        (6,661)        (3,776)       (14,685)      (22,671)     (14,295)
 Installment                                                (23,810)       (23,923)       (14,542)      (19,832)     (18,686)
----------------------------------------------------------------------------------------------------------------------------
  Total charge-offs                                         (43,929)       (36,369)       (46,040)      (61,209)     (58,005)
----------------------------------------------------------------------------------------------------------------------------
Recoveries of loans previously charged off:
 Commercial, financial and agricultural                       7,420          4,464          3,252        10,756        6,493
 Real estate construction                                       224            217          3,828           194            1
 Real estate mortgage                                         3,973          7,106            592           374          587
 Installment                                                  5,417          4,834          4,041         3,385        2,321
----------------------------------------------------------------------------------------------------------------------------
  Total recoveries                                           17,034         16,621         11,713        14,709        9,402
----------------------------------------------------------------------------------------------------------------------------
Net charge-offs                                             (26,895)       (19,748)       (34,327)      (46,500)     (48,603)
----------------------------------------------------------------------------------------------------------------------------
Addition to allowance charged to expense                     30,103         27,966         38,581        48,647       45,407
Allowance acquired in bank purchases                         36,450         23,645             -0-          299           -0-
----------------------------------------------------------------------------------------------------------------------------
Balance at December 31                                  $   171,167     $  131,509     $   99,646    $   95,392   $   92,946
                                                        --------------------------------------------------------------------
Loans net of unearned income,
  outstanding at end of period
                                                        $11,429,907     $8,540,412     $6,716,595    $6,293,509   $6,382,299
Average loans net of unearned income,
 outstanding for the period                             $ 9,918,274     $7,634,984     $6,334,313    $6,209,432   $6,254,370
Ratios
 Allowance at end of period to loans
  net of unearned income                                       1.50%          1.54%          1.48%         1.52%        1.46%
 Allowance at end of period to average
  loans net of unearned income                                 1.73           1.72           1.57          1.54         1.49
 Allowance at end of period to
  nonperforming loans *                                      166.59         237.21         160.36        130.05       102.38
 Allowance at end of period to
  nonperforming assets *                                     128.61         153.28          85.82         52.39        48.69
 Net charge-offs to average loans net of
  unearned income                                              0.27           0.26           0.54          0.75         0.78
 Net charge-offs to allowance at end of period                15.71          15.02          34.45         48.75        52.29
 Recoveries to prior year charge-offs                         46.84          36.10          19.14         25.36        29.34

----------------------------------------------
* Exclusive of accruing loans 90 days past due

                                   SIXTY TWO

SECURITIES Effective January 1, 1994, AmSouth adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (Statement 115). The statement generally requires that debt and equity securities that have readily determinable market values be carried at market value unless they are intended to be held to maturity. Securities are classified as held-to-maturity and carried at amortized cost only if AmSouth has the positive intent and ability to hold those securities to maturity. If not classified as held-to-maturity, such securities are classified as trading securities or available-for-sale securities. Trading securities are carried at market value with unrealized gains and losses included in other operating revenues. Available-for-sale securities are also carried at market value with unrealized gains and losses, net of deferred taxes, reported as a separate component of shareholders' equity. At December 31, 1994, AmSouth reported trading securities of $6.4 million, available-for-sale securities of $383.0 million and held-to-maturity securities of $3.3 billion. Table 19 presents AmSouth's securities portfolio at December 31, 1994, 1993, 1992.

TABLE 19
SECURITIES

                                                    December 31
                                           -----------------------------
(In millions)                               1994       1993        1992
------------------------------------------------------------------------
Trading securities:
 U.S. Treasury and federal
  agency securities                        $   -0-    $   85      $   22
 Other securities                               4          3           5
------------------------------------------------------------------------
  Total taxable                                 4         88          27
 State, county and
  municipal securities                          2          7          12
------------------------------------------------------------------------
                                                6         95          39
------------------------------------------------------------------------
Available-for-sale securities:
 U.S. Treasury and federal
  agency securities                           322      1,255         287
 Other securities                              61         39          50
------------------------------------------------------------------------
                                              383      1,294         337
------------------------------------------------------------------------
Held-to-maturity securities:
 U.S. Treasury and federal
  agency securities                         3,037      1,430       1,837
 Other securities                               7         40         364
------------------------------------------------------------------------
  Total taxable                             3,044      1,470       2,201
 State, county and
  municipal securities                        293        353         407
------------------------------------------------------------------------
                                            3,337      1,823       2,608
------------------------------------------------------------------------
                                           $3,726     $3,212      $2,984
                                           -----------------------------

Trading securities are primarily held to provide a short-term inventory of securities for sale to customers of AmSouth's investment services area. The balance at December 31, 1994, declined $88.5 million consistent with lower levels of customer demand. Unrealized gains of $854.4 thousand were included in other operating revenues for 1994.

Available-for-sale securities declined $911.0 million during 1994 primarily due to the sale of mortgage-backed securities and U.S. Treasury securities. Approximately $290.0 million of U.S. Treasury securities were sold during the year. During the first quarter of 1994, AmSouth sold approximately $200.0 million of mortgage-backed securities. As rates began to rise rapidly in the latter part of 1994, additional sales of low

                                  SIXTY THREE
yielding mortgage-backed securities totaling $512.0 million occurred. The proceeds of approximately $370.0 million from such sales occurring in December, 1994, were reinvested in shorter term securities, helping to reduce interest rate sensitivity in the future. Total net realized losses of $26.6 million from the sale of available-for-sale securities were included in other operating revenues for 1994, compared to $13.1 million of net realized gains in 1993. At December 31, 1994, unrealized losses, net of deferred taxes, of $4.6 million were included as a reduction to shareholders' equity.

Held-to-maturity securities increased $1.5 billion during 1994. Approximately $200.0 million of the increase was due to the acquisition of Fortune. The remainder of the increase was primarily due to purchases of mortgage-backed securities during the first half of 1994. At December 31, 1994, $2.5 billion of the held-to-maturity portfolio consisted of mortgage-backed securities which were either direct issues or collateralized by direct issues of the U.S. Government or federally sponsored agencies. Approximately 66% of the mortgage-backed securities are fixed-rate securities. The average life of these securities is estimated to be five and one-half years with a duration of three and one-half years. Also included in the held-to-maturity portfolio at December 31, 1994, were $293.2 million of state, county and municipal obligations. A total of 46.0% of these tax-free securities were rated by leading independent agencies with 94.0% of those securities rated "A" or above. The remaining securities were not rated, generally because of the size of the issue and the expense associated with obtaining a rating. At December 31, 1994, AmSouth did not have more than 10% of its shareholders' equity invested in the tax-free obligations of any one issuer where the securities are payable from the same source of income or taxing authority.

Table 20 presents maturities of the available-for-sale and held-to-maturity portfolios at December 31, 1994.

                                  SIXTY FOUR

TABLE 20
AVAILABLE-FOR-SALE SECURITIES
AND HELD-TO-MATURITY SECURITIES
RELATIVE MATURITIES AND WEIGHTED AVERAGE YIELDS

                                           Due Within          Due After One but        Due After Five but          Due After
                                            One Year           Within Five Years         Within Ten Years           Ten Years
(Taxable equivalent basis -            ------------------      ------------------       ------------------    ---------------------
 dollars in thousands)                  Amount      Yield       Amount      Yield        Amount      Yield      Amount       Yield
-----------------------------------------------------------------------------------------------------------------------------------
Available-for-sale securities:
U.S. Treasury and federal
 agency securities                     $ 1,993      5.39%      $161,613      7.43%      $ 25,302     8.59%    $  132,823      6.12%
Other securities                            -0-        -          4,073      5.41             -0-       -          9,663      5.74
-----------------------------------------------------------------------------------------------------------------------------------
                                       $ 1,993      5.39%      $165,686      7.38%      $ 25,302     8.59%    $  142,486      6.09%
                                       --------------------------------------------------------------------------------------------
Percentage of total portfolio             0.60%                   49.39%                    7.54%                  42.47%

Held-to-maturity securities:
U.S. Treasury and federal
 agency securities                     $12,040      6.34%      $645,037      5.98%      $429,608     7.50%    $1,950,068      6.67%
State, county and municipal
 obligations                            50,856     11.34        131,787     10.99         60,727    11.03         49,878     11.19
Other securities                            -0-        -          2,775      8.32          3,750     7.38             31      6.28
-----------------------------------------------------------------------------------------------------------------------------------
                                       $62,896     10.36%      $779,599      6.81%      $494,085     7.95%    $1,999,977      6.78%
                                       --------------------------------------------------------------------------------------------

Percentage of total portfolio             1.89%                   23.37%                   14.81%                  59.93%
Taxable equivalent adjustment
 for calculation of yield              $ 2,019                 $  5,056                 $  2,345              $    1,954

-----------
Notes:
1. The weighted average yields were computed by dividing the taxable equivalent interest income by the book value of the appropriate securities. The taxable equivalent interest income does not give effect to the disallowance of interest expense, for federal income tax purposes, related to certain tax-free assets.
2. The amount of available-for-sale securities indicated as maturing after five but within ten years includes $21 million of mortgage-backed securities and those indicated as maturing after ten years includes $133 million of mortgage-backed securities. Although these securities have long-term maturities, according to mortgage industry standards, the estimated weighted average remaining life of these securities held in AmSouth's investment portfolio is less than four years.
3. The amount of held-to-maturity securities indicated as maturing after five but within ten years includes $348 million of mortgage-backed securities and those indicated as maturing after ten years includes $1,950 million of mortgage-backed securities. Although these securities have long-term maturities, according to mortgage industry standards, the estimated weighted average remaining life of these securities held in AmSouth's investment portfolio is less than six years.
4. Federal Reserve Bank stock, Federal Home Loan Bank stock, and preferred stock of other corporations held by AmSouth are not included in the above table.

                                  SIXTY FIVE

TABLE 21
AVERAGE DEPOSITS

                                                                                      December 31
                                                      -----------------------------------------------------------------------
(In thousands)                                             1994           1993           1992           1991           1990
-----------------------------------------------------------------------------------------------------------------------------
Noninterest-bearing demand                            $ 1,779,833     $1,611,428     $1,304,787     $1,136,869     $1,176,610
Interest-bearing demand                                 3,820,580      3,263,054      3,033,034      2,846,676      2,497,252
Savings                                                   918,132        773,131        575,082        482,998        448,991
Time:
 Retail                                                 3,343,936      2,359,352      2,085,556      2,312,726      2,264,923
 Individual retirement accounts                           784,736        639,866        517,227        468,742        415,640
 Other                                                    153,316        162,479        143,007        159,023        154,303
-----------------------------------------------------------------------------------------------------------------------------
  Total time                                            4,281,988      3,161,697      2,745,790      2,940,491      2,834,866
-----------------------------------------------------------------------------------------------------------------------------
Certificates of deposit of
 $100,000 or more                                         762,403        728,206        687,514        741,390        726,328
-----------------------------------------------------------------------------------------------------------------------------
                                                      $11,562,936     $9,537,516     $8,346,207     $8,148,424     $7,684,047
                                                      -----------------------------------------------------------------------

OTHER EARNING ASSETS Other earning assets consist of federal funds sold and securities purchased under agreements to resell (resell agreements) and mortgage loans held for sale. Federal funds sold and resell agreements serve as a short-term investment alternative while assisting in the management of interest rate sensitivity. The average balance of federal funds sold and resell agreements for 1994 was $84.2 million compared to $233.7 million for 1993.

At December 31, 1994, the balance of mortgage loans held for sale was $130.2 million compared to $335.4 million at December 31, 1993. These loans were primarily originated through AmSouth Mortgage.

DEPOSITS Table 21 outlines the composition of the average deposits of AmSouth for the last five years. AmSouth's principal source of funding and consequently liquidity is its deposits.

Average total deposits increased $2.0 billion during 1994. Approximately 41% of the increase is attributable to the acquisition of Fortune. Additional deposit growth in new markets entered into through business combinations accounted for 50% of the increase. The largest increase in average total deposits, $984.6 million, occurred in retail time deposits. The rising interest rate environment and a special deposit marketing campaign during the last half of 1994 were the primary reasons for the increase. A significant portion of these new deposits are certificates of deposit for terms exceeding 20 months that should reduce AmSouth's interest rate sensitivity going forward.

Table 22 provides a maturity schedule for time deposits of $100,000 or more at December 31.

TABLE 22
MATURITY OF TIME DEPOSITS
OF $100,000 OR MORE

(In thousands)                   1994        1993        1992
----------------------------------------------------------------
Three months or less            $233,282    $302,970    $269,139
Over three through
 six months                      102,370     128,859     108,179
Over six through
 twelve months                   127,775     234,069     186,136
Over twelve months               435,971     258,681     188,492
----------------------------------------------------------------
                                $899,398    $924,579    $751,946
                                --------------------------------

OTHER INTEREST-BEARING LIABILITIES Other interest-bearing liabilities includes all interest-bearing liabilities except deposits. Short-term liabilities included in this category consist of federal funds purchased and securities sold under agreements to repurchase (repurchase agreements),

                                   SIXTY SIX
and other borrowed funds. Average federal funds purchased and repurchase agreements, which provide an overnight source of funds, increased $429.9 million in 1994 as AmSouth funded its earning asset growth. At December 31, 1994, 1993, and 1992, federal funds purchased and repurchase agreements totaled $1.2 billion, $793.2 million, and $990.0 million, respectively, with weighted average interest rates of 5.48%, 2.73%, and 2.85%, respectively. The maximum amount outstanding at any month end during each of the last three years was $2.4 billion, $1.2 billion, and $988.6 million, respectively. The average daily balance and average interest rates for each year are presented in Table 1.

Other borrowed funds include master notes, commercial paper, Eurodollars purchased, term federal funds purchased, short-term Federal Home Loan Bank
(FHLB) advances, the current portion of long-term debt, and treasury, tax and loan notes. During 1994, the average balance of other borrowed funds increased $56.1 million primarily as the result of increases in short-term FHLB advances of $100.1 million and term federal funds purchased of $28.2 million, partially offset by a decrease in treasury, tax and loan notes of $82.0 million.

At December 31, 1994 and 1993, AmSouth had long-term debt outstanding of $386.1 million and $173.1 million, respectively. In general, the debt has been used to fund acquisitions, inject capital into subsidiary banks, provide capital for nonbanking subsidiaries, and for other general corporate purposes. On May 19, 1994, AmSouth issued $150.0 million in 7 3/4% Subordinated Notes Due 2004 at a discounted price of 99.389%. The net proceeds to AmSouth after commissions totaled $148.1 million. The notes will mature on May 15, 2004 and are not redeemable prior to maturity. Substantially all of the proceeds from the notes were used to fund the cash portion of the Fortune purchase price.

SHAREHOLDERS' EQUITY AmSouth has always placed great emphasis on maintaining its strong capital base. At December 31, 1994, shareholders' equity totaled $1.3 billion, or 7.81% of total assets. Since December 31, 1993, shareholders' equity increased $167.7 million primarily due to the $95.8 million of net equity issued for the Fortune purchase and $46.4 million of net income less dividends. Management is committed to maintaining shareholders' equity at a level sufficient to assure its shareholders, customers, and regulators that AmSouth is financially sound, and to enable AmSouth to sustain an appropriate degree of leverage to provide a desirable level of profitability.

Regulators use a risk-adjusted calculation to aid in their assessment of capital adequacy. This ratio is weighted to reflect the credit risk associated with an institution's assets, both recorded and unrecorded. At December 31, 1994, the minimum required risk-adjusted capital ratio for Tier I capital (shareholders' equity less certain intangibles) was 4.00% and the minimum required risk-adjusted total capital ratio was 8.00%. Tier II capital includes the long-term subordinated debt of $150.0 million issued during 1994, other qualifying long-term debt, and the allowance for loan losses, which is limited to 1.25% of risk-adjusted assets. There is no minimum for Tier II capital, however it cannot exceed Tier 1 capital. As shown in Table 23, AmSouth's risk-adjusted capital ratios were above the minimum requirements.

                                  SIXTY SEVEN

TABLE 23
CAPITAL RATIOS

                                                                                              December 31
                                                                                    --------------------------------
(Dollars in thousands)                                                                 1994                  1993
--------------------------------------------------------------------------------------------------------------------
Risk-adjusted capital ratio:
 Total assets                                                                       $16,777,951          $13,469,621
 Adjusted allowance for loan losses                                                     154,458              123,948
 Adjustment for risk-weighting of balance sheet items                                (6,075,915)          (5,003,071)
 Adjustment for off-balance sheet items                                               1,700,491            1,380,600
 Unrealized losses on available-for-sale securities                                       7,317                   -0-
 Less certain intangible assets                                                        (224,381)             (67,893)
--------------------------------------------------------------------------------------------------------------------
  Total risk adjusted assets                                                        $12,339,921          $ 9,903,205
                                                                                    --------------------------------

 Shareholders' equity                                                               $ 1,310,458          $ 1,142,725
 Unrealized losses on available-for-sale securities (net of deferred taxes)               4,594                   -0-
 Less certain intangible assets                                                        (224,381)             (67,893)
--------------------------------------------------------------------------------------------------------------------
 Tier I capital                                                                       1,090,671            1,074,832
 Adjusted allowance for loan losses                                                     154,458              123,948
 Qualifying long-term debt                                                              252,396              102,909
--------------------------------------------------------------------------------------------------------------------
 Tier II capital                                                                        406,854              226,857
--------------------------------------------------------------------------------------------------------------------
  Total capital                                                                     $ 1,497,525          $ 1,301,689
                                                                                    --------------------------------

 Tier I capital to total risk-adjusted assets                                              8.84%               10.85%
 Total capital to total risk-adjusted assets                                              12.14                13.14
Other capital ratios:
 Leverage                                                                                  6.64                 8.44
 Ending equity to ending assets                                                            7.81                 8.48
 Tangible equity to assets                                                                 5.83                 7.34

In addition, the total risk-adjusted capital ratios for the company's banking subsidiaries at December 31, 1994, as well as other pertinent measures of capital adequacy, were above the minimum regulatory requirements. All of the company's banking subsidiaries were well capitalized as defined by federal banking regulations. The total risk-adjusted capital ratio for each of AmSouth's major banking subsidiaries was:

  AmSouth Bank of Alabama                                    10.61%
  AmSouth Bank of Florida                                    11.13%
  AmSouth Bank of Tennessee                                  15.98%

Management monitors the level of goodwill and other intangibles and the impact on capital ratios. At December 31, 1994 AmSouth had $286.4 million of goodwill. Goodwill increased during 1994 due to approximately $167.0 million added as a result of the Fortune acquisition. Other intangibles are primarily purchased mortgage servicing rights (PMSRs) which totaled $64.4 million at December 31, 1994. PMSRs will be eliminated upon completion of the sale of the mortgage servicing portfolio during 1995. The tangible equity to assets ratio at December 31, 1994 was 5.83%. The ratio is expected to exceed 6.00% after the sale of the mortgage servicing portfolio. Of the total amount of goodwill, $7.2 million was recorded at the parent company. The parent company's double leverage ratio at year end 1994 and 1993 was 114.7% and 104.0%, respectively.

                                  SIXTY EIGHT

At December 31, 1994, the book value per share of AmSouth's common stock was $22.57 compared to $21.48 at December 31, 1993. The market value per common share at year end 1994 was $25.75 or 114.1% of book value, compared to $31.25 or 145.5% of book value at year end 1993. At December 31, 1994, total market capitalization was $1.5 billion.

AmSouth is generally dependent upon dividends from its subsidiary banks to fund the dividends to its shareholders, capital injections to subsidiaries, and certain other operating costs. During 1994, AmSouth declared dividends of $1.43 per common share, which totaled $80.9 million, compared to $1.22 per common share and $58.9 million in 1993. The dividend payout ratio for 1994 was 63.56% compared to 42.21% for 1993. The higher dividend payout ratio, as well as the lower rate of internal capital generation, was due to the lower level of net income for 1994. Table 24 shows the computation of AmSouth's rate of internal capital generation for the last five years.


TABLE 24
RATE OF INTERNAL CAPITAL GENERATION

                                                   1994           1993           1992           1991           1990
--------------------------------------------------------------------------------------------------------------------
Return on average assets                           0.83%          1.19%          1.12%          0.89%          0.82%
    (divided by)
Average equity to average assets                   8.13           8.33           8.00           7.18           6.65
        =
Return on average equity                          10.24          14.23          13.94          12.38          12.28
        X
Earnings retention ratio                          36.44          57.79          57.20          51.96          49.73
        =
Internal capital generation ratio                  3.73           8.22           7.97           6.43           6.11

                                  SIXTY NINE