Form 10-K, Exhibit 13
period 1995-12-31
AMSOUTH BANCORPORATION
filed 1996-03-29
CIK 3133

                                  EXHIBIT 13
                  AMSOUTH BANCORPORATION'S 1995 ANNUAL REPORT
                TO SHAREHOLDERS, EXCLUDING THE PORTIONS THEREOF
                NOT INCORPORATED BY REFERENCE IN THIS FORM 10-K
--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

Summary of Consolidated
Financial Performance

AmSouth Bancorporation (AmSouth) reported earnings per share in 1995 of $3.00 compared to $2.25 per share for 1994 and $2.89 per share in 1993. Net income for the same periods totaled $175.0 million, $127.3 million and $146.7 million, respectively. Contributing to the improvement in earnings for 1995 were higher net interest income, growth in noninterest revenues and control of noninterest expenses. An increase in the provision for loan losses in 1995 partially offset the improvement in earnings. Net income for 1995 includes a pre-tax gain of $25.0 million from the sale of AmSouth's third-party mortgage servicing portfolio and pre-tax expenses of $22.2 million recorded during the second quarter associated primarily with productivity initiatives, including business and branch consolidations and the development of new systems. Despite an increase in net interest income in 1994, net income for the year declined, reflecting lower noninterest revenues, an increase in noninterest expenses and a higher provision for loan losses. The lower noninterest revenues in 1994 were the result of losses on the sale of available-for-sale securities of $26.6 million and a loss on the termination of interest rate swaps of $11.9 million. Partially offsetting the effect of these losses in 1994, were gains of $23.8 million from the sale of mortgage servicing and a gain of $5.5 million from the sale of residential first mortgages. In 1993, net income improved due to higher net interest income, a lower loan loss provision and an increase in noninterest revenues. These favorable variances were offset, in part, by an increase in noninterest expenses during the year.

Two key measures of profitability in the banking industry are return on average equity (ROE) and return on average assets (ROA). ROE was 12.89 percent in 1995 versus 10.24 percent in 1994 and 14.23 percent in 1993. ROA rose to 1.03 percent in 1995 from .83 percent in 1994. ROA was 1.19 percent in 1993 (See graphs below).

This section of the annual report provides a narrative discussion and analysis of AmSouth's financial condition and results of operations for the previous three years. Net income for all years presented has been restated to include business combinations accounted for as pooling-of-interests unless immaterial. All tables, graphs and financial statements should be considered an integral part of this analysis.


                              Earnings Per Share

                              [GRAPH APPEAR HERE]

                        1991    1992     1993     1994     1995
                       -----------------------------------------
EARNINGS PER SHARE      2.04    2.50     2.89     2.25     3.00

                           Return on Average Equity

                              [GRAPH APPEAR HERE]

                       1991     1992    1993       1994      1995
                      --------------------------------------------
RETURN ON AVERAGE
 EQUITY (PERCENT)      12.38    13.94   14.23      10.24     12.89


                           Return on Average Assets

                              [GRAPH APPEAR HERE]

                       1991     1992     1993     1994     1995
                      ------------------------------------------
RETURN ON AVERAGE
 ASSETS (PERCENT)      0.89     1.12     1.19     0.83     1.03

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

Earnings Analysis
Net Interest Income

Net interest income (NII), defined as the amount of revenue generated by earning assets reduced by the interest cost of funding those assets, is the principal source of earnings for AmSouth, constituting 72.4 percent of total net revenues in 1995, 76.5 percent in 1994 and 71.8 percent in 1993. Consequently, changes in the mix and volume of earning assets and interest-bearing liabilities, and their related yields and interest rates, have a major impact on earnings.

For purposes of this earnings analysis, net interest income has been adjusted to a fully taxable equivalent basis for certain tax-exempt loans and investments included in earning assets. Earning assets, including loans, have been presented as averages, net of unearned income.

NII for 1995 was $608.0 million, an increase of 4.5 percent from the $581.9 million reported for 1994. In 1994, NII grew 12.2 percent from the $518.7 million reported for 1993. The improvement in NII for each of the three years was due to a higher volume of average earning assets and a shift in the mix to include a higher proportion of loans. In 1995, average earning assets increased 11.4 percent while average loans grew 18.4 percent, reflecting growth in both commercial and consumer loans. During the year, average loans as a percentage of average earning assets increased to 75.0 percent from
70.5 percent in 1994. The average rate of growth in loans during 1994 was 29.9 percent compared to an increase of 23.5 percent in earning assets. In 1993, average loans increased 20.5 percent versus an increase in average earning assets of 19.3 percent, and constituted 67.1 percent of total average earning assets. Also contributing to the higher level of earning assets and loans during this three year period were the completion of twelve separate acquisitions and business combinations. The largest transactions were First Chattanooga Financial Corporation (FCFC), completed during the first quarter of 1993, Mid-State Federal Savings Bank (Mid-State), acquired in December, 1993 and Fortune Bancorp, Inc. (Fortune), consummated in the second quarter of 1994. All were accounted for as purchases and added, on a combined basis, approximately $1.7 billion in total assets in 1993 and $2.6 billion in 1994.

The growth in average earning assets in 1995 was funded by an increase in deposits. Total average deposits, AmSouth's largest source of funding, increased 14.7 percent to $13.3 billion and funded 84.7 percent of total average earning assets in 1995. The increase in total deposits, which were primarily time deposits, was due to growth from new markets entered into through business combinations and acquisitions and special marketing campaigns conducted during the last half of 1994 and the first

Table 1
Composition of Earning Assets

                                                  1995                        1994                        1993
                                        ---------------------------------------------------------------------------------
                                          Average      Percent        Average       Percent        Average       Percent
(Dollars in thousands)                    Balance      of Total       Balance       of Total       Balance       of Total
-------------------------------------------------------------------------------------------------------------------------
Loans net of unearned income........... $11,747,385      75.0%      $ 9,918,274       70.5%      $ 7,634,984       67.1%
Held-to-maturity securities............   3,275,545      20.9         2,830,036       20.1         2,618,490       23.0
Available-for-sale securities..........     540,574       3.5           979,974        7.0           605,558        5.3
Trading securities.....................       6,331       0.0            43,089        0.3            49,448        0.4
Other earning assets...................      95,587       0.6           292,033        2.1           478,705        4.2
                                        ---------------------------------------------------------------------------------
                                        $15,665,422     100.0%      $14,063,406      100.0%       $11,387,185     100.0%
                                        =================================================================================

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

Table 2
Volume and Yield/Rate Variances

                                                      1995 Compared to 1994                   1994 Compared to 1993
                                                           Change Due to                           Change Due to
                                                -----------------------------------     ------------------------------------
                                                              Yield/                                   Yield/
(Taxable equivalent basis - in thousands)        Volume        Rate           Net       Volume          Rate          Net
                                                ----------------------------------------------------------------------------
Revenue earned on
Loans net of unearned income..................  $154,953     $ 64,439      $219,392     $183,500      $(3,717)      $179,783
Trading securities............................    (1,908)        (360)       (2,268)        (346)         437             91
Available-for-sale securities.................   (27,930)      13,959       (13,971)      19,877         (513)        19,364
Held-to-maturity securities:
   Taxable securities.........................    32,753        4,711        37,464        17,451       (1,042)       16,409
   Tax-free securities........................    (6,079)        (769)       (6,848)       (6,888)       1,075        (5,813)
                                                ----------------------------------------------------------------------------
Total held-to-maturity securities.............    26,674        3,942        30,616        10,563           33        10,596
                                                ----------------------------------------------------------------------------
Total securities..............................    (3,164)      17,541        14,377        30,094          (43)       30,051
Federal funds sold and securities purchased
   under agreements to resell.................    (3,206)       1,665        (1,541)       (4,588)         744        (3,844)
Mortgage loans held for sale..................    (8,580)       1,449        (7,131)       (2,243)         514        (1,729)
                                                ----------------------------------------------------------------------------
Total earning assets..........................   140,003       85,094       225,097       206,763       (2,502)      204,261
                                                ----------------------------------------------------------------------------
Interest paid on
Interest-bearing demand deposits..............     2,316       18,586        20,902        16,015       16,719        32,734
Savings deposits..............................     1,166        2,073         3,239         3,836         (307)        3,529
Time deposits.................................    74,939       60,902       135,841        50,247       (1,468)       48,779
Certificates of deposit of $100,000 or more...     8,067       12,460        20,527         1,476        1,589         3,065
Federal funds purchased and securities sold
   under agreements to repurchase.............   (15,823)      17,996         2,173        16,019       16,749        32,768
Other borrowed funds..........................     5,348        7,539        12,887         1,943        5,797         7,740
Subordinated Capital Notes Due 1999...........        12          (21)           (9)           12          (38)          (26)
Federal Home Loan Bank advances...............    (3,897)       1,280        (2,617)        5,615          (11)        5,604
Floating Rate Notes Due 1999..................       (24)         135           111           (21)          63            42
6 3/4% Subordinated Debentures Due 2025.......     1,489          -0-         1,489           -0-          -0-           -0-
7 3/4% Subordinated Notes Due 2004............     4,641           29         4,670         7,047          -0-         7,047
7 1/2% Convertible Subordinated Debentures....        23          (23)          -0-            25          (25)          -0-
Long-term notes payable.......................      (100)        (131)         (231)         (600)         406          (194)
                                                ----------------------------------------------------------------------------
Total interest-bearing liabilities............    78,157      120,825       198,982       101,614       39,474       141,088
                                                ----------------------------------------------------------------------------
Net interest income on a taxable
   equivalent basis...........................  $ 61,846     $(35,731)       26,115      $105,149     $(41,976)       63,173
                                                =====================                    =====================
Add: taxable equivalent adjustment............                                2,225                                    2,863
                                                                           --------                                 --------
Net interest income...........................                             $ 28,340                                 $ 66,036
                                                                           ========                                 ========

Notes:

1. The change in interest resulting from both volume and yield/rate has been allocated to change due to volume and change due to yield/rate in proportion to the relationship of the absolute dollar amounts of the change in each.

2. The computation of the taxable equivalent adjustment has given effect to the disallowance of interest expense, for federal income tax purposes, related to certain tax-free assets.

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

quarter of 1995.  Total average deposits in 1994 were $11.6 billion, funding
82.2 percent of average earning assets, compared to the $9.5 billion of total deposits which funded 83.8 percent of average earning assets in 1993. The decline in the percentage of average earning assets funded by total deposits in 1994 was primarily due to the acquisition of Fortune during the year.

Another key factor in the determination of the level of NII is the net interest margin (NIM). The NIM is computed by dividing fully taxable equivalent NII by average earning assets and measures how effectively the bank utilizes its earning assets in relationship to the interest cost of funding them. The NIM was 3.88 percent in 1995 compared to 4.14 percent during 1994 and 4.56 percent in 1993. Contributing to the decline in NIM during the three years was a narrowing in the net interest spread or the difference between the average rate earned on earning assets on a fully taxable equivalent basis and the average rate paid for interest-bearing liabilities. The net interest spread in 1995 was 3.24 percent versus 3.58 percent in 1994 and 4.00 percent in 1993. The decreases in the NIM and spread during this period partially reflect the repricing and rate sensitivity characteristics of AmSouth's balance sheet as well as acquisitions. In 1995, the rate of decline lessened compared to 1994 because of the generally declining interest rate environment throughout most of 1995 and actions taken in the fourth quarter of 1994 to reduce AmSouth's overall interest rate risk. The compression in the NIM and spread in 1994 was primarily the result of a 250 basis point increase in the general level of interest rates during the year and the acquisition of Fortune which had a NIM of approximately 2.50 percent just prior to consummation of the transaction. The decrease experienced in the NIM and spread in 1993 was primarily due to the acquisition of FCFC during the first quarter of the year (See graph below and Table 3).

Management anticipates a stable NIM during 1996 compared to the level experienced in 1995 provided the economy continues to grow at a moderate pace and interest rates remain relatively stable.

Provision for Loan Losses

The provision for loan losses in 1995 totaled $40.1 million, a $10.0 million increase from the $30.1 million reported in 1994 and $12.1 million higher than the $28.0 million reported in 1993. At the same time, net charge-offs increased in 1995 to $34.6 million from $26.9 million in 1994 and $19.7 million in 1993. The lower level of net charge-offs in 1993 included a $6.3 million recovery on a commercial loan originally charged-off in 1991. The increases in the provision for loan losses and net

                          Net Interest Income, Margin
                           and Spread Trend Analysis

                             [GRAPH APPEARS HERE]

                                1991      1992      1993      1994      1995
                               ----------------------------------------------
NET INTEREST INCOME (MILLIONS)  387.9     450.4     518.7     581.9     608.0
NET INTEREST SPREAD (PERCENT)    3.53      4.11      4.00      3.58      3.24
NET INTEREST MARGIN (PERCENT)    4.24      4.72      4.56      4.14      3.88

                         Provision for Loan Losses and
                       Net Charge-Offs to Average Loans

                             [GRAPH APPEARS HERE]

                                 1991     1992       1993      1994      1995
                                ----------------------------------------------
PROVISION (MILLIONS)             48.6     38.6       28.0      30.1      40.1
NET CHARGE-OFFS TO AVG LOANS
  (PERCENT)                      0.75     0.54       0.26      0.27      0.29

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

Table 3

Yields on Average Earning Assets and Rates
Paid on Average Interest-Bearing Liabilities                                            1995
                                                               --------------------------------------------------
                                                                Average               Revenue/             Yield/
(Taxable equivalent basis-dollars in thousands)                 Balance               Expense               Rate
---------------------------------------------------------------------------------------------------------------------
Assets
Earning assets:
   Loans net of unearned income..........................     $11,747,385            $1,016,412             8.65%
   Trading securities....................................           6,331                   319             5.04
   Available-for-sale securities.........................         538,133                38,034             7.07
   Held-to-maturity securities:
      Taxable............................................       3,014,160               197,645             6.56
      Tax-free...........................................         261,385                28,441            10.88
                                                               ----------            ----------
         Total held-to-maturity securities...............       3,275,545               226,086             6.90
                                                               ----------            ----------
            Total securities.............................       3,820,009               264,439             6.92
   Federal funds sold and securities purchased
      under agreements to resell.........................          15,590                 1,095             7.02
   Mortgage loans held for sale..........................          79,997                 5,478             6.85
                                                               ----------            ----------            -----
      Total earning assets...............................      15,662,981             1,287,424             8.22
Cash and other assets....................................       1,453,599            ----------            -----
Less allowance for loan losses...........................        (176,695)
Market valuation on available-for-sale securities........           2,441
                                                              -----------
                                                              $16,942,326
                                                              ===========
Liabilities and Shareholders' Equity
Interest-bearing liabilities:
   Interest-bearing demand deposits......................     $ 3,893,721               139,854             3.59
   Savings deposits......................................         960,969                27,500             2.86
   Time deposits.........................................       5,732,897               327,838             5.72
   Certificates of deposit of $100,000 or more...........         923,866                54,278             5.88
   Federal funds purchased and securities sold
      under agreements to repurchase.....................       1,158,196                67,182             5.80
   Other borrowed funds..................................         603,700                34,497             5.71
   Long-term borrowings:
   Subordinated Capital Notes Due 1999...................          99,505                 9,495             9.54
   Federal Home Loan Bank advances.......................          54,000                 3,825             7.08
   Floating Rate Notes Due 1999..........................           7,143                   463             6.48
   6 3/4% Subordinated Debentures Due 2025...............          22,987                 1,489             6.48
   7 3/4% Subordinated Notes Due 2004....................         149,182                11,717             7.85
   7 1/2% Convertible Subordinated Debentures............           3,931                   404            10.28
   Long-term notes payable...............................          23,340                   854             3.66
                                                              -----------            ----------            -----
      Total interest-bearing liabilities.................      13,633,437               679,396             4.98
                                                                                     ----------            -----
          Net interest spread............................                                                   3.24%
Noninterest-bearing demand deposits......................       1,755,717                                  =====
Other liabilities........................................         195,836
Shareholders' equity.....................................       1,357,336
                                                              -----------
                                                              $16,942,326
                                                              ===========
         Net interest margin on a taxable
         equivalent basis................................                               608,028             3.88%
Taxable equivalent adjustment:...........................                                                  =====
   Loans.................................................                                 2,968
   Held-to-maturity securities...........................                                 9,383
   Other earning assets..................................                                    10
                                                                                    -----------
      Total taxable equivalent adjustment................                                12,361
                                                                                    -----------
         Net interest income.............................                           $   595,667
                                                                                    ===========


Note: The taxable equivalent adjustment has been computed based on a 35% federal income tax rate and has given effect to the disallowance of interest expense, for federal income tax purposes, related to certain tax-free assets. Loans net of unearned income includes nonaccrual loans for all years presented.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                     1994                                                1993
------------------------------------------          ------------------------------------------
  Average          Revenue/         Yield/            Average          Revenue/         Yield/
  Balance          Expense           Rate             Balance          Expense           Rate
----------------------------------------------------------------------------------------------
$ 9,918,274      $   797,020         8.04%          $ 7,634,984        $617,237          8.08%
     43,089            2,587         6.00                49,448           2,496          5.05
    979,974           52,005         5.31               605,558          32,641          5.39

  2,512,922          160,181         6.37             2,239,254         143,772          6.42
    317,114           35,289        11.13               379,236          41,102         10.84
-----------      -----------                         ----------        --------
  2,830,036          195,470         6.91             2,618,490         184,874          7.06
-----------      -----------                         ----------        --------
  3,853,099          250,062         6.49             3,273,496         220,011          6.72

     84,234            2,636         3.13               233,684           6,480          2.77
    207,799           12,609         6.07               245,021          14,338          5.85
-----------      -----------        -----            ----------        --------         -----
 14,063,406        1,062,327         7.55            11,387,185         858,066          7.54
  1,391,553      -----------        -----             1,105,149        --------         -----
   (148,801)                                           (115,001)
    (12,173)                                                -0-
-----------                                         -----------
$15,293,985                                         $12,377,333
===========                                         ===========

$ 3,820,580          118,952         3.11           $ 3,263,054          86,218          2.64
    918,132           24,261         2.64               773,131          20,732          2.68
  4,281,988          191,997         4.48             3,161,697         143,218          4.53
    762,403           33,751         4.43               728,206          30,686          4.21

  1,476,696           65,009         4.40             1,046,827          32,241          3.08
    495,107           21,610         4.36               438,992          13,870          3.16

     99,376            9,504         9.56                99,247           9,530          9.60
    112,550            6,442         5.72                14,447             838          5.80
      7,647              352         4.60                 8,172             310          3.79
        -0-              -0-            -                   -0-             -0-             -
     90,281            7,047         7.81                   -0-             -0-             -
      3,709              404        10.89                 3,488             404         11.58
     25,863            1,085         4.20                42,525           1,279          3.01
-----------         --------        -----            ----------        --------         -----
 12,094,332          480,414         3.97             9,579,786         339,326          3.54
                    --------        -----                              --------         -----
                                     3.58%                                               4.00%
  1,779,833                         =====             1,611,428                         =====
    176,669                                             154,746
  1,243,151                                           1,031,373
-----------                                         -----------
$15,293,985                                         $12,377,333
===========                                         ===========
                     581,913         4.14%                              518,740          4.56%
                                    =====                                               =====
                       3,064                                              3,715
                      11,485                                             13,661
                          37                                                 73
                  ----------                                           --------
                      14,586                                             17,449
                  ----------                                           --------
                  $  567,327                                           $501,291
                  ==========                                           ========

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

charge-offs over the last two years generally reflect higher levels of credit risk in the loan portfolio, primarily due to increasing loan volumes and emerging weakness in the consumer sector, combined with aggressive marketing initiatives to develop business in AmSouth's new markets (See graph on page 17).

Measured as a percentage of loans, net charge-offs have increased during the previous two years. Management expects loan losses to continue to rise in 1996 both in absolute terms and measured as a percentage of average loans.
The exact amount of the increase cannot be determined, however, one of the primary factors affecting the magnitude of the increase is the continuing shift in the mix of the loan portfolio to include a greater proportion of commercial, commercial real estate and consumer loans and fewer residential mortgages. In addition, other factors include further weakness in the consumer sector during 1996 and continuation of aggressive marketing programs to develop new business.

Additional discussion of asset quality trends may be found in the section of this report entitled Credit Risk Management Process and Loan Quality.

Noninterest Revenues

Total noninterest revenues for the year rose 29.5 percent to $231.8 million from the $179.0 million reported for 1994. Other operating revenues in 1995 include a $25.0 million gain from AmSouth's sale of its third-party mortgage servicing portfolio during the second quarter. In 1994, other operating revenues included gains of $23.8 million from the sale of mortgage servicing, losses on the sale of available-for-sale securities of $26.6 million, a loss on the termination of interest rate swaps of $11.9 million and a gain of $5.5 million from sales of residential first mortgages. Excluding these items in both years, total noninterest revenues increased 9.9 percent in 1995 from the prior year.

The largest single category of noninterest revenues contributing to the increase in 1995 was service charges on deposit accounts, which increased $16.0 million or 23.7 percent over 1994. Approximately one third of the increase, or $5.1 million, is attributable to a revenue enhancement initiative that was implemented in the second quarter of 1995 to automate the payment of certain demand deposit account service fees. The remainder of the increase was due to a reduction in the amount of waived service charges and a higher volume of consumer account activity.

Trust income increased in 1995 to $50.3 million, or 9.0 percent, from the $46.1 million of revenue reported in 1994. The increase was primarily from increased customer activity in personal trusts, including estates, new employee benefit plan administration accounts and higher fees.

Credit card income also contributed to the overall increase in noninterest revenues with an increase in 1995 of $2.0 million or 16.0 percent. The increase reflects a higher level of customer activity and an increase in the number of cardholder accounts, a result of direct mail marketing campaigns conducted in 1995.

Partially offsetting the increases in total noninterest revenues were declines in investment services income and mortgage administration fees. Investment services income decreased $3.3 million in 1995 primarily due to management's decision to scale down the institutional bond sales area within the correspondent banking division. Mortgage administration fees decreased $13.9 million due to the sale of third-party mortgage servicing during the second quarter of 1995.

Management expects, on a recurring basis, total noninterest revenues in 1996 to exceed the levels reported in 1995. The primary reasons include a continued emphasis on sales and service quality, higher levels of transaction volumes, particularly on products introduced during 1995 and further development of new products.

Noninterest revenues for 1994 decreased $25.0 million compared to 1993. Noninterest revenues

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

Table 4

Noninterest Revenues and
Noninterest Expenses                                                  Years Ended December 31                        Compound
                                           ----------------------------------------------------------------------   Growth Rate
(Dollars in thousands)                        1995        1994       1993        1992         1991         1990      1995/1990
-------------------------------------------------------------------------------------------------------------------------------
Noninterest revenues
 Service charges on deposit accounts...... $ 83,717    $ 67,682    $ 59,379    $ 52,711     $ 50,328     $ 40,669      15.53%
 Trust income.............................   50,272      46,121      41,659      40,069       37,891       36,196       6.79
 Credit card income.......................   14,684      12,663      13,277      11,091       10,071        9,243       9.70
 Investment services income...............   10,775      14,036      19,835      16,875       12,715        7,936       6.31
 Mortgage administration fees.............    8,572      22,518      18,178      17,392       17,227       16,555     (12.33)
 Other operating revenues.................   63,758      16,001      51,741      35,016       42,426       26,020      19.63
                                           ----------------------------------------------------------------------
                                           $231,778    $179,021    $204,069    $173,154     $170,658     $136,619      11.15%
                                           ======================================================================
Noninterest expenses
 Salaries................................. $191,071    $197,160    $180,065    $155,075     $136,924     $129,684       8.06%
 Net occupancy expense....................   53,918      46,770      36,537      32,524       26,956       25,191      16.44
 Equipment expense........................   50,289      41,432      39,213      32,548       30,882       30,011      10.88
 Employee benefits........................   35,246      34,890      42,691      26,691       23,559       22,374       9.51
 FDIC premiums............................   20,315      24,664      21,413      18,868       16,834        9,520      16.37
 Foreclosed properties expense (income)...      372       4,721      (2,197)     22,426       36,933        8,754     (46.83)
 Other operating expenses.................  160,918     173,268     141,109     112,416       94,315       86,124      13.32
                                           ----------------------------------------------------------------------
                                           $512,129    $522,905    $458,831    $400,548     $366,403     $311,658      10.44%
                                           ======================================================================

included increases in service charges on deposit accounts of $8.3 million, trust income of $4.5 million and mortgage administration fees of $4.3 million. These increases were offset by decreases in investment services income of $5.8 million and other operating revenues of $36.4 million. The increase in service charges on deposit accounts was primarily due to an increased volume of analysis fees on corporate accounts and other service fees. The increase in trust fees was generated primarily from an increase in customer activity in the administration of personal trusts. Mortgage administration fees increased due to the increase in servicing related to the acquisition of Fortune. Rising interest rates and increased instability in the bond market were the primary reasons for the decline in investment services income. Other operating revenues decreased due to losses on the sales of available-for-sale securities of $26.6 million in 1994 compared to gains on the sales of such securities of $13.1 million in 1993. Also contributing to the decline in operating revenues was the loss on the termination of interest rate swaps of $11.9 million and lower gains from sales of residential first mortgages of $5.5 million. These items were partially offset by gains on the sale of mortgage servicing of $23.8 million.

Each of the major categories of noninterest revenues for 1990 through 1995, with a five year compound growth rate for each component, is shown in Table 4.


                          Operating Efficiency Ratio

                             [GRAPH APPEARS HERE]

                                 1991    1992    1993    1994    1995
                                --------------------------------------
OPERATING EFFICIENCY (PERCENT)   65.6    64.2    63.5    68.7    61.0

Noninterest Expenses

Noninterest expenses for 1995 were $512.1 million compared to $522.9 million the previous year, a decrease of $10.8 million or 2.1 percent. Excluding the one-time productivity initiatives expense of $22.2 million charged to earnings in the second quarter of

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

1995, total noninterest expenses in 1995 compared to 1994 declined $33.0 million or 6.3 percent. There were several reasons for the decrease in noninterest expenses during 1995. The most significant ones were the sale of third-party mortgage servicing, which reduced the amortization expense of Purchased Mortgage Servicing Rights (PMSR's) and other operating expenses, the consolidation of branches, the downsizing of the institutional bond sales area within the correspondent banking area, and the reduction of deposit insurance premiums by the Federal Deposit Insurance Corporation (FDIC). This reduction in expenses resulted in a significant improvement in AmSouth's operating efficiency as measured by the ratio of total noninterest expenses to NII and total noninterest revenues. This ratio as reported for 1995, was 61.0 percent compared to 68.7 percent for 1994 and 63.5 percent for 1993.

The largest category of noninterest expenses is salaries expense. These costs declined in 1995 to $191.1 million or 3.1 percent from the level reported the prior year. Excluding the one-time costs associated with the business and branch consolidations, salaries in 1995 decreased $12.8 million or 6.5 percent. The lower expense reflects an approximate 1,000 person or 13.0 percent decline in the number of employees at the end of 1995 compared to year-end 1994. Employee benefits as reported in 1995 were $35.2 million, an increase of 1.0 percent over 1994.

Management expects employee benefits expense to increase at a faster rate in 1996 due to a higher company match in the thrift plan and enhancements to employee life insurance benefits. These changes were made to remain competitive and continue to attract the most qualified personnel.

Net occupancy expense was $53.9 million in 1995 compared to $46.8 million in 1994, an increase of $7.1 million or 15.3 percent. Included in the increase were expenses totaling $5.5 million related to the business and branch consolidation initiatives. Without those costs, net occupancy expense increased 3.5 percent between years, primarily from higher rental costs. Occupancy expenses are expected to increase at a higher rate in the future because of AmSouth's obligation under a lease in a new office complex.

Equipment expense in 1995 was $50.3 million, an increase of $8.9 million or
21.4 percent from 1994, and included $4.7 million for development costs of new systems and the write-off of various leases. Excluding these one-time costs, equipment expense in 1995 increased $4.2 million or 10.1 percent, due primarily to investments in technology related to the consumer and commercial lines of business. These expenses are expected to grow at a significant rate in the near future as further investments in technological enhancements are made in support of the lines of business.

FDIC premiums declined $4.3 million or 17.6 percent in 1995 due to a $5.0 million deposit insurance premium refund received during the third quarter of 1995. This reflects the reduction in insurance premium rates from 23 cents to 4 cents per $100 of deposits for those deposits insured by the Bank Insurance Fund (BIF). At December 31, 1995, approximately 65.0 percent of AmSouth's assessment deposit base was insured by BIF. The remaining 35.0 percent of the assessment deposit base is insured by the Savings Association Insurance Fund
(SAIF), whose rates were not lowered from 23 cents per $100 of deposits in 1995.

In November of 1995, the FDIC again reduced the premium rate on BIF insured deposits for most banks to zero beginning in 1996. This action further lowers AmSouth's FDIC premiums on BIF insured deposits in 1996 by an estimated $10.0 million. However, there is currently pending legislation in the U.S. Congress which would charge a special one-time

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

assessment on insured deposits to recapitalize the SAIF to its statutorily-mandated minimum designated reserve ratio of 1.25 percent. The current version of this proposed legislation would impose this assessment at a rate of 85 cents per $100 of SAIF insured deposits. Included in this proposed legislation is a proposal to lower the special assessment for those institutions meeting certain qualifications. The reduction would be achieved by lowering the SAIF deposit assessment base for such institutions by 20 percent prior to the calculation of the special charge. AmSouth believes that it would qualify for this treatment under the current version of this legislation and, as a result, would incur a one-time cost of approximately $31.0 million on a pre-tax basis if the legislation is passed as currently drafted. The charge to earnings would not occur until the law has been enacted. Due to the uncertain nature of legislative affairs, management cannot predict with any degree of accuracy when the legislation will be enacted, if at all, or what form the final legislation may take.

Foreclosed properties expense decreased $4.3 million in 1995 compared to
1994. This decline directly reflects the lower level of foreclosed properties held as nonperforming assets in 1995 versus 1994. Foreclosed properties totaled $16.2 million at the end of 1995, a decrease of $12.1 million from $28.3 million at the prior year-end.

Other operating expenses in 1995 were $160.9 million compared to $173.3 million in 1994, a decrease of $12.4 million or 7.2 percent. The decrease included $4.5 million of expense related to the productivity initiatives. The remainder of the decrease was primarily the result of lower amortization of PMSR's due to the sale of third-party mortgage servicing earlier in the year.

Noninterest expenses for 1994 increased $64.1 million, or 14.0 percent, compared to a 1993 increase of $58.3 million, or 14.6 percent. The acquisition of Fortune in June, 1994 and Mid-State in December, 1993, which were accounted for as purchase transactions, contributed approximately $41.8 million to the increase. Salaries and employee benefits increased $9.3 million compared to 1993. Adjusted for the one-time charge of $12.2 million included in 1993 for an early retirement offering, the 1994 increase was $21.5 million. The impact of Fortune and Mid-State accounted for approximately $9.5 million of the increase in salaries and employee benefits. The remainder of the increase was attributable to normal merit increases and sales-related incentive compensation in income-producing areas.

Net occupancy expense increased 28.0 percent in 1994 primarily due to a 35.0 percent increase in the number of offices due to the acquisitions and higher rents paid for facilities.

Foreclosed properties expense increased $6.9 million during 1994. Adjusted for $3.5 million of recoveries in 1993, the increase was $3.4 million.
Included in the increase was a $1.7 million increase to the allowance for foreclosed property losses. The remainder of the increase was primarily due to increased expenses related to carrying the foreclosed properties.

Other operating expenses in 1994 increased $32.2 million, or 22.8 percent. Included in the increase was a $9.6 million increase in the amortization of goodwill associated with the Fortune and Mid-State acquisitions. Advertising increased $4.2 million primarily due to the expansion into new markets. Also, noncredit operational losses increased $7.8 million due to the increased activity and volume of transactions during 1994. The most significant amount was $3.2 million of check kite losses.

Each of the major categories of noninterest expenses for 1990 through 1995, with a five year compound growth rate for each component, is shown in Table 4.

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

Income Taxes

AmSouth's income tax expense was $100.2 million in 1995, $66.1 million in 1994, and $71.8 million in 1993. The increase in income tax expense in 1995 from 1994 was due primarily to the increase in pre-tax income. Conversely, the decrease in income tax expense in 1994 from 1993 was primarily the result of a decrease in pre-tax income.

The effective tax rate for 1995 was 36.4 percent compared to 34.2 percent in 1994, and 32.9 percent in 1993. The 1995 increase resulted from a continued decrease in tax-exempt revenues and an increase in financial statement intangible amortization expense which is not deductible for income tax purposes. A detail of the deferred tax assets and liabilities is included in Note R of the Notes to Consolidated Financial Statements.

During 1995, AmSouth's tax returns for the years 1987 through 1990 were audited by the Internal Revenue Service. There were no material adjustments made.

Currently, AmSouth's consolidated tax returns for 1991 through 1994 are under review by the Internal Revenue Service. Management does not anticipate that these reviews will result in any adjustments that would have a material impact on AmSouth's financial condition or results of operations.

Statement of Condition  Analysis

At December 31, 1995, AmSouth reported total assets of $17.7 billion compared to $16.8 billion at the end of 1994. Average total assets were $16.9 billion in 1995 versus $15.3 billion in 1994. The acquisition of Fortune in mid-year 1994 is the primary reason for the increase in average assets between years.

Earning Assets

In banking, the predominate earning assets are loans and investment securities. The proportion of earning assets to total assets measures the effectiveness of management's efforts to invest available funds into the most efficient and profitable uses. In 1995 earning assets were 92.5 percent of total average assets compared to 92.0 percent in 1994. The increase in 1995 is primarily a reflection of the growth in loans experienced during the year.


                              Earning Assets as a
                         Percentage of Average Assets

                             [GRAPH APPEARS HERE]

                                 1991    1992    1993    1994    1995
                                --------------------------------------
LOANS (PERCENT)                  61.9    60.6    61.7    64.9    69.3
INVESTMENT SECURITIES (PERCENT)  26.3    27.0    26.4    25.2    22.6
OTHER EARNING ASSETS (PERCENT)    3.1     3.8     3.9     1.9     0.6

Securities

Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (Statement 115) requires entities to classify debt and equity securities as either held-to-maturity,
available-for-sale or trading securities.   Securities are classified as
held-to-maturity and carried at amortized cost only if AmSouth has the positive intent and ability to hold those securities to maturity. If not classified as held-to-maturity, such securities are classified as trading securities or available-for-sale securities. Trading securities are carried at market value with unrealized gains and losses included in other operating revenues. Available-for-sale securities are also carried at market value with unrealized gains and losses, net of deferred taxes, reported as a separate component of shareholders' equity. AmSouth adopted Statement 115 on January 1, 1994.

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

Table 5

Securities                                                       December 31
                                                    -------------------------------------
(In millions)                                        1995            1994           1993
-----------------------------------------------------------------------------------------
Trading securities:
U.S. Treasury and federal agency securities.......  $  -0-          $  -0-         $   85
Other securities..................................       3               4              3
                                                    -------------------------------------
   Total taxable..................................       3               4             88
State, county and municipal securities............     -0-               2              7
                                                    -------------------------------------
                                                         3               6             95
                                                    -------------------------------------

Available-for-sale securities:
U.S. Treasury and federal agency securities.......   2,138             322          1,255
Other securities..................................     342              61             39
                                                    -------------------------------------
                                                     2,480             383          1,294
                                                    -------------------------------------

Held-to-maturity securities:
U.S. Treasury and federal agency securities.......   1,842           3,037          1,430
Other securities..................................     101               7             40
                                                    -------------------------------------
   Total taxable..................................   1,943           3,044          1,470
State, county and municipal securities............     224             293            353
                                                    ------------------------------------
                                                     2,167           3,337          1,823
                                                    -------------------------------------
                                                    $4,650          $3,726         $3,212
                                                    =====================================

On November 15, 1995, the Financial Accounting Standards Board (FASB) staff issued a report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities." This report provided implementation guidance and a one-time opportunity for companies to reclassify a portion or all of its investment securities, without regard to the company's stated intent in prior or subsequent periods. The report required that such reclassification be completed by December 31, 1995.

As a result of the FASB guide, management reclassified securities increasing the amount and proportion of available-for-sale securities in the portfolio. The primary reason for the increase was to enhance the overall liquidity and management flexibility of the investment securities portfolio. At December 31, 1995, available-for-sale securities totaled $2.5 billion and represented 53.3 percent of the total portfolio compared to $383.0 million, or
10.3 percent, in available-for-sale securities at the end of 1994. These securities at year-end 1995 consisted primarily of U.S. Treasury securities, variable rate mortgage-backed securities, other private asset-backed securities and equities. Also included in the available-for-sale category at the end of the year were $352.0 million of AmSouth's variable rate residential first mortgage loans securitized in the fourth quarter of 1995 through the Federal Home Loan Mortgage Corporation. The average life of the portfolio is estimated to be 4.7 years with a duration of 1.1 years. Total realized gains of $3.7 million from the sale of available-for-sale securities were included in other operating revenues for 1995, compared to $26.6 million of realized losses in 1994. Unrealized gains on the securities of $21.7 million, net of deferred taxes, were included as an addition to shareholders' equity on December 31, 1995.

Available-for-sale securities declined $911.0 million during 1994 primarily due to the sale of mortgage-backed securities and U.S. Treasury securi-

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

ties. Approximately $290.0 million of U.S. Treasury securities were sold during the year. During the first quarter of 1994, AmSouth sold approximately $200.0 million of mortgage-backed securities. As rates began to rise rapidly in the latter part of 1994, additional sales of low yielding mortgage-backed securities totaling $512.0 million occurred. The proceeds of approximately $370.0 million from such sales occurring in December, 1994, were reinvested in shorter term securities, helping to reduce interest rate sensitivity in the future. Total realized losses of $26.6 million from the sale of available-for-sale securities were included in other operating revenues for 1994, compared to $13.1 million of realized gains in 1993. At December 31, 1994, unrealized losses, net of deferred taxes, of $4.6 million were included as a reduction to shareholders' equity.

Held-to-maturity securities, after giving effect to the reclassification, were $2.2 billion at the end of 1995 compared to $3.3 billion at year-end 1994. In addition to the reclassification, securities totaling $353.8 million matured or were called during 1995 and contributed to the decline in held-to-maturity securities between years. In the fourth quarter of 1995, AmSouth purchased $538.2 million of primarily agency CMO's to replace this run-off as well as anticipated run-off in the first quarter of 1996. Securities classified as held-to-maturity at the end of 1995 consisted primarily of agency CMO's, federal agencies, mortgage-backed securities and state, county and

Table 6
Available-for-Sale Securities and Held-to-Maturity Securities
Relative Contractual Maturities and Weighted Average Yields

                                       Due Within         Due After One but     Due After Five but         Due After
                                        One Year          Within Five Years      Within Ten Years          Ten Years
(Taxable equivalent basis--        ------------------     ------------------    -------------------    --------------------
dollars in thousands)               Amount     Yield       Amount      Yield      Amount      Yield      Amount      Yield
---------------------------------------------------------------------------------------------------------------------------
Available-for-sale securities:
U.S. Treasury and federal
   agency securities.............  $125,116     6.65%     $622,201      6.74%    $176,117     7.67%    $1,181,897     6.82%
Other securities.................       -0-        -        33,367      8.32       71,991     6.28         48,240     6.58
                                   ---------------------------------------------------------------------------------------
                                   $125,116     6.65%     $655,568      6.82%    $248,108     7.27%    $1,230,137     6.81%
                                   =======================================================================================
Percentage of total portfolio....      5.54%                 29.02%                 10.98%                  54.46%

Held-to-maturity securities:
U.S. Treasury and federal
   agency securities.............  $  1,086     5.69%     $422,262      6.40%    $ 21,609     7.44%    $1,397,444     7.15%
State, county and
   municipal obligations.........    41,983    10.72       107,313     11.02       48,104    10.95         27,344    11.38
Other securities.................     1,126     4.26           202      8.55        1,075     7.95         97,461     6.59
                                   ---------------------------------------------------------------------------------------
                                   $ 44,195    10.43%     $529,777      7.33%    $ 70,788    9.83%     $1,522,249     7.17%
                                   =======================================================================================
Percentage of total portfolio....      2.04%                 24.45%                  3.27%                  70.24%
Taxable equivalent adjustment
   for calculation of yield......  $  1,575               $  4,140                 $1,843                  $1,090

Notes:

1. The weighted average yields were computed by dividing the taxable equivalent interest income by the book value of the appropriate securities. The taxable equivalent interest income does not give effect to the disallowance of interest expense, for federal income tax purposes, related to certain tax-free assets.
2. The amount of available-for-sale securities indicated as maturing after five but within ten years includes $96 million of mortgage-backed securities and those indicated as maturing after ten years includes $1.2 billion of mortgage-backed securities. Although these securities have long-term maturities, according to mortgage industry standards, the estimated weighted average remaining life of these securities held in AmSouth's investment portfolio is less than six years, and they are predominantly variable-rate securities.

3. The amount of held-to-maturity securities indicated as maturing after five but within ten years includes $22 million of mortgage-backed securities and those indicated as maturing after ten years includes $1.4 billion of mortgage-backed securities. Although these securities have long-term maturities, according to mortgage industry standards, the estimated weighted average remaining life of these securities held in AmSouth's investment portfolio is less than four years.

4. Federal Reserve Bank stock, Federal Home Loan Bank stock, and equity stock of other corporations held by AmSouth are not included in the above table.

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

municipal obligations. The average life of these securities is estimated to be 3.8 years with a duration of 2.2 years. At December 31, 1995, the held-to-maturity portfolio had an unrealized gain of $26.4 million.

Held-to-maturity securities increased $1.5 billion during 1994.
Approximately $200.0 million of the increase was due to the acquisition of Fortune. The remainder of the increase was primarily due to the purchases of mortgage-backed securities during the first half of 1994.

Trading securities are primarily held to provide a short-term inventory of securities for sale to customers of AmSouth's investment services area. The balance at December 31, 1995 declined to $3.0 million from $6.0 million at the end of 1994, reflecting lower levels of customer demand and the downsizing of the institutional bond sales area within the correspondent banking division during 1995. There were no unrealized gains in 1995 compared to unrealized gains of $854.4 thousand in 1994. (See Table 5).

AmSouth's policy requires all securities purchased for the securities portfolio, except state, county and local municipal obligations, to be rated investment grade or better. Securities backed by the U.S. government and its agencies, both on a direct and indirect basis, represented approximately 85.6 percent of the portfolio at December 31, 1995. Approximately 48.0 percent of state, county and local municipal securities at year-end 1995 were rated single A or above. Most of the remaining securities were not rated, generally because of the relatively small size of the issue and the expense associated with obtaining a rating.

Loans

Loans are the single largest category of earning assets for AmSouth and produce the highest level of revenues. At December 31, 1995, loans, net of unearned income, totaled $11.7 billion, an increase of 2.7 percent from the $11.4 billion reported at the end of 1994. The growth in loans during 1995 would have been greater, except for management's decision in the latter half of 1994 to reduce the proportion of residential first mortgages held in the loan portfolio. To accomplish this objective, residential first mortgages continued to be originated but, for the most part, sold into the secondary market. The existing portfolio was allowed to run-off through normal pay-downs, maturities and prepayments. Finally, a portion of current outstandings was securitized and

Table 7

Major Loan Categories                                                      December 31
                                            -----------------------------------------------------------------------
(In millions)                                 1995            1994            1993            1992            1991
-------------------------------------------------------------------------------------------------------------------
Commercial...............................   $ 3,112         $ 2,699          $2,461          $2,345          $2,335
Commercial real estate:
   Commercial real estate mortgage.......     1,523           1,371           1,217           1,050             975
   Real estate construction..............       526             541             416             288             288
                                            -----------------------------------------------------------------------
      Total commercial real estate.......     2,049           1,912           1,633           1,338           1,263
                                            -----------------------------------------------------------------------
Consumer:
   Residential first mortgages...........     3,802           4,276           2,488           1,291           1,178
   Other residential mortgages...........       693             632             512             450             420
   Dealer indirect.......................     1,058             887             599             496             506
   Revolving credit......................       477             350             341             358             198
   Other consumer........................       629             740             578             509             476
                                            -----------------------------------------------------------------------
      Total consumer.....................     6,659           6,885           4,518           3,104           2,778
                                            -----------------------------------------------------------------------
                                             11,820          11,496           8,612           6,787           6,376
Less unearned income.....................        77              66              72              70              82
                                            -----------------------------------------------------------------------
                                            $11,743         $11,430          $8,540          $6,717          $6,294
                                            =======================================================================

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

                               LOAN COMPOSITION

                             [GRAPH APPEARS HERE]

                                     1991    1992    1993    1994    1995
                                    --------------------------------------
COMMERCIAL (BILLIONS)                2.34    2.35    2.46    2.70    3.11
COMMERCIAL REAL ESTATE (BILLIONS)    1.26    1.34    1.63    1.91    2.05
CONSUMER (BILLIONS)                  1.60    1.81    2.03    2.61    2.86
RESIDENTIAL FIRST MTGS (BILLIONS)    1.18    1.29    2.49    4.28    3.80

reclassified to securities. All of these elements in 1995 combined to reduce residential first mortgages to $3.8 billion at the end of the year from $4.3 billion at year-end 1994. Excluding residential first mortgages, total loans, net of unearned income, increased $787.2 million or 11.0 percent at December 31, 1995 from the level reported at the end of 1994. Table 7 provides a five year trend of major loan categories. At December 31, 1995, there were no loan concentrations other than those shown in Table 7.

The loan portfolio at AmSouth is comprised of four main components:
commercial loans, commercial real estate loans, consumer loans and, within the consumer loan category, residential first mortgages. At the end of 1995, commercial loans represented 26.3 percent of the total portfolio, commercial real estate loans were 17.4 percent, while consumer loans, excluding residential first mortgages, were 24.1 percent and residential first mortgages comprised
32.2 percent. This compares with 23.5 percent, 16.6 percent, 22.7 percent, and
37.2 percent at the end of 1994 for commercial loans, commercial real estate loans, consumer loans and residential first mortgages, respectively. The shift in the mix of the loan portfolio between years was primarily the result of the decision to reduce the proportion of residential first mortgages held in the portfolio while increasing consumer, commercial and commercial real estate loans.

Commercial loans at the end of 1995 were $3.1 billion compared to $2.7 billion at December 31, 1994, an increase of 15.3 percent. The strong growth was primarily a function of management's strategy, formulated several years ago, to apply relationship banking concepts across all lines of business. In 1995, this approach produced solid results in many commercial lending segments and increases in several industry groups. An area where AmSouth has developed a specialty over the last several years is lending to the health services industry. Commercial loans to the health services industry increased approximately $65.0 million in 1995 due to the generally strong growth in the industry and the large number of health care providers and related businesses in AmSouth's primary markets. Another area, equipment lease financing, expanded significantly in 1995 and contributed $96.0 million of the overall commercial loan growth during the year. A majority of the increase was centered in the transportation, communication and utilities industry group and included mostly investment grade counterparties. Finally, increases were also experienced in the manufacturing and trade industries during 1995.

Table 8

Selected Loan Maturities and Sensitivity
to Change in Interest Rates                         Due After One But
                                                    Within Five Years                 Due After Five Years
                                Due in One   -------------------------------       ----------------------------
                                 Year or      Fixed     Variable                   Fixed     Variable
(In millions)                     Less         Rate       Rate         Total        Rate       Rate       Total       Total
---------------------------------------------------------------------------------------------------------------------------
Commercial...................... $1,267      $  626      $  739       $1,365        $284       $196      $  480      $3,112
Commercial real estate mortgage.    196         458         286          744         387        196         583       1,523
Real estate construction........    276          53         153          206          14         30          44         526
                                 ------------------------------------------------------------------------------------------
   Total                         $1,739      $1,137      $1,178       $2,315        $685       $422      $1,107      $5,161
                                 ==========================================================================================

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

Management expects further growth in commercial loans in 1996 due to a continued emphasis on new business development and further application of its relationship banking concept. In order for this growth to occur, the economy must remain stable or improve throughout the year.

Commercial real estate loans are comprised of two primary categories; commercial real estate mortgages and real estate construction loans. In 1995, commercial real estate mortgages increased $152.0 million or 11.1 percent. Real estate construction loans declined in 1995 to $526.0 million from $541.0 million reported at the end of 1994, a decrease of $15.0 million or 2.8 percent. On a combined basis, owner occupied properties totaled $776.0 million or 37.8 percent of total commercial real estate loans in 1995, while non-owner occupied properties were $1.3 billion or 62.2 percent of the total. This compares with $809.0 million or 42.3 percent of owner occupied properties and $1.1 billion or 57.7 percent of non-owner occupied properties at the end of 1994. Management anticipates both categories of commercial real estate loans to increase during 1996, provided the economy and AmSouth's real estate markets remain strong.

Consumer loans, excluding residential first mortgages, include primarily dealer indirect, other residential mortgages including second mortgage installment loans and home equity lines of credit, bankcard, and other consumer loans. Dealer indirect loans reached $1.1 billion at the end of 1995, an increase of $171.0 million or 19.3 percent from the $887.0 million of loans outstanding at the end of 1994. These loans consist primarily of loans made to individuals to finance the purchase of new and used automobiles. The increase in 1995 was a direct result of a generally strong economy and the expansion into new Florida markets.

Other residential mortgages increased $61.0 million during 1995 to $693.0 million at the end of the year from $632.0 million at the prior year-end. The increase was primarily the result of new customers acquired in 1995 from direct mail marketing promotions of home equity lines of credit.

Revolving credit, which consists primarily of bankcard outstandings, at the end of 1995 increased $127.0 million or 36.3 percent above the level reported at year-end 1994. The reason for the increase was an increase in the number of cardholders from 294,000 accounts in 1994 to 367,000 accounts in 1995, a result of several targeted, direct marketing campaigns conducted during the year. Other consumer loans decreased in 1995 primarily due to the sale in mid-year of approximately $90 million of government guaranteed student loans.

Management anticipates in 1996 that consumer loans, excluding residential mortgages, will continue to grow, provided the economy remains stable and consumer confidence is high. The growth will be achieved through a combination of direct mail marketing campaigns and a continued emphasis on cross selling in branches and service quality.

The commercial and commercial real estate loan portfolios grew $238.0 million and $279.0 million, respectively, in 1994. The increase in both portfolios was primarily attributable to the business combinations completed in 1994.

The two largest increases in consumer loans from December 31, 1993 to 1994 were increases in residential first mortgages of $1.8 billion and dealer indirect loans of $288.0 million. Of the total growth in residential first mortgages, approximately $1.0 billion was related to the acquisition of Fortune, which was a thrift with residential first mortgages representing the majority of loans held in its portfolio. Approximately $600.0 million of the increase was growth in markets existing prior to AmSouth's 1993 and 1994 business combinations. Dealer indirect loans increased primarily due to the initial expansion into new markets. Revolving credit increased from the

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

prior year-end by $9.0 million or 2.6 percent to $350.0 million of outstandings at the end of 1994. Other consumer loans increased $162.0 million primarily due to an increase in direct installment loans.

Other Earning Assets

Other earning assets consist primarily of federal funds sold and securities purchased under agreements to resell (resell agreements) and mortgage loans held for sale. Federal funds sold and resell agreements serve as temporary investments in the corporation's overall funding and cash management operations. Federal funds sold and resell agreements at December 31, 1995 were $1.8 million, a decline of $150.8 million from the end of 1994. These assets were replaced by higher yielding loans and securities. Mortgage loans held for sale decreased to $62.0 million at the end of 1995 from $130.2 million the prior year-end, a result of lower mortgage loan originations during 1995.

Deposits

Deposits are AmSouth's primary source of funding and their cost is the largest category of interest expense. Average total deposits reached $13.3 billion in 1995, representing an increase of $1.7 billion or 14.7 percent over total average deposits in 1994 of $11.6 billion. There are five principal components of total deposits: noninterest-bearing demand, interest-bearing demand, savings, time and certificates of deposit of $100,000 or more. The largest component is time deposits, which comprised approximately 43 percent of the total in 1995 compared to approximately 37 percent in 1994. The primary reason for the shift in the mix in 1995 was an increase of $1.5 billion or 33.9 percent in time deposits during the year. This strong growth was primarily due to the acquisition of Fortune in mid-year 1994 and special time deposit promotional campaigns conducted during the latter half of 1994 and the first quarter of 1995. The preference for time deposits by customers in 1995, combined with lower interest rates, caused the other two largest deposit categories to decline. Interest-bearing demand deposits decreased $73.1 million on average in 1995, while noninterest-bearing demand deposits declined $24.1 million. At the same time, the percentage of interest-bearing demand deposits to total deposits declined to approximately 29 percent in 1995 from approximately 33 percent in 1994 and the percentage of noninterest-bearing demand deposits to total deposits decreased to approximately 13 percent from approximately 15 percent during 1994.

Average total deposits increased $2.0 billion

Table 9

Average Deposits                                                       December 31
                                   ----------------------------------------------------------------------------------
(In thousands)                         1995              1994              1993              1992             1991
---------------------------------------------------------------------------------------------------------------------
Noninterest-bearing demand........ $ 1,755,717       $ 1,779,833       $ 1,611,428        $1,304,787       $1,136,869
Interest-bearing demand...........   3,893,721         3,820,580         3,263,054         3,033,034        2,846,676
Savings...........................     960,969           918,132           773,131           575,082          482,998
Time:
   Retail.........................   4,652,502         3,343,936         2,359,352         2,085,556        2,312,726
   Individual retirement accounts.     928,901           784,736           639,866           517,227          468,742
   Other..........................     151,494           153,316           162,479           143,007          159,023
                                   ----------------------------------------------------------------------------------
      Total time..................   5,732,897         4,281,988         3,161,697         2,745,790        2,940,491
                                   ----------------------------------------------------------------------------------
Certificates of deposit of
   $100,000 or more...............     923,866           762,403           728,206           687,514          741,390
                                   ----------------------------------------------------------------------------------
                                   $13,267,170       $11,562,936       $ 9,537,516        $8,346,207       $8,148,424
                                   ==================================================================================

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

                              Deposit Composition

                              [GRAPH APPEARS HERE]

                                      1991   1992   1993   1994   1995
                                     ----------------------------------
NONINTEREST-BEARING DEMAND (BILLIONS) 1.14   1.30   1.61   1.78   1.76
INTEREST-BEARING DEMAND (BILLIONS)    2.85   3.03   3.26   3.82   3.89
TIME (BILLIONS)                       2.94   2.75   3.16   4.28   5.73
SAVINGS (BILLIONS)                    0.48   0.58   0.77   0.92   0.96
CDs GREATER THAN $100m (BILLIONS)     0.74   0.69   0.73   0.76   0.92

during 1994. Approximately 41 percent of the increase is attributable to the acquisition of Fortune. Additional deposit growth in new markets entered into through business combinations accounted for 50 percent of the increase. The largest increase in average total deposits, $984.6 million, occurred in retail time deposits. The Fortune acquisition and a special deposit marketing campaign during the last half of 1994 were the primary reasons for the increase.

Table 10 provides a maturity schedule for time deposits of $100,000 or more at December 31.

Other Interest-Bearing Liabilities

Other interest-bearing liabilities include all interest-bearing liabilities except deposits. Short-term liabilities included in this category consist of federal funds purchased and securities sold under agreements to repurchase (repurchase agreements), and other borrowed funds. Average federal funds purchased and repurchase agreements declined in 1995 to $1.2 billion, or 21.6 percent, from the $1.5 billion averaged in 1994. The principal reasons for the decrease were the growth in total average deposits in 1995 and a shift of funding into the lower cost categories of other borrowed funds. Other borrowed funds, which include master notes, commercial paper, term federal funds purchased, short-term Federal Home Loan Bank (FHLB) advances, the current portion of long-term debt, and treasury, tax and loan notes, increased in 1995 to average $603.7 million versus $495.1 million in 1994, an increase of 21.9 percent.

At December 31, 1995, 1994, and 1993, federal funds purchased and repurchase agreements totaled $1.9 billion, $1.2 billion, and $793.2 million respectively, with weighted average interest rates of 4.93 percent, 5.48 percent, and 2.73 percent, respectively. The maximum amount outstanding at any month end during each of the last three years was $1.9 billion, $2.4 billion, and $1.2 billion, respectively. The average daily balance and average interest rates for each year are presented in Table 3.

As the competition for deposits continues to intensify, management anticipates that the reliance on short-term interest-bearing liabilities, other
than deposits, to fund asset growth will increase.   A significant increase is
expected in 1996 if interest rates continue their downward trend and the performance of the stock and bond markets remains strong.

Table 10

Maturity of Time Deposits of $100,000 or More                     December 31
                                               ------------------------------------------------
(In thousands)                                     1995               1994              1993
-----------------------------------------------------------------------------------------------
Three months or less.......................... $  493,848           $233,282           $302,970
Over three through six months.................    131,062            102,370            128,859
Over six through twelve months................    254,626            127,775            234,069
Over twelve months............................    171,958            435,971            258,681
                                               ------------------------------------------------
                                               $1,051,494           $899,398           $924,579
                                               ================================================

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

Long-term debt during 1995 averaged $360.1 million, an increase of $20.7 million from the prior year. The reason for the increase was the issuance in May 1994 of $150.0 million in 7 3/4% subordinated notes due in the year 2004 and the issuance in November 1995 of $150.0 million of 6.75% subordinated debentures due in the year 2025 but which may be put by the holder after ten years. Substantially all of the proceeds from the 7 3/4% subordinated notes were used to fund the cash portion of the Fortune acquisition purchase price.
A portion of the proceeds, $49.0 million, from the 6.75% subordinated debentures was used to purchase 1,265,000 shares of AmSouth common stock as part of a program, approved by AmSouth's Board of Directors in October 1995, to provide shares for AmSouth's dividend reinvestment plan and stock-based employee benefit plans. The remaining proceeds are available for further purchases of AmSouth common stock under the previously mentioned program, which has 1,000,000 additional shares authorized, or for general corporate purposes. Partially offsetting the increase from the debt issuance during 1995, was a decline in the long-term portion of FHLB advances of $58.6 million on average.

Shareholders' Equity

At December 31, 1995, shareholders' equity totaled $1.4 billion, an increase of $73.0 million or 5.6 percent from year-end 1994.  The sources of growth in
shareholders'  equity   during   1995 were the retention of net income,
issuances of common stock under the various stock-based employee benefits plans and a $26.3 million increase in unrealized gains on available-for-sale securities. Partially offsetting the increases were cash dividends declared of $89.9 million and the purchase of 1,265,000 shares of AmSouth common stock for $49.0 million to provide shares for the dividend reinvestment and employee benefit plans. Information on prior years may be found in the Consolidated Statement of Shareholders' Equity on page 50 of this report.

In October 1995 management recommended, and the Board of Directors approved, a new capital and dividend policy for AmSouth. All of the guidelines contained within the policy were developed based on industry standards, regulatory requirements, perceived risk of the various lines of business and future growth opportunities. Periodically, management will re-evaluate the policy and present its findings to the Board of Directors to ensure that the policy continues to support corporate objectives, the regulatory environment, and changes in market conditions.

At December 31, 1995, AmSouth met or exceeded all of the minimum capital standards for the parent company and its subsidiaries as established by the company's capital and dividend policy. Refer to Table 11 entitled Capital Ratios for specific information.

RISK MANAGEMENT

Risk identification and management are key elements in the overall management of AmSouth. Management believes the primary risk exposures are interest rate, liquidity and credit risks. Some of the more significant processes used to manage and control these risks are described in the following paragraphs.

Asset and Liability Management

AmSouth maintains a formal asset and liability management process to quantify, monitor and control interest rate risk and to assist management in maintaining stability in the net interest margin under varying interest rate environments. This is accomplished through the development and implementation of lending, funding and pricing strategies designed to maximize net interest income performance under varying interest rate environments subject to specific liquidity and interest rate risk guidelines.

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

Table 11

Capital Ratios                                                                       December 31
                                                                             -------------------------------
(Dollars in thousands)                                                          1995               1994
------------------------------------------------------------------------------------------------------------
Risk-adjusted capital ratio:
    Total assets............................................................ $17,738,795         $16,777,951
    Adjusted allowance for loan losses......................................     171,294             154,458
    Adjustment for risk-weighting of balance sheet items....................  (6,235,763)         (6,075,915)
    Adjustment for off-balance sheet items..................................   2,332,722           1,700,491
    Unrealized (gains)/losses on available-for-sale securities..............     (34,364)              7,317
    Less certain intangible assets..........................................    (284,707)           (224,381)
                                                                             -------------------------------
    Total risk adjusted assets.............................................. $13,687,977         $12,339,921
                                                                             ===============================
    Shareholders' equity.................................................... $ 1,383,475         $ 1,310,458
    Unrealized (gains)/losses on available-for-sale securities
       (net of deferred taxes)..............................................     (21,705)              4,594
    Less certain intangible assets..........................................    (284,707)           (224,381)
                                                                             -------------------------------
    Tier I capital..........................................................   1,077,063           1,090,671
                                                                             -------------------------------
    Adjusted allowance for loan losses......................................     171,294             154,458
    Qualifying long-term debt...............................................     358,797             252,396
                                                                             -------------------------------
    Tier II capital.........................................................     530,091             406,854
                                                                             -------------------------------
    Total capital........................................................... $ 1,607,154         $ 1,497,525
                                                                             ===============================

    Tier I capital to total risk-adjusted assets............................        7.87%               8.84%
    Total capital to total risk-adjusted assets.............................       11.74               12.14
Other capital ratios:
    Leverage................................................................        6.38                6.64
    Ending equity to ending assets..........................................        7.80                7.81
    Tangible equity to assets...............................................        6.29                5.83

Interest Rate Risk

The primary tool used by AmSouth to measure interest rate risk is an earnings simulation model which evaluates the impact of different interest rate scenarios on the company's projected business plan over a 12 to 24 month horizon. Management feels that a more traditional interest sensitivity gap analysis does not provide a complete picture of the corporation's exposure to interest rate changes since static gap models are a point-in-time measurement and, therefore, do not incorporate the effects of future balance sheet trends, changes in the relationship between yields earned and rates paid, patterns or rate movements in general or changes in prepayment speeds due to changes in rates. AmSouth's earnings simulation model incorporates the effect of these factors in addition to the impact of certain embedded interest rate caps and floors on certain assets and liabilities while also reflecting management's anticipated action under varying interest rate environments. Interest rate scenarios are simulated on a regular basis to determine the range of interest rate risk. Net interest income performance is measured under scenarios ranging from plus or minus 100 basis points to plus or minus 300 basis points over 12
months compared to a stable interest rate environment.   The net interest
income differential is expressed as a percent of net interest income over twelve months if interest rates are unchanged. As of December 31, 1995, the
earnings   simulation  model results indicated that the corporation was in a relatively neutral interest rate risk position with the net interest income differential, in a plus or minus 200 basis point scenario, being less than 1 percent when compared to net interest income

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

under stable rates. This level of interest rate risk is well within the company's policy guidelines. A very important factor in determining this interest rate risk position is the extent to which pricing on administered rate deposit products including interest checking, savings, and money market accounts would be affected under varying interest rate scenarios. At AmSouth, pricing for these products is assumed to be more variable in rising rate scenarios than in declining rate scenarios. While these assumptions are somewhat subjective, management reviews the anticipated pricing for these products on a regular basis and alters these assumptions whenever trends or market conditions dictate.

AmSouth has, from time to time, utilized various off-balance sheet instruments such as interest rate swaps and caps to assist in managing interest rate risk. As of December 31, 1995, AmSouth had a $1.0 billion notional amount of caps outstanding, $500 million of caps sold and $500 million of caps
purchased, as hedges on $500 million of prime rate loans.   This transaction
effectively locks-in the historically wide 300 basis point spread between the federal funds and prime rates in a rising rate environment. The earnings sensitivity of these caps, using the earnings simulation model and assuming an immediate increase in interest rates of 200 basis points at the beginning of the year, would result in a $250 thousand loss in earnings for the year. A decrease would have no effect as the rates would be below the cap of 6 percent on the federal funds rate. The preceding assumes that the spread between the federal funds rate and prime rate will be consistent with their spread based on the daily average rate for the month of December 1995. Assuming that the current market spread between the prime rate and the federal funds rate widens by 50 basis points, AmSouth would incur a loss of $2.5 million for the year on this transaction. If the spread decreased by 50 basis points, AmSouth would have a positive effect on earnings of $2.5 million for the year.

In addition to the caps, AmSouth had interest rate swaps as of December 31, 1995 in the notional amount of $150.0 million which were purchased to hedge the cost of $150.0 million of 6.75% subordinated debentures issued in the fourth quarter of 1995. This swap effectively converts the fixed rate debt to a floating rate, tied to the one month LIBOR rate. Assuming a 200 basis point immediate increase in rates as of the beginning of January 1996, AmSouth would recognize a loss in earnings of approximately $2.1 million for the year. A 200 basis point decrease in rates would result in approximately $3.9 million of income for the year.

As of December 31, 1995, AmSouth held other off-balance sheet instruments to provide customers and AmSouth a means of managing the risks of changing interest and foreign exchange rates. These other off-balance sheet instruments are immaterial.

AmSouth terminated $1.1 billion of interest rate swaps and $915.0 million of interest rate caps during the fourth quarter of 1994. The impact of interest rate contracts on net interest income in 1995 was a decrease of $10.8 million. This compares with a decrease in net interest income from the effect of interest rate contracts during 1994 of $4.3 million. Of these amounts, $10.3 million in 1995 and $2.4 million in 1994 were due to the amortization of the deferred loss on the termination of interest rate swaps that occurred in the fourth quarter of 1994. The effect of the amortization of the deferred loss on net interest income in 1996 is $6.6 million and in 1997, when it will be fully amortized, is $292 thousand.

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

Table 12

Interest Sensitivity Analysis
                                            0-30            31-60          61-90          91-180
(Dollars in thousands)                      Days            Days            Days           Days
----------------------------------------------------------------------------------------------------
Assets
Earning assets:
Federal funds sold and
   securities purchased
   under agreements to resell.......... $     1,775     $       -0-    $       -0-     $       -0-
Trading securities.....................       2,978             -0-            -0-             -0-
Available-for-sale securities..........     260,517         113,753         70,957         398,515
Held-to-maturity securities............      33,470          27,661        116,664          65,362
Mortgage loans held for sale...........      31,518          30,499            -0-             -0-
Loans net of unearned income...........   3,451,336         968,884        345,293         736,823
                                        ------------------------------------------------------------
   Total earning assets................   3,781,594       1,140,797        532,914       1,200,700
Cash and other assets..................         -0-             -0-            -0-             -0-
Less allowance for loan losses.........         -0-             -0-            -0-             -0-
                                        ------------------------------------------------------------
                                        $ 3,781,594     $ 1,140,797     $  532,914     $ 1,200,700
                                        ============================================================
Liabilities and Shareholders' Equity
Interest-bearing liabilities:
Interest-bearing demand deposits....... $ 2,443,551     $    56,369     $   17,760     $    53,281
Savings deposits.......................     309,377           8,398          8,398          25,194
Time deposits..........................     471,967         288,218        233,118       1,015,842
Certificates of deposit of
   $100,000 or more....................     289,678          73,656         85,882         131,062
Federal funds purchased and
   securities sold
   under agreements
   to repurchase.......................   1,861,090             -0-            -0-             -0-
  Other borrowed funds.................     406,636          28,474          5,183          13,000
  Long-term debt.......................          96             -0-          6,889              96
                                        ----------------------------------------------------------
Total interest-bearing liabilities.....   5,782,395         455,115        357,230       1,238,475
Noninterest-bearing demand
  deposits.............................     187,477          19,682         19,682          59,046
Other liabilities......................         -0-             -0-            -0-             -0-
Shareholders' equity...................         -0-             -0-            -0-             -0-
                                        ------------------------------------------------------------
                                        $ 5,969,872     $   474,797    $   376,912     $ 1,297,521
                                        ============================================================
Off-balance sheet financial
   instruments......................... $   150,000     $       -0-    $       -0-     $       -0-
                                        ============================================================
Rate sensitivity gap:
   Dollar amount....................... $(2,338,278)    $   666,000    $   156,002     $   (96,821)
   Percent of total earning assets.....       (14.2)%           4.0%           0.9%           (0.6)%
   Cumulative dollar amount............ $(2,338,278)    $(1,672,278)   $(1,516,276)    $(1,613,097)

Note: Certain interest-sensitive assets and liabilities are included in the table based on historical re-pricing experience rather than contractual maturities.

Interest Sensitivity Analysis                       Over One and Less
                                           181-365       Than Five        Over Five
(Dollars in thousands)                       Days         Years             Years          Total
-----------------------------------------------------------------------------------------------------
Assets
Earning assets:
Federal funds sold and
   securities purchased
   under agreements to resell.......... $       -0-    $       -0-      $       -0-     $       1,775
Trading securities.....................         -0-            -0-              -0-             2,978
Available-for-sale securities..........     773,950        632,368          229,753         2,479,813
Held-to-maturity securities............     222,072      1,233,540          468,240         2,167,009
Mortgage loans held for sale...........         -0-            -0-              -0-            62,017
Loans net of unearned income...........   1,344,205      4,087,667          809,065        11,743,273
                                        -------------------------------------------------------------
   Total earning assets................   2,340,227      5,953,575        1,507,058        16,456,865
Cash and other assets..................         -0-            -0-        1,460,381         1,460,381
Less allowance for loan losses.........         -0-            -0-         (178,451)         (178,451)
                                        -------------------------------------------------------------
                                        $ 2,340,227    $ 5,953,575      $ 2,788,988       $17,738,795
                                        =============================================================
Liabilities and Shareholders' Equity
Interest-bearing liabilities:
Interest-bearing demand deposits....... $   106,563    $   761,848      $   473,134       $ 3,912,506
Savings deposits.......................      50,386        365,679          237,667         1,005,099
Time deposits..........................   2,113,435      1,526,247           12,303         5,661,130
Certificates of deposit of
   $100,000 or more....................     243,007        171,858              100           995,243
Federal funds purchased and
   securities sold
   under agreements
   to repurchase.......................         -0-            -0-              -0-         1,861,090
  Other borrowed funds.................      30,000            -0-              -0-           483,293
  Long-term debt.......................       4,258        114,037          322,422           447,798
                                        -------------------------------------------------------------
Total interest-bearing liabilities.....   2,547,649      2,939,669        1,045,626        14,366,159
Noninterest-bearing demand
  deposits.............................     118,094        891,615          539,257         1,834,853
Other liabilities......................         -0-            -0-          154,308           154,308
Shareholders' equity...................         -0-            -0-        1,383,475         1,383,475
                                        -------------------------------------------------------------
                                        $ 2,665,743    $ 3,831,284      $ 3,122,666       $17,738,795
                                        =============================================================
Off-balance sheet financial
   instruments......................... $       -0-    $  (150,000)     $       -0-       $       -0-
                                        =============================================================
Rate sensitivity gap:
   Dollar amount....................... $  (325,516)
   Percent of total earning assets.....        (2.0)%
   Cumulative dollar amount............ $(1,938,613)

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

Table 13 summarizes the activity, by notional amount, of off-balance sheet financial instruments utilized in the asset and liability management process at AmSouth for the years 1995, 1994 and 1993.

Table 13

Interest Rate Swaps, Caps
and Floors                                                  Swaps
                              ---------------------------------------------------------           Caps
(In millions)                 Receive fixed     Pay fixed         Basis          Other          & Floors          Total
------------------------------------------------------------------------------------------------------------------------
Balance at January 1, 1993....... $ 305           $ 240           $ 300         $   300          $1,005           $2,150
  Additions......................   -0-             -0-             -0-             300              20              320
  Maturities.....................   -0-             -0-             -0-             -0-             -0-              -0-
  Calls..........................  (120)           (120)            -0-             -0-             -0-             (240)
                                  --------------------------------------------------------------------------------------
Balance at December 31, 1993.....   185             120             300             600           1,025            2,230
  Additions......................   -0-             -0-             -0-             400             350              750
  Maturities.....................   -0-             -0-            (300)            -0-             (20)            (320)
  Calls..........................  (120)           (120)            -0-             -0-             -0-             (240)
  Terminations...................   (65)            -0-             -0-          (1,000)           (915)          (1,980)
                                  --------------------------------------------------------------------------------------
Balance at December 31, 1994.....   -0-             -0-             -0-             -0-             440              440
  Additions......................   150             -0-             -0-             -0-           1,000            1,150
  Maturities.....................   -0-             -0-             -0-             -0-             (30)             (30)
  Calls..........................   -0-             -0-             -0-             -0-             -0-              -0-
  Terminations...................   -0-             -0-             -0-             -0-            (300)            (300)
                                  --------------------------------------------------------------------------------------
Balance at December 31, 1995..... $ 150           $ -0-           $ -0-         $   -0-          $1,110           $1,260
                                  ======================================================================================

Table 14 summarizes the expected maturities on AmSouth's interest rate caps at December 31, 1995 and interest rates exchanged on swaps. Both the timing of the maturities and the variable interest payments and receipts vary as certain interest rates change. The maturities and interest rates exchanged are calculated assuming that interest rates remain unchanged from average December 1995 rates. The information presented could change as future rates increase or decrease. (See Note L of the Notes to Consolidated Financial Statements.)

Table 14

Maturities on Caps and Interest
Rates Exchanged on Swaps                                Mature During
                               ----------------------------------------------------------------------
(Dollars in millions)          1996         1997         1998         1999         2000        Total
-----------------------------------------------------------------------------------------------------
Receive fixed swaps:
   Notional amount............ $ 150       $ -0-        $ -0-        $ -0-        $ -0-        $ 150
   Receive rate...............  6.28%       0.00%        0.00%        0.00%        0.00%        6.28%
   Pay rate...................  5.69%       0.00%        0.00%        0.00%        0.00%        5.69%
Caps:
   Notional amount............ $  33       $  77        $ -0-        $ -0-       $1,000       $1,110

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

Liquidity

AmSouth's goal in liquidity management is to satisfy the cash flow requirements of depositors and borrowers while at the same time meeting the cash flow needs of the corporation. This is accomplished through the active management of both the asset and liability sides of the balance sheet. The liquidity position of AmSouth is monitored on a daily basis. In addition, the Asset/Liability Committee reviews liquidity on a monthly basis and approves any changes in strategy that are necessary as a result of the asset/liability management process or anticipated cash flow changes. The Committee also compares on a monthly basis the company's liquidity position to established corporate liquidity guidelines. At December 31, 1995, AmSouth was within all of the guidelines which have been established. The primary sources of liquidity on the asset side of the balance sheet are maturities and cash flows from both loans and investments. Liquidity on the liability side is generated primarily through growth in core deposits and the ability to obtain economical wholesale funding in national and regional markets through a variety of sources. AmSouth's most commonly used sources of wholesale funding are (1) federal funds (i.e., the excess reserves of other financial institutions); (2) repurchase agreements, whereby U.S. government and government agency securities are pledged as collateral for short-term borrowings; and (3) pledges of acceptable assets as collateral for public deposits and certain tax collection monies.

In addition to these sources, AmSouth can access other wholesale funding sources such as Eurodollar deposits, certificates of deposit, commercial paper, and lines of credit. Selected bank subsidiaries also have the ability to borrow from Federal Home Loan Banks (FHLB). FHLB advances are competitively priced and actively used as a source of funds with usage expected to continue increasing in the future. Also, AmSouth Bank of Alabama during 1995 established a short and medium-term note facility of up to $1.0 billion in borrowing capacity.

Maintaining adequate credit ratings on debt issues is critical to liquidity because it affects the ability of AmSouth to attract funds from various sources on a cost competitive basis. Table 15 summarizes AmSouth's credit ratings at December 31, 1995.

Table 15                                                      Standard &
Credit Ratings                                  Moody's         Poor's        Bankwatch
---------------------------------------------------------------------------------------
7 3/4% Subordinated Notes Due 2004..........       A3             BBB+            A
6 3/4% Subordinated Debentures Due 2025.....       A3             BBB+            A
Subordinated Capital Notes Due 1999.........       A3             BBB+            A
Floating Rate Notes Due 1999................       A2              A-             -
Commercial paper............................       P-1            A-1           TBW-1
Certificates of deposit.....................      AA3*             A              -
Short-term counterparty.....................      P-1*            A-1             -
Long-term counterparty......................      AA3*             A              -

* AmSouth Bank of Alabama

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

Credit Risk Management Process and Loan Quality

The loan portfolio at AmSouth holds the highest degree of risk for the company. AmSouth manages and controls risk in the loan portfolio through adherence to consistent standards established by senior management, combined with a commitment to producing quality assets, developing profitable relationships and meeting strategic growth targets.

AmSouth has written credit policies based on the strategic direction of the company. These policies establish underwriting standards, place limits on exposure, and set other limits or standards as deemed necessary and prudent. Also included in the policy, and primarily determined by the amount of the loan, are various approval levels, ranging from the branch or department level to the centralized Corporate Credit Committee or the Boards of Directors of the subsidiary banks.

AmSouth maintains a diversified portfolio in order to spread its risk and reduce its exposure to economic downturns which may occur in different segments of the economy or in particular industries. Industry and loan type diversification is reviewed quarterly.

AmSouth has a Credit Review Department which performs ongoing, independent reviews of the risk management process, proper documentation and specific loans. This department is centralized and independent of the lending function. The results of its examinations are reported to the Audit Committee of the Board of Directors as well as AmSouth's independent auditors. In addition, regular reports are made to senior management and the Board of Directors regarding the credit quality of the loan portfolio as well as trends in the portfolio.

Each commercial loan recorded at AmSouth is assigned a risk rating on a numerical scale from one to nine by the loan officer using established credit policy guidelines, subject to review by the Credit Review Department.

In addition, commercial real estate loans are categorized by the type of collateral. Owner occupied properties include mortgages where the borrower is a primary tenant, such as a factory or warehouse loan. Nonowner occupied lending represents those loans where the primary method of repayment is anticipated to come from rental income and generally has inherently more risk than owner occupied lending. Consumer loan portfolios are assigned ratings by pools on the same scale as commercial loans and are based on type of loan and performance. The risk profile of the loan portfolio established by these ratings and trends is reported to management, the Audit Committee and the Board of Directors.

The Credit Administration function includes designated credit officers, who are organizationally independent of the production areas, that oversee the loan approval process, ensure adherence to credit policies and monitor efforts to reduce nonperforming and classified assets. Additionally, a centralized function handles the resolution and disposition of certain other assets to ensure the optimal level of performance of these assets is achieved.

Risk in the consumer loan portfolio is further managed through utilization of state-of-the-art computerized credit scoring, in-depth analysis of portfolio components and specific account selection, management and collection techniques. In addition, collections is centralized to capitalize on the collection specialization and economies of scale as well as to provide consistent application of collection procedures. The collection process is also automated to ensure timely collection of accounts and consistent management of risk associated with delinquent accounts. Finally, loan operations provides a final independent document review with notification to the loan officers of any document exceptions.

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

Nonperforming Assets

Management closely monitors loans and other assets which are classified as nonperforming assets. Nonperforming assets include impaired loans, other nonaccrual loans, restructured loans, foreclosed properties, and repossessions. Effective January 1, 1995, AmSouth adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures" (Statement 114). A loan is impaired when, based on current information and events, it is probable that AmSouth will be unable to collect all amounts due according to the contractual terms of the loan agreement. Statement 114 does not apply to larger groups of homogeneous consumer loans so impaired loans are primarily commercial loans and commercial real estate loans. Essentially all impaired loans at the end of 1995 were on nonaccrual status. Loans are generally placed on nonaccrual if full collection of principal and interest becomes unlikely (even if all payments are current) or if the loan is delinquent in principal or interest payments for 90 days or more, unless the loan is well-secured and in the process of collection. Nonperforming assets, excluding accruing loans 90 days past due, decreased $17.6 million, or 13.2 percent, during 1995. This follows a $47.3 million, or 55.1 percent increase during 1994. Without the effect of the Fortune purchase, the level of nonperforming assets increased approximately $12.9 million in 1994. The graph entitled Nonperforming Assets Trend and Table 16 provide trend information and detail components of nonperforming assets for each of the last five years.


                          Nonperforming Assets Trend

                             [GRAPH APPEARS HERE]

                                       1991   1992   1993   1994   1995
                                      ----------------------------------
NONPERFORMING ASSETS (MILLIONS)        182.1  116.1  85.8   133.1  115.5
NONPERFORMING ASSETS/LOANS (PERCENT)    2.84   1.71  1.00    1.16   0.98

Table 16

Nonperforming Assets                                                  December 31
                                        ------------------------------------------------------------------------
(Dollars in thousands)                    1995            1994            1993             1992          1991
----------------------------------------------------------------------------------------------------------------
Impaired loans......................... $ 55,993        $    -0-       $     -0-        $     -0-       $    -0-
Other nonaccrual loans.................   40,253          89,545          53,020           57,213         69,953
Restructured loans.....................      -0-          13,203           2,420            4,924          3,398
                                        ------------------------------------------------------------------------
  Nonperforming loans..................   96,246         102,748          55,440           62,137         73,351
                                        ------------------------------------------------------------------------
Foreclosed properties..................   16,150          28,263          29,273           52,771        106,799
Repossessions..........................    3,114           2,079           1,081            1,196          1,919
                                        ------------------------------------------------------------------------
  Total nonperforming assets*.......... $115,510        $133,090        $ 85,794        $ 116,104       $182,069
                                        ========================================================================
Nonperforming assets*
  to loans net of unearned income,
  foreclosed properties
  and repossessions....................     0.98%           1.16%           1.00%            1.71%          2.84%
                                        ========================================================================

Accruing loans 90 days past due........ $ 39,618        $ 34,246        $ 20,917         $ 18,007        $22,401
                                        ========================================================================

*Exclusive of accruing loans 90 days past due.

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

The decline in nonperforming assets in 1995, compared to 1994, was the result of a decrease in both nonperforming loans and foreclosed properties. Nonperforming loans were $96.2 million at the end of 1995, versus $102.7 million the previous year-end, a decline of $6.5 million or 6.3 percent. Commercial and commercial real estate nonperforming loans were lower in 1995, on a combined basis, by $14.0 million, while total nonperforming consumer loans were higher by $7.5 million. The improvement in the levels of non-performing commercial and commercial real estate loans during 1995 is attributable to lower interest rates and relatively strong real estate markets throughout AmSouth's trade areas. Nonperforming consumer loans were higher in 1995 because of an increase in loan volumes and a higher dollar amount of delinquencies, brought on by a general weakness in the consumer sector. Table 17 presents nonperforming loans and year-to-date net charge-offs and both as a percentage of average net loans by category for December 31, 1995 and 1994.

For the year ended December 31, 1995, the level of foreclosed properties improved significantly from the level reported at year-end 1994. The improvement was due to the improved economic environment and aggressive disposition of properties during 1995.

Table 17

Nonperforming Loans and                        Nonperforming Loans*                              Net Charge-offs
Net Charge-offs                      ------------------------------------------- ----------------------------------------------
                                                    % of                % of                   % of                     % of
                                     December 31  Average  December 31 Average   December 31  Average   December 31   Average
                                         1995   Loans** per   1994   Loans** per     1995   Loans** per     1994    Loans** per
(Dollars in thousands)                           Category             Category               Category                Category
-------------------------------------------------------------------------------------------------------------------------------
Commercial........................... $ 16,301    0.57%     $ 19,617    0.76%      $  4,595    0.16%       $ 5,884     0.23%
Commercial real estate:
   Commercial real estate mortgage...   36,617    2.58        44,436    3.39          1,397    0.10            229     0.02
   Real estate construction..........    3,075    0.60         5,908    1.34            185    0.04            (70)   (0.02)
                                      -------------------------------------------------------------------------------------
   Total commercial real estate......   39,692    2.05        50,344    2.88          1,582    0.08            159     0.01
                                      -------------------------------------------------------------------------------------
Consumer:
   Residential first mortgages.......   30,459    0.71        24,939    0.74            726    0.02          2,498     0.07
   Other residential mortgages.......    1,011    0.16            26       -           (153)  (0.02)           (39)   (0.01)
   Dealer indirect...................    6,486    0.69           594    0.09          7,599    0.80          2,568     0.37
   Revolving credit..................      -0-       -           -0-       -         15,401    3.99         13,340     4.17
   Other consumer....................    2,297    0.35         7,228    1.08          4,858    0.75          2,485     0.37
                                      -------------------------------------------------------------------------------------
   Total consumer....................   40,253    0.58        32,787    0.59         28,431    0.41          20,852    0.37
                                      -------------------------------------------------------------------------------------
                                      $ 96,246    0.82%     $102,748    1.04%       $34,608    0.29%        $26,895    0.27%
                                      =====================================================================================

*   Exclusive of accruing loans 90 days past due.
**  Net of unearned income

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

Table 18 presents foreclosed properties by type of property and their carrying values at December 31, 1995. The appraised values of the properties at year-end 1995 were $20.0 million. The appraised values as a percentage of carrying values were 123.7 percent on December 31, 1995.

Table 18
Composition of
Foreclosed Properties               Carrying      Percent
(Dollars in thousands)                Value      of Total
---------------------------------------------------------
Residential......................... $ 7,249        42.9%
Residential land/lots...............   4,597        27.2
Shopping centers....................   2,406        14.2
Commercial buildings................   2,198        13.0
Other...............................     466         2.7
                                     -------------------
                                      16,916       100.0%
                                                   =====
Allowance for foreclosed
        property losses.............    (766)
                                     -------
                                     $16,150
                                     =======

Table 19 is a summary of the allowance for foreclosed property losses for 1995, 1994, and 1993. The decline in the balance of the allowance account in 1995 reflects the decrease in foreclosed properties during the year.

In management's opinion, all material potential problem loans as of December 31, 1995, are included in nonperforming assets or accruing loans 90 days past due as shown in Table 16, Nonperforming Assets.

Table 19
Allowance for Foreclosed
Property Losses
(In thousands)                       1995        1994        1993
------------------------------------------------------------------
Balance at January 1.............. $ 3,638     $ 3,908     $ 7,520
Net write-downs/losses............  (2,550)     (2,018)     (3,097)
(Reduction) addition
        to allowance
    (credited) charged
        to expense................    (322)      1,748      (3,038)
Allowance acquired in bank
        purchases.................     -0-         -0-       2,523
                                   -------------------------------
Balance at December 31............ $   766     $ 3,638     $ 3,908
                                   ===============================

Allowance for Loan Losses

AmSouth maintains an allowance for loan losses which it believes is adequate to absorb losses inherent in the loan portfolio. A formal review is prepared quarterly to assess the risk in the portfolio and to determine the adequacy of the allowance for loan losses. The review includes analyses of historical performance, the level of nonperforming and adversely rated loans, specific analyses of certain problem loans, loan activity since the previous quarter, reports prepared by the Loan Review Department, consideration of current economic conditions, and other pertinent information. The level of allowance to net loans outstanding will vary depending on the overall results of this quarterly review. The review is then presented to and subsequently approved by senior management and the Audit Committee of the Board of Directors.

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

Table 20
Allowance for Loan Losses

(Dollars in thousands)                     1995             1994                1993            1992            1991
-----------------------------------------------------------------------------------------------------------------------
Balance at January 1.................. $    171,167     $    131,509        $   99,646       $  95,392      $    92,946
Loans charged-off:
   Commercial.........................       (7,991)         (13,304)           (8,492)        (16,276)         (18,331)
   Real estate construction...........         (455)            (154)             (178)           (537)            (375)
   Real estate mortgage...............       (4,455)          (6,661)           (3,776)        (14,685)         (22,671)
   Dealer indirect....................      (10,385)          (4,270)           (3,557)         (4,612)          (8,179)
   Revolving credit...................      (17,203)         (14,810)          (15,449)         (5,196)          (2,907)
   Other consumer.....................       (6,793)          (4,730)           (4,917)         (4,734)          (8,746)
                                       --------------------------------------------------------------------------------
              Total charge-offs.......      (47,282)         (43,929)          (36,369)        (46,040)         (61,209)
                                       --------------------------------------------------------------------------------
Recoveries of loans previously charged-off:
   Commercial.........................        3,396            7,420             4,464           3,252           10,756
   Real estate construction...........          270              224               217           3,828              194
   Real estate mortgage...............        2,485            3,973             7,106             592              374
   Dealer indirect....................        2,786            1,702             1,760           1,572            1,220
   Revolving credit...................        1,802            1,470             1,009             781              464
   Other consumer.....................        1,935            2,245             2,065           1,688            1,701
                                       --------------------------------------------------------------------------------
      Total recoveries................       12,674           17,034            16,621          11,713           14,709
                                       --------------------------------------------------------------------------------
Net charge-offs.......................      (34,608)         (26,895)          (19,748)        (34,327)         (46,500)
                                       --------------------------------------------------------------------------------
Addition to allowance charged to expense     40,139           30,103            27,966          38,581           48,647
Allowance acquired in bank purchases..        1,753           36,450            23,645             -0-              299
                                        -------------------------------------------------------------------------------
Balance at December 31................  $   178,451      $   171,167        $  131,509 $        99,646      $    95,392
                                        ===============================================================================
Loans net of unearned income,
   outstanding at end of period.......  $11,743,273      $11,429,907        $8,540,412      $6,716,595      $ 6,293,509

Average loans net of unearned income,
   outstanding for the period.........  $11,747,385      $ 9,918,274        $7,634,984      $6,334,313      $ 6,209,432
Ratios
   Allowance at end of period to loans
      net of unearned income..........         1.52%            1.50%             1.54%           1.48%            1.52%
   Allowance at end of period to average
      loans net of unearned income....         1.52             1.73              1.72            1.57             1.54
   Allowance at end of period to
      nonperforming loans*............       185.41           166.59            237.21          160.36           130.05
   Allowance at end of period to
      nonperforming assets*...........       154.49           128.61            153.28           85.82            52.39
   Net charge-offs to average loans net of
      unearned income.................         0.29             0.27              0.26            0.54             0.75
   Net charge-offs to allowance at end of
      period..........................        19.39            15.71             15.02           34.45            48.75
   Recoveries to prior year charge-offs       28.85            46.84             36.10           19.14            25.36

* Exclusive of accruing loans 90 days past due

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

At December 31, 1995, the allowance for loan losses to loans, net of unearned income, was 1.52 percent while coverage of nonperforming loans was
185.4 percent. This compares with an allowance for loan losses to loans, net of unearned income, at the end of 1994 of 1.50 percent and to nonperforming loans for the same period of 166.6 percent.

Table 21 is a summary of the allocation of the allowance for loan losses as determined by internal analysis. Although amounts are assigned to certain classifications of loans, the balance of the allowance for loan losses at December 31, 1995, is considered to be a general allowance and, therefore, is available for charge-offs of any type of loan which may be necessary in the future.

Table 21                                   December 31, 1995            December 31, 1994               December 31, 1993
                                       --------------------------     ---------------------------    -----------------------------
Allocation of the Allowance                        Percentage of                   Percentage of                    Percentage of
for Loan Losses                                    Loans* in Each                  Loans* in Each                   Loans* in Each
                                        Allowance    Category to      Allowance      Category to      Allowance       Category to
(Dollars in thousands)                 Allocation   Total Loans*      Allocation     Total Loans*     Allocation      Total Loans*
----------------------------------------------------------------------------------------------------------------------------------
Commercial............................  $ 30,125        26.0%          $ 29,184          23.6%          $ 37,868           29.9%
Commercial real estate:
   Commercial real estate mortgage....    29,177        13.0             30,464          12.0             21,385           13.3
   Real estate construction...........     5,302         4.5             12,021           4.7              5,901            4.3
                                        ----------------------------------------------------------------------------------------
      Total commercial real estate....    34,479        17.5             42,485          16.7             27,286           17.6
                                        ----------------------------------------------------------------------------------------
Consumer:
   Residential first mortgages........    18,699        32.4             18,514          37.4              4,076           28.5
   Other residential mortgages........     4,188         6.0              2,289           5.6                719            6.2
   Dealer indirect....................    13,809         8.8              7,916           7.2              6,108            6.7
   Revolving credit...................    23,837         4.1             12,441           3.1             16,099            4.0
   Other consumer.....................    16,845         5.2              9,381           6.4              4,514            7.1
                                        ----------------------------------------------------------------------------------------
      Total consumer..................    77,378        56.5             50,541          59.7             31,516           52.5
Unfunded commitments..................     6,685           -              7,241             -              5,650              -
Standby letters of credit.............     3,880           -              1,825             -              1,660              -
Unallocated...........................    25,904           -             39,891             -             27,529              -
                                        ----------------------------------------------------------------------------------------
                                        $178,451       100.0%          $171,167         100.0%          $131,509          100.0%
                                        ========================================================================================

* Net of unearned income

--------------------------------------------------------------------------------
SUPPLEMENTAL FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

AMSOUTH BANCORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CONDITION
DECEMBER 31, 1985-1995

(In thousands)                                     1995               1994            1993            1992            1991
-------------------------------------------------------------------------------------------------------------------------------
Assets
Cash and due from banks......................    $   651,641       $   616,639    $   614,698      $   589,084      $   560,249
Temporary investments........................      2,546,583           672,170      1,896,220          806,257          676,604
Held-to-maturity securities..................      2,167,009         3,336,557      1,823,317        2,607,748        2,780,821
Loans net of unearned income.................     11,743,273        11,429,907      8,540,412        6,716,595        6,293,509
Less allowance for loan losses...............        178,451           171,167        131,509           99,646           95,392
                                                 ------------------------------------------------------------------------------
     Net loans...............................     11,564,822        11,258,740      8,408,903        6,616,949        6,198,117
Premises and equipment.......................        276,426           282,095        234,155          182,305          160,984
Other assets.................................        532,314           611,750        492,328          313,984          363,214
                                                 ------------------------------------------------------------------------------
     Total assets............................    $17,738,795       $16,777,951    $13,469,621      $11,116,327      $10,739,989
                                                 ==============================================================================

Liabilities and Shareholders' Equity
Deposits.....................................    $13,408,831       $13,067,062    $10,362,989      $ 8,626,221      $ 8,528,109
Federal funds purchased and
     repurchase agreements...................      1,861,090         1,212,723        793,177          989,790          572,970
Other interest-bearing liabilities...........        931,091         1,042,264        840,460          509,915          378,020
                                                 ------------------------------------------------------------------------------
   Total deposits and
    interest-bearing liabilities.............     16,201,012        15,322,049     11,996,626       10,125,926        9,479,099
Acceptances outstanding......................          2,007             6,979          6,264            6,005            3,498
Accrued expenses and other
 liabilities.................................        152,301           138,465        324,006          111,022          463,349
                                                 ------------------------------------------------------------------------------
     Total liabilities.......................     16,355,320        15,467,493     12,326,896       10,242,953        9,945,946
Shareholders' equity.........................      1,383,475         1,310,458      1,142,725          873,374          794,043
                                                 ------------------------------------------------------------------------------
     Total liabilities and
     shareholders' equity....................    $17,738,795       $16,777,951    $13,469,621      $11,116,327      $10,739,989
                                                 ==============================================================================

CONSOLIDATED STATEMENT OF EARNINGS
YEARS ENDED DECEMBER 31, 1985-1995

(In thousands except per share data)                1995           1994            1993         1992        1991
----------------------------------------------------------------------------------------------------------------------
Revenue from earning assets..................    $ 1,275,063     $ 1,047,741   $  840,617      $  772,251    $  852,251
Interest expense.............................        679,396         480,414      339,326         341,706       486,848
                                                 ----------------------------------------------------------------------
Net interest income..........................        595,667         567,327      501,291         430,545       365,403
Provision for loan losses....................         40,139          30,103       27,966          38,581        48,647
                                                 ----------------------------------------------------------------------
Net interest income after provision
 for loan losses..............................       555,528         537,224      473,325         391,964       316,756
Noninterest revenues.........................        231,778         179,021      204,069         173,154       170,658
Noninterest expenses.........................        512,129         522,905      458,831         400,548       366,403
                                                 ----------------------------------------------------------------------
Income before income taxes...................        275,177         193,340      218,563         164,570       121,011
Income taxes.................................        100,222          66,050       71,843          47,977        31,785
                                                 ----------------------------------------------------------------------
Net income...................................    $   174,955     $   127,290   $  146,720      $  116,593    $   89,226
                                                 ======================================================================

Average common shares outstanding............         58,262          56,527       50,848          46,684        43,652

Earnings per common share....................          $3.00           $2.25        $2.89           $2.50         $2.04

Cash dividends declared per
 common share.................................         $1.54           $1.43        $1.22           $1.07         $0.98

                                                                                                   Ten-Year
                                                                                                   Compound
                                                                                                   Growth Rate
        1990            1989              1988           1987           1986            1985       1995/1985
-----------------------------------------------------------------------------------------------------------------------
$    623,744        $   495,013    $    511,666     $   463,219      $   511,124     $   494,908      2.79%
     178,944            221,231         160,202         195,161          224,959         242,600     26.50
   2,214,608          2,166,410       2,185,972       1,887,610        1,529,605       1,226,894      5.85
   6,382,299          6,316,472       5,873,735       5,426,186        4,424,240       3,812,427     11.91
      92,946             96,142          75,945          72,895           61,668          54,980     12.49
-----------------------------------------------------------------------------------------------------------------------
   6,289,353          6,220,330       5,797,790       5,353,291        4,362,572       3,757,447     11.90
     154,761            143,638         142,545         153,968          126,613         126,726      8.11
     382,196            371,159         408,220         400,590          347,604         272,141      6.94
-----------------------------------------------------------------------------------------------------------------------
$  9,843,606        $ 9,617,781    $  9,206,395     $ 8,453,839      $ 7,102,477     $ 6,120,716     11.23%
=======================================================================================================================


$ 8,076,625         $ 7,600,319    $  7,299,116     $ 6,544,631      $ 5,462,258     $ 4,507,634     11.52%

    828,903           1,079,951         883,237         964,187          822,348         759,977      9.37
    173,668             189,582         252,255         199,550          145,758         287,130     12.48
-----------------------------------------------------------------------------------------------------------------------
  9,079,196           8,869,852       8,434,608       7,708,368        6,430,364       5,554,741     11.30
     22,245              24,422          90,123         104,166          103,803          71,293    (30.02)
     82,378              94,465          86,372          93,681           92,052          75,538      7.26
-----------------------------------------------------------------------------------------------------------------------
  9,183,819           8,988,739       8,611,103       7,906,215        6,626,219       5,701,572     11.11
    659,787             629,042         595,292         547,624          476,258         419,144     12.68
-----------------------------------------------------------------------------------------------------------------------
$ 9,843,606         $ 9,617,781    $  9,206,395     $ 8,453,839      $ 7,102,477     $ 6,120,716     11.23%
=======================================================================================================================



                                                                                                   Ten-Year
                                                                                                   Compound
                                                                                                   Growth Rate
      1990            1989            1988           1987           1986            1985            1995/1985
-----------------------------------------------------------------------------------------------------------------------
$    880,032    $    871,102    $    747,511   $     600,865   $     531,491    $    475,174       10.37%
     556,404         570,359         469,216         347,459         294,187         279,587        9.29
-----------------------------------------------------------------------------------------------------------------------
     323,628         300,743         278,295         253,406         237,304         195,587       11.78
      45,407          47,766          19,611          42,416          21,698          23,039        5.71
-----------------------------------------------------------------------------------------------------------------------
     278,221         252,977         258,684         210,990         215,606         172,548       12.40
     136,619         130,863         128,714         121,167         106,252          81,625       11.00
     311,658         294,356         274,398         247,587         227,796         185,876       10.67
-----------------------------------------------------------------------------------------------------------------------
     103,182          89,484         113,000          84,570          94,062          68,297       14.95
      24,734          17,185          25,128          16,825          19,229           9,656       26.36
-----------------------------------------------------------------------------------------------------------------------
$     78,448    $     72,299    $     87,872    $     67,745   $      74,833    $     58,641       11.55%
=======================================================================================================================

      41,956          43,095          43,002          42,360          41,935          36,582        4.76%

       $1.87           $1.68           $2.04           $1.60           $1.78           $1.60        6.47%

       $0.94           $0.89           $0.84           $0.79           $0.71           $0.63        9.35%

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



/s/ C. Dowd Ritter                      /s/ Dennis J. Dill

C. Dowd Ritter                          Dennis J. Dill
President and                           Executive Vice President
Chief Executive Officer                 Chief Accounting Officer

--------------------------------------------------------------------------------
                               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS
--------------------------------------------------------------------------------

Board of Directors
AmSouth Bancorporation

  We have audited the accompanying consolidated statement of condition of AmSouth Bancorporation and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of earnings, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of AmSouth Bancorporation and subsidiaries at December 31, 1995 and 1994 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.



/s/ Ernst & Young LLP

Birmingham, Alabama
January 31, 1996

--------------------------------------------------------------------------------
CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

AMSOUTH BANCORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CONDITION

                                                                                December 31
                                                                     --------------------------------
(Dollars in thousands)                                                   1995                 1994
-----------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks...........................................   $   651,641          $   616,639
Federal funds sold and securities purchased under
   agreements to resell...........................................         1,775              152,525
Trading securities................................................         2,978                6,383
Available-for-sale securities.....................................     2,479,813              383,039
Held-to-maturity securities (market value of $2,193,421
   and $3,169,513, respectively)..................................     2,167,009            3,336,557
Mortgage loans held for sale......................................        62,017              130,223
Loans.............................................................    11,819,809           11,496,121
Less: Allowance for loan losses...................................       178,451              171,167
      Unearned income.............................................        76,536               66,214
                                                                     --------------------------------
           Net loans..............................................    11,564,822           11,258,740
Premises and equipment, net.......................................       276,426              282,095
Customers' acceptance liability...................................         2,007                6,979
Accrued interest receivable and other assets......................       530,307              604,771
                                                                     --------------------------------
                                                                     $17,738,795          $16,777,951
                                                                     ================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits and interest-bearing liabilities:
   Deposits:
      Noninterest-bearing demand..................................   $ 1,834,853          $ 1,902,310
      Interest-bearing demand.....................................     3,912,506            4,071,212
      Savings.....................................................     1,005,099              901,738
      Time........................................................     5,661,130            5,384,469
      Certificates of deposit of $100,000 or more.................       995,243              807,333
                                                                     --------------------------------
        Total deposits............................................    13,408,831           13,067,062
   Federal funds purchased and securities sold under
      agreements to repurchase....................................     1,861,090            1,212,723
   Other borrowed funds...........................................       483,293              656,117
   Long-term debt.................................................       447,798              386,147
                                                                     --------------------------------
         Total deposits and interest-bearing liabilities..........    16,201,012           15,322,049
Acceptances outstanding...........................................         2,007                6,979
Accrued expenses and other liabilities............................       152,301              138,465
                                                                     --------------------------------
         Total liabilities........................................    16,355,320           15,467,493
                                                                     --------------------------------

Shareholders' equity:
   Preferred stock - no par value:
      Authorized - 2,000,000 shares; Issued and
       outstanding - none.........................................            -0-                 -0-
   Common stock - par value $1 a share:
      Authorized - 200,000,000 shares
      Issued - 60,030,242 shares and 59,556,269 shares,
       respectively...............................................        60,030               59,556
   Capital surplus................................................       590,882              579,579
   Retained earnings..............................................       788,170              703,121
   Cost of common stock in treasury - 2,765,000 shares
      and 1,500,000 shares, respectively..........................       (73,192)             (24,173)
   Deferred compensation on restricted stock......................        (4,120)              (3,031)
   Unrealized gains/(losses) on available-for-sale
      securities, net of deferred taxes...........................        21,705               (4,594)
                                                                     --------------------------------
         Total shareholders' equity...............................     1,383,475            1,310,458
                                                                     --------------------------------
                                                                     $17,738,795         $ 16,777,951
                                                                     ================================

            See notes to consolidated financial statements.

--------------------------------------------------------------------------------
                                               CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


AMSOUTH BANCORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF EARNINGS

                                                                                       Years Ended December 31
                                                                            --------------------------------------------
(In thousands except per share data)                                             1995           1994            1993
------------------------------------------------------------------------------------------------------------------------
Revenue from earning assets
Loans.................................................................   $   1,013,444       $   793,956      $  613,522
Securities:
   Trading securities.................................................             309             2,550           2,423
   Available-for-sale securities......................................          38,034            52,005          32,641
   Held-to-maturity securities........................................         216,703           183,985         171,213
                                                                         -----------------------------------------------
      Total securities................................................         255,046           238,540         206,277
Mortgage loans held for sale..........................................           5,478            12,609          14,338
Federal funds sold and securities purchased under
   agreements to resell...............................................           1,095             2,636           6,480
                                                                         -----------------------------------------------
      Total revenue from earning assets...............................        1,275,063        1,047,741         840,617
                                                                         -----------------------------------------------
Interest  expense
Interest-bearing demand deposits......................................         139,854           118,952          86,218
Savings deposits......................................................          27,500            24,261          20,732
Time deposits.........................................................         327,838           191,997         143,218
Certificates of deposit of $100,000 or more...........................          54,278            33,751          30,686
Federal funds purchased and securities sold under
   agreements to repurchase...........................................          67,182            65,009          32,241
Other borrowed funds..................................................          34,496            21,610          13,870
Long-term debt........................................................          28,248            24,834          12,361
                                                                         -----------------------------------------------
      Total interest expense..........................................         679,396           480,414         339,326
                                                                         -----------------------------------------------

Net interest income...................................................         595,667           567,327         501,291
Provision for loan losses.............................................          40,139            30,103          27,966
                                                                         -----------------------------------------------

Net interest income after provision for loan losses...................         555,528           537,224         473,325
                                                                         -----------------------------------------------
Noninterest revenues
Service charges on deposit accounts...................................          83,717            67,682          59,379
Trust income..........................................................          50,272            46,121          41,659
Investment services income............................................          10,775            14,036          19,835
Mortgage administration fees..........................................           8,572            22,518          18,178
Other operating revenues..............................................          78,442            28,664          65,018
                                                                         -----------------------------------------------
      Total noninterest revenues......................................         231,778           179,021         204,069
                                                                         -----------------------------------------------
Noninterest expenses
Salaries and employee benefits........................................         226,317           232,050         222,756
Net occupancy expense.................................................          53,918            46,770          36,537
Equipment expense.....................................................          50,289            41,432          39,213
FDIC premiums.........................................................          20,315            24,664          21,413
Foreclosed properties expense.........................................             372             4,721          (2,197)
Other operating expenses..............................................         160,918           173,268         141,109
                                                                         -----------------------------------------------
      Total noninterest expenses......................................         512,129           522,905         458,831
                                                                         -----------------------------------------------

Income before income taxes............................................         275,177           193,340         218,563
Income taxes..........................................................         100,222            66,050          71,843
                                                                         -----------------------------------------------

      Net income......................................................   $     174,955       $   127,290      $  146,720
                                                                         ===============================================
Average common shares outstanding.....................................          58,262            56,527          50,848
Earnings per common share.............................................           $3.00             $2.25           $2.89

                See notes to consolidated financial statements.

--------------------------------------------------------------------------------
CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


AMSOUTH BANCORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                                                                                                         Unrealized
                                                                                                           Gains/
                                         Common     Capital     Retained      Treasury      Deferred      (Losses) on
(In thousands)                            Stock     Surplus     Earnings        Stock      Compensation   Securities      Total
---------------------------------------------------------------------------------------------------------------------------------

Balance at January 1, 1993............. $48,371     $296,906   $554,807     $(24,173)      $(2,415)     $ (122)       $ 873,374
Balance at beginning of period for
   First Sunbelt Bankshares, Inc.......     537        5,288      2,828         -0-           -0-          -0-            8,653
Net income.............................     -0-          -0-    146,720         -0-           -0-          -0-          146,720
Cash dividends declared
   ($1.22 per common share)............     -0-          -0-    (58,890)         -0-          -0-          -0-          (58,890)
Unrealized gains on equity
   securities of acquired banks........     -0-          -0-        -0-          -0-          -0-          122              122
Common stock transactions:
   Employee stock plans................     289        7,834        -0-          -0-         (529)         -0-            7,594
   Orange Banking Corporation
      convertible debt.................     -0-        3,000        -0-          -0-          -0-          -0-            3,000
   Stock issued in purchase
      transactions.....................   5,511      156,641        -0-          -0-          -0-          -0-          162,152
                                        ---------------------------------------------------------------------------------------

Balance at December 31, 1993...........  54,708      469,669    645,465      (24,173)      (2,944)         -0-        1,142,725
Balance at beginning of period
   for immaterial pooling-of-
   interest entities...................   1,070        9,192     11,231          -0-          -0-          -0-           21,493
Net income.............................     -0-          -0-    127,290          -0-          -0-          -0-          127,290
Cash dividends declared
   ($1.43 per common share)............     -0-          -0-    (80,865)         -0-          -0-          -0-          (80,865)
Common stock transactions:
   Employee stock plans................     304        8,402        -0-          -0-          (87)         -0-            8,619
   Acquisition of Fortune Bancorp,
    Inc................................   4,474      121,363        -0-          -0-           -0-         -0-          125,837
   Purchase and retirement of
   common stock........................  (1,000)     (29,047)       -0-          -0-           -0-         -0-          (30,047)
Unrealized losses on available-
   for-sale securities,
   net of deferred taxes...............     -0-          -0-        -0-          -0-           -0-      (4,594)          (4,594)
                                        ---------------------------------------------------------------------------------------

Balance at December 31, 1994...........  59,556      579,579    703,121      (24,173)       (3,031)     (4,594)       1,310,458
Net income.............................     -0-          -0-    174,955          -0-           -0-         -0-          174,955
Cash dividends declared
   ($1.54 per common share)............     -0-          -0-    (89,906)         -0-           -0-         -0-          (89,906)
Common stock transactions:
   Employee stock plans................     474       11,303        -0-          -0-        (1,089)        -0-           10,688
   Purchase of common stock............     -0-          -0-        -0-      (49,019)          -0-         -0-          (49,019)
Unrealized gains on available-for-sale
   securities, net of deferred taxes...     -0-          -0-        -0-          -0-           -0-      26,299           26,299
                                        ---------------------------------------------------------------------------------------

Balance at December 31, 1995........... $60,030     $590,882    $788,170    $(73,192)      $(4,120)    $21,705       $1,383,475
                                        =======================================================================================

            See notes to consolidated financial statements.

--------------------------------------------------------------------------------
                                               CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


AMSOUTH BANCORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                                  Years Ended December 31
                                                                                   -------------------------------------------------
(In thousands)                                                                     1995                 1994               1993
------------------------------------------------------------------------------------------------------------------------------------
Operating activities
Net income..................................................................    $  174,955          $  127,290         $  146,720
Adjustments to reconcile net income to net cash provided
   (used) by operating activities
      Provision for loan losses.............................................        40,139              30,103             27,966
      Provision for foreclosed property (recoveries) losses.................          (322)              1,748             (3,038)
      Depreciation and amortization of premises and equipment...............        27,825              24,714             24,378
      Amortization of premiums and discounts on held-to-maturity
         securities and available-for-sale securities.......................        (5,172)             (1,446)             2,045
      Net decrease (increase) in mortgage loans held for sale...............        68,275             221,642            (99,567)
      Net decrease (increase) in trading securities.........................         5,300              89,281            (56,198)
      Net (gains) losses on sales of available-for-sale securities..........        (3,717)             26,642            (13,057)
      Net gains on calls and sales of held-to-maturity securities...........          (741)               (354)            (1,591)
      Net decrease in accrued interest receivable and other assets..........        73,841             155,597            289,566
      Net increase (decrease) in accrued expenses and other liabilities.....        16,990            (293,437)            57,387
      Provision (benefit) for deferred income taxes.........................         2,598              19,681             (9,656)
      Amortization of intangible assets.....................................        21,402              26,537             16,894
      Other.................................................................        (2,012)             (1,528)             2,191
                                                                               -----------------------------------------------------

         Net cash provided by operating activities..........................       419,361             426,470            384,040
                                                                               -----------------------------------------------------

Investing activities
Proceeds from maturities and prepayments of
   available-for-sale securities............................................        64,561             332,288            220,096
Proceeds from sales of available-for-sale securities........................       225,546           1,650,528            913,633
Purchases of available-for-sale securities..................................      (496,766)           (545,757)        (1,205,083)
Proceeds from maturities, prepayments and calls of
   held-to-maturity securities..............................................       353,823            348,144             978,570
Proceeds from sales of held-to-maturity securities..........................           -0-                -0-              89,045
Purchases of held-to-maturity securities....................................      (692,966)        (1,481,636)           (738,471)
Net decrease in federal funds sold and securities
   purchased under agreements to resell.....................................       150,750             32,245              87,944
Net increase in loans.......................................................      (612,821)        (1,347,994)           (670,902)
Net purchases of premises and equipment.....................................       (20,473)           (39,916)            (49,900)
Net cash used for acquisitions..............................................       (13,221)          (109,351)            (28,382)
                                                                               -----------------------------------------------------

      Net cash used by investing activities.................................    (1,041,567)        (1,161,449)           (403,450)
                                                                               -----------------------------------------------------


Financing activities
Net (decrease) increase in demand deposits and savings accounts.............      (150,913)            91,767            (234,651)
Net increase in time deposits...............................................       413,268            769,758             318,036
Net increase (decrease) in federal funds purchased
   and securities sold under agreements to repurchase.......................       648,367            (59,603)           (271,613)
Net (decrease) increase in other borrowed funds.............................      (184,126)            20,779             274,160
Issuance of long-term debt..................................................       150,592            149,084              21,500
Payments for maturing long-term debt........................................       (89,892)          (138,965)            (14,323)
Cash dividends paid.........................................................       (89,906)           (80,823)            (58,922)
Proceeds from employee stock plans..........................................         8,837              6,745               6,616
Purchase of common stock....................................................       (49,019)           (30,047)                -0-
                                                                               -----------------------------------------------------

      Net cash provided by financing activities.............................       657,208            728,695              40,803
                                                                               -----------------------------------------------------


Increase (decrease) in cash and cash equivalents............................        35,002             (6,284)             21,393

Cash and cash equivalents at beginning of period............................       616,639            614,698             589,084

Beginning consolidated cash balances of immaterial
   pooling-of-interests entities............................................           -0-              8,225               4,221
                                                                               -----------------------------------------------------

Cash and cash equivalents at end of period..................................    $  651,641          $ 616,639          $  614,698
                                                                               =====================================================

                See notes to consolidated financial statements.

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  AmSouth Bancorporation (AmSouth), through its wholly owned subsidiaries, provides a broad array of financial products and services throughout Alabama, Florida, Tennessee and Georgia. AmSouth's principal activities include retail and commercial banking, and trust operations. The accounting policies of AmSouth and the methods of applying those policies which materially affect the accompanying financial statements are presented below.

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

USE OF ESTIMATES

  The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CASH FLOWS

  For the Consolidated Statement of Cash Flows, AmSouth has defined cash and cash equivalents as those amounts included in the Consolidated Statement of Condition caption as "Cash and due from banks." For the years ended December 31, 1995, 1994 and 1993, AmSouth paid interest of $663,834,000, $467,791,000 and
$313,593,000, respectively. For the years ended December 31, 1995, 1994, and 1993, noncash transfers from loans to foreclosed properties were $16,731,000, $28,184,000 and $11,422,000, respectively. Noncash transfers from foreclosed properties to loans for the years ended December 31, 1995, 1994, and 1993 were $2,987,000, $3,773,000 and $16,384,000, respectively. Noncash transfers from held-to-maturity securities to available-for-sale securities were $1,544,737,000 for the year ended December 31, 1995. For the year ended December 31, 1993, noncash transfers from investment securities to securities held for sale were $755,421,000. Transactions related to securities held for sale in 1993 have been reclassified from operating activities to investing activities. For the year ended December 31, 1995, a noncash transfer from loans to available-for-sale securities of approximately $352,000,000 was made in connection with a mortgage loan securitization.

SECURITIES

  AmSouth adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (Statement
115), on January 1, 1994. The statement generally requires that debt and equity securities that have readily determinable market values be carried at fair value unless they are intended to be held to maturity. AmSouth defines held-to-maturity securities as debt securities which management has the positive intent and ability to hold to maturity. Held-to-maturity securities are stated at cost, adjusted for amortization of premiums and accretion of discounts on the constant effective yield method. Trading securities are carried at market. Market adjustments and realized gains or losses on the sale of trading securities are reported as other operating revenues. Available-for-sale securities are defined as equity securities and debt securities not classified as trading securities or held-to-maturity securities. Available-for-sale securities are carried at fair value. Unrealized holding gains or losses, net of deferred taxes, on available-for-sale securities are excluded from earnings and reported as a separate component of shareholders' equity. AmSouth determines the appropriate classification of debt secu-

--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

rities at the time of purchase. The cost of securities is based on the specific identification method. The categories defined as securities held for sale and investment securities in years prior to the adoption of Statement 115 are reported as available-for-sale securities and held-to-maturity securities, respectively.

MORTGAGE LOANS HELD FOR SALE

  Mortgage loans held for sale are carried at the lower of aggregate cost or market value. Monthly market adjustments and realized gains and losses are classified as other operating revenues.

INTEREST RATE CONTRACTS AND OTHER OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

  AmSouth has from time to time utilized various off-balance sheet instruments such as interest rate swaps and caps which are designated to hedge imbalances in sensitivity to fluctuating interest rates for designated assets and liabilities. To qualify as a hedge used to manage interest rate risk, the following criteria must be met: (1) the asset or liability to be hedged exposes the institution, as a whole, to the interest rate risk, (2) the instrument alters or reduces sensitivity to interest rate changes and (3) the instrument is designated and effective as a hedge. Accrual accounting is applied for off-balance sheet investment products (caps and swaps) classified as a hedge. Any gains or losses realized as a result of termination of an off-balance sheet investment product are deferred and amortized as yield/rate adjustments of the hedged assets or liabilities over the original life of the contract. If the designated asset or liability being hedged is terminated, matures or is sold, any realized or unrealized gain or loss from the related off-balance sheet investment product would be recognized in income coincident with the extinguishment or termination. If the balance of the related balance sheet item falls below that of the related off-balance sheet investment product, the excess portion of the off-balance sheet investment product is marked to market and the resulting gain or loss included in income. If an off-balance sheet investment product does not satisfy the criteria for a hedge, including those to be used in trading activities, it is carried at market value. Any changes in market value are recognized in other operating revenue.

  AmSouth has purchased and sold interest rate cap agreements to modify the interest characteristics of designated prime rate loans and federal funds purchased and securities sold under agreements to repurchase (federal funds purchased). The strike price of these agreements exceeded the current market levels at the time they were entered into. The interest rate indices specified by the agreements have been and are expected to be highly correlated with the interest rates AmSouth incurs on its prime rate loans and federal funds purchased. Amounts to be paid or received as a result of the specified interest rate index exceeding the strike price are accrued in other liabilities or assets and are recognized as an adjustment of interest income or interest expense depending on the nature of the balance sheet item being hedged. The cost of these agreements is included in other assets and amortized to interest income or expense ratably during the life of the agreement.

  AmSouth has entered into an interest rate swap agreement to modify the interest characteristics of some of its subordinated debt. The interest rate swap agreement is designated to a portion of the principal balance and term of a specific debt obligation. This agreement involves the exchange of amounts based on a fixed interest rate for amounts based on variable interest rates over the life of the agreement without an exchange of the notional amount upon which the payments are based. The differential to be paid or received as interest rates change is accrued and recognized as an adjustment of interest expense related to the debt. The related amount payable to or receivable from counterparties is included in other liabilities or assets.

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

LOANS

  Interest income on commercial and commercial real estate loans is accrued daily based upon the outstanding principal amounts except for those classified as nonaccrual loans. Interest income on certain consumer loans is accrued monthly based upon the outstanding principal amounts except for those classified as nonaccrual loans. Interest accrual is discontinued when it appears that future collection of principal or interest according to the contractual terms may be doubtful. Interest collections on nonaccrual loans for which the ultimate collectibility of principal is uncertain are applied as principal reductions. Otherwise, such collections are credited to income when received.

  Effective January 1, 1995, AmSouth adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures" (Statement 114). Impairment of a loan within the scope of Statement 114 is to be recognized and reported based on the present value of expected future cash flows discounted at the loan's effective interest rate, at the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. Impaired loans are specifically reviewed loans for which it is probable that the creditor will be unable to collect all amounts due according to the terms of the loan agreement. A valuation allowance is required to the extent that the measure of the impaired loans is less than the recorded investment. A loan is not impaired during a period of delay in payment if the ultimate collectibility of all amounts due is expected. Statement 114 does not apply to larger groups of homogeneous loans such as consumer installment, bankcard and residential real estate mortgage loans, which are collectively evaluated for impairment. Impaired loans are therefore primarily commercial loans and commercial real estate loans.

  Payments received on impaired loans for which the ultimate collectibility of principal is uncertain are generally applied first as principal reductions. No material amount of interest income was recognized on impaired loans for the year ended December 31, 1995. The impact of the adoption of Statement 114 was immaterial to AmSouth's consolidated financial statements as of and for the year ended December 31, 1995. In accordance with Statement 114, no retroactive application of its provision has been made to the consolidated financial statements for the periods prior to January 1, 1995.

ALLOWANCE FOR LOAN LOSSES

  The allowance for loan losses is maintained at a level which is considered adequate to provide for potential losses based upon management's evaluation of known and inherent risk characteristics of the loan portfolio, the fair value of underlying collateral, recent loan loss experience, current economic conditions, and other pertinent factors. A provision for loan losses is charged to operations based on management's periodic evaluation of these risks. As the reserve is based on management's estimate of future losses, actual losses may vary from the current estimate.

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

FORECLOSED PROPERTIES

  Foreclosed properties are carried at the lower of

--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

the estimated net realizable value or cost and are included in other assets, net of the allowance for foreclosed property losses. For the years ended December 31, 1995, 1994, and 1993, a provision/(reduction) of $(322,000), $1,748,000, and
$(3,038,000) was charged/(credited) to expense and write downs of properties charged to the allowance totaled $2,550,000, $2,018,000, and $3,097,000, respectively. At December 31, 1995, 1994, and 1993, the allowance had a balance of $766,000, $3,638,000, and $3,908,000, respectively.

INTANGIBLE ASSETS

  Intangible assets, primarily goodwill and purchased mortgage servicing rights, are included in other assets. Goodwill is amortized on a straight-line basis primarily over twenty to twenty-five years. AmSouth reviews on a regular basis the carrying value of goodwill to determine if any impairment has occurred or if the period of recoverability has changed. If this review indicates that goodwill will not be recoverable, as determined based on the undiscounted cash flows of the entity acquired over the remaining amortization period, AmSouth's carrying value of the goodwill will be reduced by the estimated shortfall of such cash flows. At December 31, 1995 and 1994, goodwill totaled $283,400,000 and $286,394,000, respectively.

MORTGAGE SERVICING RIGHTS

  In May 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 122 "Accounting for Mortgage Servicing Rights, an amendment of FASB Statement No. 65" (Statement 122). FASB Statement No. 65, "Accounting for Certain Mortgage Banking Activities," required separate capitalization of purchased origination activities. Statement 122 will require that purchased and originated mortgage servicing rights be accounted for in the same manner. The impact of Statement 122, when adopted on January 1, 1996 is not expected to have a material impact on AmSouth's financial condition or results of operations. At December 31, 1994 purchased mortgage servicing rights were $64,387,000. During 1995, AmSouth sold all of its purchased mortgage servicing rights. Accordingly, as of December 31, 1995, AmSouth had no purchased mortgage servicing rights. Purchased mortgage servicing rights are amortized over the estimated average lives of the related loans.

IMPAIRMENT OF LONG-LIVED ASSETS

  In March 1995, FASB issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," (Statement 121) which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. AmSouth will adopt Statement 121 in the first quarter of 1996 and, based on current estimates, does not believe the effect of adoption will be material to AmSouth's financial condition or results of operations.

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

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

PENSION AND OTHER POSTRETIREMENT EMPLOYEE BENEFIT PLANS

  AmSouth has a pension plan for the benefit of substantially all regular, full-time employees. The plan is trusteed and noncontributory. Costs of AmSouth's pension plan are actuarially determined by the projected unit credit method with actuarial gains or losses recognized each year and amortized separately.

STOCK BASED COMPENSATION

  In October 1995, FASB issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (Statement 123). Statement 123 establishes a "fair value" based method of accounting for stock-based compensation plans and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees" (Opinion 25). Entities electing to remain with the accounting in Opinion 25 must make proforma disclosures of net income and earnings per share, as if the fair value based method of accounting defined in Statement 123 had been applied. Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Under the intrinsic value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price of the stock at grant date or other measurement date over the amount an employee must pay to acquire the stock. This statement also applies to transactions in which an entity issues its equity instruments to acquire goods or services from nonemployees. AmSouth has decided to continue to follow Opinion 25 in accounting for its stock based compensation awards.

EARNINGS PER COMMON SHARE

  Earnings per common share are based on the average outstanding shares of common stock excluding treasury stock. The effects of stock options outstanding and convertible debentures are immaterial to the calculation of earnings per common share.

NOTE B - BUSINESS COMBINATIONS

  On February 16, 1995, AmSouth completed the acquisition of Community Federal Savings Bank (Community), headquartered in Fort Oglethorpe, Georgia. Under the terms of the agreement, AmSouth paid $65.50 for each of the outstanding shares of Community common stock for a total purchase price of approximately $17,000,000. The transaction was accounted for using the purchase method of accounting. Approximately $7,500,000 of goodwill resulting from the acquisition is being amortized on a straight-line basis over 20 years. Due to the immateriality of the transaction, pro forma information is not presented. The operating results of Community are included in AmSouth's consolidated statement of earnings since the date of the acquisition.

  On June 23, 1994, AmSouth completed the acquisition of Fortune Bancorp, Inc. (Fortune) which was accounted for using the purchase method of accounting through the issuance of approximately 4,474,000 shares of common stock and payment of approximately $144,600,000 in cash. AmSouth purchased and retired 1,000,000 shares of common stock for the sole purpose of replenishing shares issued in connection with this purchase. Fortune had approximately $2.6 billion in consolidated assets at the date of acquisition. Approximately $172,500,000 of goodwill resulting from the acquisition is being amortized on a straight-line basis over 20 years. The

--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

                                                                                       Common
                                                                         Consolidated  Shares
(In thousands)                                     Location        Date     Assets     Issued
---------------------------------------------------------------------------------------------
Orange Banking Corporation.................    Orlando, FL       January   $354,000     1,332
(Orange)
FloridaBank, A Federal Savings Bank........    Jacksonville, FL  February   272,000       759
(FloridaBank)
Citizens National Corporation..............    Naples, FL        April      313,000     1,604
(Citizens)
Parkway Bancorp, Inc.......................    Fort Myers, FL    April      130,000       629
(Parkway)
First Federal Savings Bank.................    Calhoun, GA       April       72,000       442
(Calhoun)

operating results of Fortune are included in AmSouth's consolidated statement of earnings since the date of acquisition.

  During the year ended December 31, 1994, AmSouth completed business combinations which were accounted for using the pooling-of-interests method of accounting as shown in the chart above.

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

NOTE C - CASH AND DUE
FROM BANKS

  AmSouth's banking subsidiaries are required to maintain reserve balances with the Federal Reserve Bank based on a percentage of deposits. The average amount of those reserves was approximately $141,000,000 for each of the years ended December 31, 1995 and 1994.

NOTE D - AVAILABLE-FOR-SALE SECURITIES

  The following is a summary of available-for-sale securities at December 31:


                                            1995                                          1994
                       --------------------------------------------  ---------------------------------------------
                                     Gross       Gross                             Gross        Gross
                       Amortized   Unrealized  Unrealized  Carrying  Amortized   Unrealized   Unrealized  Carrying
(In thousands)           Cost        Gains       Losses    Amount      Cost        Gains        Losses      Amount
------------------------------------------------------------------------------------------------------------------
U.S. Treasury and
     federal agency
     securities......  $  480,690     $ 8,659    $  560  $  488,789    $150,829     $ 53        $  631     $150,251
Mortgage-backed
     securities......   1,627,274      25,729     1,436   1,651,567     178,105      328         6,953      171,480
Equity securities....     187,029         -0-       -0-     187,029      56,614      150           -0-       56,764
Other debt
     securities......     150,966       1,462       -0-     152,428       4,793        2           251        4,544
                       --------------------------------------------------------------------------------------------
                       $2,445,959     $35,850    $1,996  $2,479,813    $390,341     $533        $7,835     $383,039
                       ============================================================================================

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

  The carrying amount and amortized cost of available-for-sale securities by maturity at December 31, 1995, were as follows:

                               Amortized   Carrying
(In thousands)                   Cost       Amount
----------------------------------------------------
Due within 1 year............ $  125,116  $  125,923
Due after 1 year through
 5 years.....................    309,098     316,708
Due after 5 years through
 10 years....................    151,834     152,953
Due after 10 years...........     45,608      45,633
Mortgage-backed securities...  1,627,274   1,651,567
Equity securities............    187,029     187,029
                              ----------------------
                              $2,445,959  $2,479,813
                              ======================

  Sales of available-for-sale securities were $220,471,000 and $1,657,755,000, during 1995 and 1994, respectively. Gross gains of $4,621,000 and $4,584,000 and gross losses of $904,000 and $31,226,000 were realized on these sales for 1995 and 1994, respectively.

  Available-for-sale securities with a carrying amount of $1,767,747,000 and $173,556,000 at December 31, 1995 and 1994, respectively, were pledged for collateral for public funds and trust deposits.

  On November 15, 1995, the FASB staff issued a Special Report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities." In accordance with provisions in that Special Report, AmSouth chose to reclassify securities from held-to-maturity to available-for-sale. At the date of transfer, the amortized cost of those securities was $1,544,737,000 and the unrealized gain on those securities was $21,290,000 which is included in shareholders' equity.

NOTE E - HELD-TO-MATURITY SECURITIES

  The amounts at which held-to-maturity securities are carried and their approximate fair market values at December 31 are summarized as follows:


                                          1995                                           1994
                       -------------------------------------------  --------------------------------------------
                                     Gross      Gross                            Gross       Gross
                        Carrying   Unrealized Unrealized  Market     Carrying   Unrealized  Unrealized  Market
(In thousands)           Amount      Gains     Losses     Value       Amount      Gains      Losses     Value
                       -----------------------------------------------------------------------------------------
U.S. Treasury and
     federal agency
     securities....... $  359,933     $ 4,704  $ 4,532  $  360,105  $  505,006     $   255  $ 31,819  $  473,442
State, county
     and municipal
     securities.......    224,742      12,298       13     237,027     293,248      10,633       631     303,250
Mortgage-backed
     securities.......  1,579,931      24,576   10,540   1,593,967   2,531,753         213   145,607   2,386,359
Other securities......      2,403          16       97       2,322       6,550           2        90       6,462
                       -----------------------------------------------------------------------------------------
                       $2,167,009     $41,594  $15,182  $2,193,421  $3,336,557     $11,103  $178,147  $3,169,513
                       =========================================================================================

--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

  The carrying amount and approximate market value of held-to-maturity securities by maturity at December 31, 1995, were as follows:



                               Carrying    Market
(In thousands)                  Amount      Value
----------------------------------------------------
Due within 1 year............ $   43,108  $   43,912
Due after 1 year through
 5 years....................     467,448     474,103
Due after 5 years through
 10 years...................      49,179      52,049
Due after 10 years...........     27,343      29,390
Mortgage-backed securities...  1,579,931   1,593,967
                              ----------------------
                              $2,167,009  $2,193,421
                              ======================

  There were no sales of held-to-maturity securities during 1995 and 1994. Gains on calls of held-to-maturity securities were $741,000 and $354,000 in 1995 and 1994, respectively.

  Held-to-maturity securities with a carrying amount of $1,588,262,000 and $1,235,597,000 at December 31, 1995 and 1994, respectively, were pledged as collateral for public funds and trust deposits.

NOTE F - LOANS

  The major categories of loans at December 31 are summarized in the chart below.

  At December 31, 1995 and 1994, nonaccrual and/or restructured loans totaled $96,246,000 and $102,748,000, respectively. The amount of interest income actually recognized on these loans during 1995 and 1994 was $1,364,000 and $733,000, respectively. The additional amount of interest income that would have been recorded during 1995 and 1994 if the above amounts had been current in accordance with their original terms was $8,681,000 and $6,174,000, respectively.

  At December 31, 1995, the recorded investment in loans that were considered to be impaired under Statement 114 was $55,993,000 (primarily all of which were on a nonaccrual basis). Collateral dependent loans, which were measured at the fair value of the collateral, constituted approximately all of impaired loans at December 31, 1995. The recorded investment in these loans approximated the fair value of the collateral resulting in no material balance in the allowance for loan losses specifically allocated to impaired loans at December 31, 1995. The average


                                                  1995                   1994
                                        ----------------------  ----------------------
(Dollars in thousands)                     Amount     Percent      Amount     Percent
--------------------------------------------------------------------------------------
Commercial.............................   3,111,722      26.3%   $ 2,699,315     23.5%
Commercial real estate:
     Commercial real estate mortgage...   1,523,284      12.9      1,370,877     11.9
     Real estate construction..........     525,985       4.5        540,722      4.7
                                        ----------------------------------------------
     Total commercial real estate......   2,049,269      17.4      1,911,599     16.6
                                        ----------------------------------------------
Consumer:
     Residential first mortgages.......   3,801,713      32.2      4,275,570     37.2
     Other residential mortgages.......     693,549       5.9        632,073      5.5
     Dealer indirect...................   1,057,695       8.9        886,872      7.7
     Revolving Credit..................     477,201       4.0        350,231      3.1
     Other consumer....................     628,660       5.3        740,461      6.4
                                        ----------------------------------------------
     Total consumer....................   6,658,818      56.3      6,885,207     59.9
                                        ----------------------------------------------
                                        $11,819,809     100.0%   $11,496,121    100.0%
                                        ==============================================

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

recorded investment in impaired loans for the year ended December 31, 1995 was approximately $60,475,000.

  Certain directors of AmSouth and its significant subsidiaries, including their immediate families and companies in which they are principal owners, were loan customers of AmSouth during 1995 and 1994. Such loans are made in the ordinary course of business at normal credit terms, including interest rates and collateral, and do not represent more than a normal risk of collection. Total loans to these persons at December 31, 1995 and 1994 amounted to $73,587,000 and $73,875,000, respectively. Activity during 1995 in loans to related parties resulted in additions of $193,579,000 representing new loans, reductions of $195,537,000 representing payments, and net additions of $1,670,000 representing other changes.

NOTE G - ALLOWANCE FOR LOAN LOSSES

  A summary of changes in the allowance for loan losses is shown below:


(In thousands)                     1995       1994       1993
---------------------------------------------------------------
Balance at January 1...........  $171,167   $131,509   $ 99,646
Loans charged-off..............   (47,282)   (43,929)   (36,369)
Recoveries of loans
     previously charged-off....    12,674     17,034     16,621
                                 ------------------------------
Net charge-offs................   (34,608)   (26,895)   (19,748)
Addition to allowance
     charged to expense........    40,139     30,103     27,966
Allowance acquired in
     bank purchases............     1,753     36,450     23,645
                                 ------------------------------
Balance at December 31.........  $178,451   $171,167   $131,509
                                 ==============================

  Included in the loans charged-off for 1995 is approximately $7,755,000 of impaired loans.

NOTE H - PREMISES AND
EQUIPMENT

  Premises and equipment at December 31 are summarized as follows:

(In thousands)                 1995       1994
----------------------------------------------
Land...................... $ 53,757   $ 54,543
Buildings.................  144,397    163,917
Furniture and fixtures....   55,440     56,080
Equipment.................  147,956    146,572
Leasehold improvements....   65,207     40,070
                           -------------------
                            466,757    461,182
Less allowances for
     depreciation and
     amortization.........  190,331    179,087
                           -------------------
                           $276,426   $282,095
                           ===================

NOTE I - DEPOSITS

  The aggregate amounts of time deposits of $100,000 or more, excluding certificates of deposit of $100,000 or more, in domestic bank offices at December 31, 1995 and 1994 were $56,851,000 and $92,065,000, respectively.

NOTE J - OTHER BORROWED FUNDS

  Other borrowed funds at December 31 is summarized as follows:

(In thousands)                    1995      1994
--------------------------------------------------
Treasury, tax and loan notes... $256,790  $129,221
Federal Home Loan
     Bank advances.............  204,500   257,200
Eurodollars purchased..........   11,456   136,039
Commercial paper...............    1,851     1,786
Term federal funds
     purchased.................      -0-   124,000
Current portion of
     long-term debt............      452       253
Other short-term debt..........    8,244     7,618
                                ------------------
                                $483,293  $656,117
                                ==================

--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

At December 31, 1995, AmSouth had lines of credit arrangements for short-term debt with two banks enabling the parent company to borrow up to $26,000,000 subject to such terms as AmSouth and the banks may mutually agree. The arrangements are reviewed annually for renewal of the credit lines. AmSouth pays commitment fees of 1/4% per annum on $1,000,000 of these lines, which is available solely to support commercial paper borrowings. The lines of credit were not in use at December 31, 1995.

The interest rate on the treasury, tax and loan notes at December 31, 1995 was 4.73%. Short-term advances from the Federal Home Loan Bank had interest rates ranging from 4.51% to 9.30% at December 31, 1995. All other borrowed funds at December 31, 1995, had interest rates ranging from 3.00% to 7.06%, and substantially all of these balances had interest rates at or below 5.00%.

NOTE K - LONG-TERM DEBT
Long-term debt at December 31 is summarized as follows:


(In thousands)                    1995      1994
---------------------------------------------------
6 3/4% Subordinated
     Debentures Due 2025......  $149,827   $    -0-
7 3/4% Subordinated
     Notes Due 2004...........   149,229    149,137
Subordinated Capital
     Notes Due 1999...........    99,569     99,440
Federal Home Loan
     Bank advances............    15,014    103,093
Floating Rate Notes
     Due 1999.................     6,899      7,474
7 1/2% Convertible
     Subordinated Debentures..     4,042      3,819
Long-term notes payable.......    23,218     23,184
                                -------------------
                                $447,798   $386,147
                                ===================

The 6 3/4% Subordinated Debentures Due November 1, 2025 were issued November 6, 1995 at a discounted price of 99.883%. The net proceeds to AmSouth after commissions totaled $148,900,000. The debentures will mature on November 1, 2025 and may be redeemed on November 1, 2005 at the option of the registered holders thereof. AmSouth purchased an interest rate swap in the notional amount of $150,000,000 to hedge these debentures. The swap requires AmSouth to pay a variable rate based on the 30 day London Interbank Borrowing Rate (LIBOR) while receiving a fixed rate. This swap effectively converts the fixed rate debt to floating rate.

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

Advances from the Federal Home Loan Bank had maturities ranging from 1997 to 2013 and interest rates ranging from 3.00% to 7.06%.

The average outstanding balance and average interest rate for 1995 on the Floating Rate Notes Due 1999 were $7,143,000 and 6.48%, respectively. The rate per annum for each semiannual period is the higher of one percent above the three month Treasury Bill rate or a rate fixed by AmSouth. The interest rate payable for the period ending February 28, 1996 is 6.50%. The notes are redeemable at the option of the holder on any March 1 or September 1 at their principal amount plus accrued interest.

The 7 1/2% Convertible Subordinated Debentures, due 2001, are redeemable on August 1, 1996 and debenture holders may thereafter elect, during the 30-day period following the call, to convert their debentures into either $170.91 cash per $100 principal amount, or 17.18199 shares of AmSouth common stock (maximum of 419,103 shares) or a combination of each. The redemption premium is being amortized to August 1, 1996.

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Long-term notes payable at December 31, 1995 included $23,068,000 of notes maturing from 1997 to 2017 with interest rates ranging from 5.20% to 5.75%. The remaining $150,000 of notes will mature in 1997 with an interest rate of 9.00%.

The aggregate maturities, in thousands, of long-term debt outstanding at December 31, 1995 are summarized as follows:

1996..............................        $    452
1997..............................          13,787
1998..............................             315
1999..............................         106,791
2000..............................             139
Thereafter........................         326,766
                                          --------
                                           448,250
Less current portion of long-term.debt         452
                                          --------
                                          $447,798
                                          ========

NOTE L - OFF-BALANCE SHEET FINANCIAL AGREEMENTS

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

Market risk resulting from a position in a particular off-balance sheet financial instrument may be offset by other on or off-balance sheet transactions. AmSouth monitors overall sensitivity to interest rate changes by analyzing the net effect of potential changes in interest rates on the market value of both on and off-balance sheet financial instruments and the related future cash flow streams. AmSouth manages the credit risk of counterparty defaults in these transactions by limiting the total amount of arrangements outstanding, both by individual counterparty and in the aggregate, and by monitoring the size and maturity structure of the off-balance sheet portfolio. Trading and dealer activities in aggregate are not material to AmSouth and are not separately disclosed.

The following table identifies the gross contract or notional amounts of off-balance sheet financial instruments at December 31:

(In millions)                            1995     1994
-------------------------------------------------------
Forward contracts-commitments
     to sell.......................... $   44.1  $ 77.5
Notional amount of interest
     rate swaps:
     Receive fixed rate...............    177.4    27.8
     Receive variable rate............     27.4    27.8
Notional amount of interest
     rate caps and floors.............  1,116.5   448.2
Forward foreign exchange contracts:
     Commitments to purchase..........     15.6    24.3
     Commitments to sell..............     17.1    26.9
Written options sold..................     25.0    30.0
Written options purchased.............     23.0    23.6

--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

The notional amounts of interest rate contracts used by AmSouth to hedge balance sheet items at December 31 are shown below:

(In millions)                             1995   1994
-----------------------------------------------------
Loans................................... $1,000  $ 300
Federal funds purchased and
     securities sold under agreements
     to repurchase......................     90     90
Deposits................................     20     50
Long-term debt..........................    150    -0-
                                         -------------
                                         $1,260  $ 440
                                         =============

During 1994 AmSouth terminated all non-customer interest rate swaps, and $915,000,000 of interest rate caps. Interest rate swaps held for trading purposes for a portion of 1994, resulted in a fourth quarter realized loss of $16,372,000 which is included in other operating revenues. The average fair value of these interest rate swaps during the period in which they were held for trading purposes represented a liability of approximately $26,500,000. The amortization of deferred loss related to closed interest rate contracts and included in net interest income was $10,296,000 and $2,400,000 in 1995 and 1994, respectively. The amount of amortized deferred loss to be recognized over the remaining lives of the contracts is $6,559,000 and $292,000 for 1996 and 1997, respectively.

NOTE M - COMMITMENTS AND CONTINGENCIES

AmSouth and its subsidiaries lease land, premises, and equipment under cancellable and noncancellable leases some of which contain renewal options under various terms. The leased properties are used primarily for banking purposes.

The total rental expense on operating leases for the years ended December 31, 1995, 1994 and 1993 was $34,121,000, $32,693,000 and $24,893,000, respectively.
There were no material contingent rental expenses for 1995, 1994, or 1993.

Future minimum payments in thousands, by year and in the aggregate, for noncancellable operating leases with initial or remaining terms of one year or more consisted of the following at December 31, 1995:


1996 .........   $ 28,165
1997 .........     23,005
1998 .........     20,082
1999 .........     16,897
2000 .........     15,359
Thereafter ...    128,853
                 --------
                 $232,361
                 ========

AmSouth and its subsidiaries are contingently liable with respect to various loan commitments and other contingent liabilities in the normal course of business. AmSouth's maximum exposure to credit risk for loan commitments (unfunded loans and unused lines of credit), and standby letters of credit, at December 31, 1995 was as follows (in millions):

Commitments to extend credit .. $5,343.9
Standby letters of credit .....    618.6

The credit risk associated with loan commitments and standby letters of credit is essentially the same as that involved in extending loans to customers and is subject to AmSouth's credit policies. Collateral is obtained based on management's assessment of the customer.

During 1994, AmSouth entered into a transaction to sell and leaseback certain property in conjunction with the construction of an office complex in the Birmingham, Alabama area. The future minimum rental payments are included in the table above. AmSouth has a contract with a related party to construct the office complex. This contract represents approximately $62,000,000 of the estimated total construction cost of $92,000,000. AmSouth made payments on the contract of approximately $27,000,000 and $23,000,000 during 1995 and 1994, respectively.

--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Various legal proceedings are pending against AmSouth and its subsidiaries. Some of these proceedings seek relief on alleged damages that are substantial. The actions arise in the ordinary course of AmSouth's business and include actions relating to its lending, collections, servicing, investment, trust and other activities. Because some of these actions are complex and for other reasons, it may take a number of years to finally resolve them. Based upon legal counsel's opinion, management considers that any liability resulting from the proceedings would not have a material impact on the financial condition or results of operations of AmSouth.

NOTE N - SHAREHOLDERS' EQUITY

AmSouth offers a Dividend Reinvestment and Common Stock Purchase Plan, whereby shareholders can reinvest dividends to acquire shares of common stock. Shareholders may also invest additional cash up to $5,000 per quarter with no brokerage commissions or fees charged.

On June 15, 1989, AmSouth's Board of Directors approved a Stockholder Protection Rights Agreement and distributed Rights to common shareholders. Each Right entitles its registered holder, upon occurrence of certain events, to purchase from AmSouth one one-hundredth of a share of Series A Preferred Stock, without par value, for $76.67, subject to adjustment. The Rights will be exercisable only if a person or group acquires 15% or more of AmSouth's common stock or commences a tender offer that will result in such person or group owning 15% or more of AmSouth's common stock. The Rights may be redeemed by action of the Board of Directors for one cent per Right.

On October 19, 1995, AmSouth's Board of Directors approved the repurchase by AmSouth of up to an aggregate of 2,265,000 shares of its common stock through December 31, 1998. During 1995, AmSouth purchased 1,265,000 shares of its common stock under this approval at a cost of $49,019,000. The shares will be used for the sole purpose of satisfying requirements of employee benefit, dividend reinvestment and other stock issuance plans.

During 1994, AmSouth purchased and retired 1,000,000 shares of its common stock at a cost of $30,047,000 for the sole purpose of replenishing shares issued by AmSouth in connection with its acquisition of Fortune.

At December 31, 1995, there were 793,394 shares reserved for issuance under the Dividend Reinvestment and Common Stock Purchase Plan, 2,154,098 shares reserved for issuance under stock compensation plans (1,286,635 shares represent stock options outstanding) and 99,576 shares reserved for issuance under the employee stock purchase plan for a total of 3,047,068 shares.

NOTE O - LONG-TERM INCENTIVE COMPENSATION PLANS

AmSouth has long-term incentive compensation plans which permit the granting of incentive awards in the form of stock options, restricted stock awards, and stock appreciation rights.

The following table summarizes the activity relating to stock options during 1993, 1994 and 1995:

--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

                                                 Number
                                                of Shares  Option Price per Share
---------------------------------------------------------------------------------
Balance at January 1, 1993...................   1,069,162     $13.42  -  $26.50
Options exercised............................    (191,488)     13.42  -   26.50
Options forfeited............................     (13,570)     15.92  -   29.75
Options granted..............................     196,100      28.38  -   29.75
                                                ---------
Balance at December 31, 1993.................   1,060,204      15.75  -   29.75
Options assumed in business combinations.....      72,748       4.53  -   17.34
Options exercised............................    (188,422)      6.96  -   29.75
Options forfeited............................     (54,800)     16.67  -   31.25
Options granted..............................     324,750      29.63  -   31.50
                                                ---------
Balance at December 31, 1994.................   1,214,480       4.53  -   31.50
Options exercised............................    (340,736)      4.53  -   30.75
Options forfeited............................     (41,659)      6.96  -   32.25
Options granted..............................     454,550      28.75  -   40.00
                                                ---------
Balance at December 31, 1995.................   1,286,635     $ 6.96  -   $40.00
                                                =========

The option period for the stock options is generally ten years. Of the options outstanding at December 31, 1995, those granted during 1995 have a one year restriction period from the date of grant. All other options outstanding were exercisable.

AmSouth also has issued common stock as restricted stock awards to key officers with the restriction that they remain employed with AmSouth for a period generally ranging from three to five years at the same or a higher level.
During 1993, 51,875 restricted shares were awarded, 11,200 shares of restricted stock awards were forfeited and the restrictions were removed on 35,200 shares. During 1994, 115,777 restricted shares were awarded, 62,525 shares of restricted stock awards were forfeited and the restrictions were removed on 17,975 shares. During 1995, 101,891 restricted shares were awarded, 44,784 shares of restricted stock awards were forfeited and the restrictions were removed on 22,743 shares. Also, during 1995, 29,192 shares of restricted stock awards were granted to and 400 shares were forfeited by non-employee members of the Boards of Directors of AmSouth and its subsidiaries. At December 31, 1995, AmSouth had 296,208 shares of common stock outstanding representing restricted stock awards.

At December 31, 1995,  there were no stock appreciation rights outstanding.

NOTE P - RESTRICTIONS ON TRANSFER OF FUNDS

Certain restrictions exist regarding the ability of banking subsidiaries to transfer funds to the parent company as loans, advances, or dividends. At December 31, 1995, approximately $197,900,000 of the subsidiary banks' net assets were available for dividends without prior regulatory approval. Substantially all of the parent company's retained earnings at December 31, 1995 and 1994 represented undistributed earnings of its banking subsidiaries.

NOTE Q - PENSION AND OTHER EMPLOYEE BENEFIT PLANS

As of December 31, 1995, AmSouth maintained a corporate pension plan, which covers substantially all regular full-time employees. The pension plan benefits are based on years of service and the employee's compensation during the last 120 months of employment. AmSouth's policy is to fund the minimum level allowed by ERISA.

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Net periodic pension expense includes the following components:

                                    Years Ended December 31
                                ------------------------------
(In thousands)                    1995       1994       1993
--------------------------------------------------------------
Service cost of the
     current period...........  $  5,104   $  5,556   $  4,332
Interest cost on the
     projected benefit
     obligation...............    11,590     11,098      9,690
Actual (return) loss on
     assets held in the plan..   (32,527)     2,321    (16,549)
Net amortization of
     transition asset and
     net gain (loss)..........    20,360    (14,536)     4,699
Expense for enhanced
     retirement benefit
     offering.................       -0-        -0-     11,400
                                ------------------------------
Pension expense...............  $  4,527   $  4,439   $ 13,572
                                ==============================

The following table sets forth the funded status of the plan and the amounts shown in the accompanying Consolidated Statement of Condition at December 31:

(In thousands)                             1995        1994
-------------------------------------------------------------
Actuarial present value of
accumulated plan benefits:
     Vested...........................  $ 140,745   $ 118,372
     Nonvested........................      6,649       4,428
                                        ---------------------
Accumulated benefit obligation........  $ 147,394   $ 122,800
                                        =====================
Actuarial present value
     of projected benefit obligation
     for service rendered to date.....  $(165,608)  $(135,969)
Plan assets at fair value,
     primarily listed stocks and
     bonds and U.S. obligations.......    167,431     134,913
                                        ---------------------
Plan assets greater (less) than
     projected benefit obligation.....      1,823      (1,056)
Recognition of transfer of plan
     assets in excess of projected
     benefit obligation...............      4,903       5,003
Unrecognized net gain from
     past experience different
     from that assumed and
     effects of changes in
     assumptions......................    (20,185)    (16,335)
Unrecognized net
     transition asset.................     (2,814)     (4,470)
                                        ---------------------
Accrued pension cost included
     in other liabilities.............  $ (16,273)  $ (16,858)
                                        =====================


The weighted-average discount rate and the rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 7.50% and 4.50%, respectively, at December 31, 1995, 8.50% and 4.50%, respectively, at December 31, 1994, and 7.50% and 5.00%, respectively, at December 31, 1993. The average expected long-term rate of return on plan assets is approximately 8.50% at December 31, 1995, 1994, and 1993. At December 31, 1995, the plan assets included AmSouth common stock with a market value of $9,714,000.

AmSouth also maintains a thrift plan and an employee stock purchase plan which cover substantially all regular full-time employees. For each employee, during 1995, AmSouth made matching contributions of 50% of the first 5% of base pay that each employee contributed to the thrift plan. Beginning January 1, 1996, AmSouth will match pre-tax contributions dollar for dollar on the first 6% of base pay that each employee contributes to the thrift plan. After-tax contributions to the thrift plan will continue to be matched at 50 cents for every dollar contributed by an employee but will be matched through the first 6% of base pay. Employees may make both pre-tax and after-tax contributions, but no matching contributions are made on any employee contributions above 6%, with pre-tax contributions being matched first. In addition, beginning January 1, 1996, all future company matching contributions will no longer be self directed by the employee but instead will be allocated to the AmSouth stock investment option. The cost of the thrift plan for the years ended December 31, 1995, 1994, and 1993 was $2,379,000, $2,350,000, and $2,075,000, respectively. Under the employee stock purchase plan, an employee may invest up to $2,000 each calendar year in purchases of AmSouth common stock and AmSouth will contribute a matching 25% toward the purchase. Additional purchases of up to $8,000 more may be made on an unmatched basis with no administrative or brokerage fees charged.

--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

AmSouth also sponsors other postretirement benefit plans. In accordance with Statement of Financial Accounting Standards No. 106, "Employers Accounting for Postretirement Benefits Other than Pensions," the effect of these plans did not have a material impact on the financial condition or results of operations of AmSouth for the years ended December 31, 1995, 1994 and 1993.

NOTE R - INCOME TAXES
The provisions for income taxes charged to earnings are summarized as follows:

                                     Years Ended December 31
                                   --------------------------
(In thousands)                       1995     1994      1993
-------------------------------------------------------------
Current tax expense:
     Federal.....................  $ 86,138  $41,309  $71,660
     State.......................    11,486    5,060    9,839
                                   --------------------------
                                     97,624   46,369   81,499
                                   --------------------------
Deferred tax expense/(benefit):
     Federal.....................     2,455   16,459   (8,200)
     State.......................       143    3,222   (1,456)
                                   --------------------------
                                      2,598   19,681   (9,656)
                                   --------------------------
                                   $100,222  $66,050  $71,843
                                   ==========================

The differences between the actual income tax expense and the amount computed by applying the statutory federal income tax rate to income before income taxes were as follows:

                                Years Ended December 31
                             ------------------------------
(In thousands)                 1995       1994       1993
-----------------------------------------------------------
Tax at federal income
     tax rate..............  $ 96,312   $ 67,669   $ 76,469
State and local
     income taxes, net of
     federal tax benefits..     7,559      5,383      5,484
Goodwill amortization......     5,540      3,911      2,353
Tax exempt interest........    (9,032)   (10,437)   (12,485)
Other......................      (157)      (476)        22
                             ------------------------------
                             $100,222   $ 66,050   $ 71,843
                             ==============================

The significant temporary differences which create deferred tax assets and liabilities at December 31 are as follows:

(In thousands)                            1995       1994
-----------------------------------------------------------
Deferred tax assets:
Employee benefits.....................  $  9,610   $ 10,267
Basis differences in acquisitions.....     5,186      9,428
Accrued expenses......................    12,718      1,584
Loan loss reserves....................    66,979     64,240
Interest income on nonaccruing loans..     2,898      3,872
Other.................................     8,793     12,703
                                        -------------------
                                         106,184    102,094
                                        -------------------
Deferred tax liabilities:
Leasing activities....................   (19,224)    (2,089)
Depreciation..........................    (8,217)   (10,366)
Discount accretion....................    (4,899)    (1,178)
Recapture tax loan loss reserves......   (14,820)   (18,301)
Statement 115 equity adjustment.......   (12,921)     2,751
Deferred loss on notional
     principal contracts..............    (2,566)    (6,413)
Other.................................    (7,968)   (10,506)
                                        -------------------
                                         (70,615)   (46,102)
                                        -------------------
     Net deferred tax asset...........  $ 35,569   $ 55,992
                                        ===================

During 1995, the net deferred tax asset decreased by $15,700,000 due to fair market value adjustments recorded in equity under Statement 115. Management believes that AmSouth will fully realize the net deferred tax asset as of December 31, 1995 based on AmSouth's refundable taxes from carryback years, as well as AmSouth's current level of operating income.

Income taxes paid were $79,405,000, $66,979,000, and $72,546,000 for the years ended December 31, 1995, 1994, and 1993, respectively. Applicable income tax expense (benefit) of $279,000, ($9,884,000), and $5,508,000 on securities gains and losses for the years ended December 31, 1995, 1994, and 1993, respectively, is included in the provision for income taxes.

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE S - OTHER OPERATING REVENUES AND OTHER
OPERATING EXPENSES
The components of other operating revenues and other operating expenses are as follows:


                                              Years Ended December 31
                                          -----------------------------------
(In thousands)                                1995        1994         1993
-----------------------------------------------------------------------------
Other operating revenues:
     Gains (losses) on sale of
      mortgage servicing................. $   29,826  $   23,766   $      (20)
     Credit card income..................     14,684      12,663       13,277
     Gains(losses) on sale of
      available-for-sale
      securities.........................      3,717     (26,642)      13,057
     Gains on held-to-maturity
      securities.........................        741         354        1,591
     Other portfolio
      income (losses)....................        436     (14,451)       3,910
     Other...............................     29,038      32,974       33,203
                                          -----------------------------------
     Total............................... $   78,442  $   28,664   $   65,018
                                          ===================================

Other operating expenses:
     Postage and office
      supplies........................... $   23,399  $   22,718   $   19,825
     Marketing...........................     17,299      13,758        9,579
     Professional fees...................     12,886      12,501       10,728
     Amortization of intangibles.........     21,402      26,537       16,894
     Other...............................     85,932      97,754       84,083
                                          -----------------------------------
     Total............................... $  160,918  $  173,268   $  141,109
                                          ===================================


NOTE T - CONDENSED PARENT COMPANY INFORMATION
Statement of Condition

                                                      December 31
                                                 ----------------------
(In thousands)                                     1995        1994
-----------------------------------------------------------------------
Assets
Investment in subsidiaries....................   $1,635,283  $1,495,497
Loans.........................................       20,400      28,400
Securities purchased under
     agreements to resell.....................        9,500         216
Other earning assets..........................      110,000      26,900
Other assets..................................       23,404      26,217
                                                 ----------------------
                                                 $1,798,587  $1,577,230
                                                 ======================
Liabilities and Shareholders' Equity
Commercial paper..............................   $    1,851  $    1,786
Subordinated debt.............................      402,667     248,577
Other long-term debt..........................        7,049      15,742
Other borrowed funds..........................          150         150
Accrued interest payable
     and other liabilities....................        3,395         517
                                                 ----------------------
      Total liabilities.......................      415,112     266,772
Shareholders' equity..........................    1,383,475   1,310,458
                                                 ----------------------
                                                 $1,798,587  $1,577,230
                                                 ======================

Statement of Earnings

                                               Years Ended December 31
                                        -----------------------------------
(In thousands)                             1995        1994         1993
---------------------------------------------------------------------------
Income
     Dividends from
       subsidiaries.................    $  103,643  $   97,025   $   69,807
     Interest and other.............         3,662       2,827        4,658
                                        -----------------------------------
                                           107,305      99,852       74,465
                                        -----------------------------------
Expenses
     Interest.......................        23,942      17,607       10,835
     Other..........................         5,074       4,307        5,233
                                        -----------------------------------
                                            29,016      21,914       16,068
                                        -----------------------------------
Income before income
     taxes and equity in
     undistributed earnings
     of subsidiaries................        78,289      77,938       58,397
Income tax credit...................         8,582       6,163        3,780
                                        -----------------------------------
Income before equity in
     undistributed earnings
     of subsidiaries................        86,871      84,101       62,177
Equity in undistributed
     earnings of
     subsidiaries...................        88,084      43,189       84,543
                                        -----------------------------------
Net income..........................    $  174,955  $  127,290   $  146,720
                                        ===================================

--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Statement of Cash Flows

                                                                 Years Ended December 31
                                                             --------------------------------
(In thousands)                                                 1995        1994        1993
---------------------------------------------------------------------------------------------
Operating activities
  Net income................................................ $174,955    $127,290    $146,720
  Adjustments to reconcile net income to
    net cash provided by operating activities:
    Amortization of goodwill................................    2,386       2,386       2,386
    Other amortization......................................    1,243       1,107       1,772
    Net decrease (increase) in accrued interest
      receivable and other assets...........................    1,535        (908)        115
    Net increase in accrued expenses and other liabilities..    2,934         922         590
    Equity in undistributed earnings of subsidiaries........  (88,084)    (43,189)    (84,543)
                                                             --------------------------------
        Net cash provided by operating activities...........   94,969      87,608      67,040
                                                             --------------------------------

Investing activities
    Net increase in advances to subsidiaries................      -0-         -0-      (8,600)
    Net (increase) decrease in short-term investments.......  (92,535)      3,339      48,902
    Capital contributions to subsidiaries...................      -0-         -0-      (3,000)
    Net purchases of premises and equipment.................      -0-        (218)     (5,405)
    Net cash used for acquisitions..........................  (17,069)   (138,007)    (44,119)
                                                             --------------------------------
        Net cash used by investing activities............... (109,604)   (134,886)    (12,222)
                                                             --------------------------------
Financing activities
    Net increase (decrease) in commercial paper.............       65        (182)     (1,161)
    Issuance of long-term debt..............................  149,827     149,084         -0-
    Payments on long-term debt..............................   (4,875)       (628)     (1,338)
    Cash dividends paid.....................................  (89,906)    (80,823)    (58,922)
    Proceeds from employee benefit plans....................    8,837       6,745       6,616
    Purchase of treasury stock..............................  (49,019)    (30,047)        -0-
                                                             --------------------------------
        Net cash provided (used) by financing activities....   14,929      44,149     (54,805)
                                                             --------------------------------
Increase (decrease) in cash.................................      294      (3,129)         13
Cash at beginning of year...................................       33       3,058       1,865
Beginning cash balances of immaterial pooling-of-interest
  entities..................................................      -0-         104       1,180
                                                             --------------------------------
        Cash at end of year................................. $    327    $     33   $   3,058
                                                             ================================

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE U - QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)
   Selected quarterly results of operations for the four quarters ended December 31, are as follows:

                                                      1995                                                  1994
                                       ---------------------------------------------   ---------------------------------------------
                                        Fourth    Third     Second    First            Fourth    Third     Second    First
(In thousands except per share data)    Quarter   Quarter   Quarter   Quarter          Quarter   Quarter   Quarter   Quarter
------------------------------------------------------------------------------------------------------------------------------------
Revenue from earning assets.......... $326,376   $319,515   $318,504   $310,668        $295,059   $295,331  $237,311  $220,040
Interest expense.....................  172,731    169,706    172,382    164,577         151,550    142,137   100,951    85,776
Net interest income..................  153,645    149,809    146,122    146,091         143,509    153,194   136,360   134,264
Provision for loan losses............   10,090      9,398     12,307      8,344          20,149      4,773     2,974     2,207
Income (loss) before income taxes....   75,038     73,305     64,531     62,303            (185)    69,271    64,414    59,840
Net income...........................   47,892     46,095     40,858     40,110           1,355     44,061    42,900    38,974
Per common share:
        Net income...................      .82        .79        .70        .69             .02        .75       .78       .72
        Cash dividends declared......      .40        .38        .38        .38             .38        .35       .35       .35
  Market price range:
                High.................   41 3/8     39 3/8     34 1/2         33          31 7/8     34 7/8    33 1/8        32
                Low..................   37 1/2     32 3/8     30 5/8     25 3/4          25 3/8     30 1/2    29 5/8    29 1/4

Note:  The total of quarterly net income per common share does not equal annual amounts due to rounding.

NOTE V - FAIR VALUE OF FINANCIAL INSTRUMENTS

         For purposes of this disclosure, the estimated fair value of financial instruments with immediate and shorter-term maturities (generally 90 days or less) is assumed to be the same as the recorded book value. These instruments include the balance sheet lines captioned cash due from banks, federal funds sold and securities purchased under agreements to resell, customers' acceptance liability, federal funds purchased and securities sold under agreements to repurchase, other borrowed funds, and acceptances outstanding.

         The carrying amount and estimated fair values of other financial instruments as December 31 is summarized as follows:

                                                          1995                                   1994
                                               -------------------------------  ----------------------------------
                                                Carrying        Estimated                Carrying        Estimated
(In thousands)                                    Amount        Fair Value                Amount         Fair Value
-------------------------------------------------------------------------------------------------------------------
Financial assets:
        Held-to-maturity securities............ $  2,167,009   $  2,193,421           $  3,336,557     $  3,169,513
        Mortgage loans held for sale...........       62,017         62,017                130,223          130,223
        Net loans..............................   11,564,822     11,747,723             11,258,740       11,206,062
Financial liabilities:
        Deposits...............................   13,408,831     13,352,408             13,067,062       13,053,924
        Long-term debt.........................      447,798        483,291                386,147          378,340
Off-balance sheet:
        Off-balance sheet financial instruments
                (net receivable position)......          -0-         (2,966)                   -0-            4,802
        Commitments to extend credit and
        standby letters of credit..............          -0-         (3,226)                   -0-           (2,427)

--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

        Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value off Financial Instruments" (Statement 107), requires the disclosure of estimated fair values for all financial instruments, both assets and liabilities on and off-balance sheet, for which it is practicable to estimate their value along with pertinent information on those financial instruments for which such values are not available.

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

        Statement 107 fair value estimates include certain on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, AmSouth has a substantial trust department that contributes net fee income annually. The trust department is not considered a financial instrument, and its value has not been incorporated into the fair value estimates. Other significant assets and liabilities that are not considered financial assets or liabilities include the mortgage banking operation, brokerage network, premises and equipment, core deposit intangible, and goodwill. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates. As a result, the Statement 107 fair value disclosures should not be considered an indication of the fair value of the corporation taken as a whole.

        The following methods and assumptions were used by AmSouth in estimating its fair value disclosures for financial instruments:

Securities and Mortgage Loans held for sale

        Fair values for securities and mortgage loans held for sale are based on quoted market prices, where available. Where quoted market prices are not available, fair values are based on quoted market prices of similar instruments, adjusted for any significant differences between the quoted instruments and the instruments being valued.

Loans

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

Commitments to Extend Credit and Standby Letters of Credit

        The fair value of commitments to extend credit is estimated based on the amount of unamortized deferred loan commitment fees. The fair value of letters of credit is based on the amount of unearned fees plus the estimated cost to terminate the letters of credit.

Off-Balance Sheet Instruments

        The fair value of interest rate swaps, financial futures, and interest rate caps and floors are obtained

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

from dealer quotes. These values represent the estimated amount the corporation would receive or pay to terminate the contracts or agreements, taking into account current interest rates and, when appropriate, the current creditworthiness of the counterparties.

Deposit Liabilities

        The fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits, savings accounts, and money market and interest-bearing checking account is, by definition, equal to the amount payable on demand (carrying amount). The fair values for variable rate fixed-term money market accounts and certificates of deposit approximate their carrying amounts. Fair values for fixed rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates of deposit to a schedule of aggregated expected monthly maturities on time deposits.

Long-Term Borrowings

        The fair values of long-term borrowings (other than deposits) are estimated using discounted cash flow analyses, based on AmSouth's current incremental borrowing rates for similar types of borrowing arrangements.