Form 10-K, Exhibit 13
period 1996-12-31
AMSOUTH BANCORPORATION
filed 1997-03-28
CIK 3133

                                  EXHIBIT 13

                 AMSOUTH BANCORPORATION'S 1996 ANNUAL REPORT
               TO SHAREHOLDERS, EXCLUDING THE PORTIONS THEREOF
               NOT INCORPORATED BY REFERENCE IN THIS FORM 10-K

  FINANCIALS


Management's Discussion and Analysis of
Financial Condition and Results of Operations


Summary of Consolidated Financial Performance
AmSouth Bancorporation (AmSouth) reported earnings per share in 1996 of $3.23 compared to $3.00 per share for 1995 and $2.25 per share in 1994. Net income for the same periods totaled $182.7 million, $175.0 million and $127.3 million, respectively. Included in net income for 1996 was a one-time, pre-tax charge of $24.2 million, or $.27 per share after tax, required by federal legislation passed during the third quarter to recapitalize the Savings Association Insurance Fund (SAIF). Net income in 1996, without the effect of the SAIF assessment, was $197.9 million or $3.50 per share.

     The increase in earnings for 1996 was due primarily to higher net interest income and an increase in noninterest revenues. These improvements were offset, in part, by a higher provision for loan losses and an increase in noninterest expenses.

     Contributing to the improvement in earnings for 1995 were higher net interest income, growth in noninterest revenues and control of noninterest expenses. An increase in the provision for loan losses in 1995 partially offset the improvement in earnings. Net income for 1995 includes a pre-tax gain of $25.0 million from the sale of AmSouth's third-party mortgage servicing portfolio and pre-tax expenses of $22.2 million recorded during the second quarter associated primarily with productivity initiatives, including business and branch consolidations and the development of new systems. Despite an increase in net interest income in 1994, net income for the year declined, reflecting lower noninterest revenues, an increase in noninterest expenses and a higher provision for loan losses. The lower noninterest revenues in 1994 were the result of losses on the sale of available-for-sale securities of $26.6 million and a loss on the termination of interest rate swaps of $11.9 million. Partially offsetting the effect of these losses in 1994 were gains of $23.8 million from the sale of mortgage servicing and a gain of $5.5 million from the sale of residential first mortgages.

     Two key measures of profitability in the banking industry are return on average equity (ROE) and return on average assets (ROA). ROE was 13.23 percent in 1996 versus 12.89 percent in 1995 and 10.24 percent in 1994. ROA was 1.02 percent in 1996 compared to 1.03 percent in 1995 and .83 percent in 1994. Excluding the one-time SAIF charge in 1996, ROE reached 14.26 percent and ROA rose to 1.10 percent. See graphs below.

                           [BAR GRAPHS APPEAR HERE]

--------------------------------------------------------------------------------
Earnings Per Share      Return on Average Equity    Return on Average Assets
92     $2.50            92       13.94%             92        1.12%

93      2.89            93       14.23              93        1.19

94      2.25            94       10.24              94        0.83

95      3.00            95       12.89              95        1.03

96*     3.50            96*      14.26              96*       1.10

                   * 1996 excludes one-time SAIF assessment
--------------------------------------------------------------------------------

Table 1

Composition of Earning Assets

(Dollars in thousands)                             1996                          1995                           1994
=================================================================================================================================
                                         Average      Percent of         Average      Percent of        Average      Percent of
                                         Balance         Total           Balance         Total          Balance         Total
Loans net of unearned income.....     $ 11,694,849       69.6%        $ 11,747,385       75.0%       $  9,918,274       70.5%
Held-to-maturity securities......        2,621,070       15.6            3,275,545       20.9           2,830,036       20.1
Available-for-sale securities....        2,391,748       14.2              538,133        3.4             979,974        7.0
Other earning assets.............          107,352        0.6              101,918        0.7             335,122        2.4
                                      --------------------------------------------------------------------------------------
                                      $ 16,815,019      100.0%        $ 15,662,981      100.0%       $ 14,063,406      100.0%
                                      ======================================================================================

Note:  Available-for-sale securities are net of market valuation.
=================================================================================================================================

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

Forward Looking Information This Annual Report to Shareholders contains certain forward looking information with respect to the financial condition, results of operations and business of AmSouth including statements relating to: (A) the ability to achieve certain financial goals; (B) the net interest margin; (C) noninterest revenues; (D) loan losses; (E) various expenses, including occupancy, equipment and employee benefits; (F) a decrease in Federal Deposit Insurance Corporation premiums; (G) legal proceedings; (H) growth in various categories of loans; (I) sources of funding for asset growth; and (J) AmSouth's ability to achieve certain strategic goals.

     These forward looking statements involve certain risks, uncertainties, estimates and assumptions by management. Factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following: (1) the rate of growth of the economy, especially in the Southeast; (2) the stability of interest rates; (3) relative strength/weakness in the consumer credit sector; (4) AmSouth's ability to improve sales and service quality and to develop profitable new products; (5) the successful implementation of technological enhancements; (6) the outcome of litigation involving AmSouth, which depends on judicial interpretations of law and findings of juries; (7) the strength of the real estate markets; (8) whether levels of consumer confidence remain high; (9) the success of AmSouth's marketing and sales efforts; and (10) the performance of the stock and bond markets.

Earnings Analysis
Net Interest Income Net interest income (NII), defined as the amount of revenue generated by earning assets less the interest cost of funding those assets, is the principal source of earnings for AmSouth, constituting 73.8 percent of total net revenues in 1996, 72.3 percent in 1995 and 76.8 percent in 1994. Consequently, changes in the mix and volume of earning assets and interest-bearing liabilities, and their related yields and interest rates, have a major impact on earnings.

     For purposes of this earnings analysis, NII has been adjusted to a fully taxable equivalent basis for certain tax-exempt loans and investments included in earning assets. Earning assets have been presented as averages.

     NII for 1996 was $661.7 million, an increase of 9.2 percent from the $605.9 million reported for 1995. In 1995, NII grew 4.1 percent from the $581.9 million reported for 1994. In 1996, NII increased due to a higher volume of average

   FINANCIALS


Table 2

Volume and Yield/Rate Variances

                                                        1996 Compared to 1995                       1995 Compared to 1994
(Taxable equivalent basis - in thousands)                    Change Due to                               Change Due to
===================================================================================================================================
                                                               Yield/                                      Yield/
                                                 Volume         Rate            Net         Volume          Rate            Net
REVENUE EARNED ON:
Loans net of unearned income................ $   (4,528)   $    (3,048)   $   (7,576)    $  154,780    $   62,488     $  217,268
Trading securities..........................        (93)           (82)         (175)        (1,908)         (360)        (2,268)
Available-for-sale securities...............    127,495         (1,056)      126,439        (27,930)       13,959        (13,971)
Held-to-maturity securities:
   Taxable..................................    (39,686)         5,200       (34,486)        32,753         4,711         37,464
   Tax-free.................................     (7,066)           829        (6,237)        (6,079)         (769)        (6,848)
                                             -----------------------------------------------------------------------------------
Total held-to-maturity securities...........    (46,752)         6,029       (40,723)        26,674         3,942         30,616
                                             -----------------------------------------------------------------------------------
Total securities............................     80,650          4,891        85,541         (3,164)       17,541         14,377
Federal funds sold and securities purchased
   under agreements to resell...............        403           (277)          126         (3,206)        1,665         (1,541)
Mortgage loans held for sale................         62           (351)         (289)        (8,580)        1,449         (7,131)
                                             -----------------------------------------------------------------------------------
Total earning assets........................     76,587          1,215        77,802        139,830        83,143        222,973
                                             -----------------------------------------------------------------------------------
INTEREST PAID ON:
Interest-bearing demand deposits............     (7,677)       (16,985)      (24,662)         2,316        18,586         20,902
Savings deposits............................      2,096         (1,164)          932          1,166         2,073          3,239
Time deposits...............................    (10,133)        (1,436)      (11,569)        76,413        61,135        137,548
Certificates of deposit of $100,000 or more.     (3,717)        (1,250)       (4,967)         8,067        12,460         20,527
Federal funds purchased and securities sold
   under agreements to repurchase...........     32,408         (7,802)       24,606        (15,823)       17,996          2,173
Other borrowed funds........................      9,632         (2,951)        6,681          3,914         7,377         11,291
Long-term Federal Home Loan Bank advances...     24,569         (1,184)       23,385         (3,897)        1,280         (2,617)
Subordinated Capital Notes Due 1999.........         12              6            18             12           (21)            (9)
6 3/4% Subordinated Debentures Due 2025.....      7,747            (91)        7,656          1,489            -0-         1,489
7 3/4% Convertible Notes Due 2004...........         35            (56)          (21)         4,641            29          4,670
7 1/2% Convertible Subordinated Debentures..       (126)          (133)         (259)            23           (23)            -0-
Other long-term debt........................        (32)           276           244           (100)         (131)          (231)
                                             -----------------------------------------------------------------------------------
Total interest-bearing liabilities..........     54,814        (32,770)       22,044         78,221       120,761        198,982
                                             -----------------------------------------------------------------------------------
Net interest income on a taxable
   equivalent basis......................... $   21,773    $    33,985        55,758     $   61,609    $  (37,618)        23,991
                                             =========================                   ========================
Add taxable equivalent adjustment...........                                   3,080                                       2,225
                                                                          ----------                                  ----------
Net interest income.........................                              $   58,838                                  $   26,216
                                                                          ==========                                  ==========

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

================================================================================
earning assets. Average earning assets in 1996 increased 7.4 percent over 1995 levels. Available-for-sale securities were purchased to more effectively manage interest rate risk and to take advantage of attractive opportunities in the financial markets. Average loans, excluding residential first mortgages, grew 13.0 percent in 1996 compared to the prior year.

     The funding for the increase in average earning assets in 1996 was provided by a combination of short and long-term borrowings. This was necessary because of a decrease in average deposits between years of 2.8 percent or $377.7 million. The decline in deposits in 1996 was primarily due to a shift in customers' investment preferences because of the strong financial and stock markets during the year, coupled with a program in the third quarter to lower the cost and restructure the maturities of $1.6 billion of consumer certificates of deposit (CD). This program resulted in the run-off of approximately $400 million of high cost CD's from single service households in 1996.

     The improvement in NII for 1995 and 1994 was due to a higher volume of average earning assets and a shift in the mix to include a higher proportion of loans. In 1995, average earning assets increased 11.4 percent while average loans grew 18.4 percent, reflecting growth in both commercial and consumer loans. During the year, average loans as a percentage of average earning assets increased to 75.0 percent from 70.5 percent in 1994.

     As contrasted with 1996, the growth in average earning assets in 1995 was funded by an increase in deposits. Total average deposits increased 15.0 percent to $13.3 billion and funded 84.9 percent of total average earning assets in 1995. The increase in total deposits, which were primarily time deposits, was due to growth from new markets entered into through business combinations and acquisitions and special marketing campaigns conducted during the last half of 1994 and the first quarter of 1995.

     Another key factor in the determination of the level of NII is the net interest margin (NIM). The NIM is computed by dividing fully taxable equivalent NII by average earning assets and measures how effectively the bank utilizes its earning assets in relationship to the interest cost of funding them. The NIM was
3.93 percent in 1996 compared to 3.87 percent during 1995 and 4.14 percent in 1994. Contributing to the increase in the NIM in 1996 was a widening in the net interest spread or the difference between the average rate earned on earning assets on a fully taxable equivalent basis and the average rate paid for interest-bearing liabilities. The net interest spread in 1996 was 3.31 percent versus 3.23 percent in 1995. The generally declining interest rate environment throughout most of 1996 combined with proactive pricing of deposits and a change in the mix of interest-bearing liabilities to lower cost funds were the primary reasons for the improvement as the rates paid on interest-bearing liabilities decreased 18 basis points between years. The decline in the NIM in 1995 compared to 1994 can be attributed to a lower net interest spread of 3.23 percent reflecting the repricing and rate sensitivity characteristics of AmSouth's balance sheet during that time.

     Management anticipates a stable to modest widening of the NIM in 1997, provided the economy continues to grow at a moderate pace, interest rates remain relatively stable and the composition of earning assets does not change significantly. In addition, competitive pressures adversely affecting AmSouth's ability to set deposit and loan pricing could prevent such a widening from occurring.

Provision for Loan Losses The provision for loan losses in 1996 totaled $65.2 million, a $25.1 million increase from the $40.1 million reported in 1995 and $35.1 million higher than the $30.1 million reported in 1994. At the same time, net charge-offs increased in 1996 to $64.6 million from $34.6 million in 1995 and $26.9 million in 1994. The large increase during 1996 in net charge-offs, and, consequently, the provision for loan losses, was concentrated in consumer loans. Total consumer loan losses, net of recoveries, rose to $61.3 million in 1996 from $28.4 million the previous year. Losses were higher in every consumer loan category. The increases can be primarily attributed to an increase in delinquencies and rising bankruptcies throughout the year, a reflection of the weakness

     FINANCIALS

Table 3
Yields Earned on Average Earning Assets and Rates
Paid on Average Interest-Bearing Liabilities

(Taxable equivalent basis - dollars in thousands)                                            1996
=======================================================================================================================

                                                                          Average                 Revenue/       Yield/
                                                                          Balance                  Expense        Rate
ASSETS
Earning assets:
  Loans net of unearned income ........................              $    11,694,849        $     1,006,712      8.61  %
  Trading securities ..................................                        4,124                    144      3.49
  Available-for-sale securities .......................                    2,391,748                164,473      6.88
  Held-to-maturity securities:
    Taxable ...........................................                    2,422,940                163,159      6.73
    Tax-free ..........................................                      198,130                 22,204     11.21
                                                                         -----------              ---------
      Total held-to-maturity securities ...............                    2,621,070                185,363      7.07
                                                                         -----------              ---------
        Total securities ..............................                    5,016,942                349,980      6.98
  Federal funds sold and securities purchased
    under agreements to resell ........................                       22,307                  1,221      5.47
  Mortgage loans held for sale ........................                       80,921                  5,189      6.41
                                                                         -----------              ---------     -----
     Total earning assets .............................                   16,815,019              1,363,102      8.11
                                                                                                  ---------     -----
Cash and other assets .................................                    1,327,974
Less allowance for loan losses ........................                     (178,592)
Market valuation on available-for-sale securities .....                       25,220
                                                                         -----------
                                                                     $    17,989,621
LIABILITIES AND SHAREHOLDERS' EQUITY                                     ===========
Interest-bearing liabilities:
  Interest-bearing demand deposits ....................              $     3,671,241                115,192      3.14
  Savings deposits ....................................                    1,036,240                 28,432      2.74
  Time deposits .......................................                    5,591,950                318,410      5.69
  Certificates of deposit of $100,000 or more .........                      859,468                 49,311      5.74
  Federal funds purchased and securities sold
    under agreements to repurchase ....................                    1,771,305                 91,788      5.18
  Other borrowed funds ................................                      754,369                 39,500      5.24
  Long-term Federal Home Loan Bank advances ...........                      511,583                 27,210      5.32
  Subordinated Capital Notes Due 1999 .................                       99,634                  9,513      9.55
  6 3/4% Subordinated Debentures Due 2025 .............                      149,836                  9,145      6.10
  7 3/4% Subordinated Notes Due 2004 ..................                      149,274                 11,696      7.84
  7 1/2% Convertible Subordinated Debentures ..........                        2,390                    145      6.07
  Other long-term debt ................................                       22,489                  1,098      4.88
                                                                         -----------              ---------     -----
    Total interest-bearing liabilities .............                      14,619,779                701,440      4.80
                                                                                                  ---------     -----
         Net interest spread ..........................                                                          3.31  %
Noninterest-bearing demand deposits ...................                    1,767,444                            =====
Other liabilities .....................................                      221,866
Shareholders' equity ..................................                    1,380,532
                                                                         -----------
                                                                     $    17,989,621
                                                                         ===========
      Net interest margin on a taxable equivalent basis                                             661,662      3.93  %
Taxable equivalent adjustment:                                                                                   ====
  Loans ...............................................                                               2,178
  Held-to-maturity securities .........................                                               7,103
  Other earning assets ................................                                                  -0-
                                                                                                  ---------
     Total taxable equivalent adjustment ..............                                               9,281
                                                                                                  ---------
         Net interest income ..........................                                     $       652,381
                                                                                                  =========

Note:

The taxable equivalent adjustment has been computed based on a 35% federal income tax rate and has given effect to the disallowance of interest expense, for federal income tax
=======================================================================================================================


                          1995                                                    1994
=======================================================================================================================
        Average                  Revenue/        Yield/              Average              Revenue/          Yield/
        Balance                  Expense          Rate               Balance              Expense            Rate
   $    11,747,385        $     1,014,288         8.63  %     $     9,918,274     $       797,020           8.04  %
             6,331                    319         5.04                 43,089               2,587           6.00
           538,133                 38,034         7.07                979,974              52,005           5.31

         3,014,160                197,645         6.56              2,512,922             160,181           6.37
           261,385                 28,441        10.88                317,114              35,289          11.13
   ---------------            -----------                     ---------------          ----------
         3,275,545                226,086         6.90              2,830,036             195,470           6.91
   ---------------            -----------                     ---------------          ----------
         3,820,009                264,439         6.92              3,853,099             250,062           6.49

            15,590                  1,095         7.02                 84,234               2,636           3.13
            79,997                  5,478         6.85                207,799              12,609           6.07
   ---------------            -----------         ----        ---------------           ---------          -----
        15,662,981              1,285,300         8.21             14,063,406           1,062,327           7.55
         1,453,599            -----------         ----              1,391,553          ----------         ------
          (176,695)                                                  (148,801)
             2,441                                                    (12,173)
   ---------------                                            ---------------
   $    16,942,326                                            $    15,293,985
   ===============                                            ===============

   $     3,893,721                139,854         3.59        $     3,820,580             118,952           3.11
           960,969                 27,500         2.86                918,132              24,261           2.64
         5,769,819                329,979         5.72              4,291,777             192,431           4.48
           923,866                 54,278         5.88                762,403              33,751           4.43

         1,158,196                 67,182         5.80              1,476,696              65,009           4.40
           573,921                 32,819         5.72                492,965              21,528           4.37
            54,000                  3,825         7.08                112,550               6,442           5.72
            99,505                  9,495         9.54                 99,376               9,504           9.56
            22,987                  1,489         6.48                     -0-                 -0-           ---
           149,182                 11,717         7.85                 90,281               7,047           7.81
             3,931                    404        10.28                  3,709                 404          10.89
            23,340                    854         3.66                 25,863               1,085           4.20
   ---------------            -----------       ------        ---------------           ---------          -----
        13,633,437                679,396         4.98             12,094,332             480,414           3.97
                              -----------       ------                                  ---------          -----
                                                  3.23  %                                                   3.58  %
                                                 =====                                                     =====
         1,755,717                                                  1,779,833
           195,836                                                    176,669
         1,357,336                                                  1,243,151
   ---------------                                            ---------------
   $    16,942,326                                            $    15,293,985
   ===============                                            ===============
                                  605,904         3.87  %                                 581,913           4.14  %
                                                 =====                                                     =====
                                    2,968                                                   3,064
                                    9,383                                                  11,485
                                       10                                                      37
                          ---------------                                            ------------
                                   12,361                                                  14,586
                          ---------------                                            ------------
                          $       593,543                                         $       567,327
                          ===============                                            ============


purposes, related to certain tax-free assets.  Loans net of unearned income includes nonaccrual loans for all years presented.
=======================================================================================================================

FINANCIALS


in the consumer sector of the economy during 1996. Aggressive direct marketing initiatives in prior years to develop new business, particularly in credit cards, also contributed to the increase in consumer net charge-offs in 1996, in as much as the accounts resulting from such marketing initiatives experienced higher charge-off rates than other parts of the portfolio. For additional details on net charge-offs, see Tables 17 and 20.

     Measured as a percentage of average net loans, net charge-offs have increased during the previous three years. Management expects loan losses to continue to rise in 1997 both in absolute terms and measured as a percentage of average net loans. The exact amount of the increase cannot be determined; however, one of the primary factors affecting the magnitude of the increase is the continuing shift in the mix of the loan portfolio to include a greater proportion of commercial, commercial real estate and consumer loans and fewer residential mortgages. Another factor includes anticipated further increases in consumer loan delinquencies and charge-offs, industry-wide during 1997.

     Additional discussion of asset quality trends may be found in the section of this report entitled Credit Risk Management Process and Loan Quality.

Noninterest Revenues Total noninterest revenues for the year increased 1.6 percent to $235.3 million from the $231.7 million reported for 1995. Other operating revenues in 1995 included a $25.0 million gain from AmSouth's sale of its third-party mortgage servicing portfolio. Excluding this amount from 1995, total noninterest revenues in 1996 rose 13.8 percent.

     The largest category of noninterest revenues, service charges on deposit accounts, increased $9.7 million or 11.4 percent in 1996. The principal reasons for the increase were higher prices for services, fewer waived fees and increased account activity.

     Trust income in 1996 increased $7.1 million, or 14.1 percent, compared to the prior year. The improvement can be attributed to an increase in the number of employee benefit plan administration and personal trust accounts and higher fees.

     Investment services income was up $9.6 million or 131.3 percent in 1996. One of the primary reasons for the increase was higher sales volume due to an expansion of the sales force in late 1995 and early 1996. During this period, the number of salespersons increased by 20 positions, or 44.4 percent. Another factor was the continued strong performance of the financial and stock markets during 1996. Also, the introduction of a new proprietary fixed annuity product in the second quarter of 1996 contributed to the increase.

     Credit card income increased $1.6 million or 12.0 percent in 1996. This was due primarily to an increase in the number of cardholder accounts from direct mail marketing campaigns conducted in 1995 and 1996.

     Interchange income, the fees derived from debit card and ATM transactions, grew $3.2 million or 56.3 percent in 1996. The primary reasons for the improvement include an increase in the number of activated debit card accounts year over year and an expansion in the ATM network to 612 machines at the end of the year from 275 at year-end 1995.

     Mortgage administration fees declined $5.5 million or 64.0 percent in 1996 due to the sale of third-party mortgage servicing during 1995.

     Other operating revenues in 1996 reached $39.2 million,

[CHART APPEARS HERE]

-----------------------------------------------------------
         Provision for Loan Losses and
         Net Charge-Offs to Average Loans
            (Dollars in millions)

                     92      93      94      95      96
Provision          $38.6   $28.0   $30.1   $40.1   $65.2
Net Charge-Offs      .54%    .26%    .27%   . 29%    .55%

-----------------------------------------------------------

an increase of $2.8 million or 7.7 percent over 1995 levels, after excluding the $25.0 million gain recorded during 1995 from the sale of third-party mortgage servicing. The primary reason for the increase in this category was an increase in portfolio income, as the financial markets provided attractive opportunities throughout the year to profitably restructure the securities portfolio.

     Other operating revenues in 1994 included gains of $23.8 million from the sale of mortgage servicing, losses on the sale of available-for-sale securities of $26.6 million, a loss on the termination of interest rate swaps of $11.9 million and a gain of $5.5 million from sales of residential first mortgages. Excluding these items and the $25.0 million gain from the sale of the third-party mortgage servicing portfolio during 1995, total noninterest revenues increased 12.0 percent in 1995 from the prior year.

     The largest single category of noninterest revenues contributing to the increase in 1995 was service charges on deposit accounts, which increased $16.3 million or 23.7 percent over 1994. Approximately one third of the increase, or $5.1 million, is attributable to a revenue enhancement initiative that was implemented in the second quarter of 1995 which automated the payment of certain demand deposit account service fees. The remainder of the increase was due to a reduction in the amount of waived service charges and a higher volume of consumer account activity.

     Trust income increased in 1995 to $50.3 million, or 9.0 percent, from the $46.1 million of revenue reported in 1994. The increase was primarily from increased customer activity in personal trusts including estates, new employee benefit plan administration accounts and higher fees.

     Investment services income of $7.3 million in 1995 grew $2.0 million or
37.8 percent over 1994 levels. The improvement was due to higher sales volume and a strong stock market during the year.

     Credit card income also contributed to the overall increase in noninterest revenues with an increase in 1995 of $1.8 million or 15.1 percent. The increase reflects a higher level of customer activity and an increase in the number of cardholder accounts, a result of direct mail marketing campaigns conducted in 1995.

     Partially offsetting the increases in total noninterest revenues in 1995 was a decline in mortgage administration fees. This category decreased $13.9 million due to the sale of third-party mortgage servicing during 1995.

     Management expects on a recurring basis, total noninterest revenues in 1997 to exceed the levels reported in 1996 provided the economy continues to grow at a moderate pace and management is able to improve sales and service quality and to develop new products which generate noninterest revenues. Performance of the stock and bond markets will also influence management's ability to achieve its noninterest revenue goals.

     Each of the major categories of noninterest revenues for 1991 through 1996, with a five year compound growth rate for each component, is shown in Table 4.

Noninterest Expenses Total noninterest expenses increased to $534.2 million in 1996, an increase of $24.3 million or 4.8 percent over the levels incurred in 1995. Excluding the one-time SAIF assessment in 1996 and the $22.2 million in nonrecurring productivity initiatives expenses in 1995, total noninterest expenses increased approximately 4.6 percent in 1996.

     Salaries and employee benefits expense, the largest category of noninterest expenses, increased $5.8 million, or 2.5 percent in 1996. Excluding the $6.7 million of expenses related to business and branch consolidations in 1995, personnel expense in 1996 increased $12.5 million or 5.7 percent. The primary reasons for the increase were a higher company match of employee thrift plan contributions, enhancements to employee life insurance benefits, additional personnel and higher incentive compensation.

     In 1996, net occupancy expense increased $293 thousand or less than one percent. Netting out $5.5 million of nonrecurring costs related to branch consolidations in 1995, occupancy expense increased in 1996 by $5.8 million or
12.0 percent. This increase was primarily related to increases in lease and leasehold improvement costs associated with the occupation of new office space during 1996 previously contracted for in 1994.

     Equipment costs in 1996 rose $4.8 million or 9.5 percent. Adjusting 1996 for a $2.5 million accrual for the write-off of software and equipment anticipated to become obsolete with

FINANCIALS


the implementation of technology projects and 1995 for $4.7 million of systems development costs and the write-off of equipment leases, equipment expense in 1996 increased $7.0 million or 15.3 percent. The principal reason for the increase was the investment in several technology projects, the largest of which are for the consumer and commercial lines of business. These expenses are expected to continue to grow at a significant rate in the future as further investments in technology are made in support of the lines of business and in order to remain competitive with organizations having larger capacities to make technology investments.

     Excluding the one-time SAIF charge of $24.2 million in 1996, as previously discussed, FDIC premiums expense declined $12.5 million in 1996. These costs were lower as a result of the FDIC reducing the premium rate on deposits insured by the Bank Insurance Fund (BIF) to zero beginning in 1996. A further reduction in this expense category of approximately $4.0 million is expected to occur in 1997 with the lowering of the SAIF deposit premium rate, which accompanied the one-time assessment during 1996.

     Foreclosed properties expense was $980 thousand higher in 1996 than 1995 due to an increase in operating costs associated with the sale of repossessed assets.

     Adjusting 1995 for $4.5 million of nonrecurring initiatives expense, other operating expenses in 1996 increased $5.4 million or 3.5 percent between years. The primary cause of the increase was an increase in telephone expense related to the establishment of the network to support technology projects.

     Noninterest expenses for 1995 were $509.9 million compared to $519.2 million the previous year, a decrease of $9.3 million or 1.8 percent. Excluding the one-time productivity initiatives expenses of $22.2 million charged to earnings in the second quarter of 1995, total noninterest expenses in 1995 compared to 1994 declined $31.5 million or 6.1 percent. There were several reasons for the decrease in noninterest expenses during 1995. The most significant ones were the sale of third-party mortgage servicing rights, which reduced the amortization expense of Purchased Mortgage Servicing Rights (PMSR's) and other operating expenses, the consolidation of branches, the downsizing of the institutional bond sales function within the correspondent banking area, and the reduction of deposit insurance premiums by the FDIC.

     Salaries and employee benefits expense declined in 1995 to $226.3 million or 2.5 percent from the level reported the prior year. Excluding the one-time costs associated with the business and branch consolidations, salaries and employee benefits in 1995 decreased $12.4 million or 5.4 percent. The lower expense reflects an approximate 1,000 person or 13.0 percent decline in the number of employees at the end of 1995 compared to year-end 1994.

     Net occupancy expense was $53.9 million in 1995 compared to $46.8 million in 1994, an increase of $7.1 million or 15.3 percent. Included in the increase were expenses totaling $5.5 million related to branch consolidation initiatives. Without those costs, net occupancy expense increased 3.5 percent between years, primarily from higher rental costs.

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

     FDIC premiums declined $4.3 million or 17.6 percent in 1995. This reflected the reduction in insurance premium rates from 23 cents to 4 cents per $100 of deposits for those deposits insured by the BIF.

     Foreclosed properties expense decreased $4.3 million in 1995 compared to 1994. This decline directly reflected the lower level of foreclosed properties held as nonperforming assets in 1995 versus 1994. Foreclosed properties totaled $16.2 million at the end of 1995, a decrease of $12.1 million from $28.3 million at the prior year-end.

     Other operating expenses in 1995 were $158.7 million compared to $169.6 million in 1994, a decrease of $10.9 million or 6.4 percent. The decrease included $4.5 million of expense related to productivity initiatives. The remainder of the decrease was primarily the result of lower amortization of PMSR's due to the sale of third-party mortgage servicing earlier in the year.

     Each of the major categories of noninterest expenses for 1991 through 1996, with a five year compound growth rate for each component, is shown in Table 4.

Operating Efficiency Productivity in the banking industry is commonly measured by the operating efficiency ratio. It measures the amount of expense dollars utilized to generate a dollar of revenue. The ratio is calculated by dividing total noninterest expenses by the sum of NII and total noninterest revenues. In 1996, AmSouth's operating efficiency ratio was 59.56 percent compared to 60.98 percent in 1995 and 68.72 percent in 1994. Excluding the SAIF assessment in 1996, the ratio was 56.86 percent. The improvements in efficiency the last three years reflect the strong growth in NII and noninterest revenues, coupled with tight control of expenses. Management's ability to continue the improvement in operating efficiency during 1997 will depend upon its ability to continue similar trends in revenues and expenses incurred the previous two years.

[CHART APPEARS HERE]

------------------------------------------------------------------------
          Operating Efficiency Ratio


                                  92      93      94      95       96*
Operating Efficiency Ratio      64.24%  63.48%  68.72%  60.98%   56.86%

* 1996 excludes one-time
    SAIF assessment

------------------------------------------------------------------------

Table 4

Noninterest Revenues and
Noninterest Expenses

                                                                                                                        Compound
(Dollars in thousands)                                                     Years Ended December 31                     Growth Rate
===================================================================================================================================
                                              1996         1995         1994        1993         1992         1991      1996/1991
Noninterest revenues:
 Service charges on deposit accounts...   $  94,765    $  85,085    $  68,780   $  60,541    $  53,670    $  51,243      13.08%
 Trust income..........................      57,354       50,272       46,121      41,659       40,069       37,891       8.64
 Investment services income............      16,944        7,325        5,314         485        6,167        2,844      42.90
 Credit card income....................      14,915       13,316       11,565      12,115       10,132        9,156      10.25
 Interchange income....................       8,982        5,747        2,719       1,435          279          197     114.67
 Mortgage administration fees..........       3,087        8,572       22,518      18,178       17,392       17,227     (29.10)
 Other operating revenues..............      39,227       61,354       18,338      64,824       41,010       50,821      (5.05)
                                          -------------------------------------------------------------------------
                                          $ 235,274    $ 231,671    $ 175,355   $ 199,237    $ 168,719    $ 169,379       6.79 %
                                          =========================================================================
Noninterest expenses:
 Salaries and employee benefits........   $ 232,076    $ 226,317    $ 232,050   $ 222,756    $ 181,766    $ 160,483       7.66 %
 Net occupancy expense.................      54,211       53,918       46,770      36,537       32,524       26,956      15.00
 Equipment expense.....................      55,044       50,289       41,432      39,213       32,548       30,882      12.25
 FDIC premiums.........................       7,814       20,315       24,664      21,413       18,868       16,834     (14.23)
 SAIF assessment.......................      24,196           -0-          -0-         -0-          -0-          -0-      ----
 Foreclosed properties expense (income)       1,352          372        4,721      (2,197)      22,426       36,933     (48.39)
 Other operating expenses..............     159,539      158,687      169,602     136,277      107,981       93,036      11.39
                                          -------------------------------------------------------------------------
                                          $ 534,232    $ 509,898    $ 519,239   $ 453,999    $ 396,113    $ 365,124       7.91%
                                          =========================================================================
===================================================================================================================================

F I N A N C I A L S



Income Taxes AmSouth's income tax expense was $105.6 million in 1996, $100.2 million in 1995, and $66.1 million in 1994. The increases in income tax expense in 1996 and 1995 were due primarily to increases in pre-tax income. The effective tax rate for 1996 was 36.6 percent compared to 36.4 percent in 1995, and 34.2 percent in 1994. The 1996 increase resulted from a continued decrease in tax-exempt income. Detail of the deferred tax assets and liabilities is included in Note R of the Notes to Consolidated Financial Statements.

Balance Sheet Analysis
At December 31, 1996, AmSouth reported total assets of $18.4 billion compared to $17.7 billion at the end of 1995. Average total assets were $18.0 billion in 1996 versus $16.9 billion in 1995.

                           [BAR GRAPH APPEARS HERE]

-------------------------------------------------------------------------------------------------------
Average Earning Assets as a
Percentage of Average Assets

                                   92              93              94              95              96
Average Earning Assets To
  Average Assets                91.4%           92.0%           92.0%           92.4%           93.5%

Other Earning Assets             4.4%            4.6%            2.4%            0.7%            0.6%

Investment Securities           29.3%           28.3%           27.1%           24.3%           29.8%

Loans                           66.3%           67.1%           70.5%           75.0%           69.6%
-------------------------------------------------------------------------------------------------------


Table 5

Securities

(In millions)                                                                   December 31
=============================================================================================================
                                                                     1996           1995            1994
Trading securities:
  U.S. Treasury and federal agency securities...............     $      -0-      $      -0-      $      -0-
  Other securities..........................................             4               3               4
                                                                 -----------------------------------------
     Total taxable..........................................             4               3               4
  State, county and municipal securities....................            -0-             -0-              2
                                                                 -----------------------------------------
                                                                         4               3               6
                                                                 -----------------------------------------
Available-for-sale securities:
  U.S. Treasury and federal agency securities...............         2,001           2,138             322
  Other securities..........................................           289             342              61
                                                                 -----------------------------------------
                                                                     2,290           2,480             383
                                                                 -----------------------------------------
Held-to-maturity securities:
  U.S. Treasury and federal agency securities...............         2,211           1,842           3,037
  Other securities..........................................           255             101               7
                                                                 -----------------------------------------
     Total taxable..........................................         2,466           1,943           3,044
  State, county and municipal securities....................           179             224             293
                                                                 -----------------------------------------
                                                                     2,645           2,167           3,337
                                                                 -----------------------------------------
                                                                 $   4,939       $   4,650       $   3,726
                                                                 =========================================
=============================================================================================================

Table 6
Available-for-Sale Securities and Held-to-Maturity Securities
Relative Contractual Maturities and Weighted-Average Yields


(Taxable equivalent basis-                Due Within        Due After One but     Due After Five but        Due After
dollars in thousands)                      One Year         Within Five Years      Within Ten Years         Ten Years
===============================================================================================================================
                                       Amount     Yield      Amount     Yield      Amount     Yield      Amount     Yield
Available-for-sale securities:
  U.S. Treasury and federal
     agency securities ...........   $  63,902    7.79%   $ 318,060     6.58%    $ 358,221     6.82%   $ 1,225,377     7.47%
  Other securities ...............          -0-     --           -0-      --        57,423     7.04         56,427     7.22
                                     --------------------------------------------------------------------------------------
                                     $  63,902    7.79%   $ 318,060     6.58%    $ 415,644     6.85%   $ 1,281,804     7.46%
                                     ======================================================================================
Percentage of total portfolio ....        3.07%               15.30%                 19.99%                  61.64%

Held-to-maturity securities:
  U.S. Treasury and federal
     agency securities ...........   $  28,268    6.82%   $ 331,774     6.27%    $ 358,761     6.64%   $ 1,491,986     7.11%
  State, county and
     municipal obligations .......      47,811   11.60       84,124    11.48        30,422    10.88         16,602    10.44
  Other securities ...............          -0-     --        1,127     8.09           150     6.85        253,681     6.75
                                     --------------------------------------------------------------------------------------
                                     $  76,079    9.83%   $ 417,025     7.32%    $ 389,333     6.97%   $ 1,762,269     7.09%
                                     ======================================================================================
Percentage of total portfolio ....        2.88%               15.77%                 14.72%                  66.63%
Taxable equivalent adjustment
   for calculation of yield ......   $   1,941            $   3,381              $   1,158             $       606

Notes:
1. The weighted-average yields were computed by dividing the taxable equivalent interest income by the book value of the appropriate securities. The taxable equivalent interest income does not give effect to the disallowance of interest expense, for federal income tax purposes, related to certain tax-free assets.
2. The amount of available-for-sale securities indicated as maturing after five but within ten years includes $259 million of mortgage-backed securities, and those indicated as maturing after ten years includes $1.3 billion of mortgage-backed securities. Although these securities have long-term maturities, according to mortgage industry standards, the estimated weighted-average remaining life of these securities held in AmSouth's investment portfolio is less than five years.
3. The amount of held-to-maturity securities indicated as maturing after five but within ten years includes $193 million of mortgage-backed securities, and those indicated as maturing after ten years includes $1.5 billion of mortgage-backed securities. Although these securities have long-term maturities, according to mortgage industry standards, the estimated weighted-average remaining life of these securities held in AmSouth's investment portfolio is four years.
4. Federal Reserve Bank stock, Federal Home Loan Bank stock, and equity stock of other corporations held by AmSouth are not included in the above table.
================================================================================

Earning Assets In banking, the predominant earning assets are loans and investment securities. The proportion of earning assets to total assets measures the effectiveness of management's efforts to invest available funds into the most efficient and profitable uses. In 1996, earning assets were 93.5 percent of total average assets compared to 92.4 percent in 1995. The increase in 1996 was primarily a reflection of the increase in loans and investment securities during the year as well as management's attention to reducing nonearning assets.

Securities Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (Statement 115) requires entities to classify debt and equity securities as either held-to-maturity, available-for-sale or trading securities. Securities are classified as held-to-maturity and carried at amortized cost only if AmSouth has the positive intent and ability to hold those securities to maturity. If not classified as held-to-maturity, such securities are classified as trading securities or available-for-sale securities. Trading securities are carried at market value with unre-

FINANCIALS



alized gains and losses included in other operating revenues. Available-for-sale securities are also carried at market value with unrealized gains and losses, net of deferred taxes, reported as a separate component of shareholders' equity.

     At December 31, 1996, available-for-sale securities totaled $2.3 billion and represented 46.4 percent of the total portfolio compared to $2.5 billion or
53.3 percent in available-for-sale securities at the end of 1995. These securities at year-end 1996 consisted of U.S. Treasury securities, variable and fixed rate mortgage-backed securities, other private asset-backed securities and equities. The average life of the portfolio is estimated to be 4.1 years with a duration of 1.9 years. Total realized gains of $9.3 million from the sale of available-for-sale securities were included in other operating revenues for 1996, compared to $3.7 million of realized gains in 1995. Unrealized gains on the securities of $24.3 million, net of deferred taxes, were included as an addition to shareholders' equity on December 31, 1996.

     Held-to-maturity securities were $2.6 billion at the end of 1996 compared to $2.2 billion at year-end 1995. Securities classified as held-to-maturity at the end of 1996 consisted primarily of collateralized mortgage obligations, federal agency securities, mortgage-backed securities and state, county and municipal obligations. The average life of these securities is estimated to be
3.6 years with a duration of 2.2 years. At December 31, 1996, the held-to-maturity portfolio had an unrealized gain of $4.8 million. Trading securities are primarily held to provide a short-term inventory of securities for sale to customers of AmSouth's investment services. The balance at December 31, 1996 increased to $4.0 million from $3.0 million at the end of 1995. See Table 5.

     AmSouth's policy requires all securities purchased for the securities portfolio, except state, county and local municipal obligations, to be rated investment grade or better. Securities backed by the U.S. Government and its agencies, both on a direct and indirect basis, represented approximately 89.6 percent of the portfolio at December 31, 1996. Approximately 82.0 percent of state, county and local municipal securities at year-end 1996 were rated either single A or above by the rating agencies or were escrowed in U.S. Treasury obligations.

Loans Loans are the single largest category of earning assets for AmSouth and produce the highest level of revenues. At December 31, 1996, loans, net of unearned income, totaled $12.1 billion, an increase of 2.9 percent from the $11.7 billion reported at the end of 1995. The growth in loans during 1996 would have been greater, except for management's decision to reduce the proportion of residential first mortgages held in the loan portfolio. To accomplish this objective, approximately $705 million of residential first mortgages were securitized and reclassified to securities; residential first mortgages continued to be originated but, for the most part, sold into the secondary market; and the existing portfolio was allowed to run-off through normal pay-downs, maturities and prepayments. All of these elements in 1996 combined to reduce residential first mortgages to $3.0 billion at the end of the year from $3.8 billion at year-end 1995. Excluding residential first mortgages, total loans, net of unearned income, increased $1.2 billion or 14.7 percent at December 31, 1996 from the level reported at the end of 1995. Table 7 provides a five year trend of major loan categories. At December 31, 1996, there were no loan concentrations other than those shown in Table 7.

     The loan portfolio at AmSouth is comprised of four main components: commercial loans, commercial real estate loans, consumer loans and, within the consumer loan category, residential first mortgages. At the end of 1996, commercial loans represented 30.1 percent of the total portfolio, commercial real estate loans were 19.3 percent, while consumer loans, excluding residential first mortgages, were 26.2 percent and residential first mortgages comprised
24.4 percent. This compares with 26.3 percent, 17.4 percent, 24.1 percent, and
32.2 percent at the end of 1995 for commercial loans, commercial real estate loans, consumer loans and residential first mortgages, respectively. The shift in the mix of the loan portfolio between years was primarily the result of the decision to reduce the proportion of residential first mortgages held in the portfolio while increasing other consumer, commercial and commercial real estate loans.

     Commercial loans at the end of 1996 were $3.7 billion compared to $3.1 billion at December 31, 1995, an increase of

Table 7
Major Loan Categories


(In millions)                                                          December 31
========================================================================================================================
                                                 1996            1995           1994           1993           1992
Commercial ..............................    $   3,668       $   3,112      $   2,699      $   2,461      $   2,345
Commercial real estate:
   Commercial real estate mortgages .....        1,653           1,523          1,371          1,217          1,050
   Real estate construction .............          693             526            541            416            288
                                             ----------------------------------------------------------------------
      Total commercial real estate ......        2,346           2,049          1,912          1,633          1,338
                                             ----------------------------------------------------------------------
Consumer:
   Residential first mortgages ..........        2,971           3,802          4,276          2,488          1,291
   Other residential mortgages ..........          872             693            632            512            450
   Dealer indirect ......................        1,225           1,058            887            599            496
   Revolving credit .....................          522             477            350            341            358
   Other consumer .......................          564             629            740            578            509
                                             ----------------------------------------------------------------------
      Total consumer ....................        6,154           6,659          6,885          4,518          3,104
                                             ----------------------------------------------------------------------
                                                12,168          11,820         11,496          8,612          6,787
Less unearned income ....................           88              77             66             72             70
                                             ----------------------------------------------------------------------
                                             $  12,080       $  11,743      $  11,430      $   8,540      $   6,717
                                             ======================================================================
========================================================================================================================

[PIE CHART APPEARS HERE]

Loan Composition

                          1995   1996
-------------------------------------------
Consumer                  24.1%  26.2%
Commercial Real Estate    17.4%  19.3%
Residential               32.2%  24.4%
Commercial                26.3%  30.1%
-------------------------------------------


17.9 percent. The strong growth was primarily a function of management's strategy, formulated several years ago, to apply targeted sales efforts and relationship banking concepts across all lines of business. In 1996, this approach produced solid results in many commercial lending segments and increases in several industry groups. An area where AmSouth has developed a specialty over the last several years is lending to the health services industry. Commercial loans to this industry increased approximately $85.0 million in 1996, reflecting the generally strong growth in the industry and demand from the large number of healthcare providers and related businesses in AmSouth's primary markets. Another area of emphasis is equipment lease financing, which expanded significantly in 1996 and contributed approximately $100.0 million of growth during the year. The increase was centered in the transportation, communication and utilities industry groups with most counterparties rated investment grade. Finally, increases were also experienced in the manufacturing and trade industries during 1996.

     FINANCIALS

Table 8

Selected Loan Maturities and Sensitivity to
Change in Interest Rates

                                    Due in One
(In millions)                       Year or Less   Due After One But Within Five Years       Due After Five Years
====================================================================================================================================

                                                   Fixed      Variable                 Fixed     Variable
                                                   Rate         Rate       Total       Rate        Rate       Total       Total
Commercial.........................  $ 1,913      $   582     $   601     $ 1,183     $   408     $   164     $   572     $ 3,668
Commercial real estate mortgages...      263          461         299         760         423         207         630       1,653
Real estate construction...........      335           85         136         221          62          75         137         693
                                     --------------------------------------------------------------------------------------------
                                     $ 2,511      $ 1,128     $ 1,036     $ 2,164     $   893     $   446     $ 1,339     $ 6,014
                                     ============================================================================================
====================================================================================================================================


     Management expects further growth in commercial loans in 1997 due to new business development, expansion of healthcare lending and equipment lease financing and further application of its relationship banking concept. In order for this growth to occur, the economy must remain stable or improve throughout the year for loan demand to be sufficient to meet the company's goals. In addition, management must be able to provide satisfactory sales and service quality and develop new products in the commercial lending area.

     Commercial real estate loans are comprised of two primary categories; commercial real estate mortgages and real estate construction loans. In 1996, commercial real estate mortgage loans increased $130.0 million or 8.5 percent. Real estate construction loans also increased in 1996 to $693.0 million from $526.0 million reported at the end of 1995, an increase of $167.0 million or
31.7 percent. The increases reflect the strength of the real estate markets in AmSouth's four state area of the southeastern U.S., particularly Florida.

     On a combined basis, owner occupied properties totaled $781.0 million or
33.3 percent of total commercial real estate loans in 1996, while nonowner occupied properties were $1.6 billion or 66.7 percent of the total. This compares with $776.0 million or 37.8 percent of owner occupied properties and $1.3 billion or 62.2 percent of nonowner occupied properties at the end of 1995.

     Management anticipates both categories of commercial real estate loans to increase during 1997, provided the economy and AmSouth's real estate markets remain strong, sales goals are met and credit quality can be maintained.

     Consumer loans, excluding residential first mortgages, include primarily dealer indirect, other residential mortgages including second mortgage installment loans and home equity lines of credit, revolving credit, and other consumer loans. Dealer indirect loans reached $1.2 billion at the end of 1996, an increase of $167.0 million or 15.8 percent from the $1.1 billion of loans outstanding at the end of 1995. These loans consist primarily of loans made to individuals to finance the purchase of new and used automobiles. The increase in 1996 was a direct result of a new office opened in Atlanta, Georgia during the first quarter combined with a generally strong economy.

     Other residential mortgages increased $179.0 million during 1996 to $872.0 million at the end of the year from $693.0 million at the prior year-end. The increase was primarily the result of new customers acquired in 1996 from direct mail marketing promotions and the cross selling of home equity lines of credit.

     Revolving credit, which consists primarily of bankcard outstandings, at the end of 1996 increased $45.0 million or 9.4 percent above the level reported at year-end 1995. The reason for the increase was an increase in the number of cardholders from 367,000 accounts in 1995 to 453,000 accounts in 1996, a result of several targeted, direct marketing campaigns conducted during the year. Other consumer loans decreased in 1996 primarily due to the sale of approximately $50.5 million of government guaranteed student loans, reflecting management's decision to exit this business.

     Management anticipates in 1997 that consumer loans,

Table 9
Average Deposits


(In thousands)                                                        December 31
==================================================================================================================================
                                           1996              1995              1994              1993              1992
Noninterest-bearing demand ........  $     1,767,444   $     1,755,717   $     1,779,833   $     1,611,428   $     1,304,787
Interest-bearing demand ...........        3,671,241         3,893,721         3,820,580         3,263,054         3,033,034
Savings ...........................        1,036,240           960,969           918,132           773,131           575,082
Time:
   Retail .........................        4,442,109         4,652,502         3,343,936         2,359,352         2,085,556
   Individual retirement accounts .          926,633           928,901           784,736           639,866           517,227
   Other ..........................          223,208           188,416           163,105           168,668           149,395
                                     ---------------------------------------------------------------------------------------
      Total time ..................        5,591,950         5,769,819         4,291,777         3,167,886         2,752,178
                                     ---------------------------------------------------------------------------------------
Certificates of deposit of
   $100,000 or more ...............          859,468           923,866           762,403           728,206           687,514
                                     ---------------------------------------------------------------------------------------
                                     $    12,926,343   $    13,304,092   $    11,572,725   $     9,543,705   $     8,352,595
                                     =======================================================================================
==================================================================================================================================

excluding residential mortgages, will continue to grow, provided the economy remains stable or grows and consumer borrowing patterns remain at least stable. Whether growth will be achieved will also depend on the success of management's planned direct mail marketing campaigns and on the success of its continued emphasis on cross selling and service quality.

Other Earning Assets Other earning assets consist primarily of federal funds sold and securities purchased under agreements to resell (resell agreements) and mortgage loans held for sale. Federal funds sold and resell agreements serve as temporary investments in the corporation's overall funding and cash management operations. Average federal funds sold and resell agreements in 1996 were $22.3 million, an increase of $6.7 million from 1995. Mortgage loans held for sale averaged approximately $80.0 million in both 1996 and 1995.

Deposits Deposits are AmSouth's primary source of funding and their cost is the largest category of interest expense. Average total deposits were $12.9 billion in 1996, representing a decrease of $377.7 million or 2.8 percent from total average deposits in 1995 of $13.3 billion. There are five principal components of total deposits: noninterest-bearing demand, interest-bearing demand, savings, time and certificates of deposit of $100,000 or more. The largest component is time deposits, which comprised approximately 43.3 percent of the total in 1996. These deposits, which consist primarily of consumer certificates of deposits, declined to $5.6 billion on average in 1996 from $5.8 billion in 1995, a decrease of $177.9 million or 3.1 percent. This decline was anticipated because management, during 1996, as part of an overall program to restructure the balance sheet, repriced and restructured the maturities of the portfolio. The result was the run-off of approximately $400 million of mostly high cost, single service household consumer certificates of deposit of approximately $1.6 billion maturing during the third and fourth quarters. Approximately 70 percent of the accounts were retained while costs, on average, were lowered by 1.25 percent and the maturities were more widely dispersed.

     The second largest category of deposits, interest-bearing demand, represented 28.4 percent of total average deposits in 1996. This compares with
29.3 percent of total average deposits in 1995. These deposits in 1996 averaged $3.7 bil-

  FINANCIALS

[PIE CHART APPEARS HERE]

Deposit Composition

------------------------------------------------
                               1995     1996
CDs greater than $100M          6.9%     6.6%
Interest-Bearing Demand        29.3%    28.4%
Noninterest-Bearing Demand     13.2%    13.7%
Savings                         7.2%     8.0%
Time                           43.4%    43.3%
------------------------------------------------

lion, a decrease of $222.5 million or 5.7 percent from 1995 levels, reflecting customers' preference for alternative investments due to the strong performance of the financial and stock markets.

     Another deposit category is certificates of deposit of $100,000 or more. These accounts comprised 6.6 percent of total average deposits in 1996. They declined $64.4 million on average during the year. These deposits, for the most part, are competitively bid and fluctuate based on the level of interest rates and management's determination of the need for such deposits from time to time. The primary reason for the decline was the lower interest rate environment throughout 1996 and the strong performance of the financial and stock markets.

     Partially offsetting the declines experienced in these deposit categories were increases in noninterest-bearing demand and savings accounts. Noninterest-bearing demand deposits, which comprised 13.7 percent of total average deposits in 1996, increased during the year $11.7 million on average or less than one percent. Savings deposits, representing 8.0 percent of total average deposits, increased to $1.0 billion on average in 1996, or $75.3 million, an increase of
7.8 percent between years. This deposit category increased across all of AmSouth's markets but did particularly well in Florida.

     Table 10 provides a maturity schedule for time deposits of $100,000 or more at December 31.

Other Interest-Bearing Liabilities Other interest-bearing liabilities include all interest-bearing liabilities except deposits.

     Short-term liabilities included in this category consist of federal funds purchased and securities sold under agreements to repurchase (repurchase agreements), and other borrowed funds. Average federal funds purchased and repurchase agreements increased in 1996 to $1.8 billion or 52.9 percent from the $1.2 billion averaged in 1995. Other borrowed funds, which include master notes, commercial paper, short-term Federal Home Loan Bank (FHLB) advances, the current portion of long-term debt, and treasury, tax and loan notes, increased in 1996 to average $754.4 million versus $573.9 million in 1995, an increase of 31.4 percent. The principal reason for the increases was to fund earning asset growth in 1996.

     At December 31, 1996, 1995 and 1994, federal funds purchased and repurchased agreements totaled $1.9 billion, $1.9 billion and $1.2 billion, respectively, with weighted-average interest rates of 6.00%, 4.93% and 5.48%, respectively. The maximum amount outstanding at any month end during each of the last three years was $2.3 billion, $1.9 billion and $2.4 billion, respectively. The average daily balance and average interest rates for each year are presented in Table 3.

     Long-term debt consists of subordinated capital notes due 1999, FHLB advances, 6 3/4% subordinated debentures due 2025, 7 3/4% subordinated notes due 2004 and long-term notes payable. The only significant increase in long-term funding during 1996 was in FHLB advances. The long-term FHLB advances increased to $511.6 million on average in 1996 from $54.0 million in 1995. These funds were utilized in 1996 because of their relatively low cost and the ability to match their maturities with those of the assets being funded.

     In November 1995, AmSouth Bancorporation issued $150 million of 6 3/4% subordinated debentures due in the year 2025, which may be redeemed by the holder after ten

Table 10
Maturity of Time Deposits of $100,000 or More

(In thousands)

                                                         December 31
==========================================================================================
                                              1996              1995               1994
Three months or less............... $       360,894   $       493,848    $       233,282
Over three through six months......         123,449           131,062            102,370
Over six through twelve months.....         167,509           254,626            127,775
Over twelve months.................         163,800           171,958            435,971
                                    ------------------------------------------------------
                                    $       815,652   $     1,051,494    $       899,398
                                    ======================================================

==========================================================================================

years. The proceeds of these funds have been used to purchase shares of AmSouth common stock under plans approved by AmSouth's Board of Directors. During 1996,
2.7 million shares were purchased.

Shareholders' Equity At December 31, 1996, shareholders' equity totaled $1.4 billion, an increase of $12.4 million from year-end 1995. The sources of growth in shareholders' equity during 1996 were the retention of net income, issuances of common stock under the various stock-based employee benefits plans and a $2.6 million increase in unrealized gains on available-for-sale securities. Offsetting the increases were cash dividends declared of $91.4 million and the purchase of 2.7 million shares of AmSouth common stock for $113.9 million to provide shares for dividend reinvestment, employee benefit plans and other corporate purposes. Information on prior years may be found in the Consolidated Statement of Shareholders' Equity on page 48 of this report. Also, see Note N of the Notes to Consolidated Financial Statements.

     In October 1995, management recommended, and the Board of Directors approved, a new capital and dividend policy for AmSouth. All of the guidelines contained within the policy were developed based on industry standards, regulatory requirements, perceived risk of the various lines of business and future growth opportunities. Periodically, management will re-evaluate the policy and present its findings to the Board of Directors to ensure that the policy continues to support corporate objectives, the regulatory environment, and changes in market conditions.

     At December 31, 1996, AmSouth met or exceeded all of the minimum capital standards for the parent company and its subsidiaries as established by the company's capital and dividend policy. Refer to Table 11 and Note P of the Notes to Consolidated Financial Statements for specific information.

Risk Management

Risk identification and management are key elements in the overall management of AmSouth. Management believes the primary risk exposures are interest rate, liquidity and credit risks. Some of the more significant processes used to manage and control these risks are described in the following paragraphs.

Asset and Liability AmSouth maintains a formal asset and liability management process to quantify, monitor and control interest rate risk and to assist management in maintaining stability in the net interest margin under varying interest rate environments. This is accomplished through the development and implementation of lending, funding and pricing strategies designed to maximize net interest income performance under varying interest rate environments subject to

FINANCIALS


Table 11
Capital Ratios


(Dollars in thousands)                                                                                December 31
==================================================================================================================================
                                                                                              1996                   1995
Risk-based capital:
      Shareholders' equity........................................................      $     1,395,829        $     1,383,475
      Unrealized gains on available-for-sale securities (net of deferred taxes)...              (24,296)               (21,705)
      Less certain intangible assets..............................................             (268,139)              (284,707)
                                                                                        --------------------------------------
         Tier I capital...........................................................            1,103,394              1,077,063
                                                                                        --------------------------------------
      Adjusted allowance for loan losses..........................................              175,346                171,294
      Qualifying long-term debt...................................................              339,045                358,797
                                                                                        --------------------------------------
         Tier II capital..........................................................              514,391                530,091
                                                                                        --------------------------------------
            Total capital.........................................................      $     1,617,785        $     1,607,154
                                                                                        ======================================

Risk-adjusted assets..............................................................      $    14,023,996        $    13,687,977
                                                                                        ======================================
Capital ratios:
      Tier I capital to total risk-adjusted assets................................                 7.87%                  7.87%
      Total capital to total risk-adjusted assets.................................                11.54                  11.74
      Leverage....................................................................                 6.20                   6.38
      Ending equity to assets.....................................................                 7.58                   7.80
      Ending tangible equity to assets............................................                 6.22                   6.29

==================================================================================================================================


specific liquidity and interest rate risk guidelines.

Interest Rate Risk The primary tool used by AmSouth to measure interest rate risk is an earnings simulation model which evaluates the impact of different interest rate scenarios on the company's projected business plan over a 12 to 24 month horizon. Management feels that a more traditional interest sensitivity gap analysis does not provide a complete picture of AmSouth's exposure to interest rate changes since static gap models are a point-in-time measurement and, therefore, do not incorporate the effects of future balance sheet trends, changes in the relationship between yields earned and rates paid, patterns or rate movements in general or changes in prepayment speeds due to changes in rates. AmSouth's earnings simulation model incorporates the effect of these factors in addition to the impact of certain embedded interest rate caps and floors on certain assets and liabilities while also reflecting management's anticipated action under varying interest rate environments. Interest rate scenarios are simulated on a regular basis to determine the range of interest rate risk. Net interest income performance is measured under scenarios ranging from plus or minus 100 basis points to plus or minus 300 basis points over 12 months compared to a stable interest rate environment. The net interest income differential is expressed as a percent of net interest income over twelve months if interest rates are unchanged. As of December 31, 1996, the earnings simulation model results indicated that the corporation was in a relatively neutral interest rate risk position with the net interest income differential, in a plus or minus 200 basis point scenario, being less than 2 percent when compared to net interest income under stable rates. This level of interest rate risk is well within the company's

Table 12

Interest Sensitivity Analysis

(Dollars in thousands)

======================================================================================================================

                                               0-30               31-60             61-90             91-180
                                               Days               Days              Days               Days
ASSETS
Earning assets:
  Federal funds sold and securities
   purchased under agreements to
   resell.............................    $      15,000       $         -0-      $         -0-     $         -0-
  Trading securities..................            3,879                 -0-                -0-               -0-
  Available-for-sale securities.......          337,809             62,521             52,477           170,943
  Held-to-maturity securities.........           38,284             35,570             27,097            89,011
  Mortgage loans held for sale........           30,290             30,292                 -0-               -0-
  Loans net of unearned income........        3,709,388          1,319,517            443,006           683,391
                                        -----------------------------------------------------------------------
     Total earning assets.............        4,134,650          1,447,900            522,580           943,345
Cash and other assets.................               -0-                -0-                -0-               -0-
Less allowance for loan losses........               -0-                -0-                -0-               -0-
Market valuation on
   available-for-sale securities......               -0-                -0-                -0-               -0-
                                        -----------------------------------------------------------------------
                                          $   4,134,650       $  1,447,900       $    522,580      $    943,345
                                        =======================================================================
LIABILITIES AND
SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
  Interest-bearing demand deposits....    $   2,290,885       $     36,475       $     15,837      $     47,511
  Savings deposits....................          329,962              8,914              8,914            26,742
  Time deposits.......................          399,482            266,550            298,943           731,554
  Certificates of deposit of
   $100,000 or more...................          195,221             61,767             69,486           116,344
  Federal funds purchased and
   securities sold under agreements
   to repurchase......................        1,872,286                 -0-                -0-               -0-
  Other borrowed funds................        1,010,041              5,000             10,000               246
  Long-term Federal Home
   Loan Bank advances.................          750,053                 53            215,054            50,162
  Other long-term debt................               -0-                -0-                -0-               -0-
                                        -----------------------------------------------------------------------
  Total interest-bearing liabilities..        6,847,930            378,759            618,234           972,559
Noninterest-bearing demand
  deposits............................          146,355             21,937             21,937            65,812
Other liabilities.....................               -0-                -0-                -0-               -0-
Shareholders' equity..................               -0-                -0-                -0-               -0-
                                        -----------------------------------------------------------------------
                                          $   6,994,285       $    400,696       $    640,171      $  1,038,371
                                        =======================================================================
Off-balance sheet
  financial instruments...............    $    (290,000)      $    (30,000)      $    (50,000)     $         -0-
                                        =======================================================================
Rate sensitivity gap:
   Dollar amount......................    $  (3,149,635)      $  1,017,204       $   (167,591)     $    (95,026)
   Percent of total earning assets....            (18.5)%              6.0%              (1.0)%            (0.6)%
   Cumulative dollar amount...........    $  (3,149,635)      $ (2,132,431)      $ (2,300,022)     $ (2,395,048)


Note: Certain interest-sensitive assets and liabilities are included in the table based on historical experience rather than contractual maturities.

======================================================================================================================

======================================================================================================================

                                             181-365         Over One and         Over Five            Total
                                               Days            Less Than            Years
                                                                 Five
                                                                Years
ASSETS
Earning assets:
  Federal funds sold and securities
   purchased under agreements to
   resell.............................    $          -0-      $         -0-      $         -0-     $     15,000
  Trading securities..................               -0-                -0-                -0-            3,879
  Available-for-sale securities.......          517,591            671,578            439,329         2,252,248
  Held-to-maturity securities.........          210,726          1,626,402            617,616         2,644,706
  Mortgage loans held for sale........               -0-                -0-                -0-           60,582
  Loans net of unearned income........        1,254,722          3,972,359            697,863        12,080,246
                                        -----------------------------------------------------------------------
     Total earning assets.............        1,983,039          6,270,339          1,754,808        17,056,661
Cash and other assets.................               -0-                -0-         1,491,422         1,491,422
Less allowance for loan losses........               -0-                -0-          (179,049)         (179,049)
Market valuation on
   available-for-sale securities......               -0-                -0-            38,230            38,230
                                        -----------------------------------------------------------------------
                                          $   1,983,039       $  6,270,339       $  3,105,411      $ 18,407,264
                                        =======================================================================
LIABILITIES AND
SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
  Interest-bearing demand deposits....    $      95,021       $    678,020       $    436,238      $  3,599,987
  Savings deposits....................           53,484            388,256            252,283         1,068,555
  Time deposits.......................        1,176,234          2,190,504             10,120         5,073,387
  Certificates of deposit of
   $100,000 or more...................          167,509            163,599                201           774,127
  Federal funds purchased and
   securities sold under agreements
   to repurchase......................               -0-                -0-                -0-        1,872,286
  Other borrowed funds................               96                 -0-                -0-        1,025,383
  Long-term Federal Home
   Loan Bank advances.................              440              3,112              4,855         1,023,729
  Other long-term debt................               -0-           100,081            311,865           411,946
                                        -----------------------------------------------------------------------
  Total interest-bearing liabilities..        1,492,784          3,523,572          1,015,562        14,849,400
Noninterest-bearing demand
  deposits............................          131,623            957,812            606,067         1,951,543
Other liabilities.....................               -0-                -0-           210,492           210,492
Shareholders' equity..................               -0-                -0-         1,395,829         1,395,829
                                        -----------------------------------------------------------------------
                                          $   1,624,407       $  4,481,384       $  3,227,950      $ 18,407,264
                                        =======================================================================
Off-balance sheet
  financial instruments...............    $          -0-      $    370,000       $         -0-     $         -0-
                                        =======================================================================
Rate sensitivity gap:
   Dollar amount......................    $     358,632
   Percent of total earning assets....              2.1%
   Cumulative dollar amount...........    $  (2,036,416)
======================================================================================================================

FINANCIALS



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

     AmSouth has, from time to time, utilized various off-balance sheet instruments such as interest rate swaps and caps to assist in managing interest rate risk. As of December 31, 1996, AmSouth had $1.0 billion notional amount of caps outstanding, $500 million of caps sold and $500 million of caps purchased, as hedges on $500 million of prime rate loans. This transaction effectively locks in the historically wide 300 basis point spread between the federal funds and prime interest rates in a rising rate environment. If interest rates increased immediately by 200 basis points at the beginning of 1997 and assuming no change in the spread between the federal funds rate and prime rate at December 31, 1996, the earnings impact of these caps would be immaterial. An immediate decrease of 200 basis points would have no impact as the rates would be below the caps. Assuming that the current market spread between the prime rate and the federal funds rate widens by 50 basis points, AmSouth would incur an additional loss of $2.5 million for the year. If the spread decreased by 50 basis points, AmSouth would have a positive effect on earnings of $2.5 million for the year.

     In addition to the caps, AmSouth had interest rate swaps as of December 31, 1996 in the notional amount of $370.0 million. One of the interest rate swaps was purchased to hedge the cost of $150.0 million of 6 3/4% subordinated debentures issued in the fourth quarter of 1995. This swap effectively converts the fixed rate debt to a floating rate, tied to the one month LIBOR rate. The other interest rate swaps consist of a $155 million notional amount purchased to hedge variable rate securities held in the available-for-sale portfolio and $65 million of notional amount purchased to hedge fixed rate consumer CD's. Assuming a 200 basis point immediate increase in rates as of the beginning of January 1997, AmSouth would recognize a loss in earnings of approximately $3.6 million for the year from these swaps. Conversely, a 200 basis point decrease in rates would result in approximately $6.8 million of income for the year.

     As of December 31, 1996, AmSouth held other off-balance sheet instruments as hedges as well as futures and forward contracts to provide customers and AmSouth a means of managing the risks of changing interest and foreign exchange rates. These other off-balance sheet instruments are immaterial.

     AmSouth terminated $1.1 billion of interest rate swaps and $915.0 million of interest rate caps during the fourth quarter of 1994. The impact of interest rate contracts on net interest income in 1995 was a decrease of $10.8 million. This compares with a decrease in net interest income from the effect of interest rate contracts during 1994 of $4.3 million. Of these amounts, $10.3 million in 1995 and $2.4 million in 1994 was due to the amortization of the deferred loss on the termination of interest rate swaps that occurred in the fourth quarter of 1994. The effect of the amortization of the deferred loss on net interest income in 1996 was $6.6 million and in 1997, when it will be fully amortized, is $292 thousand.

     Table 13 summarizes the activity, by notional amount, of off-balance sheet financial instruments utilized in the asset and liability management process at AmSouth for the years 1996, 1995 and 1994.

     Table 14 summarizes the expected maturities on all of AmSouth's off-balance sheet positions at December 31, 1996 and interest rates exchanged on swaps. Both the timing of the maturities and the variable interest payments and receipts vary as certain interest rates change. The maturities and interest rates exchanged are calculated assuming that interest rates remain unchanged from average December 1996 rates. The information presented could change as future rates increase or decrease. See Note L of the Notes to Consolidated Financial Statements.

Table 13

Interest Rate Swaps, Caps and Floors

                                                               Swaps                         Caps &
(In millions)                          Receive fixed    Pay fixed    Basis       Other       Floors      Total
==================================================================================================================
Balance at January 1, 1994 ........       $    185     $    120    $    300    $    600    $  1,025    $  2,230
  Additions .......................             -0-          -0-         -0-        400         350         750
  Maturities ......................             -0-          -0-       (300)         -0-        (20)       (320)
  Calls ...........................           (120)        (120)         -0-         -0-         -0-       (240)
  Terminations ....................            (65)          -0-         -0-     (1,000)       (915)     (1,980)
                                       ---------------------------------------------------------------------------
Balance at December 31, 1994 ......             -0-          -0-         -0-         -0-        440         440
  Additions .......................            150           -0-         -0-         -0-      1,000       1,150
  Maturities ......................             -0-          -0-         -0-         -0-        (30)        (30)
  Calls ...........................             -0-          -0-         -0-         -0-         -0-         -0-
  Terminations ....................             -0-          -0-         -0-         -0-       (300)       (300)
                                       ---------------------------------------------------------------------------
Balance at December 31, 1995 ......            150           -0-         -0-         -0-      1,110       1,260
  Additions .......................            220           -0-         -0-         -0-         -0-        220
  Maturities ......................             -0-          -0-         -0-         -0-        (33)        (33)
  Calls ...........................             -0-          -0-         -0-         -0-         -0-         -0-
  Terminations ....................             -0-          -0-         -0-         -0-         -0-         -0-
                                       ---------------------------------------------------------------------------
Balance at December 31, 1996 ......       $    370     $     -0-   $     -0-   $     -0-   $  1,077    $  1,447
                                       ===========================================================================
==================================================================================================================

Liquidity AmSouth's goal in liquidity management is to satisfy the cash flow requirements of depositors and borrowers while at the same time meeting the cash flow needs of the corporation. This is accomplished through the active management of both the asset and liability sides of the balance sheet. The liquidity position of AmSouth is monitored on a daily basis. In addition, the Asset/Liability Committee reviews liquidity on a monthly basis and approves any changes in strategy that are necessary as a result of the asset/liability management process or anticipated cash flow changes. The Committee also compares on a monthly basis the company's liquidity position to established corporate liquidity guidelines. At December 31, 1996, AmSouth was within all of the guidelines which have been established. The primary sources of liquidity on the asset side of the balance sheet are maturities and cash flows from both loans and investments as well as the ability to securitize certain assets. Liquidity on the liability side is generated primarily through growth in core deposits and the ability to obtain economical wholesale funding in national and regional markets through a variety of sources. AmSouth's most commonly used sources of wholesale funding are (1) federal funds (i.e., the excess reserves of other financial institutions); (2) repurchase agreements, whereby U.S. government and government agency securities are pledged as collateral for short-term borrowings; and (3) pledges of acceptable assets as collateral for public deposits and certain tax collection monies.

  In addition to these sources,  AmSouth can access other

   FINANCIALS


Table 14

Maturities on Caps and Interest Rates Exchanged on Swaps


(Dollars in millions)                            Mature During
==========================================================================================
                                 1997        1998       1999         2000       Total
Receive fixed rate swaps:
   Notional amount ........  $    215    $    115    $     40    $     -0-   $    370
   Receive rate ...........      6.46%       6.66%       6.70%          --       6.55%
   Pay rate ...............      5.61%       5.58%       5.53%          --       5.59%
Caps:
   Notional amount ........  $     77    $     -0-   $     -0-   $  1,000    $  1,077
==========================================================================================


wholesale funding sources such as Eurodollar deposits, certificates of deposit, commercial paper, and lines of credit. All bank subsidiaries also have the ability to borrow from the FHLB. FHLB advances are competitively priced and actively used as a source of funds with usage expected to continue increasing in the future. Also, AmSouth Bank of Alabama during 1995 established a short and medium-term note facility with a commitment of up to $1.0 billion in borrowing capacity.
     Maintaining adequate credit ratings on debt issues is critical to liquidity because it affects the ability of AmSouth to attract funds from various sources on a cost competitive basis. Table 15 summarizes AmSouth's credit ratings at December 31, 1996.

Credit Risk Management Process and Loan Quality The loan portfolio at AmSouth holds the highest degree of risk for the company. AmSouth manages and controls risk in the loan portfolio through adherence to consistent standards established by senior management, combined with a commitment to producing quality assets, developing profitable relationships and meeting strategic growth targets.
     AmSouth has written credit policies based on the strategic direction of the company. These policies establish underwriting standards, place limits on exposure, and set other limits or standards as deemed necessary and prudent. Also included in the policy, and primarily determined by the amount of the loan, are various approval levels, ranging from the branch or department level to the centralized Corporate Credit


Table 15

Credit Ratings

                                                                      Standard &
                                                      Moody's          Poor's          Bankwatch
=======================================================================================================
7 3/4% Subordinated Notes Due 2004 .............        A3              BBB+              A
6 3/4% Subordinated Debentures Due 2025 ........        A3              BBB+              A
Subordinated Capital Notes Due 1999 ............        A3              BBB+              A
Floating Rate Notes Due 1999 ...................        A2               A-               -
Commercial paper ...............................        P-1             A-2             TBW-1
Certificates of deposit ........................        AA3*             A                -
Short-term counterparty ........................        P-1*            A-1               -
Long-term counterparty  ........................        AA3*             A                -

* AmSouth Bank of Alabama
=======================================================================================================

36

Table 16
Nonperforming Assets


(Dollars in thousands)                                                 December 31
==================================================================================================================
                                               1996         1995            1994           1993          1992

Nonaccrual loans...................        $  78,048     $  96,246      $   89,545     $   53,020    $   57,213
Restructured loans.................               -0-           -0-         13,203          2,420         4,924
                                           --------------------------------------------------------------------
  Nonperforming loans..............           78,048        96,246         102,748         55,440        62,137
                                           --------------------------------------------------------------------
Foreclosed properties..............           14,445        16,150          28,263         29,273        52,771
Repossessions......................            1,822         3,114           2,079          1,081         1,196
                                           --------------------------------------------------------------------
  Total nonperforming assets*......        $  94,315     $ 115,510      $  133,090     $   85,794    $  116,104
                                           ====================================================================
Nonperforming assets*
  to loans net of unearned income,
  foreclosed properties
  and repossessions................             0.78%         0.98%           1.16%          1.00%         1.71%
                                           ====================================================================
Accruing loans 90 days past due....        $  36,382     $  39,618      $   34,246     $   20,917    $   18,007
                                           ====================================================================

*Exclusive of accruing loans 90 days past due
==================================================================================================================


Table 17
Nonperforming Loans and Net Charge-offs

(In thousands)                                         Nonperforming Loans*
==============================================================================================
                                                         % of                       % of
                                         December 31    Average    December 31    Average
                                            1996      Loans** per     1995      Loans** per
                                                        Category                  Category

Commercial............................     $  14,853      0.47%   $  16,301         0.57%
                                         -----------------------------------------------
Commercial real estate:
  Commercial real estate mortgages...         21,796      1.37       36,617         2.58
  Real estate construction...........          1,693      0.27        3,075         0.60
                                         -----------------------------------------------
       Total commercial real estate..         23,489      1.06       39,692         2.05
                                         -----------------------------------------------
Consumer:
  Residential first mortgages........         28,527      0.87       30,459         0.71
  Other residential mortgages........          4,311      0.56        1,011         0.16
  Dealer indirect....................          4,273      0.38        6,486         0.69
  Revolving credit...................            165      0.03            0           --
  Other consumer.....................          2,430      0.39        2,297         0.35
                                         -----------------------------------------------
       Total consumer................         39,706      0.63       40,253         0.58
                                         -----------------------------------------------
                                           $  78,048      0.67%   $  96,246         0.82%
                                         ===============================================

==============================================================================================

                                                        Net Charge-offs
==============================================================================================
                                                         % of                      % of
                                         December 31    Average  December 31      Average
                                            1996     Loans** per     1995       Loans** per
                                                       Category                   Category

Commercial.........................      $   3,830       0.12%    $   4,595         0.16%
                                         -----------------------------------------------
Commercial real estate:
  Commercial real estate mortgages            (193)     (0.01)        1,397         0.10
  Real estate construction......              (404)     (0.06)          185         0.04
                                         -----------------------------------------------
         Total commercial real estate         (597)     (0.03)        1,582         0.08
                                         -----------------------------------------------
Consumer:
  Residential first mortgages....            2,742       0.08           726         0.02
  Other residential mortgages....              567       0.07          (153)       (0.02)
  Dealer indirect................           14,057       1.26         7,599         0.80
  Revolving credit...............           29,904       6.08        15,401         3.99
  Other consumer.................           14,070       2.26         4,858         0.75
                                         -----------------------------------------------
         Total consumer..........           61,340       0.97        28,431         0.41
                                         -----------------------------------------------
                                         $  64,573       0.55%    $  34,608         0.29%
                                         ===============================================

*   Exclusive of accruing loans 90 days past due
**  Net of unearned income
==============================================================================================

  FINANCIALS


Committee or the Board of Directors of the banks. AmSouth maintains a diversified portfolio in order to spread its risk and reduce its exposure to economic downturns which may occur in different segments of the economy or in particular industries. Industry and loan type diversification is reviewed quarterly.

     AmSouth has a Credit Review Department which performs ongoing, independent reviews of the risk management process, proper documentation and specific loans. This department is centralized and independent of the lending function. The results of its examinations are reported to the Audit and Community Responsibility Committee of the Board of Directors as well as AmSouth's independent auditors. In addition, regular reports are made to senior management and the Board of Directors regarding the credit quality of the loan portfolio as well as trends in the portfolio.

     Each commercial loan recorded at AmSouth is assigned a risk rating on a numerical scale from one to nine by the loan officer using established credit policy guidelines, subject to review by the Credit Review Department.

     In addition, commercial real estate loans are categorized by the type of collateral. Owner occupied properties include mortgages where the borrower is a primary tenant, such as a factory or warehouse loan. Nonowner occupied lending represents those loans where the primary method of repayment is anticipated to come from rental income and generally has inherently more risk than owner occupied lending. Consumer loan portfolios are assigned ratings by pools on the same scale as commercial loans and are based on type of loan and performance. The risk profile of the loan portfolio established by these ratings and trends is reported to management, the Audit and Community Responsibility Committee and the Board of Directors.

     The Credit Administration function includes designated credit officers, who are organizationally independent of the production areas, that oversee the loan approval process, ensure adherence to credit policies and monitor efforts to reduce nonperforming and classified assets. Additionally, a centralized special assets function handles the resolution and disposition of certain other assets to ensure the optimal level of performance of these assets is achieved.

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

Nonperforming Assets Management closely monitors loans and other assets which are classified as nonperforming assets. Nonperforming assets include nonaccrual loans, restructured loans, foreclosed properties, and repossessions. Effective January 1, 1995, AmSouth adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures" (Statement 114). A loan is impaired when, based on the current information and events, it is probable that AmSouth will be unable to collect all amounts due according to the contractual terms of the loan agreement. Statement 114 does not apply to larger groups of homogeneous consumer loans so impaired loans are primarily commercial loans and commercial real estate loans. Essentially all impaired loans at the end of 1996 were on nonaccrual status. Loans are generally placed on nonaccrual if full collection of principal and interest becomes unlikely (even if all payments are current) or if the loan is delinquent in principal or interest payments for 90 days or more, unless the loan is well secured and in the process of collection.

     Nonperforming assets, excluding accruing loans 90 days past due, decreased $21.2 million, or 18.3 percent, during 1996. This follows a $17.6 million, or
13.2 percent, decrease during 1995. The graph entitled Nonperforming Assets Trend and Table 16 provide trend information and detail components of nonperforming assets for each of the last five years.

Table 18

Composition of
Foreclosed Properties

(Dollars in thousands)

================================================================
                                   Carrying    Percent of
                                    Value        Total
Residential....................  $   7,361       47.0%
Commercial buildings...........      5,744       36.6
Land/lots......................      2,568       16.4
                                 --------------------
                                    15,673      100.0%
                                                =====
Allowance for foreclosed
   property losses.............     (1,228)
                                 ---------
                                 $  14,445
                                 =========
================================================================


     The decline in nonperforming assets in 1996, compared to 1995, was the result of a decrease in nonperforming loans. Nonperforming loans were $78.0 million at the end of the year, a decline of $18.2 million or 18.9 percent. Commercial and commercial real estate nonperforming loans were lower in 1996, on a combined basis, by $17.7 million, while total nonperforming consumer loans were lower by $547 thousand. The improvement in the levels of nonperforming commercial and commercial real estate loans during 1996 is attributable to a combination of lower interest rates, relatively strong real estate markets throughout AmSouth's service areas and continued aggressive collection efforts.

     Table 17 presents nonperforming loans and year-to-date net charge-offs and each as a percentage of average net loans by category for December 31, 1996 and 1995.

     For the year ended December 31, 1996, the level of foreclosed properties improved from the level reported at year-end 1995. The improvement was due to a combination of an improved economic environment and continued aggressive efforts to dispose of these properties. Table 18 presents foreclosed properties by type of property and their carrying values at December 31, 1996.

     Table 19 is a summary of the allowance for foreclosed property losses for 1996, 1995 and 1994.

[CHART APPEARS HERE]

----------------------------------------------------------------
Nonperforming
Assets Trend
(Dollars in millions)

                             92     93     94     95     96
Nonperforming Assets       $ 116  $   86   $ 133   $116   $ 94
Nonperforming Assets/Loans  1.71%   1.00%   1.16%   .98%   .78%

----------------------------------------------------------------

Allowance for Loan Losses AmSouth maintains an allowance for loan losses which it believes is adequate to absorb losses inherent in the loan portfolio. A formal review is prepared quarterly to assess the risk in the portfolio and to determine the adequacy of the allowance for loan losses. The review includes analyzes of historical performance, the level of nonperforming


Table 19
Allowance for Foreclosed
Property Losses

(In thousands)                          1996       1995       1994
==========================================================================
Balance at January 1..............   $    766   $  3,638   $  3,908
Net recoveries (write-downs)......        161     (2,550)    (2,018)
Addition (reduction)
   to allowance
   charged (credited)
   to expense.....................        301       (322)     1,748
                                     ------------------------------
Balance at December 31............   $  1,228   $    766   $  3,638
                                     ==============================
==========================================================================

   FINANCIALS


Table 20
Allowance for Loan Losses

(Dollars in thousands)                                    1996           1995           1994            1993           1992
================================================================================================================================
Balance at January 1...........................    $     178,451     $  171,167     $  131,509     $   99,646     $   95,392
Loans charged off:
   Commercial..................................           (8,348)        (7,991)       (13,304)        (8,492)       (16,276)
   Commercial real estate mortgages............           (2,455)        (3,474)        (3,869)        (2,581)       (12,992)
   Commercial real estate construction.........              (88)          (455)          (154)          (178)          (537)
   Residential first mortgages.................           (2,977)          (854)        (2,724)          (932)        (1,394)
   Other residential mortgages.................             (596)          (127)           (68)          (263)          (299)
   Dealer indirect.............................          (20,203)       (10,385)        (4,270)        (3,557)        (4,612)
   Revolving credit............................          (32,145)       (17,203)       (14,810)       (15,449)        (5,196)
   Other consumer..............................          (16,467)        (6,793)        (4,730)        (4,917)        (4,734)
                                                   -------------------------------------------------------------------------
      Total charge-offs........................          (83,279)       (47,282)       (43,929)       (36,369)       (46,040)
                                                   -------------------------------------------------------------------------
Recoveries of loans previously charged off:
   Commercial..................................            4,518          3,396          7,420          4,464          3,252
   Commercial real estate mortgages............            2,648          2,077          3,639          6,749            305
   Commercial real estate construction.........              492            270            224            217          3,828
   Residential first mortgages.................              235            128            227            329            286
   Other residential mortgages.................               29            280            107             28              1
   Dealer indirect.............................            6,146          2,786          1,702          1,760          1,572
   Revolving credit............................            2,241          1,802          1,470          1,009            781
   Other consumer..............................            2,397          1,935          2,245          2,065          1,688
                                                   -------------------------------------------------------------------------
      Total recoveries.........................           18,706         12,674         17,034         16,621         11,713
                                                   -------------------------------------------------------------------------
Net charge-offs................................          (64,573)       (34,608)       (26,895)       (19,748)       (34,327)
                                                   -------------------------------------------------------------------------
Addition to allowance charged to expense.......           65,171         40,139         30,103         27,966         38,581
Allowance acquired in bank purchases...........               -0-         1,753         36,450         23,645             -0-
                                                   -------------------------------------------------------------------------
Balance at December 31.........................    $     179,049  $     178,451  $     171,167  $     131,509  $      99,646
                                                   =========================================================================
Loans net of unearned income,
   outstanding at end of period................    $  12,080,246  $  11,743,273  $  11,429,907  $   8,540,412  $   6,716,595
Average loans net of unearned income,
   outstanding for the period..................    $  11,694,849  $  11,747,385  $   9,918,274  $   7,634,984  $   6,334,313
Ratios:
   Allowance at end of period to loans
      net of unearned income...................             1.48%          1.52%          1.50%          1.54%          1.48%
   Allowance at end of period to average
      loans net of unearned income.............             1.53           1.52           1.73           1.72           1.57
   Allowance at end of period to
      nonperforming loans * ...................           229.41         185.41         166.59         237.21         160.36
   Allowance at end of period to
      nonperforming assets * ..................           189.41         154.49         128.61         153.28          85.82
   Net charge-offs to average loans
      net of unearned income...................             0.55           0.29           0.27           0.26           0.54
   Net charge-offs to allowance
      at end of period.........................            36.06          19.39          15.71          15.02          34.45
   Recoveries to prior year charge-offs........            39.56          28.85          46.84          36.10          19.14

* Exclusive of accruing loans 90 days past due
===============================================================================================================================

and adversely rated loans, specific analyzes of certain problem loans, loan activity since the previous quarter, reports prepared by the Credit Review Department, consideration of current economic conditions, and other pertinent information. The level of allowance to net loans outstanding will vary depending on the overall results of this quarterly review. The review is then presented to and subsequently approved by senior management and the Audit and Community Responsibility Committee of the Board of Directors.

     At December 31, 1996, the allowance for loan losses to loans, net of unearned income, was 1.48 percent while coverage of nonperforming loans was
229.4 percent. This compares with an allowance for loan losses, net of unearned income, at the end of 1995 of 1.52 percent and to nonperforming loans for the same period of 185.4 percent.

     Table 21 is a summary of the allocation of the allowance for loan losses as determined by internal analysis. Although amounts are assigned to certain classifications of loans, the balance of the allowance for loan losses at December 31, 1996 is considered to be a general allowance and, therefore, is available for charge-offs of any type of loan which may be necessary in the future.


Table 21
Allocation of the Allowance for Loan Losses

(Dollars in thousands)                          December 31, 1996                  December 31, 1995
==============================================================================================================
                                                           Percentage of                      Percentage of
                                                           Loans* in Each                     Loans* in Each
                                         Allowance         Category to      Allowance         Category to
                                         Allocation        Total Loans*     Allocation        Total Loans*
Commercial............................  $  24,919            29.6%         $  30,125            26.0%
                                        ------------------------------------------------------------
Commercial real estate:
   Commercial real estate mortgages...     21,243            13.7             29,177            13.0
   Real estate construction...........      8,677             5.7              5,302             4.5
                                        ------------------------------------------------------------
      Total commercial real estate....     29,920            19.4             34,479            17.5
                                        ------------------------------------------------------------
Consumer:
   Residential first mortgages........      4,538            24.6             18,699            32.4
   Other residential mortgages........      1,766             7.3              4,188             6.0
   Dealer indirect....................     14,701            10.1             13,809             8.8
   Revolving credit...................     41,824             4.3             23,837             4.1
   Other consumer.....................     19,214             4.7             16,845             5.2
                                        ------------------------------------------------------------
      Total consumer..................     82,043            51.0             77,378            56.5
                                        ------------------------------------------------------------
Unfunded commitments..................      7,144              --              6,685              --
Standby letters of credit.............      1,963              --              3,880              --
Unallocated...........................     33,060              --             25,904              --
                                        ------------------------------------------------------------
                                        $ 179,049           100.0%         $ 178,451           100.0%
                                        ============================================================
                                                 December 31, 1994                  December 31, 1993
==============================================================================================================
                                                           Percentage of                      Percentage of
                                                           Loans* in Each                     Loans* in Each
                                         Allowance         Category to      Allowance         Category to
                                         Allocation        Total Loans      Allocation        Total Loans
Commercial............................  $  29,184            23.6%         $  37,868            29.9%
                                        ------------------------------------------------------------
Commercial real estate:
   Commercial real estate mortgages...     30,464            12.0             21,385            13.3
   Real estate construction...........     12,021             4.7              5,901             4.3
                                        ------------------------------------------------------------
      Total commercial real estate....     42,485            16.7             27,286            17.6
                                        ------------------------------------------------------------
Consumer:
   Residential first mortgages........     18,514            37.4              4,076            28.5
   Other residential mortgages........      2,289             5.6                719             6.2
   Dealer indirect....................      7,916             7.2              6,108             6.7
   Revolving credit...................     12,441             3.1             16,099             4.0
   Other consumer.....................      9,381             6.4              4,514             7.1
                                        ------------------------------------------------------------
      Total consumer..................     50,541            59.7             31,516            52.5
                                        ------------------------------------------------------------
Unfunded commitments..................      7,241              --              5,650              --
Standby letters of credit.............      1,825              --              1,660              --
Unallocated...........................     39,891              --             27,529              --
                                        ------------------------------------------------------------
                                        $ 171,167           100.0%         $ 131,509           100.0%
                                        ============================================================
*   Net of unearned income
==============================================================================================================

  F I N A N C I A L S


Supplemental Financial Statements

AmSouth Bancorporation and Subsidiaries
Consolidated Statement of Condition
December 31, 1986-1996

(In thousands)                                   1996           1995           1994           1993          1992
=======================================================================================================================
ASSETS
Cash and due from banks...................  $    648,494   $    651,641   $    616,639   $    614,698   $    589,084
Temporary investments.....................     2,369,939      2,546,583        672,170      1,896,220        806,257
Held-to-maturity securities...............     2,644,706      2,167,009      3,336,557      1,823,317      2,607,748
Loans net of unearned income..............    12,080,246     11,743,273     11,429,907      8,540,412      6,716,595
Less allowance for loan losses............       179,049        178,451        171,167        131,509         99,646
                                            ------------------------------------------------------------------------
    Net loans.............................    11,901,197     11,564,822     11,258,740      8,408,903      6,616,949
Premises and equipment....................       301,592        276,426        282,095        234,155        182,305
Other assets..............................       541,336        532,314        611,750        492,328        313,984
                                            ------------------------------------------------------------------------
    Total assets..........................  $ 18,407,264   $ 17,738,795   $ 16,777,951   $ 13,469,621   $ 11,116,327
                                            ========================================================================
LIABILITIES AND
SHAREHOLDERS' EQUITY
Deposits..................................  $ 12,467,599   $ 13,420,287   $ 13,203,101   $ 10,374,183   $  8,641,487
Federal funds purchased and
    repurchase agreements.................     1,872,286      1,861,090      1,212,723        793,177        989,790
Other interest-bearing liabilities........     2,461,058        919,635        906,225        829,266        494,649
                                            ------------------------------------------------------------------------
    Total deposits and
      interest-bearing liabilities........    16,800,943     16,201,012     15,322,049     11,996,626     10,125,926
Acceptances outstanding...................         3,190          2,007          6,979          6,264          6,005
Accrued expenses and other liabilities....       207,302        152,301        138,465        324,006        111,022
                                            ------------------------------------------------------------------------
    Total liabilities.....................    17,011,435     16,355,320     15,467,493     12,326,896     10,242,953
Shareholders' equity......................     1,395,829      1,383,475      1,310,458      1,142,725        873,374
                                            ------------------------------------------------------------------------
    Total liabilities and
      shareholders' equity................  $ 18,407,264   $ 17,738,795   $ 16,777,951   $ 13,469,621   $ 11,116,327
                                            ========================================================================

Consolidated Statement of Earnings
Years Ended December 31, 1986-1996


(In thousands except per share data)             1996*          1995           1994          1993            1992
=======================================================================================================================
Revenue from earning assets...............  $  1,353,821   $  1,272,939   $  1,047,741   $    840,617   $    772,251
Interest expense..........................       701,440        679,396        480,414        339,326        341,706
                                            ------------------------------------------------------------------------
Net interest income.......................       652,381        593,543        567,327        501,291        430,545
Provision for loan losses.................        65,171         40,139         30,103         27,966         38,581
                                            ------------------------------------------------------------------------
Net interest income after provision
   for loan losses........................       587,210        553,404        537,224        473,325        391,964
Noninterest revenues......................       235,274        231,671        175,355        199,237        168,719
Noninterest expenses......................       534,232        509,898        519,239        453,999        396,113
                                            ------------------------------------------------------------------------
Income before income taxes................       288,252        275,177        193,340        218,563        164,570
Income taxes..............................       105,576        100,222         66,050         71,843         47,977
                                            ------------------------------------------------------------------------
Net income................................  $    182,676   $    174,955   $    127,290   $    146,720   $    116,593
                                            ========================================================================

Average common shares outstanding.........        56,605         58,262         56,527         50,848         46,684

Earnings per common share.................         $3.23          $3.00          $2.25          $2.89          $2.50

Cash dividends declared per
     common share.........................         $1.62          $1.54          $1.43          $1.22          $1.07

* Excluding the one-time, pre-tax third quarter charge of $24,196,000 or $.27 per share after tax, required under federal legislation to recapitalize the Savings Association Insurance Fund (SAIF), net income for 1996 was $197,895,000 or $3.50 per share. Excluding SAIF, the ten-year compound growth rate for net income and earnings per share was 10.21% and 6.97%, respectively.

  F I N A N C I A L S

Supplemental Financial Statements

AmSouth Bancorporation and Subsidiaries
Consolidated Statement of Condition
December 31, 1986-1996

                                                                                                                          Ten-Year
                                                                                                                          Compound
                                                                                                                         Growth Rate
(In thousands)                               1991        1990          1989          1988        1987          1986       1996/1986
====================================================================================================================================

ASSETS
Cash and due from banks...............  $    560,249 $   623,744   $   495,013   $   511,666 $   463,219   $   511,124       2.41%
Temporary investments.................       676,604     178,944       221,231       160,202     195,161       224,959      26.55
Held-to-maturity securities...........     2,780,821   2,214,608     2,166,410     2,185,972   1,887,610     1,529,605       5.63
Loans net of unearned income..........     6,293,509   6,382,299     6,316,472     5,873,735   5,426,186     4,424,240      10.57
Less allowance for loan losses........        95,392      92,946        96,142        75,945      72,895        61,668      11.25
                                        -----------------------------------------------------------------------------------------
    Net loans.........................     6,198,117   6,289,353     6,220,330     5,797,790   5,353,291     4,362,572      10.56
Premises and equipment................       160,984     154,761       143,638       142,545     153,968       126,613       9.07
Other assets..........................       363,214     382,196       371,159       408,220     400,590       347,604       4.53
                                        -----------------------------------------------------------------------------------------
    Total assets......................  $ 10,739,989 $ 9,843,606   $ 9,617,781   $ 9,206,395 $ 8,453,839   $ 7,102,477       9.99%
                                        =========================================================================================

LIABILITIES AND
SHAREHOLDERS' EQUITY
Deposits..............................  $  8,538,296 $ 8,086,234   $ 7,613,948   $ 7,328,081 $ 6,563,364   $ 5,483,180       8.56%
Federal funds purchased and
    repurchase agreements.............       572,970     828,903     1,079,951       883,237     964,187       822,348       8.58
Other interest-bearing liabilities....       367,833     164,059       175,953       223,290     180,817       124,836      34.73
                                        -----------------------------------------------------------------------------------------
    Total deposits and
      interest-bearing liabilities....     9,479,099   9,079,196     8,869,852     8,434,608   7,708,368     6,430,364      10.08
Acceptances outstanding...............         3,498      22,245        24,422        90,123     104,166       103,803     (29.41)
Accrued expenses and other liabilities       463,349      82,378        94,465        86,372      93,681        92,052       8.46
                                        -----------------------------------------------------------------------------------------
    Total liabilities.................     9,945,946   9,183,819     8,988,739     8,611,103   7,906,215     6,626,219       9.89
Shareholders' equity..................       794,043     659,787       629,042       595,292     547,624       476,258      11.35
                                        -----------------------------------------------------------------------------------------
    Total liabilities and
      shareholders' equity............  $ 10,739,989 $ 9,843,606   $ 9,617,781   $ 9,206,395 $ 8,453,839   $ 7,102,477       9.99%
                                        =========================================================================================

Consolidated Statement of Earnings
Years Ended December 31, 1986-1996

                                                                                                                         Ten - Year
                                                                                                                          Compound
                                                                                                                         Growth Rate
(In thousands except per share data)         1991        1990          1989          1988        1987          1986       1996/1986
====================================================================================================================================

Revenue from earning assets...........  $    852,251 $   880,032   $   871,102   $   747,511 $   600,865   $   531,491       9.80%
Interest expense......................       486,848     556,404       570,359       469,216     347,459       294,187       9.08
                                        -----------------------------------------------------------------------------------------
Net interest income...................       365,403     323,628       300,743       278,295     253,406       237,304      10.64
Provision for loan losses.............        48,647      45,407        47,766        19,611      42,416        21,698      11.63
                                        -----------------------------------------------------------------------------------------
Net interest income after provision
 for loan losses......................       316,756     278,221       252,977       258,684     210,990       215,606      10.54
Noninterest revenues..................       169,379     136,619       130,863       128,714     121,167       106,252       8.27
Noninterest expenses..................       365,124     311,658       294,356       274,398     247,587       227,796       8.90
                                        -----------------------------------------------------------------------------------------
Income before income taxes............       121,011     103,182        89,484       113,000      84,570        94,062      11.85
Income taxes..........................        31,785      24,734        17,185        25,128      16,825        19,229      18.57
                                        -----------------------------------------------------------------------------------------
Net income............................  $     89,226 $    78,448   $    72,299   $    87,872 $    67,745   $    74,833       9.33%
                                        =========================================================================================
Average common shares outstanding.....        43,652      41,956        43,095        43,002      42,360        41,935       3.05%

Earnings per common share.............         $2.04       $1.87         $1.68         $2.04       $1.60         $1.78       6.11%

Cash dividends declared per
   common share.......................         $0.98       $0.94         $0.89         $0.84       $0.79         $0.71       8.60%

     FINANCIALS


Management's Statement on
Responsibility for Financial Reporting


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

     Management maintains and depends upon AmSouth's accounting systems and related systems of internal controls. The internal control systems are designed to ensure that transactions are properly authorized and recorded in the corporation's financial records and to safeguard the corporation's assets from material loss or misuse. The corporation maintains an internal audit staff which monitors compliance with the corporation's systems of internal controls and reports to management and to the Audit and Community Responsibility Committee of the Board of Directors.

     The Audit and Community Responsibility Committee of the Board of Directors, composed solely of outside directors, has responsibility for recommending to the Board of Directors the appointment of the independent auditors for AmSouth. The Audit and Community Responsibility Committee meets periodically with the internal auditors and the independent auditors to review the scope and findings of their respective audits. The internal auditors, independent auditors and management each have full and free access to meet privately as well as together with the Audit and Community Responsibility Committee to discuss internal controls, accounting, auditing or other financial reporting matters.

     The consolidated financial statements of AmSouth have been audited by Ernst & Young LLP, independent auditors, who were engaged to express an opinion as to the fairness of presentation of such financial statements.

/s/ C. Dowd Ritter                       /s/ Kristen M. Hudak
-----------------------                  -------------------------------
C. Dowd Ritter                           Kristen M. Hudak
Chairman, President and                  Senior Executive Vice President
Chief Executive Officer                  Chief Financial Officer

Report of Ernst & Young LLP,
Independent Auditors


Board of Directors
AmSouth Bancorporation

We have audited the accompanying consolidated statement of condition of AmSouth Bancorporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of earnings, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of AmSouth Bancorporation and subsidiaries at December 31, 1996 and 1995 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.



/s/ Ernst & Young LLP
---------------------
Ernst & Young LLP

Birmingham, Alabama
January 31, 1997

  FINANCIALS


Consolidated Financial Statements


AmSouth Bancorporation and Subsidiaries
Consolidated Statement of Condition


(Dollars in thousands)                                                                      December 31
=========================================================================================================================
                                                                                        1996              1995
ASSETS
Cash and due from banks...................................................       $     648,494     $     651,641
Federal funds sold and securities purchased under agreements to resell....              15,000             1,775
Trading securities........................................................               3,879             2,978
Available-for-sale securities.............................................           2,290,478         2,479,813
Held-to-maturity securities (market value of $2,649,481
  and $2,193,421, respectively)...........................................           2,644,706         2,167,009
Mortgage loans held for sale..............................................              60,582            62,017
Loans.....................................................................          12,168,572        11,819,809
Less:  Allowance for loan losses..........................................             179,049           178,451
       Unearned income....................................................              88,326            76,536
                                                                                 -------------------------------
       Net loans..........................................................          11,901,197        11,564,822
Premises and equipment, net...............................................             301,592           276,426
Customers' acceptance liability...........................................               3,190             2,007
Accrued interest receivable and other assets..............................             538,146           530,307
                                                                                 -------------------------------
                                                                                 $  18,407,264     $  17,738,795
                                                                                 ===============================
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits and interest-bearing liabilities:
   Deposits:
      Noninterest-bearing demand..........................................       $   1,951,543     $   1,834,853
      Interest-bearing demand.............................................           3,599,987         3,912,506
      Savings.............................................................           1,068,555         1,005,099
      Time................................................................           5,073,387         5,672,586
      Certificates of deposit of $100,000 or more.........................             774,127           995,243
                                                                                 -------------------------------
         Total deposits...................................................          12,467,599        13,420,287
   Federal funds purchased and securities sold under
     agreements to repurchase.............................................           1,872,286         1,861,090
   Other borrowed funds...................................................           1,025,383           478,736
   Long-term Federal Home Loan Bank advances..............................           1,023,729            15,014
   Other long-term debt...................................................             411,946           425,885
                                                                                 -------------------------------
         Total deposits and interest-bearing liabilities..................          16,800,943        16,201,012
Acceptances outstanding...................................................               3,190             2,007
Accrued expenses and other liabilities....................................             207,302           152,301
                                                                                 -------------------------------
         Total liabilities................................................          17,011,435        16,355,320
                                                                                 -------------------------------
Shareholders' equity:
   Preferred stock -- no par value:
      Authorized -- 2,000,000 shares; Issued and outstanding -- none......                 -0-               -0-
   Common stock -- par value $1 a share:
      Authorized -- 200,000,000 shares
      Issued -- 60,022,682 and 60,030,242 shares, respectively.............             60,023            60,030
   Capital surplus.........................................................            592,470           590,882
   Retained earnings.......................................................            858,329           788,170
   Cost of common stock in treasury -- 3,998,491
      and 2,765,000 shares, respectively...................................           (128,889)          (73,192)
   Deferred compensation on restricted stock...............................            (10,400)           (4,120)
   Unrealized gains on available-for-sale securities,
     net of deferred taxes.................................................             24,296            21,705
                                                                                 -------------------------------
         Total shareholders' equity........................................          1,395,829         1,383,475
                                                                                 -------------------------------
                                                                                 $  18,407,264     $  17,738,795
                                                                                 ===============================
=========================================================================================================================

See notes to consolidated financial statements.

Amsouth Bancorporation and Subsidiaries
Consolidated Statement of Earnings

(In thousands except per share data)                         Years Ended December 31
=========================================================================================
                                                         1996         1995        1994
REVENUE FROM EARNING ASSETS
Loans.............................................  $1,004,534   $1,011,320   $  793,956
Securities:
  Trading securities..............................         144          309        2,550
  Available-for-sale securities...................     164,473       38,034       52,005
  Held-to-maturity securities.....................     178,260      216,703      183,985
                                                    ------------------------------------
    Total securities..............................     342,877      255,046      238,540

Mortgage loans held for sale......................       5,189        5,478       12,609
Federal funds sold and securities purchased
  under agreements to resell......................       1,221        1,095        2,636
                                                    ------------------------------------
    Total revenue from earning assets.............   1,353,821    1,272,939    1,047,741
                                                    ------------------------------------
INTEREST EXPENSE
Interest-bearing demand deposits..................     115,192      139,854      118,952
Savings deposits..................................      28,432       27,500       24,261
Time deposits.....................................     318,410      329,979      192,431
Certificates of deposit of $100,000 or more.......      49,311       54,278       33,751
Federal funds purchased and securities sold
  under agreements to repurchase..................      91,788       67,182       65,009
Other borrowed funds..............................      39,500       32,818       21,528
Long-term Federal Home Loan Bank advances.........      27,210        3,825        6,442
Other long-term debt..............................      31,597       23,960       18,040
                                                    ------------------------------------
  Total interest expense..........................     701,440      679,396      480,414
                                                    ------------------------------------

NET INTEREST INCOME...............................     652,381      593,543      567,327
Provision for loan losses.........................      65,171       40,139       30,103
                                                    ------------------------------------

NET INTEREST INCOME AFTER PROVISION FOR
  LOAN LOSSES.....................................     587,210      553,404      537,224
                                                    ------------------------------------

NONINTEREST REVENUES
Service charges on deposit accounts...............      94,765       85,085       68,780
Trust income......................................      57,354       50,272       46,121
Investment services income........................      16,944        7,325        5,314
Credit card income................................      14,915       13,316       11,565
Interchange income................................       8,982        5,747        2,719
Mortgage administration fees......................       3,087        8,572       22,518
Other operating revenues..........................      39,227       61,354       18,338
                                                    ------------------------------------
    Total noninterest revenues....................     235,274      231,671      175,355
                                                    ------------------------------------

NONINTEREST EXPENSES
Salaries and employee benefits....................     232,076      226,317      232,050
Net occupancy expense.............................      54,211       53,918       46,770
Equipment expense.................................      55,044       50,289       41,432
FDIC premiums.....................................       7,814       20,315       24,664
SAIF assessment...................................      24,196          -0-          -0-
Foreclosed properties expense.....................       1,352          372        4,721
Other operating expenses..........................     159,539      158,687      169,602
                                                    ------------------------------------
    Total noninterest expenses....................     534,232      509,898      519,239

INCOME BEFORE INCOME TAXES........................     288,252      275,177      193,340
Income taxes......................................     105,576      100,222       66,050
                                                    ------------------------------------
    NET INCOME....................................  $  182,676   $  174,955   $  127,290
                                                    ====================================

Average common shares outstanding.................      56,605       58,262       56,527
Earnings per common share.........................       $3.23        $3.00        $2.25

See notes to consolidated financial statements.

   FINANCIALS

AmSouth Bancorporation and Subsidiaries
Consolidated Statement of Shareholders' Equity

                                                          Common       Capital      Retained      Treasury      Deferred
(In thousands)                                            Stock        Surplus      Earnings       Stock      Compensation
==========================================================================================================================
BALANCE AT JANUARY 1, 1994.......................... $    54,708   $   469,669   $   645,465   $   (24,173)   $    (2,944)
Balance at beginning of period for immaterial
   pooling-of-interest entities.....................       1,070         9,192        11,231            -0-            -0-
Net income..........................................          -0-           -0-      127,290            -0-            -0-
Cash dividends declared ($1.43 per share)...........          -0-           -0-      (80,865)           -0-            -0-
Common stock transactions:
   Employee stock plans.............................         304         8,402            -0-           -0-           (87)
   Acquisition of Fortune Bancorp, Inc..............       4,474       121,363            -0-           -0-            -0-
   Purchase and retirement of common stock..........      (1,000)      (29,047)           -0-           -0-            -0-
Unrealized losses on available-for-sale securities,
   net of deferred taxes............................          -0-           -0-           -0-           -0-            -0-
                                                     ---------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1994........................      59,556       579,579       703,121       (24,173)        (3,031)

Net income..........................................          -0-           -0-      174,955            -0-            -0-
Cash dividends declared ($1.54 per share)...........          -0-           -0-      (89,906)           -0-            -0-
Common stock transactions:
   Employee stock plans.............................         474        11,303            -0-           -0-        (1,089)
   Purchase of common stock.........................          -0-           -0-           -0-      (49,019)            -0-
Unrealized gains on available-for-sale securities,
   net of deferred taxes............................          -0-           -0-           -0-           -0-            -0-
                                                     ---------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1995........................      60,030       590,882       788,170       (73,192)        (4,120)

Net income..........................................          -0-           -0-      182,676            -0-            -0-
Cash dividends declared ($1.62 per share)...........          -0-           -0-      (91,378)           -0-            -0-
Common stock transactions:
   Employee stock plans.............................          (7)        1,483        (8,796)       36,538         (6,280)
   Dividend reinvestment plan.......................          -0-          105          (106)        5,274             -0-
   Purchase of common stock.........................          -0-           -0-           -0-     (113,877)            -0-
   Retirement of debt...............................          -0-           -0-      (12,237)       16,368             -0-
Unrealized gains on available-for-sale securities,
   net of deferred taxes............................          -0-           -0-           -0-           -0-            -0-
                                                     ---------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1996........................ $    60,023   $   592,470   $   858,329   $  (128,889)   $   (10,400)
                                                     =====================================================================

                                                     Unrealized
                                                       Gains/
                                                     (Losses) on
(In thousands)                                       Securitites       Total
================================================================================
BALANCE AT JANUARY 1, 1994.......................... $        -0-  $ 1,142,725
Balance at beginning of period for immaterial
   pooling-of-interest entities.....................          -0-       21,493
Net income..........................................          -0-      127,290
Cash dividends declared ($1.43 per share)...........          -0-      (80,865)
Common stock transactions:
   Employee stock plans.............................          -0-        8,619
   Acquisition of Fortune Bancorp, Inc..............          -0-      125,837
   Purchase and retirement of common stock..........          -0-      (30,047)
Unrealized losses on available-for-sale securities,
   net of deferred taxes............................      (4,594)       (4,594)
                                                     -------------------------
BALANCE AT DECEMBER 31, 1994........................      (4,594)    1,310,458

Net income..........................................          -0-      174,955
Cash dividends declared ($1.54 per share)...........          -0-      (89,906)
Common stock transactions:
   Employee stock plans.............................          -0-       10,688
   Purchase of common stock.........................          -0-      (49,019)
Unrealized gains on available-for-sale securities,
   net of deferred taxes............................      26,299        26,299
                                                     -------------------------
BALANCE AT DECEMBER 31, 1995........................      21,705     1,383,475

Net income..........................................          -0-      182,676
Cash dividends declared ($1.62 per share)...........          -0-      (91,378)
Common stock transactions:
   Employee stock plans.............................          -0-       22,938
   Dividend reinvestment plan.......................          -0-        5,273
   Purchase of common stock.........................          -0-     (113,877)
   Retirement of debt...............................          -0-        4,131
Unrealized gains on available-for-sale securities,
   net of deferred taxes............................       2,591         2,591
                                                     -------------------------
BALANCE AT DECEMBER 31, 1996........................ $    24,296   $ 1,395,829
                                                     =========================

See notes to consolidated financial statements.

AmSouth Bancorporation and Subsidiaries
Consolidated Statement of Cash Flows


(In thousands)                                                                                  Years Ended December 31
===================================================================================================================================
                                                                                         1996            1995             1994
OPERATING ACTIVITIES
Net income......................................................................... $     182,676   $     174,955    $     127,290
Adjustments to reconcile net income to net cash
  provided by operating activities:
     Provision for loan losses.....................................................        65,171          40,139           30,103
     Provision for foreclosed property losses (recoveries).........................           301            (322)           1,748
     Depreciation and amortization of premises and equipment.......................        27,696          27,825           24,714
     Amortization of premiums and discounts on held-to-maturity securities
        and available-for-sale securities..........................................        (3,802)         (5,172)          (1,446)
     Net decrease in mortgage loans held for sale..................................         1,435          68,275          221,642
     Net (increase) decrease in trading securities.................................          (901)          5,300           89,281
     Net (gains) losses on sales of available-for-sale securities..................        (7,530)         (3,717)          26,642
     Net gains on calls of held-to-maturity securities.............................          (307)           (741)            (354)
     Net (increase) decrease in accrued interest receivable and other assets.......          (933)         73,841          155,597
     Net increase (decrease) in accrued expenses and other liabilities.............         2,000          16,990         (293,437)
     Provision for deferred income taxes...........................................        54,806           2,598           19,681
     Amortization of intangible assets.............................................        16,642          21,402           26,537
     Other.........................................................................         4,479          (2,012)          (1,528)
                                                                                    ----------------------------------------------

        Net cash provided by operating activities..................................       341,733         419,361          426,470
                                                                                    ----------------------------------------------

INVESTING ACTIVITIES
Proceeds from maturities and prepayments of
  available-for-sale securities....................................................       512,102          64,561          332,288
Proceeds from sales of available-for-sale securities...............................     1,678,997         225,546        1,650,528
Purchases of available-for-sale securities.........................................    (1,282,598)       (496,766)        (545,757)
Proceeds from maturities, prepayments and calls of
  held-to-maturity securities......................................................       407,397         353,823          348,144
Purchases of held-to-maturity securities...........................................      (883,502)       (692,966)      (1,481,636)
Net (increase) decrease in federal funds sold and securities
  purchased under agreements to resell.............................................       (13,225)        150,750           32,245
Net increase in loans..............................................................    (1,132,183)       (612,821)      (1,347,994)
Net purchases of premises and equipment............................................       (52,862)        (20,473)         (39,916)
Net cash used for acquisitions.....................................................            -0-        (13,221)        (109,351)
                                                                                    ----------------------------------------------

        Net cash used by investing activities......................................      (765,874)     (1,041,567)      (1,161,449)
                                                                                    ----------------------------------------------

FINANCING ACTIVITIES
Net (decrease) increase in demand deposits and savings accounts....................      (133,073)       (150,913)          91,767
Net (decrease) increase in time deposits...........................................      (819,362)        288,685          894,603
Net increase (decrease) in federal funds purchased
  and securities sold under agreements to repurchase...............................        11,196         648,367          (59,603)
Net increase (decrease) in other borrowed funds....................................       486,757         (60,118)        (104,543)
Issuance of long-term Federal Home Loan Bank advances
  and other long-term debt.........................................................     1,245,000         150,592          149,084
Payments for maturing long-term debt...............................................      (186,655)        (89,317)        (138,488)
Cash dividends paid................................................................       (91,378)        (89,906)         (80,823)
Proceeds from employee stock plans and dividend reinvestment plan..................        22,386           8,837            6,745
Purchase of common stock...........................................................      (113,877)        (49,019)         (30,047)
                                                                                    ----------------------------------------------

        Net cash provided by financing activities..................................       420,994         657,208          728,695
                                                                                    ----------------------------------------------


(Decrease) increase in cash and cash equivalents...................................        (3,147)         35,002           (6,284)

Cash and cash equivalents at beginning of period...................................       651,641         616,639          614,698

Beginning consolidated cash balances of immaterial pooling-of-interests entities...            -0-             -0-           8,225

                                                                                    ----------------------------------------------

Cash and cash equivalents at end of period......................................... $     648,494   $     651,641    $     616,639
                                                                                    ==============================================


See notes to consolidated financial statements.

  FINANCIALS


  Notes to Consolidated
  Financial Statements


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

Basis of Presentation   The consolidated financial statements include the
accounts of AmSouth and its subsidiaries. All significant intercompany balances and transactions have been eliminated. Prior years financial statements have been restated to include the accounts of business combinations accounted for as poolings-of-interests unless immaterial. Results of operations of companies purchased are included from the dates of acquisition. Certain amounts in the prior years financial statements have been reclassified to conform with the 1996 presentation. These reclassifications are immaterial and had no effect on net income.

Use of Estimates The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash Flows For the Consolidated Statement of Cash Flows, AmSouth has defined cash and cash equivalents as those amounts included in the Consolidated Statement of Condition caption as "Cash and due from banks." For the years ended December 31, 1996, 1995 and 1994, AmSouth paid interest of $703,449,000, $663,834,000 and $467,791,000, respectively. For the years ended December 31, 1996, 1995 and 1994, noncash transfers from loans to foreclosed properties were $20,469,000, $16,731,000 and $28,184,000, respectively. Noncash transfers from foreclosed properties to loans for the years ended December 31, 1996, 1995 and 1994 were $1,284,000, $2,987,000 and $3,773,000, respectively. Noncash transfers from held-to-maturity securities to available-for-sale securities were $1,544,737,000 for the year ended December 31, 1995. For the years ended December 31, 1996 and 1995, noncash transfers from loans to available-for-sale securities of approximately $704,525,000 and $352,000,000 were made in connection with mortgage loan securitizations. In addition, $5,309,000 of noncash transfers were made from loans to other assets in connection with mortgage loan securitizations. For the year ended December 31,1996, a $4,131,000 transfer from long-term debt to shareholders' equity was made due to the redemption of convertible debt.

Securities   Securities are classified as either held-to-maturity,
available-for-sale or trading. AmSouth defines held-to-maturity securities as debt securities which management has the positive intent and ability to hold to maturity. Held-to-maturity securities are stated at cost, adjusted for amortization of premiums and accretion of discounts on the constant effective yield method. Trading securities are carried at market. Market adjustments and realized gains or losses on the sale of trading securities are reported as other operating revenues. Available-for-sale securities are defined as equity securities and debt securities not classified as trading securities or held-to-maturity securities. Available-for-sale securities are carried at fair value. Unrealized holding gains or losses, net of deferred taxes, on available-for-sale securities are excluded from earnings and reported as a separate component of shareholders' equity. AmSouth determines the appropriate classification of debt securities at the time of purchase. The cost of securities is based on the specific identification method.

Mortgage Loans Held For Sale Mortgage loans held for sale are carried at the lower of aggregate cost or market value. Market adjustments and realized gains and losses are classified as other operating revenues.

Interest Rate Contracts and Other Off-Balance Sheet Financial Instruments AmSouth has from time to time utilized various off-balance sheet instruments such as interest rate swaps and caps which are designated to hedge imbalances in sensitivity to fluctuating interest rates for designated assets and liabilities. To qualify as a hedge used to manage interest rate risk, the following criteria must be met: (1) the asset or liability to be hedged exposes the institution, as a whole, to the interest rate risk, (2) the instrument alters or reduces sensitivity to interest rate changes and (3) the instrument is designated and effective as a hedge. Accrual accounting is applied for off-balance sheet investment products classified as a hedge. Under accrual accounting, any gains or losses realized as a result of termination of an off-balance sheet investment product are deferred and amortized as yield/rate adjustments of the hedged assets or liabilities over the original life of the contract. If the designated asset or liability being hedged is terminated, matures or is sold, any realized or unrealized gain or loss from the related off-balance sheet investment product would be recognized in income coincident with the extinguishment or termination. If the balance of the related balance sheet item falls below that of the related off-balance sheet investment product, the excess portion of the off-balance sheet investment product is marked to market and the resulting gain or loss included in income. If an off-balance sheet investment product does not satisfy the criteria for a hedge, including those to be used in trading activities, it is carried at market value. Any changes in market value are recognized in other operating revenues.

     AmSouth has purchased and sold interest rate cap agreements to modify the interest characteristics of designated prime rate loans, deposits and federal funds purchased and securities sold under agreements to repurchase (federal funds purchased). The strike price of these agreements exceeded the current market levels at the date of inception. The interest rate indices specified by the agreements have been and are expected to be highly correlated with the interest rates AmSouth incurs on its prime rate loans, deposits and federal funds purchased. Payments to be paid or received as a result of the specified interest rate index exceeding the strike price are accrued in other liabilities or assets and are recognized as an adjustment of interest income or interest expense (the accrual accounting method described above) depending on the nature of the balance sheet item being hedged. The cost of these agreements is included in other assets and amortized to interest income or expense ratably during the life of the agreement.

     AmSouth has entered into interest rate swap agreements to modify the interest characteristics of some of its subordinated debt and mortgage-backed securities held in its available-for-sale portfolio. These interest rate swap agreements are designated to hedge a portion or all of the principal balance and term of a specific debt obligation or mortgage-backed security. These agreements involve the exchange of amounts based on a fixed interest rate for amounts based on variable interest rates over the life of the agreement without an exchange of the notional amount upon which the payments are based. The differential to be paid or received as interest rates change is accrued and recognized as an adjustment of interest expense related to the debt or interest income related to the mortgage-backed securities (the accrual accounting method described above). The related amounts payable to or receivable from counterparties are included in other liabilities or assets.

Loans Interest income on commercial and real estate loans is accrued daily based upon the outstanding principal amounts except for those classified as nonaccrual loans. Interest

  FINANCIALS



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

     Payments received on impaired loans for which the ultimate collectibility of principal is uncertain are generally applied first as principal reductions. No material amount of interest income was recognized on impaired loans for the years ended December 31, 1996 and 1995. In accordance with Statement 114, no retroactive application of its provision has been made to the consolidated financial statements for the periods prior to January 1, 1995.

Allowance for Loan Losses The allowance for loan losses is maintained at a level which is considered adequate to provide for potential losses based upon management's evaluation of known and inherent risk characteristics of the loan portfolio, the fair value of underlying collateral, recent loan loss experience, current economic conditions and other pertinent factors. A provision for loan losses is charged to operations based on management's periodic evaluation of these risks. As the reserve is based on management's estimate of future losses, actual losses may vary from the current estimate.

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

Foreclosed Properties Foreclosed properties are carried at the lower of the estimated net realizable value or cost and are included in other assets, net of the allowance for foreclosed property losses. For the years ended December 31, 1996, 1995 and 1994, a provision/(reduction) of $301,000, $(322,000) and
$1,748,000 was charged/(credited) to expense and (recoveries)/write downs of properties (credited)/charged to the allowance totaled $(161,000), $2,550,000 and $2,018,000, respectively. At December 31, 1996, 1995 and 1994, the allowance had a balance of $1,228,000, $766,000 and $3,638,000, respectively.

Intangible Assets Intangible assets, primarily goodwill, are included in other assets. Goodwill is amortized on a straight-line basis primarily over twenty to twenty-five years. AmSouth reviews on a regular basis the carrying value of goodwill to determine if any impairment has occurred or if the period of recoverability has changed. If this review indicates that goodwill will not be recoverable, as determined based on the undiscounted cash flows of the entity acquired over the remaining amortization period, AmSouth's carrying value of the goodwill will be reduced by the estimated shortfall of such cash flows. At December 31, 1996 and 1995, goodwill totaled $267,157,000 and $283,400,000, respectively.

Mortgage Servicing Rights Effective January 1, 1996, AmSouth adopted prospectively Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights, an amendment of FASB Statement No. 65" (Statement
122). Statement 122 requires entities that sell or securitize mortgage loans with servicing rights retained to allocate the total cost of the mortgage loans to the mortgage servicing rights and the loan based on their relative fair values. The resulting capitalized mortgage servicing rights are assessed for impairment periodically based on fair value with any impairment recognized through a valuation allowance. Mortgage servicing rights are amortized as noninterest expense in proportion to, and over the period of, estimated net servicing income based on the historical and projected prepayments of the underlying loans. The adoption of Statement 122 did not have a material impact on AmSouth's earnings, liquidity or capital resources.

Impairment of Long-Lived Assets In January 1996, AmSouth adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" (Statement 121) which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the market value or the undiscounted cash flows estimated to be generated by those assets is less than the assets' carrying amount. In addition, Statement 121 also requires that long-lived assets to be disposed of be reported in the balance sheet at the lower of their carrying amount or fair value less cost to sell. The adoption of Statement 121 resulted in no material impact on AmSouth's financial condition or results of operations.

Income Taxes The consolidated financial statements have been prepared on the accrual basis. When income and expenses are recognized in different periods for financial reporting purposes and for purposes of computing income taxes currently payable, deferred taxes are provided on such temporary differences. Deferred tax assets and liabilities are recorded for the expected future tax consequences of events that have been recognized in the financial statements or tax returns. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled.

Pension and Other Postretirement Employee Benefit Plans AmSouth has a pension plan for the benefit of substantially all regular, full-time employees. The plan is trusteed and noncontributory. Costs of AmSouth's pension plan are actuarially determined by the projected unit credit method with actuarial gains or losses recognized each year and amortized separately.

Stock-Based Compensation In October 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (Statement 123). Statement 123 establishes a "fair value" based method of accounting for stock-based compensation plans and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees" (Opinion 25). AmSouth has elected to follow Opinion 25 and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under Statement 123 requires use of option valuation models that were not developed for use in valuing employee stock options. Under Opinion 25, because the exercise price of AmSouth's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

     FINANCIALS


     Statement 123 requires the disclosure of pro forma net income and earnings per share determined as if AmSouth had accounted for its employee stock options under the fair value method of that statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because AmSouth's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options. See Note O for a further description of the assumptions used for preparing the pro forma disclosures.

Earnings Per Common Share Earnings per common share are based on the average outstanding shares of common stock. The effects of stock options outstanding and convertible debentures are immaterial to the calculation of earnings per common share.

Transfer of Assets and Liabilities In June 1996, FASB issued Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" (Statement 125). Statement 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities based on consistent application of a "financial-components approach" that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered and derecognizes liabilities when extinguished. Statement 125 provides standards for consistently distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. AmSouth will adopt Statement 125 on January 1, 1997, and based on current estimates, management does not believe the effect of adoption will be material to AmSouth's financial condition or results of operations.

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

     During the year ended December 31, 1994, AmSouth completed business combinations with five other institutions whose total assets were approximately $1,141,000,000. AmSouth issued 4,766,000 shares of common stock in these transactions which were accounted for using the pooling-of-interests method of accounting.

Note C - Cash and Due From Banks
AmSouth's banking subsidiaries are required to maintain reserve balances with the Federal Reserve Bank based on a percentage of deposits. The average amount of those reserves was approximately $61,000,000 and $141,000,000 for the years ended December 31, 1996 and 1995, respectively.

Note D - Available for-Sale Securities
The following is a summary of available-for-sale securities at December 31:

(In thousands)                                 1996                                                  1995
====================================================================================================================================
                                        Gross        Gross                                    Gross         Gross
                        Amortized    Unrealized    Unrealized     Carrying     Amortized    Unrealized    Unrealized     Carrying
                           Cost         Gains        Losses        Amount        Cost          Gains        Losses        Amount
U.S. Treasury and
   federal agency
   securities........   $   323,420  $     2,984   $     2,297   $   324,107   $   480,690  $     8,659   $       560   $   488,789
Mortgage-backed
   securities........     1,673,594       37,565         2,068     1,709,091     1,627,274       25,729         1,436     1,651,567
Equity securities....       172,838           -0-           -0-      172,838       187,029           -0-           -0-      187,029
Other debt securities        82,396        2,046            -0-       84,442       150,966        1,462            -0-      152,428
                        -----------------------------------------------------------------------------------------------------------
                        $ 2,252,248  $    42,595   $     4,365   $ 2,290,478   $ 2,445,959  $    35,850   $     1,996   $ 2,479,813
                        ===========================================================================================================
====================================================================================================================================

     The carrying amount and amortized cost of available-for-sale securities by maturity at December 31, 1996, were as follows:

                                    Amortized           Carrying
(In thousands)                        Cost               Amount
=====================================================================
Due within 1 year............     $     63,902        $     64,719
Due after 1 year through
   5 years...................          160,269             160,002
Due after 5 years through
   10 years..................          156,672             157,550
Due after 10 years...........           24,973              26,278
Mortgage-backed securities...        1,673,594           1,709,091
Equity securities............          172,838             172,838
                                  --------------------------------
                                  $  2,252,248        $  2,290,478
                                  ================================
=====================================================================

     Sales of available-for-sale securities were $1,671,010,000 and $220,471,000 during 1996 and 1995, respectively. Gross gains of $9,977,000 and $4,621,000 and gross losses of $2,447,000 and $904,000 were realized on these sales for 1996 and 1995, respectively.

     Available-for-sale securities with a carrying amount of $1,908,228,000 and $1,767,747,000 at December 31, 1996 and 1995, respectively, were pledged to secure short-term borrowings, public deposits, trust funds and for other purposes as required or permitted by law.

     On November 15,1995, the FASB staff issued a Special Report, A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities. In accordance with provisions in that Special Report, AmSouth chose to reclassify securities from held-to-

  FINANCIALS

maturity to available-for-sale. At the date of transfer, the amortized cost of those securities was $1,544,737,000 and the unrealized gain on those securities was $21,290,000 which was included in shareholders' equity.

Note E - Held-to-Maturity Securities
The amounts at which held-to-maturity securities are carried and their approximate fair market values at December 31 are summarized as follows:


(In thousands)                                  1996                                                   1995
===================================================================================================================================
                                       Gross         Gross                                     Gross        Gross
                       Carrying      Unrealized    Unrealized     Market       Carrying      Unrealized    Unrealized     Market
                        Amount         Gains         Losses        Value        Amount         Gains        Losses         Value
U.S. Treasury and
   federal agency
   securities......   $   470,899   $     1,594   $     1,260   $   471,233   $   359,933   $     4,704   $     4,532   $   360,105
State, county and
   municipal
   securities......       178,959         6,998            31       185,926       224,742        12,298            13       237,027
Mortgage-backed
   securities......     1,993,571        16,490        18,929     1,991,132     1,579,931        24,576        10,540     1,593,967
Other securities...         1,277             6            93         1,190         2,403            16            97         2,322
                      -------------------------------------------------------------------------------------------------------------
                      $ 2,644,706   $    25,088   $    20,313   $ 2,649,481   $ 2,167,009   $    41,594   $    15,182   $ 2,193,421
                      =============================================================================================================
===================================================================================================================================

    The carrying amount and approximate market value of held-to-maturity securities by maturity at December 31, 1996, were as follows:

                                      Carrying            Market
(In thousands)                         Amount              Value
====================================================================
Due within 1 year...............   $     47,811        $     48,537
Due after 1 year through
   5 years......................        390,321             393,589
Due after 5 years through
   10 years.....................        196,401             198,852
Due after 10 years..............         16,602              17,371
Mortgage-backed securities......      1,993,571           1,991,132
                                   ---------------------------------
                                   $  2,644,706        $  2,649,481
                                   =================================
====================================================================

    There were no sales of held-to-maturity securities during 1996 and 1995. Gains on calls of held-to-maturity securities were $307,000 and $741,000 in 1996 and 1995, respectively.

    Held-to-maturity securities with a carrying amount of $2,410,132,000 and $1,588,262,000 at December 31, 1996 and 1995, respectively, were pledged to secure short-term borrowings, public deposits, trust funds and for other purposes as required or permitted by law.

Note F - Loans
The major categories of loans at December 31 are summarized as follows:

(Dollars in thousands)                                       1996                                   1995
=====================================================================================================================
                                                   Amount           Percent                Amount           Percent
Commercial...............................   $     3,668,226          30.1%            $     3,111,722          26.3%
                                            -------------------------------------------------------------------------
Commercial real estate:
     Commercial real estate mortgages....         1,652,990          13.6                   1,523,284          12.9
     Real estate construction............           693,417           5.7                     525,985           4.5
                                            -------------------------------------------------------------------------
          Total commercial real estate...         2,346,407          19.3                   2,049,269          17.4
                                            -------------------------------------------------------------------------
Consumer:
     Residential first mortgages.........         2,971,250          24.4                   3,801,713          32.2
     Other residential mortgages.........           872,067           7.2                     693,549           5.9
     Dealer indirect.....................         1,224,549          10.1                   1,057,695           8.9
     Revolving credit....................           522,217           4.3                     477,201           4.0
     Other consumer......................           563,856           4.6                     628,660           5.3
                                            -------------------------------------------------------------------------
          Total consumer.................         6,153,939          50.6                   6,658,818          56.3
                                            -------------------------------------------------------------------------
                                            $    12,168,572         100.0%            $    11,819,809         100.0%
                                            =========================================================================
=====================================================================================================================

     At December 31, 1996 and 1995, nonaccrual loans totaled $78,048,000 and $96,246,000, respectively. The amount of interest income actually recognized on these loans during 1996 and 1995 was $1,467,000 and $1,364,000, respectively. The additional amount of interest income that would have been recorded during 1996 and 1995 if the above amounts had been current in accordance with their original terms was $6,720,000 and $8,681,000, respectively.
     At December 31, 1996 and 1995, the recorded investment in loans that were considered to be impaired under Statement 114 was $41,104,000 and $55,993,000, respectively (primarily all of which were on a nonaccrual basis). Collateral dependent loans, which were measured at the fair value of the collateral, constituted approximately all of impaired loans at December 31, 1996. There was approximately $6,100,000 and $6,807,000 at December 31, 1996 and 1995,
respectively, in the allowance for loan losses specifically allocated to these loans. The average recorded investment in impaired loans for the years ended December 31, 1996 and 1995 was approximately $48,133,000 and $60,475,000, respectively.
     Certain directors of AmSouth and its significant subsidiaries, including their immediate families and companies in which they are principal owners, were loan customers of AmSouth during 1996 and 1995. Such loans are made in the ordinary course of business at normal credit terms, including interest rates and collateral, and do not represent more than a normal risk of collection. Total loans to these persons at December 31, 1996 and 1995 amounted to $109,793,000 and $73,587,000, respectively. Activity during 1996 in loans to related parties resulted in additions of $434,214,000 representing new loans, reductions of $427,454,000 representing payments, and net additions of $29,446,000 representing other changes.

Note G  - Allowance For Loan Losses
A summary of changes in the allowance for loan losses is shown below:

(In thousands)                      1996            1995           1994
==========================================================================
Balance at January 1...........  $ 178,451       $ 171,167      $ 131,509

Loans charged-off..............    (83,279)        (47,282)       (43,929)
Recoveries of loans
  previously charged-off.......     18,706          12,674         17,034
                                 -----------------------------------------
Net charge-offs................    (64,573)        (34,608)       (26,895)
Addition to allowance
  charged to expense...........     65,171          40,139         30,103
Allowance acquired in
  bank purchases...............         -0-          1,753         36,450
                                 -----------------------------------------
Balance at December 31.........  $ 179,049       $ 178,451      $ 171,167
                                 =========================================
==========================================================================

     FINANCIALS


     Included in the loans charged-off for 1996 and 1995 were impaired loans of approximately $10,713,000 and $7,755,000, respectively.

Note H - Premises and Equipment
Premises and equipment at December 31 are summarized as follows:

(In thousands)                                  1996              1995
==========================================================================
Land.................................     $     51,112      $     53,757
Buildings............................          138,466           144,397
Furniture and fixtures...............           61,439            55,440
Equipment............................          179,583           147,956
Leasehold improvements...............           64,340            65,207
                                          ------------------------------
                                               494,940           466,757
Less allowances for
   depreciation and amortization.....          193,348           190,331
                                          ------------------------------
                                          $    301,592      $    276,426
                                          ==============================
==========================================================================

Note I - Deposits
The aggregate amounts of time deposits of $100,000 or more, excluding certificates of deposit of $100,000 or more, in domestic bank offices at December 31, 1996 and 1995 were $41,525,000 and $56,851,000, respectively.

     At December 31, 1996, the aggregate maturities, in thousands, of time deposits are summarized as follows:

================================================================
1997........................................    $  3,421,968
1998........................................       1,358,439
1999........................................         560,914
2000........................................         397,293
2001 and thereafter.........................         108,900
                                                ------------
                                                $  5,847,514
                                                ============
================================================================

Note J - Other Borrowed Funds
Other borrowed funds at December 31 are summarized as follows:

(In thousands)                         1996           1995
================================================================
Treasury, tax and loan notes...  $    732,712   $    256,790
Short-term Federal Home
  Loan Bank advances...........       150,000        204,500
Short-term bank notes..........       125,000             -0-
Commercial paper...............         6,800          1,851
Floating Rate Notes
   due 1999....................         6,769          6,899
Current portion of
   long-term debt..............           341            452
Other short-term debt..........         3,761          8,244
                                 ---------------------------
                                 $  1,025,383   $    478,736
                                 ===========================
================================================================

     At December 31, 1996, AmSouth had a line of credit arrangement for short-term debt enabling the parent company to borrow up to $25,000,000 subject to such terms as AmSouth and the bank may mutually agree. The arrangement is reviewed annually for renewal of the credit line. The line is available to support commercial paper borrowings and was not in use at December 31, 1996.

     The interest rate on the treasury, tax and loan notes at December 31, 1996 was 6.01%. Short-term advances from the Federal Home Loan Bank had interest rates ranging from 5.15% to 5.60% at December 31, 1996. The short-term bank notes had an average rate of 5.46% at December 31, 1996. All other borrowed funds at December 31, 1996 had interest rates ranging from 3.50% to 9.00%, and substantially all of these balances had interest rates below 6.10%.

Note K - Long-Term Debt
Long-term debt at December 31 is summarized as follows:

(In thousands)                           1996             1995
================================================================
Long-term Federal
   Home Loan Bank advances......   $  1,023,729    $     15,014
                                   ----------------------------
Other long-term debt:
   6 3/4% Subordinated
      Debentures Due 2025.......        149,845         149,827
   7 3/4% Subordinated
      Notes Due 2004............        149,320         149,229
   Subordinated Capital
      Notes Due 1999............         99,699          99,569
   7 1/2% Convertible
      Subordinated Debentures...             -0-          4,042
   Long-term notes payable......         13,082          23,218
                                   ----------------------------
Total other long-term debt......        411,946         425,885
                                   ----------------------------
                                   $  1,435,675    $    440,899
                                   ============================
================================================================

     Advances from the Federal Home Loan Bank (FHLB) had maturities ranging from 1998 to 2013 and interest rates ranging from 3.00% to 7.06%. Of the balances outstanding at December 31, 1996, $875,000,000 is callable by the FHLB during the first quarter of 1997. Under the Blanket Agreement for Advances and Security Agreement with the FHLB, residential mortgage loans are pledged as collateral for the FHLB advances outstanding.

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

     The 7 1/2% Convertible Subordinated Debentures, due 2001, were called on August 1, 1996. All of the debentures were redeemed in the 30 day period following the call. The debentures were redeemed for 413,449 shares of AmSouth common stock and approximately $8,000 cash.

     Long-term notes payable at December 31, 1996 included notes maturing from 1999 to 2017 with interest rates ranging from 3.20% to 5.33%.

     The aggregate stated maturities, in thousands, of long-term debt outstanding at December 31, 1996 are summarized as follows:

================================================================
1997.........................................   $        341
1998.........................................         90,191
1999.........................................        499,890
2000.........................................             -0-
2001.........................................        525,000
Thereafter...................................        320,594
                                                ------------
                                                   1,436,016
Less current portion of long-term debt.......            341
                                                ------------
                                                $  1,435,675
                                                ============
================================================================

Note L - Off-Balance Sheet Financial Agreements
AmSouth enters into a variety of financial instrument agreements to help customers manage their exposure to interest rate and foreign currency fluctuations and to finance international activities. AmSouth also uses similar instruments to manage its exposure to changes in interest and foreign exchange rates, as well as to profit from arbitrage opportunities.

     Futures and forward contracts provide customers and AmSouth a means of managing the risks of changing interest and foreign exchange rates. These contracts represent com-

     FINANCIALS

mitments either to purchase or sell securities, other money market instruments or foreign currency at a future date and at a specified price. AmSouth is subject to the market risk associated with changes in the value of the underlying financial instrument as well as the risk that another party will fail to perform. The gross contract amount of futures and forward contracts represents the extent of AmSouth's involvement. However, those amounts significantly exceed the future cash requirements as AmSouth intends to close out open trading positions prior to settlement and thus is subject only to the change in value of the instruments. The gross amount of contracts represents AmSouth's maximum exposure to credit risk.

     Interest rate swaps are agreements to exchange interest payments computed on notional amounts. Swaps subject AmSouth to market risk associated with changes in interest rates, as well as the risk that another party will fail to perform. Interest rate caps and floors are contracts in which a counterparty pays or receives a cash payment from another counterparty if a floating rate index rises above or falls below a predetermined level. The present value of purchased caps and floors in a gain position represents the potential credit risk to AmSouth.

     Market risk resulting from a position in a particular off-balance sheet financial instrument may be offset by other on or off-balance sheet transactions. AmSouth monitors overall sensitivity to interest rate changes by analyzing the net effect of potential changes in interest rates on the market value of both on and off-balance sheet financial instruments and the related future cash flow streams. AmSouth manages the credit risk of counterparty defaults in these transactions by limiting the total amount of arrangements outstanding, both by individual counterparty and in the aggregate, and by monitoring the size and maturity structure of the off-balance sheet portfolio. AmSouth requires collateralization by a counter-party on credit exposure above a specified credit limit. Trading and dealer activities in the aggregate are not material to AmSouth and are not separately disclosed.

     The following table identifies the gross contract or notional amount of off-balance sheet financial instruments at December 31:

(In millions)                                   1996         1995
=====================================================================
Forward contracts-commitments
     to sell............................   $     42.9   $     44.1
Notional amount of interest rate swaps:
     Receive fixed rate.................        395.7        177.4
     Receive variable rate..............         25.7         27.4
Notional amount of interest
     rate caps and floors...............      1,077.0      1,116.5
Forward foreign exchange contracts:
     Commitments to purchase............         17.5         15.6
     Commitments to sell................         20.6         17.1
Written options sold....................          2.0         25.0
Written options purchased...............          2.0         23.0

=====================================================================

     The notional amounts of interest rate contracts used by AmSouth to hedge balance sheet items at December 31 are shown below:

(In millions)                                1996       1995
================================================================
Loans....................................  $1,000     $1,000
Securities...............................     155         -0-
Federal funds purchased and
   securities sold under agreements
   to repurchase.........................      77         90
Deposits.................................      65         20
Long-term debt...........................     150        150
                                           -----------------
                                           $1,447     $1,260
                                           =================
================================================================

     During 1994, AmSouth terminated all non-customer interest rate swaps, and $915,000,000 of interest rate caps. Interest rate swaps held for trading purposes for a portion of 1994 resulted in a 1994 fourth quarter realized loss of $16,372,000 which was included in other operating revenues. The average fair value of these interest rate swaps during the period in which they were held for trading purposes represented a liability of approximately $26,500,000. The amortization of deferred loss related to these closed interest rate contracts and included in net interest income was $6,559,000, $10,296,000 and $2,400,000 in 1996, 1995 and 1994, respectively. The remaining amount of deferred loss is $292,000 and will be recognized in 1997.

Note M - Commitments and Contingencies

AmSouth and its subsidiaries lease land, premises and equipment under cancellable and noncancellable leases some of which contain renewal options under various terms. The leased properties are used primarily for banking purposes.

     The total rental expense on operating leases for the years ended December 31, 1996, 1995 and 1994 was $38,379,000, $34,121,000 and $32,693,000,
respectively. There were no material contingent rental expenses for 1996, 1995 or 1994.

     Future minimum payments, in thousands, by year and in the aggregate, for noncancellable operating leases with initial or remaining terms of one year or more consisted of the following at December 31, 1996:

        ======================================================
           1997...........................     $     32,215
           1998...........................           28,862
           1999...........................           25,706
           2000...........................           24,064
           2001...........................           23,098
           Thereafter.....................          203,062
                                               ------------
                                               $    337,007
                                               ============
        ======================================================


     AmSouth and its subsidiaries are contingently liable with respect to various loan commitments and other contingent liabilities in the normal course of business. AmSouth's maximum exposure to credit risk for loan commitments (unfunded loans and unused lines of credit), and standby letters of credit, at December 31, 1996 was as follows (in millions):

        ======================================================
           Commitments to extend credit....... $    5,481.4
           Standby letters of credit..........        631.6

        ======================================================

     The credit risk associated with loan commitments and standby letters of credit is essentially the same as that involved in extending loans to customers and is subject to AmSouth's credit policies. Collateral is obtained based on management's assessment of the customer.

     During 1994, AmSouth entered into a transaction to sell and leaseback certain property in conjunction with the construction of an office complex in the Birmingham, Alabama area. The future minimum rental payments are included in the table above. AmSouth contracted with a related party to construct the office complex. These contracts represent approximately $63,000,000 of the estimated total construction cost of $93,000,000. AmSouth made payments on the contracts of approximately $3,000,000, $27,000,000 and $23,000,000 during 1996, 1995 and
1994, respectively.

     Various legal proceedings are pending against AmSouth and its subsidiaries. Some of these proceedings seek relief or allege damages that are substantial. The actions arise in the ordinary course of AmSouth's business and include actions relating to its lending, collections, servicing, investment, trust and other activities. Because some of these actions are complex and for other reasons, it may take a number of years to finally resolve them. Based upon legal counsel's opinion, management considers that any liability resulting from the proceedings would not have a material impact on the financial condition or results of operations of AmSouth.

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

     FINANCIALS


     On October 19, 1995, AmSouth's Board of Directors approved the repurchase by AmSouth of up to an aggregate of 2,265,000 shares of its common stock through December 31, 1998. During 1995, AmSouth purchased 1,265,000 shares of its common stock under this approval at a cost of $49,019,000. The remaining 1,000,000 shares of this program were purchased March 1, 1996 at a cost of $39,592,000. The shares will be used for the purpose of satisfying requirements of employee benefit, dividend reinvestment and other stock issuance plans.

     On July 18, 1996, AmSouth's Board of Directors authorized a new plan to repurchase up to five percent of AmSouth's outstanding shares of common stock as of June 30, 1996, or approximately 2,800,000 shares, from time to time. The shares will be used to issue stock under AmSouth's dividend reinvestment and employee benefit plans or for general corporate purposes. Under this plan, AmSouth purchased 1,650,000 shares at cost of $74,285,000 during 1996.

     During 1994, AmSouth purchased and retired 1,000,000 shares of its common stock at a cost of $30,047,000 for the sole purpose of replenishing shares issued by AmSouth in connection with its acquisition of Fortune.

     At December 31, 1996, there were 693,171 shares reserved for issuance under the Dividend Reinvestment and Common Stock Purchase Plan, 4,160,802 shares reserved for issuance under stock compensation plans (1,067,361 shares represent stock options outstanding) and 53,002 shares reserved for issuance under the employee stock purchase plan for a total of 4,906,975 shares.

Note O - Long-Term Incentive Compensation Plans

AmSouth has long-term incentive compensation plans which permit the granting of incentive awards in the form of stock options, restricted stock awards and stock appreciation rights. Generally, the terms of these plans stipulate that the exercise price of options may not be less than the fair market value of AmSouth's common stock at the date the options are granted. Options granted generally vest one year from the date of the grant. Options granted generally expire not later than ten years from the date of the grant.

     FASB Statement 123 requires pro forma information regarding net income and earnings per share. This pro forma information has been determined as if AmSouth had accounted for its employee stock options under the fair value method of that statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1996: a risk-free interest rate of 5.57%; a dividend yield of 4.01%; a volatility factor of 19.00%; and a weighted-average expected life of the option of seven years. The weighted-average fair value of options granted during 1996 was $7.21.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. AmSouth's pro forma information follows (in thousands except for earnings per share information):

                                             1996            1995
        ============================================================
          Net income:
             As reported...........    $   182,676     $   174,955
             Pro forma.............        181,064         173,924

          Earnings per share:
             As reported...........    $     3.23      $     3.00
             Pro forma.............          3.20            2.99

        ============================================================

     The following table summarizes AmSouth's stock option activity and related information during 1994, 1995 and 1996:


                                                       Number                               Weighted-Average
                                                      of Shares   Option Price per Share      Option Price
=============================================================================================================
Balance at January 1, 1994.........................  1,060,204    $  15.75  -  $  29.75
Options assumed in business combinations...........     72,748        4.53  -     17.34
Options exercised..................................   (188,422)       6.96  -     29.75
Options forfeited..................................    (54,800)      16.67  -     31.25
Options granted....................................    324,750       29.63  -     31.50
                                                    ----------
Balance at December 31, 1994.......................  1,214,480        4.53  -     31.50
Options exercised..................................   (340,736)       4.53  -     30.75
Options forfeited..................................    (41,659)       6.96  -     32.25
Options granted....................................    454,550       28.75  -     40.00
                                                    ----------
Balance at December 31, 1995.......................  1,286,635        6.96  -     40.00         $  25.09
Options exercised..................................   (564,549)       6.96  -     40.38            24.04
Options forfeited..................................    (14,925)      28.75  -     40.38            35.76
Options granted....................................    360,200       38.75  -     47.63            40.47
                                                    ----------
Balance at December 31, 1996.......................  1,067,361    $   6.96  -  $  47.63         $  30.69
                                                    ==========
Exercisable at December 31, 1996...................    748,911    $   6.96  -  $  40.00         $  26.53
                                                    ==========

=============================================================================================================

     Of the options outstanding at December 31, 1996, those granted since January 1, 1996, have a one year restriction period from the date of grant. All other options outstanding were exercisable. Options outstanding at December 31, 1996, had a weighted-average contractual life of seven years and two months.

     AmSouth also has issued common stock as restricted stock awards to key officers with the restriction that they remain employed with AmSouth for periods of three years or longer. During 1994, 115,777 restricted shares were awarded, 62,525 restricted shares were forfeited and the restrictions were removed on 17,975 shares. During 1995, 101,891 restricted shares were awarded, 44,784 restricted shares were forfeited and the restrictions were removed on 22,743 shares. During 1996, 182,180 restricted shares were awarded with a weighted-average fair value of $47.89, 7,875 restricted shares were forfeited and the restrictions were removed on 94,560 shares. During 1995, 29,192 restricted shares were also granted to, and 400 restricted shares were forfeited by, non-employee members of the Boards of Directors of AmSouth and its subsidiaries. During 1996, 2,450 restricted shares with a weighted-average fair value of $38.52 were granted to non-employee members of the Boards of Directors of AmSouth and its subsidiaries. The restrictions were removed from 6,142 shares held by non-employee members of the Boards of Directors. There were no forfeitures by non-employee members of the Boards of Directors during 1996. At December 31, 1996, AmSouth had 372,262 shares of common stock outstanding representing restricted stock awards.

     At December 31, 1996, there were no stock appreciation rights outstanding.

Note P - Regulatory Capital
Requirements and Restrictions

Capital is the primary tool used by regulators to monitor the financial health of insured banks and savings institutions. The Federal Reserve Board and the Federal Deposit Insurance Corporation have historically had common capital adequacy guidelines involving minimum leverage capital and risk-based capital requirements. Based on the risk-based capital rules and definitions prescribed by the banking regulators, should an institution's capital ratios decline below predetermined levels, it would become subject to a series of increasingly restrictive regulatory actions. All banks are required to have core capital (Tier 1) of at least 4% of risk-weighted

     F I N A N C I A L S


assets, total capital of 8% of risk-weighted assets and a leverage ratio of 3% of adjusted quarterly average assets. Tier 1 capital consists primarily of shareholders' equity, excluding unrealized gains and losses on securities available-for-sale, less goodwill and certain other intangibles. Total capital consists of Tier 1 capital plus certain debt instruments and the reserve for credit losses, subject to limitation. The regulations also define well capitalized levels of Tier 1, total capital and leverage as ratios of 6%, 10% and 5%, respectively. AmSouth and its significant banking subsidiaries had Tier 1, total capital and leverage ratios above the well capitalized levels at December 31, 1996 and 1995. These ratios and capital amounts are as follows:


(Dollars in thousands)                                  1996                                   1995
=================================================================================================================
                                             Amount             Ratio               Amount             Ratio

Tier 1 capital:
   AmSouth.........................    $     1,103,394           7.87%        $     1,077,063           7.87%
   AmSouth Bank of Alabama.........            836,984           9.54                 786,067           9.06
   AmSouth Bank of Florida.........            444,794          10.39                 407,321           9.97
   AmSouth Bank of Tennessee.......            102,387          13.31                 100,330          14.32
                                       ---------------------------------------------------------------------

Total capital:
   AmSouth.........................    $     1,617,785          11.54%        $     1,607,154          11.74%
   AmSouth Bank of Alabama.........            928,975          10.59                 873,590          10.07
   AmSouth Bank of Florida.........            498,534          11.64                 458,679          11.22
   AmSouth Bank of Tennessee.......            112,026          14.57                 109,126          15.58
                                       ---------------------------------------------------------------------

Leverage:
   AmSouth.........................    $     1,103,394           6.20%        $     1,077,063           6.38%
   AmSouth Bank of Alabama.........            836,984           8.21                 786,067           8.46
   AmSouth Bank of Florida.........            444,794           6.49                 407,321           6.26
   AmSouth Bank of Tennessee.......            102,387           9.37                 100,330           9.27
                                       ---------------------------------------------------------------------
=================================================================================================================


     Certain restrictions exist regarding the ability of banking subsidiaries to transfer funds to the parent company as loans, advances or dividends. At December 31, 1996, approximately $188,400,000 of the subsidiary banks' net assets were available for dividends without prior regulatory approval. Substantially all of the parent company's retained earnings at December 31, 1996 and 1995, represented undistributed earnings of its banking subsidiaries.


Note Q - Pension and Other
Employee Benefit Plans

As of December 31, 1996, AmSouth maintained a corporate pension plan, which covers substantially all regular full-time employees. The pension plan benefits are based on years of service and the employee's compensation during the last 120 months of employment. AmSouth's funding policy is to contribute an amount that meets the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974, plus such additional amounts as the corporation determines to be appropriate.

     Net periodic pension expense includes the following components:

(In thousands)                         Years Ended December 31
=======================================================================
                                    1996         1995        1994
Service cost of the
  current period..............   $   6,010    $   5,104   $   5,556
Interest cost on the
  projected benefit
  obligation..................      12,073       11,590      11,098
Actual (return) loss on
  assets held in the plan.....     (19,635)     (32,527)      2,321
Net amortization of
  transition asset and
  net gain(loss)..............       3,648       20,360     (14,536)
                                 ----------------------------------
Pension expense...............   $   2,096    $   4,527   $   4,439
                                 ==================================
=======================================================================

     The following table sets forth the funded status of the plan and the amounts shown in the accompanying Consolidated Statement of Condition at December 31:


(In thousands)                                          1996          1995
================================================================================
Actuarial present value of
  accumulated plan benefits:
       Vested....................................    $  143,268    $  140,745
       Nonvested.................................         6,887         6,649
                                                     ------------------------
Accumulated benefit obligation...................    $  150,155    $  147,394
                                                     ========================

Actuarial present value of projected benefit
  obligation for service rendered to date........    $ (166,997)   $ (165,608)
Plan assets at fair value, primarily listed
  stocks and bonds and U.S. obligations..........       182,439       167,431
                                                     ------------------------
Plan assets greater than
  projected benefit obligation...................        15,442         1,823
Recognition of transfer of plan assets in
  excess of projected benefit obligation.........         4,803         4,903
Unrecognized net gain from past experience
  different from that assumed and effects of
  changes in assumptions.........................       (25,285)      (20,185)
Unrecognized net transition asset................        (1,159)       (2,814)
                                                     ------------------------
Accrued pension cost included
  in other liabilities...........................    $  ( 6,199)   $  (16,273)
                                                     ========================
================================================================================


     The weighted-average discount rate and the rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 7.75% and 4.50%, respectively, at December 31, 1996, 7.50% and 4.50%, respectively, at December 31, 1995, and 8.50% and 4.50%, respectively, at December 31, 1994. The average expected long-term rate of return on plan assets is approximately 9.00% at December 31, 1996 and 8.50% at December 31, 1995 and 1994. At December 31, 1996, the plan assets included 180,600 shares of AmSouth common stock with a market value of $8,737,000. The plan received $288,700 in dividends on AmSouth stock during the year ended December 31, 1996.
     AmSouth also maintains a thrift plan and an employee stock purchase plan which cover substantially all regular full-time employees. For each employee, during 1995, AmSouth made matching contributions of 50% of the first 5% of base pay that each employee contributed to the thrift plan. Beginning January 1, 1996, AmSouth began matching pre-tax contributions dollar for dollar on the first 6% of base pay that each employee contributes to the thrift plan. After-tax contributions to the thrift plan continue to be matched at 50 cents for every dollar contributed by an employee but are matched through the first 6% of base pay. Employees may make both pre-tax and after-tax contributions, but no matching contributions are made on any employee contributions above 6%, with pre-tax contributions being matched first. In addition, beginning January 1, 1996, all company matching contributions are no longer self directed by the employee but instead are allocated to the AmSouth stock investment option. The cost of the thrift plan for the years ended December 31, 1996, 1995 and 1994 was $5,632,000, $2,379,000 and $2,350,000, respectively. Under the employee stock purchase plan, an employee may invest up to $2,000 each calendar year in purchases of AmSouth common stock and AmSouth will contribute a matching 25% toward the purchase. Additional purchases of up to $8,000 may be made on an unmatched basis with no administrative or brokerage fees charged. Under the employee stock purchase plan, 46,574 shares of AmSouth common stock were purchased during 1996 with a weighted-average fair value of $41.21.

FINANCIALS


     AmSouth also sponsors other postretirement benefit plans. In accordance with Statement of Financial Accounting Standards No. 106, "Employers Accounting for Postretirement Benefits Other than Pensions", the effect of these plans did not have a material impact on the financial condition or results of operations of AmSouth for the years ended December 31, 1996, 1995 and 1994.

Note R - Income Taxes
The provisions for income taxes charged to earnings are summarized as follows:


(In thousands)                                Years Ended December 31
========================================================================
                                        1996       1995           1994
Current tax expense:
   Federal........................   $  47,262   $  86,138     $  41,309
   State..........................       3,508      11,486         5,060
                                     -----------------------------------
                                        50,770      97,624        46,369
                                     -----------------------------------
Deferred tax expense:
   Federal.......................       49,388       2,455        16,459
   State.........................        5,418         143         3,222
                                     -----------------------------------
                                        54,806       2,598        19,681
                                     -----------------------------------
                                      $105,576    $100,222     $  66,050
                                     ===================================
========================================================================

     The differences between the actual income tax expense and the amount computed by applying the statutory federal income tax rate to income before income taxes were as follows:




(In thousands)                                Years Ended December 31
========================================================================
                                        1996         1995         1994
Tax at federal income tax rate.....  $ 100,888   $  96,312     $  67,669
State and local income taxes,
     net of federal tax benefits...      5,802       7,559         5,383
Goodwill amortization..............      5,558       5,540         3,911
Tax exempt interest................     (6,169)     (9,032)      (10,437)
Other..............................       (503)       (157)         (476)
                                     -----------------------------------
                                     $ 105,576     $ 100,222   $  66,050
                                     ===================================
========================================================================

     The significant temporary differences which create deferred tax assets and liabilities at December 31 are as follows:



(In thousands)                                       1996          1995
================================================================================
Deferred tax assets:
  Basis differences in acquisitions...........   $   2,615     $   5,186
  Accrued expenses............................      12,220        12,718
  Loan loss reserves..........................      68,312        66,979
  Interest income on nonaccruing loans........       3,118         2,898
  Other.......................................       5,762         8,793
                                                 -----------------------
                                                    92,027        96,574
                                                 -----------------------

Deferred tax liabilities:
  Employee benefits...........................      (2,822)        9,610
  Leasing activities..........................     (64,246)      (19,224)
  Depreciation................................      (8,928)       (8,217)
  Discount accretion..........................      (6,077)       (4,899)
  Recapture tax loan loss reserves............     (10,602)      (14,820)
  Statement 115 equity adjustment.............     (14,511)      (12,921)
  Deferred loss on notional
     principal contracts......................        (313)       (2,566)
  Other.......................................      (6,953)       (7,968)
                                                 -----------------------
                                                  (114,452)      (61,005)
                                                 -----------------------
      Net deferred tax (liability) asset......   $ (22,425)     $ 35,569
                                                 =======================
================================================================================


     Income taxes paid were $59,054,000, $79,405,000 and $66,979,000, for the years ended December 31, 1996, 1995 and 1994, respectively. Applicable income tax expense (benefit) of $115,000, $279,000 and $(9,884,000), on securities gains and losses for the years ended December 31, 1996, 1995 and 1994, respectively, is included in the provision for income taxes.

Note S - Other Operating Revenues and Other
Operating Expenses
The components of other operating revenues and other operating expenses are as follows:

(In thousands)                                  Years Ended December 31
================================================================================
                                            1996          1995          1994
Other operating revenues:
   Gains on sales of
     mortgage servicing...............  $      -0-     $  29,826     $  23,766
   Gains (losses) on sales of
     available-for-sale securities....      7,530          3,717       (26,642)
   Gains on calls of
     held-to-maturity securities......        307            741           354
   Other portfolio income (losses)....      1,416            328       (18,118)
   Other..............................     29,974         26,742        38,978
                                        --------------------------------------
                                        $  39,227      $  61,354     $  18,338
                                        ======================================
Other operating expenses:
   Postage and office supplies........  $  23,072      $  23,399     $  22,718
   Marketing..........................     16,755         17,299        13,758
   Telephone..........................     16,466         12,984        11,834
   Professional fees..................     12,580         12,886        12,501
   Amortization of intangibles........     16,642         21,402        26,537
   Other..............................     74,024         70,717        82,254
                                        --------------------------------------
                                        $ 159,539      $ 158,687     $ 169,602
                                        ======================================
================================================================================

Note T - Condensed Parent Company Information

Statement of Condition

(In thousands)                                   December 31
================================================================================
                                           1996               1995
ASSETS
Investment in subsidiaries..........   $ 1,714,962         $ 1,635,283
Loans...............................            -0-             20,400
Securities purchased
   under agreements to resell.......        21,845               9,500
Other earning assets................        54,852             110,000
Other assets........................        20,947              23,404
                                       -------------------------------
                                       $ 1,812,606         $ 1,798,587
                                       ===============================
LIABILITIES AND
SHAREHOLDERS' EQUITY
Commercial paper....................   $     6,800         $     1,851
Subordinated debt...................       398,864             402,667
Other long-term debt................            -0-                150
Other borrowed funds................         6,919               7,049
Accrued interest payable
   and other liabilities............         4,194               3,395
                                       -------------------------------
      Total liabilities.............       416,777             415,112
Shareholders' equity................     1,395,829           1,383,475
                                       -------------------------------
                                       $ 1,812,606         $ 1,798,587
                                       ===============================
================================================================================

Statement of Earnings

(In thousands)                              Years Ended December 31
================================================================================
                                         1996         1995         1994
INCOME
     Dividends from subsidiaries....  $ 125,809    $ 103,643    $  97,025
     Interest and other.............      5,761        3,662        2,827
                                      -----------------------------------
                                        131,570      107,305       99,852
                                      -----------------------------------
EXPENSES
     Interest.......................     31,059       23,942       17,607
     Other..........................      4,922        5,074        4,307
                                      -----------------------------------
                                         35,981       29,016       21,914
                                      -----------------------------------
Income before income
     taxes and equity in
     undistributed earnings
     of subsidiaries................     95,589       78,289       77,938
Income tax credit...................     10,462        8,582        6,163
                                      -----------------------------------
Income before equity in
     undistributed earnings
     of subsidiaries................    106,051       86,871       84,101
Equity in undistributed
     earnings of subsidiaries.......     76,625       88,084       43,189
                                      -----------------------------------
NET INCOME..........................  $ 182,676    $ 174,955    $ 127,290
                                      ===================================
================================================================================

    FINANCIALS



Statement of Cash Flows

(In thousands)                                                                         Years Ended December 31
=================================================================================================================================
                                                                              1996               1995              1994
OPERATING ACTIVITIES
     Net income......................................................    $    182,676        $    174,955      $    127,290
     Adjustments to reconcile net income to
         net cash provided by operating activities:
          Amortization of goodwill...................................           2,386               2,386             2,386
          Other amortization and depreciation........................           1,375               1,243             1,107
          Net decrease (increase) in accrued interest
             receivable and other assets.............................           1,116               1,535              (908)
          Net increase in accrued expenses and other liabilities.....           4,243               2,934               922
          Equity in undistributed earnings of subsidiaries...........         (76,625)            (88,084)          (43,189)
                                                                         --------------------------------------------------
            Net cash provided by operating activities................         115,171              94,969            87,608
                                                                         --------------------------------------------------
INVESTING ACTIVITIES
     Net decrease (increase) in short-term investments...............          63,203             (92,535)            3,339
     Net purchases of premises and equipment.........................              -0-                 -0-             (218)
     Net cash used for acquisitions..................................              -0-            (17,069)         (138,007)
                                                                         --------------------------------------------------
            Net cash provided (used) by investing activities.........          63,203            (109,604)         (134,886)
                                                                         --------------------------------------------------
FINANCING ACTIVITIES
     Net increase (decrease) in commercial paper.....................           4,949                  65              (182)
     Net decrease in other borrowed funds............................            (130)               (575)             (477)
     Issuance of long-term debt......................................              -0-            149,827           149,084
     Payments on long-term debt......................................            (150)             (4,300)             (151)
     Cash dividends paid.............................................         (91,378)            (89,906)          (80,823)
     Proceeds from employee stock plans and
        dividend reinvestment plan...................................          22,386               8,837             6,745
     Purchase of common stock........................................        (113,877)            (49,019)          (30,047)
                                                                         --------------------------------------------------
           Net cash (used) provided by financing activities..........        (178,200)             14,929            44,149
                                                                         --------------------------------------------------
Increase (decrease) in cash..........................................             174                 294            (3,129)
Cash at beginning of period..........................................             327                  33             3,058
Beginning cash balances of immaterial
   pooling-of-interests entities.....................................              -0-                 -0-              104
                                                                         --------------------------------------------------
Cash at end of period................................................    $        501        $        327      $         33
                                                                         ==================================================
=================================================================================================================================

Note U - Quarterly Results
of Operations (Unaudited)
Selected quarterly results of operations for the four quarters ended December 31 are as follows:

(In thousands except per share data)                1996                                                  1995
====================================================================================================================================
                               Fourth         Third        Second         First        Fourth       Third       Second       First
                              Quarter        Quarter*     Quarter        Quarter      Quarter      Quarter     Quarter      Quarter
Revenue from earning assets..$ 342,577      $343,595      $336,285      $331,364     $325,937     $318,971    $317,970     $310,061
Interest expense.............  173,111       178,540       176,130       173,659      172,731      169,706     172,382      164,577
Net interest income..........  169,466       165,055       160,155       157,705      153,206      149,265     145,588      145,484
Provision for loan losses....   18,497        17,505        14,049        15,120       10,090        9,398      12,307        8,344
Income before income taxes...   80,496        55,658        77,266        74,832       75,038       73,305      64,531       62,303
Net income...................   51,615        35,193        48,705        47,163       47,892       46,095      40,858       40,110
Per common share:
   Net income................      .92           .62           .86           .83          .82          .79         .70          .69
   Cash dividends declared...      .42           .40           .40           .40          .40          .38         .38          .38
   Market price range:
        High.................    50.88         44.50         40.13         41.25        41.38        39.38       34.50        33.00
        Low..................    42.88         34.38         36.00         36.75        37.50        32.38       30.63        25.75

* Excluding the one-time, pre-tax third quarter charge of $24,196,000, or $.27 per share after tax, required under federal legislation to recapitalize the Savings Association Insurance Fund, net income for the third quarter 1996 was $50,412,000 or $.89 per share.
================================================================================

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

(In thousands)                                                1996                                1995
====================================================================================================================
                                                    Carrying         Estimated          Carrying        Estimated
                                                     Amount         Fair Value           Amount        Fair Value
Financial assets:
   Net loans.................................... $  11,901,197     $  11,877,655     $  11,564,822    $  11,747,723
   Mortgage loans held for sale.................        60,582            60,582            62,017           62,017

Financial liabilities:
   Deposits.....................................    12,467,599        12,449,605        13,420,287       13,363,864
   Long-term FHLB advances......................     1,023,729         1,046,752            15,014           14,461
   Other long-term debt.........................       411,946           422,696           425,885          461,378

Off-balance sheet:
   Off-balance sheet financial instruments
       (net receivable position)................            ----           3,746                ----         (2,966)
   Commitments to extend credit
        and standby letters of credit...........            ----          (1,842)               ----         (3,226)
====================================================================================================================

FINANCIALS


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

     Statement 107 fair value estimates include certain on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, AmSouth has a substantial trust department that contributes net fee income annually. The trust department is not considered a financial instrument, and its value has not been incorporated into the fair value estimates. Other significant assets and liabilities that are not considered financial assets or liabilities include the mortgage banking operation, brokerage network, premises and equipment, core deposit intangible and goodwill. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates. As a result, the Statement 107 fair value disclosures should not be considered an indication of the fair value of the corporation taken as a whole.

     The following methods and assumptions were used by AmSouth in estimating its fair value disclosures for financial instruments:


Loans The fair values of variable rate loans that reprice frequently and have no significant change in credit risk are assumed to approximate carrying amounts. For credit card loans and equity lines of credit, the carrying value reduced by an estimate of credit losses inherent in the portfolio is a reasonable estimate of fair value. The fair values for other loans (e.g., commercial, commercial real estate, certain mortgage loans and consumer loans) are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality and estimates of maturity based on AmSouth's historical experience. The carrying amount of accrued interest receivable approximates its fair value.


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


Off-balance sheet instruments The fair value of interest rate swaps, financial futures, and interest rate caps and floors are obtained from dealer quotes. These values represent the esti-mated amount the corporation would receive or pay to terminate the contracts or agreements, taking into account current interest rates and, when appropriate, the current creditworthiness of the counterparties.


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