Form 10-K405, Exhibit 13
period 1997-12-31
AMSOUTH BANCORPORATION
filed 1998-03-30
CIK 3133

                                  EXHIBIT 13

AMSOUTH BANCORPORATION'S 1997 ANNUAL REPORT TO SHAREHOLDERS, EXCLUDING THE PORTIONS THEREOF NOT INCORPORATED BY REFERENCE IN THIS FORM 10-K

Management's Discussion and Analysis of Financial Condition and Results of Operations


Summary of Consolidated Financial Performance

AmSouth Bancorporation (AmSouth) reported diluted earnings per common share in 1997 of $2.73 compared to $2.13 per share for 1996 and $1.98 per share in 1995. Net income for the same periods totaled $226.2 million, $182.7 million and $175.0 million, respectively. The higher level of earnings in 1997 was primarily the result of an increase in net interest income, significant growth in noninterest revenues and lower noninterest expenses. Partially offsetting the improvement was a modest increase in the loan loss provision.

     The increase in earnings for 1996 was due primarily to higher net interest income and an increase in noninterest revenues. These improvements were offset, in part, by a higher provision for loan losses and an increase in noninterest expenses. Included in net income for 1996 was a one-time, pre-tax charge of $24.2 million, or $.18 per share after tax, required by federal legislation passed during the third quarter to recapitalize the Savings Association Insurance Fund (SAIF). Net income in 1996, without the effect of the SAIF assessment, was $197.9 million or $2.31 per share on a diluted basis.

     Contributing to the improvement in earnings for 1995 were higher net interest income, growth in noninterest revenues and control of noninterest expenses. An increase in the provision for loan losses in 1995 partially offset the improvement in earnings. Net income for 1995 included a pre-tax gain of $25.0 million from the sale of AmSouth's third-party mortgage servicing portfolio and pre-tax expenses of $22.2 million recorded during the second quarter associated primarily with productivity initiatives, including business and branch consolidations and the development of new systems.

     Two key measures of profitability in the banking industry are return on average equity (ROE) and return on average assets (ROA). ROE was 16.51 percent in 1997 versus 13.23 percent in 1996 and 12.89 percent in 1995. ROA was 1.25 percent in 1997 compared to 1.02 percent in 1996 and 1.03 percent in 1995. Excluding the one-time SAIF charge in 1996, ROE and ROA for 1996 would have been
14.26 percent and 1.10 percent, respectively.  See graphs below.


                           [BAR GRAPH APPEARS HERE]


Table 1
Composition of Earning Assets
(Dollars in thousands)                                1997                        1996                         1995
-------------------------------------------------------------------------------------------------------------------------------
                                              Average      Percent        Average      Percent          Average       Percent
                                              Balance     of Total        Balance     of Total          Balance      of Total
Loans net of unearned income..........      $12,059,249      72.2%    $11,694,849        69.6%      $11,747,385         75.0%
Held-to-maturity securities...........        2,451,358      14.7       2,621,070        15.6         3,275,545         20.9
Available-for-sale securities.........        2,113,217      12.7       2,391,748        14.2           538,133          3.4
Other earning assets..................           72,561       0.4         107,352         0.6           101,918          0.7
                                            -----------------------------------------------------------------------------------
                                            $16,696,385     100.0%    $16,815,019       100.0%      $15,662,981        100.0%
                                            ===================================================================================

Note: Available-for-sale securities excludes adjustment for market valuation.

     This section of the annual report provides a narrative discussion and analysis of AmSouth's financial condition and results of operations for the previous three years. All tables, graphs and financial statements included in this report should be considered an integral part of this analysis.

     In March 1997, AmSouth's Board of Directors declared a three-for-two stock split in the form of a 50 percent stock dividend. The shares were distributed April 30, 1997 to stockholders of record as of April 4, 1997. For all years presented in this discussion, shares outstanding and per share data have been adjusted to reflect the stock split.

Forward Looking Information This Annual Report to Shareholders contains certain forward looking information with respect to the financial condition, results of operations and business of AmSouth including statements relating to: (A) AmSouth's ability to achieve certain financial and strategic goals; (B) net interest margin; (C) noninterest revenues; (D) loan losses; (E) operating efficiency; (F) legal proceedings; (G) growth in various categories of loans and
(H) Year 2000 compliance.

     These forward looking statements involve certain risks, uncertainties, estimates and assumptions by management. Factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following: (1) the rate of growth of the economy, especially in the Southeast; (2) the level and trend of interest rates; (3) relative strength/weakness in the consumer credit sector; (4) AmSouth's ability to improve sales and service quality and to develop profitable new products; (5) the successful implementation of technological enhancements; (6) the outcome of litigation involving AmSouth, which depends on judicial interpretations of law and findings of juries; (7) the strength of the real estate markets; (8) the level of consumer confidence; (9) the success of AmSouth's marketing and sales efforts; (10) the performance of the stock and bond markets; (11) the condition of foreign financial markets and economies; (12) the effects of competitive pressures and (13) the inherent uncertainties in achieving Year 2000 compliance with respect to AmSouth and its vendors, suppliers and loan customers.

Earnings Analysis

Net Interest Income Net interest income (NII), defined as the amount of revenue generated by earning assets less the interest cost of funding those assets, is the principal source of earnings for AmSouth, constituting 72.0 percent of total net revenues in 1997, 73.8 percent in 1996 and 72.3 percent in 1995. For purposes of this earnings analysis, NII has been adjusted to a fully taxable equivalent basis for certain tax-exempt loans and investments included in earning assets.

Table 2
Yields Earned on Average Earning Assets and Rates
Paid on Average Interest-Bearing Liabilities

(Taxable equivalent basis - dollars in thousands)                                                            1997
====================================================================================================================================

                                                                                     Average             Revenue/           Yield/
                                                                                     Balance             Expense             Rate
Assets
Earning assets:
   Loans net of unearned income................................................   $ 12,059,249       $  1,053,837             8.74%
   Available-for-sale securities...............................................      2,113,217            155,600             7.36
   Held-to-maturity securities:
      Taxable..................................................................      2,305,336            156,138             6.77
      Tax-free.................................................................        146,022             15,989            10.95
                                                                                  ------------       ------------
         Total held-to-maturity securities.....................................      2,451,358            172,127             7.02
                                                                                  ------------       ------------
            Total investment securities........................................      4,564,575            327,727             7.18
   Trading securities..........................................................          3,393                 78             2.30
   Federal funds sold and securities purchased under agreements to resell......         17,602                964             5.48
   Mortgage loans held for sale................................................         51,566              2,223             4.31
                                                                                  ------------       ------------
      Total earning assets.....................................................     16,696,385          1,384,829             8.29
                                                                                                     ------------
Cash and other assets..........................................................      1,490,195
Allowance for loan losses......................................................       (179,656)
Market valuation on available-for-sale securities..............................         35,219
                                                                                  ------------
                                                                                  $ 18,042,143
                                                                                  ============
Liabilities And Shareholders' Equity
Interest-bearing liabilities:
   Interest-bearing demand deposits............................................   $  3,727,911            123,586             3.32
   Savings deposits............................................................      1,045,121             29,928             2.86
   Time deposits...............................................................      5,109,045            281,838             5.52
   Certificates of deposit of $100,000 or more.................................        861,733             48,735             5.66
   Federal funds purchased and securities sold under agreements to repurchase..      1,478,394             78,461             5.31
   Other borrowed funds........................................................        972,299             52,837             5.43
   Long-term Federal Home Loan Bank advances...................................        989,802             53,945             5.45
   Subordinated Capital Notes Due 1999.........................................         99,763              9,530             9.55
   6 3/4% Subordinated Debentures Due 2025.....................................        149,854              9,299             6.21
   7 3/4% Subordinated Notes Due 2004..........................................        149,366             11,696             7.83
   7 1/2% Convertible Subordinated Debentures..................................             -0-                -0-              --
   Other long-term debt........................................................         29,674              1,656             5.58
                                                                                  ------------       ------------
      Total interest-bearing liabilities.......................................     14,612,962            701,511             4.80
                                                                                                     ------------            -----
         Net interest spread...................................................                                               3.49%
                                                                                                                             =====
Noninterest-bearing demand deposits............................................      1,820,387
Other liabilities..............................................................        239,017
Shareholders' equity...........................................................      1,369,777
                                                                                  ------------
                                                                                  $ 18,042,143
                                                                                  ============
         Net interest income/margin on a taxable equivalent basis..............                           683,318             4.09%
                                                                                                                             =====
Taxable equivalent adjustment:
   Loans.......................................................................                             1,712
   Held-to-maturity securities.................................................                             5,329
   Other earning assets........................................................                                -0-
                                                                                                     ------------
      Total taxable equivalent adjustment......................................                             7,041
                                                                                                     ------------
         Net interest income...................................................                      $    676,277
                                                                                                     ============

Note: The taxable equivalent adjustment has been computed based on a 35% federal income tax rate and has given effect to the disallowance of interest expense, for federal income tax purposes, related to certain tax-free assets. Loans net of unearned income includes nonaccrual loans for all years presented.


(Taxable equivalent basis - dollars in thousands)                                                            1996
====================================================================================================================================

                                                                                     Average             Revenue/           Yield/
                                                                                     Balance             Expense             Rate
Assets
Earning assets:
   Loans net of unearned income................................................... $ 11,694,849      $  1,006,658          8.61%
   Available-for-sale securities..................................................    2,391,748           164,473          6.88
   Held-to-maturity securities:
      Taxable.....................................................................    2,422,940           163,159          6.73
      Tax-free....................................................................      198,130            22,204         11.21
                                                                                   ------------      ------------
         Total held-to-maturity securities........................................    2,621,070           185,363          7.07
                                                                                   ------------      ------------
            Total investment securities...........................................    5,012,818           349,836          6.98
   Trading securities.............................................................        4,124               144          3.49
   Federal funds sold and securities purchased under agreements to resell.........       22,307             1,224          5.49
   Mortgage loans held for sale...................................................       80,921             5,242          6.48
                                                                                   ------------      ------------
      Total earning assets........................................................   16,815,019         1,363,104          8.11
                                                                                                     ------------
Cash and other assets.............................................................    1,327,974
Allowance for loan losses.........................................................     (178,592)
Market valuation on available-for-sale securities.................................       25,220
                                                                                   ------------
                                                                                   $ 17,989,621
                                                                                   ============
Liabilities And Shareholders' Equity
Interest-bearing liabilities:
   Interest-bearing demand deposits............................................... $  3,670,068           115,192          3.14
   Savings deposits...............................................................    1,036,240            28,432          2.74
   Time deposits..................................................................    5,593,123           318,410          5.69
   Certificates of deposit of $100,000 or more....................................      859,468            49,311          5.74
   Federal funds purchased and securities sold under agreements to repurchase.....    1,771,305            91,790          5.18
   Other borrowed funds...........................................................      754,369            39,500          5.24
   Long-term Federal Home Loan Bank advances......................................      511,583            27,210          5.32
   Subordinated Capital Notes Due 1999............................................       99,634             9,513          9.55
   6 3/4% Subordinated Debentures Due 2025........................................      149,836             9,145          6.10
   7 3/4% Subordinated Notes Due 2004.............................................      149,274            11,696          7.84
   7 1/2% Convertible Subordinated Debentures.....................................        2,390               145          6.07
   Other long-term debt...........................................................       22,489             1,098          4.88
                                                                                   ------------      ------------
      Total interest-bearing liabilities..........................................   14,619,779           701,442          4.80
                                                                                                     ------------         -----
         Net interest spread......................................................                                         3.31%
                                                                                                                          =====
Noninterest-bearing demand deposits...............................................    1,767,444
Other liabilities.................................................................      221,866
Shareholders' equity..............................................................    1,380,532
                                                                                   ------------
                                                                                   $ 17,989,621
                                                                                   ============
         Net interest income/margin on a taxable equivalent basis.................                        661,662          3.93%
                                                                                                                          =====
Taxable equivalent adjustment:
   Loans..........................................................................                          2,178
   Held-to-maturity securities....................................................                          7,103
   Other earning assets...........................................................                             -0-

                                                                                                     ------------
      Total taxable equivalent adjustment.........................................                          9,281
                                                                                                     ------------
         Net interest income......................................................                   $    652,381
                                                                                                     ============

(Taxable equivalent basis - dollars in thousands).................................                           1995
====================================================================================================================================

                                                                                     Average             Revenue/           Yield/
                                                                                     Balance             Expense             Rate
Assets
Earning assets:
   Loans net of unearned income................................................... $ 11,747,385      $  1,014,288            8.63%
   Available-for-sale securities..................................................      538,133            38,034            7.07
   Held-to-maturity securities:
      Taxable.....................................................................    3,014,160           197,645            6.56
      Tax-free....................................................................      261,385            28,441           10.88
                                                                                   ------------      ------------
         Total held-to-maturity securities........................................    3,275,545           226,086            6.90
                                                                                   ------------      ------------
            Total investment securities...........................................    3,813,678           264,120            6.93
   Trading securities.............................................................        6,331               319            5.04
   Federal funds sold and securities purchased under agreements to resell.........       15,590             1,095            7.02
   Mortgage loans held for sale...................................................       79,997             5,478            6.85
                                                                                   ------------      ------------
      Total earning assets........................................................   15,662,981         1,285,300            8.21
                                                                                                     ------------
Cash and other assets.............................................................    1,453,599
Allowance for loan losses.........................................................     (176,695)
Market valuation on available-for-sale securities.................................        2,441
                                                                                   ------------
                                                                                   $ 16,942,326
                                                                                   ============
Liabilities And Shareholders' Equity
Interest-bearing liabilities:
   Interest-bearing demand deposits............................................... $  3,893,721           139,854            3.59
   Savings deposits...............................................................      960,969            27,500            2.86
   Time deposits..................................................................    5,769,819           329,979            5.72
   Certificates of deposit of $100,000 or more....................................      923,866            54,278            5.88
   Federal funds purchased and securities sold under agreements to repurchase.....    1,158,196            67,182            5.80
   Other borrowed funds...........................................................      573,921            32,819            5.72
   Long-term Federal Home Loan Bank advances......................................       54,000             3,825            7.08
   Subordinated Capital Notes Due 1999............................................       99,505             9,495            9.54
   6 3/4% Subordinated Debentures Due 2025........................................       22,987             1,489            6.48
   7 3/4% Subordinated Notes Due 2004.............................................      149,182            11,717            7.85
   7 1/2% Convertible Subordinated Debentures.....................................        3,931               404           10.28
   Other long-term debt...........................................................       23,340               854            3.66
                                                                                   ------------      ------------
      Total interest-bearing liabilities..........................................   13,633,437           679,396            4.98
                                                                                                     ------------           -----
         Net interest spread......................................................                                           3.23%
                                                                                                                            =====
Noninterest-bearing demand deposits...............................................    1,755,717
Other liabilities.................................................................      195,836
Shareholders' equity..............................................................    1,357,336
                                                                                   ------------
                                                                                   $ 16,942,326
                                                                                   ============
         Net interest income/margin on a taxable equivalent basis.................                        605,904            3.87%
                                                                                                                            =====
Taxable equivalent adjustment:
   Loans..........................................................................                          2,968
   Held-to-maturity securities....................................................                          9,383
   Other earning assets...........................................................                             10
                                                                                                     ------------
      Total taxable equivalent adjustment.........................................                         12,361
                                                                                                     ------------
         Net interest income......................................................                   $    593,543
                                                                                                     ============



Table 3
Volume and Yield/Rate Variances
                                                                  1997 Compared to 1996            1996 Compared to 1995
(Taxable equivalent basis - in thousands)                             Change Due to                    Change Due to
-------------------------------------------------------------------------------------------------------------------------------
                                                                          Yield/                            Yield/
                                                          Volume           Rate         Net     Volume      Rate       Net
Revenue Earned On:
Loans net of unearned income...........................  $ 31,688         $15,490   $ 47,178   $ (4,525)  $ (3,105)  $ (7,630)
Available-for-sale securities..........................   (19,997)         11,124     (8,873)   127,495     (1,056)   126,439
Held-to-maturity securities:
   Taxable.............................................    (7,961)            940     (7,021)   (39,686)     5,200    (34,486)
   Tax-free............................................    (5,717)           (498)    (6,215)    (7,066)       829     (6,237)
                                                         ---------------------------------------------------------------------
Total held-to-maturity securities......................   (13,678)            442    (13,236)   (46,752)     6,029    (40,723)
                                                         ---------------------------------------------------------------------
Total investment securities............................   (33,675)         11,566    (22,109)    80,743      4,973     85,716
Trading securities.....................................       (23)            (43)       (66)       (93)       (82)      (175)
Federal funds sold and securities purchased
   under agreements to resell..........................      (258)             (2)      (260)       404       (275)       129
Mortgage loans held for sale...........................    (1,571)         (1,448)    (3,019)        62       (298)      (236)
                                                         ---------------------------------------------------------------------
Total earning assets...................................    (3,839)         25,563     21,724     76,591      1,213     77,804
                                                         ---------------------------------------------------------------------
Interest Paid On:
Interest-bearing demand deposits.......................     1,838           6,556      8,394     (7,716)   (16,946)   (24,662)
Savings deposits.......................................       246           1,250      1,496      2,096     (1,164)       932
Time deposits..........................................   (26,931)         (9,641)   (36,572)   (10,063)    (1,506)   (11,569)
Certificates of deposit of $100,000 or more............       130            (706)      (576)    (3,717)    (1,250)    (4,967)
Federal funds purchased and securities sold
   under agreements to repurchase......................   (15,498)          2,169    (13,329)    32,407     (7,799)    24,608
Other borrowed funds...................................    11,793           1,544     13,337      9,632     (2,951)     6,681
Long-term Federal Home Loan Bank advances..............    26,047             688     26,735     24,569     (1,184)    23,385
Subordinated Capital Notes Due 1999....................        12               5         17         12          6         18
6 3/4% Subordinated Debentures Due 2025................         1             153        154      7,747        (91)     7,656
7 3/4% Subordinated Notes Due 2004.....................        14             (14)       -0-         35        (56)       (21)
7 1/2% Convertible Subordinated Debentures.............       (73)            (73)      (146)      (126)      (133)      (259)
Other long-term debt...................................       386             172        558        (32)       276        244
                                                         ---------------------------------------------------------------------
Total interest-bearing liabilities.....................    (2,035)          2,103         68     54,844    (32,798)    22,046
                                                         ---------------------------------------------------------------------
Net interest income on a taxable equivalent basis......  $ (1,804)        $23,460     21,656   $ 21,747   $ 34,011     55,758
                                                         ========================              ===================
Add taxable equivalent adjustment......................                                2,240                            3,080
                                                                                    --------                          -------
Net interest income....................................                             $ 23,896                          $58,838
                                                                                    ========                          =======

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

  The level of NII is determined primarily by variations in the volume and mix of earning assets and interest-bearing liabilities, and changes in their related yields and interest rates paid. During 1997, NII reached $683.3 million, an increase of 3.3 percent over 1996. This improvement is attributable to higher yields on both loans and investment securities in 1997 aided by a shift in the composition of earning assets to include a greater proportion of loans. The yield earned on average loans, net of unearned income, in 1997 was 8.74 percent compared to 8.61 percent in 1996, while the yield earned on total average investment securities improved to 7.18 percent in 1997 versus 6.98 percent the previous year. Average net loans as a percentage of total average earning assets increased to 72.2 percent in 1997 from 69.6 percent in 1996. Total average earning assets declined $118.6 million between years primarily due to management's efforts during 1997 to reduce the level of narrower spread assets held on the balance sheet.

  Further evidence of the effects of these actions included the widening of the net interest spread or the difference between the average yield earned on earning assets on a fully taxable equivalent basis and the average rate paid for interest-bearing liabilities. The net interest spread in 1997 was 3.49 percent versus 3.31 percent in 1996, an increase of 18 basis points. A major factor contributing to the increase in the net interest spread in 1997 was the lower cost of time deposits. The average rate paid for time deposits during the year was 5.52 percent, a decline of 17 basis points from the 5.69 percent paid in 1996. This decrease was primarily due to a program conducted during the latter half of 1996 to reprice and restructure the maturities of $1.6 billion of consumer certificates of deposit. Despite increases in the cost of other deposits, the decrease in the cost of time deposits kept the rate paid on total interest-bearing liabilities in 1997 at 4.80 percent, unchanged from 1996.

  The widening of the net interest spread, in turn, was the primary reason for the improvement in the net interest margin (NIM) to 4.09 percent for 1997 from
3.93 percent reported in the prior year. The NIM is computed by dividing fully taxable equivalent NII by average earning assets and measures how effectively the bank utilizes its earning assets in relationship to the interest cost of funding them.

  In 1996, NII increased due to a higher volume of average earning assets. Average earning assets in 1996 increased 7.4 percent over 1995 levels. The increase was primarily due to an increase in available-for-sale securities. These were purchased to more effectively manage interest rate risk and to take advantage of attractive opportunities in the financial markets.

  The funding for the increase in average earning assets in 1996 was provided by a combination of short and long-term borrowings. This was necessary because of a decrease in average deposits between years of 2.8 percent or $377.7 million. The decline in deposits in 1996 was primarily due to a shift in customers' investment preferences because of the strong financial and stock markets during the year, coupled with a program in the latter half of 1996 to lower the cost and restructure the maturities of $1.6 billion of consumer certificates of deposit.

  The NIM was 3.93 percent in 1996 compared to 3.87 percent for 1995. Contributing to the increase in the NIM in 1996 was a widening in the net interest spread to 3.31 percent versus 3.23 percent in 1995. The generally declining interest rate environment throughout most of 1996 combined with proactive pricing of deposits and a change in the mix of interest-bearing liabilities to lower cost funds were the primary reasons for the improvement as the rates paid on interest-bearing liabilities decreased 18 basis points between years.

  Management anticipates a stable to modest narrowing of the NIM in 1998 provided the economy continues to grow at a moderate pace, interest rates remain relatively stable and the composition of earning assets does not change significantly. However, competitive pressures adversely affecting AmSouth's ability to set deposit rates and price loans may exacerbate such a narrowing.

Provision for Loan Losses The provision for loan losses is the charge to operating earnings necessary to maintain the allowance for loan losses at an adequate level to absorb losses inherent in the loan portfolio. The provision for loan losses in 1997 totaled $67.4 million, a $2.2 million increase from the $65.2 million reported in 1996 and $27.3 million higher than the $40.1 million recorded in 1995. At the same time, net charge-offs in 1997 increased to $67.3 million from $64.6 million in 1996 and $34.6 million in 1995. The increases in 1997 resulted from increased loan volumes, higher commercial and consumer loan net charge-offs and lower net recoveries of commercial real estate loans. The increase in consumer loan net charge-offs was lessened due to higher recoveries of dealer indirect loans as a direct result of enhancements made to the collection process for such loans during the year.

  The large increase during 1996 in net charge-offs, and, consequently, the provision for loan losses, was concentrated in consumer loans. Total consumer loan losses, net of recoveries, rose to $61.3 million in 1996 from $28.4 million the previous year. Losses were higher in every consumer loan category during 1996. The increases were primarily the result of an increase in delinquencies and rising bankruptcies throughout the year, which reflected the weakness in the consumer sector of the economy during 1996. Aggressive direct marketing initiatives in prior years to develop new business, particularly in credit cards, also contributed to the increase in consumer net charge-offs in 1996, as the accounts resulting from such marketing initiatives experienced higher charge-off rates than other parts of the portfolio.

  Measured as a percentage of average net loans, net charge-offs followed the same pattern as the absolute level of losses during the past three years. In 1997, net charge-offs were .56 percent of average net loans versus .55 percent in 1996 and .29 percent in 1995. Management expects net loan losses in 1998 to decline modestly from the levels experienced in 1997 provided the overall economy remains strong and management is able to achieve at least the same level of collection success as the previous year.

  For additional details on net charge-offs, see Tables 17 and 18. Also, additional discussion of asset quality trends may be found in the section of this report entitled Credit Risk Management Process and Loan Quality.

Noninterest Revenues Noninterest revenues are a growing source of income for AmSouth, representing 28.0 percent of total, tax equivalent, net revenues in 1997, up from 26.2 percent in 1996. Total noninterest revenues increased 13.1 percent to $266.0 million in 1997, compared to $235.3 million in 1996 and $231.7 million in 1995. Growth occurred across all major revenue categories, led by investment services income, service charges on deposits, other operating revenues and trust income.

  Service charges on deposit accounts, the single largest category of noninterest revenues, increased $3.8 million or 4.0 percent in 1997. This growth reflects increases primarily in consumer checking account fees, commercial account analysis fees and check enclosure fees. The increase in consumer checking account fees is primarily due to a decrease in fee waivers during the


                         Provision for Loan Losses and
                       Net Charge-Offs to Average Loans

                           [BAR GRAPH APPEARS HERE]


            Provision
            Net Charge-Offs to Average Loans
year. Also contributing to the increase were increases in transaction volumes and account activity.

  Trust income in 1997 reached $62.1 million, an increase of $4.7 million or 8.3 percent over 1996. Revenue growth was led by new business in employee benefit plan and personal trust administration and higher market values of assets.
Total trust assets under administration at year-end 1997 were $29.0 billion, up from $20.6 billion at the end of 1996, while total assets under management, which are included in total trust assets under administration, reached $8.4 billion at the end of 1997 compared to $7.1 billion at year-end 1996.

  Investment services income was $23.5 million in 1997, up $6.6 million or 38.7 percent from 1996. The principal reason for the increase was a 13.0 percent increase in the number of employees registered to sell investment products in 1997. In addition, the number of AmSouth proprietary mutual funds was expanded during the year to include equity income, large capitalization, fixed income and additional money market funds and now totals 15 funds. Total assets in the AmSouth mutual funds at year-end 1997 were $3.3 billion.

  Credit card income in 1997 increased 1.0 percent to $15.1 million compared to $14.9 million in 1996. The modest increase was the result of higher fees offset by a reduction in the number of active cardholder accounts between years.

  Interchange income, which is equally divided between fees derived from debit cards and automated teller machine (ATM) transactions, had substantial growth in 1997, increasing $3.2 million or 35.3 percent. The principal reasons for the increase include an increase in the number of activated debit cards during the year and the expansion of the ATM network, initially begun in the latter half of 1996. There were 622 AmSouth ATMs in service at year-end 1997.

  A new noninterest revenue category was created at the end of 1996 with the purchase of $150 million, principal amount, of bank-owned life insurance
(BOLI). The effect of this transaction was to reduce NII by the amount previously earned on the principal amount invested and to increase noninterest revenues by the earnings received from the insurance policies. Because the proceeds from life insurance policies are exempt from federal income taxes, the corporation's effective tax rate in 1997 was reduced. An additional $50 million of principal amount of BOLI was purchased in the third quarter of 1997 bringing the total BOLI purchased to $200 million, principal amount, at year-end 1997. The income recorded in 1997 from BOLI purchases totaled $11.3 million.

  Other operating revenues were $43.3 million in 1997, an increase of $1.0 million or 2.4 percent. The primary cause of the increase was growth in mortgage income due to increases in servicing fees on loans sold and higher gains on the sales of mortgages.

  Total noninterest revenues in 1996 increased 1.6 percent to $235.3 million from the $231.7 million reported for 1995. Other operating revenues in 1995 included a $25.0 million gain from AmSouth's sale of its third-party mortgage servicing portfolio. Excluding this amount from 1995, total noninterest revenues in 1996 rose 13.8 percent.

  Service charges on deposit accounts increased $9.7 million or 11.4 percent in 1996. The principal reasons for the increase were higher prices for services, fewer waived fees and increased account activity.

  Trust income in 1996 increased $7.1 million, or 14.1 percent, compared to the prior year. The improvement was due to an increase in the number of employee benefit plan administration and personal trust accounts and higher fees.

  Investment services income was up $9.6 million or 131.3 percent in 1996. One of the primary reasons for the increase was higher sales volume due to an expansion of the sales force in late 1995 and early 1996. During this period, the number of salespersons increased 44.4 percent. Another factor was the continued strong performance of the financial and stock markets during 1996. Also, the introduction of a new proprietary fixed annuity product in the second quarter of 1996 contributed to the increase.

  Credit card income increased $1.6 million or 12.0 percent in 1996. This was due primarily to an increase in the number of cardholder accounts from direct mail marketing campaigns conducted in 1995 and 1996.

  Interchange income grew $3.2 million or 56.3 percent in 1996 to $8.9 million at year-end. The primary reasons for the improvement include an increase in the number of activated debit card accounts year over year and an expansion in the ATM network to 612 machines at the end of the year from 275 at year-end 1995.

  Mortgage income declined $5.5 million or 64.0 percent to $3.1 million in 1996 due to the sale of third party mortgage servicing during 1995.

  Other operating revenues in 1996 reached $39.2 million, an increase of $2.8 million or 7.9 percent over 1995 levels, after excluding the $25.0 million gain recorded during 1995 from the sale of third-party mortgage servicing. The primary reason for the increase in this category was an increase in portfolio income, as the financial markets provided attractive opportunities throughout the year to profitably restructure the securities portfolio.

  Management expects, on a recurring basis, total noninterest revenues in 1998 to exceed the levels reported in 1997 provided the economy continues to grow at a moderate pace and management is able to improve sales and service quality and to develop new products which generate noninterest revenues. Performance of the stock and bond markets will also influence management's ability to achieve its noninterest revenue goals.

  Each of the major categories of noninterest revenues for 1992 through 1997, with a five year compound growth rate for each component, is shown in Table 4.

Noninterest Expenses Noninterest expenses totaled $526.2 million in 1997, a decrease of $8.1 million or 1.5 percent compared to 1996. Noninterest expenses in 1996 included a one-time, pre-tax charge of $24.2 million required by federal legislation to recapitalize SAIF. Before consideration of this item in 1996, noninterest expenses in 1997 compared to 1996 increased $16.2 million or 3.2 percent. Increases occurred in salaries and employee benefits expense, net occupancy expense, equipment expense and other operating expenses, offset, in part, by lower Federal Deposit Insurance Corporation (FDIC) deposit insurance premiums.

  The largest category of noninterest expenses, salaries and employee benefits, increased $17.6 million or 7.6 percent in 1997 versus 1996. The increase was due primarily to merit increases and higher performance based incentive compensation. The total number of employees at AmSouth on December 31, 1997 was 6,397 compared to 6,474 at year-end 1996.

  Net occupancy expense in 1997 was $55.8 million versus $54.2 million in 1996, an increase between years of $1.6 million or 2.9 percent. The main reason for the increase was higher lease payments related to increased occupancy during the year in a new office complex.

  Equipment expense of $57.0 million in 1997 represented an increase of $2.0 million or 3.6 percent over the amount recorded in the prior year. The increase was primarily the result of increased costs of investments in technology, principally to support the consumer and commercial lines of business.

  FDIC premium expense for deposit insurance declined in 1997 to $2.6 million from the $7.8 million incurred in 1996. For 1996, deposits insured by the Bank Insurance Fund (BIF) did not have an assessment for the best capitalized banks, while deposits insured by the SAIF continued to be assessed at a rate of 23 basis points on every $100 in deposits. Effective January 1, 1997, deposits of the best capitalized institutions insured by the SAIF are assessed at a rate of
6.5 basis points, while deposits insured by the BIF are assessed at 1.3 basis points.

  Other operating expenses in 1997 were $161.1 million and remained essentially unchanged from the level reported in 1996. Within this expense category, communications expense increased $4.2 million in 1997 due to higher costs associated with the establish ment of a wide area network to support the enhanced technology in the consumer and commercial lines of business. This increase was offset by lower miscellaneous operating expenses during 1997.

  Total noninterest expenses increased to $534.2 million in 1996, an increase of $24.3 million or 4.8 percent over the levels incurred in 1995. Excluding the one-time SAIF assessment in 1996 and the $22.2 million in nonrecurring productivity initiatives expenses in 1995, total noninterest expenses increased
4.6 percent in 1996.

  Salaries and employee benefits expense increased $5.8 million or 2.5 percent in 1996. Excluding the $6.7 million of expenses related to business and branch consolidations in 1995, personnel expense in 1996 increased $12.5 million or 5.7 percent. The primary reasons for the increase were higher company match of employee thrift plan contributions, enhancements to employee life insurance benefits, additional personnel and higher performance based incentive compensation.

  In 1996, net occupancy expense increased $293 thousand or less than one percent. Netting out $5.5 million of nonrecurring costs related to branch consolidations in 1995, occupancy expense increased in 1996 by $5.8 million or
12.0 percent. This increase was primarily related to increases in lease and leasehold improvement costs associated with the occupation of new office space during 1996.

  Equipment costs in 1996 rose $4.8 million or 9.5 percent. Adjusting 1996 for a $2.5 million accrual for the write-off of software and equipment anticipated to become obsolete with the implementation of technology projects and 1995 for $4.7 million of systems development costs and the write-off of equipment leases, equipment expense in 1996 increased $7.0 million or 15.3 percent. The principal reason for the increase was the investment in several technology projects, the largest of which were for the consumer and commercial lines of business.

  Excluding the one-time SAIF charge of $24.2 million in 1996, as previously discussed, FDIC premium expense declined $12.5 million in 1996. This cost was lower as a result of the FDIC reducing the premium rate on deposits insured by the BIF to zero in 1996.

  Adjusting 1995 for $4.5 million of nonrecurring initiatives expense, other operating expenses in 1996 increased $6.3 million or 4.0 percent between years. The primary cause of the increase was an increase in telephone expense related to the establishment of the network to support the technology projects.

  Each of the major categories of noninterest expenses for 1992 through 1997, with a five year compound growth rate for each component, is shown in Table 4.

Operating Efficiency Productivity in the banking industry is commonly measured by the operating efficiency ratio. It measures the amount of expense dollars utilized to generate a dollar of revenue. The ratio is calculated by dividing total noninterest expenses by the sum of NII and total noninterest revenues. In 1997, AmSouth's operating efficiency ratio was 55.43 percent compared to 59.56 percent in 1996 and 60.96 percent in 1995. Excluding the SAIF assessment in 1996, the ratio was 56.86 percent. The improvements in efficiency the last three years reflect the strong growth in NII and noninterest revenues coupled with tight control of expenses. Management's ability to continue the improvement in operating efficiency during 1998 will depend upon its ability to continue similar trends in revenues and expenses experienced during the previous three years. In the early stages of new business initiatives, expenses often exceed revenues, which can adversely affect the overall efficiency ratio of the company.

Income Taxes AmSouth's income tax expense was $122.5 million in 1997, $105.6 million in 1996 and $100.2 million in 1995. The increases in income tax expense in all three years were due primarily to increases in pre-tax income. The effective tax rate for 1997 was 35.1 percent compared to 36.6 percent in 1996 and 36.5 percent in 1995. The 1997 decrease resulted from an increase in tax-exempt income from the purchase of BOLI and improved tax planning. Detail of the deferred

Table 4
Noninterest Revenues and
Noninterest Expenses

                                                                                                                     Compound
(Dollars in thousands)                                                Years Ended December 31                       Growth Rate
--------------------------------------------------------------------------------------------------------------------------------
                                                   1997          1996      1995     1994       1993        1992      1997/1992
Noninterest Revenues:
 Service charges on deposit accounts.........    $ 98,546     $ 94,765  $ 85,085  $ 68,780   $ 60,541    $ 53,670      12.92%
 Trust income................................      62,094       57,354    50,272    46,121     41,659      40,069       9.16
 Consumer investment services income.........      23,500       16,944     7,325     5,314        485       6,167      30.68
 Credit card income..........................      15,063       14,915    13,316    11,565     12,115      10,132       8.25
 Other operating revenues....................      66,801       51,296    75,673    43,575     84,437      58,681       2.63
                                                 ----------------------------------------------------------------
                                                 $266,004     $235,274  $231,671  $175,355   $199,237    $168,719       9.53%
                                                 ================================================================
Noninterest Expenses:
 Salaries and employee benefits..............    $249,655     $232,076  $226,317  $232,050   $222,756    $181,766       6.55%
 Net occupancy expense.......................      55,791       54,211    53,918    46,770     36,537      32,524      11.40
 Equipment expense...........................      57,033       55,044    50,289    41,432     39,213      32,548      11.87
 FDIC premiums...............................       2,625        7,814    20,315    24,664     21,413      18,868     (32.60)
 SAIF assessment.............................          -0-      24,196        -0-       -0-        -0-         -0-        --
 Other operating expenses....................     161,088      160,891   159,059   174,323    134,080     130,407       4.32
                                                 ----------------------------------------------------------------
                                                 $526,192     $534,232  $509,898  $519,239   $453,999    $396,113       5.84%
                                                 ================================================================

tax assets and liabilities is included in Note S of the Notes to Consolidated Financial Statements.

Year 2000 Compliance The Year 2000 issue is the result of computer programs being written to store and process data using two digits rather than four to define the applicable year. Any of AmSouth's computer programs that have date sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations.

  AmSouth has established a company-wide task force to review all computer-based systems and applications in relation to the Year 2000 issue. This task force identified project managers to develop company-wide plans to ensure that AmSouth's computer and information systems will function properly in the year 2000 and beyond. AmSouth's plans include reviews of third party systems on which it depends for certain processing services. AmSouth has already completed an analysis of its mainframe systems which comprise most of its critical systems. The task force is finishing its review of non-critical systems.

  AmSouth is currently in the process of modifying and replacing systems that have date-related problems. Certain systems are already compliant, but require certification testing. Others require new releases from vendors or are awaiting installation. Testing for these systems is scheduled throughout 1998. Year 2000 modifications for critical systems are planned to be completed within one year or not later than December 31, 1998. All non-critical systems are expected to be Year 2000 compliant either prior to or during 1999.

  During 1998, AmSouth will initiate communications and reviews with its large commercial customers to

Operating Efficiency Ratio

                           [LINE GRAPH APPEARS HERE]

identify, assess and control potential risks, including credit risk, associated with customers' failure to adequately address the Year 2000 issue. However, there can be no guarantee that the inability of loan customers to adequately remediate the Year 2000 issue and thus suffer a deterioration in creditworthiness would not have a material adverse effect on AmSouth.

  The total cost of AmSouth's Year 2000 projects are not estimated to be material to the financial performance of the company. All non-capitalizable costs associated with Year 2000 will be expensed as incurred. However, a portion of the cost associated with Year 2000 compliance will be attributable to the purchase of new software and hardware which will be capitalized.

  The total cost of the Year 2000 projects and the date on which AmSouth plans to complete the Year 2000 modifications are based on management's best estimates, which were derived utilizing numerous assumptions of future events including the continued availability of certain resources, third party modification plans and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those plans. Specific factors that might cause such material differences include, but are not limited to, the capability of third party vendors to provide Year 2000 compliant releases on a timely basis, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes and similar uncertainties. While AmSouth presently believes that its Year 2000 plans will mitigate the Year 2000 issue, if such modifications and conversions are not made, or are not completed in a timely manner, the Year 2000 issue could have an impact on the operations of AmSouth.

Balance Sheet Analysis

At December 31, 1997, AmSouth reported total assets of $18.6 billion compared to $18.4 billion at the end of 1996. Average total assets were $18.0 billion in 1997, unchanged from 1996.

Earning Assets In banking, the predominant earning assets are loans and investment securities. The proportion of earning assets to total assets measures the effectiveness of management's efforts to invest available funds into the most efficient and profitable uses. In 1997, earning assets were 92.5 percent of total average assets compared to 93.5 percent in 1996. The decrease in 1997 was primarily a reflection of management's efforts to reduce the level of low spread earning assets.

Securities AmSouth classifies its debt and equity securities as either held-to-maturity, available-for-sale or trading securities. Securities are classified as held-to-maturity and carried at amortized cost only if AmSouth has the positive intent and ability to hold those securities to maturity. If not classified as held-to-maturity, such securities are classified as trading securities or available-for-sale securities. Trading securities are carried at market value with unrealized gains and losses included in other operating revenues. Available-for-sale securities are also carried at market value with unrealized gains and losses, net of deferred taxes, reported as a separate component of shareholders' equity.

  At December 31, 1997, available-for-sale securities totaled $2.5 billion and represented 52.5 percent of the total portfolio compared to $2.3 billion or 46.4 percent in available-for-sale securities at the end of 1996. These securities at year-end 1997 consisted of U.S. Treasury securities, variable and fixed rate mortgage-backed securities, other private asset-backed securities and equities. The average life of the portfolio is estimated to be 3.9 years with a duration of 2.0 years. Total realized gains of $7.9 million from the sale of available-for-sale securities were included in other operating revenues for 1997 compared to $7.5 million of realized gains in 1996. Unrealized gains on these securities of $26.6 million, net of deferred taxes, were included as an addition to shareholders' equity on December 31, 1997.

  Held-to-maturity securities were $2.3 billion at the end of 1997 compared to $2.6 billion at year-end 1996. Securities classified as held-to-maturity at the end of 1997 consisted primarily of collateralized mortgage obligations, federal agency securities, mortgage-backed securities and state, county and municipal obligations. The average life of these securities is estimated to be 3.0 years with a duration of 1.7 years. At December 31, 1997, the held-to-maturity portfolio had an unrealized gain, before taxes, of $14.9 million.

Average Earning Assets as a
Percentage of Average Assets

                           [BAR CHART APPEARS HERE]

Table 5
Securities
(In millions)                                              December 31
=============================================================================
                                                      1997    1996    1995
Trading securities.................................  $    1  $    4  $    3
Available-for-sale securities :
 U.S. Treasury and federal agency securities.......   2,331   2,001   2,138
 Other securities..................................     177     289     342
                                                     ----------------------
                                                      2,508   2,290   2,480
                                                     ----------------------
Held-to-maturity securities :
 U.S. Treasury and federal agency securities.......   1,940   2,211   1,842
 Other securities..................................     205     255     101
 State, county and municipal securities............     127     179     224
                                                     ----------------------
                                                      2,272   2,645   2,167
                                                     ----------------------
                                                     $4,781  $4,939  $4,650
                                                     ======================

Table 6
Available-for-Sale Securities and Held-to-Maturity Securities
Relative Contractual Maturities and Weighted-Average Yields



                                                     Due Within        Due After One but    Due After Five but       Due After
(Taxable equivalent basis--dollars in thousands)      One Year         Within Five Years     Within Ten Years        Ten Years
------------------------------------------------------------------------------------------------------------------------------------
                                                  Amount     Yield     Amount      Yield     Amount      Yield    Amount      Yield
Available-for-sale securities:
   U.S. Treasury and federal
    agency securities..........................  $    364    6.08%   $   91,980    6.22%   $  265,242    7.08%   $1,931,654   7.26 %
   Other securities............................       -0-     ---           -0-     ---           -0-     ---       148,175   6.96
                                                 ----------------------------------------------------------------------------------
                                                 $    364    6.08%   $   91,980    6.22%   $  265,242    7.08%   $2,079,829   7.24 %
                                                 ==================================================================================
Held-to-maturity securities:
   U.S. Treasury and federal
    agency securities..........................  $  4,797    7.29%   $  242,006    5.99%   $  272,415    6.70%   $1,421,204   7.11 %
   State, county and municipal obligations.....    38,938   11.43        47,311   11.62        25,070   10.57        15,848   9.94
   Other securities............................       152    8.90         1,025    7.94           100    6.52       203,288   6.74
                                                 ----------------------------------------------------------------------------------
                                                 $ 43,887   10.97%   $  290,342    6.92%   $  297,585    7.02%   $1,640,340   7.09 %
                                                 ==================================================================================
Taxable equivalent adjustment
  for calculation of yield.....................  $  1,557            $    1,925            $      927            $      551

Notes:

1. The weighted-average yields were computed by dividing the taxable equivalent interest income by the amortized cost of the appropriate securities. The taxable equivalent interest income does not give effect to the disallowance of interest expense, for federal income tax purposes, related to certain tax-free assets.

2. The amount of available-for-sale securities indicated as maturing after five but within ten years includes $210 million of mortgage-backed securities, and those indicated as maturing after ten years include $2.0 billion of mortgage-backed securities. Although these securities have long-term maturities, according to mortgage industry standards, the estimated weighted-average remaining life of these securities held in AmSouth's investment portfolio is less than four years.

3. The amount of held-to-maturity securities indicated as maturing after five but within ten years includes $172 million of mortgage-backed securities, and those indicated as maturing after ten years include $1.6 billion of mortgage-backed securities. Although these securities have long-term maturities, according to mortgage industry standards, the estimated weighted-average remaining life of these securities held in AmSouth's investment portfolio is four years.

4. Federal Reserve Bank stock, Federal Home Loan Bank stock and equity stock of other corporations held by AmSouth are not included in the above table.


     Trading securities are primarily held to provide a short-term inventory of securities for sale to customers of AmSouth's investment services. The balance at December 31, 1997 decreased to $1.0 million from $4.0 million at the end of 1996. See Table 5.

     AmSouth's policy requires all securities purchased for the securities portfolio, except state, county and local municipal obligations, to be rated investment grade or better. Securities backed by the U.S. Government and its agencies, both on a direct and indirect basis, represented approximately 92.7 percent of the portfolio at December 31, 1997. Approximately 74.7 percent of state, county and local municipal securities at year-end 1997 were rated either single A or above by the rating agencies or were escrowed in U.S. Treasury obligations.

Loans Loans are the single largest category of earning assets for AmSouth and produce the highest level of revenues. At December 31, 1997, loans, net of unearned income, totaled $12.2 billion, an increase of 1.3 percent from the $12.1 billion reported at the end of 1996. The growth in loans during 1997 would have been greater, except for management's decisions to further reduce the proportion of residential first mortgages held in the loan portfolio and to sell participations in certain narrow spread commercial loans. To reduce the proportion of residential first mortgages held in the loan portfolio, $354 million of loans were securitized and reclassified as securities in 1997. In addition, the loans were allowed to run-off through normal pay-downs, maturities and prepayments. At the same time, residential first mortgages continued to be originated but, for the most part, were sold into the secondary market. The culmination of these events resulted in a decline in residential first mortgages of $369 million or 12.4 percent between year-end 1997 and 1996.

  In an effort to reduce the amount of narrow spread commercial loans maintained on the balance sheet while retaining the customer relationships and loan servicing, AmSouth, in mid-year 1997, began using off-balance sheet loan funding vehicles called conduits. AmSouth continues to service the loans contained in the conduits. At year-end 1997, there were approximately $413 million of commercial loans in the conduits.

  Adding the loans contained in the conduits at the end of 1997 to total loans, net of unearned income, total loans at AmSouth in 1997 grew 4.7 percent over year-end 1996. Excluding residential first mortgages, but including the loans in the conduits, total loans, net of unearned income, increased 10.3 percent between the end of 1997 and the prior year-end.

  The loan portfolio at AmSouth is comprised of four main components: commercial loans, commercial real estate loans, consumer loans and within the consumer loan category, residential first mortgages. At the end of 1997, commercial loans represented 31.2 percent of the total portfolio, commercial real estate loans were 20.9 percent, while consumer loans, excluding residential first mortgages, were 26.8 percent and residential first mortgages comprised 21.1 percent. This compares with 30.4 percent, 19.3 percent, 25.9 percent and 24.4 percent at the end of 1996 for commercial loans, commercial real estate loans, consumer loans and residential first mortgages, respectively. The shift in the mix of the loan portfolio between years was primarily the result of the decision to reduce the proportion of residential first mortgages held in the portfolio while increasing other consumer, commercial and commercial real estate loans.

  Commercial loans at the end of 1997, as reported, were $3.9 billion compared to $3.7 billion at December 31, 1996, an increase of 4.2 percent. Including the loans in the conduits at year-end 1997, commercial loans grew 15.3 percent year over year. The strong growth was primarily a function of management's strategy, formulated several years ago, to apply targeted sales efforts and relationship banking concepts across all lines of business. In 1997, this approach produced solid results in many commercial lending segments and increases in several industry groups. An area where AmSouth has developed a specialty over the last several years is lending to the health services industry. Commercial loans to this industry increased 5.3 percent in 1997 and 32.7 percent in 1996, reflecting the generally strong growth in the industry and demand from the large number of healthcare providers and related businesses in AmSouth's pri-


Loan Composition

                           [PIE CHART APPEARS HERE]

Table 7
Major Loan Categories
(In millions)                                         December 31
================================================================================
                                       1997     1996     1995     1994    1993

Commercial..........................   $ 3,854  $ 3,700  $ 3,112 $ 2,699 $ 2,461
                                       -----------------------------------------
Commercial real estate :
 Commercial real estate mortgages...     1,714    1,653    1,523   1,371   1,217
 Real estate construction...........       867      693      526     541     416
                                       -----------------------------------------
  Total commercial real estate......     2,581    2,346    2,049   1,912   1,633
                                       -----------------------------------------
Consumer :
 Residential first mortgages........     2,602    2,971    3,802   4,276   2,488
 Other residential mortgages........     1,099      872      693     632     512
 Dealer indirect....................     1,246    1,225    1,058     887     599
 Revolving credit...................       454      490      477     350     341
 Other consumer.....................       507      564      629     740     578
                                       -----------------------------------------
  Total consumer....................     5,908    6,122    6,659   6,885   4,518
                                       -----------------------------------------
                                        12,343   12,168   11,820  11,496   8,612
Less unearned income................       105       88       77      66      72
                                       -----------------------------------------
                                       $12,238  $12,080  $11,743 $11,430  $8,540
                                       =========================================

mary markets. Another area of emphasis is equipment lease financing, which expanded significantly in 1997 and 1996, increasing 35.7 percent and 86.2 percent, respectively. The increases were centered in the transportation, communication and utilities industry groups with most counterparties rated investment grade. Finally, increases were also experienced in the manufacturing and trade industries during 1997 and 1996.

  Management expects further growth in commercial loans in 1998 due to new business development, expansion of healthcare lending and equipment lease financing and further application of its relationship banking concept. In order for this growth to occur, the economy must remain stable or improve throughout the year for loan demand to be sufficient to meet the company's goals. In addition, management must be able to provide satisfactory sales and service quality and develop new products in the commercial lending area.

  Commercial real estate loans are comprised of two primary categories: commercial real estate mortgages and real estate construction loans. In 1997, commercial real estate mortgage loans increased $61.0 million or 3.7 percent. Real estate construction loans also increased in 1997 to $867.0 million from $693.0 million reported at the end of 1996, an increase of $174.0 million or
25.1 percent. The increases reflect the strength of the real estate markets in AmSouth's four state area of the southeastern U.S., particularly Florida.

  On a combined basis, owner occupied properties totaled $755.0 million or 29.2 percent of total commercial real estate loans in 1997, while nonowner occupied properties were $1.8 billion or 70.8 percent of the total. This compares with $781.0 million or 33.3 percent of owner occupied properties and $1.6 billion or
66.7 percent of nonowner occupied properties at the end of 1996.

  Management anticipates both categories of commercial real estate loans to increase during 1998, provided the economy and AmSouth's real estate markets

Table 8
Selected Loan Maturities and Sensitivity to
Change in Interest Rates


                                        Due in One           Due After One
(In millions)                          Year or Less      But Within Five Years           Due After Five Years
=============================================================================================  =================================
                                                      Fixed    Variable                Fixed    Variable
                                                      Rate       Rate      Total       Rate       Rate      Total      Total
Commercial...........................     $1,431     $  648     $1,041     $1,689     $  492     $  242     $  734     $3,854
Commercial real estate mortgages.....        288        465        412        877        370        179        549      1,714
Commercial real estate construction..        293        116        283        399         73        102        175        867
                                         ----------------------------------------------------  ---------------------------------
                                          $2,012     $1,229     $1,736     $2,965     $  935     $  523     $1,458     $6,435
                                         ====================================================  =================================


remain strong, sales goals are met and credit quality can be maintained.

  Consumer loans, excluding residential first mortgages, primarily include dealer indirect loans, other residential mortgages, which consist primarily of home equity loans and lines of credit, revolving credit and other consumer loans. Dealer indirect loans were $1.2 billion at the end of 1997, unchanged from the end of 1996. These loans consist primarily of loans made to individuals to finance the purchase of new and used automobiles. The absence of growth in this loan category in 1997 was the result of competitive pricing pressures, particularly in the Florida market.

  Home equity loans and lines of credit experienced strong growth in all of AmSouth's markets during 1997. At the end of 1997, these loans were $1.1 billion, an increase from the prior year-end of $227.0 million or 26.0 percent. Measured on an average basis, home equity loans and lines of credit increased
30.8 percent in 1997 versus 1996. The increase was primarily the result of new customers acquired in 1997 from direct mail marketing promotions and the cross-selling of home equity loans and lines of credit in the branches.

  Revolving credit, which consists primarily of bankcard outstandings, decreased $36.0 million or 7.3 percent in 1997 from year-end 1996. The primary reason for the decrease was a decrease in the number of cardholders in 1997.

  Management anticipates in 1998 that consumer loans will continue to grow, provided the economy remains stable or grows and consumer borrowing patterns remain at least stable. Whether growth will be achieved will also depend on the success of management's planned direct mail marketing campaigns and on the success of its continued emphasis on cross-selling and service quality.

Other Earning Assets Other earning assets consist primarily of federal funds sold and securities purchased under agreements to resell (resell agreements) and mortgage loans held for sale. Federal funds sold and resell agreements serve as temporary investments in the corporation's overall funding and cash management operations. Average federal funds sold and resell agreements in 1997 were $17.6 million, a decrease of $4.7 million from 1996. Mortgage loans held for sale averaged $51.6 million in 1997, a decrease of $29.4 million from 1996.

Deposits Deposits are AmSouth's primary source of funding and their cost is the largest category of interest expense. Average total deposits were $12.6 billion in 1997, representing a decrease of $362.1 million or 2.8 percent from total average deposits in 1996 of $12.9 billion. There are five principal categories of deposits: noninterest-bearing demand, interest-bearing demand, savings, time and certificates of deposit of $100,000 or more. The largest category, and one of the most costly, is time deposits, which consist primarily of consumer certificates of deposit. Management, as part of an overall program to restructure the balance sheet, has reduced AmSouth's reliance on these deposits for funding through two principal initiatives. The first of these, which occurred in the third and fourth quarters of 1996, was to reprice and restructure the maturities of the portfolio. The result was the run-off of approximately $400 million of mostly high cost, single service household consumer certificates of deposit. Approximately 70 percent of the $1.6 billion of deposits maturing at the time were retained while costs, on average, were lowered by 1.25 percent and maturities were more widely dispersed. This initiative was the primary reason for the decline in total time deposits in 1997 versus 1996. These deposits decreased to $5.1 billion in 1997 from $5.6 billion in 1996, a decrease of 8.7 percent.

  The second, ongoing, initiative is emphasizing the growth of transaction account households through various promotions, direct mail campaigns, sales contests and cross-selling efforts. In 1997, two product promotions in particular, free checking accounts and the offer of higher interest rates on selected money market accounts, proved to be especially successful. During 1997, all three transaction account categories, non-interest-bearing demand, interest-bearing demand and savings deposits, experienced increases over 1996. See Table 9 for the detail amounts.

  The combination of these efforts resulted in a decline in total average time deposits measured as a percentage of total average deposits to 40.7 percent in 1997 from 43.3 percent in 1996. At the same time, average noninterest-bearing demand deposits increased to 14.4 percent of total average deposits from 13.7 percent, average interest-bearing demand deposits increased to 29.7 percent from
28.4 percent and average savings deposits in 1997 increased to 8.3 percent of total average deposits from 8.0 percent the prior year.

  Another deposit category is certificates of deposit of $100,000 or more.
These accounts comprised 6.9 percent of total average deposits in 1997. They increased $2.3 million on average during the year. These deposits, for the most part, are competitively bid and fluctuate based on the level of interest rates and management's determination of the need for such deposits from time to time. Table 10 provides a maturity schedule for time deposits of $100,000 or more at December 31, 1997, 1996 and 1995.

Other Interest-Bearing Liabilities Other interest-bearing liabilities include all interest-bearing liabilities except deposits.



Table 9
Average Deposits
(In thousands)                                                                   December 31
====================================================================================================================================

                                                   1997             1996             1995             1994             1993
Noninterest-bearing demand..................   $ 1,820,387      $ 1,767,444      $ 1,755,717      $ 1,779,833      $ 1,611,428
Interest-bearing demand.....................     3,727,911        3,670,068        3,893,721        3,820,580        3,263,054
Savings.....................................     1,045,121        1,036,240          960,969          918,132          773,131
Time:
 Retail.....................................     4,007,392        4,443,282        4,652,502        3,343,936        2,359,352
 Individual retirement accounts.............       896,973          926,633          928,901          784,736          639,866
 Other......................................       204,680          223,208          188,416          163,105          168,668
                                               -----------------------------------------------   -----------------------------
  Total time................................     5,109,045        5,593,123        5,769,819        4,291,777        3,167,886
                                               -----------------------------------------------   -----------------------------
Certificates of deposit of $100,000 or more.       861,733          859,468          923,866          762,403          728,206
                                               -----------------------------------------------   -----------------------------
                                               $12,564,197      $12,926,343      $13,304,092      $11,572,725      $ 9,543,705
                                               ===============================================   =============================


Table 10
Maturity of Time Deposits of $100,000 or More
(In thousands)                                         December 31
================================================================================
                                            1997          1996          1995

Three months or less...................  $ 349,027     $ 367,898     $  505,304
Over three through six months..........    104,014       123,449        131,062
Over six through twelve months.........    241,543       167,509        254,626
Over twelve months.....................    233,067       163,800        171,958
                                         ------------- ------------------------
                                         $ 927,651     $ 822,656     $1,062,950
                                         ============= ========================

Short-term liabilities included in this category consist of federal funds purchased and securities sold under agreements to repurchase (repurchase agreements), and other borrowed funds. Average federal funds purchased and repurchase agreements decreased in 1997 to $1.5 billion from $1.8 billion in 1996. Average other borrowed funds, which includes master notes, commercial paper, short-term Federal Home Loan Bank (FHLB) advances, the current portion of long-term debt and treasury, tax and loan notes, increased 28.9 percent in 1997 to $972.3 million versus $754.4 million in 1996.

  At December 31, 1997, 1996 and 1995, federal funds purchased and repurchase agreements totaled $1.4 billion, $1.9 billion and $1.9 billion, respectively, with weighted-average interest rates of 5.31 percent, 5.18 percent and 5.80 percent, respectively. The maximum amount outstanding at any month end during each of the last three years was $2.0 billion, $2.3 billion and $1.9 billion, respectively. The average daily balance and average interest rates for each year are presented in Table 2.

  Long-term debt consists of Subordinated Capital Notes Due 1999, long-term FHLB advances, 6 3/4% Subordinated Debentures Due 2025, 7 3/4% Subordinated Notes Due 2004 and long-term notes payable. The only significant increase in long-term funding during 1997 was FHLB advances. The long-term FHLB advances increased to $989.8 million on average in 1997 from $511.6 million in 1996. These funds were utilized in 1997 because of their relatively low cost and the ability to match their maturities with those of the assets being funded.

  On January 14, 1998, AmSouth filed with the Securities and Exchange Commission
(SEC) a shelf registration statement in the amount of $500 million. This statement, when it becomes effective with the SEC, gives AmSouth the ability to either issue debt securities or sell shares of common or preferred stock in the public financial markets for up to $500 million. There are no plans to utilize this facility.

  AmSouth Bank, the principal subsidiary of AmSouth, issued on January 30, 1998, $300 million principal amount of 6.45% Subordinated Notes Due February 1, 2018. The notes were issued with embedded put and call options which could require AmSouth Bank to repurchase the notes at face value on February 1, 2008. If the debt is not repurchased by the bank, the interest rate on the notes will be reset on February 1, 2008 based on a set formula. AmSouth Bank is using the net proceeds from the sale for general corporate and banking purposes in the ordinary course of its business.

Shareholders' Equity At December 31, 1997, shareholders' equity totaled $1.4 billion, unchanged from the level reported in 1996. The sources of growth in shareholders' equity during 1997 were the retention of net



Table 11
Capital Ratios
(Dollars in thousands)                                                                           December 31
------------------------------------------------------------------------------------------------------------------------------------

                                                                                     1997                              1996
Risk-based capital:
   Shareholders' equity                                                           $ 1,385,245                       $ 1,395,829
   Unrealized gains on available-for-sale securities (net of deferred taxes)          (26,593)                          (24,296)
   Less certain intangible assets                                                    (251,657)                         (268,139)
                                                                                  ---------------------------------------------
      Tier I capital                                                                1,106,995                         1,103,394
   Adjusted allowance for loan losses                                                 179,197                           175,346
   Qualifying long-term debt                                                          319,241                           339,045
                                                                                  ---------------------------------------------
      Tier II capital                                                                 498,438                           514,391
                                                                                  ---------------------------------------------
         Total capital                                                            $ 1,605,433                       $ 1,617,785
                                                                                  ---------------------------------------------
Risk-adjusted assets                                                              $15,467,538                       $14,023,996
                                                                                  =============================================

Capital ratios:
   Tier I capital to total risk-adjusted assets                                          7.16%                             7.87%
   Total capital to total risk-adjusted assets                                          10.38                             11.54
   Leverage                                                                              6.19                              6.20
   Ending equity to assets                                                               7.44                              7.58
   Ending tangible equity to assets                                                      6.17                              6.22


income, issuances of common stock under the various stock-based employee benefit plans and a $2.3 million increase in unrealized gains on available-for-sale securities. Offsetting the increases were cash dividends declared of $93.3 million and the purchase of 4.3 million shares of AmSouth common stock for $170.6 million to provide shares for dividend reinvestment, employee benefit plans and other corporate purposes. Information on prior years may be found in the Consolidated Statement of Shareholders' Equity.
  Shareholders' equity is monitored under guidelines contained in AmSouth's capital and dividend policy. All of the guidelines contained within the policy are based on industry standards, regulatory requirements, perceived risk of the various lines of business and future growth opportunities. Periodically, management re-evaluates the policy and presents its findings to the Board of Directors to ensure that the policy continues to support corporate objectives, the regulatory environment and changes in market conditions.
  At December 31, 1997, AmSouth and its banking subsidiary met or exceeded all of the minimum capital standards as established by the company's capital and dividend policy. Refer to Table 11 and Note Q of the Notes to Consolidated Financial Statements for specific information.

Risk Management
Risk identification and management are key elements in the overall management of AmSouth. Management believes the primary risk exposures are interest rate, liquidity and credit risk. Some of the more significant processes used to manage and control these risks are described in the following paragraphs.

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

Interest Rate Risk A number of measures are used to monitor and manage interest rate risk, including earnings simulation and interest sensitivity (gap) analysis. An earnings simulation model is the primary tool used to assess the direction and magnitude of changes in NII resulting from changes in interest rates. Key assumptions in the model include prepayment speeds on mortgage-related assets; cash flows and maturities of derivatives and other financial instruments held for purposes other than trading; changes in market conditions, loan volumes and pricing; deposit sensitivity; customer preferences and management's financial and capital plans. These assumptions are inherently uncertain and, as a result, the model cannot precisely estimate NII or precisely predict the impact of higher or lower interest rates on NII. Actual results will differ from simulated results due to timing, magnitude and frequency of interest rate changes and changes in market conditions and management strategies, among other factors.

  Based on the results of the simulation model as of December 31, 1997, AmSouth would expect an increase in NII of $3.5 million and a decrease in NII of $2.1 million if interest rates gradually increase or decrease, respectively, from current rates by 100 basis points over a 12-month period. This level of interest rate risk is well within the company's policy guidelines.

  AmSouth has, from time to time, utilized various off-balance sheet instruments such as interest rate swaps to assist in managing interest rate risk. AmSouth had interest rate swaps as of December 31, 1997 in the notional amount of $895 million. Of these swaps, $490 million of notional value were used as asset hedges to convert variable rate ARM securities and LIBOR commercial loans to fixed rates. The remaining $405 million of notional value swaps were used as liability hedges to convert fixed rate consumer certificates of deposit, corporate debt and wholesale certificates of deposit to variable rates.

  As of December 31, 1997, AmSouth held other off-balance sheet instruments as hedges as well as futures and forward contracts to provide customers and AmSouth a means of managing the risks of changing interest and foreign exchange rates. These other off-balance sheet instruments are immaterial in amount.

  Table 13 summarizes the activity, by notional amount, of off-balance sheet financial instruments utilized in the asset and liability management process at AmSouth for the years 1997, 1996 and 1995.

  Table 14 summarizes the expected maturities on all of AmSouth's off-balance sheet positions at December 31, 1997 and interest rates exchanged on swaps. Both the timing of the maturities and the variable interest payments and receipts vary as certain interest rates change. The maturities and interest rates exchanged are calculated assuming that interest rates remain unchanged from average December 1997 rates. The information presented could change as future rates increase or decrease. See Note L of the Notes to Consolidated Financial Statements.

Liquidity AmSouth's goal in liquidity management is to satisfy the cash flow requirements of depositors and borrowers while at the same time meeting the cash flow needs of the corporation. This is accomplished through the active management of both the asset and liability sides of the balance sheet. The liquidity position of AmSouth is monitored on a daily basis. In addition, the Asset/Liability Committee reviews liquidity on a regular basis and approves any changes in strategy that are necessary as a result of the asset/liability management process or anticipated cash flow changes. Management also compares on a monthly basis the company's liquidity position to established corporate liquidity guidelines. At December 31, 1997, AmSouth was within all of the guidelines which have been established. The primary sources of liquidity on the asset side of the balance sheet


Table 12
Interest Sensitivity Analysis

(Dollars in thousands)
---------------------------------------------------------------------------------------------------------------
                                               0-30             31-60            61-90           91-180
                                               Days              Days             Days             Days

Assets
Earning assets:
   Federal funds sold and securities
    purchased under agreements
    to resell..........................    $     19,000     $        -0-     $        -0-     $        -0-
   Trading securities..................           1,406              -0-              -0-              -0-
   Available-for-sale securities.......         121,397           98,596           88,033          274,962
   Held-to-maturity securities.........         128,740           53,604           44,478          133,393
   Mortgage loans held for sale........          80,820              -0-              -0-              -0-
   Loans net of unearned income........       4,811,723          505,400          406,693          751,308
                                           ---------------------------------------------------------------
      Total earning assets.............       5,163,086          657,600          539,204        1,159,663
Cash and other assets..................             -0-              -0-              -0-              -0-
Less: allowance for loan losses........             -0-              -0-              -0-              -0-
Market valuation on
   available-for-sale securities.......             -0-              -0-              -0-              -0-
                                           ---------------------------------------------------------------
                                           $  5,163,086     $    657,600     $    539,204     $  1,159,663
                                           ===============================================================
Liabilities and
Shareholders' Equity
Interest-bearing liabilities:
   Interest-bearing demand deposits....    $  2,912,049     $     13,310     $     13,310     $     39,931
   Savings deposits....................         314,844            9,043            9,043           27,128
   Time deposits.......................         464,113          445,008          424,246          840,257
   Certificates of deposit of
     $100,000 or more..................         155,867           96,415           62,985          103,663
   Federal funds purchased and
     securities sold under agreements
     to repurchase.....................       1,435,925              -0-              -0-              -0-
   Other borrowed funds................         835,918          100,000           50,000              -0-
   Long-term Federal Home
     Loan Bank advances................       1,000,181           25,000          115,000              -0-
   Other long-term debt................             -0-              -0-           25,000              -0-
                                           ---------------------------------------------------------------
      Total interest-bearing
        liabilities....................       7,118,897          688,776          699,584        1,010,979
Noninterest-bearing demand deposits....         205,179           31,487           31,487           94,461
Other liabilities......................             -0-              -0-              -0-              -0-
Shareholders' equity...................             -0-              -0-              -0-              -0-
                                           ---------------------------------------------------------------
                                           $  7,324,076     $    720,263     $    731,071     $  1,105,440
                                           ===============================================================
Off-balance sheet financial instruments    $   (645,000)    $   (110,000)    $    (50,000)    $        -0-
                                           ===============================================================
Rate sensitivity gap:
   Dollar amount.......................    $ (2,805,990)    $   (172,663)    $   (241,867)    $     54,223
   Percent of total earning assets.....           (16.4)%           (1.0)%           (1.4)%            0.3%
   Cumulative dollar amount............    $ (2,805,990)    $ (2,978,653)    $ (3,220,520)    $ (3,166,297)

                                                  181-365      Over One and      Over Five        Total
                                                    Days         Less Than         Years
                                                                 Five Years
Assets
Earning assets:
   Federal funds sold and securities
     purchased under agreements
     to resell.........................        $       -0-      $       -0-     $      -0-    $     19,000
   Trading securities..................                -0-              -0-            -0-           1,406
   Available-for-sale securities.......            488,040          854,070        539,822       2,464,920
   Held-to-maturity securities.........            268,679        1,023,622        619,638       2,272,154
   Mortgage loans held for sale........                -0-              -0-            -0-          80,820
   Loans net of unearned income........          1,236,814        3,675,475        850,255      12,237,668
                                              ------------------------------------------------------------
      Total earning assets.............          1,993,533        5,553,167      2,009,715      17,075,968
Cash and other assets..................                -0-              -0-      1,682,715       1,682,715
Less: allowance for loan losses........                -0-              -0-       (179,197)       (179,197)
Market valuation on
   available-for-sale securities.......                -0-              -0-         42,770          42,770
                                              ------------------------------------------------------------
                                              $  1,993,533     $  5,553,167   $  3,556,003    $ 18,622,256
                                              ============================================================
Liabilities and
Shareholders' Equity
Interest-bearing liabilities:
   Interest-bearing demand deposits....       $     79,861     $    479,167   $    423,340    $  3,960,968
   Savings deposits....................             54,255          325,530        287,714       1,027,557
   Time deposits.......................          1,402,035        1,323,120        101,756       5,000,535
   Certificates of deposit of
     $100,000 or more..................            241,341          177,882         55,078         893,231
   Federal funds purchased and
     securities sold under agreements
     to repurchase.....................                -0-              -0-            -0-       1,435,925
   Other borrowed funds................                -0-              -0-            -0-         985,918
   Long-term Federal Home
     Loan Bank advances................             25,000           25,000          7,965       1,198,146
   Other long-term debt................                -0-          110,829        299,249         435,078
                                              ------------------------------------------------------------
   Total interest-bearing liabilities..          1,802,492        2,441,528      1,175,102      14,937,358
Noninterest-bearing demand deposits....            188,921        1,133,528        377,843       2,062,906
Other liabilities......................                -0-              -0-        236,747         236,747
Shareholders' equity...................                -0-              -0-      1,385,245       1,385,245
                                              ------------------------------------------------------------
                                              $  1,991,413     $  3,575,056   $  3,174,937    $ 18,622,256
                                              ============================================================
Off-balance sheet financial instruments       $    295,000     $    510,000   $        -0-    $        -0-
                                              ============================================================
Rate sensitivity gap:
   Dollar amount.......................       $   (292,880)
   Percent of total earning assets.....               (1.7)%
   Cumulative dollar amount............       $ (3,459,177)

Note: Certain interest-sensitive assets and liabilities are included in the table based on historical experience rather than contractual maturities.


Table 13
Interest Rate Swaps, Caps and Floors

                                          Receive Fixed    Caps
(In millions)                              Rate Swaps    & Floors    Total
---------------------------------------------------------------------------
Balance at January 1, 1995.................. $ -0-      $   440     $   440
   Additions................................   150        1,000       1,150
   Maturities...............................   -0-          (30)        (30)
   Calls....................................   -0-          -0-         -0-
   Terminations.............................   -0-         (300)       (300)
                                             ------------------------------
Balance at December 31, 1995................   150        1,110       1,260
   Additions................................   220          -0-         220
   Maturities...............................   -0-          (33)        (33)
   Calls....................................   -0-          -0-         -0-
   Terminations.............................   -0-          -0-         -0-
                                             ------------------------------
Balance at December 31, 1996................   370        1,077       1,447
   Additions................................   740          -0-         740
   Maturities...............................   -0-          (77)        (77)
   Calls....................................  (140)         -0-        (140)
   Terminations.............................   (75)      (1,000)     (1,075)
                                             ------------------------------
Balance at December 31, 1997................ $ 895      $   -0-     $   895
                                             ==============================

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

  In addition to these sources, AmSouth can access other wholesale funding sources such as Eurodollar deposits, certificates of deposit, commercial paper and


Table 14
Maturities and Interest Rates Exchanged on Swaps

(Dollars in millions)                                                       Mature During
-----------------------------------------------------------------------------------------------------------
                                                     1998                1999           2000          Total
Receive fixed rate swaps:
   Notional amount.............................      $ 385               $ 485          $  25         $ 895
   Receive rate................................       6.68%               6.68%          7.15%         6.69%
   Pay rate....................................       5.92%               5.93%          5.60%         5.92%


Table 15
Credit Ratings

                                                              Standard &
                                                 Moody's        Poor's         Bankwatch
========================================================================================
7 3/4% Subordinated Notes Due 2004..............   A3             BBB+            A
6 3/4% Subordinated Debentures Due 2025.........   A3             BBB+            A
Subordinated Capital Notes Due 1999.............   A3             BBB+            A
Floating Rate Notes Due 1999....................   A2              A-             -
Commercial paper................................   P-1            A-2           TBW-1
Certificates of deposit.........................   AA3*            A              -
Short-term counterparty.........................   P-1*           A-1             -
Long-term counterparty..........................   AA3*            A              -

*AmSouth Bank

lines of credit. The bank also has the ability to borrow from the FHLB. FHLB advances are competitively priced and actively used as a source of funds with usage expected to continue increasing in the future. Also, AmSouth Bank during 1997 renewed a short and medium-term note facility with a commitment of up to $3.0 billion in borrowing capacity. There was $350 million outstanding under the facility on December 31, 1997.

  Maintaining adequate credit ratings on debt issues is critical to liquidity because it affects the ability of AmSouth to attract funds from various sources on a cost competitive basis. Table 15 summarizes AmSouth's credit ratings at December 31, 1997.

Credit Risk Management Process and Loan Quality The loan portfolio at AmSouth holds the highest degree of risk for the company. AmSouth manages and controls risk in the loan portfolio through adherence to consistent standards established by senior management, combined with a commitment to producing quality assets, developing profitable relationships and meeting strategic growth targets. AmSouth has written credit policies which establish underwriting standards, place limits on exposure, and set other limits or standards as deemed necessary and prudent. Also included in the policy, primarily determined by the amount and type of loan, are various approval levels, ranging from the branch or department level to those which are more centralized. AmSouth maintains a diversified portfolio in order to spread its risk and reduce its exposure to economic downturns which may occur in different segments of the economy or in particular industries. Industry and loan type diversification is reviewed quarterly.

  Commercial real estate loans are categorized by the type of collateral. Owner occupied properties include mortgages where the borrower is a primary tenant, such as factory or warehouse loans. Nonowner occupied lending represents those loans where the primary method of repayment is anticipated to come from rental income and generally has inherently more risk than owner occupied lending.

  Each commercial loan recorded at AmSouth is assigned a risk rating on a numerical scale from one to nine by the loan officer using established credit policy guidelines. Consumer loan portfolios are assigned ratings by pools on the same scale as commercial loans and are based on the type of loan and its performance. All risk ratings are subject to review by an independent Credit Review Department. The risk profile of the loan portfolio established by these ratings and trends is reported to management, the Audit and Community Responsibility Committee and the Board of Directors. In addition, regular reports are made to senior management and the Board of Directors regarding the credit quality of the loan portfolio as well as trends in the portfolio.


Table 16
Nonperforming Assets

(Dollars in thousands)                                                 December 31
=====================================================================================================
                                                       1997     1996      1995       1994      1993
Nonaccrual loans..................................   $71,358   $78,048  $ 96,246   $ 89,545  $ 53,020
Restructured loans................................       -0-       -0-       -0-     13,203     2,420
                                                     ------------------------------------------------
   Nonperforming loans............................    71,358    78,048    96,246    102,748    55,440
                                                     ------------------------------------------------
Foreclosed properties.............................    11,433    14,445    16,150     28,263    29,273
Repossessions.....................................       632     1,822     3,114      2,079     1,081
                                                     ------------------------------------------------
   Total nonperforming assets*....................   $83,423   $94,315  $115,510   $133,090   $85,794
                                                     ------------------------------------------------
Nonperforming assets* to loans net of
   unearned income, foreclosed properties
   and repossessions..............................      0.68%     0.78%     0.98%      1.16%     1.00%
                                                     ================================================
Accruing loans 90 days past due...................   $37,797   $36,382  $ 39,618   $ 34,246  $ 20,917
                                                     ================================================

*Exclusive of accruing loans 90 days past due

  The Credit Administration function includes designated credit officers, some industry specialists, who are organizationally independent of the production areas. They oversee the loan approval process, ensure adherence to credit policies and monitor efforts to reduce nonperforming and classified assets. Additionally, a centralized special assets function handles the resolution and disposition of certain problem loans. Risk in the consumer loan portfolio is further managed through utilization of computerized credit scoring, in-depth analysis of portfolio components and specific account selection, management and collection techniques. In addition, the consumer collection function is centralized and automated to ensure timely collection of accounts and consistent management of risk associated with delinquent accounts.

  Finally, AmSouth has a Credit Review Department which performs ongoing, independent reviews of the risk management process, proper documentation and specific loans. This department is centralized and independent of the lending function. The results of its examinations are reported to the Audit and Community Responsibility Committee of the Board of Directors as well as AmSouth's independent auditors.

Nonperforming Assets Management closely monitors loans and other assets which are classified as nonperforming assets. Nonperforming assets include nonaccrual loans, restructured loans, foreclosed properties and repossessions. Loans are generally placed on nonaccrual if full collection of principal and interest becomes unlikely (even if all payments are current) or if the loan is delinquent in principal or interest payments for 90 days or more, unless the loan is well secured and in the process of collection.

  Nonperforming assets, excluding accruing loans 90 days past due, decreased $10.9 million, or 11.5 percent, during 1997. This follows a $21.2 million, or
18.3 percent, decrease during 1996. The graph entitled Nonperforming Assets Trend and Table 16 provide trend information and detail components of nonperforming assets for each of the last five years.

  The decline in nonperforming assets in 1997 compared to 1996 was primarily the result of a decrease in nonperforming loans. Nonperforming loans were $71.4 million at the end of the year, a decline of $6.7 million or 8.6 percent. Commercial real estate nonperforming loans were lower in 1997 by $8.0 million, while total nonperforming consumer loans were lower by $3.3 million. The improvement in the levels of nonperforming commercial real estate and consumer loans during 1997 is attributable to a combination of lower interest rates, relatively strong real estate markets throughout AmSouth's


Table 17
Nonperforming Loans and Net Charge-offs/(Recoveries)

(Dollars in thousands)                        Nonperforming Loans*                             Net Charge-offs/(Recoveries)
====================================================================================================================================
                                                    % of                   % of                    % of                    % of
                                     December 31   Average  December 31   Average   December 31   Average    December 31  Average
                                         1997    Loans** per   1996     Loans** per    1997     Loans** per     1996     Loans** per
                                                  Category               Category                Category                Category
Commercial.........................   $ 19,439      0.54%   $ 14,853      0.47%     $  5,111       0.14%     $  3,830      0.12%
                                      -----------------------------------------------------------------------------------------
Commercial real estate:
  Commercial real estate mortgages.     13,961      0.82      21,796      1.37          (255)     (0.01)         (193)    (0.01)
  Real estate construction.........      1,576      0.22       1,693      0.27           (69)     (0.01)         (404)    (0.06)
                                      -----------------------------------------------------------------------------------------
    Total commercial real estate...     15,537      0.64      23,489      1.06          (324)     (0.01)         (597)    (0.03)
                                      -----------------------------------------------------------------------------------------
Consumer:
  Residential first mortgages......     25,943      0.92      28,527      0.87         2,022       0.07         2,742      0.08
  Other residential mortgages......      4,572      0.46       4,311      0.56         1,690       0.17           567      0.07
  Dealer indirect..................      3,848      0.32       4,273      0.38        11,422       0.94        14,057      1.26
  Revolving credit.................        -0-        --         165      0.03        31,838       6.98        29,904      6.08
  Other consumer...................      2,019      0.38       2,430      0.39        15,492       2.90        14,070      2.26
                                      -----------------------------------------------------------------------------------------
    Total consumer.................     36,382      0.60      39,706      0.63        62,464       1.04        61,340      0.97
                                      -----------------------------------------------------------------------------------------
                                      $ 71,358      0.59%   $ 78,048      0.67%     $ 67,251       0.56%     $ 64,573      0.55%
                                      =========================================================================================

* Exclusive of accruing loans 90 days past due

** Net of unearned income


service areas and continued aggressive collection efforts.

     Table 17 presents nonperforming loans and year-to-date net charge-offs and each as a percentage of average net loans by category for December 31, 1997 and 1996.

     For the year ended December 31, 1997, the level of foreclosed properties improved $3.0 million from the level reported at year-end 1996. The improvement was due to a combination of an improved economic environment and continued aggressive efforts to dispose of these properties.

Allowance for Loan Losses AmSouth maintains an allowance for loan losses which it believes is adequate to absorb losses inherent in the loan portfolio. A formal review is prepared quarterly to assess the risk in the portfolio and to determine the adequacy of the allowance for loan losses. The review includes analysis of historical performance, the level of nonperforming and adversely rated loans, specific analysis of certain problem loans, loan activity since the previous quarter,

                             Nonperforming
                             Assets Trends
                             (Dollars in millions)

                           [BAR GRAPH APPEARS HERE]

Table 18
Allowance for Loan Losses

(Dollars in thousands)                               1997             1996             1995             1994             1993
====================================================================================================================================
Balance at January 1.....................     $    179,049     $    178,451     $    171,167     $    131,509     $     99,646
Loans charged off:
  Commercial.............................           (9,480)          (8,348)          (7,991)         (13,304)          (8,492)
  Commercial real estate mortgages.......           (2,358)          (2,455)          (3,474)          (3,869)          (2,581)
  Commercial real estate construction....              (73)             (88)            (455)            (154)            (178)
  Residential first mortgages............           (2,211)          (2,977)            (854)          (2,724)            (932)
  Other residential mortgages............           (1,842)            (596)            (127)             (68)            (263)
  Dealer indirect........................          (21,571)         (20,203)         (10,385)          (4,270)          (3,557)
  Revolving credit.......................          (36,304)         (32,145)         (17,203)         (14,810)         (15,449)
  Other consumer.........................          (20,146)         (16,467)          (6,793)          (4,730)          (4,917)
                                              ---------------------------------------------------------------------------------
    Total charge-offs....................          (93,985)         (83,279)         (47,282)         (43,929)         (36,369)
                                              ---------------------------------------------------------------------------------
Recoveries of loans previously charged off:
  Commercial.............................            4,369            4,518            3,396            7,420            4,464
  Commercial real estate mortgages.......            2,612            2,648            2,077            3,639            6,749
  Commercial real estate construction....              142              492              270              224              217
  Residential first mortgages............              189              235              128              227              329
  Other residential mortgages............              152               29              280              107               28
  Dealer indirect........................           10,149            6,146            2,786            1,702            1,760
  Revolving credit.......................            4,467            2,241            1,802            1,470            1,009
  Other consumer.........................            4,654            2,397            1,935            2,245            2,065
                                              ---------------------------------------------------------------------------------
    Total recoveries.....................           26,734           18,706           12,674           17,034           16,621
                                              ---------------------------------------------------------------------------------
Net charge-offs..........................          (67,251)         (64,573)         (34,608)         (26,895)         (19,748)
                                              ---------------------------------------------------------------------------------
Addition to allowance charged to expense.           67,399           65,171           40,139           30,103           27,966
Allowance acquired in bank purchases.....              -0-              -0-            1,753           36,450           23,645
                                              ---------------------------------------------------------------------------------
Balance at December 31...................     $    179,197     $    179,049     $    178,451     $    171,167     $    131,509
                                              =================================================================================
Loans net of unearned income,
   outstanding at end of period..........     $ 12,237,668     $ 12,080,246     $ 11,743,273     $ 11,429,907     $  8,540,412
Average loans net of unearned income,
   outstanding for the period............     $ 12,059,249     $ 11,694,849     $ 11,747,385     $  9,918,274     $  7,634,984
Ratios:
Allowance at end of period to
   loans net of unearned income..........             1.46%            1.48%            1.52%            1.50%            1.54%
Allowance at end of period to average
   loans net of unearned income..........             1.49             1.53             1.52             1.73             1.72
Allowance at end of period to
   nonperforming loans*..................           251.12           229.41           185.41           166.59           237.21
Allowance at end of period to
   nonperforming assets*.................           214.81           189.41           154.49           128.61           153.28
Net charge-offs to average loans
   net of unearned income................             0.56             0.55             0.29             0.27             0.26
Net charge-offs to allowance
   at end of period......................            37.53            36.06            19.39            15.71            15.02
Recoveries to prior year charge-offs.....            32.10            39.56            28.85            46.84            36.10

* Exclusive of accruing loans 90 days past due

Table 19
Allocation of the Allowance for Loan Losses


(Dollars in thousands)                     December 31, 1997              December 31, 1996             December 31, 1995
================================================================================================================================
                                                     Percentage of                   Percentage of                 Percentage of
                                                    Loans* in Each                   Loans* in Each                Loans* in Each
                                       Allowance     Category to      Allowance       Category to    Allowance      Category to
                                       Allocation    Total Loans*    Allocation       Total Loans*   Allocation     Total Loans*
Commercial...........................  $ 27,163          30.5%        $ 24,919          29.6%        $ 30,125          26.0%
                                       ------------------------------------------------------------------------------------
Commercial real estate:
   Commercial real estate mortgages..    16,615          14.0           21,243          13.7           29,177          13.0
   Real estate construction..........     8,421           7.1            8,677           5.7            5,302           4.5
                                       ------------------------------------------------------------------------------------
      Total commercial real estate...    25,036          21.1           29,920          19.4           34,479          17.5
                                       ------------------------------------------------------------------------------------
Consumer:
   Residential first mortgages.......     5,207          21.3            4,538          24.6           18,699          32.4
   Other residential mortgages.......     3,099           9.1            1,766           7.3            4,188           6.0
   Dealer indirect...................    15,659          10.2           14,701          10.1           13,809           8.8
   Revolving credit..................    31,019           3.7           41,824           4.3           23,837           4.1
   Other consumer....................    17,219           4.1           19,214           4.7           16,845           5.2
                                       ------------------------------------------------------------------------------------
      Total consumer.................    72,203          48.4           82,043          51.0           77,378          56.5
                                       ------------------------------------------------------------------------------------
Unfunded commitments.................    11,010           ---            7,144           ---            6,685           ---
Standby letters of credit............     2,696           ---            1,963           ---            3,880           ---
Unallocated..........................    41,089           ---           33,060           ---           25,904           ---
                                       ------------------------------------------------------------------------------------
                                       $179,197         100.0%        $179,049         100.0%        $178,451         100.0%
                                       ====================================================================================


(Dollars in Thousands)                       December 31, 1994             December 31, 1993
===================================================================================================
                                                       Percentage of                  Percentage of
                                                       Loans* in Each                 Loans* in Each
                                          Allowance     Category to      Allowance     Category to
                                          Allocation   Total Loans*      Allocation    Total Loans*
Commercial.............................   $ 29,184          23.6%        $ 37,868          29.9%
                                          -----------------------------------------------------
Commercial real estate:
   Commercial real estate mortgages....     30,464          12.0           21,385          13.3
   Real estate construction............     12,021           4.7            5,901           4.3
                                          -----------------------------------------------------
      Total commercial real estate.....     42,485          16.7           27,286          17.6
                                          -----------------------------------------------------
Consumer:
   Residential first mortgages.........     18,514          37.4            4,076          28.5
   Other residential mortgages.........      2,289           5.6              719           6.2
   Dealer indirect.....................      7,916           7.2            6,108           6.7
   Revolving credit....................     12,441           3.1           16,099           4.0
   Other consumer......................      9,381           6.4            4,514           7.1
                                          -----------------------------------------------------
      Total consumer...................     50,541          59.7           31,516          52.5
                                          -----------------------------------------------------
Unfunded commitments...................      7,241           ---            5,650           ---
Standby letters of credit..............      1,825           ---            1,660           ---
Unallocated............................     39,891           ---           27,529           ---
                                          -----------------------------------------------------
                                          $171,167         100.0%        $131,509         100.0%
                                          =====================================================

* Net of unearned income

reports prepared by the Credit Review Department, consideration of current economic conditions and other pertinent information. The level of allowance to net loans outstanding will vary depending on the overall results of this quarterly review. The review is then presented to and subsequently approved by senior management and the Audit and Community Responsibility Committee of the Board of Directors.
     At December 31, 1997, the allowance for loan losses to loans, net of unearned income, was 1.46 percent while coverage of nonperforming loans was
251.1 percent. This compares with an allowance for loan losses to loans, net of unearned income, at the end of 1996 of 1.48 percent and to nonperforming loans for the same period of 229.4 percent.

Supplemental Financial Statements


AmSouth Bancorporation and Subsidiaries
Consolidated Statement of Condition
December 31, 1987-1997


(In thousands)                                              1997            1996             1995            1994            1993
====================================================================================================================================
Assets
Cash and due from banks................................ $   658,500     $   648,494      $   651,641     $   616,639     $   614,698
Temporary investments..................................   2,608,916       2,369,939        2,546,583         672,170       1,896,220
Held-to-maturity securities............................   2,272,154       2,644,706        2,167,009       3,336,557       1,823,317
Loans net of unearned income...........................  12,237,668      12,080,246       11,743,273      11,429,907       8,540,412
Less allowance for loan losses.........................     179,197         179,049          178,451         171,167         131,509
                                                        ----------------------------------------------------------------------------
    Net loans..........................................  12,058,471      11,901,197       11,564,822      11,258,740       8,408,903
Premises and equipment.................................     314,200         301,592          276,426         282,095         234,155
Other assets...........................................     710,015         541,336          532,314         611,750         492,328
                                                        ----------------------------------------------------------------------------
    Total assets....................................... $18,622,256     $18,407,264      $17,738,795     $16,777,951     $13,469,621
                                                        ============================================================================


Liabilities and
Shareholders' Equity
Deposits............................................... $12,945,197     $12,467,599      $13,420,287     $13,203,101     $10,374,183
Federal funds purchased and repurchase agreements......   1,435,925       1,872,286        1,861,090       1,212,723         793,177
Other interest-bearing liabilities.....................   2,619,142       2,461,058          919,635         906,225         829,266
                                                        ----------------------------------------------------------------------------
    Total deposits and interest-bearing liabilities....  17,000,264      16,800,943       16,201,012      15,322,049      11,996,626
Acceptances outstanding................................      10,926           3,190            2,007           6,979           6,264
Accured expenses and other liabilities.................     225,821         207,302          152,301         138,465         324,006
                                                        ----------------------------------------------------------------------------
    Total liabilities..................................  17,237,011      17,011,435       16,355,320      15,467,493      12,326,896
Shareholders' equity...................................   1,385,245       1,395,829        1,383,475       1,310,458       1,142,725
                                                        ----------------------------------------------------------------------------
    Total liabilities and shareholders' equity......... $18,622,256     $18,407,264      $17,738,795     $16,777,951     $13,469,621
                                                        ============================================================================


Consolidated Statement of Earnings
Years ended December 31, 1987-1997

(In thousands except per share data)                        1997            1996*            1995            1994            1993
====================================================================================================================================
Revenue from earning assets............................ $ 1,377,788     $ 1,353,823      $ 1,272,939     $ 1,047,741     $   840,617
Interest expense.......................................     701,511         701,442          679,396         480,414         339,326
                                                        ----------------------------------------------------------------------------
Net interest income....................................     676,277         652,381          593,543         567,327         501,291
Provision for loan losses..............................      67,399          65,171           40,139          30,103          27,966
                                                        ----------------------------------------------------------------------------
Net interest income after provision for loan losses....     608,878         587,210          553,404         537,224         473,325
Noninterest revenues...................................     266,004         235,274          231,671         175,355         199,237
Noninterest expenses...................................     526,192         534,232          509,898         519,239         453,999
                                                        ----------------------------------------------------------------------------
Income before income taxes.............................     348,690         288,252          275,177         193,340         218,563
Income taxes...........................................     122,523         105,576          100,222          66,050          71,843
                                                        ----------------------------------------------------------------------------
Net income............................................. $   226,167     $   182,676      $   174,955     $   127,290     $   146,720
                                                        ============================================================================

Average common shares outstanding**....................      82,039          84,908           87,393          84,791          76,272
Average diluted shares outstanding**...................      82,746          85,843           88,639          85,964          77,507
Earnings per common share**............................ $      2.76     $      2.15      $      2.00     $      1.50     $      1.92
Diluted earnings per common share**....................        2.73            2.13             1.98            1.48            1.90
Cash dividends declared per common share**.............        1.14            1.08             1.03            0.95            0.81

* Excluding the one-time pre-tax third quarter charge against earnings of $24,196,000, or $.18 per share required under federal legislation to recapitalize the SAIF, net income for 1996 was $197,895,000 or $2.33 per share.
** Restated for three-for-two common stock split in April 1997.


(In thousands)                                            1992              1991            1990            1989
==================================================================================================================
Assets
Cash and due from banks............................... $   589,084     $   560,249     $   623,744     $   495,013
Temporary investments.................................     806,257         676,604         178,944         221,231
Held-to-maturity securities...........................   2,607,748       2,780,821       2,214,608       2,166,410
Loans net of unearned income..........................   6,716,595       6,293,509       6,382,299       6,316,472
Less allowance for loan losses........................      99,646          95,392          92,946          96,142
                                                       -----------------------------------------------------------
    Net loans.........................................   6,616,949       6,198,117       6,289,353       6,220,330
Premises and equipment................................     182,305         160,984         154,761         143,638
Other assets..........................................     313,984         363,214         382,196         371,159
                                                       -----------------------------------------------------------
    Total assets...................................... $11,116,327     $10,739,989     $ 9,843,606     $ 9,617,781
                                                       ===========================================================

Liabilities and
Shareholders' Equity
Deposits.............................................. $ 8,641,487     $ 8,538,296     $ 8,086,234     $ 7,613,948
Federal funds purchased and repurchase agreements.....     989,790         572,970         828,903       1,079,951
Other interest-bearing liabilities....................     494,649         367,833         164,059         175,953
                                                       -----------------------------------------------------------
    Total deposits and interest-bearing liabilities...  10,125,926       9,479,099       9,079,196       8,869,852
Acceptances outstanding...............................       6,005           3,498          22,245          24,422
Accured expenses and other liabilities................     111,022         463,349          82,378          94,465
                                                       -----------------------------------------------------------
    Total liabilities.................................  10,242,953       9,945,946       9,183,819       8,988,739
Shareholders' equity..................................     873,374         794,043         659,787         629,042
                                                       -----------------------------------------------------------
    Total liabilities and shareholders' equity........ $11,116,327     $10,739,989     $ 9,843,606     $ 9,617,781
                                                       ===========================================================

                                                                                        Ten-Year
                                                                                        Compound
                                                                                       Growth Rate
(In thousands)                                             1988            1987         1997/1987
===================================================================================================
Assets
Cash and due from banks.............................. $   511,666     $   463,219         3.58%
Temporary investments................................     160,202         195,161        29.60
Held-to-maturity securities..........................   2,185,972       1,887,610         1.87
Loans net of unearned income.........................   5,873,735       5,426,186         8.47
Less allowance for loan losses.......................      75,945          72,895         9.41
                                                      ----------------------------------------
    Net loans........................................   5,797,790       5,353,291         8.46
Premises and equipment...............................     142,545         153,968         7.39
Other assets.........................................     408,220         400,590         5.89
                                                      ----------------------------------------
    Total assets..................................... $ 9,206,395     $ 8,453,839         8.22%
                                                      ========================================

Liabilities and
Shareholders' Equity
Deposits............................................. $ 7,328,081     $ 6,563,364         7.03%
Federal funds purchased and repurchase agreements....     883,237         964,187         4.06
Other interest-bearing liabilities...................     223,290         180,817        30.64
                                                      ----------------------------------------
    Total deposits and interest-bearing liabilities..   8,434,608       7,708,368         8.23
Acceptances outstanding..............................      90,123         104,166       (20.19)
Accured expenses and other liabilities...............      86,372          93,681         9.20
                                                      ----------------------------------------
    Total liabilities................................   8,611,103       7,906,215         8.11
Shareholders' equity.................................     595,292         547,624         9.72
                                                      ----------------------------------------
    Total liabilities and shareholders' equity....... $ 9,206,395     $ 8,453,839         8.22%
                                                      ========================================


(In thousands except per share data)                        1992            1991            1990            1989
==================================================================================================================
Revenue from earning assets.............................. $772,251        $852,251        $880,032        $871,102
Interest expense.........................................  341,706         486,848         556,404         570,359
                                                          --------------------------------------------------------
Net interest income......................................  430,545         365,403         323,628         300,743
Provision for loan losses................................   38,581          48,647          45,407          47,766
                                                          --------------------------------------------------------
Net interest income after provision for loan losses......  391,964         316,756         278,221         252,977
Noninterest revenues.....................................  168,719         169,379         136,619         130,863
Noninterest expenses.....................................  396,113         365,124         311,658         294,356
                                                          --------------------------------------------------------
Income before income taxes...............................  164,570         121,011         103,182          89,484
Income taxes.............................................   47,977          31,785          24,734          17,185
                                                          --------------------------------------------------------
Net income............................................... $116,593        $ 89,226        $ 78,448        $ 72,299
                                                          ========================================================

Average common shares outstanding**......................   70,026          65,478          62,934          64,643
Average diluted shares outstanding**.....................   71,302          66,392          63,600          65,439
Earnings per common share**.............................. $   1.67        $   1.36        $   1.25        $   1.12
Diluted earnings per common share**......................     1.64            1.35            1.24            1.11
Cash dividends declared per common share**...............     0.71            0.65            0.63            0.59


                                                                                           Ten-Year
                                                                                           Compound
                                                                                          Growth Rate
(In thousands except per share data)                            1988            1987       1997/1987
======================================================================================================
Revenue from earning assets................................. $747,511        $600,865         8.65%
Interest expense............................................  469,216         347,459         7.28
                                                             -------------------------------------
Net interest income.........................................  278,295         253,406        10.31
Provision for loan losses...................................   19,611          42,416         4.74
                                                             -------------------------------------
Net interest income after provision for loan losses.........  258,684         210,990        11.18
Noninterest revenues........................................  128,714         121,167         8.18
Noninterest expenses........................................  274,398         247,587         7.83
                                                             -------------------------------------
Income before income taxes..................................  113,000          84,570        15.22
Income taxes................................................   25,128          16,825        21.96
                                                             -------------------------------------
Net income.................................................. $ 87,872        $ 67,745        12.81%
                                                             =====================================

Average common shares outstanding**.........................   64,503          63,540         2.59%
Average diluted shares outstanding**........................   65,294          64,294         2.56
Earnings per common share**................................. $   1.36        $   1.07         9.98
Diluted earnings per common share**.........................     1.35            1.06         9.92
Cash dividends declared per common share**..................     0.56            0.53         8.03

Management's Statement on
Responsibility for Financial Reporting


The management of AmSouth is responsible for the content and integrity of the financial statements and all other financial information included in this annual report. Management believes that the financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis to reflect, in all material respects, the substance of events and transactions that should be included, and that the other financial information in the annual report is consistent with those financial statements. The financial statements necessarily include amounts that are based on management's best estimates and judgements.

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


/s/ C. Dowd Ritter                           /s/ Sloan D. Gibson

C. Dowd Ritter                               Sloan D. Gibson
Chairman, President and                      Senior Executive Vice President
Chief Executive Officer                      Chief Financial Officer

Report of Ernst & Young LLP,
Independent Auditors


Board of Directors
AmSouth Bancorporation

We have audited the accompanying consolidated statement of condition of AmSouth Bancorporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of earnings, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of AmSouth Bancorporation and subsidiaries at December 31, 1997 and 1996 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

/s/ Ernst & Young LLP

Birmingham, Alabama
February 10, 1998

AmSouth Bancorporation and Subsidiaries
Consolidated Statement of Condition
(Dollars in thousands)                                     December 31
--------------------------------------------------------------------------------
                                                        1997          1996
Assets
Cash and due from banks.............................  $   658,500   $   648,494
Federal funds sold and securities purchased under
 agreements to resell...............................       19,000        15,000
Trading securities..................................        1,406         3,879
Available-for-sale securities.......................    2,507,690     2,290,478
Held-to-maturity securities (market value of
 $2,287,004 and $2,649,481, respectively)...........    2,272,154     2,644,706
Mortgage loans held for sale........................       80,820        60,582
Loans...............................................   12,342,825    12,168,572
Less: Allowance for loan losses.....................      179,197       179,049
      Unearned income...............................      105,157        88,326
                                                      -------------------------
      Net loans.....................................   12,058,471    11,901,197
Premises and equipment, net.........................      314,200       301,592
Customers' acceptance liability.....................       10,926         3,190
Accrued interest receivable and other assets........      699,089       538,146
                                                      -------------------------
                                                      $18,622,256   $18,407,264
                                                      =========================
Liabilities And Shareholders' Equity
Deposits and interest-bearing liabilities:
 Deposits
  Noninterest-bearing demand........................  $ 2,062,906   $ 1,951,543
  Interest-bearing demand...........................    3,960,968     3,599,937
  Savings...........................................    1,027,557     1,068,555
  Time..............................................    5,000,535     5,073,437
  Certificates of deposit of $100,000 or more.......      893,231       774,127
                                                      -------------------------
   Total deposits...................................   12,945,197    12,467,599
 Federal funds purchased and securities sold under
  agreements to repurchase..........................    1,435,925     1,872,286
 Other borrowed funds...............................      985,918     1,025,383
 Long-term Federal Home Loan Bank advances..........    1,198,146     1,023,729
 Other long-term debt...............................      435,078       411,946
                                                      -------------------------
   Total deposits and interest-bearing liabilities..   17,000,264    16,800,943
Acceptances outstanding.............................       10,926         3,190
Accrued expenses and other liabilities..............      225,821       207,302
                                                      -------------------------
   Total liabilities................................   17,237,011    17,011,435
                                                      -------------------------
Shareholders' equity:
 Preferred stock -- no par value:
  Authorized -- 2,000,000 shares; Issued and
   outstanding -- none..............................           -0-           -0-
 Common stock -- par value $1 a share:
  Authorized -- 200,000,000 shares
  Issued --  90,021,326 and 90,034,023 shares,
   respectively.....................................       90,021        90,034
 Capital surplus....................................      562,475       562,459
 Retained earnings..................................      983,371       858,329
 Cost of common stock in treasury --  9,484,671 and
  5,997,737 shares, respectively....................     (268,019)     (128,889)
 Deferred compensation on restricted stock..........       (9,196)      (10,400)
 Unrealized gains on available-for-sale securities,
  net of deferred taxes.............................       26,593        24,296
                                                      -------------------------
   Total shareholders' equity.......................    1,385,245     1,395,829
                                                      -------------------------
                                                      $18,622,256   $18,407,264
                                                      =========================

See notes to consolidated financial statements.

AmSouth Bancorporation and Subsidiaries
Consolidated Statement of Earnings

(In thousands except per share data)                                              Years Ended December 31
-----------------------------------------------------------------------------------------------------------------------------------
                                                                   1997                        1996                        1995
Revenue From Earning Assets
Loans.....................................................      $1,052,125                  $1,004,480                  $1,011,320
Available-for-sale securities.............................         155,600                     164,473                      38,034
Held-to-maturity securities...............................         166,798                     178,260                     216,703
Trading securities........................................              78                         144                         309
Mortgage loans held for sale..............................           2,223                       5,243                       5,478
Federal funds sold and securities purchased under
 agreements to resell.....................................             964                       1,223                       1,095
                                                                ------------------------------------------------------------------
      Total revenue from earning assets...................       1,377,788                   1,353,823                   1,272,939
                                                                ------------------------------------------------------------------
Interest Expense
Interest-bearing demand deposits..........................         123,586                     115,192                     139,854
Savings deposits..........................................          29,928                      28,432                      27,500
Time deposits.............................................         281,838                     318,410                     329,979
Certificates of deposit of $100,000 or more...............          48,735                      49,311                      54,278
Federal funds purchased and securities sold under
 agreements to repurchase.................................          78,461                      91,790                      67,182
Other borrowed funds......................................          52,837                      39,500                      32,818
Long-term Federal Home Loan Bank advances.................          53,945                      27,210                       3,825
Other long-term debt......................................          32,181                      31,597                      23,960
                                                                ------------------------------------------------------------------
      Total interest expense..............................         701,511                     701,442                     679,396
                                                                ------------------------------------------------------------------
Net Interest Income.......................................         676,277                     652,381                     593,543
Provision for loan losses.................................          67,399                      65,171                      40,139
                                                                ------------------------------------------------------------------
Net Interest Income After Provision For Loan Losses.......         608,878                     587,210                     553,404
                                                                ------------------------------------------------------------------
Noninterest Revenues
Service charges on deposit accounts.......................          98,546                      94,765                      85,085
Trust income..............................................          62,094                      57,354                      50,272
Consumer investment services income.......................          23,500                      16,944                       7,325
Credit card income........................................          15,063                      14,915                      13,316
Other operating revenues..................................          66,801                      51,296                      75,673
                                                                ------------------------------------------------------------------
      Total noninterest revenues..........................         266,004                     235,274                     231,671
                                                                ------------------------------------------------------------------
Noninterest Expenses
Salaries and employee benefits............................         249,655                     232,076                     226,317
Net occupancy expense.....................................          55,791                      54,211                      53,918
Equipment expense.........................................          57,033                      55,044                      50,289
FDIC premiums.............................................           2,625                       7,814                      20,315
SAIF assessment...........................................             -0-                      24,196                         -0-
Other operating expenses..................................         161,088                     160,891                      159,059
                                                                -------------------------------------------------------------------
      Total noninterest expenses..........................         526,192                     534,232                      509,898
                                                                -------------------------------------------------------------------
Income Before Income Taxes................................         348,690                     288,252                      275,177
Income taxes..............................................         122,523                     105,576                      100,222
                                                                -------------------------------------------------------------------
       Net Income.........................................      $  226,167                  $  182,676                   $  174,955
                                                                ===================================================================
Average common shares outstanding.........................          82,039                      84,908                       87,393
Earnings per common share.................................           $2.76                       $2.15                        $2.00
Diluted average common shares outstanding.................          82,746                      85,843                       88,639
Diluted earnings per common share.........................           $2.73                       $2.13                        $1.98


See notes to consolidated financial statements.


AmSouth Bancorporation and Subsidiaries
Consolidated Statement of Shareholders' Equity



                                                      Common       Capital        Retained         Treasury
(In thousands)                                         Stock       Surplus        Earnings           Stock
-------------------------------------------------------------------------------------------------------------
Balance at January 1, 1995....................       $ 89,334     $ 549,801     $   703,121      $   (24,173)
Net income....................................            -0-           -0-         174,955              -0-
Cash dividends declared
   ($1.03 per common share)...................            -0-           -0-         (89,906)             -0-
Common stock transactions:
   Employee stock plans.......................            711        11,066             -0-              -0-
   Purchase of common stock...................            -0-           -0-             -0-          (49,019)
Unrealized gains on available-for-sale
   securities, net of deferred taxes..........            -0-           -0-             -0-              -0-
                                                  -----------------------------------------------------------
Balance at December 31, 1995..................         90,045       560,867         788,170          (73,192)
Net income....................................            -0-           -0-         182,676              -0-
Cash dividends declared
   ($1.08 per common share)...................            -0-           -0-        (91,378)              -0-
Common stock transactions:
   Employee stock plans.......................            (11)        1,487         (8,796)           36,538
   Dividend reinvestment plan.................            -0-           105           (106)            5,274
   Purchase of common stock...................            -0-           -0-            -0-          (113,877)
   Retirement of debt.........................            -0-           -0-        (12,237)           16,368
Unrealized gains on available-for-sale
   securities, net of deferred taxes..........            -0-           -0-            -0-               -0-
                                                  -----------------------------------------------------------
Balance at December 31, 1996..................         90,034       562,459        858,329          (128,889)
Net income....................................            -0-           -0-        226,167               -0-
Cash dividends declared
   ($1.14 per common share)...................            -0-           -0-        (93,307)              -0-
Common stock transactions:
   Employee stock plans.......................            (13)         (215)        (7,679)           26,421
   Dividend reinvestment plan.................            -0-           231           (139)            5,059
   Purchase of common stock...................            -0-           -0-            -0-          (170,610)
Unrealized gains on available-for-sale
   securities, net of deferred taxes..........            -0-           -0-            -0-               -0-
                                                  -----------------------------------------------------------
Balance at December 31, 1997..................       $ 90,021     $ 562,475    $   983,371       $  (268,019)
                                                  ===========================================================

                                                                    Unrealized
                                                                      Gains/
                                                        Deferred    (Losses) on
(In thousands)                                         Compensation  Securities     Total
--------------------------------------------------------------------------------------------
Balance at January 1, 1995..........................   $  (3,031)  $   (4,594)  $ 1,310,458
Net income..........................................         -0-          -0-       174,955
Cash dividends declared
   ($1.03 per common share).........................         -0-          -0-       (89,906)
Common stock transactions:
   Employee stock plans.............................      (1,089)         -0-        10,688
   Purchase of common stock.........................         -0-          -0-       (49,019)
Unrealized gains on available-for-sale
   securities, net of deferred taxes................         -0-       26,299        26,299
                                                       -------------------------------------
Balance at December 31, 1995........................      (4,120)      21,705     1,383,475
Net income..........................................         -0-          -0-       182,676
Cash dividends declared
   ($1.08 per common share).........................         -0-          -0-       (91,378)
Common stock transactions:
   Employee stock plans.............................      (6,280)         -0-        22,938
   Dividend reinvestment plan.......................         -0-          -0-         5,273
   Purchase of common stock.........................         -0-          -0-      (113,877)
   Retirement of debt...............................         -0-          -0-         4,131
Unrealized gains on available-for-sale
   securities, net of deferred taxes................         -0-        2,591         2,591
                                                       -------------------------------------
Balance at December 31, 1996........................     (10,400)      24,296     1,395,829
Net income..........................................         -0-          -0-       226,167
Cash dividends declared
($1.14 per common share)............................         -0-          -0-       (93,307)
Common stock transactions:
   Employee stock plans.............................       1,204          -0-        19,718
   Dividend reinvestment plan.......................         -0-          -0-         5,151
   Purchase of common stock.........................         -0-          -0-      (170,610)
Unrealized gains on available-for-sale
   securities, net of deferred taxes................         -0-        2,297         2,297
                                                       -------------------------------------
Balance at December 31, 1997........................   $  (9,196)  $   26,593   $ 1,385,245
                                                       =====================================

See notes to consolidated financial statements.

AmSouth Bancorporation and Subsidiaries
Consolidated Statement of Cash Flows


(In thousands)                                                                                    Years Ended December 31
------------------------------------------------------------------------------------------------------------------------------------
                                                                                             1997             1996             1995
Operating Activities
Net income........................................................................    $   226,167      $   182,676      $   174,955
Adjustments to reconcile net income to net cash provided by operating activities:
   Provision for loan losses......................................................         67,399           65,171           40,139
   Depreciation and amortization of premises and equipment........................         34,149           27,696           27,825
   Amortization of premiums and discounts on held-to-maturity securities
      and available-for-sale securities...........................................         (2,590)          (3,802)          (5,172)
   Net (increase) decrease in mortgage loans held for sale........................        (20,238)           1,435           68,275
   Net decrease (increase) in trading securities..................................          2,473             (901)           5,300
   Net gains on sales of available-for-sale securities............................         (7,883)          (7,530)          (3,717)
   Net (increase) decrease in accrued interest receivable and other assets........       (163,338)            (933)          73,841
   Net (decrease) increase in accrued expenses and other liabilities..............        (36,744)           2,000           16,990
   Provision for deferred income taxes............................................         54,008           54,806            2,598
   Amortization of intangible assets..............................................         16,556           16,642           21,402
   Other operating activities, net................................................          9,411            4,473           (3,075)
                                                                                      ---------------------------------------------
      Net cash provided by operating activities...................................        179,370          341,733          419,361
                                                                                      ---------------------------------------------
Investing Activities
Proceeds from maturities and prepayments of available-for-sale securities.........        349,132          512,102           64,561
Proceeds from sales of available-for-sale securities..............................      1,137,413        1,678,997          225,546
Purchases of available-for-sale securities........................................     (1,337,136)      (1,282,598)        (496,766)
Proceeds from maturities, prepayments and calls of held-to-maturity securities....        577,942          407,397          353,823
Purchases of held-to-maturity securities..........................................       (204,262)        (883,502)        (692,966)
Net (increase) decrease in federal funds sold and securities
purchased under agreements to resell..............................................         (4,000)         (13,225)         150,750
Net increase in loans.............................................................       (598,793)      (1,132,183)        (612,821)
Net purchases of premises and equipment...........................................        (46,757)         (52,862)         (20,473)
Net cash used for acquisitions....................................................            -0-              -0-          (13,221)
                                                                                      ---------------------------------------------
      Net cash used by investing activities.......................................       (126,461)        (765,874)      (1,041,567)
                                                                                      ---------------------------------------------
Financing Activities
Net increase (decrease) in demand deposits and savings accounts...................        431,396         (133,073)        (150,913)
Net increase (decrease) in time deposits..........................................         46,734         (819,362)         288,685
Net (decrease) increase in federal funds purchased
and securities sold under agreements to repurchase................................       (436,361)          11,196          648,367
Net (decrease) increase in other borrowed funds...................................        (64,465)         486,757          (60,118)
Issuance of long-term Federal Home Loan Bank advances and other long-term debt....      1,140,400        1,245,000          150,592
Payments for maturing long-term debt..............................................       (917,960)        (186,655)         (89,317)
Cash dividends paid...............................................................        (93,307)         (91,378)         (89,906)
Proceeds from employee stock plans and dividend reinvestment plan.................         21,270           22,386            8,837
Purchase of common stock..........................................................       (170,610)        (113,877)         (49,019)
                                                                                      ---------------------------------------------
      Net cash (used) provided by financing activities............................        (42,903)         420,994          657,208
                                                                                      ---------------------------------------------
Increase (decrease)  in cash and cash equivalents.................................         10,006           (3,147)          35,002
Cash and cash equivalents at beginning of year....................................        648,494          651,641          616,639
                                                                                      ---------------------------------------------
Cash and cash equivalents at end of year..........................................    $   658,500      $   648,494      $   651,641
                                                                                      =============================================

See notes to consolidated financial statements.

Notes to Consolidated Financial Statements

Note A - Summary of Significant Accounting Policies

AmSouth Bancorporation (AmSouth), through its wholly owned subsidiaries, provides a broad array of financial products and services throughout Alabama, Florida, Tennessee and Georgia. AmSouth's principal activities include retail and commercial banking and trust operations. On June 25, 1997, AmSouth merged its five subsidiary banks with the resulting bank operating under the name "AmSouth Bank". The accounting policies of AmSouth and the methods of applying those policies which materially affect the accompanying financial statements are presented below.

Basis of Presentation The consolidated financial statements include the accounts of AmSouth and its subsidiaries. All significant intercompany balances and transactions have been eliminated. Results of operations of companies purchased are included from the dates of acquisition. Certain amounts in the prior years financial statements have been reclassified to conform with the 1997 presentation. These reclassifications are immaterial and had no effect on net income.

Use of Estimates The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash Flows For the Consolidated Statement of Cash Flows, AmSouth has defined cash and cash equivalents as those amounts included in the Consolidated Statement of Condition caption as "Cash and due from banks". For the years ended December 31, 1997, 1996 and 1995, AmSouth paid interest of $701,796,000, $703,449,000 and $663,834,000, respectively. For the years ended December 31, 1997, 1996 and 1995, noncash transfers from loans to foreclosed properties were $17,377,000, $20,469,000 and $16,731,000, respectively. Noncash transfers from foreclosed properties to loans for the years ended December 31, 1997, 1996 and 1995 were $2,399,000, $1,284,000 and $2,987,000, respectively. Noncash transfers from held-to-maturity securities to available-for-sale securities were $1,544,737,000 for the year ended December 31, 1995. For the years ended December 31, 1997, 1996 and 1995, noncash transfers from loans to available-for-sale securities of approximately $351,946,000, $704,525,000 and $352,000,000, respectively, were made in connection with mortgage loan securitizations. In addition, for the years ended December 31, 1997 and 1996, respectively, $2,657,000 and $5,309,000 of noncash transfers were made from loans to other assets in connection with mortgage loan securitizations. For the year ended December 31,1996, a transfer of $4,131,000 from long-term debt to shareholders' equity was made in connection with the redemption of convertible debt.

Securities Securities are classified as either held-to-maturity, available-for-sale or trading. AmSouth defines held-to-maturity securities as debt securities which management has the positive intent and ability to hold to maturity. Held-to-maturity securities are stated at cost, adjusted for amortization of premiums and accretion of discounts on the constant effective yield method. Trading securities are carried at market. Market adjustments and realized gains or losses on the sale of trading securities are reported as other operating revenues. Available-for-sale securities are defined as equity securities and debt securities not classified as trading securities or held-to-maturity securities. Available-for-sale securities are carried at fair value.
Unrealized holding gains or losses, net of deferred taxes, on available-for-sale securities are excluded from earnings and reported as a separate component of shareholders' equity. AmSouth determines the appropriate classification of debt securities at the time of purchase. Gains and losses from sales of available-for-sale securities are computed using the specific identification method.

Mortgage Loans Held For Sale Mortgage loans held for sale are carried at the lower of aggregate cost or market value. Market adjustments and realized gains and losses are classified as other operating revenues.

Securities Purchased Under Agreements to Resell and Securities Sold Under Agreements to Repurchase Securities purchased under agreements to resell and securities sold under agreements to repurchase are generally treated as collateralized financing transactions and are recorded at the amount at which the securities were acquired or sold plus accrued interest. It is AmSouth's policy to take possession of securities purchased under resale agreements. The market value of the collateral is monitored and additional collateral obtained when deemed appropriate. Securities sold under repurchase agreements are delivered to either broker-dealers or to custodian accounts for customers. The broker-dealers may sell, loan or otherwise dispose of such securities to other parties in the normal course of their operations, but have agreed to resell to AmSouth identical securities at the maturity of the agreements.

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

  AmSouth has entered into interest rate swap agreements to modify the interest characteristics of some of its subordinated debt and mortgage-backed securities held in its available-for-sale portfolio. These interest rate swap agreements are designated to hedge a portion or all of the principal balance and term of a specific debt obligation or mortgage-backed securities. These agreements involve the exchange of amounts based on a fixed interest rate for amounts based on variable interest rates over the life of the agreement without an exchange of the notional amount upon which the payments are based. The differential to be paid or received as interest rates change is accrued and recognized as an adjustment of interest expense related to the debt or interest income related to the mortgage-backed securities (the accrual accounting method described above). The related amounts payable to or receivable from counterparties are included in other liabilities or assets.

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

  Impaired loans are specifically reviewed loans for which it is probable that the creditor will be unable to collect all amounts due according to the terms of the loan agreement. Impairment of a loan is measured by comparing the recorded investment in the loan with the present value of expected future cash flows discounted at the loan's effective interest rate, at the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. A valuation allowance is provided to the extent that the measure of the impaired loans is less than the recorded investment. A loan is not considered impaired during a period of delay in payment if the ultimate collectibility of all amounts due is expected. Larger groups of homogeneous loans such as consumer installment, bankcard and residential real estate mortgage loans are collectively evaluated for impairment. Impaired loans are therefore primarily commercial loans and commercial real estate loans. Payments received on impaired loans for which the ultimate collectibility of principal is uncertain are generally applied first as principal reductions.

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

Intangible Assets Intangible assets, primarily goodwill, are included in other assets. Goodwill is amortized on a straight-line basis primarily over twenty to twenty-five years. AmSouth reviews on a regular basis the carrying value of goodwill to determine if any impairment has occurred or if the period of recoverability has changed. If this review indicates that goodwill will not be recoverable, as determined based on the undiscounted cash flows of the entity acquired over the remaining amortization period, AmSouth's carrying value of the goodwill will be reduced by the estimated shortfall of such cash flows. At December 31, 1997, 1996 and 1995, goodwill, net of amortization, totaled $250,922,000, $267,157,000 and $283,400,000, respectively.

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

Stock-Based Compensation Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (Statement 123) issued in 1995 establishes a "fair value" based method of accounting for stock-based compensation plans and encourages entities to adopt that method of accounting for their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees" (Opinion 25). AmSouth has elected to follow Opinion 25 and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under Statement 123 requires use of option valuation models that were not developed for use in valuing employee stock options. Under Opinion 25, because the exercise price of AmSouth's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

  Statement 123 requires the disclosure of pro forma net income and earnings per share determined as if AmSouth had accounted for its employee stock options under the fair value method of that statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because AmSouth's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options. See Note P for a further description of the assumptions used for preparing the pro forma disclosures.

Earnings Per Common Share As of December 31, 1997 AmSouth adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (Statement 128). For public entities with other than simple capital structures, Statement 128 requires a dual presentation of earnings per share using a basic and diluted computation. The basic calculation of earnings per common share is calculated by dividing net income available to common stockholders by the weighted average outstanding shares of common stock. The diluted calculation of earnings per share is calculated by dividing net income by the weighted average outstanding shares of common stock adjusted for effects of stock options outstanding and convertible debentures assumed issued under Statement 128. Application of Statement 128 had no material effect on reported earnings per share. See Note O for reconciliations of the numerators and denominators of the earnings per common share and diluted earnings per common share computations.

  A three-for-two stock split was completed on April 30, 1997 to common stockholders. All common stock and per share data included in the consolidated financial statements and in the notes to consolidated financial statements have been retroactively adjusted to reflect the split.

Transfer of Assets and Liabilities On January 1, 1997, AmSouth adopted Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," (Statement 125), except for the provisions relating to repurchase agreements, securities lending and other similar transactions and pledged collateral, which have been delayed until after December 31, 1997 by Statement of Financial Accounting Standards No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125, an amendment of FASB Statement No. 125," (Statement 127). Statement 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities based on a consistent application of a "financial-components approach" that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered and derecognizes liabilities when extinguished. Statement 125 provides standards for consistently distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. The adoption of Statement 125 resulted in no material impact on AmSouth's financial condition or results of operations. Statement 127 will be adopted as required in 1998 and is not expected to have a material impact on AmSouth's financial condition or results of operations.

Recent Accounting Pronouncements In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting the components of comprehensive income and requires that all items that are required to be recognized under accounting standards as components of comprehensive income be included in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income includes net income as well as certain items that are reported directly within a separate component of shareholders' equity and bypass net income. The provisions of this statement are effective beginning with 1998 interim reporting. These disclosure requirements will have no impact on AmSouth's financial condition or results of operations.

  In June 1997, FASB also issued Statement of Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information." This statement changes the way public companies report segment information in annual financial statements and requires public companies to report selected segment information in interim financial reports to shareholders. Under the Statement's "management approach," public companies are to report financial and descriptive information about their operating segments. Operating segments are revenue-producing components of an enterprise for which separate financial information is produced internally and are subject to evaluation by the chief operating decision maker in deciding how to allocate resources to segments. This statement is effective for fiscal years beginning after December 15, 1997; however, it is not required to be applied for interim reporting in the initial year of application. These disclosure requirements will have no material impact on AmSouth's financial position or results of operations.

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

Note C - Cash and Due From Banks

AmSouth's banking subsidiary is required to maintain reserve balances with the Federal Reserve Bank based on a percentage of deposits. The average amount of those reserves was approximately $24,000,000 and $61,000,000 for the years ended December 31, 1997 and 1996, respectively.

Note D - Available-for-Sale Securities

The following is a summary of available-for-sale securities at December 31:



(In thousands)                                     1997                                            1996
------------------------------------------------------------------------------------------------------------------------------
                                            Gross        Gross                               Gross       Gross
                             Amortized    Unrealized   Unrealized  Carrying    Amortized   Unrealized  Unrealized   Carrying
                                Cost        Gains        Losses     Amount       Cost        Gains       Losses      Amount
U.S. Treasury and federal
 agency securities........   $  171,965     $ 1,876      $  525  $  173,316   $  323,420     $ 2,984      $2,297  $  324,107
Mortgage-backed
 securities...............    2,190,163      42,931       1,512   2,231,582    1,673,594      37,565       2,068   1,709,091
Equity securities.........      102,792         -0-         -0-     102,792      172,838         -0-         -0-     172,838
Other debt securities.....          -0-         -0-         -0-         -0-       82,396       2,046         -0-      84,442
            ------------------------------------------------------------------------------------------------------------------
                             $2,464,920     $44,807      $2,037  $2,507,690   $2,252,248     $42,595      $4,365  $2,290,478
            ==================================================================================================================

  The carrying amount and amortized cost of available-for-sale securities by maturity at December 31, 1997, were as follows:

                              Amortized     Carrying
(In thousands)                   Cost        Amount
-----------------------------------------------------
Due within 1 year...........  $      200  $      200
Due after 1 year through
  5 years...................      90,422      90,905
Due after 5 years through
  10 years..................      55,736      55,962
Due after 10 years..........      25,607      26,250
Mortgage-backed securities..   2,190,163   2,231,581
Equity securities...........     102,792     102,792
                              ----------------------
                              $2,464,920  $2,507,690
                              ======================

  Sales of available-for-sale securities were $1,129,530,000, $1,671,010,000 and $220,471,000 during 1997, 1996 and 1995, respectively. Gross gains of $9,447,000, $9,977,000 and $4,621,000 and gross losses of $1,564,000, $2,447,000 and $904,000 were realized on these sales for 1997, 1996 and 1995, respectively.

  Available-for-sale securities with a carrying amount of $2,128,547,000 and $1,908,228,000 at December 31, 1997 and 1996, respectively, were pledged to secure short-term borrowings, public deposits, trust funds and for other purposes as required or permitted by law.

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

Note E - Held-to-Maturity Securities

The amounts at which held-to-maturity securities are carried and their approximate fair market values at December 31 are summarized as follows:


(In thousands)                             1997                                                  1996
----------------------------------------------------------------------------------------------------------------------------
                                     Gross       Gross                                     Gross       Gross
                      Carrying     Unrealized  Unrealized     Market        Carrying     Unrealized  Unrealized    Market
                       Amount        Gains       Losses       Value          Amount        Gains      Losses       Value
U.S. Treasury and
  federal agency
  securities....... $  325,597     $ 1,367      $  564     $  326,400     $  470,899     $ 1,594     $ 1,260    $  471,233
State, county and
  municipal
  securities.......    127,167       4,354            2       131,519        178,959       6,998          31       185,926
Mortgage-backed
  securities.......  1,818,113      18,641        8,946     1,827,808      1,993,571      16,490      18,929     1,991,132
Other securities...      1,277         -0-          -0-         1,277          1,277           6          93         1,190
                    --------------------------------------------------------------------------------------------------------
                    $2,272,154     $24,362       $9,512    $2,287,004     $2,644,706     $25,088     $20,313    $2,649,481
                    ========================================================================================================

  The carrying amount and approximate market value of held-to-maturity securities by maturity at December 31, 1997, were as follows:


                               Carrying     Market
(In thousands)                  Amount       Value
-----------------------------------------------------
Due within 1 year...........  $   39,338  $   39,972
Due after 1 year through
  5 years...................     273,008     275,364
Due after 5 years through
  10 years..................     125,847     127,381
Due after 10 years..........      15,848      16,479
Mortgage-backed securities..   1,818,113   1,827,808
                              ----------------------
                              $2,272,154  $2,287,004
                              ======================

  There were no sales of held-to-maturity securities during 1997, 1996 and 1995. Held-to-maturity securities with a carrying amount of $2,090,466,000 and $2,410,132,000 at December 31, 1997 and 1996, respectively, were pledged to secure short-term borrowings, public deposits, trust funds and for other purposes as required or permitted by law.

Note F - Loans

The major categories of loans at December 31 are summarized as follows:


(Dollars in thousands)                         1997                         1996
-----------------------------------------------------------------------------------------
                                       Amount         Percent       Amount       Percent
Commercial.........................  $3,853,854        31.2%      $3,699,653      30.4%
                                     ----------------------------------------------------
Commercial real estate:............
 Commercial real estate mortgages..   1,713,556        13.9        1,652,990      13.6
 Real estate construction..........     867,255         7.0          693,417       5.7
                                     ----------------------------------------------------
  Total commercial real estate.....   2,580,811        20.9        2,346,407      19.3
                                     ----------------------------------------------------
Consumer:
 Residential first mortgages.......   2,601,590        21.1        2,971,250      24.4
 Other residential mortgages.......   1,099,390         8.9          872,067       7.2
 Dealer indirect...................   1,246,225        10.1        1,224,549      10.1
 Revolving credit..................     454,451         3.7          490,790       4.0
 Other consumer....................     506,504         4.1          563,856       4.6
                                     ----------------------------------------------------
  Total consumer...................   5,908,160        47.9        6,122,512      50.3
                                     ----------------------------------------------------
                                    $12,342,825       100.0%     $12,168,572     100.0%
                                     ====================================================

  At December 31, 1997 and 1996, nonaccrual loans totaled $71,358,000 and $78,048,000, respectively. The amount of interest income actually recognized on these loans during 1997 and 1996 was $1,662,000 and $1,467,000, respectively. The additional amount of interest income that would have been recorded during 1997 and 1996 if the above amounts had been current in accordance with their original terms was $5,664,000 and $6,720,000, respectively.

  At December 31, 1997 and 1996, the recorded investment in loans that were considered to be impaired under Statement 114 was $35,887,000 and $41,104,000, respectively (primarily all of which were on a nonaccrual basis). Collateral dependent loans, which were measured at the fair value of the collateral, constituted approximately all of impaired loans at December 31, 1997 and 1996. There was approximately $6,742,000 and $6,100,000 at December 31, 1997 and 1996, respectively, in the allowance for loan losses specifically allocated to $21,726,000 and $25,312,000 of impaired loans, respectively. No specific reserve was required for $14,161,000 and $15,792,000 of impaired loans at December 31, 1997 and 1996, respectively. The average recorded investment in impaired loans for the years ended December 31, 1997, 1996 and 1995 was approximately $40,669,000, $48,133,000 and $60,475,000, respectively. No material amount of interest income was recognized on impaired loans for the years ended December 31, 1997, 1996 and 1995.

  Certain directors of AmSouth and its significant subsidiaries, including their immediate families and companies in which they are principal owners, were loan customers of AmSouth during 1997 and 1996. Such loans are made in the ordinary course of business at normal credit terms, including interest rates and collateral, and do not represent more than a normal risk of collection. Total loans to these persons at December 31, 1997 and 1996 amounted to $79,209,000 and $109,793,000, respectively. Activity during 1997 in loans to related parties included loans of approximately $1,029,128,000, payments of approximately $1,104,463,000 and net additions of approximately $44,751,000 representing other changes.

Note G - Allowance for Loan Losses

A summary of changes in the allowance for loan losses is shown below:


(In thousands)                        1997       1996       1995
-------------------------------------------------------------------
Balance at January 1.............   $179,049   $178,451   $171,167
Loans charged-off................    (93,985)   (83,279)   (47,282)
Recoveries of loans
 previously charged-off..........     26,734     18,706     12,674
                                    -------------------------------
Net charge-offs..................    (67,251)   (64,573)   (34,608)
Addition to allowance
 charged to expense..............     67,399     65,171     40,139
 Allowance acquired in
 bank purchases..................        -0-        -0-      1,753
                                    -------------------------------
Balance at December 31...........   $179,197   $179,049   $178,451
                                    ===============================

Note H - Premises and Equipment

Premises and equipment at December 31 are summarized as follows:


(In thousands)                        1997       1996
---------------------------------------------------------
Land............................... $ 54,039   $ 51,112
Buildings..........................  142,348    138,466
Furniture and fixtures.............   61,953     61,439
Equipment..........................  201,709    179,583
Leasehold improvements.............   72,272     64,340
                                    -------------------
                                     532,321    494,940
Less allowances for depreciation
 and amortization..................  218,121    193,348
                                    -------------------
                                    $314,200   $301,592
                                    ===================

Note I - Deposits

The aggregate amounts of time deposits of $100,000 or more, excluding certificates of deposit of $100,000 or more, in domestic bank offices at December 31, 1997 and 1996 were $34,420,000 and $41,525,000, respectively.

  At December 31, 1997, the aggregate maturities, in thousands, of time deposits are summarized as follows:

===========================================
1998.......................     $4,217,270
1999.......................      1,015,113
2000.......................        438,501
2001.......................         64,338
2002 and thereafter........        158,544
                                ----------
                                $5,893,766
                                ==========

Note J - Other Borrowed Funds

Other borrowed funds at December 31 are summarized as follows:

(In thousands)                        1997        1996
=========================================================
Treasury, tax and loan notes....  $  576,464  $  732,712
Short-term Federal Home
 Loan Bank advances.............      65,000     150,000
Short-term bank notes...........     325,000     125,000
Commercial paper................       8,386       6,800
Floating Rate Notes due 1999....       6,619       6,769
Other short-term debt...........       4,449       4,102
                                  ----------------------
                                    $985,918  $1,025,383
                                  ======================

  At December 31, 1997, AmSouth had a line of credit arrangement for short-term debt enabling it to borrow up to $25,000,000 subject to such terms as AmSouth and the lender may mutually agree. The arrangement is reviewed annually for renewal of the credit line. The line is available solely to support commercial paper borrowings and was not in use at December 31, 1997.

  The interest rate on the treasury, tax and loan notes at December 31, 1997 was 5.93%. Short-term advances from the Federal Home Loan Bank had interest rates ranging from 5.58% to 5.88% at December 31, 1997. The short-term bank notes had an average rate of 5.83% at December 31, 1997. All other borrowed funds at December 31, 1997 had interest rates ranging from 3.75% to 6.20%.

Note K - Long-Term Debt

Long-term debt at December 31 is summarized as follows:

(In thousands)                        1997        1996
=============================================================
Long-term Federal
    Home Loan Bank advances........... $1,198,146  $1,023,729
Other long-term debt:
  6 3/4% Subordinated
    Debentures Due 2025...............    149,863     149,845
  7 3/4% Subordinated
    Notes Due 2004....................    149,412     149,320
  Subordinated Capital
    Notes Due 1999....................     99,828      99,699
  Long-term notes payable.............     35,975      13,082
                                       ----------------------
Total other long-term debt............    435,078     411,946
                                       ----------------------
                                       $1,633,224  $1,435,675
                                       ======================

  Advances from the Federal Home Loan Bank (FHLB) had maturities ranging from 1998 to 2013 and interest rates ranging from 3.00% to 7.06%. Of the balances outstanding at December 31, 1997, $675,000,000 is callable by the FHLB during the first quarter of 1998. Under the Blanket Agreement for Advances and Security Agreement with the FHLB, residential mortgage loans are pledged as collateral for the FHLB advances outstanding.

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

  Long-term notes payable at December 31, 1997 included notes maturing from 1999 to 2000 with interest rates ranging from 3.90% to 5.93%.

  The aggregate stated maturities, in thousands, of long-term debt outstanding at December 31, 1997 are summarized as follows:

========================================
1998......................   $   65,000
1999......................      177,473
2000......................      508,330
2001......................          -0-
2002......................      526,741
Thereafter................      355,680
                             ----------
                             $1,633,224
                             ==========


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

  Futures and forward contracts provide customers and AmSouth a means of managing the risks of changing interest and foreign exchange rates. These contracts represent commitments either to purchase or sell securities, other money market instruments or foreign currency at a future date and at a specified price. AmSouth is subject to the market risk associated with changes in the value of the underlying financial instrument as well as the risk that another party will fail to perform. The gross contract amount of futures and forward contracts represents the extent of AmSouth's involvement. However, those amounts significantly exceed the future cash requirements as AmSouth intends to close out open trading positions prior to settlement and thus is subject only to the change in value of the instruments. The gross amount of contracts represents AmSouth's maximum exposure to credit risk.

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

  Market risk resulting from a position in a particular off-balance sheet financial instrument may be offset by other on or off-balance sheet transactions. AmSouth monitors overall sensitivity to interest rate changes by analyzing the net effect of potential changes in interest rates on the market value of both on and off-balance sheet financial instruments and the related future cash flow streams. AmSouth manages the credit risk of counterparty defaults in these transactions by limiting the total amount of arrangements outstanding, both by individual counterparty and in the aggregate, and by mon-itoring the size and maturity structure of the off-balance sheet portfolio. AmSouth requires collateralization by a counterparty on credit exposure above a specified credit limit. Trading and dealer activities in the aggregate are not material to AmSouth and are not separately disclosed.

  The following table identifies the gross contract or notional amounts of off-balance sheet financial instruments at December 31:

(In millions)                                            1997        1996
-----------------------------------------------------------------------------

Forward contracts-commitments to sell...............   $   52.6    $   42.9
Notional amount of interest rate swaps:
  Receive fixed rate................................      927.1       395.7
  Receive variable rate.............................       32.3        25.7
Notional amount of interest
  rate caps and floors..............................        -0-     1,077.0
Forward foreign exchange contracts:
  Commitments to purchase...........................       43.2        17.5
  Commitments to sell...............................       43.5        20.6
Written options sold................................      190.0         2.0
Written options purchased...........................       13.4         2.0



  The notional amounts of interest rate contracts used by AmSouth to hedge balance sheet items at December 31 are shown below:

(In millions)                                             1997        1996
-----------------------------------------------------------------------------

Loans.............................................       $  185      $1,000
Securities........................................          305         155
Federal funds purchased and securities
  sold under agreements to repurchase.............          -0-          77
Deposits..........................................          255          65
Long-term debt....................................          150         150
                                                         ------------------
                                                         $  895      $1,447
                                                         ==================

Note M - Commitments and Contingencies

AmSouth and its subsidiaries lease land, premises and equipment under cancellable and noncancellable leases some of which contain renewal options under various terms. The leased properties are used primarily for banking purposes.

  The total rental expense on operating leases for the years ended December 31, 1997, 1996 and 1995 was $39,563,000, $38,379,000 and $34,121,000, respectively.
There were no material contingent rental expenses for 1997, 1996 or 1995.

  Future minimum payments, in thousands, by year and in the aggregate, for noncancellable operating leases with initial or remaining terms of one year or more consisted of the following at December 31, 1997:

-------------------------------------------------------------------------------

1998..........................................................      $  37,384
1999..........................................................         32,207
2000..........................................................         28,367
2001..........................................................         25,761
2002..........................................................         21,945
Thereafter....................................................        151,153
                                                                    ---------
                                                                    $ 296,817
                                                                    =========

  AmSouth and its subsidiaries are contingently liable with respect to various loan commitments and other contingent liabilities in the normal course of business. AmSouth's maximum exposure to credit risk for loan commitments (unfunded loans and unused lines of credit), and standby letters of credit, at December 31, 1997 was as follows (in millions):

-------------------------------------------------------------------------------

Commitments to extend credit..................................       $7,496.9
Standby letters of credit.....................................          795.8



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

  On June 15, 1989, AmSouth's Board of Directors (Board) approved a Stockholder Protection Rights Agreement and distributed Rights to common shareholders. Each Right entitles its registered holder, upon occurrence of certain events, to purchase from AmSouth one one-hundredth of a share of Series A Preferred Stock, without par value, for an exercise price of $51.11, subject to adjustment. The Rights will be exercisable only if a person or group acquires 15% or more of AmSouth's common stock or commences a tender offer that will result in such person or group owning 15% or more of AmSouth's common stock. The Rights may be redeemed by action of the Board for $.0044 per Right.

  On December 18, 1997, the Board extended and updated its stockholder protection arrangements by approving a new Stockholder Protection Rights Agreement effective at the close of business on March 13, 1998. At that time, Rights issued under the new Agreement will be distributed to AmSouth's common shareholders and the existing Rights will be redeemed. The new Rights will have an exercise price of $200 (subject to adjustment), are scheduled to be effective until March 13, 2008 and may be redeemed by the Board for $0.01 per right. Except as described, the new Rights operate in substantially the same way as AmSouth's existing Rights.

  On October 19, 1995, AmSouth's Board approved the repurchase by AmSouth of up to an aggregate of 3,397,500 shares of its common stock through December 31,1998. During 1995, AmSouth purchased 1,897,500 shares of its common stock under this approval at a cost of $49,019,000. The remaining 1,500,000 shares of this program were purchased March 1, 1996 at a cost of $39,592,000. The shares will be used for the purpose of satisfying requirements of employee benefit, dividend reinvestment and other stock issuance plans.

  On July 18, 1996, AmSouth's Board authorized a plan to repurchase up to five percent of AmSouth's outstanding shares of common stock as of June 30, 1996, or approximately 4,200,000 shares, from time to time. The shares will be used to issue stock under AmSouth's dividend reinvestment and employee benefit plans or for general corporate purposes. Under this plan, AmSouth purchased 2,475,000 shares at a cost of $74,285,000 during 1996. The remaining 1,725,000 shares were purchased during the first half of 1997 at a cost of $60,343,000.

  On March 20, 1997, AmSouth's Board authorized a three-for-two common stock split in the form of a 50 percent stock dividend. The stock dividend was paid April 30 to shareholders of record as of April 4. The Board also approved the repurchase by AmSouth of up to 6,000,000 shares of its common stock. During 1997, AmSouth purchased 2,604,000 shares at a cost of $110,267,000 under this plan.

  At December 31, 1997, there were 902,023 shares reserved for issuance under the Dividend Reinvestment and Common Stock Purchase Plan, 5,754,741 shares reserved for issuance under stock compensation plans (1,485,291 shares represent stock options outstanding) and 214,376 shares reserved for issuance under the employee stock purchase plan for a total of 6,871,140 shares.


Note O - Earnings Per Common Share

The following table sets forth the computation of earnings per common share and diluted earnings per common share:

(Dollars in thousands)                                     1997           1996           1995
--------------------------------------------------------------------------------------------------
Earnings per common share computation:
   Numerator:
      Net income....................................    $ 226,167      $ 182,676      $ 174,955
   Denominator:
      Average common shares outstanding.............       82,039         84,908         87,393
Earnings per common share...........................    $    2.76      $    2.15      $    2.00
Diluted earnings per common share computation:
   Numerator:
      Net income....................................    $ 226,167      $ 182,676      $ 174,955
      Add interest on convertible long-term debt
       (net of tax).................................          -0-             90            252
                                                        ---------------------------------------
            Adjusted net income.....................    $ 226,167      $ 182,766      $ 175,207
   Denominator:
      Average common shares outstanding.............       82,039         84,908         87,393
      Dilutive stock options........................          707            623            617
      Convertible long-term debt assumed converted..          -0-            312            629
                                                        ---------------------------------------
   Average diluted common shares outstanding........       82,746         85,843         88,639
Diluted earnings per common share...................    $    2.73      $    2.13      $    1.98


Note P - Long-Term Incentive
Compensation Plans

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

  FASB Statement 123 requires pro forma information regarding net income and earnings per share. This pro forma information has been determined as if AmSouth had accounted for its employee stock options under the fair value method of that statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1997 and 1996, respectively: a risk-free interest rate of 6.34% and 5.57%, a dividend yield of 3.33% and 4.01%, a volatil-ity factor of 19.51% and 19.00% and a weighted-average expected life of the options of seven years. The weighted-average fair value of options granted during 1997 and 1996 was $7.74 and $7.21, respectively.

  For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. AmSouth's pro forma information follows (in thousands except for earnings per share information):

                                            1997         1996         1995
-------------------------------------------------------------------------------

Net income:
   As reported........................   $ 226,167    $ 182,676    $ 174,955
   Pro forma..........................     224,595      181,064      173,924
Earnings per share:
   As reported........................   $    2.76    $    2.15    $    2.00
   Pro forma..........................        2.74         2.13         1.99
Diluted earnings per share:
   As reported........................   $    2.73    $    2.13    $    1.98
   Pro forma..........................        2.71         2.11         1.96



The following table summarizes AmSouth's stock option activity and related information during 1995, 1996 and 1997:


                                                                    Weighted-
                                 Number          Option Price        Average
                               of Shares           per Share      Exercise Price
--------------------------------------------------------------------------------
Balance at
   January 1, 1995............  1,821,720      $  3.02 - $ 21.00
Options exercised.............   (511,104)        3.02 -   20.50
Options forfeited.............    (62,488)        4.64 -   21.50
Options granted...............    681,825        19.17 -   26.67
                                ---------
Balance at
   December 31, 1995..........  1,929,953         4.64 -   26.67    $ 16.73
Options exercised.............   (846,823)        4.64 -   26.92      16.03
Options forfeited.............    (22,388)       19.17 -   26.92      23.84
Options granted...............    540,300        25.83 -   31.75      26.98
                                ---------
Balance at
   December 31, 1996..........  1,601,042         4.64 -   31.75      20.46
Options exercised.............   (427,616)        4.64 -   26.92      19.59
Options forfeited.............    (26,360)        4.64 -   34.17      30.48
Options granted...............    338,225        33.08 -   48.06      34.30
                                ---------
Balance at
   December 31, 1997..........  1,485,291      $ 10.50 - $ 48.06    $ 23.69
                                =========

  Of the options outstanding at December 31, 1997, those granted since January 1, 1997 have a one year restriction period from the date of grant. All other options outstanding were exercisable. At December 31, 1997 and 1996, options exercisable totaled 1,164,150 and 1,123,367, respectively, and had a weighted-average option price per share of $20.76 and $17.69, respectively.

  The following table presents the weighted-average remaining life as of December 31, 1997 for options outstanding within the stated exercise price ranges:


                                           Outstanding                                        Exercisable
--------------------------------------------------------------------------------  -----------------------------------
    Exercise Price          Number of    Weighted-Average    Weighted-Average        Number of     Weighted-Average
    Range Per Share          Options      Exercise Price      Remaining Life          Options       Exercise Price
   $ 10.50 - $ 11.56         171,626         $ 11.01           2.43  years            171,626           $ 11.01
     17.67 -   26.25         629,020           19.81           6.36  years            629,020             19.81
     26.67 -   48.06         684,645           30.43           8.61  years            363,504             27.00

  AmSouth also has issued common stock as restricted stock awards to key officers with the restriction that they remain employed with AmSouth for periods of three years or longer. During 1995, 152,836 restricted shares were awarded, 67,176 restricted shares were forfeited and the restrictions were removed on 34,115 shares. During 1996, 273,270 restricted shares were awarded with a weighted-average fair value of $31.93, 11,812 restricted shares were forfeited and the restrictions were removed on 141,840 shares. During 1997, 70,215 restricted shares were awarded with a weighted-average fair value of $34.98, 37,575 restricted shares were forfeited and the restrictions were removed on 61,612 shares. During 1995, 43,788 restricted shares were also granted to, and 600 restricted shares were forfeited by, non-employee members of the Boards of Directors of AmSouth and its subsidiaries. During 1996, 3,675 restricted shares with a weighted-average fair value of $25.68 were granted to non-employee members of the Boards of Directors of AmSouth and its subsidiaries. The restrictions were removed from 9,213 shares held by non-employee members of the Boards of Directors. There were no forfeitures by non-employee members of the Boards of Directors during 1996. During 1997, 934 restricted shares with a weighted-average fair value of $54.06 were granted to non-employee members of the Boards of Directors of AmSouth and its subsidiaries. The restrictions were removed on 16,650 shares held by non-employee members of the Boards of Directors and 12,900 shares were forfeited. At December 31, 1997, AmSouth had 470,062 shares of common stock outstanding representing restricted stock awards.

  At December 31, 1997,  there were no stock appreciation rights outstanding.


Note Q - Regulatory Capital Requirements and Restrictions

Capital is the primary tool used by regulators to monitor the financial health of insured banks and savings institutions. The Federal Reserve Board and the Federal Deposit Insurance Corporation have historically had common capital adequacy guidelines involving minimum leverage capital and risk-based capital requirements. Under the capital adequacy quidelines and the regulatory framework for prompt corrective action, AmSouth and its banking subsidiary must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings and other factors. Based on the risk-based capital rules and definitions prescribed by the banking regulators, should an institution's capital ratios decline below predetermined levels, it would become subject to a series of increasingly restrictive regulatory actions. AmSouth and its subsidiary bank are required to have core capital (Tier 1) of at least 4% of risk-weighted assets, total capital of 8% of risk-weighted assets and a leverage ratio of 3% of adjusted quarterly average assets. Tier 1 capital consists principally of shareholders' equity, excluding unrealized gains and losses on securities available-for-sale, less goodwill and certain other intangibles. Total capital consists of Tier 1 capital plus certain debt instruments and the reserve for credit losses, subject to limitation. The regulations also define well capitalized levels of Tier 1 capital, total capital and leverage as ratios of 6%, 10% and 5%, respectively, for banking entities. AmSouth's banking subsidiary had Tier 1 capital, total capital and leverage ratios above the well capitalized levels at December 31, 1997 and 1996. Management believes that no changes in condition or events have occurred since December 31, 1997 which would result in changes to the bank's categories. The actual capital ratios and amounts for AmSouth and its subsidiary are as follows:

(Dollars in thousands)             1997                           1996
================================================================================
                           Amount         Ratio          Amount         Ratio

Tier 1 capital:
   AmSouth.............  $ 1,106,995       7.16%       $ 1,103,394       7.87%
   AmSouth Bank........    1,446,633       9.33          1,410,990      10.14
                        -----------------------------------------------------
Total capital:
   AmSouth.............  $ 1,605,433      10.38%       $ 1,617,785      11.54%
   AmSouth Bank........    1,625,830      10.49          1,585,061      11.39
                        -----------------------------------------------------
Leverage:
   AmSouth.............  $ 1,106,995       6.19%       $ 1,103,394       6.20%
   AmSouth Bank........    1,446,633       8.08          1,410,990       7.92
                        -----------------------------------------------------

  Certain restrictions exist regarding the ability of banking subsidiaries to transfer funds to the parent company as loans, advances or dividends. At December 31, 1997, approximately $157,000,000 of the subsidiary bank's net assets was available for dividends without prior regulatory approval. Substantially all of the parent company's retained earnings at December 31, 1997 and 1996, represented undistributed earnings of its banking subsidiary.

Note R - Pension and Other
Employee Benefit Plans

As of December 31, 1997, AmSouth maintained a corporate pension plan, which covers substantially all regular full-time employees. The pension plan benefits are based on years of service and the employee's compensation during the last 120 months of employment. AmSouth's funding policy is to contribute an amount that meets the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974, plus such additional amounts as the corporation determines to be appropriate.

  Net periodic pension expense includes the following components:


(In thousands)                                Years Ended December 31
==================================== ===========================================
                                         1997          1996            1995

Service cost of the current period...  $  5,702      $  6,010        $  5,104
Interest cost on the
 projected benefit obligation........    12,699        12,073          11,590
Actual return  on
 assets held in the plan.............   (40,217)      (19,635)        (32,527)
Net amortization and deferral........    22,418         3,648          20,360
                                       --------------------------------------
Pension expense......................  $    602      $  2,096        $  4,527
                                       ======================================

  The following table sets forth the funded status of the plan and the amounts shown in the accompanying Consolidated Statement of Condition at December 31:

(In thousands)                                       1997           1996
================================================================================

Actuarial present value of
    accumulated plan benefits:
   Vested.........................................   $ 158,299      $ 143,268
   Nonvested......................................       8,411          6,887
                                                     ------------------------
Accumulated benefit obligation....................   $ 166,710      $ 150,155
                                                     ========================
Actuarial present value of projected
    benefit obligation for service
    rendered to date..............................   $(188,391)     $(166,997)
Plan assets at fair value,
    primarily listed stocks and
    bonds and U.S. obligations....................     237,348        182,439
                                                     ------------------------
Plan assets greater than
    projected benefit obligation..................      48,957         15,442
Recognition of transfer of
    plan assets in excess
    of projected benefit obligation...............         -0-          4,803
Unrecognized prior service cost...................       1,505          2,044
Unrecognized net gain from
    past experience different from
    that assumed and effects of
    changes in assumptions........................     (35,096)       (27,329)
Unrecognized net transition asset.................         -0-         (1,159)
                                                     ------------------------
Pension asset (liability) included in
    Consolidated Statement of Condition...........   $  15,366      $  (6,199)
                                                     ========================

  The weighted-average discount rate and the rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 7.25% and 4.50%, respectively, at December 31, 1997, 7.75% and 4.50%, respectively, at December 31, 1996, and 7.50% and 4.50%, respectively, at December 31, 1995. The average expected long-term rate of return on plan assets is approximately 9.00% at December 31, 1997 and 1996 and 8.50% at December 31, 1995. At December 31, 1997, the plan assets included 240,900 shares of AmSouth common stock with a market value of $13,084,000. The plan received $295,000 in dividends on AmSouth stock during the year ended December 31, 1997.

  AmSouth also maintains a thrift plan and an employee stock purchase plan which cover substantially all regular full-time employees. For each employee, during 1995, AmSouth made matching contributions of 50% of the first 5% of base pay that each employee contributed to the thrift plan. Beginning January 1, 1996, AmSouth began matching pre-tax contributions dollar for dollar on the first 6%
of base pay that each employee contributes to the thrift plan.   After-tax
contributions to the thrift plan continue to be matched at 50 cents for every dollar contributed by an employee but are matched through the first 6% of base pay. Employees may make both pre-tax and after-tax contributions, but no matching contributions are made on any employee contributions above 6%, with pre-tax contributions being matched first. In addition, beginning January 1, 1996, all company matching contributions are no longer self directed by the employee but instead are allocated to the AmSouth stock investment option. The cost of the thrift plan for the years ended December 31, 1997, 1996 and 1995 was $6,032,000, $5,632,000 and $2,379,000, respectively. Under the employee stock purchase plan, an employee may invest up to $2,000 each calendar year in purchases of AmSouth common stock and AmSouth will contribute a matching 25% toward the purchase. Additional purchases of up to $8,000 may be made on an unmatched basis with no administrative or brokerage fees charged. Under the employee stock purchase plan, 65,127 and 69,861 shares of AmSouth common stock were purchased during 1997 and 1996 with weighted-average fair values of $40.10 and $27.47, respectively.

  In addition, AmSouth sponsors certain postretirement benefit plans. In accordance with Statement of Financial Accounting Standards No. 106, "Employers Accounting for Postretirement Benefits Other than Pensions," the effect of these plans did not have a material impact on the financial condition or results of operations of AmSouth for the years ended December 31, 1997, 1996 and 1995.

Note S - Income Taxes

The provisions for income taxes charged to earnings are summarized as follows:


(In thousands)                        Years Ended December 31
================================================================================
                                      1997             1996             1995

Current tax expense:
   Federal......................  $  63,336        $  47,262        $  86,138
   State........................      5,179            3,508           11,486
                                  -------------------------------------------
                                     68,515           50,770           97,624
                                  -------------------------------------------
Deferred tax expense:
   Federal......................     48,473           49,388            2,455
   State........................      5,535            5,418              143
                                  -------------------------------------------
                                     54,008           54,806            2,598
                                  -------------------------------------------
                                  $ 122,523        $ 105,576        $ 100,222
                                  ===========================================

  The differences between the actual income tax expense and the amount computed by applying the statutory federal income tax rate to income before income taxes were as follows:


(In thousands)                              Years Ended December 31
================================================================================
                                     1997             1996             1995

Tax at federal income tax rate..  $ 122,041        $ 100,888        $  96,312
State and local income taxes,
   net of federal tax benefits..      6,964            5,802            7,559
Goodwill amortization...........      5,581            5,558            5,540
Tax exempt interest.............     (4,481)          (6,169)          (9,032)
Bank owned life insurance.......     (3,972)             -0-              -0-
Other...........................     (3,610)            (503)            (157)
                                  -------------------------------------------
                                  $ 122,523        $ 105,576        $ 100,222
                                  ===========================================

  The significant temporary differences which create deferred tax assets and liabilities at December 31 are as follows:


(In thousands)                                         1997              1996
================================================================================
Deferred tax assets:
   Accrued expenses............................     $   6,466         $  12,220
   Loan loss reserves..........................        67,378            68,312
   Interest income on nonaccruing
     loans.....................................         1,555             3,118
   Other.......................................         7,756             8,377
                                                    ---------------------------
                                                       83,155            92,027
                                                    ---------------------------
Deferred tax liabilities:
   Employee benefits...........................          (798)           (2,822)
   Leasing activities..........................      (115,123)          (64,246)
   Depreciation................................        (8,071)           (8,928)
   Discount accretion..........................        (1,612)           (6,077)
   Recapture tax loan loss
     reserves..................................        (6,384)          (10,602)
   Statement 115 equity
     adjustment................................       (16,101)          (14,511)
   Other.......................................        (7,255)           (7,266)
                                                    ---------------------------
                                                     (155,344)         (114,452)
                                                    ---------------------------
     Net deferred tax liability................     $ (72,189)        $ (22,425)
                                                    ===========================

  Income taxes paid were $72,428,000, $59,054,000 and $79,405,000, for the years ended December 31, 1997, 1996 and 1995, respectively. Applicable income tax expense of $2,964,000, $2,946,000 and $1,676,000 on securities gains and losses for the years ended December 31, 1997, 1996 and 1995, respectively, is included in the provision for income taxes.

Note T - Other Operating Revenues and Other
Operating Expenses
The components of other operating revenues and other operating expenses are as follows:

(In thousands)                                      Years Ended December 31
--------------------------------------------------------------------------------
                                                   1997        1996        1995
Other operating revenues:
  Interchange income........................  $   12,155  $    8,982  $    5,747
  Bank owned life insurance
 policies...................................      11,349         -0-         -0-
  Gains on sale of available-for-sale
    securities..............................       7,883       7,530       3,717
  Mortgage income...........................       6,583       3,087       8,572
  Other portfolio income....................         859       1,416         328
  Gains on sale of mortgage
    servicing...............................         -0-         -0-      29,826
  Other.....................................      27,972      30,281      27,483
                                              ----------------------------------
                                              $   66,801  $   51,296  $   75,673
                                              ==================================
Other operating expenses:
  Postage and office supplies..............   $   22,199  $   23,072  $   23,399
  Marketing................................       18,055      16,755      17,299
  Communications...........................       20,665      16,466      12,984
  Professional fees........................       12,459      12,580      12,886
  Amortization of intangibles..............       16,556      16,642      21,402
  Other....................................       71,154      75,376      71,089
                                              ----------------------------------
                                              $  161,088  $  160,891  $  159,059
                                              ==================================


Note U - Condensed Parent

Company Information

Statement of Condition

(In thousands)                                           December 31
--------------------------------------------------------------------------------
                                                    1997              1996
Assets
Investment in subsidiaries.................     $1,719,883        $1,714,962
Securities purchased from bank
subsidiary under agreements
to resell..................................         67,318            21,845
Other earning assets.......................            -0-            54,852
Other assets...............................         16,632            20,947
                                                ----------------------------
                                                $1,803,833        $1,812,606
                                                ============================
Liabilities and Shareholders' Equity
Commercial paper...........................     $    8,386        $    6,800
Subordinated debt..........................        399,102           398,864
Other borrowed funds.......................          6,619             6,919
Accrued interest payable
and other liabilities......................          4,481             4,194
                                                ----------------------------
     Total liabilities.....................        418,588           416,777
Shareholders' equity.......................      1,385,245         1,395,829
                                                ----------------------------
                                                $1,803,833        $1,812,606
                                                ============================


Statement of Earnings

(In thousands)                                       Years Ended December 31
--------------------------------------------------------------------------------
                                                  1997        1996        1995
Income
  Dividends from subsidiaries..............   $  246,241  $  125,809  $  103,643
  Interest and other.......................        3,429       5,761       3,662
                                              ----------------------------------
                                                 249,670     131,570     107,305
                                              ----------------------------------
Expenses
  Interest.................................       31,266      31,059      23,942
  Other....................................        5,317       4,922       5,074
                                              ----------------------------------
                                                  36,583      35,981      29,016
                                              ----------------------------------
Income before income
   taxes and equity in
   undistributed earnings
   of subsidiaries.........................      213,087      95,589      78,289
Income tax credit..........................       11,565      10,462       8,582
                                              ----------------------------------
Income before equity in
   undistributed earnings
   of subsidiaries.........................      224,652     106,051      86,871
Equity in undistributed
   earnings of subsidiaries................        1,515      76,625      88,084
                                              ----------------------------------
Net income.................................   $  226,167  $  182,676  $  174,955
                                              ==================================

Statement of Cash Flows

(In thousands)                                                  Years Ended December 31
-------------------------------------------------------------------------------------------------------
                                                         1997              1996             1995
Operating activities
   Net income....................................     $ 226,167         $ 182,676        $ 174,955
   Adjustments to reconcile net income to net
      cash provided by operating activities:
         Amortization of goodwill................         2,386             2,386            2,386
         Other amortization and depreciation.....         1,615             1,375            1,243
         Net decrease in accrued interest
          receivable and other assets............         2,817             1,116            1,535
         Net increase in accrued expenses and
          other liabilities......................           965             4,243            2,934
         Equity in undistributed earnings of
          subsidiaries...........................        (1,515)          (76,625)         (88,084)
                                                      --------------------------------------------
            Net cash provided by operating
             activities..........................       232,435           115,171           94,969
                                                      --------------------------------------------
Investing activities
   Net decrease (increase) in short-term
      investments................................         9,227            63,203          (92,535)
   Net cash used for acquisitions................            -0-               -0-         (17,069)
                                                      --------------------------------------------
            Net cash provided(used) by
             investing activities................         9,227            63,203         (109,604)
                                                      --------------------------------------------
Financing activities
   Net increase in commercial paper..............         1,586             4,949               65
   Net decrease in other borrowed funds..........          (300)             (130)            (575)
   Issuance of long-term debt....................            -0-               -0-         149,827
   Payments on long-term debt....................            -0-             (150)          (4,300)
   Cash dividends paid...........................       (93,307)          (91,378)         (89,906)
   Proceeds from employee stock plans and
      dividend reinvestment plan.................        21,270            22,386            8,837
   Purchase of common stock......................      (170,610)         (113,877)         (49,019)
                                                      --------------------------------------------
            Net cash (used) provided by
             financing activities................      (241,361)         (178,200)          14,929
                                                      --------------------------------------------
Increase in cash.................................           301               174              294
Cash at beginning of year........................           501               327               33
                                                      --------------------------------------------
Cash at end of year..............................     $     802         $     501        $     327
                                                      ============================================


Note V - Quarterly Results of Operations
(Unaudited)
Selected quarterly results of operations for the four quarters ended December 31 are as follows:


(In thousands except per share data)                1997                                               1996
------------------------------------------------------------------------------------------------------------------------------------

                                Fourth        Third       Second        First       Fourth        Third       Second        First
                               Quarter       Quarter      Quarter      Quarter      Quarter     Quarter*      Quarter      Quarter
Revenue from earning
   assets..................      $348,216     $346,283     $346,621     $336,668     $342,577     $343,595     $336,285     $331,364

Interest expense...........       178,194      176,821      176,995      169,501      173,111      178,540      176,130      173,659

Net interest income........       170,022      169,462      169,626      167,167      169,466      165,055      160,155      157,705

Provision for loan
   losses..................        15,780       16,102       17,800       17,717       18,497       17,505       14,049       15,120

Income before income
   taxes...................        90,090       87,822       86,270       84,508       80,496       55,658       77,266       74,832

Net income.................        58,892       56,802       55,900       54,573       51,615       35,193       48,705       47,163

Earnings per common
   share...................           .73          .70          .68          .65          .61          .41          .57          .55

Diluted earnings per
   common share............           .72          .69          .67          .65          .61          .41          .57          .54

Cash dividends declared
per common share...........           .30          .28          .28          .28          .28          .27          .27          .27

Market price range:........
         High..............         57.06        49.25        41.00        36.67        33.92        29.67        26.75        27.50

         Low...............         45.50        37.88        31.58        31.50        28.59        22.92        24.00        24.50


* Excluding the one-time, pre-tax third quarter charge of $24,196,000, or $.18 per share after tax, required under federal legislation to recapitalize the Savings Association Insurance Fund, net income for the third quarter 1996 was $50,412,000 or $.59 per share.

Note W - Fair Value of Financial Instruments
For purposes of this disclosure, the estimated fair value of financial instruments with immediate and shorter-term maturities (generally 90 days or less) is assumed to be the same as the recorded book value. These instruments include the statement of condition lines captioned cash and due from banks, federal funds sold and securities purchased under agreements to resell, customers' acceptance liability, federal funds purchased and securities sold under agreements to repurchase, other borrowed funds, and acceptances outstanding.
  The carrying amount and estimated fair values of other financial instruments at December 31 is summarized as follows:



(In thousands)                                                                    1997                       1996
==============================================================================================================================
                                                                         Carrying     Estimated      Carrying    Estimated
                                                                          Amount      Fair Value      Amount     Fair Value
Financial assets:
   Net loans........................................................... $12,058,471  $12,100,554   $11,901,197   $11,877,655
   Mortgage loans held for sale........................................      80,820       80,820        60,582        60,582
Financial liabilities:
   Deposits............................................................  12,945,197   12,959,864    12,467,599    12,449,605
   Long-term FHLB advances.............................................   1,198,146    1,213,058     1,023,729     1,046,752
   Other long-term debt................................................     435,078      455,161       411,946       422,696
Off-balance sheet:
   Off-balance sheet financial instruments (net receivable position)...          --       14,544            --         3,746
   Commitments to extend credit and standby letters of credit..........          --       (3,108)           --        (1,842)

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

  Statement 107 fair value estimates include certain on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, AmSouth has a substantial trust department that contributes net fee income annually. The trust department is not considered a financial instrument, and its value has not been incorporated into the fair value estimates. Other significant assets and liabilities that are not considered financial assets or liabilities include the mortgage banking operation, brokerage network, premises and equipment, core deposit intangible and goodwill. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates. As a result, the Statement 107 fair value disclosures should not be considered an indication of the fair value of the company taken as a whole.

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

Off-balance sheet instruments The fair value of interest rate swaps, financial futures, and interest rate caps and floors are obtained from dealer quotes. These values represent the estimated amount the company would receive or pay to terminate the contracts or agreements, taking into account current interest rates and, when appropriate, the current creditworthiness of the counterparties.

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

Note X - Subsequent Events

On January 14, 1998, AmSouth filed with the Securities and Exchange Commission a shelf registration statement in the amount of $500,000,000. This statement, gives AmSouth the ability to issue either debt securities or sell shares of common or preferred stock in the public financial markets for up to $500,000,000. There are currently no plans to utilize this facility.

  In February 1998, AmSouth's bank subsidiary issued $300,000,000 of 6.45% subordinated notes due February 1, 2018 at a price of 101.7%. The net proceeds to AmSouth's bank subsidiary after commissions totaled $303,156,000. The notes were issued with embedded put and call options which could require AmSouth's bank subsidiary to repurchase the notes at face value on February 1, 2008. If the debt is not repurchased by the bank, the interest rate on the notes will be reset on February 1, 2008 based on a set formula.

78