Form 10-K405, Exhibit 13
period 1998-12-31
AMSOUTH BANCORPORATION
filed 1999-03-31
CIK 3133

                                  EXHIBIT 13
         AMSOUTH BANCORPORATION'S 1998 ANNUAL REPORT TO SHAREHOLDERS, EXCLUDING THE PORTIONS THEREOF NOT INCORPORATED BY REFERENCE
                               IN THIS FORM 10-K

Management's Discussion and Analysis of
Financial Condition and Results of Operations

Summary of Consolidated Financial Performance

   AmSouth Bancorporation (AmSouth) reported diluted earnings per common share in 1998 of $2.17 compared to $1.82 per share for 1997 and $1.42 per share in 1996. Net income for the same periods totaled $262.7 million, $226.2 million and $182.7 million, respectively.

   The improvement in earnings for 1998 resulted from continued strong growth in net interest income and noninterest revenues. These improvements, however, were partially offset by higher noninterest expenses.

   The higher level of earnings in 1997 was primarily the result of an increase in net interest income, significant growth in noninterest revenues and lower noninterest expenses.

   The increase in earnings for 1996 was due primarily to higher net interest income and an increase in noninterest revenues. These improvements were offset, in part, by a higher provision for loan losses and an increase in noninterest expenses. Included in net income for 1996 was a one time, pretax charge of $24.2 million, or $.12 per share after tax, required by federal legislation passed during the third quarter to recapitalize the Savings Association Insurance Fund (SAIF). Net income in 1996, without the effect of the SAIF assessment, was $197.9 million or $1.54 per share on a diluted basis.

   Two key measures of profitability in the banking industry are return on average equity (ROE) and return on average assets (ROA). ROE was 18.56 percent in 1998 versus 16.51 percent in 1997 and 13.23 percent in 1996. ROA was 1.35 percent in 1998 compared to 1.25 percent in 1997 and 1.02 percent in 1996. Excluding the one-time SAIF charge in 1996, ROE and ROA for 1996 would have been 14.26 percent and 1.10 percent, respectively. See graphs below.

   This section of the annual report provides a narrative discussion and analysis of AmSouth's financial condition and results of operations for the previous three years. All tables, graphs and financial statements included in this report should be considered an integral part of this analysis.

   In March 1998, AmSouth's Board of Directors declared a three-for-two stock split in the form of a 50 percent stock dividend. The shares were distributed April 30, 1998, to stockholders of record as of April 3, 1998. One year earlier in March 1997, AmSouth's Board declared a three-for-two stock split, also in the form of a 50 percent stock dividend. The shares were distributed April 30, 1997, to stockholders of record as of April 4, 1997. For all years presented in this discussion, shares outstanding and per share data have been adjusted to reflect the stock splits.

                           [BAR GRAPH APPEARS HERE]

COMPOSITION OF INTEREST-EARNING ASSETS (Table 1)

                                1998                1997                 1996
(Dollars in thousands)   ------------------- ------------------- --------------------
                                     Percent             Percent
                           Average     of      Average     of      Average   Percent
                           Balance    Total    Balance    Total    Balance   of Total
                         ----------- ------- ----------- ------- ----------- --------
Loans net of unearned
 income................. $12,475,539   69.4% $12,059,249   72.2% $11,694,849   69.6%
Held-to-maturity
 securities.............   2,354,192   13.1    2,451,358   14.7    2,621,070   15.6
Available-for-sale
 securities.............   3,029,719   16.8    2,113,217   12.7    2,391,748   14.2
Other interest-earning
 assets.................     119,546    0.7       72,561    0.4      107,352    0.6
                         -----------  -----  -----------  -----  -----------  -----
                         $17,978,996  100.0% $16,696,385  100.0% $16,815,019  100.0%
                         ===========  =====  ===========  =====  ===========  =====

   Note: Available-for-sale securities excludes adjustment for market valuation and certain noninterest-earning marketable equity securities.

   Forward Looking Information This Annual Report to Shareholders contains certain forward looking information with respect to the strategic goals, financial condition, results of operations and business of AmSouth including statements relating to: (A) AmSouth's ability to achieve certain financial and strategic goals; (B) the net interest margin; (C) noninterest revenues; (D) loan losses; (E) operating efficiency; (F) legal proceedings; (G) growth in various categories of loans; and (H) the Year 2000 project.

   These forward looking statements involve certain risks, uncertainties, estimates, and assumptions by management. Factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following: (1) general economic conditions including the stability and the rate of growth of the economy, especially in the Southeast; (2) the level and trend of interest rates; (3) relative strength/weakness in the consumer credit sector; (4) AmSouth's ability to improve sales and service quality, to achieve certain business strategies and to develop profitable new products; (5) the successful implementation of technological enhancements; (6) the outcome of litigation involving AmSouth, which depends on judicial interpretations of law and findings of juries; (7) the strength of the real estate markets, especially in the Southeast; (8) the level of consumer confidence and loan demand; (9) the success of AmSouth's marketing and sales efforts and its ability to maintain credit quality; (10) the performance of the stock and bond markets; (11) the condition of foreign financial markets and economies; (12) the effects of competitive pressures;
(13) the inherent uncertainties in successfully completing AmSouth's Year 2000 project, as well as the success of AmSouth's vendors, suppliers and loan customers in completing their own efforts for Year 2000 compliance; and (14) the ability to control expenses.

Earnings Analysis

   Net Interest Income Net interest income (NII), defined as the amount of revenue generated by interest-earning assets less the interest cost of funding those assets, is the principal source of earnings for AmSouth, constituting
67.0 percent of total net revenues in 1998, 72.0 percent in 1997 and 73.8 percent in 1996. For purposes of this earnings analysis, NII has been adjusted to a fully taxable equivalent basis for certain tax-exempt loans and investments included in interest-earning assets.

   The level of NII is determined primarily by variations in the volume and mix of interest-earning assets and interest-bearing liabilities and changes in their related yields and interest rates paid.

   In 1998, NII increased $21.3 million to $704.6 million, an increase of 3.1 percent over 1997. The increase was attributable to a higher level of average interest-earning assets in 1998. Average interest-earning assets in 1998 were $18.0 billion compared to $16.7 billion in 1997, an increase of $1.3 billion or
7.7 percent. Investment securities and loans were the primary areas of growth in interest-earning assets. Average investment securities increased 17.9 percent to $5.4 billion in 1998 as compared to $4.6 billion in 1997. The available-for-sale portfolio increased $916.5 million to $3.0 billion in 1998, while the held-to-maturity portfolio decreased $97.2 million to $2.4 billion. The increase in the available-for-sale portfolio was primarily the result of a planned expansion of the investment securities portfolio early in the year. Growth in average loans net of unearned income (net loans) of $416.3 million to $12.5 billion was responsible for

YIELDS EARNED ON AVERAGE INTEREST-EARNING ASSETS
AND RATES PAID ON AVERAGE INTEREST-BEARING LIABILITIES (Table 2)

                                                          1998
                                       ------------------------------------------
(Taxable equivalent basis--dollars in  Average Balance Revenue/Expense Yield/Rate
thousands)                             --------------- --------------- ----------
ASSETS
Interest-earning assets:
  Loans net of unearned income.......    $12,475,539     $1,087,602       8.72%
  Available-for-sale securities......      3,029,719        212,583       7.02
  Held-to-maturity securities:
   Taxable...........................      2,242,931        150,045       6.69
   Tax-free..........................        111,261         11,790      10.60
                                         -----------     ----------
    Total held-to-maturity
     securities......................      2,354,192        161,835       6.87
                                         -----------     ----------
    Total investment securities......      5,383,911        374,418       6.95
  Trading securities.................          2,753            127       4.61
  Federal funds sold and securities
   purchased under agreements to
   resell............................         14,832            831       5.60
  Mortgage loans held for sale.......         90,432          4,622       5.11
  Other interest-earning assets......         11,529            581       5.04
                                         -----------     ----------
   Total interest-earning assets.....     17,978,996      1,468,181       8.17
Cash and other assets................      1,680,706
Allowance for loan losses............       (175,954)
Market valuation on available-for-
 sale securities.....................         40,458
                                         -----------
                                         $19,524,206
                                         ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
  Interest-bearing demand deposits...    $ 4,084,906        143,144       3.50
  Savings deposits...................      1,013,201         28,395       2.80
  Time deposits......................      4,804,976        269,111       5.60
  Certificates of deposit of $100,000
   or more...........................      1,035,051         58,389       5.64
  Federal funds purchased and
   securities sold under agreements
   to repurchase.....................      1,403,501         71,821       5.12
  Other borrowed funds...............        480,433         25,607       5.33
  Long-term Federal Home Loan Bank
   advances..........................      2,257,657        118,749       5.26
  Subordinated Capital Notes Due
   1999..............................         99,892          9,504       9.51
  6.75% Subordinated Debentures Due
   2025..............................        149,871          9,065       6.05
  6.45% Subordinated Notes Due 2018..        272,235         16,242       5.97
  7.75% Subordinated Notes Due 2004..        149,458         11,696       7.83
  7.50% Convertible Subordinated
   Debentures........................            -0-            -0-         --
  Other long-term debt...............         35,919          1,848       5.14
                                         -----------     ----------
    Total interest-bearing
     liabilities.....................     15,787,100        763,571       4.84
                                                         ----------      -----
     Net interest spread.............                                     3.33%
                                                                         =====
Noninterest-bearing demand deposits..      2,012,403
Other liabilities....................        309,084
Shareholders' equity.................      1,415,619
                                         -----------
                                         $19,524,206
                                         ===========
     Net interest income/margin on a
      taxable equivalent basis.......                       704,610       3.92%
                                                                         =====
Taxable equivalent adjustment:
  Loans..............................                         1,756
  Held-to-maturity securities........                         3,884
                                                         ----------
    Total taxable equivalent
     adjustment......................                         5,640
                                                         ----------
      Net interest income............                    $  698,970
                                                         ==========

Note: The taxable equivalent adjustment has been computed based on a 35% federal income tax rate and has given effect to the disallowance of interest expense, for federal income tax purposes, related to certain

                        1997                                       1996
     ------------------------------------------ --------------------------------------------
     Average Balance Revenue/Expense Yield/Rate Average Balance Revenue/Expense   Yield/Rate
     --------------- --------------- ---------- --------------- ---------------   ----------

       $12,059,249     $1,053,837       8.74%     $11,694,849      $1,006,658        8.61%
         2,113,217        155,600       7.36        2,391,748         164,473        6.88

         2,305,336        156,138       6.77        2,422,940         163,159        6.73
           146,022         15,989      10.95          198,130          22,204       11.21
       -----------     ----------                 -----------      ----------
         2,451,358        172,127       7.02        2,621,070         185,363        7.07
       -----------     ----------                 -----------      ----------
         4,564,575        327,727       7.18        5,012,818         349,836        6.98
             3,393             78       2.30            4,124             144        3.49

            17,602            964       5.48           22,307           1,224        5.49
            51,566          2,223       4.31           80,921           5,242        6.48
               -0-            -0-         --              -0-             -0-          --
       -----------     ----------                 -----------      ----------
        16,696,385      1,384,829       8.29       16,815,019       1,363,104        8.11
         1,490,195                                  1,327,974
          (179,656)                                  (178,592)
            35,219                                     25,220
       -----------                                -----------
       $18,042,143                                $17,989,621
       ===========                                ===========

        $3,727,911        123,586       3.32      $ 3,670,068         115,192        3.14
         1,045,121         29,928       2.86        1,036,240          28,432        2.74
         5,109,045        281,838       5.52        5,593,123         318,410        5.69
           861,733         48,735       5.66          859,468          49,311        5.74

         1,478,394         78,461       5.31        1,771,305          91,790        5.18
           972,299         52,837       5.43          754,369          39,500        5.24
           989,802         53,945       5.45          511,583          27,210        5.32
            99,763          9,530       9.55           99,634           9,513        9.55
           149,854          9,299       6.21          149,836           9,145        6.10
               -0-            -0-         --              -0-             -0-          --
           149,366         11,696       7.83          149,274          11,696        7.84
               -0-            -0-         --            2,390             145        6.07
            29,674          1,656       5.58           22,489           1,098        4.88
       -----------     ----------                 -----------      ----------
        14,612,962        701,511       4.80       14,619,779         701,442        4.80
                       ----------      -----                       ----------       -----
                                        3.49%                                        3.31%
                                       =====                                        =====
         1,820,387                                  1,767,444
           239,017                                    221,866
         1,369,777                                  1,380,532
       -----------                                -----------
       $18,042,143                                $17,989,621
       ===========                                ===========
                          683,318       4.09%                         661,662        3.93%
                                       =====                                        =====

                            1,712                                       2,178
                            5,329                                       7,103
                       ----------                                  ----------
                            7,041                                       9,281
                       ----------                                  ----------
                       $  676,277                                  $  652,381
                       ==========                                  ==========

     tax free assets. Loan net of unearned income includes nonaccrual loans for all years presented. Certain noninterest-earning marketable equity securities are not included in available-for-sale securities.

VOLUME AND YIELD/RATE VARIANCES (Table 3)

                              1998 Compared to 1997        1997 Compared to 1996
                                  Change Due to                Change Due to
                            ---------------------------  ---------------------------
 (Taxable equivalent        Volume   Yield/Rate   Net    Volume   Yield/Rate   Net
 basis--in thousands)       -------  ---------- -------  -------  ---------- -------

INTEREST EARNED ON:
 Loans net of unearned
  income.................   $36,291   $ (2,526) $33,765  $31,688   $15,490   $47,178
 Available-for-sale
  securities.............    64,618     (7,635)  56,983  (19,997)   11,124    (8,873)
 Held-to-maturity
  securities:
  Taxable................    (4,191)    (1,902)  (6,093)  (7,961)      940    (7,021)
  Tax-free...............    (3,699)      (500)  (4,199)  (5,717)     (498)   (6,215)
                            -------   --------  -------  -------   -------   -------
 Total held-to-maturity
  securities.............    (7,890)    (2,402) (10,292) (13,678)      442   (13,236)
                            -------   --------  -------  -------   -------   -------
 Total investment
  securities.............    56,728    (10,037)  46,691  (33,675)   11,566   (22,109)
 Trading securities......       (17)        66       49      (23)      (43)      (66)
 Federal funds sold and
  securities purchased
  under agreements to
  resell.................      (155)        22     (133)    (258)       (2)     (260)
 Mortgage loans held for
  sale...................     1,925        474    2,399   (1,571)   (1,448)   (3,019)
 Other interest-earning
  assets.................       581        -0-      581      -0-       -0-       -0-
                            -------   --------  -------  -------   -------   -------
 Total interest-earning
  assets.................    95,353    (12,001)  83,352   (3,839)   25,563    21,724
                            -------   --------  -------  -------   -------   -------
 INTEREST PAID ON:
 Interest-bearing demand
  deposits...............    12,259      7,299   19,558    1,838     6,556     8,394
 Savings deposits........      (902)      (631)  (1,533)     246     1,250     1,496
 Time deposits...........   (16,977)     4,250  (12,727) (26,931)   (9,641)  (36,572)
 Certificates of deposit
  of $100,000 or more....     9,777       (123)   9,654      130      (706)     (576)
 Federal funds purchased
  and securities sold
  under agreements to
  repurchase.............    (3,892)    (2,748)  (6,640) (15,498)    2,169   (13,329)
 Other borrowed funds....   (26,236)      (994) (27,230)  11,793     1,544    13,337
 Long-term Federal Home
  Loan Bank advances.....    66,752     (1,948)  64,804   26,047       688    26,735
 Subordinated Capital
  Notes Due 1999.........        12        (38)     (26)      12         5        17
 6.75% Subordinated
  Debentures Due 2025....         1       (235)    (234)       1       153       154
 6.45% Subordinated Notes
  Due 2018...............    16,242        -0-   16,242      -0-       -0-       -0-
 7.75% Subordinated Notes
  Due 2004...............        14        (14)     -0-       14       (14)      -0-
 7.50% Convertible
  Subordinated
  Debentures.............       -0-        -0-      -0-      (73)      (73)     (146)
 Other long-term debt....       329       (137)     192      386       172       558
                            -------   --------  -------  -------   -------   -------
 Total interest-bearing
  liabilities............    57,379      4,681   62,060   (2,035)    2,103        68
                            -------   --------  -------  -------   -------   -------
 Net interest income on a
  taxable equivalent
  basis..................   $37,974   $(16,682)  21,292  $(1,804)  $23,460    21,656
                            =======   ========           =======   =======
 Add taxable equivalent
  adjustment.............                         1,401                        2,240
                                                -------                      -------
 Net interest income.....                       $22,693                      $23,896
                                                =======                      =======

Notes:

1. The change in interest not due solely to volume or yield/rate has been allocated to the volume column and yield/rate column in proportion to the relationship of the absolute dollar amounts of the change in each.
2. The computation of the taxable equivalent adjustment has given effect to the disallowance of interest expense, for federal income tax purposes, related to certain tax-free assets.
3. Certain noninterest-earning marketable equity securities are not included in available-for-sale securities.

the remainder of the growth in interest-earning assets. The growth in loans occurred primarily in commercial real estate, dealer indirect and equity lending. See further discussion of loans in the Balance Sheet Analysis.

   Funding for the increase in interest-earning assets was supplied by a $386.3 million increase in deposits and a $1.5 billion increase in long-term borrowings. Sources for the long-term borrowings were long-term Federal Home Loan Bank (FHLB) advances and $300 million in 6.45 percent long-term subordinated notes issued in 1998. These borrowings extended current maturities while enhancing NII and creating a better match of maturities with the increased level of investment securities.

   Partially offsetting the effects of the growth in average interest-earning assets on NII was a decline in the net interest margin (NIM) of 17 basis points to 3.92 percent in 1998. The NIM is computed by dividing fully taxable equivalent NII by average interest-earning assets and measures how effectively the bank utilizes its interest-earning assets in relationship to the interest cost of funding them. The downward pressure on the NIM in 1998 resulted from the narrowing of the net interest spread or the difference between the average yield earned on interest-earning assets on a fully taxable equivalent basis and average rate paid for interest-bearing liabilities. The net interest spread in 1998 was 3.33 percent versus 3.49 percent in 1997, a decrease of 16 basis points. The decrease was the result of a 12 basis point decline in the yield on average interest-earning assets to 8.17 percent, resulting from the higher level of investment securities, and the sale of $169.5 million of underperforming credit card loans. Also contributing to the decline in the net interest spread was a 4 basis point increase in the rate paid on total interest-bearing liabilities to 4.84 percent reflecting higher rates paid on certain time and interest-bearing demand deposits.

   Further constraining growth in net interest income and interest-earning assets in 1998 was the increase in the use of off-balance sheet loan funding vehicles called conduits. In an effort to reduce the amount of narrow spread commercial and industrial (C&I) loans maintained on the balance sheet while retaining the customer relationships and loan servicing, AmSouth in mid-1997 began using commercial loan conduits.

   In 1998, AmSouth began utilizing a conduit for residential first mortgages as well. Conduits have the effect of reducing the amount of loans on the balance sheet and accordingly the interest revenue associated with those loans. However, because the loans that are sold to the conduits typically have lower spreads, the net interest margin widens while AmSouth's funding capacity expands. Loans in the conduits continue to generate ongoing service fees for AmSouth and can generate gains or losses when they are initially sold to the conduit.

   During 1997, NII reached $683.3 million, an increase of 3.3 percent over 1996. This improvement was attributable to higher yields on both loans and investment securities in 1997 aided by a shift in the composition of earning assets toward a greater proportion of loans. The yield earned on average net loans in 1997 was 8.74 percent compared to 8.61 percent in 1996, while the yield earned on total average investment securities improved to 7.18 percent in 1997 versus 6.98 percent the previous year. Average net loans as a percentage of total average earning assets increased to 72.2 percent in 1997 from 69.6 percent in 1996. Total average interest-earning assets declined $118.6 million between years primarily due to management's efforts during 1997 to reduce the level of narrower spread assets held on the balance sheet.

   Further evidence of the effects of these actions included the widening of the net interest spread. The net interest spread in 1997 was 3.49 percent versus 3.31 percent in 1996, an increase of 18 basis points. A major factor contributing to the increase in the net interest spread in 1997 was the lower cost of time deposits. The average rate paid for time deposits during the year was 5.52 percent, a decline of 17 basis points from the 5.69 percent paid in 1996. This decrease was primarily due to a program conducted during the latter half of 1996 to reprice and restructure the maturities of $1.6 billion of consumer certificates of deposit. Despite increases in the cost of other deposits, the decrease in the cost of time deposits kept the rate paid on total interest-bearing liabilities in 1997 at 4.80 percent, unchanged from 1996.

   The widening of the net interest spread, in turn, was the primary reason for the improvement in the NIM to 4.09 percent for 1997 from 3.93 percent reported in the prior year.

   Management anticipates modest improvement in the NIM in 1999 provided the economy continues a course of modest growth, interest rates remain stable and AmSouth's strategy to shift the mix of earning assets from narrower spread investment securities to wider spread loans meets with continuing success. However, competitive pressures adversely affecting AmSouth's ability to set deposit rates and price loans as well as deterioration in the overall economy may inhibit such expansion of the net interest margin.

   Provision for Loan Losses The provision for loan losses is the charge to operating earnings necessary to maintain the allowance for loan losses at an adequate level to absorb losses inherent in the loan portfolio. The provision for loan losses in 1998 totaled $58.1 million, a $9.3 million decrease from the $67.4 million reported in 1997 and $7.0 million lower than the $65.2 million recorded in 1996. At the same time, net charge-offs in 1998 decreased to $46.4 million from $67.3 million in 1997 and $64.6 million in 1996. Decreases occurred primarily in the consumer loan portfolio, reflecting improvement in several consumer loan segments including direct consumer, dealer indirect and revolving credit. This is the result of enhancements in all aspects of the consumer lending programs from underwriting to collections during the past three years. The improvement in 1998 also reflects the sale of approximately $169.5 million of underperforming credit card loans. The decline in consumer loan net charge-offs was offset somewhat by an increase in C&I loan net charge-offs.

   The increase in 1997 resulted from increased loan volumes, higher commercial and consumer loan net charge-offs and lower net recoveries of commercial real estate loans. The increase in consumer loan net charge-offs was lessened due to higher recoveries of dealer indirect loans as a direct result of enhancements made to the collection process during the year.

                           [BAR GRAPH APPEARS HERE]

   Measured as a percentage of average net loans, net charge-offs followed the same pattern as the absolute level of losses during the past three years. In 1998, net charge-offs were .37 percent of average net loans versus .56 percent in 1997 and .55 percent in 1996. Management expects the absolute dollar amount of loan losses to increase in 1999, while loan losses as a percentage of net loans should decline provided the overall economy remains stable.

   For additional details on net charge-offs, see Tables 17 and 18. Also, additional discussion of asset quality trends may be found in the section of this report entitled Credit Risk Management Process and Loan Quality.

   Noninterest Revenues Noninterest revenues grew to represent 33.0 percent of total, tax equivalent, net revenues in 1998, up from 28.0 percent in 1997 and
26.2 percent in 1996. Total noninterest revenues increased 30.3 percent to $346.6 million in 1998, compared to $266.0 million in 1997 and $235.3 million in 1996. Included in noninterest revenues for 1998 was a $28.0 million gain from the sale of AmSouth's bond administration and stock transfer businesses and the sale of underperforming credit card assets. Excluding the effects of this one time gain, noninterest revenues for 1998 were $318.7 million, an increase of 19.8 percent over 1997, and represented 31.1 percent of total revenues. Growth occurred in all major revenue categories, led by service charges on deposits, trust income, consumer investment services income and other noninterest revenues.

   Service charges on commercial and consumer deposit accounts grew 6.3 percent to $104.7 million in 1998, an increase of $6.2 million. The increase in service charges, which represent the single largest category of noninterest revenues, was primarily due to increases in corporate analysis fees and higher service fee income from consumer checking accounts. Increased sales of Treasury Management services and a greater number of corporate analysis opportunities contributed to the growth in fees as well as a rate increase at the beginning of 1998.

   Trust income of $66.5 million represents an increase of $4.4 million or 7.1 percent over 1997. The increase was due to revenue from new employee benefit plan administration and personal trust accounts, fee increases and strength in financial markets during most of 1998. Partially offsetting these items was a reduction in fees due to the sale of the bond administration

                           [BAR GRAPH APPEARS HERE]

and stock transfer businesses in 1998. Total trust assets under administration at the end of 1998 were $31.3 billion, compared to $29.0 billion at year-end 1997. Total assets under management, which are included in total assets under administration, grew 9.5 percent to $9.2 billion at year-end 1998 compared to $8.4 billion at the end of 1997.

   Consumer investment services income was a leading growth area in noninterest revenues increasing $7.7 million to $31.2 million in 1998 from $23.5 million in 1997. This represents an increase of 32.7 percent. The increase was the result of higher sales volume of mutual funds and annuity products. As part of the strategic initiative to generate $50 million in revenues from new sources, AmSouth in December 1997 began training personnel to sell fixed annuity products through the branch network. At December 31, 1998, there were approximately 500 trained and licensed personnel selling these products throughout the AmSouth franchise. In addition, AmSouth added three proprietary mutual funds to its investment products offered, bringing the number of AmSouth's proprietary funds to 18. Total assets in these mutual funds at the end of 1998 were $3.6 billion.

   The increase in other noninterest revenues reflects increases in interchange income, bank-owned life insurance (BOLI) on the lives of key employees, mortgage income, and a one time gain on the sale of businesses. Fees from interchange services, which are derived from debit cards and automated teller machine (ATM) transactions, increased 27.3 percent to $15.5 million in 1998, an increase of $3.3 million over 1997. The increase resulted from the strategic initiative to double the contribution from Consumer Banking. As part of this initiative, AmSouth has grown its ATM network to 642 machines and debit cards outstanding to over 400,000 accounts.

   Income from BOLI experienced substantial growth in 1998. BOLI has the effect of reducing NII by the amount previously earned on the principal amount invested and to increase noninterest revenues by the earnings received from the insurance policies. Because the proceeds from life insurance policies are exempt from federal income taxes, the corporation's effective tax rate is reduced. Income from BOLI was up $7.3 million, or 64.3 percent, to $18.6 million in 1998. The increase was due primarily to additional BOLI purchases in the latter half of 1997 and early 1998. The total principal amount of BOLI at the end of 1998 was $301 million compared to $200 million at year-end 1997.

   Mortgage income represented another area of significant growth for noninterest revenues in 1998. The expansion of the mortgage lending program is another component of the strategic initiative to double the contribution from Consumer Banking. In 1998, AmSouth expanded its Florida mortgage staff by over 40 professionals and doubled the overall production of mortgage loan originations over 1997. Mortgage income consists of income from the sale of mortgage loans and related servicing rights and income from the sale of third-party mortgage servicing rights. Mortgage income for the year was $18.3 million versus $6.6 million for 1997, an increase of 178.7 percent.

   Also included in other noninterest revenues is a $28.0 million one time gain on the sale of AmSouth's bond administration and stock transfer businesses and the sale of underperforming credit card assets during 1998. The remainder of the increase in other noninterest revenues was primarily the result of gains generated from the sale of various miscellaneous assets and an increase in the fees from the commercial loan conduit. Further contributing to the increase in other noninterest revenues was higher portfolio income of $1.6 million.

   Total noninterest revenues increased 13.1 percent to $266.0 million in 1997, compared to $235.3 million in 1996. Growth occurred across all major revenue categories, led by investment services income, service charges on deposits, other noninterest revenues, and trust income.

   Service charges on deposit accounts increased $3.8 million or 4.0 percent in 1997. This growth reflects increases primarily in consumer checking account fees, commercial account analysis fees and check enclosure fees. The increase in consumer checking fees was primarily due to a decrease in fee waivers during the year. Also contributing to the increase were increases in transaction volumes and account activity.

   Trust income in 1997 reached $62.1 million, an increase of $4.7 million or
8.3 percent over 1996. Revenue growth was led by new business in employee benefit plan administration and personal trust administration and by higher market values of assets. Total trust assets under administration at year-end 1997 were $29.0 billion, up from $20.6 billion at the end of 1996, while total assets under management, which are included in total trust assets under administration, reached $8.4 billion at the end of 1997 compared to $7.1 billion at year-end 1996.

   Consumer investment services income was $23.5 million in 1997, up $6.6 million or 38.7 percent from 1996. The principal reason for the increase was a
13.0 percent increase in the number of employees registered to sell investment products in 1997. In addition, the number of AmSouth proprietary mutual funds was expanded during the year to include equity income, large capitalization, fixed income, and additional money market funds. Total assets in the AmSouth mutual funds at year-end 1997 were $3.3 billion.

   The increase in other noninterest revenues was primarily the result of increases in interchange income and BOLI. Interchange income had substantial growth in 1997, increasing $3.2 million or 35.3 percent. The principal reasons for the increase include an increase in the number of activated debit cards during the year and the expansion of the ATM network, initially begun in the latter half of 1996.

   BOLI represented a new noninterest revenue category at the end of 1996 with the purchase of $150 million, principal amount. An additional $50 million of principal amount of BOLI was purchased in the third quarter of 1997, bringing the total principal amount of BOLI to $200 million at year-end 1997. The income recorded in 1997 from BOLI totaled $11.3 million.

   The remaining increase in other noninterest revenues was primarily the result of growth in mortgage income due to increases in servicing fees on loans sold and higher gains on the sales of mortgages.

   Management expects, excluding nonrecurring items, total noninterest revenues in 1999 to exceed the levels reported in 1998, provided the economy remains stable. Performance of the stock and bond markets will also influence management's ability to achieve its noninterest revenue goals.

   Each of the major categories of noninterest revenues for 1993 through 1998, with a five year compound growth rate for each component, is shown in Table 4.

   Noninterest Expenses Noninterest expenses were $582.1 million in 1998, representing a $55.9 million increase over 1997 noninterest expenses of $526.2 million. Increases occurred across all major categories of expenses, but the primary increase occurred in salaries and employee benefits expense, the largest category of noninterest expenses.

   Salaries and employee benefits expense increased $40.6 million to $290.3 million, an increase of 16.3 percent over 1997 expense of $249.7 million. The increase in 1998 was primarily due to merit increases, higher performance-based incentive compensation and an increase in the total number of employees, much of which was directly related to the strategic initiative to generate $50 million in revenues from new sources by the Year 2000. The total number of employees at December 31, 1998, was approximately 6,700 compared to approximately 6,400 at the end of 1997, a net increase of 300 employees. The majority of the increase in employees was related to the initiative for the expansion of the Florida franchise, which experienced a net increase of 198 employees.

   Net occupancy expense was $56.3 million in 1998 compared to 1997 expense of $55.8 million, an increase of $487 thousand or 1.0 percent. The modest increase was due to increases in net rent expense and depreciation expense on leasehold improvements.

   Equipment expense increased $5.2 million in 1998 to $62.2 million versus expense of $57.0 million in 1997. The increase was attributable to increased depreciation on technology investments in the consumer and commercial lines of business as well as expenses related to the Year 2000 project. See Year 2000 Project of the Management's Discussion and Analysis for further discussion of Year 2000 issues.

NONINTEREST REVENUES AND NONINTEREST EXPENSES (TABLE 4)

                                                                               Compound
                                                                                Growth
                                        Years Ended December 31                  Rate
(Dollars in thousands)   ----------------------------------------------------- ---------
                           1998     1997     1996     1995     1994     1993   1998/1993
                         -------- -------- -------- -------- -------- -------- ---------
NONINTEREST REVENUES:
 Service charges on
  deposit accounts...... $104,709 $ 98,546 $ 94,765 $ 85,085 $ 68,780 $ 60,541   11.58%
 Trust income...........   66,473   62,094   57,354   50,272   46,121   41,659    9.80
 Consumer investment
  services income.......   31,191   23,500   16,944    7,325    5,314      485  129.96
 Other noninterest
  revenues..............  144,253   81,864   66,211   88,989   55,140   96,552    8.36
                         -------- -------- -------- -------- -------- --------
                         $346,626 $266,004 $235,274 $231,671 $175,355 $199,237   11.71%
                         ======== ======== ======== ======== ======== ========
NONINTEREST EXPENSES:
 Salaries and employee
  benefits.............. $290,261 $249,655 $232,076 $226,317 $232,050 $222,756    5.44%
 Net occupancy expense..   56,278   55,791   54,211   53,918   46,770   36,537    9.02
 Equipment expense......   62,245   57,033   55,044   50,289   41,432   39,213    9.68
 FDIC premiums..........    3,155    2,625    7,814   20,315   24,664   21,413  (31.82)
 SAIF assessment........      -0-      -0-   24,196      -0-      -0-      -0-     --
 Other noninterest
  expenses..............  170,178  161,088  160,891  159,059  174,323  134,080    4.88
                         -------- -------- -------- -------- -------- --------
                         $582,117 $526,192 $534,232 $509,898 $519,239 $453,999    5.10%
                         ======== ======== ======== ======== ======== ========

   Other noninterest expenses were $170.2 million in 1998 versus $161.1 million in 1997, an increase of 5.6 percent or $9.1 million. Within this expense category, marketing expense increased $3.3 million due to increased promotions and direct marketing projects in 1998; communications expense increased $2.3 million due to expenses associated with a wide area network to support technology for the consumer and commercial lines of business; and postage and supplies expense increased $1.8 million related to increased direct marketing initiatives and growth in AmSouth's customer base in 1998. Also included in other noninterest expenses were increases due to contributions to AmSouth's charitable foundation and operating costs associated with new revenue initiatives.

   Noninterest expenses totaled $526.2 million in 1997, a decrease of $8.0 million or 1.5 percent compared to 1996. Noninterest expenses in 1996 included a one time, pretax charge of $24.2 million required by federal legislation to recapitalize SAIF. Before consideration of this item in 1996, noninterest expenses in 1997 increased $16.2 million or 3.2 percent compared to 1996. Increases occurred in salaries and employee benefits, net occupancy expense, equipment expense, and other noninterest expenses, offset, in part, by lower Federal Deposit Insurance Corporation (FDIC) deposit insurance premiums.

   Salaries and employee benefits increased $17.6 million or 7.6 percent in 1997 versus 1996. The increase was due primarily to merit increases and higher performance-based incentive compensation. The total number of employees at AmSouth on December 31, 1997, was approximately 6,400 compared to approximately 6,500 at year-end 1996.

   Net occupancy expense in 1997 was $55.8 million versus $54.2 million in 1996, an increase of $1.6 million or 2.9 percent. The main reason for the increase was higher lease payments related to increased occupancy during the year in a new office complex.

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

   Other noninterest expenses in 1997 were $161.1 million and remained essentially unchanged from the level reported in 1996. Within this expense category, communications expense increased $4.2 million in 1997 due to higher costs associated with the establishment of a wide area network to support the enhanced technology in the consumer and commercial lines of business. This increase was offset by lower other miscellaneous noninterest expenses during 1997.

   Each of the major categories of noninterest expenses for 1993 through 1998, with a five year compound growth rate for each component, is shown in Table 4.

   Operating Efficiency Productivity in the banking industry is commonly measured by the operating efficiency ratio. It measures the amount of expense dollars utilized to generate a dollar of revenue. The ratio is calculated by dividing total noninterest expenses by the sum of NII and total noninterest revenues. In 1998, AmSouth's operating efficiency ratio was 55.37 percent compared to 55.43 percent in 1997 and 59.56 percent in 1996. Excluding the SAIF assessment in 1996, the ratio was 56.86 percent.

   Management's ability to improve operating efficiency during 1999 will depend upon its ability to continue strong top-line revenue growth while maintaining control across all noninterest expense categories.

   Income Taxes AmSouth's income tax expense was $142.6 million in 1998, $122.5 million in 1997, and $105.6 million in 1996. The increases in income tax expense in all three years were due primarily to increases in pretax income. The effective tax rate for 1998 was 35.2 percent compared to 35.1 percent in 1997 and 36.6 percent in 1996. The effect of the increase in BOLI on the effective tax rate was more than offset by the increase in taxable income resulting in a slight increase in the effective tax rate in 1998. The 1997 decrease resulted from an increase in tax-exempt income from the purchase of BOLI. Details of the

                           [BAR GRAPH APPEARS HERE]

deferred tax assets and liabilities are included in Note 18 of the Notes to Consolidated Financial Statements.

   Year 2000 Project The following information constitutes a Year 2000 Readiness Disclosure, pursuant to the Year 2000 Information and Readiness Disclosure Act.

   The Year 2000 issue is the result of computer systems using a two-digit format, as opposed to four digits, to indicate the year. Any of AmSouth's computer programs or hardware that have date-sensitive software or embedded chips may not appropriately interpret dates beyond the year 1999. This could result in a system failure, miscalculation or other computer errors causing disruptions of operations. AmSouth believes that it has an effective program in place to resolve the Year 2000 issue in a timely manner and that it is unlikely that Year 2000 issues will cause any significant problems with customer service or otherwise have a material adverse impact on AmSouth's operations or financial performance.

   A Year 2000 project team, consisting of professionals from all areas of AmSouth, began in 1997 to oversee AmSouth's Year 2000 efforts. A plan was developed which included the following five phases: awareness, assessment, remediation, testing, and implementation. The plan also included communicating with external service providers to ensure that they are taking appropriate action to remedy any Year 2000 issues. To date, AmSouth has fully completed its assessment phase of all systems that could be affected by the Year 2000. As part of the assessment phase, systems which have the greatest impact on the operations of AmSouth were designated as mission critical systems.

   The remediation and testing phases for all internal mission critical systems are substantially completed. As of October 31, 1998, modifications of 100 percent of these systems were completed. Once systems were modified, AmSouth conducted unit testing, integrated testing and then completed implementation. These phases ran concurrently for different systems. To date, AmSouth has completed the testing of 97 percent of internal mission critical systems and has implemented 95 percent of its remediated mission critical systems. AmSouth substantially completed testing of internal mission critical systems prior to December 31, 1998. While implementation of these systems is required to be completed no later than June 30, 1999, AmSouth had 95 percent of its internal mission critical systems fully implemented by December 31, 1998, fully six months ahead of regulatory guidelines. Even after testing and implementation, AmSouth will continue testing throughout 1999 to reaffirm the Year 2000 compliance of mission critical systems.

   A small number of mission critical systems are provided by third parties on a service bureau basis, such as credit card processing and services supporting securities brokerage businesses. All such third-party providers of mission critical services have certified their Year 2000 readiness and are all on schedule to complete their testing by March 31, 1999, as required by federal banking regulations. AmSouth expects all third-party mission critical systems to be fully implemented by June 30, 1999.

   While AmSouth's greatest focus and efforts to date have been on preparing mission critical systems for the Year 2000, 82 percent of noncritical systems have been remediated, tested and implemented as of December 31, 1998. Eleven percent of noncritical systems have been remediated and are in the process of testing or implementation, and seven percent of noncritical systems are awaiting remediation. Noncritical systems are expected to be Year 2000 compliant and in operation during 1999.

   In addition, AmSouth is in the process of assessing the Year 2000 readiness of its significant customers, suppliers and counterparties. In the fourth quarter of 1997, AmSouth began researching the possible impact of Year 2000 on its loan customers' liquidity and their ability to repay their loans. Earlier this year, AmSouth established an education and assessment program for substantially all of its commercial loan customers with credit exposure of $100,000 or more. Meetings were held with these customers to assess their risk of Year 2000 problems as well as their understanding and progress toward preparing their systems to operate in the Year 2000. AmSouth plans to continue to assess and evaluate the impact of Year 2000 in its credit analysis of current and future loan customers throughout 1999 and 2000.

   AmSouth has also used a survey process to review its exposure with respect to counterparties to various transactions. In domestic securities transactions, AmSouth only enters into transactions with recognized dealers that are monitored by U.S. regulators. AmSouth plans to suspend trading with any domestic dealers who cannot demonstrate their Year 2000 compliance by the fourth quarter of 1999.

   AmSouth has contacted all of its essential suppliers regarding their Year 2000 compliance and has completed an analysis of the possible impact of noncompliance on their ability to fulfill their commitments to AmSouth. To date, AmSouth is not aware of any external supplier with a Year 2000 issue that would materially impact AmSouth's results of operations, liquidity or capital resources.

   The potential impact of the Year 2000 issue on AmSouth's responsibilities when it acts in a fiduciary capacity is also being considered. Assets will be reviewed with the degree of emphasis varying based on the risk profile of the asset. This will be combined with a review of accounts above a predetermined dollar amount. Consideration of Year 2000 issues will be a part of ongoing activities, including investment selection and acceptance of new accounts.

   In recent years, AmSouth has invested heavily in new technology to improve service and competitiveness. In addition, AmSouth utilizes common operating systems company-wide. As a result, AmSouth estimates that the total incremental cost of Year 2000 compliance, which excludes the cost to upgrade and replace systems in the ordinary course of business, will not exceed $10.0 million, the majority of which has already been expensed, and will not be material to AmSouth's financial performance. This cost estimate does not include salaries and employee benefits of AmSouth employees working on the Year 2000 project, as these costs are not separately tracked.

   As noted above, AmSouth believes that it has an effective program in place to resolve the Year 2000 issue. However, if appropriate modifications and conversions are not completed in a timely manner for some unexpected reason, the Year 2000 issue could impact AmSouth's operations. In addition, disruptions in the economy resulting from Year 2000 issues could also materially impact AmSouth. There can also be no guarantee that systems of other companies on which AmSouth's systems rely will be converted in a timely manner and not have any adverse impact on AmSouth's systems. Accordingly, AmSouth is assessing the extent to which its operations are vulnerable to other companies' systems and is developing contingency plans to minimize the impact on AmSouth's operations if these organizations fail to remediate their systems properly.

Balance Sheet Analysis

   At December 31, 1998, AmSouth reported total assets of $19.9 billion compared to $18.6 billion at the end of 1997. Average total assets were $19.5 billion in 1998, an increase of $1.5 billion compared to 1997.

   Interest-Earning Assets In banking, the predominant interest-earning assets are loans and investment securities. The proportion of interest-earning assets to total assets measures the effectiveness of management's effort to invest available funds into the most efficient and profitable uses. In 1998, interest-earning assets were 92.1 percent of total average assets compared to 92.5 percent in 1997. The decrease in 1998 was primarily a reflection of management's continuing efforts during the year to reduce the level of low spread interest-earning assets on the balance sheet. The categories which comprise interest-earning assets are shown in Table 1.

   Securities AmSouth classifies its debt and equity securities as either held-to-maturity, available-for-sale or trading securities. Securities are classified as held-to-maturity and carried at amortized cost only if AmSouth has the intent and ability to hold those securities to maturity. If not classified as held-to-maturity, such securities are classified as trading securities or available-for-sale securities. Trading securities are carried at

                           [BAR GRAPH APPEARS HERE]

market value with unrealized gains and losses included in other noninterest revenues. Available-for-sale securities are also carried at market value with unrealized gains and losses, net of deferred taxes, reported in accumulated other comprehensive income within shareholders' equity.

   At December 31, 1998, available-for-sale securities totaled $3.0 billion and represented 58.5 percent of the total portfolio compared to $2.5 billion or
52.5 percent in available-for-sale securities at the end of 1997. These securities at year-end 1998 consisted of U.S. Treasury securities, variable and fixed rate mortgage-backed securities, other private asset-backed securities, and equity securities. The average life of the portfolio is estimated to be 3.3 years with a duration of approximately 1.9 years. Total realized gains of $8.3 million from the sale of available-for-sale securities were included in other noninterest revenues for 1998, compared to $7.9 million of realized gains in 1997. Unrealized gains on the available-for-sale portfolio of $19.1 million, net of deferred taxes, were included in accumulated other comprehensive income within shareholders' equity at December 31, 1998.

   Held-to-maturity securities were $2.1 billion at the end of 1998 compared to $2.3 billion at year-end 1997. Securities classified as held-to-maturity at the end of 1998 consisted

SECURITIES (Table 5)

                                                               December 31
(In millions)                                              --------------------
                                                            1998   1997   1996
                                                           ------ ------ ------
Trading securities........................................ $    4 $    1 $    4
Available-for-sale securities:
 U.S. Treasury and federal agency securities..............  2,719  2,331  2,001
 Other securities.........................................    310    177    289
                                                           ------ ------ ------
                                                            3,029  2,508  2,290
                                                           ------ ------ ------
Held-to-maturity securities:
 U.S. Treasury and federal agency securities..............  1,826  1,940  2,211
 Other securities.........................................    190    205    255
 State, county and municipal securities...................    131    127    179
                                                           ------ ------ ------
                                                            2,147  2,272  2,645
                                                           ------ ------ ------
                                                           $5,180 $4,781 $4,939
                                                           ====== ====== ======

primarily of collateralized mortgage obligations, federal agency securities, mortgage-backed securities and state, county and municipal obligations. The average life of these securities is estimated to be 3.6 years with a duration of
2.3 years. At December 31, 1998, the held-to-maturity portfolio had an unrealized gain, before taxes, of $15.1 million.

   AmSouth's policy requires all securities purchased for the securities portfolio, except state, county and local municipal obligations, to be rated investment grade or better. Securities backed by the U.S. Government and its agencies, both on a direct and indirect basis, represented approximately 90 percent of the portfolio at December 31, 1998. Approximately 86 percent of state, county and local municipal securities at year-end 1998 were rated either single A or above by the rating agencies or were escrowed in U.S. Treasury obligations.

   Management anticipates, in 1999, further reduction in the investment portfolio as the result of normal sales and maturities of investment securities and the shift of earning assets from narrower spread investment securities to wider spread loans.

   Loans Loans are the single largest category of interest-earning assets for AmSouth and produce the highest level of revenues. At December 31, 1998, loans, net of unearned income, totaled $12.9 billion, an increase of 5.2 percent from the $12.2 billion reported at the end of 1997.

   The controlled growth in the loan portfolio reflects management initiatives to reduce the level of low-spread earning assets on the balance sheet including reducing the proportion of residential first mortgages held in the loan portfolio, selling participations in certain narrow spread commercial loans, divesting certain underperforming credit card loans, and growing wider spread consumer, C&I and commercial real estate loan categories.

   While AmSouth more than doubled mortgage originations from 1997 to 1998, the residential mortgage portfolio held on the balance sheet was allowed to decline by 16.9 percent between year-end 1997 and 1998. This was done through normal runoff, selling a large part of new originations into the secondary market, securitization of mortgage loans and participating loans into a third-party conduit. During the year, $400 million of mortgage loans was participated to this conduit and $68.0 million was securitized and reclassified to the investment portfolio.

   During 1998, AmSouth continued to reduce the amount of low spread commercial loans on the balance sheet through the use of commercial loan conduits. AmSouth began using conduits in mid-year 1997. At the end of 1998, there was approximately

AVAILABLE-FOR-SALE SECURITIES AND HELD-TO-MATURITY SECURITIES
RELATIVE CONTRACTUAL MATURITIES AND WEIGHTED AVERAGE YIELDS (Table 6)

                                        Due After One   Due After Five
(Taxable equivalent       Due Within      but Within    but Within Ten     Due After
basis -- dollars in        One Year       Five Years        Years          Ten Years
thousands)               -------------  --------------  --------------  ----------------
                         Amount  Yield   Amount  Yield   Amount  Yield    Amount   Yield
                         ------- -----  -------- -----  -------- -----  ---------- -----
AVAILABLE-FOR-SALE
 SECURITIES:
 U.S. Treasury and
  federal agency
  securities............ $49,976  6.50% $ 79,291  6.27% $245,880 6.66%  $2,320,742 6.82%
 Other securities.......     -0-   --        -0-   --        -0-  --       110,268 5.37
                         ------- -----  -------- -----  -------- ----   ---------- ----
                         $49,976  6.50% $ 79,291  6.27% $245,880 6.66%  $2,431,010 6.75%
                         ======= =====  ======== =====  ======== ====   ========== ====

HELD-TO-MATURITY
 SECURITIES:
 U.S. Treasury and
  federal agency
  securities............ $ 5,555  6.68% $129,963  6.52% $309,190 6.61%  $1,380,848 7.06%
 State, county and
  municipal
  obligations...........  23,526 11.58    18,245 11.12    18,003 9.08       71,442 5.94
 Other securities.......  25,093  6.68     1,000  7.95     1,075 6.57      163,104 6.80
                         ------- -----  -------- -----  -------- ----   ---------- ----
                         $54,174  8.81% $149,208  7.09% $328,268 6.75%  $1,615,394 6.98%
                         ======= =====  ======== =====  ======== ====   ========== ====
Taxable equivalent
 adjustment for
 calculation of yield... $   954        $    710        $    572        $    1,484

--------
   Notes:
1. The weighted average yields were computed by dividing the taxable equivalent interest income by the amortized cost of the appropriate securities. The taxable equivalent interest income does not give effect to the disallowance of interest expense, for federal income tax purposes, related to certain tax-free assets.
2. The amount of available-for-sale securities indicated as maturing after five but within ten years includes $206 million of mortgage-backed securities, and those indicated as maturing after ten years includes $2.4 billion of mortgage-backed securities. Although these securities have long-term maturities, according to mortgage industry standards, the estimated weighted average remaining life of these securities held in AmSouth's investment portfolio is approximately 3.5 years.
3. The amount of held-to-maturity securities indicated as maturing after five but within ten years includes $255 million of mortgage-backed securities and those indicated as maturing after ten years includes $1.5 billion of mortgage-backed securities. Although these securities have long-term maturities, according to mortgage industry standards, the estimated weighted average remaining life of these securities held in AmSouth's investment portfolio is approximately 3.5 years.
4. Federal Reserve Bank stock, Federal Home Loan Bank stock, and equity stock of other corporations held by AmSouth are not included in the above table.

$1.5 billion in commercial loans in conduits versus $413 million at year-end
1997.

   AmSouth also sold approximately $169.5 million of credit card loans in 1998. These loans represented an underperforming portion of the total credit card portfolio which had been acquired through direct mail solicitations in markets outside of AmSouth's franchise and through a previous portfolio purchase. At year-end 1998, bankcard and other revolving credit loans declined 41.6 percent compared to year-end 1997.

   At the end of 1998, total managed loans net of unearned income, which include loans contained in the conduits, grew 16.4 percent compared to year-end 1997. Excluding residential first mortgages and the effects of the sale of underperforming credit card loans, total managed loans, net of unearned income, increased 23.7 percent over 1997.

   The loan portfolio at AmSouth is comprised of four main components: C&I loans, commercial real estate loans, consumer loans and, within the consumer loan category, residential first mortgage loans. At the end of 1998, C&I loans represented 28.6 percent of the total portfolio, commercial real estate loans were 25.5 percent, while consumer loans, excluding residential first mortgages, were 29.1 percent and residential first mortgages comprised 16.8 percent. This compared with 30.5 percent, 21.1 percent, 27.1 percent, and 21.3 percent at the end of 1997 for C&I loans, commercial real estate loans, consumer loans, and residential first mortgages, respectively.

   The level of C&I loans at the end of 1998 was $3.7 billion and remained relatively unchanged from year-end 1997. Including the loans in conduits at year-end 1998, C&I loans grew 20.8 percent year over year. The strong growth was primarily a function of management's strategy, formulated several years ago, to apply targeted sales efforts and relationship banking concepts across all lines of business. In 1998, this approach produced solid results in many C&I lending segments and increases in several industry groups.

One such area is commercial lease financing, which expanded significantly in 1998 and 1997, increasing 20.2 percent and 35.5 percent, respectively. The increases in lease financing were centered in the transportation, communication and utilities industry groups, with most counterparties rated investment grade.

   A new area of emphasis for AmSouth in 1998 was asset-based lending. In 1996, AmSouth, as a part of its three-year strategic plan, established an initiative to generate $50 million in revenues from new sources by the Year 2000. One of the programs within that initiative was the creation of AmSouth Capital Corporation in 1998. AmSouth Capital Corporation was created to facilitate the development of a national, asset-based lending program. Through the efforts of AmSouth Capital Corporation, at the end of 1998, AmSouth had outstanding asset-based loans of over $100 million and commitments of approximately $229 million. Finally, increases also occurred in the manufacturing and trade industries during 1998 and 1997.

   Management expects further growth in C&I loans in 1999 due to new business development, expansion of commercial lease financing and asset-based lending and further application of its relationship banking concept. In order for this growth to occur, the economy must remain stable or improve throughout the year for loan demand to be sufficient to meet the company's goals. In addition, management must be able to provide satisfactory sales and service quality and develop new products in the C&I lending area.

   Commercial real estate loans are comprised of three primary categories: owner occupied commercial real estate mortgages, nonowner occupied commercial real estate mortgages and real estate construction loans. At December 31, 1998, owner occupied commercial real estate mortgage loans declined $13.8 million or
2.5 percent. Nonowner occupied commercial real estate mortgage loans increased $296.1 million or 25.5 percent. Real estate construction loans also increased in 1998 to $1.3 billion from the $867.0 million reported at the end of 1997, an increase of $414.7 million or 47.8 percent. The increases reflect the current strength of the real estate markets in AmSouth's four-state area of the southeastern U.S., particularly Florida. The increase is also indicative of AmSouth's efforts to systematically grow the real estate portfolio while improving loan quality.

MAJOR LOAN CATEGORIES (TABLE 7)

                                                      December 31
(In millions)                           ---------------------------------------
                                         1998    1997    1996    1995    1994
                                        ------- ------- ------- ------- -------
Commercial:
 Commercial and industrial............. $ 3,683 $ 3,738 $ 3,607 $ 3,055 $ 2,694
 Commercial real estate mortgages --
  owner occupied.......................     536     550     584     603     588
 Commercial real estate mortgages --
  nonowner occupied....................   1,458   1,161   1,068     919     782
 Real estate construction..............   1,282     867     693     526     541
                                        ------- ------- ------- ------- -------
  Total commercial.....................   6,959   6,316   5,952   5,103   4,605
                                        ------- ------- ------- ------- -------
Consumer:
 Residential first mortgages...........   2,164   2,603   2,972   3,802   4,276
 Other residential mortgages...........   1,302   1,114     882     698     636
 Dealer indirect.......................   1,735   1,243   1,218   1,033     823
 Revolving credit......................     266     455     492     478     350
 Other consumer........................     444     507     564     629     740
                                        ------- ------- ------- ------- -------
  Total consumer.......................   5,911   5,922   6,128   6,640   6,825
                                        ------- ------- ------- ------- -------
Total loans net of unearned income..... $12,870 $12,238 $12,080 $11,743 $11,430
                                        ======= ======= ======= ======= =======

Substantially all of AmSouth's real estate growth is made up of loans to finance local home builders within AmSouth's markets; loans for construction projects that have been presold, preleased or otherwise have secured permanent financing; and loans to real estate companies who have significant equity invested in each project and who offer substantive and meaningful guarantees.

   Management anticipates all categories of commercial real estate loans to grow during 1999, provided the economy and AmSouth's real estate markets remain strong, sales goals are met and credit quality is maintained.

   Consumer loans primarily include dealer indirect loans, home equity loans and lines of credit, revolving credit, and other direct consumer loans but exclude residential first mortgage loans. Dealer indirect loans were $1.7 billion at the end of 1998, versus $1.2 billion at the end of 1997, an increase of $492.8 million. These loans consist primarily of loans made to individuals to finance the purchase of new and used automobiles. Building on its strong experience in dealer indirect lending, AmSouth in 1998 expanded the existing program in the Florida market and moved into several new markets as another of the critical drivers of the strategic initiative to create $50 million in revenues from new sources. New loan production in this area nearly doubled in 1998 with a strong outlook for growth in 1999 and beyond, assuming a stable economy and continued strong loan demand.

   Home equity loans and lines of credit experienced strong growth in all of AmSouth's markets during 1998. This represents the third consecutive year of strong growth in this loan category and reflects the continuing success of this key contributor to the strategic initiative to double the contribution of Consumer Banking. At the end of 1998, these loans totaled $1.3 billion, an increase from the prior year-end of $187.9 million or 16.9 percent. Measured on an average basis, home equity loans and lines of credit increased 20.4 percent in 1998 versus 1997. The increase was primarily the result of new customers acquired in 1998 from direct mail marketing promotions and the selling of home equity loans and lines of credit in the branches.

   Revolving credit, which consists primarily of bankcard outstandings, at the end of 1998 decreased $189.1 million or 41.6 percent below the level reported at year-end 1997. The decrease was primarily attributable to the sale of an underperforming portion of the credit card portfolio in 1998. The direct

                           [PIE CHART APPEARS HERE]

consumer installment loan portfolio also declined due to normal portfolio runoff and more emphasis on promoting home equity loans and lines of credit.

   Management anticipates that in 1999, consumer loans will return to more normal growth, provided the economy remains stable and consumer-borrowing patterns remain unchanged.

   Deposits Deposits are AmSouth's primary source of funding, and their cost is the largest category of interest expense. Average total deposits were $13.0 billion in 1998, representing an increase of $386.3 million or 3.1 percent from total average deposits in 1997 of $12.6 billion. There are five principal categories of deposits: noninterest-bearing demand, interest-bearing demand, savings, time, and certificates of deposit of $100,000 or more. See Table 9 for the detailed amounts.

   One element of the strategic initiative to double the contribution from Consumer Banking is a plan to grow transaction account households and consumer checking accounts. This, in turn, provides a higher level of low cost deposits which

SELECTED LOAN MATURITIES AND SENSITIVITY TO CHANGE IN INTEREST RATES (Table 8)

                          Due in One    Due After One but
                         Year or Less   Within Five Years    Due After Five Years
(In millions)           ------------- ---------------------- ---------------------
                                      Fixed  Variable        Fixed Variable
                                       Rate    Rate   Total  Rate    Rate   Total  Total
                         ------------ ------ -------- ------ ----- -------- ------ ------
Commercial and
 industrial.............    $  568    $  603  $1,870  $2,473 $408    $234   $  642 $3,683
Commercial real estate
 mortgages..............       223       622     544   1,166  416     189      605  1,994
Real estate
 construction...........       511       126     411     537  126     108      234  1,282
                            ------    ------  ------  ------ ----    ----   ------ ------
  Total.................    $1,302    $1,351  $2,825  $4,176 $950    $531   $1,481 $6,959
                            ======    ======  ======  ====== ====    ====   ====== ======

represent AmSouth's least expensive source of funds. Two promotions that met with continued success in 1998 were the promotion of free checking accounts and the offer of a more market-rate competitive money market account. These promotions contributed to a 10.5 percent growth in average noninterest-bearing demand deposits and a 9.6 percent increase in average interest-bearing demand deposits. These programs helped AmSouth shift its deposits to a more favorable mix and reduced its reliance on costly time deposits as a source of funds. Transaction account households in 1998 also grew 5.3 percent as a result of these programs.

   During 1998, average time deposits, measured as a percentage of total average deposits, decreased to 37.1 percent compared to 40.7 percent in 1997, representing the third consecutive year of decreases in this costly deposit category, and average noninterest-bearing demand deposits increased to 15.5 percent of total average deposits, up from 14.5 percent in 1997. Average interest-bearing demand deposits increased to 31.5 percent from 29.7 percent, and average savings deposits in 1998 declined to 7.8 percent of total average deposits from 8.3 percent the prior year.

   Certificates of deposit of $100,000 or more represented 8.0 percent of total average deposits in 1998 versus 6.9 percent in 1997. The average balance of these deposits increased to $1.0 billion, an increase of $173.3 million. The increase occurred primarily in core time deposits, up $115.0 million in 1998, which represented deposits of consumers and businesses and make up over half of this deposit category. The remainder of the increase was in non-core time deposits which, for the most part, are competitively bid and fluctuate based on the average level of interest rates and management's determination of the need for such deposits from time to time. Table 10 provides a maturity schedule for time deposits of $100,000 or more at December 31, 1998.

   Other Interest-Bearing Liabilities Other interest-bearing liabilities include all interest-bearing liabilities except deposits. Short-term liabilities included in this category consist of federal funds purchased and securities sold under agreements to repurchase (repurchase agreements) and other borrowed funds. Average other borrowed funds, which include master notes, short-term FHLB advances, bank notes, and treasury, tax and loan notes decreased in 1998 to $480.4 million versus $972.3 million in 1997, a decrease of 50.6 percent. Due to the availability of cheaper sources of funds, these short-term funds were allowed to run off and were replaced with funds from less expensive sources.

   Average federal funds purchased and repurchase agreements were $1.4 billion in 1998, a 5.1 percent decrease from $1.5 billion in 1997. At December 31, 1998, 1997 and 1996, federal funds purchased and repurchase agreements totaled $1.5 billion, $1.4 billion and $1.9 billion, respectively, with weighted-average interest rates of 4.22 percent, 5.39 percent and 6.00 percent, respectively. The maximum amount outstanding at any month end during each of the last three years was $1.5 billion, $2.0 billion and $2.3 billion, respectively. The average daily balance and average interest rate for each year are presented in Table 2.

   At December 31, 1998, 1997 and 1996, treasury, tax and loan notes totaled $66.4 million, $576.5 million and

AVERAGE DEPOSITS (Table 9)

                                                 December 31
(In thousands)           -----------------------------------------------------------
                            1998        1997        1996        1995        1994
                         ----------- ----------- ----------- ----------- -----------
Noninterest-bearing
 demand................. $ 2,012,403 $ 1,820,387 $ 1,767,444 $ 1,755,717 $ 1,779,833
Interest-bearing
 demand.................   4,084,906   3,727,911   3,670,068   3,893,721   3,820,580
Savings.................   1,013,201   1,045,121   1,036,240     960,969     918,132
Time:
 Retail.................   3,787,267   4,007,392   4,443,282   4,652,502   3,343,936
 Individual retirement
  accounts..............     870,909     896,973     926,633     928,901     784,736
 Other..................     146,800     204,680     223,208     188,416     163,105
                         ----------- ----------- ----------- ----------- -----------
 Total time.............   4,804,976   5,109,045   5,593,123   5,769,819   4,291,777
                         ----------- ----------- ----------- ----------- -----------
Certificates of deposit
 of $100,000 or more....   1,035,051     861,733     859,468     923,866     762,403
                         ----------- ----------- ----------- ----------- -----------
                         $12,950,537 $12,564,197 $12,926,343 $13,304,092 $11,572,725
                         =========== =========== =========== =========== ===========

$732.7 million, respectively, with interest rates of 4.92 percent, 5.93 percent and 6.01 percent, respectively. The maximum amount outstanding at any month end during each of the last three years was $850 million, $1.3 billion and $1.8 billion, respectively. The average amount outstanding for 1998, 1997 and 1996 was $279.5 million, $490.6 million and $444.4 million, respectively, with weighted-average interest rates of 5.24 percent, 5.27 percent and 5.11 percent, respectively.

   Long-term debt consists of long-term FHLB advances, Subordinated Capital Notes due 1999, 6.75% Subordinated Debentures due 2025, 7.75% Subordinated Notes due 2004, 6.45% Subordinated Notes due 2018, and various long-term notes payable.

   Significant increases occurred in two categories of long-term borrowings in 1998: subordinated debt and FHLB advances. Average subordinated debt increased by $272.5 million as a result of AmSouth Bank's issuance in the first quarter of 1998 of $300 million of 6.45% subordinated notes due February 1, 2018. Average long-term FHLB advances grew by $1.3 billion during the year. The result was average long-term borrowings in 1998 of $3.0 billion, an increase of $1.5 billion or 109 percent over 1997. These funds were utilized in 1998 because of their relatively low cost and the ability to match their maturities with those of the assets being funded.

   Shareholders' Equity At December 31, 1998, shareholders' equity totaled $1.43 billion versus $1.39 billion at the end of 1997. The sources of growth in shareholders' equity during 1998 were the retention of net income and issuances of common stock under the various stock-based employee benefit plans and the dividend reinvestment plan. Offsetting the increases were cash dividends declared of $101.6 million, a $7.5 million decrease in unrealized gains on available-for-sale securities and the purchase of 3.5 million shares of AmSouth common stock for $136.5 million to provide shares for employee benefit plans, dividend reinvestment and other corporate purposes. Information on prior years may be found in the Consolidated Statement of Shareholders' Equity.

   AmSouth maintains a capital and dividend policy based on industry standards, regulatory requirements, perceived risk of the various lines of business, and future growth opportunities. Periodically, management reevaluates the policy and presents its findings to the Board of Directors to ensure that the policy continues to support corporate objectives, the regulatory environment and changes in market conditions.

   At December 31, 1998, AmSouth met or exceeded all of the minimum capital standards for the parent company and its banking subsidiary as established by the company's capital and dividend policy. Refer to Table 11 and to Note 16 of the Notes to Consolidated Financial Statements for specific information.

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

   Interest Rate Risk A number of measures are used to monitor and manage interest rate risk, including earnings simulation and interest sensitivity
(gap) analysis. An earnings simulation model is the primary tool used to assess the direction and magnitude of changes in NII resulting from changes in interest rates. Key assumptions in the model include prepayment speeds on mortgage-related assets; cash flows and maturities of derivatives and other financial instruments held for purposes other than trading; changes in market conditions, loan volumes and pricing; deposit sensitivity; customer preferences and management's financial and capital plans. These assumptions are inherently uncertain and, as a result, the model cannot precisely estimate NII or precisely predict the impact of higher or lower interest rates on NII. Actual results will differ from simulated results due to timing, magnitude and frequency of interest rate changes and changes in market conditions and management's strategies, among other factors.

   Based on the results of the simulation model as of December 31, 1998 and 1997, NII would increase $3.9 million and $3.5 million, respectively, and decrease $5.5 million and $2.1 million, respectively, if interest rates gradually increased or decreased, respectively, from their current rates by 100 basis points over a 12-month period. This level of interest rate risk is well within the company's policy guidelines.

   AmSouth has, from time to time, utilized various off-balance sheet instruments such as interest rate swaps to assist in managing interest rate risk. AmSouth had interest rate swaps as of December 31, 1998, in the notional amount of $879 million. Of these swaps, $425 million of notional value were used as asset hedges to convert variable rate ARM securities and LIBOR commercial loans to fixed rates. The remaining $454 million of notional value of swaps was used as liability hedges to convert fixed rate consumer certificates of deposit, corporate and bank debt and wholesale certificates of deposit to variable rates.

   As of December 31, 1998, AmSouth held other off-balance sheet instruments as hedges as well as futures and forward contracts to provide customers and AmSouth a means of managing the risks of changing interest and foreign exchange rates. These other off-balance sheet instruments are immaterial in amount.

   Table 13 summarizes the activity, by notional amount, of off-balance sheet financial instruments utilized in the asset and liability management process at AmSouth for the years 1998, 1997 and 1996.

MATURITY OF TIME DEPOSITS OF $100,000 OR MORE (Table 10)

                                                           December 31
(In thousands)                                     ----------------------------
                                                      1998      1997     1996
                                                   ---------- -------- --------
Three months or less.............................. $  328,826 $349,027 $367,898
Over three through six months.....................    134,285  104,014  123,449
Over six through twelve months....................    321,193  241,543  167,509
Over twelve months................................    237,072  233,067  163,800
                                                   ---------- -------- --------
                                                   $1,021,376 $927,651 $822,656
                                                   ========== ======== ========

CAPITAL RATIOS (Table 11)

                                                          December 31
(Dollars in thousands)                              -------------------------
                                                       1998          1997
                                                    -----------   -----------
RISK-BASED CAPITAL:
 Shareholders' equity.............................. $ 1,427,629   $ 1,385,245
 Unrealized gains on available-for-sale securities
  (net of deferred taxes)..........................     (19,096)      (26,593)
 Less certain intangible assets....................    (235,388)     (251,657)
                                                    -----------   -----------
  Tier I capital...................................   1,173,145     1,106,995
 Adjusted allowance for loan losses................     176,075       179,197
 Qualifying long-term debt.........................     586,574       319,241
                                                    -----------   -----------
  Tier II capital..................................     762,649       498,438
                                                    -----------   -----------
   Total capital................................... $ 1,935,794   $ 1,605,433
                                                    ===========   ===========
 Risk-adjusted assets.............................. $17,911,860   $15,467,538
                                                    ===========   ===========
CAPITAL RATIOS:
 Tier I capital to total risk-adjusted assets......        6.55 %        7.16 %
 Total capital to total risk-adjusted assets.......       10.81         10.38
 Leverage..........................................        6.00          6.19
 Ending equity to assets...........................        7.17          7.44
 Ending tangible equity to assets..................        6.06          6.17

   Table 14 summarizes the expected maturities on all of AmSouth's off-balance sheet positions at December 31, 1998, and interest rates exchanged on swaps. Both the timing of the maturities and the variable interest payments and receipts vary as certain interest rates change. The maturities and interest rates exchanged are calculated assuming that interest rates remain unchanged from average December 1998 rates. The information presented could change as future interest rates increase or decrease. See Note 11 of the Notes to Consolidated Financial Statements.

   Liquidity AmSouth's goal in liquidity management is to satisfy the cash flow requirements of depositors and borrowers while at the same time meeting the cash flow needs of AmSouth. This is accomplished through the active management of both the asset and liability sides of the balance sheet. The liquidity position of AmSouth is monitored on a daily basis. In addition, the Asset/Liability Committee reviews liquidity on a regular basis and approves any changes in strategy that are necessary as a result of the asset/liability management process or anticipated cash flow changes. Management also compares on a monthly basis the company's liquidity position to established corporate liquidity guidelines. At December 31, 1998, AmSouth was within all of the guidelines which have been established. The primary sources of liquidity on the asset side of the balance sheet are maturities and cash flows from both loans and investments as well as the ability to securitize certain assets. Liquidity on the liability side is generated primarily through growth in core deposits and the ability to obtain economical wholesale funding in national and regional markets through a variety of sources. AmSouth's most commonly used sources of wholesale funding are (1) federal funds (i.e., the excess reserves of other financial institutions); (2) repurchase agreements, whereby U.S. government and government agency securities are pledged as collateral for short-term borrowings; and (3) pledges of acceptable assets as collateral for public deposits and certain tax collection monies.

   In addition to these sources, AmSouth can access other wholesale funding sources such as Eurodollar deposits, certificates

INTEREST SENSITIVITY ANALYSIS (Table 12)

                                                                                            Over One
                                                                                            and Less
                           0-30          31-60        61-90        91-180     181-365       Than Five   Over Five
                           Days          Days         Days          Days        Days          Years      Years        Total
(Dollars in thousands)  -----------   -----------  -----------  -----------  -----------   ---------- ----------  -----------
ASSETS:
Interest-earning
 assets:
 Federal funds sold
  and securities
  purchased under
  agreements to
  resell.............   $     5,609   $       -0-  $       -0-  $       -0-  $       -0-   $      -0- $      -0-  $     5,609
 Trading securities..         4,144           -0-          -0-          -0-          -0-          -0-        -0-        4,144
 Available-for-sale
  securities.........       208,267       113,020       82,422      221,361      555,182    1,119,809    659,890    2,959,951
 Held-to-maturity
  securities.........       144,217        74,126       65,421      171,473      303,461      862,949    525,397    2,147,044
 Mortgage loans held
  for sale...........       148,461           -0-          -0-          -0-          -0-          -0-        -0-      148,461
 Loans net of
  unearned income....     5,101,775       435,690      405,583      778,913    1,101,404    3,854,847  1,191,651   12,869,863
 Other interest-
  earning assets.....        29,276           -0-          -0-          -0-          -0-          -0-        -0-       29,276
                        -----------   -----------  -----------  -----------  -----------   ---------- ----------  -----------
 Total interest-
  earning assets.....     5,641,749       622,836      553,426    1,171,747    1,960,047    5,837,605  2,376,938   18,164,348
Cash and other
 assets..............           -0-           -0-          -0-          -0-          -0-          -0-  1,882,682    1,882,682
Allowance for loan
 losses..............           -0-           -0-          -0-          -0-          -0-          -0-   (176,075)    (176,075)
Market valuation on
 available-for-sale
 securities..........           -0-           -0-          -0-          -0-          -0-          -0-     30,724       30,724
                        -----------   -----------  -----------  -----------  -----------   ---------- ----------  -----------
                        $ 5,641,749   $   622,836  $   553,426  $ 1,171,747  $ 1,960,047   $5,837,605 $4,114,269  $19,901,679
                        ===========   ===========  ===========  ===========  ===========   ========== ==========  ===========
LIABILITIES AND SHAREHOLDERS'
EQUITY
Interest-bearing
 liabilities:
 Interest-bearing
  demand deposits....   $ 3,113,605   $    18,453  $    18,453  $    55,359  $   110,718   $  664,308 $  578,574  $ 4,559,470
 Savings deposits....       300,526         8,631        8,631       25,894       51,788      310,727    274,632      980,829
 Time deposits.......       283,846       255,316      305,034      765,223    1,698,311    1,112,661    133,275    4,553,666
 Certificates of
  deposit of $100,000
  or more............       161,619        66,168       55,448      158,900      320,121      183,666     28,030      973,952
 Federal funds
  purchased and
  securities sold
  under agreements to
  repurchase.........     1,482,100           -0-          -0-          -0-          -0-          -0-        -0-    1,482,100
 Other borrowed
  funds..............        88,873           -0-          -0-          -0-          -0-          -0-        -0-       88,873
 Long-term Federal
  Home Loan Bank
  advances...........     1,150,000        50,000      200,000          -0-       75,000    1,024,000      1,117    2,500,117
 Other long-term
  debt...............           -0-        10,784       25,000       99,957          -0-          -0-    603,901      739,642
                        -----------   -----------  -----------  -----------  -----------   ---------- ----------  -----------
 Total interest-
  bearing
  liabilities........     6,580,569       409,352      612,566    1,105,333    2,255,938    3,295,362  1,619,529   15,878,649
Noninterest-bearing
 demand deposits.....        20,859        37,204       37,204      111,612      223,223    1,339,339    446,446    2,215,887
Other liabilities....           -0-           -0-          -0-          -0-          -0-          -0-    379,514      379,514
Shareholders'
 equity..............           -0-           -0-          -0-          -0-          -0-          -0-  1,427,629    1,427,629
                        -----------   -----------  -----------  -----------  -----------   ---------- ----------  -----------
                        $ 6,601,428   $   446,556  $   649,770  $ 1,216,945  $ 2,479,161   $4,634,701 $3,873,118  $19,901,679
                        ===========   ===========  ===========  ===========  ===========   ========== ==========  ===========
Off-balance sheet
 financial
 instruments.........   $  (684,000)  $  (124,749) $   230,000  $   150,000  $   175,000   $   78,749 $  175,000  $       -0-
                        ===========   ===========  ===========  ===========  ===========   ========== ==========  ===========
Rate sensitivity gap:
 Dollar amount.......   $(1,643,679)  $    51,531  $   133,656  $   104,802  $  (344,114)
 Percent of total
  earning assets.....          (9.0)%         0.3%         0.7%         0.6%        (1.9)%
 Cumulative dollar
  amount.............   $(1,643,679)  $(1,592,148) $(1,458,492) $(1,353,690) $(1,697,804)

--------
Note: Certain interest-sensitive assets and liabilities are included in the table based on historical experience rather than contractual maturities. Available-for-sale securities excludes certain noninterest-earning marketable equity securities.

INTEREST RATE SWAPS, CAPS AND FLOORS (Table 13)

                                                Receive Fixed   Caps
                                                 Rate Swaps   & Floors   Total
(In millions)                                   ------------- --------  -------
Balance at January 1, 1996.....................     $150      $ 1,110   $ 1,260
 Additions.....................................      220          -0-       220
 Maturities....................................      -0-          (33)      (33)
 Calls.........................................      -0-          -0-       -0-
 Terminations..................................      -0-          -0-       -0-
                                                    ----      -------   -------
Balance at December 31, 1996...................      370        1,077     1,447
 Additions.....................................      740          -0-       740
 Maturities....................................      -0-          (77)      (77)
 Calls.........................................     (140)         -0-      (140)
 Terminations..................................      (75)      (1,000)   (1,075)
                                                    ----      -------   -------
Balance at December 31, 1997...................      895          -0-       895
 Additions.....................................      419          -0-       419
 Maturities....................................     (130)         -0-      (130)
 Calls.........................................     (255)         -0-      (255)
 Terminations..................................      (50)         -0-       (50)
                                                    ----      -------   -------
Balance at December 31, 1998...................     $879      $   -0-   $   879
                                                    ====      =======   =======


of deposit, and lines of credit. AmSouth Bank also has the ability to borrow from the FHLB. FHLB advances are competitively priced and actively used as a source of funds. Also, AmSouth Bank during 1998 renewed a short and medium-term note facility with a borrowing capacity of $3.0 billion. There was $25 million outstanding under the facility which is included in long-term notes payable at December 31, 1998.

   Maintaining adequate credit ratings on debt issues is critical to liquidity because it affects the ability of AmSouth to attract funds from various sources on a cost competitive basis. Table 15 summarizes AmSouth's credit ratings at December 31, 1998.

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


MATURITIES AND INTEREST RATES EXCHANGED ON SWAPS (Table 14)

                                                           Mature During
(Dollars in millions)                                   -----------------------
                                                        1999  2000  2008  Total
                                                        ----  ----  ----  -----
RECEIVE FIXED SWAPS:
 Notional amount....................................... $625  $ 79  $175  $879
 Receive rate.......................................... 6.62% 6.66% 6.13% 6.53%
 Pay rate.............................................. 5.55% 5.42% 5.36% 5.50%

CREDIT RATINGS (Table 15)

                                                            Standard &
                                                    Moody's   Poor's   BankWatch
                                                    ------- ---------- ---------
7.75% Subordinated Notes Due 2004..................    A3      BBB+          A
6.75% Subordinated Debentures Due 2025.............    A3      BBB+          A
6.45% Subordinated Notes Due 2018..................   Aa3*       A-*        --
Subordinated Capital Notes Due 1999................    A3      BBB+          A
Floating Rate Notes Due 1999.......................    A2        A-         --
Commercial paper...................................   P-1        A-2     TBW-1
Certificates of deposit............................   Aa3*       A*         --
Short-term counterparty............................   P-1*       A-1*       --
Long-term counterparty.............................   Aa3*       A*         --

--------
* AmSouth Bank

policies which establish underwriting standards, place limits on exposure and set other limits or standards as deemed necessary and prudent. Also included in the policy, primarily determined by the amount and type of loan, are various approval levels, ranging from the branch or department level to those which are more centralized. AmSouth maintains a diversified portfolio intended to spread its risk and reduce its exposure to economic downturns, which may occur in different segments of the economy or in particular industries. Industry and loan type diversification is reviewed quarterly.

   Commercial real estate loans are categorized by the type of collateral. Owner occupied properties include mortgages where the borrower is a primary tenant, such as factory or warehouse loans. Nonowner occupied lending represents those loans where the primary method of repayment is anticipated to come from the rental income and generally has inherently more risk than owner occupied lending.

   Each commercial loan recorded at AmSouth is assigned a risk rating on a 9-point numerical scale by the loan officer using established credit policy guidelines. Consumer loan portfolios are assigned ratings by pools on the same scale as commercial loans and are based on the type of loan and its performance. All risk ratings are subject to review by an independent Credit Review Department. In addition, regular reports are made to senior management and the Board of Directors regarding the credit quality of the loan portfolio as well as trends in the portfolio.

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

   Finally, AmSouth has a Credit Review Department, which performs ongoing, independent reviews of the risk management process, proper documentation and specific loans. This department is centralized and independent of the lending function. The results of its examinations are reported to the Audit and Community Responsibility Committee of the Board of Directors as well as to AmSouth's independent auditors.

   Nonperforming Assets Management closely monitors loans and other assets which are classified as nonperforming assets. Nonperforming assets include nonaccrual loans, restructured loans, foreclosed properties, and repossessions. Loans are generally placed on nonaccrual if full collection of principal and

NONPERFORMING ASSETS (Table 16)

                                                December 31
(Dollars in thousands)           ---------------------------------------------
                                  1998     1997     1996      1995      1994
                                 -------  -------  -------  --------  --------
Nonaccrual loans................ $66,072  $71,358  $78,048  $ 96,246  $ 89,545
Restructured loans..............     -0-      -0-      -0-       -0-    13,203
                                 -------  -------  -------  --------  --------
 Nonperforming loans............  66,072   71,358   78,048    96,246   102,748
                                 -------  -------  -------  --------  --------
Foreclosed properties...........  10,237   11,433   14,445    16,150    28,263
Repossessions...................     828      632    1,822     3,114     2,079
                                 -------  -------  -------  --------  --------
 Total nonperforming assets*.... $77,137  $83,423  $94,315  $115,510  $133,090
                                 =======  =======  =======  ========  ========
Nonperforming assets* to loans
 net of unearned income,
 foreclosed properties and
 repossessions..................    0.60%    0.68%    0.78%     0.98%     1.16%
                                 =======  =======  =======  ========  ========
Accruing loans 90 days past
 due............................ $23,832  $37,797  $36,382  $ 39,618  $ 34,246
                                 =======  =======  =======  ========  ========

--------
* Exclusive of accruing loans 90 days past due

interest becomes unlikely (even if all payments are current) or if the loan is delinquent in principal or interest payments for 90 days or more, unless the loan is well secured and in the process of collection.

   Nonperforming assets, excluding accruing loans 90 days past due, decreased $6.3 million, or 7.5 percent, during 1998. This follows a $10.9 million, or
11.5 percent, decrease during 1997 and represents the fourth straight year of lower nonperforming assets. The graph entitled Improving Credit Quality and Table 16 provide trend information and detailed components of nonperforming assets for each of the last five years.

   The decrease in nonperforming assets in 1998 compared to 1997 was primarily the result of decreases in nonperforming loans and foreclosed properties at the end of 1998. Nonperforming loans totaled $66.1 million at the end of 1998 compared to $71.4 million in 1997, a decrease of $5.3 million. The decrease occurred primarily in consumer and C&I nonperforming loans which, combined, decreased $8.8 million. An increase of $3.5 million in nonperforming commercial real estate loans somewhat offset the decrease in consumer and C&I nonperforming loans.

   Foreclosed properties declined $1.2 million to $10.2 million at the end of 1998. The improvement came as the result of an improving economic environment and continued aggressive efforts to dispose of these properties.

   Table 17 presents nonperforming loans and year-to-date net charge-offs including each as a percentage of average net loans by category for December 31, 1998 and 1997.

   Allowance for Loan Losses AmSouth maintains an allowance for loan losses which management believes is adequate to absorb losses inherent in the loan portfolio. A formal review is prepared quarterly to assess the risk in the portfolio and to determine the adequacy of the allowance for loan losses. Elements of the review include analysis of historical performance, the level of nonperforming and adversely rated loans, specific analysis of certain problem loans, loan activity since the previous quarter, reports prepared by the Credit Review Department, consideration of current economic conditions, and other pertinent information. A new element included in the evaluation in 1998 included the Year 2000 assessment program for certain AmSouth borrowers described below. The level of allowance to net loans outstanding will vary depending on the overall results of this quarterly review. The review is presented to and subsequently approved by senior management and reviewed by the Audit and Community Responsibility Committee of the Board of Directors.

   For purposes of the quarterly review, the consumer portfolios are treated as homogeneous pools. Specific consumer pools include: direct, bankcard, other revolving, indirect, residential first

NONPERFORMING LOANS AND NET CHARGE-OFFS (RECOVERIES) (Table 17)

                                    Nonperforming Loans*                           Net Charge-offs (Recoveries)
(In thousands)        ------------------------------------------------- -------------------------------------------------
                                      % of                     % of                     % of                     % of
                                     Average                  Average                  Average                  Average
                      December 31, Loans** per December 31, Loans** per December 31, Loans** per December 31, Loans** per
                          1998      Category       1997      Category       1998      Category       1997      Category
                      ------------ ----------- ------------ ----------- ------------ ----------- ------------ -----------
Commercial:
 Commercial and
  industrial.........   $17,945       0.49%      $19,439       0.54%      $ 9,022       0.25%      $ 5,111        0.14 %
 Commercial real
  estate mortgages...    17,473       0.98        13,961       0.82           185       0.01          (255)      (0.01)
 Real estate
  construction.......     1,592       0.14         1,576       0.22           521       0.05           (69)      (0.01)
                        -------       ----       -------       ----       -------       ----       -------       -----
 Total commercial....    37,010       0.56        34,976       0.58         9,728       0.15         4,787        0.08
                        -------       ----       -------       ----       -------       ----       -------       -----
Consumer:
 Residential first
  mortgages..........    23,028       0.93        25,943       0.92         1,485       0.06         2,022        0.07
 Other residential
  mortgages..........     5,523       0.46         4,572       0.46         2,008       0.17         1,690        0.17
 Dealer indirect.....       407       0.03         3,848       0.32         7,599       0.54        11,422        0.94
 Revolving credit....       -0-         --           -0-         --        18,960       5.92        31,838        6.98
 Other consumer......       104       0.02         2,019       0.38         6,576       1.40        15,492        2.90
                        -------       ----       -------       ----       -------       ----       -------       -----
 Total consumer......    29,062       0.49        36,382       0.60        36,628       0.62        62,464        1.04
                        -------       ----       -------       ----       -------       ----       -------       -----
                        $66,072       0.53%      $71,358       0.59%      $46,356       0.37%      $67,251        0.56 %
                        =======       ====       =======       ====       =======       ====       =======       =====

--------
*Exclusive of accruing loans 90 days past due
**Net of unearned income

mortgages, and home equity lending. In accordance with regulatory guidelines, the allowance for loan losses is allocated to the consumer pools based on historical net charge-off rates adjusted for any current or anticipated changes in these trends. The commercial, commercial real estate and business banking portfolios are evaluated separately. Within this group, every nonperforming loan in excess of $500,000 is reviewed for a specific allocation. The allowance is allocated within the commercial portfolio based on a combination of historical loss rates, adjusted for those elements discussed in the preceding paragraph, and regulatory guidelines.

   In determining the appropriate level for the allowance, management ensures that the overall allowance appropriately reflects a margin for the imprecision inherent in most estimates of expected credit losses. This additional allowance is reflected in the unallocated portion of the allowance.

   At December 31, 1998, the allowance for loan losses was $176.1 million versus $179.2 million at year-end 1997, a decrease of $3.1 million. Within specific categories, the allowance allocated to C&I loans increased $13.0 million to $40.1 million at the end

                           [BAR CHART APPEARS HERE]

ALLOWANCE FOR LOAN LOSSES (Table 18)

                              1998          1997          1996          1995          1994
(Dollars in thousands)     -----------   -----------   -----------   -----------   -----------
Balance at January 1.....  $   179,197   $   179,049   $   178,451   $   171,167   $   131,509
Loans charged off:
 Commercial and
  industrial.............      (12,619)       (9,480)       (8,348)       (7,991)      (13,304)
 Commercial real estate
  mortgages..............       (1,326)       (2,358)       (2,455)       (3,474)       (3,869)
 Real estate
  construction...........         (771)          (73)          (88)         (455)         (154)
 Residential first
  mortgages..............       (1,768)       (2,211)       (2,977)         (854)       (2,724)
 Other residential
  mortgages..............       (2,074)       (1,842)         (596)         (127)          (68)
 Dealer indirect.........      (17,386)      (21,571)      (20,203)      (10,385)       (4,270)
 Revolving credit........      (22,129)      (36,304)      (32,145)      (17,203)      (14,810)
 Other consumer..........      (11,192)      (20,146)      (16,467)       (6,793)       (4,730)
                           -----------   -----------   -----------   -----------   -----------
 Total charge-offs.......      (69,265)      (93,985)      (83,279)      (47,282)      (43,929)
                           -----------   -----------   -----------   -----------   -----------
Recoveries of loans
 previously charged off:
 Commercial and
  industrial.............        3,597         4,369         4,518         3,396         7,420
 Commercial real estate
  mortgages..............        1,141         2,612         2,648         2,077         3,639
 Real estate
  construction...........          250           142           492           270           224
 Residential first
  mortgages..............          283           189           235           128           227
 Other residential
  mortgages..............           66           152            29           280           107
 Dealer indirect.........        9,787        10,149         6,146         2,786         1,702
 Revolving credit........        3,169         4,467         2,241         1,802         1,470
 Other consumer..........        4,616         4,654         2,397         1,935         2,245
                           -----------   -----------   -----------   -----------   -----------
 Total recoveries........       22,909        26,734        18,706        12,674        17,034
                           -----------   -----------   -----------   -----------   -----------
Net charge-offs..........      (46,356)      (67,251)      (64,573)      (34,608)      (26,895)
                           -----------   -----------   -----------   -----------   -----------
Addition to allowance
 charged to expense......       58,134        67,399        65,171        40,139        30,103
Allowance sold...........      (14,900)          -0-           -0-           -0-           -0-
Allowance acquired in
 bank purchases..........          -0-           -0-           -0-         1,753        36,450
                           -----------   -----------   -----------   -----------   -----------
Balance at December 31...  $   176,075   $   179,197   $   179,049   $   178,451   $   171,167
                           ===========   ===========   ===========   ===========   ===========
Loans net of unearned
 income, outstanding at
 end of period...........  $12,869,863   $12,237,668   $12,080,246   $11,743,273   $11,429,907
Average loans net of
 unearned income,
 outstanding for the
 period..................  $12,475,539   $12,059,249   $11,694,849   $11,747,385   $ 9,918,274
Ratios:
 Allowance at end of
  period to loans net of
  unearned income........         1.37 %        1.46 %        1.48 %        1.52 %        1.50 %
 Allowance at end of
  period to average loans
  net of unearned
  income.................         1.41          1.49          1.53          1.52          1.73
 Allowance at end of
  period to nonperforming
  loans*.................       266.49        251.12        229.41        185.41        166.59
 Allowance at end of
  period to nonperforming
  assets*................       228.26        214.81        189.41        154.49        128.61
 Net charge-offs to
  average loans net of
  unearned income........         0.37          0.56          0.55          0.29          0.27
 Net charge-offs to
  allowance at end of
  period.................        26.33         37.53         36.06         19.39         15.71
 Recoveries to prior year
  charge-offs............        24.38         32.10         39.56         28.85         46.84

--------
*Exclusive of accruing loans 90 days past due

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES (Table 19)

(Dollars in
 thousands)           December 31, 1998          December 31, 1997          December 31, 1996          December 31, 1995
                  -------------------------  -------------------------  -------------------------  -------------------------
                             Percentage of              Percentage of              Percentage of              Percentage of
                             Loans* in Each             Loans* in Each             Loans* in Each             Loans* in Each
                  Allowance   Category to    Allowance   Category to    Allowance   Category to    Allowance   Category to
                  Allocation  Total Loans*   Allocation  Total Loans*   Allocation  Total Loans*   Allocation  Total Loans*
                  ---------- --------------  ---------- --------------  ---------- --------------  ---------- --------------
Commercial:
Commercial and
 industrial.....    $ 40,142           28.6%    $27,163           30.5%   $ 24,919           29.6%   $ 30,125           26.0%
Commercial real
 estate
 mortgages......      16,795           15.5      16,615           14.0      21,243           13.7      29,177           13.0
Real estate
 construction...      10,800           10.0       8,421            7.1       8,677            5.7       5,302            4.5
                  ---------- --------------  ---------- --------------  ---------- --------------  ---------- --------------
Total
 commercial.....      67,737           54.1      52,199           51.6      54,839           49.0      64,604           43.5
                  ---------- --------------  ---------- --------------  ---------- --------------  ---------- --------------
Consumer:
Residential
 first
 mortgages......       3,246           16.8       5,207           21.3       4,538           24.6      18,699           32.4
Other
 residential
 mortgages......       3,906           10.1       3,099            9.1       1,766            7.3       4,188            6.0
Dealer
 indirect.......      20,133           13.5      15,659           10.2      14,701           10.1      13,809            8.8
Revolving
 credit.........      10,632            2.1      31,019            3.7      41,824            4.3      23,837            4.1
Other consumer..       8,878            3.4      17,219            4.1      19,214            4.7      16,845            5.2
                  ---------- --------------  ---------- --------------  ---------- --------------  ---------- --------------
Total consumer..      46,795           45.9      72,203           48.4      82,043           51.0      77,378           56.5
                  ---------- --------------  ---------- --------------  ---------- --------------  ---------- --------------
Unfunded
 commitments....      16,086            --       11,010            --        7,144            --        6,685            --
Standby letters
 of credit......       3,222            --        2,696            --        1,963            --        3,880            --
Unallocated.....      42,235            --       41,089            --       33,060            --       25,904            --
                  ---------- --------------  ---------- --------------  ---------- --------------  ---------- --------------
                    $176,075          100.0%   $179,197          100.0%   $179,049          100.0%   $178,451          100.0%
                  ========== ==============  ========== ==============  ========== ==============  ========== ==============
(Dollars in
 thousands)           December 31, 1994
                  --------------------------
                             Percentage of
                             Loans* in Each
                  Allowance   Category to
                  Allocation  Total Loans*
                  ---------- ---------------
Commercial:
Commercial and
 industrial.....    $ 29,184           23.6%
Commercial real
 estate
 mortgages......      30,464           12.0
Real estate
 construction...      12,021            4.7
                  ---------- ---------------
Total
 commercial.....      71,669           40.3
                  ---------- ---------------
Consumer:
Residential
 first
 mortgages......      18,514           37.4
Other
 residential
 mortgages......       2,289            5.6
Dealer
 indirect.......       7,916            7.2
Revolving
 credit.........      12,441            3.1
Other consumer..       9,381            6.4
                  ---------- ---------------
Total consumer..      50,541           59.7
                  ---------- ---------------
Unfunded
 commitments....       7,241            --
Standby letters
 of credit......       1,825            --
Unallocated.....      39,891            --
                  ---------- ---------------
                   $ 171,167          100.0%
                  ========== ===============

--------
* Net of unearned income


of 1998. This increase reflects among other things AmSouth's inclusion in its C&I loan analysis of the impact of Year 2000 remediation and related business disruption costs on its customers' ability to repay their loans. A loan's credit rating was downgraded if, based on information gathered, AmSouth determined that it was probable that the customer would experience cash flow difficulties as a result of having to prepare its systems for the Year 2000 in a relatively short period of time. Downgrades in credit ratings occurred primarily in loans that had already been rated as criticized or classified. This was a new factor used by AmSouth in its analysis of its allowance for loan losses in 1998. The increase in the allocation also reflects an increase in the number of loans which are considered at risk based on their general risk rating for other than Year 2000 considerations. The allowance for loan losses allocated to commercial real estate was $27.6 million in 1998, an increase of $2.6 million over 1997. The increase reflects the growth in commercial real estate loans. The allocation to the consumer loan portfolio was $46.8 million at the end of 1998, reflecting a $25.4 million decrease versus the 1997 balance of $72.2 million. The majority of the decrease was the result of a lower revolving credit allowance, reflecting the sale of an underperforming portion of the credit card portfolio in 1998 and a lower allowance for the "other consumer" category due to less emphasis in direct consumer lending and runoff of existing loans. These decreases were partially offset by an increase in the allowance related to the dealer indirect loan portfolio due to growth in dealer indirect lending in 1998. The allowance allocated to unfunded commitments increased $5.1 million in 1998 to $16.1 million which, consistent with the growth in commercial real estate lending, reflects growth in unfunded commitments in 1998.

   At December 31, 1998, the allowance for loan losses to net loans was 1.37 percent while coverage of nonperforming loans was 266.5 percent. This compares with an allowance for loan losses to net loans at the end of 1997 of 1.46 percent and to nonperforming loans for the same period of 251.1 percent. At the end of 1998, the allowance represented 3.7 times average net charge-offs over the last five years compared to 4.2 times at the end of 1997.

                       SUPPLEMENTAL FINANCIAL STATEMENTS
                    AMSOUTH BANCORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CONDITION
December 31, 1988-1998

                              1998        1997        1996        1995        1994
(In thousands)             ----------- ----------- ----------- ----------- -----------
ASSETS
Cash and due from banks..  $   619,599 $   658,500 $   648,494 $   651,641 $   616,639
Temporary investments....    3,216,862   2,608,916   2,369,939   2,546,583     672,170
Held-to-maturity
 securities..............    2,147,044   2,272,154   2,644,706   2,167,009   3,336,557
Loans net of unearned
 income..................   12,869,863  12,237,668  12,080,246  11,743,273  11,429,907
Less: Allowance for loan
 losses..................      176,075     179,197     179,049     178,451     171,167
                           ----------- ----------- ----------- ----------- -----------
 Net loans...............   12,693,788  12,058,471  11,901,197  11,564,822  11,258,740
Premises and equipment...      336,772     314,200     301,592     276,426     282,095
Other assets.............      887,614     710,015     541,336     532,314     611,750
                           ----------- ----------- ----------- ----------- -----------
 Total assets............  $19,901,679 $18,622,256 $18,407,264 $17,738,795 $16,777,951
                           =========== =========== =========== =========== ===========
LIABILITIES AND
 SHAREHOLDERS' EQUITY
Deposits.................  $13,283,804 $12,945,197 $12,467,599 $13,420,287 $13,203,101
Federal funds purchased
 and repurchase
 agreements..............    1,482,100   1,435,925   1,872,286   1,861,090   1,212,723
Other interest-bearing
 liabilities.............    3,328,632   2,619,142   2,461,058     919,635     906,225
                           ----------- ----------- ----------- ----------- -----------
 Total deposits and
  interest-bearing
  liabilities............   18,094,536  17,000,264  16,800,943  16,201,012  15,322,049
Acceptances outstanding..        3,947      10,926       3,190       2,007       6,979
Accrued expenses and
 other liabilities.......      375,567     225,821     207,302     152,301     138,465
                           ----------- ----------- ----------- ----------- -----------
 Total liabilities.......   18,474,050  17,237,011  17,011,435  16,355,320  15,467,493
Shareholders' equity.....    1,427,629   1,385,245   1,395,829   1,383,475   1,310,458
                           ----------- ----------- ----------- ----------- -----------
 Total liabilities and
  shareholders' equity...  $19,901,679 $18,622,256 $18,407,264 $17,738,795 $16,777,951
                           =========== =========== =========== =========== ===========

CONSOLIDATED STATEMENT OF EARNINGS
Years ended December 31, 1988-1998
(In thousands except per      1998        1997        1996*       1995        1994
share data)                ----------- ----------- ----------- ----------- -----------
Interest income..........  $ 1,462,541 $ 1,377,788 $ 1,353,823 $ 1,272,939 $ 1,047,741
Interest expense.........      763,571     701,511     701,442     679,396     480,414
                           ----------- ----------- ----------- ----------- -----------
 Net interest income.....      698,970     676,277     652,381     593,543     567,327
Provision for loan
 losses..................       58,134      67,399      65,171      40,139      30,103
                           ----------- ----------- ----------- ----------- -----------
Net interest income after
 provision for loan
 losses..................      640,836     608,878     587,210     553,404     537,224
Noninterest revenues.....      346,626     266,004     235,274     231,671     175,355
Noninterest expenses.....      582,117     526,192     534,232     509,898     519,239
                           ----------- ----------- ----------- ----------- -----------
Income before income
 taxes...................      405,345     348,690     288,252     275,177     193,340
Income taxes.............      142,633     122,523     105,576     100,222      66,050
                           ----------- ----------- ----------- ----------- -----------
 Net income..............  $   262,712 $   226,167 $   182,676 $   174,955 $   127,290
                           =========== =========== =========== =========== ===========
Average common shares
outstanding**............      119,384     123,059     127,362     131,090     127,187
Average diluted shares
 outstanding**...........      121,281     124,120     128,764     132,959     128,946
Earnings per common
 share**.................  $      2.20 $      1.84 $      1.43 $      1.33 $      1.00
Diluted earnings per
 common share**..........         2.17        1.82        1.42        1.32        0.99
Cash dividends declared
 per common share**......         0.85        0.76        0.72        0.69        0.63
                           ----------- ----------- ----------- ----------- -----------

--------
 * Excluding the one time pretax third quarter charge against earnings of $24,196,000 or $.12 per share, net of tax, required under federal legislation to recapitalize the Savings Association Insurance Fund, net income for 1996 was $197,895,000 or $1.54 per share on a diluted basis.
** Restated for common stock splits.

                                                                       Ten-Year
                                                                       Compound
                                                                      Growth Rate
   1993         1992        1991        1990       1989       1988     1998/1988
-----------  ----------- ----------- ---------- ---------- ---------- -----------
$   614,698  $   589,084 $   560,249 $  623,744 $  495,013 $  511,666     1.93 %
  1,896,220      806,257     676,604    178,944    221,231    160,202    34.98

  1,823,317    2,607,748   2,780,821  2,214,608  2,166,410  2,185,972    (0.18)

  8,540,412    6,716,595   6,293,509  6,382,299  6,316,472  5,873,735     8.16

    131,509       99,646      95,392     92,946     96,142     75,945     8.77
-----------  ----------- ----------- ---------- ---------- ----------   ------
  8,408,903    6,616,949   6,198,117  6,289,353  6,220,330  5,797,790     8.15
    234,155      182,305     160,984    154,761    143,638    142,545     8.98
    492,328      313,984     363,214    382,196    371,159    408,220     8.08
-----------  ----------- ----------- ---------- ---------- ----------   ------
$13,469,621  $11,116,327 $10,739,989 $9,843,606 $9,617,781 $9,206,395     8.01 %
===========  =========== =========== ========== ========== ==========   ======


$10,374,183  $ 8,641,487 $ 8,538,296 $8,086,234 $7,613,948 $7,328,081     6.13 %

    793,177      989,790     572,970    828,903  1,079,951    883,237     5.31

    829,266      494,649     367,833    164,059    175,953    223,290    31.02
-----------  ----------- ----------- ---------- ---------- ----------   ------

 11,996,626   10,125,926   9,479,099  9,079,196  8,869,852  8,434,608     7.93
      6,264        6,005       3,498     22,245     24,422     90,123   (26.86)

    324,006      111,022     463,349     82,378     94,465     86,372    15.83
-----------  ----------- ----------- ---------- ---------- ----------   ------
 12,326,896   10,242,953   9,945,946  9,183,819  8,988,739  8,611,103     7.93
  1,142,725      873,374     794,043    659,787    629,042    595,292     9.14
-----------  ----------- ----------- ---------- ---------- ----------   ------

$13,469,621  $11,116,327 $10,739,989 $9,843,606 $9,617,781 $9,206,395     8.01 %
===========  =========== =========== ========== ========== ==========   ======


                                                                      Ten-Year
                                                                      Compound
                                                                     Growth Rate
   1993           1992        1991       1990       1989       1988   1998/1988
-----------  ----------- ----------- ---------- ---------- --------- -----------
$   840,617  $   772,251 $   852,251 $  880,032 $  871,102 $  747,511     6.94 %
    339,326      341,706     486,848    556,404    570,359    469,216     4.99
-----------  ----------- ----------- ---------- ---------- ----------   ------
    501,291      430,545     365,403    323,628    300,743    278,295     9.65

     27,966       38,581      48,647     45,407     47,766     19,611    11.48
-----------  ----------- ----------- ---------- ---------- ----------   ------

    473,325      391,964     316,756    278,221    252,977    258,684     9.50
    199,237      168,719     169,379    136,619    130,863    128,714    10.41
    453,999      396,113     365,124    311,658    294,356    274,398     7.81
-----------  ----------- ----------- ---------- ---------- ----------   ------

    218,563      164,570     121,011    103,182     89,484    113,000    13.63
     71,843       47,977      31,785     24,734     17,185     25,128    18.96
-----------  ----------- ----------- ---------- ---------- ----------   ------
$   146,720  $   116,593 $    89,226 $   78,448 $   72,299 $   87,872    11.57 %
===========  =========== =========== ========== ========== ==========   ======


    114,408      105,039      98,217     94,401     96,964     96,754     2.12 %

    116,260      106,953      99,588     95,400     98,158     97,940     2.16

      $1.28  $      1.11 $      0.91 $     0.83 $     0.75 $     0.91     9.25

       1.26         1.09        0.90       0.82       0.74       0.90     9.23

       0.54         0.47        0.43       0.42       0.39       0.37     8.58
-----------  ----------- ----------- ---------- ---------- ----------   ------

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

   The Audit and Community Responsibility Committee of the Board of Directors, composed solely of outside directors, has responsibility for recommending to the Board of Directors the appointment of the independent auditors for AmSouth. The Committee meets periodically with the internal auditors and the independent auditors to review the scope and findings of their respective audits. The internal auditors, independent auditors and management each have full and free access to meet privately as well as together with the Committee to discuss internal controls, accounting, auditing, or other financial reporting matters.

   The consolidated financial statements of AmSouth have been audited by Ernst & Young LLP, independent auditors, who were engaged to express an opinion as to the fairness of presentation of such financial statements.

 /s/ C. Dowd Ritter                        /s/ Sloan D. Gibson
---------------------------------         ---------------------------------
   C. Dowd Ritter                            Sloan D. Gibson
   Chairman, President and                   Senior Executive Vice President
   Chief Executive Officer                   Chief Financial Officer

REPORT OF ERNST & YOUNG LLP,
INDEPENDENT AUDITORS

Board of Directors
AmSouth Bancorporation

We have audited the accompanying consolidated statement of condition of AmSouth Bancorporation and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of earnings, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of AmSouth Bancorporation and subsidiaries at December 31, 1998 and 1997 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

ERNST & YOUNG, LLP

Birmingham, Alabama
January 29, 1999,
except for Note 22
as to which the date
is March 1, 1999

AMSOUTH BANCORPORATION
AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CONDITION

                                                             December 31
(Dollars in thousands)                                 -----------------------
                                                          1998        1997
                                                       ----------- -----------
ASSETS
Cash and due from banks............................... $   619,599 $   658,500
Federal funds sold and securities purchased under
 agreements to resell.................................       5,609      19,000
Trading securities....................................       4,144       1,406
Available-for-sale securities.........................   3,029,372   2,507,690
Held-to-maturity securities (market value of
 $2,162,102 and $2,287,004, respectively).............   2,147,044   2,272,154
Mortgage loans held for sale..........................     148,461      80,820
Loans.................................................  12,977,467  12,342,825
Less: Allowance for loan losses.......................     176,075     179,197
  Unearned income.....................................     107,604     105,157
                                                       ----------- -----------
  Net loans...........................................  12,693,788  12,058,471
Other interest-earning assets.........................      29,276         -0-
Premises and equipment, net...........................     336,772     314,200
Customers' acceptance liability.......................       3,947      10,926
Accrued interest receivable and other assets..........     883,667     699,089
                                                       ----------- -----------
                                                       $19,901,679 $18,622,256
                                                       =========== ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits and interest-bearing liabilities:
 Deposits:
  Noninterest-bearing demand......................... $ 2,215,887  $ 2,062,906
  Interest-bearing demand............................   4,559,470    3,960,968
  Savings............................................     980,829    1,027,557
  Time...............................................   4,553,666    5,000,535
  Certificates of deposit of $100,000 or more........     973,952      893,231
                                                      -----------  -----------
   Total deposits....................................  13,283,804   12,945,197
  Federal funds purchased and securities sold under
   agreements to repurchase..........................   1,482,100    1,435,925
  Other borrowed funds...............................      88,873      985,918
  Long-term Federal Home Loan Bank advances..........   2,500,117    1,198,146
  Other long-term debt...............................     739,642      435,078
                                                      -----------  -----------
   Total deposits and interest-bearing liabilities...  18,094,536   17,000,264
Acceptances outstanding..............................       3,947       10,926
Accrued expenses and other liabilities...............     375,567      225,821
                                                      -----------  -----------
  Total liabilities..................................  18,474,050   17,237,011
                                                      -----------  -----------
Shareholders' equity:
 Preferred stock -- no par value:
  Authorized -- 2,000,000 shares; Issued and
   outstanding -- none...............................         -0-          -0-
 Common stock -- par value $1 a share:
  Authorized -- 200,000,000 shares
  Issued -- 134,950,301 and 135,031,989 shares,
   respectively......................................     134,950      135,032
 Capital surplus.....................................     516,095      517,464
 Retained earnings...................................   1,133,046      983,371
 Cost of common stock in treasury -- 16,699,154 and
  14,227,007 shares, respectively....................    (367,286)    (268,019)
 Deferred compensation on restricted stock...........      (8,272)      (9,196)
 Accumulated other comprehensive income..............      19,096       26,593
                                                      -----------  -----------
  Total shareholders' equity.........................   1,427,629    1,385,245
                                                      -----------  -----------
                                                      $19,901,679  $18,622,256
                                                      ===========  ===========

--------
See notes to consolidated financial statements.

AMSOUTH BANCORPORATION
AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF EARNINGS

                                                   Years Ended December 31
(In thousands except per share data)           --------------------------------
                                                  1998       1997       1996
                                               ---------- ---------- ----------
INTEREST INCOME
Loans........................................  $1,085,846 $1,052,125 $1,004,480
Available-for-sale securities................     212,583    155,600    164,473
Held-to-maturity securities..................     157,951    166,798    178,260
Trading securities...........................         127         78        144
Mortgage loans held for sale.................       4,622      2,223      5,243
Federal funds sold and securities purchased
 under agreements to resell..................         831        964      1,223
Other interest-earning assets................         581        -0-        -0-
                                               ---------- ---------- ----------
 Total interest income.......................   1,462,541  1,377,788  1,353,823
                                               ---------- ---------- ----------
INTEREST EXPENSE
Interest-bearing demand deposits.............     143,144    123,586    115,192
Savings deposits.............................      28,395     29,928     28,432
Time deposits................................     269,111    281,838    318,410
Certificates of deposit of $100,000 or more..      58,389     48,735     49,311
Federal funds purchased and securities sold
 under agreements to repurchase..............      71,821     78,461     91,790
Other borrowed funds.........................      25,607     52,837     39,500
Long-term Federal Home Loan Bank advances....     118,749     53,945     27,210
Other long-term debt.........................      48,355     32,181     31,597
                                               ---------- ---------- ----------
 Total interest expense......................     763,571    701,511    701,442
                                               ---------- ---------- ----------
NET INTEREST INCOME..........................     698,970    676,277    652,381
Provision for loan losses....................      58,134     67,399     65,171
                                               ---------- ---------- ----------
NET INTEREST INCOME AFTER PROVISION FOR LOAN
 LOSSES......................................     640,836    608,878    587,210
                                               ---------- ---------- ----------
NONINTEREST REVENUES
Service charges on deposit accounts..........     104,709     98,546     94,765
Trust income.................................      66,473     62,094     57,354
Consumer investment services income..........      31,191     23,500     16,944
Other noninterest revenues...................     144,253     81,864     66,211
                                               ---------- ---------- ----------
 Total noninterest revenues..................     346,626    266,004    235,274
                                               ---------- ---------- ----------
NONINTEREST EXPENSES
Salaries and employee benefits...............     290,261    249,655    232,076
Net occupancy expense........................      56,278     55,791     54,211
Equipment expense............................      62,245     57,033     55,044
Other noninterest expenses...................     173,333    163,713    192,901
                                               ---------- ---------- ----------
 Total noninterest expenses..................     582,117    526,192    534,232
                                               ---------- ---------- ----------
INCOME BEFORE INCOME TAXES...................     405,345    348,690    288,252
Income taxes.................................     142,633    122,523    105,576
                                               ---------- ---------- ----------
 NET INCOME..................................  $  262,712 $  226,167 $  182,676
                                               ========== ========== ==========
Average common shares outstanding............     119,384    123,059    127,362
Earnings per common share....................  $     2.20 $     1.84 $     1.43
Diluted average common shares outstanding....     121,281    124,120    128,764
Diluted earnings per common share............  $     2.17 $     1.82 $     1.42
                                               ---------- ---------- ----------

--------
See notes to consolidated financial statements.

AmSouth Bancorporation and Subsidiaries

CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                                                                       Deferred
                                                                     Compensation  Accumulated
                                                                          on          Other
                           Common   Capital    Retained   Treasury    Restricted  Comprehensive
                           Stock    Surplus    Earnings     Stock       Stock        Income       Total
(In thousands)            --------  --------  ----------  ---------  ------------ ------------- ----------
BALANCE AT JANUARY 1,
 1996...................  $135,068  $515,844  $  788,170  $ (73,192)   $(4,120)      $21,705    $1,383,475
Comprehensive income:
 Net income.............       -0-       -0-     182,676        -0-        -0-           -0-       182,676
 Other comprehensive
  income, net of tax:
 Unrealized gains on
  available-for-sale
  securities, net of
  reclassification
  adjustment............       -0-       -0-         -0-        -0-        -0-         2,591         2,591
                                                                                                ----------
Comprehensive income....                                                                           185,267
Cash dividends declared
 ($.72 per common
 share).................       -0-       -0-     (91,378)       -0-        -0-           -0-       (91,378)
Common stock
 transactions:
 Employee stock plans...       (17)    1,493      (8,796)    36,538     (6,280)          -0-        22,938
 Dividend reinvestment
  plan..................       -0-       105        (106)     5,274        -0-           -0-         5,273
 Purchase of common
  stock.................       -0-       -0-         -0-   (113,877)       -0-           -0-      (113,877)
 Retirement of debt.....       -0-       -0-     (12,237)    16,368        -0-           -0-         4,131
                          --------  --------  ----------  ---------    -------       -------    ----------
BALANCE AT DECEMBER 31,
 1996...................   135,051   517,442     858,329   (128,889)   (10,400)       24,296     1,395,829
Comprehensive income:
 Net income.............       -0-       -0-     226,167        -0-        -0-           -0-       226,167
 Other comprehensive
  income, net of tax:
 Unrealized gains on
  available-for-sale
  securities, net of
  reclassification
  adjustment............       -0-       -0-         -0-        -0-        -0-         2,297         2,297
                          --------  --------  ----------  ---------    -------       -------    ----------
Comprehensive income....                                                                           228,464
Cash dividends declared
 ($.76 per common
 share).................       -0-       -0-     (93,307)       -0-        -0-           -0-       (93,307)
Common stock
 transactions:
 Employee stock plans...       (19)     (209)     (7,679)    26,421      1,204           -0-        19,718
 Dividend reinvestment
  plan..................       -0-       231        (139)     5,059        -0-           -0-         5,151
 Purchase of common
  stock.................       -0-       -0-         -0-   (170,610)       -0-           -0-      (170,610)
                          --------  --------  ----------  ---------    -------       -------    ----------
BALANCE AT DECEMBER 31,
 1997...................   135,032   517,464     983,371   (268,019)    (9,196)       26,593     1,385,245
Comprehensive income:
 Net income.............       -0-       -0-     262,712        -0-        -0-           -0-       262,712
 Other comprehensive
  income, net of tax:
 Unrealized losses on
  available-for-sale
  securities, net of
  reclassification
  adjustment............       -0-       -0-         -0-        -0-        -0-        (7,497)       (7,497)
                          --------  --------  ----------  ---------    -------       -------    ----------
Comprehensive income....                                                                           255,215
Cash dividends declared
 ($.85 per common
 share).................       -0-       -0-    (101,563)       -0-        -0-           -0-      (101,563)
Common stock
 transactions:
 Special rights and
  warrants..............       -0-      (355)        -0-        -0-        -0-           -0-          (355)
 Employee stock plans...       (82)   (1,645)    (11,408)    32,603        924           -0-        20,392
 Dividend reinvestment..       -0-       631         (66)     4,644        -0-           -0-         5,209
 Purchase of common
  stock.................       -0-       -0-         -0-   (136,514)       -0-           -0-      (136,514)
                          --------  --------  ----------  ---------    -------       -------    ----------
BALANCE AT DECEMBER 31,
 1998...................  $134,950  $516,095  $1,133,046  $(367,286)   $(8,272)      $19,096    $1,427,629
                          ========  ========  ==========  =========    =======       =======    ==========
Disclosure of 1998
 reclassification
 amount:
 Unrealized holding
  losses on available-
  for-sale securities
  arising during the
  period................                                                             $(2,296)
 Less: Reclassification
  adjustment for gains
  realized in net
  income................                                                               5,201
                                                                                     -------
Net unrealized losses on
 available-for-sale
 securities, net of
 tax....................                                                             $(7,497)
                                                                                     =======

--------
See notes to consolidated financial statements.

AmSouth Bancorporation and Subsidiaries

CONSOLIDATED STATEMENT OF CASH FLOWS

                                                Years Ended December 31
(In thousands)                            -------------------------------------
                                             1998         1997         1996
                                          -----------  -----------  -----------
OPERATING ACTIVITIES
Net income..............................  $   262,712  $   226,167  $   182,676
Adjustments to reconcile net income to
 net cash provided by operating
 activities:
 Provision for loan losses..............       58,134       67,399       65,171
 Depreciation and amortization of
  premises and equipment................       38,881       34,149       27,696
 Amortization of premiums and discounts
  on held-to-maturity securities and
  available-for-sale securities.........       (2,107)      (2,590)      (3,802)
Net (increase) decrease in mortgage
 loans held for sale....................      (67,641)     (20,238)       1,435
Net (increase) decrease in trading
 securities.............................       (2,738)       2,473         (901)
Net gains on sales of available-for-sale
 securities.............................       (8,336)      (7,883)      (7,530)
Net increase in accrued interest
 receivable and other assets............     (193,982)    (163,338)        (933)
Net increase (decrease) in accrued
 expenses and other liabilities.........       51,305      (36,744)       2,000
Provision for deferred income taxes.....       41,069       54,008       54,806
Amortization of intangible assets.......       16,438       16,556       16,642
Other operating activities, net.........        8,913        9,411        4,473
                                          -----------  -----------  -----------
 Net cash provided by operating
  activities............................      202,648      179,370      341,733
                                          -----------  -----------  -----------
INVESTING ACTIVITIES
Proceeds from maturities and prepayments
 of available-for-sale securities.......      808,252      349,132      512,102
Proceeds from sales of available-for-
 sale securities........................      745,892    1,137,413    1,678,997
Purchases of available-for-sale
 securities.............................   (1,969,358)  (1,337,136)  (1,282,598)
Proceeds from maturities, prepayments
 and calls of held-to-maturity
 securities.............................    1,159,806      577,942      407,397
Purchases of held-to-maturity
 securities.............................   (1,007,629)    (204,262)    (883,502)
Net decrease (increase) in federal funds
 sold and securities purchased under
 agreements to resell...................       13,391       (4,000)     (13,225)
Net increase in other interest-earning
 assets.................................      (29,276)         -0-          -0-
Net increase in loans...................     (780,210)    (598,793)  (1,132,183)
Net purchases of premises and
 equipment..............................      (61,453)     (46,757)     (52,862)
                                          -----------  -----------  -----------
 Net cash used by investing activities..   (1,120,585)    (126,461)    (765,874)
                                          -----------  -----------  -----------
FINANCING ACTIVITIES
Net increase (decrease) in demand
 deposits and savings accounts..........      704,755      431,396     (133,073)
Net (decrease) increase in time
 deposits...............................     (365,880)      46,734     (819,362)
Net increase (decrease) in federal funds
 purchased and securities sold under
 agreements to repurchase...............       46,175     (436,361)      11,196
Net (decrease) increase in other
 borrowed funds.........................     (897,045)     (64,465)     486,757
Issuance of long-term Federal Home Loan
 Bank advances and other long-term
 debt...................................    1,878,973    1,140,400    1,245,000
Payments for maturing long-term debt....     (272,039)    (917,960)    (186,655)
Cash dividends paid.....................     (101,563)     (93,307)     (91,378)
Cash payment for special rights and
 warrants on common stock...............         (355)         -0-          -0-
Proceeds from employee stock plans and
 dividend reinvestment plan.............       22,529       21,270       22,386
Purchase of common stock................     (136,514)    (170,610)    (113,877)
                                          -----------  -----------  -----------
 Net cash provided (used) by financing
  activities............................      879,036      (42,903)     420,994
                                          -----------  -----------  -----------
(Decrease) increase in cash and cash
 equivalents............................      (38,901)      10,006       (3,147)
Cash and cash equivalents at beginning
 of period..............................      658,500      648,494      651,641
                                          -----------  -----------  -----------
Cash and cash equivalents at end of
 period.................................  $   619,599  $   658,500  $   648,494
                                          ===========  ===========  ===========

--------
See notes to consolidated financial statements.

Notes to Consolidated Financial Statements

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   AmSouth Bancorporation (AmSouth), through its wholly owned subsidiaries, provides a broad array of financial products and services throughout Alabama, Florida, Tennessee, and Georgia. AmSouth's principal activities include retail and commercial banking and trust operations. On June 25, 1997, AmSouth merged its five subsidiary banks with the resulting bank operating under the name "AmSouth Bank." The accounting policies of AmSouth and the methods of applying those policies which materially affect the accompanying financial statements are presented below.

 Basis of Presentation

   The consolidated financial statements include the accounts of AmSouth and its subsidiaries. All significant intercompany balances and transactions have been eliminated. Certain amounts in the prior years' financial statements have been reclassified to conform with the 1998 presentation. These reclassifications are immaterial and had no effect on net income.

 Use of Estimates

   The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Cash Flows

   For the Consolidated Statement of Cash Flows, AmSouth has defined cash and cash equivalents as those amounts included in the Consolidated Statement of Condition caption as "Cash and due from banks." For the years ended December 31, 1998, 1997 and 1996, AmSouth paid interest of $749,419,000, $701,796,000 and $703,449,000, respectively. For the years ended December 31, 1998, 1997 and 1996, noncash transfers from loans to foreclosed properties were $13,663,000, $17,377,000 and $20,469,000, respectively. Noncash transfers from foreclosed properties to loans for the years ended December 31, 1998, 1997 and 1996 were $496,000, $2,399,000 and $1,284,000, respectively. For the years ended December 31, 1998, 1997 and 1996, noncash transfers from loans to available-for-sale securities of approximately $67,755,000, $351,946,000 and $704,525,000, respectively, were made in connection with mortgage loan securitizations. In addition, for the years ended December 31, 1998, 1997 and 1996, respectively, $471,000, $2,657,000 and $5,309,000 of noncash transfers were made from loans to other assets in connection with mortgage loan securitizations. For the year ended December 31, 1998, noncash transfers from loans to available-for-sale securities and to other assets of approximately $4,038,000 and $3,567,000, respectively, were made in connection with the participation of mortgages to third-party conduits. For the year ended December 31,1996, a transfer of $4,131,000 from long-term debt to shareholders' equity was made in connection with the redemption of convertible debt.

 Securities

   Securities are classified as either held-to-maturity, available-for-sale or trading. AmSouth defines held-to-maturity securities as debt securities which management has the intent and ability to hold to maturity. Held-to-maturity securities are stated at cost, adjusted for amortization of premiums and accretion of discounts on the constant effective yield method. Trading securities are carried at market. Market adjustments and realized gains or losses on the sale of trading securities are reported as other noninterest revenues. Available-for-sale securities are defined as equity securities and debt securities not classified as trading securities or held-to-maturity securities. Available-for-sale securities are carried at fair value. Unrealized holding gains or losses, net of deferred taxes, on available-for-sale securities are excluded from earnings and reported in accumulated other comprehensive income within shareholders' equity. AmSouth determines the appropriate classification of debt securities at the time of purchase. Gains and losses from sales of available-for-sale securities are computed using the specific identification method.

Mortgage Loans Held for Sale

   Mortgage loans held for sale are carried at the lower of aggregate cost or market value. Market adjustments and realized gains and losses are classified as other noninterest revenues.

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

 Interest Rate Contracts and Other Off-Balance Sheet Financial Instruments

   AmSouth has from time to time utilized various off-balance sheet instruments such as interest rate swaps and caps which are designated to hedge imbalances in sensitivity to fluctuating interest rates for designated assets and liabilities. To qualify as a hedge used to manage interest rate risk, the following criteria must be met: (1) the asset or liability to be hedged exposes the institution, as a whole, to the interest rate risk, (2) the instrument alters or reduces sensitivity to interest rate changes and (3) the instrument is designated and effective as a hedge. Accrual accounting is applied for off-balance sheet investment products classified as a hedge. Under accrual accounting, any gains or losses realized as a result of termination of an off-balance sheet investment product are deferred and amortized as yield/rate adjustments of the hedged assets or liabilities over the original life of the contract. If the designated asset or liability being hedged is terminated, matures or is sold, any realized or unrealized gain or loss from the related off-balance sheet investment product would be recognized in income coincident with the extinguishment or termination. If the balance of the related balance sheet item falls below that of the related off-balance sheet investment product, the excess portion of the off-balance sheet investment product is marked to market and the resulting gain or loss included in income. If an off-balance sheet investment product does not satisfy the criteria for a hedge, including those to be used in trading activities, it is carried at market value. Any changes in market value are recognized in other noninterest revenues.

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

   Impaired loans are specifically reviewed loans for which it is probable that the creditor will be unable to collect all amounts due according to the terms of the loan agreement. Impairment of a loan is measured by comparing the recorded investment in the loan with the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. A valuation allowance is provided to the extent that the measure of the impaired loans is less than the recorded investment. A loan is not considered impaired during a period of delay in payment if the ultimate collectibility of all amounts due is expected. Larger groups of homogeneous loans such as consumer installment, bankcard and residential real estate mortgage loans are collectively evaluated for impairment. Impaired loans are, therefore, primarily commercial loans and commercial real estate loans. Payments received on impaired loans for which the ultimate collectibility of principal is uncertain are generally applied first as principal reductions.

 Allowance for Loan Losses

   The allowance for loan losses is maintained at a level which is considered to be adequate to reflect estimated credit losses for specifically identified loans, as well as estimated probable credit losses inherent in the remainder of the loan portfolio at the balance sheet date. A formal review of the allowance for loan losses is prepared quarterly to assess the risk in the portfolio and to determine the adequacy of the allowance for loan losses. For purposes of the quarterly review, the consumer loan portfolios are separated by loan type, and each loan type is treated as a homogeneous pool. In accordance with the Interagency Policy Statement on the Allowance for Loan and Lease Losses, issued by the Federal Financial Institutions Examination Council, the allowance allocated to each of these pools is based upon trends in quarterly annualized charge-off rates for each pool, adjusted for anticipated changes in these pools which includes current information on the payment performance of each pool of loans. Every commercial and commercial real estate loan is assigned a risk rating on a numerical scale of one to nine by loan officers using established credit policy guidelines. These risk ratings are periodically reviewed, and all risk ratings are subject to review by an independent Credit Review Department. Each risk rating is assigned an allocation percentage which, when multiplied times the dollar value of loans in that risk category, results in the amount of the allowance for loan losses allocated to these loans. In addition, every nonperforming loan in excess of $500,000 is reviewed quarterly by AmSouth's Special Asset Department for the potential for additional specific allocation above that already allocated to it as a result of its loan grade. The allocation of allowance for loans with a grade of one through six is based upon historical loss rates adjusted for current conditions which included current economic developments. The allocation for loans with a grade of seven through nine is based upon regulatory guidance. The allocation for unfunded commitments is based on the type of unfunded commitment and historical loss information updated to reflect current conditions and information. The allowance allocated to standby letters of credit is determined by historical loss information associated with these off-balance sheet items. Management reviews its allocation of the loan losses versus actual performance of each of its portfolios and adjusts allocation rates to reflect the recent performance of the portfolio as well as current underwriting standards and other factors which might impact the estimated losses in the portfolio.

   In determining the appropriate level for the allowance, management ensures that the overall allowance appropriately reflects a margin for the imprecision inherent in most estimates of expected credit losses. This additional allowance is reflected in the unallocated portion of the allowance. Based on management's periodic evaluation of the allowance for loan losses, a provision for loan losses is charged to operations if additions to the allowance are required.

 Premises and Equipment

   Premises and equipment are stated at cost, less accumulated depreciation and amortization. The provisions for depreciation and amortization are computed generally by the straight-line method over the estimated useful lives of the assets or terms of the leases, as applicable. The annual provisions for depreciation and amortization have been computed principally using estimated lives of five to forty years for premises and three to twelve years for furniture and equipment.

 Intangible Assets

   Intangible assets, primarily goodwill, are included in other assets.
Goodwill is amortized on a straight-line basis primarily over twenty to twenty-five years. As events or changes in circumstances warrant, AmSouth reviews the carrying value of goodwill to determine if any impairment has occurred or if the period of recoverability has changed. If this review indicates that goodwill will not be recoverable, as determined based on the undiscounted cash flows of the entity acquired over the remaining amortization period, AmSouth's carrying value of the goodwill will be reduced by the estimated shortfall of such cash flows. At December 31, 1998, 1997 and 1996, goodwill, net of amortization, totaled $234,688,000, $250,922,000 and $267,157,000, respectively.

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

 Pension and Other Postretirement Employee Benefit Plans

   AmSouth has a pension plan for the benefit of substantially all regular, full-time employees. The plan is trusteed and noncontributory. Costs of AmSouth's pension plan are actuarially determined by the projected unit credit method with actuarial gains or losses recognized each year and amortized separately. AmSouth adopted Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pension and Other Postretirement Benefits -- an amendment of FASB Statements No. 87, 88, and 106" (Statement 132) as of December 31, 1998. This statement revises employers' disclosures about pension and other postretirement benefit plans, but does not change the measurement or recognition of those plans. Accordingly, its adoption did not impact AmSouth's financial condition or results of operations. See Note 17 for AmSouth's pension disclosures as required by Statement 132.

 Stock-Based Compensation

   AmSouth adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (Statement 123) which allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees" (Opinion 25). AmSouth has elected to follow Opinion 25 and related interpretations in accounting for its employee stock options. Under Opinion 25, because the exercise price of AmSouth's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized. See Note 15 for a further description of the assumptions used for preparing the pro forma disclosures as prescribed by Statement 123.

 Earnings Per Common Share

   As of December 31, 1997, AmSouth adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (Statement 128). Statement 128 requires a dual presentation of earnings per share using a basic and diluted computation. The basic calculation of earnings per common share is obtained by dividing net income available to common stockholders by the weighted average outstanding shares of common stock. The diluted calculation of earnings per share is obtained by dividing net income by the weighted average outstanding shares of common stock adjusted for effects of stock options outstanding and convertible debentures assumed issued under Statement 128. Application of Statement 128 had no material effect on reported earnings per common share. See
Note 14 for reconciliations of the numerators and denominators of the basic and diluted earnings per common share computations.

   Three-for-two stock splits were completed on April 30, 1998 and 1997 to common stockholders. All common stock and per share data included in the consolidated financial statements and in the notes to consolidated financial statements have been retroactively adjusted to reflect these splits.

 Transfer of Assets and Liabilities

   On January 1, 1997, AmSouth adopted Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" (Statement 125), except for the provisions relating to repurchase agreements, securities lending and other similar transactions and pledged collateral, which were delayed until after December 31, 1997, by Statement of Financial Accounting Standards No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125, an amendment of FASB Statement No. 125" (Statement 127). On January 1, 1998, those provisions of Statement 125 deferred by Statement 127 were adopted. Statement 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities based on a consistent application of a "financial-components approach" that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered and derecognizes liabilities when extinguished. Statement 125 provides standards for consistently distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. The adoption of Statement 125 and the additional provisions deferred by Statement 127 resulted in no material impact on AmSouth's financial condition or results of operations.

 Recent Accounting Pronouncements

   On January 1, 1998, AmSouth adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (Statement 130). This statement establishes standards for reporting the components of comprehensive income and requires that all items which are required to be recognized under accounting standards as components of comprehensive income be included in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income includes net income as well as certain items that are reported directly within a separate component of shareholders' equity and bypass net income. The adoption of Statement 130 had no impact on AmSouth's financial condition or results of operations.

   On December 31, 1998, AmSouth adopted Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" (Statement 131). The provisions of this statement require disclosure of financial and descriptive information about an enterprise's operating segments in annual and interim financial reports issued to shareholders. The statement defines an operating segment as a component of an enterprise that engages in business activities that generate revenue and incur expense, whose operating results are reviewed by the chief operating decision maker in the determination of resource allocation and performance, and for which discrete financial information is available. The disclosure requirements of Statement 131 had no impact on AmSouth's financial condition or results of operations.

   In June 1998, Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and for Hedging Activities" (Statement
133), was issued. Statement 133 requires all derivatives to be recorded on the balance sheet at fair value. The statement continues to allow derivative instruments to be used to hedge various risks and sets forth specific criteria to be used to determine when hedge accounting can be used. It also establishes special accounting treatment for fair value hedges, cash flow hedges and foreign currency hedges. The accounting for qualifying hedges results in recognizing offsetting changes in value or cash flows of both the hedge and the hedged item in earnings in the same period. Changes in the fair value of derivatives that do not meet the criteria of a qualifying hedge or that represent the ineffective portion of a hedge are required to be recognized in earnings in the period of change. The provisions of this statement become effective for quarterly and annual reporting beginning January 1, 2000. Although the statement allows for early adoption in any quarterly period after June 1998, AmSouth has no plans to adopt the provisions of Statement 133 prior to the effective date. The impact of adopting Statement 133 on AmSouth's financial condition or results of operations has not been determined at this time.

   In March 1998, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" (SOP 98-1). SOP 98-1 identifies the characteristics of internal use computer software and provides guidance on accounting for its costs. The provisions of this SOP are to be applied to costs incurred for all projects, including those in progress upon initial application. AmSouth is required to adopt this SOP in 1999. The application of SOP 98-1 will not have a material effect on AmSouth's financial condition or results of operations.

   In March 1998, the AICPA also issued Statement of Position 98-5, "Reporting the Costs of Start-Up Activities" (SOP 98-5). SOP 98-5 applies to all nongovernmental entities and requires that costs of start-up activities and organization costs be expensed as incurred. AmSouth is required to adopt this SOP in 1999. The adoption of SOP 98-5 will not have a material effect on AmSouth's financial condition or results of operations.

NOTE 2 -- CASH AND DUE FROM BANKS

   AmSouth's banking subsidiary is required to maintain reserve balances with the Federal Reserve Bank based on a percentage of deposits reduced by its cash on hand. The average amount of those reserves was approximately $15,300,000 and $24,000,000 for the years ended December 31, 1998 and 1997, respectively.

NOTE 3 -- AVAILABLE-FOR-SALE SECURITIES

   The following is a summary of available-for-sale securities at December 31:

                                            1998                                        1997
                         ------------------------------------------- -------------------------------------------
                                      Gross      Gross                            Gross      Gross
                         Amortized  Unrealized Unrealized  Carrying  Amortized  Unrealized Unrealized  Carrying
                            Cost      Gains      Losses     Amount      Cost      Gains      Losses     Amount
(In thousands)           ---------- ---------- ---------- ---------- ---------- ---------- ---------- ----------
U.S. Treasury and
 federal agency
 securities............. $  135,161  $ 1,928     $    2   $  137,087 $  171,965  $ 1,876     $  525   $  173,316
Mortgage-backed
 securities.............  2,670,996   27,788      5,905    2,692,879  2,190,163   42,931      1,512    2,231,582
Equity securities.......    192,491    6,915        -0-      199,406    102,792      -0-        -0-      102,792
                         ----------  -------     ------   ---------- ----------  -------     ------   ----------
                         $2,998,648  $36,631     $5,907   $3,029,372 $2,464,920  $44,807     $2,037   $2,507,690
                         ==========  =======     ======   ========== ==========  =======     ======   ==========

   The carrying amount and amortized cost of available-for-sale securities by maturity at December 31, 1998, are as follows:

                                                          Amortized   Carrying
                                                             Cost      Amount
   (In thousands)                                         ---------- ----------
   Due within 1 year..................................... $   49,976 $   50,512
   Due after 1 year through 5 years......................     17,501     17,753
   Due after 5 years through 10 years....................     39,987     40,665
   Due after 10 years....................................     27,697     28,157
   Mortgage-backed securities............................  2,670,996  2,692,879
   Equity securities.....................................    192,491    199,406
                                                          ---------- ----------
                                                          $2,998,648 $3,029,372
                                                          ========== ==========

   Sales of available-for-sale securities were $737,556,000, $1,129,530,000 and $1,671,010,000 during 1998, 1997 and 1996, respectively. Gross gains of $8,642,000, $9,447,000 and $9,977,000 and gross losses of $306,000, $1,564,000 and $2,447,000 were realized on these sales for 1998, 1997 and 1996, respectively.

   Available-for-sale securities with a carrying amount of $2,774,572,000 and $2,128,547,000 at December 31, 1998 and 1997, respectively, were pledged to secure short-term borrowings, public deposits, trust funds and for other purposes as required or permitted by law.

NOTE 4 -- HELD-TO-MATURITY SECURITIES

   The amounts at which held-to-maturity securities are carried and their approximate fair market values at December 31 are summarized as follows:

                                            1998                                        1997
                         ------------------------------------------- -------------------------------------------
                                      Gross      Gross                            Gross      Gross
                          Carrying  Unrealized Unrealized   Market    Carrying  Unrealized Unrealized   Market
                           Amount     Gains      Losses     Value      Amount     Gains      Losses     Value
(In thousands)           ---------- ---------- ---------- ---------- ---------- ---------- ---------- ----------
U.S. Treasury and
 federal agency
 securities............. $  117,522  $ 1,490     $  -0-   $  119,012 $  325,597  $ 1,367     $  564   $  326,400
State, county and
 municipal securities...    131,216    3,081        264      134,033    127,167    4,354          2      131,519
Mortgage-backed
 securities.............  1,846,145   18,959      8,297    1,856,807  1,818,113   18,641      8,946    1,827,808
Other securities........     52,161       89        -0-       52,250      1,277      -0-        -0-        1,277
                         ----------  -------     ------   ---------- ----------  -------     ------   ----------
                         $2,147,044  $23,619     $8,561   $2,162,102 $2,272,154  $24,362     $9,512   $2,287,004
                         ==========  =======     ======   ========== ==========  =======     ======   ==========

   The carrying amount and approximate fair market value of held-to-maturity securities by maturity at December 31, 1998, are as follows:

                                                           Carrying    Market
                                                            Amount     Value
(In thousands)                                            ---------- ----------
Due within 1 year........................................ $   48,620 $   49,092
Due after 1 year through 5 years.........................     73,006     74,421
Due after 5 years through 10 years.......................     73,579     74,976
Due after 10 years.......................................    105,694    106,806
Mortgage-backed securities...............................  1,846,145  1,856,807
                                                          ---------- ----------
                                                          $2,147,044 $2,162,102
                                                          ========== ==========

   There were no sales of held-to-maturity securities during 1998, 1997 and 1996. Held-to-maturity securities with a carrying amount of $2,026,921,000 and $2,090,466,000 at December 31, 1998 and 1997, respectively, were pledged to secure short-term borrowings, public deposits, trust funds and for other purposes as required or permitted by law.

NOTE 5 -- LOANS

   The major categories of loans net of unearned income at December 31 are summarized as follows:

                                               1998                1997
                                        ------------------- -------------------
                                          Amount    Percent   Amount    Percent
(Dollars in thousands)                  ----------- ------- ----------- -------
Commercial:
  Commercial and industrial............ $ 3,683,340   28.6% $ 3,737,550   30.5%
  Commercial real estate mortgages --
   owner occupied......................     535,840    4.2      549,667    4.5
  Commercial real estate mortgages --
   nonowner occupied...................   1,457,558   11.3    1,161,426    9.5
  Real estate construction.............   1,281,974   10.0      867,255    7.1
                                        -----------  -----  -----------  -----
    Total commercial...................   6,958,712   54.1    6,315,898   51.6
                                        -----------  -----  -----------  -----
Consumer:
  Residential first mortgages..........   2,163,797   16.8    2,603,474   21.3
  Other residential mortgages..........   1,302,015   10.1    1,114,133    9.1
  Dealer indirect......................   1,735,619   13.5    1,242,771   10.2
  Revolving credit.....................     265,809    2.1      454,889    3.7
  Other consumer.......................     443,911    3.4      506,503    4.1
                                        -----------  -----  -----------  -----
    Total consumer.....................   5,911,151   45.9    5,921,770   48.4
                                        -----------  -----  -----------  -----
                                        $12,869,863  100.0% $12,237,668  100.0%
                                        ===========  =====  ===========  =====

   At December 31, 1998 and 1997, nonaccrual loans totaled $66,072,000 and $71,358,000, respectively. The amount of interest income actually recognized on these loans during 1998 and 1997 was approximately $1,792,000 and $1,662,000, respectively. The additional amount of interest income that would have been recorded during 1998 and 1997 if these loans had been current in accordance with their original terms was approximately $5,285,000 and $5,664,000, respectively.

   At December 31, 1998 and 1997, the recorded investment in loans that were considered to be impaired was $38,178,000 and $35,887,000, respectively (primarily all of which were on a nonaccrual basis). Collateral dependent loans, which were measured at the fair value of the collateral, constituted approximately all of impaired loans at December 31, 1998 and 1997. There was approximately $7,776,000 and $6,742,000 at December 31, 1998 and 1997,
respectively, in the allowance for loan losses specifically allocated to $23,881,000 and $21,726,000 of impaired loans, respectively. No specific reserve was required for $14,297,000 and $14,161,000 of impaired loans at December 31,1998 and 1997, respectively. The average recorded investment in impaired loans for the years ended December 31, 1998, 1997 and 1996 was approximately $46,159,000, $40,669,000 and $48,133,000, respectively. No material amount of interest income was recognized on impaired loans for the years ended December 31, 1998, 1997 and 1996.

   Certain executive officers and directors of AmSouth and their associates were loan customers of AmSouth during 1998 and 1997. Such loans are made in the ordinary course of business at normal credit terms, including interest rates and collateral, and do not represent more than a normal risk of collection. Total loans to these persons at December 31, 1998 and 1997 amounted to approximately $108,368,000 and $79,209,000, respectively. Activity during 1998 in loans to related parties included loans of approximately $359,222,000, payments of approximately $313,937,000 and net reductions of approximately $16,126,000 representing other changes.

NOTE 6 -- ALLOWANCE FOR LOAN LOSSES

   A summary of changes in the allowance for loan losses is shown below:

                                                     1998      1997      1996
(In thousands)                                     --------  --------  --------
Balance at January 1.............................. $179,197  $179,049  $178,451
Loans charged-off.................................  (69,265)  (93,985)  (83,279)
Recoveries of loans previously charged-off........   22,909    26,734    18,706
                                                   --------  --------  --------
Net charge-offs...................................  (46,356)  (67,251)  (64,573)
Addition to allowance charged to expense..........   58,134    67,399    65,171
Allowance sold....................................  (14,900)      -0-       -0-
                                                   --------  --------  --------
Balance at December 31............................ $176,075  $179,197  $179,049
                                                   ========  ========  ========

NOTE 7 -- PREMISES AND EQUIPMENT

   Premises and equipment at December 31 are summarized as follows:

                                                                1998     1997
(In thousands)                                                -------- --------
Land......................................................... $ 59,247 $ 54,039
Buildings....................................................  153,248  142,348
Furniture and fixtures.......................................   66,950   61,953
Equipment....................................................  231,017  201,709
Leasehold improvements.......................................   75,386   72,272
                                                              -------- --------
                                                               585,848  532,321
Less: Allowances for depreciation and amortization...........  249,076  218,121
                                                              -------- --------
                                                              $336,772 $314,200
                                                              ======== ========

NOTE 8 -- DEPOSITS

   The aggregate amounts of time deposits of $100,000 or more, excluding certificates of deposit of $100,000 or more, in domestic bank offices at December 31, 1998 and 1997 were $28,925,000 and $34,420,000, respectively.

   At December 31, 1998, the aggregate maturities, in thousands, of time deposits are summarized as follows:

1999................................................................. $4,033,400
2000.................................................................  1,049,687
2001.................................................................    161,231
2002.................................................................     72,218
2003 and thereafter..................................................    211,082
                                                                      ----------
                                                                      $5,527,618
                                                                      ==========

NOTE 9 -- OTHER BORROWED FUNDS

   Other borrowed funds at December 31 are summarized as follows:

                                                                1998     1997
(In thousands)                                                 ------- --------
Treasury, tax and loan notes.................................. $66,399 $576,464
Short-term Federal Home Loan Bank advances....................     -0-   65,000
Short-term bank notes.........................................     -0-  325,000
Commercial paper..............................................  10,039    8,386
Floating Rate Notes due 1999..................................   6,389    6,619
Other short-term debt.........................................   6,046    4,449
                                                               ------- --------
                                                               $88,873 $985,918
                                                               ======= ========

   At December 31, 1998, AmSouth had a line of credit arrangement for short-term debt enabling it to borrow up to $25,000,000 subject to such terms as AmSouth and the lender may mutually agree. The arrangement is reviewed annually for renewal of the credit line. The line is available solely to support commercial paper borrowings and was not in use at December 31, 1998.

   The interest rate on the treasury, tax and loan notes at December 31, 1998, was 4.92%. All other borrowed funds at December 31, 1998, had interest rates ranging from 3.00% to 6.00%.

NOTE 10 -- LONG-TERM DEBT

   Long-term debt at December 31 is summarized as follows:

                                                             1998       1997
(In thousands)                                            ---------- ----------
Long-term Federal Home Loan Bank advances................ $2,500,117 $1,198,146
                                                          ---------- ----------
Other long-term debt:
  6.45% Subordinated Notes Due 2018......................    304,517        -0-
  6.75% Subordinated Debentures Due 2025.................    149,880    149,863
  7.75% Subordinated Notes Due 2004......................    149,504    149,412
  Subordinated Capital Notes Due 1999....................     99,957     99,828
  Long-term notes payable................................     35,784     35,975
                                                          ---------- ----------
Total other long-term debt...............................    739,642    435,078
                                                          ---------- ----------
                                                          $3,239,759 $1,633,224
                                                          ========== ==========

   Advances from the Federal Home Loan Bank (FHLB) had maturities ranging from 1999 to 2013 and interest rates ranging from 3.00% to 6.89%. Of the balances outstanding at December 31, 1998, $1,400,000,000 is callable by the FHLB during the first quarter of 1999. Under the Blanket Agreement for Advances and Security Agreement with the FHLB, residential mortgage loans and mortgage-backed securities are pledged as collateral for the FHLB advances outstanding.

   The 6.45% Subordinated Notes Due 2018 were issued February 1, 1998, by AmSouth's bank subsidiary at a price of 101.702%. The net proceeds to AmSouth's bank subsidiary after commissions totaled $303,156,000. The notes will mature

February 1, 2018, and were issued with embedded put and call options that could require AmSouth's bank subsidiary to repurchase the notes at face value on February 1, 2008. If the bank does not repurchase the debt, the interest rate on the notes will be reset on February 1, 2008, based on a set formula. AmSouth purchased interest rate swaps in the notional amount of $175,000,000 to hedge these notes. These swaps require AmSouth to pay variable rates based on the 30-day and 90-day London Interbank Offered Rate (LIBOR) on notional amounts of $75,000,000 and $100,000,000, respectively. These swaps effectively convert the fixed rate debt to floating rate.

   The 6.75% Subordinated Debentures Due November 1, 2025, were issued November 6, 1995, at a discounted price of 99.883%. The net proceeds to AmSouth after commissions totaled $148,900,000. The debentures will mature on November 1, 2025, and may be redeemed on November 1, 2005, at the option of the registered holders thereof. AmSouth purchased interest rate swaps in the notional amount of $150,000,000 to hedge these debentures. These swaps require AmSouth to pay a variable rate based on the 30-day LIBOR while receiving a fixed rate. These swaps effectively convert the fixed rate debt to floating rate.

   The 7.75% Subordinated Notes Due 2004 were issued May 19, 1994, at a discounted price of 99.389%. The net proceeds to AmSouth after commissions totaled $148,100,000. The notes will mature on May 15, 2004, and are not redeemable prior to maturity.

   The Subordinated Capital Notes Due 1999 were issued in 1987 at a discounted price of 99.125%. The net proceeds to AmSouth after commissions totaled $98,450,000 for an effective rate to maturity of 9.60%. The notes will mature on May 1, 1999.

   Long-term notes payable at December 31, 1998, included notes maturing from 1999 to 2000 with interest rates ranging from 3.30% to 4.25%.

   The aggregate stated maturities, in thousands, of long-term debt outstanding at December 31, 1998, are summarized as follows:

     1999............................................................ $  177,411
     2000............................................................    458,330
     2001............................................................        -0-
     2002............................................................    525,000
     2003............................................................     25,000
     Thereafter......................................................  2,054,018
                                                                      ----------
                                                                      $3,239,759
                                                                      ==========

NOTE 11 -- OFF-BALANCE SHEET FINANCIAL AGREEMENTS

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

   The following table identifies the gross contract or notional amounts of off-balance sheet financial instruments at December 31:

                                                                  1998    1997
   (In millions)                                                -------- ------
   Forward contracts-commitments to sell....................... $   78.5 $ 52.6
   Notional amount of interest rate swaps:
    Receive fixed rate.........................................  1,047.2  927.1
    Receive variable rate......................................    168.5   32.3
   Notional amount of interest rate caps and floors............      7.4    -0-
   Forward foreign exchange contracts:
    Commitments to purchase....................................     69.8   43.2
    Commitments to sell........................................     72.9   43.5
   Written options sold........................................     95.0  190.0
   Written options purchased...................................     19.5   13.4

   The notional amounts of interest rate contracts used by AmSouth to hedge balance sheet items at December 31 are shown below:

                                                                       1998 1997
   (In millions)                                                       ---- ----
   Loans.............................................................. $295 $185
   Securities.........................................................  130  305
   Deposits...........................................................  129  255
   Long-term debt.....................................................  325  150
                                                                       ---- ----
                                                                       $879 $895
                                                                       ==== ====

NOTE 12 -- COMMITMENTS AND CONTINGENCIES

   AmSouth and its subsidiaries lease land, premises and equipment under cancelable and noncancelable leases, some of which contain renewal options under various terms. The leased properties are used primarily for banking purposes.

   The total rental expense on operating leases for the years ended December 31, 1998, 1997 and 1996 was $38,143,000, $39,563,000 and $38,379,000,
respectively. There were no material contingent rental expenses for 1998, 1997 or 1996.

   Future minimum payments, in thousands, by year and in the aggregate, for noncancelable operating leases with initial or remaining terms of one year or more consisted of the following at December 31, 1998:

   1999................................................................ $ 38,143
   2000................................................................   34,084
   2001................................................................   30,470
   2002................................................................   24,659
   2003................................................................   23,775
   Thereafter..........................................................  137,843
                                                                        --------
                                                                        $288,974
                                                                        ========


   AmSouth and its subsidiaries are contingently liable with respect to various loan commitments and other contingent liabilities in the normal course of business. AmSouth's maximum exposure to credit risk for loan commitments (unfunded loans and unused lines of credit) and standby letters of credit, at December 31, 1998, was as follows (in millions):

   Commitments to extend credit....................................... $9,230.8
   Standby letters of credit..........................................    914.7

   The credit risk associated with loan commitments and standby letters of credit is essentially the same as that involved in extending loans to customers and is subject to AmSouth's credit policies. Collateral is obtained based on management's assessment of the customer.

   Various legal proceedings are pending against AmSouth and its subsidiaries. Some of these proceedings seek relief or allege damages that are substantial. The actions arise in the ordinary course of AmSouth's business and include actions relating to its lending, collections, loan servicing, deposit taking, investment, trust, and other activities. Because some of these actions are complex and for other reasons, it may take a number of years to finally resolve them. Based upon legal counsel's opinion, management considers that any liability resulting from the proceedings would not have a material impact on the financial condition or results of operations of AmSouth.

NOTE 13 -- SHAREHOLDERS' EQUITY

   AmSouth offers a Dividend Reinvestment and Common Stock Purchase Plan, whereby shareholders can reinvest dividends to acquire shares of common stock. Shareholders may also invest additional cash up to $5,000 per quarter with no brokerage commissions or fees charged.

   On December 18, 1997, AmSouth's Board of Directors (Board) approved a Stockholder Protection Rights Agreement that extended and updated the existing plan effective March 13, 1998. Existing Rights outstanding on March 13, 1998, were redeemed for $355,000, and at the same time, a dividend was declared of one new Right for each outstanding share of common stock. Each new Right entitles its registered holder, upon occurrence of certain events, to purchase from AmSouth one one-hundredth of a share of Series A Preferred Stock, without par value, for $133.33, subject to adjustment for certain events. The Rights will be exercisable only if a person or group acquires 15% or more of AmSouth's common stock or commences a tender offer that will result in such person or group owning 15% or more of AmSouth's common stock. The Rights may be redeemed by action of the Board for $.0067 per Right.

   On July 18, 1996, AmSouth's Board authorized a plan to repurchase up to five percent of AmSouth's outstanding shares of common stock as of June 30, 1996, or approximately 6,300,000 shares, from time to time. The shares will be used to issue stock under AmSouth's dividend reinvestment and employee benefit plans or for general corporate purposes. Under this plan, AmSouth purchased 3,712,500 shares at a cost of $74,285,000 during 1996. The remaining 2,587,500 shares were purchased during the first half of 1997 at a cost of $60,343,000.

   On March 20, 1997, AmSouth's Board authorized a three-for-two common stock split in the form of a 50 percent stock dividend. The stock dividend was paid April 30, 1997, to shareholders of record as of April 4, 1997. The Board also approved the repurchase by AmSouth of up to 9,000,000 shares of its common stock. During 1997 and 1998, AmSouth purchased 3,906,000 and 3,531,000 shares, respectively, at a cost of $110,267,000 and $136,514,000, respectively, under this plan.

   On March 19, 1998, AmSouth's Board approved a three-for-two common stock split in the form of a 50 percent stock dividend. The stock dividend was paid April 30, 1998, to shareholders of record as of April 3, 1998.

   At December 31, 1998, there were 1,214,265 shares reserved for issuance under the Dividend Reinvestment and Common Stock Purchase Plan, 9,015,947 shares reserved for issuance under stock compensation plans (1,989,379 shares represent stock options outstanding) and 234,842 shares reserved for issuance under the employee stock purchase plan for a total of 10,465,054 shares.

NOTE 14 -- EARNINGS PER COMMON SHARE

   The following table sets forth the computation of earnings per common share and diluted earnings per common share:

                                                       1998     1997     1996
(Dollars in thousands except per share data)         -------- -------- --------
Earnings per common share computation:
 Numerator:
  Net income........................................ $262,712 $226,167 $182,676
 Denominator:
  Average common shares outstanding.................  119,384  123,059  127,362
Earnings per common share........................... $   2.20 $   1.84 $   1.43
Diluted earnings per common share computation:
 Numerator:
  Net income........................................ $262,712 $226,167 $182,676
  Add interest on convertible long-term debt (net of
   tax).............................................      -0-      -0-       90
                                                     -------- -------- --------
   Adjusted net income.............................. $262,712 $226,167 $182,766
 Denominator:
  Average common shares outstanding.................  119,384  123,059  127,362
  Dilutive shares contingently issuable.............    1,897    1,061      934
  Convertible long-term debt assumed converted......      -0-      -0-      468
                                                     -------- -------- --------
  Average diluted common shares outstanding.........  121,281  124,120  128,764
Diluted earnings per common share................... $   2.17 $   1.82 $   1.42
                                                     -------- -------- --------

NOTE 15 -- LONG-TERM INCENTIVE COMPENSATION PLANS

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

   FASB Statement 123 requires pro forma information regarding net income and earnings per share. This pro forma information has been determined as if AmSouth had accounted for its employee stock options under the fair value method of that statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1998 and 1997, respectively: a risk-free interest rate of 5.66% and 6.34%, a dividend yield of 2.34% and 3.33%, a volatility factor of 17.74% and 19.51%, and a weighted-average expected life of the options of seven years. The weighted-average fair value of options granted during 1998 and 1997 was $8.78 and $7.74, respectively.

   For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. AmSouth's pro forma information follows (in thousands except for earnings per common share information):

                                                       1998     1997     1996
                                                     -------- -------- --------
Net income:
 As reported........................................ $262,712 $226,167 $182,676
 Pro forma..........................................  260,671  224,595  181,064
Earnings per common share:
 As reported........................................ $   2.20 $   1.84 $   1.43
 Pro forma..........................................     2.18     1.83     1.42
Diluted earnings per common share:
 As reported........................................ $   2.17 $   1.82 $   1.42
 Pro forma..........................................     2.15     1.81     1.41

   The following table summarizes AmSouth's stock option activity and related information during 1996, 1997 and 1998:

                                    Number of    Option Price  Weighted-Average
                                      Shares      per Share     Exercise Price
                                    ----------  -------------- ----------------
Balance at January 1, 1996.........  2,894,929  $ 3.09--$17.78      $11.15
Options exercised.................. (1,270,234)   3.09-- 17.95       10.69
Options forfeited..................    (33,582)  12.78-- 17.95       15.89
Options granted....................    810,450   17.22-- 21.17       17.99
                                    ----------  --------------      ------
Balance at December 31, 1996.......  2,401,563    3.09-- 21.17       13.64
Options exercised..................   (641,424)   3.09-- 17.95       13.06
Options forfeited..................    (39,540)   3.09-- 22.78       20.32
Options granted....................    507,337   22.05-- 32.04       22.87
                                    ----------  --------------      ------
Balance at December 31, 1997.......  2,227,936    7.00-- 32.04       15.79
Options exercised..................   (615,369)   7.00-- 36.38       15.29
Options forfeited..................    (31,513)   7.00-- 37.67       31.77
Options granted....................    408,325   33.33-- 40.44       36.54
                                    ----------  --------------      ------
Balance at December 31, 1998.......  1,989,379  $ 7.00--$40.44      $19.94
                                    ==========  ==============      ======

   Of the options outstanding at December 31, 1998, those granted since January 1, 1998, have a one-year restriction period from the date of grant. All other options outstanding were exercisable. At December 31, 1998 and 1997, options exercisable totaled 1,607,271 and 1,746,225, respectively, and had a weighted-average option price per share of $15.98 and $13.84, respectively.

   The following table presents the weighted-average remaining life as of December 31, 1998, for options outstanding within the stated exercise price ranges.

                             Outstanding                          Exercisable
                  ----------------------------------------   -------------------------
                                Weighted-     Weighted-                    Weighted-
Exercise Price                   Average       Average                      Average
Range Per         Number of     Exercise      Remaining      Number of     Exercise
Share              Options        Price          Life         Options        Price
--------------    ---------     ---------     ----------     ---------     ---------
$ 7.00--$ 7.71      141,673      $ 7.35       1.81 years       141,673      $ 7.35
 11.78-- 17.95    1,114,947       14.94       6.07 years     1,114,947       14.94
 19.22-- 27.21      348,851       22.73       8.17 years       348,851       22.73
 32.04-- 40.44      383,908       36.58       9.20 years         1,800       32.04

   AmSouth also has issued common stock as restricted stock awards to key officers with the restriction that they remain employed with AmSouth for periods of three years or longer. During 1996, 409,905 restricted shares were awarded with a weighted-average fair value of $21.29; 17,718 restricted shares were forfeited and the restrictions were removed on 212,760 shares. During 1997, 105,322 restricted shares were awarded with a weighted-average fair value of $23.32; 56,362 restricted shares were forfeited and the restrictions were removed on 92,418 shares. During 1998, 85,815 restricted shares were awarded with a weighted-average fair value of $36.90; 16,835 restricted shares were forfeited and the restrictions were removed on 131,986 shares. During 1996, 5,512 restricted shares with a weighted-average fair value of $17.12 were granted to nonemployee members of the Boards of Directors of AmSouth and its subsidiaries. The restrictions were removed from 13,819 shares held by nonemployee members of the Boards of Directors. There were no forfeitures by nonemployee members of the Boards of Directors during 1996. During 1997, 1,401 restricted shares with a weighted-average fair value of $36.04 were granted to nonemployee members of the Boards of Directors of AmSouth and its subsidiaries. The restrictions were removed on 24,975 shares held by nonemployee members of the Boards of Directors and 19,350 shares were forfeited. During 1998, 651 restricted shares with a weighted-average fair value of $36.00 were granted to nonemployee members of the Boards of Directors of AmSouth and its subsidiaries. The restrictions were removed on 4,752 shares held by nonemployee members of the Boards of Directors and 540 shares were forfeited. At December 31, 1998, AmSouth had 637,536 shares of common stock outstanding representing restricted stock awards.

   At December 31, 1998, there were no stock appreciation rights outstanding.

   In addition, effective January 1, 1997, AmSouth adopted the 1997 Performance Incentive Plan (PI Plan). The PI Plan permits the granting of cash-based, long-term incentive opportunities. The amounts that may be earned depend on the extent to which predetermined performance goals are achieved. To date, there have been two sets of grants under the plan.

NOTE 16 -- REGULATORY CAPITAL REQUIREMENTS AND RESTRICTIONS

   Capital is the primary tool used by regulators to monitor the financial health of insured banks and savings institutions. The Federal Reserve Board and the Federal Deposit Insurance Corporation have historically had similar capital adequacy guidelines involving minimum leverage capital and risk-based capital requirements. Under the capital adequacy guidelines and the regulatory framework for prompt corrective action, AmSouth and its banking subsidiary must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Based on the risk-based capital rules and definitions prescribed by the banking regulators, should an institution's capital ratios decline below predetermined levels, it would become subject to a series of increasingly restrictive regulatory actions. AmSouth and its subsidiary bank are required to have core capital (Tier 1) of at least 4% of risk-weighted assets, total capital of 8% of risk-weighted assets and a leverage ratio of 3% of adjusted quarterly average assets. Tier 1 capital consists principally of shareholders' equity, excluding unrealized gains and losses on securities available-for-sale, less goodwill and certain other intangibles. Total capital consists of Tier 1 capital plus certain debt instruments and the reserve for credit losses, subject to limitation. The regulations also define well capitalized levels of Tier 1 capital, total capital and leverage as ratios of 6%, 10% and 5%, respectively, for banking entities. AmSouth's banking subsidiary had Tier 1 capital, total capital and leverage ratios above the well-capitalized levels at December 31, 1998 and 1997. Management believes that no changes in condition or events have occurred since December 31, 1998, which would result in changes to the bank's categories. The actual capital ratios and amounts for AmSouth and its subsidiary bank are as follows:

                                                   1998              1997
                                             ----------------  ----------------
                                               Amount   Ratio    Amount   Ratio
(Dollars in thousands)                       ---------- -----  ---------- -----
Tier 1 capital:
 AmSouth.................................... $1,173,145  6.55% $1,106,995  7.16%
 AmSouth Bank...............................  1,481,247  8.30   1,446,633  9.33
                                             ---------- -----  ---------- -----
Total capital:
 AmSouth.................................... $1,935,794 10.81% $1,605,433 10.38%
 AmSouth Bank...............................  1,957,322 10.96   1,625,830 10.49
                                             ---------- -----  ---------- -----
Leverage:
 AmSouth.................................... $1,173,145  6.00% $1,106,995  6.19%
 AmSouth Bank...............................  1,481,247  7.58   1,446,633  8.08
                                             ---------- -----  ---------- -----

   Certain restrictions exist regarding the ability of banking subsidiaries to transfer funds to the parent company as loans, advances or dividends. The subsidiary bank can initiate dividend payments in 1999, without prior regulatory approval, of approximately $19,200,000 plus an additional amount equal to its net profits for 1999, as defined by statute. Substantially all of the parent company's retained earnings at December 31, 1998 and 1997 represented undistributed earnings of its banking subsidiary.

NOTE 17 -- PENSION AND OTHER EMPLOYEE BENEFIT PLANS

   As of December 31, 1998, AmSouth maintained a corporate pension plan, which covers substantially all regular full-time employees. The pension plan benefits are based on years of service and the employee's compensation during the last 120 months of employment. AmSouth's funding policy is to contribute an amount that meets the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974, plus such additional amounts as the corporation determines to be appropriate.

   The following table summarizes the change in benefit obligation and plan assets and the funded status of the plan at December 31:

                                                              1998      1997
(Dollars in thousands)                                      --------  --------
Change in benefit obligation:
 Benefit obligation at January 1........................... $188,391  $166,997
 Service cost..............................................    6,719     5,702
 Interest cost.............................................   13,294    12,699
 Actuarial loss............................................    7,373    14,647
 Benefits and expenses paid................................  (11,371)  (11,654)
                                                            --------  --------
  Benefit obligation at December 31........................  204,406   188,391
                                                            --------  --------
Change in plan assets:
 Fair value of plan assets at January 1....................  237,348   183,059
 Actual return on plan assets..............................   27,973    40,216
 Company contribution......................................    3,098    25,727
 Benefits and expenses paid................................  (11,371)  (11,654)
                                                            --------  --------
  Fair value of plan assets at December 31.................  257,048   237,348
                                                            --------  --------
 Funded status of the plan.................................   52,642    48,957
 Unrecognized actuarial gain...............................  (36,737)  (35,096)
 Unamortized prior service cost............................      965     1,505
                                                            --------  --------
  Prepaid benefit cost..................................... $ 16,870  $ 15,366
                                                            ========  ========
Assumptions:
 Discount rate.............................................     7.00%     7.25%
 Expected return on plan assets............................     9.25      9.00
 Rate of compensation increase.............................     5.50      4.50

   Net periodic pension cost includes the following components for the years ended December 31:

                                                     1998      1997      1996
(In thousands)                                     --------  --------  --------
Service cost...................................... $  6,719  $  5,702  $  6,010
Interest cost.....................................   13,294    12,699    12,073
Expected return on plan assets....................  (18,959)  (17,180)  (14,843)
Amortization of prior service cost................      540       540       540
Amortization of transitional asset................      -0-    (1,159)   (1,656)
Recognized actuarial gain.........................      -0-       -0-       (28)
                                                   --------  --------  --------
 Net periodic pension cost........................ $  1,594  $    602  $  2,096
                                                   ========  ========  ========

   The plan has a portion of its investments in AmSouth common stock. The number of shares and the market value of the common stock were 316,350 and $14,433,000, respectively, as of December 31, 1998. Dividends received on AmSouth common stock totaled $271,000 during 1998.

   AmSouth also maintains a thrift plan and an employee stock purchase plan which cover substantially all regular full-time employees. AmSouth matches pretax contributions dollar for dollar on the first 6% of base pay that each employee contributes to the thrift plan. After-tax contributions to the thrift plan are matched at 50 cents for every dollar contributed by an employee through the first 6% of base pay. Employees may make both pretax and after-tax contributions, but no matching contributions are made on any employee contributions above 6%, with pretax contributions being matched first. All company-matching contributions are allocated to the AmSouth common stock investment option. The cost of the thrift plan for the years ended December 31, 1998, 1997 and 1996 was $6,479,000, $6,032,000 and $5,632,000, respectively.
Under the employee stock purchase plan, an employee may invest up to $2,000 each calendar year in purchases of AmSouth common stock and AmSouth will contribute a matching 25% toward the purchase. Additional purchases of up to $8,000 may be made on an unmatched basis with no administrative or brokerage fees charged. Under the employee stock purchase plan, 86,722 and 97,691 shares of AmSouth common stock were purchased during 1998 and 1997, respectively, with weighted-average fair values of $38.78 and $26.73, respectively.

   In addition, AmSouth sponsors certain postretirement benefit plans. In accordance with Statement of Financial Accounting Standards No. 106, "Employers Accounting for Postretirement Benefits Other than Pensions," the effect of these plans did not have a material impact on the financial condition or results of operations of AmSouth for the years ended December 31, 1998, 1997 and 1996.

NOTE 18 -- INCOME TAXES

   The provisions for income taxes charged to earnings are summarized as follows:

                                                       Years Ended December 31
                                                      --------------------------
                                                        1998     1997     1996
(In thousands)                                        -------- -------- --------
Current tax expense:
 Federal............................................. $ 91,931 $ 63,336 $ 47,262
 State...............................................    9,633    5,179    3,508
                                                      -------- -------- --------
                                                       101,564   68,515   50,770
                                                      -------- -------- --------
Deferred tax expense:
 Federal.............................................   36,678   48,473   49,388
 State...............................................    4,391    5,535    5,418
                                                      -------- -------- --------
                                                        41,069   54,008   54,806
                                                      -------- -------- --------
                                                      $142,633 $122,523 $105,576
                                                      ======== ======== ========

   The differences between the actual income tax expense and the amount computed by applying the statutory federal income tax rate to income before income taxes were as follows:

                                                   Years Ended December 31
                                                  ----------------------------
                                                    1998      1997      1996
(In thousands)                                    --------  --------  --------
Tax at federal income tax rate..................  $141,871  $122,041  $100,888
State and local income taxes, net of federal tax
 benefits.......................................     9,116     6,964     5,802
Goodwill amortization...........................     5,565     5,581     5,558
Tax exempt interest.............................    (3,478)   (4,481)   (6,169)
Bank owned life insurance.......................    (6,527)   (3,972)      -0-
Other...........................................    (3,914)   (3,610)     (503)
                                                  --------  --------  --------
                                                  $142,633  $122,523  $105,576
                                                  ========  ========  ========

   The significant temporary differences which create deferred tax assets and liabilities at December 31 are as follows:

                                                            1998       1997
(In thousands)                                            ---------  ---------
Deferred tax assets:
 Accrued expenses........................................ $   3,811  $   6,466
 Loan loss reserves......................................    66,250     67,378
 Interest income on nonaccruing loans....................     2,306      1,555
 Other...................................................     7,031      7,756
                                                          ---------  ---------
                                                             79,398     83,155
                                                          ---------  ---------
Deferred tax liabilities:
 Employee benefits.......................................     1,655       (798)
 Leasing activities......................................  (159,053)  (115,123)
 Depreciation............................................    (5,460)    (8,071)
 Discount accretion......................................    (1,275)    (1,612)
 Recapture tax loan loss reserves........................    (2,166)    (6,384)
 Statement 115 equity adjustment.........................   (11,547)   (16,101)
 Other...................................................    (5,791)    (7,255)
                                                          ---------  ---------
                                                           (183,637)  (155,344)
                                                          ---------  ---------
  Net deferred tax liability............................. $(104,239) $ (72,189)
                                                          =========  =========

   Income taxes paid were $82,737,000, $72,428,000 and $59,054,000, for the years ended December 31, 1998, 1997 and 1996, respectively. Applicable income tax expense of $3,131,000, $2,964,000 and $2,946,000 on securities gains and losses for the years ended December 31, 1998, 1997 and 1996, respectively, is included in the provision for income taxes.

NOTE 19 -- OTHER NONINTEREST REVENUES AND OTHER NONINTEREST EXPENSES

   The components of other noninterest revenues and other noninterest expenses are as follows:

                                                       Years Ended December 31
                                                      --------------------------
                                                        1998     1997     1996
(In thousands)                                        -------- -------- --------
Other noninterest revenues:
 Gains on sale of businesses......................... $ 27,974 $    -0- $    -0-
 Bank owned life insurance policies..................   18,649   11,349      -0-
 Mortgage income.....................................   18,346    6,583    3,087
 Gains on sale of available-for-sale securities......    8,336    7,883    7,530
 Other portfolio income..............................    2,013      859    1,416
 Other...............................................   68,935   55,190   54,178
                                                      -------- -------- --------
                                                      $144,253 $ 81,864 $ 66,211
                                                      ======== ======== ========
Other noninterest expenses:
 Postage and office supplies......................... $ 24,013 $ 22,199 $ 23,072
 Communications......................................   22,926   20,665   16,466
 Marketing...........................................   21,306   18,055   16,755
 Amortization of intangibles.........................   16,438   16,556   16,642
 SAIF assessment.....................................      -0-      -0-   24,196
 Other...............................................   88,650   86,238   95,770
                                                      -------- -------- --------
                                                      $173,333 $163,713 $192,901
                                                      ======== ======== ========

NOTE 20 -- BUSINESS SEGMENT INFORMATION

   AmSouth has three reportable segments: Consumer Banking, Commercial Banking and Capital Management. Consumer Banking delivers a full range of financial services to individuals and small businesses. Services include loan products such as residential mortgages, equity lending, credit cards, and loans for automobile and other personal financing needs, and various products designed to meet the credit needs of small businesses. In addition, Consumer Banking offers various deposit products that meet customers' savings and transaction needs. Commercial Banking meets corporate and middle market customers' needs with a comprehensive array of credit, treasury management, international, and capital market services. Included among these are several specialty services such as real estate finance, asset based lending, commercial leasing, and health care banking. Capital Management is comprised of client fiduciary services and broker-dealer services and provides primarily fee-based income. This area includes not only traditional trust services, but also a substantial selection of investment management services including our proprietary mutual fund family. Treasury & Other is comprised of balance sheet management activities that include the investment portfolio, nondeposit funding, and off-balance sheet financial instruments. Treasury & Other also includes corporate expenses such as corporate overhead and goodwill amortization. BOLI income is included in Treasury & Other for 1998 and 1997. In addition, Treasury & Other includes the gain on sale of businesses in 1998 and a one time SAIF assessment in 1996. All revenue and expenses related to the bond administration and stock transfer businesses, sold in 1998, are included in Treasury & Other for all years shown.

 Measurement of Segment Profit or Loss and Segment Assets

   The bank evaluates performance and allocates resources based on profit or loss from operations. The accounting policies of the reportable segments are the same as those described in Note 1 except that AmSouth uses matched maturity transfer pricing to fairly and consistently assign funds costs to assets and earnings credits to liabilities with a corresponding offset in Treasury & Other. AmSouth allocates noninterest expenses based on various activity statistics. AmSouth is disclosing net interest income in lieu of interest income. Performance is assessed primarily on net interest income by the chief operating decision makers.
                                      82

Excluding the internal funding, AmSouth does not have intracompany revenues or expenses. Noninterest expenses are allocated to match revenues. The provision for loan losses for each segment reflects the net charge-offs in each segment. The difference between net charge-offs and the provision is included in Treasury & Other. Additionally, segment income tax expense is calculated using the marginal tax rate. The difference between the marginal and effective tax rate is included in Treasury & Other. Management reviews average assets by segment.

   AmSouth implemented a new internal performance reporting model near the end of 1997. Accordingly, segment information for 1997 and 1996 was restated to reflect this new methodology. AmSouth's segments are not necessarily comparable with similar information for any other financial institution.

                           Consumer  Commercial   Capital   Treasury &
                           Banking    Banking    Management   Other        Total
(In thousands)            ---------- ----------  ---------- ----------  -----------
1998
Net interest income from
 external customers.....  $  191,662 $  378,851   $(2,498)  $  130,955  $   698,970
Internal funding........     245,868   (159,757)    5,097      (91,208)         -0-
                          ---------- ----------   -------   ----------  -----------
Net interest income.....     437,530    219,094     2,599       39,747      698,970
Noninterest revenues....     149,765     34,010    94,653       68,198      346,626
                          ---------- ----------   -------   ----------  -----------
Total revenues..........     587,295    253,104    97,252      107,945    1,045,596
Provision for loan
 losses.................      38,569      7,786       -0-       11,779       58,134
Noninterest expenses....     341,043     95,783    67,246       78,045      582,117
                          ---------- ----------   -------   ----------  -----------
Income before income
 taxes..................     207,683    149,535    30,006       18,121      405,345
Income taxes............      78,089     56,225    11,282       (2,963)     142,633
                          ---------- ----------   -------   ----------  -----------
Segment net income......  $  129,594 $   93,310   $18,724   $   21,084  $   262,712
                          ========== ==========   =======   ==========  ===========
Average assets..........  $7,601,718 $5,770,319   $19,335   $6,132,834  $19,524,206
                          ---------- ----------   -------   ----------  -----------
1997
Net interest income from
 external customers.....  $  200,547 $  351,323   $(2,023)  $  126,430  $   676,277
Internal funding........     235,949   (143,431)    5,030      (97,548)         -0-
                          ---------- ----------   -------   ----------  -----------
Net interest income.....     436,496    207,892     3,007       28,882      676,277
Noninterest revenues....     130,225     25,958    80,117       29,704      266,004
                          ---------- ----------   -------   ----------  -----------
Total revenues..........     566,721    233,850    83,124       58,586      942,281
Provision for loan
 losses.................      64,416      2,837       -0-          146       67,399
Noninterest expenses....     318,046     85,323    57,293       65,530      526,192
                          ---------- ----------   -------   ----------  -----------
Income before income
 taxes..................     184,259    145,690    25,831       (7,090)     348,690
Income taxes............      69,281     54,780     9,712      (11,250)     122,523
                          ---------- ----------   -------   ----------  -----------
Segment net income......  $  114,978 $   90,910   $16,119   $    4,160  $   226,167
                          ========== ==========   =======   ==========  ===========
Average assets..........  $7,528,821 $5,243,203   $19,050   $5,251,069  $18,042,143
                          ---------- ----------   -------   ----------  -----------
1996
Net interest income from
 external customers.....  $  180,157 $  315,593   $(2,125)  $  158,756  $   652,381
Internal funding........     239,049   (114,674)    5,111     (129,486)         -0-
                          ---------- ----------   -------   ----------  -----------
Net interest income.....     419,206    200,919     2,986       29,270      652,381
Noninterest revenues....     119,812     25,920    72,623       16,919      235,274
                          ---------- ----------   -------   ----------  -----------
Total revenues..........     539,018    226,839    75,609       46,189      887,655
Provision for loan
 losses.................      61,038      3,536       -0-          597       65,171
Noninterest expenses....     307,237     79,591    53,132       94,272      534,232
                          ---------- ----------   -------   ----------  -----------
Income before income
 taxes..................     170,743    143,712    22,477      (48,680)     288,252
Income taxes............      64,199     54,036     8,451      (21,110)     105,576
                          ---------- ----------   -------   ----------  -----------
Segment net income......  $  106,544 $   89,676   $14,026   $  (27,570) $   182,676
                          ========== ==========   =======   ==========  ===========
Average assets..........  $7,625,216 $4,690,513   $19,889   $5,654,003  $17,989,621
                          ========== ==========   =======   ==========  ===========

NOTE 21 -- CONDENSED PARENT COMPANY INFORMATION

 Statement of Condition

                                                               December 31
                                                          ---------------------
                                                             1998       1997
(In thousands)                                            ---------- ----------
ASSETS
 Investment in subsidiaries.............................. $1,726,857 $1,719,883
 Securities purchased from bank subsidiary under
  agreements to resell...................................     61,315     67,318
 Available-for-sale securities...........................     45,611        -0-
 Other assets............................................     14,787     16,632
                                                          ---------- ----------
                                                          $1,848,570 $1,803,833
                                                          ========== ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
 Commercial paper........................................ $   10,039 $    8,386
 Subordinated debt.......................................    399,341    399,102
 Other borrowed funds....................................      6,389      6,619
 Accrued interest payable and other liabilities..........      5,172      4,481
                                                          ---------- ----------
  Total liabilities......................................    420,941    418,588
 Shareholders' equity....................................  1,427,629  1,385,245
                                                          ---------- ----------
                                                          $1,848,570 $1,803,833
                                                          ========== ==========

 Statement of Earnings

                                                     Years Ended December 31
                                                    --------------------------
                                                      1998     1997     1996
(In thousands)                                      -------- -------- --------
INCOME
 Dividends from subsidiaries....................... $263,000 $246,241 $125,809
 Interest and other................................    7,980    3,429    5,761
                                                    -------- -------- --------
                                                     270,980  249,670  131,570
                                                    -------- -------- --------
EXPENSES
 Interest..........................................   31,012   31,266   31,059
 Other.............................................    4,177    5,317    4,922
                                                    -------- -------- --------
                                                      35,189   36,583   35,981
                                                    -------- -------- --------
Income before income taxes and equity in
 undistributed earnings of subsidiaries............  235,791  213,087   95,589
Income tax credit..................................    9,326   11,565   10,462
                                                    -------- -------- --------
Income before equity in undistributed earnings of
 subsidiaries......................................  245,117  224,652  106,051
Equity in undistributed earnings of subsidiaries...   17,595    1,515   76,625
                                                    -------- -------- --------
 NET INCOME........................................ $262,712 $226,167 $182,676
                                                    ======== ======== ========

Statement of Cash Flows


                                                  Years Ended December 31
                                               -------------------------------
                                                 1998       1997       1996
(In thousands)                                 ---------  ---------  ---------
OPERATING ACTIVITIES
 Net income................................... $ 262,712  $ 226,167  $ 182,676
 Adjustments to reconcile net income to
  net cash provided by operating activities:
  Amortization of goodwill....................     2,386      2,386      2,386
  Other amortization and depreciation.........     1,270      1,615      1,375
  Net decrease in accrued interest receivable
   and other assets...........................        62      2,817      1,116
  Net (decrease) increase in accrued expenses
   and other liabilities......................    (1,887)       965      4,243
  Equity in undistributed earnings of
   subsidiaries...............................   (17,595)    (1,515)   (76,625)
                                               ---------  ---------  ---------
   Net cash provided by operating activities..   246,948    232,435    115,171
                                               ---------  ---------  ---------
INVESTING ACTIVITIES
 Net (increase) decrease in available-for-sale
  securities..................................   (45,611)       -0-     55,148
 Net decrease in short-term investments.......    12,917      9,227      8,055
                                               ---------  ---------  ---------
   Net cash (used) provided by investing
    activities................................   (32,694)     9,227     63,203
                                               ---------  ---------  ---------
FINANCING ACTIVITIES
 Net increase in commercial paper.............     1,653      1,586      4,949
 Net decrease in other borrowed funds.........      (230)      (300)      (130)
 Payments on long-term debt...................       -0-        -0-       (150)
 Cash dividends paid..........................  (101,563)   (93,307)   (91,378)
 Cash payment for special rights and warrants
  on common stock.............................      (355)       -0-        -0-
 Proceeds from employee stock plans and
  dividend reinvestment plan..................    22,529     21,270     22,386
 Purchase of common stock.....................  (136,514)  (170,610)  (113,877)
                                               ---------  ---------  ---------
   Net cash used by financing activities......  (214,480)  (241,361)  (178,200)
                                               ---------  ---------  ---------
(Decrease) increase in cash...................      (226)       301        174
Cash at beginning of year.....................       802        501        327
                                               ---------  ---------  ---------
Cash at end of year........................... $     576  $     802  $     501
                                               =========  =========  =========

NOTE 22 -- SUBSEQUENT EVENT

   On March 1, 1999, AmSouth issued $175,000,000 of 6.125% Subordinated Notes due March 1, 2009, at a price of 99.175%. The net proceeds to AmSouth after commissions totaled $172,419,000. The proceeds from this issuance will be partially utilized to repay $100,000,000 of Subordinated Capital Notes maturing on May 1, 1999. The remaining proceeds will be used for general corporate purposes.

NOTE 23 -- QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

   Selected quarterly results of operations for the four quarters ended December 31 are as follows:

                                         1998                                1997
                          ----------------------------------- -----------------------------------
(In thousands except per   Fourth   Third    Second   First    Fourth   Third    Second   First
share data)               Quarter  Quarter  Quarter  Quarter  Quarter  Quarter  Quarter  Quarter
------------------------  -------- -------- -------- -------- -------- -------- -------- --------
Interest income.........  $365,907 $372,869 $368,283 $355,482 $348,216 $346,283 $346,621 $336,668
Interest expense........   186,740  199,355  193,661  183,815  178,194  176,821  176,995  169,501
Net interest income.....   179,167  173,514  174,622  171,667  170,022  169,462  169,626  167,167
Provision for loan
 losses.................    12,300    8,000   23,434   14,400   15,780   16,102   17,800   17,717
Income before income
 taxes..................   104,446  103,395  101,346   96,158   90,090   87,822   86,270   84,508
Net income..............    68,375   66,844   65,470   62,023   58,892   56,802   55,900   54,573
Earnings per common
 share..................       .58      .56      .55      .51      .49      .47      .45      .43
Diluted earnings per
 common share...........       .57      .55      .54      .51      .48      .46      .45      .43
Cash dividends declared
 per common share.......       .25      .20      .20      .20      .20      .19      .19      .19
Market price range:
High....................     45.63    41.88    41.88    40.67    37.67    32.58    26.92    24.28
Low.....................     32.13    33.75    37.56    33.00    30.67    25.50    21.44    21.11

--------
Note: Quarterly amounts may not add to year-to-date amounts due to rounding.

NOTE 24 -- FAIR VALUE OF FINANCIAL INSTRUMENTS

   For purposes of this disclosure, the estimated fair value of financial instruments with immediate and shorter-term maturities (generally 90 days or less) is assumed to be the same as the recorded book value. These instruments include the consolidated statement of condition lines captioned cash and due from banks, federal funds sold and securities purchased under agreements to resell, other interest-earning assets, customers' acceptance liability, federal funds purchased and securities sold under agreements to repurchase, other borrowed funds, and acceptances outstanding.

   The carrying amount and estimated fair value of other financial instruments not disclosed elsewhere in the consolidated statement of condition at December 31 are summarized as follows:

                                       1998                     1997
                              -----------------------  -----------------------
                               Carrying    Estimated    Carrying    Estimated
(In thousands)                  Amount    Fair Value     Amount    Fair Value
--------------                ----------- -----------  ----------- -----------
Financial assets:
 Net loans................... $12,693,788 $12,756,868  $12,058,471 $12,100,554
 Mortgage loans held for
  sale.......................     148,461     148,461       80,820      80,820
                              ----------- -----------  ----------- -----------
Financial liabilities:
 Deposits....................  13,283,804  13,339,976   12,945,197  12,959,864
 Long-term FHLB advances.....   2,500,117   2,688,007    1,198,146   1,213,058
 Other long-term debt........     739,642     775,209      435,078     455,161
                              ----------- -----------  ----------- -----------
Off-balance sheet:
 Off-balance sheet financial
  instruments (net receivable
  position)..................          --      14,154           --      14,544
 Commitments to extend credit
  and standby letters of
  credit.....................          --      (4,008)          --      (3,108)
                              ----------- -----------  ----------- -----------

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

   Fair value estimates are made at a specific point in time and are based on relevant market information which is continuously changing. Because no quoted market prices exist for a significant portion of AmSouth's financial instruments, fair values for such instruments are based on management's assumptions with respect to future economic conditions, estimated discount rates, estimates of the amount and timing of future cash flows, expected loss experience and other factors. These estimates are subjective in nature involving uncertainties and matters of significant judgment; therefore, they cannot be determined with precision. Changes in the assumptions could significantly affect the estimates.

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

   The following methods and assumptions were used by AmSouth in estimating its fair value disclosures for financial instruments:

   Loans The fair values of variable rate loans that reprice frequently and have no significant change in credit risk are assumed to approximate carrying amounts. For credit card loans and equity lines of credit, the carrying value reduced by an estimate of credit losses inherent in the portfolio is a reasonable estimate of fair value. The fair values for other loans (e.g., commercial and industrial, commercial real estate, certain mortgage loans and consumer loans) are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality and estimates of maturity based on AmSouth's historical experience. The carrying amount of accrued interest receivable approximates its fair value.

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

   Off-balance Sheet Instruments The fair value of interest rate swaps, financial futures and interest rate caps and floors are obtained from dealer quotes. These values represent the estimated amount the company would receive or pay to terminate the contracts or agreements, taking into account current interest rates and, when appropriate, the current creditworthiness of the counterparties.

   Deposit Liabilities The fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits, savings accounts and money market and interest-bearing checking accounts is, by definition, equal to the amount payable on demand (carrying amount). The fair values for variable rate fixed-term money market accounts and certificates of deposit approximate their carrying amounts. Fair values for fixed rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates of deposit to a schedule of aggregated expected monthly maturities on time deposits.

   Long-term Borrowings The fair values of long-term borrowings (other than deposits) are estimated using discounted cash flow analyses, based on AmSouth's current incremental borrowing rates for similar types of borrowing arrangements.