Form 10-K, Exhibit 13
period 1999-12-31
AMSOUTH BANCORPORATION
filed 2000-03-30
CIK 3133

                                                                      EXHIBIT 13

Management's Discussion and Analysis of
Financial Condition and Results of Operations

Summary Overview

Corporate Overview On October 1, 1999, AmSouth Bancorporation (AmSouth) acquired First American Corporation (First American) in a tax-free stock exchange (the Merger) that was accounted for as a pooling-of-interests. Under the terms of the agreement, First American shareholders received 1.871 shares of AmSouth common stock for each share of First American common stock owned. The combined company is a $43.4 billion regional bank holding company headquartered in Birmingham, Alabama, with more than 600 branch offices serving over two million households in nine Southeastern states. Refer to Note 2 in the Notes to Consolidated Financial Statements for a more detailed discussion of the Merger.

     All prior period financial information has been restated as if the Merger had been in effect for all periods presented. Certain amounts in the financial review for prior years have been reclassified to conform with the current financial statement presentation.

     This section of the annual report provides a narrative discussion and analysis of AmSouth's financial condition and results of operations for the previous three years. All tables, graphs and financial statements included in this report should be considered an integral part of this analysis.

Forward Looking Statements The discussion that follows contains certain forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995) based on current management expectations. AmSouth's actual results could differ materially from those management expectations. Factors that could cause future results to vary from current management expectations include, but are not limited to, the integration of the former First American franchise, general economic conditions, changes in interest rates, deposit flows, the cost of funds, cost of federal deposit insurance premiums, demand for loan products, demand for financial services, competition, changes in the quality or composition of AmSouth's loan and investment portfolios, changes in accounting principles, policies or guidelines and other economic, competitive, governmental, regulatory, and technical factors affecting AmSouth's operations, products, services, and prices. Other factors may be specified in the text that includes the forward looking statements.

Earnings Overview AmSouth reported diluted operating earnings per common share of $1.53 in 1999 compared to $1.40 in 1998 and $1.18 in 1997. Operating earnings totaled $604.7 million in 1999, $555.3 million in 1998 and $473.7 million in 1997.


                           [BAR GRAPH APPEARS HERE]


                                      22
                                      --

--------------------------------------------------------------------------------
COMPOSITION OF INTEREST-EARNING ASSETS (Table 1)
--------------------------------------------------------------------------------

(Dollars in thousands)                         1999                       1998                      1997
--------------------------------------------------------------------------------------------------------------------
                                      Average       Percent      Average       Percent      Average       Percent
                                      Balance      of Total      Balance      of Total      Balance      of Total
--------------------------------------------------------------------------------------------------------------------
Loans net of unearned income        $25,471,295      66.7%     $24,027,839      67.7%     $23,753,817      72.1%
Held-to-maturity securities           4,899,856      12.8        3,594,397      10.1        3,376,881      10.3
Available-for-sale securities         7,369,119      19.3        7,365,385      20.8        5,418,687      16.5
Other interest-earning assets           422,907       1.2          513,290       1.4          372,362       1.1
                                ------------------------------------------------------------------------------------
                                    $38,163,177     100.0%     $35,500,911     100.0%     $32,921,747     100.0%
====================================================================================================================

Note: Available-for-sale securities excludes adjustment for market valuation and certain noninterest-earning marketable equity securities.

     Taking into account merger-related and other special charges, earnings in 1999 were $340.5 million compared to $474.1 million in 1998 and $473.7 million in 1997. Diluted earnings per share was $0.86 in 1999, $1.20 in 1998 and $1.18 in 1997.

     Operating earnings benefited in 1999 from continued growth in net interest income and noninterest revenues. The growth in revenues was somewhat offset by increases in noninterest expenses and higher credit costs.

     The improvement in operating earnings for 1998 resulted from strong growth in net interest income and noninterest revenues. These improvements, however, were partially offset by higher noninterest expenses.

     Operating earnings represent earnings before merger-related and other special charges. 1999 operating earnings excluded pretax charges of $258.3 million resulting from the merger with First American. In addition, $43.1 million was incurred in connection with First American's 1998 mergers with Deposit Guaranty Corporation (Deposit Guaranty), Pioneer Bancshares, Inc., Middle Tennessee Bank, Peoples Bank, Victory Bancshares, Inc., and CSB Financial Corporation. Operating earnings also exclude pretax charges of $7.6 million to conform First American's accounting policies to AmSouth's policies, an $8.0 million impairment loss on a portfolio investment and $71.0 million in loan impairment charges associated with certain healthcare related loans transferred to assets held for accelerated disposition (AHAD). These merger-related and other special charges, on an after-tax basis, totaled $264.3 million in 1999. In 1998, AmSouth incurred pretax merger-related charges of $121.7 million, primarily in connection with First American's 1998 acquisitions. On an after-tax basis, the charges were $81.3 million. Refer to Note 3 in the Notes to Consolidated Financial Statements for a more detailed discussion of merger and other related charges.

     Two key measures of profitability in the banking industry are return on average equity (ROE) and return on average assets (ROA). Operating ROE was 18.99 percent in 1999 versus 17.96 percent in 1998 and 16.00 percent in 1997. Operating ROA was 1.45 percent in 1999 compared to 1.43 percent in 1998 and 1.32 percent in 1997. Based on reported earnings, ROE was 10.69 percent in 1999 compared to 15.33 percent in 1998 and 16.00 percent in 1997. On the same basis, ROA was 0.81 percent in 1999, 1.22 percent in 1998 and 1.32 percent in 1997. See graphs on the previous page.


Earnings Analysis
Net Interest Income Net interest income (NII), defined as the amount of revenue generated by interest-earning assets less the interest cost of funding those assets, is the principal source of earnings for AmSouth, constituting 64.4 percent of total net revenues in 1999, 64.8 percent in 1998 and 68.1 percent in 1997. For purposes of this earnings analysis, NII has been adjusted to a fully taxable equivalent basis for certain tax-exempt loans and investment securities included in interest-earning assets.

     The level of NII is determined primarily by variations in the volume and mix of interest-earning assets and

                                      23
                                      --

Yields Earned on Average Interest-Earning Assets and Rates Paid on Average Interest-Bearing Liabilities (Table 2)

                                                                          ------------------------------------------------------
(Taxable equivalent basis - dollars in thousands)                                                1999
                                                                               AVERAGE          REVENUE/        YIELD/
                                                                               BALANCE          EXPENSE          RATE
                                                                          ------------------------------------------------------
ASSETS
Interest-earning assets:
   Loans net of unearned income ......................................       $25,471,295      $ 2,132,985        8.37%
   Available-for-sale securities:
     Taxable .........................................................         7,123,385          459,571        6.45
     Tax-free ........................................................           245,734           16,339        6.65
                                                                             -----------      -----------
        Total available-for-sale securities ..........................         7,369,119          475,910        6.46
   Held-to-maturity securities:
     Taxable .........................................................         4,667,059          308,136        6.60
     Tax-free ........................................................           232,797           18,808        8.08
                                                                             -----------      -----------
        Total held-to-maturity securities ............................         4,899,856          326,944        6.67
                                                                             -----------      -----------
          Total investment securities ................................        12,268,975          802,854        6.54
   Trading securities ................................................            67,333            4,203        6.24
   Federal funds sold and securities purchased
     under agreements to resell ......................................           124,381            5,694        4.58
   Loans held for sale ...............................................           179,276           10,148        5.66
   Other interest-earning assets .....................................            51,917            2,343        4.51
                                                                             -----------      -----------
     Total interest-earning assets ...................................        38,163,177        2,958,227        7.75
Cash and other assets ................................................         4,076,897
Allowance for loan losses ............................................          (368,322)
Market valuation on available-for-sale securities ....................           (60,424)
                                                                             -----------
                                                                             $41,811,328
                                                                             ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
   Interest-bearing demand deposits ..................................       $ 9,269,643          266,155        2.87
   Savings deposits ..................................................         2,191,546           53,933        2.46
   Time deposits .....................................................         7,821,761          402,576        5.15
   Foreign time deposits .............................................           703,421           34,262        4.87
   Certificates of deposit of $100,000 or more .......................         2,837,027          146,422        5.16
   Federal funds purchased and securities sold
     under agreements to repurchase ..................................         4,051,451          187,946        4.64
   Other borrowed funds ..............................................           939,831           47,894        5.10
   Long-term Federal Home Loan Bank advances .........................         4,290,904          222,036        5.17
   Subordinated debt .................................................           881,207           55,321        6.28
   Senior notes ......................................................           101,120            7,458        7.38
   Other long-term debt ..............................................            18,986              801        4.22
                                                                             -----------      -----------
     Total interest-bearing liabilities ..............................        33,106,897        1,424,804        4.30
                                                                                              -----------       -----
        Net interest spread                                                                                      3.45%
                                                                                                                =====
Noninterest-bearing demand deposits ..................................         4,894,631
Other liabilities ....................................................           624,716
Shareholders' equity .................................................         3,185,084
                                                                             -----------
                                                                             $41,811,328
                                                                             ===========
        Net interest income/margin on a taxable equivalent basis .....                          1,533,423        4.02%
                                                                                                                =====
Taxable equivalent adjustment:
   Loans .............................................................                              4,838
   Available-for-sale securities .....................................                              8,411
   Held-to-maturity securities .......................................                             12,076
   Trading securities ................................................                                152
                                                                                              -----------
     Total taxable equivalent adjustment .............................                             25,477
                                                                                              -----------
        Net interest income ..........................................                        $ 1,507,946
                                                                                              ===========

Note: The taxable equivalent adjustment has been computed based on the statutory federal income tax rate, adjusted for applicable state income taxes net of the related federal tax benefit.

Loans net of unearned income includes nonaccrual loans for all years presented. Certain noninterest-earning marketable equity securities are not included in available-for-sale securities.

                                      24
                                      --

--------------------------------------------------------------------------------------------------
                            1998                                              1997

       AVERAGE           REVENUE/          YIELD/        AVERAGE           REVENUE/         YIELD/
       BALANCE            EXPENSE           RATE         BALANCE            EXPENSE          RATE
--------------------------------------------------------------------------------------------------

     $24,027,839       $  2,085,546         8.68%      $23,753,817      $  2,063,690         8.69%

       7,073,480            486,927         6.88         5,181,805           363,376         7.01
         291,905             22,000         7.54           236,882            20,898         8.82
     -----------       ------------                    -----------      ------------
       7,365,385            508,927         6.91         5,418,687           384,274         7.09

       3,441,212            227,945         6.62         3,194,435           217,347         6.80
         153,185             15,063         9.83           182,446            18,711        10.26
     -----------       ------------                    -----------      ------------
       3,594,397            243,008         6.76         3,376,881           236,058         6.99
     -----------       ------------                    -----------      ------------
      10,959,782            751,935         6.86         8,795,568           620,332         7.05
          61,368              4,303         7.01            64,426             4,280         6.64

         145,554              7,650         5.26           144,202             7,961         5.52
         278,506             16,457         5.91           153,107             9,475         6.19
          27,862              1,204         4.32            10,627               744         7.00
     -----------       ------------                    -----------      ------------
      35,500,911          2,867,095         8.08        32,921,747         2,706,482         8.22
       3,665,989                                         3,338,066
        (367,810)                                         (374,170)
          41,145                                            32,185
     -----------                                       -----------
     $38,840,235                                       $35,917,828
     ===========                                       ===========

     $ 9,201,511            302,208         3.28       $ 8,565,399           289,735         3.38
       1,968,461             51,354         2.61         2,034,236            55,162         2.71
       8,823,928            475,426         5.39         8,989,551           504,954         5.62
         203,084             10,048         4.95           209,764            11,180         5.33
       2,246,605            131,231         5.84         2,118,059           101,414         4.79

       3,359,865            168,435         5.01         2,966,088           151,288         5.10
         837,742             43,287         5.17         1,374,671            73,606         5.35
       2,882,891            153,122         5.31         1,239,839            68,233         5.50
         769,107             52,999         6.89           497,406            36,679         7.37
         101,305              7,471         7.37           100,401             7,405         7.38
          38,650              2,042         5.28            31,931             2,063         6.46
     -----------       ------------                    -----------      ------------
      30,433,149          1,397,623         4.59        28,127,345         1,301,719         4.63
                       ------------        -----                        ------------        -----
                                            3.49%                                            3.59%
                                           =====                                            =====
       4,707,121                                         4,343,401
         608,228                                           487,059
       3,091,737                                         2,960,023
     -----------                                       -----------
     $38,840,235                                       $35,917,828
     ===========                                       ===========
                          1,469,472         4.14%                          1,404,763         4.27%
                                           =====                                            =====
                              5,481                                            6,741
                             12,055                                            6,947
                              7,527                                            6,224
                                125                                              122
                       ------------                                     ------------
                             25,188                                           20,034
                       ------------                                     ------------
                       $  1,444,284                                     $  1,384,729
                       ============                                     ============

                                      25
                                      --

Volume and Yield/Rate Variances (Table 3)

                                                    1999 COMPARED TO 1998                       1998 COMPARED TO 1997
                                                         CHANGE DUE TO                               CHANGE DUE TO

                                          ---------------------------------------------------------------------------------------
(Taxable equivalent basis - in thousands)                   YIELD/                                       YIELD/
                                             VOLUME          RATE           NET           VOLUME          RATE           NET
                                          ---------------------------------------------------------------------------------------
INTEREST EARNED ON:
Loans net of unearned income ............  $ 122,501      $ (75,062)     $  47,439      $  23,782      $  (1,926)     $  21,856
Available-for-sale securities:
  Taxable ...............................      3,413        (30,769)       (27,356)       130,337         (6,786)       123,551
  Tax-free ..............................     (3,245)        (2,416)        (5,661)         4,420         (3,318)         1,102
                                           ---------------------------------------      ---------------------------------------
Total available-for-sale securities .....        168        (33,185)       (33,017)       134,757        (10,104)       124,653
                                           ---------------------------------------      ---------------------------------------
Held-to-maturity securities:
  Taxable ...............................     80,936           (745)        80,191         16,458         (5,860)        10,598
  Tax-free ..............................      6,789         (3,044)         3,745         (2,902)          (746)        (3,648)
                                           ---------------------------------------      ---------------------------------------
Total held-to-maturity securities .......     87,725         (3,789)        83,936         13,556         (6,606)         6,950
                                           ---------------------------------------      ---------------------------------------
Total investment securities .............     87,893        (36,974)        50,919        148,313        (16,710)       131,603
Trading securities ......................        396           (496)          (100)          (208)           231             23
Federal funds sold and securities
  purchased under agreements to resell...     (1,037)          (919)        (1,956)            74           (385)          (311)
Loans held for sale .....................     (5,643)          (666)        (6,309)         7,428           (446)         6,982
Other interest-earning assets ...........      1,084             55          1,139            833           (373)           460
                                           ---------------------------------------      ---------------------------------------
Total interest-earning assets ...........    205,194       (114,062)        91,132        180,222        (19,609)       160,613
                                           ---------------------------------------      ---------------------------------------
INTEREST PAID ON:
Interest-bearing demand deposits ........      2,222        (38,275)       (36,053)        21,069         (8,596)        12,473
Savings deposits ........................      5,599         (3,020)         2,579         (1,752)        (2,056)        (3,808)
Time deposits ...........................    (52,266)       (20,584)       (72,850)        (9,185)       (20,343)       (29,528)
Foreign time deposits ...................     24,372           (158)        24,214           (348)          (784)        (1,132)
Certificates of deposit
  of $100,000 or more ...................     31,705        (16,514)        15,191          6,448         23,369         29,817
Federal funds purchased and securities
  sold under agreements to repurchase....     32,769        (13,258)        19,511         19,781         (2,634)        17,147
Other borrowed funds ....................      5,210           (603)         4,607        (27,827)        (2,492)       (30,319)
Long-term Federal Home
  Loan Bank advances ....................     72,955         (4,041)        68,914         87,350         (2,461)        84,889
Subordinated debt .......................      7,298         (4,976)         2,322         18,864         (2,544)        16,320
Senior notes ............................        (14)             1            (13)            68             (2)            66
Other long-term debt ....................       (889)          (352)        (1,241)           392           (413)           (21)
                                           ---------------------------------------      ---------------------------------------
Total interest-bearing liabilities ......    128,961       (101,780)        27,181        114,860        (18,956)        95,904
                                           ---------------------------------------      ---------------------------------------
Net interest income on a
  taxable equivalent basis ..............  $  76,233      $ (12,282)        63,951      $  65,362      $    (653)        64,709
                                           ========================                     ========================
Add taxable equivalent adjustment .......                                     (289)                                      (5,154)
                                                                         ---------                                    ---------
Net interest income .....................                                $  63,662                                    $  59,555
                                                                         =========                                    =========

Notes:

1. The change in interest not due solely to volume or yield/rate has been allocated to the volume column and yield/rate column in proportion to the relationship of the absolute dollar amounts of the change in each.

2. The computation of the taxable equivalent adjustment is based on the statutory federal income tax rate, adjusted for applicable state income taxes net of the related federal tax benefit.


                                      26
                                      --
interest-bearing liabilities and changes in their related yields and interest rates paid.

     Net interest income grew $64.0 million in 1999 to over $1.5 billion, an increase of 4.4 percent. The growth was attributable to a higher level of average interest-earning assets, partially offset by a decrease in the net interest margin. Average interest-earning assets were $38.2 billion in 1999 compared to $35.5 billion in 1998, an increase of $2.7 billion. The growth in average interest-earning assets occurred in both loans and investment securities.

     Average loans net of unearned income (net loans) grew $1.4 billion in 1999 to $25.5 billion and represented 54.2 percent of the growth in average interest-earning assets. The growth occurred primarily in commercial real estate, home equity and dealer indirect lending. See further discussion of loans in the Balance Sheet Analysis.

     Growth in investment securities accounted for the remainder of the increase in average interest-earning assets. Average investment securities in 1999 were $12.3 billion compared to $11.0 billion in 1998. The increase in the investment portfolio was the result of a planned expansion during the second half of 1999 in connection with the Merger. The increase was primarily in the held-to-maturity category which increased $1.3 billion to $4.9 billion in 1999. The available-for-sale category was flat compared to 1998 at $7.4 billion.

     The increase in average interest-earning assets was funded by a $567.3 million increase in deposits and a $2.3 billion increase in borrowings. Primary sources for the increase in borrowed funds were short-term federal funds purchased and securities sold under agreements to repurchase, long-term Federal Home Loan Bank (FHLB) advances and subordinated debt. The borrowings extended current maturities while enhancing NII growth and creating a better match of maturities with the increased level of investment securities and loans.

     The effects of the growth in average interest-earning assets on NII were partially offset by a 12-basis-point decline in the net interest margin (NIM) from 4.14 percent in 1998 to 4.02 percent in 1999. The NIM is computed by dividing fully taxable equivalent NII by average interest-earning assets and measures how effectively the bank utilizes its interest-earning assets in relationship to the interest cost of funding them. The decline in the NIM was primarily the result of a decrease in the net interest spread or the difference between the average yield earned on interest-earning assets on a fully taxable equivalent basis and average rate paid for interest-bearing liabilities. In 1999, the net interest spread was 3.45 percent compared to 3.49 percent in 1998, a decrease of four basis points. The decrease was the result of a 33-basis-point decline in the yield on interest-earning assets due, primarily, to the higher level of investment securities and a decline in the yield on loans during the year. The decrease was partially offset by a 29-basis-point decrease in rates paid for interest-bearing liabilities.

     Growth in NII during 1999 was further reduced by the use of off-balance sheet loan funding vehicles. In an effort to reduce the amount of lower yielding commercial loans maintained on the balance sheet while retaining the customer relationships, AmSouth, in mid-1997, began selling loans to third-party commercial loan conduits. In 1998, AmSouth began selling residential first mortgages to third-party conduits as well. Conduits have the effect of reducing the amount of loans on the balance sheet and accordingly the interest revenue associated with those loans. However, because the loans that are sold to the conduits typically have lower yields, the net interest margin widens, allowing AmSouth to retain higher yielding assets on the balance sheet, while AmSouth's funding capacity expands.

     In 1998, NII increased $64.7 million, an increase of 4.6 percent over 1997. The increase was attributable to a higher level of average interest-earning assets in 1998 offset by a decrease in the NIM. Average interest-earning assets in 1998 were $35.5 billion compared to $32.9 billion in 1997, an increase of $2.6 billion or 7.8 percent. Investment securities and loans were the primary areas of growth in interest-earning assets. Average investment securities increased 24.6 percent to $11.0 billion in 1998 as compared to $8.8 billion in 1997. The available-for-sale portfolio increased $1.9 billion to $7.4 billion in 1998, while the held-to-maturity portfolio increased $217.5 million to $3.6 billion. The increase in the investment portfolio was primarily the result of a planned expansion of the investment securities portfolio early in the year as well as

                                      27
                                      --
the securitization of $1.3 billion of mortgage loans which were retained in the investment portfolio. Growth in net loans of $274.0 million to $24.0 billion was responsible for the remainder of the growth in interest-earning assets. The growth in loans occurred primarily in commercial real estate and dealer indirect.

     Funding for the increase in interest-earning assets was supplied by an $890.3 million increase in deposits and a $1.8 billion increase in borrowings. Primary sources for the increase in borrowed funds were short-term Federal funds purchased and securities sold under agreements to repurchase, long-term FHLB advances and long-term subordinated notes.

     Partially offsetting the effects of the growth in average interest-earning assets on NII was a decline in the NIM of 13 basis points to 4.14 percent in 1998. The downward pressure on the NIM in 1998 resulted from the narrowing of the net interest spread. The net interest spread in 1998 was 3.49 percent versus
3.59 percent in 1997, a decrease of ten basis points. The decrease was primarily the result of a 14-basis-point decline in the yield on average interest-earning assets to 8.08 percent, resulting from the higher level of investment securities and the general decline in interest rates in 1998. Deposit pricing actions were also impacted by the general market decline in interest rates in 1998 resulting in a decline in the average rate paid on interest-bearing deposits. Partially offsetting the decrease in rates paid on deposits was a change in the funding mix to include more long-term borrowed funds resulting in only a four-basis-point decrease in the rate paid on total interest-bearing liabilities to 4.59 percent. Further constraining growth in net interest income and interest-earning assets in 1998 was the increase in the use of conduits, discussed earlier.

     Management anticipates a stable to modestly narrowing NIM in 2000 provided the economy continues a course of modest growth, interest rates do not fluctuate materially, AmSouth's strategy to shift the mix of earning assets from lower yielding investment securities to higher yielding loans meets with success, and core deposits continue to grow. An integral part of this strategy will be AmSouth's ability to successfully integrate its lending and deposit programs in the former First American franchise. However, competitive pressures adversely affecting AmSouth's ability to set deposit rates and price loans as well as deterioration in the overall economy may result in compression of the NIM.


Provision for Loan Losses The provision for loan losses is the charge to operating earnings necessary to maintain the allowance for loan losses at an adequate level to absorb losses inherent in the loan portfolio. In 1999, AmSouth recorded a provision for loan losses totaling $165.6 million, compared to $99.1 million reported in 1998 and $83.5 million recorded in 1997.

     The federal government's legislation to reduce Medicare reimbursements to healthcare providers had a material adverse financial impact on certain companies in this sector which are heavily reliant on such reimbursements. Both AmSouth and First American have been lenders to the health-care industry. The increase in the 1999 provision was primarily the result of management's decision to exit the Medicare dependent long-term care segment of the healthcare loan portfolio by transferring to AHAD $149 million in loans, net of a $71.0 million valuation allowance. Loan impairment charges associated with these loans of $71.0 million were included in the loan loss provision for 1999. See the sections


                           [BAR GRAPH APPEARS HERE]

                                      28
                                      --

                           [BAR GRAPH APPEARS HERE]


entitled "Loans" and "Allowance for Loan Losses" for further discussion. Another unusual item in the loan loss provision for 1999 was a $3.0 million charge to bring First American's accounting policies in line with AmSouth's. Excluding the effects of these charges, the provision would have been $91.6 million, a decrease of $7.4 million versus 1998.

     Net charge-offs in 1999 were $102.9 million versus $83.7 million in 1998 and $94.7 million in 1997. The increase in 1999 was primarily the result of higher charge-offs in the commercial and consumer loan categories.

     The decrease in net charge-offs in 1998 occurred primarily in the consumer loan portfolio reflecting improvement in several consumer loan segments including direct consumer, dealer indirect and revolving credit. This was the result of enhancements in all aspects of the consumer lending programs, from underwriting to collections, during the preceding three years. The improvement also reflected the sale of approximately $169.5 million of underperforming credit card loans. The 1998 decline in consumer loan net charge-offs was offset somewhat by an increase in commercial and commercial real estate loan net charge-offs.

     Measured as a percentage of average net loans, net charge-offs followed the same pattern as the absolute level of losses during the past three years. In 1999, net charge-offs were .40 percent of average net loans versus .35 percent in 1998 and .40 percent in 1997. Management expects net charge-offs to increase in 2000 while the net charge-off ratio should be in the .40 to .45 percent range.

     For additional details on net charge-offs, see Tables 16 and 17. Also, additional discussion of asset quality trends may be found in the section of this report entitled Credit Risk Management Process and Loan Quality.


Noninterest Revenues Noninterest revenues grew to represent 35.6 percent of total tax equivalent net revenues in 1999, up from 35.2 percent in 1998 and 31.9 percent in 1997. Total noninterest revenues increased 6.0 percent to $847.6 million in 1999, compared to $799.9 million in 1998 and $658.7 million in 1997.

     Leading growth categories in 1999 included consumer investment services income and other noninterest revenues, which include interchange fees, mortgage income and income from bank owned life insurance (BOLI). Partially offsetting the growth in these categories were decreases in service charges on deposit accounts and trust income.

     Consumer investment services income was the leading growth category among noninterest revenues and is now the second largest category of noninterest revenues with $213.3 million in revenue for 1999 compared to $183.8 million in 1998, a 16.0 percent increase. The growth was attributable to strong sales across all categories of investment products and services. Within consumer investment services, sales of annuities and mutual fund products were leading growth areas. As part of the strategic initiative to generate $50 million in revenues from new sources, AmSouth now has over 1,100 trained and licensed personnel selling annuity products across the franchise. Adding to the growth in consumer investment services income was growth in mutual fund sales. Mutual fund assets under management grew $800 million in 1999 to $7.2 billion. Also contributing to the increase in consumer investment services income in 1999 was an increase in commissions from higher brokerage sales and higher sales volume in IFC Holdings, Inc., (IFC) a subsidiary third-party marketer of investment and insurance products through banks and other financial services providers that was acquired as part of the Merger.

                                      29
                                      --

     Other noninterest revenues grew $20.3 million in 1999 to $292.0 million. The growth reflects increases in interchange income, BOLI, mortgage income, and other noninterest revenues. Fees from interchange services, which are derived from debit cards and automated teller machine (ATM) transactions, increased $10.1 million to $46.5 million in 1999, a 27.8 percent increase. The growth reflects the continued success of AmSouth's initiative to double the contribution from Consumer Banking through increased access to banking services anytime, anywhere, anyway. As part of this initiative, AmSouth has grown its ATM network to over 1,300 machines and its debit cards outstanding to over 900,000.

     Income from BOLI increased in 1999 as a result of normal increases in cash surrender value on policies purchased in prior years by AmSouth and new policies purchased in 1999. Additional premiums totalling $400 million were paid in 1999. In 1999, income from BOLI was $31.2 million compared to $17.4 million in 1998, an increase of $13.8 million or 79.2 percent. The total cash surrender value of BOLI at the end of 1999 was $756.2 million compared to $301 million at the end of 1998.

     Mortgage income was another area of growth among noninterest revenues in 1999. The growth was the result of a very favorable residential mortgage environment during the first half of 1999 and the continued benefit from the expansion of the mortgage lending program in 1998. Expansion of the mortgage lending program was another key element of the strategic initiative to double the contribution from Consumer Banking. Mortgage income consists of income from the sale of mortgage loans and related servicing rights and income from the sale of third-party mortgage servicing rights. In 1999, mortgage income was $45.0 million versus $39.7 million in 1998, an increase of 13.5 percent.

     Other noninterest revenues also included an $8.6 million pretax gain on the sale of First American's third-party mortgage servicing business and a $13.3 million pretax gain associated with the outsourcing of the merchant card processing operation. The remainder of the increase in other noninterest revenues was primarily from an increase in fees from commercial loan conduit activity.

     The growth among these categories was partially offset by a $1.8 million decrease in service charges on deposit accounts, primarily due to increased sales of free consumer checking products and a $230,000 decrease in trust income.

     Growth in 1998 occurred in all major revenue categories. Service charges on commercial and consumer deposit accounts grew 8.7 percent to $234.8 million in 1998, an increase of $18.8 million. The increase in service charges, which represent the single largest category of non-interest revenues, was primarily due to increases in corporate analysis fees and higher service fee income from consumer checking accounts.

     Trust income of $109.5 million represents an increase of $6.9 million or
6.8 percent over 1997. The increase was due to revenue from new employee benefit plan administration and personal trust accounts, fee increases and strength in financial markets during most of 1998. Partially offsetting these items was a reduction in fees due to the sale of the bond administration and stock transfer businesses in 1998.

     Consumer investment services income was a leading growth area in noninterest revenues increasing $34.6 million to $183.8 million in 1998 from $149.2 million in 1997. This represents an increase of 23.2 percent. The increase was the result of higher sales volume of mutual funds and annuity products as well as increased retail brokerage commissions from IFC. In addition, in 1998, AmSouth added three proprietary mutual funds to its investment products offered, bringing the number of AmSouth's proprietary funds to 18, and the former First American merged its AmeriStar mutual funds with the former Deposit Guaranty's Investor series funds to form 14 individual mutual funds. Total mutual funds under management were $6.4 billion, an increase of $2.3 billion over 1997.

     The increase in other noninterest revenues reflects increases in interchange income, BOLI, mortgage income,

                                      30
                                      --

--------------------------------------------------------------------------------
NONINTEREST REVENUES AND NONINTEREST EXPENSES (Table 4)
--------------------------------------------------------------------------------

                                                                  Years Ended December 31
(Dollars in thousands)                        1999           1998           1997           1996           1995
-------------------------------------------------------------------------------------------------------------------
NONINTEREST REVENUES:
   Service charges on deposit accounts     $  233,043     $  234,849     $  216,085     $  191,430     $  168,868
   Consumer investment services income        213,292        183,831        149,205         86,300         23,143
   Trust income                               109,223        109,453        102,506         93,229         82,817
   Other noninterest revenues                 291,999        271,721        190,928        171,330        163,984
                                           ------------------------------------------------------------------------
                                           $  847,557     $  799,854     $  658,724     $  542,289     $  438,812
===================================================================================================================
NONINTEREST EXPENSES:
   Salaries and employee benefits          $  635,450     $  615,195     $  584,812     $  537,762     $  488,532
   Equipment expense                          135,590        123,480        113,716        102,544         90,158
   Net occupancy expense                      111,431        106,497        103,698         97,512         90,531
   Subscribers' commissions                    99,588         89,918         70,785         35,075            -0-
   FDIC premiums                                5,446          5,344          4,423         10,202         33,195
   SAIF assessment                                -0-            -0-            -0-         32,296            -0-
   Merger-related costs                       301,415        121,725            -0-            -0-          7,269
   Other noninterest expenses                 359,586        344,113        344,241        314,118        286,072
                                           ------------------------------------------------------------------------
                                           $1,648,506     $1,406,272     $1,221,675     $1,129,509     $  995,757
===================================================================================================================

and gains on the sale of businesses. Fees from interchange services increased
26.1 percent to $36.4 million in 1998, an increase of $7.5 million over 1997.

     Income from BOLI experienced substantial growth in 1998, up $7.3 million, or 72.9 percent, to $17.4 million. The increase was due primarily to new policies purchased in the latter half of 1997 and early 1998. The total cash surrender value of BOLI at the end of 1998 was $301 million compared to $200 million at year-end 1997.

     Mortgage income represented another area of significant growth for noninterest revenues in 1998. Contributing to the growth were higher origination volume and an increase in income from the sale of mortgage loans and related servicing rights in the secondary market. In addition, AmSouth expanded its Florida mortgage staff by over 40 professionals and doubled the overall production of mortgage loan originations over 1997. Mortgage income for the year was $39.7 million versus $15.8 million for 1997, an increase of 151.1 percent.

     Also included in other noninterest revenues was a $32.7 million net gain on the sale of certain nonstrategic assets. During 1998, AmSouth sold its bond administration and stock transfer businesses and underperforming credit card assets. The former First American also sold the corporate trust business of the former Deposit Guaranty, $3.5 million of assets of First Mortgage Corporation and McAfee Mortgage, a $22.8 million asset mortgage banking subsidiary of the former Deposit Guaranty. The remainder of the increase in other noninterest revenues was primarily the result of higher portfolio income of $6.9 million resulting primarily from gains on sales of available-for-sale securities, gains generated from the sale of branches and various miscellaneous assets and an increase in the fees from the commercial loan conduit.

     Management expects, excluding nonrecurring items, total noninterest revenues in 2000 to exceed the levels reported in 1999, provided the economy remains stable and AmSouth's revenue growth initiatives are successfully implemented across the expanded franchise. Performance of the stock and bond markets will also influence management's ability to achieve its noninterest revenue goals, especially with respect to consumer investment services and trust revenues.

                                      31
                                      --

     Each of the major categories of noninterest revenues for 1995 through 1999 is shown in Table 4.


Noninterest Expenses Excluding the effects of merger-related and other special charges, noninterest expenses were $1.3 billion in 1999, an increase of $58.7 million compared to 1998. Including merger and other special charges, noninterest expenses were $1.6 billion in 1999, an increase of $242.2 million over 1998. Increases occurred across most major categories with the primary increases occurring in salary and employee benefits expense, subscribers' commissions, net occupancy expense, and equipment expense.
     Salaries and employee benefits expense, the largest category of noninterest expense, was $635.5 million in 1999, representing a 3.3 percent increase over 1998 expense of $615.2 million. The increase was primarily the result of merit increases, higher performance-based compensation and an increase in the number of employees. As part of AmSouth's strategic initiatives, performance-based incentive compensation programs have been put in place at all levels of the company. The increase in performance-based compensation correlates directly with improvement in operating earnings and revenues.

                           [BAR GRAPH APPEARS HERE]

     Subscribers' commissions are fees paid on sales of investment products marketed through IFC and are paid to subscribing (client) institutions. In 1999, subscribers' commissions were $99.6 million, an increase of $9.7 million or 10.8 percent over 1998, reflecting higher investment sales volume in 1999.
     Net occupancy expense increased $4.9 million in 1999 to $111.4 million, representing a 4.6 percent increase over 1998. The increase was due to branch expansion in Florida, higher net rent expense and depreciation expense on leasehold improvements.
     Investments in technology supporting the consumer, commercial and capital management lines of business resulted in higher equipment expense in 1999. Equipment expense increased $12.1 million to $135.6 million in 1999 compared to $123.5 million in 1998.
     Other noninterest expenses, which includes deposit insurance premiums, were $365.0 million in 1999 versus $349.5 million in 1998, an increase of $15.6 million. The increase was due to higher marketing expenses, associated with increased promotions and direct marketing projects, and costs for other professional and outsourced services.
     Noninterest expenses were $1.4 billion in 1998, representing a $184.6 million increase over 1997 noninterest expenses of $1.2 billion. Excluding merger-related costs, noninterest expenses increased $62.9 million or 5.1 percent. Increases occurred across all major categories of expenses, but the primary increase occurred in salaries and employee benefits expense.
     Salaries and employee benefits expense increased $30.4 million to $615.2 million, an increase of 5.2 percent over 1997 expense of $584.8 million. The increase in 1998 was primarily due to merit increases and higher performance-based incentive compensation.
     In 1998, subscribers' commissions increased $19.1 million to $89.9 million, a 27 percent increase over 1997. The increase was primarily attributable to the increase in retail commissions earned through IFC.

                                      32
                                      --

     Net occupancy expense was $106.5 million in 1998 compared to 1997 expense of $103.7 million, an increase of $2.8 million or 2.7 percent. The modest increase was due to increases in net rent expense and depreciation expense on leasehold improvements.
     Equipment expense increased $9.8 million in 1998 to $123.5 million versus expense of $113.7 million in 1997. The increase was attributable to increased depreciation on technology investments in the consumer and commercial lines of business, increased rental of computers as well as expenses related to the Year 2000 project.
     Other noninterest expenses were $349.5 million in 1998 versus $348.7 million in 1997, an increase of less than $1.0 million. Within this expense category, marketing expense increased $1.1 million due to increased promotions and direct marketing projects in 1998, and communications expense increased $4.4 million due to expenses associated with network technology to support the consumer and commercial lines of business. These increases were mostly offset by a $5.2 million net gain on sales of foreclosed properties.
     Each of the major categories of noninterest expenses for 1995 through 1999 is shown in Table 4.


Operating Efficiency Productivity in the banking industry is commonly measured by the operating efficiency ratio. It measures the amount of expense dollars utilized to generate a dollar of revenue. The ratio is calculated by dividing total noninterest expenses by the sum of NII, on a taxable equivalent basis, and total noninterest revenues. Excluding merger-related and other special charges, the efficiency ratio was 56.2 in 1999 compared to 56.6 in 1998 and 59.2 in 1997. Including the charges, AmSouth's operating efficiency ratio was 69.2 percent in 1999 compared to 62.0 percent in 1998 and 59.2 percent in 1997.
     Management's ability to improve operating efficiency during 2000 will depend upon its ability to continue strong top-line revenue growth while maintaining control across all noninterest expense categories and achieving targeted cost savings and revenue enhancements from the Merger.


                           [PIE CHARTS APPEAR HERE]

Income Taxes AmSouth's income tax expense was $200.9 million in 1999, $264.7 million in 1998 and $264.6 million in 1997. The decrease in 1999 was the result of lower pretax income due to the merger-related and other special charges. The increase in 1998 was due primarily to an increase in pretax income. The effective tax rate for 1999 was 37.1 percent compared to 35.8 percent in 1998 and 1997. The increase in effective tax rate for 1999 is primarily due to certain non-deductible merger costs. Details of the deferred tax assets and liabilities are included in Note 20 of the Notes to Consolidated Financial Statements.


Year 2000 Project The following information constitutes a Year 2000 Readiness Disclosure, pursuant to the Year 2000 Information and Readiness Disclosure Act.
     During 1999, management completed the process of preparing for the Year 2000 date change. This process involved identifying and remediating date recognition problems in computer systems, software and other operating

                                      33
                                      --

SECURITIES (Table 5)

                                                            December 31

 (In millions)                                     1999        1998        1997
--------------------------------------------------------------------------------
Trading securities                               $    52     $    48     $    56
Available-for-sale securities:
   U.S. Treasury and federal agency securities     5,135       5,975       5,205
   Other securities                                  756       1,170         610
   State, county and municipal securities             74         380         245
                                                 -------------------------------
                                                   5,965       7,525       6,060
                                                 -------------------------------
Held-to-maturity securities:
   U.S. Treasury and federal agency securities     5,284       2,459       2,438
   Other securities                                1,390       1,197         428
   State, county and municipal securities            377         222         170
                                                 -------------------------------
                                                   7,051       3,878       3,036
                                                 -------------------------------
                                                 $13,068     $11,451     $ 9,152
================================================================================

equipment; working with third parties to address their Year 2000 issues; and developing contingency plans to address potential risks in the event of Year 2000 failures. To date, AmSouth has successfully managed the transition.
     Although considered unlikely, unanticipated problems in AmSouth's core business processes, including problems associated with non-compliant third parties and disruptions to the economy in general, could still occur despite efforts to date to remediate affected systems and develop contingency plans. Management will continue to monitor all business processes, including interaction with AmSouth's customers, vendors and other third parties, throughout 2000 to address any issues and ensure all processes continue to function properly.
     In addition to specific Year 2000-related activities, in recent years, AmSouth and First American invested heavily in new technology to improve service and competitiveness. The total combined incremental cost of Year 2000 compliance, which excludes the cost to upgrade and replace systems in the ordinary course of business, was approximately $15.0 million.


Balance Sheet Analysis
AmSouth has generated substantial asset growth through its strong lending programs and successful investment and capital management initiatives. At December 31, 1999, AmSouth reported total assets of $43.4 billion compared to $40.6 billion at the end of 1998. Average total assets were $41.8 billion in 1999, an increase of $3.0 billion compared to 1998.


Interest-Earning Assets In banking, the predominant interest-earning assets are loans and investment securities. The proportion of interest-earning assets to total assets measures the effectiveness of management's effort to invest available funds into the most efficient and profitable uses. In 1999, interest-earning assets were 91.3 percent of total average assets compared to 91.4 percent in 1998. The categories which comprise interest-earning assets are shown in Table 1.


Securities AmSouth classifies its debt and equity securities as either held-to-maturity, available-for-sale or trading securities. Securities are classified as held-to-maturity and carried at amortized cost only if AmSouth has the positive intent and ability to hold those securities to maturity. If not classified as held-to-maturity, such securities are classified as trading securities or available-for-sale securities. Trading securities are carried at market value with unrealized gains and losses included in other noninterest revenues. Available-for-sale securities are also carried at market value with unrealized gains and losses, net of deferred taxes, reported in accumulated other comprehensive income within shareholders' equity.

                                      34
                                      --

     At December 31, 1999, available-for-sale securities totaled $6.0 billion and represented 45.8 percent of the total portfolio compared to $7.5 billion or
66.0 percent in available-for-sale securities at the end of 1998. These securities at year-end 1999 consisted of U.S. Treasury securities, variable and fixed rate mortgage-backed securities, other private asset-backed securities, and equities. The average life of the portfolio is estimated to be 6.8 years with a duration of approximately 4.0 years. Total net realized gains of $11.4 million from the sale of available-for-sale securities were included in other noninterest revenues for 1999, compared to $16.1 million of realized gains in 1998. Unrealized losses on the available-for-sale portfolio of $248.8 million, net of deferred taxes, were included in accumulated other comprehensive income within shareholders' equity at December 31, 1999.
     Held-to-maturity securities were $7.1 billion at the end of 1999 compared to $3.9 billion at year-end 1998. Securities classified as held-to-maturity at the end of 1999 consisted primarily of collateralized mortgage obligations, federal agency securities, mortgage-backed securities and state, county and municipal obligations. The average life of these securities is estimated to be
8.3 years with a duration of 4.3 years. At December 31, 1999, the held-to-maturity portfolio had unrealized losses, before taxes, of $201.2 million.
     During 1999, $3.0 billion of investment securities were reclassified from available-for-sale to the held-to-maturity category. Also during 1999, $516.8 million of investment securities were reclassified from held-to-maturity to the available-for-sale category. The reclassifications were the result of balance sheet restructuring following the Merger.
     AmSouth's policy requires all securities purchased for the securities portfolio, except state, county and local municipal obligations, to be rated investment grade or better. Securities backed by the U.S. Government and its agencies, both on a

AVAILABLE-FOR-SALE SECURITIES AND HELD-TO-MATURITY SECURITIES
RELATIVE CONTRACTUAL MATURITIES AND WEIGHTED AVERAGE YIELDS (Table 6)

                                                            Due Within     Due After One but  Due After Five but      Due After
(Taxable equivalent basis - dollars in thousands)            One Year      Within Five Years   Within Ten Years       Ten Years
------------------------------------------------------------------------------------------------------------------------------------
                                                          Amount   Yield     Amount   Yield     Amount    Yield     Amount    Yield
------------------------------------------------------------------------------------------------------------------------------------
AVAILABLE-FOR-SALE SECURITIES:
   U.S. Treasury and federal agency securities           $ 2,558    6.30%   $132,313   4.92%  $  349,720   6.58%  $4,818,091   6.72%
   State, county and municipal obligations                 9,879    9.21      18,811   7.05       20,931   7.87       24,598   7.64
   Other securities                                       26,513    4.66      10,095   0.06       10,776   6.31      324,544   6.81
                                                         ---------------------------------------------------------------------------
                                                         $38,950    5.92%   $161,219   4.87%  $  381,427   6.64%  $5,167,233   6.73%
====================================================================================================================================
Taxable equivalent adjustment for calculation of yield   $   312            $    447          $      556          $      488
------------------------------------------------------------------------------------------------------------------------------------
HELD-TO-MATURITY SECURITIES:
   U.S. Treasury and federal agency securities           $35,025    6.48%   $ 98,216   6.38%  $  956,965   6.69%   4,193,748   6.51%
   State, county and municipal obligations                 9,777   10.97      18,250   8.90       24,750   7.60      324,114   6.75
   Other securities                                           25    7.49      23,171   6.56       19,447   7.12    1,347,074   6.64
                                                         ---------------------------------------------------------------------------
                                                         $44,827    7.46%   $139,637   6.74%  $1,001,162   6.72%  $5,864,936   6.55%
====================================================================================================================================
Taxable equivalent adjustment for calculation of yield   $   392            $    588          $      628          $    6,511
------------------------------------------------------------------------------------------------------------------------------------

Notes:

1. The weighted average yields were computed by dividing the taxable equivalent interest income by the amortized cost of the appropriate securities. The taxable equivalent interest income has been computed based on the statutory federal income tax rate and does not give effect to the disallowance of interest expense, for federal income tax purposes, related to certain tax-free assets.
2. The amount of available-for-sale securities indicated as maturing after five but within ten years includes $246 million of mortgage-backed securities, and those indicated as maturing after ten years includes $5.0 billion of mortgage-backed securities. Although these securities have stated long-term final maturities, according to mortgage industry standards, the estimated weighted average remaining life of these securities held in AmSouth's investment portfolio is approximately 6.7 years.
3. The amount of held-to-maturity securities indicated as maturing after five but within ten years includes $520 million of mortgage-backed securities and those indicated as maturing after ten years includes $5.5 billion of mortgage-backed securities. Although these securities have stated long-term final maturities, according to mortgage industry standards, the estimated weighted average remaining life of these securities held in AmSouth's investment portfolio is approximately 8.0 years.
4. Federal Reserve Bank stock, Federal Home Loan Bank stock, and equity stock of other corporations held by AmSouth are not included in the above table.

                                      35
                                      --
direct and indirect basis, represented approximately 83 percent of the portfolio at December 31, 1999. Approximately 95 percent of state, county and local municipal securities at year-end 1999 were rated either single A or above by the rating agencies or were escrowed in U.S. Treasury obligations.
     Management anticipates, in 2000, a gradual reduction in the investment portfolio as normal sales and maturities of investment securities are used to fund loan growth.

Loans Loans are the single largest category of interest-earning assets for AmSouth and produce the highest level of revenues. At December 31, 1999, loans, net of unearned income, totaled $26.3 billion, an increase of 7.5 percent from the $24.4 billion reported at the end of 1998.
     Growth in the loan portfolio reflects management initiatives to grow wider spread consumer, commercial and commercial real estate loan categories while reducing the proportion of residential first mortgages held in the loan portfolio and selling participations in certain narrow spread commercial loans.
     The residential mortgage portfolio continued to decline in 1999 as the result of management's decision in 1998 to reduce the amount of these loans on the balance sheet. This was accomplished through normal runoff, selling a portion of new originations into the secondary market and participating loans into third-party conduits. During the year, $1.4 billion of mortgage loans were sold to conduits. As a result of these actions, the residential mortgage portfolio declined by 28.5 percent from year-end 1998 to year-end 1999.

                           [BAR GRAPH APPEARS HERE]

     Though most of the loans are subsequently sold, AmSouth continues to focus on growing mortgage origination volume, a part of its initiative to double the Consumer Banking business. In 1999, origination volume was $2.3 billion.
     During 1999, AmSouth continued to reduce the amount of low-yield commercial loans on the balance sheet through the use of commercial loan conduits. AmSouth began using conduits in mid-year 1997. At the end of 1999 and 1998, there were approximately $1.5 billion of commercial loans sold to conduits.
     AmSouth also sold approximately $27.4 million of credit card loans in 1999 and $169.5 million in 1998. The sale in 1999 represented an underperforming portion of the credit card portfolio owned by the former First American in markets outside of AmSouth's franchise. The 1998 sale also represented an underperforming portion of the total credit card portfolio which had been acquired through direct mail solicitations in markets outside of AmSouth's franchise and through a previous portfolio purchase.
     At the end of 1999, total managed loans net of unearned income, which include loans contained in the conduits, grew 11.7 percent compared to year-end 1998.
     The loan portfolio at AmSouth is comprised of four main components: commercial loans, commercial real estate loans, consumer loans, and, within the consumer loan category, residential first mortgage loans. At the end of 1999, commercial loans represented 38.1 percent of the total portfolio, commercial real estate loans were 17.9 percent, while consumer loans, excluding residential first mortgages, were 35.1 percent and residential first mortgages represented
8.9 percent. This compared with 40.0 percent, 16.4 percent, 30.2 percent, and
13.4 percent at the end of 1998 for commercial loans, commercial real estate loans, consumer loans, and residential first mortgages, respectively.
     The level of commercial loans at the end of 1999 was $10.0 billion and remained relatively unchanged from

                                      36
                                      --

MAJOR LOAN CATEGORIES (Table 7)

                                                                  December 31
(In millions)                                   1999       1998       1997       1996       1995
---------------------------------------------------------------------------------------------------
Commercial:
   Commercial and industrial                  $ 7,967    $ 7,943    $ 7,653    $ 7,014    $ 6,210
   Commercial loans secured by real estate      2,036      1,833      2,496      2,407      2,297
                                              ---------------------------------------------------
     Total commercial                          10,003      9,776     10,149      9,421      8,507
                                              ---------------------------------------------------
Commercial real estate:
   Commercial real estate mortgages             2,295      2,221      1,465      1,337      1,206
   Real estate construction                     2,417      1,800      1,321      1,091        852
                                              ---------------------------------------------------
     Total commercial real estate               4,712      4,021      2,786      2,428      2,058
                                              ---------------------------------------------------
Consumer:
   Residential first mortgages                  2,338      3,270      4,497      4,771      5,499
   Other residential mortgages                  3,232      2,380      2,363      2,092      1,815
   Dealer indirect                              4,149      2,909      1,883      1,834      1,754
   Revolving credit                               489        477        682        688        620
   Other consumer                               1,344      1,612      2,055      1,891      1,789
                                              ---------------------------------------------------
     Total consumer                            11,552     10,648     11,480     11,276     11,477
                                              ---------------------------------------------------
Total loans net of unearned income            $26,267    $24,445    $24,415    $23,125    $22,042
===================================================================================================

year-end 1998. Including the loans in the conduit at year-end 1999, commercial loans grew 1.8 percent year over year.
     One area of emphasis within the commercial segment continues to be commercial lease financing, which expanded significantly in 1999, increasing $310 million to over $1.0 billion during the year. The increases in lease financing were centered in the transportation, communication and utilities industry groups with most counterparties rated investment grade.
     AmSouth's asset-based lending segment also continued to deliver strong growth through 1999. In 1996, AmSouth, as a part of its three-year strategic plan, established an initiative to generate $50 million in revenues from new sources by the Year 2000. One of the programs within that initiative was the creation of AmSouth Capital Corporation in 1998. AmSouth Capital Corporation was created to facilitate the development of a national asset-based lending program. Through the efforts of AmSouth Capital Corporation, AmSouth added outstanding asset-based loans of over $460.0 million in 1999 and unfunded commitments of approximately $327.0 million. Finally, increases also occurred in manufacturing and trade industries during 1999 and 1998.
     Partially offsetting this growth was a decline in loans in the healthcare segment of the commercial portfolio. The decline was the result of management's decision to reduce exposure to the healthcare industry and aggressively manage problem loans in the Medicare dependent healthcare segment. The decision was primarily based on the adverse effects of the implementation by the United States government of the Prospective Payment System for the Medicare system. This and other changes in the Medicare program resulted in significantly lower Medicare revenues for healthcare service providers. As a result, $149 million of loans to Medicare dependent long-term care providers were reclassified to AHAD along with $71 million of reserves to appropriately recognize the assets' net value of $78 million. AHAD are included in loans held for sale on the balance sheet. See the section entitled "Allowance for Loan Losses" for further discussion.
     Management expects further growth in commercial loans in 2000 due to new business development, expansion of the business banking program, continued growth of commercial lease financing and asset-based lending, and further application of its relationship banking concept in its existing and new markets. For this growth to occur, the economy

                                      37
                                      --

SELECTED LOAN MATURITIES AND SENSITIVITY TO CHANGE IN INTEREST RATES (Table 8)

                                   Due in One          Due After One
(In millions)                     Year or Less      but Within Five Years            Due After Five Years
--------------------------------------------------------------------------------------------------------------------------
                                                 Fixed    Variable                Fixed    Variable
                                                 Rate       Rate      Total       Rate       Rate      Total      Total
--------------------------------------------------------------------------------------------------------------------------
Commercial and industrial           $ 2,699    $ 1,536    $ 1,419    $ 2,955    $ 2,459    $ 1,890    $ 4,349    $10,003
Commercial real estate mortgages        146        478         49        527        729        893      1,622      2,295
Real estate construction                384        182        221        403        483      1,147      1,630      2,417
                                    --------------------------------------------------------------------------------------
   Total                            $ 3,229    $ 2,196    $ 1,689    $ 3,885    $ 3,671    $ 3,930    $ 7,601    $14,715
==========================================================================================================================

must remain stable or improve throughout the year for loan demand to be sufficient to meet the company's goals. A key to management's success will be its ability to meet its goals with respect to the Merger. In addition, management must be able to provide satisfactory sales and service quality and develop new products in the commercial lending area.
     Commercial real estate loans are comprised of two primary categories: commercial real estate mortgages and real estate construction loans. In 1999, commercial real estate mortgage loans increased $74.1 million or 3.3 percent to $2.3 billion. Real estate construction loans also increased in 1999 to $2.4 billion from the $1.8 billion reported at the end of 1998, an increase of $616.5 million or 34.2 percent. The increases reflected the strength of the real estate markets in AmSouth's southeastern markets, particularly Florida. The increase was also indicative of AmSouth's efforts to systematically grow the real estate portfolio while improving loan quality. Substantially all of AmSouth's real estate growth was made up of loans to finance local home builders within AmSouth's markets; loans for construction projects that have been presold, preleased or otherwise have secured permanent financing; and loans to real estate companies who have significant equity invested in each project and offer substantive and meaningful guarantees.

                           [PIE CHARTS APPEAR HERE]

     Management anticipates all categories of commercial real estate loans to grow during 2000, provided the economy and AmSouth's real estate markets remain strong, sales goals are met and credit quality is maintained.
     Consumer loans primarily include dealer indirect loans, home equity loans and lines of credit, revolving credit, and other direct consumer loans but exclude residential first mortgage loans. AmSouth's consumer lending programs produced strong growth in 1999 while maintaining solid credit quality. Dealer indirect loans were $4.1 billion at the end of 1999, versus $2.9 billion at the end of 1998, an increase of $1.2 billion. These loans consisted primarily of loans made to individuals to finance the purchase of new and used automobiles. Dealer indirect lending was one of the critical drivers of the successful strategic initiative to create $50 million in revenues from new sources. New loan production in this area was almost $3.0 billion in 1999 with a strong outlook for growth in 2000 and beyond assuming a stable economy and continued strong loan demand.

                                      38
                                      --

     Home equity loans and lines of credit experienced strong growth in all of AmSouth's markets during 1999. This represents the fourth consecutive year of strong double-digit growth in this loan category and reflects the program's continuing success as a key contributor to the strategic initiative to double the Consumer Banking business. Home equity loans totaled $3.2 billion at the end of 1999, an increase from the prior year-end of $851.8 million or 35.8 percent. The increase was primarily the result of new customers acquired in 1999 from direct mail marketing promotions and the selling of home equity loans and lines of credit in the branches.
     Revolving credit, which consists primarily of bankcard outstandings, increased 2.6 percent to $489.2 million above the level reported at year-end 1998. Growth in the consumer revolving credit portfolio was limited by normal portfolio runoff and more emphasis on promoting home equity loans and lines of credit as well as the sale of $27.4 million of under-performing credit card loans during 1999.
     Management anticipates that in 2000 consumer loans will continue steady growth, provided the economy remains stable and consumer borrowing patterns remain substantially unchanged and AmSouth's consumer lending programs meet with success in its new markets.

Deposits Deposits are AmSouth's primary source of funding, and their cost is the largest category of interest expense. Average total deposits were $27.7 billion in 1999, representing an increase of $567.3 million or 2.1 percent from total average deposits in 1998 of $27.2 billion. There are five principal categories of deposits: noninterest-bearing demand, interest-bearing demand, savings, time, and certificates of deposit of $100,000 or more. See Table 9 for the detailed amounts.
     One element of the strategic initiative to double the Consumer Banking business is a plan to grow transaction account households and consumer checking accounts. This, in turn, provides a higher level of low-cost deposits which represent AmSouth's least expensive source of funds. Through the promotion of free checking accounts and the offer of a market-rate competitive money market account, AmSouth continued to meet its goal of growing transaction account households while shifting its deposits to a more favorable mix. These programs contributed to 11.3 percent growth in average savings deposits and a 4.0 percent increase in average noninterest-bearing demand deposits.
     During 1999, average time deposits, measured as a percentage of total average deposits, decreased to 30.8 percent compared to 33.2 percent in 1998. Average noninterest-bearing demand deposits increased to 17.7 percent of total average deposits, up from 17.3 percent in 1998. Average interest-bearing demand deposits decreased to 33.4 percent

AVERAGE DEPOSITS (Table 9)

                                                               December 31
(In thousands)                                     1999           1998           1997
------------------------------------------------------------------------------------------
Noninterest-bearing demand                     $ 4,894,631    $ 4,707,121    $ 4,343,401
Interest-bearing demand                          9,269,643      9,201,511      8,565,399
Savings                                          2,191,546      1,968,461      2,034,236
Time:
   Retail                                        6,203,375      7,142,064      7,227,315
   Individual retirement accounts                1,541,838      1,581,439      1,662,101
   Foreign                                         703,421        203,084        209,764
   Other                                            76,548        100,425        100,135
                                               -------------------------------------------
     Total time                                  8,525,182      9,027,012      9,199,315
                                               -------------------------------------------
Certificates of deposit of $100,000 or more      2,837,027      2,246,605      2,118,059
                                               -------------------------------------------
                                               $27,718,029    $27,150,710    $26,260,410
==========================================================================================

                                      39
                                      --

MATURITY OF DOMESTIC TIME DEPOSITS OF $100,000 OR MORE (Table 10)

                                                    December 31
(In thousands)                         1999            1998            1997
--------------------------------------------------------------------------------
Three months or less                $1,275,158      $1,312,931      $  975,003
Over three through six months          480,586         550,072         439,719
Over six through twelve months         526,563         666,806         498,178
Over twelve months                     557,608         391,098         359,689
                                    --------------------------------------------
                                    $2,839,915      $2,920,907      $2,272,589
================================================================================

from 33.9 percent and average savings deposits in 1999 increased to 7.9 percent of total average deposits from 7.3 percent the prior year.
    Certificates of deposit of $100,000 or more represented 10.2 percent of total average deposits in 1999 versus 8.3 percent in 1998. The average balance of these deposits increased during the year to $2.8 billion, an increase of $590.4 million. These deposits, for the most part, are competitively bid and fluctuate based on the average level of interest rates and management's determination of the need for such deposits from time to time. Table 10 provides a maturity schedule for domestic time deposits of $100,000 or more at December 31, 1999.

Other Interest-Bearing Liabilities Other interest-bearing liabilities include all interest-bearing liabilities except deposits. Short-term liabilities included in this category consist of federal funds purchased and securities sold under agreements to repurchase (repurchase agreements) and other borrowed funds. Average other borrowed funds, which include master notes, short-term FHLB advances, bank notes, and treasury, tax and loan notes, increased in 1999 to $939.8 million versus $837.7 million in 1998, an increase of 12.2 percent. These sources were utilized in 1999 to fund growth in earning assets and provide additional liquidity for potential problems related to the Year 2000 issue.
    Average federal funds purchased and repurchase agreements were $4.1 billion in 1999, a 20.6 percent increase from $3.4 billion in 1998. At December 31, 1999, 1998 and 1997, federal funds purchased and repurchase agreements totaled $4.1 billion, $3.5 billion and $3.0 billion, respectively, with weighted-average interest rates of 4.57 percent, 4.37 percent and 5.03 percent, respectively. The maximum amount outstanding at any month end during each of the last three years was $4.8 billion, $3.8 billion and $3.5 billion, respectively. The average daily balance and average interest rates for each year are presented in Table 2.
     Long-term debt consists of long-term FHLB advances, subordinated notes and debentures, and various long-term notes payable. The most significant increase during the year occurred in FHLB advances as average long-term FHLB advances grew by $1.4 billion. The result was average long-term borrowings in 1999 of $5.3 billion, an increase of $1.5 billion or 39.6 percent over 1998. These funds were utilized in 1999 because of their relatively low cost and the ability to match their maturities with those of the assets being funded. In addition, average subordinated debt increased by $112.1 million as a result of AmSouth Bank's issuance of $175 million of 6.125% subordinated notes due February 1, 2009, partially offset by the maturity of $100 million of subordinated capital notes. Both events occurred in the first half of 1999.

Shareholders' Equity At December 31, 1999, shareholders' equity totaled $3.0 billion, versus $3.2 billion at the end of 1998. The sources of growth in shareholders' equity during 1999 were the retention of net income and issuances of common stock under the various stock-based employee benefit plans and the dividend reinvestment plan. Offsetting the increases were cash dividends declared of $257.7 million, a $260.9 million decrease in unrealized losses on available-for-sale securities and the purchase of 3.9 million shares of AmSouth common stock for $166.5 million to provide shares

                                      40
                                      --
for employee benefit plans, dividend reinvestment and other corporate purposes. Information on prior years may be found in the Consolidated Statement of Shareholders' Equity.
     AmSouth maintains a capital and dividend policy based on industry standards, regulatory requirements, perceived risk of the various lines of business, and future growth opportunities. At least annually, management reevaluates the policy and presents its findings to the Board of Directors to ensure that the policy continues to support corporate objectives, the regulatory environment and changes in market conditions.
     At December 31, 1999, AmSouth met or exceeded all of the minimum capital standards for the parent company and its banking subsidiary as established by regulatory requirements and the Company's capital and dividend policy. Refer to Table 11 and Notes 15 and 18 of the Notes to Consolidated Financial Statements for specific information.


Risk Management
Risk identification and management are key elements in the overall management of AmSouth. Management believes the primary risk exposures are interest rate, liquidity and credit risk. Interest rate risk is the risk to NII represented by the impact of higher or lower interest rates. Liquidity risk is the possibility that the Company will not be able to fund present and future obligations, and credit risk represents the possibility that borrowers may not be able to repay loans. External factors beyond management's control may from time to time result in losses notwithstanding risk management efforts. Some of the more significant processes used to manage and control these risks are described in the following paragraphs.


Asset and Liability Management AmSouth maintains a formal asset and liability management process to quantify, monitor and control interest rate risk and to assist management in maintaining stability in the NIM under varying interest rate environments. This is accomplished through the development and implementation of lending, funding, pricing, and hedging strategies designed to maximize net interest income performance under varying interest rate environments subject to specific liquidity and interest rate risk guidelines.


Interest Rate Risk A number of measures are used to monitor and manage interest rate risk. An earnings simulation model is the primary tool used to assess the direction and magnitude

CAPITAL RATIOS (Table 11)

                                                                                                   December 31
(Dollars in thousands)                                                                       1999              1998
--------------------------------------------------------------------------------------------------------------------------
RISK-BASED CAPITAL:
   Shareholders' equity                                                                  $  2,959,205      $  3,207,424
   Unrealized losses/(gains) on available-for-sale securities (net of deferred taxes)         248,849           (12,030)
   Less certain intangible assets and other adjustments                                      (438,397)         (472,425)
                                                                                         ------------------------------
     Tier I capital                                                                         2,769,657         2,722,969
   Adjusted allowance for loan losses                                                         363,476           373,756
   Qualifying long-term debt                                                                  823,570           798,864
                                                                                         ------------------------------
     Tier II capital                                                                        1,187,046         1,172,620
                                                                                         ------------------------------
        Total capital                                                                    $  3,956,703      $  3,895,589
==========================================================================================================================
   Risk-adjusted assets                                                                  $ 37,119,733      $ 33,063,349
==========================================================================================================================
CAPITAL RATIOS:
   Tier I capital to total risk-adjusted assets                                                  7.46%             8.24%
   Total capital to total risk-adjusted assets                                                  10.66             11.78
   Leverage                                                                                      6.22              6.86
   Ending equity to assets                                                                       6.82              7.89
   Ending tangible equity to assets                                                              5.90              6.83
--------------------------------------------------------------------------------------------------------------------------

                                      41
                                      --

INTEREST RATE SWAPS, CAPS AND FLOORS (Table 12)

                                Receive Fixed   Pay Fixed                  Forward Swaps   Caps &
(In millions)                     Rate Swaps    Rate Swaps    Basis Swaps    Pay Fixed     Floors      Total
----------------------------------------------------------------------------------------------------------------
Balance at January 1, 1997         $   670        $ 322         $ -0-         $   500      $ 1,477    $ 2,969
   Additions                         1,515          135            50           1,300          -0-      3,000
   Maturities                          -0-           (1)          -0-             -0-         (177)      (178)
   Calls                              (140)         -0-           -0-             -0-          -0-       (140)
   Terminations                       (375)        (200)          -0-            (450)      (1,000)    (2,025)
                               ---------------------------------------------------------------------------------
Balance at December 31, 1997         1,670          256            50           1,350          300      3,626
   Additions                           469          300           -0-           1,300          -0-      2,069
   Maturities                         (130)          (1)          -0-            (150)         -0-       (281)
   Calls                              (255)         -0-           -0-             -0-          -0-       (255)
   Terminations                       (250)         (50)          (50)           (450)        (300)    (1,100)
                               ---------------------------------------------------------------------------------
Balance at December 31, 1998         1,504          505           -0-           2,050          -0-      4,059
   Additions                         2,389          -0-           -0-             800          -0-      3,189
   Maturities                         (125)          (1)          -0-             -0-          -0-       (126)
   Calls                              (450)         -0-           -0-             -0-          -0-       (450)
   Terminations                        -0-         (504)          -0-          (2,850)         -0-     (3,354)
                               ---------------------------------------------------------------------------------
Balance at December 31, 1999        $3,318        $ -0-         $ -0-         $   -0-      $   -0-    $ 3,318
================================================================================================================

of changes in NII resulting from changes in interest rates. Key assumptions in the model include prepayment speeds on mortgage-related assets; cash flows and maturities of derivatives and other financial instruments held for purposes other than trading; changes in market conditions, loan volumes and pricing; deposit sensitivity; customer preferences; and management's financial and capital plans. These assumptions are inherently uncertain and, as a result, the model cannot precisely estimate NII or precisely predict the impact of higher or lower interest rates on NII but it can indicate the likely direction of change. Actual results will differ from simulated results due to timing, magnitude and frequency of interest rate changes and changes in market conditions and management's strategies, among other factors.

     Based on the results of the simulation model as of December 31, 1999, NII would decrease $38.4 million or 2.3 percent and increase $25.3 million or 1.5 percent, if interest rates gradually increased or decreased, respectively, from current rates by 100 basis points over a 12-month period. This level of interest rate risk is well within the company's policy guidelines. Prior to the Merger, market risk exposure was managed by each of the previously separate companies. Separate risk management models and assumptions were used in accordance with each company's unique market profile. Accordingly, prior period amounts have not been presented as such amounts were based on the risk profiles of the previously separate entities and are not comparable to current period amounts.

MATURITIES AND INTEREST RATES EXCHANGED ON SWAPS (Table 13)

(Dollars in millions)                                     Mature During
-----------------------------------------------------------------------------------------------------------
                            2000      2001      2002      2003      2005      2008        2009      Total
-----------------------------------------------------------------------------------------------------------
RECEIVE FIXED SWAPS:
   Notional amount         $1,469    $  469    $  765    $  115    $  150    $  175    $  175     $3,318
   Receive rate              6.46%     6.39%     6.45%     6.31%     6.25%     6.13%     6.22%      6.40%
   Pay rate                  6.45%     5.96%     6.29%     6.48%     6.48%     6.32%     6.48%      6.34%

                                      42
                                      --

     Various off-balance sheet financial instruments are used by AmSouth to assist in managing interest rate risk. AmSouth had interest rate swaps as of December 31, 1999, in the notional amount of $3.3 billion. Of these swaps, $1.6 billion of notional value were used as asset hedges to convert variable rate securities and commercial loans to fixed rates. The remaining $1.7 billion of notional value of swaps were used as liability hedges to convert fixed rate consumer certificates of deposit, corporate and bank debt and wholesale certificates of deposit to variable rates.
     As of December 31, 1999, AmSouth held other off-balance sheet instruments as hedges as well as futures and forward contracts to provide customers and AmSouth a means of managing the risks of changing interest and foreign exchange rates. These other off-balance sheet instruments are immaterial in amount.
     Table 12 summarizes the activity, by notional amount, of off-balance sheet financial instruments utilized in the asset and liability management process at AmSouth for the years 1999, 1998 and 1997.
     Table 13 summarizes the expected maturities on all of AmSouth's off-balance sheet positions at December 31, 1999, and interest rates exchanged on swaps. Both the timing of the maturities and the variable interest payments and receipts vary as certain interest rates change. The maturities and interest rates exchanged are calculated assuming that interest rates remain unchanged from average December 1999 rates. The information presented could change as future interest rates increase or decrease. See Note 13 of the Notes to Consolidated Financial Statements.


Liquidity AmSouth's goal in liquidity management is to satisfy the cash flow requirements of depositors and borrowers while at the same time meeting the cash flow needs of the Company. This is accomplished through the active management of both the asset and liability sides of the balance sheet. The liquidity position of AmSouth is monitored on a daily basis by AmSouth's Treasury Division. In addition, the Asset/Liability Committee, which consists of members of AmSouth's senior management team, reviews liquidity on a regular basis and approves any changes in strategy that are necessary as a result of balance sheet or anticipated cash flow changes. Management also compares on a monthly basis the Company's liquidity position to established corporate liquidity guidelines. At December 31, 1999, AmSouth was within all of the guidelines which have been established. The primary sources of liquidity on the asset side of the balance sheet are maturities and cash flows from both loans and investments as well as the ability to securitize or sell certain loans and investments. Liquidity on the liability side is generated primarily through growth in core deposits and the ability to obtain economical wholesale funding in national and regional markets through a variety of sources. AmSouth's most commonly used sources of wholesale funding are (1) federal funds (i.e., the excess reserves of other

CREDIT RATINGS (Table 14)

                                                       Standard &
                                            Moody's      Poor's      BankWatch
--------------------------------------------------------------------------------
6.875% Subordinated Notes Due 2003            A3          BBB+           A
7.75% Subordinated Notes Due 2004             A3          BBB+           A
6.625% Subordinated Notes Due 2005            A3          BBB+           A
6.125% Subordinated Notes Due 2009            A3          BBB+           A
6.45% Subordinated Notes Due 2018            Aa3*         A-*            -
6.75% Subordinated Debentures Due 2025        A3          BBB+           A
7.25% Senior Notes Due 2006                   A2           A-            -
Commercial paper                             P-1          A-2         TBW-1
Certificates of deposit                      Aa3*          A*            -
Short-term counterparty                      P-1*         A-1*           -
Long-term counterparty                       Aa3*          A*            -
--------------------------------------------------------------------------------
* AmSouth Bank

                                      43
                                      --

NONPERFORMING ASSETS (Table 15)

                                                                      December 31

(Dollars in thousands)                         1999         1998         1997         1996         1995
------------------------------------------------------------------------------------------------------------
Nonaccrual loans                             $141,134     $113,985     $109,488     $112,509     $138,521
Restructured loans                                -0-          -0-          -0-          694          -0-
                                   -------------------------------------------------------------------------
   Nonperforming loans                        141,134      113,985      109,488      113,203      138,521
                                   -------------------------------------------------------------------------
Foreclosed properties                          17,767       17,322       19,143       26,844       33,154
Repossessions                                   2,644          828          632        1,822        3,114
                                   -------------------------------------------------------------------------
   Total nonperforming assets*               $161,545     $132,135     $129,263     $141,869     $174,789
============================================================================================================
Nonperforming assets* to loans net of
   unearned income, foreclosed properties
   and repossessions                             0.61%        0.54%        0.53%        0.61%        0.79%
============================================================================================================
Accruing loans 90 days past due               $61,050      $62,528      $66,792      $58,943      $50,891
============================================================================================================

* Exclusive of accruing loans 90 days past due and $38.1 million of nonperforming assets classified as assets held for accelerated disposition at December 31, 1999.

financial institutions); (2) repurchase agreements, whereby U.S. government and government agency securities are pledged as collateral for short-term borrowings; and (3) pledges of acceptable assets as collateral for public deposits and certain tax collection monies.
     In addition to these sources, AmSouth can access other wholesale funding sources such as Eurodollar deposits and certificates of deposit. AmSouth Bank also has the ability to borrow from the FHLB. FHLB advances are competitively priced and are a reliable source of funds. Also, AmSouth Bank maintains a short and medium-term note issuance program with a borrowing capacity of $3.0 billion. There was $300 million outstanding under the issuance program at December 31, 1999.
     Maintaining adequate credit ratings on debt issues is critical to liquidity because it affects the ability of AmSouth to attract funds from various sources on a cost competitive basis. Table 14 summarizes AmSouth's credit ratings at December 31, 1999.


Credit Risk Management Process and Loan Quality The loan portfolio at AmSouth holds the highest degree of risk for the Company. AmSouth manages and controls risk in the loan portfolio through adherence to consistent standards established by senior management, combined with a commitment to producing quality assets, developing profitable relationships and meeting strategic growth targets. AmSouth has written credit policies which establish underwriting standards, place limits on exposure and set other limits or standards as deemed necessary and prudent. Also included in the policy, primarily determined by the amount and type of loan, are various approval levels, ranging from the branch or department level to those which are more centralized. AmSouth maintains a diversified portfolio intended to spread its risk and reduce its exposure to economic downturns, which may occur in different segments of the economy or in particular industries. Industry and loan type diversification is reviewed quarterly.
     Commercial real estate loans are categorized by the type of collateral. Owner occupied properties include mortgages where the borrower is a primary tenant, such as factory or warehouse loans. Nonowner occupied lending represents those loans where the primary method of repayment is anticipated to come from the rental income and generally has inherently more risk than owner occupied lending.
     Each commercial loan recorded at AmSouth is assigned a risk rating on a 13-point numerical scale by the loan officer using established credit policy guidelines. Consumer loan portfolios are assigned risk ratings based on a nine-point scale and are based on the type of loan and its performance. All risk ratings are subject to review by an independent Credit Review Department. In addition, regular reports are made to senior management and the Board of Directors regarding the credit quality of the loan portfolio as well as trends in the portfolio.

                                      44
                                      --

     The Credit Administration function includes designated credit officers, some of whom are industry specialists and all of which are organizationally independent of the production areas. They oversee the loan approval process, ensure adherence to credit policies and monitor efforts to reduce nonperforming and classified assets. Additionally, a centralized special assets function handles the resolution and disposition of certain problem loans. Risk in the consumer loan portfolio is further managed through utilization of computerized credit scoring, in-depth analysis of portfolio components and specific account selection, management and collection techniques. In addition, the consumer collection function is centralized and automated to ensure timely collection of accounts and consistent management of risk associated with delinquent accounts.
     Finally, AmSouth's Credit Review Department performs ongoing independent reviews of the risk management process, adequacy of loan documentation and the risk ratings or specific loan loss reserves for outstanding loans. This department is geographically centralized and independent of the lending function. The results of its examinations are reported to the Audit and Community Responsibility Committee of the Board of Directors.


Nonperforming Assets Management closely monitors loans and other assets which are classified as nonperforming assets. Nonperforming assets include nonaccrual loans, restructured loans, foreclosed properties, and repossessions. Loans are generally placed on nonaccrual if full collection of principal and interest becomes unlikely (even if all payments are current) or if the loan is delinquent in principal or interest payments for 90 days or more, unless the loan is well secured and in the process of collection. Special assets manages collection of commercial nonperforming loans while consumer collections manages the consumer nonperforming loan portfolio.
     Nonperforming assets, excluding accruing loans 90 days past due, increased $29.4 million, or 22.3 percent, during 1999. The graph entitled Asset Quality Trends and Table 15 provide trend information and detailed components of nonperforming assets for each of the last five years.

NONPERFORMING LOANS AND NET CHARGE-OFFS (RECOVERIES) (Table 16)


(Dollars in thousands)                                        Nonperforming Loans*
---------------------------------------------------------------------------------------------------
                                                              % of                       % of
                                             December 31,    Average    December 31,    Average
                                                1999       Loans** per      1998      Loans** per
                                                            Category                   Category
---------------------------------------------------------------------------------------------------
Commercial:
   Commercial and industrial                  $ 39,474        0.49%      $ 41,352        0.48%
   Commercial loans secured by real estate      35,554        1.73         19,720        1.25
                                            -------------------------------------------------------
     Total commercial                           75,028        0.74         61,072        0.60
                                            -------------------------------------------------------
Commercial real estate:
   Commercial real estate mortgages             15,530        0.70         17,712        1.08
   Real estate construction                     13,356        0.65          2,913        0.18
                                            -------------------------------------------------------
     Total commercial real estate               28,886        0.68         20,625        0.64
                                            -------------------------------------------------------
Consumer:
   Residential first mortgages                  22,343        0.80         25,068        0.73
   Other residential mortgages                  13,308        0.48          5,801        0.25
   Dealer indirect                                 562        0.02            407        0.02
   Revolving credit                                164        0.03            -0-          --
   Other consumer                                  843        0.06          1,012        0.05
                                            -------------------------------------------------------
     Total consumer                             37,220        0.33         32,288        0.31
                                            -------------------------------------------------------
                                              $141,134        0.55%      $113,985        0.47%
===================================================================================================

                                                          Net Charge-offs (Recoveries)
---------------------------------------------------------------------------------------------------
                                                              % of                       % of
                                             December 31,    Average    December 31,    Average
                                                1999       Loans** per      1998      Loans** per
                                                            Category                   Category
---------------------------------------------------------------------------------------------------
Commercial:
   Commercial and industrial                  $ 32,219       0.40%        $ 23,672       0.27%
   Commercial loans secured by real estate       2,174       0.11            1,311       0.08
                                            -------------------------------------------------------
     Total commercial                           34,393       0.34           24,983       0.24
                                            -------------------------------------------------------
Commercial real estate:
   Commercial real estate mortgages              2,066       0.09              (39)        --
   Real estate construction                      1,140       0.06              715       0.04
                                            -------------------------------------------------------
     Total commercial real estate                3,206       0.08              676       0.02
                                            -------------------------------------------------------
Consumer:
   Residential first mortgages                   3,841       0.14            2,783       0.08
   Other residential mortgages                   4,632       0.17            2,627       0.11
   Dealer indirect                              29,331       0.82           11,973       0.53
   Revolving credit                             15,953       3.30           25,193       4.63
   Other consumer                               11,550       0.78           15,417       0.77
                                            -------------------------------------------------------
     Total consumer                             65,307       0.59           57,993       0.55
                                            -------------------------------------------------------
                                              $102,906       0.40%        $ 83,652       0.35%
===================================================================================================

 * Exclusive of accruing loans 90 days past due and $38.1 million of nonperforming assets classified as held for accelerated disposition at December 31, 1999.
** Net of unearned income

                                      45
                                      --

ALLOWANCE FOR LOAN LOSSES (Table 17)


(Dollars in thousands)                             1999             1998             1997             1996             1995
Balance at January 1 ......................   $    373,756     $    367,077     $    370,277     $    375,457     $    361,831
Loans charged off:
  Commercial and industrial ...............        (43,213)         (35,420)         (25,768)         (19,355)         (12,606)
  Commercial loans secured by real estate .         (2,539)          (1,865)          (3,859)          (1,361)            (301)
                                              ------------     ---------------------------------------------------------------
     Total commercial .....................        (45,752)         (37,285)         (29,627)         (20,716)         (12,907)
  Commercial real estate mortgages ........         (2,627)          (4,911)          (2,788)          (4,088)          (5,091)
  Commercial real estate construction .....         (1,907)            (995)            (698)            (257)          (1,188)
                                              ------------     ---------------------------------------------------------------
     Total commercial real estate .........         (4,534)          (5,906)          (3,486)          (4,345)          (6,279)
  Residential first mortgages .............         (4,346)          (3,877)          (4,033)          (5,068)          (1,045)
  Other residential mortgages .............         (5,137)          (2,906)          (2,784)          (1,100)            (571)
  Dealer indirect .........................        (48,504)         (27,219)         (28,817)         (32,010)         (19,457)
  Revolving credit ........................        (19,715)         (31,038)         (43,951)         (36,835)         (18,849)
  Other consumer ..........................        (20,299)         (26,007)         (37,679)         (31,553)         (19,775)
                                              ------------     ---------------------------------------------------------------
     Total charge-offs ....................       (148,287)        (134,238)        (150,377)        (131,627)         (78,883)
                                              ------------     ---------------------------------------------------------------
Recoveries of loans previously charged off:
  Commercial and industrial ...............         10,994           11,748           10,697           17,577           10,914
  Commercial loans secured by real estate .            365              554            2,320              785              262
                                              ------------     ---------------------------------------------------------------
     Total commercial .....................         11,359           12,302           13,017           18,362           11,176
  Commercial real estate mortgages ........            561            4,950            1,526            4,831            4,044
  Commercial real estate construction .....            767              280            3,328              881            1,119
                                              ------------     ---------------------------------------------------------------
     Total commercial real estate .........          1,328            5,230            4,854            5,712            5,163
  Residential first mortgages .............            505            1,094            1,269            1,181              262
  Other residential mortgages .............            505              279              560              542              766
  Dealer indirect .........................         19,173           15,246           16,340           12,955            8,338
  Revolving credit ........................          3,762            5,845            5,724            3,427            2,225
  Other consumer ..........................          8,749           10,590           13,905            8,472            8,601
                                              ------------     ---------------------------------------------------------------
     Total recoveries .....................         45,381           50,586           55,669           50,651           36,531
                                              ------------     ---------------------------------------------------------------
Net charge-offs ...........................       (102,906)         (83,652)         (94,708)         (80,976)         (42,352)
                                              ------------     ---------------------------------------------------------------
Addition to allowance charged to expense ..        165,626           99,067           83,508           71,608           43,000
Allowance sold ............................         (2,000)         (14,900)            (252)             -0-              -0-

Allowance transferred/acquired in
  bank purchases/other ....................        (71,000)           6,164            8,252            4,188           12,978
                                              ------------     ---------------------------------------------------------------
Balance at December 31 ....................   $    363,476     $    373,756     $    367,077     $    370,277     $    375,457
                                              ============     ===============================================================
Loans net of unearned income,
  outstanding at end of period ............   $ 26,266,759     $ 24,445,296     $ 24,415,004     $ 23,124,651     $ 22,041,920
Average loans net of unearned income,
  outstanding for the period ..............   $ 25,471,295     $ 24,027,839     $ 23,753,817     $ 22,318,990     $ 20,849,737
Ratios:
  Allowance at end of period to
     loans net of unearned income .........           1.38%            1.53%            1.50%            1.60%            1.70%
  Allowance at end of period to
     average loans net of unearned income .           1.43             1.56             1.55             1.66             1.80
  Allowance at end of period to
     nonperforming loans* .................         257.54           327.90           335.27           327.09           271.05
  Allowance at end of period to
     nonperforming assets* ................         225.00           282.86           283.98           261.00           214.81
  Net charge-offs to average loans
     net of unearned income ...............           0.40             0.35             0.40             0.36             0.20
  Net charge-offs to allowance
     at end of period .....................          28.31            22.38            25.80            21.87            11.28
  Recoveries to prior year charge-offs ....          33.81            33.64            42.29            64.21            47.04

* Exclusive of accruing loans 90 days past due and $38.1 million of nonperforming assets classified as held for accelerated disposition at December 31, 1999.

                                      46
                                      --

     The increase in nonperforming assets in 1999 compared to 1998 was primarily the result of a higher level of nonperforming loans in the commercial loans secured by real estate, real estate construction and home equity loan segments. The increase in the commercial loans secured by real estate category was primarily due to one loan, secured by owner-occupied properties, that was on nonperforming status at year-end, while the increase in the real estate construction category resulted from several residential real estate developments. Nonperforming loans totaled $141.1 million at the end of 1999 compared to $114.0 million in 1998, an increase of $27.1 million.
     Additionally, the majority of consumer nonaccrual loans are secured by residential real estate. Excluding the effects of first and second residential mortgages, which typically experience very low loss rates, nonperforming loans were only $105.5 million at the end of 1999.
     The balance in foreclosed properties was relatively flat in 1999 compared to 1998 at $17.8 million. More than half of these properties were secured by residential real estate at December 31, 1999.
     Table 16 presents nonperforming loans and net charge-offs and each as a percentage of average net loans by category for December 31, 1999 and 1998.


Allowance for Loan Losses AmSouth maintains an allowance for loan losses which it believes is adequate to absorb losses inherent in the loan portfolio. A formal review is prepared quarterly to assess the risk in the portfolio and to determine the adequacy of the allowance for loan losses. Elements of the review include analysis of historical performance, the level of nonperforming and adversely rated loans, specific analysis of certain problem loans, loan activity since the previous quarter, reports prepared by the Credit Review Department, consideration of current economic conditions, and other pertinent information. The level of allowance to net loans outstanding will vary depending on the overall results of this quarterly review. The review is presented to and subsequently approved by senior management and reviewed by the Audit and Community Responsibility Committee of the Board of Directors.
     For purposes of the quarterly review, the consumer portfolios are treated as homogenous pools. Specific consumer pools include: direct, bankcard, other revolving, indirect,

                           [BAR CHART APPEARS HERE]

residential first mortgages, and home equity lending. In accordance with regulatory guidelines, the allowance for loan losses is allocated to the consumer pools based on historical net charge-off rates adjusted for any current changes in these trends. The commercial, commercial real estate and business banking portfolios are evaluated separately. Within this group, every nonperforming loan in excess of $500,000 is reviewed by AmSouth's Special Assets Department for a specific allocation. For all other loans in the commercial portfolio, the allowance is allocated based on a combination of historical loss rates, adjusted for those elements discussed in the preceding paragraph, and regulatory guidelines.
     In determining the appropriate level for the allowance, management ensures that the overall allowance appropriately reflects a margin for the imprecision inherent in most estimates of expected credit losses. This additional allowance is reflected in the unallocated portion of the allowance.
     At December 31, 1999, the allowance for loan losses was $363.5 million versus $373.8 million at year-end 1998, a decrease of $10.3 million. At December 31, 1999, AmSouth elected to exit that portion of the healthcare business previously described as Medicare dependent long-term care. As a result, $149 million in loans were transferred from the loan

                                      47
                                      --
portfolio to AHAD. Concurrently, reserves totaling $71.0 million were also transferred from the allowance for loan losses to AHAD representing the aggregate amount needed to reflect each asset at its net realizable value. Included in AHAD are nonperforming loans of $38.1 million. Additionally, the allowance was reduced approximately $2.0 million due to the sale of AmSouth's out-of-market credit card portfolio during 1999.
     Within specific categories, the allowance allocated to commercial loans increased $7.3 million to $126.6 million at the end of 1999. The increase was primarily the result of growth in the commercial loan portfolio during the year and a higher level of nonperforming commercial loans at the end of 1999.
     The allowance for loan losses allocated to commercial real estate was $56.0 million at the end of 1999, an increase of $17.3 million over 1998. The increase reflects the growth in commercial real estate loans and a higher level of nonperforming loans in the category at year end. The allocation to the consumer loan portfolio was $91.4 million at the end of 1999 reflecting a $5.9 million increase versus the 1998 balance of $85.5 million. The majority of the increase was the result of growth in dealer indirect and home equity lending in 1999. The allowance allocated to unfunded commitments increased $2.1 million in 1999 to $26.7 million which, consistent with the growth in commercial real estate lending, reflects growth in unfunded commitments in 1999.
     At December 31, 1999, the allowance for loan losses to net loans was 1.38 percent while coverage of nonperforming loans was 257.5 percent. This compares with an allowance for loan losses to net loans at the end of 1998 of 1.53 percent and to nonperforming loans for the same period of 327.9 percent. At the end of 1999, the allowance represented 4.5 times average net charge-offs over the last five years compared to 5.6 times at the end of 1998.

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES (Table 18)

(Dollars in thousands)                       December 31, 1999            December 31, 1998             December 31, 1997
-------------------------------------------------------------------------------------------------------------------------------
                                                     Percentage of                Percentage of                Percentage of
                                                     Loans* in Each               Loans* in Each               Loans* in Each
                                         Allowance     Category to    Allowance     Category to    Allowance     Category to
                                         Allocation   Total Loans*    Allocation   Total Loans*    Allocation   Total Loans*
-------------------------------------------------------------------------------------------------------------------------------
Commercial:
  Commercial and industrial               $102,410       30.3%         $ 99,077        32.5%        $ 73,485        31.4%
  Commercial secured by real estate         24,180        7.8            20,253         7.5           25,995        10.2
                                      -----------------------------------------------------------------------------------------
     Total commercial                      126,590       38.1           119,330        40.0           99,480        41.6
                                      -----------------------------------------------------------------------------------------
Commercial real estate:
   Commercial real estate mortgages         27,256        8.7            21,539         9.1           14,501         6.0
   Real estate construction                 28,705        9.2            17,086         7.3           13,239         5.4
                                      -----------------------------------------------------------------------------------------
     Total commercial real estate           55,961       17.9            38,625        16.4           27,740        11.4
                                      -----------------------------------------------------------------------------------------
Consumer:
  Residential first mortgages                4,282        8.9             7,179        13.4           13,641        18.4
  Other residential mortgages                9,696       12.3             4,654         9.7            7,603         9.7
  Dealer indirect                           44,916       15.8            29,912        11.9           24,249         7.7
  Revolving credit                          17,123        1.9            21,847         2.0           40,147         2.8
  Other consumer                            15,344        5.1            21,868         6.6           25,790         8.4
                                      -----------------------------------------------------------------------------------------
     Total consumer                         91,361       44.0            85,460        43.6          111,430        47.0
                                      -----------------------------------------------------------------------------------------
Unfunded commitments                        26,659         --            24,598          --           21,010          --
Standby letters of credit                    5,862         --             3,222          --            2,696          --
Unallocated                                 57,043         --           102,521          --          104,721          --
                                      -----------------------------------------------------------------------------------------
                                          $363,476      100.0%         $373,756       100.0%        $367,077       100.0%
===============================================================================================================================

(Dollars in thousands)                       December 31, 1996            December 31, 1995
--------------------------------------------------------------------------------------------------
                                                     Percentage of                Percentage of
                                                     Loans* in Each               Loans* in Each
                                         Allowance     Category to    Allowance     Category to
                                         Allocation   Total Loans*    Allocation   Total Loans*
--------------------------------------------------------------------------------------------------
Commercial:
  Commercial and industrial               $ 69,262       30.3%         $ 71,837        28.2%
  Commercial secured by real estate         28,240       10.4            31,968        10.4
                                       -----------------------------------------------------------
     Total commercial                       97,502       40.7           103,805        38.6
                                       -----------------------------------------------------------
Commercial real estate:
   Commercial real estate mortgages         16,792        5.8            21,075         5.5
   Real estate construction                 13,202        4.7             9,229         3.9
                                       -----------------------------------------------------------
     Total commercial real estate           29,994       10.5            30,304         9.4
                                       -----------------------------------------------------------
Consumer:
  Residential first mortgages               14,323       20.6            27,813        24.9
  Other residential mortgages                7,076        9.1             8,596         8.2
  Dealer indirect                           22,865        7.9            22,059         8.0
  Revolving credit                          50,255        3.0            26,756         2.8
  Other consumer                            26,526        8.2            27,433         8.1
                                       -----------------------------------------------------------
     Total consumer                        121,045       48.8           112,657        52.0
                                       -----------------------------------------------------------
Unfunded commitments                        17,144         --            16,685          --
Standby letters of credit                    1,963         --             3,880          --
Unallocated                                102,629         --           108,126          --
                                       -----------------------------------------------------------
                                          $370,277      100.0%         $375,457       100.0%
==================================================================================================

* Net of unearned income

                                      48
                                      --

AmSouth Bancorporation and Subsidiaries
Supplemental Financial Statements

CONSOLIDATED STATEMENT OF CONDITION
December 31, 1995-1999

(In thousands)                                         1999             1998             1997             1996             1995
ASSETS
Cash and due from banks ......................     $ 1,563,335      $ 1,802,814      $ 1,691,936      $ 1,699,804      $ 1,575,880
Temporary investments ........................       6,342,637        8,609,960        6,561,329        6,154,337        6,063,045
Held-to-maturity securities ..................       7,050,562        3,877,504        3,035,577        3,673,912        3,315,166
Loans net of unearned income .................      26,266,759       24,445,296       24,415,004       23,124,651       22,041,920
Less: Allowance for loan losses ..............         363,476          373,756          367,077          370,277          375,457
                                                   -----------      --------------------------------------------------------------
   Net loans .................................      25,903,283       24,071,540       24,047,927       22,754,374       21,666,463
Premises and equipment .......................         678,442          773,563          710,417          639,180          572,637
Other assets .................................       1,868,295        1,500,450        1,332,893        1,148,950        1,054,644
                                                   -----------      --------------------------------------------------------------
   Total assets ..............................     $43,406,554      $40,635,831      $37,380,079      $36,070,557      $34,247,835
                                                   ===========      ==============================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits .....................................     $27,912,443      $28,533,759      $27,045,700      $26,003,593      $26,258,269
Federal funds purchased and
   repurchase agreements .....................       4,095,747        3,470,262        2,981,295        3,407,902        3,258,436
Other interest-bearing liabilities ...........       7,739,206        4,743,837        3,774,606        3,133,698        1,530,456
                                                   -----------      --------------------------------------------------------------
   Total deposits and
     interest-bearing liabilities ............      39,747,396       36,747,858       33,801,601       32,545,193       31,047,161
Accrued expenses and other liabilities .......         699,953          680,549          549,340          585,639          394,989
                                                   -----------      --------------------------------------------------------------
   Total liabilities .........................      40,447,349       37,428,407       34,350,941       33,130,832       31,442,150
Shareholders' equity .........................       2,959,205        3,207,424        3,029,138        2,939,725        2,805,685
                                                   -----------      --------------------------------------------------------------
   Total liabilities and shareholders' equity      $43,406,554      $40,635,831      $37,380,079      $36,070,557      $34,247,835
                                                   ===========      ==============================================================

CONSOLIDATED STATEMENT OF EARNINGS
Years ended December 31, 1995-1999

(In thousands except per share data)                   1999             1998             1997             1996             1995
Net interest income ..........................     $ 1,507,946      $ 1,444,284      $ 1,384,729      $ 1,279,138      $ 1,160,543
Provision for loan losses ....................         165,626           99,067           83,508           71,608           43,000
                                                   -----------      --------------------------------------------------------------
Net interest income after
   provision for loan losses .................       1,342,320        1,345,217        1,301,221        1,207,530        1,117,543
Noninterest revenues .........................         847,557          799,854          658,724          542,289          438,812
Merger-related costs .........................         301,415          121,725                0                0            7,269
Noninterest expenses excluding
   merger-related costs ......................       1,347,091        1,284,547        1,221,675        1,129,509          988,488
                                                   -----------      --------------------------------------------------------------
Income before income taxes ...................         541,371          738,799          738,270          620,310          560,598
Income taxes .................................         200,903          264,725          264,589          223,455          202,861
                                                   -----------      --------------------------------------------------------------
   Net income ................................     $   340,468      $   474,074      $   473,681      $   396,855      $   357,737
                                                   ===========      ==============================================================
Average common shares outstanding ............         391,136          389,595          395,837          398,213          398,293
Diluted average common shares outstanding ....         396,515          396,491          401,811          403,233          404,291
Earnings per common share ....................           $0.87            $1.22            $1.20            $1.00            $0.90
Diluted earnings per common share ............            0.86             1.20             1.18             0.98             0.88
Cash dividends declared per common share .....            0.71             0.57             0.51             0.48             0.46

                                      49
                                      --

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

/s/ C. Dowd Ritter                         /s/ Samuel M. Tortorici

C. Dowd Ritter                             Samuel M. Tortorici
President                                  Executive Vice President
Chief Executive Officer                    Chief Financial Officer

                                      50
                                      --

Report of Ernst & Young LLP,
Independent Auditors


Board of Directors
AmSouth Bancorporation

We have audited the accompanying consolidated statement of condition of AmSouth Bancorporation and subsidiaries (AmSouth) as of December 31, 1999 and 1998, and the related consolidated statements of earnings, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements give retroactive effect to the merger of AmSouth and First American Corporation and subsidiaries (First American) on October 1, 1999, which has been accounted for using the pooling of interests method as described in Note 2 to the Consolidated Financial Statements. We did not audit the consolidated financial statements of First American for the years ended December 31, 1998 and 1997, which statements reflect total assets of 51% in 1998 and net interest income of 52% in 1998 and 51% in 1997 of the related AmSouth consolidated totals. Those First American statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for First American, is based solely on the report of other auditors.
     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.
     In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of AmSouth Bancorporation and subsidiaries at December 31, 1999 and 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young LLP

Birmingham, Alabama
February 11, 2000

                                      51
                                      --

AmSouth Bancorporation and Subsidiaries

CONSOLIDATED STATEMENT OF CONDITION

                                                                                                     December 31

(Dollars in thousands)                                                                         1999               1998
ASSETS
Cash and due from banks .............................................................      $  1,563,335       $  1,802,814
Time deposits in other banks ........................................................             2,474            292,763
                                                                                           ------------       ------------
   Total cash and cash equivalents ..................................................         1,565,809          2,095,577
Federal funds sold and securities purchased under agreements to resell ..............           132,683            357,910
Trading securities ..................................................................            51,972             47,818
Available-for-sale securities .......................................................         5,964,703          7,524,532
Held-to-maturity securities (market value of $6,849,344 and $3,901,954, respectively)         7,050,562          3,877,504
Loans held for sale .................................................................           172,941            357,661
Loans ...............................................................................        26,436,359         24,587,902
Less:  Allowance for loan losses ....................................................           363,476            373,756
       Unearned income ..............................................................           169,600            142,606
                                                                                           ------------       ------------
       Net loans ....................................................................        25,903,283         24,071,540
Other interest-earning assets .......................................................            17,864             29,276
Premises and equipment, net .........................................................           678,442            773,563
Customers' acceptance liability .....................................................             8,617             24,260
Accrued interest receivable and other assets ........................................         1,859,678          1,476,190
                                                                                           ------------       ------------
                                                                                           $ 43,406,554       $ 40,635,831
                                                                                           ============       ============

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits and interest-bearing liabilities:
   Deposits:
     Noninterest-bearing demand .....................................................      $  4,739,077       $  5,241,739
     Interest-bearing demand ........................................................         9,227,907          9,894,402
     Savings ........................................................................         2,349,793          1,995,722
     Time ...........................................................................         7,574,119          8,158,265
     Foreign time ...................................................................         1,293,522            428,097
     Certificates of deposit of $100,000 or more ....................................         2,728,025          2,815,535
                                                                                           ------------       ------------
        Total deposits ..............................................................        27,912,443         28,533,760
   Federal funds purchased and securities sold under agreements to repurchase .......         4,095,747          3,470,262
   Other borrowed funds .............................................................         2,135,720            351,012
   Long-term Federal Home Loan Bank advances ........................................         4,612,686          3,450,864
   Other long-term debt .............................................................           990,800            941,960
                                                                                           ------------       ------------
     Total deposits and interest-bearing liabilities ................................        39,747,396         36,747,858
Acceptances outstanding .............................................................             8,617             24,260
Accrued expenses and other liabilities ..............................................           691,336            656,289
                                                                                           ------------       ------------
   Total liabilities ................................................................        40,447,349         37,428,407
                                                                                           ------------       ------------
Shareholders' equity:
   Preferred stock -- no par value:
     Authorized -- 2,000,000 shares; Issued and outstanding -- none .................               -0-                -0-
   Common stock -- par value $1 a share:
     Authorized -- 750,000,000 shares
     Issued -- 416,948,890 and 420,057,801 shares, respectively .....................           416,949            420,058
   Capital surplus ..................................................................           690,820            763,117
   Retained earnings ................................................................         2,482,477          2,419,558
   Cost of common stock in treasury -- 25,574,778 and 25,048,731 shares, respectively          (376,354)          (367,286)
   Deferred compensation on restricted stock ........................................            (5,838)           (40,053)
   Accumulated other comprehensive (loss) income ....................................          (248,849)            12,030
                                                                                           ------------       ------------
     Total shareholders' equity .....................................................         2,959,205          3,207,424
                                                                                           ------------       ------------
                                                                                           $ 43,406,554       $ 40,635,831
                                                                                           ============       ============

See Notes to Consolidated Financial Statements.

                                      52
                                      --

AmSouth Bancorporation and Subsidiaries

CONSOLIDATED STATEMENT OF EARNINGS

                                                                                         YEARS ENDED DECEMBER 31

(In thousands except per share data)                                               1999            1998            1997
INTEREST INCOME
Loans ....................................................................      $2,128,147      $2,080,065      $2,056,949
Available-for-sale securities ............................................         467,499         496,872         377,327
Held-to-maturity securities ..............................................         314,868         235,481         229,834
Trading securities .......................................................           4,051           4,178           4,158
Loans held for sale ......................................................          10,148          16,457           9,475
Federal funds sold and securities purchased under agreements to resell ...           5,694           7,650           7,961
Other interest-earning assets ............................................           2,343           1,204             744
                                                                                ----------      --------------------------
   Total interest income .................................................       2,932,750       2,841,907       2,686,448
                                                                                ----------      --------------------------

INTEREST EXPENSE
Interest-bearing demand deposits .........................................         266,155         302,208         289,735
Savings deposits .........................................................          53,933          51,354          55,162
Time deposits ............................................................         402,576         475,426         504,954
Foreign time deposits ....................................................          34,262          10,048          11,180
Certificates of deposit of $100,000 or more ..............................         146,422         131,231         101,414
Federal funds purchased and securities sold under agreements to repurchase         187,946         168,435         151,288
Other borrowed funds .....................................................          47,894          43,287          73,606
Long-term Federal Home Loan Bank advances ................................         222,036         153,122          68,233
Other long-term debt .....................................................          63,580          62,512          46,147
                                                                                ----------      --------------------------
   Total interest expense ................................................       1,424,804       1,397,623       1,301,719
                                                                                ----------      --------------------------
NET INTEREST INCOME ......................................................       1,507,946       1,444,284       1,384,729
Provision for loan losses ................................................         165,626          99,067          83,508
                                                                                ----------      --------------------------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES ......................       1,342,320       1,345,217       1,301,221
                                                                                ----------      --------------------------
NONINTEREST REVENUES
Service charges on deposit accounts ......................................         233,043         234,849         216,085
Consumer investment services income ......................................         213,292         183,831         149,205
Trust income .............................................................         109,223         109,453         102,506
Other noninterest revenues ...............................................         291,999         271,721         190,928
                                                                                ----------      --------------------------
   Total noninterest revenues ............................................         847,557         799,854         658,724
                                                                                ----------      --------------------------

NONINTEREST EXPENSES
Salaries and employee benefits ...........................................         635,450         615,195         584,812
Equipment expense ........................................................         135,590         123,480         113,716
Net occupancy expense ....................................................         111,431         106,497         103,698
Subscribers' commissions .................................................          99,588          89,918          70,785
Merger-related costs .....................................................         301,415         121,725             -0-
Other noninterest expenses ...............................................         365,032         349,457         348,664
                                                                                ----------      --------------------------
   Total noninterest expenses ............................................       1,648,506       1,406,272       1,221,675
                                                                                ----------      --------------------------

INCOME BEFORE INCOME TAXES ...............................................         541,371         738,799         738,270
Income taxes .............................................................         200,903         264,725         264,589
                                                                                ----------      --------------------------
NET INCOME ...............................................................      $  340,468      $  474,074      $  473,681
                                                                                ==========      ==========================
Average common shares outstanding ........................................         391,136         389,595         395,837
Earnings per common share ................................................      $      .87      $     1.22      $     1.20
Diluted average common shares outstanding ................................         396,515         396,491         401,811
Diluted earnings per common share ........................................      $      .86      $     1.20      $     1.18
Cash dividends per common share ..........................................             .71             .57             .51

See Notes to Consolidated Financial Statements.

                                      53
                                      --

AmSouth Bancorporation and Subsidiaries

CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

(In thousands)                                                        COMMON            CAPITAL          RETAINED        TREASURY
                                                                      STOCK             SURPLUS          EARNINGS          STOCK
BALANCE AT JANUARY 1, 1997 ....................................    $   410,797       $   808,034       $ 1,840,162       $(128,889)
Comprehensive income:
   Net income .................................................            -0-               -0-           473,681             -0-
   Other comprehensive income, net of tax:
     Unrealized gains on available-for-sale securities, net of
        reclassification adjustment (net $5,009 tax expense) ..            -0-               -0-               -0-             -0-
Comprehensive income ..........................................
Cash dividends declared ($.51 per common share) ...............            -0-               -0-           (93,307)            -0-
Cash dividends declared by pooled companies ...................            -0-               -0-           (81,410)            -0-
Common stock transactions:
   Employee stock plans .......................................          3,169            39,877            (7,679)         26,421
   Dividend reinvestment plan .................................            -0-               231              (139)          5,059
   Purchase of common stock ...................................        (11,827)         (185,866)              -0-        (170,610)
   Acquisitions ...............................................         10,311            70,386            13,940             -0-
                                                                   ---------------------------------------------------------------
BALANCE AT DECEMBER 31, 1997 ..................................        412,450           732,662         2,145,248        (268,019)
Comprehensive income:
   Net income .................................................            -0-               -0-           474,074             -0-
   Other comprehensive income, net of tax:
     Unrealized losses on available-for-sale securities, net of
        reclassification adjustment (net $18,086 tax benefit) .            -0-               -0-               -0-             -0-
Comprehensive income ..........................................
Cash dividends declared ($.57 per common share) ...............            -0-               -0-          (101,563)            -0-
Cash dividends declared by pooled companies ...................            -0-               -0-           (93,997)            -0-
Common stock transactions:
   Special rights and warrants ................................            -0-              (355)              -0-             -0-
   Employee stock plans .......................................          2,598            44,915           (11,409)         32,603
   Dividend reinvestment plan .................................            -0-               631               (66)          4,644
   Purchase of common stock ...................................         (2,266)          (63,109)               (9)       (136,514)
   Acquisitions ...............................................          7,276            48,373             7,280             -0-
                                                                   ---------------------------------------------------------------
BALANCE AT DECEMBER 31, 1998 ..................................        420,058           763,117         2,419,558        (367,286)
Comprehensive income:
   Net income .................................................            -0-               -0-           340,468             -0-
   Other comprehensive income, net of tax:
     Unrealized losses on available-for-sale securities, net of
        reclassification adjustment (net $74,014 tax benefit) .            -0-               -0-               -0-             -0-
Comprehensive income ..........................................
Cash dividends declared ($.71 per common share) ...............            -0-               -0-          (163,395)            -0-
Cash dividends declared by pooled companies ...................            -0-               -0-           (94,305)            -0-
Common stock transactions:
   Employee stock plans .......................................            808            10,998           (18,647)         63,081
   Dividend reinvestment plan .................................            -0-               107            (1,202)          7,007
   Purchase of common stock ...................................         (3,917)          (83,402)              -0-         (79,156)
                                                                   ---------------------------------------------------------------
BALANCE AT DECEMBER 31, 1999 ..................................    $   416,949       $   690,820       $ 2,482,477       $(376,354)
                                                                   ===============================================================

Disclosure of 1999 reclassification amount:
Unrealized holding losses on available-for-sale
   securities arising during the period .......................
Less: Reclassification adjustment for gains
   realized in net income .....................................
Net unrealized losses on available-for-sale
   securities, net of tax .....................................

                                                                   DEFERRED        ACCUMULATED
                                                                 COMPENSATION         OTHER
                                                                 ON RESTRICTED    COMPREHENSIVE
                                                                     STOCK        INCOME (LOSS)        TOTAL

BALANCE AT JANUARY 1, 1997 ....................................    $ (12,466)      $   22,087       $ 2,939,725
Comprehensive income:
   Net income .................................................          -0-              -0-           473,681
   Other comprehensive income, net of tax:
     Unrealized gains on available-for-sale securities, net of
        reclassification adjustment (net $5,009 tax expense) ..          -0-            7,247             7,247
                                                                                                    -----------
Comprehensive income ..........................................                                         480,928
Cash dividends declared ($.51 per common share) ...............          -0-              -0-           (93,307)
Cash dividends declared by pooled companies ...................          -0-              -0-           (81,410)
Common stock transactions:
   Employee stock plans .......................................      (10,071)             -0-            51,717
   Dividend reinvestment plan .................................          -0-              -0-             5,151
   Purchase of common stock ...................................          -0-              -0-          (368,303)
   Acquisitions ...............................................          -0-              -0-            94,637
                                                                   --------------------------------------------
BALANCE AT DECEMBER 31, 1997 ..................................      (22,537)          29,334         3,029,138
Comprehensive income:
   Net income .................................................          -0-              -0-           474,074
   Other comprehensive income, net of tax:
     Unrealized losses on available-for-sale securities, net of
        reclassification adjustment (net $18,086 tax benefit) .          -0-          (17,322)          (17,322)
                                                                                                    -----------
Comprehensive income ..........................................                                         456,752
Cash dividends declared ($.57 per common share) ...............          -0-              -0-          (101,563)
Cash dividends declared by pooled companies ...................          -0-              -0-           (93,997)
Common stock transactions:
   Special rights and warrants ................................          -0-              -0-              (355)
   Employee stock plans .......................................      (17,516)             -0-            51,191
   Dividend reinvestment plan .................................          -0-              -0-             5,209
   Purchase of common stock ...................................          -0-              -0-          (201,898)
   Acquisitions ...............................................          -0-               18            62,947
                                                                   --------------------------------------------
BALANCE AT DECEMBER 31, 1998 ..................................      (40,053)          12,030         3,207,424
Comprehensive income:
   Net income .................................................          -0-              -0-           340,468
   Other comprehensive income, net of tax:
     Unrealized losses on available-for-sale securities, net of
        reclassification adjustment (net $74,014 tax benefit) .          -0-         (260,879)         (260,879)
                                                                                                    -----------
Comprehensive income ..........................................                                          79,589
Cash dividends declared ($.71 per common share) ...............          -0-              -0-          (163,395)
Cash dividends declared by pooled companies ...................          -0-              -0-           (94,305)
Common stock transactions:
   Employee stock plans .......................................       34,215              -0-            90,455
   Dividend reinvestment plan .................................          -0-              -0-             5,912
   Purchase of common stock ...................................          -0-              -0-          (166,475)
                                                                   --------------------------------------------
BALANCE AT DECEMBER 31, 1999 ..................................    $  (5,838)      $ (248,849)      $ 2,959,205
                                                                   ============================================

Disclosure of 1999 reclassification amount:
Unrealized holding losses on available-for-sale
   securities arising during the period .......................                    $ (253,748)
Less: Reclassification adjustment for gains
   realized in net income .....................................                         7,131
                                                                                   ----------
Net unrealized losses on available-for-sale
   securities, net of tax .....................................                    $ (260,879)
                                                                                   ==========

See Notes to Consolidated Financial Statements.

                                      54
                                      --

AmSouth Bancorporation and Subsidiaries

CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                                 YEARS ENDED DECEMBER 31

(In thousands)                                                                             1999            1998            1997
OPERATING ACTIVITIES
Net income ........................................................................    $   340,468     $   474,074     $   473,681
Adjustments to reconcile net income to net cash provided by operating activities:
   Provision for loan losses ......................................................        165,626          99,067          83,508
   Depreciation and amortization of premises and equipment ........................         97,731          82,622          74,923
   Amortization of premiums and discounts on held-to-maturity securities
     and available-for-sale securities ............................................         (3,004)         (9,445)         (8,517)
   Noncash portion of merger-related costs ........................................         98,595           5,900             -0-
   Net decrease (increase) in loans held for sale .................................        106,372        (162,028)        (21,786)
   Net (increase) decrease in trading securities ..................................         (4,154)          7,781           1,007
   Net gains on sales of available-for-sale securities ............................        (11,392)        (16,099)        (12,411)
   Net increase in accrued interest receivable and other assets ...................       (551,855)       (211,009)       (198,924)
   Net (decrease) increase in accrued expenses and other liabilities ..............        (32,371)         11,275         (45,804)
   Provision for deferred income taxes ............................................         56,834          65,807          71,919
   Amortization of intangible assets ..............................................         40,306          40,211          39,907
   Other operating activities, net ................................................         42,054          28,924           9,411
                                                                                       -----------     ---------------------------
     Net cash provided by operating activities ....................................        345,210         417,080         466,914
                                                                                       -----------     ---------------------------

INVESTING ACTIVITIES
Proceeds from maturities and prepayments of available-for-sale securities .........      1,904,594       2,771,295         914,931
Proceeds from sales of available-for-sale securities ..............................      2,292,108       2,837,590       3,845,967
Purchases of available-for-sale securities ........................................     (5,319,935)     (6,764,648)     (4,643,363)
Proceeds from maturities, prepayments and calls of held-to-maturity securities ....      1,430,693       1,808,077       1,041,442
Purchases of held-to-maturity securities ..........................................     (2,275,882)     (1,451,233)       (416,393)
Net decrease (increase) in federal funds sold and securities purchased under
   agreements to resell ...........................................................        225,227         (93,256)         (1,708)
Net decrease (increase) in other interest-earning assets ..........................         11,412         (29,276)            -0-
Net increase in loans .............................................................     (1,948,264)     (1,101,824)     (1,351,213)
Net purchases of premises and equipment ...........................................         (2,415)       (133,432)       (123,945)
Net cash provided by acquisitions .................................................            -0-          63,855          76,697
Net cash from sales of branches, business operations, subsidiaries and other assets         98,102           8,204           1,099
                                                                                       -----------     ---------------------------
   Net cash used by investing activities ..........................................     (3,584,360)     (2,084,648)       (656,486)
                                                                                       -----------     ---------------------------

FINANCING ACTIVITIES
Net (decrease) increase in deposits ...............................................       (615,042)        961,708         443,364
Net increase (decrease) in federal funds purchased and securities sold under
   agreements to repurchase .......................................................        625,485         488,967        (426,607)
Net increase (decrease) in other borrowed funds ...................................      1,787,483      (1,177,511)         61,675
Issuance of long-term Federal Home Loan Bank advances and
   other long-term debt ...........................................................      2,735,384       2,528,473       1,470,841
Payments for maturing long-term debt ..............................................     (1,527,169)       (391,487)       (917,960)
Cash dividends paid ...............................................................       (183,848)       (195,560)       (173,484)
Proceeds from employee stock plans and dividend reinvestment plan .................         53,564          45,943          49,583
Purchases of common stock .........................................................       (166,475)       (201,898)       (368,303)
                                                                                       -----------     ---------------------------
   Net cash provided by financing activities ......................................      2,709,382       2,058,635         139,109
                                                                                       -----------     ---------------------------
(Decrease) increase in cash and cash equivalents ..................................       (529,768)        391,067         (50,463)
Cash and cash equivalents at beginning of period ..................................      2,095,577       1,704,510       1,754,973
                                                                                       -----------     ---------------------------
Cash and cash equivalents at end of period ........................................    $ 1,565,809     $ 2,095,577     $ 1,704,510
                                                                                       ===========     ===========================

See Notes to Consolidated Financial Statements.

                                      55
                                      --

AmSouth Bancorporation and Subsidiaries


Notes to Consolidated Financial Statements

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
--------------------------------------------------------------------------------

AmSouth Bancorporation (AmSouth), through its subsidiaries, provides a broad array of financial products and services through banking offices located in nine Southeastern states with leading market positions in Tennessee, Florida, Alabama, and Mississippi. In addition, AmSouth provides select financial services outside of its banking markets through non-bank subsidiaries. AmSouth's principal activities include consumer and commercial banking and capital management. The accounting policies of AmSouth and the methods of applying those policies that materially affect the accompanying financial statements are presented below.


Basis of Presentation
The consolidated financial statements include the accounts of AmSouth and its subsidiaries. All significant intercompany balances and transactions have been eliminated. Certain amounts in the prior years' financial statements have been reclassified to conform to the 1999 presentation. These reclassifications are immaterial and had no effect on net income.


Use of Estimates
The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.


Cash Flows
Cash and due from banks and time deposits in other banks are considered cash and cash equivalents. For the years ended December 31, 1999, 1998 and 1997, AmSouth paid interest of $1,420,238,000, $1,383,089,000 and $1,290,677,000,
respectively. For the years ended December 31, 1999, 1998 and 1997, noncash transfers from loans to foreclosed properties were $25,467,000, $20,692,000 and $23,189,000, respectively. Noncash transfers from foreclosed properties to loans for the years ended December 31, 1999, 1998 and 1997 were $711,000, $496,000 and $2,399,000, respectively. For the years ended December 31, 1998 and 1997, noncash transfers from loans to available-for-sale securities of approximately $99,107,000 and $351,946,000, respectively, were made in connection with mortgage loan securitizations. For the year ended December 31, 1998, noncash transfers from loans to held-to-maturity securities of approximately $1,176,394,000 were made in connection with mortgage loan securitizations. In addition, for the years ended December 31, 1998 and 1997, $719,000 and $2,657,000, respectively, of noncash transfers were made from loans to other assets in connection with mortgage loan securitizations. For the years ended December 31, 1999 and 1998, noncash transfers from loans to available-for-sale securities of approximately $9,838,000 and $4,038,000, respectively, were made in connection with the participation of mortgages to third-party conduits. For the years ended December 31, 1999 and 1998, noncash transfers from loans to other assets of approximately $16,225,000 and $3,567,000, respectively, were made in connection with the participation of mortgages to third-party conduits. During 1999, AmSouth had noncash transfers from available-for-sale securities to held-to-maturity securities in the amount of $3,010,249,000. Also during 1999, AmSouth had

                                      56
                                      --
noncash transfers from held-to-maturity securities to available-for-sale securities in the amount of $516,759,000. The transfers between categories of securities were the result of portfolio restructurings in connection with the acquisition of First American Corporation (First American). During 1999 AmSouth also had noncash transfers from loans and the allowance for loan losses to loans held for sale of $149,253,000 and $71,000,000, respectively, associated with a decision to exit a portion of its healthcare loan business.


Securities
Securities are classified as either held-to-maturity, available-for-sale or trading. AmSouth defines held-to-maturity securities as debt securities which management has the positive intent and ability to hold to maturity. Held-to-maturity securities are stated at cost, adjusted for amortization of premiums and accretion of discounts on the constant effective yield method. Trading securities are carried at market. Market adjustments and realized gains or losses on the sale of trading securities are reported as other noninterest revenues. Available-for-sale securities are defined as equity securities and debt securities not classified as trading securities or held-to-maturity securities. Available-for-sale securities are carried at fair value. Unrealized holding gains or losses, net of deferred taxes, on available-for-sale securities are excluded from earnings and reported in accumulated other comprehensive income (loss) within shareholders' equity. AmSouth determines the appropriate classification of debt securities at the time of purchase. Gains and losses from sales of available-for-sale securities are computed using the specific identification method.


Loans Held for Sale
Loans held for sale include mortgage loans held for sale and at December 31, 1999, $78,253,000 of healthcare-related loans held for accelerated disposition. Loans held for sale are carried at the lower of aggregate cost or market value. Market adjustments and realized gains and losses are classified as other noninterest revenues.

Securities Purchased Under Agreements to Resell and Securities Sold Under Agreements to Repurchase
Securities purchased under agreements to resell and securities sold under agreements to repurchase are generally treated as collateralized financing transactions and are recorded at the amount at which the securities were acquired or sold plus accrued interest. It is AmSouth's policy to take possession of securities purchased under resale agreements. The market value of the collateral is monitored and additional collateral obtained when deemed appropriate. Securities sold under repurchase agreements are delivered to either broker-dealers or to custodian accounts for customers. The broker-dealers may sell, loan or otherwise dispose of such securities to other parties in the normal course of their operations but have agreed to resell to AmSouth identical securities at the maturity of the agreements.

Interest Rate Contracts and Other Off-Balance Sheet Financial Instruments AmSouth has from time to time utilized various off-balance sheet instruments such as interest rate swaps, forward interest rate swaps, interest rate caps, floors and futures contracts that are designated to hedge imbalances in sensitivity to fluctuating interest rates for designated assets and liabilities. Interest rate impacts of derivative instruments are correlated with interest rate movements of underlying assets or liabilities. The earnings impact of a derivative is accrued over the life of the agreement based on expected settlement payments and is recorded as an adjustment to interest income or expense in the period in which it accrues and in the category appropriate to the related assets or liabilities. The related amount receivable from or payable to the derivative counterparty is included in other assets or liabilities in the consolidated statement of condition. Realized and unrealized gains and losses on futures contracts which are designated as hedges of interest rate exposure arising out of nontrading assets and liabilities are deferred and recognized as interest income or interest expense, in the category appropriate to the related assets or liabilities, over the covered periods or lives of the hedged assets or liabilities. Gains or losses on early

                                      57
                                      --
terminations of derivative financial instruments that relate to specific assets or liabilities are deferred and amortized as an adjustment to the yield or rate of the related assets or liabilities over the remaining covered period. At such time that there is no longer correlation of interest rate movements between the derivative instrument and the underlying assets or liabilities, or if the underlying assets or liabilities specifically related to a derivative instrument mature, are sold or are terminated, then the related derivative instrument would be closed out or marked to market as an element of noninterest income on an ongoing basis.
     Interest rate derivatives used in connection with the securities available-for-sale portfolio are carried at fair value with gains and losses, net of applicable deferred income taxes, reported in shareholders' equity in other comprehensive income (loss), consistent with the reporting of unrealized gains and losses on such securities. Premiums paid for interest rate floors qualifying for hedge accounting are deferred and classified with the assets and liabilities hedged and are amortized into interest income or expense over the life of the instrument.
     On a limited basis, AmSouth also enters into interest rate swap agreements, as well as interest rate cap and floor agreements, with customers desiring protection from possible adverse future fluctuations in interest rates. As an intermediary, AmSouth generally maintains a portfolio of matched offsetting interest rate contract agreements. At the inception of such agreements, the portion of the compensation related to credit risk and ongoing servicing, if any, is deferred and taken into income over the term of the agreements.


Loans
Interest income on commercial and real estate loans is accrued daily based upon the outstanding principal amounts except for those classified as nonaccrual loans. Interest income on certain consumer loans is accrued monthly based upon the outstanding principal amounts except for those classified as nonaccrual loans. Interest accrual is discontinued when it appears that future collection of principal or interest according to the contractual terms may be doubtful. Interest collections on nonaccrual loans for which the ultimate collectibility of principal is uncertain are applied as principal reductions. Otherwise, such collections are credited to income when received.
     Impaired loans are specifically reviewed loans for which it is probable that the creditor will be unable to collect all amounts due according to the terms of the loan agreement. Impairment of a loan is measured by comparing the recorded investment in the loan with the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. A valuation allowance is provided to the extent that the measure of the impaired loan is less than the recorded investment. A loan is not considered impaired during a period of delay in payment if the ultimate collectibility of all amounts due is expected. Larger groups of homogeneous loans such as consumer installment, bankcard and residential real estate mortgage loans are collectively evaluated for impairment. Impaired loans are, therefore, primarily commercial and commercial real estate loans. Payments received on impaired loans for which the ultimate collectibility of principal is uncertain are generally applied first as principal reductions.


Allowance for Loan Losses
The allowance for loan losses is maintained at a level which is considered to be adequate to reflect estimated credit losses for specifically identified loans as well as estimated probable credit losses inherent in the remainder of the loan portfolio at the balance sheet date. A formal review of the allowance for loan losses is prepared quarterly to assess the risk in the portfolio and to determine the adequacy of the allowance for loan losses. For purposes of the quarterly review, the consumer loan portfolios are separated by loan type, and each loan type is treated as a homogeneous pool. In accordance with the Interagency Policy Statement on the Allowance for Loan and Lease Losses issued by the Office of the Comptroller of the Currency, Federal Deposit Insurance Corporation, Federal Reserve Board, and Office of Thrift

                                      58
                                      --

Supervision, the allowance allocated to each of these pools is based upon trends in quarterly annualized charge-off rates for each pool, adjusted for changes in these pools which include current information on the payment performance of each pool of loans. Every commercial and commercial real estate loan is assigned a risk rating on a thirteen-point numerical scale by loan officers using established credit policy guidelines. These risk ratings are periodically reviewed, and all risk ratings are subject to review by an independent Credit Review Department. Each risk rating is assigned an allocation percentage which, when multiplied times the dollar value of loans in that risk category, results in the amount of the allowance for loan losses allocated to these loans. The allocation of allowance for loans with grades of pass and criticized is based upon historical loss rates adjusted for current conditions that include current economic developments. The allocation for loans with a classified grade is based upon regulatory guidance. Every nonperforming loan in excess of $500,000, however, is reviewed quarterly by AmSouth's Special Assets Department to determine the level of loan losses required to be specifically allocated to these impaired loans. The allocation for unfunded commitments is based on the type of unfunded commitment and historical loss information updated to reflect current conditions and information. The allowance allocated to standby letters of credit is determined by historical loss information associated with these off-balance sheet items. Management reviews its allocation of the allowance for loan losses versus actual performance of each of its portfolios and adjusts allocation rates to reflect the recent performance of the portfolio as well as current underwriting standards and other factors which might impact the estimated losses in the portfolio.
   In determining the appropriate level for the allowance, management ensures that the overall allowance appropriately reflects the current microeconomic conditions, industry exposure and a margin for the imprecision inherent in most estimates of expected credit losses. This additional allowance is reflected in the unallocated portion of the allowance. Based on management's periodic evaluation of the allowance for loan losses, a provision for loan losses is charged to operations if additions to the allowance are required.

Premises and Equipment
Premises and equipment are stated at cost, less accumulated depreciation and amortization. The provisions for depreciation and amortization are computed generally by the straight-line method over the estimated useful lives of the assets or terms of the leases, as applicable. The annual provisions for depreciation and amortization have been computed principally using estimated lives of five to 40 years for premises and three to 12 years for furniture and equipment.

Intangible Assets
Intangible assets, primarily goodwill, are included in other assets. Goodwill is amortized on a straight-line basis primarily over ten to 25 years. Other identified intangibles, primarily core deposit rights, are amortized over a period no greater than 15 years. As events or changes in circumstances warrant, AmSouth reviews the carrying value of goodwill and other identified intangibles to determine if any impairment has occurred or if the period of recoverability has changed. If this review indicates that goodwill or deposit intangibles will not be recoverable, as determined based on the undiscounted cash flows of the entity acquired over the remaining amortization period, their carrying value will be reduced by the estimated shortfall of such cash flows. At December 31, 1999, 1998 and 1997, goodwill, net of amortization, totaled $391,221,000, $426,225,000 and $456,328,000, respectively, and deposit and other intangibles equaled $32,252,000, $38,808,000 and $46,031,000, respectively.

Income Taxes
The consolidated financial statements have been prepared on the accrual basis. When income and expenses are recognized in different periods for financial reporting purposes and for purposes of computing income taxes currently payable, deferred taxes are provided on such temporary differences. Deferred tax assets and liabilities are recorded for


                                      59
                                      --
the expected future tax consequences of events that have been recognized in the financial statements or tax returns. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled.


Stock-Based Compensation
AmSouth adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (Statement 123) which allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees" (Opinion 25). AmSouth has elected to follow Opinion 25 and related interpretations in accounting for its employee stock options. Compensation cost for fixed and variable stock-based awards is measured by the excess, if any, of the fair market price of the underlying stock over the amount the individual is required to pay. Compensation cost for fixed awards is measured at the grant date, while compensation cost for variable awards is estimated until both the number of shares an individual is entitled to receive and the exercise or purchase price are known (measurement date). See Note 17 for a further description of the assumptions used for preparing the pro forma disclosures as prescribed by Statement 123.


Earnings Per Common Share
Earnings per common share is obtained by dividing net income available to common stockholders by the weighted average outstanding shares of common stock. The diluted calculation of earnings per common share is obtained by dividing net income by the weighted average outstanding shares of common stock adjusted for effects of stock options and restricted stock outstanding. See Note 16 for the reconciliation of the numerators and denominators of the basic and diluted earnings per share computations.
     All common stock and per common share data included in the consolidated financial statements and in the Notes to Consolidated Financial Statements have been retroactively adjusted to reflect common stock splits.


Recent Accounting Pronouncements
Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and for Hedging Activities," as amended by Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133," requires derivative instruments be carried at fair value on the balance sheet. The statement continues to allow derivative instruments to be used to hedge various risks and sets forth specific criteria to be used to determine when hedge accounting can be used. The statement also provides for offsetting changes in fair value or cash flows of both the derivative and the hedged asset or liability to be recognized in earnings in the same period; however, any changes in fair value or cash flow that represent the ineffective portion of a hedge are required to be recognized in earnings and cannot be deferred. For derivative instruments not accounted for as hedges, changes in fair value are required to be recognized in earnings.
     AmSouth plans to adopt the provisions of this statement, as amended, for its quarterly and annual reporting beginning January 1, 2001, the statement's effective date. The impact of adopting the provisions of this statement on AmSouth's financial position, results of operations and cash flow subsequent to the effective date is not currently estimable and will depend on the financial position of AmSouth and the nature and purpose of the derivative instruments in use at that time.

                                      60
                                      --

NOTE 2 -- MERGERS AND ACQUISITIONS
--------------------------------------------------------------------------------

On October 1, 1999, AmSouth issued 214.5 million common shares to acquire First American. AmSouth exchanged 1.871 shares of its common stock for each share of First American common stock. First American was a $22.2 billion asset financial service holding company headquartered in Nashville, Tennessee, with banking offices in Tennessee, Mississippi, Louisiana, Arkansas, Virginia, and Kentucky.

The transaction was accounted for as a pooling-of-interests, and, accordingly, the consolidated financial statements have been restated to include the results of First American for all periods presented. Other business combinations completed by AmSouth during the three years ended December 31, 1999, are presented in the following table (in millions):

                                                                            Common
                                                                            Shares      Cash      Accounting
Acquiree                           Location       Date          Assets      Issued      Paid      Treatment
--------------------------------------------------------------------------------------------------------------
Jefferson Guaranty Bancorp, Inc.      LA        Jan. 1997      $   299        3.9        $10       Purchase
Hartsville Bancshares, Inc.           TN        Jan. 1997           90        0.7         --       Purchase
First Capital Bancorp, Inc.           LA        Mar. 1997          186        3.4         --        Pooling
NBC Financial Corporation             LA        July 1997           69        0.9         --       Purchase
Citisave Financial Corporation        LA        Aug. 1997           75         --         19       Purchase
Victory Bancshares, Inc.              TN        Mar. 1998          131        1.6         --        Pooling
Deposit Guaranty Corporation          MS         May 1998        7,151       91.2         --        Pooling
Peoples Bank (Peoples)                TN        Oct. 1998          142        1.7         --        Pooling
The Middle Tennessee Bank (MTB)       TN        Oct. 1998          225        2.2         --        Pooling
CSB Financial Corporation (CSB)       TN        Oct. 1998          148        1.7         --        Pooling
Pioneer Bancshares, Inc. (Pioneer)    TN        Nov. 1998          990       11.5         --        Pooling

     For the acquisitions of Deposit Guaranty Corporation (Deposit Guaranty) and Pioneer, accounted for as poolings-of-interests, the consolidated financial statements were restated to include the results of both companies for all periods presented. For all other acquisitions accounted for as poolings-of-interests in the above table, the results of operations have been included in the consolidated financial statements from the date of the acquisition, as pre-acquisition amounts were not material. Accordingly, prior period financial statements have not been restated because the changes to prior years would have been immaterial. For acquisitions accounted for as purchases, the results of operations have been included in the consolidated financial statements from the respective dates of acquisition. The purchase price in excess of the net assets acquired has been recorded as goodwill and is being amortized on a straight-line basis over 15 years. The pro forma effect on prior financial statements of these acquisitions is not significant.

                                      61
                                      --

     Net interest income, noninterest revenues and net income as previously reported individually by AmSouth and First American and the combined company, reflecting certain reclassifications to conform to the current presentation, for the nine months ended September 30, 1999, and the years ended December 31, 1998 and 1997, are presented in the table below:

                           Nine Months Ended         Years Ended December 31
(In thousands)             September 30, 1999        1998               1997
--------------------------------------------------------------------------------
AmSouth
  Net interest income          $  565,815         $  698,970         $  676,277
  Noninterest revenues            266,174            346,626            266,004
  Net income                      222,004            262,712            226,167
First American
  Net interest income             571,203            733,612            699,160
  Noninterest revenues            365,136            477,612            405,633
  Net income                      181,018            211,362            247,514
Combined
  Net interest income           1,126,684          1,444,284          1,384,729
  Noninterest revenues            631,745            799,854            658,724
  Net income                      403,022            474,074            473,681
--------------------------------------------------------------------------------

     On December 16, 1998, AmSouth through its subsidiary IFC Holdings, Inc.
(IFC), purchased the assets of the Specialized Investment Division of Financial Service Corporation, a subsidiary of Sun America Inc., which provides investment products to customers of community banks and credit unions that do not have their own broker/dealer capabilities. The $9 million purchase price was primarily for goodwill and other intangible assets. The goodwill is being amortized on a straight-line basis over ten years.

NOTE 3 -- MERGER-RELATED COSTS
--------------------------------------------------------------------------------

AmSouth recorded merger and integration charges of $268.8 million and $103.4 million in 1999 and 1998, respectively. In addition, AmSouth recorded other merger-related charges of $32.6 million and $18.3 million in 1999 and 1998, respectively. Merger-related charges in 1999 were primarily associated with the acquisition of First American as well as conversion costs related to the Deposit Guaranty and Pioneer mergers. Merger-related

                                      62
                                      --
charges of $121.7 million recorded in 1998 were associated with the acquisitions of Deposit Guaranty, Pioneer, MTB, CSB, and Peoples. The components of the charges are shown below:

                                                       Years Ended December 31
(In millions)                                             1999         1998
--------------------------------------------------------------------------------
Merger and integration costs:
  Severance and personnel-related costs                  $130.1       $ 25.8
  Investment banking and other transaction costs           53.8         29.1
  Occupancy and equipment writedowns                       59.2          2.7
  Systems and operations conversions                       25.7         45.8
                                                   -----------------------------
    Total merger and integration costs                    268.8        103.4
                                                   -----------------------------
Other merger-related charges:
  System and process reconciliation provision              17.5          -0-
  Other merger-related charges                             15.1         18.3
                                                   -----------------------------
    Total other merger-related charges                     32.6         18.3
                                                   -----------------------------
      Total merger-related charges                       $301.4       $121.7
================================================================================

     Severance and personnel-related costs include the cost of severance, retention, change-in-control, outplacement, and other benefits associated with the termination of employees primarily in corporate support and data processing functions. For the First American merger, approximately 1,400 positions are estimated to be eliminated, of which approximately 400 positions are expected to be eliminated through attrition. Through December 31, 1999, approximately 345 associates have entered the severance process. Occupancy and equipment writedowns represents lease termination costs and impairment of assets for redundant office space, equipment and branches that will be vacated and disposed of as part of the integration plan. Systems and operations conversion costs result from the conversions and integration of the acquired branches and operations and include incremental costs such as special contract labor and incentives, consulting fees, and mailing and preparation costs for customer communications related to the conversion of customer accounts. The system and process reconciliation provision establishes an allowance to absorb losses resulting from systems conversions and process integration related to mergers occurring prior to the First American merger. The provision covers dishonored return items, unidentified customer debits, unmatched or unlocated items, and other similar losses. Other merger-related costs also includes printing and distribution of conversion-related instructional materials and manuals, relocation expenses, and in 1998, charitable foundation costs related to the funding of a charitable foundation for the Deposit Guaranty market. The following table presents a summary of activity with respect to the Company's merger and integration accrual:

(In millions)                                              1999           1998
--------------------------------------------------------------------------------
Balance at the beginning of the year                     $  18.8        $   -0-
Provision charged to operating expense                     301.4          121.7
Cash outlays                                              (150.9)         (97.0)
Noncash writedowns and charges                             (98.6)          (5.9)
                                                   -----------------------------
Balance at the end of the year                           $  70.7        $  18.8
================================================================================

                                      63
                                      --

     The components of the merger and integration accrual at December 31 were as follows:

(In millions)                                   1999                1998
--------------------------------------------------------------------------------
Severance and personnel-related costs         $  68.2             $  10.9
Occupancy and equipment writedowns                0.9                 2.4
Systems and operations conversions                0.1                 3.9
Other merger-related costs                        1.5                 1.6
                                        ----------------------------------------
Total                                         $  70.7             $  18.8
================================================================================

     In addition to the above costs, AmSouth also recorded, during 1999, the following charges related to the First American acquisition: an $8.0 million impairment charge on a portfolio investment and $7.6 million of charges related to conforming accounting adjustments. The impairment charge and $0.8 million of the conforming accounting adjustments were recorded as reductions to other noninterest revenues. $3.0 million of the conforming accounting charges were recorded in the provision for loan losses. The remaining $3.8 million of conforming accounting adjustments were recorded in various categories of noninterest expense.

NOTE 4 -- CASH AND DUE FROM BANKS
--------------------------------------------------------------------------------

AmSouth's banking subsidiary is required to maintain reserve balances with the Federal Reserve Bank based on a percentage of deposits reduced by its cash on hand. The average amount of those reserves was approximately $45,200,000 and $58,500,000 for the years ended December 31, 1999 and 1998, respectively.


NOTE 5 -- AVAILABLE-FOR-SALE SECURITIES
--------------------------------------------------------------------------------

The following is a summary of available-for-sale securities at December 31:

                                               1999                                                     1998
                                         Gross         Gross                                     Gross        Gross
                         Amortized     Unrealized   Unrealized      Carrying     Amortized     Unrealized   Unrealized      Carrying
(In thousands)             Cost          Gains        Losses        Amount         Cost          Gains        Losses        Amount
------------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury and
  federal agency
    securities          $  328,318    $      456    $   11,703    $  317,071    $  487,828    $    4,006    $    3,775    $  488,059

Mortgage-backed
  securities             5,239,298         4,926       140,668     5,103,556     6,316,838        48,093        38,640     6,326,291

State, county and
  municipal securities      74,219           702         1,206        73,715       375,100         7,577         3,330       379,347

Other debt securities      106,994           -0-         5,378       101,616        19,145            82           572        18,655

Equity securities          397,541            58        28,854       368,745       305,467         6,915           202       312,180
                      --------------------------------------------------------------------------------------------------------------
                        $6,146,370    $    6,142    $  187,809    $5,964,703    $7,504,378    $   66,673    $   46,519    $7,524,532
====================================================================================================================================

                                      64
                                      --

     The carrying amount and amortized cost of available-for-sale securities by maturity at December 31, 1999, are as follows:

                                            Amortized          Carrying
(In thousands)                                Cost              Amount
--------------------------------------------------------------------------------
Due within 1 year                          $   37,194         $   37,219
Due after 1 year through 5 years              153,033            146,756
Due after 5 years through 10 years            135,449            131,561
Due after 10 years                            183,855            176,866
Mortgage-backed securities                  5,239,298          5,103,556
Equity securities                             397,541            368,745
                                     -------------------------------------------
                                           $6,146,370         $5,964,703
================================================================================

     In 1999, 1998 and 1997, AmSouth realized gross gains of $32,672,000, $20,529,000 and $24,229,000, respectively, and gross losses of $21,280,000,
$4,430,000 and $11,818,000, respectively, on sales of available-for-sale securities.


NOTE 6 -- HELD-TO-MATURITY SECURITIES
--------------------------------------------------------------------------------

The amounts at which held-to-maturity securities are carried and their approximate fair market values at December 31 are summarized as follows:

                                                  1999                                                  1998
                                          Gross          Gross                                    Gross        Gross
                          Carrying     Unrealized     Unrealized    Market       Carrying      Unrealized   Unrealized      Market
(In thousands)             Amount         Gains         Losses       Value        Amount          Gains       Losses         Value
------------------------------------------------------------------------------------------------------------------------------------

U.S. Treasury and
  federal agency
    securities          $  562,696    $     -0-    $   18,432    $  544,264    $  174,227    $    1,964    $      169    $  176,022
State, county and
  municipal securities     376,891          621        13,443       364,069       222,316         7,479           268       229,527
Mortgage-backed
  securities             5,992,397        3,777       172,857     5,823,317     3,367,658        24,004        10,964     3,380,698
Other securities           118,578          183         1,067       117,694       113,303         2,475            71       115,707
                      --------------------------------------------------------------------------------------------------------------
                        $7,050,562    $   4,581    $  205,799    $6,849,344    $3,877,504    $   35,922    $   11,472    $3,901,954
====================================================================================================================================


                                      65
                                      --

     The carrying amount and approximate market value of held-to-maturity securities by maturity at December 31, 1999, are as follows:

                                             Carrying           Market
(In thousands)                                Amount            Value
--------------------------------------------------------------------------------
Due within 1 year                          $   43,874         $   37,151
Due after 1 year through 5 years               89,634             88,497
Due after 5 years through 10 years            484,288            476,018
Due after 10 years                            440,369            424,361
Mortgage-backed securities                  5,992,397          5,823,317
                                     -------------------------------------------
                                           $7,050,562         $6,849,344
================================================================================

     During 1999, certain held-to-maturity securities with a total amortized cost of $516,759,000 were transferred to available-for-sale. The unrealized loss at the date of transfer was $7,018,000. The transfer resulted from portfolio restructurings in connection with the acquisition of First American. There were no sales of held-to-maturity securities during 1999, 1998 and 1997. Held-to-maturity and available-for-sale securities with a carrying amount of $11,406,179,000 and $9,437,093,000 at December 31, 1999 and 1998, respectively, were pledged to secure short-term and long-term borrowings, public deposits, trust funds, and for other purposes as required or permitted by law.


NOTE 7 -- LOANS
--------------------------------------------------------------------------------

The major categories of loans net of unearned income at December 31 are summarized as follows:

                                                               1999                            1998
(Dollars in thousands)                              Amount           Percent        Amount           Percent
--------------------------------------------------------------------------------------------------------------
Commercial:
  Commercial and industrial                       $ 7,967,190         30.3%       $ 7,942,846         32.5%
  Commercial loans secured by real estate           2,036,120          7.8          1,832,663          7.5
                                             -----------------------------------------------------------------
    Total commercial                               10,003,310         38.1          9,775,509         40.0
Commercial real estate:
  Commercial real estate mortgages                  2,295,157          8.7          2,221,086          9.1
  Real estate construction                          2,416,849          9.2          1,800,399          7.3
                                             -----------------------------------------------------------------
    Total commercial real estate                    4,712,006         17.9          4,021,485         16.4
Consumer:
  Residential first mortgages                       2,337,365          8.9          3,270,378         13.4
  Other residential mortgages                       3,231,939         12.3          2,380,093          9.7
  Dealer indirect                                   4,148,747         15.8          2,908,822         11.9
  Revolving credit                                    489,238          1.9            477,024          2.0
  Other consumer                                    1,344,154          5.1          1,611,985          6.6
                                             -----------------------------------------------------------------
    Total consumer                                 11,551,443         44.0         10,648,302         43.6
                                             -----------------------------------------------------------------
                                                  $26,266,759        100.0%       $24,445,296        100.0%
==============================================================================================================

                                      66
                                      --

     At December 31, 1999 and 1998, nonaccrual loans totaled $141,134,000 and $113,985,000, respectively. The amount of interest income actually recognized on these loans during 1999 and 1998 was approximately $4,350,000 and $1,792,000, respectively. The additional amount of interest income that would have been recorded during 1999 and 1998 if these loans had been current in accordance with their original terms was approximately $11,386,000 and $8,047,000, respectively.
     At December 31, 1999 and 1998, the recorded investment in loans that were considered to be impaired was $56,923,000 and $87,859,000, respectively (primarily all of which were on a nonaccrual basis). Collateral dependent loans, which were measured at the fair value of the collateral, constituted approximately all of impaired loans at December 31, 1999 and 1998. There was approximately $18,419,000 and $17,357,000 at December 31, 1999 and 1998,
respectively, in the allowance for loan losses specifically allocated to $49,860,000 and $45,219,000 of impaired loans. No specific reserve was required for $7,063,000 and $42,640,000 of impaired loans at December 31, 1999 and 1998, respectively. The average recorded investment in impaired loans for the years ended December 31, 1999, 1998 and 1997 was approximately $61,880,000, $87,305,000 and $76,828,000, respectively. No material amount of interest income was recognized on impaired loans for the years ended December 31, 1999, 1998 and 1997. At December 31, 1999, $38,095,000 of impaired loans were held for accelerated disposition and included in loans held for sale on the balance sheet. Accordingly, these loans held for sale have not been included in the information presented above.
     Certain executive officers and directors of AmSouth and their associates were loan customers of AmSouth during 1999 and 1998. Such loans are made in the ordinary course of business at normal credit terms, including interest rates and collateral, and do not represent more than a normal risk of collection. Total loans to these persons at December 31, 1999 and 1998, amounted to approximately $156,487,000 and $273,813,000, respectively. Activity during 1999 in loans to related parties included loans of approximately $1,973,398,000 and payments of approximately $2,031,671,000. Reductions of $63,378,000 were made for directors that are no longer related, and net adjustments of $4,325,000 were made representing other changes.

NOTE 8 -- ALLOWANCE FOR LOAN LOSSES
--------------------------------------------------------------------------------

A summary of changes in the allowance for loan losses is shown below:

(In thousands)                                 1999         1998         1997
--------------------------------------------------------------------------------
Balance at January 1                        $ 373,756    $ 367,077    $ 370,277
Loans charged off                            (148,287)    (134,238)    (150,377)
Recoveries of loans previously charged off     45,381       50,586       55,669
                                           -------------------------------------
Net charge-offs                              (102,906)     (83,652)     (94,708)
Addition to allowance charged to expense      165,626       99,067       83,508
Additions due to business combinations            -0-        6,164        8,252
Allowance transferred                         (71,000)         -0-          -0-
Allowance sold                                 (2,000)     (14,900)        (252)
                                           -------------------------------------
Balance at December 31                      $ 363,476    $ 373,756    $ 367,077
================================================================================

                                      67
                                      --

NOTE 9 -- PREMISES AND EQUIPMENT
--------------------------------------------------------------------------------

Premises and equipment at December 31 are summarized as follows:

(In thousands)                                           1999          1998
--------------------------------------------------------------------------------
Land                                                  $  112,265    $  117,666
Buildings                                                407,576       471,551
Furniture and fixtures                                   661,107       659,361
Leasehold improvements                                   136,069       145,414
                                                    ----------------------------
                                                       1,317,017     1,393,992
Less: Allowances for depreciation and amortization       638,575       620,429
                                                    ----------------------------
                                                      $  678,442    $  773,563
================================================================================


NOTE 10 -- DEPOSITS
--------------------------------------------------------------------------------

The aggregate amount of time deposits of $100,000 or more, excluding certificates of deposit of $100,000 or more, in domestic bank offices was $111,890,000 and $105,371,000 at December 31, 1999 and 1998, respectively. In addition, a majority of foreign time deposits were in amounts in excess of $100,000.
     At December 31, 1999, the aggregate maturities, in thousands, of time deposits are summarized as follows:

--------------------------------------------------------------------------------
 2000                                                       $ 8,577,446
 2001                                                         1,416,773
 2002                                                         1,206,376
 2003                                                           217,079
 2004 and thereafter                                            177,992
                                             -----------------------------------
                                                            $11,595,666
================================================================================

NOTE 11 -- OTHER BORROWED FUNDS
--------------------------------------------------------------------------------

Other borrowed funds at December 31 are summarized as follows:

(In thousands)                                     1999            1998
--------------------------------------------------------------------------------
Treasury, tax and loan notes                    $1,109,951      $  109,089
Short-term Federal Home Loan Bank advances         150,000         148,223
Term federal funds purchased                       515,000             -0-
Short-term bank notes                              300,000             -0-
Commercial paper                                     8,749          10,039
Floating Rate Notes due 1999                           -0-           6,389
Other short-term debt                               52,020          77,272
                                             -----------------------------------
                                                $2,135,720      $  351,012
================================================================================

                                      68
                                      --

     At December 31, 1999, AmSouth had a line of credit arrangement for short-term debt enabling it to borrow up to $25,000,000, subject to such terms as AmSouth and the lender may mutually agree. The arrangement is reviewed annually for renewal of the credit line. The line is available solely to support commercial paper borrowings and was not in use at December 31, 1999.
     The interest rate on the treasury, tax and loan notes at December 31, 1999 was 5.00 percent. All other borrowed funds at December 31, 1999, had interest rates ranging from 3.15 percent to 6.51 percent.

NOTE 12 -- LONG-TERM DEBT
--------------------------------------------------------------------------------

Long-term debt at December 31 is summarized as follows:

(In thousands)                                    1999            1998
--------------------------------------------------------------------------------
Long-term Federal Home Loan Bank advances      $4,612,686      $3,450,864
                                            ------------------------------------
Other long-term debt:
  6.45% Subordinated Notes Due 2018               304,020         304,517
  6.125% Subordinated Notes Due 2009              174,351             -0-
  6.75% Subordinated Debentures Due 2025          149,898         149,880
  7.75% Subordinated Notes Due 2004               149,595         149,504
  7.25% Senior Notes Due 2006                     101,028         101,212
  6.875% Subordinated Notes Due 2003               49,895          49,863
  6.625% Subordinated Notes Due 2005               49,709          49,660
  Subordinated Capital Notes Due 1999                 -0-          99,957
  Long-term notes payable                          11,170          36,088
  Capitalized lease obligations                     1,134           1,280
                                            ------------------------------------
Total other long-term debt                        990,800         941,961
                                            ------------------------------------
                                               $5,603,486      $4,392,825
================================================================================

     Advances from the Federal Home Loan Bank (FHLB) had maturities ranging from 2000 to 2020 and interest rates ranging from 0.50 percent to 8.10 percent. Of the balances outstanding at December 31, 1999, $2,915,000,000 is callable by the FHLB during the first quarter of 2000. Under the Blanket Agreement for Advances and Security Agreement with the FHLB, residential mortgage loans and mortgage-backed securities are pledged as collateral for the FHLB advances outstanding.
     The 6.45% Subordinated Notes Due 2018 were issued February 1, 1998, by AmSouth's bank subsidiary at a price of 101.702 percent. The net proceeds to AmSouth's bank subsidiary after commissions totaled $303,156,000. The notes will mature February 1, 2018, and were issued with embedded put and call options that could require AmSouth's bank subsidiary to repurchase the notes at face value on February 1, 2008. If the bank does not repurchase the debt, the interest rate on the notes will be reset on February 1, 2008, based on a set formula. AmSouth purchased interest rate swaps in the notional amount of $300,000,000 to hedge these notes. These swaps require AmSouth to pay variable rates based on the 30-day and 90-day London Interbank Offered Rate (LIBOR) on notional amounts of $200,000,000 and $100,000,000, respectively. These swaps effectively convert the fixed-rate debt to floating rate.
     The 6.125% Subordinated Notes Due 2009 were issued March 1, 1999, at a discounted price of 99.175 percent. The net proceeds to AmSouth after commissions totaled $172,419,000. The notes will mature March 1, 2009, and AmSouth may redeem some, or all, of the notes prior to March 1, 2009, at the greater of 100 percent of the principal amount or an amount based on a preset formula. AmSouth purchased interest rate swaps in the notional amount of $175,000,000 to hedge these notes. These

                                      69
                                      --
swaps require AmSouth to pay variable interest rates based on the 30-day LIBOR on notional amounts of $175,000,000, effectively converting the fixed-rate debt to floating rate.
     The 6.75% Subordinated Debentures Due November 1, 2025, were issued November 6, 1995, at a discounted price of 99.883 percent. The net proceeds to AmSouth after commissions totaled $148,900,000. The debentures will mature on November 1, 2025, and may be redeemed on November 1, 2005, at the option of the registered holders thereof. AmSouth purchased interest rate swaps in the notional amount of $150,000,000 to hedge these debentures. These swaps require AmSouth to pay a variable rate based on the 30-day LIBOR while receiving a fixed rate. These swaps effectively convert the fixed-rate debt to floating rate.
     The 7.75% Subordinated Notes Due 2004 were issued May 19, 1994, at a discounted price of 99.389 percent. The net proceeds to AmSouth after commissions totaled $148,100,000. The notes will mature on May 15, 2004, and are not redeemable prior to maturity.
     The 7.25% Senior Notes Due May 1, 2006, were issued April 26, 1996, at a discounted price of 99.381 percent. The net proceeds to AmSouth after commissions totaled $98,731,000. The notes will mature May 1, 2006, and are not redeemable prior to maturity.
     The 6.875% Subordinated Notes Due 2003 were issued April 22, 1993, at a discounted price of 99.36 percent. The net proceeds to AmSouth after commissions totaled $49,355,000. The notes will mature April 15, 2003, and are not redeemable prior to maturity.
     The 6.625% Subordinated Notes Due 2005 were issued December 18, 1995, at a discounted price of 99.675 percent. The net proceeds to AmSouth after commissions totaled $49,512,500. The notes will mature December 18, 2005, and are not redeemable prior to maturity.
     The Subordinated Capital Notes Due 1999 were issued in 1987 at a discounted price of 99.125 percent. The net proceeds to AmSouth after commissions totaled $98,450,000 for an effective rate to maturity of 9.60 percent. The notes matured on May 1, 1999.
      Long-term notes payable at December 31, 1999, included notes maturing from 2000 to 2012 with interest rates ranging from 3.55 percent to 8.00 percent.
      The aggregate stated maturities, in thousands, of long-term debt outstanding at December 31, 1999, are summarized as follows:

 2000                                                       $  753,473
 2001                                                          250,453
 2002                                                           81,653
 2003                                                          382,343
 2004                                                          238,074
 Thereafter                                                  3,897,490
                                            ------------------------------------
                                                            $5,603,486
================================================================================

                                      70
                                      --

NOTE 13 -- OFF-BALANCE SHEET FINANCIAL AGREEMENTS
--------------------------------------------------------------------------------

AmSouth enters into a variety of financial instrument agreements to help customers manage their exposure to interest rate and foreign currency fluctuations and to finance international activities. AmSouth also uses similar instruments to manage its exposure to changes in interest and foreign exchange rates.
     Futures and forward contracts provide customers and AmSouth a means of managing the risks of changing interest and foreign exchange rates. These contracts represent commitments either to purchase or sell securities, other money market instruments or foreign currency at a future date and at a specified price. AmSouth is subject to the market risk associated with changes in the value of the underlying financial instrument as well as the risk that another party will fail to perform. The gross contract amount of futures and forward contracts represents the extent of AmSouth's involvement. However, those amounts significantly exceed the future cash requirements as AmSouth intends to close out open trading positions prior to settlement and thus is subject only to the change in value of the instruments. The gross amount of contracts represents AmSouth's maximum exposure to credit risk.
     Interest rate swaps are agreements to exchange interest payments computed on notional amounts. Swaps subject AmSouth to market risk associated with changes in interest rates as well as the risk that another party will fail to perform. Interest rate caps and floors are contracts in which a counterparty pays or receives a cash payment from another counterparty if a floating rate index rises above or falls below a predetermined level. The present value of purchased caps and floors in a gain position represents the potential credit risk to AmSouth.
     Market risk resulting from a position in a particular off-balance sheet financial instrument may be offset by other on or off-balance sheet transactions. AmSouth monitors overall sensitivity to interest rate changes by analyzing the net effect of potential changes in interest rates on the market value of both on and off-balance sheet financial instruments and the related future cash flow streams. AmSouth manages the credit risk of counterparty defaults in these transactions by limiting the total amount of arrangements outstanding, both by individual counterparty and in the aggregate and by monitoring the size and maturity structure of the off-balance sheet portfolio. AmSouth requires collateralization by a counterparty on credit exposure above a specified credit limit. Trading and dealer activities in the aggregate are not material to AmSouth and are not separately disclosed.
     The following table identifies the gross contract or notional amounts of off-balance sheet financial instruments at December 31:

(In millions)                                            1999          1998
--------------------------------------------------------------------------------
Forward contracts -- commitments to sell              $     84.2    $    123.9
Forward contracts -- commitments to purchase                17.1          53.7
Notional amount of interest rate swaps:
  Receive fixed rate                                     3,503.8       1,675.3
  Receive variable rate                                    185.8       2,726.5
Notional amount of interest rate caps and floors            89.4         113.4
Forward foreign exchange contracts:
  Commitments to purchase                                   54.7          77.4
  Commitments to sell                                       54.6          80.6
Written options sold                                       100.0          95.0
Written options purchased                                    2.0          19.5
--------------------------------------------------------------------------------

                                      71
                                      --

     The notional amounts of interest rate contracts used by AmSouth to hedge statement of condition items at December 31 are shown below:

 (In millions)                                      1999             1998
--------------------------------------------------------------------------------
 Loans                                             $1,515           $  940
 Securities                                           110            2,030
 Deposits                                             918              679
 Long-term debt                                       775              410
                                            ------------------------------------
                                                   $3,318           $4,059
================================================================================

     The table below presents the net deferred gains related to terminated financial instruments at December 31, 1999 and 1998, and their locations within the consolidated statement of condition. All of the net deferred gains are related to interest rate swaps.

(In thousands)                                      1999             1998
--------------------------------------------------------------------------------
Deferred gains included in other liabilities      $21,263          $20,828
Deferred losses included in other assets           (4,365)          (6,163)
                                            ------------------------------------
  Total net deferred gains                        $16,898 (1)      $14,665 (2)
================================================================================

(1) $5.6 million of net deferred gains to be recognized during 2000 and $11.3 million to be recognized during 2001 through 2007.
(2) $2.5 million of net deferred gains recognized during 1999 and $12.2 million to be recognized during 2000 through 2006.


NOTE 14 -- COMMITMENTS AND CONTINGENCIES
--------------------------------------------------------------------------------

AmSouth and its subsidiaries lease land, premises and equipment under cancelable and noncancelable leases, some of which contain renewal options under various terms. The leased properties are used primarily for banking purposes.
     The total rental expense on operating leases for the years ended
December 31, 1999, 1998 and 1997 was $72,984,000, $73,493,000 and $67,814,000,
respectively. Rental income on bank premises for 1999, 1998 and 1997 was $14,102,000, $14,424,000 and $13,879,000, respectively. There were no material contingent rental expenses for 1999, 1998 or 1997.
     Future minimum payments, in thousands, by year and in the aggregate, for noncancelable operating leases with initial or remaining terms of one year or more consisted of the following at December 31, 1999:

 2000                                                             $ 65,661
 2001                                                               60,853
 2002                                                               49,046
 2003                                                               42,375
 2004                                                               35,019
 Thereafter                                                        229,025
                                            ------------------------------------
                                                                  $481,979
================================================================================

                                      72
                                      --

     AmSouth and its subsidiaries are contingently liable with respect to various loan commitments and other contingent liabilities in the normal course of business. AmSouth's maximum exposure to credit risk for loan commitments (unfunded loans and unused lines of credit) and standby letters of credit at December 31, 1999, was as follows (in millions):

 Commitments to extend credit                                $14,396.5
 Standby letters of credit                                     1,637.1
--------------------------------------------------------------------------------

     The credit risk associated with loan commitments and standby letters of credit is essentially the same as that involved in extending loans to customers and is subject to AmSouth's credit policies. Collateral is obtained based on management's assessment of the customer.
     Various legal proceedings are pending against AmSouth and its subsidiaries. Some of these proceedings seek relief or allege damages that are substantial. The actions arise in the ordinary course of AmSouth's business and include actions relating to its imposition of certain fees, lending, collections, loan servicing, deposit taking, investment, trust, and other activities. Because some of these actions are complex and for other reasons, it may take a number of years to finally resolve them. Based upon legal counsel's opinion, management considers that any liability resulting from the proceedings would not have a material impact on the financial condition or results of operations of AmSouth.


NOTE 15 -- SHAREHOLDERS' EQUITY
--------------------------------------------------------------------------------

AmSouth offers a Dividend Reinvestment and Common Stock Purchase Plan, whereby shareholders can reinvest dividends to acquire shares of common stock. Shareholders may also invest additional cash up to $5,000 per quarter with no brokerage commissions or fees charged.
     On December 18, 1997, AmSouth's Board of Directors (Board) approved a Stockholder Protection Rights Agreement that replaced the existing plan effective March 13, 1998. Each Right entitles its registered holder, upon occurrence of certain events, to purchase from AmSouth one one-hundredth of a share of Series A Preferred Stock, without par value, for $88.89, subject to adjustment for certain events. The Rights will be exercisable only if a person or group acquires 15 percent or more of AmSouth's common stock or commences a tender offer that will result in such person or group owning 15 percent or more of AmSouth's common stock. The Rights may be redeemed by action of the Board for $.0045 per Right.
     On March 20, 1997, AmSouth's Board approved the repurchase by AmSouth of up to 13,500,000 shares of its common stock. During 1997, 1998 and 1999, AmSouth purchased 5,859,000, 5,297,000 and 1,352,000 shares, respectively, at a cost of $110,267,000, $136,514,000 and $41,247,000, respectively, under this plan. The authorization expired in March 1999.
     On April 15, 1999, AmSouth's Board approved the repurchase by AmSouth of approximately 13,100,000 shares of its common stock. From April 15, 1999, to May 30, 1999, AmSouth purchased 655,000 shares at a cost of $20,398,000 under this plan. The authorization was rescinded by the Board on May 31, 1999.
     On March 19, 1998, AmSouth's Board approved a three-for-two common stock split in the form of a 50 percent stock dividend. The stock dividend was paid April 30, 1998, to shareholders of record as of April 3, 1998. On April 15, 1999, AmSouth's Board approved a three-for-two common stock split in the form of a 50 percent stock dividend. The stock dividend was paid May 24, 1999, to shareholders of record as of April 30, 1999.
     On April 15, 1999, AmSouth's shareholders approved an increase in the common stock authorized to be issued by AmSouth to 350,000,000 shares. On September 16, 1999,

                                      73
                                      --
in an action related to the Merger, AmSouth's shareholders approved an increase in the common stock authorized to be issued by AmSouth from 350,000,000 to 750,000,000 shares.
     At December 31, 1999, there were 5,092,449 shares reserved for issuance under the Dividend Reinvestment and Common Stock Purchase Plan, 33,395,333 shares reserved for issuance under stock compensation plans (13,998,595 shares represent stock options outstanding) and 1,238,378 shares reserved for issuance under the employee stock purchase plan for a total of 39,726,160 shares.


NOTE 16 -- EARNINGS PER COMMON SHARE
--------------------------------------------------------------------------------

The following table sets forth the computation of earnings per common share and diluted earnings per common share:

(Dollars in thousands)                                1999          1998          1997
------------------------------------------------------------------------------------------
Earnings per common share computation:
  Numerator:
    Net income                                      $340,468      $474,074      $473,681
  Denominator:
    Average common shares outstanding                391,136       389,595       395,837
Earnings per common share                               $.87         $1.22         $1.20
Diluted earnings per common share computation:
  Numerator:
    Net income                                      $340,468      $474,074      $473,681
Denominator:
    Average common shares outstanding                391,136       389,595       395,837
    Dilutive shares contingently issuable              5,379         6,896         5,974
                                            ----------------------------------------------
    Average diluted common shares outstanding        396,515       396,491       401,811
Diluted earnings per common share                       $.86         $1.20         $1.18
------------------------------------------------------------------------------------------

     The effect from assumed exercise of 6.1 million and .9 million of stock options was not included in the computation of diluted earnings per common share for 1999 and 1998, respectively, because such shares would have had an antidilutive effect on earnings.

                                      74
                                      --

NOTE 17 -- LONG-TERM INCENTIVE COMPENSATION PLANS
--------------------------------------------------------------------------------

AmSouth has long-term incentive compensation plans which permit the granting of incentive awards in the form of stock options, restricted stock awards and stock appreciation rights. Generally, the terms of these plans stipulate that the exercise price of options may not be less than the fair market value of AmSouth's common stock at the date the options are granted. Options granted generally vest one year from the date of the grant. Options granted generally expire not later than ten years from the date of the grant.
     In connection with the Merger on October 1, 1999, outstanding First American stock options were converted into options to purchase AmSouth's common stock based on the Merger exchange ratio. First American had stock-based compensation plans for certain officers and other key employees. The plans provided for restricted stock incentives based on the attainment of annual and long-term performance goals. Stock-based compensation plans also included stock option programs, which provided for the granting of statutory incentive stock options and nonstatutory options to key employees. First American also had a broad-based employee stock option plan which provided for the granting of stock options to substantially all other employees. Additionally, First American had a stock option plan for nonemployee directors. Since 1991, First American has issued restricted common stock to certain executive officers. Most of the restrictions lapse within 10 years of issuance; however, if certain performance criteria are met, restrictions will lapse earlier. On October 1, 1999, as a result of the Merger, substantially all outstanding stock options and substantially all restricted stock vested in accordance with change-in-control provisions.
     On October 1, 1999, as a result of the shareholder approval of the Merger, all outstanding AmSouth stock options and substantially all AmSouth restricted stock vested in accordance with change-in-control provisions.
     FASB Statement 123 requires pro forma information regarding net income and earnings per share. This pro forma information has been determined as if AmSouth had accounted for its employee stock options under the fair value method of that statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1999, 1998 and 1997, respectively: a risk-free interest rate of
5.29 percent, 5.62 percent and 6.46 percent, a dividend yield of 2.61 percent,
2.36 percent and 3.36 percent, a volatility factor of 19.24 percent, 18.04 percent and 19.31 percent, and a weighted-average expected life of the options of 6.4 years for all three years. The weighted-average fair value of options granted during 1999, 1998 and 1997 was $8.82, $5.47 and $3.09, respectively.
     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. AmSouth's pro forma information follows (in thousands except for earnings per share information):

                                             1999          1998          1997
--------------------------------------------------------------------------------
Net income:
   As reported                             $340,468      $474,074      $473,681
   Pro forma                                315,232       465,272       468,314
Earnings per common share:
   As reported                                 $.87         $1.22         $1.20
   Pro forma                                    .81          1.19          1.18
Diluted earnings per common share:
   As reported                                 $.86         $1.20         $1.18
   Pro forma                                    .80          1.17          1.17
--------------------------------------------------------------------------------

                                      75
                                      --

     The following table summarizes AmSouth's stock option activity and related information during 1997, 1998 and 1999:

                                      Number     Option Price   Weighted-Average
                                    of Shares     per Share      Exercise Price
--------------------------------------------------------------------------------
Balance at January 1, 1997         12,165,580   $ 1.46 -$14.11      $ 8.54
Options exercised                  (2,515,002)    2.06 - 12.43        7.46
Options forfeited                    (319,791)    6.81 - 15.80       12.87
Options granted                     2,494,910    14.16 - 25.52       15.50
                                  ----------------------------------------------
Balance at December 31, 1997       11,825,697     2.47 - 25.52       10.13
Options exercised                  (2,227,431)    4.67 - 27.43       18.89
Options forfeited                    (407,883)    4.67 - 27.49       16.85
Options granted                     2,062,817    19.07 - 27.49       24.97
                                  ----------------------------------------------
Balance at December 31, 1998       11,253,200     2.47 - 27.49       12.83
Options exercised                  (1,964,123)    2.47 - 24.52       20.88
Options forfeited                    (866,531)    3.69 - 37.69       17.18
Options granted                     5,576,049    22.08 - 32.92       23.31
                                  ----------------------------------------------
Balance at December 31, 1999       13,998,595   $ 2.91 -$37.69      $16.93
================================================================================

     Of the options outstanding at December 31, 1999, those granted since October 1, 1999, have a three-year restriction period from the date of grant. All other options outstanding were exercisable. At December 31, 1999 and 1998, options exercisable totaled 12,677,731 and 6,877,730, respectively, and had a weighted-average option price per share of $16.18 and $9.51, respectively.

     The following table presents the weighted-average remaining life as of December 31, 1999, for options outstanding within the stated exercise price ranges.

                                      Outstanding                                      Exercisable

Exercise Price       Number of      Weighted-Average      Weighted-Average      Number of      Weighted-Average
Range Per Share       Options        Exercise Price        Remaining Life        Options        Exercise Price
-----------------------------------------------------------------------------------------------------------------
$ 2.91 - $ 4.31        560,916          $ 3.96               1.88 years           560,916           $ 3.96
  4.67 -   6.82        722,533            5.94               2.83 years           722,533             5.94
  7.41 -  10.85      2,668,913            8.87               4.49 years         2,668,913             8.87
 11.42 -  17.10      3,229,829           13.70               6.62 years         3,168,217            13.70
 17.84 -  26.49      5,829,493           22.97               9.04 years         4,570,241            22.51
 26.96 -  37.69        986,911           29.06               9.01 years           986,911            29.06
-----------------------------------------------------------------------------------------------------------------

                                      76
                                      --

     AmSouth also has issued common stock as restricted stock awards to key officers with the restriction that they remain employed with AmSouth for periods of three years or longer. The following table summarizes AmSouth's restricted stock grants and the weighted-average fair values at grant date:

                                               1999         1998        1997
--------------------------------------------------------------------------------
Granted                                       797,012    1,312,636    1,040,566
Weighted average fair value of
  restricted stock granted during the year     $24.97       $24.33       $18.08
--------------------------------------------------------------------------------

     At December 31, 1999, there were no stock appreciation rights outstanding. In addition, effective January 1, 1997, AmSouth adopted the 1997
Performance Incentive Plan (PI Plan). The PI Plan permits the granting of cash-based, long-term incentive opportunities. The amounts that may be earned depend on the extent to which predetermined performance goals are achieved. To date, there have been two sets of grants under the plan.

NOTE 18 -- REGULATORY CAPITAL REQUIREMENTS AND RESTRICTIONS
--------------------------------------------------------------------------------

Capital is the primary tool used by regulators to monitor the financial health of insured banks and savings institutions. The Federal Reserve Board and the Federal Deposit Insurance Corporation have historically had similar capital adequacy guidelines involving minimum leverage capital and risk-based capital requirements. Under the capital adequacy guidelines and the regulatory framework for prompt corrective action, AmSouth and its banking subsidiary must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Based on the risk-based capital rules and definitions prescribed by the banking regulators, should an institution's capital ratios decline below predetermined levels, it would become subject to a series of increasingly restrictive regulatory actions. AmSouth and its subsidiary bank are required to have core capital (Tier 1) of at least 4 percent of risk-weighted assets, total capital of 8 percent of risk-weighted assets and a leverage ratio of 3 percent of adjusted quarterly average assets. Tier 1 capital consists principally of shareholders' equity, excluding unrealized gains and losses on securities available-for-sale, less goodwill and certain other intangibles. Total capital consists of Tier 1 capital plus certain debt instruments and the reserve for credit losses, subject to limitation. The regulations also define well capitalized levels of Tier 1 capital, total capital and leverage as ratios of 6 percent, 10 percent and 5 percent, respectively, for banking

                                      77
                                      --
entities. AmSouth's banking subsidiaries had Tier 1 capital, total capital and leverage ratios above the well-capitalized levels at December 31, 1999 and 1998. Management believes that no changes in conditions or events have occurred since December 31, 1999, which would result in changes that would cause the bank to fall below the well-capitalized level. The actual capital ratios and amounts for AmSouth and AmSouth Bank are as follows:

                                       1999                       1998

(Dollars in thousands)        Amount          Ratio      Amount          Ratio
--------------------------------------------------------------------------------
Tier 1 capital:
  AmSouth                   $2,769,657        7.46%    $2,722,969        8.24%
  AmSouth Bank               3,312,497        8.98      3,159,291        9.60
                            ----------------------------------------------------
Total capital:
  AmSouth                   $3,956,703       10.66%    $3,895,589       11.78%
  AmSouth Bank               3,973,696       10.77      3,828,693       11.63
                            ----------------------------------------------------
Leverage:
  AmSouth                   $2,769,657        6.22%    $2,722,969        6.86%
  AmSouth Bank               3,312,497        7.66      3,159,291        8.22
--------------------------------------------------------------------------------

     Certain restrictions exist regarding the ability of banking subsidiaries to transfer funds to the parent company as loans, advances or dividends. The subsidiary bank can initiate dividend payments in 2000, without prior regulatory approval, of approximately $227,200,000 plus an additional amount equal to its net profits for 2000, as defined by statute. Substantially all of the parent company's retained earnings at December 31, 1999 and 1998, represented undistributed earnings of its banking subsidiary.

NOTE 19 -- PENSION AND OTHER EMPLOYEE BENEFIT PLANS
--------------------------------------------------------------------------------

AmSouth sponsors noncontributory defined benefit pension plans, covering substantially all regular full-time employees (except the employees of IFC). Benefits are generally based on years of service and the employee's compensation during the last 120 months of employment or average monthly earnings of the participant for the 60 consecutive months that produce the highest average earnings. Actuarially determined pension costs are charged to current operations using the projected unit credit method. AmSouth's funding policy is to contribute an amount that meets the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974, plus such additional amounts as the corporation determines to be appropriate.
     In addition to pension benefits, AmSouth provides postretirement medical plans to all current employees and provides certain retired and grandfathered retired participants with postretirement healthcare benefits. Postretirement life insurance is also provided to a grandfathered group of employees and retirees. Costs associated with these postretirement benefit plans

                                      78
                                      --
are charged to operations based on actuarial calculations. The following table summarizes the change in benefit obligation and plan assets and the funded status of the pension and other postretirement plans at December 31, 1999 and 1998:

                                                         Retirement Plans        Other Postretirement Benefits
(Dollars in thousands)                                  1999          1998            1999           1998
---------------------------------------------------------------------------------------------------------------
Change in benefit obligation:
  Benefit obligation at January 1                    $ 488,284      $ 439,456      $  23,993      $  29,671
  Service cost                                          15,688         16,342          1,176            780
  Interest cost                                         34,560         31,266          2,283          2,124
  Acquisitions                                             -0-            -0-          3,206            -0-
  Curtailments                                            (842)        (7,924)           -0-            -0-
  Special termination benefits                           5,461            -0-            -0-            -0-
  Amendments                                             3,943          1,445            -0-         (7,505)
  Actuarial (gain)/loss                                (42,087)        30,961          2,621          1,601
  Benefits and expenses paid                           (27,127)       (23,262)        (2,290)        (2,678)
                                                    -----------------------------------------------------------
  Benefit obligation at December 31                    477,880        488,284         30,989         23,993
                                                    -----------------------------------------------------------
Change in plan assets:
  Fair value of plan assets at January 1               616,432        545,083          3,577          3,456
  Actual return on plan assets                          51,623         91,446            109            294
  Company contribution                                  11,276          3,165            -0-            -0-
  Benefits and expenses paid                           (27,127)       (23,262)          (177)          (173)
                                                    -----------------------------------------------------------
Fair value of plan assets at December 31               652,204        616,432          3,509          3,577
                                                    -----------------------------------------------------------
  Funded status of the plan                            174,324        128,148        (27,480)       (20,416)
  Unrecognized actuarial (gain)/loss                  (124,696)       (88,147)         5,087          2,433
  Unamortized prior service cost/(credit)                7,077          6,275         (1,140)        (5,436)
  Unrecognized net transition obligation                 1,357            726          2,988          3,266
                                                    -----------------------------------------------------------
Prepaid/(accrued) benefit cost                       $  58,062      $  47,002      $ (20,545)     $ (20,153)
===============================================================================================================
Amounts recognized in the statement of condition:
  Prepaid benefit cost                               $  75,748      $  53,484      $     698      $     533
  Accrued benefit liability                            (20,557)       (11,118)       (21,243)       (20,686)
  Intangible assets                                      2,871          4,636            -0-            -0-
                                                    -----------------------------------------------------------
Net amount recognized                                $  58,062      $  47,002      $ (20,545)     $ (20,153)
===============================================================================================================
Assumptions:
  Discount rate                                           7.75%          7.00%          7.75%          7.00%
  Expected return on plan assets                          9.50           9.25           6.50           6.50
  Rate of compensation increase                           5.50           5.50             --             --
---------------------------------------------------------------------------------------------------------------

                                      79
                                      --

     Net periodic benefit cost/(credit) includes the following components for the years ended December 31:

                                                            Retirement Plans                 Other Postretirement Benefits
(In thousands)                                       1999         1998         1997         1999         1998         1997
-------------------------------------------------------------------------------------------------------------------------------
Service cost                                       $ 15,688     $ 16,342     $ 14,397     $  1,176     $    780     $    711
Interest cost                                        34,560       31,266       29,388        2,283        2,124        2,184
Expected return on plan assets                      (56,283)     (47,054)     (40,251)        (227)        (218)        (214)
Amortization of prior service cost/(credit)           1,569        1,115        1,154       (1,091)      (1,327)          93
Amortization of transitional (asset)/obligation        (700)        (700)      (1,858)         278          278          278
Recognized actuarial (gain)/loss                     (2,982)      (2,501)        (149)         262           77           27
                                                 ------------------------------------------------------------------------------
Net periodic benefit cost/(credit)                 $ (8,148)    $ (1,532)    $  2,681     $  2,681     $  1,714     $  3,079
===============================================================================================================================
Additional (gain)/loss recognized due to:
  Curtailment                                      $  1,738     $ (7,402)    $    -0-     $    -0-     $ (1,237)    $    -0-
  Settlement                                          1,165          -0-          -0-          -0-          -0-          -0-
  Special termination benefits                        5,461          -0-          -0-          -0-          -0-          -0-
===============================================================================================================================

     During 1999, AmSouth experienced a net curtailment loss of $1.7 million, a net settlement loss of $1.2 million and costs of special termination benefits of $5.5 million in its retirement plans. These losses were primarily the net result of employee terminations and change of control provisions associated with the First American merger. These losses were recorded as merger and integration costs. During 1998, AmSouth experienced a $7.4 million curtailment gain in its retirement plans due to the estimated effect of significant employee terminations associated with the Deposit Guaranty merger. The curtailment gain was recorded as a reduction of merger and integration costs. Also, during 1998, AmSouth terminated and settled its postretirement death benefits plan, resulting in a curtailment gain of $1.2 million.
     For measurement purposes, the increase in the per capita cost of covered healthcare benefits varies by medical benefit and date of retirement. For retirements after December 31, 1992, AmSouth's subsidies for all medical benefits will be capped at a level dollar amount in approximately five years. For retirements before January 1, 1993, the rates are graded, starting at 8.4 percent in 1999 and dropping to an ultimate rate of 5.0 percent in six years. Assumed healthcare cost trend rates have an insignificant effect on the costs and the liabilities reported for the health-care plan. A one-percentage point change in assumed healthcare cost trend rates would have the following effects:

                                                                   1-Percentage            1-Percentage
(In thousands)                                                    Point Increase          Point Decrease
----------------------------------------------------------------------------------------------------------
Effect on total of service cost and interest cost components         $   113                 $  (114)
Effect on postretirement benefit obligation                            1,090                  (1,069)
----------------------------------------------------------------------------------------------------------

                                      80
                                      --

     The Qualified Retirement Plans have a portion of their investments in AmSouth common stock. The number of shares and the market value of the common stock were 1,080,307 and $20,864,000, respectively, as of December 31, 1999. Dividends paid on the AmSouth common stock totaled $520,000 during 1999.
     AmSouth also maintains a thrift plan and an employee stock purchase plan that cover substantially all regular full-time employees. AmSouth matches pretax contributions dollar for dollar on the first 6 percent of base pay that each employee contributes to the thrift plan. After-tax contributions to the thrift plan are matched at 50 cents for every dollar contributed by an employee through the first 6 percent of base pay. Employees may make both pretax and after-tax contributions, but no matching contributions are made on any employee contributions above 6 percent, with pretax contributions being matched first. All company-matching contributions are allocated to the AmSouth common stock investment option. First American had a combination savings, thrift and profit-sharing plan (FIRST Plan) available to all employees (except the employees of IFC and hourly paid and special exempt-salaried employees). The FIRST Plan has been terminated, and the employees are participating in AmSouth's thrift plan. The cost of the thrift plans for the years ended December 31, 1999, 1998 and 1997 was $10.2 million, $15.3 million and $14.4 million, respectively. Under the employee stock purchase plan, an employee may invest up to $2,000 each calendar year in purchases of AmSouth common stock, and AmSouth will contribute a matching 25 percent toward the purchase. Additional purchases of up to $8,000 may be made on an unmatched basis with no administrative or brokerage fees charged. Under the employee stock purchase plan, 113,885 and 130,083 shares of AmSouth common stock were purchased during 1999 and 1998, respectively, with weighted-average fair values of $27.37 and $25.85, respectively.
     First American sponsored various employee benefit plans. Such plans, including the 401(k) plans, employee stock ownership plans and deferred compensation plans, are in the process of being terminated or frozen, and their employees are participating or will be participating in AmSouth's retirement and other benefit plans. The liabilities, if any, for such terminations have been recorded as of December 31, 1999.

NOTE 20 -- INCOME TAXES
--------------------------------------------------------------------------------

The provisions for income taxes charged to earnings are summarized as follows:

                                      Years Ended December 31
(In thousands)                 1999            1998            1997
--------------------------------------------------------------------------------
Current tax expense:
   Federal                   $140,910        $187,641        $173,759
   State                        3,159          11,277          18,911
                            ----------------------------------------------------
                              144,069         198,918         192,670
                            ----------------------------------------------------
Deferred tax expense:
   Federal                     50,421          58,975          64,112
   State                        6,413           6,832           7,807
                            ----------------------------------------------------
                               56,834          65,807          71,919
                            ----------------------------------------------------
                             $200,903        $264,725        $264,589
================================================================================

                                      81
                                      --

     The differences between the actual income tax expense and the amount computed by applying the statutory federal income tax rate to income before income taxes are as follows:


                                                                         Years Ended December 31
(In thousands)                                                  1999              1998              1997
-------------------------------------------------------------------------------------------------------------
Tax at federal income tax rate                               $ 189,480         $ 258,580         $ 258,254
State and local income taxes, net of federal benefits            6,222            11,772            17,433
Acquisition cost                                                19,505             6,301               (12)
Goodwill amortization                                           11,426            11,428            11,199
Tax exempt interest                                            (10,289)          (10,932)          (12,148)
Bank-owned life insurance                                      (13,166)           (8,306)           (5,652)
Other                                                           (2,275)           (4,118)           (4,485)
                                                         ----------------------------------------------------
                                                             $ 200,903         $ 264,725         $ 264,589
=============================================================================================================

     The significant temporary differences that created deferred tax assets and liabilities at December 31 are as follows:

                                               Years Ended December 31
(In thousands)                                1999                1998
--------------------------------------------------------------------------------
Deferred tax assets:
  Loan loss reserves                       $ 162,175           $ 138,219
  Employee benefits                           13,933              16,631
  Acquisition cost                            41,879               2,957
  Statement 115 equity adjustment             50,789              (6,758)
  Other                                       18,434               8,400
                                          --------------------------------------
                                             287,210             159,449
                                          --------------------------------------
Deferred tax liabilities:
  Leasing activities                        (370,237)           (223,566)
  Depreciation                               (23,000)            (26,168)
  Mortgage servicing rights                    1,700             (19,777)
  Purchase accounting                        (17,680)            (12,426)
  Deferred loan fees                          (9,281)             (6,186)
  Other                                      (14,243)            (23,111)
                                          --------------------------------------
                                            (432,741)           (311,234)
                                          --------------------------------------
    Net deferred tax liability             $(145,531)          $(151,785)
================================================================================

     Income taxes paid were $187,887,000, $135,324,000 and $175,971,000 for the years ended December 31, 1999, 1998 and 1997, respectively. Applicable income tax expense of $4,283,000, $6,053,000 and $4,616,000 on securities gains and losses for the years ended December 31, 1999, 1998 and 1997, respectively, is included in the provision for income taxes.

                                      82
                                      --

NOTE 21 -- OTHER NONINTEREST REVENUES AND OTHER NONINTEREST EXPENSES
--------------------------------------------------------------------------------

The components of other noninterest revenues and other noninterest expenses are as follows:

                                                                      Years Ended December 31
(In thousands)                                               1999              1998              1997
---------------------------------------------------------------------------------------------------------
Other noninterest revenues:
  Interchange income                                       $ 46,526          $ 36,411          $ 28,867
  Mortgage income                                            45,027            39,667            15,798
  Bank-owned life insurance policies                         31,161            17,385            10,055
  Gains on sales of available-for-sale securities            11,392            16,099            12,411
  Other portfolio income                                      9,956            10,217             7,038
  Gains on sales of businesses                                8,624            32,687             4,492
  Other                                                     139,313           119,255           112,267
                                                         ------------------------------------------------
                                                           $291,999          $271,721          $190,928
=========================================================================================================
Other noninterest expenses:
  Postage and office supplies                              $ 47,960          $ 48,299          $ 49,265
  Marketing                                                  42,420            39,905            38,817
  Amortization of intangibles                                40,306            40,211            39,907
  Communications                                             36,691            37,720            33,307
  Other                                                     197,655           183,322           187,368
                                                         ------------------------------------------------
                                                           $365,032          $349,457          $348,664
=========================================================================================================

NOTE 22 -- BUSINESS SEGMENT INFORMATION
--------------------------------------------------------------------------------

AmSouth has three reportable segments: Consumer Banking, Commercial Banking and Capital Management. Consumer Banking delivers a full range of financial services to individuals and small businesses. Services include loan products such as residential mortgages, equity lending, credit cards, and loans for automobile and other personal financing needs and various products designed to meet the credit needs of small businesses. In addition, Consumer Banking offers various deposit products that meet customers' savings and transaction needs. Commercial Banking meets corporate and middle market customers' needs with a comprehensive array of credit, treasury management, international, and capital markets services. Included among these are several specialty services such as real estate finance, asset based lending, commercial leasing, and healthcare banking. Capital Management is comprised of client fiduciary services and broker/dealer services and provides primarily fee-based income. This area includes not only traditional trust services, but also a substantial selection of investment management services including AmSouth's proprietary mutual fund family. Treasury & Other is comprised of balance sheet management activities that include the investment portfolio, nondeposit funding and off-balance sheet financial instruments. Treasury & Other also includes corporate expenses such as corporate overhead and goodwill amortization. BOLI income is included in Treasury & Other for 1999, 1998 and 1997. In addition, Treasury & Other includes gains on sales of businesses for all years presented.

Measurement of Segment Profit or Loss and Segment Assets
The bank evaluates performance and allocates resources based on profit or loss from operations. The accounting policies of the reportable segments are the same as those described in Note 1 except that AmSouth uses matched maturity transfer pricing to fairly and consistently assign funds costs to assets and earnings credits to liabilities with a corresponding offset in Treasury & Other. AmSouth allocates noninterest expenses based on various activity statistics. AmSouth is disclosing net interest income in lieu of interest income. Performance is assessed primarily on net interest

                                      83
                                      --
income by the chief operating decision makers. Excluding the internal funding, AmSouth does not have intracompany revenues or expenses. Noninterest expenses are allocated to match revenues. The provision for loan losses for each segment reflects the net charge-offs in each segment. The difference between net charge-offs and the provision is included in Treasury & Other. Additionally, segment income tax expense is calculated using the marginal tax rate. The difference between the marginal and effective tax rate is included in Treasury & Other. Management reviews average assets by segment.
     AmSouth's segments are not necessarily comparable with similar information for any other financial institution.

                                                   Consumer       Commercial         Capital          Treasury &
(In thousands)                                     Banking          Banking         Management           Other             Total
------------------------------------------------------------------------------------------------------------------------------------
1999
Net interest income from external customers     $    357,541     $    841,185      $       (807)     $    310,027      $  1,507,946
Internal funding                                     617,449         (361,112)            1,407          (257,744)              -0-
                                               -------------------------------------------------------------------------------------
Net interest income                                  974,990          480,073               600            52,283         1,507,946
Noninterest revenues                                 334,055           90,481           329,838            93,183           847,557
                                               -------------------------------------------------------------------------------------
Total revenues                                     1,309,045          570,554           330,438           145,466         2,355,503
Provision for loan losses                             81,524           21,382               -0-            62,720           165,626
Noninterest expenses                                 759,736          189,539           266,684           432,547         1,648,506
                                               -------------------------------------------------------------------------------------
Income before income taxes                           467,785          359,633            63,754          (349,801)          541,371
Income taxes                                         176,002          134,995            23,923          (134,017)          200,903
                                               -------------------------------------------------------------------------------------
Segment net income                              $    291,783     $    224,638      $     39,831      $   (215,784)     $    340,468
====================================================================================================================================
Average assets                                  $ 15,011,516     $ 12,608,328      $     49,512      $ 14,141,972      $ 41,811,328
------------------------------------------------------------------------------------------------------------------------------------
1998
Net interest income from external customers     $    236,757     $    867,240      $     (2,498)     $    342,785      $  1,444,284
Internal funding                                     677,915         (390,990)            4,619          (291,544)              -0-
                                               -------------------------------------------------------------------------------------
Net interest income                                  914,672          476,250             2,121            51,241         1,444,284
Noninterest revenues                                 321,544           81,392           295,439           101,479           799,854
                                               -------------------------------------------------------------------------------------
Total revenues                                     1,236,216          557,642           297,560           152,720         2,244,138
Provision for loan losses                             59,240           24,399               -0-            15,428            99,067
Noninterest expenses                                 735,661          184,752           237,346           248,513         1,406,272
                                               -------------------------------------------------------------------------------------
Income before income taxes                           441,315          348,491            60,214          (111,221)          738,799
Income taxes                                         165,934          131,033            22,640           (54,882)          264,725
                                               -------------------------------------------------------------------------------------
Segment net income                              $    275,381     $    217,458      $     37,574      $    (56,339)     $    474,074
====================================================================================================================================
Average assets                                  $ 14,062,287     $ 11,978,548      $     40,366      $ 12,759,034      $ 38,840,235
------------------------------------------------------------------------------------------------------------------------------------
1997
Net interest income from external customers     $    248,628     $    836,132      $     (2,023)     $    301,992      $  1,384,729
Internal funding                                     649,627         (390,339)            4,525          (263,813)              -0-
                                               -------------------------------------------------------------------------------------
Net interest income                                  898,255          445,793             2,502            38,179         1,384,729
Noninterest revenues                                 276,878           70,069           252,153            59,624           658,724
                                               -------------------------------------------------------------------------------------
Total revenues                                     1,175,133          515,862           254,655            97,803         2,043,453
Provision for loan losses                             76,717           16,428               -0-            (9,637)           83,508
Noninterest expenses                                 725,568          177,201           203,037           115,869         1,221,675
                                               -------------------------------------------------------------------------------------
Income before income taxes                           372,848          322,233            51,618            (8,429)          738,270
Income taxes                                         140,190          121,160            19,409           (16,170)          264,589
                                               -------------------------------------------------------------------------------------
Segment net income                              $    232,658     $    201,073      $     32,209      $      7,741      $    473,681
====================================================================================================================================
Average assets                                  $ 14,130,013     $ 11,355,744      $     38,619      $ 10,393,452      $ 35,917,828
------------------------------------------------------------------------------------------------------------------------------------

                                      84
                                      --

NOTE 23 -- CONDENSED PARENT COMPANY INFORMATION
--------------------------------------------------------------------------------

STATEMENT OF CONDITION

                                                                                December 31
(In thousands)                                                              1999           1998
----------------------------------------------------------------------------------------------------
ASSETS
Investment in subsidiaries                                               $3,553,778     $3,681,996
Investment in Eurodollars                                                   159,664            -0-
Securities purchased from bank subsidiary under agreements to resell            -0-         99,477
Available-for-sale securities                                                58,824         45,683
Other assets                                                                 27,418         40,806
                                                                      ------------------------------
                                                                         $3,799,684     $3,867,962
====================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
Commercial paper                                                         $    8,749     $   10,039
Subordinated debt                                                           572,996        498,864
Other borrowed funds                                                        100,000        107,601
Accrued interest payable and other liabilities                              158,734         44,034
                                                                      ------------------------------
  Total liabilities                                                         840,479        660,538
Shareholders' equity                                                      2,959,205      3,207,424
                                                                      ------------------------------
                                                                         $3,799,684     $3,867,962
====================================================================================================
STATEMENT OF EARNINGS
                                                            Years Ended December 31
(In thousands)                                          1999          1998          1997
---------------------------------------------------------------------------------------------
INCOME
  Dividend from subsidiaries                         $ 308,691     $ 421,856     $ 513,259
  Interest and other                                    18,893        18,004        52,118
                                                  ------------------------------------------
                                                       327,584       439,860       565,377
                                                  ------------------------------------------
EXPENSES
  Interest                                              46,548        45,066        45,967
  Other                                                 66,947        62,004        57,883
                                                  ------------------------------------------
                                                       113,495       107,070       103,850
                                                  ------------------------------------------
Income before income taxes and equity in
  undistributed earnings of subsidiaries               214,089       332,790       461,527
Income tax credit                                       17,669        29,534        20,664
                                                  ------------------------------------------
Income before equity in earnings of subsidiaries       231,758       362,324       482,191
Equity in undistributed earnings of subsidiaries       108,710       111,750        (8,510)
                                                  ------------------------------------------
  NET INCOME                                         $ 340,468     $ 474,074     $ 473,681
============================================================================================

                                      85
                                      --


STATEMENT OF CASH FLOWS
                                                                     Years Ended December 31
(In thousands)                                                 1999           1998           1997
------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
  Net income                                                $ 340,468      $ 474,074      $ 473,681
  Adjustments to reconcile net income to
    net cash provided by operating activities:
    Net gains on sales of available-for-sale securities        (6,303)            (4)           -0-
    Amortization of goodwill                                    2,406          2,386          2,386
    Other amortization and depreciation                           953          9,002          3,911
    Net decrease (increase) in accrued interest
      receivable and other assets                              80,259        (26,563)        (5,774)
    Net increase (decrease) in accrued
      expenses and other liabilities                           52,513        (17,170)         2,121
    (Undistributed income) dividends in excess
      of income of subsidiaries                              (108,710)      (111,750)         8,510
    Provision for deferred income taxes                           707          2,277            113
    Other operating activities, net                              (294)          (355)        (2,258)
                                                           -------------------------------------------
      Net cash provided by operating activities               361,999        331,897        482,690
                                                           -------------------------------------------
INVESTING ACTIVITIES
  Net increase in available-for-sale securities               (34,230)       (38,342)           -0-
  Net increase in other interest-earning assets              (159,664)           -0-            -0-
  Net sales (purchases) of premises and equipment                 -0-          5,751         (4,255)
  Sales of other assets                                           -0-            -0-          2,830
  Net decrease (increase) in loans                                390           (227)           280
  Net decrease in securities
    purchased under agreements to resell                       61,315         30,359         10,440
  Net cash provided by (used for) acquisitions,
    liquidations and funding of subsidiaries                      -0-          8,268        (37,587)
                                                           -------------------------------------------
      Net cash (used) provided by investing activities       (132,189)         5,809        (28,292)
                                                           -------------------------------------------
FINANCING ACTIVITIES
  Net (decrease) increase in commercial paper                  (1,290)         1,653          1,586
  Net decrease in other borrowed funds                         (6,389)          (230)          (300)
  Issuance of long-term debt                                  174,231            -0-            -0-
  Payments for maturing long-term debt                       (100,000)           -0-            -0-
  Proceeds from early termination of swap contract                -0-            -0-          2,038
  Cash dividends paid                                        (183,848)      (195,560)      (173,484)
  Proceeds from employee stock plans and
    dividend reinvestment plan                                 53,564         45,943         49,583
  Purchases of common stock                                  (166,475)      (201,898)      (368,303)
                                                           -------------------------------------------
      Net cash used by financing activities                  (230,207)      (350,092)      (488,880)
                                                           -------------------------------------------
  Decrease in cash                                               (397)       (12,386)       (34,482)
  Cash at beginning of year                                     1,019         13,405         47,887
                                                           -------------------------------------------
  Cash at end of year                                       $     622      $   1,019      $  13,405
======================================================================================================

                                      86
                                      --

NOTE 24 -- QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)
--------------------------------------------------------------------------------

Selected quarterly results of operations for the four quarters ended December 31 are as follows:

                                                    1999                                            1998
(In thousands                   Fourth       Third       Second       First       Fourth      Third       Second      First
  except per share data)       Quarter      Quarter      Quarter     Quarter     Quarter     Quarter     Quarter     Quarter
---------------------------------------------------------------------------------------------------------------------------------
Interest income               $ 775,341    $ 749,009    $ 714,438   $ 693,962   $ 716,152   $ 721,226   $ 711,809   $ 692,719
Interest expense                394,079      368,662      336,889     325,173     346,089     363,465     350,648     337,420
Net interest income             381,262      380,347      377,549     368,789     370,063     357,761     361,161     355,299
Provision for loan losses        97,700       30,604       18,589      18,734      31,354      16,604      29,771      21,338
Net gain (loss) on sales of
  available-for-sale
    securities                    5,704       (5,345)       4,879       6,154       5,365       5,281       2,103       3,350
Income (loss) before
  income taxes                  (81,042)     205,768      204,570     212,076     208,821     192,592     140,239     197,146
Net income (loss)               (62,554)     134,645      131,581     136,796     136,206     124,342      87,158     126,369
Earnings (loss)
  per common share                 (.16)         .35          .34         .35         .35         .32         .22         .32
Diluted earnings (loss)
  per common share                 (.16)         .34          .33         .34         .34         .32         .22         .32
Cash dividends declared
per common share                    .20          .17          .17         .17         .17         .13         .13         .13
Market price range:
  High                            25.81        23.88        32.33       33.92       30.42       27.92       27.92       27.11
  Low                             18.94        21.31        21.88       27.92       21.42       22.50       25.05       22.00
-----------------------------------------------------------------------------------------------------------------------------------
Note: Quarterly amounts may not add to year-to-date amounts due to rounding.

                                      87
                                      --

NOTE 25 -- FAIR VALUE OF FINANCIAL INSTRUMENTS
--------------------------------------------------------------------------------

For purposes of this disclosure, the estimated fair value of financial instruments with immediate and shorter-term maturities (generally 90 days or less) is assumed to be the same as the recorded book value. These instruments include the consolidated statement of condition lines captioned cash and due from banks, time deposits in other banks, federal funds sold and securities purchased under agreements to resell, other interest-earning assets, customers' acceptance liability, federal funds purchased and securities sold under agreements to repurchase, other borrowed funds, and acceptances outstanding.
     The carrying amount and estimated fair value of other financial instruments at December 31 are summarized as follows:

                                                       1999                            1998
                                              Carrying       Estimated        Carrying      Estimated
(In thousands)                                 Amount        Fair Value        Amount       Fair Value
--------------------------------------------------------------------------------------------------------
Financial assets:
  Net loans                                 $ 25,903,283   $ 25,910,795    $ 24,071,540   $ 24,123,008
  Loans held for sale                            172,941        172,941         357,661        357,661
Financial liabilities:
  Deposits                                    27,912,443     27,955,939      28,533,760     28,632,973
  Long-term FHLB advances                      4,612,686      4,593,037       3,450,864      3,639,769
  Other long-term debt                           990,800        933,339         941,960        985,500
Off-balance sheet:
  Off-balance sheet financial instruments
    (net receivable position)                         --        (36,407)             --          4,451
  Commitments to extend credit and
    standby letters of credit                         --         (6,153)             --         (1,968)
--------------------------------------------------------------------------------------------------------

     Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" (Statement 107), requires the disclosure of estimated fair values for all financial instruments, both assets and liabilities on and off-balance sheet, for which it is practicable to estimate their value along with pertinent information on those financial instruments for which such values are not available.
     Fair value estimates are made at a specific point in time and are based on relevant market information which is continuously changing. Because no quoted market prices exist for a significant portion of AmSouth's financial instruments, fair values for such instruments are based on management's assumptions with respect to future economic conditions, estimated discount rates, estimates of the amount and timing of future cash flows, expected loss experience, and other factors. These estimates are subjective in nature involving uncertainties and matters of significant judgment; therefore, they cannot be determined with precision. Changes in the assumptions could significantly affect the estimates.
     Statement 107 fair value estimates include certain on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, AmSouth has a substantial trust department that contributes net fee income annually. The trust department is not considered a financial instrument, and its value has not been incorporated into the fair value estimates. Other significant assets and liabilities that are not considered financial assets or liabilities include the mortgage banking operation, brokerage network, premises and equipment, core deposit intangibles, and goodwill. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates. As a result, the Statement 107 fair value

                                      88
                                      --
disclosures should not be considered an indication of the fair value of the company taken as a whole.
     The following methods and assumptions were used by AmSouth in estimating its fair value disclosures for financial instruments:
     Loans The fair values of variable rate loans that reprice frequently and have no significant change in credit risk are assumed to approximate carrying amounts. For credit card loans and equity lines of credit, the carrying value reduced by an estimate of credit losses inherent in the portfolio is a reasonable estimate of fair value. The fair values for other loans (e.g., commercial and industrial, commercial real estate, certain mortgage loans, and consumer loans) are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality and estimates of maturity based on AmSouth's historical experience. The carrying amount of accrued interest receivable approximates its fair value.
     Securities and Loans Held for Sale Fair values for securities and loans held for sale are based on quoted market prices, where available. Where quoted market prices are not available, fair values are based on quoted market prices of similar instruments, adjusted for any significant differences between the quoted instruments and the instruments being valued.
     Commitments to Extend Credit and Standby Letters of Credit The fair value of commitments to extend credit is estimated based on the amount of unamortized deferred loan commitment fees. The fair value of letters of credit is based on the amount of unearned fees plus the estimated cost to terminate the letters of credit.
     Off-balance Sheet Instruments The fair value of interest rate swaps, financial futures and interest rate caps and floors are obtained from dealer quotes. These values represent the estimated amount the company would receive or pay to terminate the contracts or agreements, taking into account current interest rates and, when appropriate, the current creditworthiness of the counterparties.
     Deposit Liabilities The fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits, savings accounts and money market and interest-bearing checking accounts is, by definition, equal to the amount payable on demand (carrying amount). The fair values for variable rate fixed-term money market accounts and certificates of deposit approximate their carrying amounts. Fair values for fixed rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates of deposit to a schedule of aggregated expected monthly maturities on time deposits.
     Long-term Borrowings The fair values of long-term borrowings (other than deposits) are estimated using discounted cash flow analyses, based on AmSouth's current incremental borrowing rates for similar types of borrowing arrangements.

                                      89
                                      --