Form 10-K, Exhibit 13
period 2000-12-31
AMSOUTH BANCORPORATION
filed 2001-03-30
CIK 3133

                                                                      EXHIBIT 13


MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

General This section of the annual report provides a narrative discussion and analysis of AmSouth's financial condition and results of operations for the previous three years. All tables, graphs and financial statements included in this report should be considered an integral part of this analysis.

     AmSouth's discussion and analysis will be based on reported financial information; however, certain information will also be provided which excludes the impact of certain large or unusual amounts. This additional information is provided to either enhance comparability of financial information between years or to provide trend information which AmSouth believes to be more indicative of continuing operations. Financial information that excludes items will either specifically indicate the items being excluded or will state that the amount shown excludes merger-related and other charges. "Other charges" for the year ended December 31, 2000, included the following losses that occurred as a part of AmSouth's third-quarter financial restructuring: dealer securitization losses of $18.5 million; $21.7 million of losses from the sale of healthcare-related loans included in assets held for accelerated disposition (AHAD); losses of $105.6 million on the sale of $4.0 billion of investment securities; $88.3 million of provision charges related to AmSouth's syndicated commercial loan portfolio; and $24.8 million of mortgage conduit asset writedowns. Finally, AmSouth incurred $4.2 million of after-tax losses associated with the sales of IFC Holdings, Inc. (IFC), a third-party marketer of investment and insurance products through other financial institutions, and the Arkansas branch network.

     1999 results do not include pretax charges of $7.6 million to conform First American Corporation's (First American) accounting policies to AmSouth's policies; an $8.0 million impairment loss on a First American portfolio investment; and $71.0 million in loan impairment charges associated with certain healthcare-related loans transferred to AHAD.

     The following discussion contains forward-looking statements that involve inherent risks and uncertainties. Actual results may differ materially from those contained in these forward-looking statements. For additional information regarding forward-looking statements, see "Forward-Looking Statements" on page 59 of this annual report.

     AmSouth is a regional bank holding company headquartered in Birmingham, Alabama, with $38.9 billion in assets, approximately 600 branch banking offices and 1,250 automated teller machines (ATM). AmSouth operates in Tennessee, Alabama, Florida, Mississippi, Louisiana, and Georgia. AmSouth is a leader among regional banks in the Southeast in several key business areas, including consumer and commercial banking, small business banking, mortgage lending, equipment leasing, annuity and mutual fund sales, and other wealth management services. AmSouth also offers an extensive line of banking products and services at the Web site, www.amsouth.com.


               DILUTED EARNINGS               RETURN ON                       RETURN ON
                 PER SHARE                  AVERAGE EQUITY                  AVERAGE ASSETS
             (1)            (2)            (1)             (2)            (1)            (2)
96          $0.98          $1.03          13.92%          14.63%          1.14%          1.19%
97          $1.18          $1.18          16.00%          16.00%          1.32%          1.32%
98          $1.20          $1.40          15.33%          17.96%          1.22%          1.43%
99          $0.86          $1.53          10.69%          18.99%          0.81%          1.45%
00          $0.86          $1.46          11.57%          19.76%          0.79%          1.34%

(1)  As reported
(2)  Excludes Merger-related and other charges

COMPOSITION OF INTEREST-EARNING ASSETS TABLE 1

----------------------------------------------------------------------------------------------------------

                                         2000                       1999                    1998
----------------------------------------------------------------------------------------------------------
                                 Average       Percent      Average      Percent     Average       Percent
(Dollars in thousands)           Balance      of Total      Balance     of Total     Balance      of Total
----------------------------------------------------------------------------------------------------------
Loans net of unearned income    $25,879,910       67.4%   $25,471,295       66.7%   $24,027,839       67.7%
Held-to-maturity securities       6,862,355       17.8      4,899,856       12.8      3,594,397       10.1
Available-for-sale securities     4,946,905       12.9      7,369,119       19.3      7,365,385       20.8
Other interest-earning assets       723,182        1.9        422,907        1.2        513,290        1.4
                              ----------------------------------------------------------------------------
                                $38,412,352      100.0%   $38,163,177      100.0%   $35,500,911      100.0%
==========================================================================================================

Note: Available-for-sale securities excludes adjustment for market valuation and certain noninterest-earning marketable equity securities.


Earnings Overview AmSouth reported diluted earnings per common share of $.86 in 2000 compared to $.86 in 1999 and $1.20 in 1998. Net income totaled $329.1 million in 2000, $340.5 million in 1999 and $474.1 million in 1998.

     AmSouths' reported earnings in 2000 were impacted by charges associated with the integration of First American following its merger with AmSouth in 1999 (the Merger), rapidly rising interest rates, a slowing economy and related deterioration in credit quality.

     The Federal Reserve raised short-term interest rates 175 basis points in a little more than ten months during 1999 and 2000, resulting in slower loan growth and higher rates paid on interest-bearing deposits and floating rate borrowed funds. To address the impact of rapidly rising rates, AmSouth in the third quarter initiated a comprehensive financial restructuring, substantially reducing low-yielding investments and loans and, as a result, significantly reducing earning assets. AmSouth sold approximately $4.0 billion of low-yield securities from its available-for-sale portfolio and securitized approximately $1.0 billion of lower yielding automobile loans. The proceeds were used to reduce wholesale borrowings. These actions significantly reduced interest rate risk while improving the net interest margin and capital ratios and created substantial balance sheet capacity for more profitable earning asset growth. At the same time, AmSouth, as a result of the higher interest rates, recorded a permanent impairment loss of $24.8 million associated with mortgage conduit-related assets. Together, these items produced pretax charges of $148.8 million. See further discussion in the Noninterest Revenues Section beginning on page 40.

     As interest rates rose and the economy slowed during 2000, credit quality began to rapidly deteriorate, particularly among syndicated commercial loans-loans to large corporate borrowers that AmSouth shares with other banks. To address these credit quality issues, AmSouth, as part of the restructuring, sold approximately $200 million of problem syndicated loans, including $47 million that were recorded in AHAD, and strengthened the allowance for loan losses. Together, these steps resulted in pretax charges totaling $110.0 million.

     AmSouth also completed the integration and conversion of First American's systems and branches, incurring pretax charges of $110.2 million. As part of the integration of First American, AmSouth evaluated each business unit and, as a result, decided to sell IFC and the branch network located in Arkansas. Together, these sales resulted in after-tax charges totaling $4.2 million.

     Adjusting for the impact of merger-related and other charges mentioned above, earnings were $562.1 million in 2000. This represented a 7.0 percent decrease from 1999 earnings, adjusted for merger-related and other charges, of $604.7 million. On the same basis, fully diluted earnings per share were $1.46 in 2000 versus $1.53 in 1999.

     Earnings in 1999 declined compared to 1998 due to merger-related charges, increases in noninterest expenses, and higher credit costs. Higher net interest income and noninterest revenues partially offset the negative variances and merger-related charges.

     AmSouth's reported earnings in 1999 reflected the impact of the Merger, credit quality issues brought on by federal legislation that reduced Medicare reimbursements to healthcare providers, and an impairment loss on a portfolio investment. Reported earnings in 1999 included pretax charges of $258.3 million resulting from the merger with First American and $43.1 million in connection with First American's 1998 mergers with various banks including Deposit Guaranty Corporation.

Earnings also included pretax charges of $7.6 million to conform First American's accounting policies to AmSouth's policies, an $8.0 million impairment loss on a First American portfolio investment and $71.0 million in loan impairment losses associated with certain healthcare-related loans transferred to AHAD. On an after-tax basis, these items totaled $264.3 million. Excluding the merger-related and other charges, 1999 diluted earnings per share were $1.53 on income of $604.7 million.

     Refer to Note 3 in the Notes to Consolidated Financial Statements for a more detailed discussion of merger and other related charges.

     Two key measures of profitability in the banking industry are return on average equity (ROE) and return on average assets (ROA). ROE measures the profitability of a company's shareholders' equity, while ROA measures how effectively a company utilizes its assets. Based on reported earnings, ROE was
11.57 percent in 2000 compared to 10.69 percent in 1999 and 15.33 percent in 1998. ROA was 0.79 percent in 2000, 0.81 percent in 1999 and 1.22 percent in 1998.

Earnings Analysis

Net Interest Income Net interest income (NII), defined as the amount of revenue generated by interest-earning assets less the interest cost of funding those assets, is the principal source of earnings for AmSouth. Interest-earning assets represent assets that generate interest income or yield-related fee income, such as loans and investment securities. NII constituted 68.3 percent of total net revenues in 2000, 64.4 percent in 1999 and 64.8 percent in 1998. For purposes of this earnings analysis, NII has been adjusted to a fully taxable equivalent basis for certain tax-exempt loans, leases, and investment securities included in interest-earning assets.


                           AVERAGE EARNING ASSET MIX

                                        2000

                                         LOANS 67.4%          [_]

     [PIE CHART]         INVESTMENT SECURITIES 30.7%          [_]

                  OTHER INTEREST-EARNING ASSETS 1.9%          [_]


                                        1999

                                         LOANS 66.7%          [_]

     [PIE CHART]         INVESTMENT SECURITIES 32.1%          [_]

                  OTHER INTEREST-EARNING ASSETS 1.2%          [_]

     The amount of NII earned is determined primarily by variations in the volume and mix of interest-earning assets and interest-bearing liabilities and changes in their related yields and interest rates paid.

     Net interest income was $1.4 billion in 2000, a decrease of $91.6 million or 6.0 percent from 1999. The decline was primarily caused by a decrease in the net interest margin (NIM), the result of higher interest rates and lower volumes of interest-free funding sources. The NIM declined 27 basis points in 2000 to
3.75 percent versus 4.02 percent in 1999. It is expressed as a percentage and is computed by dividing fully taxable equivalent NII by average interest-earning assets. The NIM measures how effectively the bank utilizes its interest-earning assets in relationship to the interest cost of funding them.

     The decline in the NIM during 2000 was a result of higher funding costs caused by rapidly rising interest rates. Further compounding the impact of rising interest rates was AmSouth's sensitivity to rising rates caused by the mix of earning assets and funding sources on the balance sheet. AmSouth had a substantial portion of fixed-rate earning assets, such as investment securities and automobile loans, while relying on floating rate funding sources, such as interest-bearing deposits and wholesale borrowings. As interest rates rose in 1999 and 2000, rates paid on funding liabilities increased more rapidly than yields on interest-earning assets. The result was margin compression and a narrowing net interest spread.

     The NIM compression and NII decline were partially offset by benefits resulting from restructuring a portion of the leasing portfolio during 2000 which permanently lowered the effective tax rate on income from the portfolio. These transactions resulted in an increase to the taxable equivalent adjustment of $35.4 million and an increase to NII on a fully taxable equivalent basis of $10.9 million compared to 1999.

     Interest-earning assets are primarily composed of loans and investment securities and were relatively flat compared to 1999. Average loans net of unearned income (net loans) were slightly higher in 2000 due to growth primarily in commercial real estate and equity lending. See further discussion of loans in the Balance Sheet Analysis.

YIELDS EARNED ON AVERAGE EARNING ASSETS AND
RATES PAID ON AVERAGE INTEREST-BEARING LIABILITIES TABLE 2

---------------------------------------------------------------------------------------------------------------

(Taxable equivalent basis-dollars in thousands)                                            2000
                                                                      -----------------------------------------
                                                                         AVERAGE         REVENUE/        YIELD/
                                                                         BALANCE         EXPENSE         RATE
                                                                      -----------------------------------------
ASSETS
Interest-earning assets:
  Loans net of unearned income......................................  $ 25,879,910     $  2,277,775      8.80%
  Available-for-sale securities:
    Taxable.........................................................     4,882,055          328,612      6.73
    Tax-free........................................................        64,850            4,564      7.04
                                                                      ------------     ------------
      Total available-for-sale securities...........................     4,946,905          333,176      6.74
  Held-to-maturity securities:
    Taxable.........................................................     6,469,385          444,682      6.87
    Tax-free........................................................       392,970           28,357      7.22
                                                                      ------------     ------------
      Total held-to-maturity securities.............................     6,862,355          473,039      6.89
                                                                      ------------     ------------
        Total investment securities.................................    11,809,260          806,215      6.83
  Trading securities................................................        31,955            2,122      6.64
  Federal funds sold and securities purchased
    under agreements to resell......................................       417,709           27,455      6.57
  Loans held for sale...............................................       168,836           12,582      7.45
  Other interest-earning assets.....................................       104,682            6,966      6.65
                                                                      ------------     ------------
    Total interest-earning assets...................................    38,412,352        3,133,115      8.16
Cash and other assets...............................................     3,968,747
Allowance for loan losses...........................................      (356,006)
Market valuation on available-for-sale securities...................      (164,922)
                                                                      ------------
                                                                      $ 41,860,171
                                                                      ============

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
  Interest-bearing demand deposits..................................  $  9,376,473          327,664      3.49
  Savings deposits..................................................     1,661,398           37,030      2.23
  Time deposits.....................................................     7,760,806          445,713      5.74
  Foreign time deposits.............................................     1,087,636           64,540      5.93
  Certificates of deposit of $100,000 or more.......................     2,778,184          166,224      5.98
  Federal funds purchased and securities sold
    under agreements to repurchase..................................     3,420,781          188,410      5.51
  Other borrowed funds..............................................     1,547,155           96,808      6.26
  Long-term Federal Home Loan Bank advances.........................     5,048,876          296,158      5.87
  Subordinated debt.................................................       885,445           61,194      6.91
  Senior notes......................................................        91,482            7,321      8.00
  Other long-term debt..............................................         6,180              261      4.22
                                                                      ------------     ------------
    Total interest-bearing liabilities..............................    33,664,416        1,691,323      5.02
                                                                                       ------------      ----
      Net interest spread...........................................                                     3.14%
                                                                                                         ====
Noninterest-bearing demand deposits.................................     4,658,636
Other liabilities...................................................       692,132
Shareholders' equity................................................     2,844,987
                                                                      ------------
                                                                      $ 41,860,171
                                                                      ============

      Net interest income/margin on a taxable equivalent basis......                      1,441,792      3.75%
                                                                                                         ====
Taxable equivalent adjustment:
  Loans.............................................................                         40,227
  Available-for-sale securities.....................................                          3,410
  Held-to-maturity securities.......................................                         19,052
  Trading securities................................................                            -0-
                                                                                       ------------
    Total taxable equivalent adjustment.............................                         62,689
                                                                                       ------------
      Net interest income...........................................                   $  1,379,103
                                                                                       ============

Note: The taxable equivalent adjustment has been computed based on the statutory federal income tax rate, adjusted for applicable state income taxes net of the related federal tax benefit. Loans net of unearned income includes nonaccrual loans for all years presented. Certain noninterest-earning marketable equity securities are not included in available-for-sale securities.

--------------------------------------------------------------------------------------------------------------------------

                                 1999                                                      1998
--------------------------------------------------------------------------------------------------------------------------
              AVERAGE          REVENUE/       YIELD/                      AVERAGE       REVENUE/      YIELD/
              BALANCE          EXPENSE         RATE                       BALANCE        EXPENSE       RATE
--------------------------------------------------------------------------------------------------------------------------


          $ 25,471,295     $  2,132,983        8.37%                   $ 24,027,839   $ 2,085,546      8.68%

             7,123,385          459,571        6.45                       7,073,480       486,927      6.88
               245,734           16,339        6.65                         291,905        22,000      7.54
          ------------     ------------                                ------------   -----------
             7,369,119          475,910        6.46                       7,365,385       508,927      6.91

             4,667,059          308,136        6.60                       3,441,212       227,945      6.62
               232,797           18,808        8.08                         153,185        15,063      9.83
          ------------     ------------                                ------------   -----------
             4,899,856          326,944        6.67                       3,594,397       243,008      6.76
          ------------     ------------                                ------------   -----------
            12,268,975          802,854        6.54                      10,959,782       751,935      6.86
                67,333            4,203        6.24                          61,368         4,303      7.01

               124,381            5,694        4.58                         145,554         7,650      5.26
               179,276           10,148        5.66                         278,506        16,457      5.91
                51,917            2,343        4.51                          27,862         1,204      4.32
          ------------     ------------                                ------------   -----------
            38,163,177        2,958,225        7.75                      35,500,911     2,867,095      8.08
             4,076,897                                                    3,665,989
              (362,410)                                                    (365,564)
               (60,424)                                                      41,145
          ------------                                                 ------------
          $ 41,817,240                                                 $ 38,842,481
          ============                                                 ============

          $  9,269,643          266,155        2.87                    $  9,201,511       302,208      3.28
             2,191,546           53,933        2.46                       1,968,461        51,354      2.61
             7,821,761          402,576        5.15                       8,823,928       475,426      5.39
               703,421           34,262        4.87                         203,084        10,048      4.95
             2,837,027          146,422        5.16                       2,246,605       131,231      5.84

             4,051,451          187,946        4.64                       3,359,865       168,435      5.01
               939,831           47,894        5.10                         837,742        43,287      5.17
             4,290,904          222,036        5.17                       2,882,891       153,122      5.31
               881,207           55,321        6.28                         769,107        52,999      6.89
               101,120            7,458        7.38                         101,305         7,471      7.37
                18,986              801        4.22                          38,650         2,042      5.28
          ------------     ------------        4.30                     -----------   -----------      4.59
            33,106,897        1,424,804        ----                      30,433,149     1,397,623      ----
                           ------------        3.45%                                  -----------      3.49%
                                               ====                                                    ====
             4,894,631                                                    4,707,121
               630,628                                                      610,474
             3,185,084                                                    3,091,737
          ------------                                                 ------------
          $ 41,817,240                                                 $ 38,842,481
          ============                                                 ============

                              1,533,421        4.02%                                    1,469,472      4.14%
                                               ====                                                    ====

                                  4,838                                                     5,481
                                  8,411                                                    12,055
                                 12,076                                                     7,527
                                    152                                                       125
                           ------------                                               -----------
                                 25,477                                                    25,188
                           ------------                                               -----------
                           $  1,507,944                                               $ 1,444,284
                           ============                                               ===========

VOLUME AND YIELD/RATE VARIANCES TABLE 3

------------------------------------------------------------------------------------------------------------------------------------
                                                          2000 COMPARED TO 1999                  1999 COMPARED TO 1998
(Taxable equivalent basis-in thousands)                       CHANGE DUE TO                          CHANGE DUE TO
                                                 --------------------------------------- -------------------------------------------
                                                                  YIELD/                                  YIELD/
                                                     VOLUME        RATE         NET         VOLUME         RATE        NET
                                                 --------------------------------------- -------------------------------------------
INTEREST EARNED ON:
Loans net of unearned income ..................    $  34,639    $ 110,153    $ 144,792    $ 122,501    $ (75,062)   $ 47,439
Available-for-sale securities:
  Taxable .....................................     (150,105)      19,146     (130,959)       3,413      (30,769)    (27,356)
  Tax-free ....................................      (12,678)         903      (11,775)      (3,245)      (2,416)     (5,661)
                                                   -----------------------------------    ----------------------------------
Total available-for-sale securities ...........     (162,783)      20,049     (142,734)         168      (33,185)    (33,017)
Held-to-maturity securities:
  Taxable .....................................      123,419       13,127      136,546       80,936         (745)     80,191
  Tax-free ....................................       11,744       (2,195)       9,549        6,789       (3,044)      3,745
                                                   -----------------------------------    ----------------------------------
Total held-to-maturity securities .............      135,163       10,932      146,095       87,725       (3,789)     83,936
                                                   -----------------------------------    ----------------------------------
Total investment securities ...................      (27,620)      30,981        3,361       87,893      (36,974)     50,919
Trading securities ............................       (2,334)         253       (2,081)         396         (496)       (100)
Federal funds sold and securities purchased
  under agreements to resell ..................       18,367        3,394       21,761       (1,037)        (919)     (1,956)
Loans held for sale ...........................         (620)       3,054        2,434       (5,643)        (666)     (6,309)
Other interest-earning assets .................        3,151        1,472        4,623        1,084           55       1,139
                                                   -----------------------------------    ----------------------------------
Total interest-earning assets .................       25,583      149,307      174,890      205,194     (114,062)     91,132
                                                   -----------------------------------    ----------------------------------
INTEREST PAID ON:
Interest-bearing demand deposits ..............        3,101       58,408       61,509        2,222      (38,275)    (36,053)
Savings deposits ..............................      (12,160)      (4,743)     (16,903)       5,599       (3,020)      2,579
Time deposits .................................       (3,160)      46,297       43,137      (52,266)     (20,584)    (72,850)
Foreign time deposits .........................       21,633        8,645       30,278       24,372         (158)     24,214
Certificates of deposit of $100,000 or more....       (3,093)      22,895       19,802       31,705      (16,514)     15,191
Federal funds purchased and securities sold
  under agreements to repurchase ..............      (31,744)      32,208          464       32,769      (13,258)     19,511
Other borrowed funds ..........................       36,163       12,751       48,914        5,210         (603)      4,607
Long-term Federal Home Loan Bank advances .....       42,206       31,916       74,122       72,955       (4,041)     68,914
Subordinated debt .............................          267        5,606        5,873        7,298       (4,976)      2,322
Senior notes ..................................         (743)         606         (137)         (14)           1         (13)
Other long-term debt ..........................         (541)           1         (540)        (889)        (352)     (1,241)
                                                   -----------------------------------    ----------------------------------
Total interest-bearing liabilities ............       51,929      214,590      266,519      128,961     (101,780)     27,181
                                                   -----------------------------------    ----------------------------------
Net interest income on a
  taxable equivalent basis ....................    $ (26,346)   $ (65,283)     (91,629)   $  76,233    $ (12,282)     63,951
                                                   ======================                 ======================
Add taxable equivalent adjustment .............                                (37,212)                                 (289)
                                                                             ---------                              --------
Net interest income ...........................                              $(128,841)                             $ 63,662
                                                                             =========                              ========

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

3. Certain noninterest-earning marketable equity securities are not included in available-for-sale securities.

     Average investment securities were lower in 2000. The majority of the decrease occurred in the available-for-sale investment category and resulted from the sale of approximately $4.0 billion of investment securities as part of the comprehensive financial restructuring late in the third quarter of 2000.

     Interest-earning asset growth was further controlled through the use of off-balance sheet loan-funding vehicles during 2000. In an effort to reduce the amount of lower yielding commercial loans maintained on the balance sheet while retaining the customer relationships, AmSouth sells loans to third-party commercial loan conduits. AmSouth also sells residential first mortgages and, beginning in 2000, dealer indirect automobile loans to third-party conduits. Sales to conduits reduce the amount of loans on the balance sheet and accordingly the interest revenue associated with those loans. However, because the loans that are sold to the conduits typically have lower yields, the net interest margin expands and AmSouth retains higher yielding assets on the balance sheet, while expanding funding capacity. In addition, the decision to securitize almost $1 billion of automobile loans at the beginning of the fourth quarter limited reported loan growth in 2000. On a managed loan basis, average loans grew by $2.8 billion versus 1999 managed loans.

     The increase in average interest-earning assets was funded by a $716 million increase in borrowed funds while average deposits decreased between periods by approximately $395 million. The primary areas of increase in borrowing were long-term Federal Home Loan Bank (FHLB) advances and short-term bank notes.


                   PROFITABILITY OF INTEREST-EARNING ASSETS

                                    [GRAPH]

                   NET INTEREST MARGIN          INTEREST-EARNING ASSETS

          96            4.05%                          $ 31.9

          97            4.27%                          $ 32.9

          98            4.14%                          $ 35.5

          99            4.02%                          $ 38.2

          00            3.75%                          $ 38.4

     In 1999, NII grew $63.9 million to more than $1.5 billion, an increase of
4.4 percent. The growth was attributable to a higher level of average interest-earning assets, partially offset by a decrease in the net interest margin. Average interest-earning assets were $38.2 billion in 1999 compared to $35.5 billion in 1998, an increase of $2.7 billion. The growth in average interest-earning assets occurred in both loans and investment securities.

     Net loans grew $1.4 billion in 1999 to $25.5 billion and represented 54.2 percent of the growth in average interest-earning assets. The growth occurred primarily in commercial real estate, home equity and dealer indirect lending.

     Growth in investment securities accounted for the remainder of the increase in average interest-earning assets for 1999. The increase, primarily in the held-to-maturity category, was the result of a planned expansion during the second half of 1999 in connection with the Merger.

     The increase in average interest-earning assets was funded by a $567.3 million increase in deposits and a $2.3 billion increase in borrowings. Primary sources for the increase in borrowed funds were short-term federal funds purchased and securities sold under agreements to repurchase, long-term FHLB advances and subordinated debt.

     The effects of the growth in average interest-earning assets on NII in 1999 were partially offset by a 12-basis-point decline in the NIM from 4.14 percent in 1998 to 4.02 percent. The decline in the NIM was the result of a 33-basis-point decline in the yield on interest-earning assets due, primarily, to the higher level of investment securities and a decline in the yield on loans during the year. The decrease was partially offset by a 29-basis-point decrease in rates paid for interest-bearing liabilities.

     Growth in NII during 1999 was also reduced by the use of commercial and residential first mortgage conduits discussed earlier.

     Management anticipates modest expansion in the NIM in 2001 provided the economy experiences modest growth and AmSouth's balance sheet management strategy is successful.

Provision for Loan Losses The provision for loan losses is the charge to earnings necessary to maintain the allowance for loan losses at an adequate level to absorb losses inherent in the loan portfolio. In 2000, AmSouth recorded provision charges for loan losses totaling $227.6 million, compared to $165.6 million recorded in 1999 and $99.1 million in 1998.

     AmSouth recorded provision charges in the third quarter of 2000 totaling $88.3 million, specifically related to deterioration in its syndicated loan portfolio caused by higher interest rates and a slowing economy. See the sections entitled "Loans" and "Allowance for Loan Losses" for further discussion.

     The provision for 1999 reflected credit quality deterioration among long-term healthcare providers caused by federal legislation reducing Medicare reimbursements to healthcare providers. This legislation had a material adverse financial impact on certain companies in this sector which heavily rely on such reimbursements. Both AmSouth and First American have been lenders to the healthcare industry. During 1999, management decided to exit the Medicare-dependent long-term care segment of the healthcare loan portfolio and transferred to AHAD $149 million in loans, net of a $71.0 million valuation allowance. Loan impairment charges associated with these loans of $71.0 million were included in the loan loss provision for 1999. Another item in the loan loss provision for 1999 was a $3.0 million charge to conform First American's accounting policies with AmSouth's.

     Net charge-offs of loans in 2000 were higher compared to 1999. Increases occurred in the commercial and consumer loan portfolios, primarily the dealer indirect automobile and equity lending portfolios, and reflected the impact of higher interest rates and slowing economic growth. The increase in 1999 charge-offs over 1998 was primarily the result of higher charge-offs among commercial loans and within consumer loans, dealer indirect and equity loans.

     Measured as a percentage of average net loans, net charge-offs followed the same pattern as the absolute amount of loan losses during the past three years. In 2000, net charge-offs were 0.48 percent of average net loans versus 0.40 percent in 1999 and 0.35 percent in 1998.

     Management expects net charge-offs to increase in 2001 while the net charge-off ratio should be in a range more consistent with fourth quarter 2000 charge-offs of 0.66 percent. This reflects AmSouth's expectation of more modest economic growth in 2001 compared to the above-average economic growth rates experienced from 1998 through 2000.

     For additional details on net charge-offs, see Tables 16 and 18. Also, additional discussion of asset quality trends may be found in the section of this report entitled Credit Risk Management Process and Loan Quality.

Noninterest Revenues Noninterest revenues (NIR) represent fees and income derived from sources other than interest-earning assets such as deposit account service charges or consumer investment services. NIR totaled $669.5 million in 2000 compared to $847.6 million in 1999 and $799.9 million in 1998. Noninterest revenues represented 31.7 percent of total tax equivalent net revenues in 2000 versus 35.6 percent in 1999 and 35.2 percent in 1998.

     The decrease in NIR during 2000 reflected decreases in service charges on deposit accounts, investment services income and other NIR, partially offset by an increase in trust income.

     Service charges in 2000 were lower compared to 1999 primarily as a result of fewer consumer service charges resulting from the popularity of AmSouth's free checking products.

     The decrease in consumer investment services income reflected the loss of revenue from the sale, at the end of the third quarter, of IFC.

     Excluding the impact of the IFC sale, 2000 consumer investment services income was $87.0 million versus $74.8 million in 1999, a 16.4 percent increase. The growth was the result of higher sales of annuities, traditional brokerage services and mutual funds. At the end of 2000, AmSouth had approximately 1,300 trained and licensed professionals selling annuity products in branches across the franchise and more than 190 trained and licensed investment sales representatives. In addition, AmSouth had $7.2 billion in mutual fund assets under management in 28 proprietary mutual funds at the end of 2000.

     Trust income was higher in 2000 due to growth in AmSouth's wealth management business, new employee benefit plan administration business and increases in fees. Discretionary trust assets under management were $15.6 billion at the end of 2000. Total trust assets were $26.2 billion.

     The decrease in other NIR reflected decreases in portfolio income, mortgage income and other NIR, partially offset by increases in interchange income, income from bank-owned life insurance (BOLI) and gains on sales of businesses.

     During 2000, AmSouth recorded $105.3 million of portfolio losses versus $21.3 million of portfolio income in 1999. The decrease reflects $105.6 million of portfolio losses resulting from management's decision to sell $4.0 billion of lower yielding securities as part of the third-quarter financial restructuring. Also included in the portfolio losses was a $12.1 million writedown in the third quarter of interest-only "strips" related to mortgage loan sales to third-party conduits. Portfolio income in 1999 included $8.0 million associated with the impairment of a First American portfolio investment. This charge was related to the Merger. Exclusive of these amounts, portfolio income for 2000 was

$12.4 million, a decrease of $17.0 million compared to 1999. The decline primarily reflected the lower level of gains on the sale of available-for-sale securities during 2000 due to the overall decline in investment portfolio values caused by higher interest rates.

     Mortgage income in 2000 was $18.0 million, a decrease of $27.0 million versus $45.0 million in 1999. The decrease reflected $12.7 million of impairment charges related to mortgage conduit servicing assets. Due to the structure of the mortgage conduits, AmSouth retains the related interest rate risk. Consequently, the valuation of both the mortgage conduit servicing asset and the interest-only strips related to mortgage loan sales to third-party conduits mentioned in the preceding paragraph is based on the projection of future net cash flows from those assets. As a result of the rapid rise in interest rates beginning in 1999 and continuing through the second quarter of 2000, a cash flow deficit from these assets began to occur in the third quarter of 2000. At that time, management determined, based on its economic forecast of future interest rates, that the cash flow deficit occurring was other than a temporary event and required an impairment charge. The remaining decrease in mortgage income reflected a decline in net gains from the sale of mortgages and servicing in 2000 as well as a reduction in mortgage servicing fees due to the sale of a third-party servicing portfolio in the third quarter of 1999.

     Other NIR in 2000 also included $23.4 million of losses on the sale of Medicare-dependent loans held in AHAD and $18.5 million of losses related to the securitization of approximately $1.0 billion of automobile loans. These losses were primarily the result of AmSouth's financial restructuring during the third quarter of 2000.

     Partially offsetting the decreases in other NIR was interchange income, which increased $3.6 million in 2000 to $50.2 million due to higher ATM and CheckCard fees. AmSouth now has approximately 1,250 ATMs and more than one million CheckCards outstanding. The growth was the result of higher sales of convenience services through AmSouth's strategic initiative to aggressively grow consumer banking.

     Income from BOLI increased $17.6 million in 2000 to $48.8 million. The increase reflected normal increases in cash surrender value on policies purchased in prior years and additional purchases in 2000. In connection with the merger integration of First American, AmSouth decided to sell IFC and the Arkansas banking operations, resulting in net pretax gains of $584 thousand. AmSouth subsequently decided to exit its Kentucky and Virginia markets through the sale of its branches in those markets, producing net pretax gains totaling $19.9 million.

     In 2000, excluding the revenues generated from IFC of $117.6 million, the losses on the asset sales and securitization

NONINTEREST REVENUES AND NONINTEREST EXPENSES  TABLE 4
----------------------------------------------------------------------------------------------------------------
                                                                      Years Ended December 31

(Dollars in thousands)                                2000         1999         1998         1997         1996
----------------------------------------------------------------------------------------------------------------
  NONINTEREST REVENUES:
    Service charges on deposit accounts           $  229,383   $  233,045   $  234,849   $  216,085   $  191,430
    Consumer investment services income              199,270      213,292      183,831      149,205       86,300
    Trust income                                     114,353      109,223      109,453      102,506       93,229
    Other noninterest revenues                       126,488      292,000      271,721      190,928      171,330
                                                  --------------------------------------------------------------
                                                  $  669,494   $  847,560   $  799,854   $  658,724   $  542,289
                                                  ==============================================================
  NONINTEREST EXPENSES:
    Salaries and employee benefits                $  583,794   $  612,687   $  596,050   $  572,903   $  527,614
    Equipment expense                                121,798      135,590      123,480      113,716      102,544
    Net occupancy expense                            114,783      111,432      106,497      103,698       97,512
    Subscribers' commissions                          82,618       99,588       89,918       70,785       35,075
    SAIF assessment                                      -0-          -0-          -0-          -0-       32,296
    Merger-related costs                             110,178      301,415      121,725          -0-          -0-
    Other noninterest expenses                       353,264      387,795      368,602      360,573      334,468
                                                  --------------------------------------------------------------
                                                  $1,366,435   $1,648,507   $1,406,272   $1,221,675   $1,129,509
                                                  ==============================================================

arising from the financial restructuring, the loss on the mortgage conduit assets and the net gains on the sale of IFC and the Arkansas branch network in 2000, NIR were $722.3 million compared to $709.6 million in 1999, exclusive of IFC revenues of $146.8 million, and charges related to the First American acquisition of $8.8 million associated with a portfolio investment impairment charge and conforming accounting adjustments. On the same basis, NIR represented
33.4 percent of total tax equivalent revenue in 2000 and 31.8 percent in 1999. Management expects total NIR in 2001 to exceed these levels, provided the economy experiences modest growth, AmSouth's strategic initiatives are successfully implemented and sales production levels continue to improve. Performance of the stock and bond markets will also influence management's ability to achieve its NIR goals, especially with respect to consumer investment services and trust revenues.

     For 1999, leading growth categories in NIR included consumer investment services income and other noninterest revenues. Partially offsetting the growth in these categories were decreases in service charges on deposit accounts and trust income.

     Consumer investment services income was the leading growth category among NIR for 1999 compared to 1998. The growth was attributable to strong sales across all categories of investment products and services. Within consumer investment services, sales of annuities and mutual fund products were leading growth areas. Also contributing to the increase in consumer investment services income in 1999 was an increase in commissions from higher brokerage sales and higher sales volume in IFC.

     Growth in other NIR in 1999 reflected increases in interchange income, BOLI, mortgage income, and other NIR. Fees from interchange services increased $10.1 million to $46.5 million in 1999, a 27.8 percent increase. The growth reflected growth in the ATM network and an increase in debit cards outstanding.

     Income from BOLI increased in 1999 as a result of normal increases in cash surrender value on policies purchased in prior years by AmSouth and new policies purchased in 1999. In 1999, income from BOLI was $31.2 million compared to $17.4 million in 1998, an increase of $13.8 million, or 79.2 percent.

     Mortgage income was another area of growth among NIR in 1999. The growth was the result of a very favorable residential mortgage environment during the first half of 1999 and the continued benefit from the expansion of the mortgage lending program in 1998. Mortgage income consisted of income from the sale of mortgage loans and related servicing rights. In 1999, mortgage income was $45.0 million versus $39.7 million in 1998, an increase of 13.5 percent.

     Other NIR also included an $8.6 million pretax gain on the sale of First American's third-party mortgage servicing business and a $13.3 million pretax gain associated with the outsourcing of the merchant card processing operation. The remainder of the increase in other NIR was primarily from an increase in fees from commercial loan conduit activity.

     The growth in 1999 among these categories was partially offset by decreases in service charges on deposit accounts, primarily due to increased sales of free consumer checking products and lower trust income due to the sale in 1998 of AmSouth's bond administration and stock transfer business.

     Each of the major categories of NIR for 1996 through 2000 is shown in Table 4.

Noninterest Expenses In 2000, noninterest expenses (NIE) were $1.4 billion, a decrease of $282.1 million, or 17.1 percent. Decreases occurred primarily in salaries and employee benefits, equipment expense, subscribers' commissions, merger-related costs and other NIE. NIE included merger-related charges totaling $110.2 million in 2000 and $301.4 million in 1999. Excluding merger-related charges, NIE were $1.3 billion in 2000, a decrease of $90.8 million or 6.7 percent compared to 1999. The decline occurred across most major categories reflecting cost savings from the Merger. Each of the major categories of NIE for 1996 through 2000 is shown in Table 4.

     Salaries and employee benefits were lower in 2000 due to a reduction in the number of employees as a result of the Merger. At December 31, 2000, AmSouth had 12,300 full-time employees compared to 13,896 at December 31, 1999, a net reduction of 1,596 employees. Reductions occurred primarily in administrative and operational areas and, to a lesser extent, from branch closings and sales that resulted from the Merger.

     Equipment expense was lower in 2000 compared to 1999 due to the elimination of certain duplicate technology and equipment associated with the Merger, as well as the elimination in 2000 of expenses incurred in 1999 in preparation for the Year 2000 conversion.

     Net occupancy expense was higher in 2000 as a result of higher net rent expense and depreciation. The increases were partially offset by reductions from the consolidation of office and branch space associated with the Merger. As a result of the Merger, 60 branches were closed or consolidated.

     Subscribers' commissions consist of fees which were paid on sales of investment products marketed through IFC and were paid to subscribing (client) institutions. These fees were lower in 2000 due to the sale of IFC at the end of September 2000.

     Other NIE were lower in 2000 primarily due to decreases in marketing expense, FDIC assessments and professional and outside services fees. The overall reduction of other NIE was a result of cost savings achieved through the Merger.

     In 1999, NIE were $1.6 billion, an increase of $242.2 million over 1998. Increases occurred across most major categories with the primary increases occurring in merger-related costs, salary and employee benefits expense, subscribers' commissions, net occupancy expense, and equipment expense.

     Salaries and employee benefits expense increased in 1999 due primarily to merit increases, higher performance-based compensation and an increase in the number of employees. The increase in performance-based compensation in 1999 correlated directly with improvement in operating earnings and revenues.

     Investments in technology supporting the consumer, commercial and capital management lines of business resulted in higher equipment expense in 1999 compared to 1998.

     Net occupancy expense increased in 1999 due to branch expansion in Florida, higher net rent expense and depreciation expense on leasehold improvements.


                               EFFICIENCY RATIO

                                    [GRAPH]


                                            EXCLUDES MERGER-RELATED
                         AS REPORTED        AND OTHER CHARGES
          96               61.3%                   59.5%

          97               59.2%                   59.2%

          98               62.0%                   56.6%

          99               69.2%                   56.2%

          00               64.7%                   55.1%

     The increase in 1999 subscribers' commissions reflected higher investment sales volume in 1999 over 1998.

     Other NIE increased in 1999 due to higher marketing expenses associated with increased promotions and direct marketing projects and costs for other professional and outsourced services.

Operating Efficiency Productivity in the banking industry is commonly measured by the operating efficiency ratio. It measures the amount of expense dollars utilized to generate a dollar of revenue. The ratio is calculated by dividing total NIE by the sum of NII, on a taxable equivalent basis, and total NIR. Based on reported earnings, AmSouth's operating efficiency ratio was 64.7 percent in 2000 compared to 69.2 percent in 1999 and 62.0 percent in 1998. Excluding the revenues and expenses of IFC as well as merger-related and other charges, the efficiency ratio was 53.0 percent in 2000 compared to 53.9 percent in 1999. Improvement in the ratio primarily reflected lower expenses due to synergies created by the Merger.

     Management's ability to improve operating efficiency during 2001 will depend upon its ability to meet its revenue growth objectives while maintaining control across all noninterest expense categories.

Income Taxes AmSouth's income tax expense was $125.4 million in 2000, $200.9 million in 1999 and $264.7 million in 1998. The decrease in 2000 and 1999 was the result of lower pretax income. The effective tax rate for 2000 was 27.6 percent compared to 37.1 percent in 1999 and 35.8 percent in 1998. The decrease in the effective tax rate for 2000 is primarily due to the restructuring of a portion of AmSouth's lease portfolio in 2000 which lowered the effective tax rate on income from leases. In addition, the reduction in the effective tax rate reflected a decrease in nondeductible acquisition cost in 2000 and the increase in the cash surrender value of bank-owned life insurance as compared to 1999. Details of the deferred tax assets and liabilities are included in Note 20 of the Notes to Consolidated Financial Statements.

Balance Sheet Analysis

At December 31, 2000, AmSouth reported total assets of $38.9 billion compared to $43.4 billion at the end of 1999. Average total assets were $41.9 billion in 2000, basically unchanged compared to 1999. The comprehensive balance sheet restructuring, completed late in the third quarter of 2000, resulted in a substantial reduction in assets on the balance sheet at the end of 2000. Loans and securities totaling $5.1 billion were sold as part of the financial restructuring.

Interest-Earning Assets In banking, the predominant interest-earning assets are loans and investment securities. The proportion of interest-earning assets to total assets measures the effectiveness of management's effort to invest available funds into the most profitable interest-earning assets. In 2000, interest-earning assets were 91.8 percent of total average assets compared to
91.3 percent in 1999. The categories which comprise interest-earning assets are shown in Table 1.

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

     At December 31, 2000, available-for-sale securities totaled $1.9 billion and represented 22.3 percent of the total securities portfolio compared to $6.0 billion or 45.6 percent in available-for-sale securities at the end of 1999. The decrease in 2000 was primarily the result of the sale of $4.0 billion of securities as part of the comprehensive financial restructuring in the third quarter. The securities at year-end 2000 consisted of U.S. Treasury and federal agency securities, variable and fixed rate mortgage-backed securities, state and municipal securities, other private asset-backed securities, and equities. The average life of the portfolio is estimated to be 4.6 years with a duration of approximately 3.0 years. Total net realized losses of $95.3 million from the sale of available-for-sale securities were included in other noninterest revenues in 2000, compared to $11.4 million of net realized gains in 1999. Included in 2000 were losses totaling $105.6 million on the sale of $4.0 billion of securities associated with the comprehensive financial restructuring. Unrealized gains on the available-for-sale portfolio of $7.1 million, net of deferred taxes, and $114.6 million of unrealized losses net of deferred taxes, associated with the transfer of available-for-sale securities to the held-to-maturity portfolio in 1999, were included in accumulated other comprehensive income within shareholders' equity at December 31, 2000.

     Held-to-maturity securities were $6.7 billion at the end of 2000 compared to $7.1 billion at year-end 1999. Securities classified as held-to-maturity at the end of 2000 consisted primarily of collateralized mortgage obligations, U.S. Treasury and federal agency securities, mortgage-backed securities and state, county and municipal obligations. The average life of these securities is estimated to be 5.4 years with a duration of 3.1 years.

SECURITIES TABLE 5


--------------------------------------------------------------------------------
                                                             December 31
(In millions)                                         2000      1999      1998
--------------------------------------------------------------------------------
Trading securities                                   $    12   $    52   $    48
Available-for-sale securities:
  U.S. Treasury and federal agency securities          1,304     5,135     5,975
  Other securities                                       538       756     1,170
  State, county and municipal securities                  67        74       380
                                                     ---------------------------
                                                       1,909     5,965     7,525
                                                     ---------------------------
Held-to-maturity securities:
  U.S. Treasury and federal agency securities          4,798     5,284     2,459
  Other securities                                     1,465     1,390     1,197
  State, county and municipal securities                 387       377       222
                                                     ---------------------------
                                                       6,650     7,051     3,878
                                                     ---------------------------
                                                     $ 8,571   $13,068   $11,451
================================================================================

At December 31, 2000, the held-to-maturity portfolio had unrealized gains, before taxes, of $79.4 million.

     On January 1, 2001, AmSouth, as permitted by Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and for Hedging Activities" (Statement 133), transferred approximately $2.1 billion of securities from held-to-maturity to available-for-sale. In conjunction with this transfer, AmSouth recorded an after-tax increase to other comprehensive income of $26.6 million to reflect the fair value of the securities transferred on January 1, 2001. See Note 1 of the Notes to Consolidated Financial Statements for further discussion of the transfer.

     AmSouth's policy requires all securities purchased for the securities portfolio, except state, county and local municipal obligations, to be rated investment grade or better. Securities backed by the U.S. Government and its agencies, both on a direct and indirect basis, represented approximately 76 percent of the portfolio at December 31, 2000. Approximately 95 percent of state, county and local municipal securities at year-end 2000 were rated either single A or above by the rating agencies or were escrowed in U.S. Treasury obligations.

     Management anticipates that investment securities will remain relatively stable in 2001 from ending 2000 levels and will fluctuate mainly based on loan funding needs and liquidity levels.

AVAILABLE-FOR-SALE SECURITIES AND HELD-TO-MATURITY SECURITIES

RELATIVE CONTRACTUAL MATURITIES AND WEIGHTED AVERAGE YIELDS  TABLE 6

-----------------------------------------------------------------------------------------------------------------------------------
                                                       Due Within       Due After One but    Due After Five but       Due After
                                                        One Year        Within Five Years     Within Ten Years        Ten Years
-----------------------------------------------------------------------------------------------------------------------------------
(Taxable equivalent basis-dollars in thousands)      Amount    Yield    Amount     Yield    Amount       Yield     Amount     Yield
-----------------------------------------------------------------------------------------------------------------------------------
AVAILABLE-FOR-SALE SECURITIES:
 U.S. Treasury and
  federal agency securities                         $ 33,065    7.96%  $ 30,683    5.10%   $104,509       6.70%  $1,116,677   6.99%
 State, county and municipal obligations               5,585    6.92     15,679    6.86      26,319       7.61       18,259   7.77
 Other securities                                     73,913    5.67     52,045    0.00       8,074       6.81       73,151   7.08
                                                    -------------------------------------------------------------------------------
                                                    $112,563    6.40%  $ 98,407    2.68%   $138,902       6.88%  $1,208,087   7.00%
                                                    ===============================================================================
Taxable equivalent adjustment for
  calculation of yield                              $    126           $    358            $    664              $      363

HELD-TO-MATURITY SECURITIES:
 U.S. Treasury and
  federal agency securities                         $ 36,151    6.93%  $ 97,623    6.17%   $876,108       6.72%  $3,787,982   6.57%
 State, county and municipal obligations               5,166   10.00     15,052    8.72      36,881       7.03      329,734   6.53
 Other securities                                        925    7.03     15,272    6.57      17,539       7.13    1,432,006   6.82
                                                    -------------------------------------------------------------------------------
                                                    $ 42,242    7.31%  $127,947    6.51%   $930,528       6.74%  $5,549,722   6.63%
                                                    ===============================================================================
Taxable equivalent adjustment for
  calculation of yield                              $    188           $    455            $    744              $    5,825
-----------------------------------------------------------------------------------------------------------------------------------

Notes:

1. The weighted average yields were computed by dividing the taxable equivalent interest income by the amortized cost of the appropriate securities. The taxable equivalent interest income has been computed based on the statutory federal income tax rate and does not give effect to the disallowance of interest expense, for federal income tax purposes, related to certain tax-free assets.

2. The amount of available-for-sale securities indicated as maturing after five but within ten years includes $67 million of mortgage-backed securities, and those indicated as maturing after ten years includes $1.2 billion of mortgage-backed securities. Although these securities have stated long-term final maturities, according to mortgage industry standards, the estimated weighted average remaining life of these securities held in AmSouth's investment portfolio is approximately 3.8 years.

3. The amount of held-to-maturity securities indicated as maturing after five but within ten years includes $460 million of mortgage-backed securities, and those indicated as maturing after ten years includes $5.1 billion of mortgage-backed securities. Although these securities have stated long-term final maturities, according to mortgage industry standards, the estimated weighted average remaining life of these securities held in AmSouth's investment portfolio is approximately 6.1 years.

4. Federal Reserve Bank stock, Federal Home Loan Bank stock, and equity stock of other corporations held by AmSouth are not included in the above table.

Loans Loans are the single largest category of interest-earning assets for AmSouth and produce the highest level of revenues. At December 31, 2000, loans, net of unearned income, totaled $24.6 billion, a decrease of 6.3 percent from the $26.3 billion reported at the end of 1999.

     The decline in the loan portfolio at December 31, 2000, was primarily the result of increased sales of participations in certain narrow-spread loans to third-party conduits, as well as the securitization of $1.0 billion of automobile dealer indirect loans during the year.

     The residential mortgage portfolio continued to decline in 2000 as the result of management's decision in 1997 to reduce the amount of these loans on the balance sheet. This was accomplished through normal runoff, selling a portion of new originations into the secondary market and participating loans into third-party conduits. At the end of 2000, there were approximately $2.7 billion of outstanding mortgage loans that had been sold to conduits, or approximately $1.0 billion higher than at year-end 1999.

     During 2000, AmSouth continued to reduce the amount of low-yield commercial loans on the balance sheet through the use of commercial loan conduits. At the end of 2000, there were approximately $1.8 billion of commercial loans in third-party conduits, approximately 24.9 percent higher than at the end of 1999.


                                  TOTAL LOANS
                                 (in billions)

                                    [GRAPH]

                               96          $23.1
                               97          $24.4
                               98          $24.4
                               99          $26.3
                               00          $24.6

     AmSouth also sold, in 2000, low-spread dealer indirect automobile loans to conduits. At the end of 2000, there were approximately $793.6 million of outstanding dealer indirect loans in conduits.

MAJOR LOAN CATEGORIES TABLE 7

--------------------------------------------------------------------------------------------------------------
                                                                          December 31
(In millions)                                        2000        1999          1998         1997         1996
--------------------------------------------------------------------------------------------------------------
Commercial:
  Commercial and industrial                       $  7,313     $  7,967     $  7,943     $  7,653     $  7,014
  Commercial loans secured by real estate            1,765        2,036        1,833        2,496        2,407
                                                  ------------------------------------------------------------
    Total commercial                                 9,078       10,003        9,776       10,149        9,421
                                                  ------------------------------------------------------------
Commercial real estate:
  Commercial real estate mortgages                   2,323        2,295        2,221        1,465        1,337
  Real estate construction                           2,517        2,417        1,800        1,321        1,091
                                                  ------------------------------------------------------------
    Total commercial real estate                     4,840        4,712        4,021        2,786        2,428
                                                  ------------------------------------------------------------
Consumer:
  Residential first mortgages                        1,358        1,701        2,306        3,482        3,755
  Other residential mortgages                        4,656        3,874        3,346        3,378        3,108
  Dealer indirect                                    2,990        4,149        2,909        1,883        1,834
  Revolving credit                                     505          489          477          682          688
  Other consumer                                     1,189        1,339        1,610        2,055        1,891
                                                  ------------------------------------------------------------
    Total consumer                                  10,698       11,552       10,648       11,480       11,276
                                                  ------------------------------------------------------------
Total loans net of unearned income                 $24,616      $26,267      $24,445      $24,415      $23,125
==============================================================================================================

                          LOAN PORTFOLIO DISTRIBUTION


                              2000

                              CONSUMER                      37.9%
[PIE CHART]                   COMMERCIAL REAL ESTATE        19.7%
                              RESIDENTIAL                    5.5%
                              COMMERCIAL                    36.9%

                              1999

                              CONSUMER                      38.1%
[PIE CHART]                   COMMERCIAL REAL ESTATE        17.9%
                              RESIDENTIAL                    6.5%
                              COMMERCIAL                    37.5%

     At the end of 2000, total managed loans net of unearned income, which include loans contained in the conduits and loans securitized, grew 4.6 percent to $30.7 billion compared to year-end 1999.

     The loan portfolio at AmSouth includes four main components: commercial loans, commercial real estate loans, consumer loans, and, within the consumer loan category, residential first mortgage loans. At the end of 2000, commercial loans represented 36.9 percent of the total portfolio, commercial real estate loans were 19.7 percent, while consumer loans, excluding residential first mortgages, were 37.9 percent and residential first mortgages represented 5.5 percent. This compared with 38.1 percent, 17.9 percent, 37.5 percent, and 6.5 percent at the end of 1999 for commercial loans, commercial real estate loans, consumer loans, and residential first mortgages, respectively.

     Total commercial loans were $9.1 billion at the end of 2000 compared to $10.0 billion at year-end 1999.

     In 2000, the level of commercial loans declined 9.2 percent and reflected AmSouth's strategy to exit a substantial portion of its syndicated commercial loan portfolio. This strategy resulted in the sale or runoff of approximately $500 million of loans. In addition, the increased level of commercial loan participations to commercial loan conduits in 2000 reduced the level of commercial loans on the balance sheet. Further controlling growth in AmSouth's commercial loan portfolio was the application of more selective pricing standards in response to rising interest rate environments during the first half of 2000.

SELECTED LOAN MATURITIES AND SENSITIVITY TO CHANGE IN INTEREST RATES TABLE 8

------------------------------------------------------------------------------------------------------------------------------
                                        Due in One            Due After One
                                       Year or Less       but Within Five Years           Due After Five Years
------------------------------------------------------------------------------------------------------------------------------
                                                        Fixed    Variable               Fixed    Variable
(In millions)                                           Rate       Rate       Total      Rate      Rate     Total      Total
------------------------------------------------------------------------------------------------------------------------------
Commercial and industrial                 $1,986       $2,044     $2,869     $4,913     $1,815     $364     $2,179    $  9,078
Commercial real estate mortgages             488          728        521      1,249        383      203        586       2,323
Real estate construction                   1,019          270        722        992        406      100        506       2,517
                                          ------------------------------------------------------------------------------------
  Total                                   $3,493       $3,042     $4,112     $7,154     $2,604     $667     $3,271    $ 13,918
==============================================================================================================================

     Management expects modest growth in commercial loans in 2001 due to new business development resulting from the initiative to aggressively grow high growth markets where AmSouth has relatively low market share, expansion of services to small businesses through the business banking initiative, continued growth of commercial lease financing and asset-based lending, and further application of its relationship banking concept in all of its markets. For this growth to occur, the economy must experience modest growth throughout 2001 for loan demand to be sufficient to meet the company's goals. In addition, management must be able to provide satisfactory sales results and service quality and develop new products in the commercial lending area.

     Commercial real estate loans are composed of two primary categories: commercial real estate mortgages and real estate construction loans. The growth in commercial real estate lending reflects the strength of the real estate markets in AmSouth's Southeastern markets, particularly Florida, and growth in commercial real estate loans among business banking customers. The increase, since 1996, was also indicative of AmSouth's efforts to systematically grow the real estate portfolio while improving loan quality. Substantially all of AmSouth's real estate growth was made up of loans to finance local home builders within AmSouth's markets; loans for construction projects that have been presold, preleased or otherwise have secured permanent financing; and loans to real estate companies that have significant equity invested in each project and offer substantive and meaningful guarantees.

     Management anticipates a relatively stable balance of commercial real estate loans during 2001, compared to 2000, as loans that pay off are replaced during the year. Fulfillment of this strategy is based, in part, on continued strength in commercial real estate in AmSouth's markets.

     Consumer loans primarily include home equity loans and lines of credit, dealer indirect loans, revolving credit, and other direct consumer loans, but exclude residential first mortgage loans. AmSouth's consumer lending programs produced strong growth in 2000.

     Among the leading areas of growth, home equity loans and lines of credit experienced strong growth in all of AmSouth's markets during 2000. The growth is the result of selling home equity loans and lines of credit in the branches and acquiring new customers from direct mail marketing promotions in our primary markets.

     Dealer indirect loans consisted primarily of loans made to individuals to finance the purchase of new and used automobiles. Dealer indirect loans on the balance sheet were lower at the end of 2000 due to the sale during the year of dealer loans to conduits and the securitization of approximately $1 billion of dealer loans. At December 31, 2000, there were approximately $793.6 million of dealer loans in conduits and $861.2 million of dealer loans outstanding which had been securitized and sold. On a managed basis, which includes loans securitized and in conduits, dealer indirect loans as of December 31, 2000, increased $496.0 million, or 12.0 percent over the 1999 level. New loan production in 2000 continued to be strong, with more than $2.5 billion in new loans originated during the year.

     Revolving credit, which consists primarily of bankcard outstandings, was limited in 2000 by normal portfolio runoff and more emphasis on promoting home equity loans and lines of credit.

     Management anticipates that in 2001 consumer loans will grow, provided the economy experiences modest growth, consumer borrowing patterns improve through 2001 and AmSouth's strategic initiative to aggressively grow consumer banking is successful.



                                TOTAL  DEPOSITS
                                 (in billions)

                                    [GRAPH]

                                96        $26.0
                                97        $27.0
                                98        $28.5
                                99        $27.9
                                00        $26.6

     Deposits   Deposits are AmSouth's primary source of funding, and their cost is the largest category of interest expense. There are five principal categories of deposits: noninterest-bearing demand, interest-bearing demand and money market, savings, time, and certificates of deposit of $100,000 or more. See Table 9 for the detailed amounts.

     Total average deposits in 2000 were $27.3 billion compared to $27.7 billion in 1999, a decline of $394.9 million or 1.4 percent. Most categories of deposits were lower during 2000, compared to 1999, primarily because consumers shifted toward higher yielding or more aggressive financial products such as mutual funds and annuities and because consumer spending and debt were higher. Also contributing to the decline were higher levels of capital spending by businesses in 2000, thereby reducing their investable assets. These factors contributed to a highly competitive market for deposits in 2000, especially among banks.

     A number of factors controlled by AmSouth also contributed to the decline in deposits during the year. AmSouth sold 16 branches that were outside of its primary markets with deposits totaling approximately $490 million at the time of the sales. Additionally, AmSouth aggressively managed down its "cash and due from" balances during the year and allowed certain foreign

AVERAGE DEPOSITS  TABLE 9

---------------------------------------------------------------------------------------------------
                                                                      December 31
(In thousands)                                         2000              1999              1998
---------------------------------------------------------------------------------------------------
Noninterest-bearing demand                         $  4,658,636      $  4,894,631      $  4,707,121
Interest-bearing demand and money market              9,376,473         9,269,643         9,201,511
Savings                                               1,661,398         2,191,546         1,968,461
Time:
  Retail                                              6,142,485         6,203,375         7,142,064
  Individual retirement accounts                      1,411,165         1,541,838         1,581,439
  Other                                                 207,156            76,548           100,425
                                                   ------------------------------------------------
    Total time                                        7,760,806         7,821,761         8,823,928
                                                   ------------------------------------------------
Foreign time                                          1,087,636           703,421           203,084
Certificates of deposit of $100,000 or more           2,778,184         2,837,027         2,246,605
                                                   ------------------------------------------------
                                                   $ 27,323,133      $ 27,718,029      $ 27,150,710
===================================================================================================

time and public funds deposits totaling $1.3 billion to run off during the fourth quarter as a result of the financial restructuring.

     Average noninterest-bearing checking deposits were 4.8 percent lower in 2000 as a result of lower balances from commercial and consumer customers. Interest-bearing demand deposits were higher in 2000 primarily due to growth in money market and interest checking products. Through promotions and campaigns throughout the year, AmSouth offered highly competitive interest rates to attract new deposits in these categories.

     Average savings deposits declined by 24.2 percent as customers moved their money to higher paying interest checking and money market accounts.

     Time deposits were lower in 2000, primarily due to a growing trend by consumers toward uninsured financial products. While AmSouth experienced strong growth in alternative financial products such as annuities and mutual fund sales, as indicated by growth in consumer investment services income during the year, sales of core time deposits declined. To a lesser extent, a tendency toward more frequent "rate shopping" by consumers as interest rates rose during the year resulted in a highly competitive rate environment for time deposits in 2000.

     Certificates of deposit of $100,000 or more and foreign time deposits were higher in 2000 as the result of offers of more attractive rates during the year. These deposits, for the most part, are competitively bid and fluctuate based on the average level of interest rates and management's determination of the need for such deposits from time to time. Table 10 provides a maturity schedule for domestic time deposits of $100,000 or more at December 31, 2000.

     AmSouth expects deposit growth to improve in 2001, provided consumer demand for insured deposit products improves, AmSouth's strategic initiatives to double the contribution from business banking and aggressively grow consumer banking are successful, and AmSouth is able to offer competitive products and prices in each of its markets.

MATURITY OF TIME DEPOSITS OF $100,000 OR MORE TABLE 10

---------------------------------------------------------------------------------------------------
                                                                      December 31
(In thousands)                                         2000              1999              1998
---------------------------------------------------------------------------------------------------
Three months or less                                 $  635,263        $1,329,618        $1,312,931
Over three through six months                           454,478           493,883           550,072
Over six through twelve months                          918,331           533,104           666,806
Over twelve months                                      741,904           603,530           391,098
                                                     ----------------------------------------------
                                                     $2,749,976        $2,960,135        $2,920,907
===================================================================================================

Other Interest-Bearing Liabilities   Other interest-bearing liabilities include
all interest-bearing liabilities except deposits. Short-term liabilities included in this category consist of federal funds purchased and securities sold under agreements to repurchase (repurchase agreements) and other borrowed funds. Average other borrowed funds, which include master notes, short-term FHLB advances, term fed fund purchases, bank notes, and treasury, tax and loan notes, increased in 2000 to $1.5 billion versus $939.8 million in 1999, an increase of
64.6 percent. These sources were utilized in 2000 primarily to fund lending activities in light of the lower level of deposits during the year. However, AmSouth began reducing its short-term borrowings in the fourth quarter with funds received from the sale of securities and loans as part of its third-quarter financial restructuring.

     Average federal funds purchased and repurchase agreements were $3.4 billion in 2000, a 15.6 percent decrease from $4.1 billion in 1999. At December 31, 2000, 1999 and 1998, federal funds purchased and repurchase agreements totaled $2.3 billion, $4.1 billion and $3.5 billion, respectively, with weighted-average interest rates of 5.37 percent, 4.57 percent and 4.37 percent, respectively. The maximum amount outstanding at any month end during each of the last three years was $4.5 billion, $4.8 billion and $3.8 billion, respectively. The average daily balance and average interest rates for each year are presented in Table 2.

     Long-term debt consists of long-term FHLB advances, subordinated notes and debentures, and various long-term notes payable. The most significant increase during the year occurred in FHLB advances as average long-term FHLB advances grew by $758.0 million. The result was average long-term borrowings in 2000 of $6.0 billion, an increase of $739.8 million or 14.0 percent over 1999. These funds were utilized in 2000 because of their relatively low cost and the ability to match their maturities with those of the assets being funded.

Shareholders' Equity Shareholders' equity was reduced by cash dividends declared of $307.2 million and the purchase of 22.7 million shares of AmSouth common stock for $375.8 million to provide shares for employee benefit plans, dividend reinvestment and other corporate purposes. Partially offsetting these items during 2000 were the retention of net income, issuances of common stock under the various stock-based employee benefit plans and the dividend reinvestment plan, and a $141.3 million decrease in unrealized losses on available-for-sale securities as the result of improved market values in the

CAPITAL RATIOS TABLE 11

----------------------------------------------------------------------------------------------
                                                                      December 31
(Dollars in thousands)                                         2000                  1999
----------------------------------------------------------------------------------------------
RISK-BASED CAPITAL:
 Shareholders' equity                                       $  2,813,407           $  2,959,205
 Unrealized losses on available-for-sale securities              107,550                248,849
 Less certain intangible assets                                 (344,286)              (438,397)
                                                            -----------------------------------
   Tier I capital                                              2,576,671              2,769,657
 Adjusted allowance for loan losses                              380,434                354,679
 Qualifying long-term debt                                       773,981                823,570
                                                            -----------------------------------
   Tier II capital                                             1,154,415              1,178,249
                                                            -----------------------------------
     Total capital                                          $  3,731,086           $  3,947,906
                                                            ===================================
 Risk-adjusted assets                                       $ 33,655,620           $ 37,119,733
                                                            ===================================

CAPITAL RATIOS:
 Tier I capital to total risk-adjusted assets                       7.66%                  7.46%
 Total capital to total risk-adjusted assets                       11.09                  10.64
 Leverage                                                           6.72                   6.21
 Ending equity to assets                                            7.23                   6.82
 Ending tangible equity to assets                                   6.41                   5.96
-----------------------------------------------------------------------------------------------

available-for-sale portion of the investment portfolio. Information on prior years may be found in the Consolidated Statement of Shareholders' Equity.

     AmSouth maintains a capital and dividend policy based on industry standards, regulatory requirements, perceived risk of the various lines of business, and future growth opportunities. At least annually, management reevaluates the policy and presents its findings to the Board of Directors to ensure that the policy continues to support corporate objectives and be consistent with the regulatory environment and changes in market conditions.

     At December 31, 2000, AmSouth met or exceeded all of the minimum capital standards for the parent company and its banking subsidiary as established by regulatory requirements and the Company's capital policy. Refer to Table 11 and Notes 15 and 18 of the Notes to Consolidated Financial Statements for specific information.

Risk Management

Risk identification and management are key elements in the overall management of AmSouth. Management believes the primary risk exposures are interest rate, liquidity and credit risk. Interest rate risk is the risk to NII represented by the impact of higher or lower interest rates. Liquidity risk is the possibility that the Company will not be able to fund present and future obligations, and credit risk represents the possibility that borrowers may not be able to repay loans. External factors beyond management's control may from time to time result in losses despite risk management efforts. Some of the more significant processes used to manage and control these risks are described in the following paragraphs.

Asset and Liability Management AmSouth maintains a formal asset and liability management process to quantify, monitor and control interest rate risk and to assist management in maintaining stability in the NIM under varying interest rate environments. This is accomplished through the development and implementation of lending, funding, pricing and hedging strategies designed to maximize net interest income performance under varying interest rate environments subject to specific liquidity and interest rate risk guidelines.

Interest Rate Risk AmSouth uses a number of measures to monitor and manage interest rate risk. An earnings simulation model is the primary tool used to assess the direction and magnitude of the changes in NII caused by changes in interest rates. Key

INTEREST RATE SWAPS, CAPS AND FLOORS TABLE 12

--------------------------------------------------------------------------------------------------------------------
                                   Receive Fixed    Pay Fixed                  Forward Swaps    Caps &
(In millions)                       Rate Swaps      Rate Swaps   Basis Swaps    Pay Fixed       Floors       Total
--------------------------------------------------------------------------------------------------------------------
Balance at January 1, 1998           $ 1,670         $   256         $ 50        $ 1,350        $  300      $ 3,626
  Additions                              469             300            -          1,300             -        2,069
  Maturities                            (130)             (1)           -           (150)            -         (281)
  Calls                                 (255)              -            -              -             -         (255)
  Terminations                          (250)            (50)         (50)          (450)         (300)      (1,100)
                                   ---------------------------------------------------------------------------------
Balance at December 31, 1998           1,504             505            -          2,050             -        4,059
  Additions                            2,389               -            -            800             -        3,189
  Maturities                            (125)             (1)           -              -             -         (126)
  Calls                                 (450)              -            -              -             -         (450)
  Terminations                             -            (504)           -         (2,850)            -       (3,354)
                                   ---------------------------------------------------------------------------------
Balance at December 31, 1999           3,318               -            -              -             -        3,318
  Additions                              818               -            -              -             -          818
  Maturities                            (259)              -            -              -             -         (259)
  Calls                                 (850)              -            -              -             -         (850)
  Terminations                          (360)              -            -              -             -         (360)
                                   ---------------------------------------------------------------------------------
Balance at December 31, 2000         $ 2,667         $     -         $  -       $      -        $    -      $ 2,667
====================================================================================================================

MATURITIES AND INTEREST RATES EXCHANGED ON SWAPS TABLE 13

-------------------------------------------------------------------------------------------------
                                                        Mature During
(Dollars in millions)        2001     2002     2003     2004     2005     2008     2009     Total
-------------------------------------------------------------------------------------------------
  RECEIVE FIXED SWAPS:
  Notional amount           $ 607    $ 970    $ 290    $ 350    $ 150    $ 125    $ 175    $2,667
  Receive rate               6.44%    6.62%    6.34%    6.21%    6.25%    6.15%    6.22%     6.43%
  Pay rate                   6.41%    6.72%    6.73%    6.73%    6.82%    6.80%    6.82%     6.67%
-------------------------------------------------------------------------------------------------

assumptions in the model include prepayment speeds on mortgage-related assets; cash flows and maturities of derivatives and other financial instruments held for purposes other than trading; changes in market conditions, loan volumes and pricing; deposit sensitivity; customer preferences; and management's financial and capital plans. These assumptions are inherently uncertain and, as a result, the model cannot precisely estimate NII or precisely predict the impact of higher or lower interest rates on NII, but it can indicate the likely direction of change. Actual results will differ from simulated results due to timing, magnitude and frequency of interest rate changes and changes in market conditions and management's strategies, among other factors.

     Based on the results of the simulation model as of December 31, 2000, NII would decrease $2.0 million or 0.10 percent if interest rates gradually increased from then-current rates by 100 basis points over a 12-month period and would be unchanged if interest rates gradually decreased under the same scenario. This level of interest rate risk is well within the Company's policy guidelines. As of December 31, 1999, the simulation model indicated that NII would decrease $38.4 million or 2.3 percent and increase $25.3 million or 1.5 percent if interest rates gradually increased or decreased, respectively, from their current rates by 100 basis points over a 12-month period. For June 1999 through May 2000, interest rates rose 175 basis points.

     The significant reduction in AmSouth's interest sensitivity compared to 1999 is primarily the result of the financial restructuring initiated in the third quarter of 2000. As part of the financial restructuring, AmSouth sold $4.0 billion of low-yielding fixed-rate investment securities and securitized and sold approximately $1.0 billion of low-yielding fixed-rate automobile loans. These fixed-rate assets were primarily funded by floating-rate overnight and other short-term borrowings. This action has significantly reduced the impact of interest rate fluctuations on NII.

     In connection with the financial restructuring, an independent review was done of the interest rate risk management process. While AmSouth's existing simulation model was found to be operating appropriately, management began expanding the interest rate sensitivity model to include different and more extreme interest rate scenarios such as those experienced in 1999 and 2000. In addition, variations in other key assumptions, such as loan and deposit volume and pricing, are also being stress-tested in net interest income risk modeling.

     AmSouth uses various off-balance sheet financial instruments to assist in managing interest rate risk. AmSouth had interest rate swaps as of December 31, 2000, in the notional amount of $2.7 billion. Of these swaps, $1.0 billion of notional value was used to hedge the cash flow of variable-rate securities and commercial loans. The remaining $1.7 billion of notional value of swaps was used to hedge the fair value of fixed-rate consumer certificates of deposit and corporate and bank debt. See Note 1 and Note 13 to the Consolidated Financial Statements for further discussion of off-balance-sheet derivatives.

     Table 12 summarizes the activity, by notional amount, of off-balance sheet financial instruments utilized in the asset and liability management process at AmSouth for the years 2000, 1999 and 1998.

     Table 13 summarizes the expected maturities on all of AmSouth's off-balance sheet positions at December 31, 2000, and interest rates exchanged on swaps. Both the timing of the maturities and the variable interest payments and receipts vary as certain interest rates change. The maturities and interest rates exchanged are calculated assuming that interest rates remain unchanged from average December 2000 rates. The information presented could change as future interest rates increase or decrease.

     Liquidity AmSouth's goal in liquidity management is to satisfy the cash flow requirements of depositors and borrowers while

CREDIT RATINGS Table 14

--------------------------------------------------------------------------------
                                                          Standard &
                                            Moody's         Poor's         Fitch
--------------------------------------------------------------------------------
6.875% Subordinated Notes Due 2003            A3             BBB+           BBB+
7.75% Subordinated Notes Due 2004             A3             BBB+           BBB+
6.625% Subordinated Notes Due 2005            A3             BBB+           BBB+
6.125% Subordinated Notes Due 2009            A3             BBB+           BBB+
6.45% Subordinated Notes Due 2018             A2*              A-*            -
6.75% Subordinated Debentures Due 2025        A3             BBB+           BBB+
7.25% Senior Notes Due 2006                   A2               A-             A-
Commercial paper                              P-1              A-2            F1
Certificates of deposit                       A1*              A*             A
Short-term counterparty                       P-1              A-1*           F1
Long-term counterparty                        A1*              A*             A
Financial Strength Rating                     B*               -            B/C*
--------------------------------------------------------------------------------

*AmSouth Bank

Table reflects ratings as of January 31, 2001

at the same time meeting the cash flow needs of the Company. This is accomplished through the active management of both the asset and liability sides of the balance sheet. The liquidity position of AmSouth is monitored on a daily basis by AmSouth's Treasury Division. In addition, the Asset/Liability Committee, which consists of members of AmSouth's senior management team, reviews liquidity on a regular basis and approves any changes in strategy that are necessary as a result of balance sheet or anticipated cash flow changes. Management also compares on a monthly basis the Company's liquidity position to established corporate liquidity guidelines. At December 31, 2000, AmSouth was within all of its established guidelines. The primary sources of liquidity on the asset side of the balance sheet are maturities and cash flows from both loans and investments as well as the ability to securitize or sell certain loans and investments. Liquidity on the liability side is generated primarily through growth in core deposits and the ability to obtain economical wholesale funding in national and regional markets through a variety of sources. AmSouth's most commonly used sources of wholesale funding are (1) federal funds (i.e., the excess reserves of other financial institutions); (2) repurchase agreements, whereby U.S. government and government agency securities are pledged as collateral for short-term borrowings; and (3) pledges of acceptable assets as collateral for public deposits and certain tax collection monies.

     In addition to these sources, AmSouth can access other wholesale funding sources such as Eurodollar deposits and certificates of deposit. AmSouth Bank also has the ability to borrow from the FHLB. FHLB advances are competitively priced and are a reliable source of funds. Also, AmSouth Bank maintains a short and medium-term note issuance program with a borrowing capacity of $3.0 billion. There was $450.0 million outstanding under the issuance program at December 31, 2000.

     Maintaining adequate credit ratings on debt issues is critical to liquidity because it affects the ability of AmSouth to attract funds from various sources on a cost competitive basis. Table 14 summarizes AmSouth's current credit ratings.

     Credit Risk Management Process and Loan Quality. The loan portfolio at AmSouth holds the highest degree of risk for the Company. AmSouth manages and controls risk in the loan portfolio through adherence to consistent standards established by senior management, combined with commitment to producing quality assets, developing profitable relationships and meeting strategic growth targets. AmSouth has written credit policies which establish underwriting standards, place limits on exposure and set other limits or standards as deemed necessary and prudent. Also included in the policy, primarily determined by the amount and type of loan, are various approval levels, ranging from the branch or department level to those which are more centralized.

AmSouth maintains a diversified portfolio intended to spread its risk and reduce its exposure to economic downturns, which may occur in different segments of the economy or in particular industries. Industry and loan type diversification is reviewed quarterly.

     Commercial real estate loans are categorized by the type of collateral. Owner-occupied properties include mortgages where the borrower is a primary tenant, such as factory or warehouse loans. Nonowner-occupied lending represents those loans where the primary method of repayment is anticipated to come from the rental income and generally has inherently more risk than owner-occupied lending.

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

     The Credit Administration function includes designated credit officers, some of whom are industry specialists and all of whom are organizationally independent of the production areas. They oversee the loan approval process, ensure adherence to credit policies and monitor efforts to reduce nonperforming and classified assets. Additionally, a centralized special assets function handles the resolution and disposition of certain problem loans. Risk in the consumer loan portfolio is further managed through utilization of computerized credit scoring, in-depth analysis of portfolio components and specific account selection, management and collection techniques. In addition, the consumer collection function is centralized and automated to ensure timely collection of accounts and consistent management of risk associated with delinquent accounts.

     Finally, AmSouth's Credit Review Department performs ongoing independent reviews of the risk management process, adequacy of loan documentation and the risk ratings or specific loan loss reserves for outstanding loans. Furthermore, this department is independent of the lending function. The results of its examinations are reported to the Audit and Community Responsibility Committee of the Board of Directors.

     Nonperforming Assets. Management closely monitors loans and other assets that are classified as nonperforming assets. Nonperforming assets include nonaccrual loans, restructured loans, foreclosed properties, and repossessions. Loans are generally placed on nonaccrual if full collection of principal and interest becomes unlikely (even if all payments are current) or if the loan is delinquent in principal or interest payments for 90 days or more, unless the loan is well-secured and in the process of collection. The Special Assets Department manages collection of commercial nonperforming loans and business banking loans greater than $250,000 while the Consumer Collections Department manages the consumer nonperforming loan portfolio. The Business Banking Collections Department manages collections of business banking loans under $250,000.

NONPERFORMING ASSETS TABLE 15

---------------------------------------------------------------------------------------------------------------------------
                                                                                December 31
(Dollars in thousands)                              2000            1999            1998            1997            1996
--------------------------------------------------------------------------------------------------------------------------
Nonaccrual loans                                  $179,659        $141,134        $113,985        $109,488        $112,509
Restructured loans                                     -0-             -0-             -0-             -0-             694
                                                  ------------------------------------------------------------------------
    Nonperforming loans                            179,659         141,134         113,985         109,488         113,203
                                                  ------------------------------------------------------------------------
Foreclosed properties                               12,360          17,767          17,322          19,143          26,844
Repossessions                                        4,259           2,644             828             632           1,822
                                                  ------------------------------------------------------------------------
  Total nonperforming assets*                     $196,278        $161,545        $132,135        $129,263        $141,869
                                                  ========================================================================
Nonperforming assets* to loans net of
  unearned income, foreclosed properties
  and repossessions                                   0.80%           0.61%           0.54%           0.53%           0.61%
                                                  ========================================================================
Accruing loans 90 days past due                   $ 85,410        $ 61,050        $ 62,528        $ 66,792        $ 58,943
==========================================================================================================================

*Exclusive of accruing loans 90 days past due

     Nonperforming assets, excluding accruing loans 90 days past due, increased $34.7 million, to $196.3 million, during 2000. The graph entitled Asset Quality Trends and Table 15 provide trend information and detailed components of nonperforming assets for each of the last five years.

                             ASSET QUALITY TRENDS

                                    [GRAPH]

                           NONPERFORMING     NONPERFORMING
                           ASSETS/LOANS         ASSETS
                    96        0.61%              $142
                    97        0.53%              $129
                    98        0.54%              $132
                    99        0.61%              $162
                    00        0.80%              $196

     The increase in nonperforming assets in 2000 compared to 1999 was primarily the result of a higher level of nonperforming loans in the commercial and industrial loan portfolio. The increase was the result of deterioration in syndicated loans-loans to large corporate borrowers that are shared among several banks. Deterioration among syndicated loans at the time was addressed, in part, through the financial restructuring.

     Additionally, the majority of consumer nonaccrual loans are secured by residential real estate.

     Table 16 presents nonperforming loans and net charge-offs and each as a percentage of average net loans by category for December 31, 2000 and 1999.

NONPERFORMING LOANS AND NET CHARGE-OFFS (RECOVERIES)  TABLE 16

---------------------------------------------------------------------------------------------------------------------
                                                                        Nonperforming Loans*
---------------------------------------------------------------------------------------------------------------------
                                                                      % of                                   % of
                                               December 31,         Average          December 31,           Average
                                                   2000           Loans** per           1999              Loans** per
(Dollars in thousands)                                             Category                                Category
---------------------------------------------------------------------------------------------------------------------
Commercial:
  Commercial and industrial                      $108,730            1.40%             $ 39,474              0.49%
  Commercial loans secured by real estate          18,989            1.03                35,554              1.73
                                                 --------------------------------------------------------------------
    Total commercial                              127,719            1.33                75,028              0.74
                                                 --------------------------------------------------------------------
  Commercial real estate mortgages                 24,259            0.98                15,530              0.76
  Real estate construction                          4,537            0.20                13,356              0.60
                                                 --------------------------------------------------------------------
    Total commercial real estate                   28,796            0.61                28,886              0.68
                                                 --------------------------------------------------------------------
Consumer:
  Residential first mortgages                      12,494            0.80                22,343              1.02
  Other residential mortgages                      10,126            0.23                13,308              0.39
  Dealer indirect                                       1            0.00                   562              0.02
  Revolving credit                                      0            0.00                   164              0.03
  Other consumer                                      523            0.04                   843              0.06
                                                 --------------------------------------------------------------------
    Total consumer                                 23,144            0.20                37,220              0.33
                                                 --------------------------------------------------------------------
                                                 $179,659            0.69%             $141,134              0.55%
=====================================================================================================================

 * Exclusive of accruing loans 90 days past due
** Net of unearned income

---------------------------------------------------------------------------------------------------------------------
                                                                    Net Charge-offs/(Recoveries)
---------------------------------------------------------------------------------------------------------------------
                                                                       % of                                  % of
                                               December 31,          Average          December 31,          Average
                                                  2000             Loans** per          1999              Loans** per
(Dollars in thousands)                                              Category                               Category
---------------------------------------------------------------------------------------------------------------------
Commercial:
  Commercial and industrial                      $ 33,581             0.43%             $ 32,219             0.40%
  Commercial loans secured by real estate          11,226             0.61                 2,174             0.11
                                                 --------------------------------------------------------------------
    Total commercial                               44,807             0.46                34,393             0.34
                                                 --------------------------------------------------------------------
  Commercial real estate mortgages                   (210)           (0.01)                2,066             0.10
  Real estate construction                            663             0.03                 1,140             0.05
                                                 --------------------------------------------------------------------
    Total commercial real estate                      453             0.01                 3,206             0.08
                                                 --------------------------------------------------------------------
Consumer:
  Residential first mortgages                         987             0.06                 3,841             0.17
  Other residential mortgages                       8,841             0.20                 4,632             0.14
  Dealer indirect                                  42,518             1.13                29,331             0.82
  Revolving credit                                 15,900             3.35                15,953             3.30
  Other consumer                                   10,845             0.83                11,550             0.79
                                                 --------------------------------------------------------------------
    Total consumer                                 79,091             0.69                65,307             0.59
                                                 --------------------------------------------------------------------
                                                 $124,351             0.48%             $102,906             0.40%
=====================================================================================================================

** Net of unearned income

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES  TABLE 17

-------------------------------------------------------------------------------------------------------------------------------
                                             December 31, 2000             December 31, 1999             December 31, 1998
-------------------------------------------------------------------------------------------------------------------------------
                                                      Percentage of                 Percentage of                 Percentage of
                                                      Loans in Each                 Loans in Each                 Loans in Each
                                         Allowance     Category to     Allowance     Category to     Allowance     Category to
(Dollars in thousands)                   Allocation    Total Loans     Allocation    Total Loans     Allocation    Total Loans
-------------------------------------------------------------------------------------------------------------------------------
Commercial:
  Commercial and industrial               $144,828        29.7%         $110,059        30.3%         $109,988        32.5%
  Commercial secured by real estate         23,018         7.2            24,924         7.8            21,062         7.5
                                         --------------------------------------------------------------------------------------
    Total commercial                       167,846        36.9           134,983        38.1           131,050        40.0
                                         --------------------------------------------------------------------------------------
Commercial real estate:
  Commercial real estate mortgages          31,238         9.5            29,999         8.7            23,136         9.1
  Real estate construction                  36,760        10.2            42,067         9.2            25,606         7.3
                                         --------------------------------------------------------------------------------------
    Total commercial real estate            67,998        19.7            72,066        17.9            48,742        16.4
                                         --------------------------------------------------------------------------------------
Consumer:
  Residential first mortgages                2,445         5.5             3,010         6.5             7,179         9.4
  Other residential mortgages               14,843        18.9            11,113        14.7             5,311        13.7
  Dealer indirect                           32,291        12.1            44,916        15.8            29,912        11.9
  Revolving credit                          24,885         2.1            18,879         1.9            23,482         2.0
  Other consumer                            12,761         4.8            15,344         5.1            21,868         6.6
                                         --------------------------------------------------------------------------------------
    Total consumer                          87,225        43.4            93,262        44.0            87,752        43.6
                                         --------------------------------------------------------------------------------------
Unallocated                                 57,365           -            54,368           -           102,521           -
                                         --------------------------------------------------------------------------------------
                                          $380,434       100.0%         $354,679       100.0%         $370,065       100.0%
===============================================================================================================================

----------------------------------------------------------------------------------------------------
                                              December 31, 1997              December 31, 1996
----------------------------------------------------------------------------------------------------
                                                        Percentage of                  Percentage of
                                                        Loans in Each                  Loans in Each
                                          Allowance      Category to     Allowance      Category to
(Dollars in thousands)                    Allocation     Total Loans     Allocation     Total Loans
----------------------------------------------------------------------------------------------------
Commercial:
  Commercial and industrial                $ 83,192         31.4%         $ 78,846          30.3%
  Commercial secured by real estate          26,706         10.2            28,908          10.4
                                         -----------------------------------------------------------
    Total commercial                        109,898         41.6           107,754          40.7
                                         -----------------------------------------------------------
Commercial real estate:
  Commercial real estate mortgages           15,791          6.0            17,635           5.8
  Real estate construction                   19,754          5.4            16,694           4.7
                                         -----------------------------------------------------------
    Total commercial real estate             35,545         11.4            34,329          10.5
                                         -----------------------------------------------------------
Consumer:
  Residential first mortgages                13,641         14.3            14,323          16.2
  Other residential mortgages                 8,364         13.8             7,934          13.5
  Dealer indirect                            24,249          7.7            22,865           7.9
  Revolving credit                           43,843          2.8            53,917           3.0
  Other consumer                             25,790          8.4            26,526           8.2
                                         -----------------------------------------------------------
    Total consumer                          115,887         47.0           125,565          48.8
                                         -----------------------------------------------------------
Unallocated                                 104,721            -           102,629             -
                                         -----------------------------------------------------------
                                           $366,051        100.0%         $370,277         100.0%
====================================================================================================

     Allowances for Loan Losses. AmSouth maintains an allowance for loan losses which it believes is adequate to absorb losses inherent in the loan portfolio. A formal review is prepared quarterly to assess the risk in the portfolio and to determine the adequacy of the allowance for loan losses. Elements of the review include analysis of historical performance, the level of nonperforming and adversely rated loans, specific analysis of certain problem loans, loan activity since the previous quarter, reports prepared by the Credit Review Department, consideration of current economic conditions, and other pertinent information. The level of allowance to net loans outstanding will vary depending on the overall results of this quarterly review. The review is presented to and approved by senior management and subsequently reviewed by the Audit and Community Responsibility Committee of the Board of Directors.

     For purposes of the quarterly review, the consumer portfolios are treated as homogenous pools. Specific consumer pools include: direct, bankcard, other revolving, indirect, residential first mortgages, and home equity lending. In accordance with regulatory guidelines, the allowance for loan losses is allocated to the consumer pools based on historical net charge-off rates adjusted for any current changes in these trends. The commercial, commercial real estate and business banking portfolios are evaluated separately. Within this group, every nonperforming loan in excess of $500,000 is reviewed by AmSouth's Special Assets Department for a specific allocation. For all other loans in the commercial portfolio, the allowance is allocated based on a combination of historical loss rates, adjusted for those elements discussed in the preceding paragraph, and regulatory guidelines. In determining the level of allowance, AmSouth carefully reviews total credit relationship exposures.

     In determining the appropriate level for the allowance, management ensures that the overall allowance appropriately reflects a margin for the imprecision inherent in most estimates of expected credit losses. To reflect model and estimation risk associated with the formula and specific allowance method used for the allocated portion, the unallocated amount is adjusted to reflect management's evaluation of various conditions, the effect of which is not directly measured in the determination of the allocated allowance. The evaluation of the inherent loss with respect to these conditions is subject to a higher degree of uncertainty because they are not identified with specific problem credits or portfolio segments. The conditions evaluated in connection with the unallocated allowance include the following, which existed at the balance sheet date: credit quality trends, including trends in nonperforming loans expected to result from existing conditions; general economic and business conditions; loan levels and concentrations; the seasoning of the portfolio; specific industry conditions within portfolio segments; recent loss experience within particular segments of the portfolio; and bank regulatory results.

     The chief credit officer reviews these conditions quarterly with executive management. To the extent that any of these conditions is evidenced by a specifically identifiable problem credit or portfolio segment, as of the evaluation date, management's estimate of the effect of such condition may be reflected as a specific allowance, applicable to such credit or portfolio segment. Where any of these conditions is not evidenced by a specifically identifiable problem credit or portfolio segment as of the evaluation date, management's evaluation of the probable loss related to such condition is reflected in the unallocated allowance.

     At December 31, 2000, the allowance for loan losses was $380.4 million versus $354.7 million at year-end 1999. Beyond the impact of net charge-offs and the provision for loan losses, the allowance in 2000 was reduced by $5.5 million as a result of selling $750 million of indirect automobile loans to third-party conduits during the second quarter of 2000. The $5.5 million represented allowance allocated to these loans at the time of their sale. In addition, the allowance was reduced by $7.5 million specifically allocated to approximately $1.0 billion of indirect automobile loans securitized during 2000. AmSouth also reduced its allowance for loan losses in conjunction with the sale of approximately $134 million of certain classified, syndicated loans. AmSouth reduced its loan loss allowance to reflect the $61.6 million of allowance specifically allocated to the syndicated loans sold. Included as a reduction to the allowance in Table 18 was the reclassification of a portion of the allowance directly related to off-balance sheet commitments. AmSouth included, in Table 18, the amount reclassified for all years shown. The amount reclassified to other liabilities represented off-balance sheet commitments for which AmSouth specifically calculated a reserve level and for which it could separate the credit risk from that of any related loans on AmSouth's balance sheet. The level of allowance for these off-balance sheet commitments is calculated using a rate which correlates to credit risks associated with similar types of funded loans.

     The overall level of allowance at December 31, 2000, versus December 31, 1999, increased primarily as a result of deterioration of credit quality within AmSouth's syndicated commercial loan portfolio. This deterioration was primarily the result of higher interest rates and a weaker economy. The allowance allocated to commercial and industrial loans increased by 31.6 percent in 2000. This increase reflected a higher level of impaired and classified loans within the commercial loan area. The decreases in the allocation of the allowance associated with commercial loans secured by real estate and construction loans reflected lower nonperforming loans in these categories at December 31, 2000, versus 1999. Alternatively, the increase in the allocation of the allowance for commercial real estate mortgages reflected an increase in nonperforming loans in this category. On the consumer side of the portfolio, the decrease in the allowance allocated to residential mortgages, the dealer indirect portfolio and other consumer loans was the direct result of a decrease in the amount of such loans outstanding at year-end 2000 versus 1999. Loan growth was the reason for the increase in the allowance allocated to other residential mortgages. The increase in the allowance allocated to the revolving credit portfolio reflected an increase in charge-offs experienced in this category which resulted in a higher loss factor being applied to this portfolio. The 5.5 percent increase in the unallocated allowance primarily reflected the generally weaker economic conditions at December 31, 2000.

     At December 31, 2000, the allowance for loan losses to net loans was 1.55 percent while coverage of nonperforming loans was 211.8 percent. This compares with an allowance for loan losses to net loans at the end of 1999 of 1.35 percent and to nonperforming loans for the same period of 1999 of 251.3 percent.

Line of Business Results

AmSouth segregates financial information used to assess its performance and allocate resources based on three reportable segments. The three reportable segments include Consumer Banking, Commercial Banking and Wealth Management. The financial performance for each segment is determined based on the

ALLOWANCE FOR LOAN LOSSES Table 18

-----------------------------------------------------------------------------------------------------------------------------------

 (Dollars in thousands)                              2000             1999            1998             1997            1996
-----------------------------------------------------------------------------------------------------------------------------------
 Balance at January 1                              $    354,679   $     370,065   $     366,051    $     370,277   $     375,457
 Loans charged off:
   Commercial and industrial                            (40,290)        (43,213)        (35,420)         (25,768)        (19,355)
   Commercial loans secured by real estate              (14,617)         (2,539)         (1,865)          (3,859)         (1,361)
                                                -----------------------------------------------------------------------------------
      Total commercial                                  (54,907)        (45,752)        (37,285)         (29,627)        (20,716)
   Commercial real estate mortgages                        (312)         (2,627)         (4,911)          (2,788)         (4,088)
   Commercial real estate construction                   (1,031)         (1,907)           (995)            (698)           (257)
                                                -----------------------------------------------------------------------------------
      Total commercial real estate                       (1,343)         (4,534)         (5,906)          (3,486)         (4,345)
   Residential first mortgages                           (1,114)         (4,346)         (3,877)          (4,033)         (5,068)
   Other residential mortgages                          (10,524)         (5,137)         (2,906)          (2,784)         (1,100)
   Dealer indirect                                      (71,659)        (48,504)        (27,219)         (28,817)        (32,010)
   Revolving credit                                     (19,650)        (19,715)        (31,038)         (43,951)        (36,835)
   Other consumer                                       (19,191)        (20,299)        (26,007)         (37,679)        (31,553)
                                                -----------------------------------------------------------------------------------
      Total charge-offs                                (178,388)       (148,287)       (134,238)        (150,377)       (131,627)
                                                -----------------------------------------------------------------------------------
 Recoveries of loans previously charged off:
   Commercial and industrial                              6,709          10,994          11,748           10,697          17,577
   Commercial loans secured by real estate                3,391             365             554            2,320             785
                                                -----------------------------------------------------------------------------------
      Total commercial                                   10,100          11,359          12,302           13,017          18,362
   Commercial real estate mortgages                         522             561           4,950            1,526           4,831
   Commercial real estate construction                      368             767             280            3,328             881
                                                -----------------------------------------------------------------------------------
      Total commercial real estate                          890           1,328           5,230            4,854           5,712
   Residential first mortgages                              127             505           1,094            1,269           1,181
   Other residential mortgages                            1,683             505             279              560             542
   Dealer indirect                                       29,141          19,173          15,246           16,340          12,955
   Revolving credit                                       3,750           3,762           5,845            5,724           3,427
   Other consumer                                         8,346           8,749          10,590           13,905           8,472
                                                -----------------------------------------------------------------------------------
      Total recoveries                                   54,037          45,381          50,586           55,669          50,651
                                                -----------------------------------------------------------------------------------
 Net charge-offs                                       (124,351)       (102,906)        (83,652)         (94,708)        (80,976)
                                                -----------------------------------------------------------------------------------
 Addition to allowance charged to expense               227,600         165,626          99,067           83,508          71,608
 Allowance sold                                         (74,591)         (2,000)        (14,900)            (252)            -0-
 Allowance transferred to other liabilities              (2,903)         (5,106)         (2,665)          (1,026)            -0-
 Allowance acquired in bank purchase/Other                  -0-         (71,000)          6,164            8,252           4,188
                                                -----------------------------------------------------------------------------------
 Balance at December 31                            $    380,434   $     354,679   $     370,065    $     366,051   $     370,277
                                                ===================================================================================
 Loans net of unearned income,
   outstanding at end of period                     $24,616,435     $26,266,759     $24,445,296      $24,415,004     $23,124,651
 Average loans net of unearned income,
   outstanding for the period                       $25,879,910     $25,471,295     $24,027,839      $23,753,817     $22,318,990
 Ratios:
   Allowance at end of period to loans
      net of unearned income                               1.55%           1.35%           1.51%            1.50%           1.60%
   Allowance at end of period to average
      loans net of unearned income                         1.47            1.39            1.54             1.54            1.66
   Allowance at end of period to
      nonperforming loans*                               211.75          251.31          324.66           334.33          327.09
   Allowance at end of period to
      nonperforming assets*                              193.82          219.55          280.07           283.18          261.00
   Net charge-offs to average loans net
      of unearned income                                   0.48            0.40            0.35             0.40            0.36
   Net charge-offs to allowance
      at end of period                                    32.69           29.01           22.60            25.87           21.87
   Recoveries to prior year charge-offs                   36.44           33.81           33.64            42.29           64.21
-----------------------------------------------------------------------------------------------------------------------------------

 * Exclusive of accruing loans 90 days past due

Company's management accounting process, which assigns balance sheet and income statement items to each segment based on managerial responsibility. Segments are also defined by customer base and product type. Performance of the operating segments reflects the management process and structure of AmSouth and is not necessarily comparable with similar information for any other financial institution. Selected financial information and a description of the methodologies used to measure the financial performance of the business segments are presented in Note 22 to the Consolidated Financial Statements.

     Consumer Banking delivers a full range of financial services to individuals and small businesses through the retail branch and ATM networks, the Internet and the business banking group. Services include loan and deposit products designed to meet the personal finance needs of consumers and the financial needs of small business owners. In 2000, the Consumer Banking segment produced net income totaling $303.6 million compared to $284.3 million in 1999. The increase over 1999 was primarily the result of lower NIE and steady production in consumer loan categories such as home equity and dealer indirect.

     Commercial Banking provides corporate lending, leasing, international services, capital markets, and corporate cash management services to large and middle-market corporate customers. In 2000, the Commercial Banking group contributed $196.3 million of net income versus $200.8 million in 1999. The lower level of income in 2000 was primarily the result of higher credit costs and a reduction in yields on loans in 2000 compared to 1999.

     Wealth Management provides fiduciary, retirement, and investment management services for both institutional and individual clients. Producing primarily fee-based income, this area includes Trust, Private Banking, Consumer Investments, and the AmSouth Mutual Funds. Wealth Management contributed net income of $39.0 million in 2000 compared to $35.1 million in 1999. This increase was primarily the result of higher noninterest revenues in 2000 compared to 1999.

     Treasury and Other represents balance sheet management activities, corporate overhead, unallocated revenues such as BOLI, and other nonrecurring gains, losses or special charges including merger-related charges and costs associated with the third-quarter comprehensive financial restructuring. Due to its sale in 2000, IFC's results for each year are also included in Treasury and Other. Treasury and Other does not represent a banking line of business, but encompasses all other activities supporting the business segments.

Forward-Looking Statements

Statements made in this document which are not purely historical are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995), including any statements regarding descriptions of management's plans, objectives or goals for future operations, products or services, and forecasts of its revenues, earnings or other measures of performance.

     Forward-looking statements are based on current management expectations and, by their nature, are subject to risks and uncertainties. A number of factors -- many of which are beyond the Company's control -- could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Some of the factors which could cause results to differ materially from management's current expectations have been specified in the foregoing discussion and analysis. In general these factors include: the integration of the former First American franchise; legislation; general economic conditions, especially in the Southeast; changes in interest rates; deposit flows; the cost of funds; cost of federal deposit insurance premiums; demand for loan products; demand for financial services; competition; changes in the quality or composition of AmSouth's loan and investment portfolios; changes in accounting principles, policies or guidelines; other economic, competitive, governmental, regulatory, and technical factors affecting AmSouth's operations, products, services and prices; and the outcome of litigation, which is inherently uncertain and depends on the findings of judges and juries.

     Forward-looking statements in this report speak only as of the date of the report. The Company does not undertake a duty to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

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




/s/ C. Dowd Ritter                      /s/ Sloan D. Gibson

C. Dowd Ritter                          Sloan D. Gibson
Chairman, President and                 Vice Chairman and
Chief Executive Officer                 Chief Financial Officer

Report of Ernst & Young LLP,
Independent Auditors

Board of Directors
AmSouth Bancorporation

We have audited the accompanying consolidated statements of condition of AmSouth Bancorporation and subsidiaries (AmSouth) as of December 31, 2000 and 1999, and the related consolidated statements of earnings, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements give retroactive effect to the merger of AmSouth and First American Corporation and subsidiaries (First American) on October 1, 1999, which has been accounted for using the pooling of interests method as described in Note 2 to the Consolidated Financial Statements. We did not audit the 1998 consolidated financial statements of First American, which statements reflect net interest income constituting 52% of the related AmSouth consolidated total. Those First American statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for First American, is based solely on the report of other auditors.

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

     In our opinion, based on our audits and, for 1998, the report of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of AmSouth Bancorporation and subsidiaries at December 31, 2000 and 1999, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.



/s/ Ernest & Young LLP


Birmingham, Alabama
January 31, 2001

AmSouth Bancorporation and Subsidiaries

CONSOLIDATED STATEMENT OF CONDITION

-----------------------------------------------------------------------------------------------------------------------------------

(Dollars in thousands)                                                                                     DECEMBER 31
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                       2000               1999
                                                                                                  --------------      ------------
ASSETS
Cash and due from banks........................................................................   $    1,278,691      $  1,563,335
Time deposits in other banks...................................................................              -0-             2,474
                                                                                                  --------------      ------------
  Total cash and cash equivalents..............................................................        1,278,691         1,565,809
Federal funds sold and securities purchased under agreements to resell.........................        2,155,665           132,683
Trading securities.............................................................................           11,942            51,972
Available-for-sale securities..................................................................        1,908,917         5,964,703
Held-to-maturity securities (market value of $6,729,880 and $6,849,344, respectively)..........        6,650,439         7,050,562
Loans held for sale............................................................................           92,811           172,941
Loans..........................................................................................       25,088,186        26,551,602
Less: Allowance for loan losses................................................................          380,434           354,679
      Unearned income..........................................................................          471,751           284,843
                                                                                                  --------------      ------------
      Net loans................................................................................       24,236,001        25,912,080
Other interest-earning assets..................................................................           58,800            17,864
Premises and equipment, net....................................................................          634,201           678,442
Customers' acceptance liability................................................................            1,418             8,617
Accrued interest receivable and other assets...................................................        1,907,093         1,859,678
                                                                                                  --------------      ------------
                                                                                                  $   38,935,978      $ 43,415,351
                                                                                                  ==============      ============
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits and interest-bearing liabilities:
  Deposits:
      Noninterest-bearing demand...............................................................   $    4,934,466      $  4,739,077
      Interest-bearing demand..................................................................        9,579,868         9,227,907
      Savings..................................................................................        1,212,652         2,349,793
      Time.....................................................................................        7,841,567         7,545,164
      Foreign time.............................................................................          503,414         1,293,552
      Certificates of deposit of $100,000 or more..............................................        2,551,337         2,756,950
                                                                                                  --------------      ------------
         Total deposits........................................................................       26,623,304        27,912,443
  Federal funds purchased and securities sold under agreements to repurchase...................        2,320,264         4,095,747
  Other borrowed funds.........................................................................          536,848         2,135,720
  Long-term Federal Home Loan Bank advances....................................................        4,898,308         4,612,686
  Other long-term debt.........................................................................          985,097           990,800
                                                                                                  --------------      ------------
         Total deposits and interest-bearing liabilities.......................................       35,363,821        39,747,396
Acceptances outstanding........................................................................            1,418             8,617
Accrued expenses and other liabilities.........................................................          757,332           700,133
                                                                                                  --------------      ------------
         Total liabilities.....................................................................       36,122,571        40,456,146
                                                                                                  --------------      ------------
Shareholders' equity:
  Preferred stock-no par value:
      Authorized-2,000,000 shares; Issued and outstanding-none.................................              -0-               -0-
  Common stock-par value $1 a share:
      Authorized-750,000,000 shares
      Issued-416,941,331 and 416,948,890 shares, respectively..................................          416,941           416,949
  Capital surplus..............................................................................          691,677           690,820
  Retained earnings............................................................................        2,466,048         2,482,477
  Cost of common stock in treasury-43,134,387 and 25,574,778 shares, respectively..............         (651,328)         (376,354)
  Deferred compensation on restricted stock....................................................           (2,381)           (5,838)
  Accumulated other comprehensive loss.........................................................         (107,550)         (248,849)
                                                                                                  --------------      ------------
         Total shareholders' equity............................................................        2,813,407         2,959,205
                                                                                                  --------------      ------------
                                                                                                  $   38,935,978      $ 43,415,351
                                                                                                  ==============      ============

See Notes to Consolidated Financial Statements.

AmSouth Bancorporation and Subsidiaries

CONSOLIDATED STATEMENT OF EARNINGS

----------------------------------------------------------------------------------------------------------------------------------

(In thousands except per share data)                                                             YEARS ENDED DECEMBER 31
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                          2000               1999          1998
                                                                                       ----------         -----------------------
INTEREST INCOME
Loans.............................................................................     $2,237,548         $2,128,145   $2,080,065
Available-for-sale securities.....................................................        329,766            467,499      496,872
Held-to-maturity securities.......................................................        453,987            314,868      235,481
Trading securities................................................................          2,122              4,051        4,178
Loans held for sale...............................................................         12,582             10,148       16,457
Federal funds sold and securities purchased under agreements to resell............         27,455              5,694        7,650
Other interest-earning assets.....................................................          6,966              2,343        1,204
                                                                                       ----------         -----------------------
   Total interest income..........................................................      3,070,426          2,932,748    2,841,907
                                                                                       ----------         -----------------------

INTEREST EXPENSE
Interest-bearing demand deposits..................................................        327,664            266,155      302,208
Savings deposits..................................................................         37,030             53,933       51,354
Time deposits.....................................................................        445,713            402,576      475,426
Foreign time deposits.............................................................         64,540             34,262       10,048
Certificates of deposit of $100,000 or more.......................................        166,224            146,422      131,231
Federal funds purchased and securities sold under agreements to repurchase........        188,410            187,946      168,435
Other borrowed funds..............................................................         96,808             47,894       43,287
Long-term Federal Home Loan Bank advances.........................................        296,158            222,036      153,122
Other long-term debt..............................................................         68,776             63,580       62,512
                                                                                       ----------         -----------------------
   Total interest expense.........................................................      1,691,323          1,424,804    1,397,623
                                                                                       ----------         -----------------------
NET INTEREST INCOME                                                                     1,379,103          1,507,944    1,444,284
Provision for loan losses.........................................................        227,600            165,626       99,067
                                                                                       ----------         -----------------------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                                     1,151,503          1,342,318    1,345,217
                                                                                       ----------         -----------------------

NONINTEREST REVENUES
Service charges on deposit accounts...............................................        229,383            233,045      234,849
Consumer investment services income...............................................        199,270            213,292      183,831
Trust income......................................................................        114,353            109,223      109,453
Other noninterest revenues........................................................        126,488            292,000      271,721
                                                                                       ----------         -----------------------
   Total noninterest revenues.....................................................        669,494            847,560      799,854
                                                                                       ----------         -----------------------

NONINTEREST EXPENSES
Salaries and employee benefits....................................................        583,794            612,687      596,050
Equipment expense.................................................................        121,798            135,590      123,480
Net occupancy expense.............................................................        114,783            111,432      106,497
Subscribers' commissions..........................................................         82,618             99,588       89,918
Merger-related costs..............................................................        110,178            301,415      121,725
Other noninterest expenses........................................................        353,264            387,795      368,602
                                                                                       ----------         -----------------------
   Total noninterest expenses.....................................................      1,366,435          1,648,507    1,406,272
                                                                                       ----------         -----------------------
INCOME BEFORE INCOME TAXES                                                                454,562            541,371      738,799
Income taxes......................................................................        125,435            200,903      264,725
                                                                                       ----------         -----------------------
   NET INCOME                                                                          $  329,127         $  340,468   $  474,074
                                                                                       ==========         =======================
Average common shares outstanding.................................................        382,031            391,136      389,595
Earnings per common share.........................................................     $     0.86         $     0.87   $     1.22
Diluted average common shares outstanding.........................................        384,677            396,515      396,491
Diluted earnings per common share.................................................     $     0.86         $     0.86   $     1.20

See Notes to Consolidated Financial Statements.

AmSouth Bancorporation and Subsidiaries

CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                              DEFERRED      ACCUMULATED
                                                                                            COMPENSATION       OTHER
                                                      COMMON   CAPITAL  RETAINED  TREASURY  ON RESTRICTED  COMPREHENSIVE
(In thousands)                                         STOCK   SURPLUS  EARNINGS    STOCK       STOCK      INCOME (LOSS)  TOTAL
-----------------------------------------------------------------------------------------------------------------------------------

BALANCE AT JANUARY 1, 1998                            $412,450 $732,662 $2,145,248 $(268,019)   $(22,537)     $  29,334  $3,029,138
Comprehensive income:
   Net income.......................................       -0-      -0-    474,074       -0-         -0-            -0-     474,074
   Other comprehensive income, net of tax:
     Changes in unrealized gains and losses on
        securities, net of reclassification adjustment
        (net $18,086 tax benefit)...................       -0-      -0-         -0-      -0-         -0-        (17,322)    (17,322)
                                                                                                                         ----------
Comprehensive income................................                                                                        456,752
Cash dividends declared.............................       -0-      -0-   (101,563)      -0-         -0-            -0-    (101,563)
Cash dividends declared by pooled companies.........       -0-      -0-    (93,997)      -0-         -0-            -0-     (93,997)
Common stock transactions:
   Special rights and warrants......................       -0-     (355)       -0-       -0-         -0-            -0-        (355)
   Employee stock plans.............................     2,598   44,915    (11,409)   32,603     (17,516)           -0-      51,191
   Dividend reinvestment plan.......................       -0-      631        (66)    4,644         -0-            -0-       5,209
   Purchase of common stock.........................    (2,266) (63,109)        (9) (136,514)        -0-            -0-    (201,898)
   Acquisitions.....................................     7,276   48,373      7,280       -0-         -0-             18      62,947
                                                      -----------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1998                           420,058  763,117  2,419,558  (367,286)    (40,053)        12,030   3,207,424
Comprehensive income:
   Net income.......................................       -0-      -0-    340,468       -0-         -0-            -0-     340,468
   Other comprehensive income, net of tax:
     Changes in unrealized gains and losses on
        securities, net of reclassification adjustment
        (net $74,014 tax benefit)...................       -0-      -0-        -0-       -0-         -0-       (260,879)   (260,879)
                                                                                                                         ----------
Comprehensive income................................                                                                         79,589
Cash dividends declared.............................       -0-      -0-   (163,395)      -0-         -0-            -0-    (163,395)
Cash dividends declared by pooled companies.........       -0-      -0-    (94,305)      -0-         -0-            -0-     (94,305)
Common stock transactions:
   Employee stock plans.............................       808   10,998    (18,647)   63,081      34,215            -0-      90,455
   Dividend reinvestment............................       -0-      107     (1,202)    7,007         -0-            -0-       5,912
   Purchase of common stock.........................    (3,917) (83,402)       -0-   (79,156)        -0-            -0-    (166,475)
                                                      -----------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1999                           416,949  690,820  2,482,477  (376,354)     (5,838)      (248,849)  2,959,205
Comprehensive income:
   Net income.......................................       -0-      -0-    329,127       -0-         -0-            -0-     329,127
   Other comprehensive income, net of tax:
     Changes in unrealized gains and losses on
        securities, net of reclassification adjustment
        (net $45,012 tax expense)...................       -0-      -0-        -0-       -0-         -0-        141,299     141,299
                                                                                                                         ----------
Comprehensive income................................                                                                        470,426
Cash dividends declared.............................       -0-      -0-   (307,221)      -0-         -0-            -0-    (307,221)
Common stock transactions:
   Employee stock plans.............................        (8)     857    (29,526)   83,603       3,457            -0-      58,383
   Dividend reinvestment............................       -0-      -0-     (8,809)   17,245         -0-            -0-       8,436
   Purchase of common stock.........................       -0-      -0-        -0-  (375,822)        -0-            -0-    (375,822)
                                                      -----------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 2000                          $416,941 $691,677 $2,466,048 $(651,328)  $  (2,381)     $(107,550) $2,813,407
                                                      =============================================================================
Disclosure of 2000 reclassification amount:
Unrealized holding gains on
   securities arising during the period.............                                                          $  59,974
Less: Reclassification adjustment for losses
   realized in net income...........................                                                            (81,325)
                                                                                                              ---------
Net unrealized gains on securities,
   net of tax.......................................                                                          $ 141,299
                                                                                                              =========

See Notes to Consolidated Financial Statements.

AmSouth Bancorporation and Subsidiaries

CONSOLIDATED STATEMENT OF CASH FLOWS

-----------------------------------------------------------------------------------------------------------------------------------

(In thousands)                                                                                   YEARS ENDED DECEMBER 31
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                         2000               1999           1998
                                                                                        ------          -------------------------
OPERATING ACTIVITIES
Net income.........................................................................  $    329,127       $    340,468  $   474,074
Adjustments to reconcile net income to net cash provided by operating activities:
   Provision for loan losses.......................................................       227,600            165,626       99,067
   Depreciation and amortization of premises and equipment.........................        84,292             97,731       82,622
   Amortization of premiums and discounts on held-to-maturity securities
     and available-for-sale securities.............................................         8,213             (3,004)      (9,445)
   Noncash portion of merger-related costs.........................................        43,389             98,595        5,900
   Net decrease (increase) in loans held for sale..................................        29,907            106,372     (162,028)
   Net decrease (increase) in trading securities...................................        16,200             (4,154)       7,781
   Net losses (gains) on sales of available-for-sale securities....................        95,301            (11,392)     (16,099)
   Net gains on sales of loans to dealer conduits..................................        (9,323)               -0-          -0-
   Net gains on sales of loans to mortgage conduits................................       (16,881)           (19,928)         -0-
   Net loss on dealer securitization...............................................        18,531                -0-          -0-
   Net loss on loans held for accelerated disposition..............................        23,414                -0-          -0-
   Writedown of mortgage conduit assets............................................        24,751                -0-          -0-
   Net gains on sales of businesses................................................       (19,959)               -0-          -0-
   Net increase in accrued interest receivable and other assets....................       (58,989)          (531,927)    (211,009)
   Net (decrease) increase in accrued expenses and other liabilities...............      (176,666)           (32,371)      11,275
   Provision for deferred income taxes.............................................       138,154             56,834       65,807
   Amortization of intangible assets...............................................        37,589             40,306       40,211
   Other operating activities, net.................................................        60,890             42,054       28,924
                                                                                     ------------       ------------  -----------
     Net cash provided by operating activities.....................................       855,540            345,210      417,080
                                                                                     ------------       ------------  -----------

INVESTING ACTIVITIES
Proceeds from maturities and prepayments of available-for-sale securities..........       535,098          1,904,594    2,771,295
Proceeds from sales of available-for-sale securities...............................     4,523,131          2,292,108    2,837,590
Purchases of available-for-sale securities.........................................      (878,539)        (5,319,935)  (6,764,648)
Proceeds from maturities, prepayments and calls of held-to-maturity securities.....       979,239          1,430,693    1,808,077
Purchases of held-to-maturity securities...........................................      (559,395)        (2,275,882)  (1,451,233)
Net (increase) decrease in federal funds sold and securities purchased under
   agreements to resell............................................................    (2,023,473)           225,227      (93,256)
Net (increase) decrease in other interest-earning assets...........................       (40,936)            11,412      (29,276)
Net increase in loans, excluding dealer securitization and
   mortgage and dealer conduits sales..............................................    (3,125,344)        (3,382,611)  (1,101,824)
Proceeds from sales of loans to dealer conduits....................................     1,001,106                -0-          -0-
Proceeds from sales of loans to mortgage conduits..................................     1,301,968          1,434,347          -0-
Proceeds from securitization of dealer loans.......................................       917,080                -0-          -0-
Net purchases of premises and equipment............................................       (51,300)            (2,415)    (133,432)
Net cash provided by acquisitions..................................................           -0-                -0-       63,855
Net cash from sales of branches, business operations,
   subsidiaries and other assets...................................................       796,860             98,102        8,204
                                                                                     ------------       ------------  -----------
     Net cash provided (used) by investing activities..............................     3,375,495         (3,584,360)  (2,084,648)
                                                                                     ------------       ------------  -----------
FINANCING ACTIVITIES
Net (decrease) increase in deposits................................................      (806,172)          (615,042)     961,708
Net (decrease) increase in federal funds purchased and securities sold under
   agreements to repurchase........................................................    (1,775,483)           625,485      488,967
Net (decrease) increase in other borrowed funds....................................    (1,598,872)         1,787,483   (1,177,511)
Issuance of long-term Federal Home Loan Bank advances and
   other long-term debt............................................................     5,379,388          2,735,384    2,528,473
Payments for maturing long-term debt...............................................    (5,097,875)        (1,527,169)    (391,487)
Cash dividends paid................................................................      (305,383)          (183,848)    (195,560)
Proceeds from employee stock plans and dividend reinvestment plan..................        62,066             53,564       45,943
Purchases of common stock..........................................................      (375,822)          (166,475)    (201,898)
                                                                                     ------------       ------------  -----------
     Net cash (used) provided by financing activities..............................    (4,518,153)         2,709,382    2,058,635
                                                                                     ------------       ------------  -----------
(Decrease) increase in cash and cash equivalents...................................      (287,118)          (529,768)     391,067
Cash and cash equivalents at beginning of period...................................     1,565,809          2,095,577    1,704,510
                                                                                     ------------       ------------  -----------
Cash and cash equivalents at end of period.........................................  $  1,278,691       $  1,565,809  $ 2,095,577
                                                                                     ============       ============  ===========

See Notes to Consolidated Financial Statements.

AmSouth Bancorporation and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 1-SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
--------------------------------------------------------------------------------

AmSouth Bancorporation (AmSouth), through its banking subsidiary, provides a broad array of financial products and services through banking offices located in six Southeastern states with leading market positions in Tennessee, Florida, Alabama, and Mississippi. In addition, AmSouth provides select financial services outside of its banking markets through its other subsidiaries. AmSouth's principal activities include consumer and commercial banking and wealth management. The accounting policies of AmSouth and the methods of applying those policies that materially affect the accompanying financial statements are presented below.

Basis of Presentation

The consolidated financial statements include the accounts of AmSouth and its subsidiaries. All significant intercompany balances and transactions have been eliminated. Certain amounts in the prior years' financial statements have been reclassified to conform to the 2000 presentation. These reclassifications are immaterial and had no effect on net income.

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash Flows

Cash and due from banks and time deposits in other banks are considered cash and cash equivalents. For the years ended December 31, 2000, 1999 and 1998, AmSouth paid interest of $1,685,198,000, $1,420,238,000 and $1,383,089,000,
respectively. For the years ended December 31, 2000, 1999 and 1998, noncash transfers from loans to foreclosed properties were $26,001,000, $25,467,000 and $20,692,000, respectively. Noncash transfers from foreclosed properties to loans for the years ended December 31, 2000, 1999 and 1998 were $1,388,000, $711,000 and $496,000, respectively. For the year ended December 31, 1998, noncash transfers from loans to available-for-sale securities of approximately $99,107,000 were made in connection with mortgage loan securitizations. For the year ended December 31, 1998, noncash transfers from loans to held-to-maturity securities of approximately $1,176,394,000 were made in connection with mortgage loan securitizations. In addition, for the year ended December 31, 1998, $719,000 of noncash transfers were made from loans to other assets in connection with mortgage loan securitizations. For the years ended December 31, 2000, 1999 and 1998, noncash transfers from loans to available-for-sale securities of approximately $31,472,000, $9,838,000 and $4,038,000, respectively, were made in connection with the participation of loans to third-party conduits and the securitization and sale of automobile loans. For the years ended December 31, 2000, 1999 and 1998, noncash transfers from loans to other assets of approximately $23,965,000, $16,225,000 and $3,567,000, respectively, were made in connection with the participation of loans to third-party conduits. During 2000, noncash transfers of approximately $11,413,000 were made from loans to other liabilities in connection with the participation of loans to third-party conduits. During 1999, AmSouth had noncash transfers from available-for-sale securities to held-to-maturity securities in the amount of $3,010,249,000. Also during 1999, AmSouth had noncash transfers from held-to-maturity securities to available-for-sale securities in the amount of $516,759,000. The transfers between categories of securities were the result of portfolio restructurings in connection with the acquisition of First American Corporation (First American). During 1999, AmSouth also had noncash transfers from loans and the allowance for loan losses to loans held for sale of $149,253,000 and $71,000,000, respectively, associated with a decision to exit a portion of its healthcare loan business.

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

Loans Held for Sale

At December 31, 2000, loans held for sale represented residential mortgage loans held for sale. At December 31, 1999, loans held for sale included residential mortgage loans held for sale and $78,253,000 of healthcare-related loans held for accelerated disposition (AHAD). Loans held for sale are carried at the lower of aggregate cost or market value. Market adjustments and realized gains and losses are classified as other noninterest revenues.

Securities Purchased Under Agreements to Resell and Securities Sold Under Agreements to Repurchase

Securities purchased under agreements to resell and securities sold under agreements to repurchase are generally treated as collateralized financing transactions and are recorded at the amount at which the securities were acquired or sold plus accrued interest. It is AmSouth's policy to take possession of securities purchased under resale agreements. The market value of the collateral is monitored and additional collateral obtained when deemed appropriate. Securities sold under repurchase agreements are delivered to either broker-dealers or to custodian accounts or are held in segregated accounts.

Interest Rate Contracts and Other Off-Balance Sheet Financial Instruments

AmSouth has from time to time utilized various off-balance sheet instruments such as interest rate swaps, forward interest rate swaps, interest rate caps, floors and futures contracts that are designated to hedge imbalances in sensitivity to fluctuating interest rates for designated assets and liabilities. Interest rate impacts of derivative instruments are correlated with interest rate movements of underlying assets or liabilities. The earnings impact of a derivative is accrued over the life of the agreement based on expected settlement payments and is recorded as an adjustment to interest income or expense in the period in which it accrues and in the category appropriate to the related assets or liabilities. The related amount receivable from or payable to the derivative counterparty is included in other assets or liabilities in the consolidated statement of condition. Realized and unrealized gains and losses on futures contracts which are designated as hedges of interest rate exposure arising out of nontrading assets and liabilities are deferred and recognized as interest income or interest expense, in the category appropriate to the related assets or liabilities, over the covered periods or lives of the hedged assets or liabilities. Gains or losses on early terminations of derivative financial instruments that relate to specific assets or liabilities are deferred and amortized as an adjustment to the yield or rate of the related assets or liabilities over the remaining covered period. At such time that there is no longer correlation of interest rate movements between the derivative instrument and the underlying assets or liabilities, or if the underlying assets or liabilities specifically related to a derivative instrument mature, are sold or terminated, then the related derivative instrument would be closed out or marked to market as an element of noninterest income on an ongoing basis.

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

     On a limited basis, AmSouth also enters into interest rate swap agreements, as well as interest rate cap and floor agreements, with customers desiring protection from possible adverse future fluctuations in interest rates. As an intermediary, AmSouth generally maintains a portfolio of matched offsetting interest rate contract agreements. At the inception of such agreements, the portion of the compensation related to credit risk and ongoing servicing, if any, is deferred and taken into income over the term of the agreements. See discussion of recent accounting pronouncements within Note 1 for a discussion of new accounting standards related to derivative instruments and implemented by AmSouth on January 1, 2001.

Loans

Interest income on commercial and real estate loans is accrued daily based upon the outstanding principal amounts except for those classified as nonaccrual loans. Interest income on certain consumer loans is accrued monthly based upon the outstanding principal amounts except for those classified as nonaccrual loans. Interest accrual is discontinued when it appears that future collection of principal or interest according to the contractual terms may be doubtful. Interest collections on nonaccrual loans for which the ultimate collectibility of principal is uncertain are applied as principal reductions. Otherwise, such collections are credited to income when received. Loan and lease origination and commitment fees and certain direct loan origination costs are deferred and amortized over the estimated life of the related loans or commitments as a yield adjustment.

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

Allowance for Loan Losses

The allowance for loan losses is maintained at a level which is considered to be adequate to reflect estimated credit losses for specifically identified loans, as well as estimated probable credit losses inherent in the remainder of the loan portfolio at the balance sheet date. A formal review of the allowance for loan losses is prepared quarterly to assess the risk in the portfolio and to determine the adequacy of the allowance for loan losses. For purposes of the quarterly review, the consumer loan portfolios are separated by loan type, and each loan type is treated as a homogeneous pool. In accordance with the Interagency Policy Statement on the Allowance for Loan and Lease Losses, issued by the Office of the Comptroller of the Currency, Federal Deposit Insurance Corporation, Federal Reserve Board, and Office of Thrift Supervision, the allowance allocated to each of these pools is based upon trends in quarterly annualized charge-off rates for each pool, adjusted for changes in these pools which includes current information on the payment performance of each pool of loans. Every commercial and commercial real estate loan is assigned a risk rating on a thirteen point numerical scale by loan officers using established credit policy guidelines. These risk ratings are periodically reviewed, and all risk ratings are subject to review by an independent Credit Review Department. Each risk rating is assigned an allocation percentage which, when multiplied times the dollar value of loans in that risk category, results in the amount of the allowance for loan losses allocated to these loans. The allocation of allowance for loans with grades of pass and criticized is based upon historical loss rates adjusted for current conditions that include current economic developments. The allocation for loans with a classified grade is based upon regulatory guidance. Every nonperforming loan in excess of $500,000, however, is reviewed quarterly by AmSouth's Special Assets Department to determine the level of loan losses required to be specifically allocated to these impaired loans. Management reviews its allocation of the allowance for loan losses versus actual performance of each of its portfolios and adjusts allocation rates to reflect the recent performance of the portfolio as well as current underwriting standards and other factors which might impact the estimated losses in the portfolio.

     In determining the appropriate level for the allowance, management ensures that the overall allowance appropriately reflects the current macroeconomic conditions, industry exposure and a margin for the imprecision inherent in most estimates of expected credit losses. This additional allowance is reflected in the unallocated portion of the allowance. Based on management's periodic evaluation of the allowance for loan losses, a provision for loan losses is charged to operations if additions to the allowance are required.

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

Intangible Assets

Intangible assets, primarily goodwill, are included in other assets. Goodwill is amortized on a straight-line basis primarily over ten to twenty-five years. Other identified intangibles, primarily core deposit rights, are amortized over a period no greater than fifteen years. As events or changes in circumstances warrant, AmSouth reviews the carrying value of goodwill and other identified intangibles to determine if any impairment has occurred or if the period of recoverability has changed. If this review indicates that goodwill or deposit intangibles will not be recoverable, as determined based on the undiscounted cash flows of the entity acquired over the remaining amortization period, their carrying value will be reduced by the estimated shortfall of such cash flows. At December 31, 2000, 1999 and 1998, goodwill, net of amortization, totaled $320,010,000, $391,221,000 and $426,225,000, respectively, and deposit and other intangibles equaled $21,090,000, $32,252,000 and $38,808,000, respectively.

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

Stock-Based Compensation

AmSouth adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (Statement 123) which allows an entity to continue to measure compensation cost for those plans using the intrinsic value-based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees" (Opinion 25). AmSouth has elected to follow Opinion 25 and related interpretations in accounting for its employee stock options. Compensation cost for fixed and variable stock-based awards is measured by the excess, if any, of the fair market price of the underlying stock over the amount the individual is required to pay. Compensation cost for fixed awards is measured at the grant date, while compensation cost for variable awards is estimated until both the number of shares an individual is entitled to receive and the exercise or purchase price are known (measurement date). See Note 17 for a further description of the assumptions used for preparing the pro forma disclosures as prescribed by Statement 123.

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

Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities

AmSouth sells receivables, such as commercial loans, residential mortgage loans and dealer loans, in securitizations and to third-party conduits. When AmSouth sells these receivables, it retains interest-only strips, one or more subordinated tranches, servicing rights, and in some cases a cash reserve account. Gain or loss on sale of the receivables depends in part on the previous carrying amount of the financial assets involved in the transfer, allocated between the assets sold and the retained interests based on their relative fair value at the date of transfer. To obtain fair values, quoted market prices are used if available. However, quotes are generally not available for retained interests, so AmSouth generally estimates fair value based on the present value of expected future cash flows estimated using management's best estimates of the key assumptions--expected credit losses, prepayment speeds, weighted average life, and discount rates commensurate with the risks involved. In calculating prepayment rates, AmSouth utilizes a variety of prepayment models depending on the loan type and specific transaction requirements. The models used by AmSouth include the constant prepayment rate model (CPR), the absolute prepayment speed model (ABS) and the Bond Market Trade Association's Mortgaged Asset-Backed Securities Division's prepayment model (PSA). See Note 23 for the assumptions used by AmSouth in 2000. See additional discussion of recent accounting pronouncements below.

Recent Accounting Pronouncements

In June 1998, Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and for Hedging Activities" (Statement 133), was issued by the Financial Accounting Standards Board (FASB). Statement 133 provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. It requires all derivatives to be recorded on the balance sheet at fair value and establishes unique accounting treatment for the following three different types of hedges: hedges of changes in the fair value of assets, liabilities or firm commitments, referred to as fair value hedges; hedges of the variable cash flows of forecasted transactions, referred to as cash flow hedges; and hedges of foreign currency exposures of net investments in foreign operations. The accounting for each of the three types of hedges results in recognizing offsetting changes in value or cash flows of both the hedge and the hedged item in earnings in the same period. Changes in the fair value of derivatives that do not meet the criteria of one of these three types of hedges are included in earnings in the period of change. Statement 133 was originally effective for fiscal years beginning after June 15, 1999. In June 1999, the FASB issued Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133," which defers the effective date of Statement 133 to fiscal years beginning after June 15, 2000. In June 2000, the FASB issued Statement of Financial Accounting Standards No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities--an amendment of FASB Statement No. 133," which is effective simultaneously with Statement 133. Statement 138 does not amend any of the fundamental precepts of Statement 133, but does address a limited number of implementation issues.

     As discussed in Note 13, AmSouth uses derivative instruments to protect against the risk of adverse interest rate movements on the value of certain assets and liabilities or on future cash flows. The fair value of these derivatives is not currently on the balance sheet. On January 1, 2001, AmSouth adopted Statement 133, as amended, and at that time, designated anew the derivative instruments used for risk management into hedging relationships in accordance with the requirements of the new standard. Derivative instruments used to hedge changes in the fair value of assets and liabilities due to changes in interest rates were designated as fair value hedges. Derivative instruments used to hedge the variability of forecasted cash flows attributable to interest rate risk were designated as cash flow hedges. The impact of adopting Statement 133 on AmSouth's financial condition was a net-of-tax increase to other comprehensive income of approximately $5,650,000. The impact to net income of adopting Statement 133 was immaterial. AmSouth also recorded an after-tax increase to other comprehensive income of $26,612,000 as a result of transferring $2,107,919,000 of securities from held-to-maturity to available-for-sale in conjunction with the adoption of Statement No. 133. The transition amounts were determined based on the interpre-tive guidance issued by the FASB to date. The FASB continues to issue interpretive guidance which could require changes to AmSouth's application of Statement 133 and adjustments to the transition amounts.

     In September 2000, Statement of Financial Accounting Standards No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" (Statement 140), was issued by the FASB. Statement 140 replaces Statement 125, issued in June 1996. Statement 140 revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but carries over most of Statement 125's provisions without reconsideration. Statement 140 is effective for transfers occurring after March 31, 2001. However, the expanded disclosures about securitizations and collateral are effective for fiscal years ending after December 15, 2000. The adoption of Statement 140 will not have a material impact on AmSouth's financial condition or results of operations. See Note 23 for the disclosure required by Statement 140.

NOTE 2-MERGERS AND ACQUISITIONS
--------------------------------------------------------------------------------

On October 1, 1999, AmSouth issued 214.5 million common shares to acquire First American. AmSouth exchanged 1.871 shares of its common stock for each share of First American common stock. First American was a $22.2 billion asset financial service holding company headquartered in Nashville, Tennessee, with banking offices in Tennessee, Mississippi, Louisiana, Arkansas, Virginia, and Kentucky. The transaction was accounted for as a pooling-of-interests, and, accordingly, the consolidated financial statements have been restated to include the results of First American for all periods presented. In addition, during 1998 and prior to its merger with AmSouth, the former First American completed acquisitions, all of which were accounted for as poolings-of-interests. The information related to these mergers is presented in the following table (in millions):

-------------------------------------------------------------------------------------------------
                                                                                          Common
                                                                                          Shares
   Acquiree                                  Location         Date          Assets        Issued
-------------------------------------------------------------------------------------------------
   Victory Bancshares, Inc.                     TN         Mar. 1998        $   131         1.6
   Deposit Guaranty Corporation                 MS         May 1998           7,151        91.2
   Peoples Bank (Peoples)                       TN         Oct. 1998            142         1.7
   The Middle Tennessee Bank (MTB)              TN         Oct. 1998            225         2.2
   CSB Financial Corporation (CSB)              TN         Oct. 1998            148         1.7
   Pioneer Bancshares, Inc. (Pioneer)           TN         Nov. 1998            990        11.5
-------------------------------------------------------------------------------------------------

     For the acquisitions of Deposit Guaranty Corporation (Deposit Guaranty) and Pioneer, accounted for as poolings-of-interests, the consolidated financial statements were restated to include the results of both companies for all periods presented. For all other acquisitions accounted for as poolings-of-interests in the above table, the results of operations have been included in the consolidated financial statements from the date of the acquisition as preacquisition amounts were not material. Accordingly, prior period financial statements were not restated since the changes to prior periods were immaterial.

     On December 16, 1998, AmSouth through its subsidiary IFC Holdings, Inc.
(IFC), purchased the assets of the Specialized Investment Division of Financial Service Corporation, a subsidiary of Sun America, Inc., which provided investment products to customers of community banks and credit unions that did not have their own broker/dealer capabilities. The $9 million purchase price was primarily for goodwill and other intangible assets. On September 29, 2000, AmSouth sold IFC.

NOTE 3-MERGER-RELATED COSTS
--------------------------------------------------------------------------------

AmSouth recorded merger and integration charges of $77.4 million, $268.8 million and $103.4 million in 2000, 1999 and 1998, respectively. In addition, AmSouth recorded other merger-related charges of $32.8 million, $32.6 million and $18.3 million in 2000, 1999 and 1998, respectively. Merger-related charges in 2000 were associated with the acquisition of First American. Merger-related charges of $301.4 million recorded in 1999 were associated with the acquisition of First American as well as conversion costs related to the acquisitions of Deposit Guaranty, Pioneer, MTB, CSB and Peoples. The components of the charges are shown below:

---------------------------------------------------------------------------------------------------------------------------------
                                                                                  Years Ended December 31
 (In millions)                                               2000                          1999                          1998
---------------------------------------------------------------------------------------------------------------------------------
 Merger and integration costs:
 Severance and personnel-related costs                      $  15.9                        $130.1                      $  25.8
 Investment banking and other transaction costs                 0.9                          53.8                         29.1
 Occupancy and equipment charges                               40.8                          59.2                          2.7
 Systems and operations conversions                            19.8                          25.7                         45.8
                                                       --------------------------------------------------------------------------
   Total merger and integration costs                          77.4                         268.8                        103.4
Other merger-related charges                                   32.8                          32.6                         18.3
                                                       --------------------------------------------------------------------------
         Total merger-related charges                        $110.2                        $301.4                       $121.7
=================================================================================================================================

     Severance and personnel-related costs included the cost of severance, retention, change-in-control, outplacement, and other benefits associated with the termination of employees primarily in corporate support and data processing functions. For the First American merger, approximately 2,200 positions were eliminated in 1999 and 2000 of which approximately 1,700 were through merger-related workforce reduction and 500 were through merger-related divestitures. Occupancy and equipment charges represented lease termination costs and impairment of assets for redundant office space, equipment and branches vacated and disposed of as part of the integration plan. Systems and operations conversion costs resulted from the conversions and integration of the acquired branches and operations and included incremental costs such as special contract labor and incentives, consulting fees and mailing and preparation costs for customer communications for the conversion of customer accounts. Other merger-related costs included printing and distribution of conversion related instructional materials and manuals and relocation expenses and, in 1999, a provision for losses resulting from systems conversions and process integration related to prior First American mergers. The 1999 loss provision covers dishonored return items, unidentified customer debits, unmatched or unlocated items, and other similar losses. Also included in other merger-related costs in 1998 was charitable foundation costs related to the funding of a charitable foundation for the Deposit Guaranty market. The following table presents a summary of activity with respect to the merger and integration accrual:

-----------------------------------------------------------------------------------------------------------------------------------

 (In millions)                                                2000                         1999                          1998
-----------------------------------------------------------------------------------------------------------------------------------
 Balance at the beginning of the year                        $ 70.7                      $   18.8                     $    -0-
 Provision charged to operating expense                        44.8                         301.4                       121.7
 Cash outlays                                                 (75.0)                       (150.9)                      (97.0)
 Noncash writedowns and charges                                (0.9)                        (98.6)                       (5.9)
                                             --------------------------------------------------------------------------------------
 Balance at the end of the year                              $ 39.6                      $   70.7                     $  18.8
===================================================================================================================================

The components of the merger and integration accrual at December 31 were as follows:

----------------------------------------------------------------------------------------------------------------------------------

 (In millions)                                                            2000                             1999
----------------------------------------------------------------------------------------------------------------------------------
 Severance and personnel-related costs                                   $24.8                            $68.2
 Occupancy and equipment charges                                          14.8                              0.9
 Systems and operations conversions                                        -0-                              0.1
 Other merger and integration costs                                        -0-                              1.5
                                             ------------------------------------------------------------------------------------
 Total                                                                   $39.6                            $70.7
=================================================================================================================================

     At December 31, 2000, the liability for severance and personnel-related costs was primarily accrued for retirement and severance liabilities that will be paid out over an extended period of time based on the retirement and life expectancy of the beneficiaries. The remaining occupancy and equipment accrual is primarily related to long-term lease agreements on redundant branch and office space vacated as part of the merger restructuring. This liability will be paid down over the lives of the various leases.

     In addition to the merger-related costs, AmSouth also recorded, during 1999, the following charges related to the First American acquisition: an $8.0 million impairment charge on a portfolio investment and $7.6 million of charges related to conforming accounting adjustments. The impairment charge and $0.8 million of the conforming accounting adjustments were recorded as reductions to other noninterest revenues. $3.0 million of the conforming accounting charges were recorded in the provision for loan losses. The remaining $3.8 million of conforming accounting adjustments were recorded in various categories of noninterest expense.

NOTE 4-CASH AND DUE FROM BANKS
--------------------------------------------------------------------------------

AmSouth's banking subsidiaries are required to maintain reserve balances with the Federal Reserve Bank based on a percentage of deposits reduced by their cash on hand. The average amount of those reserves was approximately $13,150,000 and $45,200,000 for the years ended December 31, 2000 and 1999, respectively.

NOTE 5-AVAILABLE-FOR-SALE SECURITIES
--------------------------------------------------------------------------------

The following is a summary of available-for-sale securities at December 31:

-----------------------------------------------------------------------------------------------------------------------------------

                                                2000                                                  1999
-----------------------------------------------------------------------------------------------------------------------------------
                                           Gross      Gross                                    Gross       Gross
                           Amortized    Unrealized Unrealized     Carrying       Amortized  Unrealized  Unrealized     Carrying
 (In thousands)              Cost          Gains     Losses        Amount          Cost        Gains      Losses        Amount
-----------------------------------------------------------------------------------------------------------------------------------
 U.S. Treasury and
   federal agency
   securities              $  124,470     $ 4,336     $   497     $  128,309     $  328,318    $  456     $ 11,703     $  317,071
 Mortgage-backed
   securities               1,242,565      17,719       2,048      1,258,236      5,239,298     4,926      140,668      5,103,556
 State, county and
   municipal securities        65,842       1,426         399         66,869         74,219       702        1,206         73,715
 Other debt securities        125,082         -0-         160        124,922        106,994       -0-        5,378        101,616
 Equity securities            339,360          22       8,801        330,581        397,541        58       28,854        368,745
                        -----------------------------------------------------------------------------------------------------------
                           $1,897,319     $23,503     $11,905     $1,908,917     $6,146,370    $6,142     $187,809     $5,964,703
===================================================================================================================================

     The carrying amount and amortized cost of available-for-sale securities by maturity at December 31, 2000, are as follows:

----------------------------------------------------------------------------------------------------------------------------------

                                                                 Amortized                                     Carrying
 (In thousands)                                                    Cost                                         Amount
----------------------------------------------------------------------------------------------------------------------------------
 Due within 1 year                                               $  112,250                                    $  113,111
 Due after 1 year through 5 years                                    97,048                                        96,777
 Due after 5 years through 10 years                                  71,464                                        74,209
 Due after 10 years                                                  34,632                                        36,003
 Mortgage-backed securities                                       1,242,565                                     1,258,236
 Equity securities                                                  339,360                                       330,581
                                       -------------------------------------------------------------------------------------------
                                                                 $1,897,319                                    $1,908,917
==================================================================================================================================

     In 2000, 1999 and 1998, AmSouth realized gross gains of $10,784,000, $32,672,000 and $20,529,000, respectively, and gross losses of $106,085,000,
$21,280,000 and $4,430,000, respectively, on sales of available-for-sale securities. Equity securities included $327.9 million and $265.8 million in amortized cost related to Federal Reserve Bank stock and Federal Home Loan Bank stock as of December 31, 2000 and 1999, respectively.

NOTE 6-HELD-TO-MATURITY SECURITIES
--------------------------------------------------------------------------------

The amounts at which held-to-maturity securities are carried and their approximate fair market values at December 31 are summarized as follows:

---------------------------------------------------------------------------------------------------------------------------------

                                                2000                                                  1999
---------------------------------------------------------------------------------------------------------------------------------
                                           Gross      Gross                                    Gross       Gross
                           Carrying     Unrealized Unrealized      Market        Carrying   Unrealized  Unrealized      Market
 (In thousands)             Amount         Gains     Losses         Value         Amount       Gains      Losses         Value
---------------------------------------------------------------------------------------------------------------------------------
 U.S. Treasury and
   federal agency
   securities              $  551,894    $ 10,675     $ 8,071     $  554,498     $  562,696    $  -0-     $ 18,432     $  544,264
 State, county and
   municipal securities       386,832      19,682       4,229        402,285        376,891       621       13,443        364,069
 Mortgage-backed
   securities               5,574,040     119,947      60,415      5,633,572      5,992,397     3,777      172,857      5,823,317

 Other securities             137,673       2,068         216        139,525        118,578       183        1,067        117,694
                         --------------------------------------------------------------------------------------------------------
                           $6,650,439    $152,372     $72,931     $6,729,880     $7,050,562    $4,581     $205,799     $6,849,344
=================================================================================================================================

     The carrying amount and approximate market value of held-to-maturity securities by maturity at December 31, 2000, are as follows:

--------------------------------------------------------------------------------------------------------------------------------

                                                                 Carrying                                       Market
 (In thousands)                                                   Amount                                         Value
--------------------------------------------------------------------------------------------------------------------------------
 Due within 1 year                                               $   42,028                                    $   38,505
 Due after 1 year through 5 years                                    91,048                                        90,644
 Due after 5 years through 10 years                                 470,533                                       479,531
 Due after 10 years                                                 472,790                                       487,628
 Mortgage-backed securities                                       5,574,040                                     5,633,572
                                     -------------------------------------------------------------------------------------------
                                                                 $6,650,439                                    $6,729,880
================================================================================================================================

     During 1999, certain held-to-maturity securities with a total amortized cost of $516,759,000 were transferred to available-for-sale. The unrealized loss at the date of transfer was $7,018,000. The transfer resulted from portfolio restructurings in connection with the acquisition of First American. There were no sales of held-to-maturity securities during 2000, 1999 or 1998. Held-to-maturity and available-for-sale securities with a carrying amount of $7,805,807,000 and $11,406,179,000 at December 31, 2000 and 1999, respectively, were pledged to secure short-term and long-term borrowings, public deposits, trust funds and for other purposes as required or permitted by law.

NOTE 7-LOANS
--------------------------------------------------------------------------------

The major categories of loans net of unearned income at December 31 are summarized as follows:

---------------------------------------------------------------------------------------------------------------------------------

                                                                  2000                                         1999
---------------------------------------------------------------------------------------------------------------------------------
 (Dollars in thousands)                               Amount               Percent                Amount                Percent
---------------------------------------------------------------------------------------------------------------------------------
 Commercial:
   Commercial and industrial                      $ 7,312,845                29.7%              $ 7,967,190                30.3%
   Commercial loans secured by real estate          1,765,092                 7.2                 2,036,120                 7.8
                                            -------------------------------------------------------------------------------------
      Total commercial                              9,077,937                36.9                10,003,310                38.1
 Commercial real estate:
   Commercial real estate mortgages                 2,322,952                 9.5                 2,295,157                 8.7
   Real estate construction                         2,517,172                10.2                 2,416,849                 9.2
                                            -------------------------------------------------------------------------------------
      Total commercial real estate                  4,840,124                19.7                 4,712,006                17.9
 Consumer:
   Residential first mortgages                      1,358,060                 5.5                 1,701,435                 6.5
   Other residential mortgages                      4,655,895                18.9                 3,873,599                14.7
   Dealer indirect                                  2,989,910                12.1                 4,148,747                15.8
   Revolving credit                                   505,234                 2.1                   489,238                 1.9
   Other consumer                                   1,189,275                 4.8                 1,338,424                 5.1
                                            -------------------------------------------------------------------------------------
      Total consumer                               10,698,374                43.4                11,551,443                44.0
                                            -------------------------------------------------------------------------------------
                                                  $24,616,435               100.0%              $26,266,759               100.0%
=================================================================================================================================

     Included in commercial and industrial loans was $1,085,689,000 and $710,898,000 of rentals receivable on leveraged leases, $367,715,000 and $271,719,000 of estimated residuals on leveraged leases, net of $452,110,000 and $260,593,000 of unearned income on leveraged leases at December 31, 2000 and 1999, respectively. Pretax income from leveraged leases for the years ending December 31, 2000, 1999 and 1998 was $40,373,000, $54,616,000 and $14,287,000,
respectively. The tax effect of pretax income was a benefit of $21,131,000, an expense of $20,758,000, and an expense of $5,538,000 for the years ending December 31, 2000, 1999 and 1998, respectively. During 2000, AmSouth transferred the responsibility for the management of certain operations to a foreign subsidiary, thereby lowering the effective tax rate on certain existing leveraged lease investments. In accordance with Statement of Financial Accounting Standards (SFAS) No. 13, "Accounting for Leases", the net income from the leases was recalculated from their inception based on the new effective tax rate increasing net income for the year by $7.0 million. This adjustment included a deferral of previously recognized pretax leveraged lease earnings to later periods, which reduced current pretax net interest income by $24.5 million. Total pretax income over the terms of the leveraged leases will be unaffected by the change in the effective tax rate. The reduction in net interest income was more than offset by a $31.5 million reduction in deferred income taxes. AmSouth intends to permanently reinvest earnings of this foreign subsidiary and, therefore, in accordance with SFAS 109, "Accounting for Income Taxes", deferred taxes of $31.5 million have not been provided as of December 31, 2000.

     At December 31, 2000 and 1999, nonaccrual loans totaled $179,659,000 and $141,134,000, respectively. The amount of interest income actually recognized on these loans during 2000 and 1999 was approximately $5,159,000 and $4,350,000, respectively. The additional amount of interest income that would have been recorded during 2000 and 1999 if these loans had been current in accordance with their original terms was approximately $12,687,000 and $11,386,000, respectively.

     At December 31, 2000 and 1999, the recorded investment in loans that were considered to be impaired was $110,968,000 and $56,923,000, respectively (primarily all of which were on a nonaccrual basis). Collateral dependent loans, which were measured at the fair value of the collateral, constituted approximately all of impaired loans at December 31, 2000 and 1999. There was approximately $43,849,000 and $18,419,000 at December 31, 2000 and 1999,
respectively, in the allowance for loan losses specifically allocated to $106,625,000 and $49,860,000 of impaired loans. No specific reserve was required for $4,343,000 and $7,063,000 of impaired loans at December 31, 2000 and 1999, respectively. The average recorded investment in impaired loans for the years ended December 31, 2000, 1999 and 1998 was approximately $70,471,000, $61,880,000 and $87,305,000, respectively. No material amount of interest income was recognized on impaired loans for the years ended December 31, 2000, 1999 and 1998.

     Certain executive officers and directors of AmSouth and their associates were loan customers of AmSouth during 2000 and 1999. Such loans are made in the ordinary course of business at normal credit terms, including interest rates and collateral, and do not represent more than a normal risk of collection. Total loans to these persons at December 31, 2000 and 1999, amounted to approximately $70,987,000 and $156,487,000, respectively. Activity during 2000 in loans to related parties included loans of approximately $964,286,000 and payments of approximately $1,017,816,000. Reductions of $31,885,000 were made for directors that are no longer related, and net reductions of $85,000 were made representing other changes.

NOTE 8-ALLOWANCE FOR LOAN LOSSES
--------------------------------------------------------------------------------

A summary of changes in the allowance for loan losses is shown below:

----------------------------------------------------------------------------------------------------------
(In thousands)                                                 2000              1999            1998
----------------------------------------------------------------------------------------------------------
 Balance at January 1                                        $ 354,679         $ 370,065        $ 366,051
 Loans charged off                                            (178,388)         (148,287)        (134,238)
 Recoveries of loans previously charged off                     54,037            45,381           50,586
                                                            ----------------------------------------------
 Net charge offs                                              (124,351)         (102,906)         (83,652)
 Addition to allowance charged to expense                      227,600           165,626           99,067
 Additions due to business combinations                            -0-               -0-            6,164
 Allowance sold/transferred to loans held for sale, net        (74,591)          (73,000)         (14,900)
 Allowance transferred to other liabilities                     (2,903)           (5,106)          (2,665)
                                                            ----------------------------------------------
 Balance at December 31                                      $ 380,434         $ 354,679        $ 370,065
==========================================================================================================

NOTE 9-PREMISES AND EQUIPMENT
--------------------------------------------------------------------------------

Premises and equipment at December 31 are summarized as follows:

------------------------------------------------------------------------------------
 (In thousands)                                                 2000         1999
------------------------------------------------------------------------------------
 Land                                                       $  108,020    $  112,265
 Buildings                                                     407,077       407,576
 Furniture and fixtures                                        611,368       661,107
 Leasehold improvements                                        120,140       136,069
                                                            ------------------------
                                                             1,246,605     1,317,017
 Less: Allowances for depreciation and amortization            612,404       638,575
                                                            ------------------------
                                                            $  634,201    $  678,442
====================================================================================

NOTE 10-DEPOSITS
--------------------------------------------------------------------------------

The aggregate amount of time deposits of $100,000 or more, excluding certificates of deposit of $100,000 or more, in domestic bank offices was $198,639,000 and $203,185,000 at December 31, 2000 and 1999, respectively. In addition, a majority of foreign time deposits were in amounts in excess of $100,000.

     At December 31, 2000, the aggregate maturities, in thousands, of time deposits are summarized as follows:

------------------------------------------------------------------------------------
 2001                                                                    $ 7,947,551
 2002                                                                      1,909,567
 2003                                                                        406,227
 2004                                                                         87,004
 2005 and thereafter                                                         545,969
                                                            ------------------------
                                                                         $10,896,318
====================================================================================

NOTE 11-OTHER BORROWED FUNDS
--------------------------------------------------------------------------------

Other borrowed funds at December 31 are summarized as follows:

------------------------------------------------------------------------------------
 (In thousands)                                                 2000         1999
------------------------------------------------------------------------------------
 Treasury, tax and loan notes                                 $ 24,785    $1,109,951
 Short-term Federal Home Loan Bank advances                        -0-       150,000
 Term federal funds purchased                                      -0-       515,000
 Short-term bank notes                                         450,000       300,000
 Commercial paper                                               12,494         8,749
 Other short-term debt                                          49,569        52,020
                                                            ------------------------
                                                              $536,848    $2,135,720
====================================================================================

     At December 31, 2000, AmSouth had a line of credit arrangement for short-term debt enabling it to borrow up to $25,000,000 subject to such terms as AmSouth and the lender may mutually agree. The arrangement is reviewed annually for renewal of the credit line. The line is available solely to support commercial paper borrowings and was not in use at December 31, 2000.

     The interest rate on the treasury, tax and loan notes was 6.50% and 5.00% at December 31, 2000 and 1999, respectively. All other borrowed funds had interest rates ranging from 3.50% to 6.72% at December 31, 2000, and from 3.15% to 6.51% at December 31, 1999.

NOTE 12-LONG-TERM DEBT
--------------------------------------------------------------------------------

Long-term debt at December 31 is summarized as follows:

------------------------------------------------------------------------------------------------------
 (In thousands)                                                 2000                     1999
------------------------------------------------------------------------------------------------------
 Long-term Federal Home Loan Bank advances                   $4,898,308                $4,612,686
------------------------------------------------------------------------------------------------------
 Other long-term debt:
   6.45% Subordinated Notes Due 2018                            303,523                   304,020
   6.125% Subordinated Notes Due 2009                           174,495                   174,351
   6.75% Subordinated Debentures Due 2025                       149,915                   149,898
   7.75% Subordinated Notes Due 2004                            149,687                   149,595
   7.25% Senior Notes Due 2006                                   99,620                   101,028
   6.875% Subordinated Notes Due 2003                            49,926                    49,895
   6.625% Subordinated Notes Due 2005                            49,736                    49,709
   Long-term notes payable                                        7,215                    11,170
   Capitalized lease obligations                                    980                     1,134
                                                       -----------------------------------------------
 Total other long-term debt                                     985,097                   990,800
                                                       -----------------------------------------------
                                                             $5,883,405                $5,603,486
======================================================================================================

     Advances from the Federal Home Loan Bank (FHLB) had maturities ranging from 2001 to 2020 and interest rates ranging from 0.50% to 8.10%. Of the balances outstanding at December 31, 2000, $4,365,000,000 is callable by the FHLB during the first quarter of 2001. Under the Blanket Agreement for Advances and Security Agreement with the FHLB, residential mortgage loans, mortgage-backed securities and home equity lines and loans are pledged as collateral for the FHLB advances outstanding.

     The 6.45% Subordinated Notes Due 2018 were issued February 1, 1998, by AmSouth's bank subsidiary (AmSouth Bank) at a price of 101.702%. The net proceeds to AmSouth Bank after commissions totaled $303,156,000. The notes will mature February 1, 2018, and were issued with embedded put and call options that could require AmSouth Bank to repurchase the notes at face value on February 1, 2008. If the bank does not repurchase the debt, the interest rate on the notes will be reset on February 1, 2008, based on a set formula. AmSouth Bank purchased interest rate swaps in the notional amount of $300,000,000 to hedge the fair value of these notes. These swaps require AmSouth Bank to pay variable rates based on the 30-day and 90-day London Interbank Offered Rate (LIBOR) on notional amounts of $200,000,000 and $100,000,000, respectively.

     The 6.125% Subordinated Notes Due 2009 were issued March 1, 1999, at a discounted price of 99.175%. The net proceeds to AmSouth after commissions totaled $172,419,000. The notes will mature March 1, 2009, and AmSouth may redeem some, or all, of the notes prior to March 1, 2009, at the greater of

100 percent of the principal amount, or an amount based on a preset formula. AmSouth purchased interest rate swaps in the notional amount of $175,000,000 to hedge the fair value of these notes. These swaps require AmSouth to pay variable interest rates based on the 30-day LIBOR on notional amounts of $175,000,000.

     The 6.75% Subordinated Debentures Due November 1, 2025, were issued November 6, 1995, at a discounted price of 99.883 percent. The net proceeds to AmSouth after commissions totaled $148,900,000. The debentures will mature on November 1, 2025, and may be redeemed on November 1, 2005, at the option of the registered holders thereof. AmSouth purchased interest rate swaps in the notional amount of $150,000,000 to hedge the fair value of these debentures. These swaps require AmSouth to pay a variable rate based on the 30-day LIBOR while receiving a fixed rate.

     The 7.75% Subordinated Notes Due 2004 were issued May 19, 1994, at a discounted price of 99.389 percent. The net proceeds to AmSouth after commissions totaled $148,100,000. The notes will mature on May 15, 2004, and are not redeemable prior to maturity.

     The 7.25% Senior Notes Due 2006, were issued April 26, 1996, at a discounted price of 99.381 percent. The net proceeds to AmSouth after commissions totaled $98,731,000. The notes will mature May 1, 2006, and are not redeemable prior to maturity.

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

     Long-term notes payable at December 31, 2000, included notes maturing from 2004 to 2012 with interest rates ranging from 5.05 percent to 8.00 percent.

     The aggregate stated maturities, in thousands, of long-term debt outstanding at December 31, 2000, are summarized as follows:

--------------------------------------------------------------------------------
 2001                                                              $   70,124
 2002                                                                   6,141
 2003                                                                 881,778
 2004                                                                 152,959
 2005                                                               1,255,104
 Thereafter                                                         3,517,299
                                                           --------------------
                                                                   $5,883,405
================================================================================


NOTE 13-OFF-BALANCE SHEET FINANCIAL AGREEMENTS
--------------------------------------------------------------------------------

AmSouth uses a variety of off-balance sheet financial instruments to enable it to manage its exposure to changes in interest rates. AmSouth also enters into similar instruments to help customers manage their exposure to interest rate and foreign currency fluctuations and to finance international activities.

     Forward contracts provide AmSouth and its customers a means of managing the risks of changing interest and foreign exchange rates. These contracts represent commitments either to purchase or sell securities, loans, other money market instruments or foreign currency at a future date and at a specified price. AmSouth is subject to the market risk associated with changes in the value of the underlying financial instrument as well as the credit risk that another party will fail to perform. The gross contract amount of forward contracts represents the extent of AmSouth's involvement. However, those amounts significantly exceed the future cash requirements as AmSouth intends to close out open trading positions prior to settlement and thus is subject only to the change in value of the instruments. The gross amount of contracts represents AmSouth's maximum exposure to credit risk.

     Interest rate swaps are agreements to exchange interest payments computed on notional amounts. Swaps subject AmSouth to market risk associated with changes in interest rates, as well as the credit risk that another party will fail to perform. Interest rate caps and floors are contracts in which a counterparty pays or receives a cash payment from another counterparty if a floating rate index rises above or falls below a predetermined level. The present value of purchased caps and floors in a gain position represents the potential credit risk to AmSouth.

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

     Note 1 includes a summary of how derivative instruments used for interest rate risk management are accounted for in the financial statements. In 2001, the accounting for these instruments will change to comply with the requirements of Statement 133, which was adopted by AmSouth on January 1, 2001. The new accounting requirements are discussed in Note 1 as well.

     Interest Rate Risk Management: As part of managing interest rate risk, AmSouth uses a variety of derivative instruments to protect against the risk of interest rate movements on the value of certain assets and liabilities or on future cash flows. The nature and volume of derivative instruments used by AmSouth to manage interest rate risk related to loans, deposits and long-term debt depend on the level and type of these on-balance sheet items and AmSouth's risk management strategies given the current and anticipated interest rate environment.

     The fair value of fixed-rate deposit and long-term debt were hedged against changes in interest rates primarily through the use of receive-fixed interest rate swaps. Cash flow variability stemming from adjustable-rate loans was hedged primarily through the use of receive-fixed interest rate swaps.

     The following table identifies the gross contract or notional amounts of off-balance sheet financial instruments at December 31:

--------------------------------------------------------------------------------------------
 (In millions)                                                   2000              1999
--------------------------------------------------------------------------------------------
 Forward contracts-commitments to sell                         $   86.0          $   84.2
 Forward contracts-commitments to purchase                          -0-              17.1
 Notional amount of interest rate swaps:
   Receive fixed rate                                           2,959.7           3,503.8
   Receive variable rate                                          292.7             185.8
 Notional amount of interest rate caps and floors                  80.2              89.4
 Forward foreign exchange contracts:
   Commitments to purchase                                         44.7              54.7
   Commitments to sell                                             44.8              54.6
 Written options sold                                               -0-             100.0
 Written options purchased                                          1.0               2.0
--------------------------------------------------------------------------------------------

     The notional amounts of interest rate contracts used by AmSouth to hedge statement of condition items at December 31 are shown below:

---------------------------------------------------------------------------------
 (In millions)                                        2000              1999
----------------------------------------------------------------------------------
 Loans                                              $  925            $1,515
 Securities                                             25               110
 Deposits                                            1,092               918
 Long-term debt                                        625               775
                                               -----------------------------------
                                                    $2,667            $3,318
==================================================================================

     The table below presents the deferred gains and losses related to terminated interest rate swaps at December 31, 2000 and 1999. These deferred gains and losses are recognized as basis adjustments to existing assets and liabilities.

----------------------------------------------------------------------------------
 (In thousands)                                      2000              1999
----------------------------------------------------------------------------------
 Deferred gains                                    $11,850           $21,263
 Deferred losses                                      (402)           (4,365)
                                               -----------------------------------
   Total net deferred gains                        $11,448 (1)       $16,898 (2)
==================================================================================

(1) $6.3 million of net deferred gains to be recognized during 2001 and $5.1 million to be recognized during 2002 through 2007.

(2) $5.5 million of net deferred gains recognized during 2000 and $11.4 million to be recognized during 2001 through 2007.

NOTE 14-COMMITMENTS AND CONTINGENCIES
--------------------------------------------------------------------------------

AmSouth and its subsidiaries lease land, premises and equipment under cancelable and noncancelable leases, some of which contain renewal options under various terms. The leased properties are used primarily for banking purposes.

     The total rental expense on operating leases for the years ended December 31, 2000, 1999 and 1998 was $68,574,000, $72,984,000 and $73,493,000,
respectively. Rental income on bank premises for 2000, 1999 and 1998 was $7,089,000, $14,102,000 and $14,424,000, respectively. There were no material contingent rental expenses for 2000, 1999 or 1998.

     Future minimum payments, in thousands, by year and in the aggregate, for noncancelable operating leases with initial or remaining terms of one year or more consisted of the following at December 31, 2000:

-----------------------------------------------------------------------------
 2001                                                                $ 46,524
 2002                                                                  39,974
 2003                                                                  35,813
 2004                                                                  29,539
 2005                                                                  20,743
 Thereafter                                                           132,320
                                                                     --------
                                                                     $304,913
================================================================================

     AmSouth and its subsidiaries are contingently liable with respect to various loan commitments and other contingent liabilities in the normal course of business. AmSouth's maximum exposure to credit risk for loan commitments (unfunded loans and unused lines of credit) and standby letters of credit at December 31, 2000, was as follows (in millions):

--------------------------------------------------------------------------------
Commitments to extend credit                                         $18,150.8
Standby letters of credit                                              2,090.0
--------------------------------------------------------------------------------

     The credit risk associated with loan commitments and standby letters of credit is essentially the same as that involved in extending loans to customers and is subject to AmSouth's credit policies. Collateral is obtained based on management's assessment of the customer.

     Various legal proceedings are pending against AmSouth and its subsidiaries. Some of these proceedings seek relief or allege damages that are substantial. The actions arise in the ordinary course of AmSouth's business and include actions relating to its imposition of certain fees, lending, collections, loan servicing, deposit taking, investment, trust, and other activities. Because some of these actions are complex and for other reasons, it may take a number of years to finally resolve them. Although it is not possible to determine with certainty AmSouth's potential exposure from these proceedings, based upon legal counsel's opinion, management considers that any liability resulting from the proceedings would not have a material impact on the financial condition or results of operations of AmSouth.

NOTE 15-SHAREHOLDERS' EQUITY
--------------------------------------------------------------------------------

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

     On April 15, 1999, AmSouth's Board approved the repurchase by AmSouth of approximately 13,100,000 shares of its common stock. From April 15, 1999, to May 30, 1999, AmSouth purchased 655,000 shares at a cost of $20,398,000 under this plan. The authorization was rescinded by the Board on May 31, 1999. On April 15, 1999, AmSouth's Board also approved a three-for-two common stock split in the form of a 50 percent stock dividend. The stock dividend was paid May 24, 1999, to shareholders of record as of April 30, 1999.

     On April 15, 1999, AmSouth's shareholders approved an increase in the common stock authorized to be issued by AmSouth to 350,000,000 shares. On September 16, 1999, in an action related to its merger with First American, AmSouth's shareholders approved an increase in the common stock authorized to be issued by AmSouth from 350,000,000 to 750,000,000 shares.

     On April 20, 2000, AmSouth's Board approved the repurchase by AmSouth of approximately 35,000,000 shares of its common stock over a two-year period. From April 20, 2000, to December 31, 2000, AmSouth purchased 22,322,000 shares at a cost of $369,696,000 under this plan.

     At December 31, 2000, there were 4,365,500 shares reserved for issuance under the Dividend Reinvestment and Common Stock Purchase Plan, 29,910,900 shares reserved for issuance under stock compensation plans (16,644,800 shares represent stock options outstanding) and 811,900 shares reserved for issuance under the employee stock purchase plan for a total of 35,088,300 shares.

     In 2000, AmSouth again increased its dividend per share to $0.81 per common share, compared to $0.71 in 1999 and $0.57 in 1998.

     Included in other comprehensive income within shareholders' equity at December 31, 2000 and 1999, was $114,606,000 and $136,463,000, respectively, of unrealized securities losses associated with the transfer of available-for-sale securities to held-to-maturity at the time of AmSouth's merger with First American. This amount is being amortized over the estimated lives of the transferred securities.

NOTE 16-EARNINGS PER COMMON SHARE
--------------------------------------------------------------------------------
The following table sets forth the computation of earnings per common share and diluted earnings per common share:

---------------------------------------------------------------------------------------------------------------------------------


 (Dollars in thousands)                                      2000                          1999                          1998
---------------------------------------------------------------------------------------------------------------------------------
 Earnings per common share computation:
   Numerator:
      Net income                                            $329,127                      $340,468                     $474,074
   Denominator:
      Average common shares outstanding                      382,031                       391,136                      389,595
 Earnings per common share                                  $    .86                      $    .87                     $   1.22
 Diluted earnings per common share computation:
   Numerator:
      Net income                                            $329,127                      $340,468                     $474,074
   Denominator:
      Average common shares outstanding                      382,031                       391,136                      389,595
      Dilutive shares contingently issuable                    2,646                         5,379                        6,896
                                                       ---------------------------------------------------------------------------
      Average diluted common shares outstanding              384,677                       396,515                      396,491
 Diluted earnings per common share                          $    .86                      $    .86                     $   1.20
----------------------------------------------------------------------------------------------------------------------------------

     The effect from assumed exercise of 13.0 million, 6.1 million and 0.9 million of stock options was not included in the computation of diluted earnings per common share for 2000, 1999 and 1998, respectively, because such shares would have had an antidilutive effect on earnings per share.

NOTE 17-LONG-TERM INCENTIVE COMPENSATION PLANS
--------------------------------------------------------------------------------

AmSouth has long-term incentive compensation plans which permit the granting of incentive awards in the form of stock options, restricted stock awards and stock appreciation rights. Generally, the terms of these plans stipulate that the exercise price of options may not be less than the fair market value of AmSouth's common stock at the date the options are granted. Options granted generally vest between one and three years from the date of the grant. The majority of the options granted during 2000 expire between three and ten years depending on certain performance criteria. All other options granted generally expire not later than ten years from the date of the grant.

     Statement 123 requires pro forma information regarding net income and earnings per share. This pro forma information has been determined as if AmSouth had accounted for its employee stock options under the fair value method of that statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 2000, 1999 and 1998, respectively: a risk-free interest rate of 6.83%, 5.29% and 5.62%, a dividend yield of 5.04%, 2.61% and 2.36%, a volatility factor of 23.83%, 19.24% and 18.04%, and a weighted-average expected life of the options of 7.0, 6.4 and 6.4 years. The weighted-average fair value of options granted during 2000, 1999 and 1998 was $3.21, $8.82 and $5.47, respectively.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. AmSouth's pro forma information follows (in thousands except for earnings per share information):

------------------------------------------------------------------------------------------------------------------------------------

                                                             2000                          1999                          1998
------------------------------------------------------------------------------------------------------------------------------------
 Net income:
   As reported                                              $329,127                      $340,468                     $474,074
   Pro forma                                                 319,120                       315,232                      465,272
 Earnings per common share:
   As reported                                              $    .86                      $    .87                     $   1.22
   Pro forma                                                     .84                           .81                         1.19
 Diluted earnings per common share:
   As reported                                              $    .86                      $    .86                     $   1.20
   Pro forma                                                     .83                           .80                         1.17
------------------------------------------------------------------------------------------------------------------------------------

     The following table summarizes AmSouth's stock option activity and related information during 1998, 1999 and 2000:

------------------------------------------------------------------------------------------------------------------------------------
                                                            Number                     Option Price               Weighted-Average
                                                           of Shares                     per Share                 Exercise Price
------------------------------------------------------------------------------------------------------------------------------------
 Balance at January 1, 1998                               11,825,697                 $ 2.47 -  $25.52                    $10.13
 Options exercised                                        (2,227,431)                  4.67 -   27.43                     18.89
 Options forfeited                                          (407,883)                  4.67 -   27.49                     16.85
 Options granted                                           2,062,817                  19.07 -   27.49                     24.97
                                                     -------------------------------------------------------------------------------
 Balance at December 31, 1998                             11,253,200                   2.47 -   27.49                     12.83
 Options exercised                                        (1,964,123)                  2.47 -   24.52                     20.88
 Options forfeited                                          (866,531)                  3.69 -   27.49                     17.18
 Options granted                                           5,576,049                  22.08 -   32.92                     23.31
                                                     -------------------------------------------------------------------------------
 Balance at December 31, 1999                             13,998,595                   2.91 -   32.92                     16.94
 Options exercised                                        (2,319,473)                  2.91 -   17.84                      9.31
 Options forfeited                                        (2,855,369)                  6.11 -   27.49                     20.12
 Options granted                                           7,821,044                  12.00 -   19.19                     16.08
                                                     -------------------------------------------------------------------------------
 Balance at December 31, 2000                             16,644,797                 $ 3.17 -  $32.92                    $17.01
====================================================================================================================================

     Of the options outstanding at December 31, 2000, those options granted since October 1, 1999, have vesting periods between one and three years from the date of grant. All other options outstanding were exercisable. At December 31, 2000 and 1999, options exercisable totaled 8,668,858 and 12,677,731, respectively, and had a weighted-average option price per share of $17.07 and $16.18, respectively.

     The following table presents the weighted-average remaining life as of December 31, 2000, for options outstanding within the stated exercise price ranges.

------------------------------------------------------------------------------------------------------------------------------------

                                                  Outstanding                                             Exercisable
------------------------------------------------------------------------------------------------------------------------------------
    Exercise Price              Number of        Weighted-Average    Weighted-Average           Number of         Weighted-Average
    Range Per Share              Options          Exercise Price      Remaining Life             Options           Exercise Price
------------------------------------------------------------------------------------------------------------------------------------
   $ 3.17 - $ 4.31                277,059             $ 3.94            0.93 years                277,059              $ 3.94
     4.94 -   6.82                345,678               5.99            2.42 years                345,678                5.99
     7.42 -  10.85              1,725,470               8.91            3.63 years              1,725,470                8.91
    11.48 -  17.10              9,274,532              15.48            8.32 years              2,255,426               13.76
    17.19 -  25.63              3,936,478              22.86            8.22 years              2,979,645               22.58
    26.32 -  32.92              1,085,580              28.69            7.95 years              1,085,580               28.69
------------------------------------------------------------------------------------------------------------------------------------

     AmSouth also has issued common stock as restricted stock awards to key officers with the restriction that they remain employed with AmSouth for periods of three years or longer. The following table summarizes AmSouth's restricted stock grants and the weighted average fair values at grant date:

------------------------------------------------------------------------------------------------------------------------------------

                                                             2000                          1999                          1998
------------------------------------------------------------------------------------------------------------------------------------
 Shares granted                                               75,412                       797,012                    1,312,636
 Weighted-average fair value of restricted
   stock granted during the year                             $ 15.50                      $  24.97                   $    24.33
-----------------------------------------------------------------------------------------------------------------------------------

     At December 31, 2000, there were no stock appreciation rights outstanding.

     In addition, effective January 1, 1997, AmSouth adopted the 1997 Performance Incentive Plan (PI Plan). The PI Plan permits the granting of cash-based, long-term incentive opportunities. The amounts that may be earned depend on the extent to which predetermined performance goals are achieved. To date, there have been two sets of grants under the plan, both of which have been paid. Currently, there are no grants outstanding under this plan.

NOTE 18-REGULATORY CAPITAL REQUIREMENTS AND RESTRICTIONS
--------------------------------------------------------------------------------

Capital is the primary tool used by regulators to monitor the financial health of insured banks and savings institutions. The Federal Reserve Board and the Federal Deposit Insurance Corporation have historically had similar capital adequacy guidelines involving minimum leverage capital and risk-based capital requirements. Under the capital adequacy guidelines and the regulatory framework for prompt corrective action, AmSouth and its banking subsidiary must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Based on the risk-based capital rules and definitions prescribed by the banking regulators, should an institution's capital ratios decline below predetermined levels, it would become subject to a series of increasingly restrictive regulatory actions. AmSouth and its subsidiary bank are required to have core capital (Tier 1) of at least

4 percent of risk-weighted assets, total capital of 8 percent of risk-weighted assets and a leverage ratio of 3 percent of adjusted quarterly average assets. Tier 1 capital consists principally of shareholders' equity, excluding unrealized gains and losses on securities available-for-sale, less goodwill and certain other intangibles. Total capital consists of Tier 1 capital plus certain debt instruments and the reserve for credit losses, subject to limitation. The regulations also define well capitalized levels of Tier 1 capital, total capital and leverage as ratios of 6 percent, 10 percent and 5 percent, respectively, for banking entities. AmSouth's banking subsidiary had Tier 1 capital, total capital and leverage ratios above the well-capitalized levels at December 31, 2000 and 1999. Management believes that no changes in conditions or events have occurred since December 31, 2000, which would result in changes that would cause AmSouth Bank to fall below the well-capitalized level. The actual capital ratios and amounts for AmSouth and AmSouth Bank are as follows:

------------------------------------------------------------------------------------------------------------------------------------

                                                                  2000                                         1999
------------------------------------------------------------------------------------------------------------------------------------
 (Dollars in thousands)                               Amount                Ratio                 Amount                 Ratio
------------------------------------------------------------------------------------------------------------------------------------
 Tier 1 capital:
   AmSouth                                         $2,576,671               7.66%                $2,769,657              7.46%
   AmSouth Bank                                     3,232,835               9.64                  3,312,497              8.98
                                                ------------------------------------------------------------------------------------
 Total capital:
   AmSouth                                         $3,731,086              11.09%                $3,947,906             10.64%
   AmSouth Bank                                     3,913,269              11.67                  3,964,899             10.75
                                                ------------------------------------------------------------------------------------
 Leverage:
   AmSouth                                         $2,576,671               6.72%                $2,769,657              6.21%
   AmSouth Bank                                     3,232,835               8.44                  3,312,497              7.46
------------------------------------------------------------------------------------------------------------------------------------

     Certain restrictions exist regarding the ability of banking subsidiaries to transfer funds to the parent company as loans, advances or dividends. The subsidiary bank can initiate dividend payments in 2001, without prior regulatory approval, of an amount equal to its net profits for 2001, as defined by statute. Substantially all of the parent company's retained earnings at December 31, 2000 and 1999, represented undistributed earnings of its banking subsidiary.

NOTE 19-PENSION AND OTHER EMPLOYEE BENEFIT PLANS
--------------------------------------------------------------------------------

AmSouth sponsors noncontributory defined benefit pension plans, covering substantially all regular full-time employees. Benefits are generally based on years of service and the employee's compensation during the last 120 months of employment or average monthly earnings of the participant for the 60 consecutive months that produce the highest average earnings. Actuarially determined pension costs are charged to current operations using the projected unit credit method. AmSouth's funding policy is to contribute an amount that meets the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974, plus such additional amounts as the corporation determines to be appropriate.

     In addition to pension benefits, AmSouth provides postretirement medical plans to all current employees and provides certain retired and grandfathered retired participants with postretirement healthcare benefits. Postretirement life insurance is also provided to a grandfathered group of employees and retirees. Costs associated with these postretirement benefit plans are charged to operations based on actuarial calculations. The following table summarizes the change in benefit obligation and plan assets and the funded status of the pension and other postretirement plans at December 31, 2000 and 1999:

------------------------------------------------------------------------------------------------------------------------------------

                                                            Retirement Plans                     Other Postretirement Benefits
------------------------------------------------------------------------------------------------------------------------------------

 (Dollars in thousands)                                2000                 1999                   2000                  1999
------------------------------------------------------------------------------------------------------------------------------------
 Change in benefit obligation:
   Benefit obligation at January 1                   $477,880            $ 488,284                 $ 30,989          $ 23,993
   Service cost                                        13,731               15,688                    1,174             1,176
   Interest cost                                       34,210               34,560                    3,196             2,283
   Acquisitions                                           -0-                  -0-                      -0-             3,206
   Curtailments                                        (4,764)                (842)                     -0-               -0-
   Special termination benefits                           -0-                5,461                      -0-               -0-
   Amendments                                         (16,968)               3,943                      -0-               -0-
   Actuarial loss/(gain)                                3,943              (42,087)                  11,837             2,621
   Benefits and expenses paid                         (34,694)             (27,127)                  (3,190)           (2,290)
                                                 -----------------------------------------------------------------------------------
   Benefit obligation at December 31                  473,338              477,880                   44,006            30,989
                                                 -----------------------------------------------------------------------------------
 Change in plan assets:
   Fair value of plan assets at January 1             652,204              616,432                    3,509             3,577
   Actual return on plan assets                        19,391               51,623                      578               109
   Company contribution                                 7,178               11,276                      -0-               -0-
   Benefits and expenses paid                         (34,694)             (27,127)                    (249)             (177)
                                                 -----------------------------------------------------------------------------------
 Fair value of plan assets at December 31             644,079              652,204                    3,838             3,509
                                                 -----------------------------------------------------------------------------------
   Funded status of the plan                          170,741              174,324                  (40,168)          (27,480)
   Unrecognized actuarial (gain) / loss               (75,329)            (124,696)                  15,849             5,087
   Unamortized prior service (credit)/cost             (9,199)               7,077                      (49)           (1,140)
   Unrecognized net transition obligation               2,065                1,357                    2,709             2,988
                                                 -----------------------------------------------------------------------------------
 Prepaid/(accrued) benefit cost                      $ 88,278            $  58,062                 $(21,659)         $(20,545)
                                                 ===================================================================================
 Amounts recognized in the
   statement of condition:
   Prepaid benefit cost                              $102,172            $  75,748                 $    795          $    698
   Accrued benefit liability                          (17,145)             (20,557)                 (22,454)          (21,243)
   Intangible assets                                    3,251                2,871                      -0-               -0-
                                                 -----------------------------------------------------------------------------------
 Net amount recognized                               $ 88,278            $  58,062                 $(21,659)         $(20,545)
                                                 ===================================================================================
 Assumptions:
   Discount rate                                         7.75%                7.75%                    7.75%             7.75%
   Expected return on plan assets                        9.50                 9.50                     6.50              6.50
   Rate of compensation increase                         5.50                 5.50                      N/A               N/A
------------------------------------------------------------------------------------------------------------------------------------

     Net periodic benefit cost/(credit) includes the following components for the years ended December 31:

-----------------------------------------------------------------------------------------------------------------------------------

                                                               Retirement Plans                   Other Postretirement Benefits
-----------------------------------------------------------------------------------------------------------------------------------
 (In thousands)                                        2000          1999          1998          2000         1999         1998
-----------------------------------------------------------------------------------------------------------------------------------
 Service cost                                        $ 13,731      $ 15,688       $ 16,342      $ 1,174      $ 1,176      $   780
 Interest cost                                         34,210        34,560         31,266        3,196        2,283        2,124
 Expected return on plan assets                       (59,600)      (56,283)       (47,054)        (222)        (227)        (218)
 Amortization of prior service (credit)/cost           (1,007)        1,569          1,115       (1,091)      (1,091)      (1,327)
 Amortization of transitional (asset)/obligation         (709)         (700)          (700)         278          278          278
 Recognized actuarial (gain)/loss                      (5,213)       (2,982)        (2,501)         969          262           77
                                                   --------------------------------------------------------------------------------
 Net periodic benefit cost/(credit)                  $(18,588)     $ (8,148)      $ (1,532)     $ 4,304      $ 2,681      $ 1,714
                                                   ================================================================================
 Additional (gain)/loss recognized due to:
   Curtailment                                       $ (4,450)     $  1,738       $ (7,402)     $   -0-      $   -0-      $(1,237)
   Settlement                                             -0-         1,165            -0-          -0-          -0-          -0-
   Special termination benefits                           -0-         5,461            -0-          -0-          -0-          -0-
===================================================================================================================================

     During 2000, AmSouth experienced a net curtailment gain of $4.5 million. The gain was primarily the result of employee terminations associated with the First American merger. This gain was recorded as a reduction to merger and integration costs. During 1999, AmSouth experienced a net curtailment loss of $1.7 million, a net settlement loss of $1.2 million and costs of special termination benefits of $5.5 million in its retirement plans. These losses were primarily the net result of employee terminations and change of control provisions associated with the First American merger. These losses were recorded as merger and integration costs. During 1998, AmSouth experienced a $7.4 million curtailment gain in its retirement plans due to the estimated effect of significant employee terminations associated with the Deposit Guaranty merger. The curtailment gain was recorded as a reduction of merger and integration costs. Also, during 1998, AmSouth terminated and settled its postretirement death benefits plan, resulting in a curtailment gain of $1.2 million.

     For measurement purposes, the increase in the per capita cost of covered healthcare benefits varies by medical benefit and date of retirement. For retirements after December 31, 1992, AmSouth's subsidies for all medical benefits will be capped at a level dollar amount in approximately five years. For retirements before January 1, 1993, the rates are graded, starting at 7.8 percent in 2000 and dropping to an ultimate rate of 5.0 percent in six years. Assumed healthcare cost trend rates have an insignificant effect on the costs and the liabilities reported for the healthcare plan. A one-percentage point change in assumed healthcare cost trend rates would have the following effects:

---------------------------------------------------------------------------------------

                                                   1-Percentage        1-Percentage
 (In thousands)                                    Point Increase      Point Decrease
---------------------------------------------------------------------------------------
 Effect on total of service cost and
   interest cost components                        $ 39                $  (66)
 Effect on postretirement benefit obligation        546                  (867)
---------------------------------------------------------------------------------------

     The Qualified Retirement Plans have a portion of their investments in AmSouth common stock. The number of shares and the market value of the common stock were 1,080,307 and $16,474,682, respectively, as of December 31, 2000. Dividends paid on the AmSouth common stock totaled $871,000 during 2000.

     AmSouth also maintains a thrift plan and an employee stock purchase plan that cover substantially all regular full-time employees. AmSouth matches pretax contributions dollar for dollar on the first 6 percent of base pay that each employee contributes to the thrift plan. After-tax contributions to the thrift plan are matched at 50 cents for every dollar contributed by an employee through the first 6 percent of base pay. Employees may make both pretax and after-tax contributions, but no matching contributions are made on any employee contributions above 6 percent, with pretax contributions being matched first. All company-matching contributions are allocated to the AmSouth common stock investment option. First American had a combination savings, thrift and profit-sharing plan (FIRST Plan) available to all employees (except the employees of IFC and hourly paid and special exempt-salaried employees). The FIRST Plan has been terminated and the employees are participating in AmSouth's thrift plan. The cost of the thrift plans for the years ended December 31, 2000, 1999 and 1998 was $16.6 million, $10.2 million and $15.3 million, respectively. Under the employee stock purchase plan, an employee may invest up to $2,000 each calendar year in purchases of AmSouth common stock, and AmSouth will contribute a matching 25 percent toward the purchase. Additional purchases of up to $8,000 may be made on an unmatched basis with no administrative or brokerage fees charged. Under the employee stock purchase plan, 313,332 and 113,885 shares of AmSouth common stock were purchased during 2000 and 1999, respectively, with weighted-average fair values of $15.07 and $27.37, respectively.

NOTE 20-INCOME TAXES
--------------------------------------------------------------------------------

The provisions for income taxes charged to earnings are summarized as follows:

------------------------------------------------------------------------------------------------------------------------------------
                                                                                  Years Ended December 31
 (In thousands)                                              2000                          1999                          1998
------------------------------------------------------------------------------------------------------------------------------------
 Current tax (benefit) expense:
   Federal                                                 $(13,370)                    $140,910                      $187,641
   State                                                        651                        3,159                        11,277
                                                 -----------------------------------------------------------------------------------
                                                            (12,719)                     144,069                       198,918
                                                 -----------------------------------------------------------------------------------
 Deferred tax expense:
   Federal                                                  130,833                       50,421                        58,975
   State                                                      7,321                        6,413                         6,832
                                                 -----------------------------------------------------------------------------------
                                                            138,154                       56,834                        65,807
                                                 -----------------------------------------------------------------------------------
                                                           $125,435                     $200,903                      $264,725
====================================================================================================================================

     The differences between the actual income tax expense and the amount computed by applying the statutory federal income tax rate to income before income taxes are as follows:

------------------------------------------------------------------------------------------------------------------------------------
                                                                                  Years Ended December 31
 (In thousands)                                              2000                          1999                          1998
------------------------------------------------------------------------------------------------------------------------------------
 Tax at federal income tax rate                           $ 159,097                     $189,480                      $258,580
 State and local income taxes, net of federal benefits        5,182                        6,222                        11,772
 Acquisition cost                                             1,290                       19,505                         6,301
 Goodwill amortization                                       17,341                       11,426                        11,428
 Tax exempt interest                                         (9,584)                     (10,289)                      (10,932)
 Bank-owned life insurance                                  (19,889)                     (13,166)                       (8,306)
 Restructuring of leveraged lease portfolio                 (22,853)                          -0-                           -0-
 Other                                                       (5,149)                      (2,275)                       (4,118)
------------------------------------------------------------------------------------------------------------------------------------
                                                           $125,435                     $200,903                      $264,725
====================================================================================================================================

     The significant temporary differences that created deferred tax assets and liabilities at December 31 are as follows:

------------------------------------------------------------------------------------------------------------------------------------
                                                                                  Years Ended December 31
 (In thousands)                                                            2000                              1999
------------------------------------------------------------------------------------------------------------------------------------
 Deferred tax assets:
   Loan loss reserves                                                   $ 148,754                         $ 162,175
   Employee benefits                                                        7,598                            13,933
   Acquisition cost                                                            -0-                           41,879
   Accrued expenses                                                         8,307                             8,274
   Mortgage servicing rights                                                8,208                             1,700
   Statement 115 equity adjustment                                         (1,817)                           50,789
   Federal tax credit carryforwards                                        25,184                                -0-
   State net operating loss carryforwards                                  20,095                                -0-
   Other                                                                   23,604                            10,160
                                                               ---------------------------------------------------------------------
                                                                          239,933                           288,910
                                                               ---------------------------------------------------------------------
 Deferred tax liabilities:
   Leasing activities                                                    (548,007)                         (370,237)
   Depreciation                                                           (12,720)                          (23,000)
   Purchase accounting                                                     (7,365)                          (17,680)
   Deferred loan fees                                                         650                            (9,281)
   Other                                                                  (16,881)                          (14,243)
                                                               ---------------------------------------------------------------------
                                                                         (584,323)                         (434,441)
                                                               ---------------------------------------------------------------------
   Net deferred tax liability                                           $(344,390)                        $(145,531)
====================================================================================================================================

     At December 31, 2000, for income tax purposes, AmSouth had federal tax credit carryforwards of $25.2 million, of which $21.0 million are AMT tax credit carryforwards. The AMT tax credit carryforwards have no expiration date. The other federal tax credit carryforwards expire in 2010. AmSouth also had a deferred state tax asset of $20.1 million resulting from net operating loss carryforwards. These carryforwards begin expiring in 2005, with the last one expiring in 2020. There was no valuation allowance recorded in 2000 because it is more likely than not that all deferred tax assets will be realized.

     Income taxes (refunded)/paid were $(5,927,000), $187,887,000 and $135,324,000 for the years ended December 31, 2000, 1999 and 1998, respectively. Applicable income tax (benefit)/expense of $(35,833,000), $4,283,000 and $6,053,000 on securities gains and losses for the years ended December 31, 2000, 1999 and 1998, respectively, is included in the provision for income taxes.

NOTE 21-OTHER NONINTEREST REVENUES AND OTHER NONINTEREST EXPENSES
------------------------------------------------------------------------------

The components of other noninterest revenues and other noninterest expenses are as follows:

-----------------------------------------------------------------------------------------------------------------------------
                                                                                  Years Ended December 31
 (In thousands)                                                 2000                       1999                    1998
-----------------------------------------------------------------------------------------------------------------------------
 Other noninterest revenues:
   Interchange income                                        $  50,154                 $  46,526               $  36,411
   Bank-owned life insurance policies                           48,794                    31,161                  17,385
   Gains on sales of businesses                                 19,959                     8,624                  32,687
   (Loss)/gains on sales of available-for-sale securities      (95,301)                   11,392                  16,099
   Other portfolio (loss)/income                                (9,966)                    9,956                  10,217
   Mortgage income                                              18,019                    45,027                  39,667
   Other                                                        94,829                   139,314                 119,255
                                                             ----------------------------------------------------------------
                                                             $ 126,488                 $ 292,000               $ 271,721
                                                             ================================================================
 Other noninterest expenses:
   Postage and office supplies                               $  49,721                 $  47,960               $  48,299
   Communications                                               41,246                    36,691                  37,720
   Amortization of intangibles                                  37,589                    40,305                  40,211
   Marketing                                                    37,408                    42,420                  39,905
   Other                                                       187,300                   220,419                 202,467
                                                             ----------------------------------------------------------------
                                                             $ 353,264                 $ 387,795               $ 368,602
=============================================================================================================================

NOTE 22-BUSINESS SEGMENT INFORMATION
--------------------------------------------------------------------------------

AmSouth has three reportable segments: Consumer Banking, Commercial Banking, and Wealth Management. Each of these units provides unique products and services to a variety of customer groups and has its own management team. Consumer Banking delivers a full range of financial services to individuals and small businesses. Services include loan products such as residential mortgages, equity lending, credit cards, and loans for automobile and other personal financing needs, and various products designed to meet the credit needs of small businesses. In addition, Consumer Banking offers various deposit products that meet customers' savings and transaction needs. Commercial Banking meets corporate and middle market customers' needs with a comprehensive array of credit, treasury management, international, and capital markets services. Included among these are several specialty services such as real estate finance, asset based lending, commercial leasing, and healthcare banking. Wealth Management is comprised of client fiduciary services and broker/ dealer services, and provides primarily fee-based income. This area includes not only traditional trust services, but also a substantial selection of investment management services including AmSouth's proprietary mutual fund family. Treasury & Other is comprised of balance sheet management activities that include the investment portfolio, nondeposit funding, and off-balance sheet financial instruments. Treasury & Other also includes corporate expenses such as corporate overhead and goodwill amortization. Bank-owned life insurance income is included in Treasury & Other for 2000, 1999 and 1998. As a result of the sale of IFC at the end of the third quarter in 2000, all revenue and expenses of IFC have been reclassified into Treasury & Other from Wealth Management for all periods shown. In addition, Treasury & Other includes the net gains on sale of businesses in 2000, 1999 and 1998 and includes the loss on the dealer securitization, losses on the sales of AHAD loans and the net gains on sales of fixed and other assets for the year 2000. Merger-related costs are included in Treasury & Other for all years shown.

Measurement of Segment Profit or Loss and Segment Assets

The bank evaluates performance and allocates resources based on profit or loss from operations. The accounting policies of the reportable segments are the same as those described in Note 1 except that AmSouth uses matched maturity transfer pricing to fairly and consistently assign funds costs to assets and earnings credits to liabilities with a corresponding offset in Treasury & Other. AmSouth allocates noninterest expenses based on various activity statistics. AmSouth is disclosing net interest income in lieu of interest income. Performance is assessed primarily on net interest income by the chief operating decision makers. Excluding the internal funding, AmSouth does not have intracompany revenues or expenses. Noninterest expenses are allocated to match revenues. The provision for loan losses for each segment reflects the net charge-offs in each segment. The difference between net charge-offs and the provision is included in Treasury & Other. Additionally, segment income tax expense is calculated using the marginal tax rate. The difference between the marginal and effective tax rate is included in Treasury & Other. Management reviews average assets by segment. Prior years' amounts were restated between segments to consistently reflect the current segment responsibility for certain deposit and funding products associated with the former First American entity.

     AmSouth operates primarily in the United States; accordingly, geographic distribution of revenue and long-lived assets in other countries is not significant. Revenues from no individual customer exceeded 10 percent of consolidated total revenues. AmSouth's segments are not necessarily comparable with similar information for any other financial institution.

--------------------------------------------------------------------------------------------------------------------------------
                                                     Consumer         Commercial       Wealth         Treasury &
 (In thousands)                                      Banking           Banking       Management         Other             Total
--------------------------------------------------------------------------------------------------------------------------------
 2000
 Net interest income from external customers     $    435,909      $    799,757     $  (1,059)    $     144,496     $  1,379,103
 Internal funding                                     516,064          (387,066)        3,874          (132,872)             -0-
                                                 -------------------------------------------------------------------------------
 Net interest income                                  951,973           412,691         2,815            11,624        1,379,103
 Noninterest revenues                                 322,261            89,249       204,712            53,272          669,494
                                                 -------------------------------------------------------------------------------
 Total revenues                                     1,274,234           501,940       207,527            64,896        2,048,597
 Provision for loan losses                             96,454            27,896           -0-           103,250          227,600
 Noninterest expenses                                 691,058           159,559       145,098           370,720        1,366,435
                                                 -------------------------------------------------------------------------------
 Income/(loss) before income taxes                    486,722           314,485        62,429          (409,074)         454,562
 Income taxes                                         183,088           118,185        23,465          (199,303)         125,435
                                                 -------------------------------------------------------------------------------
 Segment net income/(loss)                       $    303,634       $   196,300     $  38,964     $    (209,771)    $    329,127
                                                 ===============================================================================
 Average assets                                  $ 15,516,752       $12,407,911     $  42,106     $  13,893,402     $ 41,860,171
                                                 -------------------------------------------------------------------------------
 1999
 Net interest income from external customer      $    357,541       $   857,754     $    (807)    $     293,456     $  1,507,944
 Internal funding                                     605,462          (416,003)        1,407          (190,866)             -0-
                                                 -------------------------------------------------------------------------------
 Net interest income                                  963,003           441,751           600           102,590        1,507,944
 Noninterest revenues                                 334,055            90,481       183,012           240,012          847,560
                                                 -------------------------------------------------------------------------------
 Total revenues                                     1,297,058           532,232       183,612           342,602        2,355,504
 Provision for loan losses                             81,524            21,382           -0-            62,720          165,626
 Noninterest expenses                                 759,736           189,484       127,462           571,825        1,648,507
                                                 -------------------------------------------------------------------------------
 Income/(loss) before income taxes                    455,798           321,366        56,150          (291,943)         541,371
 Income taxes                                         171,495           120,606        21,063          (112,261)         200,903
                                                 -------------------------------------------------------------------------------
 Segment net income/(loss)                       $    284,303       $   200,760     $  35,087     $    (179,682)    $    340,468
                                                 ===============================================================================
 Average assets                                  $ 15,011,516       $12,614,240     $  49,512     $  14,141,972     $ 41,817,240
                                                 -------------------------------------------------------------------------------
 1998
 Net interest income from external customers     $    236,757       $   874,813     $  (2,498)    $     335,212     $  1,444,284
 Internal funding                                     666,019          (434,328)        4,619          (236,310)             -0-
                                                 -------------------------------------------------------------------------------
 Net interest income                                  902,776           440,485         2,121            98,902        1,444,284
 Noninterest revenues                                 321,544            81,392       164,697           232,221          799,854
                                                 -------------------------------------------------------------------------------
 Total revenues                                     1,224,320           521,877       166,818           331,123        2,244,138
 Provision for loan losses                             59,240            24,399           -0-            15,428           99,067
 Noninterest expenses                                 735,661           184,728       114,536           371,347        1,406,272
                                                 -------------------------------------------------------------------------------
 Income/(loss) before income taxes                    429,419           312,750        52,282           (55,652)         738,799
 Income taxes                                         161,462           117,594        19,658           (33,989)         264,725
                                                 -------------------------------------------------------------------------------
 Segment net income/(loss)                       $    267,957       $   195,156     $  32,624     $     (21,663)    $    474,074
                                                 ===============================================================================
 Average assets                                  $ 14,062,287       $11,978,548     $  40,366     $  12,759,034     $ 38,840,235
 -------------------------------------------------------------------------------------------------------------------------------

NOTE 23-SECURITIZATIONS
--------------------------------------------------------------------------------

During 2000, AmSouth sold commercial, residential mortgage and dealer loans to third-party conduits. AmSouth also sold dealer loans and residential mortgage loans in securitization transactions. AmSouth retained servicing responsibilities in all of these sales and securitization transactions. In addition, AmSouth also retained interest in excess interest spreads and in some cases, subordinated interests. In addition to these transactions, AmSouth also engaged in an ongoing program of selling residential mortgage loans to third parties in which no servicing or other interest was retained.

     During 2000, AmSouth recognized $16,881,000 in gains on sales of residential mortgage loans to conduits, $9,323,000 in gains on sales of dealer loans to conduits, a loss of $18,531,000 on the securitization of dealer loans, and a gain of $131,000 on the securitization of mortgage loans to the FHLMC. For the year 2000, $464,000,000 in residential mortgage loans were sold as part of AmSouth's ongoing mortgage loan sales program and resulted in a net gain of $3,784,000. No gains or losses were recognized on commercial loans sold to third-party conduits nor was any retained interest recorded due to the relatively short life of the commercial loans sold into the conduits (average life of 30 days). The following table summarizes the key assumptions used in the calculation of retained interests and the gain or loss on the sales and securitization transactions during 2000. It also provides the assumptions used in the subsequent valuation of retained interests at year-end, the cash flows received from and paid to third-party conduits and securitization trusts during the year and the sensitivity of the current fair value of residual cash flows to the immediate 10 and 20 percent change in the current assumptions:

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                  Residential
                                                  Residential                                   Dealer              Mortgage
(Dollars in millions)                           Mortgage Conduit      Dealer Conduit         Securitization      Securitization
------------------------------------------------------------------------------------------------------------------------------------
 VALUATION ASSUMPTIONS AT THE
   TIME OF THE TRANSACTIONS:
   Discount rate                                       15-20%                     15%                    15%                 10%
   Prepayment rate                                      9-24% CPR             1 1/2% ABS             1 1/2% ABS        133-300 PSA
   Weighted average life (years)                        4.46                    1.70                   1.55                4.61
   Expected credit losses                                .22%                   1.33%                  1.32%                N/A
 CASH FLOW INFORMATION:
   Proceeds from sales                              $1,302.0                $1,001.1               $  917.1            $  131.6
   Servicing fees and retained interests                13.5                    11.8                    1.6                 1.7
 VALUATION ASSUMPTIONS AT
   DECEMBER 31, 2000:
   Discount rate                                       15-20%                     15%                    15%                 10%
   Prepayment rate                                      9-24% CPR             1 1/2% ABS             1 1/2% ABS        150-600 PSA
   Weighted average life (years)                        4.14                    1.41                   1.48                4.28
   Expected credit losses                                .18%                   1.35%                  1.33%                N/A
 RESIDUAL CASH FLOW SENSITIVITY:
   Fair value of servicing and retained
      interests at December 31, 2000                $   27.3                $   16.0               $   35.9            $    1.5
   PREPAYMENT SPEED:
      10% change                                        (1.1)                   (0.9)                  (0.3)              (0.07)
      20% change                                        (3.0)                   (1.7)                  (0.5)              (0.13)
   CREDIT LOSSES:
      10% change                                        (0.3)                   (0.8)                  (0.9)                N/A
      20% change                                        (0.5)                   (1.5)                  (1.8)                N/A
------------------------------------------------------------------------------------------------------------------------------------

                                      95

     This sensitivity test is hypothetical and isolates the potential impact of changes in a single assumption on total fair value. These and other assumptions used in the calculation of fair values may in fact exhibit some correlation (which would potentially magnify the impact of a scenario) or may exhibit some negative correlation (which would potentially have some partial offsetting benefit). Also, changes in assumptions do not provide linear results. Thus, it is not possible to extrapolate the impact of other scenarios from these projections.

     The following table presents managed loan information on loans which have been securitized or sold to conduits. This information includes the total principal amount outstanding, the portion that has been derecognized and the portion that continues to be recognized in the statement of condition as of December 31, 2000, along with quantitative information about delinquencies and net credit losses (in millions). In addition to the sales of loans discussed above, the following table also includes mortgage loans which were securitized through REMICS in 1998:

--------------------------------------------------------------------------------------------------------------------------
                                              Residential                         Other Residential
 (Dollars in millions)                         Mortgages        Dealer Loans          Mortgages          Commercial Loans
--------------------------------------------------------------------------------------------------------------------------
 Outstanding as of 12/31/00:
   Loans held in portfolio                      $1,358             $2,990               $4,656                $ 9,078
   Loans securitized/sold                        2,651              1,655                  -0-                  1,812
   REMIC (bond portfolio)                          151                -0-                  267                    -0-
                                           -------------------------------------------------------------------------------
      Total managed loans                       $4,160             $4,641               $4,923                $10,890
                                           -------------------------------------------------------------------------------
 Total delinquencies at 12/31/00                $  166             $  148               $  131                $   188
 Delinquencies as a percent of
   ending managed loans                           3.99%              3.19%                2.65%                  1.73%
 Net credit losses during 2000                  $    1             $   47               $    9                $    45
 Net credit losses as a percent of
   ending managed loans                           0.02%              1.04%                0.19%                  0.41%
--------------------------------------------------------------------------------------------------------------------------

NOTE 24-CONDENSED PARENT COMPANY INFORMATION
--------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------
 Statement of Condition                                                              December 31
 (In thousands)                                                               2000               1999
-----------------------------------------------------------------------------------------------------------
 ASSETS

 Investment in subsidiaries                                                $3,470,807         $3,553,778
 Investment in Eurodollars                                                    119,199            159,664
 Available-for-sale securities                                                 10,522             58,824
 Other assets                                                                  13,183             27,418
                                                          -------------------------------------------------
                                                                           $3,613,711         $3,799,684
                                                          =================================================
 LIABILITIES AND SHAREHOLDERS' EQUITY
 Commercial paper                                                          $   12,494         $    8,749
 Subordinated debt                                                            573,759            573,448
 Other borrowed funds                                                         129,659            129,611
 Accrued interest payable and other liabilities                                84,392            128,671
                                                          -------------------------------------------------
   Total liabilities                                                          800,304            840,479
 Shareholders' equity                                                       2,813,407          2,959,205
                                                          -------------------------------------------------
                                                                           $3,613,711         $3,799,684
===========================================================================================================


-----------------------------------------------------------------------------------------------------------
 Statement of Earnings                                               Years Ended December 31
 (In thousands)                                              2000              1999               1998
-----------------------------------------------------------------------------------------------------------
 INCOME

   Dividends from subsidiaries                            $ 586,000         $ 308,691          $ 421,856
   Interest and other                                         4,813            18,893             18,004
                                                       ----------------------------------------------------
                                                            590,813           327,584            439,860
                                                       ----------------------------------------------------
 EXPENSES

   Interest                                                  51,521            46,548             45,066
   Other                                                      5,020            66,947             62,004
                                                       ----------------------------------------------------
                                                             56,541           113,495            107,070
                                                       ----------------------------------------------------
 Income before income taxes and equity in
   undistributed earnings of subsidiaries                   534,272           214,089            332,790
 Income tax credit                                           18,805            17,669             29,534
                                                       ----------------------------------------------------
 Income before equity in earnings of subsidiaries           553,077           231,758            362,324
 Equity in undistributed/(dividends in excess of)
   subsidiaries' annual earnings                           (223,950)          108,710            111,750
                                                       ----------------------------------------------------
   NET INCOME                                             $ 329,127         $ 340,468          $ 474,074
===========================================================================================================

-------------------------------------------------------------------------------------------------------------------------------
 Statement of Cash Flows                                                          Years Ended December 31
 (In thousands)                                                   2000                     1999                          1998
-------------------------------------------------------------------------------------------------------------------------------
 OPERATING ACTIVITIES
   Net income                                                  $ 329,127               $ 340,468                     $ 474,074
   Adjustments to reconcile net income to net
      cash provided by operating activities:
      Net losses (gains) on sales of
        available-for-sale securities                              4,110                  (6,303)                           (4)
      Amortization of goodwill                                     2,385                   2,406                         2,386
      Other amortization and depreciation                            732                     953                         9,002
      Net decrease (increase) in accrued interest
        receivable and other assets                               12,875                  80,259                       (26,563)
      Net decrease (increase) in accrued expenses
        and other liabilities                                    (47,655)                 52,205                       (17,170)
      Dividends in excess of (equity in undistributed)
        subsidiaries' annual earnings                            223,950                (108,710)                     (111,750)
      Provision for deferred income taxes                            -0-                     707                         2,277
      Other operating activities, net                                -0-                    (294)                         (355)
                                                               ----------------------------------------------------------------
        Net cash provided by operating activities                525,524                 361,691                       331,897
                                                               ----------------------------------------------------------------
 INVESTING ACTIVITIES
   Net decrease (increase) in
      available-for-sale securities                               49,241                 (34,230)                      (38,342)
   Net decrease (increase) in
      other interest-earning assets                               40,465                (159,664)                          -0-
   Net sales of premises and equipment                               -0-                     -0-                         5,751
   Net decrease (increase) in loans                                  -0-                     390                          (227)
   Net decrease in securities purchased under
      agreements to resell                                           -0-                  61,315                        30,359
   Net cash provided by acquisitions, liquidations
      and funding of subsidiaries                                    -0-                     -0-                         8,268
                                                               ----------------------------------------------------------------
        Net cash provided (used) by investing activities          89,706                (132,189)                        5,809
                                                               ----------------------------------------------------------------
 FINANCING ACTIVITIES
   Net increase (decrease) in commercial paper                     3,745                  (1,290)                        1,653
   Net decrease in other borrowed funds                              -0-                  (6,389)                         (230)
   Issuance of long-term debt                                        -0-                 174,539                           -0-
   Payments for maturing long-term debt                              -0-                (100,000)                          -0-
   Cash dividends paid                                          (305,383)               (183,848)                     (195,560)
   Proceeds from employee stock plans and
      dividend reinvestment plan                                  62,066                  53,564                        45,943
   Purchases of common stock                                    (375,822)               (166,475)                     (201,898)
                                                               ----------------------------------------------------------------
        Net cash used by financing activities                   (615,394)               (229,899)                     (350,092)
                                                               ----------------------------------------------------------------
   Decrease in cash                                                 (164)                   (397)                      (12,386)
   Cash at beginning of year                                         622                   1,019                        13,405
                                                               ================================================================
   Cash at end of year                                         $     458               $     622                     $   1,019
                                                               ================================================================

NOTE 25-QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)
------------------------------------------------------------------------------

Selected quarterly results of operations for the four quarters ended December 31 are as follows:

-----------------------------------------------------------------------------------------------------------------------------------

                                                2000                                                  1999
-----------------------------------------------------------------------------------------------------------------------------------
 (In thousands except     Fourth         Third       Second        First          Fourth        Third       Second        First
   per share data)        Quarter       Quarter      Quarter      Quarter         Quarter      Quarter      Quarter      Quarter
-----------------------------------------------------------------------------------------------------------------------------------
 Interest income          $720,097     $782,670      $784,961     $782,698        $775,339     $749,009     $714,438     $693,962
 Interest expense          399,981      444,892       432,325      414,125         394,079      368,662      336,889      325,173
 Net interest income       320,116      337,778       352,636      368,573         381,260      380,347      377,549      368,789
 Provision for loan losses  55,600      123,800        22,800       25,400          97,700       30,604       18,589       18,734
 Net gains/(losses) on
   sales of available-for-
   sale securities           2,979     (104,749)        3,203        3,266           5,964       (5,605)       4,893        6,140
 Income/(loss) before
   income taxes            179,738      (72,116)      139,087      207,853         (81,043)     205,768      204,570      212,076
 Net income/(loss)         126,559      (36,266)       99,897      138,937         (62,554)     134,645      131,581      136,796
 Earnings/(loss) per
   common share                .34         (.10)          .26          .35            (.16)         .35          .34          .35
 Diluted earnings/(loss)
   per common share            .34         (.10)          .26          .35            (.16)         .34          .33          .34
 Cash dividends declared
   per common share            .21          .20           .20          .20             .20          .17          .17          .17
 Market price range:
   High                      15.81        19.00         19.88        18.75           25.81        23.88        32.33        33.92
   Low                       11.88        12.06         14.31        12.75           18.94        21.31        21.88        27.92
-----------------------------------------------------------------------------------------------------------------------------------

 Note: Quarterly amounts may not add to year-to-date amounts due to rounding.


NOTE 26-FAIR VALUE OF FINANCIAL INSTRUMENTS
--------------------------------------------------------------------------------
For purposes of this disclosure, the estimated fair value of financial instruments with immediate and shorter-term maturities (generally 90 days or less) is assumed to be the same as the recorded book value. These instruments include the consolidated statement of condition lines captioned cash and due from banks, time deposits in other banks, federal funds sold and securities purchased under agreements to resell, other interest-earning assets, customers' acceptance liability, federal funds purchased and securities sold under agreements to repurchase, other borrowed funds, and acceptances outstanding.

     The carrying amount and estimated fair value of other financial instruments at December 31 are summarized as follows:

-------------------------------------------------------------------------------------------------------------------------------

                                                               2000                                                     1999
-------------------------------------------------------------------------------------------------------------------------------
                                                     Carrying             Estimated              Carrying             Estimated
(In thousands)                                        Amount            Fair Value                Amount            Fair Value
-------------------------------------------------------------------------------------------------------------------------------
 Financial assets:
   Net loans                                      $24,236,001           $24,959,625           $25,912,080           $25,919,592
   Loans held for sale                                 92,811                92,811               172,941               172,941
                                                  -----------------------------------------------------------------------------
 Financial liabilities:
   Deposits                                        26,623,304            26,660,502            27,912,443            27,955,939
   Long-term FHLB advances                          4,898,308             5,092,114             4,612,686             4,593,037
   Other long-term debt                               985,097               948,221               990,800               933,339
                                                  -----------------------------------------------------------------------------
 Off-balance sheet:
   Off-balance sheet financial
      instruments (net receivable position)                --                24,941                    --               (36,407)
   Commitments to extend credit and
      standby letters of credit                            --                (8,879)                   --                (6,153)
-------------------------------------------------------------------------------------------------------------------------------

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

     Off-balance Sheet Instruments The fair value of interest rate swaps, financial futures and interest rate caps and floors are obtained from AmSouth's in-house pricing system and compared to dealer quotes for reasonableness. These values represent the estimated amount the company would receive or pay to terminate the contracts or agreements, taking into account current interest rates and, when appropriate, the current creditworthiness of the counterparties.

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