Form 10-K, Exhibit 13
period 2001-12-31
AMSOUTH BANCORPORATION
filed 2002-03-28
CIK 3133

                                                                   Exhibit 13

MANAGEMENT`S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

General This section of the annual report provides a narrative discussion and analysis of AmSouth's financial condition and results of operations for the previous three years. All tables, graphs and financial statements included in this report should be considered an integral part of this analysis.

     Management's discussion and analysis contains forward-looking statements that involve inherent risks and uncertainties. Actual results may differ materially from those contained in these forward-looking statements. For additional information regarding forward-looking statements, see the section titled "Forward-Looking Statements" in Management's Discussion and Analysis.

     Management's discussion and analysis also includes information concerning various critical accounting policies related to the allowance for loan losses, securitizations and hedge accounting. These accounting policies involve subjective or complex judgements associated with estimates about the effect of matters that are inherently uncertain. These discussions can be found within the "Risk Management" section of this report concerning credit, liquidity and interest rate risk. In addition, see Note 1 to the Consolidated Financial Statements for further discussions of these accounting policies.

     AmSouth is a regional bank holding company headquartered in Birmingham, Alabama, with $38.6 billion in assets, 600 branch banking offices and more than 1,200 ATMs. AmSouth operates in Tennessee, Alabama, Florida, Mississippi, Louisiana and Georgia. AmSouth is a leader among regional banks in the Southeast in several key businesses,including consumer banking, commercial banking, small business banking, mortgage lending, equipment leasing, annuity and mutual fund sales, and trust and investment management services. AmSouth also offers a complete line of banking products and services at its web site, amsouth.com.

Earnings Overview AmSouth reported diluted earnings per share of $1.45 in 2001 compared to $.86 in both 2000 and 1999. Net income was $536.3 million in 2001 versus $329.1 million in 2000 and $340.5 million in 1999.

     AmSouth was well positioned for the challenges of 2001, primarily as a result of actions taken late in 2000 to restructure its balance sheet, reduce exposure to deteriorating syndicated loans and reduce sensitivity to interest rate movements. As a result, AmSouth's earnings in 2001 benefited from a favorable mix shift in both earning assets and funding sources, producing a wider net interest margin. More profitable consumer loans, the majority of which are variable rate loans, replaced narrower spread commercial loans and other fixed-rate earning assets. In addition, a decline in higher cost time deposits was offset by growth in low-cost deposits, reducing AmSouth's overall funding costs. Credit costs were lower in 2001 as a result of actions taken in 2000 to proactively address deteriorating credit quality in the syndicated loan portfolio. Earnings in 2001 also benefited from continued growth in core noninterest revenue categories, excluding the impact of IFC Holdings, Inc. (IFC) and other special items included in 2000, and modest expense growth compared to 2000, excluding charges incurred in 2000 related to the merger with First American Corporation (First American).

                                  [GRAPH]

       DILUTED EARNINGS          RETURN ON               RETURN ON
          PER SHARE           AVERAGE EQUITY          AVERAGE ASSETS
97          $1.18                 16.00%                   1.32%
98          $1.20                 15.33%                   1.22%
99          $0.86                 10.69%                   0.81%
00          $0.86                 11.57%                   0.79%
01          $1.45                 18.56%                   1.40%


COMPOSITION OF INTEREST - EARNING ASSETS TABLE 1

                                             2001                    2000                    1999
                                     --------------------     -------------------     --------------------
                                     Average       Percent   Average      Percent    Average      Percent
(Dollars in thousands)               Balance      of Total   Balance     of Total    Balance     of Total
----------------------------------   ---------------------   ---------------------   --------------------
Loans net of unearned income         $24,763,798      71.2%  $ 25,879,910   67.4%    $25,471,295     66.7%
Held-to-maturity securities ......     4,420,520      12.7      6,862,355   17.8       4,899,856     12.8
Available-for-sale securities ....     4,290,760      12.4      4,946,905   12.9       7,369,119     19.3
Other interest-earning assets ....     1,290,402       3.7        726,334    1.9         422,907      1.2
                                     -----------     -----   ------------  -----     -----------    ------
                                     $34,765,480     100.0%  $ 38,415,504  100.0%    $38,163,177    100.0%
                                     ===========     =====   ============  =====     ===========    ======

Note: Available-for-sale securities excludes adjustment for market valuation and certain noninterest-earning marketable equity securities.


     AmSouth's reported earnings in 2000 were impacted by charges associated with the integration of First American following its merger with AmSouth in 1999 and the comprehensive financial restructuring completed in 2000. Charges in 2000 included: $110.2 million associated with the First American merger; $4.2 million associated with the sale of IFC and a small branch network located in Arkansas; $110.0 million related to the sale of approximately $200 million of problem syndicated loans, including $47 million of loans that were held in assets held for accelerated disposition (AHAD); and $148.8 million associated with the sale of approximately $4.0 billion of investment securities, the securitization of approximately $1.0 billion of lower yielding automobile loans and a permanent loss associated with mortgage conduit-related assets.

     AmSouth's reported earnings in 1999 also were impacted by charges associated with the First American merger and loan impairment charges. Charges in 1999 included: $258.3 million related to the First American merger and $43.1 million associated with First American's 1998 mergers with other banks; $7.6 million to conform First American's accounting policies to AmSouth's policies; an $8.0 million impairment loss on a First American portfolio investment; and $71.0 million in loan impairment charges associated with certain healthcare related loans transferred to AHAD.

     Adjusting for the impact of merger-related and other charges, AmSouth's earnings were $536.3 million in 2001, $562.1 million in 2000, and $604.7 million in 1999. On the same basis, fully diluted earnings per share were $1.45 in 2001, $1.46 in 2000 and $1.53 in 1999.

     Two key measures of profitability in the banking industry are return on average equity (ROE) and return on average assets (ROA). ROE measures the return on a company's shareholders' equity, while ROA measures how effectively a company utilizes its assets. Based on reported earnings, ROE was 18.6 percent in 2001 compared to 11.6 percent in 2000 and 10.7 percent in 1999. On the same basis, ROA was 1.40 percent in 2001, 0.79 percent in 2000 and 0.81 percent in 1999. Excluding the effect of the merger-related and other charges, ROE in 2001, 2000 and 1999, respectively, was 18.6 percent, 19.8 percent and 19.0 percent, while ROA was 1.40 percent, 1.34 percent and 1.45 percent.

EARNINGS ANALYSIS

Net Interest Income Net interest income (NII), defined as the amount of revenue generated by interest-earning assets less the interest cost of funding those assets, is the principal source of earnings for AmSouth. Interest-earning assets represent assets that generate interest income or yield-related fee income, such as loans and investment securities. For purposes of this earnings analysis, NII has been adjusted to a fully taxable equivalent basis which adjusts for the impact on NII of certain tax-exempt loans, leases, and investment securities included in interest-earning assets. The amount of NII earned is determined primarily by variations in the volume and mix of interest-earning assets and interest-bearing liabilities and changes in their related yields and interest rates paid.

     NII was $1.5 billion in 2001 compared to $1.4 billion in 2000 and $1.5 billion in 1999. The increase in 2001 was the result of a wider net interest margin (NIM), partially offset by a lower level of interest-earning assets. The NIM is expressed as a percentage and is computed by dividing fully taxable equivalent NII by average interest-earning assets. The NIM measures how effectively the bank utilizes its interest-earning assets in relationship to the interest cost of funding them. The NIM increased 45 basis points in 2001 to 4.20 percent, while average interest-earning assets declined $3.7 billion to $34.8 billion.

     The wider NIM during 2001 was primarily the result of a shift in the composition of both interest-earning assets and liabilities used as fund-ing sources. On the balance sheet, higher yielding consumer loans replaced lower yielding commercial loans and fixed-rate investment securities, while lower cost transaction deposits replaced higher cost time deposits and wholesale, short-term borrowings. The change in the mix of deposits from time deposits to lower cost transaction deposits allowed NII and NIM to benefit from the rapid decline in interest rates during 2001.

     The improvement in NII and NIM also reflected an increase in interest revenue associated with retained interests on loans sold to third-party conduits. Interest earned on AmSouth's retained interest on loans sold to conduits increased by $42 million in 2001, due to the lower interest rate environment, and resulted in approximately a 12 basis point improvement in NIM versus 2000. See additional discussion of conduit loan sales in the "Liquidity" section of this report.

     Interest-earning assets are primarily composed of loans and investment securities. Average loans decreased $1.1 billion in 2001 due to a decrease in commercial and dealer indirect loans, partially offset by an increase in equity lines and loans. The decrease in dealer indirect loans reflected the impact of the $1.0 billion dealer indirect loan securitization as part of the financial restructuring in 2000. See further discussion of loans in the "Balance Sheet Analysis" section of this report.

     Average investment securities decreased in 2001, due primarily to the sale of approximately $4.0 billion of available-for-sale (AFS) securities associated with the financial restructuring in 2000. See further discussion of investment securities in the "Balance Sheet Analysis" section of this report.

     Among funding sources, average deposits decreased by $1.4 billion compared to 2000. The decrease in deposits was primarily in higher priced time deposits and foreign time deposits offset by an increase in low-cost demand deposits. AmSouth was also able to reduce its use of wholesale short-term borrowings as a funding source in 2001, primarily due to increased liquidity created by AmSouth's financial restructuring in 2000.

     For the full year 2002, management expects the NIM to be in a range of 4.40 percent to 4.50 percent provided the economy begins to recover, we experience an interest rate environment similar to today's, AmSouth achieves modest growth in loans and deposits, and AmSouth's balance sheet and interest rate management strategy continues to be successful. Conditions different from these could cause the NIM and NII to differ from management's expectations.

                            AVERAGE EARNINGS ASSET MIX

                                      2001

[PIE CHART]                          LOANS     71%
                     INVESTMENT SECURITIES     25%
             OTHER INTEREST-EARNING ASSETS      4%

                                      2000

[PIE CHART]                          LOANS     67%
                     INVESTMENT SECURITIES     31%
             OTHER INTEREST-EARNING ASSETS      2%


Provision for Loan Losses The provision for loan losses is the charge to earnings necessary to maintain the allowance for loan losses at an adequate level to absorb losses inherent in the loan portfolio. In 2001, AmSouth recorded provision charges for loan losses totaling $187.1 million, compared to $227.6 million recorded in 2000 and $165.6 million in 1999.

     The decrease in the loan loss provision in 2001 versus 2000 reflected the impact of approximately $88.3 million of provision recorded as part of AmSouth's financial restructuring in 2000 for deterioration in the syndicated loan portfolio. $61 million of this additional provision was associated with the sale of approximately $110 million of syndicated loans. Excluding the impact of this charge, the provision in 2001 increased by approximately $47.8 million. This increase reflected higher losses in the commercial and consumer portfolios during 2001.

     Net charge-offs increased by $80 million in 2001 due to higher commercial charge-offs resulting from the resolution of problem syndicated loans and increases in consumer charge-offs. The increase in consumer charge-offs occurred across most categories of consumer loans. Charge-offs of equity lines and loans, and dealer indirect loans increased by $7.3 million and $5.4 million, respectively, from 2000 levels. The higher charge-offs among consumer loans were a result of the slower economy in 2001.

     The increase in the loan loss provision in 2000 compared to 1999 was primarily associated with the $88.3 million of provision charges discussed above as well as weakness in AmSouth's commercial and consumer loan portfolios during 2000. The deterioration in the loan portfolio primarily reflected the impact of higher interest rates and slowing economic growth during the year. This deterioration was also evidenced by an increase in net charge-offs in both the commercial and consumer loan portfolios during 2000 versus 1999.

     Measured as a percentage of average net loans, net charge-offs were 0.82 percent in 2001 versus 0.48 percent in 2000 and 0.40 percent in 1999.

     AmSouth currently expects nonperforming assets to fluctuate in a relatively narrow band around the year-end level throughout most of 2002. Net charge-offs are expected to remain in a range of 0.70 to 0.80 percent. This expectation is based on improving economic conditions as the year progresses. If economic conditions deteriorate further or fail to improve in 2002, credit quality could deteriorate from management's expectations.

     For additional details on net charge-offs, see Tables 16 and 18. Also, additional discussion of asset quality trends may be found in the section of this report entitled "Credit Risk Management Process and Loan Quality."

Noninterest Revenues Noninterest revenues (NIR) represent fees and income derived from sources other than interest-earning assets such as deposit account service charges and consumer investment services. NIR totaled $748.2 million in 2001 compared to $669.5 million in 2000 and $847.6 million in 1999. NIR represented 33.9 percent of total tax equivalent net revenues in 2001 versus
31.7 percent in 2000 and 35.6 percent in 1999.

     The increase in NIR during 2001 reflected increases in service charges and other NIR, partially offset by decreases in trust income and consumer investment services income.

     The increase in service charges in 2001 was the result of higher treasury management fees. Treasury management, which provides products and services that help business customers manage their cash, grew its fee revenues in 2001 through higher sales to corporate customers. The increase also reflected higher revenue from overdraft fees.

     Trust income in 2001 was lower than in 2000 due primarily to lower market-value based fees. Trust fees are mainly based on the market valuation of trust assets, which declined with the broader markets in 2001. As a result of the decline in market value, discretionary trust assets under management were $14.8 billion at the end of 2001, down from $15.6 billion at the end of 2000. Total trust assets were $25.4 billion at December 31, 2001, compared to $26.2 billion in 2000.

                    PROFITABILITY OF INTEREST-EARNING ASSETS

                                    [GRAPH]

                NET INTEREST MARGIN           INTEREST-EARNING ASSETS
97                  4.05%                            $32.9
98                  4.27%                            $35.5
99                  4.02%                            $38.2
00                  3.75%                            $38.4
01                  4.20%                            $34.8

     The decrease in consumer investment services income reflected the loss of revenue from the sale of IFC at the end of the third quarter of 2000. Excluding the impact of revenue from IFC in 2000, consumer investment services income in 2001 was $95.4 million versus $87.0 million in 2000, a 9.6 percent increase. The growth was the result of a 55.3 percent increase in platform annuity sales compared to 2000. Platform annuity sales represent sales of fixed annuity products by trained and licensed professionals in AmSouth's branches. In 2001, principal platform annuity sales totaled $718.2 million. The growth in annuity sales was partially offset by a decline in income from mutual funds and discount brokerage services.

     Other NIR increased due to higher mortgage income, interchange fees, income from bank-owned life insurance (BOLI) and portfolio income. Mortgage income in 2001 was $32.6 million, an increase of $14.6 million versus 2000. Excluding the impact of a $12.7 million impairment charge related to mortgage conduit servicing assets in 2000, mortgage income increased by $1.9 million in 2001. The increase reflected stronger residential mortgage business in 2001, resulting from lower interest rates.

     Interchange income increased $6.4 million in 2001 to $56.6 million due to increases in CheckCard and ATM fees. AmSouth now has 1.1 million CheckCards and more than 1,200 ATMs generating interchange fees. The growth in interchange income was directly related to

YIELDS EARNED ON AVERAGE INTEREST-EARNING ASSETS AND RATES PAID ON AVERAGE INTEREST-BEARING LIABILITIES TABLE 2

--------------------------------------------------------------------------------------------------------
(Taxable equivalent basis-dollars in thousands)                                           2001
--------------------------------------------------------------------------------------------------------
                                                                          Average       Revenue/   Yield/
                                                                          Balance       Expense     Rate
                                                                        -----------    ----------   ----
Assets
Interest-earning assets:
   Loans net of unearned income                                        $ 24,763,798   $ 2,001,444   8.08%
   Available-for-sale securities:
     Taxable                                                              4,204,448       324,128   7.71
     Tax-free                                                                86,312         6,725   7.79
                                                                          ---------     ---------
       Total available-for-sale securities                                4,290,760       330,853   7.71
   Held-to-maturity securities:
     Taxable                                                              4,077,180       274,209   6.73
     Tax-free                                                               343,340        25,422   7.40
                                                                          ---------      --------
        Total held-to-maturity securities                                 4,420,520       299,631   6.78
                                                                          ---------      --------
          Total investment securities                                     8,711,280       630,484   7.24
   Trading securities                                                        17,491           379   2.17
   Federal funds sold and securities purchased
     under agreements to resell                                             927,438        44,431   4.79
   Loans held for sale                                                      233,174        17,079   7.32
   Other interest-earning assets                                            112,299         4,414   3.93
                                                                         ----------     ---------
     Total interest-earning assets                                       34,765,480     2,698,231   7.76
Cash and other assets                                                     3,738,404
Allowance for loan losses                                                  (375,904)
Market valuation on available-for-sale securities                           110,413
                                                                         ----------
                                                                       $ 38,238,393
                                                                       ============
Liabilities and Shareholders' Equity
Interest-bearing liabilities:
   Interest-bearing demand deposits                                     $ 9,999,114       253,996   2.54
   Savings deposits                                                       1,218,198        15,714   1.29
   Time deposits                                                          7,508,706       407,071   5.42
   Foreign time deposits                                                    321,620         9,813   3.05
   Certificates of deposit of $100,000 or more                            2,275,440       125,919   5.53
   Federal funds purchased and securities sold
     under agreements to repurchase                                       2,194,659        72,888   3.32
   Other borrowed funds                                                     162,842         8,988   5.52
   Long-term Federal Home Loan Bank advances                              5,132,404       291,192   5.67
   Subordinated debt                                                        877,202        46,611   5.31
   Senior notes                                                              99,655         7,088   7.11
   Other long-term debt                                                       8,072           376   4.66
                                                                         ----------     ---------
     Total interest-bearing liabilities                                  29,797,912     1,239,656   4.16
                                                                                        ---------   ----
        Net interest spread                                                                         3.60%
                                                                                                    =====
Noninterest-bearing demand deposits                                       4,593,103
Other liabilities                                                           958,130
Shareholders' equity                                                      2,889,248
                                                                        -----------
                                                                       $ 38,238,393
                                                                       ============
      Net interest income/margin on a taxable equivalent basis                           1,458,575   4.20%
                                                                                                     =====

Taxable equivalent adjustment:
   Loans                                                                                   42,642
   Available-for-sale securities                                                            4,999
   Held-to-maturity securities                                                             16,050
   Trading securities                                                                          -0-
                                                                                       ----------
     Total taxable equivalent adjustment                                                   63,691
                                                                                       ----------
        Net interest income                                                           $ 1,394,884
                                                                                      ===========

Note: The taxable equivalent adjustment has been computed based on the statutory federal income tax rate, adjusted for applicable state income taxes net of the related federal tax benefit. Loans net of unearned income includes nonaccrual loans for all years presented. Certain noninterest-earning marketable equity securities are not included in available-for-sale securities. Statement 133 valuation adjustments related to time deposits, certificates of deposit of $100,000 or more, subordinated debt, and senior notes are included in other liabilities.


                          2000                                       1999
   --------------    -------------   ------    --------------    -------------    ------
      Average           Revenue/      Yield/       Average          Revenue/      Yield/
      Balance           Expense       Rate         Balance          Expense       Rate
   --------------    -------------   ------    --------------    -------------    ------


   $ 25,879,910      $ 2,277,775      8.80%    $ 25,471,295      $ 2,132,983       8.37%

      4,882,055          328,612      6.73        7,123,385          459,571       6.45
         64,850            4,564      7.04          245,734           16,339       6.65
   --------------    -------------             --------------    -------------
      4,946,905          333,176      6.74        7,369,119          475,910       6.46

      6,469,385          444,682      6.87        4,667,059          308,136       6.60
        392,970           28,357      7.22          232,797           18,808       8.08
   --------------    -------------             --------------    -------------
      6,862,355          473,039      6.89        4,899,856          326,944       6.67
   --------------    -------------             --------------    -------------
     11,809,260          806,215      6.83       12,268,975          802,854       6.54
         31,955            2,122      6.64           67,333            4,203       6.24

        417,709           27,455      6.57          124,381            5,694       4.58
        168,836           12,582      7.45          179,276           10,148       5.66
        107,834            6,966      6.46           51,917            2,343       4.51
   --------------    -------------             --------------    -------------
     38,415,504        3,133,115      8.16       38,163,177        2,958,225       7.75
      3,965,595                                   4,076,897
       (356,006)                                   (362,410)
       (164,922)                                    (60,424)
   --------------                              --------------
   $ 41,860,171                                $ 41,817,240
   ==============                              =============


   $  9,376,473          327,664      3.49     $  9,269,643          266,155       2.87
      1,661,398           37,030      2.23        2,191,546           53,933       2.46
      7,760,806          445,713      5.74        7,821,761          402,576       5.15
      1,087,636           64,540      5.93          703,421           34,262       4.87
      2,778,184          166,224      5.98        2,837,027          146,422       5.16

      3,420,781          188,410      5.51        4,051,451          187,946       4.64
      1,547,155           96,808      6.26          939,831           47,894       5.10
      5,048,876          296,158      5.87        4,290,904          222,036       5.17
        885,445           61,194      6.91          881,207           55,321       6.28
         91,482            7,088      7.75          101,120            7,458       7.38
          6,180              494      7.99           18,986              801       4.22
   --------------    -------------             --------------    -------------
   $ 33,664,416        1,691,323      5.02       33,106,897        1,424,804       4.30
                     -------------   ------                      -------------     ----
                                      3.14%                                        3.45%
                                     ======                                        =====
      4,658,636                                   4,894,631
        692,132                                     630,628
      2,844,987                                   3,185,084
   --------------                              ---------------
   $ 41,860,171                                $ 41,817,240
   ==============                              ===============
                       1,441,792      3.75%                        1,533,421       4.02%
                                      =====                                        =====


                          40,227                                       4,838
                           3,410                                       8,411
                          19,052                                      12,076
                              -0-                                        152
                    --------------                               --------------
                          62,689                                      25,477
                    --------------                               --------------
                     $ 1,379,103                                 $ 1,507,944
                    ==============                               ==============


VOLUME AND YIELD/RATE VARIANCES TABLE 3

                                                             2001 Compared to 2000                 2000 Compared to 1999
                                                                    Change                                 Change
(Taxable equivalent basis-in thousands)                             Due to                                 Due to
---------------------------------------------------------------------------------------------------------------------------------
                                                                       Yield/                                Yield/
                                                         Volume        Rate        Net        Volume         Rate           Net
                                                       ---------    ---------    ---------  -----------    ---------    ---------

Interest Earned On:
Loans net of unearned income                           $ (95,458)   $(180,873)   $(276,331) $    34,639    $ 110,153    $ 144,792

Available-for-sale
securities:

     Taxable                                             (48,849)      44,365       (4,484)    (150,105)      19,146     (130,959)
     Tax-free                                              1,632          529        2,161      (12,678)         903      (11,775)
                                                       ---------    ---------    ---------    ---------    ---------    ---------
Total available-for-sale securities                      (47,217)      44,894       (2,323)    (162,783)      20,049     (142,734)

Held-to-maturity
securities:

     Taxable                                            (161,081)      (9,392)    (170,473)     123,419       13,127      136,546
     Tax-free                                             (3,659)         724       (2,935)      11,744       (2,195)       9,549
                                                       ---------    ---------    ---------    ---------    ---------    ---------
Total held-to-maturity securities                       (164,740)      (8,668)    (173,408)     135,163       10,932      146,095
                                                       ---------    ---------    ---------    ---------    ---------    ---------
Total investment securities                             (211,957)      36,226     (175,731)     (27,620)      30,981        3,361
Trading securities                                          (700)      (1,043)      (1,743)      (2,334)         253       (2,081)
Federal funds sold and securities purchased
  under agreements to resell                              26,071       (9,095)      16,976       18,367        3,394       21,761
Loans held for sale                                        4,716         (219)       4,497         (620)       3,054        2,434
Other interest-earning assets                                278       (2,830)      (2,552)       3,151        1,472        4,623
                                                       ---------    ---------    ---------    ---------    ---------    ---------
Total interest-earning assets                           (277,050)    (157,834)    (434,884)      25,583      149,307      174,890
                                                       ---------    ---------    ---------    ---------    ---------    ---------
Interest Paid On:
Interest-bearing demand deposits                          20,595      (94,263)     (73,668)       3,101       58,408       61,509
Savings deposits                                          (8,265)     (13,051)     (21,316)     (12,160)      (4,743)     (16,903)
Time deposits                                            (14,181)     (24,461)     (38,642)      (3,160)      46,297       43,137
Foreign time deposits                                    (32,387)     (22,340)     (54,727)      21,633        8,645       30,278
Certificates of deposit of $100,000 or more              (28,485)     (11,820)     (40,305)      (3,093)      22,895       19,802
Federal funds purchased and securities sold
     under agreements to repurchase                      (54,811)     (60,711)    (115,522)     (31,744)      32,208          464
Other borrowed funds                                     (77,596)     (10,224)     (87,820)      36,163       12,751       48,914
Long-term Federal Home Loan Bank advances                  4,846       (9,812)      (4,966)      42,206       31,916       74,122
Subordinated debt                                           (565)     (14,018)     (14,583)         267        5,606        5,873
Senior notes                                                 606         (606)         -0-         (735)         365         (370)
Other long-term debt                                         124         (242)        (118)        (748)         441         (307)
                                                       ---------    ---------    ---------    ---------    ---------    ---------
Total interest-bearing liabilities                      (190,119)    (261,548)    (451,667)      51,730      214,789      266,519
                                                       ---------    ---------    ---------    ---------    ---------    ---------
Net interest income on a
  taxable equivalent basis                             $ (86,931)   $ 103,714       16,783    $ (26,147)   $ (65,482)     (91,629)
                                                       =========    =========                 =========    =========

Add taxable equivalent adjustment                                                   (1,002)                               (37,212)
                                                                                 ---------                              ---------

Net interest income                                                              $  15,781                              $(128,841)
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

4. Statement 133 valuation adjustments related to time deposits, certificates of deposit of $100,000 or more, subordinated debt, and senior notes are not included in the analysis above.

higher sales of convenience services through AmSouth's strategic initiative to aggressively grow Consumer Banking.

     Income from BOLI increased $5.1 million in 2001 to $53.8 million. The increase reflected normal increases in cash surrender value on policies purchased in prior years compared to 2000 and higher benefit payments received during 2001.

     Portfolio income in 2001 was $13.2 million compared to $105.3 million of losses in 2000. The losses in 2000 included $105.6 million of loss resulting from management's decision to sell $4.0 billion of AFS securities as part of AmSouth's financial restructuring in 2000. Portfolio losses in 2000 also reflected a $12.1 million writedown of interest-only strips related to mortgage conduit loan sales.

     The increase in other NIR in 2001 also reflected other charges taken by AmSouth in 2000 related to its financial restructuring. These charges included $23.4 million of losses on the sale of Medicare-dependent loans included in assets held for accelerated disposition and an $18.5 million dealer securitization loss.

     The decrease in NIR in 2000 versus 1999 was the result of a decrease in service charges on deposits, impairment charges on retained interests on mortgage conduit sales and charges recorded against NIR associated with AmSouth's financial restructuring. These decreases were offset by increases in trust, interchange and BOLI income.

     The decrease in service charges reflected the popularity of AmSouth's free checking product promotions during 2000. The increase in trust income in 2000 reflected growth in AmSouth's wealth management business, new employee benefit plan administration business and an increase in the fees charged for services. The increase in interchange income in 2000 was due to higher ATM and CheckCard fees while the increase in BOLI income resulted from normal increases in cash surrender value on outstanding policies.

     In 2002, management expects modest NIR growth, occurring in core NIR categories. This expectation is based on a recovery in the economy in 2002 and the success of AmSouth's strategic initiatives. Further deterioration in the economy, or prolonged weakness, as well as management's failure to meet its revenue growth objectives could cause NIR to differ from current expectations.

     Each of the major categories of NIR from 1997 through 2001 is shown in Table 4.

Noninterest Expenses In 2001, noninterest expenses (NIE) totaled $1.2 billion. The decrease compared to 2000 reflected the elimination of $109.5 million of operating expenses related to IFC and $110.2 million of merger-related costs incurred in 2000. Excluding these items, NIE increased $38.6 million or 3.4 percent.

NONINTEREST REVENUES AND NONINTEREST EXPENSES TABLE 4

                                                                 Years Ended December 31
(Dollars in thousands)                     2001            2000            1999            1998            1997
------------------------------          ----------      ----------      ----------      ----------      ----------
Noninterest Revenues:
   Service charges on deposit accounts  $  258,089      $  229,383      $  233,045      $  234,849      $  216,085
   Consumer investment services income      95,387         199,270         213,292         183,831         149,205
   Trust income                            112,078         114,353         109,223         109,453         102,506
   Other noninterest revenues              282,668         126,488         292,000         271,721         190,928
                                        ----------      ----------      ----------      ----------      ----------
                                        $  748,222      $  669,494      $  847,560      $  799,854      $  658,724
                                        ==========      ==========      ==========      ==========      ==========
Noninterest Expenses:
   Salaries and employee benefits       $  594,450      $  583,794      $  612,687      $  596,050      $  572,903
   Equipment expense                       122,621         121,798         135,590         123,480         113,716
   Net occupancy expense                   113,174         114,783         111,432         106,497         103,698
   Subscribers' commissions                    -0-          82,618          99,588          89,918          70,785
   Merger-related costs                        -0-         110,178         301,415         121,725             -0-
   Other noninterest expenses              355,149         353,264         387,795         368,602         360,573
                                        ----------      ----------      ----------      ----------      ----------
                                        $1,185,394      $1,366,435      $1,648,507      $1,406,272      $1,221,675
                                        ==========      ==========      ==========      ==========      ==========

     Personnel costs in 2001 increased $10.7 million or 1.8 percent compared to 2000. The higher personnel costs were primarily due to increases in benefit expenses and merit increases, partially offset by a reduction in the number of personnel, realized from the First American merger integration during 2000. The increase in employee benefits in 2001 was due to higher medical insurance and pension costs.

     Net occupancy expense decreased $1.6 million in 2001 due to the impact of a full year of savings from the consolidation of office and branch space associated with the First American merger.

     Other NIE increased $1.9 million in 2001 due primarily to higher professional fees associated with revenue generating projects and enhancements to collection activities. This increase was partially offset by lower marketing, amortization, communications, and postage and supplies expenses in 2001 compared to 2000.

     NIE in 2000 decreased by $282.1 million compared to 1999 expenses. This decrease reflected a $191.2 million decrease in merger-related costs as well as decreases across most major expense categories due to cost savings from the First American merger. In addition, the decrease in NIE during 2000 reflected a reduction of operating expenses associated with IFC which was sold by AmSouth at the end of third quarter of 2000. The cost savings from the First American merger and the sale of IFC included a reduction in the number of employees resulting in lower salaries and employee benefits. Merger savings in 2000 also included the elimination of certain duplicate technology and equipment which reduced equipment costs. The decrease in equipment cost also reflected higher than normal cost incurred during 1999 to ensure equipment and operating systems were Year 2000 compliant. Other decreases associated with the First American merger savings or the sale of IFC included subscribers' commissions and other NIE.


                                EFFICIENCY RATIO
                                    [GRAPH]

                     97                               59.2%
                     98                               62.0%
                     99                               69.2%
                     00                               64.7%
                     01                               53.7%


     Management currently expects modest expense growth in 2002 primarily related to AmSouth's strategic growth initiatives. The magnitude of any expense growth is dependent on management's ability to maintain cost control across all categories of NIE.

     Another component of AmSouth's NIE is the expense associated with the amortization of intangibles such as goodwill. Effective January 1, 2002, AmSouth adopted Statement of Financial Accounting Standards No. 142 which requires that goodwill and other intangible assets with indefinite useful lives be tested for impairment annually and adjustments made accordingly. Previously, such assets were simply amortized to expense on a straight-line basis over periods ranging from ten to twenty-five years. This change in accounting method is expected to result in a reduction of NIE of approximately $29 million in 2002 compared to 2001. AmSouth has a relatively low amount of unamortized goodwill relative to total assets, with $288.4 million as of December 31, 2001, and $18.7 million in deposit and other identifiable intangible assets. See "Recent Accounting Pronouncements" in Note 1, "Summary of Significant Accounting Policies," for a further discussion.

     Also, a number of proposals have been made in the last year by the Federal Deposit Insurance Corporation (FDIC), members of Congress and others that would make changes to the FDIC's deposit insurance system and could impact NIE in future years by changing the amount that AmSouth pays for deposit insurance. We cannot predict whether and in what form such changes might be adopted and their possible effect on AmSouth.

     Each of the major categories of NIE from 1997 through 2001 is shown in Table 4.

Income Taxes AmSouth's income tax expense was $234.3 million in 2001, $125.4 million in 2000 and $200.9 million in 1999. Income tax expense for each year fluctuated based on pre-tax income. The effective tax rate for 2001 was 30.4 percent compared to 27.6 percent in 2000 and 37.1 percent in 1999. The higher effective tax rate for 2001 primarily reflected the higher level of book income for the year. The lower effective tax rate in 2000 reflected the restructuring of a portion of AmSouth's lease portfolio in 2000 which lowered the effective tax rate on income from leases. In addition, the lower effective tax rate reflected a decrease in nondeductible acquisition costs in 2000 and the increase in the cash surrender value of BOLI as compared to 1999.

SECURITIES   TABLE 5
--------------------------------------------------------------------------------
                                                    December 31
(In millions)                             2001          2000           1999
---------------------                   --------    ------------    ---------
Trading securities                       $    13       $    12       $     52

Available-for-sale securities:
   U.S. Treasury and federal agency
     securities                            3,846         1,304          5,135

   Other securities                          895           538            756
   State, county and municipal
     securities                               89            67             74
                                         --------    -----------     ---------
                                           4,830         1,909          5,965
                                         --------    -----------     ---------
Held-to-maturity securities:
   U.S. Treasury and federal agency
     securities                            2,540         4,798          5,284

   Other securities                        1,120         1,465          1,390
   State, county and municipal
     securities                              342           387            377
                                         --------    -----------     ---------
                                           4,002         6,650          7,051
                                         --------    -----------     ---------
                                         $ 8,845       $ 8,571       $ 13,068
                                         ========    ===========     =========

Details of the deferred tax assets and liabilities are included in Note 20 of the Notes to Consolidated Financial Statements.

BALANCE SHEET ANALYSIS

At December 31, 2001, AmSouth reported total assets of $38.6 billion compared to $38.9 billion at the end of 2000. Average total assets were $38.2 billion in 2001, down $3.6 billion compared to 2000, principally reflecting the sale of loans and securities totaling $5.1 billion as part of the financial restructuring in 2000.

Interest-Earning Assets In banking, the predominant interest-earning assets are loans and investment securities. The proportion of interest-earning assets to total assets measures the effectiveness of management's efforts to invest available funds into the most profitable interest-earning assets. In 2001, interest-earning assets were 90.9 percent of total average assets compared to
91.8 in 2000. The categories which comprise interest-earning assets are shown in Table 1.

Securities AmSouth classifies its debt and equity securities as either held-to-maturity (HTM), AFS or trading securities. Securities are classified as HTM and carried at amortized cost only if AmSouth has the positive intent and ability to hold those securities to maturity. If not classified as HTM, such securities are classified as trading securities or AFS securities. Trading securities are carried at market value with unrealized gains and losses included in other NIR. AFS securities are also carried at market value with unrealized gains or losses, net of deferred taxes, reported in accumulated other comprehensive income within shareholders' equity.

     At December 31, 2001, AFS securities totaled $4.8 billion and represented
54.6 percent of the total securities portfolio compared to $1.9 billion or 22.3 percent in AFS securities at the end of 2000. The increase in 2001 was the result of a transfer from HTM to AFS of approximately $2.1 billion of debt securities, primarily federal agency mortgage-backed securities, in conjunction with AmSouth's adoption of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and for Hedging Activities" (Statement
133). In conjunction with this transfer, AmSouth recorded an after-tax increase to other comprehensive income of $26.6 million to reflect the fair market value of the securities transferred on January 1, 2001. See Note 1 of the Notes to Consolidated Financial Statements for further discussion of the transfer.

     The securities at year-end 2001 consisted of U.S. Treasury and federal agency securities, variable and fixed rate mortgage-backed securities, state and municipal securities, other private asset-backed securities, and equities. The average life of the portfolio is estimated to be 3.9 years with a duration of approximately 3.0 years. Total net realized gains of $11.2 million from the sale of AFS securities were included in other NIR in 2001, compared to $95.3 million of net realized losses in 2000. Included in 2000 were losses totaling $105.6 million on the sale of $4.0 billion of securities associated with the comprehensive financial restructuring. Unrealized gains on the AFS portfolio of $63.9 million and $7.1 million were included in other comprehensive income within shareholders' equity at December 31, 2001 and 2000, respectively. In addition, $57.5 million and $114.6 million of unrealized losses, net of deferred taxes, associated with the transfer of AFS securities to the HTM portfolio in 1999 remained in other comprehensive income at year-end 2001 and 2000, respectively.

     HTM securities were $4.0 billion at the end of 2001 compared to $6.7 billion at year-end 2000. As described above, this decrease reflected the transfer of HTM securities to AFS on January 1, 2001. Securities classified as HTM at the end of 2001 consisted primarily of collateralized mortgage obligations, U.S. Treasury and federal agency securities, mortgage-backed securities, and state, county and municipal obligations. The average life of these securities is estimated to be 4.5 years with a duration of 3.1 years. At December 31, 2001, the HTM portfolio had net unrealized gains, before taxes, of $68.5 million.

     AmSouth's policy requires all securities purchased for the securities portfolio, except state, county and local municipal obligations, to be rated investment grade or better. Securities backed by the U.S. Government and its agencies, both on a direct and indirect basis, represented approximately 77 percent of the investment portfolio at December 31, 2001. Approximately 95 percent of state, county and local municipal

AVAILABLE-FOR-SALE SECURITIES AND HELD-TO-MATURITY SECURITIES RELATIVE CONTRACTUAL MATURITIES AND WEIGHTED AVERAGE YIELDS TABLE 6

---------------------------------------------------------------------------------------------------------------------
                                                    Due Within     Due After One    Due After Five      Due After
                                                     One Year           but              but            Ten Years
                                                                    Within Five       Within Ten
                                                                       Years            Years
---------------------------------------------------------------------------------------------------------------------
(Taxable equivalent basis-dollars in thousands)   Amount  Yield   Amount   Yield   Amount   Yield   Amount     Yield
-----------------------------------------------   ------   ---    ------    ---    ------    ---    ------      ---
Available-For-Sale Securities:
   U.S. Treasury and
     federal agency securities                  $ 14,842   4.26% $ 51,737   5.62% $ 411,606  6.66% $ 3,308,245  6.54%
   State, county and municipal obligations         7,687   8.11    18,299   8.10     39,479  7.49       21,481  7.07
   Other securities                               63,417   3.58    17,066  14.68      7,019  7.25      419,227  6.54
                                                ---------  ----    -------  ----    -------  ----    ---------  ----
                                                $ 85,946   4.10% $ 87,102   7.92% $ 458,104  6.74% $ 3,748,953  6.54%
                                                =========  ====    =======  ====    =======  ====    =========  ====
Taxable equivalent adjustment for
   calculation of yield                         $    207         $    492         $     938        $       246

Held-To-Maturity Securities:
   U.S. Treasury and
     federal agency securities                  $ 35,868   6.87% $  7,756   5.75% $ 147,215  6.45% $ 2,348,881   6.21%
   State, county and municipal obligations           802   6.99     4,390   6.97     47,167  6.66      289,876   6.57
   Other securities                                  300   7.13       600   6.33      3,033  6.77    1,116,586   6.60
                                                ---------  ----   --------  ----    -------  ----    ---------   ----
                                                $  36,970  6.87% $ 12,746   6.20% $ 197,415  6.51% $ 3,755,343   6.36%
                                                =========  ====   ========  ====    =======  ====    =========   ====
Taxable equivalent adjustment for
   calculation of yield                         $      20        $    107         $     877        $     5,384
   ------------------------------------         ---------          --------         -------          ---------

Notes:

1. The weighted average yields are computed by dividing the taxable equivalent interest income by the amortized cost of the appropriate securities. The taxable equivalent interest income has been computed based on the statutory federal income tax rate and does not give effect to the disallowance of interest expense, for federal income tax purposes, related to certain tax-free assets.

2. The amount of available-for-sale securities indicated as maturing after five but within ten years includes $383 million of mortgage-backed securities, and those indicated as maturing after ten years includes $3.6 billion of mortgage-backed securities. Although these securities have stated long-term final maturities, according to the mortgage industry standards, the estimated weighted average remaining life of these securities held in AmSouth's investment portfolio is approximately 3.8 years.

3. The amount of held-to-maturity securities indicated as maturing after five but within ten years includes $120 million of mortgage-backed securities, and those indicated as maturing after ten years includes $3.3 billion of mortgage-backed securities. Although these securities have stated long-term final maturities, according to mortgage industry standards, the estimated weighted average remaining life of these securities held in AmSouth's investment portfolio is approximately 3.8 years.

4. Federal Reserve Bank stock, Federal Home Loan Bank stock, and equity stock of other corporations held by AmSouth are not included in the above table. In addition, $9,254,000 of interest-only strips associated with loan conduit sales were excluded from the table above. Approximately $1.3 million of interest-only strips are expected to mature in one year with the remaining $8.0 million expected to mature after one but within five years.

securities at year-end 2001 were rated either single A or above by the rating agencies or were escrowed in U.S. Treasury obligations.

     Management anticipates that investment securities will decline somewhat in 2002 from ending 2001 levels as a result of its plan to continue shifting interest-earning assets away from fixed-rate assets, into variable rate loans. Balances will fluctuate mainly based on loan funding needs and liquidity levels.

Loans Loans are the single largest category of interest-earning assets at AmSouth and produce the highest level of revenues. At December 31, 2001, loans, net of unearned income, totaled $25.1 billion, an increase of 2.1 percent from the $24.6 billion reported at the end of 2000.

     Growth in the loan portfolio in 2001 was the result of growth among consumer loans, offset by a decrease in commercial and commercial real estate loans. The increase in consumer loans reflected higher demand for residential first mortgages and equity loans and lines of credit, primarily due to the lower interest rate environment in 2001, and AmSouth's plan to aggressively grow Consumer Banking. The increase in consumer loans was also indicative of a reduction in the level of loan sales and securitizations in 2001 versus 2000. Consumer loans totaling $1.6 billion were sold in 2001 versus $3.8 billion of loan sales and securitizations in 2000. The reduction in loan sales and securitizations reflected management's strategy to deploy excess liquidity into higher yielding interest-earning assets.

     On a managed basis, total loans were $29.4 billion at the end of 2001, a decrease of $1.4 billion or 4.4 percent compared to the end of 2000. Managed loans represent loans on the balance sheet plus loans that have been securitized or sold, but where AmSouth continues to service the loans and manage the customer relationships. On a managed basis, the decrease was primarily the result of a reduction in the on-balance sheet commercial loan portfolio. Managed consumer loans remained relatively stable at $15.1 billion as of December 31, 2001 versus $15.0 billion at December 31, 2000. Within the managed consumer loan portfolio, managed dealer indirect automobile loans and managed residential mortgages decreased $309 million and $273 million, respectively, versus the prior year-end. This decrease was offset by growth in the equity loan and line portfolio, as discussed below. See additional discussion of third-party conduit loan sales in the section of this report entitled "Liquidity."

     The loan portfolio at AmSouth includes four main components: commercial loans, commercial real estate loans, consumer loans, and, within the consumer loan category, residential first mortgage loans. At the end of 2001, commercial loans represented 34 percent of the total portfolio, commercial real estate loans were 18 percent, while consumer loans, excluding residential first mortgages, were 41 percent and residential first mortgages represented 7 percent. This compared with 37 percent, 20 percent, 38 percent, and 5 percent at the end of 2000 for commercial loans, commercial real estate loans, consumer loans, and residential first mortgages, respectively.

                                   TOTAL LOANS
                                  (In billions)
                                    [GRAPH]

                                BALANCE SHEET         MANAGED
                                    LOANS              LOANS
                   97               $24.4              $24.8
                   98               $24.4              $26.3
                   99               $26.3              $29.4
                   00               $24.6              $30.7
                   01               $25.1              $29.4


     Total commercial loans were $8.6 billion at the end of 2001 compared to $9.1 billion at year-end 2000. In 2001, the level of commercial loans declined
5.6 percent due to AmSouth's strategy to exit a substantial portion of its syndicated commercial loan portfolio. This strategy resulted in a $655 million decrease in syndicated loans bringing that portion of the commercial loan portfolio down to $773 million, a reduction of 46 percent since the end of 2000. A reduction in capital spending by corporate customers also contributed to the decrease in commercial loans as well as AmSouth's application of more selective pricing standards.

     These decreases were partially offset by an increase in commercial leases. Commercial leases included in the commercial loan category were $1.6 billion at December 31, 2001 versus $1.3 billion at December 31, 2000. Included in this amount was approximately $1.3 billion of leveraged leases at December 31, 2001 compared to $1.0 billion at the end of 2000. The increase in the lease portfolio reflected the success of AmSouth's strategy to be a leader among banks in the leasing business.

     Management expects commercial loans to continue declining in 2002, albeit at a slower pace, as AmSouth continues to reduce its exposure to syndicated loans.

     Commercial real estate loans are composed of two primary categories: commercial real estate mortgages and real estate construction loans.

     The decrease in the commercial real estate portfolio in 2001 reflected fewer construction project financing opportunities due to the slowdown in the economy and a higher level of refinance activity resulting from lower interest rates.

     Substantially all of AmSouth's commercial real estate portfolio is made up of loans to finance local home builders within AmSouth's markets; loans for construction projects that have been presold, preleased or otherwise have secured permanent financing; and loans to real estate companies that have significant equity invested in each project and offer substantive and meaningful guarantees.

     Management anticipates a relatively stable balance of commercial real estate loans during 2002, compared to 2001, as loans that pay off are replaced during the year. Fulfillment of this strategy is based, in part, on a recovery in construction projects during 2002 in AmSouth's markets.

                            LOAN PORTFOLIO DISTRIBUTION



                       2001
[PIE CHART]
                       CONSUMER                        41%
                       COMMERCIAL REAL ESTATE          18%
                       RESIDENTIAL                      7%
                       COMMERCIAL                      34%

                       2000
[PIE CHART]
                       CONSUMER                        38%
                       COMMERCIAL REAL ESTATE          20%
                       RESIDENTIAL                      5%
                       COMMERCIAL                      37%

MAJOR LOAN CATEGORIES       TABLE 7
---------------------------------------------------------------------------------------------------------
                                                                                December 31
(In millions)                                                   2001    2000       1999    1998     1997
-----------------                                              ------  ------    -------  ------   ------
Commercial:
   Commercial and industrial                                  $ 6,891 $ 7,313    $ 7,967 $ 7,943  $ 7,653
   Commercial loans secured by real estate                      1,682   1,765      2,036   1,833    2,496
                                                               ------  ------    -------  ------   ------
     Total commercial                                           8,573   9,078     10,003   9,776   10,149
                                                               ------  ------    -------  ------   ------
Commercial real estate:
   Commercial real estate mortgages                             2,137   2,323      2,295   2,221    1,465
   Real estate construction                                     2,365   2,517      2,417   1,800    1,321
                                                               ------  ------    -------  ------   ------
     Total commercial real estate                               4,502   4,840      4,712   4,021    2,786
                                                               ------  ------    -------  ------   ------
Consumer:
   Residential first mortgages                                  1,666   1,358      1,701   2,306    3,482
   Equity loans and lines                                       5,404   4,656      3,874   3,346    3,378
   Dealer indirect                                              3,382   2,990      4,149   2,909    1,883
   Revolving credit                                               520     505        489     477      682
   Other consumer                                               1,077   1,189      1,339   1,610    2,055
                                                               ------  ------    -------  ------   ------
     Total consumer                                            12,049  10,698     11,552  10,648   11,480
                                                               ------  ------    -------  ------   ------
Total loans net of unearned income                           $ 25,124 $24,616   $ 26,267 $24,445 $ 24,415
                                                             ========= ======   ========= ====== ========

SELECTED LOAN MATURITIES AND SENSITIVITY TO CHANGE IN INTEREST RATES TABLE 8

                                                   Due After One
                                 Due in One             but
                                Year or Less      Within Five Years      Due After Five Years
---------------------------------------------- ---------------------- ------------------------ --------
                                               Fixed  Variable          Fixed  Variable
(In millions)                                   Rate    Rate    Total    Rate    Rate    Total    Total
--------------------------        ---------    -----    -----   -----   -----    -----   -----   ------
Commercial and industrial          $ 1,953   $ 1,684  $ 2,645 $ 4,329 $ 1,952   $ 339  $ 2,291  $ 8,573
Commercial real estate mortgages       520       507      639   1,146     303     168      471    2,137
Real estate construction               990       258      687     945     321     109      430    2,365
                                  ---------    -----    -----   -----   -----    -----   -----   ------
   Total                           $ 3,463   $ 2,449  $ 3,971 $ 6,420 $ 2,576   $ 616  $ 3,192 $ 13,075
   --------------------------     ---------    -----     ----    ----    ----    ----    -----    -----

     The major categories of consumer loans include residential first mortgage loans, home equity loans and lines of credit, dealer indirect loans, revolving credit, and other direct consumer loans. AmSouth's consumer lending programs produced solid growth in 2001.

     Residential first mortgages grew during 2001 as consumers took advantage of low interest rates to purchase new homes or refinance existing mortgages. The high volume of refinance activity, somewhat offset the growth in the residential mortgage portfolio. On a managed basis, residential first mortgages totaled $3.7 billion, a decrease of $273 million during 2001. The decrease in the managed portfolio reflected higher prepayments due to increased refinance activity.

     Home equity loans and lines of credit experienced strong growth in all of AmSouth's markets during 2001. New home equity commitments totaled $4.2 billion in 2001 and represented a record year of new home equity production. The catalyst for the growth was AmSouth's strategic initiative to aggressively grow Consumer Banking and its emphasis on selling home equity lines of credit through the branches. The increase in new commitments was partially offset by an increase in payoffs of existing home equity loans and lines as customers refinanced their mortgages as interest rates dropped during the year.

     Dealer indirect loans consisted primarily of loans made to individuals to finance the purchase of new and used automobiles. During 2001, dealer indirect loans on the balance sheet increased, reflecting management's decision to not securitize or sell any of its dealer indirect portfolio during 2001. On a managed basis, which includes loans securitized and loans sold to conduits, dealer indirect loans as of December 31, 2001, decreased $308.6 million, or 6.6 percent compared to 2000. The decline in managed dealer loans reflected the decision by management to close its out-of-market automobile loan sales offices in 2000.

     Management anticipates that in 2002 consumer loans will grow, provided the economy recovers, consumer borrowing patterns improve and AmSouth's strategic initiative to aggressively grow Consumer Banking continues to be successful.

Deposits Deposits are AmSouth's primary source of funding, and their cost is the largest category of interest expense. There are five principal categories of deposits: noninterest-bearing demand, interest-bearing demand and money market, savings, time and certificates of deposit of $100,000 or more. See Table 9 for the detailed amounts.

     Total average deposits in 2001 were $25.9 billion, a decline of $1.4 billion or 5.1 percent. Management's plan to reduce reliance on higher cost funding sources resulted in a substantial decrease in higher cost time deposits during 2001. However, much of the decline in time deposits was offset by growth in low-cost deposits as a result of AmSouth's initiatives to aggressively market its low-cost deposit products.

     Growth in low-cost deposits, which include noninterest checking, interest checking, money market and savings deposits, continues to be a key element of AmSouth's strategic initiative to aggressively grow Consumer Banking. Among low-cost deposit categories, interest-bearing demand and money market deposits increased $622.6 million or 6.6 percent. Much of the growth stems from consumer household growth and increasing the cross-sell ratio, or the number of products sold to each household. During 2001, consumer-checking households grew to 973 thousand, a 3.7 percent increase compared to 2000, and the cross-sell ratio increased 10 percent to 4.40 products per household.

     The growth in these categories was partially offset by decreases in noninterest-bearing checking and savings deposits. Noninterest checking deposits fluctuate from period to period based on consumer activity, while the decrease in savings deposits reflected a growing

AVERAGE DEPOSITS TABLE 9

                                                                December 31
(In thousands)                                      2001            2000          1999
--------------------------------------------    ------------    ------------  ------------
Noninterest-bearing demand                   $  4,593,103    $  4,658,636     $  4,894,631
Interest-bearing demand and money market        9,999,114       9,376,473        9,269,643
Savings                                         1,218,198       1,661,398        2,191,546
Time:
   Retail                                       5,907,955       6,142,485        6,203,375
   Individual retirement accounts               1,353,861       1,411,165        1,541,838
   Other                                          246,890         207,156           76,548
                                               -------------   ------------    ------------
     Total time                                 7,508,706       7,760,806        7,821,761
                                               -------------   ------------    ------------
Foreign time                                      321,620       1,087,636          703,421
Certificates of deposit of $100,000 or more     2,275,440       2,778,184        2,837,027
                                               -------------   ------------    ------------
                                             $ 25,916,181    $ 27,323,133    $  27,718,029
                                               =============   ============    ============

trend toward interest checking, money market and other low-cost, interest-bearing deposit products.

     Time deposits were lower in 2001, as a result of management's decision in 2000 to reduce reliance on higher cost sources of funding by allowing time deposits to decline. The declining interest rate environment also contributed to the decline in core time deposits. Time deposits maturing in 2001 either renewed at substantially lower rates, migrated to low-cost deposit categories, or moved into alternative financial products offered by AmSouth such as fixed annuities.

     Foreign time deposits and certificates of deposit of $100,000 or more also declined in 2001. These deposits, for the most part, are competitively bid and fluctuate based on the average level of interest rates and management's determination of the need for such deposits from time to time. During 2001, AmSouth allowed these deposits to mature without replacement due to the excess liquidity resulting from the financial restructuring during the third quarter of 2000.

     AmSouth expects deposit growth to continue in 2002, provided consumer demand for insured deposit products is stable, AmSouth's strategic initiatives to grow business banking and other consumer banking products are successful, and AmSouth is able to offer competitive products and prices in each of its markets.

Other Interest-Bearing Liabilities Other interest-bearing liabilities include all interest-bearing liabilities except deposits. Included in this category are short-term borrowings such as federal funds purchased and securities sold under agreements to repurchase (repurchase agreements) and other borrowed funds. Average other borrowed funds, which include master notes, short-term Federal Home Loan Bank (FHLB) advances, term federal fund purchases, bank notes, and treasury, tax and loan notes, decreased in 2001 to $163 million versus $1.5 billion in 2000, a decrease of 89.5 percent. AmSouth began reducing its short-term borrowings in the fourth quarter of 2000 with funds received from the sale of securities and loans as part of its third-quarter

MATURITY OF TIME DEPOSITS OF $ 100,000 OR MORE  TABLE 10

                                                                 December 31
(In thousands)                                     2001              2000           1999
-----------------------------------           -------------     -------------   -------------
Three months or less                         $   633,746       $   635,263      $ 1,329,618
Over three through six months                    622,409           454,478          493,883
Over six through twelve months                   507,886           918,331          533,104
Over twelve months                               473,820           741,904          603,530
                                            -------------       -------------    ------------
                                             $ 2,237,861       $ 2,749,976      $ 2,960,135
                                            =============       =============    ============

financial restructuring. AmSouth continued to lower borrowings in 2001, reducing its reliance on short-term borrowing as a funding source.

     Average federal funds purchased and repurchase agreements were $2.2 billion in 2001, a 35.8 percent decrease from $3.4 billion in 2000. At December 31, 2001, 2000 and 1999, federal funds purchased and repurchase agreements totaled $2.1 billion, $2.3 billion and $4.1 billion, respectively, with weighted-average interest rates of 1.20 percent, 5.37 percent and 4.57 percent, respectively. The maximum amount outstanding at any month end during each of the last three years was $2.4 billion, $4.5 billion and $4.8 billion, respectively. The average daily balance and average interest rates for each year are presented in Table 2.

     Long-term debt consisted of long-term FHLB advances, subordinated notes and debentures, and various long-term notes payable. Average long-term debt outstanding in 2001 increased $85.4 million due to an increase in FHLB advances. These funds were utilized to match the maturities of the assets being funded.

Shareholders' Equity Shareholders' equity increased $141.7 million during 2001 due to the retention of net income, issuance of common stock under various stock-based employee benefits plans and the dividend reinvestment plan, and an $87.4 million increase in unrealized gains on available-for-sale securities as a result of improved market values in the available-for-sale portion of the investment portfolio and the transfer of HTM securities to AFS resulting in a $26.6 million increase in other comprehensive income at January 1, 2001. Other comprehensive income also included $18.6 million at December 31, 2001, associated with interest rate swap cash flow hedges in accordance with Statement
133. These items were partially offset by cash dividends declared of $316.1 million and the purchase of 14.6 million shares of AmSouth common stock for $262.0 million to provide shares for employee benefit plans, dividend reinvestment and other corporate purposes. Information on prior years may be found in the Consolidated Statement of Shareholders' Equity.

     AmSouth maintains a capital and dividend policy based on industry standards, regulatory requirements, perceived risk of the various lines

CAPITAL RATIOS TABLE 11
                                                                 December 31
(Dollars in thousands)                                   2001                  2000
----------------------------------------------       ------------            ------------
Risk-Based Capital:
   Shareholders' equity                                 $ 2,955,099           $ 2,813,407
   Less unrealized (gains)/losses on
     available-for-sale securities                          (6,432)               107,550
   Less accumulated net gains on cash flow hedges          (18,569)                   -0-
   Intangible assets                                      (306,799)             (340,195)
   Other adjustments                                          (943)               (4,091)
                                                       ------------          ------------
     Tier I capital                                       2,622,356             2,576,671
   Adjusted allowance for loan losses                       374,300               380,434
   Qualifying long-term debt                                724,349               773,981
                                                       ------------          ------------
     Tier II capital                                      1,098,649             1,154,415
                                                       ------------          ------------
        Total capital                                   $ 3,721,005           $ 3,731,086
                                                       ============          ============
   Risk-adjusted assets                                 $33,965,578           $33,655,620
                                                       ============          ============
Capital Ratios:
   Tier I capital to total risk-adjusted assets                7.72 %                7.66 %
   Total capital to total risk-adjusted assets                10.96                 11.09
   Leverage                                                    6.98                  6.72
   Ending equity to assets                                     7.66                  7.23
   Ending tangible equity to assets                            6.92                  6.41
   ----------------------------------------------      ------------          ------------

of business, and future growth opportunities. At least annually, management reevaluates the policy and presents its findings to the Board of Directors to ensure that the policy continues to support corporate objectives and is consistent with the regulatory environment and changes in market conditions.

     At December 31, 2001, AmSouth met or exceeded all of the minimum capital standards for the parent company and its banking subsidiary as established by regulatory requirements and AmSouth's capital policy. Refer to Table 11 and Notes 15 and 18 of the Notes to Consolidated Financial Statements for specific information.

RISK MANAGEMENT

Risk identification and management are key elements in the overall management of AmSouth. Management believes the primary risk exposures are interest rate, liquidity, credit, operating, and legal risk. Interest rate risk is the risk to NII represented by the impact of higher or lower interest rates. Liquidity risk is the possibility that AmSouth will not be able to fund present and future obligations, and credit risk represents the possibility that borrowers may not be able to repay loans. Operating risk is the risk of loss resulting from inadequate or failed internal processes, people and systems or from external events. Legal risk represents the risk of legal proceedings against AmSouth that arise in the ordinary course of AmSouth's business.

     External factors beyond management's control may from time to time result in losses despite risk management efforts. Management follows a formal policy to evaluate and document the key risks facing each line of business, how those risks can be controlled or mitigated, and how management monitors the controls to ensure that they are effective. AmSouth's Internal Audit Division performs on-going independent reviews of the risk management process and assures the adequacy of documentation. The results of these reviews are reported regularly to the Audit and Community Responsibility Committee of the Board of Directors.

     Some of the more significant processes used to manage and control interest rate, liquidity and credit risks are described in the following paragraphs.

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

     Based on the results of the simulation model as of December 31, 2001, NII would increase $3.3 million or 0.2 percent if interest rates gradually increased from then-current rates by 100 basis points over a 12-month period and would be unchanged if interest rates gradually decreased under the same scenario. This level of interest rate risk is well within AmSouth's policy guidelines. Current policy states that NII should not fluctuate more than 2.5 percent in the event that interest rates gradually increase or decrease 100 basis points over a period of 12 months. As of December 31, 2000, the simulation model indicated that NII would decrease $2.0 million or 0.1 percent if interest rates gradually increased from then-current rates by 100 basis points over a 12-month period and would be unchanged if interest rates gradually decreased under the same scenario.

     In 2000, AmSouth reduced its interest sensitivity compared to prior years, primarily a result of the financial restructuring initiated in the third quarter of 2000. As part of the financial restructuring, AmSouth sold $4.0 billion of low-yielding, fixed-rate investment securities and securitized and sold approximately $1.0 billion of low-yielding, fixed-rate automobile loans. These fixed-rate assets were primarily funded by floating-rate overnight and other short-term borrowings. This action, combined with the mix shift which occurred on the balance sheet in 2001 has significantly reduced the impact of interest rate fluctuations on NII.


INTEREST RATE SWAPS, CAPS AND FLOORS TABLE 12

                                              Receive Fixed      Pay Fixed      Forward Swaps
(In millions)                                  Rate Swaps       Rate Swaps        Pay Fixed        Total
--------------------------------             --------------     -----------    --------------     --------
Balance at January 1, 1999                      $ 1,504           $ 505           $ 2,050         $ 4,059
   Additions                                      2,389              -0-              800           3,189
   Maturities                                      (125)             (1)               -0-           (126)
   Calls                                           (450)             -0-               -0-           (450)
   Terminations                                      -0-           (504)           (2,850)         (3,354)
                                              --------------    -----------     --------------    --------
Balance at December 31, 1999                      3,318             -0-               -0-           3,318
   Additions                                        818             -0-               -0-             818
   Maturities                                      (259)            -0-               -0-            (259)
   Calls                                           (850)            -0-               -0-            (850)
   Terminations                                    (360)            -0-               -0-            (360)
                                              --------------    -----------     --------------    --------
Balance at December 31, 2000                      2,667             -0-               -0-           2,667
   Additions                                         -0-            -0-               -0-             -0-
   Maturities                                      (299)            -0-               -0-            (299)
   Calls                                           (307)            -0-               -0-            (307)
   Terminations                                      -0-            -0-               -0-             -0-
                                              --------------    -----------     --------------    --------
Balance at December 31, 2001                    $ 2,061           $ -0-           $   -0-         $ 2,061
--------------------------------              ==============    ===========     ==============    ========

     In 2001, management continued to take actions to sustain its low interest rate sensitivity. The level of variable rate loans on the balance sheet increased substantially while fixed rate interest-earning assets declined. High-cost consumer deposits declined $2.3 billion while low-cost deposits grew $1.3 billion, maturities of purchased funds were extended and "receive fixed/pay floating" interest rate swaps totaling $606 million matured or were called.

     In addition to efforts to reduce interest rate sensitivity, management, in 2000, began expanding the interest rate sensitivity modeling to include different and more extreme interest rate scenarios such as those experienced in 1999, 2000 and 2001. In addition, variations in other key assumptions, such as loan and deposit volume and pricing, are also regularly stress-tested in net interest income risk modeling.

     AmSouth uses various derivative financial instruments to assist in managing interest rate risk. AmSouth had interest rate swaps as of December 31, 2001, in the notional amount of $2.1 billion. Of these swaps, $725 million of notional value was used to hedge the cash flow of variable-rate commercial loans. The remaining $1.3 billion of notional value of swaps was used to hedge the fair value of fixed-rate consumer certificates of deposit and corporate and bank debt.

     At January 1, 2001, AmSouth adopted Statement 133, which establishes accounting and reporting standards for derivative instruments and hedging activities. It requires the recognition of all derivative

MATURITIES AND INTEREST RATES EXCHANGED ON SWAPS TABLE 13

                                                    Mature During

(Dollars in millions)         2002     2003     2004     2005     2008     2009      Total
------------------------     ------   ------   ------   ------   ------   ------     -----
Receive Fixed Swaps:
   Notional amount           $ 971    $ 290     $300     $150    $ 175    $ 175    $ 2,061
   Receive rate                6.62%    6.34%    6.23%    6.25%    6.13%    6.22%    6.42%
   Pay rate                    2.07%    2.01%    2.00%    2.14%    2.19%    2.14%    2.07%
   ------------------------  ------    ------   -----    -----     -----   -----     ------

instruments as either assets or liabilities in the Statement of Condition at fair value and establishes special accounting treatments for the following types of hedges: hedges of changes in the fair value of assets, liabilities or firm commitments, referred to as fair value hedges; hedges of variable cash flows of forecasted transactions, including variable rate instruments, referred to as cash flow hedges; and hedges of foreign currency exposures of net investments in foreign operations. The accounting for each of the three types of hedges effectively results in recognizing earnings or losses to the extent that there is a difference in the offsetting changes in value in, or cash flows from, the hedging derivative and the hedged item. If a derivative instrument does not qualify for special hedge accounting treatment, the full change in the fair value of the derivative instrument is reflected in earnings in the period of change. During 2001, AmSouth had both fair value hedges and cash flow hedges. For both fair value and cash flow hedges, certain assumptions and forecasts related to the impact of changes in interest rates on the fair value of the derivative and the item being hedged must be documented at the inception of the hedging relationship to demonstrate that the derivative instrument will be effective in hedging the designated interest rate risk. If these assumptions or forecasts do not accurately reflect subsequent changes in the fair value of the derivative instrument or the designated item being hedged, it could result in AmSouth having to discontinue the use of hedge accounting for that derivative instrument. Once hedge accounting is terminated, all subsequent changes in the fair market value of the derivative instrument will flow through the Statement of Earnings possibly resulting in greater volatility of earnings. See Note 1 and
Note 13 to the Consolidated Financial Statements for further discussion of derivatives.

     Table 12 summarizes the activity, by notional amount, of derivative financial instruments utilized in the asset and liability management process at AmSouth for the years 2001, 2000 and 1999.

     Table 13 summarizes the expected maturities of AmSouth's derivative positions at December 31, 2001, and the weighted-average interest rates exchanged on the swaps. Both the timing of the maturities and the variable interest payments and receipts vary as certain interest rates change. The maturities and interest rates exchanged are calculated assuming that interest rates remain unchanged from average December 2001 rates. The information presented could change as future interest rates increase or decrease.

Liquidity AmSouth's goal in liquidity management is to satisfy the cash flow requirements of depositors and borrowers while at the same time meeting its cash flow needs. This is accomplished through the active management of both the asset and liability sides of the balance sheet. The liquidity position of AmSouth is monitored on a daily basis by AmSouth's Treasury Division. In addition, the Asset/Liability Committee, which consists of members of AmSouth's senior management team, reviews liquidity on a regular basis and approves any changes in strategy that are necessary as a result of balance sheet or anticipated cash flow changes. Management also compares on a monthly basis AmSouth's liquidity position to established corporate liquidity guidelines. At December 31, 2001, AmSouth was within all of its established guidelines.

     Maintaining adequate credit ratings on AmSouth's debt issues is critical to liquidity because it affects the ability of the company to attract funds from various sources on a cost competitive basis. Table 14 summarizes AmSouth's credit ratings at December 31, 2001.

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

     In addition to these sources, AmSouth can access other wholesale funding sources such as Eurodollar deposits and certificates of deposit. AmSouth Bank also has the ability to borrow from the FHLB. FHLB advances are competitively priced and are a reliable source of funds. Also, AmSouth Bank maintains a short and medium-term note issuance program with a borrowing capacity of $3.0 billion. There were no amounts outstanding under the note issuance program at December 31, 2001.

     As an additional source of liquidity, AmSouth periodically sells loans or pools of loans to qualifying special purpose entities called conduits in securitization transactions. The conduits are financed by the issuance of securities to asset-backed commercial paper issuers. The transactions are accounted for as sales under Statement of Accounting Standards No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" (Statement 140).

     Loans sold include commercial loans, residential first mortgages and dealer indirect automobile loans, and typically represent the lower yielding loans and better credit risks in each category. These transactions allow AmSouth to utilize its balance sheet capacity and capital for higher yielding, interest-earning assets, while continuing to manage the customer relationship. At December 31, 2001, the outstanding balance of loans sold to conduits was $3.76 billion, including $1.2 billion of commercial loans, $2.1 billion of residential first mortgages and $463 million of dealer indirect automobile loans.

     When AmSouth sells a pool of loans in a conduit securitization transaction, AmSouth generally receives a purchase price plus the right to receive the cash flows from the loans sold in excess of the sum of the principal amount of the conduit's investment in the loans and its contractual yield thereon. AmSouth generally records an interest-only receivable representing the present value of these excess cash flows in accordance with Statement 140. In addition, AmSouth continues to service the loans for a fee. The yield retained by the conduit is directly related to the funding costs of the commercial paper issued. AmSouth has exposure to changes in interest rates to the extent that residential first mortgages and dealer indirect automobile loans sold to the conduits have relatively fixed rates compared to the floating rates retained by the conduits.

     AmSouth provides credit enhancements to these securitizations by providing standby letters of credit, which create exposure to credit risk to the extent of the letters of credit. At December 31, 2001, AmSouth had $153.7 million of letters of credit supporting the conduit sales. This credit risk is reviewed quarterly and a reserve for loss exposure is maintained in other liabilities.

     AmSouth also provides liquidity lines of credit to the asset-backed commercial paper issuers under 364 day commitments. These liquidity lines can be drawn upon in the unlikely event of a commercial paper market disruption or other factors, such as credit rating downgrades of one of the asset-backed commercial paper issuers or AmSouth as the provider of liquidity and credit support, which could prevent the asset-backed commercial paper issuers from being able to issue commercial paper. At December 31, 2001, AmSouth had liquidity lines of credit supporting these transactions of $3.8 billion. To date, there have been no drawdowns of the liquidity lines; however, AmSouth includes this liquidity risk in its monthly liquidity risk analysis to ensure that it would have sufficient sources of liquidity to meet demand. AmSouth also reviews the impact of the drawdown of these liquidity lines on its regulatory capital requirements. As of December 31, 2001, this analysis showed that AmSouth would retain its well capitalized position even if the liquidity lines were completely drawn down.

CREDIT RATINGS TABLE 14

                                                          Standard &
                                               Moody's      Poor's     Fitch
--------------------------------------------   -------    --------     -----
6.875% Subordinated Notes Due 2003                A3       BBB+         BBB+
7.75% Subordinated Notes Due 2004                 A3       BBB+         BBB+
6.625% Subordinated Notes Due 2005                A3       BBB+         BBB+
6.125% Subordinated Notes Due 2009                A3       BBB+         BBB+
6.45% Subordinated Notes Due 2018                A2*        A-*          -
6.75% Subordinated Debentures Due 2025            A3       BBB+         BBB+
7.25% Senior Notes Due 2006                       A2         A-          A-
Commercial paper                                 P-1        A-2          F1
Certificates of deposit                          A1*         A*          A*
Short-term counterparty                          P-1*       A-1*        F1*
Long-term counterparty                           A1*         A*          A*
Financial Strength Rating                        B*          -          B/C*
--------------------------------------------  -------     -------      ------

*AmSouth Bank

 Table reflects ratings as of December 31, 2001

     As discussed above, AmSouth accounts for these loan sales under the guidance of Statement 140. Under Statement 140, when AmSouth sells a loan in which it retains a continuing interest, it is required to determine the fair value of any retained interest in the loans and the fair value of the interest in the loan being sold. These values are used to allocate the previous carrying amount of the loan between the portion sold and the portion retained in calculating the gain or loss on the sale. To obtain fair values, quoted market prices are used if available. However, quotes are generally not available for retained interests, so AmSouth generally estimates fair value based on the present value of expected future cash flows using management's best estimates of the key assumptions - credit losses, prepayment speeds, weighted average life, and discount rates commensurate with the risks involved. To the extent that actual performance is worse than initially estimated or discount rates rise as a result of a higher interest rate environment than estimated, earnings may be negatively impacted. Refer to Note 23, "Securitizations" in the Notes to the Consolidated Financial Statements for further discussion of loan sales to conduits, and Note 1, for a further discussion of accounting standards governing the sale of loans to conduits.

     At December 31, 2001, AmSouth had contractual obligations associated with outstanding borrowings, time deposits and lease obligations of $17.7 billion of which $4.2 billion is due within one year. In addition, AmSouth had loan commitments and standby letters of credit of $21.4 billion of which $11.0 billion expires within one year.

Credit Risk Management Process and Loan Quality The loan portfolio at AmSouth holds the highest degree of risk for AmSouth. AmSouth manages and controls risk in the loan portfolio through adherence to consistent standards established by senior management, combined with a commitment to producing quality assets, developing profitable relationships and meeting strategic growth targets. AmSouth has written credit policies which establish underwriting standards, place limits on exposure and set other limits or standards as deemed necessary and prudent. Also included in the policy, primarily determined by the amount and type of loan, are various approval levels, ranging from the branch or department level to those which are more centralized. AmSouth maintains a diversified portfolio intended to spread its risk and reduce its exposure to economic downturns, which may occur in different segments of the economy or

                             ASSET QUALITY TRENDS
                                    [GRAPH]

                             NONPERFORMING       NONPERFORMING
                              ASSET/LOANS            ASSETS
                 97              0.53%                $129
                 98              0.54%                $132
                 99              0.61%                $162
                 00              0.80%                $196
                 01              0.76%                $191


NONPERFORMING ASSETS TABLE 15

-----------------------------------------------------------------------------------------
                                                           December 31

(Dollars in thousands)                      2001     2000      1999      1998     1997
--------------------------------          -------   -----     ------    ------   -------
Nonaccrual loans                        $ 159,274 $ 179,659 $ 141,134 $ 113,985 $ 109,488
Foreclosed properties                      27,443    12,360    17,767    17,322    19,143
Repossessions                               4,365     4,259     2,644       828       632
                                           ------    ------   -------    ------    ------
   Total nonperforming assets*          $ 191,082 $ 196,278 $ 161,545 $ 132,135 $ 129,263
                                          =======   =======   =======   =======   =======
Nonperforming assets* to loans net of
   unearned income, foreclosed properties
   and repossessions                         0.76%     0.80%     0.61%     0.54%     0.53%
                                          =======   =======   =======   =======   =======
Accruing loans 90 days past due         $ 116,576 $  85,410 $  61,050 $  62,528  $ 66,792
--------------------------------          =======   =======   =======   =======   =======

*Exclusive of accruing loans 90 days past due in particular industries. Industry and loan type diversification is reviewed quarterly.

     Commercial real estate loans are categorized by the type of collateral. Owner-occupied properties include mortgages where the borrower is a primary tenant, such as factory or warehouse loans. Nonowner-occupied lending represents those loans where the primary method of repayment is anticipated to come from the rental income and generally has inherently more risk than owner-occupied lending.

     Each commercial loan recorded at AmSouth is assigned a risk rating on a 13-point numerical scale by a loan officer using established credit policy guidelines. Consumer loan portfolios are assigned risk ratings based on a nine-point scale and are based on the type of loan and its performance. All risk ratings are subject to review by an independent Credit Review Department. In addition, regular reports are made to senior management and the Board of Directors regarding the credit quality of the loan portfolio as well as trends in the portfolio.

     The Credit Administration function includes designated credit officers, some of whom are industry specialists and all of whom are organizationally independent of the production areas. They oversee the loan approval process, ensure adherence to credit policies and monitor efforts to reduce nonperforming and classified assets. Additionally, a centralized special assets function handles resolution and disposition of certain problem loans. Risk in the consumer loan portfolio is further managed through utilization of computerized credit scoring, in-depth analysis of portfolio components, and specific account selection, management and collection techniques. In addition, the consumer collection function is centralized and automated to ensure timely collection of accounts and consistent management of risk associated with delinquent accounts.

     Finally, AmSouth's Credit Review Department performs ongoing independent reviews of the risk management process, adequacy of loan documentation and the risk ratings or specific loan loss reserves for outstanding loans. Furthermore, this department is independent of the

NONPERFORMING LOANS AND NET CHARGE-OFFS/(RECOVERIES) TABLE 16

                                            Nonperforming Loans*                            Net Charge-offs/(Recoveries)
                            --------------------------------------------------  --------------------------------------------------
                                            % of                      % of                      % of                      % of
                            December 31,   Average    December 31,   Average    December 31,   Average    December 31,   Average
                               2001      Loans** per    2000       Loans** per     2001      Loans** per     2000      Loans** per
(Dollars in thousands)                    Category                  Category                  Category                  Category
----------------------      ------------ -----------  ------------ -----------  ------------ -----------  ------------ -----------
Commercial:
   Commercial and industrial    $ 82,209        1.16%     $108,730        1.40%     $ 99,514        1.41%     $ 33,581        0.43%
   Commercial loans
     secured by real estate       15,775        0.95        18,989        1.03         4,868        0.29        11,226        0.61
                            ------------ -----------  ------------ -----------  ------------ -----------  ------------ -----------
     Total commercial             97,984        1.12       127,719        1.33       104,382        1.20        44,807        0.46
                            ------------ -----------  ------------ -----------  ------------ -----------  ------------ -----------
Commercial real estate:
   Commercial real estate
     mortgages                    15,946        0.70        24,259        0.98         1,012        0.04          (210)      (0.01)
   Real estate construction       27,896        1.16         4,537        0.20           324        0.01           663        0.03
                            ------------ -----------  ------------ -----------  ------------ -----------  ------------ -----------
     Total commercial real
     estate                       43,842        0.93        28,796        0.61         1,336        0.03           453        0.01
                            ------------ -----------  ------------ -----------  ------------ -----------  ------------ -----------
Consumer:
   Residential first
     mortgages                    11,718        0.76        12,494        0.80         2,068        0.13           987        0.06
   Equity loans and lines          4,992        0.10        10,126        0.23        16,111        0.33         8,841        0.20
   Dealer indirect                     2        0.00             1        0.00        44,319        1.38        42,518        1.13
   Revolving credit                  -0-        0.00           -0-        0.00        21,344        4.27        15,900        3.35
   Other consumer                    736        0.06           523        0.04        14,367        1.25        10,845        0.83
                            ------------ -----------  ------------ -----------  ------------ -----------  ------------ -----------
     Total consumer               17,448        0.15        23,144        0.20        98,209        0.87        79,091        0.69
                            ------------ -----------  ------------ -----------  ------------ -----------  ------------ -----------
                                $159,274        0.64%     $179,659        0.69%     $203,927        0.82%     $124,351        0.48%
----------------------      ============ ===========  ============ ===========  ============ ===========  ============ ===========

 * Exclusive of accruing loans 90 days past due
** Net of unearned income
lending function. The results of its examinations are reported to the Audit and Community Responsibility Committee of the Board of Directors.

     Nonperforming Assets Management closely monitors loans and other assets that are classified as nonperforming assets. Nonperforming assets include nonaccrual loans, restructured loans, foreclosed properties, and repossessions. Loans are generally placed on nonaccrual if full collection of principal and interest becomes unlikely (even if all payments are current) or if the loan is delinquent in principal or interest payments for 90 days or more, unless the loan is well-secured and in the process of collection. The Special Assets Department manages collection of commercial nonperforming loans and business banking loans greater than $250,000 while the Consumer Collections Department manages the consumer nonperforming loan portfolio. The Business Banking Collections Department manages collections of business banking loans under $250,000.

     Nonperforming assets, excluding accruing loans 90 days past due, decreased $5.2 million to $191.1 million during 2001. The graph entitled Asset Quality Trends and Table 15 provide trend information and detailed components of nonperforming assets for each of the last five years.

     The decrease in nonperforming assets in 2001 compared to 2000 was the result of lower commercial and industrial nonaccrual loans and a decrease in nonaccrual equity loans and lines of credit. The decrease in these categories was partially offset by increases in nonaccruing commercial real estate loans and foreclosed property and repossessions. The lower level of nonaccruing commercial and industrial loans was indicative of AmSouth's strategy to reduce its exposure to syndicated commercial credits.

     Accruing loans 90 days past due were $116.6 million at December 31, 2001, an increase of $31.2 million from December 31, 2000. This increase reflected higher consumer loan delinquencies primarily within the equity line and loan portfolios. The increase in

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES
TABLE 17

                         December 31, 2001    December 31, 2000     December 31, 1999     December 31, 1998     December 31, 1997
                       --------------------- --------------------- --------------------- --------------------- --------------------
                                  Percentage            Percentage            Percentage            Percentage           Percentage
                                      of                    of                    of                    of                   of
                                   Loans in              Loans in              Loans in              Loans in             Loans in
                                     Each                  Each                  Each                  Each                 Each
                                   Category              Category              Category              Category             Category
                                      to                    to                    to                    to                   to
                       Allowance    Total   Allowance     Total   Allowance      Total  Allowance     Total   Allowance    Total
(Dollars in thousands) Allocation   Loans   Allocation    Loans   Allocation     Loans  Allocation    Loans   Allocation   Loans
---------------------- ----------   -----   ----------    -----   ----------     -----  ----------    -----   ----------   -----
Commercial:
   Commercial and
    industrial           $126,692    27.4%    $144,828     29.7%    $110,059      30.3%   $109,988     32.5%     $83,192    31.4%
   Commercial secured
    by real estate         25,274     6.7       23,018      7.2       24,924       7.8      21,062      7.5       26,706    10.2
                       ----------   -----   ----------    -----   ----------     -----  ----------    -----   ----------   -----
     Total commercial     151,966    34.1      167,846     36.9      134,983      38.1     131,050     40.0      109,898    41.6
                       ----------   -----   ----------    -----   ----------     -----  ----------    -----   ----------   -----
Commercial real estate:
   Commercial real
    estate mortgages       23,722     8.5       31,238      9.5       29,999       8.7      23,136      9.1       15,791     6.0
   Real estate
    construction           33,633     9.4       36,760     10.2       42,067       9.2      25,606      7.3       19,754     5.4

                       ----------   -----   ----------    -----   ----------     -----  ----------    -----   ----------   -----
Total commercial
 real estate               57,355    17.9       67,998     19.7       72,066      17.9      48,742     16.4       35,545    11.4

Consumer:              ----------   -----   ----------    -----   ----------     -----  ----------    -----   ----------   -----
   Residential first
    mortgages               1,666     6.6        2,445      5.5        3,010       6.5       7,179      9.4       13,641    14.3
   Equity loans and
    lines                  20,232    21.5       14,843     18.9       11,113      14.7       5,311     13.7        8,364    13.8
   Dealer indirect         45,658    13.5       32,291     12.1       44,916      15.8      29,912     11.9       24,249     7.7
   Revolving credit        26,038     2.1       24,885      2.1       18,879       1.9      23,482      2.0       43,843     2.8
   Other consumer          15,143     4.3       12,761      4.8       15,344       5.1      21,868      6.6       25,790     8.4
                       ----------   -----   ----------    -----   ----------     -----  ----------    -----   ----------   -----
     Total consumer       108,737    48.0       87,225     43.4       93,262      44.0      87,752     43.6      115,887    47.0
                       ----------   -----   ----------    -----   ----------     -----  ----------    -----   ----------   -----
Unallocated                45,549     0.0       57,365      0.0       54,368       0.0     102,521      0.0      104,721     0.0
                       ----------   -----   ----------    -----   ----------     -----  ----------    -----   ----------   -----
                         $363,607   100.0%    $380,434    100.0%    $354,679     100.0%   $370,065    100.0%    $366,051   100.0%
                       ==========   =====   ==========    =====   ==========     =====  ==========    =====   ==========   =====

delinquencies in this category accelerated during the second half of 2001 and was caused by the slower economy and increased bankruptcies.

     Table 16 presents nonperforming loans and net charge-offs and each as a percentage of average net loans by category for December 31, 2001 and 2000. At December 31, 2001, AmSouth had approximately $72.1 million of potential problem commercial loans which were not included in the nonaccrual loans or in the accruing loans 90 days past due categories at year-end but for which management had concerns as to the ability of such borrowers to comply with their present loan repayment terms.

Allowance for Loan Losses AmSouth maintains an allowance for loan losses which it believes is adequate to absorb losses inherent in the loan portfolio. Although management considers the allowance for loan losses to be adequate based on information currently available, the allowance may be increased or decreased in the future based on loan balances outstanding, changes in internally generated credit quality ratings of the loan portfolio, trends in credit losses, changes in general economic conditions, or changes in other risk factors.

     The allowance for loan losses consists of three components that are calculated based on various independent methodologies. All components of the allowance for loan losses represent an estimation performed pursuant to either FASB Statement No. 5 or FASB Statement No. 114. Management's estimate of each allowance for credit losses component is based on certain observable data that management believes is the most reflective of the underlying credit losses being estimated. The three components include the following: (1) allowances established on specific loans, (2) general allowances based on historical loan loss experience and current trends, and (3) allowance based on general economic conditions and other risk factors in AmSouth's markets. A formal review is prepared quarterly to assess the risk in the portfolio and to determine the adequacy of the allowance for loan losses.

     The specific allowance is based on a regular analysis of classified commercial and commercial real estate loans. Within this group, every nonperforming loan in excess of $500,000 is reviewed by AmSouth's Special Assets Department for a specific allocation. The specific allowance established for these impaired loans is based on the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent.

     The second element is determined by the mix of loan products within the portfolio, an internal loan grading process and associated allowance factors. These general allowance factors are updated and reviewed at least quarterly by senior credit management and are based on historical net charge-off rates and current loan charge-off trends. The loss analysis examines loss experience in relation to internal loan grades. A quarterly charge-off trend analysis is completed for homogeneous loan categories. Specific homogeneous consumer loan pools include: direct loans, bankcard, other revolving loans, indirect automobile loans, residential first mortgages, and home equity lending. In addition, commercial, commercial real estate and business banking loans not specifically reviewed within the first element are included in the calculation of the allowance in the review of general allowances.

     The review of general economic conditions and other risk factors on the losses inherent in the portfolio is based on the effect of marketplace conditions and/or events that could affect loan repayment. This element inherently involves a higher degree of uncertainty as it requires management to anticipate the impact that economic trends, legislative actions or other unique market and/or portfolio issues may have on estimated credit losses. For example, in assessing economic risks in the market place, management might consider local unemployment trends, population shifts within the region, real estate absorption rates, expansion and contraction plans for major employers, and other similar indicators. Consideration of other risk factors typically includes such issues as recent loss experience in specific portfolio segments, trends in loan quality, changes in account acquisition strategy or market focus, concentrations of credit, and bank regulatory results together with any internal administrative risk factors. The chief credit officer reviews these conditions quarterly with executive management. To the extent that any of these conditions is evidenced by a specifically identifiable problem credit or portfolio segment, as of the evaluation date, management's estimate of the effect of such condition may be reflected as a specific allowance applicable to such credit or portfolio segment. Where any of these conditions is not evidenced by a specifically identifiable problem credit or portfolio segment as of the evaluation date, management's evaluation of the probable loss related to such condition is reflected in the unallocated allowance.

     Concentrations of credit risk may affect AmSouth's analysis of other risks and, ultimately, the level of the allowance. Concentrations typically involve loans to one borrower, an affiliated group of borrowers, borrowers engaged in or dependent upon the same industry, or a


ALLOWANCE FOR LOAN LOSSES TABLE 18

-----------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                                               2001       2000          1999           1998              1997
-----------------------------------------------------------------------------------------------------------------------------------
Balance at January 1                                             $ 380,434     $354,679    $370,065      $366,051          $370,277
Loans charged off:
   Commercial and industrial                                     (104,608)     (40,290)    (43,213)      (35,420)          (25,768)
   Commercial loans secured by real estate                         (6,668)     (14,617)     (2,539)       (1,865)           (3,859)
                                                                  --------      -------     -------       --------          -------
        Total commercial                                         (111,276)     (54,907)    (45,752)      (37,285)          (29,627)
   Commercial real estate mortgages                                (1,323)        (312)     (2,627)       (4,911)           (2,788)
   Commercial real estate construction                               (832)      (1,031)     (1,907)         (995)             (698)
                                                                  --------      -------     -------       --------          -------
     Total commercial real estate                                  (2,155)      (1,343)     (4,534)       (5,906)           (3,486)

   Residential first mortgages                                     (2,341)      (1,114)     (4,346)       (3,877)           (4,033)
   Equity loans and lines                                         (18,157)     (10,524)     (5,137)       (2,906)           (2,784)
   Dealer indirect                                                (68,210)     (71,659)    (48,504)      (27,219)          (28,817)
   Revolving credit                                               (24,727)     (19,650)    (19,715)      (31,038)          (43,951)
   Other consumer                                                 (23,020)     (19,191)    (20,299)      (26,007)          (37,679)
                                                                  --------      -------     -------       --------          -------
     Total charge-offs                                           (249,886)     (178,388)  (148,287)     (134,238)         (150,377)
                                                                  --------      -------     -------       --------          -------

Recoveries of loans previously charged off:
   Commercial and industrial                                         5,094        6,709      10,994        11,748            10,697
   Commercial loans secured by real estate                           1,800        3,391         365           554             2,320
                                                                  --------      -------     -------       --------          -------
     Total commercial                                                6,894       10,100      11,359        12,302            13,017

   Commercial real estate mortgages                                    311          522         561         4,950             1,526
   Commercial real estate construction                                 508          368         767           280             3,328
                                                                  --------      -------     -------       --------          -------
     Total commercial real estate                                      819          890       1,328         5,230             4,854

   Residential first mortgages                                         273          127         505         1,094             1,269
   Equity loans and lines                                            2,046        1,683         505           279               560
   Dealer indirect                                                  23,891       29,141      19,173        15,246            16,340
   Revolving credit                                                  3,383        3,750       3,762         5,845             5,724
   Other consumer                                                    8,653        8,346       8,749        10,590            13,905
                                                                  --------      -------     -------       --------          -------
     Total recoveries                                               45,959       54,037      45,381        50,586            55,669
                                                                  --------      -------     -------       --------          -------
Net charge-offs                                                   (203,927)    (124,351)   (102,906)      (83,652)          (94,708)
                                                                  --------      -------     -------       --------          -------
Addition to allowance charged to expense                           187,100      227,600     165,626        99,067            83,508
Allowance sold                                                         -0-      (74,591)     (2,000)      (14,900)             (252)
Allowance transferred to other liabilities                             -0-       (2,903)     (5,106)       (2,665)           (1,026)
Allowance acquired in bank purchase/other                              -0-          -0-     (71,000)        6,164             8,252
                                                                  --------      -------     -------       --------          -------
Balance at December 31                                            $363,607     $380,434   $ 354,679    $  370,065          $366,051
                                                                  --------      -------     -------       --------          -------

Loans net of unearned income, outstanding at end of period     $25,124,493  $24,616,435 $26,266,759   $24,445,296       $24,415,004
Average loans net of unearned income, outstanding for the
   period                                                      $24,763,798  $25,879,910 $25,471,295   $24,027,839       $23,753,817
Ratios:
   Allowance at end of period to loans
     net of unearned income                                           1.45%        1.55%       1.35%         1.51%             1.50%
   Allowance at end of period to average
     loans net of unearned income                                     1.47         1.47        1.39          1.54              1.54



   Allowance at end of period to nonperforming loans*               228.29       211.75      251.31        324.66            334.33
   Allowance at end of period to nonperforming assets*              190.29       193.82      219.55        280.07            283.18
   Net charge-offs to average loans net of unearned income            0.82         0.48        0.40          0.35              0.40
   Net charge-offs to allowance at end of period                     56.08        32.69       29.01         22.60             25.87
   Recoveries to prior year charge-offs                              25.76        36.44       33.81         33.64             42.29

* Exclusive of accruing
loans 90 days past due


group of borrowers whose loans are supported by the same type of collateral. AmSouth has significant concentrations of credit loans secured by residential real estate. At December 31, 2001, AmSouth had $7.1 billion in loans secured by residential real estate, representing 28 percent of total loans, up slightly from 24 percent at December 31, 2000. These loans are geographically dispersed across AmSouth's markets. In addition, AmSouth is subject to a geographic concentration of credit because it operates primarily in the southeastern region of the United States. Although it does not constitute a significant concentration of credit risk, AmSouth has material credit exposure to various industry sectors, including real estate developers/investors representing 11.5 percent of the total loan portfolio, financial services at 4.5 percent, construction/contractors at 4.1 percent and retail at 3.7 percent, among others. Levels of exposure to these and other industry groups, together with an assessment of current trends and expected future financial performance are carefully analyzed for each industry in order to determine an adequate allowance level.

     At December 31, 2001 and 2000, AmSouth had $28.5 million and $71.0 million, respectively, of loans to related parties. AmSouth had no other material transactions with related parties. See Note 7 of the Notes to Consolidated Financial Statements for further information on related-party loans.

     AmSouth's Credit Administration Department prepares a comprehensive analysis of the allowance for loan losses and conducts a peer review of allowance levels of large banks on a quarterly basis. The review is presented to and approved by senior management and subsequently reviewed and approved by the Audit and Community Responsibility Committee of the Board of Directors.

     At December 31, 2001, the allowance for loan losses was $363.6 million versus $380.4 million at year-end 2000. The overall level of allowance at December 31, 2001, versus December 31, 2000, primarily reflected a reduction of the credit quality concerns associated with AmSouth's syndicated commercial loan portfolio. During 2001, approximately $46 million of syndicated loans were charged off, of which $32 million was specifically reserved for within the allowance at the end of 2000. The allowance allocated to commercial and industrial loans decreased by 12.5 percent in 2001. This decrease reflected a lower level of impaired and classified loans within the commercial portfolio. The decrease in the allowance allocated to commercial loans secured by real estate and commercial real estate mortgages reflected lower nonperforming loans in these categories. The decrease in the allowance allocated to construction lending reflected a reduction of classified loans. While nonperforming construction loans increased by approximately $23 million, very little allowance was required due to high levels of collateral values associated with these nonperforming loans. On the consumer side of the portfolio, the allowance allocated to residential mortgages reflected a decrease in delinquencies within the residential mortgage portfolio in comparison to December 31, 2000. Delinquencies as a percentage of residential mortgages decreased from 5.75 percent of outstanding residential loans to 3.84 percent at December 31, 2001. The increase in all other categories of consumer loans reflected an increase in net charge-offs experienced in these categories which resulted in higher loss factors being applied to these portfolios. In addition, the higher allowance allocation for equity lending, dealer indirect and revolving credit loans reflected higher loan balances in these areas. The overall decrease of $11.8 million in the unallocated allowance reflected a decrease in AmSouth's syndicated loan portfolio during 2001.

     At December 31, 2001, the allowance for loan losses to net loans was 1.45 percent while coverage of nonperforming loans was 228 percent. This compared with an allowance for loan losses to net loans at the end of 2000 of 1.55 percent and with coverage of nonperforming loans for the same period of 2000 of 212 percent.

LINE OF BUSINESS RESULTS

AmSouth segregates financial information used to assess its performance and allocate resources based on three reportable segments. The three reportable segments include Consumer Banking, Commercial Banking and Wealth Management. The financial performance for each segment is determined based on AmSouth's management accounting process, which assigns balance sheet and income statement items to each segment based on managerial responsibility. Segments are also defined by customer base and product type. Performance of the operating segments reflects the management process and structure of AmSouth and is not necessarily comparable with similar information for any other financial institution. Selected financial information and a description of the methodologies used to measure the financial performance of the business segments are presented in Note 22 to the Consolidated Financial Statements.

     Consumer Banking delivers a full range of financial services to individuals and small businesses through the retail branch and ATM networks, and the Internet. Services include loan and deposit products designed to meet the personal finance needs of consumers and the financial needs of small business owners. The increase in net income in 2001 in the Consumer Banking segment reflected the success of AmSouth's strategic initiatives to grow the Consumer and Business Banking businesses. In 2001, the Consumer Banking segment produced net income totaling $340.6 million compared to $303.6 million in 2000. The increase over 2000 was the result of higher NII and NIR, partially offset by higher NIE. Higher NII reflected growth in average consumer loans, while the increase in NIR was a result of higher service charge revenues. The increase in NIE represented the costs associated with the generation of higher revenues.

     Commercial Banking provides corporate lending, leasing, international, capital markets, and corporate cash management services to large and middle-market corporate customers. In 2001, the Commercial Banking group contributed $157.4 million of net income versus $196.3 million in 2000. The lower level of income in 2001 was the result of higher commercial charge-offs in 2001, related to deterioration in AmSouth's syndicated loan portfolio, and a $21.7 million increase in NIE.

     Wealth Management provides retirement and investment management services for both institutional and individual clients. Producing primarily fee-based income, this area includes trust, private banking, consumer investment services, and the AmSouth Mutual Funds. Wealth Management contributed net income of $30.7 million in 2001 compared to $39.0 million in 2000. The decrease was the result of higher noninterest expenses in 2001 associated with AmSouth's Wealth Management initiative.

     Treasury and Other represents balance sheet management activities, corporate overhead, unallocated revenues such as BOLI, and other nonrecurring gains, losses or special charges. Treasury and Other does not represent a banking line of business, but encompasses all other activities supporting the business segments.

FORWARD-LOOKING STATEMENTS

Statements made in this document which are not purely historical are forward-looking statements as defined in the "Private Securities Litigation Reform Act of 1995," including any statements regarding descriptions of management's plans, objectives or goals for future operations, products or services, and forecasts of its revenues, earnings or other measures of performance.

     Forward-looking statements are based on current management expectations and, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond AmSouth's control - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Some of these factors which could cause results to differ materially from management's current expectations include, but are not limited to: the execution of AmSouth's strategic initiatives; legislation; general economic conditions, especially in the Southeast; changes in interest rates, yield curves and interest rate spread relationships; deposit flows; the cost of funds; cost of federal deposit insurance premiums; demand for loan products; demand for financial services; competition; changes in the quality or composition of AmSouth's loan and investment portfolios including capital market inefficiencies that may affect the marketability and valuation of available-for-sale securities; changes in accounting and tax principles, policies or guidelines; other economic, competitive, governmental and regulatory factors affecting AmSouth's operations, products, services and prices; and the outcome of litigation, which is inherently uncertain and depends on the findings of judges and juries. The terrorist attacks of September 11, 2001, have had a negative impact on the economy. It is impossible to predict what future effect these events or any United States response may have. To the extent there is a prolonged negative effect on the economy, the effects may include: adverse changes in customers' borrowing, investing or spending patterns; market disruptions; adverse effects on the performance of the United States and foreign equity markets; currency fluctuations; exchange controls; restriction of asset growth; negative effects on credit quality; and other effects that could adversely impact the performance, earnings and revenue growth of the financial services industry, including AmSouth.

     Forward-looking statements speak only as of the date they are made. AmSouth does not undertake a duty to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

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


/s/ C. Dowd Ritter                                  /s/ Sloan D. Gibson

C. Dowd Ritter                                      Sloan D. Gibson
Chairman, President and                             Vice Chairman and
Chief Executive Officer                             Chief Financial Officer

Report of Ernst & Young LLP, Independent Auditors

BOARD OF DIRECTORS
AMSOUTH BANCORPORATION

     We have audited the accompanying consolidated statements of condition of AmSouth Bancorporation and subsidiaries (AmSouth) as of December 31, 2001 and 2000, and the related consolidated statements of earnings, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of AmSouth Bancorporation and subsidiaries at December 31, 2001 and 2000, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.


                                           /s/ Ernst & Young LLP

Birmingham, Alabama
January 15, 2002

AmSouth Bancorporation and Subsidiaries

CONSOLIDATED STATEMENT OF CONDITION

(Dollars in thousands)                                                                                     December 31
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                      2001                 2000
                                                                                                     -----                -----
Assets
Cash and due from banks                                                                         $1,441,561            $1,276,431
Federal funds sold and securities purchased under agreements to resell                             400,000             2,155,665
Trading securities                                                                                  12,979                11,942
Available-for-sale securities                                                                    4,829,512             1,908,917
Held-to-maturity securities (market value of $4,071,008 and $6,729,880, respectively)            4,002,474             6,650,439
Loans held for sale                                                                                291,782                92,811
Loans                                                                                           25,852,221            25,088,186
Less: Allowance for loan losses                                                                    363,607               380,434
      Unearned income                                                                              727,728               471,751
                                                                                               -----------            ----------
      Net loans                                                                                 24,760,886            24,236,001
Other interest-earning assets                                                                       40,458                61,060
Premises and equipment, net                                                                        729,383               634,201
Accrued interest receivable and other assets                                                     2,091,379             1,908,511
                                                                                               -----------            ----------
                                                                                               $38,600,414           $38,935,978
                                                                                               ===========           ===========
Liabilities and Shareholders' Equity
Deposits and interest-bearing liabilities:
   Deposits:
      Noninterest-bearing demand                                                                $5,280,621            $4,934,466
      Interest-bearing demand                                                                   10,518,922             9,579,868
      Savings                                                                                    1,229,871             1,212,652
      Time                                                                                       6,800,056             7,841,567
      Foreign time                                                                                 309,641               503,414
      Certificates of deposit of $100,000 or more                                                2,027,906             2,551,337
                                                                                               -----------            ----------
        Total deposits                                                                          26,167,017            26,623,304
   Federal funds purchased and securities sold under agreements to repurchase                    2,080,296             2,320,264
   Other borrowed funds                                                                             79,454               536,848
   Long-term Federal Home Loan Bank advances                                                     5,093,834             4,898,308
   Other long-term debt                                                                          1,008,421               985,097
                                                                                               -----------           -----------
       Total deposits and interest-bearing liabilities                                          34,429,022            35,363,821
Accrued expenses and other liabilities                                                           1,216,293               758,750
                                                                                               -----------           -----------
       Total liabilities                                                                        35,645,315            36,122,571
                                                                                               -----------           -----------
Shareholders'equity:
   Preferred stock - no par value:
     Authorized - 2,000,000 shares; Issued and outstanding - none                                      -0-                   -0-
   Common stock - par value $1 a share:
     Authorized -  750,000,000 shares
     Issued - 416,931,000 and 416,941,000 shares, respectively                                     416,931               416,941
   Capital surplus                                                                                 699,863               691,677
   Retained earnings                                                                             2,677,933             2,466,048
   Cost of common stock in treasury-53,896,000 and 43,134,000 shares, respectively               (848,005)             (651,328)
   Deferred compensation on restricted stock                                                      (16,624)               (2,381)
   Accumulated other comprehensive income/(loss)                                                    25,001             (107,550)
                                                                                               -----------           -----------
       Total shareholders' equity                                                                2,955,099             2,813,407
                                                                                               -----------           -----------
                                                                                               $38,600,414           $38,935,978
                                                                                               ===========           ===========

See notes to consolidated financial statements.

AmSouth Bancorporation and Subsidiaries

CONSOLIDATED STATEMENT OF EARNINGS


(In thousands except per share data)                                    Years Ended December 31
---------------------------------------------------------------------------------------------------------
                                                                       2001          2000         1999
                                                                  ------------  ------------  -----------
Interest Income
Loans                                                               $1,958,802    $2,237,548   $2,128,145
Available-for-sale securities                                          325,854       329,766      467,499
Held-to-maturity securities                                            283,581       453,987      314,868
Trading securities                                                         379         2,122        4,051
Loans held for sale                                                     17,079        12,582       10,148
Federal funds sold and securities purchased
  under agreements to resell                                            44,431        27,455        5,694
Other interest-earning assets                                            4,414         6,966        2,343
                                                                    ----------    ----------   ----------
   Total interest income                                             2,634,540     3,070,426    2,932,748
                                                                    ----------    ----------   ----------
Interest Expense
Interest-bearing demand deposits                                       253,996       327,664      266,155
Savings deposits                                                        15,714        37,030       53,933
Time deposits                                                          407,071       445,713      402,576
Foreign time deposits                                                    9,813        64,540       34,262
Certificates of deposit of $100,000 or more                            125,919       166,224      146,422
Federal funds purchased and securities sold
  under agreements to repurchase                                        72,888       188,410      187,946
Other borrowed funds                                                     8,988        96,808       47,894
Long-term Federal Home Loan Bank advances                              291,192       296,158      222,036
Other long-term debt                                                    54,075        68,776       63,580
                                                                    ----------    ----------   ----------
   Total interest expense                                            1,239,656     1,691,323    1,424,804
                                                                    ----------    ----------   ----------
Net Interest Income                                                  1,394,884     1,379,103    1,507,944
Provision for loan losses                                              187,100       227,600      165,626
                                                                    ----------    ----------   ----------
Net Interest Income After Provision for Loan Losses                  1,207,784     1,151,503    1,342,318
                                                                    ----------    ----------   ----------
Noninterest Revenues
Service charges on deposit accounts                                    258,089       229,383      233,045
Trust income                                                           112,078       114,353      109,223
Consumer investment services income                                     95,387       199,270      213,292
Other noninterest revenues                                             282,668       126,488      292,000
                                                                    ----------    ----------   ----------
   Total noninterest revenues                                          748,222       669,494      847,560
                                                                    ----------    ----------   ----------
Noninterest Expenses
Salaries and employee benefits                                         594,450       583,794      612,687
Equipment expense                                                      122,621       121,798      135,590
Net occupancy expense                                                  113,174       114,783      111,432
Subscribers' commissions                                                   -0-        82,618       99,588
Merger-related costs                                                       -0-       110,178      301,415
Other noninterest expenses                                             355,149       353,264      387,795
                                                                    ----------    ----------   ----------
   Total noninterest expenses                                        1,185,394     1,366,435    1,648,507
                                                                    ----------    ----------   ----------
Income Before Income Taxes                                             770,612       454,562      541,371
Income taxes                                                           234,266       125,435      200,903
                                                                    ----------    ----------   ----------
   Net Income                                                       $  536,346    $  329,127   $  340,468
                                                                    ==========    ==========   ==========
Average common shares outstanding                                      367,404       382,031      391,136
Earnings per common share                                               $ 1.46        $ 0.86       $ 0.87
Diluted average common shares outstanding                              370,948       384,677      396,515
Diluted earnings per common share                                       $ 1.45        $ 0.86       $ 0.86


See notes to consolidated financial statements.

AmSouth Bancorporation and Subsidiaries

CONSOLIDATED STATEMENT OF SHAREHOLDERS` EQUITY


                                                                                           Deferred        Accumulated
                                                                                           Compensation    Other
                                              Common      Capital   Retained  Treasury     on Restricted   Comprehensive
(In thousands)                                Stock       Surplus   Earnings  Stock        Stock           Income/(Loss)    Total

Balance at January 1, 1999                     $420,058   $763,117 $2,419,558  $(367,286)   $ (40,053)     $ 12,030      $3,207,424


Comprehensive income:
   Net income                                       -0-        -0-    340,468        -0-          -0-           -0-         340,468
   Other comprehensive income, net of tax:
     Changes in unrealized gains
     and losses on securities, net of
       reclassification adjustment (net of
        $74,014 tax benefit)                        -0-        -0-        -0-        -0-          -0-      (260,879)       (260,879)
                                                                                                                          ----------
Comprehensive income                                                                                                         79,589
Cash dividends declared                             -0-        -0-   (163,395)       -0-          -0-           -0-        (163,395)
Cash dividends declared by
    pooled companies                                -0-        -0-    (94,305)       -0-          -0-           -0-         (94,305)
Common stock transactions:
   Employee stock plans                             808     10,998    (18,647)    63,081       34,215           -0-          90,455
   Dividend reinvestment                            -0-        107     (1,202)     7,007          -0-           -0-           5,912
   Purchase of common stock                      (3,917)   (83,402)       -0-    (79,156)         -0-           -0-        (166,475)
                                                --------   --------  ---------  --------      -------     ---------        ---------
Balance at December 31, 1999                    416,949    690,820  2,482,477   (376,354)      (5,838)     (248,849)      2,959,205
Comprehensive income:
   Net income                                       -0-        -0-    329,127        -0-          -0-           -0-         329,127
   Other comprehensive income, net of tax:
     Changes in unrealized gains
     and losses on securities, net of
        reclassification adjustment (net of
        $45,012 tax expense)                        -0-        -0-        -0-        -0-          -0-       141,299         141,299
                                                                                                                           ---------
Comprehensive income                                                                                                        470,426
Cash dividends declared                             -0-        -0-   (307,221)       -0-          -0-           -0-        (307,221)
Common stock transactions:
   Employee stock plans                              (8)       857    (29,526)    83,603        3,457           -0-          58,383
   Dividend reinvestment                            -0-        -0-     (8,809)    17,245          -0-           -0-           8,436
   Purchase of common stock                         -0-        -0-        -0-   (375,822)         -0-           -0-        (375,822)
                                                --------   --------  ---------  --------      -------     ---------        ---------
Balance at December 31, 2000                    416,941    691,677  2,466,048   (651,328)      (2,381)     (107,550)      2,813,407
Comprehensive income:
   Net income                                       -0-        -0-    536,346        -0-          -0-          -0-          536,346
   Other comprehensive income, net of tax:
     Cumulative effect of accounting change
        (net of $6,324 tax expense)                 -0-        -0-        -0-        -0-          -0-        32,262          32,262
     Changes in unrealized gains on derivative
     instruments (net of $6,959 tax expense)        -0-        -0-        -0-        -0-          -0-        12,918          12,918
     Changes in unrealized gains and losses on
        securities, net of reclassification
        adjustment (net of $33,909 tax expense)     -0-        -0-        -0-        -0-          -0-        87,371          87,371
                                                                                                                            --------
Comprehensive income                                                                                                        668,897
Cash dividends declared                             -0-        -0-   (316,119)       -0-          -0-           -0-        (316,119)
Common stock transactions:
   Employee stock plans                             (10)     8,040     (7,998)    54,496      (14,243)          -0-          40,285
   Dividend reinvestment                            -0-       146        (344)    10,840          -0-           -0-          10,642
   Purchase of common stock                         -0-        -0-        -0-   (262,013)         -0-           -0-        (262,013)
                                                --------   --------  ---------  --------      -------     ---------        ---------
Balance at December 31, 2001                   $416,931   $699,863 $2,677,933  $(848,005)   $ (16,624)    $ 25,001        2,955,099
                                                ========   ========  =========  ========      =======     =========        =========
Disclosure of 2001 reclassification amounts:
Unrealized holding gains on securities arising
during the period                                                                                          $ 94,362
Less: Reclassification adjustment for net
       securities gains realized in net income                                                                6,991
                                                                                                             ------
Net unrealized gains on securities, net of tax                                                             $ 87,371
                                                                                                             ------
Unrealized holding gains on derivatives
    arising during the period                                                                              $ 23,423
Less: Reclassification adjustment for gains
realized in net income                                                                                       10,505
                                                                                                             ------
Net unrealized gains on derivatives, net of tax                                                            $ 12,918
                                                                                                             ======

See notes to consolidated financial statements.

AmSouth Bancorporation and Subsidiaries

CONSOLIDATED STATEMENT OF CASH FLOWS

--------------------------------------------------------------------------------

(In thousands)                                                                       Years Ended December 31
--------------------------------------------------------------                  ------      ------       -------
                                                                                 2001        2000          1999
                                                                                ------      ------       -------
Operating Activities
Net income                                                                    $ 536,346  $ 329,127     $ 340,468
Adjustments to reconcile net income to net cash provided by operating activities:
   Provision for loan losses                                                    187,100    227,600       165,626
   Depreciation and amortization of premises and equipment                       89,659     84,292        97,731
   Amortization of premiums and discounts on held-to-maturity securities
     and available-for-sale securities                                         (36,172)      8,213        (3,004)
   Noncash portion of merger-related costs                                          -0-     43,389        98,595
   Net (increase) decrease in loans held for sale                             (200,433)     29,907       106,372
   Net (increase) decrease in trading securities                                  (940)     16,200        (4,154)
   Net (gains) losses on sales of available-for-sale securities                (11,204)     95,301       (11,392)
   Net gains on sales of loans to dealer conduits                                   -0-     (9,323)           -0-
   Net gains on sales of loans to mortgage conduits                             (1,993)    (16,881)      (19,928)
   Net loss on dealer securitization                                                -0-     18,531            -0-
   Net loss on loans held for accelerated disposition                               -0-     23,414            -0-
   Write-down of mortgage conduit assets                                            -0-     24,751            -0-
   Net gains on sales of business operations, subsidiaries and other assets     (3,983)    (19,959)           -0-
   Net increase in accrued interest receivable and other assets               (158,496)    (58,989)     (531,927)
   Net increase (decrease) in accrued expenses and other liabilities           215,654    (176,666)      (32,371)
   Provision for deferred income taxes                                         191,829     138,154        56,834
   Amortization of intangible assets                                            33,995      37,589        40,306
   Other operating activities, net                                              41,057      60,890        42,054
                                                                               --------   --------     -----------
     Net cash provided by operating activities                                 882,419     855,540       345,210
                                                                               --------   --------     -----------
Investing Activities
Proceeds from maturities and prepayments of available-for-sale
  securities                                                                 1,281,131     535,098     1,904,594
Proceeds from sales of available-for-sale securities                           607,575   4,523,131     2,292,108
Purchases of available-for-sale securities                                  (2,601,349)   (878,539)   (5,319,935)
Proceeds from maturities, prepayments and calls of held-to-maturity
  securities                                                                 1,963,162     979,239     1,430,693
Purchases of held-to-maturity securities                                    (1,282,626)   (559,395)   (2,275,882)
Net decrease (increase) in federal funds sold and securities
  purchased under agreements to resell                                       1,755,665   (2,023,473)     225,227
Net decrease (increase) in other interest-earning assets                        20,602      (43,196)      11,412
Net increase in loans, excluding dealer securitization and mortgage and
  dealer conduits sales                                                       (887,830)  (3,125,344)  (3,382,611)
Proceeds from sales of loans to dealer conduits                                     -0-   1,001,106           -0-
Proceeds from sales of loans to mortgage conduits                              100,248    1,301,968    1,434,347
Proceeds from securitization of dealer loans                                        -0-     917,080           -0-
Net purchases of premises and equipment                                       (184,841)     (51,300)      (2,415)
Net cash from sales of branches, business operations, subsidiaries and
   other assets                                                                 13,000      796,860       98,102
                                                                               --------   ----------   -----------
     Net cash provided (used) by investing activities                           784,737   3,373,235   (3,584,360)
                                                                               --------   ----------   -----------
Financing Activities
Net decrease in deposits                                                       (469,425)   (806,172)    (615,042)
Net (decrease) increase in federal funds purchased and securities sold under
   agreements to repurchase                                                    (239,968) (1,775,483)     625,485
Net (decrease) increase in other borrowed funds                                (457,394) (1,598,872)   1,787,483
Issuance of long-term Federal Home Loan Bank advances and other long-term
   debt                                                                         600,983   5,379,388    2,735,384
Payments for maturing long-term debt                                           (410,081) (5,097,875)  (1,527,169)
Cash dividends paid                                                            (311,620)   (305,383)    (183,848)
Proceeds from employee stock plans and dividend reinvestment plan                47,492      62,066       53,564
Purchase of common stock                                                       (262,013)   (375,822)    (166,475)
                                                                               ---------  ----------   -----------
     Net cash (used) provided by financing activities                        (1,502,026) (4,518,153)    2,709,382
                                                                               ---------  ----------   -----------
Increase (decrease) in cash and cash equivalents                                 165,130   (289,378)    (529,768)
Cash and cash equivalents at beginning of period                               1,276,431  1,565,809    2,095,577
                                                                               ---------  ----------   -----------

Cash and cash equivalents at end of period                                   $ 1,441,561 $ 1,276,431  $ 1,565,809
                                                                               =========  ==========   ===========

See notes to consolidated financial statements.

AmSouth Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
--------------------------------------------------------------------------------
AmSouth Bancorporation (AmSouth), through its banking subsidiary, provides a broad array of financial products and services through banking offices located in six Southeastern states with leading market positions in Tennessee, Florida, Alabama, and Mississippi. In addition, AmSouth provides select financial services outside of its banking markets through its other subsidiaries. AmSouth's principal activities include consumer banking, commercial banking and wealth management. The accounting policies of AmSouth and the methods of applying those policies that materially affect the accompanying financial statements are presented below.

Basis of Presentation

The consolidated financial statements include the accounts of AmSouth and its subsidiaries. All significant intercompany balances and transactions have been eliminated. Certain amounts in the prior years' financial statements have been reclassified to conform to the 2001 presentation. These reclassifications are immaterial and had no effect on net income.

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash Flows

Cash and due from banks and time deposits in other banks are considered cash and cash equivalents. For the years ended December 31, 2001, 2000 and 1999, AmSouth paid interest of $1,294,156,000, $1,685,198,000 and $1,420,238,000,
respectively. For the years ended December 31, 2001, 2000 and 1999, noncash transfers from loans to foreclosed properties were $35,591,000, $26,001,000 and $25,467,000, respectively. Noncash transfers from foreclosed properties to loans for the years ended December 31, 2001, 2000 and 1999 were $687,000, $1,388,000 and $711,000, respectively. For the years ended December 31, 2001, 2000 and 1999, noncash transfers from loans to available-for-sale securities of approximately $1,565,000, $31,472,000 and $9,838,000, respectively, were made in connection with the sale of loans to multi-issuer third-party conduits and the securitization and sale of automobile loans. For the years ended December 31, 2001, 2000 and 1999, noncash transfers from loans to other assets of approximately $1,000,000, $23,965,000 and $16,225,000, respectively, were made in connection with the sale of loans to third-party conduits. During 2000, noncash transfers of approximately $11,413,000 were made from loans to other liabilities to establish reserves for credit exposures associated with dealer indirect automobile loans sold to third-party conduits. During 2001, AmSouth had noncash transfers from held-to-maturity securities to available-for-sale securities of $2,107,919,000. The transfer between categories of securities was associated with the adoption of Statement of Financial Accounting Standards No. 133 at the beginning of 2001. During 1999, AmSouth had noncash transfers from available-for-sale securities to held-to-maturity securities in the amount of $3,010,249,000. Also during 1999, AmSouth had noncash transfers from held-to-maturity securities to available-for-sale securities in the amount of $516,759,000. The transfers between categories of securities in 1999 were the result of portfolio restructurings in connection with the acquisition of First American Corporation (First American). During 1999, AmSouth also had noncash transfers from loans and the allowance for loan losses to loans held for sale of $149,253,000 and $71,000,000, respectively, associated with a decision to exit a portion of its healthcare loan business.

Securities

Securities are classified as either held-to-maturity, available-for-sale or trading. AmSouth defines held-to-maturity securities as debt securities which management has the positive intent and ability to hold to maturity. Held-to-maturity securities are stated at cost, adjusted for amortization of premiums and accretion of discounts on the constant effective yield method. Trading securities are carried at market. Market adjustments and realized gains or losses on the sale of trading securities are reported as other noninterest revenues. Available-for-sale securities are defined as equity securities and debt securities not classified as trading securities or held-to-maturity securities. Available-for-sale securities are carried at fair value. Unrealized holding gains or losses, net of deferred taxes, on available-for-sale securities are excluded from earnings and reported in accumulated other comprehensive income/(loss) within shareholders' equity. AmSouth determines the appropriate classification of debt securities at the time of purchase. Gains and losses from sales of available-for-sale securities are computed using the specific identification method.

Loans Held for Sale

At December 31, 2001 and 2000, loans held for sale represented residential mortgage loans held for sale. Loans held for sale are carried at the lower of aggregate cost or market value. Market adjustments and realized gains and losses are classified as other noninterest revenues.

Securities Purchased Under Agreements to Resell and
Securities Sold Under Agreements to Repurchase

Securities purchased under agreements to resell and securities sold under agreements to repurchase are generally treated as collateralized financing transactions and are recorded at the amount at which the securities were acquired or sold plus accrued interest. It is AmSouth's policy to take possession of securities purchased under resale agreements. The market value of the collateral is monitored and additional collateral obtained when deemed appropriate. Securities sold under repurchase agreements are delivered to either broker-dealers or to custodian accounts. The broker-dealers may sell, loan or otherwise dispose of such securities to other parties in the normal course of their operations but have agreed to resell to AmSouth identical securities at the maturity of the agreements.

Interest Rate Contracts and Other Derivative Financial Instruments

AmSouth has from time to time utilized various derivative instruments such as interest rate swaps, forward interest rate swaps, interest rate caps, floors, and futures contracts to protect against the risk of adverse price or interest rate movements on the value of certain assets and liabilities and on future cash flows.

     At January 1, 2001, AmSouth adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, (Statement 133) which requires all derivative instruments to be carried at fair value as either assets or liabilities in the statement of condition. Statement 133 provides special accounting provisions for derivative instruments that qualify for hedge accounting. To be eligible for hedge accounting treatment, under Statement 133, AmSouth must specifically designate a derivative as a hedging instrument as well as identify the specific risk being hedged. The derivative instrument then must be shown to meet specific effectiveness requirements under Statement 133 to qualify for special hedge accounting. During 2001, AmSouth had designated certain derivative instruments as fair value or cash flow hedges.

     Derivative instruments designated in a hedge relationship to mitigate exposure to changes in the fair value of an asset, liability or firm commitment attributable to a particular risk, such as interest rate risks, are considered fair value hedges under Statement 133. For derivative instruments that are designated and qualify as fair value hedges, the changes in the fair value of the derivative instrument are recorded in noninterest revenues and are offset by the changes in the fair value related to the risk being hedged of the hedged asset or liability. The corresponding adjustment to the hedged asset or liability is included in the basis of the hedged item, while the corresponding change in the fair value of the derivative instrument is recorded as an adjustment to other assets or other liabilities.

     Derivative instruments designated in a hedge relationship to mitigate exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. For derivative instruments that are designated and qualify as cash flow hedges, the fair value of the derivative instrument is recorded on the statement of condition as either a freestanding asset or liability. The effective portion of the change in fair value of the derivative instrument is recorded as a component of other comprehensive income and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. The remaining gain or loss on the derivative instrument in excess of the cumulative change in the present value of future cash flows of the hedged item, if any, is recognized in other noninterest revenue during the period of change. For derivative instruments not designated as hedging instruments, the derivative is recorded as a freestanding asset or liability with the change in value being recognized in current earnings during the period of change.

     AmSouth, at the hedge's inception and at least quarterly thereafter, performs a formal assessment to determine whether changes in the fair values or cash flows of the derivative instruments have been highly effective in offsetting changes in the fair values or cash flows of the hedged items and whether they are expected to be highly effective in the future. If it is determined a derivative instrument has not been or will not continue to be highly effective as a hedge, hedge accounting is discontinued prospectively and the derivative instrument continues to be carried at fair value with all changes in fair value being recorded in noninterest revenue but with no corresponding offset being recorded on the hedged item or in other comprehensive income for cash flow hedges.

     AmSouth also enters into various derivative agreements, such as forward and option contracts, to protect against changes in interest rates and prices on its mortgage pipeline. These derivatives, however, do not qualify for hedge accounting under Statement 133. Therefore, these derivatives are marked to market through earnings. Statement 133 also requires that certain contracts and commitments be recognized and recorded as derivatives when the characteristics of those contracts and commitments meet the definition of a derivative. In accordance with this requirement, AmSouth also records as derivatives, residential mortgage loan commitments associated with mortgages held for sale.

     On a limited basis, AmSouth also enters into various derivative agreements with customers desiring protection from possible adverse future fluctuations in interest rates or foreign currency exchange rates. As an intermediary, AmSouth generally maintains a portfolio of matched offsetting derivative agreements. These contracts are marked to market through earnings.

     Prior to January 1, 2001, unrealized gains and losses on derivatives used for hedging purposes were generally not required to be recorded in the financial statements. Realized gains and losses on contracts either settled or terminated were recorded as an adjustment to the basis of the asset or liability being hedged and amortized into the income statement over either the remaining life of the derivative instrument or the expected life of the asset or liability. Net amounts receivable or payable of contracts hedging either interest-earning assets or interest-bearing liabilities were accrued as an adjustment to either interest income or interest expense.

     See discussion of recent accounting pronouncements later within Note 1 for a further discussion of the impact of adopting Statement 133 on January 1, 2001. See Note 13 for additional disclosures required by Statement 133.

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

Allowance for Loan Losses

The allowance for loan losses is maintained at a level which is considered to be adequate to reflect estimated credit losses for specifically identified loans, as well as estimated probable credit losses inherent in the remainder of the loan portfolio at the balance sheet date. The allowance for loan losses is determined based on various components in accordance with Statement of Financial Accounting Standards No. 5, "Accounting for Contingencies" (Statement 5) for pools of loans and Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" (Statement 114) for individually impaired loans. A formal review of the allowance for loan losses is prepared quarterly to assess the risk in the portfolio and to determine the adequacy of the allowance for loan losses. For purposes of the quarterly review, the consumer loan portfolios are separated by loan type, and each loan type is treated as a homogeneous pool. In accordance with the Interagency Policy Statement on the Allowance for Loan and Lease Losses, issued by the Office of the Comptroller of the Currency, Federal Deposit Insurance Corporation, Federal Reserve Board, and Office of Thrift Supervision, the allowance allocated to each of these pools is based upon historical charge-off rates and trends in quarterly annualized charge-off rates for each pool, adjusted for changes in these pools which includes current information on the credit performance of each pool of loans. Every commercial and commercial real estate loan is assigned a risk rating on a thirteen point numerical scale by loan officers using established credit policy guidelines. These risk ratings are periodically reviewed, and all risk ratings are subject to review by an independent Credit Review Department. Each risk rating is assigned an allocation percentage which, when multiplied times the dollar value of loans in that risk category, results in the amount of the allowance for loan losses allocated to these loans. Exclusive of classified loans reviewed under the guidance of Statement 114, the allocation of allowance for loans with grades of "pass" and "criticized" is based upon historical loss rates adjusted for current conditions that include current economic developments. The allocation for loans with a classified grade is based upon regulatory guidance. Every nonperforming loan in excess of $500,000, however, is reviewed quarterly by AmSouth's Special Assets Department to determine the level of loan losses required to be specifically allocated to these impaired loans. Management reviews its allocation of the allowance for loan losses versus actual performance of each of its portfolios and adjusts allocation rates to reflect the recent performance of the portfolio as well as current underwriting standards and other factors which might impact the estimated losses inherent in the portfolio.

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

Intangible Assets

Intangible assets, primarily goodwill, are included in other assets. Prior to the adoption of Statement of Financial Accounting Standards No. 141, "Business Combinations" (Statement 141), and Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" (Statement 142), goodwill was amortized on a straight-line basis primarily over ten to twenty-five years. Other identified intangibles, primarily core deposit rights, are amortized over a period no greater than fifteen years. As events or changes in circumstances warrant, AmSouth reviews the carrying value of goodwill and other identified intangibles to determine if any impairment has occurred or if the period of recoverability has changed. If this review indicates that goodwill or deposit intangibles will not be recoverable, as determined based on the undiscounted cash flows of the entity acquired over the remaining amortization period, their carrying value will be reduced by the estimated shortfall of such cash flows. At December 31, 2001, 2000 and 1999, goodwill, net of amortization, totaled $288,365,000, $320,010,000 and $391,221,000, respectively, and deposit and other intangibles equaled $18,696,000, $21,090,000 and $32,252,000, respectively. On
January 1, 2002, AmSouth adopted the provisions of Statement 142 as discussed in "Recent Accounting Pronouncements."

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

Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities

AmSouth periodically sells receivables, such as commercial loans, residential mortgage loans and dealer loans, in securitizations and to third-party conduits. When AmSouth sells these receivables, it may retain a continuing interest in these receivables in the form of interest-only strips, one or more subordinated tranches, servicing rights, or cash reserve accounts. Any gain or loss on the sale of the receivables depends in part on the previous carrying amount of the financial assets involved in the transfer, allocated between the assets sold and the retained interests based on their relative fair value at the date of transfer. To obtain fair values, quoted market prices are used if available. However, quotes are generally not available for retained interests, so AmSouth generally estimates fair value based on the present value of expected future cash flows using management's best estimates of the key assumptions - expected credit losses, prepayment speeds, weighted average life, and discount rates commensurate with the risks involved. In calculating prepayment rates, AmSouth utilizes a variety of prepayment models depending on the loan type and specific transaction requirements. The models used by AmSouth include the constant prepayment rate model (CPR), the absolute prepayment speed model (ABS) and the Bond Market Trade Association's Mortgaged Asset-Backed Securities Division's prepayment model (PSA). See Note 23 for the assumptions used by AmSouth in 2001 and 2000. See additional discussion of recent accounting pronouncements below.


Recent Accounting Pronouncements

In June 1998, Statement 133 was issued by the Financial Accounting Standards Board (FASB). Statement 133 provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. It requires all derivatives to be recorded on the balance sheet at fair value and establishes unique accounting treatment for the following three different types of hedges: hedges of changes in the fair value of assets, liabilities or firm commitments, referred to as fair value hedges; hedges of the variable cash flows of forecasted transactions, including variable rate instruments, referred to as cash flow hedges; and hedges of foreign currency exposures of net investments in foreign operations. The accounting for each of the three types of hedges results in recognizing offsetting changes in value or cash flows of both the hedge and the hedged item in earnings in the same period. Changes in the fair value of derivatives that do not meet the criteria of one of these three types of hedges are included in earnings in the period of change. Statement 133 was originally effective for fiscal years beginning after June 15, 1999. In June 1999, the FASB issued Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133," which deferred the effective date of Statement 133 to fiscal years beginning after June 15, 2000. In June 2000, the FASB issued Statement of Financial Accounting Standards No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities - an Amendment of FASB Statement No. 133," which was effective simultaneously with Statement 133. Statement 138 did not amend any of the fundamental precepts of Statement 133, but did address a limited number of implementation issues.

     As discussed in Note 13 to the Consolidated Financial Statements, AmSouth uses derivative instruments to protect against the risk of adverse interest rate movements on the value of certain assets and liabilities or on future cash flows. On January 1, 2001, AmSouth adopted Statement 133, as amended, and at that time, recorded as assets or liabilities the fair value of all outstanding derivative instruments. In conjunction with its adoption of Statement 133, AmSouth designated anew the derivative instruments used for risk management into hedging relationships in accordance with the requirements of the new standard. Derivative instruments used to hedge changes in the fair value of assets and liabilities due to changes in interest rates were designated as fair value hedges. Derivative instruments used to hedge the variability of forecasted cash flows attributable to interest rate risk were designated as cash flow hedges. The after-tax transition adjustment associated with the adoption of Statement 133 was immaterial to net income and increased other comprehensive income by approximately $5,650,000, of which $2,031,000 was reclassified into earnings during 2001 due to the receipt of variable interest on its hedged variable rate loans. AmSouth also recorded an increase to other comprehensive income of $26,612,000 as a result of transferring $2,107,919,000 of securities from held-to-maturity to available-for-sale in conjunction with the adoption of Statement 133. The transition amounts were determined based on the interpretive guidance issued by the FASB to date. The FASB continues to issue interpretive guidance, which could require changes to AmSouth's application of Statement 133.

     In September 2000, Statement of Financial Accounting Standards No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" (Statement 140), was issued by the FASB. Statement 140 replaced Statement 125, issued in June 1996. Statement 140 revised the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but carried over most of Statement 125's provisions without reconsideration. Statement 140 was effective for transfers occurring after March 31, 2001, except for certain paragraphs related to the isolation standards for financial institutions subject to receivership by the FDIC or other affected entities. For these entities, Statement 140's isolation standards were effective for transfers of financial assets occurring after December 31, 2001. Therefore, affected institutions had until December 31, 2001, to modify documents establishing securitization structures to comply with the new isolation standards. The adoption of Statement 140 had no material impact on AmSouth's financial condition or results of operations.

     In July 2001, the FASB issued Statement 141 and Statement 142. Statement 141 required that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Statement 141 also specified the criteria for intangible assets acquired in a purchase method business combination to be recognized and reported apart from goodwill. Statement 142 will require goodwill and intangible assets with indefinite useful lives to no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of Statement 142. Statement 142 will also require intangible assets with definite useful lives to be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with the FASB's Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" (Statement 121).

     Statement 141 required upon adoption of Statement 142, that AmSouth evaluate its existing intangible assets and goodwill that were acquired in prior purchase business combinations, and make any necessary reclassifications to conform with the new criteria in Statement 141. Upon adoption of Statement 142, AmSouth is required to reassess the useful lives and residual values of all intangible assets acquired in purchase business combinations, and make any necessary amortization period adjustments by the end of the first interim period after adoption. In addition, to the extent an intangible asset is identified as having an indefinite useful life, AmSouth is required to test the intangible asset for impairment in accordance with the provisions of Statement 142 within the first interim period. Any impairment loss will be measured as of the date of adoption and recognized as the cumulative effect of a change in accounting principle in the first interim period.

     At December 31, 2001, AmSouth had unamortized goodwill in the amount of $288.4 million, and unamortized identifiable intangible assets in the amount of $18.7 million, all of which will be subject to the transition provisions of Statements 141 and 142. AmSouth adopted the provisions of Statement 141 as of July 1, 2001, and Statement 142 effective January 1, 2002. As part of its adoption of Statement 142, AmSouth has performed a preliminary transitional impairment test on its goodwill assets and at this time does not expect an impairment loss to be recorded in 2002 as a result of this test. AmSouth does not currently have any other indefinite-lived intangible assets recorded on its statement of financial condition. In addition, no material reclassifications or adjustments to the useful lives of finite-lived intangible assets are anticipated as a result of adopting the new guidance. The adoption of Statement 142 is expected to result in an increase in net income of approximately $29.0 million or approximately $.08 per share in 2002 as a result of AmSouth no longer having to amortize its goodwill against earnings.

     On October 3, 2001, the FASB issued Statement of Financial Accounting Standards No.144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (Statement 144). Statement 144 supersedes Statement 121 and provides a single accounting model for long-lived assets to be disposed of. Although retaining many of the fundamental recognition and measurement provisions of Statement 121, the new rules significantly change the criteria that would have to be met to classify an asset as held-for-sale. Statement 144 also supersedes the provisions of APB Opinion 30 with regard to reporting the effects of a disposal of a segment of a business and will require expected future operating losses from discontinued operations to be displayed in discontinued operations in the period(s) in which the losses are incurred (rather than as of the measurement date as presently required by APB Opinion 30). In addition, more dispositions will qualify for discontinued operations treatment in the income statement. This statement will be effective for AmSouth beginning January 2002. AmSouth does not anticipate that this statement will have a material impact on its financial condition or results of operations.

NOTE 2 - MERGERS AND ACQUISITIONS

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

NOTE 3 - MERGER-RELATED COSTS

AmSouth recorded merger and integration charges of $77.4 million and $268.8 million in 2000 and 1999, respectively. In addition, AmSouth recorded other merger-related charges of $32.8 million and $32.6 million in 2000 and 1999, respectively. Merger-related charges in 2000 were associated with the acquisition of First American. Merger-related charges of $301.4 million recorded in 1999 were associated with the acquisition of First American as well as conversion costs related to the acquisitions of Deposit Guaranty Corporation, Pioneer Bankshares, Inc, Middle Tennessee Bank, CSB Financial Corporation and Peoples Bank. The components of the charges are shown below:

                                                                Years Ended December 31
(In millions)                                                2001         2000         1999
-------------                                                ----         ----         ----
Merger and integration costs:
Severance and personnel-related costs                        $-0-       $ 15.9       $130.1
Investment banking and other transaction costs                -0-          0.9         53.8
Occupancy and equipment charges                               -0-         40.8         59.2
Systems and operations conversions                            -0-         19.8         25.7
                                                             ----         ----         ----
   Total merger and integration costs                         -0-         77.4        268.8
Other merger-related charges                                  -0-         32.8         32.6
                                                             ----         ----         ----
     Total merger-related charges                            $-0-       $110.2       $301.4
---------------------------------                            ----         ----         ----

     Severance and personnel-related costs included the cost of severance, retention, change-in-control, outplacement, and other benefits associated with the termination of employees primarily in corporate support and data processing functions. For the First American merger, approximately 2,200 positions were eliminated in 1999 and 2000 of which approximately 1,700 were through merger-related workforce reduction and 500 were through merger-related divestitures. Occupancy and equipment charges represented lease termination costs and impairment of assets for redundant office space, equipment and branches vacated and disposed of as part of the integration plan. Systems and operations conversion costs resulted from the conversions and integration of the acquired branches and operations and included incremental costs such as special contract labor and incentives, consulting fees and mailing and preparation costs for customer communications for the conversion of customer accounts. Other merger-related costs included printing and distribution of conversion related instructional materials and manuals and relocation expenses and, in 1999, a provision for losses resulting from systems conversions and process integration related to prior First American mergers. The 1999 loss provision covers dishonored return items, unidentified customer debits, unmatched or unlocated items, and other similar losses. The following table presents a summary of activity with respect to AmSouth's merger and integration accrual:

(In millions)                                         2001            2000            1999
-------------                                         ----            ----            ----
Balance at the beginning of the year                $ 39.6          $ 70.7          $ 18.8

Provision charged to operating expense                 -0-            44.8           301.4

Cash outlays                                         (10.8)          (75.0)         (150.9)

Noncash write-downs and charges                       (2.0)            (.9)          (98.6)
                                                      ----           -----           -----
Balance at the end of the year                      $ 26.8          $ 39.6          $ 70.7
------------------------------                        ====           =====           =====

   The components of the merger and integration accrual at December 31 were as follows:


(In millions)                                                         2001            2000
-------------                                                         ----            ----
Severance and personnel-related costs                               $ 20.0          $ 24.8

Occupancy and equipment charges                                        6.8            14.8
                                                                     -----           -----
Total                                                               $ 26.8          $ 39.6
-------------------------------                                      =====           =====

     At December 31, 2001, the liability for severance and personnel-related costs was accrued for retirement and severance liabilities that will be paid out over an extended period of time based on the retirement and life expectancy of the beneficiaries. The remaining occupancy and equipment accrual is related to long-term lease agreements on redundant branch and office space vacated as part of the merger restructuring. This liability will be paid down over the lives of the various leases.

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

NOTE 4 - CASH AND DUE FROM BANKS

AmSouth's banking subsidiaries are required to maintain reserve balances with the Federal Reserve Bank based on a percentage of deposits reduced by their cash on hand. The average amount of those reserves was approximately $32,030,000 and $13,150,000 for the years ended December 31, 2001 and 2000, respectively.

NOTE 5 - AVAILABLE-FOR-SALE SECURITIES

The following is a summary of available-for-sale securities at December 31:

                                             2001                                             2000
                       ----------------------------------------------   ----------------------------------------------
                                     Gross        Gross                               Gross        Gross
                       Amortized   Unrealized   Unrealized   Carrying   Amortized   Unrealized   Unrealized   Carrying
(In thousands)           Cost        Gains        Losses      Amount       Cost       Gains        Losses      Amount
--------------         ---------   ----------   ----------   --------   ---------   ----------   ----------   --------
U.S. Treasury and
   federal  agency
   securities         $   69,085     $  3,378      $    21 $   72,442  $  124,470      $ 4,336      $   497 $  128,309

Mortgage-backed
   securities          4,020,414       73,649       10,716  4,083,347   1,242,565       17,719        2,048  1,258,236

State, county and
   municipal securities   86,947        2,268          167     89,048      65,842        1,426          399     66,869

Other debt securities    212,913       39,708        1,839    250,782     125,082          -0-          160    124,922

Equity securities        337,053           31        3,191    333,893     339,360           22        8,801    330,581
                      ----------    ---------   ----------   --------  ----------   ----------   ---------- ----------
                      $4,726,412     $119,034      $15,934 $4,829,512  $1,897,319      $23,503      $11,905 $1,908,917
-----------------     ==========    =========   ========== ==========  ==========   ==========   ========== ==========

     The carrying amount and amortized cost of available-for-sale securities by maturity at December 31, 2001, are as follows:

                                                            Amortized                              Carrying
(In thousands)                                                Cost                                  Amount
--------------                                              ---------                              --------
Due within 1 year                                            $ 12,970                              $ 38,184
Due after 1 year through 5 years                              135,917                               149,689
Due after 5 years through 10 years                             74,612                                78,093
Due after 10 years                                            145,446                               146,306
Mortgage-backed securities                                  4,020,414                             4,083,347
Equity securities                                             337,053                               333,893
                                                            ---------                             ---------
                                                           $4,726,412                            $4,829,512
-----------------                                           =========                             =========

     In 2001, 2000 and 1999, AmSouth realized gross gains of $11,779,000, $10,784,000 and $32,672,000, respectively, and gross losses of $575,000,
$106,085,000 and $21,280,000, respectively, on sales of available-for-sale securities. Equity securities included $336.5 million, $327.9 million and $265.8 million of amortized costs related to Federal Reserve Bank stock and Federal Home Loan Bank stock as of December 31, 2001, 2000 and 1999, respectively.

NOTE 6 - HELD-TO-MATURITY SECURITIES

The amounts at which held-to-maturity securities are carried and their approximate fair market values at December 31 are summarized as follows:


                                             2001                                             2000
                        ---------------------------------------------    ---------------------------------------------
                                     Gross        Gross                               Gross        Gross
                        Carrying   Unrealized   Unrealized     Market    Carrying   Unrealized   Unrealized     Market
(In thousands)           Amount      Gains        Losses       Value       Amount     Gains        Losses        Value
--------------          --------   ----------   ----------     ------    --------   ----------   ----------     ------
U.S. Treasury and
   federal agency
   securities         $   91,280     $  3,239     $  1,882 $   92,637  $  551,894     $ 10,675      $ 8,071 $  554,498

State, county and
   municipal securities  342,235       17,194        7,652    351,777     386,832       19,682        4,229    402,285

Mortgage-backed
   securities          3,450,737       73,934       19,965  3,504,706   5,574,040      119,947       60,415  5,633,572

Other securities         118,222        3,668            2    121,888     137,673        2,068          216    139,525
                       ---------   ----------   ----------  ---------   ---------   ----------   ----------  ---------
                      $4,002,474     $ 98,035     $ 29,501 $4,071,008  $6,650,439     $152,372      $72,931 $6,729,880
----------------       =========   ==========   ==========  =========   =========   ==========   ==========  =========

     The carrying amount and approximate market value of held-to-maturity securities by maturity at December 31, 2001 are as follows:

                                                             Carrying                                Market
(In thousands)                                                Amount                                 Value
--------------                                               --------                                ------
Due within 1 year                                          $   37,043                            $   36,132

Due after 1 year through 5 years                               12,546                                12,993

Due after 5 years through 10 years                             77,276                                81,482

Due after 10 years                                            424,872                               435,695

Mortgage-backed securities                                  3,450,737                             3,504,706
                                                            ---------                             ---------
                                                           $4,002,474                            $4,071,008
--------------------------                                  =========                             =========


     In connection with AmSouth's adoption of Statement 133, certain held-to-maturity securities with a total amortized cost of $2,107,919,000 were transferred to available-for-sale. The unrealized net gain at the date of transfer was $26,612,000. There were no sales of held-to-maturity securities during 2001, 2000 or 1999. Held-to-maturity and available-for-sale securities with a carrying amount of $6,317,593,000 and $7,805,807,000 at December 31, 2001
and 2000, respectively, were pledged to secure short-term and long-term borrowings, public deposits, trust funds, and for other purposes as required or permitted by law.

NOTE 7 - LOANS

     The major categories of loans net of unearned income at December 31 are summarized as follows:

                                                                     2001                                       2000
                                                         ----------------------------               ----------------------------
(Dollars in thousands)                                   Amount               Percent               Amount               Percent
----------------------                                   ------               -------               ------               -------
Commercial:
   Commercial and industrial                        $ 6,890,989                  27.4%         $ 7,312,845                  29.7%
   Commercial loans secured by real estate            1,682,030                   6.7            1,765,092                   7.2
                                                    -----------               -------          -----------               -------
     Total commercial                                 8,573,019                  34.1            9,077,937                  36.9
Commercial real estate:
   Commercial real estate mortgages                   2,137,440                   8.5            2,322,952                   9.5
   Real estate construction                           2,364,527                   9.4            2,517,172                  10.2
                                                    -----------               -------          -----------               -------
     Total commercial real estate                     4,501,967                  17.9            4,840,124                  19.7
Consumer:
   Residential first mortgages                        1,666,287                   6.6            1,358,061                   5.5
   Equity loans and lines                             5,404,662                  21.5            4,655,895                  18.9
   Dealer indirect                                    3,382,092                  13.5            2,989,910                  12.1
   Revolving credit                                     519,761                   2.1              505,234                   2.1
   Other consumer                                     1,076,705                   4.3            1,189,274                   4.8
                                                    -----------               -------          -----------               -------
     Total consumer                                  12,049,507                  48.0           10,698,374                  43.4
                                                    -----------               -------          -----------               -------
                                                    $25,124,493                 100.0%         $24,616,435                 100.0%
----------------------                              ===========               =======          ===========               =======

     Included in commercial and industrial loans were $1,701,013,000 and $1,085,689,000 of rentals receivable on leveraged leases, $367,034,000 and $367,715,000 of estimated residuals on leveraged leases, net of $717,989,000 and $452,110,000 of unearned income on leveraged leases at December 31, 2001 and 2000, respectively. Pretax income from leveraged leases for the years ending December 31, 2001, 2000 and 1999 was $51,921,000, $40,373,000 and $54,616,000,
respectively. The after tax effect of this income was a benefit of $5,569,000, a benefit of $7,530,000, and an expense of $20,758,000 for the years ending December 31, 2001, 2000 and 1999, respectively. During 2001 and 2000, AmSouth transferred the responsibility for the management of certain operations associated with lease assets located outside of the United States to a foreign subsidiary, thereby lowering the effective tax rate on certain existing leveraged lease investments. In accordance with Statement of Financial Accounting Standards No. 13, "Accounting for Leases," net income from the leases was recalculated from their inception based on the new effective tax rate increasing net income for 2001 and 2000 by $11.1 million and $7.0 million, respectively. These adjustments included a deferral of previously recognized pretax leveraged lease earnings to later periods, which reduced pretax net interest income by $20.9 million and $24.5 million in 2001 and 2000, respectively. Total pretax income over the terms of the leveraged leases will be unaffected by the change in the effective tax rate. The year-to-date reduction in net interest income was more than offset by a $31.9 million and $31.5 million reduction in deferred income taxes in 2001 and 2000, respectively. AmSouth intends to permanently reinvest earnings of this foreign subsidiary and, therefore, in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," deferred taxes of $63.4 million and $31.5 million had not been provided as of December 31, 2001 and 2000, respectively.

     At December 31, 2001 and 2000, nonaccrual loans totaled $159,274,000 and $179,659,000, respectively. The amount of interest income actually recognized on these loans during 2001 and 2000 was approximately $3,915,000 and $5,159,000, respectively. The additional amount of interest income that would have been recorded during 2001 and 2000 if these loans had been current in accordance with their original terms was approximately $16,935,000 and $12,687,000, respectively.

     At December 31, 2001 and 2000, the recorded investment in loans that were considered to be impaired was $107,303,000 and $110,968,000, respectively (primarily all of which were on a nonaccrual basis). There was approximately $24,832,000 and $43,849,000 at December 31, 2001 and 2000, respectively, in the allowance for loan losses specifically allocated to $80,166,000 and $106,625,000 of impaired loans. No specific reserve was required for $27,137,000 and $4,343,000 of impaired loans at December 31, 2001 and 2000, respectively. The average recorded investment in impaired loans for the years ended December 31, 2001, 2000 and 1999 was approximately $123,220,000, $70,471,000 and $61,880,000, respectively. No material amount of interest income was recognized on impaired loans for the years ended December 31, 2001, 2000 and 1999.

     Certain executive officers and directors of AmSouth and their associates were loan customers of AmSouth during 2001 and 2000. Such loans are made in the ordinary course of business at normal credit terms, including interest rates and collateral, and do not represent more than a normal risk of collection. Total loans to these persons at December 31, 2001 and 2000, amounted to approximately $28,500,000 and $70,987,000, respectively. Activity during 2001 in loans to related parties included loans of approximately $176,855,000 and payments of approximately $177,419,000. Reductions of $41,935,000 were made for directors and their affiliates that are no longer related, and net additions of $12,000 were made representing other changes.

NOTE 8 - ALLOWANCE FOR LOAN LOSSES

A summary of changes in the allowance for loan losses is shown below:

-------------------------------------------------------------------------------------------
(In thousands)                                             2001         2000         1999
--------------                                             ----         ----         ----
Balance at January 1                                    $ 380,434    $ 354,679    $ 370,065
Loans charged off                                        (249,886)    (178,388)    (148,287)
Recoveries of loans previously charged off                 45,959       54,037       45,381
                                                        ---------    ---------    ---------
Net charge offs                                          (203,927)    (124,351)    (102,906)
Addition to allowance charged to expense                  187,100      227,600      165,626
Allowance sold/transferred to loans held for sale, net        -0-      (74,591)     (73,000)
Allowance transferred to other liabilities                    -0-       (2,903)      (5,106)
                                                        ---------    ---------    ---------
Balance at December 31                                  $ 363,607    $ 380,434    $ 354,679
===========================================================================================

NOTE 9 - PREMISES AND EQUIPMENT
--------------------------------------------------------------------------------
Premises and equipment at December 31 are summarized as follows:

--------------------------------------------------------------------------------
(In thousands)                                   2001            2000
--------------------------------------------------------------------------------
Land                                             $  114,154      $  108,020
Buildings                                           470,189         407,077
Furniture and fixtures                              708,728         611,368
Leasehold improvements                              134,411         120,140
                                                 -----------     -----------
                                                  1,427,482       1,246,605
Less: Accumulated depreciation and amortization     698,099         612,404
                                                 -----------     -----------
                                                 $  729,383      $  634,201
============================================================================

NOTE 10 - DEPOSITS
--------------------------------------------------------------------------------

The aggregate amount of time deposits of $100,000 or more, excluding certificates of deposit of $100,000 or more, in domestic bank offices was $209,955,000 and $198,639,000 at December 31, 2001 and 2000, respectively. In addition, a majority of foreign time deposits were in amounts in excess of $100,000.

     At December 31, 2001, the aggregate maturities, in thousands, of time deposits are summarized as follows:

----------------------------------------------------------------------------
2002                                                             $ 7,076,868
2003                                                               1,173,995
2004                                                                 212,778
2005                                                                 483,916
2006 and thereafter                                                  190,046
                                                               -------------
                                                                 $ 9,137,603
============================================================================

NOTE 11 - OTHER BORROWED FUNDS
---------------------------------------------------------------------------
Other borrowed funds at December 31 are summarized as follows:

--------------------------------------------------------------------------------
(In thousands)                                   2001            2000
--------------------------------------------------------------------------------
Treasury, tax and loan notes                     $  25,000       $  24,785
Short-term bank notes                                  -0-         450,000
Commercial paper                                     9,905          12,494
Other borrowings                                    44,549          49,569
                                                 ----------     ----------------
                                                 $  79,454       $ 536,848
================================================================================

     At December 31, 2001, AmSouth had a line of credit arrangement enabling it to borrow up to $25,000,000 subject to such terms as AmSouth and the lender may mutually agree. The arrangement is reviewed annually for renewal of the credit line. The line was not in use at December 31, 2001.

     The interest rate on the treasury, tax and loan notes was 1.52% and 6.50% at December 31, 2001 and 2000, respectively. All other borrowed funds had interest rates ranging from 0.56% to 11.61% at December 31, 2001 and from 3.50% to 10.47% at December 31, 2000. The weighted-average interest rate for other borrowed funds outstanding at December 31, 2001 and 2000 was 5.42% and 6.44%, respectively.

NOTE 12 - LONG-TERM DEBT

Long-term debt at December 31 is summarized as follows:

--------------------------------------------------------------------------------
(In thousands)                                  2001             2000
--------------------------------------------------------------------------------
Long-term Federal Home Loan Bank advances       $ 5,093,834      $ 4,898,308
                                                --------------------------------
Other long-term debt:
   6.45% Subordinated Notes Due 2018                303,025          303,523
   6.125% Subordinated Notes Due 2009               174,640          174,495
   6.75% Subordinated Debentures Due 2025           149,933          149,915
   7.75% Subordinated Notes Due 2004                149,778          149,687
   7.25% Senior Notes Due 2006                       99,691           99,620
   6.875% Subordinated Notes Due 2003                49,958           49,926
   6.625% Subordinated Notes Due 2005                49,788           49,736
   Long-term notes payable                            2,813            7,215
   Capitalized lease obligations                        759              980
   Statement 133 valuation adjustments               28,036              -0-
                                                --------------------------------
Total other long-term debt                        1,008,421          985,097
                                                --------------------------------
                                                $ 6,102,255      $ 5,883,405
================================================================================

     Advances from the Federal Home Loan Bank (FHLB) had maturities ranging from 2002 to 2020 and interest rates ranging from 0.50% to 8.10%. Of the balances outstanding at December 31, 2001, $4.87 billion is callable by the FHLB during the first quarter of 2002. Under the Blanket Agreement for Advances and Security Agreement with the FHLB, commercial real estate loans, residential mortgage loans, mortgage-backed securities and home equity lines and loans are pledged as collateral for the FHLB advances outstanding.

     The 6.45% Subordinated Notes Due 2018 were issued February 1, 1998, by AmSouth's bank subsidiary (AmSouth Bank) at a price of 101.702%. The net proceeds to AmSouth Bank after commissions totaled $303,156,000. The notes will mature February 1, 2018, and were issued with embedded put and call options that could require AmSouth Bank to repurchase the notes at face value on February 1, 2008. If the bank does not repurchase the debt, the interest rate on the notes will be reset on February 1, 2008, based on a set formula. AmSouth Bank entered into interest rate swaps in the notional amount of $175,000,000 to hedge the fair value of these notes. These swaps require AmSouth Bank to pay variable rates based on the 30-day and 90-day London Interbank Offered Rate (LIBOR) on notional amounts of $75,000,000 and $100,000,000, respectively.

     The 6.125% Subordinated Notes Due 2009 were issued March 1, 1999, at a discounted price of 99.175%. The net proceeds to AmSouth after commissions totaled $172,419,000. The notes will mature March 1, 2009, and AmSouth may redeem some, or all, of the notes prior to March 1, 2009, at the greater of 100% of the principal amount, or an amount based on a preset formula. AmSouth entered into interest rate swaps in the notional amount of $175,000,000 to hedge the fair value of these notes. These swaps require AmSouth to pay variable interest rates based on the 30-day LIBOR on notional amounts of $175,000,000.

     The 6.75% Subordinated Debentures Due 2025, were issued November 6, 1995, at a discounted price of 99.883%. The net proceeds to AmSouth after commissions totaled $148,900,000. The debentures will mature on November 1, 2025, and may be redeemed on November 1, 2005, at the option of the registered holders thereof.

     The 7.75% Subordinated Notes Due 2004 were issued May 19, 1994, at a discounted price of 99.389%. The net proceeds to AmSouth after commissions totaled $148,100,000. The notes will mature on May 15, 2004, and are not redeemable prior to maturity. AmSouth has entered into interest rate swaps in the notional amount of $125,000,000 to hedge the fair value of these notes. These swaps require AmSouth to pay variable interest rates based on 30-day LIBOR.

     The 7.25% Senior Notes Due 2006, were issued April 26, 1996, at a discounted price of 99.381%. The net proceeds to AmSouth after commissions totaled $98,731,000. The notes will mature May 1, 2006, and are not redeemable prior to maturity. AmSouth has entered into interest rate swaps in the notional amount of $100,000,000 to hedge the fair value of these notes. These swaps require AmSouth to pay variable interest rates based on 30-day LIBOR.

     The 6.875% Subordinated Notes Due 2003 were issued April 22, 1993, at a discounted price of 99.36%. The net proceeds to AmSouth after commissions totaled $49,355,000. The notes will mature April 15, 2003, and are not redeemable prior to maturity.

     The 6.625% Subordinated Notes Due 2005 were issued December 18, 1995, at a discounted price of 99.675%. The net proceeds to AmSouth after commissions totaled $49,512,500. The notes will mature December 18, 2005, and are not redeemable prior to maturity. AmSouth has entered into interest rate swaps in the notional amount of $50,000,000 to hedge the fair value of these notes. These swaps require AmSouth to pay variable interest rates based on 30-day LIBOR.

     Long-term notes payable at December 31, 2001, included notes maturing from 2004 to 2012 with interest rates ranging from 1.45% to 8.00%.

     The aggregate stated maturities, in thousands, of long-term debt outstanding at December 31, 2001, are summarized as follows:

--------------------------------------------------------------------------------
2002                                                                  $    5,548
2003                                                                     881,065
2004                                                                     158,685
2005                                                                   1,258,322
2006                                                                      99,717
Therafter                                                              3,698,918
                                           -------------------------------------
                                                                     $ 6,102,255
================================================================================

NOTE 13 - DERIVATIVE FINANCIAL AGREEMENTS
--------------------------------------------------------------------------------
AmSouth uses a variety of derivative financial instruments to enable it to manage its exposure to changes in interest rates. AmSouth also enters into similar instruments to help customers manage their exposure to interest rate and foreign currency fluctuations and to finance international activities.

     Forward contracts provide AmSouth and its customers a means of managing the risks of changing interest and foreign exchange rates. These contracts represent commitments either to purchase or sell securities, loans, other money market instruments or foreign currency at a future date and at a specified price. AmSouth is subject to the market risk associated with changes in the value of the underlying financial instrument as well as the credit risk that another party will fail to perform. The gross contract amount of forward contracts represents the extent of AmSouth's involvement. However, those amounts significantly exceed the future cash requirements as AmSouth intends to close out open trading positions prior to settlement and thus is subject only to the change in value of the instruments. The gross amount of contracts represents AmSouth's maximum exposure to credit risk. At December 31, 2001, AmSouth had $3,876,000 recorded in other assets associated with $228 million notional amount of open forward contracts to sell residential mortgage loans. At December 31, 2000, AmSouth had $86 million notional amount of open forward contracts to sell residential mortgage loans which under accounting guidance prior to Statement 133 were treated as off-balance sheet.

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

     Market risk resulting from a position in a particular derivative financial instrument may be offset by other balance sheet transactions. AmSouth monitors overall sensitivity to interest rate changes by analyzing the net effect of potential changes in interest rates on the market value of both derivative and other financial instruments and the related future cash flow streams. AmSouth manages the credit risk of counterparty defaults in these transactions by limiting the total amount of arrangements outstanding, both by individual counterparty and in the aggregate, and by monitoring the size and maturity structure of the derivative portfolio. AmSouth requires collateralization by a counterparty on credit exposure above a specified credit limit. At December 31, 2001, AmSouth's credit exposure related to interest rate swaps was $70,425,000 which represents the unrealized gains on these derivative instruments. Trading and dealer activities in the aggregate are not material to AmSouth and are not separately disclosed.

     Note 1 to the Consolidated Financial Statements includes a summary of how derivative instruments used for interest rate risk management are accounted for in the financial statements. In 2001, the accounting for these instruments changed to comply with the requirements of Statement 133, which was adopted by AmSouth on January 1, 2001. The new accounting requirements are discussed in
Note 1 as well.

Interest Rate Risk Management

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

Fair Value Hedging Strategy AmSouth has entered into interest rate swap agreements for interest rate risk exposure management purposes. The interest rate swap agreements utilized by AmSouth effectively modify AmSouth's exposure to interest rate risk by converting a portion of AmSouth's fixed-rate certificates of deposit to floating rate. AmSouth also has interest rate swap agreements which effectively convert portions of its fixed-rate long-term debt to floating rate. For the year ended December 31, 2001, AmSouth recognized income of $544,000 related to the ineffective portion of its hedging instruments. This income is reflected in other noninterest revenue.

Cash Flow Hedging Strategy AmSouth has entered into interest rate swap agreements that effectively convert a portion of its floating-rate loans to a fixed-rate basis, thus reducing the impact of interest rate changes on future interest income. Approximately $725,000,000 of AmSouth's loans were designated as the hedged items to the interest rate swap agreements at December 31, 2001. For the year ended December 31, 2001, AmSouth recognized income of $26,000 related to the ineffective portion of its hedging instruments. This income is reflected in other noninterest revenue. At January 1, 2001, AmSouth recorded an increase of $5,650,000 in other comprehensive income related to cash flow hedges as a part of the Statement 133 transition adjustment. During 2001, AmSouth reclassified $2,031,000 out of this transition adjustment and into earnings as a result of the receipt of variable interest on its hedged variable rate loans. At December 31, 2001, AmSouth had $18,569,000 of other comprehensive income resulting from its cash flow hedges. During 2002, AmSouth expects to reclassify out of other comprehensive income and into earnings approximately $15,627,000 due to the receipt of variable interest on its hedged variable rate loans.

     At December 31, 2000, AmSouth had approximately $3.0 billion of receive fixed pay variable rate swaps and approximately $293 million of receive variable pay fixed rate swaps. AmSouth also had approximately $80.2 million notional amount of interest rate caps and floors at year-end 2000. The fair value of these derivative instruments was not included in the statement of condition at the end of last year. Of the interest rate contracts held by AmSouth at December 31, 2000, contracts with a notional amount of $925 million were being used to hedge designated commercial loans, $25 million notional amount hedged designated investment securities, $1.1 billion notional amount hedged designated certificates of deposit and $625 million notional amount hedged specific long-term debt. At December 31, 2000, AmSouth also had deferred gains of approximately $11.9 million and deferred losses of $402 thousand related to terminated interest rate swaps. These deferred gains and losses are recognized as basis adjustments to existing assets and liabilities.

NOTE 14 - COMMITMENTS AND CONTINGENCIES
--------------------------------------------------------------------------------
AmSouth and its subsidiaries lease land, premises and equipment under cancelable and noncancelable leases, some of which contain renewal options under various terms. The leased properties are used primarily for banking purposes.

     The total rental expense on operating leases for the years ended December 31, 2001, 2000 and 1999 was $58,431,000, $68,574,000 and $72,984,000,
respectively. Rental income on bank premises for 2001, 2000 and 1999 was $6,967,000, $7,089,000 and $14,102,000, respectively. There were no material contingent rental expenses for 2001, 2000 or 1999.

     Future minimum payments, in thousands, by year and in the aggregate, for noncancelable operating leases with initial or remaining terms of one year or more consisted of the following at December 31, 2001:

--------------------------------------------------------------------------------
2002                                                                $     44,590
2003                                                                      41,657
2004                                                                      36,289
2005                                                                      27,687
2006                                                                      25,104
Thereafter                                                               148,072
                                              ----------------------------------
                                                                    $    323,399
================================================================================

     AmSouth and its subsidiaries are contingently liable with respect to various loan commitments and other contingent liabilities in the normal course of business. AmSouth's maximum exposure to credit risk for loan commitments(unfunded loans and unused lines of credit) and standby letters of credit at December 31, 2001, was as follows (in thousands):

--------------------------------------------------------------------------------
Commitments to extend credit                                        $ 19,030,193
Standby letters of credit                                           $  2,335,997
--------------------------------------------------------------------------------

     The credit risk associated with loan commitments and standby letters of credit is essentially the same as that involved in extending loans to customers and is subject to AmSouth's credit policies. Collateral is obtained based on management's assessment of the customer.

     Various legal proceedings are pending against AmSouth and its subsidiaries. Some of these proceedings seek relief or allege damages that are substantial. The actions arise in the ordinary course of AmSouth's business and include actions relating to its imposition of certain fees, lending, collections, loan servicing, deposit taking, investment, trust, and other activities. Because some of these actions are complex, and for other reasons, it may take a number of years to finally resolve them. Although it is not possible to determine with certainty AmSouth's potential exposure from these proceedings, based upon legal counsel's opinion, management considers that any liability resulting from the proceedings would not have a material impact on the financial condition or results of operations of AmSouth.

NOTE 15 - SHAREHOLDERS' EQUITY
--------------------------------------------------------------------------------
AmSouth offers a Dividend Reinvestment and Common Stock Purchase Plan, whereby shareholders can reinvest dividends to acquire shares of common stock. Shareholders may also invest additional cash up to $5,000 per quarter with no brokerage commissions or fees charged.

     On March 20, 1997, AmSouth's Board approved the repurchase by AmSouth of up to 13,500,000 shares of its common stock. During 1999, AmSouth purchased 1,352,000 shares at a cost of $41,247,000 under this plan. The authorization expired in March 1999.

     On April 15, 1999, AmSouth's Board approved the repurchase by AmSouth of approximately 13,100,000 shares of its common stock. From April 15, 1999 to May 30, 1999, AmSouth purchased 655,000 shares at a cost of $20,398,000 under this plan. The authorization was rescinded by the Board on May 31, 1999. On April 15, 1999, AmSouth's Board also approved a three-for-two common stock split in the form of a 50 percent stock dividend. The stock dividend was paid May 24, 1999, to shareholders of record as of April 30, 1999.

     On April 15, 1999, AmSouth's shareholders approved an increase in the common stock authorized to be issued by AmSouth to 350,000,000 shares. On September 16, 1999, in an action related to its merger with First American, AmSouth's shareholders approved an increase in the common stock authorized to be issued by AmSouth from 350,000,000 to 750,000,000 shares.

     On April 20, 2000, AmSouth's Board approved the repurchase by AmSouth of approximately 35,000,000 shares of its common stock over a two-year period. During 2001 and 2000, AmSouth purchased 12,263,000 and 22,322,000 shares, respectively, at a cost of $219,888,000 and $369,696,000 under this plan, respectively.

     On September 19, 2001, AmSouth's Board approved the repurchase by AmSouth of approximately 25,000,000 shares of common stock over a two-year period. Through December 31, 2001, 2,270,000 shares had been repurchased at a cost of $41,157,000, under this authorization.

     At December 31, 2001, there were 3,734,800 shares reserved for issuance under the Dividend Reinvestment and Common Stock Purchase Plan, 57,628,500 shares reserved for issuance under stock compensation plans (21,332,000 shares represent stock options outstanding) and 584,400 shares reserved for issuance under the employee stock purchase plan for a total of 61,947,700 shares.

     In 2001, AmSouth increased its dividend per share to $0.85 per common share, compared to $0.81 in 2000 and $0.71 in 1999.

     At December 31, 2001, other comprehensive income included $18,569,000 associated with the effective portion of AmSouth's cash flow hedges and $6,432,000 of net unrealized gains on AFS securities. At December 31, 2000, other comprehensive loss reflected $107,550,000 of net unrealized losses on AFS securities. Included in the net unrealized gains and the net unrealized losses on AFS securities at December 31, 2001 and 2000, respectively, was $57,482,000 and $114,606,000, respectively, of unrealized securities losses associated with the transfer of AFS securities to HTM at the time of AmSouth's merger with First American. These unrealized securities losses are being amortized over the estimated lives of the transferred securities.

NOTE 16 - EARNINGS PER COMMON SHARE

The following table sets forth the computation of earnings per common share and diluted earnings per common share:


------------------------------------------------------------------------------------------------------
(Dollars in thousands)                            2001                2000                1999
------------------------------------------------------------------------------------------------------
Earnings per common share computation:
   Numerator:
     Net income                                   $  536,346          $ 329,127           $ 340,468
   Denominator:
     Average common shares outstanding               367,404            382,031             391,136
Earnings per common share                             $ 1.46               $.86                $.87
Diluted earnings per common share computation:
   Numerator:
     Net income                                   $  536,346          $ 329,127           $ 340,468
   Denominator:
     Average common shares outstanding               367,404            382,031             391,136
     Dilutive shares contingently issuable             3,544              2,646               5,379
                                                  ----------------------------------------------------
     Average diluted common shares outstanding       370,948            384,677             396,515
Diluted earnings per common share                     $ 1.45               $.86                $.86
------------------------------------------------------------------------------------------------------

     The effect from assumed exercise of 4.5 million, 13.0 million and 6.1 million of stock options was not included in the computation of diluted earnings per common share for 2001, 2000 and 1999, respectively, because such shares would have had an antidilutive effect on earnings per share.

NOTE 17 - LONG-TERM INCENTIVE COMPENSATION PLANS
--------------------------------------------------------------------------------

AmSouth has long-term incentive compensation plans which permit the granting of incentive awards in the form of stock options, restricted stock awards and stock appreciation rights. Generally, the terms of these plans stipulate that the exercise price of options may not be less than the fair market value of AmSouth's common stock at the date the options are granted. Options granted generally vest between one and three years from the date of the grant. All of the options granted during 2001 expire ten years from the date of grant. All other options granted generally expire not later than ten years from the date of the grant.

     FASB Statement 123 requires pro forma information regarding net income and earnings per share. This pro forma information has been determined as if AmSouth had accounted for its employee stock options under the fair value method of that statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 2001, 2000 and 1999, respectively: a risk-free interest rate of 5.00%, 6.83% and 5.29%, a dividend yield of 4.99%, 5.04% and 2.61%, a volatility factor of 31.51%, 23.83% and 19.24%, and a weighted-average expected life of the options of 7.0, 7.0 and 6.4 years. The weighted-average fair value of options granted during 2001, 2000 and 1999 was $3.79, $3.21 and $8.82, respectively.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. AmSouth's pro forma information follows (in thousands except for earnings per share information):

-------------------------------------------------------------------------------------------------------
                                                  2001                2000                  1999
-------------------------------------------------------------------------------------------------------
Net income:
   As reported                                    $ 536,346           $ 329,127             $ 340,468
   Pro forma                                        513,656             319,120               315,232
Earnings per common share:
   As reported                                       $ 1.46                $.86                  $.87
   Pro forma                                           1.40                 .84                   .81
Diluted earnings per common share:
   As reported                                       $ 1.45                $.86                  $.86
   Pro forma                                           1.38                 .83                   .80
   ----------------------------------------------------------------------------------------------------

     The following table summarizes AmSouth's stock option activity and related information during 1999, 2000 and 2001:

--------------------------------------------------------------------------------
                                   Number       Option Price    Weighted-Average
                                  of Shares      per Share       Exercise Price
-------------------------------- ------------ ----------------- ----------------
Balance at January 1, 1999       11,253,200    $ 2.47 - $27.49       $12.83
Options exercised                (1,964,123)     2.47 -  24.52        20.88
Options forfeited                  (866,531)     3.69 -  27.49        17.18
Options granted                   5,576,049     22.08 -  32.92        23.31
                                 ------------ ----------------- ----------------
Balance at December 31, 1999     13,998,595      2.91 -  32.92        16.94
Options exercised                (2,319,473)     2.91 -  17.84         9.31
Options forfeited                (2,855,369)     6.11 -  27.49        20.12
Options granted                   7,821,044     12.00 -  19.19        16.08
                                 ------------ ----------------- ----------------
Balance at December 31, 2000     16,644,797      3.17 -  32.92        17.01
Options exercised                (1,127,404)     3.17 -  19.78         8.89
Options forfeited                  (694,772)     6.81 -  32.92        18.54
Options granted                   6,509,400     16.04 -  19.96        17.06
                                 ------------ ----------------- ----------------
Balance at December 31, 2001     21,332,021    $ 4.31 - $32.92       $17.28
================================================================================

     Of the options outstanding at December 31, 2001, those options granted since October 1, 1999, had vesting periods between one and three years from the date of grant. All other options outstanding were exercisable. At December 31, 2001 and 2000, options exercisable totaled 8,157,132 and 8,668,858, respectively, and had a weighted-average exercise price per share of $18.07 and $17.07, respectively.

     The following table presents the weighted-average remaining life as of December 31, 2001, for options outstanding within the stated exercise price ranges.

-----------------------------------------------------------------------------------------------------
                                      Outstanding                               Exercisable
---------------- ----------------------------------------------------- ------------------------------
Exercise Price      Number of    Weighted-Average    Weighted-Average    Number of   Weighted-Average
Range Per Share      Options      Exercise Price      Remaining Life      Options     Exercise Price
---------------- -------------- ------------------ ------------------- ------------------------------
$ 4.31 - $ 6.34       306,327         $ 6.01            1.62 years         306,327        $ 6.01
  6.82 -   9.30     1,121,359           8.44            2.56 years       1,121,359          8.44
 10.52 -  15.50     2,111,952          12.92            4.66 years       2,063,285         12.87
 15.80 -  23.50    14,654,982          16.94            8.43 years       1,910,427         19.55
 23.94 -  32.92     3,137,401          26.01            7.05 years       2,755,734         26.20
-----------------------------------------------------------------------------------------------------

     AmSouth also has issued common stock as restricted stock awards to key officers with the restriction that they remain employed with AmSouth for periods of three years or longer. The following table summarizes AmSouth's restricted stock grants and the weighted-average fair values at grant date:

--------------------------------------------------------------------------------
                                                   2001        2000       1999
--------------------------------------------------------------------------------
Shares granted                                   1,047,995    75,412     797,012
Weighted-average fair value of restricted
  stock granted during the year                     $17.09    $15.50      $24.97
--------------------------------------------------------------------------------

     At December 31, 2001, there were no stock appreciation rights outstanding.


NOTE 18 - REGULATORY CAPITAL REQUIREMENTS AND RESTRICTIONS
--------------------------------------------------------------------------------

Capital is the primary tool used by regulators to monitor the financial health of insured banks and savings institutions. The Federal Reserve Board and the Federal Deposit Insurance Corporation have historically had similar capital adequacy guidelines involving minimum leverage capital and risk-based capital requirements. Under the capital adequacy guidelines and the regulatory framework for prompt corrective action, AmSouth and its banking subsidiary must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Based on the risk-based capital rules and definitions prescribed by the banking regulators, should an institution's capital ratios decline below predetermined levels, it would become subject to a series of increasingly restrictive regulatory actions. AmSouth and its subsidiary bank are required to have core capital (Tier 1) of at least 4% of risk-weighted assets, total capital of 8% of risk-weighted assets and a leverage ratio of 3% of adjusted quarterly average assets. Tier 1 capital consists principally of shareholders' equity, excluding unrealized gains and losses on securities available-for-sale and cash flow hedges, less goodwill and certain other intangibles. Total capital consists of Tier 1 capital plus certain debt instruments and the reserve for credit losses, subject to limitation. The regulations also define well capitalized levels of Tier 1 capital, total capital and leverage as ratios of 6%, 10% and 5%, respectively, for banking entities. AmSouth's banking subsidiaries had Tier 1 capital, total capital and leverage ratios above the well-capitalized levels at December 31, 2001 and 2000. Management believes that no changes in conditions or events have occurred since December 31, 2001, which would result in changes that would cause AmSouth Bank to fall below the well-capitalized level. The actual capital ratios and amounts for AmSouth and AmSouth Bank are as follows:

----------------------------------------------------------------------------------------------
                                                2001                           2000
-------------------------          ----------------------------    ---------------------------
(Dollars in thousands)                Amount            Ratio         Amount            Ratio
-------------------------          -------------  ---   ------    ------------  ---    -------
Tier 1 capital:
   AmSouth                         $ 2,622,356          7.72%      $ 2,576,671           7.66%
   AmSouth Bank                      3,289,428          9.71         3,232,835           9.64
                                   -------------        ------     ------------        -------
Total capital:
   AmSouth                         $ 3,721,005          10.96%     $ 3,731,086          11.09%
   AmSouth Bank                      3,963,728          11.70        3,913,269          11.67
                                   -------------        ------     ------------        -------
Leverage:
   AmSouth                         $ 2,622,356          6.98%      $ 2,576,671           6.72%
   AmSouth Bank                      3,289,428          8.73         3,232,835           8.44
==============================================================================================

     Certain restrictions exist regarding the ability of the banking subsidiary to transfer funds to the parent company as loans, advances or dividends. The subsidiary bank can initiate dividend payments in 2002, without prior regulatory approval, of an amount equal to $16 million plus its net profits for 2002, as defined by statute. Substantially all of the parent company's retained earnings at December 31, 2001 and 2000, represented undistributed earnings of its banking subsidiary.

NOTE 19 - PENSION AND OTHER EMPLOYEE BENEFIT PLANS
--------------------------------------------------------------------------------

AmSouth sponsors a noncontributory defined benefit pension plan, covering substantially all regular full-time employees. Benefits are generally based on years of service and the employee's earnings during the five consecutive calendar years out of the last ten years of employment that produce the highest average. Actuarially determined pension costs are charged to current operations using the projected unit credit method. AmSouth's funding policy is to contribute an amount that meets the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974, plus such additional amounts as the corporation determines to be appropriate.

     In addition to pension benefits, AmSouth provides postretirement medical plans to all current employees and provides certain retired and grandfathered retired participants with postretirement healthcare benefits. Postretirement life insurance is also provided to a grandfathered group of employees and retirees. Costs associated with these postretirement benefit plans are charged to operations based on actuarial calculations. The following table summarizes the change in benefit obligation and plan assets and the funded status of the pension and other postretirement plans for 2001 and 2000:

                                                                                     Other Postretirement
                                                         Retirement Plans                 Benefits
--------------------------------------------             ---------------------    -------------------------
(Dollars in thousands)                                      2001        2000          2001         2000
--------------------------------------------             ---------   ---------    -----------   -----------
Change in benefit obligation:
   Benefit obligation at beginning of period             $ 473,338   $ 477,880      $ 44,006     $ 30,989
   Service cost                                             15,304      13,731         1,148        1,174
   Interest cost                                            37,253      34,210         3,313        3,196
   Curtailments                                                -0-      (4,764)          -0-          -0-
   Amendments                                                7,466     (16,968)          -0-          -0-
   Actuarial loss/(gain)                                    10,046       3,943        (1,473)       11,837
   Benefits and expenses paid                              (22,348)    (34,694)       (2,442)      (3,190)
                                                         ---------   ---------    ----------   ------------
   Benefit obligation at end of period                     521,059     473,338        44,552       44,006
                                                         ---------   ---------    ----------   ------------
Change in plan assets:
   Fair value of plan assets at
     beginning of period                                   644,079     652,204         3,838        3,509
   Actual return on plan assets                            (58,469)     19,391           180          578
   Company contribution                                        554       7,178           -0-          -0-
   Benefits and expenses paid                              (22,348)    (34,694)         (171)        (249)
                                                         ---------   ---------    ----------   ------------
Fair value of plan assets at end of period                 563,816     644,079         3,847        3,838
                                                         ---------   ---------    ----------   ------------
   Funded status of the plan                                42,757     170,741      (40,705)     (40,168)
   Unrecognized actuarial loss/(gain)                       58,142     (75,329)      14,253       15,849
   Unamortized prior service (credit)/cost                  (1,421)     (9,199)         371          (49)
   Unrecognized net transition obligation                    1,925       2,065        2,431        2,709
                                                         ---------   ---------    ----------   ------------
Prepaid/(accrued) benefit cost                           $ 101,403    $ 88,278    $ (23,650)   $ (21,659)
                                                         =========   =========    ==========   ============
Amounts recognized in the statement of condition:

   Prepaid benefit cost                                  $ 117,748   $ 102,172         $ 702        $ 795
   Accrued benefit liability                               (20,917)    (17,145)      (24,352)     (22,454)
   Intangible assets                                         4,572       3,251           -0-          -0-
                                                         ---------   ---------    ----------   ------------
Net amount recognized                                    $ 101,403    $ 88,278    $ (23,650)   $ (21,659)
                                                         =========   =========    ==========   ============
Assumptions for the measurement period:
   Discount rate                                             7.50%       7.75%         7.50%        7.75%
   Expected return on plan assets                             9.50        9.50          6.50         6.50
   Rate of compensation increase                              5.25        5.50          N/A          N/A
   ------------------------------------------            ---------   ---------    ----------   ------------

     Net periodic benefit (credit)/cost includes the following components for the years ended December 31:


-----------------------------------------------------------------------------------------------------------
                                                            Retirement             Other Postretirement
                                                              Plans                      Benefits
-----------------------------------------------------------------------------------------------------------
(In thousands)                                      2001            2000   1999       2001   2000    1999
-----------------------------------------------------------------------------------------------------------
Service cost                                     $  15,304     $ 13,731  $ 15,688  $ 1,148  $ 1,174 $ 1,176
Interest cost                                       37,253       34,210    34,560    3,313    3,196   2,283
Expected return on plan assets                     (62,211)     (59,600)  (56,283)    (242)    (222)   (227)
Amortization of prior service (credit)/cost           (311)      (1,007)    1,569     (419)  (1,091) (1,091)
Amortization of transitional obligation/(asset)        140         (709)     (700)     278      278     278
Recognized actuarial (gain)/loss                    (2,597)      (5,213)   (2,982)     946      969     262
                                                  ---------------------------------------------------------
Net periodic benefit (credit)/cost               $ (12,422)    $(18,588) $ (8,148) $ 5,024  $ 4,304 $ 2,681
                                                  =========================================================
Additional (gain)/loss recognized due to:
   Curtailment                                   $      -0-    $ (4,450) $  1,738  $    -0- $    -0-$    -0-
   Settlement                                           -0-          -0-    1,165       -0-      -0-     -0-
   Special termination benefits                         -0-          -0-    5,461       -0-      -0-     -0-
   ========================================================================================================

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

     For measurement purposes, the increase in the per capita cost of covered healthcare benefits varies by medical benefit and date of retirement. For retirements after December 31, 1992, AmSouth's subsidies for all medical benefits will be capped at a level dollar amount in approximately four years. For retirements before January 1, 1993, the rates are graded, starting at 7.8% in 2000 and dropping to an ultimate rate of 5.0% in six years. Assumed healthcare cost trend rates have an insignificant effect on the costs and the liabilities reported for the healthcare plan. A one-percentage point change in assumed healthcare cost trend rates would have the following effects:

--------------------------------------------------------------------------------
                                                1-Percentage       1-Percentage
(In thousands)                                 Point Increase     Point Decrease
--------------------------------------------------------------------------------
Effect on total of service cost and
   interest cost components                      $ 67               $ (58)
Effect on postretirement benefit obligation       833                (744)
--------------------------------------------------------------------------------

     The Qualified Retirement Plan has a portion of its investments in AmSouth common stock. The number of shares and the market value of the common stock were 1,080,307 and $20,417,802, respectively, as of December 31, 2001. Dividends paid on the AmSouth common stock totaled $907,458 during the current year.

     AmSouth also maintains a thrift plan and an employee stock purchase plan that cover substantially all regular full-time employees. AmSouth matches pretax contributions dollar for dollar on the first 6% of base pay that each employee contributes to the thrift plan. After-tax contributions to the thrift plan are matched at 50 cents for every dollar contributed by an employee through the first 6% of base pay. Employees may make both pretax and after-tax contributions, but no matching contributions are made on any employee contributions above 6%, with pretax contributions being matched first. All company-matching contributions are made in AmSouth common stock and allocated to the AmSouth common stock investment option. First American had a combination savings, thrift and profit-sharing plan (FIRST Plan) available to all employees (except the employees of IFC and hourly paid and special exempt-salaried employees). The FIRST Plan has been terminated and the employees are participating in AmSouth's thrift plan. The cost of the thrift plans for the years ended December 31, 2001, 2000 and 1999 was $15.7 million, $16.6 million and $10.2 million, respectively. Under the employee stock purchase plan, an employee may invest up to $2,000 each calendar year in purchases of AmSouth common stock and AmSouth will contribute a matching 25% toward the purchase. Additional purchases of up to $8,000 may be made on an unmatched basis with no administrative or brokerage fees charged. Under the employee stock purchase plan, 227,158 and 313,332 shares of AmSouth common stock were purchased during 2001 and 2000, respectively, with weighted-average fair values of $17.57 and $15.07, respectively.


NOTE 20 - INCOME TAXES

-------------------------------------------------------------------------------------------
The provisions for income taxes charged to earnings are summarized as follows:

-------------------------------------------------------------------------------------------
                                                          Years Ended December 31
(In thousands)                                       2001            2000            1999
-------------------------------------------------------------------------------------------
Current tax expense (benefit):
   Federal                                        $ 41,916        $ (13,370)      $ 140,910
   State                                               521               651          3,159
                                                -------------------------------------------
                                                    42,437          (12,719)        144,069
                                                -------------------------------------------
Deferred tax expense:
   Federal                                         170,099           130,833         50,421
   State                                            21,730             7,321          6,413
                                                -------------------------------------------
                                                   191,829           138,154         56,834
                                                -------------------------------------------
                                                 $ 234,266         $ 125,435      $ 200,903
===========================================================================================

     The differences between the actual income tax expense and the amount computed by applying the statutory federal income tax rate to income before income taxes are as follows:

----------------------------------------------------------------------------------------------
                                                                 Years Ended December 31
(In thousands)                                                   2001      2000       1999
----------------------------------------------------------------------------------------------
Tax at federal income tax rate                               $ 269,714  $ 159,097  $ 189,480
State and local income taxes, net of federal benefits           14,464      5,182      6,222
Acquisition cost                                                    -0-     1,290     19,505
Goodwill amortization                                            9,899     17,341     11,426
Tax exempt interest                                             (9,756)    (9,584)   (10,289)
Bank owned life insurance                                      (21,775)   (19,889)   (13,166)
Restructuring of leveraged lease portfolio                     (24,514)   (22,853)        -0-
Other                                                           (3,766)    (5,149)    (2,275)
                                                              ------------------------------
                                                             $ 234,266  $ 125,435  $ 200,903
============================================================================================

     The significant temporary differences that created deferred tax assets and liabilities at December 31 are as follows:

----------------------------------------------------------------------------------------------------------
                                                                        Years Ended December 31
(In thousands)                                                            2001                      2000
----------------------------------------------------------------------------------------------------------
Deferred tax assets:
   Loan loss reserves                                                  $ 141,365                 $ 148,754
   Employee benefits                                                     (1,373)                     7,598
   Accrued expenses                                                        4,210                     8,307
   Mortgage servicing rights                                              11,180                     8,208
   Federal tax credit carryforwards                                       33,372                    25,184
   State net operating loss carryforwards                                 21,271                    20,095
   Other                                                                  22,752                    23,604
                                                              --------------------------------------------
                                                                         232,777                   241,750
                                                              --------------------------------------------
Deferred tax liabilities:
   Leasing activities                                                  (687,724)                 (516,485)
   Depreciation                                                         (10,478)                  (12,720)
   Purchase accounting                                                   (6,675)                   (7,365)
   Statement 115 equity adjustment                                      (38,412)                   (1,817)
   Deferred loan fees                                                    (2,146)                       650
   Other                                                                (22,772)                  (16,881)
                                                              --------------------------------------------
                                                                       (768,207)                 (554,618)
                                                              --------------------------------------------
   Net deferred tax liability                                        $ (535,430)               $ (312,868)
==========================================================================================================

     At December 31, 2001, for income tax purposes, AmSouth had federal tax credit carryforwards of $33.4 million, of which $28.8 million are alternative minimum tax (AMT) credit carryforwards. The AMT credit carryforwards have no expiration date. The other federal tax credit carryforwards expire in 2010. AmSouth also had a deferred state tax asset of $21.3 million resulting from net operating loss carryforwards. These carryforwards begin expiring in 2005 with the last one expiring in 2021. There was no valuation allowance recorded in 2001 because it is more likely than not that all deferred tax assets will be realized.

     Income taxes paid/(refunded) were $6,481,000, $(5,927,000) and $187,887,000 for the years ended December 31, 2001, 2000 and 1999, respectively. Applicable income tax expense/(benefit) of $4,213,000, $(35,833,000) and $4,283,000 on securities gains and losses for the years ended December 31, 2001, 2000 and 1999, respectively, is included in the provision for income taxes.

NOTE 21 - OTHER NONINTEREST REVENUES AND OTHER NONINTEREST EXPENSES
--------------------------------------------------------------------------------
The components of other noninterest revenues and other noninterest expenses are as follows:

-------------------------------------------------------------------------------------------
                                                                   Years Ended December 31
(In thousands)                                                 2001       2000      1999
-------------------------------------------------------------------------------------------
Other noninterest revenues:
   Interchange income                                         $ 56,581   $ 50,154  $ 46,526
   Bank owned life insurance policies                           53,846     48,794    31,161
   Mortgage income                                              32,627     18,019    45,027
   Gains/(Losses) on sales of available-for-sale securities     11,204    (95,301)   11,392
   Other portfolio income/(loss)                                 1,987     (9,966)    9,956
   Gains on sales of businesses                                    -0-     19,959     8,624
   Other                                                       126,423     94,829   139,314
                                                               ----------------------------
                                                             $ 282,668  $ 126,488 $ 292,000
                                                               ============================
Other noninterest expenses:
   Postage and office supplies                                $ 49,472   $ 49,721  $ 47,960
   Communications                                               40,484     41,246    36,691
   Marketing                                                    34,812     37,408    42,420
   Amortization of intangibles                                  34,039     37,589    40,305
   Other                                                       196,342    187,300   220,419
                                                               ----------------------------
                                                             $ 355,149  $ 353,264 $ 387,795
===========================================================================================

NOTE 22 - BUSINESS SEGMENT INFORMATION

AmSouth has three reportable segments: Consumer Banking, Commercial Banking, and Wealth Management. Each of these units provides unique products and services to a variety of customer groups and has its own management team. Consumer Banking delivers a full range of financial services to individuals and small businesses. Services include loan products such as residential mortgages, equity lending, credit cards, and loans for automobile and other personal financing needs, and various products designed to meet the credit needs of small businesses. In addition, Consumer Banking offers various deposit products that meet customers' savings and transaction needs. Commercial Banking meets corporate and middle market customers' needs with a comprehensive array of credit, treasury management, international, and capital markets services. Included among these are several specialty services such as real estate finance, asset based lending, commercial leasing, and healthcare banking. Wealth Management is comprised of trust, institutional, retirement and broker/dealer services, and provides primarily fee-based income. This area includes not only traditional trust services, but also a substantial selection of investment management services including AmSouth's proprietary mutual fund family. Treasury & Other is comprised of balance sheet management activities that include the investment portfolio, non-deposit funding and off-balance sheet financial instruments. Treasury & Other also includes income from bank owned life insurance policies, gains and losses on sales of fixed and other assets as well as corporate expenses such as corporate overhead and goodwill amortization for all years shown. Treasury & Other for 2001 includes ineffectiveness related to hedging strategies, and for 2001 and 2000, taxable equivalent adjustments associated with lease restructuring transactions. Other items included in Treasury & Other for 2000 include the dealer securitization loss and losses on the sales of AHAD loans. Merger-related costs and net gains on sales of businesses were included in Treasury & Other for 2000 and 1999 fiscal years as well as all revenues and expenses of IFC Holdings, Inc. prior to its sale at the end of the third quarter of 2000.

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

     AmSouth operates primarily in the United States; accordingly, geographic distribution of revenue and long-lived assets in other countries is not significant. Revenues from no individual customer exceeded 10% of consolidated total revenues. AmSouth's segments are not necessarily comparable with similar information for any other financial institution.

--------------------------------------------------------------------------------------------------------------------
                                            Consumer        Commercial     Wealth         Treasury &
(In thousands)                              Banking         Banking        Management     Other          Total
--------------------------------------------------------------------------------------------------------------------
2001

Net interest income from external customers  $    522,957   $    648,555   $ (1,177)  $    224,549   $  1,394,884
Internal funding                                  511,740       (245,359)     5,694       (272,075)           -0-
                                             -----------------------------------------------------------------------
Net interest income                             1,034,697        403,196      4,517        (47,526)     1,394,884
Noninterest revenues                              351,849        105,687    207,794         82,892        748,222
                                             -----------------------------------------------------------------------
Total revenues                                  1,386,546        508,883    212,311         35,366      2,143,106
Provision for loan losses                         126,453         75,621        -0-        (14,974)       187,100
Noninterest expenses                              712,000        181,268    163,179        128,947      1,185,394
                                             -----------------------------------------------------------------------
Income/(Loss) before income taxes                 548,093        251,994     49,132        (78,607)       770,612
Income taxes                                      207,447         94,641     18,440        (86,262)       234,266
                                             -----------------------------------------------------------------------
Segment net income/(loss)                    $    340,646   $    157,353   $ 30,692   $      7,655   $    536,346
                                             =======================================================================
Average assets                               $ 15,542,400   $ 11,371,826   $ 51,128   $ 11,273,039   $ 38,238,393
                                             -----------------------------------------------------------------------
2000

Net interest income from external customers  $    435,909   $    799,757   $ (1,059)  $    144,496   $  1,379,103
Internal funding                                  516,064       (387,066)     3,874       (132,872)           -0-
                                             -----------------------------------------------------------------------
Net interest income                               951,973        412,691      2,815         11,624      1,379,103
Noninterest revenues                              322,261         89,249    204,712         53,272        669,494
                                             -----------------------------------------------------------------------
Total revenues                                  1,274,234        501,940    207,527         64,896      2,048,597
Provision for loan losses                          96,454         27,896        -0-        103,250        227,600
Noninterest expenses                              691,058        159,559    145,098        370,720      1,366,435
                                             -----------------------------------------------------------------------
Income/(Loss) before income taxes                 486,722        314,485     62,429       (409,074)       454,562
Income taxes                                      183,088        118,185     23,465       (199,303)       125,435
                                             -----------------------------------------------------------------------
Segment net income/(loss)                    $    303,634   $    196,300   $ 38,964   $   (209,771)  $    329,127
                                             =======================================================================
Average assets                               $ 15,516,752   $ 12,407,911   $ 42,106   $ 13,893,402   $ 41,860,171
                                             -----------------------------------------------------------------------
1999

Net interest income from external customers  $    357,541   $    857,754   $   (807)  $    293,456   $  1,507,944
Internal funding                                  605,462       (416,003)     1,407       (190,866)           -0-
                                             -----------------------------------------------------------------------
Net interest income                               963,003        441,751        600        102,590      1,507,944
Noninterest revenues                              334,055         90,481    183,012        240,012        847,560
                                             -----------------------------------------------------------------------
Total revenues                                  1,297,058        532,232    183,612        342,602      2,355,504
Provision for loan losses                          81,524         21,382        -0-         62,720        165,626
Noninterest expenses                              759,736        189,484    127,462        571,825      1,648,507
                                             -----------------------------------------------------------------------
Income/(Loss) before income taxes                 455,798        321,366     56,150       (291,943)       541,371
Income taxes                                      171,495        120,606     21,063       (112,261)       200,903
                                             -----------------------------------------------------------------------
Segment net income/(loss)                    $    284,303   $    200,760   $ 35,087   $   (179,682)  $    340,468
                                             =======================================================================
Average assets                               $ 15,011,516   $ 12,614,240   $ 49,512   $ 14,141,972   $ 41,817,240
--------------------------------------------------------------------------------------------------------------------

NOTE 23 - SECURITIZATIONS
--------------------------------------------------------------------------------

During 2001 and 2000, AmSouth sold commercial and residential mortgage loans to third-party multi-issuer conduits. During 2000, AmSouth also sold dealer loans to third-party multi-issuer conduits and sold dealer loans and residential mortgage loans in securitization transactions. AmSouth retained servicing responsibilities in all of these sales and securitization transactions. In addition, AmSouth also retained interest in excess interest spreads and in some cases, subordinated interests. As part of the sale and securitization of loans to conduits, AmSouth provides credit enhancements to the conduits in the form of letters of credit for which liabilities of $10,693,000 and $18,461,000 were recorded at December 31, 2001 and 2000. In addition to these transactions, AmSouth also engaged in an ongoing program of selling residential mortgage loans to third parties in which no servicing or other interest was retained. During 2001 and 2000, $1,507,000,000 and $464,000,000, respectively, in residential mortgage loans were sold as part of this ongoing mortgage loan sales program, which resulted in net gains of $14,586,000 and $3,784,000, respectively.

     During 2001 and 2000, AmSouth recognized $1,993,000 and $16,881,000, respectively, in gains on sales of residential mortgage loans to conduits. During 2000, AmSouth also recorded $9,323,000 in gains on sales of dealer loans to conduits, a loss of $18,531,000 on the securitization of dealer loans, and a gain of $131,000 on the securitization of mortgage loans to the Federal Home Loan Mortgage Corporation. No gains or losses were recognized on commercial loans sold to third-party conduits nor was any retained interest recorded due to the relatively short life of the commercial loans sold into the conduits (average life of 30 days). The following table summarizes the key assumptions used in the calculation of retained interests and the gain or loss on the sales and securitization transactions during 2001 and 2000 in which AmSouth retained a continuing interest in the sold and securitized loans. Since AmSouth did not sell or securitize dealer loans in 2001, these items are marked N/A in the table below. Also provided in the table below is information concerning cash flows received from and paid to third-party conduits and securitization trusts during 2001 and 2000. The assumptions used in the subsequent valuation of retained interests at December 31, 2001 and 2000, and the sensitivity of the current fair value of residual cash flows to the immediate 10 and 20 percent adverse change in the current assumptions is also provided below:

------------------------------------------------------------------------------------------------------------------------------------
                                                2001                                                  2000
------------------------------------------------------------------------  ----------------------------------------------------------
                                 Residential                               Residential                                  Residential
                                   Mortgage     Dealer      Dealer           Mortgage       Dealer         Dealer         Mortgage
(Dollars in millions)              Conduit      Conduit   Securitization      Conduit       Conduit    Securitization Securitization
------------------------------------------------------------------------  ----------------------------------------------------------
Valuation assumptions at the
   time of the transactions:
   Discount rate                 15-20%         N/A           N/A            15-20%        15%            15%           10%
   Prepayment rate               30% CPR        N/A           N/A         9-24% CPR   1.5% ABS       1.5% ABS   133-300 PSA
   Weighted average life (years) 2.75           N/A           N/A              4.46       1.70           1.55          4.61
   Expected credit losses        .14%           N/A           N/A              .22%      1.33%          1.32%           N/A

Cash flow information:
   Proceeds from sales           $100.2         N/A           N/A         $ 1,302.0  $ 1,001.1        $ 917.1       $ 131.6
   Servicing fees and retained    $48.1      $ 23.7        $ 28.6             $13.5      $11.8           $1.6          $1.7
      interests
------------------------------------------------------------------------------------------------------------------------------------


                                                      Residential                           Dealer
                                                   Mortgage Conduit    Dealer Conduit    Securitization
-----------------------------------------------------------------------------------------------------------
Valuation assumptions at
   December 31, 2001:
   Discount rate                                           15-20%        15%                15%
   Prepayment rate                                        30% CPR     1.5% ABS          1.65% ABS
   Weighted average life (years)                             2.67       1.08               1.11
   Expected credit losses                                    .10%       1.35%             1.08%
   Variable returns to transferees                  8 to 10 basis    8 to 10 basis         Not
                                                points over LIBOR   points over LIBOR   Applicable
Residual cash flow sensitivity:
   Fair value of servicing and retained
     interests at December 31, 2001                        $ 45.6      $ 21.9             $ 17.9

Prepayment speed:
   10% change                                               (2.5)        (1.4)             (0.1)
   20% change                                               (5.0)        (3.0)             (0.2)
Credit losses:
   10% change                                               (0.2)        (0.4)             (0.5)
   20% change                                               (0.3)        (0.8)             (0.9)

     This sensitivity test is hypothetical and isolates the potential impact of changes in a single assumption on total fair value. These and other assumptions used in the calculation of fair values may in fact exhibit some positive correlation (which would potentially magnify the impact of a scenario) or may exhibit some negative correlation (which would potentially have some partial offsetting benefit). Also, changes in assumptions do not provide linear results. Thus, it is not possible to extrapolate the impact of other scenarios from these projections.

     The following table presents managed loan information for those loan categories in which there have been loan sales or securitizations where AmSouth had a continuing retained interest at December 31, 2001. This information includes the total principal amount outstanding, the portion that has been derecognized and the portion that continues to be recognized in the statement of financial condition as of December 31, 2001, along with quantitative information about delinquencies and net credit losses (in millions). In addition to the sales of loans discussed above, the following table also includes mortgage loans which were securitized through REMICS in 1998:


                                                 Residential                    Equity Loans    Commercial
(Dollars in millions)                             Mortgages     Dealer Loans     and Lines        Loans
-----------------------------------------------------------------------------------------------------------
Outstanding as of December 31, 2001:
   Loans held in portfolio                          $ 1,666      $ 3,382         $ 5,404          $ 8,573
   Loans securitized/sold                             2,070          954             -0-            1,223
   REMIC (bond portfolio)                               102          -0-             174              -0-
                                                  -------------------------------------------------------
     Total managed loans                            $ 3,838      $ 4,336         $ 5,578          $ 9,796
                                                  -------------------------------------------------------
Total delinquencies as of December 31, 2001         $   135      $   141         $   158            $ 189

Delinquencies as a percent of
   ending managed loans                                3.52%        3.26%           2.83%            1.93%

Net credit losses during 2001                       $   2.1      $  53.4         $  16.1          $ 104.4
Net credit losses as a percent of
   ending managed loans                                0.05%        1.23%           0.29%            1.06%
   ------------------------------------------------------------------------------------------------------

NOTE 24 - CONDENSED PARENT COMPANY INFORMATION
----------------------------------------------
Statement of Condition                                         December 31
(In thousands)                                             2001           2000
----------------------------------------------         -----------    -------------
Assets
Investment in subsidiaries                             $ 3,620,387    $ 3,470,807
Investment in Eurodollars                                  125,117        119,199
Available-for-sale securities                                  399         10,522
Other assets                                                12,536         13,183
                                                       -----------    -------------
                                                       $ 3,758,439    $ 3,613,711
                                                       ===========    =============
Liabilities and Shareholders' Equity
Commercial paper                                       $     9,905    $    12,494
Subordinated debt                                          574,097        573,759
Other borrowed funds                                       127,997        129,659
Accrued interest payable and other liabilities              91,341         84,392
                                                       -----------     ------------
   Total liabilities                                       803,340        800,304
Shareholders' equity                                     2,955,099      2,813,407
                                                       -----------     ------------
                                                       $ 3,758,439    $ 3,613,711
==============================================         ===========     ============

Statement of Earnings                                                 Years Ended December 31
(In thousands)                                               2001              2000                     1999
----------------------------------------------           ---------    -----------------------       -----------
Income
   Dividends from subsidiaries                           $ 548,000             $ 586,000            $ 308,691
   Interest and other                                        5,608                 4,813               18,893
                                                         ---------      -------------------         -----------
                                                           553,608               590,813              327,584
                                                         ---------      -------------------         -----------
Expenses
   Interest                                                 43,663                51,521               46,548
   Other                                                     5,343                 5,020               66,947
                                                         ---------      -------------------         -----------
                                                            49,006                56,541              113,495
                                                         ---------      -------------------         -----------
Income before income taxes and equity in
   undistributed earnings of subsidiaries                  504,602               534,272              214,089
Income tax credit                                           15,416                18,805               17,669
                                                         ---------      ------------------          -----------
Income before equity in earnings of subsidiaries           520,018               553,077              231,758
Equity in/(Dividends in excess of) undistributed
   subsidiaries' annual earnings                            16,328             (223,950)              108,710
                                                         ---------     --------------------         -----------
   Net Income                                            $ 536,346             $ 329,127            $ 340,468
===============================================          =========     ====================         ===========


Statement of Cash Flows                                              Years Ended December 31
(In thousands)                                                 2001               2000               1999
-----------------------                                        ----               ----               ----
Operating Activities
   Net income                                             $ 536,346          $ 329,127          $ 340,468
   Adjustments to reconcile net income to net
     cash provided by operating activities:
     Net (gains) losses on sales of
        available-for-sale securities                        (1,187)             4,110             (6,303)
     Amortization of goodwill                                 2,385              2,385              2,406
     Other amortization and depreciation                        761                732                953
     Net decrease in accrued interest
        receivable and other assets                           9,038             12,875             80,259
     Net (decrease) increase in accrued expenses
        and other liabilities                                (6,997)           (47,655)            52,205
     (Equity in) dividends in excess of undistributed
        subsidiaries' annual earnings                       (16,328)           223,950           (108,710)
     Provision for deferred income taxes                        -0-                -0-                707
     Other operating activities, net                            -0-                -0-               (294)
                                                           --------           --------           --------
        Net cash provided by operating activities           524,018            525,524            361,691
                                                           --------           --------           --------
Investing Activities
   Net decrease (increase) in
     available-for-sale securities                           12,026             49,241            (34,230)
   Net (increase) decrease in
     other interest-earning assets                           (5,918)            40,465           (159,664)
   Net sales of premises and equipment                          294                -0-                -0-
   Net decrease in loans                                        -0-                -0-                390
   Net decrease in securities purchased under
     agreements to resell                                       -0-                -0-             61,315
                                                           --------           --------           --------
        Net cash provided (used) by investing activities      6,402             89,706           (132,189)
                                                           --------           --------           --------
Financing Activities
   Net (decrease) increase in commercial paper               (2,589)             3,745             (1,290)
   Net decrease in other borrowed funds                      (1,734)               -0-             (6,389)
   Issuance of long-term debt                                   -0-                -0-            174,539
   Payments for maturing long-term debt                         -0-                -0-           (100,000)
   Cash dividends paid                                     (311,620)          (305,383)          (183,848)
   Proceeds from employee stock plans and
     dividend reinvestment plan                              47,492             62,066             53,564
   Purchases of common stock                               (262,013)          (375,822)          (166,475)
                                                           --------           --------           --------
        Net cash used by financing activities              (530,464)          (615,394)          (229,899)
                                                           --------           --------           --------
   Decrease in cash                                             (44)              (164)              (397)
   Cash at beginning of year                                    458                622              1,019
                                                           --------           --------           --------
   Cash at end of year                                    $     414          $     458          $     622
   ==========================================              ========           ========           ========

NOTE 25 -  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)
--------------------------------------------------------------------------------

Selected quarterly results of operations for the four quarters ended December 31 are as follows:

                                               2001                                            2000
                              ----------------------------------------        ----------------------------------------
(In thousands except          Fourth     Third      Second     First          Fourth     Third      Second     First
   per share data)            Quarter    Quarter    Quarter    Quarter        Quarter    Quarter    Quarter    Quarter
--------------------          -------    -------    -------    -------        -------    -------    -------    -------
Interest income              $607,773   $648,369   $678,581   $699,817       $720,097   $782,670   $784,961   $782,698

Interest expense              232,143    302,332    335,207    369,974        399,981    444,892    432,325    414,125
Net interest income           375,630    346,037    343,374    329,843        320,116    337,778    352,636    368,573

Provision for loan losses      53,600     49,200     46,100     38,200         55,600    123,800     22,800     25,400


Net gains/(losses) on
   sales of available-for-
   sale securities              2,953      3,048      2,715      2,488          2,979   (104,749)     3,203      3,266

Income/(Loss)before
   income taxes               199,812    192,017    192,906    185,877        179,738    (72,116)   139,087    207,853
Net income/(loss)             140,521    136,093    133,521    126,211        126,559    (36,266)    99,897    138,937
Earnings/(Loss)per
   common share                   .39        .37        .36        .34            .34       (.10)       .26        .35
Diluted earnings/(loss)
   per common share               .38        .37        .36        .34            .34       (.10)       .26        .35

Cash dividends declared
   per common share               .22        .21        .21        .21            .21        .20        .20        .20

Market price range:
   High                         19.10      20.15      18.84      18.00          15.81      19.00      19.88      18.75
   Low                          16.50      16.80      15.74      15.13          11.88      12.06      14.31      12.75
--------------------          -------    -------    -------    -------        -------    -------    -------    -------
Note: Quarterly amounts may not add to year-to-date amounts due to rounding.

NOTE 26 - FAIR VALUE OF FINANCIAL INSTRUMENTS
--------------------------------------------------------------------------------

For purposes of this disclosure, the estimated fair value of financial instruments with immediate and shorter-term maturities (generally 90 days or less) is assumed to be the same as the recorded book value. These instruments include the consolidated statement of condition lines captioned cash and due from banks, federal funds sold and securities purchased under agreements to resell, other interest-earning assets, federal funds purchased and securities sold under agreements to repurchase, and other borrowed funds.

     The carrying amount and estimated fair value of other financial instruments at December 31 are summarized as follows (in thousands):

-----------------------------------------------------------------------------------------------------------------
                                                           2001                                2000
------------------------------------------------------------------------------  ---------------------------------
                                               Carrying            Estimated       Carrying            Estimated
                                                Amount            Fair Value        Amount            Fair Value
------------------------------------         ------------       -------------   ------------        -------------
Financial assets:
   Net loans                                 $ 24,760,886        $ 27,405,596   $ 24,236,001         $ 24,959,625
   Loans held for sale                            291,782             291,782         92,811               92,811
   Derivative asset positions                      86,988              86,988              -                    -
                                             ------------        ------------   ------------        -------------
Financial liabilities:
   Deposits                                    26,167,017          26,326,269     26,623,304           26,660,502
   Long-term FHLB advances                      5,093,834           5,362,632      4,898,308            5,092,114
   Other long-term debt                         1,008,421           1,038,058        985,097              948,221
   Derivative liability positions                  12,536              12,536              -                    -
                                               ----------        ------------   ------------        -------------
Off-balance sheet:
     Derivative instruments (net
     receivable
     position) - pre-SFAS 133                           -                   -              -               24,941
   Commitments to extend credit and
     standby letters of credit                          -              (5,674)             -               (8,879)
-----------------------------------------------------------------------------------------------------------------

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

     Statement 107 fair value estimates include certain financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, AmSouth has a substantial trust department that contributes net fee income annually. The trust department is not considered a financial instrument, and its value has not been incorporated into the fair value estimates. Other significant assets and liabilities that are not considered financial assets or liabilities include the mortgage banking operation, brokerage network, premises and equipment, core deposit intangibles, and goodwill. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates. As a result, the Statement 107 fair value disclosures should not be considered an indication of the fair value of the company taken as a whole.

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

Derivative Instruments The fair value of interest rate swaps, financial futures and interest rate caps and floors are obtained from AmSouth's in-house pricing system and compared to dealer quotes for reasonableness. These values represent the estimated amount the company would receive or pay to terminate the contracts or agreements, taking into account current interest rates and, when appropriate, the current creditworthiness of the counterparties.

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