Form 10-K, Exhibit 13
period 2002-12-31
AMSOUTH BANCORPORATION
filed 2003-03-19
CIK 3133

EXHIBIT 13

AMSOUTH BANCORPORATION AND SUBSIDIARIES
Management’s Discussion and Analysis

OVERVIEW

Introduction

AmSouth is a regional bank holding company headquartered in Birmingham, Alabama, with approximately $41 billion in assets, 600 branch banking offices and more than 1,200 ATMs. AmSouth operates in Tennessee, Alabama, Florida, Mississippi, Louisiana and Georgia. AmSouth is a leader among regional banks in the Southeast in several key businesses, such as Consumer and Small Business Banking, including mortgage lending, Commercial Banking, including equipment leasing, and Wealth Management, which includes annuity and mutual fund sales, trust and investment management services. AmSouth also offers a complete line of banking products and services at its website, www.amsouth.com.

This section of the annual report provides a narrative discussion and analysis of AmSouth’s financial condition and results of operations for the previous three years, although some tables may cover more than three years to comply with Securities and Exchange Commission disclosure requirements or to illustrate trends over a longer period of time. Management’s Discussion and Analysis discusses the key factors that drive AmSouth’s performance as well as the associated risks to future profitability and liquidity. All tables, graphs and financial statements included in this report should be considered an integral part of this analysis.

Management’s discussion and analysis contains forward-looking statements that involve inherent risks and uncertainties. Actual results may differ materially from those contained in these forward-looking statements. For additional information regarding forward-looking statements, see the section titled “Forward-Looking Statements” in Management’s Discussion and Analysis.

Critical Accounting Estimates

The preparation of AmSouth’s financial statements requires management to make subjective and sometimes complex judgements associated with estimates for which the impact is inherently uncertain. These estimates are not only important, but necessary to ensure compliance with generally accepted accounting principles. In management’s opinion, some areas of financial disclosure involve estimates that are more significant than others in terms of their importance to AmSouth’s results. These areas include the accounting for the allowance for loan losses, sales of financial assets, pension accounting, and hedge accounting. These areas include estimates that are considered critical due to either the subjectivity involved in the estimate and/or the potential impact that changes in the estimates can have on the reported financial results.

One of the most critical and complex accounting estimates is associated with the determination of the appropriate level of the allowance for loan losses. Accounting guidance requires AmSouth to make a number of estimates related to the level of credit losses inherent in the portfolio at year-end. A full discussion of these estimates can be found within the “Risk Management” section of this report concerning credit risk management process and loan quality.

Another area in which AmSouth makes complex and subjective estimates relates to AmSouth’s loan sale and securitization activities and the ongoing accounting for any retained interests associated with these loan sales. As discussed more fully in the “Liquidity” section of this report, AmSouth periodically sells or securitizes loans. AmSouth accounts for these transactions using the guidance of Statement of Financial Accounting Standards No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” (Statement 140). Under Statement 140, when AmSouth sells a loan in which it retains a continuing interest, it is required to determine the fair value of any retained interest in the loans and the fair value of the interest in the loans sold. For example, AmSouth may sell a loan but retain an interest in the loan by continuing to service the asset, or by retaining rights to a portion of the interest payments generated from the sold loan in the form of an interest-only receivable. AmSouth must estimate the fair value of any retained interest to allocate the loan amount previously recorded on the balance sheet between the portion sold and the portion retained, to calculate the corresponding gain or loss on the sale. In addition, AmSouth is required to determine the ongoing fair value of any retained interests associated with prior loan sales to ensure that these assets are not impaired.

AMSOUTH BANCORPORATION AND SUBSIDIARIES
Management’s Discussion and Analysis

To obtain the fair values, quoted market prices are used if available. When market quotes are not available, AmSouth estimates fair value based on the present value of expected future cash flows using management’s best estimates of key assumptions, including: credit losses, prepayment speeds, weighted-average life, and discount rates commensurate with the risks involved. The discount rate is based on expected future interest and inflation rates and is applied to expected future cash flows in order to estimate their value today. These assumptions are also used to determine the appropriate amount of interest income to accrue on any capitalized interest-only receivable associated with the sold loans. To the extent that actual performance differs from management’s assumptions, earnings may be impacted. Note 22 in the financial statements provides a summary of the assumptions used on new loan sales as well as the assumptions used at the end of 2002 to estimate the fair value of AmSouth’s retained interests in loans sold.

Pension accounting is another area where the accounting guidance requires management to make various assumptions in order to appropriately value any pension asset or liability. These assumptions include the expected long-term rate of return on plan assets, rate of compensation increase (i.e., the expected weighted-average annual increase in compensation for participants until their expected retirement dates) and discount rate. Changes in these assumptions could impact earnings. For example, a lower expected long-term rate of return on plan assets could negatively impact earnings as would a lower estimated discount rate or a higher rate of compensation increase. In determining the appropriate long-term rate of return on plan assets, AmSouth begins by reviewing historic returns earned on its plan, then reviews the current asset allocation of the plan and the current capital market assumption of each asset class. To determine the appropriate discount rate to use, AmSouth sets the discount based on Moody’s Annualized AA Corporate Bond yields. AmSouth reviews long-term inflation rates and estimates long-term merit increases to determine what rate of compensation increase to utilize.

In 2002, AmSouth lowered the plan assumptions used in its pension calculation. The discount rate was reduced 85 basis points to 6.65 percent to reflect the lower interest rate environment. AmSouth also lowered the rate of compensation increase used to determine its pension liability to 4.40 percent for 2002 from 5.25 percent used in 2001. This decrease is consistent with the decline in the long-term inflation rates and reflects management’s expectations for long-term merit increases. While AmSouth utilized an assumed return on plan assets of 9.5 percent to calculate pension expense in 2002 and 2001, it lowered the assumed return on plan assets assumption at the end of 2002 to 8.75 percent. This lower assumption reflects the impact of a decline in the actual return on plan assets associated with weak market conditions that continued in 2002, and expectations for lower returns in the future. The sensitivity of earnings to a 25 basis point change in the discount rate, return on plan assets or rate of compensation increase assumptions would be a change of $846 thousand, $1.8 million and $551 thousand, respectively, on a pre-tax basis when calculated based on the market value of plan assets at the end of 2002.

AmSouth uses various derivative financial instruments to assist it in managing interest rate risk. AmSouth accounts for these derivative instruments using the guidance of Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” as amended (Statement 133). During 2002 and 2001, AmSouth had both fair value hedges and cash flow hedges. For both fair value and cash flow hedges, certain assumptions and forecasts related to the impact of changes in interest rates on the fair value of the derivative and the item being hedged must be documented at the inception of the hedging relationship to demonstrate that the derivative instrument will be effective in hedging the designated interest rate risk. If these assumptions or forecasts do not accurately reflect subsequent changes in the fair value of the derivative instrument or the designated item being hedged, it could result in AmSouth having to discontinue the use of hedge accounting for that derivative instrument. Once hedge accounting is terminated, all subsequent changes in the fair market

AMSOUTH / PGS. 38-39

AMSOUTH BANCORPORATION AND SUBSIDIARIES
Management’s Discussion and Analysis

value of the derivative instrument will flow through the Statement of Earnings, possibly resulting in greater volatility in AmSouth’s earnings.

Earnings Overview

AmSouth reported diluted earnings per share of $1.68 in 2002 compared to $1.45 in 2001 and $0.86 in 2000. Net income was $609.1 million in 2002 versus $536.3 million in 2001 and $329.1 million in 2000. The increased earnings in 2002 compared to 2001 were the result of higher net interest income (NII) and lower noninterest expenses (NIE), partially offset by an increase in the provision for loan losses and lower noninterest revenues (NIR). The increase in NII reflected the success of aggressive marketing campaigns during 2002 which helped AmSouth grow low-cost deposits and fund a greater percentage of its earning assets with lower cost funding sources. Earning asset growth also contributed to growth in NII. AmSouth’s ability to control operating expenses in 2002 to offset the impact of a weak economy was another key driver of earnings growth during the year. Earnings growth was somewhat offset by higher levels of loan loss provision, reflecting the weak economy and loan growth, and lower noninterest revenues as trust and consumer investment services income were negatively impacted by depressed equity markets during 2002.

AmSouth’s results in 2001 versus 2000, reflected the impact of actions taken in 2000 to restructure the balance sheet, reduce exposure to deteriorating syndicated loans and reduce sensitivity to interest rate movements. As a result, AmSouth’s 2001 earnings benefited from a favorable mix shift in both earning assets and funding sources, producing a wider net interest margin and higher NII. Lower credit costs in 2001 reflected actions taken in 2000 to proactively address deteriorating credit quality in the syndicated loan portfolio. NIR benefited in 2001 from growth in several categories, offset by a reduction in revenues from IFC Holdings, Inc. (IFC), which was sold in 2000. Growth in NIR and the decrease in NIE were also impacted by charges taken in 2000 associated with the integration of First American Corporation (First American) following its merger with AmSouth in 1999 and the comprehensive financial restructuring completed in 2000. Specifically, charges in 2000 included: $110.2 million associated with the First American merger; $4.2 million associated with the sale of IFC and a small branch network located in Arkansas; $110.0 million related to the sale of approximately $200 million of problem syndicated loans, including $47 million of loans that were held in assets held for accelerated disposition; and $148.8 million associated with the sale of approximately $4.0 billion of investment

AMSOUTH BANCORPORATION AND SUBSIDIARIES
Management’s Discussion and Analysis

securities, the securitization of approximately $1.0 billion of lower yielding automobile loans and an other than temporary loss associated with mortgage conduit-related assets.

Adjusting for the impact of merger-related and other specific charges in 2000, outlined above, AmSouth’s earnings were $562.1 million in 2000 or $1.46 per share on a fully diluted basis.

Productivity in the banking industry is commonly measured by the operating efficiency ratio. This ratio measures the amount of expense dollars utilized to generate a dollar of revenue. The ratio is calculated by dividing total NIE by the sum of NII, on a taxable equivalent basis, and total NIR. AmSouth’s efficiency ratio in 2002 improved to 49.8 percent compared to 53.1 percent in 2001 and 64.4 percent in 2000.

Two key measures of profitability in the banking industry are return on average equity (ROE) and return on average assets (ROA). ROE measures the return on a company’s shareholders’ equity, while ROA measures how effectively a company utilizes its assets. ROE was 20.1 percent in 2002 compared to 18.6 percent in 2001 and 11.6 percent in 2000. The increase in ROE was the result of AmSouth’s higher earnings in 2002 as well as its continuing efforts to manage its capital through share repurchases. In 2002, AmSouth repurchased 13.3 million shares for approximately $272.1 million. ROA was 1.58 percent in 2002, 1.40 percent in 2001 and 0.79 percent in 2000. The improvement in ROA reflects AmSouth’s higher earnings relative to the increase in earning assets.

EARNINGS ANALYSIS

Net Interest Income

Net interest income (NII) is the principal source of earnings for AmSouth, and is defined as the amount of revenue generated by interest-earning assets less the interest cost of funding those assets. Interest-earning assets represent assets that generate interest income or yield-related fee income, such as loans and investment securities. The amount of NII earned is determined primarily by variations in the volume and mix of interest-earning assets and interest-bearing liabilities and changes in their related yields and interest rates paid. Other factors affecting the level of NII include the overall interest rate environment and the use of derivative instruments to manage interest rate risk. NII is one of the most important elements of AmSouth’s ability to meet its overall performance goals and, in particular, yields and rates on loans and deposits have a significant impact on NII. To improve the comparability of results among periods and yields between different classes of interest-earning assets, the following discussion presents NII on a “fully taxable-equivalent basis” which adjusts for the impact on NII of certain tax-exempt loans, leases, and investment securities included in interest-earning assets. For example, NII earned on tax exempt interest-earning assets is adjusted to reflect the equivalent level of NII that would have been earned on a pre-tax basis if the revenue had been taxed at AmSouth’s statutory federal income tax rate.

TABLE 1 – COMPOSITION OF INTEREST–EARNING ASSETS

	2002		2001		2000

(Dollars in thousands)	Average Balance	Percent of Total	Average Balance	Percent of Total	Average Balance	Percent of Total

Loans net of unearned income	$25,921,769	74.4%	$24,763,798	71.2%	$25,879,910	67.4%
Held-to-maturity securities	4,082,989	11.7	4,420,520	12.7	6,862,355	17.8
Available-for-sale securities	4,319,114	12.4	4,290,760	12.4	4,946,905	12.9
Other interest-earning assets	518,512	1.5	1,290,402	3.7	726,334	1.9

	$34,842,384	100.0%	$34,765,480	100.0%	$38,415,504	100.0%

Note: Available-for-sale securities excludes adjustment for market valuation and certain noninterest-earning marketable equity securities.

AMSOUTH / PGS. 40-41

AMSOUTH BANCORPORATION AND SUBSIDIARIES
Management’s Discussion and Analysis

AmSouth has reclassified its presentation for fees and origination costs associated with residential mortgage originations, due to the increasing volume of originations. The reclassification conforms with guidance in Statement of Financial Accounting Standards No. 91, “Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases.” The reclassification had no impact on net income. However, certain amounts were reclassified from NII to salaries and employee benefits. The impact was to reduce NII (and as a result the net interest margin) and NIE by the same amount. Previously reported amounts have been adjusted to reflect these reclassifications. For a further discussion, see Note 1 of the Notes to Consolidated Financial Statements and Note 24 for reclassified quarterly information.

NII was $1.5 billion in 2002 compared with $1.4 billion in 2001. The increase was the result of a wider net interest margin (NIM) and an increase in interest-earning assets. The NIM is expressed as a percentage and is computed by dividing fully taxable equivalent NII by average interest-earning assets. The NIM measures how effectively the bank utilizes its interest-earning assets in relationship to the interest cost of funding them. The NIM increased 26 basis points in 2002 to 4.37 percent and average interest-earning assets increased $76.9 million to $34.8 billion.

The wider NIM during 2002 was the result of a continued shift in the composition of both interest-earning assets and liabilities used as funding sources. On the balance sheet, higher yielding consumer loans replaced lower yielding commercial loans while lower cost transaction deposits replaced higher cost time deposits and wholesale, short-term borrowings. This mix shift reflects AmSouth’s continued focus on growing businesses such as home equity lending and low-cost deposits that typically generate higher interest rate spreads.

The improvement in NII and NIM also reflected an increase in interest revenues associated with retained interests on loans sold to third-party conduits. In a lower interest rate environment, the conduits’ cost of funding the loans purchased from AmSouth with short-term commercial paper decreases and the spread between the interest rate earned on the loans sold to the conduit and the conduits’ funding costs increase. This additional interest rate spread is passed to AmSouth and results in AmSouth receiving a higher yield on its capitalized retained interest when interest rates decline. Accordingly, due to the lower interest rate environment in 2002, interest earned by AmSouth from its retained interests on loans sold to third-party conduits increased by $28.6 million and resulted in approximately an 18 basis point improvement in NIM versus 2001. See additional discussion of conduit loan sales in the “Liquidity” section of this report.

Interest-earning assets are primarily composed of loans and investment securities. Average loans increased $1.2 billion in 2002 due to a $1.7 billion increase in consumer loans which included a $469 million increase in residential mortgage loans. The growth in consumer loans was primarily the result of an increase in variable rate, home equity products and dealer indirect automobile loans reflecting AmSouth’s efforts to aggressively grow Consumer Banking. Average commercial and commercial real estate loans declined in 2002 compared to 2001 due primarily to the continued exit of syndicated loans and

AMSOUTH BANCORPORATION AND SUBSIDIARIES
Management’s Discussion and Analysis

TABLE 2 – YIELDS EARNED ON AVERAGE EARNING ASSETS AND RATES PAID ON AVERAGE INTEREST-BEARING LIABILITIES

	2002

(Taxable equivalent basis - dollars in thousands)	Average Balance	Revenue/ Expense	Yield/ Rate

Assets
Interest-earning assets:
Loans net of unearned income	$25,921,769	$1,686,744	6.51%
Available-for-sale securities:
Taxable	4,251,715	335,083	7.88
Tax-free	67,399	5,244	7.78

Total available-for-sale securities	4,319,114	340,327	7.88
Held-to-maturity securities:
Taxable	3,741,238	235,749	6.30
Tax-free	341,751	25,574	7.48

Total held-to-maturity securities	4,082,989	261,323	6.40

Total investment securities	8,402,103	601,650	7.16
Trading securities	79,562	1,367	1.72
Federal funds sold and securities purchased under agreements to resell	207,864	3,559	1.71
Loans held for sale	144,925	10,254	7.08
Other interest-earning assets	86,161	1,560	1.81

Total interest-earning assets	34,842,384	2,305,134	6.62
Cash and other assets	3,941,255
Allowance for loan losses	(374,340)
Market valuation on available-for-sale securities	155,269

	$38,564,568

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing demand and money market deposits	$10,706,524	114,290	1.07
Savings deposits	1,300,563	6,769	0.52
Time deposits	6,481,688	241,013	3.72
Foreign time deposits	467,926	5,894	1.26
Certificates of deposit of $100,000 or more	2,079,690	70,727	3.40
Federal funds purchased and securities sold under agreements to repurchase	2,012,721	27,693	1.38
Other borrowed funds	88,322	3,898	4.41
Long-term Federal Home Loan Bank advances	5,273,442	272,339	5.16
Subordinated debt	877,026	36,073	4.11
Senior notes	99,726	2,673	2.68
Other long-term debt	3,475	107	3.08

Total interest-bearing liabilities	29,391,103	781,476	2.66

Net interest spread			3.96%

Noninterest-bearing demand deposits	4,907,143
Other liabilities	1,235,421
Shareholders’ equity	3,030,901

	$38,564,568

Net interest income/margin on a taxable equivalent basis		1,523,658	4.37%

Taxable equivalent adjustment:
Loans		30,459
Available-for-sale securities		4,705
Held-to-maturity securities		15,854

Total taxable equivalent adjustment		51,018

Net interest income		$1,472,640

Note: The taxable equivalent adjustment has been computed based on the statutory federal income tax rate, adjusted for applicable state income taxes net of the related federal tax benefit. Loans net of unearned income includes nonaccrual loans for all years presented. Certain noninterest-earning marketable equity securities are not included in available-for-sale securities. Statement 133 valuation adjustments related to time deposits, certificates of deposit of $100,000 or more and other interest-bearing liabilities are included in other liabilities.

AMSOUTH / PGS. 42-43

AMSOUTH BANCORPORATION AND SUBSIDIARIES
Management’s Discussion and Analysis

2001			2000

Average Balance	Revenue/ Expense	Yield/ Rate	Average Balance	Revenue/ Expense	Yield/ Rate

$24,763,798	$1,973,282	7.97%	$25,879,910	$2,259,870	8.73%

4,204,448	324,128	7.71	4,882,055	328,612	6.73
86,312	6,725	7.79	64,850	4,564	7.04

4,290,760	330,853	7.71	4,946,905	333,176	6.74

4,077,180	274,209	6.73	6,469,385	444,682	6.87
343,340	25,422	7.40	392,970	28,357	7.22

4,420,520	299,631	6.78	6,862,355	473,039	6.89

8,711,280	630,484	7.24	11,809,260	806,215	6.83
17,491	379	2.17	31,955	2,122	6.64
927,438	44,431	4.79	417,709	27,455	6.57
233,174	17,079	7.32	168,836	12,582	7.45
112,299	4,414	3.93	107,834	6,966	6.46

34,765,480	2,670,069	7.68	38,415,504	3,115,210	8.11
3,738,404			3,965,595
(375,904)			(356,006)
110,413			(164,922)

$38,238,393			$41,860,171

$9,999,114	253,996	2.54	$9,376,473	327,664	3.49
1,218,198	15,714	1.29	1,661,398	37,030	2.23
7,508,706	407,071	5.42	7,760,806	445,713	5.74
321,620	9,813	3.05	1,087,636	64,540	5.93
2,275,440	125,919	5.53	2,778,184	166,224	5.98

2,194,659	72,888	3.32	3,420,781	188,410	5.51
162,842	8,988	5.52	1,547,155	96,808	6.26
5,132,404	291,192	5.67	5,048,876	296,158	5.87
877,202	48,648	5.55	885,445	61,194	6.91
99,655	5,051	5.07	91,482	7,088	7.75
8,072	376	4.66	6,180	494	7.99

29,797,912	1,239,656	4.16	33,664,416	1,691,323	5.02

		3.52%			3.09%

4,593,103			4,658,636
958,130			692,132
2,889,248			2,844,987

$38,238,393			$41,860,171

	1,430,413	4.11%		1,423,887	3.71%

	42,642			40,227
	4,999			3,410
	16,050			19,052

	63,691			62,689

	$1,366,722			$1,361,198

AMSOUTH BANCORPORATION AND SUBSIDIARIES
Management’s Discussion and Analysis

TABLE 3 – VOLUME AND YIELD/RATE VARIANCES

	2002 Compared to 2001 Change Due to			2001 Compared to 2000 Change Due to

(Taxable equivalent basis - in thousands)	Volume	Yield/Rate	Net	Volume	Yield/Rate	Net

Interest Earned On:
Loans net of unearned income	$88,831	$(375,369)	$(286,538)	$(94,647)	$(191,941)	$(286,588)
Available-for-sale securities:
Taxable	3,672	7,283	10,955	(48,849)	44,365	(4,484)
Tax-free	(1,471)	(10)	(1,481)	1,632	529	2,161

Total available-for-sale securities	2,201	7,273	9,474	(47,217)	44,894	(2,323)
Held-to-maturity securities:
Taxable	(21,787)	(16,673)	(38,460)	(161,081)	(9,392)	(170,473)
Tax-free	(118)	270	152	(3,659)	724	(2,935)

Total held-to-maturity securities	(21,905)	(16,403)	(38,308)	(164,740)	(8,668)	(173,408)

Total investment securities	(19,704)	(9,130)	(28,834)	(211,957)	36,226	(175,731)
Trading securities	1,082	(94)	988	(700)	(1,043)	(1,743)
Federal funds sold and securities purchased under agreements to resell	(22,356)	(18,516)	(40,872)	26,071	(9,095)	16,976
Loans held for sale	(6,263)	(562)	(6,825)	4,716	(219)	4,497
Other interest-earning assets	(860)	(1,994)	(2,854)	278	(2,830)	(2,552)

Total interest-earning assets	40,730	(405,665)	(364,935)	(276,239)	(168,902)	(445,141)

Interest Paid On:
Interest-bearing demand and money market deposits	16,837	(156,543)	(139,706)	20,595	(94,263)	(73,668)
Savings deposits	997	(9,943)	(8,946)	(8,265)	(13,051)	(21,316)
Time deposits	(50,374)	(115,684)	(166,058)	(14,181)	(24,461)	(38,642)
Foreign time deposits	3,320	(7,239)	(3,919)	(32,387)	(22,340)	(54,727)
Certificates of deposit of $100,000 or more	(10,070)	(45,122)	(55,192)	(28,485)	(11,820)	(40,305)
Federal funds purchased and securities sold under agreements to repurchase	(5,603)	(39,591)	(45,194)	(54,811)	(60,711)	(115,522)
Other borrowed funds	(3,539)	(1,551)	(5,090)	(77,596)	(10,224)	(87,820)
Long-term Federal Home Loan Bank advances	7,833	(26,686)	(18,853)	4,846	(9,812)	(4,966)
Subordinated debt	(10)	(12,565)	(12,575)	(565)	(11,981)	(12,546)
Senior notes	4	(2,382)	(2,378)	588	(2,625)	(2,037)
Other long-term debt	(168)	(101)	(269)	124	(242)	(118)

Total interest-bearing liabilities	(40,773)	(417,407)	(458,180)	(190,119)	(261,548)	(451,667)

Net interest income on a taxable equivalent basis	$81,503	$11,742	93,245	$(86,120)	$92,646	6,526

Add taxable equivalent adjustment			12,673			(1,002)

Net interest income			$105,918			$5,524

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

     4.    Statement 133 valuation adjustments related to time deposits, certificates of deposit of $100,000 or more and other interest-bearing liabilities are not included in this analysis.

AMSOUTH / PGS. 44-45

AMSOUTH BANCORPORATION AND SUBSIDIARIES
Management’s Discussion and Analysis

accelerated loan prepayments resulting from the favorable interest rate environment. See further discussion of loans in the “Balance Sheet Analysis” section of this report.

Average investment securities decreased modestly in 2002 reflecting the higher rate of prepayments of mortgage-backed securities as consumers took advantage of favorable rates to refinance their homes. Management’s decision to deploy funds into higher yielding loans further impacted the level of investment securities. See further discussion of investment securities in the “Balance Sheet Analysis” section of this report.

Among funding sources, average deposits increased by $27 million in 2002 compared to 2001 due to AmSouth’s branch expansion and aggressive marketing campaigns to attract low-cost deposits. Lower cost transaction deposits, which include noninterest-bearing deposits and interest-bearing demand deposits such as checking, savings and money market deposits, increased $1.1 billion to $16.9 billion. Increases in transaction deposits were partially offset by a decrease in higher priced time deposits.

Early in 2003, management expects the NIM to be relatively flat compared to the fourth quarter NIM of 4.12 percent and experience modest compression as the year progresses. This expectation is based on the assumptions that earning asset growth accelerates, the economy continues to strengthen, an interest rate environment of stable or gradually increasing interest rates exists, and AmSouth’s balance sheet and interest rate management strategy continues to be successful. Conditions different from these could cause the NIM and NII to differ from management’s expectations.

For a detailed analysis of NII, the NIM, changes in the balance sheet mix, and yields and rates see Tables 1, 2 and 3 in Management’s Discussion and Analysis. Also see discussion entitled “Prepayment Risk” in the “Risk Management” section of Management’s Discussion and Analysis.

NII was $1.43 billion in 2001 compared to $1.42 billion in 2000. The increase in 2001 was the result of a wider NIM, partially offset by a lower level of interest-earning assets. The NIM increased 40 basis points in 2001 to 4.11 percent, while average interest-earning assets declined $3.7 billion to $34.8 billion.

The wider NIM during 2001 was primarily the result of a shift in the composition of both interest-earning assets and liabilities used as funding sources. Interest earned on AmSouth’s retained interest on loans sold to conduits increased by $42.0 million in 2001, due to the lower interest rate environment. Average loans decreased $1.1 billion in 2001 due to a decrease in commercial and dealer indirect loans, partially offset by an increase in equity loans and lines. Average investment securities decreased in 2001, due primarily to the sale of approximately $4.0 billion of available-for-sale securities associated with the financial restructuring in 2000. Among funding sources, average deposits decreased by $1.4 billion compared to 2000. The decrease in deposits was primarily in higher priced time deposits and foreign time deposits offset by an increase in low-cost demand deposits.

Table 3 shows how the changes in yields, rates and average balances from the prior year affected NII. The section entitled “Balance Sheet Analysis” which begins on page 51 contains a more detailed discussion about changes in interest-earning assets and funding sources.

Provision for Loan Losses

The provision for loan losses is the charge to earnings necessary to maintain the allowance for loan losses at an adequate level to absorb losses inherent in the loan portfolio.

AMSOUTH BANCORPORATION AND SUBSIDIARIES
Management’s Discussion and Analysis

In 2002, AmSouth recorded provision charges for loan losses totaling $213.6 million, compared to $187.1 million recorded in 2001 and $227.6 million in 2000. The increase in the loan loss provision in 2002 versus 2001 reflects the impact of the weak economy on AmSouth’s loan portfolio and loan growth on the balance sheet in 2002. See the “Credit Risk Management Process and Loan Quality” section of this report for a further discussion of the factors used by management to determine the appropriate level for the allowance for loan losses.

Net charge-offs decreased by $8.3 million in 2002 due to lower commercial charge-offs compared to 2001 reflecting lower losses from the syndicated loan portfolio. At the same time, consumer charge-offs increased across most categories of consumer loans.

The decrease in commercial charge-offs reflected the overall improvement in the credit quality of AmSouth’s commercial loan portfolio as management took steps in 2000 and 2001 to reduce AmSouth’s exposure to large syndicated credits. In 2001, AmSouth charged off approximately $45.6 million of large syndicated loans compared to $17.4 million of syndicated loan charge-offs in 2002. The improvement in the commercial portfolio was also evidenced by the percentage of commercial charge-offs to average commercial loans in 2002. This ratio went down to 0.85 percent in 2002 versus 1.20 percent in 2001.

Within the consumer portfolio, AmSouth experienced higher charge-offs in most categories of consumer loans reflecting increased loan balances and continued economic weakness in 2002. Charge-offs increased $13.4 million in the equity lending portfolio and $5.9 million in dealer indirect automobile loan charge-offs. Consumer net charge-offs to average consumer loans increased to 0.92 percent versus 0.87 percent in 2001. See Table 17 for a summary of net charge-offs by loan category.

The decrease in the loan loss provision in 2001 versus 2000 reflected the impact of approximately $88.3 million of provision recorded as part of AmSouth’s financial restructuring in 2000 for deterioration in the syndicated loan portfolio. $61 million of this additional provision was associated with the sale of approximately $110 million of syndicated loans. Excluding the impact of this charge, the provision in 2001 increased by approximately $47.8 million. This increase reflected higher losses in the commercial and consumer portfolios during 2001.

Net charge-offs increased by $80 million in 2001 due to higher commercial charge-offs resulting from the resolution of problem syndicated loans and increases in consumer charge-offs. The increase in consumer charge-offs occurred across most categories of consumer loans. Charge-offs of equity loans and lines and revolving credit loans increased by $7.3 million and $5.4 million, respectively, from 2000 levels. The higher charge-offs among consumer loans were a result of the slower economy in 2001.

For additional details on net charge-offs, see Tables 17 and 19. Also, additional discussion of asset quality trends may be found in the section of this report entitled “Credit Risk Management Process and Loan Quality.”

Noninterest Revenues

Noninterest revenues (NIR) represent fees and income derived from sources other than interest-earning assets such as service charges on deposit accounts and consumer investment services. NIR totaled $739.4 million in 2002 compared to $748.2 million in 2001 and $669.5 million in 2000. Noninterest revenues represented 32.7 percent of total tax equivalent net revenues in 2002 versus 34.3 percent in 2001 and 32.0 percent in 2000.

The decrease in NIR during 2002 reflected decreases in trust income, consumer investment services income, and other NIR. Decreases in the categories were partially offset by higher service charges on deposit accounts.

Service charges on deposit accounts represent revenues from maintenance fees, check charges, and overdraft fees on consumer and small business deposit accounts, and corporate analysis and treasury management fees on commercial deposit accounts. In 2002, service charges grew 12.1 percent to $289.2 million. The increase was primarily the result of increases in overdraft fees on consumer and small business accounts and higher revenues from corporate analysis from commercial customers. The increase in overdraft fees was the result of an increase in the volume of overdrafts in 2002, and the implementation of payment posting procedures which standardized the posting of

AMSOUTH / PGS. 46-47

AMSOUTH BANCORPORATION AND SUBSIDIARIES
Management’s Discussion and Analysis

paper-based and electronic payments. Previously, paper-based payments were prioritized ahead of electronic payments in posting transactions to accounts, which resulted in fewer overdrafts. The change in procedure provides consistent treatment for all customer initiated transactions and helps to ensure that larger, more important transactions are given priority in payment, whether electronic or paper-based. In addition, consistent with industry standards, AmSouth began charging fees for overdrafts created by ATM withdrawals, which further contributed to overdraft fees. Corporate analysis fees represent service charges on commercial accounts. Customers can receive credits, which offset corporate analysis fees and are based on prevailing interest rates and the level of deposit balances maintained. In 2002, corporate analysis fees benefited from the lower interest rate environment, which reduced earnings credits to customers.

Trust revenues are derived from trust services, institutional investment services and natural resources management. Fees are generally based on a percentage of the market value of assets under management. Trust income in 2002 was $105.4 million, a decrease of $6.7 million. The decrease reflected a decline due to the outsourcing of trust recordkeeping services, which also created a corresponding reduction in NIE associated with the trust business. The decrease was also the result of lower market values of trust assets under management during the year. As a result of the decline in market value, discretionary trust assets under management were $13.7 billion at the end of 2002, down from $14.8 billion at the end of 2001. Total trust assets were $22.9 billion at December 31, 2002, compared to $25.4 billion in 2001.

Consumer investment service revenues are derived from annuity sales, mutual fund sales, brokerage fees and the sale of other investment products. In 2002, consumer investment services income declined $17.6 million. Annuity sales, the largest revenue category within consumer investment services, represent sales of fixed and variable annuity products by trained and licensed professionals in AmSouth’s branches and AmSouth Investment Services.

TABLE 4 – NONINTEREST REVENUES AND NONINTEREST EXPENSES

	Years Ended December 31

(Dollars in thousands)	2002	2001	2000	1999	1998

Noninterest revenues:
Service charges on deposit accounts	$289,226	$258,089	$229,383	$233,045	$234,849
Trust income	105,428	112,078	114,353	109,223	109,453
Consumer investment services income	77,793	95,387	199,270	213,292	183,831
Other noninterest revenues	266,914	282,668	126,488	292,000	271,721

	$739,361	$748,222	$669,494	$847,560	$799,854

Noninterest expenses:
Salaries and employee benefits	$584,264	$566,288	$565,889	$612,687	$596,050
Equipment expense	118,729	122,621	121,798	135,590	123,480
Net occupancy expense	118,548	113,174	114,783	111,432	106,497
Subscribers’ commissions	-0-	-0-	82,618	99,588	89,918
Merger-related costs	-0-	-0-	110,178	301,415	121,725
Other noninterest expenses	305,081	355,149	353,264	387,795	368,602

	$1,126,622	$1,157,232	$1,348,530	$1,648,507	$1,406,272

AMSOUTH BANCORPORATION AND SUBSIDIARIES
Management’s Discussion and Analysis

In 2002, income from annuities declined $13.5 million. In 2002, principal annuity sales totaled $874 million compared to $1.1 billion in 2001. The decrease resulted primarily from poor market conditions for annuities during 2002 as evidenced by annuities’ low yields relative to other financial products. Revenues from mutual funds and brokerage fees, which are primarily derived from sales by trained and licensed representatives of AmSouth Investment Services, also declined during the year, primarily due to volatile financial markets.

Other NIR decreased $15.8 million in 2002 compared to 2001. The decrease included an $8.5 million decline in mortgage income in 2002 due to lower volumes of secondary market residential mortgage sales, reflecting management’s decision to retain more residential mortgages on the balance sheet, and a $5.9 million decrease associated with changes in the fair value of derivative instruments used by AmSouth to hedge sales of mortgage loans. The decrease in other NIR also included a $7.1 million decrease in servicing and other fee income related to the continued paydown of automobile loans previously securitized or sold. The decrease in other NIR further reflected a $2.7 million decrease due to market adjustments on derivative instruments, $4.2 million in charges recorded in 2002 associated with a loss on the sale of branch facilities and other assets, and a $1.7 million loss associated with a decline in the residual value on a commercial lease. The decrease between years was also impacted by $8.7 million of gains related to the sale of equity-related interests, leased equipment, and branch facilities in 2001. Offsetting these declines within other noninterest revenues were increases in bank-owned life insurance (BOLI), bankcard income, interchange income and portfolio income.

Interchange income represents fees derived from electronic transactions such as debit cards and automated teller machines. In 2002, interchange income increased $6.8 million to $63.4 million due primarily to increases in the volume of checkcards outstanding and increases in transaction volumes. AmSouth now has 1.3 million checkcards and more than 1,200 ATMs generating interchange fees. The growth in interchange income was directly related to higher sales of convenience services through AmSouth’s strategic initiative to aggressively grow Consumer Banking.

BOLI income is derived from life insurance policies on certain employees. Over the last three years, healthcare and other benefit costs have risen substantially, and income from BOLI is used to offset a portion of the increase that has occurred. Though no additional BOLI purchases occurred in 2002, income from BOLI increased $6.1 million in 2002 to $59.9 million. The increase reflected normal increases in cash surrender value on policies purchased in prior years and increases in benefit payments received during 2002.

Portfolio income is derived from the net gains and losses on sales of securities from the investment portfolio. In 2002, portfolio income was $17.5 million compared to $13.2 million in 2001. While the volume of investment security sales was relatively stable compared to 2001, the increase in securities gains reflected higher market values as a result of the current low interest rate environment.

In 2003, management expects modest noninterest revenue growth compared to 2002. This expectation is based on a strengthening economy in 2003 and the success of AmSouth’s strategic initiatives. Deterioration in the economy, or prolonged weakness, as well as management’s failure to meet its revenue growth objectives could cause NIR to differ from current expectations. Each of the major categories of NIR from 1998 through 2002 is shown in Table 4.

AMSOUTH / PGS. 48-49

AMSOUTH BANCORPORATION AND SUBSIDIARIES
Management’s Discussion and Analysis

The increase in NIR during 2001 reflected increases in service charges and other NIR, partially offset by decreases in trust income and consumer investment services income. The increase in service charges in 2001 was the result of higher treasury management fees and higher revenue from overdraft fees. Other NIR increased due to higher mortgage income, interchange fees, income from BOLI and portfolio income. The increase in other NIR in 2001 also reflected other charges taken by AmSouth in 2000 related to its financial restructuring. Trust income in 2001 was lower than in 2000 due primarily to lower market-value based fees. The decrease in consumer investment services income reflected the loss of revenue from the sale of IFC at the end of the third quarter of 2000.

Noninterest Expenses

Noninterest expenses (NIE) represent the operating expenses of AmSouth. In light of recent economic weakness, controlling NIE has been, and will continue to be, an important element to meeting performance goals. In 2002, NIE totaled $1.1 billion, a decrease of 2.6 percent. The decrease reflects the benefit of a change in accounting that discontinued the amortization of goodwill, and management’s efforts to control expense growth during the year in light of weak economic growth.

Personnel costs increased $18.0 million or 3.2 percent compared to 2001. The higher personnel costs were primarily due to increases in benefit expenses, general merit increases, and higher incentive compensation as a result of improved performance in 2002. These increases were partially offset by a reduction in the average number of personnel compared to 2001. Despite the reduction in average employees, AmSouth continued to add personnel in key areas associated with its strategic initiatives. The increase in employee benefits in 2002 was due to higher medical insurance and pension costs.

Equipment expense decreased $3.9 million in 2002 due to recent efforts to eliminate redundant systems and upgrades to more efficient, less expensive technology.

Net occupancy expense increased $5.4 million in 2002 due primarily to the impact of AmSouth’s branch expansion program. In 2002, AmSouth added 26 new branches.

Other NIE decreased $50.1 million in 2002 reflecting a $12.0 million reduction in communication expense and a $29.4 million reduction associated with goodwill amortization. The decrease in communication expense was

TABLE 5 – SECURITIES

	December 31

(In millions)	2002	2001	2000

Trading securities	$48	$13	$12
Available-for-sale securities:
U.S. Treasury and federal agency securities	3,936	3,846	1,304
Other securities	739	895	538
State, county and municipal securities	70	89	67

	4,745	4,830	1,909

Held-to-maturity securities:
U.S. Treasury and federal agency securities	3,085	2,540	4,798
Other securities	1,000	1,120	1,465
State, county and municipal securities	340	342	387

	4,425	4,002	6,650

	$9,218	$8,845	$8,571

AMSOUTH BANCORPORATION AND SUBSIDIARIES
Management’s Discussion and Analysis

TABLE 6 – AVAILABLE-FOR-SALE SECURITIES AND HELD-TO-MATURITY SECURITIES RELATIVE CONTRACTUAL MATURITIES AND WEIGHTED-AVERAGE YIELDS

(Taxable equivalent basis – dollars in thousands)	Due Within One Year		Due After One but Within Five Years		Due After Five but Within Ten Years		Due After Ten Years

	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield

Available-for-sale securities:
U.S. Treasury and federal agency securities	$8,305	5.71%	$64,389	5.72%	$248,292	6.63%	$3,470,043	6.12%
State, county and municipal obligations	4,462	7.63	13,375	7.96	36,715	7.82	11,696	7.57
Other securities	37,583	4.95	7,433	14.54	2,538	7.39	268,743	6.22

	$50,350	5.31%	$85,197	6.84%	$287,545	6.78%	$3,750,482	6.13%

Taxable equivalent adjustment for calculation of yield	$119		$368		$986		$214
Held-to-maturity securities:
U.S. Treasury and federal agency securities	$3,284	4.51%	6,928	4.48%	$46,559	6.12%	$3,028,586	6.10%
State, county and municipal obligations	3,552	6.27	11,986	7.33	82,236	7.38	242,254	7.26
Other securities	25	7.50	575	6.29	8,832	6.59	990,236	6.21

	$6,861	5.43%	$19,489	6.29%	$137,627	6.90%	$4,261,076	6.19%

Taxable equivalent adjustment for calculation of yield	$78		$308		$2,116		$6,154

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

     2.    The amount of available-for-sale securities indicated as maturing after five but within ten years includes $251 million of mortgage-backed securities, and those indicated as maturing after ten years includes $3.7 billion of mortgage-backed securities. Although these securities have stated long-term final maturities, according to mortgage industry standards, the estimated weighted-average remaining life of these securities held in AmSouth’s investment portfolio is approximately 2.6 years.

     3.    The amount of held-to-maturity securities indicated as maturing after five but within ten years includes $53 million of mortgage-backed securities, and those indicated as maturing after ten years includes $4.0 billion of mortgage-backed securities. Although these securities have stated long-term final maturities, according to mortgage industry standards, the estimated weighted-average remaining life of these securities held in AmSouth’s investment portfolio is approximately 2.1 years.

     4.    Federal Reserve Bank stock, Federal Home Loan Bank stock, and equity stock of other corporations held by AmSouth are not included in the above table. In addition, interest-only strips of $2,485,000 associated with loan conduit sales were excluded from the table above. The interest-only strips are expected to mature within one year.

AMSOUTH / PGS. 50-51

AMSOUTH BANCORPORATION AND SUBSIDIARIES
Management’s Discussion and Analysis

primarily the result of lower expenses associated with the consolidation and renegotiation of services associated with a vendor change. The decrease in goodwill amortization in 2002 was the result of AmSouth’s adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (Statement 142) in January of 2002. Statement 142 requires that goodwill and other intangible assets with indefinite useful lives be tested for impairment annually and adjustments made accordingly. Previously, such assets were simply amortized to expense on a straight-line basis over periods ranging from ten to twenty-five years. See “Recent Accounting Pronouncements” in Note 1 “Summary of Significant Accounting Policies” for a further discussion. Within other NIE, non-credit losses, loan processing costs, travel and entertainment and other personnel costs were all lower in 2002 compared to 2001 reflecting management’s efforts to control expenses across the company. AmSouth anticipates that NIE will grow modestly in 2003 as a result of strategic initiatives including the branch expansion efforts. The magnitude of any expense growth is dependent on management’s ability to maintain cost control across all categories of NIE. Each of the major categories of NIE from 1998 through 2002 is shown in Table 4.

In 2001, NIE totaled $1.2 billion. The decrease of $191 million compared to 2000 reflected the elimination of $109.5 million of operating expenses related to IFC and $110.2 million of merger-related costs incurred in 2000. Excluding these items, NIE increased $28.4 million or 2.5 percent. Personnel costs in 2001 remained relatively flat compared to 2000. Increases in benefit expenses and general merit increases were offset by a reduction in the number of personnel realized from the First American merger integration during 2000. The increase in employee benefits in 2001 was due to higher medical insurance and pension costs. Net occupancy expense decreased $1.6 million in 2001 due to the impact of a full year of savings from the consolidation of office and branch space associated with the First American merger. Other NIE increased $1.9 million in 2001 due primarily to higher professional fees associated with revenue generating projects and enhancements to collection activities. The increase was partially offset by lower marketing, amortization, communications and postage and supplies expense.

Income Taxes

AmSouth’s income tax expense was $262.7 million in 2002, $234.3 million in 2001 and $125.4 million in 2000. Income tax expense for each year fluctuated based on pre-tax income. The effective tax rate for 2002 was 30.1 percent compared to 30.4 percent in 2001 and 27.6 percent in 2000. The lower effective tax rate in 2000 reflected tax benefits received from the restructuring of a portion of AmSouth’s lease portfolio in 2000 which lowered the effective tax rate on income from leases. In addition, the lower effective tax rate reflected a decrease in non-deductible acquisition costs in 2000. Details of the deferred tax assets and liabilities are included in Note 19 of the Notes to Consolidated Financial Statements.

Balance Sheet Analysis

At December 31, 2002, AmSouth reported total assets of $40.6 billion compared to $38.6 billion at the end of 2001. Average total assets were $38.6 billion in 2002, up $326 million compared to 2001, principally reflecting growth in interest-earning assets as well as other noninterest-earning assets.

AMSOUTH BANCORPORATION AND SUBSIDIARIES
Management’s Discussion and Analysis

TABLE 7 – MAJOR LOAN CATEGORIES

	December 31

(In millions)	2002	2001	2000	1999	1998

Commercial:
Commercial and industrial	$5,151	$5,272	$6,031	$6,940	$7,225
Commercial loans secured by real estate	1,726	1,682	1,765	2,036	1,833
Commercial leases	1,781	1,619	1,282	1,027	718

Total commercial	8,658	8,573	9,078	10,003	9,776

Commercial real estate:
Commercial real estate mortgages	2,305	2,137	2,323	2,295	2,221
Real estate construction	2,088	2,365	2,517	2,417	1,800

Total commercial real estate	4,393	4,502	4,840	4,712	4,021

Consumer:
Residential first mortgages	2,794	1,666	1,358	1,701	2,306
Equity loans and lines	6,360	5,404	4,656	3,874	3,346
Dealer indirect	3,731	3,382	2,990	4,149	2,909
Revolving credit	541	520	505	489	477
Other consumer	874	1,077	1,189	1,339	1,610

Total consumer	14,300	12,049	10,698	11,552	10,648

Total loans net of unearned income	$27,351	$25,124	$24,616	$26,267	$24,445

Interest-Earning Assets

In banking, the predominant interest-earning assets are loans and investment securities. The proportion of interest-earning assets to total assets measures the effectiveness of management’s efforts to invest available funds into the most profitable interest-earning assets. The categories which comprise interest-earning assets are shown in Table 1.

Securities

AmSouth classifies its debt and equity securities as either held-to-maturity (HTM), available-for-sale (AFS) or trading securities. Securities are classified as HTM and carried at amortized cost only if AmSouth has the positive intent and ability to hold those securities to maturity. If not classified as HTM, such securities are classified as trading securities or AFS securities. Trading securities are carried at market value with unrealized gains and losses included in other noninterest revenues. AFS securities are also carried at market value with unrealized gains or losses, net of deferred taxes, reported in accumulated other comprehensive income within shareholders’ equity.

At December 31, 2002, AFS securities totaled $4.7 billion and represented 51.5 percent of the total securities portfolio, relatively unchanged compared to $4.8 billion or 54.6 percent in AFS securities at the end of 2001.

AFS securities at year-end 2002 consisted of U.S. Treasury and federal agency securities, variable and fixed rate mortgage-backed securities, state and municipal securities, other private asset-backed securities, and equities. The average life of the AFS portfolio is estimated to be 2.8 years with a duration of approximately 2.5 years. Total net realized gains of $13.2 million from the sale of AFS securities were included in other noninterest revenues in 2002, compared to $11.2 million in 2001. Unrealized gains, net of

AMSOUTH / PGS. 52-53

AMSOUTH BANCORPORATION AND SUBSIDIARIES
Management’s Discussion and Analysis

deferred taxes, on the AFS portfolio of $119.5 million and $63.9 million were included in other comprehensive income within shareholders’ equity at December 31, 2002 and 2001, respectively. In addition, $26.0 million and $57.5 million of unrealized losses, net of deferred taxes, associated with the transfer of AFS securities to the HTM portfolio in 1999 remained in other comprehensive income at year-end 2002 and 2001, respectively.

HTM securities were $4.4 billion at the end of 2002, up $423 million compared to $4.0 billion at year-end 2001. Securities classified as HTM at the end of 2002 consisted primarily of collateralized mortgage obligations, federal agency securities, mortgage-backed securities and state, county and municipal obligations. The average life of these securities is estimated to be 2.3 years with a duration of 2.1 years. At December 31, 2002, the HTM portfolio had net unrealized gains, before taxes, of $127.7 million.

AmSouth’s policy requires all securities purchased for the securities portfolio, except state, county and local municipal obligations which are typically insured, to be rated investment grade or better. Securities backed by the U.S. Government and its agencies, both on a direct and indirect basis, represented approximately 81 percent of the investment portfolio at December 31, 2002. Approximately 96 percent of state, county and local municipal securities at year-end 2002 were rated either single A or above by the rating agencies or were escrowed in U.S. Treasury obligations.

Loans

Loans are the single largest category of interest-earning assets at AmSouth and produce the highest level of revenues. The loan portfolio includes four main components: commercial loans, commercial real estate loans, consumer loans, and, within the consumer loan category, residential first mortgage loans. At December 31, 2002, loans, net of unearned income, totaled $27.4 billion,

TABLE 8 – SELECTED LOAN MATURITIES AND SENSITIVITY TO CHANGE IN INTEREST RATES

	Due in One Year or Less	Due After One but Within Five Years			Due After Five Years

(In millions)		Fixed Rate	Variable Rate	Total	Fixed Rate	Variable Rate	Total	Total

Commercial	$2,535	$1,272	$2,476	$3,748	$2,004	$371	$2,375	$8,658
Commercial real estate mortgages	665	332	959	1,291	208	141	349	2,305
Real estate construction	802	123	767	890	64	332	396	2,088

Total	$4,002	$1,727	$4,202	$5,929	$2,276	$844	$3,120	$13,051

AMSOUTH BANCORPORATION AND SUBSIDIARIES
Management’s Discussion and Analysis

TABLE 9 – AVERAGE DEPOSITS

	December 31

(In thousands)	2002	2001	2000

Noninterest-bearing demand	$4,907,143	$4,593,103	$4,658,636
Interest-bearing demand and money market	10,706,524	9,999,114	9,376,473
Savings	1,300,563	1,218,198	1,661,398
Time:
Retail	4,974,536	5,907,955	6,142,485
Individual retirement accounts	1,300,203	1,353,861	1,411,165
Other	206,949	246,890	207,156

Total time	6,481,688	7,508,706	7,760,806

Foreign time	467,926	321,620	1,087,636
Certificates of deposit of $100,000 or more	2,079,690	2,275,440	2,778,184

	$25,943,534	$25,916,181	$27,323,133

an increase of 8.9 percent from the $25.1 billion reported at the end of 2001.

Growth in the loan portfolio in 2002 was the result of growth in commercial and consumer loans, offset by a decrease in commercial real estate loans. The increase in commercial loans reflects increases in commercial loans secured by real estate and commercial leases. Commercial real estate loans are loans to companies or developers, that are used for the purchase or construction of a commercial property for which repayment will be generated by the property. Commercial loans secured by real estate are business loans that are collateralized by real estate, but for which the source of repayment is the operating cash flow from the business. Growth in consumer loans reflected continued growth in residential first mortgages and equity lines of credit. The growth reflects AmSouth’s focus on its strategic initiative to grow Consumer Banking and its emphasis on home equity sales and marketing campaigns during 2002.

On a managed basis, total loans were $30.3 billion at the end of 2002, an increase of $946 million or 3.2 percent compared to the end of 2001. Managed loans represent loans on the balance sheet plus loans that have been securitized or sold but where AmSouth continues to service the loans and manage the customer relationships. Managed consumer loans increased $1.3 billion reflecting growth in the home equity and residential mortgage portfolios, partially offset by declining managed dealer indirect automobile loans. Managed commercial loans were $325 million lower in 2002 compared to 2001 primarily reflecting lower commercial loan demand associated with a weak economy, and declining balances in the conduits due to accelerated prepayment activity. See additional discussion of third-party conduit loan sales in the section of this report entitled “Liquidity.”

Total commercial loans were $8.7 billion at the end of 2002 compared to $8.6 billion at year-end 2001. The increase reflects growth in commercial loans secured by real estate and commercial leases. Partially offsetting this growth was a decline in commercial and industrial loans reflecting AmSouth’s continued reduction of syndicated commercial loans, continued weakness in capital spending by corporate customers, and AmSouth’s application of more selective underwriting standards. During 2002, AmSouth reduced its syndicated loan portfolio by $208.6 million.

Growth in commercial loans secured by real estate reflects the addition of new commercial banking relationships in 2002 and a modest increase in borrowing activity by existing commercial customers during the year.

AMSOUTH / PGS. 54-55

AMSOUTH BANCORPORATION AND SUBSIDIARIES
Management’s Discussion and Analysis

TABLE 10 – MATURITY OF DOMESTIC TIME DEPOSITS OF $100,000 OR MORE

	December 31

(In thousands)	2002	2001	2000

Three months or less	$446,153	$633,746	$635,263
Over three through six months	589,213	622,409	454,478
Over six through twelve months	323,559	507,886	918,331
Over twelve months	920,726	473,820	741,904

	$2,279,651	$2,237,861	$2,749,976

Commercial leases included in the commercial loan category were $1.8 billion at December 31, 2002 versus $1.6 billion at December 31, 2001. The increase in the lease portfolio reflected the success of AmSouth’s strategy to be a leader among banks in the leasing business and its added emphasis on commercial middle-market business during the year.

Commercial real estate loans are composed of two primary categories: commercial real estate mortgages and real estate construction loans. The decrease in the commercial real estate portfolio in 2002 reflected fewer construction project financing opportunities due to the slowdown in the economy and a higher level of refinance activity resulting from lower interest rates.

Substantially all of AmSouth’s real estate portfolio is made up of loans to finance local home builders within AmSouth’s markets; loans for construction projects that have been presold, preleased or otherwise have secured permanent financing; and loans to real estate companies that have significant equity invested in each project and offer substantive and meaningful guarantees.

The major categories of consumer loans include residential first mortgage loans, home equity loans and lines of credit, dealer indirect loans, revolving credit and other direct consumer loans. AmSouth’s consumer lending programs produced solid growth in 2002.

Residential first mortgages grew during 2002 as consumers took advantage of historically low interest rates to purchase new homes or refinance existing mortgages. The growth also reflects AmSouth’s decision during the year to retain a higher proportion of residential mortgage originations in our own loan portfolio, and thus shown on the balance sheet. Management expects to continue holding a higher level of residential mortgages on the balance sheet in 2003. The high volume of refinance activity somewhat offset the growth in the residential mortgage portfolio. On a managed basis, residential first mortgages totaled $4.4 billion, an increase of $603 million during 2002.

Home equity loans and lines of credit experienced strong growth in all of AmSouth’s markets during 2002. New home equity commitments totaled $4.9 billion in 2002 compared with $4.2 billion in 2001. The catalyst for the growth was AmSouth’s strategic initiative to aggressively grow Consumer Banking and its emphasis on selling home equity lines of credit through the branches. The increase in new commitments was partially offset by an increase in payoffs of existing home equity loans and lines as customers refinanced their mortgages as interest rates dropped during the year.

Dealer indirect loans consisted primarily of loans made to individuals to finance the purchase of new and used automobiles. During 2002, dealer indirect loans on the balance sheet increased, reflecting management’s decision to not securitize or sell any of its dealer indirect portfolio. On a managed basis, which includes loans securitized and loans sold to conduits, dealer indirect loans as of December 31, 2002, decreased $133 million, or 3.1 percent compared to 2001. The decrease was primarily related to a strategic decision to tighten credit underwriting standards in this portfolio.

AMSOUTH BANCORPORATION AND SUBSIDIARIES
Management’s Discussion and Analysis

TABLE 11 – CAPITAL RATIOS

	December 31

(Dollars in thousands)	2002	2001

Risk-based capital:
Shareholders’ equity	$3,115,997	$2,955,099
Less unrealized gains on available-for-sale securities	(93,453)	(6,432)
Less accumulated net gains on cash flow hedges	(9,506)	(18,569)
Intangible assets	(301,899)	(306,799)
Other adjustments	(1,158)	(943)

Tier 1 capital	2,709,981	2,622,356
Adjusted allowance for loan losses*	388,239	374,300
Qualifying long-term debt	584,616	724,349

Tier 2 capital	972,855	1,098,649

Total capital	$3,682,836	$3,721,005

Risk-adjusted assets	$34,747,000	$33,965,578

Capital ratios:
Tier 1 capital to total risk-adjusted assets	7.80%	7.72%
Total capital to total risk-adjusted assets	10.60	10.96
Leverage	6.85	6.98
Ending equity to assets	7.68	7.66
Ending tangible equity to assets	6.99	6.92

      *    Includes $6,660 and $10,693 in 2002 and 2001, respectively, associated with reserves recorded in other liabilities for off-balance sheet credit exposures.

Deposits

Deposits are AmSouth’s primary source of funding and their cost is the largest category of interest expense. There are six principal categories of deposits: noninterest-bearing demand, interest-bearing demand and money market, savings, time, foreign time and certificates of deposit of $100,000 or more. See Table 9 for the detailed amounts.

Total average deposits in 2002 were $25.9 billion, an increase of $27.4 million. Lower cost, transaction deposit categories increased $1.1 billion as a result of AmSouth’s increased emphasis on growing low-cost deposits through its strategic initiatives to aggressively grow Consumer and Business Banking. Growth in low-cost deposit categories was substantially offset by continued decreases in higher cost time deposits during 2002, reflecting management’s plan to reduce reliance on higher cost funding sources.

Among low-cost deposit categories, average noninterest-bearing demand deposits grew $314.0 million or 6.8 percent and average interest-bearing demand and money market deposits increased $707.4 million or 7.1 percent. Average savings deposit balances also increased by $82.4 million during the year. Deposit growth was driven by Consumer and Business Banking household growth and the addition of 26 new branches in attractive growth markets during 2002. During 2002, consumer checking households grew to more than 970 thousand, a 1.0 percent increase compared to 2001, and Business Banking households grew more than 13 thousand or 14.6 percent. Also contributing to the growth was AmSouth’s introduction of a new money market deposit product that gives trust customers the

AMSOUTH / PGS. 56-57

AMSOUTH BANCORPORATION AND SUBSIDIARIES
Management’s Discussion and Analysis

option of earning a more attractive rate compared to money market mutual funds.

Average time deposits were lower in 2002, reflecting management’s decision to allow higher cost certificates of deposit to run off during the fourth quarter of 2001 and the first half of 2002. The declining interest rate environment also contributed to the decline in core time deposits. Time deposits maturing in 2002 either renewed at substantially lower rates, migrated to low-cost deposit categories, or moved into alternative financial products.

Foreign time deposits increased $146 million during 2002 due to increased utilization of Euro CDs as a sweep vehicle by customers. Certificates of deposit of $100,000 or more declined in 2002. These deposits, for the most part, are competitively bid and fluctuate based on the average level of interest rates and management’s determination of the need for such deposits from time to time.

Other Interest-Bearing Liabilities

Other interest-bearing liabilities include all interest-bearing liabilities except deposits. Included in this category are short-term borrowings such as federal funds purchased and securities sold under agreements to repurchase (repurchase agreements) and other borrowed funds. Average other borrowed funds, which include master notes, short-term Federal Home Loan Bank (FHLB) advances, term federal fund purchases, bank notes, and treasury, tax and loan notes, decreased in 2002 to $88 million versus $163 million in 2001, a decrease of 45.8 percent. AmSouth began reducing its short-term borrowings in the fourth quarter of 2000 with funds received from the sale of securities and loans as part of its third-quarter financial restructuring. AmSouth continued to lower borrowings in 2002, reducing its reliance on short-term borrowing as a funding source.

Average federal funds purchased and repurchase agreements were $2.0 billion in 2002, an 8.3 percent decrease from $2.2 billion in 2001. At December 31, 2002, 2001 and 2000, federal funds purchased and repurchase agreements totaled $1.8 billion, $2.1 billion and $2.3 billion, respectively, with weighted-average interest rates of 1.02 percent, 1.20 percent and 5.37 percent, respectively. The maximum amount outstanding at any month end during each of the last three years was $2.1 billion, $2.4 billion and $4.5 billion, respectively. The average daily balance and average interest rates for each year are presented in Table 2.

Long-term debt consisted of long-term FHLB advances, subordinated notes and debentures, and various long-term notes payable. Average long-term debt outstanding in 2002 increased $136.3 million due to an increase in FHLB advances. These funds were utilized to better align the maturities of the growth in residential mortgages.

Shareholders’ Equity

Shareholders’ equity increased $160.9 million during 2002 due to the retention of net income, issuance of common stock under various stock-based employee benefits plans and the dividend reinvestment plan, and an $87.0 million increase in unrealized gains on available-for-sale securities, net of taxes, as a result of improved market values in the available-for-sale portion of the investment portfolio. Other comprehensive income also included $9.5 million at December 31, 2002, associated with interest rate swap cash flow hedges in accordance with Statement 133. These items were partially offset by cash dividends declared of $320.1 million and the purchase of 13.3 million shares of AmSouth common stock for $272 million to provide shares for employee benefit plans, dividend reinvestment and other corporate purposes. Information on prior years may be found in the Consolidated Statement of Shareholders’ Equity.

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

At December 31, 2002, AmSouth met or exceeded all of the minimum capital standards for the parent company and its banking subsidiary as established by regulatory requirements and AmSouth’s capital policy. Refer to Table 11 and Notes 14 and 17 of the Notes to Consolidated Financial Statements for specific information.

AMSOUTH BANCORPORATION AND SUBSIDIARIES
Management’s Discussion and Analysis

RISK MANAGEMENT

Risk identification and management are key elements in the overall management of AmSouth. Management believes the primary risk exposures are interest rate and associated prepayment risks, liquidity, credit, operating and legal risk. Interest rate risk is the risk to NII represented by the impact of higher or lower interest rates. Liquidity risk is the possibility that AmSouth will not be able to fund present and future obligations, and credit risk represents the possibility that borrowers may not be able to repay loans. Operating risk is the risk of loss resulting from inadequate or failed internal processes, people and systems or from external events. Legal risk represents the risk of legal proceedings against AmSouth that arise in the ordinary course of AmSouth’s business.

External factors beyond management’s control may from time to time result in losses despite risk management efforts. Management follows a formal policy to evaluate and document the key risks facing each line of business, how those risks can be controlled or mitigated, and how management monitors the controls to ensure that they are effective. AmSouth’s Internal Audit Division performs ongoing independent reviews of the risk management process and assures the adequacy of documentation. The results of these reviews are reported regularly to the Audit and Community Responsibility Committee of the Board of Directors. AmSouth also maintains a Risk Management Oversight Committee which is composed of members of senior management from across the company and is responsible for ensuring that appropriate systems of controls are in place for managing and monitoring risk.

Some of the more significant processes used to manage and control interest rate, liquidity and credit risks are described in the following paragraphs.

TABLE 12 – INTEREST RATE RISK MANAGEMENT NOTIONAL ACTIVITY

(In millions)	Receive Fixed Rate Swaps

Balance at January 1, 2000	$3,318
Additions	818
Maturities	(259)
Calls	(850)
Terminations	(360)

Balance at December 31, 2000	2,667
Additions	-0-
Maturities	(299)
Calls	(307)
Terminations	-0-

Balance at December 31, 2001	2,061
Additions	-0-
Maturities	(971)
Calls	-0-
Terminations	-0-

Balance at December 31, 2002	$1,090

Asset and Liability Management

AmSouth maintains a formal asset and liability management process to quantify, monitor and control interest rate risk and to assist management in maintaining stability in the NIM under varying interest rate environments. This is accomplished through the development and implementation of lending, funding, pricing and hedging strategies designed to achieve net interest income performance goals while minimizing the potential variation of NII under different interest rate scenarios.

Interest Rate Risk

Interest rate risk arises primarily as a result of AmSouth’s core business activities of extending loans and accepting deposits, and the associated balance sheet management required to match maturities of loans and investments to funding sources. AmSouth follows an extensive process to actively manage its exposure to interest rate risk. The principal objective of asset and liability management is to maximize net interest income while operating within acceptable limits established for interest rate risk and maintaining adequate levels of liquidity. The Board of Directors, based upon recommendations from management, establishes policies and risk limits for the

AMSOUTH / PGS. 58-59

AMSOUTH BANCORPORATION AND SUBSIDIARIES
Management’s Discussion and Analysis

management of interest rate risk and monitors compliance with these policies.

Since no single measurement system satisfies all management objectives, a combination of techniques is used to manage interest rate risk including simulation analysis, asset and liability repricing schedules and economic value of equity. An Asset and Liability Committee, consisting of key members of management, and the Board of Directors regularly review the results of these interest rate risk analyses.

AmSouth frequently evaluates net interest income under various balance sheet and interest rate scenarios, using simulation analysis as its principal risk management technique. Management evaluates “base” net interest income under what is believed to be the most likely balance sheet structure and interest rate environment. This “base” case is then evaluated against various changes in interest rate scenarios. Asset prepayment levels, yield curves and the overall balance sheet mix and growth assumptions are adjusted to be consistent with each interest rate scenario.

Key assumptions in the model include the magnitude and timing of Federal Reserve rate changes and the associated impact in the change in Treasury rates across the maturity spectrum; prepayment speeds on mortgage-related assets; cash flows and maturities of derivatives and other financial instruments held for purposes other than trading; changes in market conditions, loan volumes and pricing; deposit balance and rate sensitivities; customer preferences; and management’s financial and capital plans. These assumptions are inherently uncertain and, as a result, the model cannot precisely estimate NII or precisely predict the impact of higher or lower interest rates on NII, but it can indicate the likely direction of change. Actual results will differ from simulated results due to timing, magnitude and frequency of interest rate changes, and changes in market conditions and management’s strategies, among other factors.

Based on the results of the simulation model as of December 31, 2002, NII would increase $13.4 million or 0.9 percent if interest rates gradually increased from then-current rates by 100 basis points over a 12-month period and would decrease $23.4 million or 1.5 percent if interest rates gradually decreased under the same scenario. This level of interest rate risk is well within AmSouth’s policy guidelines. Current policy states that NII should not fluctuate more than 2.5 percent in the event that interest rates gradually increase or decrease 100 basis points over a period of 12 months. As of December 31, 2001, the simulation model indicated that NII would increase $3.3 million or 0.2 percent if interest rates gradually increased from then-current rates by 100 basis points over a 12-month period and would be unchanged if interest rates gradually decreased under the same scenario.

The modest increase in interest sensitivity between years reflects management’s continued efforts to sustain low interest rate sensitivity and the current low-rate environment. The level of variable rate loans on the balance sheet increased substantially while fixed rate interest-earning assets declined. High-cost consumer deposits declined by approximately $400 million while low-cost deposits grew $1.2 billion, maturities of purchased funds were extended and “receive fixed/pay floating” interest rate swaps totaling $971 million matured.

AmSouth uses various derivative financial instruments to assist in managing interest rate risk. The decision to use these instruments rather than securities, debt or other balance sheet alternatives depends on many factors including the mix and cost of funding sources, liquidity and capital requirements and interest rate implications.

The primary derivative instruments used by AmSouth to manage interest rate risk are interest rate swaps. An interest rate swap is an agreement between two parties to exchange one interest stream, such as floating rate, for another, such as fixed rate, based on a contractual amount known as “notional amount.” AmSouth uses interest rate swaps to mitigate its exposure to interest rate risk on certain loans, deposits and long-term debt. At December 31, 2002, AmSouth had interest rate swaps in the notional amount of $1.1 billion. Of these swaps, $350 million of notional value was used to hedge the cash flow of variable-rate commercial loans. The remaining $740 million of notional value of swaps was used to hedge the fair value of fixed-rate consumer certificates of deposit and corporate and bank debt.

At January 1, 2001, AmSouth adopted Statement 133, which establishes accounting and reporting standards for

AMSOUTH BANCORPORATION AND SUBSIDIARIES
Management’s Discussion and Analysis

TABLE 13 – MATURITIES AND INTEREST RATES EXCHANGED ON SWAPS FOR INTEREST RATE RISK MANAGEMENT

	Mature During

(Dollars in millions)	2003	2004	2005	2008	2009	Total

Receive fixed swaps:
Notional amount	$290	$300	$150	$175	$175	$1,090
Receive rate	6.34%	6.23%	6.25%	6.13%	6.22%	6.25%
Pay rate	1.43%	1.42%	1.44%	1.59%	1.44%	1.46%

derivative instruments and hedging activities. Statement 133 requires the recognition of all derivative instruments as either assets or liabilities in the Statement of Condition at fair value and establishes special accounting treatments for the following types of hedges: hedges of changes in the fair value of assets, liabilities or firm commitments, referred to as fair value hedges; hedges of variable cash flows of forecasted transactions, including variable rate instruments, referred to as cash flow hedges; and hedges of foreign currency exposures of net investments in foreign operations. The accounting for each of the three types of hedges essentially results in recognizing earnings or losses to the extent that there is a difference in the offsetting changes in value, or cash flows from, the hedging derivative and the hedged item. If a derivative instrument does not qualify for special hedge accounting treatment, the full change in the fair value of the derivative instrument is reflected in earnings in the period of change. During 2002 and 2001, AmSouth had both fair value hedges and cash flow hedges. See Note 1 and Note 12 to the Consolidated Financial Statements for further discussion of derivatives.

TABLE 14 – CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

	Payments Due By Period

(Dollars in thousands)	Total	Less than 1 year	1-3 years	4-5 years	After 5 years

Borrowings(1)	$8,738,877	$2,800,908	$1,403,110	$375,538	$4,159,321
Operating leases	413,879	49,934	83,419	69,558	210,968
Time deposits(2)	9,078,255	5,569,958	2,626,402	881,895	-0-

Total contractual cash obligations	$18,231,011	$8,420,800	$4,112,931	$1,326,991	$4,370,289

	Amount of Commitment Expiration Per Period

(Dollars in thousands)	Total	Less than 1 year	1-3 years	4-5 years	After 5 years

Commercial letters of credit	$61,485	$49,571	$11,914	$-0-	$-0-
Standby letters of credit	2,699,283	1,360,418	882,179	380,004	76,682
Commitments to extend credit(3)	14,335,088	10,561,140	3,017,510	666,324	90,114

Total commercial commitments	$17,095,856	$11,971,129	$3,911,603	$1,046,328	$166,796

Notes:

     1.    All maturities are based on contractual maturities. Excludes $71.0 million of FAS 133 valuation adjustments.

     2.    Excludes $1.9 million of FAS 133 valuation adjustments.

     3.    Excludes $3.4 billion of loan commitments under equity lines and $2.0 billion under revolving lines of credit which do not have scheduled expiration dates.

AMSOUTH / PGS. 60-61

AMSOUTH BANCORPORATION AND SUBSIDIARIES
Management’s Discussion and Analysis

Table 12 summarizes the activity, by notional amount, of derivative financial instruments utilized in the asset and liability management process at AmSouth for the years 2002, 2001 and 2000.

Table 13 summarizes the expected maturities of AmSouth’s swap positions at December 31, 2002, and the weighted-average interest rates exchanged on swaps. Both the timing of the maturities and the variable interest payments and receipts vary as certain interest rates change. The maturities and interest rates exchanged are calculated assuming that interest rates remain unchanged from average December 2002 rates. The information presented could change as future interest rates increase or decrease.

Prepayment Risk

AmSouth, like most financial institutions, is subject to prepayment risk in falling interest rate environments. Prepayment risk is a significant risk to earnings and specifically to NII (see discussion in section entitled “Net Interest Income” in Management’s Discussion and Analysis). For example, mortgage loans and other financial assets may be prepaid by a debtor so that the debtor may refund its obligations at new, lower rates. As loans and other financial assets prepay, AmSouth must reinvest these funds in lower yielding assets. Prepayments of assets carrying higher rates reduce AmSouth’s interest income and overall asset yields. Conversely, in a rising rate environment, these assets will prepay at a slower rate resulting in opportunity cost by not having the cash flow to reinvest at higher rates. AmSouth’s greatest exposure to prepayment risks primarily rests in its mortgage-backed securities portfolio and mortgage loan portfolio. AmSouth also has prepayment risk associated with its NIR in the form of servicing income on loans sold or securitized. As loans prepay, AmSouth will be servicing fewer loans thus receiving lower servicing revenues. Higher than expected prepayments could also result in AmSouth having to record impairment charges associated with capitalized servicing rights and capitalized retained interests in excess interest spreads from the sale or securitization of mortgage and dealer loans. At December 31, 2002, AmSouth had carrying amounts of approximately $10.6 million in capitalized servicing rights and $9.9 million in capitalized retained interests recorded on its balance sheet with

TABLE 15 – CREDIT RATINGS

	Moody’s	Standard & Poor’s	Fitch

6.875% Subordinated Notes Due 2003	A3	BBB+	BBB+
7.75% Subordinated Notes Due 2004	A3	BBB+	BBB+
6.625% Subordinated Notes Due 2005	A3	BBB+	BBB+
6.125% Subordinated Notes Due 2009	A3	BBB+	BBB+
6.45% Subordinated Notes Due 2018	A2*	A-*	—
6.75% Subordinated Debentures Due 2025	A3	BBB+	BBB+
7.25% Senior Notes Due 2006	A2	A-	A-
Commercial paper	P-1	A-2	F1
Certificates of deposit	A1*	A*	A*
Short-term counterparty	P-1*	A-1*	F1*
Long-term counterparty	A1*	A*	A*
Financial Strength Rating	B*	—	B/C*

      *    AmSouth Bank

            Table reflects ratings as of December 31, 2002

AMSOUTH BANCORPORATION AND SUBSIDIARIES
Management’s Discussion and Analysis

approximate fair values of $12.6 million and $47.0 million, respectively. AmSouth estimates that even if prepayment rates increased by 20 percent in a 12-month period over AmSouth’s current assumptions, no impairment charge would be required for any of its capitalized retained interests and less than $500 thousand in charges would be required for the impairment of capitalized mortgage servicing rights.

Tools to hedge prepayment risk are limited and generally involve complex derivatives that AmSouth has chosen not to utilize. AmSouth does, however, actively monitor its prepayment exposure as part of its overall net interest income forecasting and interest rate risk management. During 2002, AmSouth’s losses due to prepayments were primarily in lower net interest income and asset yields as higher yielding mortgage loans and mortgage-backed securities prepaid and AmSouth reinvested these funds in mortgage loans and securities with lower interest rates. AmSouth estimates that in 2002 higher loan and securities prepayments resulted in a $9.5 million decrease in pre-tax NII for the year. For 2003 AmSouth estimates the impact of prepayment risk on NII to be at least as great as what was experienced in 2002.

Liquidity

AmSouth’s goal in liquidity management is to satisfy the cash flow requirements of depositors and borrowers while at the same time meeting its cash flow needs. This is accomplished through the active management of both the asset and liability sides of the balance sheet. The liquidity position of AmSouth is monitored on a daily basis by AmSouth’s Treasury Division. In addition, the Asset/ Liability Committee, which consists of members of AmSouth’s senior management team, reviews liquidity on a regular basis and approves any changes in strategy that are necessary as a result of balance sheet or anticipated cash flow changes. Management also compares on a monthly basis, AmSouth’s liquidity position to established corporate liquidity guidelines. At December 31, 2002, AmSouth was within all of its established guidelines.

AmSouth has various financial obligations that require future cash payments. The amount and timing of payments required under debt obligations, noncancelable operating leases and time deposit obligations are outlined in Table 14. AmSouth also has off-balance sheet commercial commitments to customers that may impact liquidity. These include commitments to extend credit, standby letters of credit and commercial letters of credit. Since many of these commitments expire without being drawn upon, the total amount of commercial commitments does not necessarily represent the future cash flow requirements of AmSouth. Table 14 summarizes AmSouth’s commercial commitments at December 31, 2002 and the timing of the expiration of these commitments.

Maintaining adequate credit ratings on AmSouth’s debt issues is an important factor for liquidity because it affects the ability of AmSouth to attract funds from various sources on a cost competitive basis. Table 15 summarizes AmSouth’s credit ratings at December 31, 2002.

For AmSouth Bank, the primary sources of liquidity on the asset side of the balance sheet are maturities and cash flows from both loans and investments as well as the ability to securitize or sell certain loans and investments. Liquidity on the liability side is generated primarily through growth in core deposits and the ability to obtain economical wholesale funding in national and regional markets through a variety of sources. AmSouth’s most commonly used sources of wholesale funding are (1) federal funds (i.e., the excess reserves of other financial institutions); (2) repurchase agreements, whereby U.S. Government and government agency securities are pledged as collateral for short-term borrowings; and (3) pledges of acceptable assets as collateral for public deposits and certain tax collection monies.

In addition to these sources, AmSouth can access other wholesale funding sources such as Eurodollar deposits and certificates of deposit. AmSouth Bank also has the ability to borrow from the FHLB. FHLB advances are competitively priced and are a reliable source of funds. Also, AmSouth Bank maintains a short- and medium-term note issuance program with a borrowing capacity of $3 billion. There were no amounts outstanding under the note issuance program at December 31, 2002.

As an additional source of liquidity, AmSouth periodically sells loans or pools of loans to qualifying special purpose

AMSOUTH / PGS. 62-63

AMSOUTH BANCORPORATION AND SUBSIDIARIES
Management’s Discussion and Analysis

entities called conduits in securitization transactions. The conduits are financed by the issuance of securities to asset-backed commercial paper issuers. The transactions are accounted for as sales under Statement 140.

Loans sold include commercial loans, residential first mortgages and dealer indirect automobile loans, and typically represent the lower yielding loans and better credit risks in each category. These transactions allow AmSouth to utilize its balance sheet capacity and capital for higher yielding, interest-earning assets, while continuing to manage the customer relationship. At December 31, 2002, the outstanding balance of loans sold to conduits was $2.5 billion, including $916 million of commercial loans, $1.3 billion of residential first mortgages and $228 million of dealer indirect automobile loans.

When AmSouth sells a pool of loans in a conduit securitization transaction, AmSouth generally receives a purchase price plus the right to receive the cash flows from the loans sold in excess of the sum of the principal amount of the conduit’s investment in the loans and its contractual yield thereon. AmSouth generally records an interest-only receivable representing the present value of these excess cash flows in accordance with Statement 140. In addition, AmSouth continues to service the loans for a fee. The yield retained by the conduit is directly related to the funding costs of the commercial paper issued. AmSouth has exposure to changes in interest rates to the extent that residential first mortgages and dealer indirect automobile loans sold to the conduits have relatively fixed rates compared to the floating rates retained by the conduits.

AmSouth provides credit enhancements to these securitizations by providing standby letters of credit, which create exposure to credit risk to the extent of the letters of credit. At December 31, 2002, AmSouth had $121 million of letters of credit supporting the conduit sales. This credit risk is reviewed quarterly and a reserve for loss exposure is maintained in other liabilities.

AmSouth also provides liquidity lines of credit to support the issuance of commercial paper under 364-day commitments. These liquidity lines can be drawn upon in the unlikely event of a commercial paper market disruption or other factors, such as credit rating downgrades of one of the asset-backed commercial paper issuers or AmSouth as the provider of the credit support, which could prevent the asset-backed commercial paper issuers from being able to issue commercial paper. At December 31, 2002, AmSouth had liquidity lines of credit supporting these transactions of $2.5 billion. To date, there have been no drawdowns of the liquidity lines; however, AmSouth includes this liquidity risk in its monthly liquidity risk analysis to ensure that it would have sufficient sources of liquidity to meet demand. AmSouth also reviews the impact of the drawdown of these liquidity lines on its regulatory capital requirements. As of December 31, 2002, this analysis showed that AmSouth would retain its well-capitalized position even if the liquidity lines were completely drawn down.

At December 31, 2002, AmSouth Bancorporation as the Holding Company for AmSouth Bank, had available a $25 million line of credit subject to certain terms agreed upon by AmSouth Bancorporation and an unaffiliated lender. This arrangement is reviewed annually for renewal of the credit line. The main source of funding for the Holding Company to meets its liquidity requirement is provided through regular dividends from its subsidiary, AmSouth Bank. In 2002, AmSouth Bank paid the Holding Company a total of $628 million in dividends. During 2003, AmSouth Bank can pay dividends to the Holding Company of up to $19.8 million plus 2003 net income without prior regulatory approval.

Credit Risk Management Process and Loan Quality

AmSouth manages and controls risk in the loan portfolio through adherence to consistent underwriting and account administration standards established by senior management, combined with a commitment to producing quality assets. AmSouth has written credit policies which establish underwriting standards, exposure limits and other limits or standards as deemed necessary and prudent. Also included in the policy are various approval levels, ranging from the branch or department level to those which are more centralized, primarily based on size and type of loan. AmSouth maintains a diversified portfolio intended to spread its risk and

AMSOUTH BANCORPORATION AND SUBSIDIARIES
Management’s Discussion and Analysis

TABLE 16 – NONPERFORMING ASSETS

	December 31

(Dollars in thousands)	2002	2001	2000	1999	1998

Nonaccrual loans	$158,829	$159,274	$179,659	$141,134	$113,985
Foreclosed properties	33,828	27,443	12,360	17,767	17,322
Repossessions	4,346	4,365	4,259	2,644	828

Total nonperforming assets*	$197,003	$191,082	$196,278	$161,545	$132,135

Nonperforming assets* to loans net of unearned income, foreclosed properties and repossessions	0.72%	0.76%	0.80%	0.61%	0.54%

Accruing loans 90 days past due	$91,045	$116,576	$85,410	$61,050	$62,528

      *    Exclusive of accruing loans 90 days past due

reduce its exposure to economic downturns, which may occur in different segments of the economy or in particular industries. Industry and loan type diversification is reviewed quarterly.

Commercial real estate loans are categorized by the type of collateral. Owner-occupied properties include mortgages where the borrower is a primary tenant, such as factory or warehouse loans. Nonowner-occupied lending represents those loans where the primary source of repayment is anticipated to come from the proceeds from the sale or rental income generated by the property which generally has inherently more risk than owner-occupied lending.

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

The Credit Administration function includes designated credit officers, some of whom are industry specialists and all of whom are organizationally independent of the production areas. They oversee the loan approval process, ensure adherence to credit policies and monitor efforts to reduce nonperforming and classified assets. Additionally, a centralized Special Assets Department handles

AMSOUTH / PGS. 64-65

AMSOUTH BANCORPORATION AND SUBSIDIARIES
Management’s Discussion and Analysis

TABLE 17 – NONPERFORMING LOANS AND NET CHARGE-OFFS/(RECOVERIES)

	Nonperforming Loans*				Net Charge-offs/(Recoveries)

(Dollars in thousands)	December 31 2002	% of Ending Loans** per Category	December 31 2001	% of Ending Loans** per Category	December 31 2002	% of Average Loans** per Category	December 31 2001	% of Average Loans** per Category

Commercial:
Commercial and industrial	$79,830	1.55%	$77,047	1.46%	$60,204	1.18%	$95,039	1.66%
Commercial loans secured by real estate	15,160	0.88	15,775	0.94	458	0.03	4,868	0.29
Commercial leases	9,853	0.55	5,162	0.32	11,315	0.68	4,475	0.33

Total commercial	104,843	1.21	97,984	1.14	71,977	0.85	104,382	1.20

Commercial real estate:
Commercial real estate mortgages	19,393	0.84	15,946	0.75	677	0.03	1,012	0.04
Real estate construction	9,325	0.45	27,896	1.18	3,008	0.13	324	0.01

Total commercial real estate	28,718	0.65	43,842	0.97	3,685	0.08	1,336	0.03

Consumer:
Residential first mortgages	12,030	0.43	11,718	0.70	2,656	0.13	2,068	0.13
Equity loans and lines	12,517	0.20	4,992	0.09	29,558	0.50	16,111	0.33
Dealer indirect	197	0.01	2	0.00	50,201	1.38	44,319	1.38
Revolving credit	-0-	0.00	-0-	0.00	23,556	4.57	21,344	4.27
Other consumer	524	0.06	736	0.07	13,945	1.45	14,367	1.25

Total consumer	25,268	0.18	17,448	0.14	119,916	0.92	98,209	0.87

	$158,829	0.58%	$159,274	0.63%	$195,578	0.75%	$203,927	0.82%

      *    Exclusive of accruing loans 90 days past due

    **    Net of unearned income

resolution and disposition of certain problem loans. Risk in the consumer loan portfolio is further managed through the utilization of both standard and customized credit scoring and in-depth analysis of portfolio components. In addition, the consumer collection function is centralized and automated to ensure timely collection of accounts and efficient management of the risk associated with delinquent accounts. In 2002, a new unit was established within Credit Administration to help manage the risk of loss in the different portfolios as well as the volatility of that risk under different economic scenarios.

Finally, AmSouth’s Credit Review Department performs ongoing independent reviews of the risk management process, adequacy of loan documentation and the risk ratings and appropriateness of the level of Allowance for Loan Losses. The results of its examinations are reported to the Audit and Community Responsibility Committee of the Board of Directors.

AMSOUTH BANCORPORATION AND SUBSIDIARIES
Management’s Discussion and Analysis

Nonperforming Assets

Management closely monitors loans and other assets that are classified as nonperforming assets. Nonperforming assets include nonaccrual loans (i.e., loans which are still reflected in the loan portfolio but for which no interest income is being recorded), restructured loans, foreclosed properties, and repossessions. Loans are generally placed on nonaccrual if full collection of principal and interest becomes unlikely (even if all payments are current) or if the loan is delinquent in principal or interest payments for 90 days or more, unless the loan is well-secured and in the process of collection. The Special Assets Department manages collection of commercial nonperforming loans and business banking loans greater than $250,000 and all foreclosed properties, while the Consumer Collections Department manages the consumer nonperforming loan portfolio. The Business Banking Collections Department manages collections of business banking loans under $250,000.

Nonperforming assets, excluding accruing loans 90 days past due, increased $5.9 million, to $197.0 million, during 2002. However, as a percentage of loans, it fell from 0.76 percent in 2001 to 0.72 percent in 2002. The graph entitled Asset Quality Trends and Table 16 provide trend information and detailed components of nonperforming assets for each of the last five years. For all periods presented in Table 16, AmSouth did not have any nonperforming assets considered restructured loans.

TABLE 18 – ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

	December 31, 2002		December 31, 2001

(Dollars in thousands)	Allowance Allocation	Percentage of Loans in Each Category to Total Loans	Allowance Allocation	Percentage of Loans in Each Category to Total Loans

Commercial:
Commercial and industrial	$104,362	18.8%	$114,037	21.0%
Commercial secured by real estate	24,868	6.3	25,274	6.7
Commercial leases	13,355	6.5	12,655	6.4

Total commercial	142,585	31.6	151,966	34.1

Commercial real estate:
Commercial real estate mortgages	25,278	8.4	23,722	8.5
Real estate construction	30,235	7.7	33,633	9.4

Total commercial real estate	55,513	16.1	57,355	17.9

Consumer:
Residential first mortgages	2,794	10.2	1,666	6.6
Equity loans and lines	31,218	23.3	20,232	21.5
Dealer indirect	54,105	13.6	45,658	13.5
Revolving credit	28,919	2.0	26,038	2.1
Other consumer	15,146	3.2	15,143	4.3

Total consumer	132,182	52.3	108,737	48.0

Unallocated	51,299	—	45,549	—

	$381,579	100.0%	$363,607	100.0%

AMSOUTH / PGS. 66-67

AMSOUTH BANCORPORATION AND SUBSIDIARIES
Management’s Discussion and Analysis

The increase in nonperforming assets in 2002 compared to 2001 was the result of a higher level of foreclosed properties. The level of nonaccrual loans at the end of 2002 remained relatively flat. A significant decrease in nonaccrual real estate construction loans of $18.6 million offset increases in nonaccrual loans within most other areas of AmSouth’s loan portfolio. The decrease in nonaccruing real estate construction loans was primarily the result of activity in three large construction loans that were on nonaccrual status at the end of 2001. AmSouth charged off $2.9 million on one of the construction loans and received a $4.9 million paydown on another. Approximately $9.1 million associated with the third construction loan was returned to accrual status. The $7.5 million increase in nonaccruing equity loans and lines is reflective of the overall growth and seasoning of the home equity portfolio. This increase is also consistent with the national trend of higher bankruptcy and foreclosure actions.

The decrease in nonperforming assets in 2001 compared to 2000 was the result of lower commercial and industrial nonaccrual loans and a decrease in nonaccrual equity loans and lines of credit. The decrease in these categories was partially offset by increases in nonaccruing commercial real estate loans and foreclosed property and repossessions. The lower level of nonaccruing commercial and industrial loans was indicative of AmSouth’s strategy to reduce its exposure to syndicated

December 31, 2000		December 31, 1999		December 31, 1998

Allowance Allocation	Percentage of Loans in Each Category to Total Loans	Allowance Allocation	Percentage of Loans in Each Category to Total Loans	Allowance Allocation	Percentage of Loans in Each Category to Total Loans

$134,499	24.5%	$103,876	26.4%	$108,012	29.6%
23,018	7.2	24,924	7.8	21,062	7.5
10,329	5.2	6,183	3.9	1,976	2.9

167,846	36.9	134,983	38.1	131,050	40.0

31,238	9.5	29,999	8.7	23,136	9.1
36,760	10.2	42,067	9.2	25,606	7.3

67,998	19.7	72,066	17.9	48,742	16.4

2,445	5.5	3,010	6.5	7,179	9.4
14,843	18.9	11,113	14.7	5,311	13.7
32,291	12.1	44,916	15.8	29,912	11.9
24,885	2.1	18,879	1.9	23,482	2.0
12,761	4.8	15,344	5.1	21,868	6.6

87,225	43.4	93,262	44.0	87,752	43.6

57,365	—	54,368	—	102,521	—

$380,434	100.0%	$354,679	100.0%	$370,065	100.0%

AMSOUTH BANCORPORATION AND SUBSIDIARIES
Management’s Discussion and Analysis

commercial credits by declining to renew certain existing exposures and aggressively working with syndication parties to address problem syndicated credits. This strategy resulted in AmSouth charging off approximately $36.2 million of syndicated commercial loans during 2001, included as nonperforming at December 31, 2000. Because of these actions, nonperforming syndicated loans were approximately $32 million lower at December 31, 2001 versus year-end 2000.

Accruing loans 90 days past due were $91.0 million at December 31, 2002, a decrease of $25.5 million from December 31, 2001. This decrease is in contrast to a $31.2 million increase in accruing loans 90 days past due between December 31, 2001 and 2000.

Table 17 presents nonperforming loans as a percentage of ending loans and net charge-offs as a percentage of average net loans by category for December 31, 2002 and 2001. At December 31, 2002 and 2001, AmSouth had approximately $33.0 million and $72.1 million, respectively, of potential problem commercial loans which were not included in the nonaccrual loans or in the accruing loans 90 days past due categories at year-end but for which management had concerns as to the ability of such borrowers to comply with their present loan repayment terms. Of the $72.1 million in 2001, only $6.4 million remained categorized as potential problem loans at December 31, 2002. The remaining balance either migrated to nonperforming status or was no longer considered a potential problem loan. The lower level of potential problem loans at December 31, 2002, is reflective of an overall improvement in commercial asset quality during 2002.

Potential problem loans at December 31, 2001 decreased by approximately $8.0 million compared to $79.1 million at 2000 year-end. This decrease was primarily associated with one large syndicated commercial loan with an outstanding balance of approximately $14.1 million considered a potential problem loan at December 31, 2000. During 2001, AmSouth moved this loan into nonaccrual status and eventually charged off approximately $6.4 million associated with this loan. At December 31, 2001, AmSouth’s remaining exposure to this customer of $5.5 million was included in nonaccrual loans.

Allowance for Loan Losses

AmSouth maintains an allowance for loan losses which it believes is adequate to absorb losses inherent in the loan portfolio. Although management considers the allowance for loan losses to be adequate based on information currently available, the allowance may be increased or decreased in the future based on loan balances outstanding, changes in the credit quality of the loan portfolio, trends in credit losses, changes in general economic conditions or changes in other risk factors.

The allowance for loan losses consists of three components that are calculated based on various independent methodologies. Each component of the allowance for loan losses represents an estimation performed pursuant to either FASB Statement No. 5 or FASB Statement No. 114. Management’s estimate of each allowance for credit losses component is based on certain observable data that management believes is the most reflective of the underlying credit losses being estimated. The three components include the following: (1) allowances established on specific loans, (2) general allowances based on historical loan loss experience and current trends and (3) allowances based on general economic conditions and other risk factors in AmSouth’s markets. A formal review is prepared quarterly to assess the risk in the portfolio and to determine the adequacy of the allowance for loan losses.

The specific allowance is based on a regular analysis of impaired commercial and commercial real estate loans. Within this group, every nonaccrual loan in excess of $500,000 is reviewed by AmSouth’s Special Assets Department for a specific allocation. The specific allowance established for these impaired loans is based on the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent.

The second element is determined by the mix of loan products within the portfolio, an internal loan grading process and associated allowance factors. These general allowance factors are updated and reviewed at least quarterly by senior credit management and are based on

AMSOUTH / PGS. 68-69

AMSOUTH BANCORPORATION AND SUBSIDIARIES
Management’s Discussion and Analysis

TABLE 19 – ALLOWANCE FOR LOAN LOSSES

(Dollars in thousands)	2002	2001	2000	1999	1998

Balance at January 1	$363,607	$380,434	$354,679	$370,065	$366,051
Loans charged off:
Commercial and industrial	(66,406)	(100,133)	(40,138)	(41,927)	(35,195)
Commercial loans secured by real estate	(1,137)	(6,668)	(14,617)	(2,539)	(1,865)
Commercial leases	(11,315)	(4,475)	(152)	(1,286)	(225)

Total commercial	(78,858)	(111,276)	(54,907)	(45,752)	(37,285)
Commercial real estate mortgages	(883)	(1,323)	(312)	(2,627)	(4,911)
Commercial real estate construction	(3,105)	(832)	(1,031)	(1,907)	(995)

Total commercial real estate	(3,988)	(2,155)	(1,343)	(4,534)	(5,906)
Residential first mortgages	(2,989)	(2,341)	(1,114)	(4,346)	(3,877)
Equity loans and lines	(31,918)	(18,157)	(10,524)	(5,137)	(2,906)
Dealer indirect	(72,578)	(68,210)	(71,659)	(48,504)	(27,219)
Revolving credit	(26,093)	(24,727)	(19,650)	(19,715)	(31,038)
Other consumer	(21,501)	(23,020)	(19,191)	(20,299)	(26,007)

Total charge-offs	(237,925)	(249,886)	(178,388)	(148,287)	(134,238)

Recoveries of loans previously charged off:
Commercial and industrial	6,202	5,094	6,709	10,816	11,745
Commercial loans secured by real estate	679	1,800	3,391	365	554
Commercial leases	-0-	-0-	-0-	178	3

Total commercial	6,881	6,894	10,100	11,359	12,302
Commercial real estate mortgages	206	311	522	561	4,950
Commercial real estate construction	97	508	368	767	280

Total commercial real estate	303	819	890	1,328	5,230
Residential first mortgages	333	273	127	505	1,094
Equity loans and lines	2,360	2,046	1,683	505	279
Dealer indirect	22,377	23,891	29,141	19,173	15,246
Revolving credit	2,537	3,383	3,750	3,762	5,845
Other consumer	7,556	8,653	8,346	8,749	10,590

Total recoveries	42,347	45,959	54,037	45,381	50,586

Net charge-offs	(195,578)	(203,927)	(124,351)	(102,906)	(83,652)

Addition to allowance charged to expense	213,550	187,100	227,600	165,626	99,067
Allowance sold	-0-	-0-	(74,591)	(2,000)	(14,900)
Allowance transferred to other liabilities	-0-	-0-	(2,903)	(5,106)	(2,665)
Allowance acquired in bank purchases/Other	-0-	-0-	-0-	(71,000)	6,164

Balance at December 31	$381,579	$363,607	$380,434	$354,679	$370,065

Loans net of unearned income, outstanding at end of period	$27,350,918	$25,124,493	$24,616,435	$26,266,759	$24,445,296

Average loans net of unearned income outstanding for the period	$25,921,769	$24,763,798	$25,879,910	$25,471,295	$24,027,839
Ratios:
Allowance at end of period to loans net of unearned income	1.40%	1.45%	1.55%	1.35%	1.51%
Allowance at end of period to nonperforming loans*	240.25	228.29	211.75	251.31	324.66
Net charge-offs to average loans net of unearned income	0.75	0.82	0.48	0.40	0.35
Allowance as a percentage of net charge-offs	195.1	178.3	305.9	344.7	442.4

      *    Exclusive of accruing loans 90 days past due

AMSOUTH BANCORPORATION AND SUBSIDIARIES
Management’s Discussion and Analysis

historical net charge-off rates and current loan charge-off trends. The loss analysis examines loss experience in relation to internal loan grades. A quarterly charge-off trend analysis is completed for homogeneous loan categories. Specific homogeneous consumer loan pools include: direct loan, bankcard, other revolving loans, indirect automobile loans, residential first mortgages and home equity lending. In addition, commercial, commercial real estate and business banking loans not specifically reviewed within the first element are included in the general allowance calculation of the allowance.

The review of general economic conditions and other risk factors on the losses inherent in the portfolio is based on the effect of marketplace conditions and/or events that could affect loan repayment. This element inherently involves a higher degree of uncertainty as it requires management to estimate the impact that economic trends, legislative actions or other unique market and/or portfolio issues may have on estimated credit losses. For example, in assessing economic risks in the marketplace, management might consider local unemployment trends, population shifts within the region, real estate absorption rates, expansion and contraction plans for major employers and other similar indicators. Consideration of other risk factors typically includes such issues as recent loss experience in specific portfolio segments, trends in loan quality, changes in account acquisition strategy or market focus, concentrations of credit and bank regulatory results together with any internal administrative risk factors. The Chief Credit Officer reviews these conditions quarterly with executive management. To the extent that any of these conditions is evidenced by a specifically identifiable problem credit or portfolio segment, as of the evaluation date, management’s estimate of the effect of such condition may be reflected as a specific allowance applicable to such credit or portfolio segment. Where any of these conditions is not evidenced by a specifically identifiable problem credit or portfolio segment as of the evaluation date, management’s evaluation of the probable loss related to such condition is reflected in the unallocated allowance.

Concentrations of credit risk may affect AmSouth’s analysis of other risks and, ultimately, the level of the allowance. Concentrations typically involve loans to one borrower, an affiliated group of borrowers, borrowers engaged in or dependent upon the same industry, or a group of borrowers whose loans are supported by the same type of collateral. AmSouth has a significant concentration of loans secured by residential real estate. At December 31, 2002, AmSouth had $9.2 billion in loans secured by residential real estate, representing 33 percent of total loans, up from 28 percent at December 31, 2001. These loans are geographically dispersed across AmSouth’s markets. In addition, AmSouth is subject to a geographic concentration of credit because it operates primarily in the southeastern region of the United States. Although it does not constitute a significant concentration of credit risk, AmSouth has material credit exposure to various industry sectors, including nonowner-occupied real estate developers/ investors representing 13.5 percent of the total managed loan portfolio, retail at 2.8 percent, public administration and social services at 2.0 percent and automobile dealers at 1.8 percent. Levels of exposure to these and other industry groups, together with an assessment of current trends and expected future financial performance are carefully analyzed for each industry in order to determine an adequate allowance level.

AmSouth’s Credit Administration Department prepares a comprehensive analysis of the allowance for loan losses on a quarterly basis. The review is presented to and approved by senior management and subsequently reviewed and approved by the Audit and Community Responsibility Committee of the Board of Directors.

At December 31, 2002, the allowance for loan losses was $381.6 million versus $363.6 million at year-end 2001. The allowance for loan losses to net loans at December 31, 2002, was 1.40 percent while coverage of nonperforming loans was 240 percent. This compared with an allowance for loan losses to net loans at the end of 2001 and 2000 of 1.45 percent and 1.55 percent, respectively, and with coverage of nonperforming loans for the same periods of 228 percent and 212 percent, respectively. The overall level of allowance at December 31, 2002, versus December 31, 2001, reflected loan growth during 2002, partially offset by a reduction in risk associated with declining syndicated

AMSOUTH / PGS. 70-71

AMSOUTH BANCORPORATION AND SUBSIDIARIES

Management’s Discussion and Analysis

loans. During 2002, approximately $17.4 million of syndicated loans were charged off. The allowance allocated to commercial and industrial loans decreased by 8.5 percent in 2002. This decrease reflected a lower level of impaired and classified loans within the commercial portfolio. The decrease in the allowance allocated to commercial loans secured by real estate and construction loans reflected lower nonaccruing loans in these categories. The increase in the allowance allocated to real estate mortgages reflected an increase in classified and nonaccruing loans.

On the consumer side of the portfolio, the allowance allocated to residential mortgages reflected the overall growth in this portfolio compared to December 31, 2001. The increase in all other categories of consumer loans reflected an increase in net charge-offs experienced in these categories which resulted in higher loss factors being applied to these portfolios. In addition, the higher allowance allocation for equity lending, dealer indirect and revolving credit loans reflected higher loan balances in these areas. The overall increase of $5.8 million in the unallocated allowance reflected the general economic weakness in 2002, the effect of continued weakness and its impact on the consumer and commercial loan portfolios, the performance of which normally lags that of the economy as a whole, and the imprecision inherent in estimates of expected credit losses.

The overall allowance at December 31, 2001, versus December 31, 2000, primarily reflected a reduction of the credit quality concerns associated with AmSouth’s syndicated commercial loan portfolio. The allowance allocated to commercial and industrial loans decreased by 15.2 percent in 2001. The decrease reflected AmSouth’s decision to aggressively address problem syndicated credits during 2001 which resulted in AmSouth recording approximately $45.6 million in charge-offs of which $32 million was specifically reserved for at December 31, 2000. By reducing its exposure to these syndicated commercial loans, which resulted in significantly higher charge-offs in its commercial and industrial portfolio in 2001, AmSouth saw an overall improvement in the credit quality of its commercial and industrial loan portfolio at December 31, 2001 versus the prior year-end. The improved credit quality in AmSouth’s commercial and industrial portfolio was evidenced by a $31.7 million decrease in nonperforming commercial and industrial loans as well as a significant decrease in classified commercial and industrial loans at the end of 2001 compared to 2000. These actions also reduced AmSouth’s exposure to the impact of a continuing economic slowdown. These factors, combined with a 5.6 percent decrease in outstanding commercial loans at December 31, 2001 versus 2000, primarily influenced the reduction in allowance allocated to the commercial and industrial portfolio.

The allowance allocated to commercial loans secured by real estate and commercial real estate mortgages reflected lower nonperforming loans in these categories at December 31, 2001. The decrease in the allowance allocated to construction lending reflected a reduction of classified loans. While nonperforming construction loans increased by approximately $23 million, very little allowance was required due to high levels of collateral values associated with these nonperforming loans. On the consumer side of the portfolio, the allowance allocated to residential mortgages reflected a decrease in delinquencies within the residential mortgage portfolio compared to December 31, 2000. Delinquencies as a percentage of residential mortgages decreased from 5.75 percent of outstanding residential loans to 3.84 percent at December 31, 2001. The increase in all other categories of consumer loans reflected an increase in net charge-offs experienced in these categories which resulted in higher loss factors being applied to these portfolios. In addition, the higher allowance allocation for equity lending, dealer indirect and revolving credit loans reflected higher loan balances in these areas. The overall decrease of $11.8 million in the unallocated allowance reflected a decrease in AmSouth’s syndicated loan portfolio during 2001.

LINE OF BUSINESS RESULTS

AmSouth segregates financial information used to assess its performance and allocate resources based on three reportable segments. The three reportable segments include Consumer Banking, Commercial Banking and Wealth Management. The financial performance for

AMSOUTH BANCORPORATION AND SUBSIDIARIES

Management’s Discussion and Analysis

each segment is determined based on the Company’s management accounting process, which assigns balance sheet and income statement items to each segment based on managerial responsibility. Segments are also defined by customer base and product type. Performance of the operating segments reflects the management process and structure of AmSouth and is not necessarily comparable with similar information for any other financial institution. Selected financial information and a description of the methodologies used to measure the financial performance of the business segments are presented in Note 21 to the Consolidated Financial Statements.

Consumer Banking delivers a full range of financial services to individuals and small businesses through the retail branch and ATM networks, and the Internet. Services include loan and deposit products designed to meet the personal finance needs of consumers and the financial needs of small business owners. The increase in net income in the Consumer Banking segment in 2002 reflected the continued success of AmSouth’s strategic initiatives to grow the Consumer and Business Banking businesses. In 2002, the Consumer Banking segment produced net income totaling $425.5 million compared to $340.3 million in 2001. The increase over 2001 was the result of higher NII and NIR, partially offset by higher NIE. Higher NII reflected growth in average consumer loans and low-cost deposits, while the increase in NIR was a result of higher service charge revenues. The increase in NIE represented the costs associated with the generation of higher revenues and branch expansion during 2002.

Commercial Banking provides corporate lending, leasing, international, capital markets, and corporate cash management services to large and middle-market corporate customers. In 2002, the Commercial Banking group contributed $180.0 million of net income versus $151.3 million in 2001. The higher level of income in 2002 was the result of an $11.6 million increase in NIR, a reduction in commercial charge-offs in 2002 related to AmSouth’s reduced exposure to syndicated loans, and a $6.3 million decrease in NIE.

Wealth Management provides retirement and investment management services for both institutional and individual clients. Producing fee-based income and revenues associated with loans and deposits of Wealth Management customers, this area includes trust, private banking, consumer investment services, and the AmSouth Mutual Funds. Wealth Management contributed net income of $69.7 million in 2002 compared to $64.1 million in 2001. The increase in net income was the result of higher interest income associated with growth in private client services (PCS) customers offset by a decrease in NIR as trust and investment services income declined in 2002. The inclusion of income and expenses from PCS customers reflects a change in how AmSouth’s management records revenues and expenses associated with PCS customers’ loans and deposit balances for segment reporting purposes. In 2001, prior to the reporting change, the estimated spread on the PCS customers’ loans and deposit balances, as well as NIR and NIE associated with those balances and accounts was included in the Commercial or Consumer segments based on the loan or deposit type. Beginning in 2002, these revenues and expenses are also being included within the Wealth Management segment since this segment is principally responsible for maintaining the relationships with these customers. These shared revenues and expenses are reversed within Treasury & Other to eliminate the double counting. In accordance with current accounting guidance, all prior year segment information has been changed to reflect management’s new approach to reviewing segment performance.

Treasury & Other represents balance sheet management activities, corporate overhead, unallocated revenues such as BOLI, and other nonrecurring gains, losses or special charges. Treasury & Other does not represent a banking line of business, but encompasses all other activities supporting the business segments.

FORWARD-LOOKING STATEMENTS

Statements made in this document which are not purely historical are forward-looking statements as defined in the “Private Securities Litigation Reform Act of 1995,” including any statements regarding descriptions of management’s plans, objectives or goals for future operations, products or services, and forecasts of its revenues, earnings or other measures of performance.

AMSOUTH / PGS. 72-73

AMSOUTH BANCORPORATION AND SUBSIDIARIES

Management’s Discussion and Analysis

Forward-looking statements are based on current management expectations and, by their nature, are subject to risks and uncertainties. A number of factors—many of which are beyond AmSouth’s control—could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Factors which could cause results to differ materially from management’s current expectations include, but are not limited to: the execution of AmSouth’s strategic initiatives; legislation; general economic conditions, especially in the Southeast; the performance of stock and bond markets; changes in interest rates, yield curves and interest rate spread relationships; deposit flows; the cost of funds; cost of federal deposit insurance premiums; demand for loan products; demand for financial services; competition; changes in the quality or composition of AmSouth’s loan and investment portfolios including capital market inefficiencies that may affect the marketability and valuation of available-for-sale securities; changes in accounting and tax principles, policies or guidelines; other economic, competitive, governmental, and regulatory factors affecting AmSouth’s operations, products, services and prices; unexpected judicial actions and developments; and the outcome of litigation, which is inherently uncertain and depends on the findings of judges and juries. To the extent that terrorist attacks or other geopolitical conflicts cause a prolonged negative impact on the economy, the effects may include: adverse changes in customers’ borrowing, investing or spending patterns; market disruptions; adverse effects on the performance of the United States and foreign equity markets; currency fluctuations; exchange controls; restriction of asset growth; negative effects on credit quality; and other effects that could adversely impact the performance, earnings and revenue growth of the financial services industry, including AmSouth.

Forward-looking statements speak only as of the date they are made. AmSouth does not undertake a duty to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

MANAGEMENT’S STATEMENT ON RESPONSIBILITY FOR FINANCIAL REPORTING

The management of AmSouth is responsible for the content and integrity of the financial statements and all other financial information included in this annual report. Management believes that the financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis to reflect, in all material respects, the substance of events and transactions that should be included, and that the other financial information in the annual report is consistent with those financial statements. The financial statements necessarily include amounts that are based on management’s best estimates and judgements.

Management maintains and depends upon AmSouth’s accounting systems and related systems of internal controls. The internal control systems are designed to ensure that transactions are properly authorized and recorded in the corporation’s financial records and to safeguard the corporation’s assets from material loss or misuse. The corporation maintains an internal audit staff which monitors compliance with the corporation’s systems of internal controls and reports to management and to the Audit and Community Responsibility Committee of the Board of Directors.

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

C. Dowd Ritter Chairman, President and Chief Executive Officer	Sloan D. Gibson Vice Chairman and Chief Financial Officer

AMSOUTH / PGS. 74-75

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors
AmSouth Bancorporation

We have audited the accompanying consolidated statements of condition of AmSouth Bancorporation and subsidiaries (AmSouth) as of December 31, 2002 and 2001, and the related consolidated statements of earnings, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of AmSouth Bancorporation and subsidiaries at December 31, 2002 and 2001, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 1 to the Consolidated Financial Statements, in 2002 AmSouth changed its method of accounting for goodwill.

Birmingham, Alabama
January 14, 2003

AMSOUTH BANCORPORATION AND SUBSIDIARIES
Consolidated Statement of Condition

	December 31

(Dollars in thousands)	2002	2001

Assets
Cash and due from banks	$1,221,985	$1,441,561
Federal funds sold and securities purchased under agreements to resell	26,018	400,000
Trading securities	47,964	12,979
Available-for-sale securities	4,744,866	4,829,512
Held-to-maturity securities (market value of $4,552,727 and $4,071,008, respectively)	4,425,053	4,002,474
Loans held for sale	19,909	291,782
Loans	28,062,413	25,852,221
Less: Allowance for loan losses	381,579	363,607
Unearned income	711,495	727,728

Net loans	26,969,339	24,760,886
Other interest-earning assets	63,812	40,458
Premises and equipment, net	838,906	729,383
Cash surrender value – bank-owned life insurance	1,016,288	964,389
Accrued interest receivable and other assets	1,197,132	1,126,990

	$40,571,272	$38,600,414

Liabilities and Shareholders’ Equity
Deposits and interest-bearing liabilities:
Deposits:
Noninterest-bearing demand	$5,494,657	$5,280,621
Interest-bearing demand and money market	11,436,996	10,518,922
Savings	1,303,788	1,229,871
Time	6,384,206	6,800,056
Foreign time	640,663	309,641
Certificates of deposit of $100,000 or more	2,055,314	2,027,906

Total deposits	27,315,624	26,167,017
Federal funds purchased and securities sold under agreements to repurchase	1,769,547	2,080,296
Other borrowed funds	151,018	79,454
Long-term Federal Home Loan Bank advances	5,838,268	5,093,834
Other long-term debt	1,051,015	1,008,421

Total deposits and interest-bearing liabilities	36,125,472	34,429,022
Accrued expenses and other liabilities	1,329,803	1,216,293

Total liabilities	$37,455,275	$35,645,315

Shareholders’ equity:
Preferred stock – no par value:
Authorized – 2,000,000 shares; Issued and outstanding – none	-0-	-0-
Common stock – par value $1 a share:
Authorized – 750,000,000 shares
Issued – 416,909,000 and 416,931,000 shares, respectively	416,909	416,931
Capital surplus	706,081	699,863
Retained earnings	2,951,430	2,677,933
Cost of common stock in treasury – 63,485,000 and 53,896,000 shares, respectively	(1,045,428)	(848,005)
Deferred compensation on restricted stock	(15,954)	(16,624)
Accumulated other comprehensive income	102,959	25,001

Total shareholders’ equity	3,115,997	2,955,099

	$40,571,272	$38,600,414

See notes to consolidated financial statements.

AMSOUTH / PGS. 76-77

AMSOUTH BANCORPORATION AND SUBSIDIARIES
Consolidated Statement of Earnings

	Years Ended December 31

(In thousands except per share data)	2002	2001	2000

Interest Income
Loans	$1,656,285	$1,930,640	$2,219,643
Available-for-sale securities	335,622	325,854	329,766
Held-to-maturity securities	245,469	283,581	453,987
Trading securities	1,367	379	2,122
Loans held for sale	10,254	17,079	12,582
Federal funds sold and securities purchased under agreements to resell	3,559	44,431	27,455
Other interest-earning assets	1,560	4,414	6,966

Total interest income	2,254,116	2,606,378	3,052,521

Interest Expense
Interest-bearing demand and money market deposits	114,290	253,996	327,664
Savings deposits	6,769	15,714	37,030
Time deposits	241,013	407,071	445,713
Foreign time deposits	5,894	9,813	64,540
Certificates of deposit of $100,000 or more	70,727	125,919	166,224
Federal funds purchased and securities sold under agreements to repurchase	27,693	72,888	188,410
Other borrowed funds	3,898	8,988	96,808
Long-term Federal Home Loan Bank advances	272,339	291,192	296,158
Other long-term debt	38,853	54,075	68,776

Total interest expense	781,476	1,239,656	1,691,323

Net Interest Income	1,472,640	1,366,722	1,361,198
Provision for loan losses	213,550	187,100	227,600

Net Interest Income After Provision for Loan Losses	1,259,090	1,179,622	1,133,598

Noninterest Revenues
Service charges on deposit accounts	289,226	258,089	229,383
Trust income	105,428	112,078	114,353
Consumer investment services income	77,793	95,387	199,270
Other noninterest revenues	266,914	282,668	126,488

Total noninterest revenues	739,361	748,222	669,494

Noninterest Expenses
Salaries and employee benefits	584,264	566,288	565,889
Equipment expense	118,729	122,621	121,798
Net occupancy expense	118,548	113,174	114,783
Other noninterest expenses	305,081	355,149	546,060

Total noninterest expenses	1,126,622	1,157,232	1,348,530

Income Before Income Taxes	871,829	770,612	454,562
Income taxes	262,682	234,266	125,435

Net Income	$609,147	$536,346	$329,127

Average common shares outstanding	358,176	367,404	382,031
Earnings per common share	$1.70	$1.46	$0.86
Diluted average common shares outstanding	362,329	370,948	384,677
Diluted earnings per common share	$1.68	$1.45	$0.86

See notes to consolidated financial statements.

AMSOUTH BANCORPORATION AND SUBSIDIARIES
Consolidated Statement of Shareholders’ Equity

(In thousands)	Common Stock	Capital Surplus	Retained Earnings	Treasury Stock	Deferred Compensation on Restricted Stock	Accumulated Other Comprehensive Income (Loss)	Total

BALANCE AT JANUARY 1, 2000	$416,949	$690,820	$2,482,477	$(376,354)	$(5,838)	$(248,849)	$2,959,205
Comprehensive income:
Net income	-0-	-0-	329,127	-0-	-0-	-0-	329,127
Other comprehensive income, net of tax:
Changes in unrealized gains and losses on securities, net of reclassification adjustment (net of $45,012 tax expense)	-0-	-0-	-0-	-0-	-0-	141,299	141,299

Comprehensive income							470,426
Cash dividends declared	-0-	-0-	(307,221)	-0-	-0-	-0-	(307,221)
Cash dividends declared by pooled companies	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Common stock transactions:
Employee stock plans	(8)	857	(29,526)	83,603	3,457	-0-	58,383
Dividend reinvestment	-0-	-0-	(8,809)	17,245	-0-	-0-	8,436
Purchase of common stock	-0-	-0-	-0-	(375,822)	-0-	-0-	(375,822)

BALANCE AT DECEMBER 31, 2000	416,941	691,677	2,466,048	(651,328)	(2,381)	(107,550)	2,813,407
Comprehensive income:
Net income	-0-	-0-	536,346	-0-	-0-	-0-	536,346
Other comprehensive income, net of tax:
Cumulative effect of accounting change (net of $6,324 tax expense)	-0-	-0-	-0-	-0-	-0-	32,262	32,262
Changes in unrealized gains on derivative instruments (net of $6,959 tax expense)	-0-	-0-	-0-	-0-	-0-	12,918	12,918
Changes in unrealized gains and losses on securities, net of reclassification adjustment (net of $33,909 tax expense)	-0-	-0-	-0-	-0-	-0-	87,371	87,371

Comprehensive income							668,897
Cash dividends declared	-0-	-0-	(316,119)	-0-	-0-	-0-	(316,119)
Common stock transactions:
Employee stock plans	(10)	8,040	(7,998)	54,496	(14,243)	-0-	40,285
Dividend reinvestment	-0-	146	(344)	10,840	-0-	-0-	10,642
Purchase of common stock	-0-	-0-	-0-	(262,013)	-0-	-0-	(262,013)

BALANCE AT DECEMBER 31, 2001	416,931	699,863	2,677,933	(848,005)	(16,624)	25,001	2,955,099
Comprehensive income:
Net income	-0-	-0-	609,147	-0-	-0-	-0-	609,147
Other comprehensive income, net of tax:
Changes in unrealized gains on derivative instruments (net of $4,880 tax benefit)	-0-	-0-	-0-	-0-	-0-	(9,063)	(9,063)
Changes in unrealized gains and losses on securities, net of reclassification adjustment (net of $33,445 tax expense)	-0-	-0-	-0-	-0-	-0-	87,021	87,021

Comprehensive income							687,105
Cash dividends declared	-0-	-0-	(320,129)	-0-	-0-	-0-	(320,129)
Common stock transactions:
Employee stock plans	(22)	6,105	(15,517)	64,858	670	-0-	56,094
Dividend reinvestment	-0-	113	(4)	9,823	-0-	-0-	9,932
Purchase of common stock	-0-	-0-	-0-	(272,104)	-0-	-0-	(272,104)

BALANCE AT DECEMBER 31, 2002	$416,909	$706,081	$2,951,430	$(1,045,428)	$(15,954)	$102,959	$3,115,997

Disclosure of 2002 reclassification amount:
Unrealized holding gains on securities arising during the period						$95,242
Less: Reclassification adjustment for net securities gains realized in net income						8,221

Net unrealized gains on securities, net of tax						$87,021

Unrealized holding gains on derivatives arising during the period						$7,434
Less: Reclassification adjustment for gains realized in net income (net of $9,941 tax expense)						16,497

Net unrealized gains on derivatives, net of tax						$(9,063)

See notes to consolidated financial statements.

AMSOUTH / PGS. 78-79

AMSOUTH BANCORPORATION AND SUBSIDIARIES
Consolidated Statement of Cash Flows

	Years Ended December 31

(In thousands)	2002	2001	2000

OPERATING ACTIVITIES
Net income	$609,147	$536,346	$329,127
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	213,550	187,100	227,600
Depreciation and amortization of premises and equipment	92,638	89,659	84,292
Amortization of premiums and discounts on held-to-maturity securities and available-for-sale securities	6,076	(36,172)	8,213
Noncash portion of merger-related costs	-0-	-0-	43,389
Net decrease (increase) in loans held for sale	296,106	(200,433)	29,907
Net (increase) decrease in trading securities	(34,985)	(940)	16,200
Net (gains) losses on sales of available-for-sale securities	(13,174)	(11,204)	95,301
Net gains on sales of loans to dealer conduits	-0-	-0-	(9,323)
Net gains on sales of loans to mortgage conduits	-0-	(1,993)	(16,881)
Net loss on dealer securitization	-0-	-0-	18,531
Net gain on guaranteed mortgage securitization	(3,324)	-0-	-0-
Net loss on loans held for accelerated disposition	-0-	-0-	23,414
Write-down of mortgage conduit assets	-0-	-0-	24,751
Net gains on sales of business operations, subsidiaries and other assets	-0-	(3,983)	(19,959)
Net increase in accrued interest receivable, bank-owned life insurance and other assets	(99,243)	(158,496)	(58,989)
Net increase (decrease) in accrued expenses and other liabilities	63,003	215,654	(176,666)
Provision for deferred income taxes	216,724	191,829	138,154
Amortization of intangible assets	5,118	33,995	37,589
Other operating activities, net	51,146	41,057	60,890

Net cash provided by operating activities	1,402,782	882,419	855,540

INVESTING ACTIVITIES
Proceeds from maturities and prepayments of available-for-sale securities	1,634,027	1,281,131	535,098
Proceeds from sales of available-for-sale securities	978,314	607,575	4,523,131
Purchases of available-for-sale securities	(2,341,135)	(2,601,349)	(878,539)
Proceeds from maturities, prepayments and calls of held-to-maturity securities	2,399,038	1,963,162	979,239
Purchases of held-to-maturity securities	(2,733,495)	(1,282,626)	(559,395)
Net decrease (increase) in federal funds sold and securities purchased under agreements to resell	373,982	1,755,665	(2,023,473)
Net (increase) decrease in other interest-earning assets	(23,354)	20,602	(43,196)
Net increase in loans, excluding mortgage and dealer securitizations and mortgage and dealer conduits sales	(3,075,503)	(887,830)	(3,256,923)
Proceeds from sales of loans to dealer conduits	-0-	-0-	1,001,106
Proceeds from sales of loans to mortgage conduits	-0-	100,248	1,301,968
Proceeds from securitization of dealer loans	-0-	-0-	917,080
Proceeds from guaranteed mortgage loan securitization	237,626	-0-	131,579
Net purchases of premises and equipment	(202,161)	(184,841)	(51,300)
Net cash from sales of branches, business operations, subsidiaries and other assets	-0-	13,000	796,860

Net cash (used) provided by investing activities	(2,752,661)	784,737	3,373,235

FINANCING ACTIVITIES
Net increase (decrease) in deposits	1,159,654	(469,425)	(806,172)
Net decrease in federal funds purchased and securities sold under agreements to repurchase	(310,749)	(239,968)	(1,775,483)
Net increase (decrease) in other borrowed funds	71,564	(457,394)	(1,598,872)
Issuance of long-term Federal Home Loan Bank advances and other long-term debt	776,592	600,983	5,379,388
Payments for maturing long-term debt	(32,353)	(410,081)	(5,097,875)
Cash dividends paid	(318,777)	(311,620)	(305,383)
Proceeds from employee stock plans and dividend reinvestment plan	56,476	47,492	62,066
Purchase of common stock	(272,104)	(262,013)	(375,822)

Net cash provided (used) by financing activities	1,130,303	(1,502,026)	(4,518,153)
Decrease (increase) in cash and cash equivalents	(219,576)	165,130	(289,378)
Cash and cash equivalents at beginning of period	1,441,561	1,276,431	1,565,809

Cash and cash equivalents at end of period	$1,221,985	$1,441,561	$1,276,431

See notes to consolidated financial statements.

AMSOUTH BANCORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

AmSouth Bancorporation (AmSouth), through its banking subsidiary, provides a broad array of financial products and services through banking offices located in six Southeastern states with leading market positions in Tennessee, Florida, Alabama, and Mississippi. In addition, AmSouth provides select financial services outside of its banking markets through its other subsidiaries. AmSouth’s principal activities include Consumer Banking, Commercial Banking and Wealth Management. The accounting policies of AmSouth and the methods of applying those policies that materially affect the accompanying financial statements are presented below.

Basis of Presentation

The consolidated financial statements include the accounts of AmSouth and all of its wholly-owned subsidiaries. AmSouth has not consolidated any entity which is not a wholly-owned subsidiary of AmSouth. All significant intercompany balances and transactions have been eliminated. Certain amounts in the prior years’ financial statements have been reclassified to conform to the 2002 presentation. These reclassifications are immaterial and had no effect on net income.

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash Flows

Cash and due from banks and time deposits in other banks are considered cash and cash equivalents. For the years ended December 31, 2002, 2001 and 2000, AmSouth paid interest of $795,270,000, $1,294,156,000 and $1,685,198,000, respectively. For the years ended December 31, 2002, 2001 and 2000, noncash transfers from loans to foreclosed properties were $50,305,000, $35,591,000 and $26,001,000, respectively. Noncash transfers from foreclosed properties to loans for the years ended December 31, 2002, 2001 and 2000 were $293,000, $687,000 and $1,388,000, respectively. For the year ended December 31, 2002, noncash transfers from loans to available-for-sale and held-to-maturity securities of approximately $301,725,000 were made in connection with a guaranteed mortgage loan securitization in which AmSouth retained the securities in its investment portfolio. For the years ended December 31, 2001 and 2000, noncash transfers from loans to available-for-sale securities of approximately $1,565,000 and $31,472,000, respectively, were made in connection with the sale of loans to multi-issuer third-party conduits and the securitization and sale of automobile loans. For the year ended December 31, 2002, noncash transfers were made from loans to other assets of approximately $1,817,000 associated with mortgage servicing rights created as a result of a guaranteed mortgage loan securitization. For the years ended December 31, 2001 and 2000, noncash transfers from loans to other assets of approximately $1,000,000 and $23,965,000, respectively, were made in connection with the sale of loans to third-party conduits. During 2000, noncash transfers of approximately $11,413,000 were made from loans to other liabilities to establish reserves for off-balance sheet credit exposures associated with dealer indirect automobile loans sold to third-party conduits. During 2001, AmSouth had noncash transfers from held-to-maturity securities to available-for-sale securities of $2,107,919,000. The transfer between categories of securities was associated with the adoption of Statement of Financial Accounting Standards No. 133 at the beginning of 2001.

Securities

Securities are classified as either held-to-maturity, available-for-sale or trading. AmSouth defines held-to-maturity securities as debt securities which management has the positive intent and ability to hold to maturity. Held-to-maturity securities are stated at cost, adjusted for amortization of premiums and accretion of discounts on the constant effective yield method. Trading securities are carried at market. Market adjustments and realized gains or losses on the sale of trading securities are reported as

AMSOUTH / PGS. 80-81

AMSOUTH BANCORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

other noninterest revenues. Available-for-sale securities are defined as equity securities and debt securities not classified as trading securities or held-to-maturity securities. Available-for-sale securities are carried at fair value. Unrealized holding gains or losses, net of deferred taxes, on available-for-sale securities are excluded from earnings and reported in accumulated other comprehensive income within shareholders’ equity. AmSouth determines the appropriate classification of debt securities at the time of purchase. Gains and losses from sales of available-for-sale securities are computed using the specific identification method.

Loans Held for Sale

At December 31, 2002 and 2001, loans held for sale represented residential mortgage loans held for sale. Loans held for sale are carried at the lower of aggregate cost or market value. Market adjustments and realized gains and losses are classified as other noninterest revenues.

Securities Purchased Under Agreements to Resell
and Securities Sold Under Agreements to Repurchase

Securities purchased under agreements to resell and securities sold under agreements to repurchase are generally treated as collateralized financing transactions and are recorded at the amount at which the securities were acquired or sold plus accrued interest. It is AmSouth’s policy to take possession of securities purchased under resale agreements. The market value of the collateral is monitored and additional collateral obtained when deemed appropriate. Securities sold under repurchase agreements are delivered to either broker-dealers or to custodian accounts. The broker-dealers may sell, loan or otherwise dispose of such securities to other parties in the normal course of their operations but have agreed to resell to AmSouth identical securities at the maturity of the agreements.

Interest Rate Contracts and Other
Derivative Financial Instruments

AmSouth has from time to time utilized various derivative instruments such as interest rate swaps, forward interest rate swaps, interest rate caps, floors and futures contracts to protect against the risk of adverse price or interest rate movements on the value of certain assets and liabilities and on future cash flows.

At January 1, 2001, AmSouth adopted Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, (Statement 133) which requires all derivative instruments to be carried at fair value as either assets or liabilities in the statement of financial condition. In conjunction with its adoption of Statement 133, AmSouth designated anew the derivative instruments used for risk management into hedging relationships in accordance with the requirements of the new standard. Derivative instruments used to hedge changes in the fair value of assets and liabilities due to changes in interest rates were designated as fair value hedges. Derivative instruments used to hedge the variability of forecasted cash flows attributable to interest rate risk were designated as cash flow hedges. The after-tax transition adjustment associated with the adoption of Statement 133 was immaterial to net income and increased other comprehensive income by approximately $5,650,000, of which $2,031,000 was reclassified into earnings during 2001 due to the receipt of variable interest on its hedged variable rate loans. AmSouth also recorded an increase to other comprehensive income of $26,612,000 as a result of transferring $2,107,919,000 of securities from held-to-maturity to available-for-sale in conjunction with the adoption of Statement 133. Statement 133 provides special accounting provisions for derivative instruments that qualify for hedge accounting. To be eligible for hedge accounting treatment, under Statement 133, AmSouth must specifically designate a derivative as a hedging instrument as well as identify the specific risk being hedged. The derivative instrument then must be shown to meet specific effectiveness requirements under Statement 133 to qualify for special hedge accounting. During 2002 and 2001, AmSouth had interest rate swaps designated as fair value or cash flow hedges.

Derivative instruments designated in a hedge relationship to mitigate exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered

AMSOUTH BANCORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

fair value hedges under Statement 133. For derivative instruments that are designated and qualify as fair value hedges, the changes in the fair value of the derivative instrument are recorded in noninterest revenues and are offset by the changes in the fair value related to the risk being hedged of the hedged asset or liability. The corresponding adjustment to the hedged asset or liability is included in the basis of the hedged item, while the corresponding change in the fair value of the derivative instrument is recorded as an adjustment to other assets or other liabilities.

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

AmSouth, at the inception of any hedging relationship and at least quarterly thereafter, performs a formal assessment to determine whether changes in the fair values or cash flows of the derivative instruments have been highly effective in offsetting changes in the fair values or cash flows of the hedged items and whether they are expected to be highly effective in the future. If it is determined a derivative instrument has not been or will not continue to be highly effective as a hedge, hedge accounting is discontinued prospectively and the derivative instrument continues to be carried at fair value with all changes in fair value being recorded in noninterest revenue but with no corresponding offset being recorded on the hedged item or in other comprehensive income for cash flow hedges.

AmSouth also enters into various derivative agreements, such as forwards and options, to protect against changes in interest rates and prices on its mortgage pipeline. These derivatives, however, do not qualify for hedge accounting under Statement 133. Therefore, these derivatives are marked to market through earnings. Statement 133 also requires that certain contracts and commitments be recognized and recorded as derivatives when the characteristics of those contracts and commitments meet the definition of a derivative. In accordance with this requirement, AmSouth also records as derivatives, residential mortgage loan commitments associated with mortgages held for sale.

AmSouth enters into various derivative agreements with customers desiring protection from possible adverse future fluctuations in interest rates or foreign currency exchange rates. As an intermediary, AmSouth generally maintains a portfolio of matched offsetting derivative agreements. These contracts are marked to market through earnings.

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

Loans and Leases

Loans are carried at the principal amount outstanding, net of unearned income, including net deferred loan fees and costs. AmSouth defers certain nonrefundable loan origination and commitment fees and the direct costs of originating or acquiring loans. The net deferred amount

AMSOUTH / PGS. 82-83

AMSOUTH BANCORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

is amortized over the estimated lives of the related loans as an adjustment to the yield.

AmSouth reclassified its presentation of the fees and origination costs associated with residential mortgage originations. The reclassification conforms with guidance in Statement of Financial Accounting Standards No. 91, “Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases.” There was no impact to net income associated with the reclassification. However, $28,162,000 and $17,905,000 for 2001 and 2000, respectively, was reclassified from interest income on loans to salaries and employee benefits expense. As a result of the reclassifications, these costs are now presented as a reduction of salaries and employee benefits expense. See Note 24 for the impact on previously reported quarterly information in 2002 and 2001.

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

AmSouth engages in both direct and leveraged lease financing. The net investment in direct financing leases is the sum of all minimum lease payments and estimated residual values, less unearned income. Unearned income is added to interest income over the term of the leases to provide a level yield. The investment in leveraged leases is the sum of all lease payments (less nonrecourse debt payments) plus estimated residual values, less unearned income. Income from leveraged leases is recognized over the term of the leases based on the unrecovered equity investment.

Impaired loans are specifically reviewed loans for which it is probable that the creditor will be unable to collect all amounts due according to the terms of the loan agreement. Impairment of a loan is measured by comparing the recorded investment in the loan with the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price, or the fair value of the collateral if the loan is collateral dependent. A valuation allowance is provided to the extent that the measure of the impaired loans is less than the recorded investment. A loan is not considered impaired during a period of delay in payment if the ultimate collectibility of all amounts due is expected. Larger groups of homogeneous loans such as consumer installment, bankcard and residential real estate mortgage loans are collectively evaluated for impairment. Impaired loans are, therefore, primarily commercial and commercial real estate loans. Payments received on impaired loans for which the ultimate collectibility of principal is uncertain are generally applied first as principal reductions. Impaired loans and other nonaccrual loans are returned to accrual status if the loan is brought contractually current as to both principal and interest, and future payments are reasonably expected to continue and the repayment ability can be reasonably demonstrated.

Allowance for Loan Losses

The allowance for loan losses is maintained at a level which is considered to be adequate to reflect estimated credit losses for specifically identified loans, as well as estimated probable credit losses inherent in the remainder of the loan portfolio at the balance sheet date. The allowance for loan losses is determined based on various components in accordance with Statement of Financial Accounting Standards No. 5, “Accounting for Contingencies” (Statement 5) for pools of loans and Statement of Financial Accounting Standards No. 114, “Accounting by Creditors for Impairment of a Loan” (Statement 114) for individually impaired loans. A formal review of the allowance for loan losses is prepared quarterly to assess the risk in the portfolio and to determine the adequacy of the allowance for loan losses. For purposes of the quarterly review, the consumer loan portfolios are separated by loan type, and each loan type is treated as a homogeneous pool. In

AMSOUTH BANCORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

accordance with the Interagency Policy Statement on the Allowance for Loan and Lease Losses, issued by the Office of the Comptroller of the Currency, Federal Deposit Insurance Corporation, Federal Reserve Board, and Office of Thrift Supervision, the allowance allocated to each of these pools is based upon historical charge-off rates and trends in quarterly annualized charge-off rates for each pool, adjusted for changes in these pools which includes current information on the credit performance of each pool of loans. Every commercial and commercial real estate loan is assigned a risk rating on a 13-point numerical scale by loan officers using established credit policy guidelines. These risk ratings are periodically reviewed, and all risk ratings are subject to review by an independent Credit Review Department. Each risk rating is assigned an allocation percentage which, when multiplied times the dollar value of loans in that risk category, results in the amount of the allowance for loan losses allocated to these loans. Exclusive of classified loans reviewed under the guidance of Statement 114, the allocation of allowance for loans with grades of pass and criticized is based upon historical loss rates adjusted for current conditions that include current economic developments. The allocation for loans with a classified grade is based upon regulatory guidance. Every nonperforming loan in excess of $500,000, however, is reviewed quarterly by AmSouth’s Special Assets Department to determine the level of loan losses required to be specifically allocated to these impaired loans. Management reviews its allocation of the allowance for loan losses versus actual performance of each of its portfolios and adjusts allocation rates to reflect the recent performance of the portfolio as well as current underwriting standards and other factors which might impact the estimated losses inherent in the portfolio.

In determining the appropriate level for the allowance, management ensures that the overall allowance appropriately reflects the current macroeconomic conditions, industry exposure and a margin for the imprecision inherent in most estimates of expected credit losses. This additional allowance is reflected in the unallocated portion of the allowance. Based on management’s periodic evaluation of the allowance for loan losses, a provision for loan losses is charged to operations if additions to the allowance are required.

Commercial and commercial real estate loans and leases are generally charged off to the extent principal and interest due exceed the net realizable value of the collateral, with the charge-off occurring when available information reasonably confirms that the loan is uncollectible and the loss is reasonably quantifiable. Loans secured by residential real estate are generally charged off to the extent principal and interest due exceed 90 percent of the current appraised value of the collateral and the loan becomes 180 days past due. Consumer loans are subject to mandatory charge-off at a specified delinquency date and are usually not classified as nonperforming prior to being charged off. Closed-end consumer loans, which include automobile, student and other installment loans are generally charged off in full no later than when the loan becomes 120 days past due. Equity loans are also subject to this charge-off policy. Revolving credit loans, such as equity lines and credit card loans, are generally charged off in full no later than when the loan becomes 180 days past due.

Foreclosed Properties and Repossessions

Foreclosed properties is comprised principally of commercial and residential real estate properties obtained in partial or total satisfaction of nonperforming loans. Repossessions are comprised of other nonreal estate properties including automobiles obtained in partial or total satisfaction of loans. Foreclosed properties and repossessions are recorded at their estimated fair value less anticipated selling costs based upon the property’s appraised value at the date of transfer, with any difference between the fair value of the property and the carrying value of the loan charged to the allowance for loan losses. Subsequent changes in values are reported as adjustments to the carrying amount, not to exceed the initial carrying value of the assets at the time of transfer. Gains or losses not previously recognized resulting from the sale of foreclosed properties or other repossessed items are recognized on the date of sale. At December 31, 2002 and 2001, AmSouth had $33,828,000 and $27,443,000 of foreclosed properties, respectively, and $4,346,000 and $4,365,000 of other repossessed items, respectively.

AMSOUTH / PGS. 84-85

AMSOUTH BANCORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

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

Intangible Assets

Intangible assets, primarily goodwill, are included in other assets. On January 1, 2002, AmSouth adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (Statement 142). Under the provisions of Statement 142, goodwill is no longer ratably amortized in the income statement over an estimated life, but rather is tested at least annually for impairment. Other identified intangible assets which have finite lives continue to be amortized over their estimated useful lives and also continue to be subject to impairment testing if events or changes in circumstances warrant it. Other identified intangibles, primarily core deposit rights, are amortized over a period no greater than fifteen years. Prior to the adoption of Statement 142, goodwill was amortized on a straight-line basis primarily over ten to twenty-five years and was evaluated for impairment using an undiscounted cash flow methodology. See discussion of recent accounting pronouncements later within Note 1 and see Note 8 for additional information concerning AmSouth’s goodwill and other intangible assets.

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

Stock-Based Compensation

AmSouth adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (Statement 123) which allows an entity to continue to measure compensation cost for those plans using the intrinsic value-based method of accounting prescribed by APB Opinion No. 25, “Accounting for Stock Issued to Employees” (Opinion 25). AmSouth has elected to follow Opinion 25 and related interpretations in accounting for its employee stock options. Compensation cost for fixed and variable stock-based awards is measured by the excess, if any, of the fair market price of the underlying stock over the amount the individual is required to pay. Compensation cost for fixed awards is measured at the grant date, while compensation cost for variable awards is estimated until both the number of shares an individual is entitled to receive and the exercise or purchase price are known (measurement date). See Note 16 for a further description of the assumptions used for preparing the pro forma disclosures as prescribed by Statement 123.

Marketing Costs

AmSouth expenses all marketing-related costs, including advertising costs, as incurred.

Earnings Per Common Share

Earnings per common share is obtained by dividing net income available to common stockholders by the weighted-average outstanding shares of common stock. The diluted calculation of earnings per common share is obtained by dividing net income by the weighted average outstanding shares of common stock adjusted for effects of stock options and restricted stock outstanding. See Note 15 for the reconciliation of the numerators and denominators of the basic and diluted earnings per share computations.

AMSOUTH BANCORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Accounting for Transfers and Servicing of Financial
Assets and Extinguishments of Liabilities

AmSouth periodically sells receivables, such as commercial loans, residential mortgage loans and dealer loans, in securitizations and to third-party conduits. When AmSouth sells these receivables, it may retain a continuing interest in these receivables in the form of interest-only strips, one or more subordinated tranches, servicing rights, or cash reserve accounts. These retained interests are subject to the rules contained in Statement 140. Under these rules, the previous carrying amount of the assets sold is allocated between the retained interests and the assets sold based on their relative fair values at the date of transfer. Any gain or loss on the sale of the receivables depends in part on the previous carrying amount of the financial assets involved in the transfer, allocated between the assets sold and the retained interests based on their relative fair value at the date of transfer. To obtain fair values, quoted market prices are used if available. However, quotes are generally not available for retained interests, so AmSouth generally estimates fair value based on the present value of expected future cash flows using management’s best estimates of the key assumptions—expected credit losses, prepayment speeds, weighted-average life, and discount rates commensurate with the risks involved. In calculating prepayment rates, AmSouth utilizes a variety of prepayment models depending on the loan type and specific transaction requirements. The models used by AmSouth include the constant prepayment rate model (CPR), the absolute prepayment speed model (ABS) and the Bond Market Trade Association’s Mortgaged Asset-Backed Securities Division’s prepayment model (PSA). See Note 22 for the assumptions used by AmSouth in 2002, 2001 and 2000. The interest-only strips are accounted for as debt securities and classified as available-for-sale. Servicing assets are recorded in other assets and the amortization of servicing assets is determined in proportion to, and over the period of, the estimated net servicing income and is recorded in either mortgage income for mortgage servicing assets or in other noninterest income for servicing assets associated with nonmortgage loans.

On a quarterly basis, AmSouth ensures that all retained interests are valued appropriately in the financial statements. Management reviews the historical performance of each retained interest and the assumptions used to project future cash flows. Assumptions are revised if past performance and future expectations dictate and the present value of cash flows is recalculated based on the revised assumptions.

Recent Accounting Pronouncements and
Accounting Changes

In July 2001, the Financial Accounting Standards Board (FASB) issued Statement No. 141, “Business Combinations” (Statement 141), and Statement No. 142, “Goodwill and Other Intangible Assets” (Statement 142). Statement 141 requires that the purchase method of accounting be used for all business combinations initiated after September 30, 2001. Statement 141 also specifies the criteria for intangible assets acquired in a purchase method business combination to be recognized and reported apart from goodwill. Statement 142 requires companies to no longer amortize goodwill and intangible assets with indefinite useful lives, but instead test these assets for impairment at least annually in accordance with the provisions of Statement 142. Under Statement 142 intangible assets with definite useful lives continue to be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with the FASB’s Statement No. 144, “Accounting for the Impairment or Disposal of Long- Lived Assets” (Statement 144).

AmSouth adopted the provisions of Statement 142 effective January 1, 2002. As of the date of adoption, AmSouth had unamortized goodwill in the amount of $288.4 million, and unamortized identifiable intangible assets in the amount of $18.7 million, all of which were subject to the transition provisions of Statements 141 and 142. As part of its adoption of Statement 142, AmSouth performed a transitional impairment test on its goodwill assets, which indicated that no impairment charge was required. AmSouth has also performed its annual impairment test for 2002, which indicated that no impairment

AMSOUTH / PGS. 86-87

AMSOUTH BANCORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

charge was required. AmSouth does not currently have any other indefinite-lived intangible assets recorded in its statement of financial condition. In addition, no material reclassifications or adjustments to the useful lives of finite-lived intangible assets were made as a result of adopting the new guidance. See Note 8 for additional discussion on goodwill and other intangible assets.

On January 1, 2002, AmSouth adopted Statement 144. Statement 144 supersedes FASB Statement No. 121 (Statement 121) and provides a single accounting model for long-lived assets to be disposed of. Although retaining many of the fundamental recognition and measurement provisions of Statement 121, the new rules significantly change the criteria that would have to be met to classify an asset as held for sale. Statement 144 also supersedes the provisions of Accounting Principles Board (APB) Opinion 30 with regard to reporting the effects of a disposal of a segment of a business and requires expected future operating losses from discontinued operations to be displayed in discontinued operations in the period(s) in which the losses are incurred (rather than as of the measurement date as presently required by APB Opinion 30). In addition, more dispositions will qualify for discontinued operations treatment in the income statement. The adoption of Statement 144 did not have a material impact on AmSouth’s financial condition or results of operations.

In April 2002, the FASB issued Statement of Financial Accounting Standards No. 145, “Recission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13 and Technical Corrections” (Statement 145). Statement 145 rescinds Statement 4, which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. In addition, Statement 145 amends Statement 13 on leasing to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. Provisions of Statement 145 related to the recission of Statement 4 are effective for financial statements issued by AmSouth after January 1, 2003. The provisions of the statement related to sale-leaseback transactions were effective for any transactions occurring after May 15, 2002. All other provisions of the statement were effective as of the end of the second quarter of 2002. The changes required by Statement 145 are not expected to have a material impact on the results of operations, financial position or liquidity of AmSouth.

In July 2002, the FASB issued Statement of Financial Accounting Standards No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (Statement 146). Statement 146 requires companies to recognize costs associated with the exit or disposal of activities as they are incurred rather than at the date a plan of disposal or commitment to exit is initiated. Types of costs covered by Statement 146 include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, facility closing, or other exit or disposal activity. Statement 146 will apply to all exit or disposal activities initiated after December 31, 2002. At this time, AmSouth does not expect the adoption of the provisions of Statement 146 to have a material impact on AmSouth’s financial results.

In October 2002, the FASB issued Statement of Financial Accounting Standards No. 147, “Acquisition of Certain Financial Institutions” (Statement 147). Statement 147 amends the previous accounting guidance which required for certain acquisitions of financial institutions where the fair market value of liabilities assumed was greater than the fair value of the tangible assets and identifiable intangible assets acquired to recognize and account for the excess as an unidentifiable intangible asset. Under the old guidance this unidentifiable intangible asset was to be amortized over a period no greater than the life of the long-term interest-bearing assets acquired. Under Statement 147, this excess, if acquired in a business combination, represents goodwill that should be accounted for in accordance with Statement 142. In addition, Statement 147 amends Statement 144 to include in its scope long-term customer-relationship intangible assets of financial institutions such as depositor- and borrower-relationship intangible assets and credit cardholder intangible assets.

AMSOUTH BANCORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Consequently, those intangible assets are subject to the same undiscounted cash flow recoverability test and impairment loss recognition and measurement provisions that Statement 144 requires. The provisions of Statement 147 were effective October 1, 2002. The adoption of the provisions of Statement 147 did not have a material impact on AmSouth’s financial results.

In November 2002, the FASB issued Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (Interpretation 45). Interpretation 45 requires certain guarantees to be recorded at fair value. In general, Interpretation 45 applies to contracts or indemnification agreements that contingently require the guarantor to make payments to the guaranteed party based on changes in an underlying that is related to an asset, liability, or an equity security of the guaranteed party. The initial recognition and measurement provisions of Interpretation 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. Interpretation 45 also requires new disclosures, even when the likelihood of making any payments under the guarantee is remote. These disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002. See Note 13 for the disclosures required by Interpretation 45. On January 1, 2003, AmSouth began recording a liability and an offsetting asset for the fair value of its standby and performance letters of credit. There could be other contracts or indemnification agreements that AmSouth may enter into during the course of the upcoming year that could require recognition of a liability in the financial statements. Therefore, it is not known, at this time, what the full impact of adopting Interpretation 45 will be on AmSouth’s financial results.

In December 2002, the FASB issued Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure” (Statement 148). Statement 148 amends Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” (Statement 123) to provide alternative methods of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based compensation and the effect of the method used on reported results. AmSouth continues to account for its stock-based compensation plans under Opinion 25 as discussed in the Stock-Based Compensation section of this footnote. Therefore, Statement 148 is not expected to have a material impact on AmSouth’s financial results. See Note 16 for disclosures required by Statements 148 and 123.

In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51 (Interpretation 46). Interpretation 46 addresses consolidation by business enterprises of variable interest entities which have one or both of the following characteristics: (1) The equity investment at risk is not sufficient to permit the entity to finance its activities without additional support from other parties, which is provided through other interests that will absorb some or all of the expected losses of the entity. (2) The equity investors lack one or more of the following essential characteristics of a controlling financial interest: (a) the direct or indirect ability to make decisions about the entity’s activities through voting rights or similar rights, (b) the obligation to absorb the expected losses of the entity if they occur, which makes it possible for the entity to finance its activities, or (c) the right to receive the expected residual returns of the entity if they occur, which is the compensation for the risk of absorbing expected losses. Interpretation 46 does not require consolidation by transferors to qualifying special purpose entities. Interpretation 46 applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. AmSouth is currently assessing the impact of Interpretation 46. AmSouth, however, has identified two limited liability corporations

AMSOUTH / PGS. 88-89

AMSOUTH BANCORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

which it anticipates that it will be required to consolidate beginning in the third quarter of 2003. AmSouth entered into a 50% ownership interest in these corporations, both of which are asset management companies. Under the agreements, AmSouth provided funding for the first two to three years of operations and upon these companies meeting certain profitability targets, AmSouth would receive profits equal to 100% of any losses it had funded plus a set percentage of the companies revenues. Total assets of these two companies totaled $2.0 million at December 31, 2002. AmSouth had a recorded investment on its books associated with these two companies of $821 thousand, which represents AmSouth’s maximum exposure to loss related to its investments in these two companies. In addition to these two companies, AmSouth has limited partnership investments in affordable housing projects, for which it provides funding as a limited partner and receives tax credit for any losses incurred by the projects based on its partnership share. At December 31, 2002, AmSouth had recorded investments in other assets on its balance sheet of approximately $57.4 million associated with these investments. AmSouth currently adjusts the carrying value of these investments for any losses incurred by the limited partnership through earnings. While these entities may be considered variable interest entities, AmSouth has not yet determined how many of these entities, if any, will need to be consolidated by AmSouth. AmSouth is also reviewing the structures of its leveraged lease portfolio to determine if any of the structures meet the definition of a variable interest entity. Currently, AmSouth consolidates these entities. See Note 5 for details of AmSouth’s exposures to leveraged leases.

NOTE 2 – MERGER-RELATED COSTS

In 2000, AmSouth recorded merger and integration charges of $77.4 million and other merger-related charges of $32.8 million associated with the acquisition of First American. Merger and integration costs in 2000 included $15.9 million of severance and personnel-related costs, $.9 million of investment banking and other transaction costs, $40.8 million of occupancy and equipment charges and $19.8 million of charges associated with systems and operations conversions.

Severance and personnel-related costs included the cost of severance, retention, change-in-control, outplacement, and other benefits associated with the termination of employees primarily in corporate support and data processing functions. For the First American merger, approximately 2,200 positions were eliminated, of which approximately 1,700 were through merger-related workforce reduction and 500 were through merger-related divestitures. Occupancy and equipment charges represented lease termination costs and impairment of assets for redundant office space, equipment and branches vacated and disposed of as part of the integration plan. Systems and operations conversion costs resulted from the conversions and integration of the acquired branches and operations and included incremental costs such as special contract labor and incentives, consulting fees and mailing and preparation costs for customer communications for the conversion of customer accounts. Other merger-related costs included printing and distribution of conversion-related instructional materials and manuals and relocation expenses.

AMSOUTH BANCORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

The following table presents a summary of activity with respect to AmSouth’s merger and integration accrual:

(In millions)	2002	2001	2000

Balance at the beginning of the year	$26.8	$39.6	$70.7
Provision charged to operating expense	-0-	-0-	44.8
Cash outlays	(4.3)	(10.8)	(75.0)
Noncash write-downs and charges	(0.1)	(2.0)	(0.9)

Balance at the end of the year	$22.4	$26.8	$39.6

The components of the merger and integration accrual at December 31 were as follows:

(In millions)	2002	2001

Severance and personnel-related costs	$18.9	$20.0
Occupancy and equipment charges	3.5	6.8

Total	$22.4	$26.8

At December 31, 2002, the liability for severance and personnel-related costs was accrued for retirement and severance liabilities that will be paid out over an extended period of time based on the retirement and life expectancy of the beneficiaries. The remaining occupancy and equipment accrual is related to long-term lease agreements on redundant branch and office space vacated as part of the merger restructuring. This liability will be paid down over the lives of the various leases.

AMSOUTH / PGS. 90-91

AMSOUTH BANCORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

NOTE 3 – AVAILABLE-FOR-SALE SECURITIES

The following is a summary of available-for-sale securities at December 31:

	2002				2001

(In thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Carrying Amount	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Carrying Amount

U.S. Treasury and federal agency securities	$61,636	$5,429	$-0-	$67,065	$69,085	$3,378	$21	$72,442
Mortgage-backed securities	4,000,675	150,117	565	4,150,227	4,020,414	73,649	10,716	4,083,347
State, county and municipal securities	66,248	3,478	5	69,721	86,947	2,268	167	89,048
Other debt securities	47,500	37,082	1,503	83,079	212,913	39,708	1,839	250,782
Equity securities	376,801	74	2,101	374,774	337,053	31	3,191	333,893

	$4,552,860	$196,180	$4,174	$4,744,866	$4,726,412	$119,034	$15,934	$4,829,512

The carrying amount and amortized cost of available-for-sale securities by maturity at December 31, 2002, are as follows:

(In thousands)	Amortized Cost	Carrying Amount

Due within 1 year	$47,482	$82,292
Due after 1 year through 5 years	73,962	80,570
Due after 5 years through 10 years	36,739	38,832
Due after 10 years	17,201	18,171
Mortgage-backed securities	4,000,675	4,150,227
Equity securities	376,801	374,774

	$4,552,860	$4,744,866

In 2002, 2001 and 2000, AmSouth realized gross gains of $13,869,000, $11,779,000 and $10,784,000, respectively, and gross losses of $695,000, $575,000 and $106,085,000, respectively, on sales of available-for-sale securities. Equity securities included $329.7 million and $336.5 million of amortized costs related to Federal Reserve Bank stock and Federal Home Loan Bank stock as of December 31, 2002 and 2001, respectively.

AMSOUTH BANCORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

NOTE 4 – HELD-TO-MATURITY SECURITIES

The amounts at which held-to-maturity securities are carried and their approximate fair market values at December 31 are summarized as follows:

	2002				2001

(In thousands)	Carrying Amount	Gross Unrealized Gains	Gross Unrealized Losses	Market Value	Carrying Amount	Gross Unrealized Gains	Gross Unrealized Losses	Market Value

U.S. Treasury and federal agency securities	$23,678	$1,097	$-0-	$24,775	$91,280	$3,239	$1,882	$92,637
State, county and municipal securities	340,028	27,585	116	367,497	342,235	17,194	7,652	351,777
Mortgage-backed securities	4,057,633	102,117	3,276	4,156,474	3,450,737	73,934	19,965	3,504,706
Other securities	3,714	267	-0-	3,981	118,222	3,668	2	121,888

	$4,425,053	$131,066	$3,392	$4,552,727	$4,002,474	$98,035	$29,501	$4,071,008

The carrying amount and approximate market value of held-to-maturity securities by maturity at December 31, 2002 are as follows:

(In thousands)	Carrying Amount	Market Value

Due within 1 year	$6,681	$6,931
Due after 1 year through 5 years	19,032	20,381
Due after 5 years through 10 years	84,860	92,995
Due after 10 years	256,847	275,947
Mortgage-backed securities	4,057,633	4,156,473

	$4,425,053	$4,552,727

On January 1, 2001, in connection with AmSouth’s adoption of Statement 133, certain held-to-maturity securities with a total amortized cost of $2,107,919,000 were transferred to available-for-sale. The unrealized net gain at the date of transfer was $26,612,000. There were no sales of held-to-maturity securities during 2002, 2001 or 2000. Held-to-maturity and available-for-sale securities with a carrying amount of $6,376,723,000 and $6,317,593,000 at December 31, 2002 and 2001, respectively, were pledged to secure short-term and long-term borrowings, public deposits, trust funds, securities sold under repurchase agreements, and for other purposes as required or permitted by law.

AMSOUTH / PGS. 92-93

AMSOUTH BANCORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

NOTE 5 – LOANS

The major categories of loans net of unearned income at December 31 are summarized as follows:

	2002		2001

(Dollars in thousands)	Amount	Percent	Amount	Percent

Commercial:
Commercial and industrial	$5,150,778	18.8%	$5,271,773	21.0%
Commercial loans secured by real estate	1,726,362	6.3	1,682,030	6.7
Commercial leases	1,780,555	6.5	1,619,216	6.4

Total commercial	8,657,695	31.6	8,573,019	34.1
Commercial real estate:
Commercial real estate mortgages	2,304,381	8.4	2,137,440	8.5
Real estate construction	2,088,245	7.7	2,364,527	9.4

Total commercial real estate	4,392,626	16.1	4,501,967	17.9
Consumer:
Residential first mortgages	2,794,072	10.2	1,666,287	6.6
Equity loans and lines	6,359,945	23.3	5,404,662	21.5
Dealer indirect	3,731,364	13.6	3,382,092	13.5
Revolving credit	541,165	2.0	519,761	2.1
Other consumer	874,051	3.2	1,076,705	4.3

Total consumer	14,300,597	52.3	12,049,507	48.0

	$27,350,918	100.0%	$25,124,493	100.0%

Included in commercial leases was $1,852,209,000 and $1,701,013,000 of rentals receivable on leveraged leases, $395,484,000 and $367,034,000 of estimated residuals on leveraged leases, net of $728,646,000 and $717,989,000 of unearned income on leveraged leases at December 31, 2002 and 2001, respectively. Pre-tax income from leveraged leases for the years ending December 31, 2002, 2001 and 2000 was $74,641,000, $51,921,000 and $40,373,000, respectively. The tax effect of this income was an expense of $10,691,000, a benefit of $5,569,000, and a benefit of $7,530,000 for the years ending December 31, 2002, 2001 and 2000, respectively. The tax effect benefits received in 2001 and 2000 are associated with transfers made by AmSouth during 2001 and 2000 of the responsibility for the management of certain operations associated with lease assets located outside of the United States to a foreign subsidiary, thereby lowering the effective tax rate on certain existing leveraged lease investments. In accordance with Statement of Financial Accounting Standards No. 13, “Accounting for Leases,” net income from the leases was recalculated from their inception based on the new effective tax rate increasing net income for 2001 and 2000 by $11.1 million and $7.0 million, respectively. These adjustments included a deferral of previously recognized pre-tax leveraged lease earnings to later periods, which reduced pre-tax net interest income by $20.9 million, and $24.5 million in 2001 and 2000, respectively. Total pre-tax income over the terms of the leveraged leases will be unaffected by the change in the effective tax rate. The year-to-date reduction in net interest income was more than offset by a $31.9 million and $31.5 million reduction in deferred income taxes in 2001 and 2000, respectively.

AMSOUTH BANCORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

AmSouth intends to permanently reinvest earnings of this foreign subsidiary and, therefore, in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes,” deferred taxes of $84.8 million, $63.4 million, and $31.5 million had not been provided as of December 31, 2002, 2001 and 2000, respectively.

At December 31, 2002 and 2001, nonaccrual loans totaled $158,829,000 and $159,274,000, respectively. The amount of interest income actually recognized on these loans during 2002 and 2001 was approximately $2,500,000 and $3,915,000, respectively. The additional amount of interest income that would have been recorded during 2002 and 2001 if these loans had been current in accordance with their original terms was approximately $11,242,000 and $16,935,000, respectively. At December 31, 2002 and 2001, AmSouth had loans past due 90 days or more and still accruing of $91,045,000 and $116,576,000, respectively.

At December 31, 2002 and 2001, the recorded investment in loans that were considered to be impaired was $99,758,000 and $107,303,000, respectively (primarily all of which were on a nonaccrual basis). There was approximately $30,549,000 and $24,832,000 at December 31, 2002 and 2001, respectively, in the allowance for loan losses specifically allocated to $85,680,000 and $80,166,000 of impaired loans. No specific reserve was required for $14,078,000 and $27,137,000 of impaired loans at December 31, 2002 and 2001, respectively. The average recorded investment in impaired loans for the years ended December 31, 2002, 2001 and 2000 was approximately $102,745,000, $123,220,000 and $70,471,000, respectively. No material amount of interest income was recognized on impaired loans for the years ended December 31, 2002, 2001 and 2000.

Certain executive officers and directors of AmSouth and their associates were loan customers of AmSouth during 2002 and 2001. Such loans are made in the ordinary course of business at normal credit terms, including interest rates and collateral, and do not represent more than a normal risk of collection. Total loans to these persons at December 31, 2002 and 2001, amounted to approximately $23,548,000 and $28,500,000, respectively. Activity during 2002 in loans to related parties included loans of approximately $133,527,000 and payments of approximately $118,296,000. Reductions of $20,193,000 were made for directors and their affiliates that are no longer related parties, and net additions of $43,000 were made representing other changes.

NOTE 6 - ALLOWANCE FOR LOAN LOSSES

A summary of changes in the allowance for loan losses is shown below:

(In thousands)	2002	2001	2000

Balance at January 1	$363,607	$380,434	$354,679
Loans charged off	(237,925)	(249,886)	(178,388)
Recoveries of loans previously charged off	42,347	45,959	54,037

Net charge-offs	(195,578)	(203,927)	(124,351)
Addition to allowance charged to expense	213,550	187,100	227,600
Allowance sold/transferred to loans held for sale,net	-0-	-0-	(74,591)
Allowance transferred to other liabilities	-0-	-0-	(2,903)
Balance at December 31	$381,579	$363,607	$380,434

AMSOUTH / PGS. 94-95

AMSOUTH BANCORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

NOTE 7 – PREMISES AND EQUIPMENT

Premises and equipment at December 31 are summarized as follows:

(In thousands)	2002	2001

Land	$130,505	$114,154
Buildings	589,229	470,189
Furniture and fixtures	528,627	541,310
Software	176,104	167,418
Leasehold improvements	149,903	134,411

	1,574,368	1,427,482
Less: Accumulated depreciation and amortization	735,462	698,099

	$838,906	$729,383

NOTE 8 – GOODWILL AND OTHER INTANGIBLE ASSETS

Upon the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (Statement 142) on January 1, 2002, AmSouth ceased amortizing its goodwill, which decreased noninterest expense and increased net income in 2002 as compared to 2001 and 2000. The following table shows the proforma effects of applying Statement 142 to the 2001 and 2000 periods:

	For the Years Ended

	December 31, 2001		December 31, 2000

(In thousands except per share data)	Net Income	Earnings Per Share	Net Income	Earnings Per Share

Earnings per common share computation:
Net income/EPS as reported	$536,346	$1.46	$329,127	$0.86
Add back: Goodwill amortization	29,385	0.08	32,463	0.09
Less: Tax on deductible goodwill	442	0.00	366	0.00

Adjusted net income/EPS	$565,289	$1.54	$361,224	$0.95

Diluted earnings per common share computation:
Net income/EPS as reported	$536,346	$1.45	$329,127	$0.86
Add back: Goodwill amortization	29,385	0.07	32,463	0.08
Less: Tax on deductible goodwill	442	0.00	366	0.00

Adjusted net income/EPS	$565,289	$1.52	$361,224	$0.94

AMSOUTH BANCORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

As of December 31, 2001, AmSouth had goodwill assets of $288.4 million included in other assets. AmSouth has had no changes in the carrying amount of goodwill during the year ended December 31, 2002. The balance of goodwill by reportable segment for both December 31, 2002 and 2001 is listed below (in millions):

Consumer Banking:	$217.7
Commercial Banking:	46.8
Wealth Management:	23.9

Total	$288.4

AmSouth has finite-lived intangible assets capitalized in other assets on its balance sheet in the form of core deposit intangibles. These intangible assets continue to be amortized over their estimated remaining useful lives in accordance with Statement 142, which ranges from one to four years. There were no adjustments to the useful lives of these intangible assets as a result of the adoption of Statement 142. At December 31, 2002 and 2001, the gross carrying amount of core deposit intangibles was $52.1 million and $63.6 million, respectively, with accumulated amortization of $38.6 million and $44.9 million, respectively. The aggregate amortization expense recorded on core deposit intangibles during 2002, 2001 and 2000 was $5.2 million, $4.7 million and $5.1 million, respectively. Amortization expense on core deposit intangibles is expected to total $4.8 million, $4.2 million, $2.6 million and $1.9 million in 2003, 2004, 2005 and 2006, respectively. All core deposit intangibles should be fully amortized by the end of 2006.

NOTE 9 - DEPOSITS

The aggregate amount of time deposits of $100,000 or more, excluding certificates of deposit of $100,000 or more, in domestic bank offices was $224,337,000 and $209,955,000 at December 31, 2002 and 2001, respectively. In addition, a majority of foreign time deposits were in amounts in excess of $100,000.

At December 31, 2002, the aggregate maturities, in thousands, of time deposits are summarized as follows:

2003	$5,571,886
2004	1,721,842
2005	904,560
2006	666,628
2007 and thereafter	215,267

$9,080,183

NOTE 10 – OTHER BORROWED FUNDS

Other borrowed funds at December 31 are summarized as follows:

(In thousands)	2002	2001

Treasury, tax and loan notes	$49,990	$25,000
Short-term Federal Home Loan Bank advances	50,000	-0-
Commercial paper	5,156	9,905
Other borrowings	45,872	44,549

	$151,018	$79,454

At December 31, 2002, AmSouth had a line of credit arrangement enabling it to borrow up to $25,000,000 subject to such terms as AmSouth and the lender may mutually agree. The arrangement is reviewed annually for renewal of the credit line. The line was not in use at December 31, 2002.

The interest rate on the treasury, tax and loan notes was 1.16% and 1.52% at December 31, 2002 and 2001, respectively. All other borrowed funds had interest rates ranging from 0.51% to 12.50% at December 31, 2002 and from 0.56% to 11.61% at December 31, 2001. The weighted-average interest rate for other borrowed funds outstanding at December 31, 2002 and 2001 was 3.06% and 5.42%, respectively.

AMSOUTH / PGS. 96-97

AMSOUTH BANCORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

NOTE 11 – LONG-TERM DEBT

Long-term debt at December 31 is summarized as follows:

(In thousands)	2002	2001

Long-term Federal Home Loan Bank advances	$5,838,268	$5,093,834

Other long-term debt:
6.45% Subordinated Notes Due 2018	302,528	303,025
6.125% Subordinated Notes Due 2009	174,726	174,640
6.75% Subordinated Debentures Due 2025	149,950	149,933
7.75% Subordinated Notes Due 2004	149,870	149,778
7.25% Senior Notes Due 2006	99,762	99,691
6.875% Subordinated Notes Due 2003	49,990	49,958
6.625% Subordinated Notes Due 2005	49,841	49,788
Long-term notes payable	2,794	2,813
Capitalized lease obligations	583	759
Statement 133 valuation adjustments	70,971	28,036

Total other long-term debt	1,051,015	1,008,421

	$6,889,283	$6,102,255

Long-term advances from the Federal Home Loan Bank (FHLB) had maturities ranging from 2003 to 2021 and had weighted-average interest rates of 4.70% at December 31, 2002, and 5.31% at December 31, 2001. These advances had a combination of fixed and floating rates. Of the balances outstanding at December 31, 2002, $4.97 billion is callable by the FHLB during the first quarter of 2003. Under the Blanket Agreement for Advances and Security Agreement with the FHLB, commercial real estate loans, residential mortgage loans, mortgage-backed securities and home equity lines and loans are pledged as collateral for the FHLB advances outstanding.

The 6.45% Subordinated Notes Due 2018 were issued February 1, 1998, by AmSouth’s bank subsidiary (AmSouth Bank) at a price of 101.702%. The net proceeds to AmSouth Bank after commissions totaled $303,156,000. The notes will mature February 1, 2018, and were issued with embedded put and call options that could require AmSouth Bank to repurchase the notes at face value on February 1, 2008. If the bank does not repurchase the debt, the interest rate on the notes will be reset on February 1, 2008, based on a set formula. AmSouth Bank entered into interest rate swaps in the notional amount of $175,000,000 to hedge the fair value of these notes. These swaps require AmSouth Bank to pay variable rates based on the 30-day and 90-day London Interbank Offered Rate (LIBOR) on notional amounts of $75,000,000 and $100,000,000, respectively.

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

AMSOUTH BANCORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

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

Long-term notes payable at December 31, 2002, included a $2.6 million note with an interest rate of 1.26% maturing in 2004 and a $240 thousand note with an interest rate of 8.00% maturing in 2012.

The aggregate stated maturities, in thousands, of long-term debt outstanding at December 31, 2002, are summarized as follows:

2003	$880,343
2004	159,831
2005	1,266,799
2006	99,778
2007	275,760
Thereafter	4,206,772

$6,889,283

NOTE 12 – DERIVATIVE FINANCIAL AGREEMENTS

AmSouth uses a variety of derivative financial instruments to enable it to manage its exposure to changes in interest rates. AmSouth also enters into similar instruments to help customers manage their exposure to interest rate and foreign currency fluctuations.

Forward contracts provide AmSouth and its customers a means of managing the risks of changing interest and foreign exchange rates. These contracts represent commitments either to purchase or sell securities, loans, other money market instruments or foreign currency at a future date and at a specified price. AmSouth is subject to the market risk associated with changes in the value of the underlying financial instrument as well as the credit risk that another party will fail to perform. The gross contract amount of forward contracts represents the extent of AmSouth’s involvement. However, those amounts significantly exceed the future cash requirements as AmSouth intends to close out open trading positions prior to settlement and thus is subject only to the change in value of the instruments. The gross amount of contracts represents AmSouth’s maximum exposure to credit risk.

Interest rate swaps are agreements to exchange interest

AMSOUTH / PGS. 98-99

AMSOUTH BANCORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

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

Market risk resulting from a position in a particular derivative financial instrument may be offset by other balance sheet transactions. AmSouth monitors overall sensitivity to interest rate changes by analyzing the net effect of potential changes in interest rates on the market value of both derivative and other financial instruments and the related future cash flow streams. Certain derivative contracts also present credit risk because the counterparty may not meet the terms of the contract. Credit risk, which excludes the effects of any collateral or netting arrangements, is measured as the cost to replace, at current market rates, contracts in a profitable position. The amount of this exposure is represented by the gross unrealized gains on derivative and foreign exchange contracts. To mitigate credit risk, AmSouth deals exclusively with counterparties that have high credit ratings. AmSouth also manages the credit risk of counterparty defaults in these transactions by limiting the total amount of arrangements outstanding, both by individual counterparty and in the aggregate, and by monitoring the size and maturity structure of the derivative portfolio. AmSouth requires collateralization by a counterparty on credit exposure above a specified credit limit. AmSouth also manages its exposure to credit risk by entering into master netting arrangements with interest rate swap and foreign exchange counterparties. These arrangements effectively reduce credit risk by permitting settlement, on a net basis, of contracts entered into with the same counterparty. AmSouth has not experienced any material credit losses associated with derivative or foreign exchange contracts.

INTEREST RATE RISK MANAGEMENT:

As part of managing interest rate risk, AmSouth uses a variety of derivative instruments to protect against the risk of interest rate movements on the value of certain assets and liabilities or on future cash flows. The nature and volume of derivative instruments used by AmSouth to manage interest rate risk related to loans, deposits and long-term debt depend on the level and type of these on-balance sheet items and AmSouth’s risk management strategies given the current and anticipated interest rate environment. Note 1 to the Consolidated Financial Statements includes a summary of how derivative instruments used for interest rate risk management are accounted for in the financial statements.

Fair Value Hedging Strategy

AmSouth has entered into interest rate swap agreements for interest rate risk exposure management purposes. The interest rate swap agreements utilized by AmSouth effectively modify AmSouth’s exposure to interest rate risk by converting a portion of AmSouth’s fixed-rate certificates of deposit to floating rate. AmSouth also has interest rate swap agreements which effectively convert portions of its fixed-rate long-term debt to floating rate. For the years ended December 31, 2002 and 2001, AmSouth recognized expense of $2,616,000 and income of $544,000, respectively, related to the ineffective portion of its hedging instruments. This expense/income is reflected in other noninterest revenue. There were no components of derivative instruments which were excluded from the assessment of hedge ineffectiveness during 2002 and 2001.

Cash Flow Hedging Strategy

AmSouth has entered into interest rate swap agreements that effectively convert a portion of its floating-rate loans to a fixed-rate basis, thus reducing the impact of interest rate changes on future interest income. Approximately $350,000,000 and $725,000,000 of AmSouth’s loans were designated as the hedged items to the interest rate swap agreements at December 31, 2002 and 2001, respectively.

AMSOUTH BANCORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

For the years ended December 31, 2002 and 2001, AmSouth recognized expense of $48,000 and income of $26,000, respectively, related to the ineffective portion of its hedging instruments. This expense/income is reflected in other noninterest revenue. There were no components of derivative instruments which were excluded from the assessment of hedge ineffectiveness during 2002 and 2001. At January 1, 2001, AmSouth recorded an increase of $5,650,000 in other comprehensive income related to cash flow hedges as a part of the Statement 133 transition adjustment. At December 31, 2002 and 2001, AmSouth had $9,506,000 and $18,569,000, respectively, of other comprehensive income resulting from its cash flow hedges. During 2003, AmSouth expects to reclassify out of other comprehensive income and into earnings approximately $7,703,000 due to the receipt of variable interest on its hedged variable rate loans.

AmSouth’s credit exposure related to interest rate swaps used for interest rate risk management purposes was $85,516,000 and $70,425,000 at December 31, 2002 and 2001, respectively. This amount represents the unrealized gains on these derivative instruments.

In addition to these hedging strategies, AmSouth has historically utilized forward and option contracts to protect against changes in interest rates and prices of its mortgages and mortgage pipeline for mortgages which it intends to sell. At December 31, 2001, AmSouth had $3,876,000 recorded in other assets associated with $228 million notional amount of open forward contracts to sell residential mortgage loans. As a result of AmSouth’s decision to suspend the practice of selling a specific portion of its residential mortgages into the secondary market, AmSouth had no open forward contacts to sell mortgage loans at December 31, 2002. See Note 1 to the Consolidated Financial Statements for an additional discussion of AmSouth’s accounting policy associated with these contracts.

TRADING PORTFOLIO

In addition to using derivative contracts as an interest rate risk management tool, AmSouth also enters into various derivative instruments to help its corporate customers manage their exposure to interest rate and foreign currency fluctuations. To mitigate the interest rate risk associated with these customer contracts, AmSouth enters into offsetting derivative contract positions. AmSouth manages its credit risk or potential risk of default by its corporate customers through credit limit approval and monitoring procedures. Both the derivative contracts entered into with its customers and the offsetting derivative positions are recorded at their estimated fair value. Market value changes on these derivative instruments are recognized in income in the period of change. At December 31, 2002, AmSouth had $110,847,000 recorded in other assets and $109,787,000 recorded in other liabilities associated with $3.5 billion notional amount of open interest rate contracts. At December 31, 2001, AmSouth had $12,171,000 recorded in other assets and $12,171,000 recorded in other liabilities associated with $1.2 billion notional amount of open interest rate contracts. At December 31, 2002, AmSouth also had $449 thousand in recorded asset balances and $402 thousand in recorded liability balances associated with $22 million notional amount of open foreign exchange contracts. At December 31, 2001, AmSouth had $438 thousand in recorded asset balances and $381 thousand in recorded liability balances associated with $67 million in notional amount of open foreign exchange contracts. The asset balances, or unrealized gains, represent AmSouth’s credit exposure related to these interest rate and foreign exchange contracts.

AMSOUTH / PGS. 100-101

AMSOUTH BANCORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

NOTE 13 – GUARANTEES, COMMITMENTS AND CONTINGENCIES

AmSouth issues off-balance sheet financial instruments in connection with commercial and consumer lending activities. The credit risk associated with these instruments is essentially the same as that involved in extending loans to customers and is subject to AmSouth’s credit policies. Collateral is obtained based on management’s assessment of the customer. Credit risk associated with these instruments is represented by the contractual amounts indicated in the following table:

	December 31,

(In thousands)	2002	2001

Unused commitments to extend credit	$19,711,404	$19,030,193
Standby letters of credit	$2,699,283	$2,286,580
Commercial letters of credit	$61,485	$49,417

Unused Commitments to Extend Credit

Commitments to extend credit are legally binding agreements to lend to a customer, provided there is no violation of any condition established in the contract. These commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many commitments expire without being drawn upon, the total contractual amount of commitments does not necessarily represent future cash requirements of AmSouth.

Standby Letters of Credit

AmSouth, as part of its ongoing business operations, issues financial guarantees in the form of financial and performance standby letters of credit. Standby letters of credit are contingent commitments issued by AmSouth generally to guarantee the performance of a customer to a third party. A financial standby letter of credit is a commitment by AmSouth to guarantee a customer’s repayment of an outstanding loan or debt instrument. In a performance standby letter of credit, AmSouth guarantees a customer’s performance under a contractual nonfinancial obligation for which it receives a fee. Revenues are recognized ratably over the life of the standby letter of credit. At December 31, 2002, AmSouth had standby letters of credit outstanding with maturities ranging from less than one year to greater than five years. The maximum potential amount of future payments AmSouth could be required to make under its standby letters of credit at December 31, 2002 was $2.7 billion and represents AmSouth’s maximum credit risk. At December 31, 2002, the carrying value of AmSouth’s standby letters of credit was zero. AmSouth holds collateral to support standby letters of credit when deemed necessary. The fair value of collateral held at December 31, 2002 was $72.9 million.

Commercial Letters of Credit

Commercial letters of credit are issued to facilitate foreign or domestic trade transactions. Under the terms of a commercial letter of credit, as a general rule, drafts will be drawn when the underlying transaction is consummated as intended. Since the conditions requiring AmSouth to fund letters of credit may not occur, AmSouth expects its liquidity requirements to be less than the total outstanding commitments.

Other Commitments and Contingencies

AmSouth and its subsidiaries lease land, premises and equipment under cancelable and noncancelable leases, some of which contain renewal options under various terms. The leased properties are used primarily for banking purposes.

The total rental expense on operating leases for the years ended December 31, 2002, 2001 and 2000 was $63,297,000, $58,431,000 and $68,574,000, respectively. Rental income on bank premises for 2002, 2001 and 2000 was $8,562,000, $6,967,000 and $7,089,000, respectively. There were no material contingent rental expenses for 2002, 2001, or 2000.

AMSOUTH BANCORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Future minimum payments, in thousands, by year and in the aggregate, for noncancelable operating leases with initial or remaining terms of one year or more consisted of the following at December 31, 2002:

2003	$49,934
2004	46,002
2005	37,417
2006	35,087
2007	34,471
Thereafter	210,968

$413,879

Various legal proceedings are pending against AmSouth and its subsidiaries. Some of these proceedings seek relief or allege damages that are substantial. The actions arise in the ordinary course of AmSouth’s business and include actions relating to its imposition of certain fees, lending, collections, loan servicing, deposit taking, investment, trust, and other activities. Because some of these actions are complex and for other reasons, it may take a number of years to finally resolve them. Although it is not possible to determine with certainty AmSouth’s potential exposure from these proceedings, based upon legal counsel’s opinion, management considers that any liability resulting from the proceedings would not have a material impact on the financial condition or results of operations of AmSouth.

NOTE 14 – SHAREHOLDERS’ EQUITY

AmSouth offers a Dividend Reinvestment and Common Stock Purchase Plan, whereby shareholders can reinvest dividends to acquire shares of common stock. Shareholders may also invest additional cash up to $5,000 per quarter with no brokerage commissions or fees charged.

AmSouth has a Stockholder Protection Rights agreement which attaches a Right to every common share outstanding. Each Right entitles its registered holder, upon occurrence of certain events, to purchase from AmSouth one one-thousandth of a share of Series A Preferred Stock, without par value, for $88.89, subject to adjustment for certain events. The Rights will be exercisable only if a person or group acquires 15% or more of AmSouth’s common stock or commences a tender offer that will result in such person or group owning 15% or more of AmSouth’s common stock. The Rights may be redeemed by action of the Board for $.0044 per Right.

On April 20, 2000, AmSouth’s Board approved the repurchase by AmSouth of 35,000,000 shares of its common stock over a two-year period. During 2001 and 2000, AmSouth purchased 12,263,000 and 22,322,000 shares, respectively, at a cost of $219,888,000 and $369,696,000 under this plan, respectively. This authorization expired at the end of 2001.

On September 19, 2001, AmSouth’s Board approved the repurchase by AmSouth of 25,000,000 shares of common stock over a two-year period. During 2002 and 2001, AmSouth purchased 13,274,000 and 2,270,000 shares, respectively, at a cost of $272,103,000 and $41,157,000, respectively, under this authorization.

At December 31, 2002, there were 3,254,000 shares reserved for issuance under the Dividend Reinvestment and Common Stock Purchase Plan, 52,598,000 shares reserved for issuance under stock compensation plans (26,843,000 shares represent stock options outstanding), 574,000 shares reserved under the AmSouth Deferred Compensation Plan, and 393,000 shares reserved for issuance under the employee stock purchase plan for a total of 56,819,000 shares.

In 2002, AmSouth increased its dividend per share to $0.89 per common share, compared to $0.85 in 2001 and $0.81 in 2000.

At December 31, 2002, other comprehensive income included $9,506,000 associated with the effective portion of AmSouth’s cash flow hedges and $93,453,000 of net unrealized gains on AFS securities. At December 31, 2001, other comprehensive income included $18,569,000 associated with the effective portion of AmSouth’s cash flow hedges and $6,432,000 of net unrealized gains on AFS securities. Included in the net unrealized gains on AFS securities at December 31, 2002 and 2001, respectively was $26,014,000 and $57,482,000, respectively, of unrealized securities losses associated with the transfer of available-for-sale securities to held-to-maturity at the time of AmSouth’s merger with First American. These unrealized securities losses are being amortized over the estimated lives of the transferred securities.

AMSOUTH / PGS. 102-103

AMSOUTH BANCORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

NOTE 15 – EARNINGS PER COMMON SHARE

The following table sets forth the computation of earnings per common share and diluted earnings per common share:

(Dollars in thousands)	2002	2001	2000

Earnings per common share computation:
Numerator:
Net income	$609,147	$536,346	$329,127
Denominator:
Average common shares outstanding	358,176	367,404	382,031
Earnings per common share	$1.70	$1.46	$0.86
Diluted earnings per common share computation:
Numerator:
Net income	$609,147	$536,346	$329,127
Denominator:
Average common shares outstanding	358,176	367,404	382,031
Dilutive shares contingently issuable	4,153	3,544	2,646

Average diluted common shares outstanding	362,329	370,948	384,677
Diluted earnings per common share	$1.68	$1 .45	$0.86

The effect from assumed exercise of 12.4 million, 4.5 million and 13.0 million of stock options was not included in the computation of diluted earnings per common share for 2002, 2001 and 2000, respectively, because such shares would have had an antidilutive effect on earnings per share.

NOTE 16 – LONG – TERM INCENTIVE COMPENSATION PLANS

AmSouth has long-term incentive compensation plans which permit the granting of incentive awards in the form of stock options, restricted stock awards and stock appreciation rights. Generally, the terms of these plans stipulate that the exercise price of options may not be less than the fair market value of AmSouth’s common stock at the date the options are granted. Options granted generally vest between one and three years from the date of the grant. All of the options granted during 2002 and 2001 expire ten years from the date of grant. All other options granted generally expire not later than ten years from the date of the grant.

FASB Statement 123 requires pro forma information regarding net income and earnings per share. This pro forma information has been determined as if AmSouth had accounted for its employee stock options under the fair value method of that statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 2002, 2001 and 2000, respectively: a risk-free interest rate of 4.92%, 5.00% and 6.83%, a dividend yield of 4.36%, 4.99% and 5.04%, a volatility factor of 31.39%, 31.51% and 23.83%, and a weighted-average expected life of the options of seven years for all three years. The weighted-average fair value of options granted during 2002, 2001 and 2000 was $4.93, $3.79 and $3.21, respectively.

No option-based employee compensation cost is reflected in reported net income, as all options granted had an exercise price equal to the market value of the underlying common stock on the date of grant. For purposes of pro forma disclosures, the estimated fair value

AMSOUTH BANCORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

of the options is amortized to expense over the options’ vesting period. AmSouth’s pro forma information follows (in thousands except for earnings per share information):

	2002	2001	2000

Net income:
As reported	$609,147	$536,346	$329,127
Deduct: Total stock-based employee compensation expense determined under fair-value-based method for all awards, net of related tax effects	(24,541)	(22,690)	(10,007)

Pro forma	$584,606	$513,656	$319,120
Earnings per common share:
As reported	$1.70	$1.46	$0.86
Pro forma	1.63	1.40	0.84
Diluted earnings per common share:
As reported	$1.68	$1.45	$0.86
Pro forma	1.62	1.38	0.83

The following table summarizes AmSouth’s stock option activity and related information during 2000, 2001 and 2002:

	Number of Shares	Option Price per Share	Weighted-Average Exercise Price

Balance at January 1, 2000	13,998,595	$2.91 - $32.92	$16.94
Options exercised	(2,319,473)	2.91 - 17.84	9.31
Options forfeited	(2,855,369)	6.11 - 27.49	20.12
Options granted	7,821,044	12.00 - 19.19	16.08

Balance at December 31, 2000	16,644,797	3.17 - 32.92	17.01
Options exercised	(1,127,404)	3.17 - 19.78	8.89
Options forfeited	(694,772)	6.81 - 32.92	18.54
Options granted	6,509,400	16.04 - 19.96	17.06

Balance at December 31, 2001	21,332,021	4.31 - 32.92	17.28
Options exercised	(2,376,150)	4.31 - 22.42	13.90
Options forfeited	(1,044,674)	6.11 - 27.49	21.15
Options granted	8,932,100	18.33 - 22.81	20.42

Balance at December 31, 2002	26,843,297	$5.14 - 32.92	$18.43

AMSOUTH / PGS. 104-105

AMSOUTH BANCORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Of the options outstanding at December 31, 2002, those options granted since January 1, 2000, had vesting periods between one and three years from the date of grant. All other options outstanding were exercisable. At December 31, 2002 and 2001, options exercisable totaled 12,055,611 and 8,157,132, respectively, and had a weighted-average exercise price per share of $18.23 and $18.07, respectively.

The following table presents the weighted-average remaining life as of December 31, 2002, for options outstanding within the stated exercise price ranges.

	Outstanding			Exercisable

Exercise Price Range Per Share	Number of Options	Weighted-Average Exercise Price	Weighted-Average Remaining Life	Number of Options	Weighted-Average Exercise Price

$ 5.14 - $ 7.42	127,915	$ 6.43	.69 years	127,915	$ 6.43
7.75 - 11.55	1,083,658	9.26	1.81 years	1,083,658	9.26
11.66 - 17.25	12,873,842	16.14	5.91 years	6,686,553	16.22
17.44 - 25.63	11,816,659	21.06	8.38 years	3,216,262	22.78
26.32 - 32.92	941,223	28.86	6.03 years	941,223	28.86

AmSouth also has issued common stock as restricted stock awards to key officers with the restriction that they remain employed with AmSouth for periods of three years or longer. The following table summarizes AmSouth’s restricted stock grants, the weighted-average fair values at grant date and compensation expense recognized on restricted stock awards:

	2002	2001	2000

Shares granted	166,028	1,047,995	75,412
Weighted-average fair value of restricted stock granted during the year	$20.68	$17.09	$15.50
Compensation expense recognized (in thousands)	$3,376	$2,850	$4,626

At December 31, 2002, there were no stock appreciation rights outstanding.

NOTE 17 – REGULATORY REQUIREMENTS AND RESTRICTIONS

Capital is the primary tool used by regulators to monitor the financial health of insured banks and savings institutions. The Federal Reserve Board and the Federal Deposit Insurance Corporation have historically had similar capital adequacy guidelines involving minimum leverage capital and risk-based capital requirements. Under the capital adequacy guidelines and the regulatory framework for prompt corrective action, AmSouth and its banking subsidiary must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings and other factors. Based on the risk-based capital rules and definitions prescribed by the banking regulators, should an institution’s capital ratios decline below predetermined levels, it would become subject to a series of increasingly restrictive regulatory actions. AmSouth and its subsidiary bank are required to have core capital (Tier 1) of at least 4% of risk-weighted assets, total capital of 8% of risk-weighted assets and a leverage ratio of 3% of adjusted quarterly average assets. Tier 1 capital consists principally of shareholders’ equity, excluding unrealized gains

AMSOUTH BANCORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

and losses on securities available-for-sale and the effective portion of cash flow hedges, less goodwill and certain other intangibles. Total capital consists of Tier 1 capital plus certain debt instruments and the reserve for credit losses, subject to limitation. Both the Tier 1 and the total risk-based capital ratios are computed by dividing the respective capital amounts by risk-weighted assets, as defined by banking regulators. The leverage ratio reflects Tier 1 capital divided by average assets for the most recent quarter. Average assets used in the calculation excludes certain intangible and mortgage servicing assets. The regulations also define well-capitalized levels of Tier 1 capital, total capital and leverage as ratios of 6%, 10% and 5%, respectively, for banking entities. AmSouth’s banking subsidiary had Tier 1 capital, total capital and leverage ratios above the well-capitalized levels at December 31, 2002 and 2001. Management believes that no changes in conditions or events have occurred since December 31, 2002, which would result in changes that would cause AmSouth Bank to fall below the well-capitalized level. The actual capital ratios and amounts for AmSouth and AmSouth Bank are as follows:

	2002		2001

(Dollars in thousands)	Amount	Ratio	Amount	Ratio

Tier 1 capital:
AmSouth	$2,709,981	7.80%	$2,622,356	7.72%
AmSouth Bank	3,301,450	9.52	3,289,428	9.71
Total capital:
AmSouth	$3,682,836	10.60%	$3, 721,005	10.96%
AmSouth Bank	3,989,689	11.50	3,963,728	11.70
Leverage:
AmSouth	$2,709,981	6.85%	$2,622,356	6.98%
AmSouth Bank	3,301,450	8.35	3,289,428	8.73

AmSouth’s banking subsidiary is required to maintain reserve balances with the Federal Reserve Bank based on a percentage of deposits reduced by its cash on hand. The average amount of those reserves was approximately $10,996,000 and $32,030,000 for the years ended December 31, 2002 and 2001, respectively.

Certain restrictions exist regarding the ability of banking subsidiaries to transfer funds to the parent company as loans, advances or dividends. The subsidiary bank can initiate dividend payments in 2003, without prior regulatory approval, of an amount equal to $19.8 million plus its net profits for 2003, as defined by statute. Substantially all of the parent company’s retained earnings at December 31, 2002 and 2001, represented undistributed earnings of its banking subsidiary.

NOTE 18 – PENSION AND OTHER EMPLOYEE BENEFIT PLANS

AmSouth sponsors a noncontributory defined benefit pension plan, covering substantially all regular full-time employees and part-time employees who work over one thousand hours a year. Benefits are generally based on years of service and the employee’s earnings during the five consecutive calendar years out of the last ten years of employment that produce the highest average. Actuarially determined pension costs are charged to current operations using the projected unit credit method. AmSouth’s funding policy is to contribute an amount that meets the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974, plus such additional amounts as the corporation determines to be appropriate.

AMSOUTH / PGS. 106-107

AMSOUTH BANCORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

In addition to pension benefits, AmSouth provides postretirement medical plans to all current employees who retire between the ages of 55 and 65 with five calendar years of service and provides certain retired and grandfathered retired participants with postretirement healthcare benefits past age 65. Postretirement life insurance is also provided to a grandfathered group of employees and retirees. Costs associated with these postretirement benefit plans are charged to operations based on actuarial calculations. The following table summarizes the change in benefit obligation and plan assets and the funded status of the pension and other postretirement plans at December 31, 2002 and 2001:

	Retirement Plans		Other Postretirement Benefits

(In thousands)	2002	2001	2002	2001

Change in benefit obligation:
Benefit obligation at beginning of period	$521,059	$473,338	$44,552	$44,006
Service cost	15,510	15,304	915	1,148
Interest cost	38,001	37,253	3,208	3,313
Amendments	-0-	7,466	-0-	-0-
Actuarial loss/(gain)	75,088	10,046	3,430	(1,473)
Benefits and expenses paid	(31,464)	(22,348)	(3,486)	(2,442)

Benefit obligation at end of period	618,194	521,059	48,619	44,552

Change in plan assets:
Fair value of plan assets at beginning of period	563,816	644,079	3,847	3,838
Actual return on plan assets	(54,696)	(58,469)	616	180
Company contribution	80,527	554	-0-	-0-
Benefits and expenses paid	(31,464)	(22,348)	-0-	(171)

Fair value of plan assets at end of period	558,183	563,816	4,463	3,847

Funded status of the plan	(60,011)	42,757	(44,156)	(40,705)
Unrecognized actuarial loss	249,106	58,142	16,620	14,253
Unamortized prior service (credit)/cost	(1,121)	(1,421)	278	371
Unrecognized net transition obligation	1,732	1,925	2,210	2,431

Prepaid/(accrued) benefit cost	$189,706	$101,403	$(25,048)	$(23,650)

Amounts recognized in the statement of condition:
Prepaid benefit cost	$214,245	$117,748	$854	$702
Accrued benefit liability	(28,659)	(20,917)	(25,902)	(24,352)
Intangible assets	4,120	4,572	-0-	-0-

Net amount recognized	$189,706	$101,403	$(25,048)	$(23,650)

AMSOUTH BANCORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Net periodic benefit (credit)/cost includes the following components for the years ended December 31:

	Retirement Plans			Other Postretirement Benefits

(Dollars in thousands)	2002	2001	2000	2002	2001	2000

Service cost	$15,510	$15,304	$13,731	$915	$1,148	$1,174
Interest cost	38,001	37,253	34,210	3,208	3,313	3,196
Expected return on plan assets	(61,576)	(62,211)	(59,600)	(243)	(242)	(222)
Amortization of prior service (credit)/cost	(300)	(311)	(1,007)	93	(419)	(1,091)
Amortization of transitional obligation/(asset)	192	140	(709)	221	278	278
Recognized actuarial loss/(gain)	367	(2,597)	(5,213)	775	946	969

Net periodic benefit (credit)/cost	$(7,806)	$(12,422)	$(18,588)	$4,969	$5,024	$4,304

Additional (gain)/loss recognized due to:
Curtailment	$-0-	$-0-	$(4,450)	$-0-	$-0-	$-0-

Assumptions:
Discount rate	6.65%	7.50%	7.75%	6.65%	7.50%	7.75%
Expected long-term rate of return on plan assets	9.50	9.50	9.50	6.50	6.50	6.50
Rate of compensation increase	4.40	5.25	5.50	N/A	N/A	N/A

During 2000, AmSouth experienced a net curtailment gain of $4.5 million. The gain was primarily the result of employee terminations associated with the First American merger. This gain was recorded as a reduction to merger and integration costs.

For measurement purposes, the increase in the per capita cost of covered healthcare benefits varies by medical benefit and date of retirement. For retirements after December 31, 1992, AmSouth’s subsidies for all medical benefits will be capped at a level dollar amount in approximately seven years. For retirements before January 1, 1993, the rates are graded, starting at 10.0% in 2000 and dropping to an ultimate rate of 5.0% in ten years. Assumed healthcare cost trend rates have an insignificant effect on the costs and the liabilities reported for the healthcare plan. A one-percentage point change in assumed healthcare cost trend rates would have the following effects:

(In thousands)	1-Percentage Point Increase	1-Percentage Point Decrease

Effect on total of service cost and interest cost components	$71	$(71)
Effect on postretirement benefit obligation	$929	$(885)

AMSOUTH / PGS. 108-109

AMSOUTH BANCORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

The Qualified Retirement Plan has a portion of its investments in AmSouth common stock. The number of shares and the market value of the common stock were 1,080,307 and $20,741,894, respectively, as of December 31, 2002. Dividends paid on the AmSouth common stock totaled $950,670 during the current year.

AmSouth also maintains a thrift plan and an employee stock purchase plan that cover substantially all regular full-time employees. AmSouth matches pre-tax contributions dollar for dollar on the first 6% of base pay that each employee contributes to the thrift plan. After-tax contributions to the thrift plan are matched at 50 cents for every dollar contributed by an employee through the first 6% of base pay. Employees may make both pre-tax and after-tax contributions, but no matching contributions are made on any employee contributions above 6%, with pre-tax contributions being matched first. All company-matching contributions are made in AmSouth common stock and allocated to the AmSouth common stock investment option. Effective March 1, 2002, participants may transfer company-match contributions out of the AmSouth common stock investment option to other investment options at any time. The cost of the thrift plans for the years ended December 31, 2002, 2001 and 2000 was $15.8 million, $15.7 million and $16.6 million, respectively. Under the employee stock purchase plan, an employee may invest up to $2,000 each calendar year in purchases of AmSouth common stock and AmSouth will contribute a matching 25% toward the purchase. Additional purchases of up to $8,000 may be made on an unmatched basis with no administrative or brokerage fees charged. Under the employee stock purchase plan, 191,119 and 227,158 shares of AmSouth common stock were purchased during 2002 and 2001, respectively, with weighted-average fair values of $20.31 and $17.57, respectively.

NOTE 19 – INCOME TAXES

The provisions for income taxes charged to earnings are summarized as follows:

	Years Ended December 31

(In thousands)	2002	2001	2000

Current tax expense (benefit):
Federal	$44,433	$41,916	$(13,370)
State	1,525	521	651

	45,958	42,437	(12,719)

Deferred tax expense:
Federal	191,806	170,099	130,833
State	24,918	21,730	7,321

	216,724	191,829	138,154

	$262,682	$234,266	$125,435

AMSOUTH BANCORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

The differences between the actual income tax expense and the amount computed by applying the statutory federal income tax rate to income before income taxes are as follows:

	Years Ended December 31

(In thousands)	2002	2001	2000

Tax at statutory federal income tax rate	$305,140	$269,714	$159,097
State and local income taxes, net of federal benefits	17,188	14,464	5,182
Acquisition cost	-0-	-0-	1,290
Goodwill amortization	-0-	9,899	17,341
Tax exempt interest	(8,898)	(9,756)	(9,584)
Bank-owned life insurance income	(24,273)	(21,775)	(19,889)
Lease residual option benefit	(17,152)	(24,514)	(22,853)
Other	(9,323)	(3,766)	(5,149)

	$262,682	$234,266	$125,435

The significant temporary differences that created deferred tax assets and liabilities at December 31 are as follows:

	December 31

(In thousands)	2002	2001

Deferred tax assets:
Loan loss reserves	$148,419	$141,365
Accrued expenses	2,518	4,210
Mortgage servicing rights	12,045	11,180
Federal tax credit carryforwards	29,223	33,372
State net operating loss carryforwards	25,476	21,271
Other	22,970	22,752

	240,651	234,150

Deferred tax liabilities:
Leasing activities	(883,748)	(687,724)
Depreciation	(8,704)	(10,478)
Employee benefits	(31,579)	(1,373)
Purchase accounting	(4,155)	(6,675)
Statement 115 equity adjustment	(72,315)	(38,412)
Deferred loan fees	(3,026)	(2,146)
Other	(20,381)	(22,772)

	(1,023,908)	(769,580)

Net deferred tax liability	$(783,257)	$(535,430)

AMSOUTH / PGS. 110-111

AMSOUTH BANCORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

At December 31, 2002, for income tax purposes, AmSouth had alternative minimum tax (AMT) federal tax credit carryforwards of $29.2 million. The AMT credit carryforwards have no expiration date. AmSouth also had a deferred state tax asset of $25.5 million resulting from net operating loss carryforwards. These carryforwards begin expiring in 2006, with the last one expiring in 2022. There was no valuation allowance recorded in 2002 because it is more likely than not that all deferred tax assets will be realized.

Income taxes paid/(refunded) were $39,238,000, $6,481,000 and $(5,927,000) for the years ended December 31, 2002, 2001 and 2000, respectively. Applicable income tax expense/(benefit) of $4,953,000, $4,213,000 and $(35,833,000) on securities gains and losses for the years ended December 31, 2002, 2001 and 2000, respectively, is included in the provision for income taxes.

NOTE 20 – OTHER NONINTEREST REVENUES AND OTHER NONINTEREST EXPENSES

The components of other noninterest revenues and other noninterest expenses are as follows:

	Years Ended December 31

(In thousands)	2002	2001	2000

Other noninterest revenues:
Interchange income	$63,429	$56,581	$50,154
Bank-owned life insurance policies	59,899	53,846	48,794
Mortgage income	24,148	32,627	18,019
Gains/(losses) on sales of available-for-sale securities	13,174	11,204	(95,301)
Other portfolio income/(loss)	4,337	1,987	(9,966)
Gains on sales of businesses	-0-	-0-	19,959
Other	101,927	126,423	94,829

	$266,914	$282,668	$126,488

Other noninterest expenses:
Postage and office supplies	$49,091	$49,472	$49,721
Marketing	35,609	34,812	37,408
Professional fees	31,051	28,433	22,399
Communications	28,438	40,484	41,246
Amortization of intangibles	5,161	34,039	37,589
Subscribers’ commissions	-0-	-0-	82,618
Merger-related costs	-0-	-0-	110,178
Other	155,731	167,909	164,901

	$305,081	$355,149	$546,060

AMSOUTH BANCORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

NOTE 21 – BUSINESS SEGMENT INFORMATION

AmSouth has three reportable segments: Consumer Banking, Commercial Banking, and Wealth Management. Each of these units provides unique products and services to a variety of customer groups and has its own management team. Consumer Banking delivers a full range of financial services to individuals and small businesses. Services include loan products such as residential mortgages, equity lending, credit cards, and loans for automobile and other personal financing needs, and various products designed to meet the credit needs of small businesses. In addition, Consumer Banking offers various deposit products that meet customers’ savings and transaction needs. Commercial Banking meets corporate and middle-market customers’ needs with a comprehensive array of credit, treasury management, international, and capital markets services. Included among these are several specialty services such as real estate finance, asset-based lending, commercial leasing, and healthcare banking. Wealth Management is comprised of trust, institutional, retirement, private client services (PCS) and broker/dealer services, and provides primarily fee-based income. Wealth Management includes not only traditional trust services, but also a substantial selection of investment management services including AmSouth’s proprietary mutual fund family. This area also includes commercial and consumer loan and deposit products associated with PCS customers. Treasury & Other is comprised of balance sheet management activities that include the investment portfolio, non-deposit funding and off-balance sheet financial instruments. Treasury & Other also includes income from bank-owned life insurance policies, gains and losses on sales of fixed and other assets, taxable equivalent adjustments associated with lease residual option benefits related to lease restructuring transactions in 2001 and 2000 as well as corporate expenses such as corporate overhead and the amortization of goodwill and deposit intangibles for all years shown. Treasury & Other for 2002 and 2001 includes gains and losses related to the ineffective portion of derivative hedging instruments. Other items included in Treasury & Other for 2000 include a dealer securitization loss and losses on the sales of Assets Held for Accelerated Disposition loans. Merger-related costs and net gains on sales of businesses were included in Treasury & Other for 2000 as well as all revenues and expenses of IFC Holdings, Inc. prior to its sale at the end of the third quarter of 2000.

In 2002, AmSouth’s management changed the way revenues and expenses associated with PCS customers’ loans and deposit balances are reviewed for business segment purposes. Prior to the reporting change, the estimated spread on the PCS customers’ loan and deposit balances, as well as NIR and NIE associated with those balances and accounts, was included within the Commercial or Consumer segments based on the loan or deposit type. Beginning in 2002, these revenues and expenses are also being included within the Wealth Management segment since this segment is principally responsible for maintaining the relationships with these customers. These shared revenues and expenses are reversed within Treasury & Other to eliminate the double counting. Segment information for 2001 and 2000 has been restated to reflect this reporting change. For the years ended 2002, 2001 and 2000, $46.9 million, $33.5 million and $24.2 million of net income, respectively, was added to Wealth Management’s results and eliminated within Treasury & Other. Revenues from external customers reflect net interest income and NIR earned from external customers and excludes the impact of recording PCS customer account revenues in Wealth Management.

Measurement of Segment Profit or Loss and Segment Assets

AmSouth evaluates performance and allocates resources based on profit or loss from operations. The accounting policies of the reportable segments are the same as those described in Note 1 except that AmSouth uses matched maturity transfer pricing to fairly and consistently assign funds costs to assets and earnings credits to liabilities with a corresponding offset in Treasury & Other. AmSouth allocates noninterest expenses to match revenues based on various activity statistics. AmSouth is disclosing net interest income in lieu of interest income. Performance is assessed primarily on net interest income by the chief operating decision makers. Excluding the internal funding and the

AMSOUTH / PGS. 112-113

AMSOUTH BANCORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(In thousands)	Consumer Banking	Commercial Banking	Wealth Management	Treasury & Other	Total

2002
Net interest income before internal funding	$764,814	$506,921	$138,620	$62,285	$1,472,640
Internal funding	393,175	(121,723)	(26,616)	(244,836)	-0-

Net interest income/(expense)	1,157,989	385,198	112,004	(182,551)	1,472,640
Noninterest revenues	368,428	120,353	187,901	62,679	739,361

Total revenues	1,526,417	505,551	299,905	(119,872)	2,212,001
Provision for loan losses	144,136	42,130	911	26,373	213,550
Noninterest expenses	700,408	174,923	187,360	63,931	1,126,622

Income/(Loss) before income taxes	681,873	288,498	111,634	(210,176)	871,829
Income taxes	256,384	108,475	41,974	(144,151)	262,682

Segment net income/(loss)	$425,489	$180,023	$69,660	$(66,025)	$609,147

Revenues from external customers	$1,133,242	$627,274	$180,805	$270,680	$2,212,001

Ending assets	$18,531,879	$10,839,794	$3,253,880	$7,945,719	$40,571,272

2001
Net interest income before internal funding	$494,794	$648,561	$104,445	$118,922	$1,366,722
Internal funding	509,005	(257,861)	(19,446)	(231,698)	-0-

Net interest income/(expense)	1,003,799	390,700	84,999	(112,776)	1,366,722
Noninterest revenues	351,848	108,716	211,604	76,054	748,222

Total revenues	1,355,647	499,416	296,603	(36,722)	2,114,944
Provision for loan losses	126,454	75,621	749	(15,724)	187,100
Noninterest expenses	683,838	181,268	193,159	98,967	1,157,232

Income/(Loss) before income taxes	545,355	242,527	102,695	(119,965)	770,612
Income taxes	205,054	91,190	38,613	(100,591)	234,266

Segment net income/(loss)	$340,301	$151,337	$64,082	$(19,374)	$536,346

Revenues from external customers	$846,642	$757,277	$206,616	$304,409	$2,114,944

Ending assets	$16,172,251	$11,061,055	$2,838,565	$8,528,543	$38,600,414

2000
Net interest income before internal funding	$418,004	$799,757	$78,113	$65,324	$1,361,198
Internal funding	516,064	(387,066)	(14,737)	(114,261)	-0-

Net interest income/(expense)	934,068	412,691	63,376	(48,937)	1,361,198
Noninterest revenues	322,261	89,249	207,907	50,077	669,494

Total revenues	1,256,329	501,940	271,283	1,140	2,030,692
Provision for loan losses	96,454	27,896	575	102,675	227,600
Noninterest expenses	673,153	159,559	169,568	346,250	1,348,530

Income/(Loss) before income taxes	486,722	314,485	101,140	(447,785)	454,562
Income taxes	183,088	118,185	38,020	(213,858)	125,435

Segment net income/(loss)	$303,634	$196,300	$63,120	$(233,927)	$329,127

Revenues from external customers	$740,265	$889,006	$203,653	$197,768	$2,030,692

Ending assets	$14,698,132	$11,787,168	$2,317,849	$10,132,829	$38,935,978

AMSOUTH BANCORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

impact of recording PCS customer revenues and expenses in Wealth Management, AmSouth does not have intracompany revenues or expenses. The provision for loan losses for each segment reflects the net charge-offs in each segment. The difference between net charge-offs and the provision is included in Treasury & Other. Additionally, segment income tax expense is calculated using the marginal tax rate. The difference between the marginal and effective tax rate is included in Treasury & Other.

AmSouth operates primarily in the United States; accordingly, geographic distribution of revenue and long-lived assets in other countries is not significant. Revenues from no individual customer exceeded 10% of consolidated total revenues. AmSouth’s segments are not necessarily comparable with similar information for any other financial institution.

NOTE 22 – SECURITIZATIONS

During 2002, AmSouth sold commercial loans to third-party multi-issuer conduits. During 2001 and 2000, AmSouth sold commercial and residential mortgage loans to third-party multi-issuer conduits. During 2000, AmSouth also sold dealer loans to third-party multi-issuer conduits and sold dealer loans and residential mortgage loans in securitization transactions. AmSouth retained servicing responsibilities in all of these sales and securitization transactions. In addition, AmSouth also retained an interest in excess interest spreads and in some cases, subordinated interests. As part of the sale and securitization of loans to conduits, AmSouth provides credit enhancements to the conduits in the form of letters of credit for which liabilities of $6,247,000, $10,693,000 and $18,461,000 were recorded at December 31, 2002, 2001 and 2000. AmSouth also provides liquidity lines of credit to support the issuance of commercial paper under 364-day loan commitments. These liquidity lines can be drawn upon in the unlikely event of a commercial paper market disruption or other factors, which could prevent the asset-backed commercial paper issuer from being able to issue commercial paper. At December 31, 2002, AmSouth had liquidity lines of credit supporting these conduit transactions of $2.5 billion. In addition to these transactions, AmSouth also engaged in an ongoing program of selling residential mortgage loans to third parties in which no servicing or other interest was retained. During 2002, 2001 and 2000, $963,000,000, $1,507,000,000 and $464,000,000, respectively, in residential mortgage loans were sold as part of this ongoing mortgage loan sales program, which resulted in net gains of $9,282,000, $14,586,000 and $3,784,000, respectively.

During 2002, AmSouth recognized a gain of $3,324,000 associated with a guaranteed mortgage securitization of $232,708,000 of mortgage loans to the Federal Home Loan Mortgage Corporation and the Federal National Mortgage Association where AmSouth retained servicing rights and recorded a mortgage servicing asset of approximately $1.8 million. During 2001 and 2000, AmSouth recognized $1,993,000 and $16,881,000, respectively, in gains on sales of residential mortgage loans to conduits. During 2000, AmSouth also recorded $9,323,000 in gains on sales of dealer loans to conduits, a loss of $18,531,000 on the securitization of dealer loans, and a gain of $131,000 on the securitization of mortgage loans to the Federal Home Loan Mortgage Corporation. No gains or losses were recognized on commercial loans sold to third-party conduits nor was any retained interest recorded due to the relatively short life of the commercial loans sold into the conduits (average life of 30 days). The following table summarizes the key assumptions used in the calculation of retained interests and the gain or loss on the sales and securitization transactions during 2002, 2001 and 2000 in which AmSouth retained a continuing interest in the sold and securitized loans.

AMSOUTH / PGS. 114-115

AMSOUTH BANCORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

	2002	2001	2000

(Dollars in millions)	Residential Mortgage Securitization	Residential Mortgage Conduit	Residential Mortgage Conduit	Residential Mortgage Securitization	Dealer Securitization	Conduit

Valuation assumptions at the time of the transactions:
Discount rate	8.75%	15-20%	15-20%	10%	15%	15%
Prepayment rate	483 PSA	30% CPR	9-24% CPR	133-300 PSA	1.5% ABS	1.5% ABS
Weighted-average life (years)	3.59	2.75	4.46	4.61	1.55	1.7
Expected credit losses	N/A	.14%	.22%	N/A	1.32%	1.33%

Provided in the table below is information concerning cash flows received from third-party conduits and securitization trusts during 2002, 2001 and 2000.

(Dollars in millions)	Residential Mortgage Conduit	Residential Mortgage Securitization	Dealer Conduit	Dealer Securitization

2002:
Proceeds from sales	N/A	$237.6	N/A	N/A
Servicing fees and retained interests	$66.7	-0-	$20.1	$15.3
2001:
Proceeds from sales	$100.2	N/A	N/A	N/A
Servicing fees and retained interests	$48.1	N/A	$23.7	$28.6
2000:
Proceeds from sales	$1,302.0	$131.6	$1,001.1	$917.1
Servicing fees and retained interests	$13.5	$1.7	$11.8	$1.6

AMSOUTH BANCORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

The assumptions used in the subsequent valuation of retained interests at December 31, 2002 and the sensitivity of the current fair value of residual cash flows to the immediate 10% and 20% adverse change in the current assumptions are also provided below (in millions):

	Residential Mortgage Conduit	Residential Mortgage Securitization	Dealer Conduit	Dealer Securitization

Valuation assumptions at December 31, 2002:
Discount rate	15-20%	8.75%	15%	15%
Prepayment rate	40% CPR	483 PSA	1.5% ABS	1.5% ABS
Weighted-average life	1.91	3.59	.74	.92
Expected credit losses	.06%	N/A	1.30%	1.06%
Variable returns to transferees	8 to 10 basis points over LIBOR	N/A	8 to 10 basis points over LIBOR	N/A

Residual cash flow sensitivity:
Fair value of servicing and retained interests at December 31, 2002	$37.9	$1.8	$11.2	$8.0

Prepayment speed:
10% change	(2.6)	(0.1)	(1.1)	-0-
20% change	(5.0)	(0.3)	(2.4)	-0-
Credit losses:
10% change	(0.1)	N/A	(0.1)	(0.2)
20% change	(0.2)	N/A	(0.3)	(0.4)

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

Included in the retained interest information above are capitalized mortgage servicing rights and servicing rights associated with dealer loans. At December 31, 2002 and 2001, AmSouth had approximately $10.0 million and $9.9 million, respectively, of capitalized mortgage servicing rights with an estimated fair value of $12.0 million and $20.2 million, respectively. The following table presents a rollforward of the servicing assets:

AMSOUTH / PGS. 116-117

AMSOUTH BANCORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

SERVICING ASSETS

(In millions)
Mortgage servicing rights	2002	2001	2000

Beginning of year	$9.9	$16.8	$15.2
Recognized during year	1.8	1.0	18.9
Amortization	(1.7)	(7.9)	(7.7)
Impairment	—	—	(9.6)

End of year	$10.0	$9.9	$16.8

Dealer servicing rights	2002	2001	2000

Beginning of year	$1.8	$4.0	$—
Recognized during year	—	—	5.2
Amortization	(1.2)	(2.2)	(1.2)
Impairment	—	—	—

End of year	$0.6	$1.8	$4.0

The following table presents managed loan information for those loan categories in which there have been loan sales or securitizations where AmSouth had a continuing retained interest at December 31, 2002. This information includes the total principal amount outstanding, the portion that has been derecognized and the portion that continues to be recognized in the statement of financial condition as of December 31, 2002, along with quantitative information about delinquencies and net credit losses (in millions). In addition to the sales of loans discussed above, the following table also includes mortgage loans which were securitized through REMICS in 1998:

(Dollars in millions)	Residential Mortgages	Dealer Loans	Equity Loans and Lines	Commercial Loans

Outstanding as of December 31, 2002:
Loans held in portfolio	$2,794	$3,731	$6,360	$8,658
Loans securitized/sold	1,579	472	-0-	$916
REMIC (bond portfolio)	68	-0-	99	-0-

Total managed loans	$4,441	$4,203	$6,459	$9,574

Total delinquencies as of December 31, 2002	$121	$123	$154	$177

Delinquencies as a percent of ending managed loans	2.72%	2.93%	2.38%	1.85%
Net credit losses during 2002	$2.7	$55.5	$29.6	$72.0
Net credit losses as a percent of ending managed loans	0.06%	1.32%	0.46%	0.75%

AMSOUTH BANCORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

NOTE 23 – CONDENSED PARENT COMPANY INFORMATION

Statement of Condition

	December 31

(In thousands)	2002	2001

ASSETS
Investment in subsidiaries	$3,705,587	$3,620,387
Investment in Eurodollars	207,086	125,117
Available-for-sale securities	18	399
Other assets	8,419	12,536

	$3,921,110	$3,758,439

LIABILITIES AND SHAREHOLDERS’ EQUITY
Commercial paper	$5,156	$9,905
Subordinated debt	574,377	574,097
Other borrowed funds	128,152	127,997
Accrued interest payable and other liabilities	97,428	91,341

Total liabilities	805,113	803,340
Shareholders’ equity	3,115,997	2,955,099

	$3,921,110	$3,758,439

Statement of Earnings

	Years Ended December 31

(In thousands)	2002	2001	2000

INCOME
Dividends from subsidiaries	$628,000	$548,000	$586,000
Interest and other	2,063	5,608	4,813

	630,063	553,608	590,813

EXPENSES
Interest	35,724	43,663	51,521
Other	2,673	5,343	5,020

	38,397	49,006	56,541

Income before income taxes and equity in undistributed earnings of subsidiaries	591,666	504,602	534,272
Income tax credit	13,657	15,416	18,805

Income before equity in undistributed earnings of subsidiaries	605,323	520,018	553,077
Equity in/(Dividends in excess of) undistributed subsidiaries’ annual earnings	3,824	16,328	(223,950)

NET INCOME	$609,147	$536,346	$329,127

AMSOUTH / PGS. 118-119

AMSOUTH BANCORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Statement of Cash Flows

	Years Ended December 31

(In thousands)	2002	2001	2000

OPERATING ACTIVITIES
Net income	$ 609,147	$ 536,346	$ 329,127
Adjustments to reconcile net income to net cash provided by operating activities:
Net (gains) losses on sales of available-for-sale securities	-0-	(1,187)	4,110
Amortization of goodwill	-0-	2,385	2,385
Other amortization and depreciation	727	761	732
Net (increase) decrease in accrued interest receivable and other assets	(940)	9,038	12,875
Net increase (decrease) in accrued expenses and other liabilities	10,255	(6,997)	(47,655)
(Equity in) dividends in excess of undistributed subsidiaries’ annual earnings	(3,824)	(16,328)	223,950

Net cash provided by operating activities	615,365	524,018	525,524

INVESTING ACTIVITIES
Net decrease in available-for-sale securities	-0-	12,026	49,241
Net (increase) decrease in other interest-earning assets	(81,969)	(5,918)	40,465
Net sales of premises and equipment	-0-	294	-0-

Net cash (used) provided by investing activities	(81,969)	6,402	89,706

FINANCING ACTIVITIES
Net (decrease) increase in commercial paper	(4,749)	(2,589)	3,745
Net increase (decrease) in other borrowed funds	84	(1,734)	-0-
Cash dividends paid	(318,777)	(311,620)	(305,383)
Proceeds from employee stock plans and dividend reinvestment plan	62,245	47,492	62,066
Purchases of common stock	(272,104)	(262,013)	(375,822)

Net cash used by financing activities	(533,301)	(530,464)	(615,394)

Increase (decrease) in cash	95	(44)	(164)
Cash at beginning of year	414	458	622

Cash at end of year	$ 509	$ 414	$ 458

AMSOUTH BANCORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

NOTE 24 – QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

Selected quarterly results of operations for the four quarters ended December 31 are as follows:

	2002				2001

(In thousands except per share data)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

Interest income	$547,626	$562,949	$572,985	$570,556	$598,888	$642,150	$670,501	$694,839
Interest expense	187,143	198,564	196,870	198,899	232,143	302,332	335,207	369,974
Net interest income	360,483	364,385	376,115	371,657	366,745	339,818	335,294	324,865
Provision for loan losses	53,450	51,400	52,600	56,100	53,600	49,200	46,100	38,200
Net gains on sales of available-for-sale securities	3,898	3,207	3,372	2,697	2,953	3,048	2,715	2,488
Income before income taxes	222,583	225,290	217,866	206,090	199,812	192,017	192,906	185,877
Net income	155,207	156,001	152,369	145,570	140,521	136,093	133,521	126,211

Net interest margin	4.12%	4.28%	4.54%	4.58%	4.48%	4.09%	4.03%	3.87%
Earnings per common share	$.44	$.44	$.42	$.40	$.39	$.37	$.36	$.34
Diluted earnings per common share	.44	.43	.42	.40	.38	.37	.36	.34
Cash dividends declared per common share	.23	.22	.22	.22	.22	.21	.21	.21
Market price range:
High	21.26	22.98	23.00	22.92	19.10	20.15	18.84	18.00
Low	18.21	18.25	21.17	18.56	16.50	16.80	15.74	15.13

Notes:

     1.    Quarterly amounts may not add to year-to-date amounts due to rounding.

     2.    For the third, second and first quarters of 2002 and for the fourth, third, second and first quarters of 2001, $6,695, $6,018, $6,537, $8,885, $6,219, $8,080, and $4,978, respectively, has been reclassified from interest income to NIE. In addition, net interest margin information for these quarters reflects the impact of these reclassifications.

NOTE 25 – FAIR VALUE OF FINANCIAL INSTRUMENTS

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

AMSOUTH / PGS. 120-121

AMSOUTH BANCORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

The carrying amount and estimated fair value of other financial instruments at December 31 are summarized as follows (in thousands):

	2002		2001

	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value

Financial assets:
Net loans	$26,969,339	$28,583,835	$24,760,886	$27,405,596
Loans held for sale	19,909	19,909	291,782	291,782
Derivative asset positions	197,056	197,056	86,988	86,988

Financial liabilities:
Deposits	27,315,624	27,518,455	26,167,017	26,326,269
Long-term FHLB advances	5,838,268	6,393,579	5,093,834	5,362,632
Other long-term debt	1,051,015	1,116,725	1,008,421	1,038,058
Derivative liability positions	110,396	110,396	12,536	12,536

Off-balance sheet:
Commitments to extend credit and standby letters of credit	—	(10,442)	—	(5,674)

Statement of Financial Accounting Standards No. 107, “Disclosures about Fair Value of Financial Instruments” (Statement 107), requires the disclosure of estimated fair values for all financial instruments, both assets and liabilities on and off-balance sheet, for which it is practicable to estimate their value along with pertinent information on those financial instruments for which such values are not available.

Fair value estimates are made at a specific point in time and are based on relevant market information which is continuously changing. Because no quoted market prices exist for a significant portion of AmSouth’s financial instruments, fair values for such instruments are based on management’s assumptions with respect to future economic conditions, estimated discount rates, estimates of the amount and timing of future cash flows, expected loss experience, and other factors. These estimates are subjective in nature involving uncertainties and matters of significant judgement; therefore, they cannot be determined with precision. Changes in the assumptions could significantly affect the estimates.

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

AMSOUTH BANCORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

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

The following methods and assumptions were used by AmSouth in estimating its fair value disclosures for financial instruments:

Loans

The fair values of variable rate loans that reprice frequently and have no significant change in credit risk are assumed to approximate carrying amounts. For credit card loans and equity lines of credit, the carrying value reduced by an estimate of credit losses inherent in the portfolio is a reasonable estimate of fair value. The fair values for other loans (e.g., commercial and industrial, commercial real estate, certain mortgage loans, and consumer loans) are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality and estimates of maturity based on AmSouth’s historical experience. The carrying amount of accrued interest receivable approximates its fair value.

Securities and Loans Held for Sale

Fair values for securities and loans held for sale are based on quoted market prices, where available. Where quoted market prices are not available, fair values are based on quoted market prices of similar instruments, adjusted for any significant differences between the quoted instruments and the instruments being valued. Available-for-sale securities, trading securities, and loans held for sale are carried at their estimated fair value. See Note 4 for market value information related to held-to-maturity securities.

Commitments to Extend Credit and
Standby Letters of Credit

The estimated fair value of unused commitments to extend credit and standby and commercial letters of credit is represented by the estimated cost to terminate or otherwise settle the obligations with the counterparties. This amount is approximated by the fees currently charged to enter into similar arrangements, considering the remaining terms of the agreements and any change in the credit quality of the counterparties since the agreements were entered into. This estimate of fair value does not take into account the significant value of the customer relationships and the future earning potential involved in such arrangements as AmSouth does not believe that it would be practicable to estimate a representational fair value for these items.

Derivative Instruments

The fair value of derivatives utilized by AmSouth for interest rate risk management purposes is obtained from AmSouth’s in-house pricing system and compared to dealer quotes for reasonableness. These values represent the estimated amount the company would receive or pay to terminate the contracts or agreements, taking into account current interest rates and, when appropriate, the current creditworthiness of the counterparties. The fair value of derivative contracts entered into for the benefit of corporate customers is based on counterparty quotes.

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

Long-term Borrowings

The fair values of long-term borrowings (other than deposits) are estimated using discounted cash flow analyses, based on AmSouth’s current incremental borrowing rates for similar types of borrowing arrangements.

AMSOUTH / PGS. 122-123