Form 10-K, Exhibit 13
period 2004-12-31
AMSOUTH BANCORPORATION
filed 2005-03-15
CIK 3133

Exhibit 13

AMSOUTH BANCORPORATION AND SUBSIDIARIES

Management’s Discussion and Analysis

OVERVIEW

This section of the annual report provides a narrative discussion and analysis of AmSouth Bancorporation’s (AmSouth or the Company) consolidated financial condition and results of operations for the previous three years, although some tables may cover more than three years to comply with Securities and Exchange Commission disclosure requirements or to illustrate trends over a longer period of time. Management’s Discussion and Analysis discusses the key factors that drive AmSouth’s performance as well as the associated risks to future profitability and liquidity. All tables, graphs and financial statements included in this report should be considered an integral part of this analysis. The Management’s Discussion and Analysis is divided into six main sections: “Executive Summary,”“Earnings Performance,”“Consolidated Balance Sheet Analysis,”“Risk Management,”“Line of Business Results” and “Comparison of 2003 with 2002.” The “Executive Summary” provides an overview of AmSouth’s businesses, its business strategy, key performance metrics tracked by AmSouth, an overview of the economy, a discussion of regulatory agreements and related settlements, a GAAP to non-GAAP reconciliation table, a financial highlights section, a summary of results for 2004 and 2003, an earnings outlook for 2005, and a summary of critical accounting estimates used by Management in the preparation of the consolidated financial statements. The “Earnings Performance” section presents a discussion of the main components of the consolidated statements of earnings. Sources of revenue and expense items are defined and trends in each area are discussed in detail. The “Consolidated Balance Sheet Analysis”covers the main components of the consolidated balance sheets. It discusses the different categories and related trends in loans, investments and other earning assets as well as deposits, other funding sources and shareholders’equity.The “Risk Management” section of the Management’s Discussion and Analysis defines the main areas of risk encountered by AmSouth, how those risks are managed and relevant trends in each area. Also included is a discussion of results from AmSouth’s principal lines of business and a summary comparison of 2003 to 2002 results.

Management’s Discussion and Analysis contains forward-looking statements that involve inherent risks and uncertainties. Actual results may differ materially from those contained in these forward-looking statements. For additional information regarding forward-looking statements, see the section titled “Forward-Looking Statements” in Management’s Discussion and Analysis.

EXECUTIVE SUMMARY

Business Overview

AmSouth is a regional bank holding company headquartered in Birmingham, Alabama, with approximately $50 billion in assets, more than 685 branch banking offices and more than 1,250 ATMs. AmSouth operates in Alabama, Tennessee, Florida, Mississippi, Louisiana and Georgia. AmSouth is a leader among regional banks in the Southeast and has three principal business segments: Consumer Banking, which includes Mortgage Lending and Small Business Banking, Commercial Banking, and Wealth Management. Consumer Banking delivers a full range of financial services to individuals and small businesses through the retail branches, ATM networks and the Internet. Services include both loan and deposit products. Commercial Banking provides commercial and commercial real estate lending, equipment leasing, international, capital markets and corporate cash management services to large and middle market commercial customers. Wealth Management provides financial and estate planning, investment management services for both institutional and individual clients, trust services, annuity and mutual fund product distribution through the branches and discount brokerage services. It produces net interest income from clients’ loan and deposit balances as well as fee-based income associated with trust, private client services, consumer investment services and AmSouth Mutual Funds. AmSouth also offers a complete line of banking products and services at its website, www.amsouth.com.

Business Mix

AmSouth’s business model is based on a balanced and diversified business mix that provides a broad range of financial products and services, delivered through multiple distribution channels. In addition to typical lending and deposit-taking activities, AmSouth also offers investment products and services for both individual and institutional clients. This business mix produces revenue both from the interest income earned on loans and securities, less the cost of funding those assets from sources such as customer deposits and borrowed funds, as well as fee income from service charges, asset management, retail brokerage, trust, interchange (electronic transactions) fees, and other products and services. AmSouth also incurs noninterest expense, which represents costs of doing business, including items such as personnel, occupancy and equipment.

AMSOUTH BANCORPORATION AND SUBSIDIARIES

Management’s Discussion and Analysis

Business Strategy

AmSouth’s ultimate goal is to manage its business to produce sustained, quality earnings growth over time. AmSouth’s strategy for achieving this goal focuses on internally generated earnings growth, primarily driven by seven strategic initiatives which were established by Management and approved by the Board of Directors. The seven initiatives include several operating tactics that AmSouth believes can generate the strongest earnings growth and returns for shareholders without creating undue concentrations of risk and reflect the primary areas where resources are invested. The initiatives for the current three-year strategic planning cycle, which began in 2004, include:

•	Sustained growth in Consumer Banking;

•	Continued aggressive growth in Business Banking;

•	Grow Commercial Banking with improved credit quality;

•	Double the contribution from Wealth Management;

•	Double Florida’s contribution;

•	Emphasis on sales productivity, service quality and customer retention; and

•	Leverage technology across all lines of business with increasing emphasis on Internet services.

While these strategic initiatives are impacted to varying degrees by the performance of the financial markets and other external factors, such as economic growth rates and the level of interest rates, AmSouth believes that its demographics, business mix and strategy position the Company for sustained earnings growth throughout any economic cycle.

Key Performance Measures

To measure its overall performance, AmSouth monitors several key metrics that are common for banks.

Profitability Measures

•	Diluted Earnings Per Share represents the net income earned for each share of stock outstanding on a fully diluted basis, which includes the effect of stock options to the extent that the market value of the options exceeds their exercise price.

•	Return on Equity measures the profit earned by a company through investing shareholders’ equity. It is computed by dividing net income by average shareholders’ equity for the period being measured.

•	Return on Assets measures how efficiently a company utilizes its assets to generate net income. It is computed by dividing net income by average total assets.

•	The Efficiency Ratio measures productivity in banking and represents the amount of expense utilized to generate a dollar of revenue. The efficiency ratio is calculated by dividing total noninterest expense by the sum of (i) net interest income, on a fully taxable-equivalent basis, and (ii) total noninterest revenue.

•	The Net Interest Margin measures how effectively a company utilizes its interest-earning assets in relationship to the interest cost of funding them. It is computed by dividing net interest income, on a fully taxable-equivalent basis, by average earning assets for the period being measured.

Credit Quality Measures

•	The Net Charge-off Ratio measures the level of net charge-offs or net loan losses, relative to the average loans outstanding for the period being measured.

•	The Nonperforming Assets Ratio measures the level of nonaccrual loans, foreclosed properties and repossessed assets relative to total loans, foreclosed properties and repossessed assets.

•	The Allowance for Loan Losses Ratio represents the allowance for loan losses expressed as a percentage of total net loans at the end of the period being measured.

•	The ratio of the Allowance for Loan Losses to Nonperforming Loans measures the extent to which the allowance for loan losses covers nonperforming loans. The higher the ratio, the greater the coverage of nonperforming loans by the allowance.

AMSOUTH BANCORPORATION AND SUBSIDIARIES

Management’s Discussion and Analysis

Economic Overview

The U.S. economy expanded at the fastest pace in five years during 2004, boosted by both strong consumer and corporate spending. Growth in real Gross Domestic Product (GDP), the broadest measure of the nation’s output of goods and services adjusted for inflation, was 4.4 percent in 2004, up from 3.0 percent in 2003 and 1.9 percent in 2002. The widening trade deficit and continuation of strong consumer spending have recently begun to raise concerns by some economists regarding the sustainability of the broad recovery at this pace.

Economic growth, along with longer-term inflation concerns, led the Federal Reserve (Fed) to increase short-term interest rates five times from June 30, 2004 to December 31, 2004, with a total increase of 125 basis points in the Fed benchmark rate (Fed Funds rate). Since December 31, 2004, the Fed has raised the target Fed Funds rate once, by 25 basis points, to its current level of 2.50 percent (as of February 28, 2005). These increases resulted in equal increases in the Prime lending rate. The Federal Reserve’s objective is to shift from a highly stimulative monetary policy to a more neutral policy. Additional interest rate increases are expected in 2005 to achieve this objective. For a variety of reasons, however, long-term financial market interest rates did not trend upward as might have been expected under normal circumstances. Rather, long-term (defined as 10 years or greater) interest rates declined from peak levels reached in May 2004, resulting in a flattening of the yield curve (i.e., short-term interest rates increased while long-term interest rates decreased, resulting in a narrower than normal spread between short-term and long-term interest rates). A variety of factors contributed to this asymmetrical movement in interest rates, including extraordinarily strong foreign buying of U.S. Treasury securities, heightened terrorism/geopolitical concerns and continued concerns about the longevity of the U.S. economic recovery. This flattening yield curve has adverse consequences for financial institutions because the difference between the interest earned on longer-term investments and loans and the interest paid for shorter-term deposits and borrowings is compressed.

The improved economy in 2004 resulted in steady growth in consumer lending, especially residential mortgages and home equity loans. Of particular significance in 2004 was the very strong and steady growth in commercial loans attributable to the much stronger pace of overall capital spending throughout the economy and AmSouth’s markets. While interest rates and the equity market did increase moderately in 2004, they did not adversely impact deposit trends which experienced strong and broad-based growth throughout the year.

Regulatory Agreements and Related Settlements

In October 2004, AmSouth entered into a deferred prosecution agreement with the U.S. Attorney for the Southern District of Mississippi relating to deficiencies in AmSouth Bank’s reporting of suspicious activities under the Bank Secrecy Act. At the same time, AmSouth entered into a cease and desist order with the Federal Reserve and the Alabama Department of Banking and an order with the Financial Crimes Enforcement Network (FinCEN), relating to AmSouth’s deficiencies in compliance with the Bank Secrecy Act.

Under the deferred prosecution agreement, AmSouth made a payment of $40 million to the United States. With respect to the cease and desist order and the FinCEN order, AmSouth paid a civil money penalty in the amount of $10 million, and in addition, the Federal Reserve has indicated it will restrict the Company’s expansion activities, including the branch expansion program, until such time as it believes that AmSouth is in substantial compliance with the requirements of the cease and desist order.

The pre-tax cost of the settlement agreements and related legal, consulting and other costs totaled $54.0 million ($52.4 million, net of taxes) in the third quarter of 2004.

Pursuant to the settlement agreements, AmSouth has taken additional actions to ensure compliance with the Bank Secrecy Act. Among other things, these actions include independent third-party reviews of all of the Company’s activities related to compliance with the Bank Secrecy Act, enhanced training of personnel, submission of a revised compliance program and the adoption of new policies and procedures.

AMSOUTH BANCORPORATION AND SUBSIDIARIES

Management’s Discussion and Analysis

The following table presents AmSouth’s results of operations under generally accepted accounting principles (GAAP) and the results of operations excluding the effects of the aforementioned agreements and settlements (referred to as Non-GAAP).

TABLE 1 - GAAP TO NON-GAAP RECONCILIATION

(Dollars in millions, except per share data)	GAAP	Settlement agreements and related professional fees	Non-GAAP
2004
Noninterest expense	$1,456.9	$(54.0)	$1,402.9
Net income	$623.5	$52.4	$675.9
Earnings per common share	$1.77	$0.15	$1.92
Earnings per common share – diluted	$1.74	$0.15	$1.89
Return on average assets	1.30%	0.11%	1.41%
Return on shareholders’ equity	18.60%	1.57%	20.17%
Efficiency ratio	57.12%	(2.12%)	55.00%

2003
Noninterest expense	$1,205.6	—	$1,205.6
Net income	$626.1	—	$626.1
Earnings per common share	$1.79	—	$1.79
Earnings per common share – diluted	$1.77	—	$1.77
Return on average assets	1.47%	—	1.47%
Return on shareholders’ equity	20.08%	—	20.08%
Efficiency ratio	52.08%	—	52.08%

Management believes non-GAAP financial measures provide information useful to investors in understanding the performance of underlying operations, business and performance trends, and for comparison of AmSouth’s results to those of others in the financial services industry. Specifically, these measures permit evaluation and a comparison of results for ongoing business operations, and it is on this basis that Management internally assesses the performance of AmSouth’s operations.

Although AmSouth believes that the above mentioned non-GAAP financial measures enhance investors’ understanding of the Company’s business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP.

AMSOUTH BANCORPORATION AND SUBSIDIARIES

Management’s Discussion and Analysis

FINANCIAL HIGHLIGHTS - AMSOUTH BANCORPORATION AND SUBSIDIARIES

	2004		2003	2002	2001	2000	1999
(Dollars in thousands except per share data)	GAAP	Non-GAAP*

EARNINGS SUMMARY
Net interest income	$1,476,025	$1,476,025	$1,414,635	$1,472,640	$1,366,722	$1,361,198	$1,507,944
Provision for loan losses	127,750	127,750	173,700	213,550	187,100	227,600	165,626

Net interest income after provision for loan losses	1,348,275	1,348,275	1,240,935	1,259,090	1,179,622	1,133,598	1,342,318
Noninterest revenues	1,032,142	1,032,142	855,778	739,361	748,222	669,494	847,560
Noninterest expenses	1,456,938	1,402,966	1,205,577	1,126,622	1,157,232	1,348,530	1,648,507

Income before income taxes	923,479	977,451	891,136	871,829	770,612	454,562	541,371
Income taxes	299,981	301,510	265,015	262,682	234,266	125,435	200,903

Net income	$623,498	$675,941	$626,121	$609,147	$536,346	$329,127	$340,468

Earnings per common share	$1.77	$1.92	$1.79	$1.70	$1.46	$0.86	$0.87
Diluted earnings per common share	1.74	1.89	1.77	1.68	1.45	0.86	0.86
Return on average assets	1.30%	1.41%	1.47%	1.58%	1.40%	0.79%	0.81%
Return on average equity	18.60	20.17	20.08	20.10	18.56	11.57	10.69
Operating efficiency**	57.12	55.00	52.08	49.78	53.12	64.42	69.24

BALANCE SHEET SUMMARY
At year-end
Loans net of unearned income	$32,801,337	—	$29,339,364	$27,350,918	$25,124,493	$24,616,435	$26,266,759
Assets	49,548,371	—	45,615,516	40,571,272	38,600,414	38,935,978	43,415,351
Deposits	34,232,779	—	30,440,353	27,315,624	26,167,017	26,623,304	27,912,443
Shareholders’ equity	3,568,841	—	3,229,669	3,115,997	2,955,099	2,813,407	2,959,205
Average balances
Loans net of unearned income	31,241,987	—	28,511,159	25,921,769	24,763,798	25,879,910	25,471,295
Assets	48,010,625	—	42,730,516	38,564,568	38,238,393	41,860,171	41,817,240
Deposits	32,014,976	—	28,582,616	25,943,534	25,916,181	27,323,133	27,718,029
Shareholders’ equity	3,351,754	—	3,117,362	3,030,901	2,889,248	2,844,987	3,185,084

SELECTED RATIOS
Average equity to average assets	6.98%	—	7.30%	7.86%	7.56%	6.80%	7.62%
Allowance for loan losses to loans net of unearned income	1.12	—	1.31	1.40	1.45	1.55	1.35

	2004		2003	2002	2001	2000	1999
(Dollars in thousands except per share data)	GAAP	Non-GAAP*

COMMON STOCK DATA
Cash dividends declared	$0.97	—	$0.93	$0.89	$0.85	$0.81	$0.71
Book value	10.02	—	9.18	8.82	8.14	7.53	7.56
Tangible book value	9.17	—	8.32	7.96	7.29	6.61	6.48
Market value at year-end	25.90	—	24.50	19.20	18.90	15.25	19.31
Market price range:
High	27.00	—	24.62	23.00	20.15	19.88	33.92
Low	21.91	—	19.05	18.21	15.13	11.88	18.94
Total trading volume (1)	229,380	—	251,403	254,700	178,939	236,154	195,110
Dividend yield at year-end	3.86%	—	3.92%	4.79%	4.66%	5.51%	4.14%
Dividend payout ratio	54.80	—	51.96	52.35	58.22	94.19	81.61
Shareholders of record at year-end	26,549	—	27,250	33,689	34,798	35,746	27,103
Average shares outstanding (1)	352,684	—	350,237	358,176	367,404	382,031	391,136
Average diluted shares outstanding (1)	357,952	—	354,308	362,329	370,948	384,677	396,515

(1)	In thousands

*	Refer to Table 1 for a GAAP to non-GAAP reconciliation.

**	The efficiency ratio is presented on a fully taxable-equivalent (FTE) basis. The computation of the FTE adjustment is based on the statutory federal income tax rate of 35%, adjusted for applicable state income taxes net of the related federal tax benefit.

AMSOUTH BANCORPORATION AND SUBSIDIARIES

Management’s Discussion and Analysis

Summary Results

For AmSouth, 2004 was another year of solid performance that produced growth in loans and deposits, higher non-interest revenues and lower credit costs due to continuing improvement in credit quality. Net income reached $623.5 million in 2004, which resulted in diluted earnings per share of $1.74, a decrease from 2003 diluted earnings per share of $1.77. Return on equity for 2004 was 18.6 percent, return on assets was 1.30 percent and the efficiency ratio was 57.12 percent.

In addition to the results of operations presented in accordance with GAAP, Management uses, and this annual report contains, certain non-GAAP financial measures, such as net income, noninterest expense and earnings-related ratios such as earnings per common share, return on average assets, return on shareholders’ equity and the efficiency ratio, each excluding the $54.0 million ($52.4 million, net of taxes) in costs associated with the settlement agreements and related professional fees.

Excluding the impact of the settlement agreements and related professional fees, 2004 net income was $675.9 million or $1.89 per diluted share, resulting in a return on equity of 20.17 percent and return on assets of 1.41 percent. The efficiency ratio was 55.0 percent on the same basis. (See GAAP to Non-GAAP Reconciliation in Table 1.)

Net interest income ended the year at $1.48 billion, up 4 percent or $61 million from 2003. The net interest margin declined to 3.47 percent for 2004 from 3.78 percent in 2003. However, the net interest margin stabilized as the year progressed. The net interest margin was 3.43 percent for the fourth quarter of 2004, essentially unchanged from the two previous quarters. During the period from June 30, 2004 through December 31, 2004, the Federal Reserve raised interest rates five times, the yield curve flattened and market spreads tightened. The stability of AmSouth’s net interest margin for the last three quarters of 2004 reflects the results of Management’s decision to maintain an essentially neutral interest rate sensitivity position as well as the management of the timing and magnitude of loan and deposit pricing.

Earnings growth in 2004 reflects higher noninterest revenues from service charges and other noninterest revenues including trust, investment services and interchange fees. Decreases in mortgage and portfolio income were partially offsetting to these improvements. A lower loan loss provision also contributed to increased earnings primarily due to lower levels of net charge-offs in 2004. The lower levels of net charge-offs are related to the stronger economy and the benefit of tightened underwriting on the home equity and indirect loan portfolios. Also impacting earnings was a $166.1 million gain from the sale of the Company’s $550 million credit card portfolio to MBNA Corporation, which is reflected in noninterest revenues.

The year also presented challenges, primarily related to net interest income growth. Interest rates remained low throughout the early part of the year and did little to bolster the net interest margin. The runoff of higher yielding assets with replacement of those assets at lower yields also adversely impacted net interest income. Countering the lower rates, interest-earning asset and deposit growth were strong. Loan demand rebounded during the year, with the additional volumes providing net interest income support. Growth in low-cost deposits was also robust and provided strong support from the funding side of the balance sheet.

Noninterest expenses were significantly higher in 2004. The largest two components of the increase are the $54.0 million settlement and related professional fees described on page 36 and $129.6 million of cost related to the prepayment of $1.25 billion of Federal Home Loan Bank (FHLB) borrowings. This prepayment enabled the Company to replace these borrowings with a variety of lower-cost funding instruments having an average maturity of three years. Noninterest expense was up $67.7 million, or 5.6 percent over 2003 excluding these two items. The increase was largely the result of increases in personnel costs and professional fees. Occupancy expenses were also higher, reflecting branch expansion as called for in the Company’s strategic planning initiatives.

AMSOUTH BANCORPORATION AND SUBSIDIARIES

Management’s Discussion and Analysis

Earnings Outlook

AmSouth expects diluted earnings per share for 2005 to be in a range of $2.00 to $2.06. This forecast does not reflect the anticipated impact of the adoption of a new accounting standard related to expensing share-based payments (e.g., stock options) which becomes effective July 1, 2005. See further discussion in the “Future Application of Accounting Standards” section of Note 1 to the Consolidated Financial Statements.

This forecast generally assumes an improving economy, a moderately rising interest rate environment and flat equity markets, as well as these factors:

•	Higher net interest income reflecting a relatively stable net interest margin, improved balance sheet growth with commercial loan growth continuing at current levels, improving loan demand in consumer categories, and continued strong low-cost deposit growth;

•	Stable credit quality metrics;

•	Total noninterest revenues, including categories such as service charges, trust, and investment services, should experience steady growth, excluding the $166.1 million gain from the sale of the credit card portfolio;

•	Modest noninterest expense growth in the mid-single digits, calculated from a noninterest base expense level primarily excluding the pre-tax $129.6 million FHLB prepayment cost and the pre-tax $54.0 million settlement charge.

Also key to achieving AmSouth’s earnings target in 2005 is the successful execution of the initiatives in the strategic plan as described earlier. See the “Forward-Looking Statements” section on page 80 for a discussion of other factors that could affect AmSouth’s earnings outlook.

Critical Accounting Estimates

The preparation of AmSouth’s financial statements requires Management to make subjective and sometimes complex judgments associated with estimates for which the impact is inherently uncertain. These estimates are important and necessary to ensure compliance with GAAP. In Management’s opinion, some areas of financial disclosure involve estimates that are more significant than others in terms of their importance to AmSouth’s results. These areas include the accounting for:

•	Allowance for loan losses,

•	Pensions,

•	Derivative and hedging activities, and

•	Income taxes.

These areas include estimates that are considered critical due to either the subjectivity involved in the estimate and/or the potential impact that changes in the estimates can have on the reported financial results.

Allowance for Loan Losses – The allowance for loan losses is recorded as a contra-asset to loans in the balance sheet. Determining the appropriate level of the allowance for loan losses is one of the most critical and complex accounting estimates. Accounting guidance requires AmSouth to make a number of estimates related to the level of credit losses inherent in the portfolio at year-end. A full discussion of these estimates can be found within the “Risk Management” section of this report.

The allowance is sensitive to both internally assigned risk ratings (see “Credit Risk Management Process and Loan Quality,” page 68) and assumptions about loss severity. Management reviews scenarios with reasonably different assumptions concerning variables which could result in increases or decreases in probable inherent credit losses that may materially impact AmSouth’s estimate of the allowance and results of operations.

AMSOUTH BANCORPORATION AND SUBSIDIARIES

Management’s Discussion and Analysis

Management’s estimate of the allowance for the commercial portfolio could be affected by risk rating upgrades or downgrades as a result of fluctuations in the general economy, developments within a particular industry, or changes in an individual credit due to factors particular to that credit such as competition, management or business performance. A reasonably possible scenario would be an estimated 10 percent migration of lower risk-related pass credits to criticized status which could increase the inherent losses by $39.7 million. A 10 percent reduction in the level of criticized credits is also possible, which would result in an estimated $5.8 million lower inherent loss.

For the consumer portfolio, where individual products are reviewed on a group basis or in loan pools (e.g., residential first mortgage pool) losses can be affected by such things as collateral value, loss severity, the economy and other uncontrollable factors. The consumer portfolio is largely comprised of loans that are secured by primary residences, such as residential mortgage and home equity lines and loans, which represent 76.0 percent of total consumer loans. A 10 basis point increase or decrease in the estimated loss rates on the residential mortgage and home equity line and loan portfolios would change the inherent losses by $12.8 million. The remaining consumer portfolio inherent loss analysis includes reasonably possible scenarios with estimated loss rates increasing or decreasing by 25 basis points, which would change the related inherent losses by $9.8 million.

Additionally, the estimate of the allowance for loan losses for the entire portfolio may change due to modifications in the mix and level of loan balances outstanding and general economic conditions as evidenced by changes in interest rates, unemployment rates, bankruptcy filings, used car prices and real estate values. While no one factor is dominant, each has the ability to result in actual loan losses which differ from originally estimated amounts.

The information presented above demonstrates the sensitivity of the allowance to key assumptions. This sensitivity analysis does not reflect an expected outcome.

Pensions – Accounting for pensions is an area that requires Management to make various assumptions to appropriately value any pension asset or liability reflected in the consolidated balance sheet as “other assets” or “other liabilities.” These assumptions include the expected long-term rate of return on plan assets, the discount rate and the rate of compensation increase (i.e., the expected weighted-average annual increase in compensation for participants until their expected retirement dates). Changes in these assumptions could impact earnings and would be reflected in noninterest expense as “salaries and employee benefits” in the consolidated statements of earnings. For example, a lower expected long-term rate of return on plan assets could negatively impact earnings as would a lower estimated discount rate or a higher rate of compensation increase. In determining the appropriate long-term rate of return on plan assets, AmSouth begins by reviewing historic returns earned on its plan, then reviews the current asset allocation of the plan and the current capital market assumption of each asset class. AmSouth uses the Moody’s Aa Corporate Bond Rate as the high-quality fixed income investment basis for establishing the discount rate. In order to ensure that this basis is appropriate from a duration standpoint, AmSouth regularly monitors the duration of its benefit liabilities versus the duration of the bonds in the Moody’s Aa portfolio. AmSouth reviews long-term inflation rates and makes estimates of long-term merit increases to determine the rate of compensation increase to utilize.

AMSOUTH BANCORPORATION AND SUBSIDIARIES

Management’s Discussion and Analysis

In 2004, AmSouth made several changes to the plan assumptions used in its pension calculation. The assumed return on plan assets assumption for 2004 was 8.50 percent, a decrease from 8.75 percent assumed in 2003. This assumption reflects the plan’s asset allocation and a combination of historical returns and expected future returns for that asset allocation. The discount rate was reduced by 65 basis points to 6.00 percent to reflect the lower interest rate environment. AmSouth also decreased the rate of compensation increase used to determine its pension cost to 4.13 percent for 2004 from 4.40 percent used in 2003. This change reflects Management’s expectations for long-term merit and special increases.

To illustrate the sensitivity of earnings to changes in AmSouth’s pension plan assumptions, a 25 basis point increase or decrease in the plan discount rate used by AmSouth would have resulted in a $3.5 million increase or a $3.7 million decrease, respectively, in 2004 pre-tax earnings. In addition, pre-tax earnings would have increased or decreased by approximately $1.9 million as a result of a 25 basis point increase or decrease in the rate of return on plan assets assumption, respectively. Pre-tax earnings would have increased or decreased by approximately $600,000 associated with a 25 basis point decrease or increase in the assumption for the rate of increase in compensation, respectively.

Derivatives and Hedging Activities – AmSouth uses various derivative financial instruments to assist in managing interest rate risk. AmSouth accounts for these derivative instruments using the guidance of Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” as amended (Statement 133). During 2004 and 2003, AmSouth had both fair value hedges and cash flow hedges recorded in the consolidated balance sheet as “other assets” or “other liabilities” as applicable. For both fair value and cash flow hedges, certain assumptions and forecasts related to the impact of changes in interest rates on the fair value of the derivative and the item being hedged must be documented at the inception of the hedging relationship to demonstrate that the derivative instrument will be effective in hedging the designated risk. If these assumptions or forecasts do not accurately reflect subsequent changes in the fair value of the derivative instrument or the designated item being hedged, AmSouth might be required to discontinue the use of hedge accounting for that derivative instrument. Once hedge accounting is terminated, all subsequent changes in the fair market value of the derivative instrument must flow through the consolidated statements of earnings in “other noninterest revenues,” possibly resulting in greater volatility in AmSouth’s earnings. If AmSouth changed its assumptions such that the derivatives were no longer considered effective, and thus did not qualify as hedges, the impact in 2004 would have been to lower pre-tax earnings by approximately $17 million.

Income Taxes – The calculation of AmSouth’s income tax provision is complex and requires the use of estimates and judgments in its determination. AmSouth’s estimated tax expense is reported in the consolidated statements of earnings as “income taxes.” Accrued taxes represent the net estimated amount due or to be received from taxing jurisdictions either currently or in the future and are reported as a component of “accrued expenses and other liabilities” in the consolidated balance sheet.

From time to time AmSouth engages in business transactions that may have an effect on its tax liabilities. Management believes that its subsidiaries will generate sufficient operating earnings to realize related deferred tax assets. AmSouth has obtained the opinion of advisors, when available, that the tax aspects of business transactions should prevail and

AMSOUTH BANCORPORATION AND SUBSIDIARIES

Management’s Discussion and Analysis

has assessed the relative merits and risks of the appropriate tax treatment of business transactions taking into account statutory, judicial and regulatory guidance in the context of its tax position. However, changes to AmSouth’s estimated accrued taxes can occur periodically due to changes in tax rates, implementation of new business strategies, resolution of issues with taxing authorities regarding previously taken tax positions and newly enacted statutory, judicial and regulatory guidance. These changes, when they occur, affect accrued taxes and can be material to AmSouth’s operating results for any particular reporting period. The potential impact to AmSouth’s operating results for any of these changes cannot be reasonably estimated.

EARNINGS PERFORMANCE

Net Interest Income and Margin

Net interest income is AmSouth’s principal source of revenue and is one of the most important elements of AmSouth’s ability to meet its overall performance goals. Net interest income is the interest earned on investment securities, loans (including yield-related loan fees) and other interest-earning assets minus the interest paid for deposits and debt. The net interest margin is net interest income expressed as a percentage of average earning assets for the period being measured. The net interest margin is presented on a fully taxable-equivalent basis to consistently reflect income from taxable and tax-exempt loans and securities.

TABLE 2 - COMPOSITION OF INTEREST-EARNING ASSETS

	2004		2003		2002
(Dollars in thousands)	Average Balance	Percent of Total	Average Balance	Percent of Total	Average Balance	Percent of Total
Loans net of unearned income	$31,241,987	71.4%	$28,511,159	73.7%	$25,921,769	74.0%
Available-for-sale securities	6,450,678	14.7	5,402,077	14.0	4,474,383	12.8
Held-to-maturity securities	5,779,715	13.2	4,496,978	11.6	4,082,989	11.7
Other interest-earning assets	294,919	0.7	274,700	0.7	518,512	1.5

	$43,767,299	100.0%	$38,684,914	100.0%	$34,997,653	100.0%

AMSOUTH BANCORPORATION AND SUBSIDIARIES

Management’s Discussion and Analysis

Net interest income was $1.476 billion in 2004, compared to $1.415 billion in 2003, an increase of 4 percent. The increase was primarily due to robust loan growth funded by strong low-cost deposit growth. The net interest margin for 2004 decreased 31 basis points to 3.47 percent from 3.78 percent in 2003. The decrease was primarily due to a decline in the net interest spread, a result of lower earning asset yields. Although the Fed raised short-term rates during the year, the impact on long-term earning asset yields was not as significant. They remained low and as new volumes were added to the loan and investment securities portfolios, they were made at yields that were lower than the yield on the existing portfolios as a whole, which resulted in an overall earning asset yield decrease. Partially offsetting the earning asset yield decrease was lower funding costs, reflecting both the relatively low rates paid on new deposits as compared to the overall deposit base and strong growth in low-cost deposits. The net interest margin stabilized over the last three quarters of the year, reflecting efforts to structure the balance sheet and loan and deposit pricing decisions to neutralize the impact that changes in market interest rates might have on earnings. AmSouth remains essentially neutral in terms of interest rate risk and has a well-established process in place to manage the timing and magnitude of loan and deposit pricing changes in response to movement of rates in the overall market as well as the interest rate policies of the Fed.

Interest Earning Assets – Average earning assets, consisting primarily of loans and investment securities, grew $5.1 billion in 2004 compared to 2003, reflecting growth in commercial loans, commercial real estate loans and, within the consumer category, growth in residential mortgage and home equity lending. Efforts to earn new customer relationships in Commercial Banking were a key driver of commercial loan growth. Specifically, sales calling activity was intensified with a particular focus on businesses having annual sales ranging from $5 million to $100 million, the commercial “middle market” line of business. As a result, AmSouth experienced steady growth in middle market loans, with the added benefit of increased deposits and fee revenue. Favorable interest rates, general economic growth and an increase in new commercial real estate projects in AmSouth’s markets, combined with sustained calling activity, were key drivers of growth in commercial real estate lending. The growth in residential mortgages reflects continued low mortgage rates, AmSouth’s decision to place greater sales emphasis on mortgage lending, and Management's decision to retain a greater proportion of adjustable rate residential mortgages on the balance sheet. Growth in the home equity portfolio primarily reflects AmSouth’s continuing sales emphasis on home equity lending. Demand for home equity products remained strong in 2004 due to the flexibility and tax advantages for the borrower associated with this product. Earning assets were also impacted by the strategic sale of AmSouth’s $550 million credit card portfolio to MBNA Corporation during the fourth quarter of 2004. For 2004, average loans comprised 71.4 percent of total average earning assets, a decrease of 2.3 percent from the 2003 level. See further discussion of loans in the “Consolidated Balance Sheet Analysis” section of this report.

AMSOUTH BANCORPORATION AND SUBSIDIARIES

Management’s Discussion and Analysis

TABLE 3 - YIELDS EARNED ON AVERAGE INTEREST-EARNING ASSETS AND RATES PAID ON AVERAGE

INTEREST-BEARING LIABILITIES

	2004			2003			2002
(Taxable equivalent basis - dollars in thousands)	Average Balance	Revenue/ Expense	Yield/ Rate	Average Balance	Revenue/ Expense	Yield/ Rate	Average Balance	Revenue/ Expense	Yield/ Rate
Assets
Interest-earning assets:
Loans net of unearned income(1)(2)	$31,241,987	$1,590,835	5.09%	$28,511,159	$1,578,497	5.54%	$25,921,769	$1,686,744	6.51%
Available-for-sale securities, amortized cost:
Taxable	6,437,800	320,366	4.98	5,259,531	311,247	5.92	4,251,715	335,083	7.88
Tax-free	47,270	3,855	8.16	55,797	4,368	7.83	67,399	5,244	7.78
Market valuation on AFS securities(3)	(34,392)	—		86,749	—		155,269	—

Total available-for-sale securities(4) (5)	6,450,678	324,221	5.00	5,402,077	315,615	5.94	4,474,383	340,327	7.88
Held-to-maturity securities:
Taxable	5,442,618	253,891	4.66	4,169,281	205,922	4.94	3,741,238	235,749	6.30
Tax-free	337,097	24,999	7.42	327,697	24,087	7.35	341,751	25,574	7.48

Total held-to-maturity securities	5,779,715	278,890	4.83	4,496,978	230,009	5.11	4,082,989	261,323	6.40

Total investment securities(5)	12,230,393	603,111	4.92	9,899,055	545,624	5.56	8,557,372	601,650	7.16
Trading securities	4,690	232	4.95	12,165	139	1.14	79,562	1,367	1.72
Federal funds sold and securities purchased under agreements to resell	43,281	529	1.22	141,938	1,657	1.17	207,864	3,559	1.71
Loans held for sale	216,355	13,277	6.14	74,234	4,525	6.10	144,925	10,254	7.08
Other interest-earning assets	30,593	247	0.81	46,363	388	0.84	86,161	1,560	1.81

Total interest-earning assets(5)	43,767,299	2,208,231	5.04	38,684,914	2,130,830	5.52	34,997,653	2,305,134	6.62
Cash and other assets	4,624,251			4,432,508			3,941,255
Allowance for loan losses	(380,925)			(386,906)			(374,340)

	$48,010,625			$42,730,516			$38,564,568

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing checking	$6,710,178	38,592	0.58	$5,755,018	29,086	0.51	$5,244,737	45,556	0.87
Money market and savings deposits	7,927,030	46,979	0.59	7,576,751	46,310	0.61	6,762,350	75,503	1.12
Time deposits(6)	9,315,285	243,223	2.61	8,910,764	267,781	3.01	8,561,378	310,740	3.64
Foreign deposits	1,500,545	16,611	1.11	854,067	7,606	0.89	467,926	5,894	1.26
Federal funds purchased and securities sold under agreements to repurchase	2,989,428	41,782	1.40	2,153,606	20,554	0.95	2,012,721	27,693	1.38
Other borrowed funds	342,452	10,062	2.94	139,534	4,177	2.99	88,322	3,898	4.41

	2004			2003			2002
(Taxable equivalent basis - dollars in thousands)	Average Balance	Revenue/ Expense	Yield/ Rate	Average Balance	Revenue/ Expense	Yield/ Rate	Average Balance	Revenue/ Expense	Yield/ Rate
Long-term Federal Home Loan Bank advances	5,578,765	233,993	4.19	5,756,904	253,148	4.40	5,273,442	272,339	5.16
Subordinated debt(6)	1,229,343	37,941	3.09	1,221,902	39,242	3.21	877,026	36,073	4.11
Senior notes(6)	99,869	2,505	2.51	99,798	2,088	2.09	99,726	2,673	2.68
Other long-term debt	798,714	17,948	2.25	76,698	1,824	2.38	3,475	107	3.08

Total interest-bearing liabilities	36,491,609	689,636	1.89	32,545,042	671,816	2.06	29,391,103	781,476	2.66

Net interest spread(5)			3.15%			3.46%			3.96%

Noninterest-bearing demand deposits	6,561,938			5,486,016			4,907,143
Other liabilities(6)	1,605,324			1,582,096			1,235,421
Shareholders’ equity	3,351,754			3,117,362			3,030,901

	$48,010,625			$42,730,516			$38,564,568

Net interest income/margin on a taxable equivalent basis(5)		1,518,595	3.47%		1,459,014	3.78%		1,523,658	4.37%

Taxable equivalent adjustment:(7)
Loans		24,658			26,295			30,459
Available-for-sale securities		2,529			3,277			4,705
Held-to-maturity securities		15,383			14,807			15,854

Total taxable equivalent adjustment		42,570			44,379			51,018

Net interest income		$1,476,025			$1,414,635			$1,472,640

Notes:

(1)	Loans net of unearned income includes nonaccrual loans for all periods presented.

(2)	Interest income includes loan fees of $29,795,000, $44,695,000 and $49,219,000 for the years ended December 31, 2004, 2003 and 2002, respectively.

(3)	Certain amounts in the prior years have been reclassified to conform to the 2004 presentation.

(4)	Certain noninterest-earning, marketable equity securities are not included in available-for-sale securities.

(5)	The yield calculation for available-for-sale securities, total investment securities, total interest-earning assets, net interest spread and net interest margin excludes the market valuation adjustment on available-for-sale securities.

(6)	Statement 133 valuation adjustments related to time deposits, subordinated debt and senior notes are included in other liabilities.

(7)	The computation of the taxable equivalent adjustment is based on the statutory federal income tax rate of 35%, adjusted for applicable state income taxes net of the related federal tax benefit.

AMSOUTH BANCORPORATION AND SUBSIDIARIES

Management’s Discussion and Analysis

Also contributing to earning asset growth was a $2.3 billion increase in average investment securities during 2004. The increase, which occurred principally during the first six months of the year, resulted primarily from AmSouth taking advantage of historically wide spreads between investment yields and cost of funds as well as efforts to manage an essentially neutral interest rate risk position. Investment securities represented 27.9 percent of average earning assets in 2004, up from 25.6 percent in 2003. In future periods, investment securities as a percent of earning assets are expected to stabilize or decline. See additional discussion of the composition of the securities growth within the “Consolidated Balance Sheet Analysis–Investment Securities” section of Management’s Discussion and Analysis.

Funding Sources – Earning asset growth in 2004 was primarily funded by $3.4 billion of growth in average deposits in 2004 over 2003. While most deposit categories grew in 2004, low-cost categories, which were $2.4 billion higher compared with 2003, accounted for the majority of this growth. Low-cost deposits include noninterest-bearing and interest-bearing checking, money market and savings deposits. The increase in low-cost deposits was primarily related to AmSouth’s branch expansion program. AmSouth’s branch network provided the platform to implement promotional campaigns and incentive programs, which placed added sales emphasis on low-cost deposit categories. Low-cost deposit volumes were also favorably impacted by the current low interest rate environment and capital markets volatility which reduced the attractiveness of other investment alternatives for AmSouth’s customers.

Time deposits grew $379.5 million, led by an increase of $1.2 billion in time deposits greater than $100,000 offset by a decline in other time deposits of $809.8 million. This change in time deposit mix reflects a more cost-effective funding strategy utilizing national market deposits to replace the runoff of higher cost retail deposits. The growth in time deposits with balances greater than $100,000 reflected the results of sales efforts focusing on public funds deposits of local governments within AmSouth’s markets.

AmSouth also took advantage of favorable rates during 2004 to realign its liability structure through the prepayment of $1.25 billion of higher-rate FHLB borrowings. These borrowings were replaced with a variety of low-cost funding instruments with an average maturity of approximately three years, saving the Company 244 basis points in spread on the amount restructured. AmSouth incurred cost of $129.6 million related to this prepayment.

Provision for Loan Losses

The provision for loan losses is the charge to earnings necessary to maintain the allowance for loan losses at an adequate level to absorb losses inherent in the loan and lease portfolio. Actual losses on loans and leases are charged against the allowance for loan losses.

In 2004, AmSouth recorded a provision for loan losses totaling $127.8 million, compared to $173.7 million in 2003. The decrease in the provision in 2004 versus 2003 reflects the decline in the ratio of net charge-offs to total loans from 0.60 percent in 2003 to 0.37 percent in 2004.

AMSOUTH BANCORPORATION AND SUBSIDIARIES

Management’s Discussion and Analysis

TABLE 4 - VOLUME AND YIELD/RATE VARIANCES

	2004 Compared to 2003 Change Due to			2003 Compared to 2002 Change Due to
(Taxable equivalent basis - in thousands)	Volume	Yield/ Rate	Net	Volume	Yield/ Rate	Net
Interest Earned On:
Loans net of unearned income	$144,587	$(132,249)	$12,338	$158,412	$(266,659)	$(108,247)
Available-for-sale securities:
Taxable	63,241	(54,122)	9,119	69,780	(93,616)	(23,836)
Tax-free	(690)	177	(513)	(908)	32	(876)

Total available-for-sale securities	62,551	(53,945)	8,606	68,872	(93,584)	(24,712)
Held-to-maturity securities:
Taxable	59,936	(11,967)	47,969	24,956	(54,783)	(29,827)
Tax-free	696	216	912	(1,039)	(448)	(1,487)

Total held-to-maturity securities	60,632	(11,751)	48,881	23,917	(55,231)	(31,314)

Total investment securities	123,183	(65,696)	57,487	92,789	(148,815)	(56,026)
Trading securities	(130)	223	93	(881)	(347)	(1,228)
Federal funds sold and securities purchased under agreements to resell	(1,202)	74	(1,128)	(949)	(953)	(1,902)
Loans held for sale	8,721	31	8,752	(4,462)	(1,267)	(5,729)
Other interest-earning assets	(128)	(13)	(141)	(542)	(630)	(1,172)

Total interest-earning assets	275,031	(197,630)	77,401	244,367	(418,671)	(174,304)

Interest Paid On:
Interest-bearing checking	5,191	4,315	9,506	4,082	(20,552)	(16,470)
Money market and savings deposits	2,102	(1,433)	669	8,228	(37,421)	(29,193)
Time deposits	5,880	(30,438)	(24,558)	10,033	(53,992)	(43,959)
Foreign deposits	6,817	2,188	9,005	3,812	(2,100)	1,712
Federal funds purchased and securities sold under agreements to repurchase	9,663	11,565	21,228	1,828	(8,967)	(7,139)
Other borrowed funds	5,963	(78)	5,885	1,792	(1,513)	279
Long-term Federal Home Loan Bank advances	(7,688)	(11,467)	(19,155)	23,552	(42,743)	(19,191)
Subordinated debt	238	(1,539)	(1,301)	12,188	(9,019)	3,169
Senior notes	1	416	417	2	(587)	(585)
Other long-term debt	16,230	(106)	16,124	1,746	(29)	1,717

Total interest-bearing liabilities	44,397	(26,577)	17,820	67,263	(176,923)	(109,660)

Net interest income on a taxable equivalent basis	$230,634	$(171,053)	59,581	$177,104	$(241,748)	(64,644)

Add taxable equivalent adjustment			1,809			6,639

Net interest income			$61,390			$(58,005)

Notes:

1.	The change in interest not due solely to volume or yield/rate has been allocated to the volume column and yield/rate column in proportion to the relationship of the absolute dollar amounts of the change in each.

2.	The computation of the taxable equivalent adjustment is based on the statutory federal income tax rate of 35%, adjusted for applicable state income taxes net of the related federal tax benefit.

3.	Certain noninterest-earning marketable equity securities are not included in available-for-sale securities.

4.	Statement 133 valuation adjustments related to time deposits, subordinated debt, and senior notes are included in other liabilities.

AMSOUTH BANCORPORATION AND SUBSIDIARIES

Management’s Discussion and Analysis

For the full year, credit quality in 2004 improved compared to 2003, as evidenced by the lower levels of delinquencies, non-performing loans and net charge-offs. The improvement in credit performance reflected improved economic conditions and the benefit of tighter underwriting of home equity and indirect loans implemented in mid-2002. While Management’s outlook on credit quality for 2005 is predicated on an improving economy and a moderately rising interest rate environment, there were emerging risks late in 2004, including higher energy prices and increases in short-term interest rates, that adversely affected some borrowers, contributing to a higher provision for loan losses in the fourth quarter of 2004.

Table 19 provides a detail of net charge-offs by loan category for 2004 and 2003 and Table 21 provides a five-year comparison of charge-off and recovery information by loan category. As indicated in these tables, the $54.7 million decrease in net charge-offs in 2004 compared to 2003 occurred primarily in the commercial, consumer indirect automobile and home equity lending portfolios. There were no loan categories that experienced significant increases in losses over the previous year.

Lower losses in the commercial portfolio, which includes small business lending, primarily reflected improving economic conditions. During 2004, net charge-offs of commercial loans declined $14.2 million to $35.7 million. The ratio of commercial net charge-offs to total commercial loans declined from 0.56 percent in 2003 to 0.37 percent for 2004.

Within the consumer category, net charge-offs as a percent of average indirect loans fell from 1.10 percent in 2003 to 0.57 percent in 2004. The lower net charge-off rate, in combination with a reduction in the size of the portfolio, resulted in a decrease of $20.5 million in net charge-offs. The lower net charge-off rate is reflective of a stronger economy, increased recoveries due to higher prices on repossessed cars at auctions and improvements in the collection process. The portfolio has also benefited from stricter underwriting requirements which were implemented in recent years. Equity line and loan net charge-offs as a percent of average outstanding balances also decreased from 0.55 percent to 0.32 percent, reflecting lower net charge-offs of $13.1 million. Higher credit standards for home equity lending were adopted several years ago. Loans underwritten against these more stringent standards are becoming an increasingly larger portion of total equity line and equity loan volume, resulting in a generally lower risk portfolio.

Beginning in late 2003, AmSouth began purchasing insurance to protect against the credit risk for certain newly originated equity loans and lines with loan-to-value ratios up to 100 percent. The insurance policy provides for the sale of the loan or line, at par, to the insurance company when the loan or line becomes 120 days delinquent. AmSouth’s policy is to charge down equity loans and lines to net realizable value when they become 180 days delinquent. Therefore, there are no material losses on these loans and lines expected in the future. The insurance premiums are paid monthly based on a percentage of the outstanding balances of the funded loans and lines. As of December 31, 2004, approximately $338.9 million of loans and lines were insured. Included in noninterest expense for the year ended December 31, 2004 is $1.9 million in related insurance premiums. Given the volume and premium levels to date, the impact of the use of this insurance on the provision and the allowance for loan losses has not been material.

See the “Credit Risk Management Process and Loan Quality” section of this report for a further discussion of the factors used by Management to determine the appropriate level for the allowance for loan losses.

Noninterest Revenues

Noninterest revenues represent fees and income derived from sources other than interest-earning assets such as service charges on deposit accounts, trust and consumer investment services. Noninterest revenues represented 40.5 percent of total tax equivalent net revenues in 2004 versus 37.0 percent in 2003. Each of the major categories of noninterest revenue from 2000 through 2004 is shown in Table 5.

AMSOUTH BANCORPORATION AND SUBSIDIARIES

Management’s Discussion and Analysis

TABLE 5 - NONINTEREST REVENUES AND NONINTEREST EXPENSES

	Years Ended December 31
(Dollars in thousands)	2004	2003	2002	2001	2000
Noninterest revenues:
Service charges on deposit accounts	$378,655	$337,945	$289,226	$258,089	$229,383
Trust income	117,973	103,657	105,428	112,078	114,353
Consumer investment services income	77,445	69,410	77,793	95,387	199,270
Gain on sale of credit card loans	166,103	-0-	-0-	-0-	-0-
Other noninterest revenues	291,966	344,766	266,914	282,668	126,488

	$1,032,142	$855,778	$739,361	$748,222	$669,494

Noninterest expenses:
Salaries and employee benefits	$674,374	$638,843	$584,264	$566,288	$565,889
Net occupancy expense	147,225	133,479	118,548	113,174	114,783
Equipment expense	125,039	116,703	118,729	122,621	121,798
Settlement agreement and related professional fees	53,972	-0-	-0-	-0-	-0-
FHLB prepayment cost	129,648	-0-	-0-	-0-	-0-
Other noninterest expenses	326,680	316,552	305,081	355,149	546,060

	$1,456,938	$1,205,577	$1,126,622	$1,157,232	$1,348,530

Noninterest revenue growth in 2004 was primarily driven by a $166.1 million gain from the strategic sale of $550 million in credit card loans. Increases in service charges on deposits, higher trust and investment service income, and increased interchange income were the contributing factors to normalized noninterest revenue growth. Partially offsetting growth in these categories were lower mortgage and investment portfolio income.

Service charges on deposit accounts represent revenues from maintenance fees, check charges, overdraft fees on consumer and small business deposit accounts, and corporate analysis and treasury management fees on commercial deposit accounts. In 2004, service charge revenues grew 12.0 percent to $378.7 million, primarily the result of increases in overdraft fees on consumer and small business accounts, driven by increases in the volume of overdrafts. The additional volume of overdrafts is primarily attributable to procedural changes made during the year related to customers’ account balances.

Service charges also include corporate analysis fees which represent service charges on commercial accounts. These analysis fees were essentially flat for 2004 as compared to 2003, reflecting a shift in the mix of transactions being processed in 2004. Electronic transactions, which carry lower processing fees, are becoming a larger percentage of all transactions processed. Lower overall transaction volume and higher fee credits provided to customers as a result of higher earnings credit rates and balance growth also pressured corporate analysis fee growth. These trends are expected to continue in 2005.

Trust revenues represent fees derived from trust services, institutional investment services and natural resources management and are generally based on a percentage of the market value of assets under management. Trust income was $118.0 million in 2004, an increase of $14.3 million or 13.8 percent compared with 2003, primarily due to improved sales and market conditions, as well as various fee adjustments. Discretionary trust assets under management at the end of 2004 were $15.8 billion compared to $14.6 billion at the end of 2003. Total trust assets were $26.7 billion at the end of 2004 versus $25.3 billion at the end of 2003.

Consumer investment services revenues are derived from annuity sales, mutual fund sales, brokerage fees and the sale of other investment products. In 2004, consumer investment services income increased $8.0 million to $77.4 million. The increase was primarily the result of higher sales of insurance-related products, which were up $2.4 million, and

AMSOUTH BANCORPORATION AND SUBSIDIARIES

Management’s Discussion and Analysis

an increase in mutual fund commissions and fees, which were higher by $2.7 million over 2003. Annuity sales, the largest revenue category within consumer investment services, represent sales of fixed and variable annuity products by trained and licensed professionals in AmSouth’s branches and AmSouth Investment Services. Although equity markets performed better in 2004, low interest rates continued to put pressure on fixed income and fixed annuity channels. Revenues from annuity sales in 2004 were virtually equal to those in 2003, at $38.6 million and $38.7 million, respectively. Principal volume of annuity sales was relatively unchanged at $776 million in 2004 versus $768 million in 2003.

AmSouth realized a gain on the sale of its credit card portfolio in the amount of $166.1 million in the fourth quarter of 2004. The gain was the result of selling $550 million of credit card loans to MBNA Corporation. The decision to sell this portfolio was made because this product line is now dominated by larger financial institutions with a wide array of credit card products. As part of the sale, AmSouth entered into an agency agreement with MBNA Corporation, allowing customers to continue carrying AmSouth branded cards with a broader array of product offerings. This agreement will also provide a continuing revenue stream tied to application volume generated through AmSouth’s branch system.

Other noninterest revenues decreased $52.8 million in 2004 to $292.0 million compared with 2003. The decrease was principally the result of a decrease in mortgage revenues and decreased investment portfolio income offset by increased interchange income.

Mortgage income decreased $30.0 million to $21.2 million in 2004 versus 2003. The decrease was primarily associated with a decrease in fixed rate mortgage originations in 2004. Historically, AmSouth has elected to sell the majority of its fixed rate production into the secondary market resulting in gains on these sales. AmSouth has experienced a shift in customer preference toward variable rate products. As such, more of 2004 originations were made at adjustable rates and the Company made a business decision to retain them on the balance sheet. As a result, AmSouth recognized $19.7 million in income related to the sale of mortgage loans and mortgage servicing rights in 2004, as compared to $24.9 million in 2003. The lower gain income will be somewhat offset through increased net interest income from the loan volume retained on the balance sheet.

AmSouth’s mortgage production was down $0.4 billion or 9 percent in 2004 from 2003, compared to the industry average reduction of 26 percent. AmSouth’s smaller percentage decrease in mortgage production was driven by an increase of 75 mortgage loan officers and AmSouth’s Loan-By-Phone distribution channel in 2004.

Industry projections anticipate that mortgage markets will contract another 17 percent in 2005. AmSouth expects to counter this contraction through an increase in mortgage loan officers. AmSouth’s strategy to generate income by selling a portion of mortgage originations is expected to continue in 2005.

Portfolio income is derived from the sales of securities in the available-for-sale portfolio. Revenue from this activity was down significantly in 2004 to $29.1 million or a decrease of $24.3 million from the 2003 level of $53.4 million. In 2003, AmSouth generated relatively high securities gains, taking advantage of favorable market conditions through the sale of securities that were prepaying at a rapid rate. The lower level of gains in 2004 was expected because, as rates began to rise and prepayments slowed materially, opportunity to take securities gains lessened.

Interchange income represents fees derived from electronic transactions, such as debit cards and automated teller machines. In 2004, interchange income increased 15.2 percent, or $10.2 million, to $77.6 million due primarily to increases in the volume of CheckCards outstanding, increases in transaction volumes and fee adjustments. AmSouth now has 1.7 million CheckCards and more than 1,250 ATMs generating interchange fees. Transaction volumes increased to 154 million in 2004, a 17 percent increase over 2003.

Noninterest Expenses

Noninterest expenses primarily represent the operating expenses of AmSouth. Each of the major categories of noninterest expense from 2000 through 2004 is shown in Table 5.

During 2004, noninterest expenses were $1.5 billion, an increase of $251.4 million compared to 2003. This increase includes costs associated with settlement agreements and FHLB debt prepayment fees totaling $183.6 million. Much of the remaining increase in noninterest expense reflects investments by AmSouth in revenue growth initiatives. As part of these investments, AmSouth opened a total of 41 new branches

AMSOUTH BANCORPORATION AND SUBSIDIARIES

Management’s Discussion and Analysis

during 2004, including 31 in the high-growth Florida market, and hired a substantial number of professionals in sales and key support areas of the Company. At the end of 2004, AmSouth had more branches in Florida than any other state. AmSouth also invested in new technology in 2004 that enhances the Company’s ability to serve customers in branches via the Internet and call centers.

Salaries and employee benefits expense was $674.4 million, up 5.6 percent in 2004, reflecting higher benefit costs related to pension benefits, an increase in performance-based incentive payments, and general merit increases. Partially offsetting increases in personnel costs was a net decrease in the number of employees, down four percent from December 31, 2003 to December 31, 2004.

Net occupancy expense increased $13.7 million, to $147.2 million in 2004, reflecting higher depreciation and other costs associated with AmSouth’s branch expansion program.

The increase in equipment expense in 2004 versus 2003 was 7.1 percent and was associated with higher depreciation and maintenance costs.

Also contained in noninterest expense was the cost of the settlement agreements and related professional fees totaling $54.0 million. See “Regulatory Agreements and Related Settlements” on page 36 for a detailed description. In addition, AmSouth incurred $4.5 million of costs in 2004 and expects costs of approximately $12 million in 2005, some of which are one-time in nature, related to compliance efforts with the Bank Secrecy Act. These costs consist primarily of personnel, consulting and technology costs.

AmSouth also incurred $129.6 million of cost associated with the prepayment of FHLB borrowings, which is included in noninterest expense for 2004. This cost was the result of a business decision AmSouth made, electing to prepay $1.25 billion of long duration high-cost FHLB borrowings to lower funding cost going forward.

Other noninterest expense increased in 2004 primarily due to higher marketing expenses and professional fees. Partially offsetting increases in these categories of other non-interest expense were lower costs for communications and postage and supplies.

Excluding the settlement cost, total noninterest expense for 2004 was up $197.4 million or 16.4 percent over 2003. The efficiency ratio calculated on the same basis was 55 percent. (See Table 1, GAAP to Non-GAAP Reconciliation on page 37.)

Income Taxes

AmSouth’s income tax expense was $300.0 million in 2004 and $265.0 million in 2003. Income tax expense for each year fluctuates based on pre-tax income. The effective tax rate for 2004 was 32.5 percent compared to 29.7 percent in 2003. The effective tax rate for 2004 increased due to higher pre-tax income and the payment of the settlement charges described earlier which are not tax deductible. Details of the deferred tax assets and liabilities are included in Note 18 of the Notes to Consolidated Financial Statements.

CONSOLIDATED BALANCE SHEET ANALYSIS

At December 31, 2004, AmSouth reported total assets of $49.5 billion compared to $45.6 billion at the end of 2003. Loans and deposits were the primary drivers of the Company’s growth. Loan expansion reflected new business generation resulting from increased business development efforts and an improving economy. This asset growth was funded by solid growth in deposits, particularly low-cost deposits.

Interest-Earning Assets

The primary types of interest-earning assets are loans and investment securities. The proportion of interest-earning assets to total assets measures the effectiveness of Management’s efforts to invest available funds into the most profitable interest-earning vehicles. The categories which comprise interest-earning assets are shown in Table 2.

AMSOUTH BANCORPORATION AND SUBSIDIARIES

Management’s Discussion and Analysis

Investment Securities

The size and composition of AmSouth’s securities portfolio, detailed in Table 6, are largely dependent on liquidity needs as well as the interest rate risk position of the Company. AmSouth uses this portfolio primarily to manage liquidity and interest rate risk and to take advantage of market conditions that offer yield enhancement opportunities.

The total securities portfolio increased $456.5 million for the year ended December 31, 2004, driven by an increase in held-to-maturity (HTM) securities of $1.3 billion with an offsetting decrease in the available-for-sale (AFS) portfolio of $803.3 million. The 2004 increase in AmSouth’s HTM portfolio reflected additional purchases of primarily shorter duration and well-structured mortgage-backed securities (MBS) and collateralized mortgage obligations (CMO). The decrease in AmSouth’s AFS portfolio was the result of maturities, prepayments and sales of securities.

Portfolio Composition – The majority of AmSouth’s AFS and HTM securities portfolios consists of mortgage-backed securities and collateralized mortgage obligations, which provide a source of interest income and monthly cash flow and serve as collateral in connection with pledging requirements. A collateralized mortgage obligation is a debt security that is secured by a pool of mortgages, mortgage-backed securities, U.S. government securities, corporate debt or other bonds. At December 31, 2004, AmSouth had approximately $11.6 billion in CMO and mortgage-backed securities or 92.8 percent of the portfolio. At the end of 2003, MBS and CMO securities represented $10.9 billion or 90.0 percent of the total portfolio. In 2004, AmSouth purchased approximately $5.1 billion in MBS and CMO securities, the majority of which was used to replace normal runoff and sales of securities. AmSouth’s strategy was to purchase high-quality MBS and well-structured CMO securities, which would provide predictable cash flows to be utilized as a funding source for loan growth in 2004 and beyond.

TABLE 6 - SECURITIES

	December 31
(In millions)	2004	2003	2002
Trading securities	$2	$3	$48
Available-for-sale securities:
U.S. Treasury and federal agency securities	82	247	67
State, county and municipal securities	49	56	70
Mortgage-backed securities and collateralized mortgage obligations	5,843	6,357	4,150
Equity securities	342	417	375
Other debt securities	7	49	83

	6,323	7,126	4,745

Held-to-maturity securities:
U.S. Treasury and federal agency securities	53	64	24
State, county and municipal securities	348	304	340
Mortgage-backed securities and collateralized mortgage obligations	5,784	4,556	4,057
Other debt securities	3	4	4

	6,188	4,928	4,425

	$12,513	$12,057	$9,218

AMSOUTH BANCORPORATION AND SUBSIDIARIES

Management’s Discussion and Analysis

TABLE 7 - AVAILABLE-FOR-SALE SECURITIES AND HELD-TO-MATURITY SECURITIES RELATIVE CONTRACTUAL MATURITIES AND WEIGHTED-AVERAGE YIELDS

	Due Within One Year		Due After One but Within Five Years		Due After Five but Within Ten Years		Due After Ten Years
(Taxable equivalent basis - dollars in thousands)	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
Available-for-sale securities:
U.S. Treasury and federal agency securities	$1,283	1.60%	$4,349	3.54%	$75,887	3.59%	$3,629	4.99%
State, county and municipal obligations	4,383	8.24	17,350	7.12	21,480	7.23	4,156	6.55
Mortgage-backed securities and collateralized mortgage obligations	-0-	0.00	30,103	7.35	242,038	3.72	5,607,420	4.61
Other debt securities	-0-	0.00	-0-	0.00	-0-	0.00	4,793	5.00

	$5,666	6.74%	$51,802	6.95%	$339,405	3.91%	$5,619,998	4.61%

Taxable equivalent adjustment for calculation of yield	$124		$373		$415		$45
Held-to-maturity securities:
U.S. Treasury and federal agency securities	$3,330	2.61%	$9,412	3.64%	$35,163	5.26%	$5,011	5.84%
State, county and municipal obligations	4,775	7.20	20,076	6.25	130,885	6.25	191,973	5.92
Mortgage-backed securities and collateralized mortgage obligations	3	9.18	608	6.95	472,445	3.76	5,310,657	5.02
Other debt securities	25	5.50	2,647	6.07	1,000	6.03	-0-	0.00

	$8,133	5.32%	$32,743	5.50%	$639,493	4.36%	$5,507,641	5.05%

Taxable equivalent adjustment for calculation of yield	$99		$206		$1,752		$2,291

Notes:

1.	The weighted-average yields were computed by dividing the taxable equivalent interest income by the amortized cost of the appropriate securities. The computation of the taxable equivalent adjustment is based on the statutory federal income tax rate of 35%, adjusted for applicable state income taxes net of the related federal tax benefit.

2.	Mortgage-backed securities have stated long-term final maturities. According to mortgage industry standards, the estimated weighted-average remaining life of these securities held in AmSouth’s available-for-sale portfolio is approximately 4.6 years.

3.	Mortgage-backed securities have stated long-term final maturities. According to mortgage industry standards, the estimated weighted-average remaining life of these securities held in AmSouth’s held-to-maturity portfolio is approximately 3.9 years.

4.	Federal Reserve Bank stock, Federal Home Loan Bank stock, and equity stock of other corporations held by AmSouth are not included in the above table.

AMSOUTH BANCORPORATION AND SUBSIDIARIES

Management’s Discussion and Analysis

Maturity Analysis – The average life of the AFS portfolio at December 31, 2004, was estimated to be 4.6 years with a duration of approximately 3.9 years. These metrics are consistent with an estimated average life of 4.7 years with a duration of approximately 4.0 years for the AFS portfolio at December 31, 2003. The average life of the HTM portfolio at December 31, 2004, was estimated to be 3.9 years with a duration of approximately 3.3 years compared to an average life of 4.1 years and a duration of 3.4 years at the end of 2003. See Table 7 for additional information concerning the composition of the AFS and HTM securities portfolios as well as contractual maturities and weighted-average yield information.

Portfolio Quality – AmSouth’s policy requires all secularities purchased for the securities portfolio, except state, county and local municipal obligations, which are typically insured, to be rated investment grade or better. Securities backed by the U.S. Government and its agencies, both on a direct and indirect basis, represented approximately 82 percent of the investment portfolio at December 31, 2004. State, county and local municipal securities represented just three percent of total securities at year-end 2004. Approximately 97 percent of these were rated single A or higher by the rating agencies or were escrowed in U.S. Treasury obligations.

Loans – Overview

Major categories of loans and leases from 2000 to 2004 are summarized in Table 8 in this section. “Loans net of unearned income” is the single largest component of interest-earning assets at AmSouth and produces the highest level of revenues.

The loan portfolio includes three main components: commercial loans, commercial real estate loans and consumer loans. The consumer loan category is comprised mainly of residential mortgage loans (which are represented separately from other consumer loans above) and home equity lines and loans. Total loans and leases increased $3.5 billion during 2004 to $32.8 billion. The growth reflected increases across the commercial and commercial real estate categories, as well as residential mortgage and equity lines within the consumer category.

Efforts associated with AmSouth’s strategic initiative to grow Commercial Banking with improved credit quality were the primary catalyst for commercial and commercial real estate loan growth. Key areas of expansion included AmSouth’s commercial middle market and commercial real estate areas. The middle market line posted strong new business generation resulting from its new relationship campaign, which generated over 10,250 sales calls to prospects, resulting in 578 new relationships during 2004. Commercial real estate loans were up 25.4 percent for the year ended December 31, 2004, driven primarily by growth in construction lending.

Consumer loan development was driven by efforts associated with AmSouth’s strategic initiative to sustain growth in Consumer Banking with a particular focus on growing home equity lines of credit and residential first mortgages. In 2004, AmSouth also benefited from the continued strong

AMSOUTH BANCORPORATION AND SUBSIDIARIES

Management’s Discussion and Analysis

TABLE 8 - MAJOR LOAN CATEGORIES

	December 31
(In millions)	2004	2003	2002	2001	2000
Commercial:
Commercial and industrial	$5,740	$5,264	$5,151	$5,272	$6,031
Commercial loans secured by real estate	2,245	2,026	1,726	1,682	1,765
Commercial leases	2,179	1,962	1,781	1,619	1,282

Total commercial	10,164	9,252	8,658	8,573	9,078

Commercial real estate:
Commercial real estate mortgages	2,868	2,359	2,305	2,137	2,323
Real estate construction	3,008	2,328	2,088	2,365	2,517

Total commercial real estate	5,876	4,687	4,393	4,502	4,840

Consumer:
Residential first mortgages	5,082	3,646	2,794	1,666	1,358
Equity loans and lines	7,757	7,005	6,360	5,404	4,656
Dealer indirect	3,312	3,610	3,731	3,382	2,990
Revolving credit	27	551	541	520	505
Other consumer	583	588	874	1,077	1,189

Total consumer	16,761	15,400	14,300	12,049	10,698

Total loans net of unearned income	$32,801	$29,339	$27,351	$25,124	$24,616

mortgage lending environment and favorable interest rates. Overall growth in the consumer lending category was somewhat offset by the sale of $550 million of credit card loans in late 2004.

Commercial Loans – Commercial and industrial loans represent loans to commercial customers for use in normal business operations to finance working capital needs, equipment purchases or other expansion projects. Commercial loans secured by real estate are business loans collateralized by owner-occupied real estate, where the source of repayment is the operating cash flow from the business. In contrast, commercial real estate loans are loans to companies or developers used for the purchase or construction of a commercial property for which repayment will be generated by cash flows related to the operation, sale or refinance of the property.

In total, commercial loans increased 9.9 percent during the year, to $10.2 billion as of December 31, 2004. Growth was driven primarily by new customer acquisitions and, to a lesser extent, increasing line utilization. The increase has been broad-based across all of AmSouth’s markets and geographies. Within the commercial category, commercial and industrial loans were up 9.0 percent in 2004, principally reflecting growth in commercial middle market lending

Commercial Real Estate Loans – Commercial real estate loans are composed of two primary categories: commercial real estate mortgages and real estate construction loans. During 2004, commercial real estate closings were $5.6 billion, a 34 percent increase over 2003. As of December 31, 2004, commercial real estate loans totaled $5.9 billion, an increase of $1.2 billion over the prior year. The increase in the commercial real estate portfolio in 2004 reflects increased construction project financing opportunities, somewhat offset by a higher level of refinance activity resulting from low interest rates.

Substantially all of AmSouth’s real estate portfolio is made up of loans to finance residential construction within AmSouth’s markets; loans for construction projects that have been presold, preleased or otherwise have secured permanent financing; and loans to real estate companies that have significant equity invested in each project and offer substantive and meaningful guarantees.

AMSOUTH BANCORPORATION AND SUBSIDIARIES

Management’s Discussion and Analysis

TABLE 9 - SELECTED LOAN MATURITIES AND SENSITIVITY TO CHANGE IN INTEREST RATES

	Due in One Year or Less	Due After One but Within Five Years			Due After Five Years
(In millions)		Fixed Rate	Variable Rate	Total	Fixed Rate	Variable Rate	Total	Total
Commercial and industrial	$2,426	$458	$2,185	$2,643	$161	$510	$671	$5,740
Commercial loans secured by real estate	128	664	564	1,228	647	242	889	2,245
Commercial leases	23	201	-0-	201	1,955	-0-	1,955	2,179
Commercial real estate mortgages	856	323	1,484	1,807	95	110	205	2,868
Real estate construction	1,113	69	1,046	1,115	119	661	780	3,008

	$4,546	$1,715	$5,279	$6,994	$2,977	$1,523	$4,500	$16,040

Consumer Loans – The major categories of consumer loans include residential first mortgages, home equity loans and lines of credit, dealer indirect loans and other direct consumer loans. Within consumer lending, AmSouth’s residential mortgage and home equity lending programs produced solid growth in 2004.

Residential first mortgages held in the portfolio increased by $1.4 billion, or 37.6 percent in 2004, as consumers took advantage of continued low interest rates to purchase new homes. AmSouth has seen consumer preference shift toward adjustable rate mortgages. This shift has enabled AmSouth to retain a greater portion of 2004 mortgage originations on the balance sheet since they complement AmSouth’s overall interest rate risk management strategies, as opposed to fixed-rate mortgage products which AmSouth generally sells into the secondary mortgage market.

Demand for home equity loans and lines of credit was strong in all of AmSouth’s markets, with balances increasing $751.7 million, or 10.7 percent, for the year ended December 31, 2004. New home equity commitments totaled $4.2 billion in 2004 compared with $5.4 billion in 2003. The credit quality of home equity originations during 2004 remained high as reflected by an average credit score of 741 for new home equity line originations. The catalyst for the growth was AmSouth’s Consumer Banking strategic initiative and the initiative’s emphasis on originating home equity lines of credit through the branches.

New home equity volumes were partially offset by a sale in the first quarter of 2004 of $156.5 million of certain higher risk loans and an increase in payoffs of existing home equity loans and lines as customers took advantage of low rates to refinance their mortgages during the year.

Dealer indirect loans consist primarily of loans made to individuals to finance the purchase of new and used automobiles. Dealer indirect loans decreased in 2004 compared with 2003 due mainly to increased competition from offers of low-rate financing from automobile makers and from the sale of $85 million of marine and recreational vehicle loans during the year.

Also impacting total consumer loans was the sale of the credit card portfolio to MBNA Corporation. This sale, which is described further on page 52, occurred in the fourth quarter of 2004 and reduced consumer loan outstandings by $550 million.

AMSOUTH BANCORPORATION AND SUBSIDIARIES

Management’s Discussion and Analysis

TABLE 10 - AVERAGE DEPOSITS

	December 31
(In thousands)	2004	2003	2002
Noninterest-bearing demand	$6,561,938	$5,486,016	$4,907,143
Interest-bearing checking	6,710,178	5,755,018	5,244,737
Money market and savings deposits	7,927,030	7,576,751	6,762,350
Time	9,315,285	8,910,764	8,561,378
Foreign	1,500,545	854,067	467,926

	$32,014,976	$28,582,616	$25,943,534

Deposits

Deposits are AmSouth’s primary source of funding and their cost is the largest category of interest expense. The composition of AmSouth’s deposits can be found in Table 10. Growth occurred in both low-cost deposits and time deposits. Low cost deposits include noninterest-bearing demand, interest-bearing checking, money market and savings deposits. The increase in deposits during 2004 reflected AmSouth’s continuing emphasis on deposit growth within each of its strategic initiatives. Both commercial customer additions and new retail checking account growth fueled an outstanding year of deposit growth. This growth resulted from extensive advertising and sales campaigns featuring deposit products as well as incentive programs that encourage deposit growth. AmSouth’s ongoing branch expansion and related household growth also positively impacted deposit growth during 2004. During 2004, AmSouth opened 41 new branches. Through these new and existing branches and other distribution channels, AmSouth currently serves 1.9 million households.

Low-cost Deposits – The $2.4 billion increase in average low-cost deposits in 2004 represented an increase of 12.7 percent over 2003. Growth in transaction account deposits, the largest component of low-cost deposits, was primarily attributable to AmSouth’s branch expansion program. Through the branch network, AmSouth emphasized deposit products with a focus on expanding the customer base and customer deposit accounts. Additionally, customer preference for investments that provide high levels of liquidity in a low interest rate environment augmented deposit volumes. Interest-bearing checking also contributed to low-cost deposit growth. Specifically, average consumer interest-bearing checking was up $402.9 million driven primarily by growth in households. On the commercial side, average public funds checking was higher by $513.5 million, reflecting the success of sales efforts with respect to these funds.

On a year ended basis, low-cost deposits were up $3.1 billion in 2004. This increase reflects strong growth in non-interest-bearing deposits and money market deposits. Money market deposit growth was especially strong toward the latter part of the year following the introduction of a special promotional product which generated new business of nearly $1.0 billion.

Time Deposits – Growth in time deposits during 2004 reflected strategies to more cost-effectively provide funding, through utilizing national market deposits to replace the runoff of higher cost consumer deposits. During the year, time deposits over $100,000 grew by $1.2 billion, largely reflecting the issuance of national market certificates of deposit, the majority of which mature in one year or less. This increase was partially offset by consumer time deposits which were down $809.8 million, reflecting the expected runoff of approximately $700 million of higher cost consumer CDs due to competitive market pricing pressures.

AMSOUTH BANCORPORATION AND SUBSIDIARIES

Management’s Discussion and Analysis

TABLE 11 - MATURITY OF DOMESTIC TIME DEPOSITS OF $100,000 OR MORE

As of December 31, 2004

(In thousands)
Three months or less	$1,222,077
Over three through six months	1,304,346
Over six through twelve months	722,666
Over twelve months	1,194,303

$4,443,392

Other Interest-Bearing Liabilities

Other interest-bearing liabilities include all interest-bearing liabilities except deposits. Included in this category are short-term borrowings such as federal funds purchased and securities sold under agreements to repurchase (repurchase agreements) and Treasury, tax and loan notes. Also included is longer-term debt, such as FHLB advances, subordinated debt and various long-term notes.

Federal Funds Purchased – Average federal funds purchased and repurchase agreements were $3.0 billion in 2004, a 38.8 percent increase from $2.2 billion in 2003. At December 31, 2004, 2003 and 2002, federal funds purchased and repurchase agreements totaled $2.3 billion, $2.0 billion and $1.8 billion, respectively, with weighted-average interest rates of 2.02 percent, 0.81 percent and 1.02 percent, respectively. The maximum amount outstanding at any given month-end during each of the last three years was $4.0 billion, $2.8 billion and $2.1 billion, respectively. The average daily balance and average interest rates for each year are presented in Table 3.

Long-term Debt – Long-term debt consists of long-term FHLB advances, subordinated notes and debentures, and various long-term notes payable. Average long-term debt increased $551.4 million to $7.7 billion during 2004. On an ending basis, long-term debt outstanding decreased $581 million to $7.3 billion as of December 31, 2004. Changes in long-term debt include the maturity of $150 million of 7.75 percent subordinated notes, the issuance of $350 million of LIBOR-based notes under AmSouth’s Bank Note program, and the issuance of $601 million of long-term securities sold under agreements to repurchase. See Note 10 of the Notes to the Consolidated Financial Statements for additional information.

In November 2004, AmSouth prepaid $1.25 billion of higher rate, longer duration FHLB advances. These borrowings were replaced with a variety of lower cost instruments, some of which were mentioned in the previous paragraph. These new instruments include $200 million of bank notes, $600 million of securities sold under agreements to repurchase and $450 million of Fed Funds, which were swapped to a three-year fixed term. These new instruments have an average maturity of three years and are expected to save 244 basis points in the average cost of these funds. Prepayment cost in the amount of $129.6 million was paid to the FHLB related to this transaction and was recorded as a 2004 noninterest expense.

Shareholders’ Equity

The management of capital in a regulated banking environment requires a balance between optimizing leverage and return on equity while maintaining sufficient capital levels and related ratios to ensure a strong capital position and satisfy regulatory requirements. AmSouth’s goal is to generate attractive returns on equity for the Company’s shareholders while maintaining regulatory capital ratios that meet the requirements for a well-capitalized company. At least annually, Management reevaluates the capital policy and presents its findings to the Board of Directors to ensure that the policy continues to support corporate objectives and is consistent with the regulatory environment and changes in market conditions. Refer to Table 12 and Notes 13 and 16 of the Notes to the Consolidated Financial Statements for specific information.

Shareholders’ equity increased $339.2 million from year-end 2003 to $3.6 billion at December 31, 2004. Average diluted common shares outstanding increased by 3.6 million shares from December 31, 2003, to 358.0 million average diluted common shares outstanding at December 31, 2004.

AMSOUTH BANCORPORATION AND SUBSIDIARIES

Management’s Discussion and Analysis

In early 2004, AmSouth repurchased 2.1 million common shares at a cost of $51.0 million, the majority of which was in connection with a previously announced buyback program. As of December 31, 2004, AmSouth had 22.6 million shares of stock remaining from its current repurchase plan, which was approved by the Board of Directors in April 2003.

AmSouth paid $344.3 million, or $0.97 per share, in dividends to common shareholders in 2004 compared with $324.5 million, or $0.93 per share, in 2003. This represented a dividend payout ratio on earnings of 54.8 percent in 2004 and 52.0 percent in 2003.

As a regulated financial services company, AmSouth is governed by certain regulatory capital requirements. AmSouth’s tier 1 capital ratio increased 34 basis points from December 31, 2003, to 8.05 percent at December 31, 2004, driven primarily by higher retained earnings. The minimum tier 1 capital ratio is 4 percent. At December 31, 2004, AmSouth was classified as well-capitalized for regulatory purposes, the highest classification. AmSouth’s total capital and leverage ratios were 10.93 percent and 6.73 percent, respectively, at December 31, 2004, and 11.22 percent and 6.66 percent, respectively at December 31, 2003.

TABLE 12 - CAPITAL RATIOS

	December 31
(Dollars in thousands)	2004	2003
Risk-based capital:
Shareholders’ equity	$3,568,841	$3,229,669
Less unrealized gains/(losses) on available-for-sale securities	30,223	9,715
Less accumulated net gains/(losses) on cash flow hedges	25,048	21,994
Intangible assets	(300,174)	(300,854)
Other adjustments	-0-	(1,737)

Tier 1 capital	3,323,938	2,958,787
Adjusted allowance for loan losses*	369,770	388,939
Qualifying other long-term debt	819,852	954,743
Other	444	-0-

Tier 2 capital	1,190,066	1,343,682

Total capital	$4,514,004	$4,302,469

Risk-adjusted assets	$41,315,742	$38,362,226
Capital ratios:
Tier 1 capital to total risk-adjusted assets	8.05%	7.71%
Total capital to total risk-adjusted assets	10.93	11.22
Leverage	6.73	6.66
Ending equity to assets	7.20	7.08
Ending tangible equity to assets	6.64	6.46

*	Includes $2,996 and $4,815 in 2004 and 2003, respectively, associated with reserves recorded in other liabilities for off-balance sheet credit exposures.

AMSOUTH BANCORPORATION AND SUBSIDIARIES

Management’s Discussion and Analysis

RISK MANAGEMENT

Risk identification and management are key elements in the overall management of AmSouth. Management believes the primary risk exposures are interest rate risk and associated prepayment risk, liquidity, credit, operating and legal risks. Interest rate risk is the risk to net interest income due to the impact of movements in interest rates. Prepayment risk is the risk that borrowers may repay their loans or securities earlier than at their stated maturities. Liquidity risk relates to AmSouth’s ability to fund present and future obligations. Credit risk represents the possibility that borrowers may not be able to repay loans. Operating risk is the risk of loss resulting from inadequate or failed internal processes, people or systems or from external events. Legal risk represents the risk of legal proceedings against AmSouth as well as regulatory and government reviews or investigations that arise in the course of AmSouth’s business.

External factors beyond Management’s control may from time to time result in losses despite risk management efforts. Management follows a formal policy to evaluate and document the key risks facing each line of business, how those risks can be controlled or mitigated, and how Management monitors the controls to ensure that they are effective. AmSouth’s Internal Audit Division performs ongoing, independent reviews of the risk management process and assures the adequacy of documentation. The results of these reviews are reported regularly to the Audit Committee of the Board of Directors.

Some of the more significant processes used to manage and control interest rate, prepayment, liquidity and credit risks are described in the remainder of Management’s Discussion and Analysis.

Interest Rate Risk

AmSouth maintains a formal asset and liability management process to quantify, monitor and control interest rate risk and to assist Management in minimizing the impact of changes in the level and direction of interest rates on net interest income. This is accomplished through the development and implementation of lending, funding, pricing and hedging strategies designed to achieve net interest income performance goals while minimizing the potential variation of net interest income under different interest rate scenarios.

Interest rate risk arises primarily as a result of AmSouth’s core business activities of extending loans and accepting deposits, and the associated balance sheet management required to closely match maturities and repricing frequencies of loans and investments to funding sources. AmSouth follows an extensive process to actively manage its exposure to interest rate risk. The principal objective of asset and liability management is to maximize net interest income while operating within acceptable limits established for interest rate risk and maintaining adequate levels of liquidity.

The Board of Directors, based upon recommendations from Management, approves policies and risk limits for the management of interest rate risk and monitors compliance with these policies.

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

AmSouth regularly evaluates net interest income under various balance sheet and interest rate scenarios, using income simulation analysis as its principal risk management technique. Management evaluates “base” net interest income under what is believed to be the most likely twelve-month asset/liability mix, growth scenario and current interest rate environment. This base case is then evaluated against various changes in interest rate scenarios. Assumptions for asset prepayment levels, yield curves and asset and liability replacement rates are adjusted to be consistent with each interest rate scenario. “Worst-case” scenarios are also tested to better understand the full range of net interest income exposure.

AMSOUTH BANCORPORATION AND SUBSIDIARIES

Management’s Discussion and Analysis

Key assumptions in the model include the magnitude and timing of Federal Reserve rate changes and the associated impact on the change in financial market rates across the maturity spectrum; prepayment speeds on mortgage-related assets; cash flows and maturities of derivatives and other financial instruments held for purposes other than trading; changes in market conditions, loan volumes and pricing; deposit balances and rate sensitivities; customer preferences; and Management’s financial and capital plans. These assumptions are inherently uncertain and as a result, the model cannot precisely estimate net interest income or precisely predict the impact of higher or lower interest rates on net interest income. However, the model can indicate the likely direction of change. Actual results will differ from simulated results due to timing, magnitude and frequency of interest rate changes and changes in market condition, customer behavior and Management’s strategies, among other factors.

Currently, AmSouth is essentially neutral in terms of interest rate sensitivity, meaning that parallel shifts in the yield curve have little impact on net interest income over a twelve-month forecast horizon. Table 13 illustrates the impact of a gradual 100 basis point increase or decrease in interest rates from the then-current rates on net interest income. This modeling assumes a simultaneous parallel shift in the yield curve. The changes shown indicate a level of interest rate risk that is well within AmSouth’s policy guidelines. Current policy states that net interest income should not fluctuate more than 2.5 percent in the event that interest rates gradually increase or decrease under the same scenario.

TABLE 13 - INTEREST RATE SENSITIVITY

(In thousands)
	Increase (Decrease) in Net Interest Income
Changes in Interest Rates	$	%
2004
+100 basis points	$4,600	0.31%
- 100 basis points	(11,400)	(0.77%)
2003
+100 basis points	$5,700	0.40%
- 100 basis points	(17,400)	(1.23%)

AmSouth uses derivatives as a cost-effective and capital-efficient way to mitigate interest rate risk associated with assets and liabilities on the balance sheet and anticipated transactions, such as future issuance of debt and mortgage loans to customers who have locked-in interest rates (the mortgage pipeline). The decision to use these instruments rather than securities, debt or other alternatives depends on many factors including the mix and cost of funding sources, liquidity, capital requirements and interest rate implications.

Statement 133 requires the recognition of all derivative instruments as either assets or liabilities in the balance sheet at fair value and establishes specific accounting treatments for the following types of hedges: hedges of changes in the fair value of assets, liabilities or firm commitments, referred to as fair value hedges; hedges of variable cash flows of forecasted transactions, including variable rate instruments, referred to as cash flow hedges; and hedges of foreign currency exposures of net investments in foreign operations. The accounting for each of the three types of hedges essentially results in recognizing earnings or losses to the extent that there is a difference in the offsetting changes in value of, or cash flows from, the hedging derivative and the hedged item. If a derivative instrument does not qualify for hedge accounting treatment, the full change in the fair value of the derivative instrument is reflected in earnings in the period of change. During 2004 and 2003, AmSouth had both fair value hedges and cash flow hedges. See Note 1 and Note 11 to the Consolidated Financial Statements for further discussion of derivatives.

The primary derivative instruments used by AmSouth to manage interest rate risk are interest rate swaps. An interest rate swap is an agreement between two parties to exchange one interest stream, such as floating rate, for another, such as fixed rate, based on a contractual amount, known as “notional amount.” AmSouth uses interest rate swaps to mitigate its exposure to interest rate risk on certain loans, deposits, borrowed funds and long-term debt. See Note 11 to the Consolidated Financial Statements for tables that detail notional amounts, fair values and items hedged.

The pay fixed interest rate swaps, which hedge long-term bank notes, fed funds purchased and forecasted issuances of long-term debt, were entered into in anticipation of a rising interest rate cycle. Consistent with AmSouth’s overall asset and liability management process, pay fixed interest rate swaps and additional long-term funding were put in place to achieve the desired interest rate risk profile.

AMSOUTH BANCORPORATION AND SUBSIDIARIES

Management’s Discussion and Analysis

While not significant, AmSouth also utilizes forward contracts to protect against changes in interest rates and prices of the Company’s mortgages and mortgage pipeline, which AmSouth intends to sell. The forward contracts against mortgage loans held for sale are designated as fair value hedges. The remaining forward contracts against the mortgage pipeline do not qualify for hedge accounting under Statement 133 but do provide economic hedging of the mortgage pipeline.

Table 14 summarizes the activity, by notional amount, of derivative financial instruments utilized in the asset and liability management process at AmSouth for the years 2004, 2003 and 2002.

Table 15 summarizes the expected maturities of AmSouth’s swap positions at December 31, 2004, and the weighted-average interest rates exchanged on swaps. Both the timing of the maturities and the variable interest payments and receipts vary as certain interest rates change. The maturities and interest rates exchanged are calculated assuming that interest rates remain unchanged from average December 2004 rates. The information presented could change as future interest rates increase or decrease.

AmSouth manages the credit risk of these instruments in much the same way as it manages credit risk of the loan portfolios by establishing credit limits for each counterparty and

TABLE 14 - INTEREST RATE SWAP ACTIVITY

(In millions)	Receive Fixed Rate Swaps	Pay Fixed Rate Swaps	Total
Balance at January 1, 2002	$2,061	$-0-	$2,061
Additions	-0-	-0-	-0-
Maturities	(971)	-0-	(971)

Balance at December 31, 2002	1,090	-0-	1,090
Additions	1,833	750	2,583
Maturities	(290)	-0-	(290)

Balance at December 31, 2003	2,633	750	3,383
Additions	-0-	1,500	1,500
Maturities	(300)	-0-	(300)
Terminations	-0-	(600)	(600)

Balance at December 31, 2004	$2,333	$1,650	$3,983

TABLE 15 - MATURITIES AND INTEREST RATES EXCHANGED ON SWAPS

	Mature During
(Dollars in millions)	2005	2006	2007	2008	2009	Thereafter	Total
Receive fixed swaps:
Notional amount	$150	$33	$-0-	$1,475	$175	$500	$2,333
Receive fixed rate	6.25%	2.79%	-0-	3.15%	6.22%	4.16%	3.79%
Pay LIBOR rate	2.28%	2.49%	-0-	2.26%	2.28%	2.01%	2.21%
Pay fixed swaps:
Notional amount	$300	$50	$850	$-0-	$-0-	$450	$1,650
Pay fixed rate	1.96%	2.51%	3.01%	-0-	-0-	4.83%	3.30%
Receive variable rate	2.25%	2.25%	2.25%	-0-	-0-	2.56%	2.34%

AMSOUTH BANCORPORATION AND SUBSIDIARIES

Management’s Discussion and Analysis

through collateral agreements for dealer transactions. For non-dealer transactions, the need for collateral is evaluated on an individual transaction basis and is primarily dependent on the financial strength of the counterparty. Credit risk is also reduced significantly by entering into legally enforceable master netting agreements. When there is more than one transaction with a counterparty and there is a legally enforceable master netting agreement in place, the exposure represents the net of the gain and loss positions with that counterparty. The “Credit Risk Management Process and Loan Quality” section in Management’s Discussion and Analysis has more information on the management of credit risk.

Prepayment Risk

AmSouth, like most financial institutions, is subject to changing prepayment speeds on mortgage-related assets under different interest rate environments. Prepayment risk is a significant risk to earnings and specifically to net interest income (see discussion in section entitled “Net Interest Income” in Management’s Discussion and Analysis). For example, mortgage loans and other financial assets may be prepaid by a debtor, so that the debtor may refinance its obligations at lower rates. As loans and other financial assets prepay in a falling rate environment, AmSouth must reinvest these funds in lower yielding assets. Prepayments of assets carrying higher rates reduce AmSouth’s interest income and overall asset yields. Conversely, in a rising rate environment, these assets will prepay at a slower rate resulting in opportunity cost by not having the cash flow to reinvest at higher rates. AmSouth’s greatest exposure to prepayment risks primarily rests in the Company’s mortgage-backed securities portfolio and mortgage loan portfolio. AmSouth also has prepayment risk that would be reflected in noninterest revenue in the form of servicing income on loans sold.

Tools to hedge prepayment risk are limited and generally involve complex derivatives that AmSouth has chosen not to utilize. AmSouth does, however, actively monitor prepayment exposure as part of the Company’s overall net interest income forecasting and interest rate risk management. Prepayment speeds were materially lower in 2004 with cash flows from mortgage-related assets returning to more normal levels following the rapid prepayment speeds in 2003.

Liquidity and Off-Balance Sheet Arrangements

AmSouth’s goal in liquidity management is to satisfy the cash flow requirements of depositors and borrowers, while at the same time meeting its cash flow needs. This is accomplished through the active management of both the asset and liability sides of the balance sheet. The liquidity position of AmSouth is monitored on a daily basis by AmSouth’s Treasury Division. In addition, the Asset and Liability Committee, which consists of members of AmSouth’s Senior Management team, reviews liquidity on a regular basis and approves any changes in strategy that are necessary as a result of asset/liability composition or anticipated cash flow changes. Management also compares AmSouth’s liquidity position to established corporate liquidity policies on a monthly basis. At December 31, 2004, AmSouth was within all of the Company’s established liquidity policies.

AmSouth has various financial obligations that require future cash payments. The amount and timing of payments required under debt obligations, noncancelable operating leases and time deposit obligations are outlined in Table 16. AmSouth also has off-balance sheet commercial commitments to customers that may impact liquidity. These include commitments to extend credit, standby letters of credit and commercial letters of credit. Since many of these commitments expire without being drawn upon, the total amount of commercial commitments does not necessarily represent the future cash flow requirements of AmSouth. Table 16 summarizes AmSouth’s commercial commitments at December 31, 2004, and the timing of the expiration of these commitments.

Maintaining adequate credit ratings on AmSouth’s debt issues is an important factor for liquidity, because credit ratings affect the ability of AmSouth to attract funds from various sources on a cost competitive basis. Table 17 summarizes AmSouth’s credit ratings at December 31, 2004.

For AmSouth Bank, the primary sources of liquidity on the asset side of the balance sheet are maturities and cash flows from both loans and investments as well as the ability to securitize, pledge or sell certain loans and investments. Liquidity on the liability side is generated primarily through growth in low-cost deposits and the ability to obtain economical wholesale funding in national and regional markets through a variety of sources. AmSouth’s most commonly

AMSOUTH BANCORPORATION AND SUBSIDIARIES

Management’s Discussion and Analysis

TABLE 16 - CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

	Payments Due By Period
(Dollars in thousands)	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
Borrowings(1)	$9,967,335	$3,322,227	$1,525,689	$865,263	$4,254,156
Operating leases	579,593	55,066	105,462	97,889	321,176
Time deposits(2)	9,476,271	6,468,176	2,390,819	606,262	11,014
Foreign deposits	1,647,381	1,647,381	-0-	-0-	-0-
Purchase obligations(3)	124,695	98,999	21,202	4,494	-0-

Total contractual cash obligations	$21,795,275	$11,591,849	$4,043,172	$1,573,908	$4,586,346

	Amount of Commitment Expiration Per Period
(Dollars in thousands)	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
Commercial letters of credit	$52,457	$52,457	$-0-	$-0-	$-0-
Standby letters of credit	3,301,812	1,438,309	1,300,142	446,872	116,489
Commitments to fund low-income housing	49,199	45,352	3,847	-0-	-0-
Commitments to extend credit(4)	15,454,337	11,003,411	3,414,103	980,542	56,281

Total commercial commitments	$18,857,805	$12,539,529	$4,718,092	$1,427,414	$172,770

Notes:

1.	All maturities are based on contractual maturities. Excludes $25.3 million of FAS 133 valuation adjustments.

2.	Excludes $196,000 of FAS 133 valuation adjustments.

3.	Purchase obligations represents obligations under agreements to purchase goods or services that are enforceable and legally binding on AmSouth and that specify all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction. The majority of AmSouth’s purchase obligations are comprised of commitments related to construction in process and maintenance agreements. The number includes contracts greater than $100,000.

4.	Excludes $3.1 billion of loan commitments under equity lines and $684.9 million under revolving lines of credit which do not have scheduled expiration dates.

used sources of wholesale funding are (1) federal funds (i.e., the excess reserves of other financial institutions); (2) repurchase agreements, whereby U.S. Government and government-sponsored agency securities are pledged as collateral for short-term borrowings; and (3) pledges of acceptable assets as collateral for public deposits and certain tax collection monies.

In addition to these sources, AmSouth can access other wholesale funding sources, such as foreign deposits and certificates of deposit. AmSouth Bank also has the ability to borrow from the FHLB, the products of which are competitively priced and are a reliable source of funds. While some FHLB advances are callable, they are convertible by AmSouth if called. The convertible feature provides that after a specified date in the future the advances will remain at a fixed rate, or AmSouth will have the option to pay off the advance or convert from a fixed rate to a variable rate at LIBOR. There is no adverse impact on liquidity as the advances, at AmSouth’s choice, remain outstanding. It is more likely that these advances would be called and therefore converted to a variable rate in a high interest rate environment. Also, AmSouth Bank maintains a bank note issuance program with a borrowing capacity of $3.0 billion; $1.0 billion was outstanding under the note issuance program at December 31, 2004.

As an additional source of liquidity, AmSouth periodically sells commercial loans to qualifying special purpose entities known as conduits in securitization transactions. The conduits are financed by the issuance of securities to asset-backed commercial paper issuers. The transactions are accounted for as sales and allow AmSouth to utilize its asset capacity and capital for higher yielding, interest-earning assets, while continuing to manage customer relationships. At December 31, 2004, the outstanding balance of commercial loans sold to conduits was $592.5 million. While no longer utilized as a source of funding, AmSouth, in prior years, also sold residential mortgage loans to third-party conduits. The remaining outstanding balance at December 31, 2004, associated with these transactions was $580.7 million.

AMSOUTH BANCORPORATION AND SUBSIDIARIES

Management’s Discussion and Analysis

While the conduit transactions have been a source of funding, these off-balance sheet arrangements have the potential to require AmSouth to provide funding to the conduits in the event of a liquidity shortage. AmSouth provides credit enhancements to these securitizations by providing standby letters of credit, which create exposure to credit risk to the extent of the letters of credit. At December 31, 2004, AmSouth had $79.0 million of letters of credit supporting the conduit sales. This credit risk is reviewed quarterly, and a reserve for loss exposure is maintained in other liabilities on the balance sheet.

AmSouth also provides liquidity lines of credit to support the issuance of commercial paper under 364-day commitments. These liquidity lines can be drawn upon in the unlikely event of a commercial paper market disruption or other factors, such as credit rating downgrades of one of the asset-backed commercial paper issuers or AmSouth (as the provider of the credit support), which could prevent the asset-backed commercial paper issuers from being able to issue commercial paper. At December 31, 2004, AmSouth had liquidity lines of credit supporting these transactions of $1.2 billion. To date, there have been no drawdowns of the liquidity lines; however, AmSouth includes this liquidity risk in its monthly liquidity risk analysis to ensure that sufficient sources of liquidity are available to meet demand. AmSouth also reviews the impact of the drawdown of these liquidity lines on its regulatory capital requirements. As of December 31, 2004, this analysis showed that AmSouth would retain a well-capitalized position even if the liquidity lines were completely drawn down.

TABLE 17 - CREDIT RATINGS

	Moody’s	Standard & Poor’s	Fitch
AmSouth Bancorporation
6.625% Subordinated Notes Due 2005	A3	BBB+	BBB+
6.125% Subordinated Notes Due 2009	A3	BBB+	BBB+
6.75% Subordinated Debentures Due 2025	A3	BBB+	BBB+
7.25% Senior Notes Due 2006	A2	A-	A-
Commercial paper	P-1	A-2	F1
AmSouth Bank
4.85% Subordinated Notes Due 2013	A2	—	A-
6.45% Subordinated Notes Due 2018	A2	A-	—
Certificates of deposit	A1	A	A
Short-term counterparty	P-1	A-1	F1
Long-term counterparty	A1	A	A
Financial Strength Rating	B	—	B

Table reflects ratings as of December 31, 2004.

AMSOUTH BANCORPORATION AND SUBSIDIARIES

Management’s Discussion and Analysis

The main source of funding for the Holding Company to meet liquidity requirements is provided through regular dividends from its subsidiary, AmSouth Bank. In 2004, AmSouth Bank paid the Holding Company a total of $444.0 million in dividends. During 2005, AmSouth Bank can pay dividends to the Holding Company of up to $208.9 million plus 2005 net income without prior regulatory approval.

Credit Risk Management Process and Loan Quality

AmSouth manages and controls risk in the loan portfolio through adherence to consistent underwriting and account administration standards established by Senior Management, combined with a commitment to producing quality assets. AmSouth has written credit policies which establish underwriting standards, exposure limits and other limits or standards as deemed necessary and prudent. Also included in the policy are various approval levels, ranging from the department level to those which are more centralized, primarily based on size and type of loan. AmSouth maintains a diversified portfolio intended to spread risk and reduce exposure to economic downturns, which may occur in different segments of the economy or in particular industries. Diversification by industry and loan type is reviewed quarterly.

Commercial real estate loans are categorized by the type of collateral. Owner-occupied properties include mortgages where the borrower is a primary tenant, such as factory or warehouse loans. Nonowner-occupied lending represents those loans where the primary source of repayment is anticipated to come from the proceeds from the sale of or rental income generated by the property, which generally has inherently more risk than owner-occupied lending.

Each commercial loan recorded at AmSouth is assigned a risk rating on a 13-point numerical scale by a loan officer using established credit policy guidelines. Consumer loan portfolios are assigned risk ratings based on a nine-point scale that considers the type of loan and its payment performance. All risk ratings are subject to review by an independent Credit Review Department. In addition, regular reports are made to Senior Management and the Board of Directors regarding the credit quality of the loan portfolio as well as trends in the portfolio.

The credit function includes designated credit officers, some of whom are industry specialists and all of whom are organizationally independent of the production areas. Credit officers oversee the loan approval process, ensure adherence to credit policies and monitor efforts to reduce nonperforming and classified assets. Additionally, a centralized Special Assets Department handles resolution and disposition of certain problem loans. Risk in the consumer loan portfolio is further managed through the utilization of both standard and customized credit scoring and in-depth analysis of portfolio components. In addition, the consumer collection function is centralized and automated to ensure timely collection of accounts and efficient management of the risk associated with delinquent accounts. A Portfolio Risk Management unit within the credit function helps manage the risk of loss in the different portfolios as well as the volatility of that risk under different economic scenarios.

TABLE 18 - NONPERFORMING ASSETS

	December 31
(Dollars in thousands)	2004	2003	2002	2001	2000
Nonaccrual loans	$88,488	$110,153	$158,829	$159,274	$179,659
Foreclosed properties	19,609	32,616	33,828	27,443	12,360
Repossessions	2,498	4,986	4,346	4,365	4,259

Total nonperforming assets*	$110,595	$147,755	$197,003	$191,082	$196,278

Nonperforming assets* to loans net of unearned income, foreclosed properties and repossessions	0.34%	0.50%	0.72%	0.76%	0.80%
Accruing loans 90 days past due	$51,117	$67,460	$91,045	$116,576	$85,410

*	Exclusive of accruing loans 90 days past due

AMSOUTH BANCORPORATION AND SUBSIDIARIES

Management’s Discussion and Analysis

Finally, AmSouth’s independent Credit Review Department performs ongoing independent reviews of the risk management process, adequacy of loan documentation, appropriateness of the risk ratings and the level of allowance for loan losses. The results of its examinations are reported quarterly to the Audit Committee of the Board of Directors.

TABLE 19 - NONPERFORMING LOANS AND NET CHARGE-OFFS/(RECOVERIES)

	Nonperforming Loans*				Net Charge-offs/(Recoveries)
(Dollars in thousands)	December 31 2004	% of Ending Loans** per Category	December 31 2003	% of Ending Loans** per Category	December 31 2004	% of Average Loans** per Category	December 31 2003	% of Average Loans** per Category
Commercial:
Commercial and industrial	$37,581	0.65%	$46,826	0.89%	$32,972	0.60%	$46,734	0.89%
Commercial loans secured by real estate	18,617	0.83	19,920	0.98	1,221	0.06	1,338	0.07
Commercial leases	2,048	0.09	3,277	0.17	1,518	0.08	1,818	0.10

Total commercial	58,246	0.57	70,023	0.76	35,711	0.37	49,890	0.56

Commercial real estate mortgages	3,074	0.11	3,548	0.15	(267)	(0.01)	2,453	0.10
Real estate construction	1,286	0.04	7,581	0.33	1,792	0.07	1,233	0.06

Total commercial real estate	4,360	0.07	11,129	0.24	1,525	0.03	3,686	0.08

Consumer:
Residential first mortgages	21,899	0.43	15,987	0.44	2,884	0.07	2,475	0.07
Equity loans and lines	3,946	0.05	12,652	0.18	23,784	0.32	36,925	0.55
Dealer indirect	13	0.00	21	0.00	20,306	0.57	40,842	1.10
Revolving credit	-0-	0.00	-0-	0.00	18,493	3.99	23,342	4.42
Other consumer	24	0.00	341	0.06	13,739	2.28	13,995	1.78

Total consumer	25,882	0.15	29,001	0.19	79,206	0.49	117,579	0.78

	$88,488	0.27%	$110,153	0.38%	$116,442	0.37%	$171,155	0.60%

*	Exclusive of accruing loans 90 days past due

**	Net of unearned income

Nonperforming Assets – Management closely monitors loans and other assets that are classified as nonperforming assets. Nonperforming assets include nonaccrual loans (i.e., loans that are still reflected in the loan portfolio but for which no interest income is being accrued; interest income on these loans is recorded on a cash basis), restructured loans, foreclosed properties and repossessions. Commercial loans are generally placed on nonaccrual status if full collection of principal and interest becomes unlikely (even if all payments are current), or if the loan is delinquent in principal or interest payments for 90 days or more, unless the loan is well secured and in the process of collection. The nonaccrual status of consumer loans secured by residential mortgages is not only based on the number of days past due but also on the value of the residential property securing the loan. All other consumer loans are charged-off in a timely fashion according to regulatory guidelines and, therefore, do not need to be placed on nonaccrual status based solely on days past due. The Special Assets Department manages the collection of commercial nonperforming loans and all foreclosed properties. The Consumer Collections Department manages the collection of consumer loans.

AMSOUTH BANCORPORATION AND SUBSIDIARIES

Management’s Discussion and Analysis

The graph entitled Asset Quality Trends and Table 18 provide trend information and detailed components of nonperforming assets for each of the last five years. For all periods presented in Table 18, AmSouth did not have any nonperforming assets considered to be restructured loans. Table 19 presents nonperforming loans as a percentage of ending loans and net charge-offs as a percentage of average net loans by category for December 31, 2004 and 2003.

As outlined in Table 19, the improvement in the level of nonperforming loans in 2004 was primarily driven by a decrease in the commercial sector and, within consumer, the equity loans and lines sector. The decrease reflects the impact of the improving economy in 2004 and efforts by AmSouth in recent years to strengthen commercial credit quality. The increase in the level of nonperforming residential first mortgages reflected the impact of growth in that portfolio during the year, as the percentage of residential nonperforming loans remained stable at 43 basis points relative to residential loans outstanding.

At December 31, 2004 and 2003, AmSouth had approximately $28.9 million and $29.3 million, respectively, of potential problem commercial loans which were not included in the nonaccrual loans or in the accruing loans 90 days past due categories at year-end, but for which Management had concerns as to the ability of such borrowers to comply with their present loan repayment terms. Of the $29.3 million in 2003, only $5.6 million remained categorized as potential problem loans at December 31, 2004. The remaining 2003 balance either migrated to nonperforming status or was no longer considered a potential problem loan.

Allowance for Loan Losses - A detailed schedule of the allowance for loan losses is included in Table 21. The allowance as a percent of total loans decreased from 1.31 percent at December 31, 2003 to 1.12 percent at December 31, 2004. This reduction reflects the benefits of stricter underwriting standards on the consumer portfolios implemented several years ago, the sale of the credit card portfolio, a shift in the mix of the portfolio to products/customers that have lower charge-off characteristics, and improved general economic conditions.

The portfolio shift is the result of growth in consumer loans secured by residential mortgages, which increased from 36 percent to 39 percent of total loans at December 31, 2003 and 2004, respectively. These loans historically have lower net charge-offs and, accordingly, require lower levels of reserves compared to other loan types. Additionally, the $550 million credit card portfolio, which has higher net charge-offs and allowance allocations, was sold in 2004. The allowance allocated to this portfolio, which was released at the time of sale, was $25.6 million, or 4.65 percent of the loans sold.

The allowance is determined based on components in accordance with Statement of Financial Accounting Standards No. 114, “Accounting by Creditors for Impairment of a Loan” (Statement 114) for individually impaired loans and Statement of Financial Accounting Standards No. 5, “Accounting for Contingencies” (Statement 5) for pools of loans. The allowance is established by a provision charged to earnings when losses are estimated to have occurred. Loan losses are charged against the allowance when uncollectability of all or part of the loan balance is confirmed. Any subsequent recovery is credited to the allowance.

The allowance is maintained at a level considered to be adequate to absorb estimated credit losses for specifically identified loans, as well as estimated probable credit losses inherent in the remainder of the loan portfolio at the balance sheet date. Actual losses can vary from Management’s estimates. A formal review of the allowance is prepared quarterly to assess the risk in the portfolio and determine the adequacy of the allowance. The allowance contains a specific component for impaired commercial and commercial real estate loans and a general component for loan pools.

AMSOUTH BANCORPORATION AND SUBSIDIARIES

Management’s Discussion and Analysis

The specific component of the allowance includes the calculations for individual impaired loans as required under Statement 114. In this process, specific allowances are established for all nonaccruing commercial loans greater than $500,000 based on a thorough analysis of the most probable sources of repayment, including discounted cash flow analysis, liquidation of collateral or the market value of the loan itself. As of December 31, 2004 and 2003, the specific allowance related to Statement 114 prescribed calculations totaled $5.4 million and $14.2 million, respectively. The decrease between the two periods was primarily due to an overall improvement in credit quality and the decline in the level of nonperforming loans.

The general component of the allowance for loan pools is determined under Statement 5 by applying loan loss factors to groups of loans within the portfolio that have similar characteristics. These general allowance factors are based on historical loss rates and trends in quarterly annualized charge-off rates, which are adjusted for changes in these pools by including current information on the credit performance of each pool of loans. Homogenous consumer pools include residential first mortgages, home equity lines and loans, indirect automobile loans, direct consumer loans, credit card and revolving credit. Commercial and commercial real estate loans not reviewed for specific allowances are included in the general allowance analysis. Every commercial and commercial real estate loan is assigned a risk rating on a 13-point numerical scale and each risk rating is assigned an allocation percentage which, when multiplied by the dollar value of loans in that risk category, results in the amount of general allowance allocated to these loans. Each of the allowance factors are reviewed quarterly.

Within the general allowance there is an unallocated component that includes an estimate for inherent losses related to specific economic stresses, variability in economic conditions and geopolitical risks, and the overall imprecision in the allowance estimation process. In Management’s opinion, recent changes in economic factors and geopolitical risk cannot be fully captured in the general allowance estimation process. For example, certain economic risks will negatively affect financial performance, although the recent nature of the risk would not be expected to be reflected in the financial statements that borrowers have made available to the Company. Included in the risks that, in Management’s judgment, increased inherent losses at year-end 2004 are higher and more volatile energy prices, higher commodity prices and higher interest rates, all of which occurred in the latter half of 2004. Management also recognizes that the number of assumptions, calculations and other financial information used in the estimation of the allowance results in a level of imprecision in the overall process. As of December 31, 2004 and 2003, the allowance related to specific economic stresses, variability in economic conditions, geopolitical uncertainty and overall imprecision in the allowance estimation process represented 0.18 percent and 0.17 percent of total loans, respectively.

The review of the impact of general economic conditions and other risk factors on the losses inherent in the portfolio is based on the effect of marketplace conditions and/or events that could affect loan repayment. This element inherently involves a higher degree of uncertainty, as it requires Management to estimate the impact that economic trends or other unique market and/or portfolio issues may have on estimated losses. For example, in assessing economic risks in the marketplace, Management might consider local unemployment trends, population shifts within the region, real estate absorption rates and expansion or contraction plans for major employers. Consideration of other risk factors typically includes such issues as recent loss experience in specific portfolio segments, trends in loan quality, changes in account acquisition strategy or market focus, concentrations of credit, and bank regulatory results together with any administrative risk factors. The Chief Credit Officer reviews these conditions quarterly with Executive Management. To the extent that any of these conditions is evidenced by a specifically identifiable problem credit or portfolio segment as of the evaluation date, Management’s estimate of the effect of such condition may be reflected as a specific allowance applicable to such credit or portfolio segment. Where any of these conditions is not evidenced by a specifically identifiable problem credit or portfolio segment as of the evaluation date, Management’s evaluation of the inherent loss related to such condition is reflected in the general allowance.

Concentrations of credit may affect inherent losses in the loan portfolio and the level of the allowance. Concentrations typically involve large exposures to a single borrower or affiliated group of borrowers, an aggregate of exposures to borrowers in the same industry or supported by the same type of collateral, or concentrations by geographic area. AmSouth’s credit portfolio is generally well diversified between commercial and consumer loans and across industries within the commercial loan category.

AMSOUTH BANCORPORATION AND SUBSIDIARIES

Management’s Discussion and Analysis

In the commercial portfolio, house limits have been established to control concentrations to single borrowers. Exposures greater than $25 million are actively monitored by Senior Management to ensure they present minimal credit risk to the Company. Total commercial loans are diversified by industry with no concentration greater than five percent of the total loan portfolio. The largest concentrations are in the education and government sectors representing 3.3 percent of the total loan portfolio, the retail sector at 3.2 percent and the transportation sector at 2.9 percent. The majority of balances in the education and government, and transportation sectors represent commercial leases to AA and better investment grade entities. In 2004, AmSouth reclassified a number of leases from transportation to government based on how the collateral was used to more accurately reflect the inherent risk of these leases. The commercial real estate component of the portfolio remains diversified by property type and geography and makes up 18 percent of the total portfolio at December 31, 2004, compared to 16 percent at December 31, 2003.

AmSouth’s Credit Administration Department prepares a comprehensive analysis of the allowance on a quarterly basis.

TABLE 20 - ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

	December 31, 2004		December 31, 2003
(Dollars in thousands)	Allowance Allocation	Percentage of Loans in Each Category to Total Loans	Allowance Allocation	Percentage of Loans in Each Category to Total Loans
Commercial:
Commercial and industrial	$94,532	17.5%	$91,635	17.9%
Commercial secured by real estate	17,749	6.9	29,212	6.9
Commercial leases	16,451	6.6	17,088	6.7

Total commercial	128,732	31.0	137,935	31.5

Commercial real estate:
Commercial real estate mortgages	34,847	8.7	24,628	8.1
Real estate construction	39,352	9.2	33,846	7.9

Total commercial real estate	74,199	17.9	58,474	16.0

Consumer:
Residential first mortgages	9,860	15.5	3,646	12.4
Equity loans and lines	39,966	23.6	43,757	23.9
Dealer indirect	39,938	10.1	48,735	12.3
Revolving credit	3,022	0.1	31,359	1.9
Other consumer	11,791	1.8	9,591	2.0

Total consumer	104,577	51.1	137,088	52.5

Unallocated	59,266	—	50,627	—

	$366,774	100%	$384,124	100.0%

AMSOUTH BANCORPORATION AND SUBSIDIARIES

Management’s Discussion and Analysis

The review is presented to and approved by Senior Management and subsequently reviewed and approved by the Audit Committee of the Board of Directors.

As of December 31, 2004 and 2003, the general allowance totaled $361.4 million and $369.9 million, respectively. The decrease was primarily driven by the sale of the credit card portfolio and an overall improvement in credit quality, partially offset by an increase in the amount of loans outstanding and identified risks related to specific portfolio segments. The allocation of the allowance can be found in Table 20.

Management continuously monitors qualitative and quantitative trends in the loan portfolio, including charge-offs, credit concentrations, and the level of past due, criticized and nonperforming loans. The distribution of the allowance as described above does not diminish the fact that the entire allowance is available to absorb credit losses in the loan portfolio. The principal focus is on the adequacy of the total allowance.

December 31, 2002		December 31, 2001		December 31, 2000
Allowance Allocation	Percentage of Loans in Each Category to Total Loans	Allowance Allocation	Percentage of Loans in Each Category to Total Loans	Allowance Allocation	Percentage of Loans in Each Category to Total Loans

$104,362	18.8%	$114,037	21.0%	$134,499	24.5%
24,868	6.3	25,274	6.7	23,018	7.2
13,355	6.5	12,655	6.4	10,329	5.2

142,585	31.6	151,966	34.1	167,846	36.9

25,278	8.4	23,722	8.5	31,238	9.5
30,235	7.7	33,633	9.4	36,760	10.2

55,513	16.1	57,355	17.9	67,998	19.7

2,794	10.2	1,666	6.6	2,445	5.5
31,218	23.3	20,232	21.5	14,843	18.9
54,105	13.6	45,658	13.5	32,291	12.1
28,919	2.0	26,038	2.1	24,885	2.1
15,146	3.2	15,143	4.3	12,761	4.8

132,182	52.3	108,737	48.0	87,225	43.4

51,299	—	45,549	—	57,365	—

$381,579	100.0%	$363,607	100.0%	$380,434	100.0%

AMSOUTH BANCORPORATION AND SUBSIDIARIES

Management’s Discussion and Analysis

TABLE 21 - ALLOWANCE FOR LOAN LOSSES

(Dollars in thousands)	2004	2003	2002	2001	2000
Balance at January 1	$384,124	$381,579	$363,607	$380,434	$354,679
Loans charged-off:
Commercial and industrial	(44,848)	(57,017)	(66,406)	(100,133)	(40,138)
Commercial loans secured by real estate	(1,607)	(1,726)	(1,137)	(6,668)	(14,617)
Commercial leases	(2,260)	(2,311)	(11,315)	(4,475)	(152)

Total commercial	(48,715)	(61,054)	(78,858)	(111,276)	(54,907)
Commercial real estate mortgages	(679)	(2,823)	(883)	(1,323)	(312)
Commercial real estate construction	(1,961)	(1,287)	(3,105)	(832)	(1,031)

Total commercial real estate	(2,640)	(4,110)	(3,988)	(2,155)	(1,343)
Residential first mortgages	(3,072)	(2,518)	(2,989)	(2,341)	(1,114)
Equity loans and lines	(27,839)	(39,717)	(31,918)	(18,157)	(10,524)
Dealer indirect	(40,462)	(63,259)	(72,578)	(68,210)	(71,659)
Revolving credit	(21,517)	(26,205)	(26,093)	(24,727)	(19,650)
Other consumer	(22,445)	(23,195)	(21,501)	(23,020)	(19,191)

Total charge-offs	(166,690)	(220,058)	(237,925)	(249,886)	(178,388)

Recoveries of loans previously charged-off:
Commercial and industrial	11,876	10,283	6,202	5,094	6,709
Commercial loans secured by real estate	386	388	679	1,800	3,391
Commercial leases	742	493	-0-	-0-	-0-

Total commercial	13,004	11,164	6,881	6,894	10,100
Commercial real estate mortgages	946	370	206	311	522
Commercial real estate construction	169	54	97	508	368

Total commercial real estate	1,115	424	303	819	890
Residential first mortgages	188	43	333	273	127
Equity loans and lines	4,055	2,792	2,360	2,046	1,683
Dealer indirect	20,156	22,417	22,377	23,891	29,141
Revolving credit	3,024	2,863	2,537	3,383	3,750
Other consumer	8,706	9,200	7,556	8,653	8,346

Total recoveries	50,248	48,903	42,347	45,959	54,037

Net charge-offs	(116,442)	(171,155)	(195,578)	(203,927)	(124,351)

Addition to allowance charged to expense	127,750	173,700	213,550	187,100	227,600
Reduction of allowance related to sold loans	(28,658)	-0-	-0-	-0-	(74,591)
Allowance transferred to other liabilities	-0-	-0-	-0-	-0-	(2,903)

Balance at December 31	$366,774	$384,124	$381,579	$363,607	$380,434

Loans net of unearned income, outstanding at end of period	$32,801,337	$29,339,364	$27,350,918	$25,124,493	$24,616,435
Average loans net of unearned income, outstanding for the period	$31,241,987	$28,511,159	$25,921,769	$24,763,798	$25,879,910
Ratios:
Allowance at end of period to loans net of unearned income	1.12%	1.31%	1.40%	1.45%	1.55%
Allowance at end of period to nonperforming loans*	414.49	348.72	240.25	228.29	211.75
Net charge-offs to average loans net of unearned income	0.37	0.60	0.75	0.82	0.48
Allowance as a percentage of net charge-offs	315.0	224.4	195.1	178.3	305.9

*	Exclusive of accruing loans 90 days past due

AMSOUTH BANCORPORATION AND SUBSIDIARIES

Management’s Discussion and Analysis

Loan Loss Allowance Allocation – The allowance allocated to commercial loans decreased by 6.7 percent in 2004, primarily reflecting improved credit quality within these portfolios. The allowance allocated to commercial real estate increased in 2004 compared to 2003, reflecting higher volume of outstanding loans.

In the consumer loan portfolio, the allowance allocated to residential mortgages increased, reflecting growth in the portfolio and an increase in the allocation rate. The allocation rate increase reflects the shift in mix to include more adjustable rate mortgages, many of which are interest only, and other portfolio risk factors. The allocated allowance for home equity lines and equity loans decreased, primarily due to lower allocation rates resulting from improved credit performance, partially offset by additional allowance to support the growth in the portfolio. The allocation rate on indirect loans also was reduced in 2004, due to improving credit performance. The allowance on revolving credit was lower, primarily due to the sale of the credit card portfolio.

As a percent of total loans, the unallocated component remained relatively stable at 0.18 percent of total loans at December 31, 2004, versus 0.17 percent at December 31, 2003. Although credit quality improved in 2004 compared to 2003, there were a number of emerging risks in the economic environment toward the end of the year that adversely impacted credit performance. Included in those risks were higher and more volatile energy prices, increases in short-term interest rates, and higher commodity prices.

Financial Disclosure and Internal Controls

AmSouth has always maintained internal controls over financial reporting, which generally include those controls relating to the preparation of the Consolidated Financial Statements in conformity with accounting principles generally accepted in the United States of America. As a bank holding company, AmSouth is subject to the internal control reporting and attestation requirements of the Federal Deposit Insurance Corporation Improvement Act and, therefore, is very familiar with the process of maintaining and evaluating internal controls over financial reporting. AmSouth’s process starts with understanding the risks facing each of the Company’s functions and areas; how those risks are controlled or mitigated; and how Management monitors those controls to ensure that they are in place and effective. These risks, control procedures and monitoring tools are documented in a standard format. This format not only documents the internal control structures over all significant accounts, but also places responsibility on Management for establishing feedback mechanisms to ensure that controls are effective. These monitoring procedures are also part of Management’s testing of internal controls.

At least annually, each area updates this internal control documentation. If changes are necessary, updates are made more frequently. Senior Management of the areas then prepares a standardized form documenting their review. This form outlines the key risks and controls in their areas, any items of particular concern in their areas (such as data processing conversions, changes in legal or regulatory requirements, personnel changes, etc.), and an assessment of their areas’ inherent risk, control strength and net exposure, as well as whether that net exposure is decreasing, stable or increasing. The form also documents their final conclusion as to the adequacy of their internal controls.

AMSOUTH BANCORPORATION AND SUBSIDIARIES

Management’s Discussion and Analysis

The Company also has established processes to ensure appropriate disclosure controls and procedures are maintained. These controls and procedures as defined by the Securities and Exchange Commission (SEC) are generally designed to ensure that financial and nonfinancial information required to be disclosed in reports filed with the SEC is reported within the time periods specified in the SEC’s rules and forms, and that such information is communicated to Management, including the Chief Executive Officer (CEO) and Chief Financial Officer (CFO), as appropriate, to allow timely decisions regarding required disclosure.

AmSouth’s Disclosure Review Committee, which includes representatives from the legal, investor relations, accounting and audit departments, meets quarterly to review recent internal and external events to determine whether all appropriate disclosures have been made. In addition, the CEO and CFO meet quarterly with the SEC Filings Review Committee, which includes senior representatives from the treasury, accounting, legal, audit, credit administration and investor relations departments, as well as from the core business segments. The SEC Filings Review Committee reviews Form 10-K and Form 10-Q filings and evaluates the adequacy and accuracy of the disclosures. As part of the disclosure process, each of the Committee members meets with his or her senior staff and accounting representatives in the finance division to review internal controls over financial reporting, including the disclosure process. Accounting representatives in the finance division also conduct further review with independent auditors and counsel, as appropriate. Financial results and other financial information also are reviewed with the Audit Committee of the Board of Directors on a quarterly basis.

As required by applicable regulatory pronouncements, the CEO and the CFO review and make various certifications regarding the accuracy of AmSouth’s periodic public reports filed with the SEC, as well as the effectiveness of disclosure controls and procedures and internal control over financial reporting. With the assistance of these committees, AmSouth will continue to assess and monitor disclosure controls and procedures and internal controls over financial reporting and will make refinements as necessary.

AmSouth’s common stock is listed on the New York Stock Exchange (NYSE) and, therefore, AmSouth is required to comply with NYSE corporate governance listing standards. During 2004, AmSouth submitted to the NYSE the CEO Certification required under Section 303A of the NYSE corporate governance listing standards. In addition, the CEO and CFO Certifications that are required under section 302 of the Sarbanes-Oxley Act of 2002 are filed as Exhibits 31.1 and 31.2, respectively, to AmSouth’s annual report on Form 10-K for the year ended December 31, 2004.

LINE OF BUSINESS RESULTS

AmSouth segregates financial information used to assess performance and allocate resources based on three reportable segments. The three reportable segments include:

•	Consumer Banking

•	Commercial Banking

•	Wealth Management

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

AMSOUTH BANCORPORATION AND SUBSIDIARIES

Management’s Discussion and Analysis

Consumer Banking delivers a full range of financial services to individuals and small businesses through the retail branch and ATM networks, Telephone Banking and the Internet. Services include loan and deposit products designed to meet the personal finance needs of consumers and the financial needs of small businesses and their owners. The increase in net income in the Consumer Banking segment in 2004 reflected the continued success of AmSouth’s strategic initiatives to grow the Consumer and Business Banking businesses. In 2004, the Consumer Banking segment produced net income totaling $459.2 million compared to $428.0 million in 2003. The increase over 2003 was the result of higher net interest income, noninterest revenue, and a decrease in provision, partially offset by higher noninterest expense. Growth in net interest income was driven by higher levels of consumer loans and deposits. The increase in noninterest revenue was a result of growth in revenues from service charges on deposits and from interchange transactions. The decrease in provision reflects AmSouth’s continued efforts in improving loan quality as evidenced by lower net charge-offs. Noninterest expense growth represented the costs associated with the mortgage initiative and branch expansion during 2004.

Commercial Banking provides commercial and commercial real estate lending, leasing, international, capital markets, and corporate cash management services to large and middle-market commercial customers. In 2004, Commercial Banking contributed $226.1 million of net income versus $198.9 million in 2003. The higher level of income in 2004 was primarily associated with a higher level of net interest income, noninterest revenue and a lower provision for loan losses reflecting improving commercial loan credit quality. The net interest income increase was driven by growth in loans and commercial deposits in 2004.

Wealth Management provides financial and estate planning, investment management services for both institutional and individual clients, trust services, annuity and mutual fund product distribution through the branches and discount brokerage services. This area contributed net income of $93.9 million in 2004 compared to $64.6 million in 2003 through producing fee-based income and revenues associated with loans and deposits to Wealth Management customers. The increase in net income was the result of an increase in net interest income associated with growth in loans and deposits of private client services (PCS) customers in addition to higher levels of noninterest revenue associated with trust and consumer investment services. Revenues and expenses associated with PCS customers’ loans and deposit balances for segment reporting purposes are included in the Wealth Management results because the Wealth Management group is principally responsible for maintaining relationships with these customers. However, revenues associated with these loans and deposits are also included in either Commercial or Consumer Banking’s results based on the loan or deposit type. These shared revenues and expenses are reversed within Treasury & Other to eliminate double counting.

Treasury & Other represents balance sheet management activities, corporate overhead, unallocated revenues such as bank owned life insurance, and other one-time gains, losses or special charges. Treasury & Other does not represent a banking line of business, but encompasses all other activities supporting the business segments. This area reflected a net loss of $155.8 million in 2004 compared to a loss of $65.4 million in 2003. The larger loss as compared to 2003 was a result of higher noninterest expenses primarily due to FHLB debt restructuring costs of $129.6 million and $54.0 million of settlement expenses. The increase in noninterest revenue was a result of the gain on sale of credit card loans.

AMSOUTH BANCORPORATION AND SUBSIDIARIES

Management’s Discussion and Analysis

TABLE 22 - QUARTERLY RESULTS OF OPERATIONS

Selected quarterly results of operations for the four quarters are as follows:

	2004				2003
(In thousands except per share data)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Interest income	$566,108	$550,273	$524,644	$524,636	$521,200	$505,180	$522,446	$537,625
Interest expense	186,896	174,367	163,234	165,139	162,416	161,727	173,090	174,583
Net interest income	379,212	375,906	361,410	359,497	358,784	343,453	349,356	363,042
Provision for loan losses	44,250	28,800	26,600	28,100	44,500	41,800	42,700	44,700
Net gains on sales of available-for-sale securities	5,088	5,329	7,709	8,494	10,443	15,418	14,025	4,976
Income before income taxes	254,835	197,799	241,292	229,553	226,881	223,882	218,752	221,621
Net income	176,857	119,579	166,963	160,099	158,552	157,388	154,825	155,356
Earnings per common share	0.50	0.34	0.47	0.46	0.45	0.45	0.44	0.44
Diluted earnings per common share	0.49	0.33	0.47	0.45	0.45	0.45	0.44	0.44
Cash dividends declared per common share	0.25	0.24	0.24	0.24	0.24	0.23	0.23	0.23
Market price range:
High	27.00	26.67	25.69	26.15	24.62	22.65	23.43	21.20
Low	24.25	23.80	21.91	23.01	21.28	20.66	19.05	19.18

Note: Quarterly amounts may not add to year-to-date amounts due to rounding.

COMPARISON OF 2003 WITH 2002

Net income in 2003 was $626.1 million, or $1.77 per diluted share, an increase of 5.4 percent on a per share basis from 2002. ROE was 20.1 percent for both 2003 and 2002, while ROA was 1.47 percent for 2003, down from the 2002 level of 1.58 percent. The efficiency ratio was 52.1 percent in 2003, up from the 2002 level of 49.8 percent.

The increase in 2003 earnings was driven primarily by higher noninterest revenues which were $855.8 million in 2003 versus $739.4 million in 2002, a 15.7 percent increase. The largest contributors to this increase were service charges, other noninterest revenues, including mortgage income and gains from the sale of securities, and a lower loan loss provision. The increase in service charge revenue was $48.7 million or 16.8 percent, driven primarily by increases in consumer and small business accounts. Mortgage revenue growth was the result of AmSouth’s mortgage sales initiative, which helped generate $4.3 billion of originations in 2003 and $44.5 million in income related to the sale or securitization of mortgage loans and mortgage servicing rights.

AMSOUTH BANCORPORATION AND SUBSIDIARIES

Management’s Discussion and Analysis

Gains on the sale of portfolio securities were also high in 2003 at $53.4 million, a $35.9 million increase over the 2002 level. Noninterest expenses were higher in 2003 as a result of investments in growth initiatives by AmSouth including the opening of 41 new branches, the addition of more than 400 revenue-producing personnel and the completion of a new operations center that substantially modernized AmSouth’s back-office operations. In total, noninterest expenses were up $79.0 million in 2003 to $1.2 billion. The largest components of this increase were salaries and employee benefits, and occupancy expense, which were higher by $54.5 million and $15.0 million, respectively.

The 2003 interest rate environment was challenging for AmSouth. Historically low interest rates negatively impacted net interest margin and net interest income. Weak loan demand in commercial and small business lending due to the economy also limited loan growth. In addition, the slow recovery of market-based fees from trust and consumer investment services limited this portion of noninterest revenue growth.

Low interest rates caused rapid prepayments of loans and investment securities and created lower reinvestment rates for new loans and investments in 2003. The high level of prepayments also resulted in substantially higher premium amortization on mortgage-backed securities and collateralized mortgage obligations in the investment portfolio, which reduced net interest income. The low reinvestment rates pressured spreads between yields on earning assets and rates paid on funding sources. As a result, the net interest margin declined from 4.37 percent in 2002 to 3.78 percent for 2003, and net interest income declined from $1.47 billion in 2002 to $1.42 billion in 2003.

Nonperforming assets declined 25 percent in 2003 from 2002. Nonperforming assets as a percentage of loans plus foreclosed properties and repossessions was 0.50 percent as of December 31, 2003 as compared to 0.72 percent at year-end 2002. Nonperforming metrics improved in 2003 due primarily to an improving economy in 2003 and efforts to strengthen credit quality.

Net charge-offs decreased 12 percent from 2002, due mainly to a decrease in commercial net charge-offs of $22 million. The provision for loan losses declined $40 million, or 19 percent, in 2003 from 2002. In 2003, AmSouth’s provision for loan losses totaled $173.7 million, compared to $213.6 million in 2002. The decrease in the provision in 2003 reflected improving credit quality trends during 2003 as evidenced by the lower level of loans charged-off and a decline in the ratio of net charge-offs to total loans from 0.75 percent in 2002 to 0.60 percent in 2003. The allowance for loan losses declined from 2002, reflecting reduced risk in the corporate loan portfolio as a result of tightened underwriting standards and the increase of lower risk, real estate secured consumer loans in the portfolio.

Earnings increased in two of AmSouth’s three reportable segments in 2003. Consumer Banking earnings increased $36.5 million due to higher noninterest revenue, including service charges and mortgage income, and solid loan and deposit growth. Commercial Banking earnings were higher by $24.1 million, or 13.8 percent, largely resulting from higher net interest income and a lower provision for loan losses reflecting improving commercial loan credit quality. Wealth Management’s earnings decreased by $2.7 million in 2003 resulting from lower trust and investment services revenue.

Stockholder’s equity increased 4 percent from 2002 to $3.2 billion at December 31, 2003. AmSouth paid $324 million in dividends to common stockholders in 2003 and $320 million in 2002. During 2003, AmSouth repurchased approximately 8.0 million shares of its common stock at a cost of $163.1 million. This level of shares repurchased was down from the 13.3 million shares repurchased in 2002.

AmSouth’s tier 1 capital and total capital ratios were 7.71 percent and 11.22 percent, respectively, at December 31, 2003, and 7.80 percent and 10.60 percent, respectively, at December 31, 2002. The leverage ratio at December 31, 2003, was 6.66 percent and at December 31, 2002, it was 6.85 percent.

AMSOUTH BANCORPORATION AND SUBSIDIARIES

Management’s Discussion and Analysis

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

Forward-looking statements are based on current Management expectations and, by their nature, are subject to risks and uncertainties. A number of factors – many of which are beyond AmSouth’s control – could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Such factors include, but are not limited to: customers’ and other third parties’ reactions to the settlements with the United States and regulators referred to in this report and the effects of such settlements on AmSouth’s branch expansion plans; the execution of AmSouth’s strategic initiatives; legislation and regulation; general economic conditions, especially in the Southeast; the performance of the stock and bond markets; changes in interest rates, yield curves and interest rate spread relationships; prepayment speeds within the loan and investment security portfolios; deposit flows; the cost of funds; cost of federal deposit insurance premiums; demand for loan products; demand for financial services; competition including a continued consolidation in the financial services industry; changes in the quality or composition of AmSouth’s loan and investment portfolios including capital market inefficiencies that may affect the marketability and valuation of available-for-sale securities; changes in consumer spending and saving habits; technological changes; the growth and profitability of AmSouth’s mortgage banking business, including mortgage-related income and fees being less than expected; adverse changes in the financial performance and/or condition of AmSouth’s borrowers, which could impact the repayment of such borrowers’ outstanding loans; changes in accounting and tax principles, policies or guidelines and in tax laws; other economic, competitive, governmental, and regulatory factors affecting AmSouth’s operations, products, services and prices; the effects of weather and natural disasters such as hurricanes; unexpected judicial actions and developments; results of investigations, examinations, and reviews of regulatory and law enforcement authorities; the outcome of litigation, which is inherently uncertain and depends on the findings of judges and juries; the impact on AmSouth’s businesses, as well as the risks set forth above, of various domestic or international military or terrorist activities or conflicts; and AmSouth’s success in managing the risks involved in the foregoing.

Readers should also refer to other such factors discussed in Management’s Discussion and Analysis including, but not limited to, the factors discussed in “Earnings Outlook” on page 41.

Forward-looking statements speak only as of the date they are made. AmSouth does not undertake a duty to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

MANAGEMENT’S REPORT

Management maintains and depends upon AmSouth’s accounting systems and related systems of internal control. The system of internal accounting controls is designed to provide reasonable assurance that assets are safeguarded and transactions are properly recorded and executed. The design, monitoring and revision of the system of internal controls involves, among other things, Management’s judgments with respect to the relative cost and expected benefits of specific control measures. The effectiveness of the system of internal control over financial reporting is supported by the selection, retention and training of qualified personnel and an organizational structure that provides an appropriate division of responsibility and formalized procedures. The system of internal accounting controls is periodically reviewed and modified in response to changing conditions. An internal audit staff regularly monitors the adequacy and effectiveness of internal accounting controls.

In addition to the system of internal control over financial reporting, Management maintains corporate policy guidelines that help monitor proper business conduct, possible conflicts of interest, compliance with laws and regulations and confidentiality of proprietary and customer information. The guidelines are documented in the AmSouth Code of Conduct and are reviewed on a periodic basis with members of Management.

Because of its inherent limitations, a system of internal control over financial reporting can provide only reasonable assurance and may not prevent or detect misstatements. Further, because of changes in conditions, the effectiveness of internal control over financial reporting may vary over time. AmSouth’s system of internal control over financial reporting contains self-monitoring mechanisms, and actions are taken to correct deficiencies as they are identified.

The Audit Committee of the Board of Directors, consisting solely of outside directors, appoints the independent auditors and receives and reviews the reports submitted by them. The Audit Committee meets several times during the year with Management, the internal auditors and the independent auditors to discuss audit activities, internal controls and financial reporting matters. The internal auditors and the independent auditors have full and free access to the Audit Committee.

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Management is responsible for establishing and maintaining an adequate system of internal control over financial reporting of AmSouth. Management conducted an evaluation of the effectiveness of the system of internal control over financial reporting based on the framework in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on this evaluation, Management concluded that AmSouth’s system of internal control over financial reporting was effective as of December 31, 2004. Management’s assessment of the effectiveness of the Company’s internal control over financial reporting has been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their report, which is included herein.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Board of Directors

AmSouth Bancorporation

We have audited Management’s assessment, included in the accompanying “Management’s Report on Internal Control Over Financial Reporting,” that AmSouth Bancorporation and subsidiaries (AmSouth) maintained effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). AmSouth’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on Management’s assessment and an opinion on the effectiveness of the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating Management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Management’s assessment that AmSouth Bancorporation and subsidiaries maintained effective internal control over financial reporting as of December 31, 2004, is fairly stated, in all material respects, based on the COSO criteria. Also, in our opinion, AmSouth Bancorporation and subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets as of December 31, 2004 and 2003, and the related consolidated statements of earnings, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2004 of AmSouth Bancorporation and subsidiaries and our report dated March 10, 2005, expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Birmingham, Alabama

March 10, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

AmSouth Bancorporation

We have audited the accompanying consolidated balance sheets of AmSouth Bancorporation and subsidiaries (AmSouth) as of December 31, 2004 and 2003, and the related consolidated statements of earnings, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of AmSouth Bancorporation and subsidiaries at December 31, 2004 and 2003, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1 to the Consolidated Financial Statements at December 31, 2003, AmSouth changed its consolidation policy.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of AmSouth Bancorporation and subsidiaries’ internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 10, 2005, expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Birmingham, Alabama

March 10, 2005

AMSOUTH BANCORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

	December 31
(Dollars in thousands)	2004	2003
Assets
Cash and due from banks	$966,993	$1,163,986
Trading securities	1,883	2,721
Available-for-sale securities	6,322,665	7,125,971
Held-to-maturity securities (market value of $6,199,451 and $4,948,556, respectively)	6,188,010	4,928,195
Loans held for sale	103,273	102,292
Loans	33,512,398	30,088,814
Less: Allowance for loan losses	366,774	384,124
Unearned income	711,061	749,450

Net loans	32,434,563	28,955,240
Other interest-earning assets	36,149	40,218
Premises and equipment, net	1,060,574	964,692
Cash surrender value – bank owned life insurance	1,111,934	1,065,996
Accrued interest receivable and other assets	1,322,327	1,266,205

	$49,548,371	$45,615,516

Liabilities and Shareholders’ Equity
Deposits and interest-bearing liabilities:
Deposits:
Noninterest-bearing demand	$7,182,806	$6,273,835
Interest-bearing demand	7,115,545	6,183,832
Money market and savings deposits	8,810,972	7,592,020
Time	9,476,075	9,096,543
Foreign	1,647,381	1,294,123

Total deposits	34,232,779	30,440,353
Federal funds purchased and securities sold under agreements to repurchase	2,291,988	2,026,253
Other borrowed funds	429,098	343,202
Long-term Federal Home Loan Bank advances	4,371,745	5,737,952
Other long-term debt	2,899,773	2,114,482

Total deposits and interest-bearing liabilities	44,225,383	40,662,242
Accrued expenses and other liabilities	1,754,147	1,723,605

Total liabilities	45,979,530	42,385,847

Shareholders’ equity:
Preferred stock – no par value:
Authorized – 2,000,000 shares; Issued and outstanding – none	-0-	-0-
Common stock – par value $1 a share:
Authorized – 750,000,000 shares
Issued – 416,748,000 and 416,878,000 shares, respectively	416,748	416,878
Additional paid-in capital	726,411	715,663
Retained earnings	3,492,873	3,228,533
Cost of common stock in treasury – 60,438,000 and 64,987,000 shares, respectively	(986,510)	(1,076,644)
Deferred compensation on restricted stock	(12,947)	(14,501)
Accumulated other comprehensive loss	(67,734)	(40,260)

Total shareholders’ equity	3,568,841	3,229,669

	$49,548,371	$45,615,516

See Notes to Consolidated Financial Statements.

AMSOUTH BANCORPORATION AND SUBSIDIARIES

Consolidated Statements of Earnings

	Years Ended December 31
(In thousands except per share data)	2004	2003	2002
Interest Income
Loans	$1,566,177	$1,552,202	$1,656,285
Available-for-sale securities	321,692	312,338	335,622
Held-to-maturity securities	263,507	215,202	245,469
Trading securities	232	139	1,367
Loans held for sale	13,277	4,525	10,254
Other interest-earning assets	776	2,045	5,119

Total interest income	2,165,661	2,086,451	2,254,116

Interest Expense
Interest-bearing demand	38,592	29,086	45,556
Money market and savings deposits	46,979	46,310	75,503
Time deposits	243,223	267,781	311,740
Foreign deposits	16,611	7,606	5,894
Federal funds purchased and securities sold under agreements to repurchase	41,782	20,554	27,693
Other borrowed funds	10,062	4,177	3,898
Long-term Federal Home Loan Bank advances	233,993	253,148	272,339
Other long-term debt	58,394	43,154	38,853

Total interest expense	689,636	671,816	781,476

Net Interest Income	1,476,025	1,414,635	1,472,640
Provision for loan losses	127,750	173,700	213,550

Net Interest Income After Provision for Loan Losses	1,348,275	1,240,935	1,259,090

Noninterest Revenues
Service charges on deposit accounts	378,655	337,945	289,226
Trust income	117,973	103,657	105,428
Consumer investment services income	77,445	69,410	77,793
Other noninterest revenues	458,069	344,766	266,914

Total noninterest revenues	1,032,142	855,778	739,361

Noninterest Expenses
Salaries and employee benefits	674,374	638,843	584,264
Net occupancy expense	147,225	133,479	118,548
Equipment expense	125,039	116,703	118,729
Other noninterest expenses	510,300	316,552	305,081

Total noninterest expenses	1,456,938	1,205,577	1,126,622

Income Before Income Taxes	923,479	891,136	871,829
Income taxes	299,981	265,015	262,682

Net Income	$623,498	$626,121	$609,147

Average common shares outstanding	352,684	350,237	358,176
Earnings per common share	$1.77	$1.79	$1.70
Diluted average common shares outstanding	357,952	354,308	362,329
Diluted earnings per common share	$1.74	$1.77	$1.68

See Notes to Consolidated Financial Statements.

AMSOUTH BANCORPORATION AND SUBSIDIARIES

Consolidated Statements of Shareholders’ Equity

			Additional Paid-in Capital	Retained Earnings	Treasury Stock	Deferred Compensation on Restricted Stock	Accumulated Other Comprehensive Income (Loss)	Total
	Common Stock
(In thousands)	Shares	Amount
BALANCE AT JANUARY 1, 2002	363,035	$416,931	$699,863	$2,677,933	$(848,005)	$(16,624)	$25,001	$2,955,099
Comprehensive income:
Net income	-0-	-0-	-0-	609,147	-0-	-0-	-0-	609,147
Other comprehensive income, net of tax:
Net change in unrealized gains and losses on available-for-sale securities*	-0-	-0-	-0-	-0-	-0-	-0-	87,021	87,021
Net change in unrealized gains and losses on derivative instruments*	-0-	-0-	-0-	-0-	-0-	-0-	(9,063)	(9,063)

Comprehensive income								687,105
Cash dividends declared ($0.89 per share)	-0-	-0-	-0-	(320,129)	-0-	-0-	-0-	(320,129)
Common stock transactions:
Employee stock plans	3,182	(22)	6,105	(15,517)	64,858	670	-0-	56,094
Dividend reinvestment	481	-0-	113	(4)	9,823	-0-	-0-	9,932
Purchase of common stock	(13,274)	-0-	-0-	-0-	(272,104)	-0-	-0-	(272,104)

BALANCE AT DECEMBER 31, 2002	353,424	416,909	706,081	2,951,430	(1,045,428)	(15,954)	102,959	3,115,997
Comprehensive income:
Net income	-0-	-0-	-0-	626,121	-0-	-0-	-0-	626,121
Other comprehensive income, net of tax:
Net change in unrealized gains and losses on available-for-sale securities*	-0-	-0-	-0-	-0-	-0-	-0-	(103,168)	(103,168)
Net change in unrealized gains and losses on derivative instruments*	-0-	-0-	-0-	-0-	-0-	-0-	(31,500)	(31,500)
Additional minimum pension liability adjustment*	-0-	-0-	-0-	-0-	-0-	-0-	(8,551)	(8,551)

Comprehensive income								482,902
Cash dividends declared ($0.93 per share)	-0-	-0-	-0-	(324,456)	-0-	-0-	-0-	(324,456)
Common stock transactions:
Employee stock plans	5,956	(31)	9,568	(24,535)	122,094	1,453	-0-	108,549
Dividend reinvestment	474	-0-	14	(27)	9,782	-0-	-0-	9,769
Purchase of common stock	(7,963)	-0-	-0-	-0-	(163,092)	-0-	-0-	(163,092)

BALANCE AT DECEMBER 31, 2003	351,891	416,878	715,663	3,228,533	(1,076,644)	(14,501)	(40,260)	3,229,669
Comprehensive income:
Net income	-0-	-0-	-0-	623,498	-0-	-0-	-0-	623,498
Other comprehensive income, net of tax:
Net change in unrealized gains and losses on available-for-sale securities*	-0-	-0-	-0-	-0-	-0-	-0-	(20,508)	(20,508)
Net change in unrealized gains and losses on derivative instruments*	-0-	-0-	-0-	-0-	-0-	-0-	(3,055)	(3,055)
Additional minimum pension liability adjustment*	-0-	-0-	-0-	-0-	-0-	-0-	(3,911)	(3,911)

Comprehensive income								596,024
Cash dividends declared ($0.97 per share)	-0-	-0-	-0-	(344,283)	-0-	-0-	-0-	(344,283)
Common stock transactions:
Employee stock plans	6,060	(130)	9,034	(12,576)	130,809	1,554	-0-	128,691
Direct stock purchase and dividend reinvestment	493	-0-	1,714	(2,299)	10,324	-0-	-0-	9,739
Purchase of common stock	(2,134)	-0-	-0-	-0-	(50,999)	-0-	-0-	(50,999)

BALANCE AT DECEMBER 31, 2004	356,310	$416,748	$726,411	$3,492,873	$(986,510)	$(12,947)	$(67,734)	$3,568,841

*	See disclosure of reclassification adjustment amount and tax effect, as applicable, in Notes to Consolidated Financial Statements.

See Notes to Consolidated Financial Statements.

AMSOUTH BANCORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	Years Ended December 31
(In thousands)	2004	2003	2002
OPERATING ACTIVITIES
Net income	$623,498	$626,121	$609,147
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	127,750	173,700	213,550
Depreciation and amortization of premises and equipment .	111,367	99,132	92,638
Amortization of premiums and discounts on held-to-maturity securities and available-for-sale securities	39,530	51,646	6,076
Originations and purchases of loans held for sale	(1,206,257)	(1,063,442)	(689,665)
Proceeds from sales of loans held for sale	1,214,929	997,017	972,282
Net gains on sales of available-for-sale securities	(26,620)	(44,862)	(13,174)
Net gain on sale of credit card loans	(166,103)	-0-	-0-
Net gains on sales of loans held for sale and mortgage loans	(12,128)	(28,341)	(12,606)
Net gains on sales of other loans	(9,224)	(4,791)	-0-
Net decrease (increase) in trading securities	629	45,239	(34,985)
Net increase in accrued interest receivable, bank owned life insurance and other assets	(106,450)	(112,014)	(99,243)
Net (decrease) increase in accrued expenses and other liabilities	(91,764)	24,392	63,003
Provision for deferred income taxes	203,002	243,754	216,724
Amortization of intangible assets	4,169	4,793	5,118
Prepayment cost on Federal Home Loan Bank advances	129,648	-0-	-0-
Other operating activities, net	125,905	105,349	51,146

Net cash provided by operating activities	961,881	1,117,693	1,380,011

INVESTING ACTIVITIES
Proceeds from maturities and prepayments of available-for-sale securities	1,136,578	2,466,765	1,634,027
Proceeds from sales of available-for-sale securities	2,509,855	2,412,554	978,314
Purchases of available-for-sale securities	(2,858,463)	(7,067,052)	(2,341,135)
Proceeds from maturities, prepayments and calls of held-to-maturity securities	1,618,230	2,754,976	2,399,038
Purchases of held-to-maturity securities	(2,992,725)	(3,056,675)	(2,733,495)
Net decrease in federal funds sold and securities purchased under agreements to resell	-0-	26,018	373,982
Net decrease (increase) in other interest-earning assets	4,069	23,594	(23,354)
Net increase in loans, excluding guaranteed mortgage loan securitizations and sales of loans	(4,814,245)	(3,719,501)	(3,051,138)
Purchases of mortgage loans	(143,946)	-0-	-0-
Proceeds from sale of credit card loans	700,545	-0-	-0-
Proceeds from sales of mortgage loans	265,086	807,158	236,032
Proceeds from sales of other loans	428,158	210,757	-0-
Net purchases of premises and equipment	(207,249)	(230,939)	(202,161)

Net cash used in investing activities	(4,354,107)	(5,372,345)	(2,729,890)

FINANCING ACTIVITIES
Net increase in deposits	3,792,903	3,126,376	1,159,654
Net increase (decrease) in federal funds purchased and securities sold under agreements to repurchase	265,735	256,706	(310,749)
Net increase in other borrowed funds	85,896	192,184	71,564
Proceeds from issuance of long-term Federal Home Loan Bank advances and other long-term debt	1,151,587	3,546,515	776,592
Payments for maturing Federal Home Loan Bank advances and other long-term debt	(467,014)	(2,553,323)	(32,353)
Payments for prepayment of Federal Home Loan Bank advances	(1,379,648)	-0-	-0-
Cash dividends paid	(337,334)	(323,748)	(318,777)
Proceeds from employee stock plans, direct stock purchase and dividend reinvestment plan	134,107	115,035	56,476
Purchase of common stock	(50,999)	(163,092)	(272,104)

Net cash provided by financing activities	3,195,233	4,196,653	1,130,303

Decrease in cash and cash equivalents	(196,993)	(57,999)	(219,576)
Cash and cash equivalents at beginning of period	1,163,986	1,221,985	1,441,561

Cash and cash equivalents at end of period	$966,993	$1,163,986	$1,221,985

See Notes to Consolidated Financial Statements.

AMSOUTH BANCORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

AmSouth Bancorporation (AmSouth or the Company), through its banking subsidiary, provides a broad array of financial products and services through banking offices located in six Southeastern states with leading market positions in Alabama, Tennessee, Florida and Mississippi. In addition, AmSouth provides select financial services outside of its banking markets through its other subsidiaries. AmSouth’ s principal activities include Consumer Banking, Commercial Banking and Wealth Management. The accounting policies of AmSouth and the methods of applying those policies that materially affect the accompanying consolidated financial statements are presented below and conform with generally accepted accounting principles in the United States and general practices within the financial services industry.

Basis of Presentation

The consolidated financial statements include the accounts of AmSouth, its subsidiaries, all of which are wholly owned, and certain variable interest entities as described below. All significant intercompany balances and transactions have been eliminated. Certain amounts in the prior years’ financial statements have been reclassified to conform to the 2004 presentation. These reclassifications are immaterial and had no effect on net income.

AmSouth considers a voting rights entity to be a subsidiary and consolidates it if AmSouth has a controlling financial interest in the entity. Variable interest entities (VIEs) are consolidated if AmSouth is exposed to the majority of the VIE’s expected losses and/or residual returns (i.e., AmSouth is considered to be the primary beneficiary). Unconsolidated investments in voting rights entities or VIEs in which AmSouth has significant influence over operating and financing decisions (usually defined as a voting or economic interest of 20% to 50%) are accounted for using the equity method. Unconsolidated investments in voting rights entities or VIEs in which AmSouth has a voting or economic interest of less than 20% are generally carried at cost. See “Recent Accounting Pronouncements and Accounting Changes” below and Note 24 for further discussion of consolidations of VIEs.

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires Management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Flows

Cash and due from banks and time deposits in other banks are considered cash and cash equivalents. The following table summarizes supplemental cash flow information for the years ended December 31:

(In thousands)	2004	2003	2002
Cash paid during the period for:
Interest	$691,432	$673,179	$795,270
Income taxes	197,431	62,519	39,238
Transfers from loans to foreclosed properties	39,144	56,809	50,305
Transfers from foreclosed properties to loans	852	652	293
Transfers from loans to securities	-0-	405,021	301,725
Transfers from loans to other assets	1,015	-0-	1,817

Transfers from loans to available-for-sale and held-to-maturity securities were made in connection with guaranteed mortgage loan securitizations in which AmSouth retained the securities in its investment portfolio. Transfers from loans to other assets were associated with mortgage servicing rights created as a result of guaranteed mortgage loan securitizations.

Securities

Securities are classified as either held-to-maturity, trading or available-for-sale. AmSouth defines held-to-maturity securities as debt securities which Management has the positive intent and ability to hold to maturity. Held-to-maturity securities are stated at cost, adjusted for amortization of premiums and accretion of discounts on the constant effective yield method. Trading securities are carried at market value. Market adjustments and realized gains or losses on the sale of trading securities are reported as other noninterest revenues. Available-for-sale securities are defined as equity securities and debt securities not classified as trading securities or held-to-maturity securities. Available-for-sale securities are carried at fair value. Unrealized holding gains or losses, net of deferred taxes, on available-for-sale securities are excluded from earnings and reported in accumulated other comprehensive income within shareholders’ equity. AmSouth determines the appropriate classification of debt securities at the time of purchase.

The market values of securities are generally based on quoted market prices. If quoted market prices are not available, pricing is determined using pricing models, discounted cash flow analysis, or quoted prices of similar instruments. Gains and losses from sales of available-for-sale securities are computed using the specific identification method.

The Company reviews its securities portfolio on a quarterly basis to determine if there are any conditions that indicate that a security has other-than-temporary impairment. Factors considered in this determination include the length of time that the security has been in a loss position, the ability and intent to hold the security until such time as the value recovers or the security matures, and the credit quality of the issuer. When a security has impairment that is considered to be other-than-temporary, the security is written down to fair value and a loss is recorded in earnings.

Loans Held for Sale

At December 31, 2004 and 2003, loans held for sale consisted of residential mortgage loans held for sale. Loans held for sale are carried at the lower of aggregate cost or market value. Market adjustments and realized gains and losses are classified as other noninterest revenues.

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

Loans and Leases

Loans are carried at the principal amount outstanding, net of unearned income, including net deferred loan fees and costs. AmSouth defers nonrefundable loan origination and commitment fees and the direct costs of originating or acquiring loans. The net deferred amount is amortized over the estimated lives of the related loans as an adjustment to the yield. Interest income on commercial and real estate loans is accrued daily based upon the outstanding principal amounts except for those classified as nonaccrual loans. Interest income on certain consumer loans is accrued monthly based upon the outstanding principal amounts except for those classified as nonaccrual loans. Interest accrual on commercial and commercial real estate loans is discontinued when it appears that future collection of principal or interest according to the contractual terms may be doubtful. The accrual status of consumer loans secured by residential real estate is dependent upon the level of collateral protection provided by the

AMSOUTH BANCORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

underlying collateral value of the residential real estate securing the loan. Interest collections on nonaccrual loans for which the ultimate collectability of principal is uncertain are applied as principal reductions. Otherwise, such collections are credited to income when received. AmSouth determines past due or delinquency status of a loan based on contractual payment terms.

AmSouth engages in both direct and leveraged lease financing. The net investment in direct financing leases is the sum of all minimum lease payments and estimated residual values, less unearned income. Unearned income is added to interest income over the term of the leases to produce a level yield. The investment in leveraged leases is the sum of all lease payments (less nonrecourse debt payments), plus estimated residual values, less unearned income. Income from leveraged leases is recognized over the term of the leases based on the unrecovered equity investment.

Allowance for Loan Losses

The allowance for loan losses is determined based on various components in accordance with Statement of Financial Accounting Standards No. 114, “Accounting by Creditors for Impairment of a Loan” (Statement 114) for individually impaired loans and Statement of Financial Accounting Standards No. 5, “Accounting for Contingencies” (Statement 5) for pools of loans. The allowance for loan losses is established by a provision charged to operations when losses are estimated to have occurred. Loan losses are charged against the allowance when uncollectability of all or part of the loan balance is confirmed. Any subsequent recoveries are credited to the allowance.

The allowance for loan losses is maintained at a level which is considered to be adequate to reflect estimated credit losses for specifically identified loans, as well as estimated probable credit losses inherent in the remainder of the loan portfolio at the balance sheet date. Actual losses can vary from Management’s estimates. A formal review of the allowance for loan losses is prepared quarterly to assess the risk in the portfolio and to determine the adequacy of the allowance for loan losses. In determining the appropriate level for the allowance, Management ensures that the overall allowance appropriately reflects the current macroeconomic conditions, industry exposure, and a margin for the imprecision inherent in most estimates of expected credit losses. These factors are reflected in an unallocated portion of the general allowance. Management reviews its allowance for loan losses versus the actual performance of each of its portfolios and adjusts its allocation rates to reflect the recent performance of the portfolios, as well as current underwriting standards and other factors which might impact the estimated inherent losses.

Impaired loans are specifically reviewed loans for which it is probable that AmSouth will be unable to collect all amounts due according to the terms of the loan agreement. Impairment of a loan is measured by comparing the recorded investment in the loan with the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price, or the fair value of the collateral if the loan is collateral-dependent. A valuation allowance is provided to the extent that the measure of the impaired loan is less than the recorded investment. A loan is not considered impaired during a period of delay in payment if the ultimate collectability of all amounts due is expected. Larger groups of homogenous loans such as consumer installment, bankcard and residential real estate mortgage loans are collectively evaluated for impairment. Impaired loans are, therefore, primarily commercial and commercial real estate loans. Payments received on impaired loans for which the ultimate collectability of principal is uncertain are generally applied first as principal reductions. Impaired loans and other nonaccrual loans are returned to accrual status if the loan is brought contractually current as to both principal and interest, and future payments are reasonably expected to continue and the repayment ability can be reasonably demonstrated.

Commercial and commercial real estate loans and leases are placed on nonaccrual status and generally charged-off when payments or liquidation of collateral is not expected to be sufficient to repay principal due, with the charge-off occurring when available information reasonably confirms that the loan is uncollectable and the loss is reasonably quantifiable. Consumer loans secured by residential real estate are generally charged-off to the extent principal and interest due exceed 90% of the current appraised value of the collateral and the loan becomes 180 days past due. All other consumer loans are subject to mandatory charge-off at a specified delinquency date and are usually not classified as nonperforming prior to being charged-off. Closed-end consumer loans, which include automobile, student and other installment loans, are generally charged-off in full no later than when the loan becomes 120 days past due.

AMSOUTH BANCORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Unsecured revolving credit loans, such as credit card loans, are generally charged-off in full no later than when the loan becomes 180 days past due.

Foreclosed Properties and Repossessions

Foreclosed properties are comprised principally of commercial and residential real estate properties obtained in partial or total satisfaction of nonperforming loans. Repossessions are comprised of non-real estate properties, including automobiles, obtained in partial or total satisfaction of loans. Foreclosed properties and repossessions are recorded at their estimated fair value less anticipated selling costs based upon the property’s or item’s appraised value at the date of transfer. Any differences between the fair value of the property and the carrying value of the loan are charged to the allowance for loan losses. Subsequent changes in values are reported as adjustments to the carrying amount, not to exceed the initial carrying value of the assets at the time of transfer. Gains or losses not previously recognized resulting from the sale of foreclosed properties or other repossessed items are recognized on the date of sale. At December 31, 2004 and 2003, AmSouth had $19,609,000 and $32,616,000 of foreclosed properties, respectively, and $2,498,000 and $4,986,000 of other repossessed items, respectively.

Premises and Equipment

Premises and equipment are stated at cost, less accumulated depreciation and amortization, as applicable. The provisions for depreciation and amortization are computed generally by the straight-line method over the estimated useful lives of the assets or terms of the leases, as applicable. The annual provisions for depreciation and amortization have been computed principally using estimated lives of five to forty years for premises and three to twelve years for furniture and equipment.

Intangible Assets

Intangible assets, primarily goodwill, are included in other assets. Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (Statement 142) requires goodwill and certain other intangible assets to be tested at least annually for impairment. AmSouth has determined that its reporting units for purposes of this testing are its reportable segments: Consumer Banking, Commercial Banking and Wealth Management. AmSouth allocated goodwill to each reporting unit based on locations and revenue contributions of past acquisitions.

The first step in this testing requires that the fair value of each reporting unit be determined. If the carrying amount of any reporting unit exceeds its fair value, goodwill impairment may be indicated, and a second step of impairment testing is required. If such were the case, AmSouth would assume that the purchase price of the reporting unit is equal to its fair value as determined in the first step and then allocate that purchase price to the fair value of the unit’s assets (excluding goodwill) and liabilities. Any excess of the assumed purchase price over the fair value of the reporting unit’s assets and liabilities represents the implied fair value of goodwill. An impairment loss would be recognized, as a charge to earnings, to the extent that the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of goodwill.

AmSouth uses the capital asset pricing model to determine the fair value of its reporting units and then compares the computed fair value of each reporting unit with its carrying amount. Under Statement 142, if the fair value of a particular reporting unit exceeds its carrying amount, no impairment is indicated and no further testing is required. AmSouth performs the annual goodwill impairment test during the fourth quarter as of October 1. As of October 1, 2004 and 2003, it was determined that no impairment existed.

Other identified intangible assets that have finite lives are amortized over their estimated useful lives and are also subject to impairment testing if events or changes in circumstances warrant such an evaluation. Other identified intangibles, primarily core deposit intangibles, are amortized over a period no greater than fifteen years. See Note 7 for additional information concerning AmSouth’s goodwill and other intangible assets.

Interest Rate Contracts and Other Derivative Financial Instruments

AmSouth has, from time to time, utilized various derivative instruments such as interest rate swaps and forward contracts to protect against the risk of adverse price or interest rate movements on the value of certain assets and liabilities and on future cash flows.

AmSouth carries all derivative instruments at fair value as either assets or liabilities in the consolidated balance sheets. Statement of Financial Accounting Standards No. 133,

AMSOUTH BANCORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

“Accounting for Derivative Instruments and Hedging Activities” as amended (Statement 133), provides specific accounting provisions for derivative instruments that qualify for hedge accounting. To be eligible for hedge accounting treatment, AmSouth must specifically designate a derivative as a hedging instrument as well as identify the exact risk being hedged. The derivative instrument then must meet explicit effectiveness requirements under Statement 133 to qualify for hedge accounting. During 2004 and 2003, AmSouth had interest rate swaps and forward contracts designated as fair value or cash flow hedges.

Derivative instruments designated in a hedge relationship to mitigate exposure to changes in the fair value of an asset, liability or firm commitment attributable to a particular risk, such as interest rate risk, are considered to be fair value hedges. Changes in the fair value of the derivative instrument are recorded in noninterest revenues and are offset by the fluctuations in the fair value of the risk being hedged related to the hedged asset or liability. The corresponding adjustment to the hedged asset or liability is included in the basis of the hedged item, while the corresponding change in the fair value of the derivative instrument is recorded as an adjustment to other assets or other liabilities, as applicable. AmSouth also enters into interest rate lock commitments, which are commitments to originate loans whereby the interest rate on the loan is determined prior to funding and the customers have locked into that interest rate. Accordingly, such commitments are recorded at fair value with changes in fair value recorded in noninterest income. Fair value is based on fees currently charged to enter into similar agreements and for fixed-rate commitments also considers the difference between current levels of interest rates and the committed rates. AmSouth also has corresponding forward sales commitments related to these interest rate lock commitments, which are recorded at fair value with changes in fair value recorded in noninterest income.

Derivative instruments designated in a hedge relationship to mitigate exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered to be cash flow hedges. For derivative instruments that are designated and qualify as cash flow hedges, the fair value of the derivative instrument is recorded in the consolidated balance sheets as either a freestanding asset or liability. The effective portion of the change in fair value of the derivative instrument is recorded as a component of other comprehensive income and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. The remaining gain or loss on the derivative instrument in excess of the cumulative change in the present value of future cash flows of the hedged item, if any, is recognized in noninterest revenue during the period of change. For derivative instruments not designated as hedging instruments, the derivative is recorded as a freestanding asset or liability with the change in value being recognized in current earnings during the period of change.

AmSouth, at the inception of any hedging relationship and at least quarterly thereafter, performs a formal assessment to determine whether changes in the fair values or cash flows of the derivative instruments have been highly effective in offsetting changes in the fair values or cash flows of the hedged items and whether they are expected to be highly effective in the future. Hedge accounting must be discontinued prospectively when: (1) it is determined that the derivative is no longer effective in offsetting changes in the fair value or cash flows of a hedged item; (2) the derivative expires or is sold, terminated or exercised; (3) the hedged firm commitment no longer meets the definition of a firm commitment; (4) it is probable that the forecasted transaction will not occur by the end of the specified time period; or (5) Management determines that the fair value or cash flow hedge designation is no longer appropriate.

When it is determined that the derivative no longer qualifies as an effective fair value or cash flow hedge or Management removes the hedge designation, the derivative will continue to be recorded in the consolidated balance sheets at its fair value, with changes in fair value recognized currently in noninterest revenue. The asset or liability under a fair value hedge will no longer be adjusted for changes in fair value

AMSOUTH BANCORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

and the existing basis adjustment is amortized to net interest income. The component of other comprehensive income related to discontinued cash flow hedges is amortized to net interest income over the original term of the hedge contract.

When hedge accounting is discontinued because the hedged item no longer meets the definition of a firm commitment, or because it is probable that the forecasted transaction will not occur by the end of the specified time period, the derivative will continue to be recorded in the consolidated balance sheets at its fair value, with changes in fair value recognized currently in noninterest revenue. Any asset or liability that was recorded pursuant to recognition of the firm commitment is removed from the consolidated balance sheets and recognized currently in noninterest revenue. Gains and losses that were accumulated in other comprehensive income pursuant to the hedge of a forecasted transaction are recognized immediately in noninterest revenue.

AmSouth enters into various derivative agreements with customers desiring protection from possible adverse future fluctuations in interest rates or foreign currency exchange rates. As an intermediary, AmSouth generally maintains a portfolio of matched offsetting derivative agreements. These contracts do not qualify for hedge accounting and are marked to market through earnings and included in other assets and other liabilities.

Income Taxes

The consolidated financial statements have been prepared on the accrual basis. When income and expenses are recognized in different periods for financial reporting purposes and for purposes of computing income taxes currently payable, deferred taxes are provided on such temporary differences. Deferred tax assets and liabilities are recorded for the expected future tax consequences of events that have been recognized in the consolidated financial statements or tax returns. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled.

Treasury Stock

The purchase of AmSouth common stock is recorded at cost. At the date of the retirement or subsequent reissuance, treasury stock is reduced by the cost of such stock with differences recorded in additional paid-in capital or retained earnings, as applicable.

Stock-Based Compensation

AmSouth has elected to follow APB Opinion No. 25, “Accounting for Stock Issued to Employees” (Opinion 25) and related interpretations in accounting for its employee stock options. Compensation cost for fixed and variable stock-based awards is measured by the excess, if any, of the fair market price of the underlying stock over the amount the individual is required to pay. Compensation cost for fixed awards is measured at the grant date, while compensation cost for variable awards is estimated until both the number of shares an individual is entitled to receive and the exercise or purchase price are known (measurement date). AmSouth recognizes compensation expense related to the issuance of restricted stock as prescribed by Opinion 25. Compensation expense is recognized ratably over the life of the grant, which is typically one to three years, for restricted stock grants with service-based vesting terms. AmSouth adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (Statement 123) which allows an entity to continue to measure compensation cost for those plans using the intrinsic value-based method of accounting prescribed by Opinion 25. AmSouth recognizes expense related to stock option grants in its pro forma disclosures according to the accelerated expense attribution model under FASB Interpretation No. 28, “Accounting for Stock Appreciation Rights and Other Variable Stock Option Award Plans.”

AMSOUTH BANCORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

No option-based employee compensation cost is reflected in reported net income, as all options granted had an exercise price equal to the market value of the underlying common stock on the date of grant. Compensation expense related to restricted stock is reflected in the table below. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting period. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model. See Note 15 for a further description of the assumptions used for preparing the pro forma disclosures as prescribed by Statement 123. AmSouth’s pro forma information follows (in thousands except for earnings per share information):

	2004	2003	2002
Net income:
As reported	$623,498	$626,121	$609,147
Add: Stock-based compensation expense included in reported net income, net of tax	2,538	1,889	2,107
Deduct: Total stock-based employee compensation expense determined under fair value-based method for all awards, net of related tax effects	(33,082)	(26,998)	(26,648)

Pro forma	$592,954	$601,012	$584,606

Earnings per common share:
As reported	$1.77	$1.79	$1.70
Pro forma	1.68	1.72	1.63
Diluted earnings per common share:
As reported	$1.74	$1.77	$1.68
Pro forma	1.66	1.70	1.62

Earnings Per Common Share

Earnings per common share is obtained by dividing net income available to common stockholders by the weighted-average outstanding shares of common stock. The diluted calculation of earnings per common share is obtained by dividing net income by the weighted-average outstanding shares of common stock adjusted for effects of stock options and restricted stock outstanding. Certain members of Management and directors have rights to be issued AmSouth common stock in the future pursuant to deferred compensation plans. These shares are considered outstanding for purposes of calculating basic and diluted earnings per share. See Note 14 for the reconciliation of the numerators and denominators of the earnings per share and diluted earnings per share computations and Note 17 for a description of the deferred compensation plans.

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

Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities

AmSouth may periodically sell receivables, such as commercial loans, residential mortgage loans and dealer loans, in securitizations and to third-party conduits. When AmSouth sells these receivables, it may retain a continuing interest in these receivables in the form of interest-only strips, one or

AMSOUTH BANCORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

more subordinated tranches, servicing rights, or cash reserve accounts. These retained interests are subject to the rules contained in Statement of Financial Accounting Standards No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” (Statement 140). Under these rules, the previous carrying amount of the assets sold is allocated between the retained interests and the assets sold based on their relative fair values at the date of transfer. Any gain or loss on the sale of the receivables depends in part on the previous carrying amount of the financial assets involved in the transfer, allocated between the assets sold and the retained interests based on their relative fair value at the date of transfer. To obtain fair values, quoted market prices are used, if available. However, quotes are generally not available for retained interests, so AmSouth generally estimates fair value based on the present value of expected future cash flows using Management’s best estimates of the key assumptions – expected credit losses, prepayment speeds, weighted-average life, and discount rates commensurate with the risks involved. In calculating prepayment rates, AmSouth utilizes a variety of prepayment models depending on the loan type and specific transaction requirements. The models used by AmSouth include the constant prepayment rate model (CPR), the absolute prepayment speed model (ABS) and the Bond Market Trade Association’s Mortgaged Asset-Backed Securities Division’s prepayment model (PSA). See Note 21 for the assumptions used by AmSouth in 2004, 2003 and 2002. Servicing assets are recorded in other assets and their amortization is determined in proportion to, and over the period of, the estimated net servicing income. Amortization is recorded in either mortgage income for mortgage servicing assets or in other noninterest income for servicing assets associated with non-mortgage loans.

On a quarterly basis, AmSouth ensures that any retained interests are valued appropriately in the consolidated financial statements. Management reviews the historical performance of each retained interest and the assumptions used to project future cash flows. Assumptions are revised if past performance and future expectations dictate. The present value of cash flows is then recalculated based on the revised assumptions.

Recent Accounting Pronouncements and Accounting Changes

In December 2003, the FASB issued a revision to Statement of Financial Accounting Standards No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits” (Statement 132R). Statement 132R requires enhanced disclosures for defined benefit pension plans. Statement 132R requires companies to provide more details about their plan assets, investment strategy, measurement dates, benefit obligations, cash flows, and components of net periodic benefit cost recognized during interim periods. The disclosures required by Statement 132R were effective for financial statements with fiscal years ending after December 15, 2003, except for disclosures regarding estimated future benefit payments. Disclosures regarding estimated future benefit payments were required for fiscal years ending after June 15, 2004. The interim-period disclosures required by this statement were effective for interim periods beginning after December 15, 2003. See Note 17 for the disclosures required by this statement. As Statement 132R relates to changes in disclosures, its adoption did not have a material impact on AmSouth’s consolidated financial condition or results of operations.

In March 2004, the Securities and Exchange Commission issued Staff Accounting Bulletin 105, “Application of Accounting Principles to Loan Commitments,” (SAB 105) to inform registrants of the Staff’s view that the fair value of recorded loan commitments should not consider the expected future cash flows related to the associated servicing of the future loan. The provisions of SAB 105 must be applied to loan commitments accounted for as derivatives that are entered into after March 31, 2004. On April 1, 2004, AmSouth adopted the provisions of SAB 105. AmSouth records the value of its mortgage loan commitments at fair market value for mortgages it intends to sell. AmSouth does not currently include, and was not including, the value of mortgage servicing or any other internally developed intangible assets in the valuation of its mortgage loan commitments. Therefore, the adoption of SAB 105 did not have an impact on AmSouth’s consolidated financial condition or results of operations.

AMSOUTH BANCORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

In January 2003, the FASB issued Interpretation No. 46, which it subsequently revised in December 2003. Interpretation 46R addresses whether business enterprises must consolidate the financial statements of entities known as “variable interest entities. ”A variable interest entity is defined by Interpretation 46R to be a business entity which has one or both of the following characteristics: (1) The equity investment at risk is not sufficient to permit the entity to finance its activities without additional support from other parties, which is provided through other interests that will absorb some or all of the expected losses of the entity; and (2) The equity investors lack one or more of the following essential characteristics of a controlling financial interest: (a) direct or indirect ability to make decisions about the entity’s activities through voting rights or similar rights, (b) the obligation to absorb the expected losses of the entity if they occur, which makes it possible for the entity to finance its activities, or (c) the right to receive the expected residual returns of the entity if they occur, which is the compensation for risk of absorbing expected losses. Interpretation 46R does not require consolidation by transferors to qualifying special purpose entities and is effective no later than the end of the first interim or annual period ending after December 15, 2003, to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. Interpretation 46R is effective no later than the end of the first interim or annual period ending after March 15, 2004, for entities created before February 1, 2003. See discussion at Note 24 for additional information on the impact of Interpretation 46R.

In December 2003, the American Institute of Certified Public Accountants issued SOP 03-3, “Accounting for Certain Loans and Debt Securities Acquired in a Transfer” (SOP 03-3). SOP 03-3 addresses accounting for differences between contractual cash flows expected to be collected and an investor’s initial investment in loans or debt securities acquired in a transfer if those differences are attributable, at least in part, to credit quality. It includes loans and debt securities acquired in purchase business combinations. SOP 03-3 limits the yield that may be accreted (accretable yield) to the excess of the investor’s estimate of undiscounted expected principal, interest and other cash flows (cash flows expected at acquisition to be collected) over the investor’s initial investment in the loan. SOP 03-3 requires that the excess of contractual cash flows over cash flows to be collected (nonaccretable difference) not be recognized as an adjustment of yield, loss accrual or valuation allowance. SOP 03-3 prohibits investors from displaying accretable yield and nonaccretable difference in the balance sheet. Subsequent increases in cash flows expected to be collected generally should be recognized prospectively through adjustment of the loan’s yield over its remaining life. Decreases in cash flows expected to be collected should be recognized as impairment. SOP 03-3 prohibits “carrying over” or creation of valuation allowances in the initial accounting of all loans acquired in a transfer that are within the scope of SOP 03-3. The prohibition of the valuation allowance carryover applies to the purchase of an individual loan, a pool of loans, a group of loans, and loans acquired in a purchase business combination. SOP 03-3 is effective for loans acquired in fiscal years beginning after December 15, 2004. The adoption of SOP 03-3 had no material impact on AmSouth’s consolidated financial condition or results of operations.

Future Application of Accounting Standards

In December 2004, the FASB issued revised Statement of Financial Accounting Standards No. 123, “Share-Based Payment” (Statement 123R). Statement 123R requires companies to recognize in their financial statements the cost resulting from all share-based payment transactions using a fair value-based measurement model. Share-based payment transactions include transactions in which the entity issues stock, share options or other equity instruments in exchange for goods or services. A fair value-based measurement model requires the fair value of share-based payments issued to nonemployees to be recorded at the fair value of the goods or services received. For payments to employees, Statement 123R requires that share-based payments be recorded at their fair value and be classified as either a liability or equity. Entities are required to estimate the fair value of share-based payments to employees using a mathematical model that reflects the most accurate valuation given the information available and incorporates various factors, including exercise price of the option, expected volatility of the entity’s stock, expected term of the award, performance/service/market conditions, expected dividends, the risk-free rate, and grant date share price. Payments classified as liabilities are required

AMSOUTH BANCORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

to be remeasured at the end of each reporting period. The fair value of awards classified as equity is required to be recognized over the requisite service period or the period during which the employee is expected to provide service to earn the award. Statement 123R replaces Statement 123 and supersedes Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees ”(APB 25). Statement 123R will become effective for AmSouth in reporting periods beginning after June 15, 2005, requiring all share-based payments granted or modified subsequent to the implementation date to be accounted for under Statement 123R. AmSouth expects to record quarterly compensation expense of approximately $0.02 per share as a result of the adoption of Statement 123R and has not yet determined the transition method. During full implementation in 2005, AmSouth will be performing additional analyses to validate the various factors used in the model as a result of the enhanced requirements of Statement 123R. The United States House of Representatives has passed the “Stock Option Accounting Reform Act” (the “Bill”) that requires public companies to expense the stock options granted to certain highly compensated individuals. The Bill is currently before the United States Senate. AmSouth will continue to monitor the outcome of the Bill and its potential impact to its consolidated financial statements.

In March 2004, the Emerging Issues Task Force (“EITF” or “Task Force”) reached a consensus on Issue 03-1, “Meaning of Other-Than-Temporary Impairment” (Issue 03-1). The Task Force reached a consensus on an other-than-temporary impairment model for debt and equity securities accounted for under Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities” and cost method investments. The basic model developed by the Task Force in evaluating whether an investment within the scope of Issue 03-1 is other-than-temporarily impaired is as follows: Step 1) Determine whether the investment is impaired. An investment is impaired if its fair value is less than its cost. Step 2) Evaluate whether the impairment is other-than-temporary. Step 3) If the impairment is other-than-temporary, recognize an impairment loss equal to the difference between the investment’s cost and its fair value. The three-step model used to determine other-than-temporary impairments shall be applied prospectively to all current and future investments in interim or annual reporting periods beginning after final guidance is issued. On September 30, 2004, the FASB issued FASB Staff Position EITF 03-1-1, “Effective Date of Paragraphs 10-20 of EITF Issue” No. 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments,” which delays the effective date of paragraphs 10-20 (Steps 2 and 3) of Issue 03-1 pertaining to measurement and recognition of other-than-temporary impairment. The delay of the effective date will be superseded concurrent with the final issuance of FASB Staff Position EITF Issue 03-1-a, which is expected to contain implementation guidance. The impact of adoption of paragraphs 10-20 of Issue 03-1 will not be known until the final implementation guidance is issued.

AMSOUTH BANCORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 2 - AVAILABLE-FOR-SALE SECURITIES

The amortized costs of available-for-sale securities and the amounts at which they are carried (approximate fair market values) at December 31 are summarized as follows:

	2004				2003
(In thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Carrying Amount	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Carrying Amount
U.S. Treasury and federal agency securities	$85,148	$35	$3,055	$82,128	$250,471	$785	$4,493	$246,763
State, county and municipal securities	47,369	1,880	53	49,196	52,776	3,093	-0-	55,869
Mortgage-backed securities and collateralized mortgage obligations	5,879,561	21,995	58,808	5,842,748	6,364,040	56,884	63,817	6,357,107
Equity securities	340,471	2,128	1,141	341,458	417,601	357	569	417,389
Other debt securities	4,793	2,342	-0-	7,135	39,326	12,161	2,644	48,843

	$6,357,342	$28,380	$63,057	$6,322,665	$7,124,214	$73,280	$71,523	$7,125,971

The carrying amount and amortized cost of available-for-sale securities by maturity at December 31, 2004, are as follows:

(In thousands)	Amortized Cost	Carrying Amount
Due within 1 year	$5,666	$5,702
Due after 1 year through 5 years	21,699	24,855
Due after 5 years through 10 years	97,367	95,290
Due after 10 years	12,578	12,612
Mortgage-backed securities	5,879,561	5,842,748
Equity securities	340,471	341,458

	$6,357,342	$6,322,665

AMSOUTH BANCORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

In 2004, 2003 and 2002, AmSouth realized gross gains of $29,977,000, $45,475,000 and $13,869,000, respectively, and gross losses of $3,357,000, $613,000 and $695,000, respectively, on sales of available-for-sale securities. Included in interest income on available-for-sale securities for 2004, 2003 and 2002 was $2,575,000, $2,919,000 and $3,531,000, respectively, of interest income from tax-free state, county and municipal securities. Equity securities included $278.8 million and $342.5 million of amortized cost related to Federal Reserve Bank stock and Federal Home Loan Bank stock as of December 31, 2004 and 2003, respectively, whose amortized cost approximated carrying amount.

Available-for-sale securities with a carrying amount of $3,946,028,000 and $3,509,621,000 at December 31, 2004 and 2003, respectively, were pledged to secure short-term and long-term borrowings, public deposits, trust deposits, securities sold under repurchase agreements, and for other purposes as required or permitted by law.

Provided below is a summary of available-for-sale securities which were in an unrealized loss position at December 31, 2004. The unrealized loss was comprised of 80 securities in a continuous loss position for twelve months or more, which consisted primarily of mortgage-backed securities. AmSouth has the ability and intent to hold these securities until such time as the value recovers or the securities mature. Further, AmSouth believes the deterioration in value on these securities is attributable to changes in market interest rates and not credit quality of the issuer.

	Less than 12 Months		12 Months or More
(In thousands)	Carrying Amount	Unrealized Losses	Carrying Amount	Unrealized Losses
U.S. Treasury and federal agency securities	$30,150	$839	$49,066	$2,216
State, county and municipal securities	-0-	-0-	2,344	53
Mortgage-backed securities and collateralized mortgage obligations	2,636,038	22,372	1,521,243	36,443
Equity securities	22,991	1,134	-0-	-0-

	$2,689,179	$24,345	$1,572,653	$38,712

NOTE 3 - HELD-TO-MATURITY SECURITIES

The amounts at which held-to-maturity securities are carried and their approximate fair market values at December 31 are summarized as follows:

	2004				2003
(In thousands)	Carrying Amount	Gross Unrealized Gains	Gross Unrealized Losses	Approximate Market Value	Carrying Amount	Gross Unrealized Gains	Gross Unrealized Losses	Approximate Market Value
U.S. Treasury and federal agency securities	$52,916	$952	$102	$53,766	$64,489	$543	$138	$64,894
State, county and municipal securities	347,709	25,604	259	373,054	304,000	27,182	2	331,180
Mortgage-backed securities and collateralized mortgage obligations	5,783,713	30,534	45,465	5,768,782	4,555,928	40,293	47,742	4,548,479
Other securities	3,672	177	-0-	3,849	3,778	225	-0-	4,003

	$6,188,010	$57,267	$45,826	$6,199,451	$4,928,195	$68,243	$47,882	$4,948,556

AMSOUTH BANCORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The carrying amount and approximate fair market value of held-to-maturity securities by maturity at December 31, 2004 are as follows:

(In thousands)	Carrying Amount	Approximate Market Value
Due within 1 year	$8,130	$8,315
Due after 1 year through 5 years	32,135	34,437
Due after 5 years through 10 years	167,048	178,378
Due after 10 years	196,984	209,539
Mortgage-backed securities	5,783,713	5,768,782

	$6,188,010	$6,199,451

There were no sales of held-to-maturity securities during 2004, 2003 or 2002. Included in interest income on held-to-maturity securities for 2004, 2003 and 2002 was $16,397,000, $15,903,000 and $16,943,000, respectively, of interest income from tax-free state, county and municipal securities.

Held-to-maturity securities with a carrying amount of $5,530,475,000 and $3,209,412,000 at December 31, 2004 and 2003, respectively, were pledged to secure short-term and long-term borrowings, public deposits, trust deposits, securities sold under repurchase agreements, and for other purposes as required or permitted by law.

Provided below is a summary of held-to-maturity securities which were in an unrealized loss position at December 31, 2004. The unrealized loss was comprised of 75 securities in a continuous loss position for twelve months or more, which consisted primarily of mortgage-backed securities. AmSouth has the ability and intent to hold these securities until such time as the value recovers or the securities mature. Further, AmSouth believes the deterioration in value is attributable to changes in market interest rates and not credit quality of the issuer.

	Less than 12 Months		12 Months or More
(In thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Treasury and federal agency securities	$6,441	$83	$2,216	$19
State, county and municipal securities	13,429	259	-0-	-0-
Mortgage-backed securities and collateralized mortgage obligations	2,713,280	23,986	998,315	21,479

	$2,733,150	$24,328	$1,000,531	$21,498

AMSOUTH BANCORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 4 - LOANS

The major categories of loans net of unearned income at December 31 are summarized as follows:

	2004		2003
(Dollars in thousands)	Amount	Percent	Amount	Percent
Commercial:
Commercial and industrial	$5,740,153	17.5%	$5,264,283	17.9%
Commercial loans secured by real estate	2,245,052	6.9	2,026,092	6.9
Commercial leases	2,179,074	6.6	1,962,437	6.7

Total commercial	10,164,279	31.0	9,252,812	31.5
Commercial real estate:
Commercial real estate mortgages	2,867,968	8.7	2,359,209	8.1
Real estate construction	3,008,313	9.2	2,327,512	7.9

Total commercial real estate	5,876,281	17.9	4,686,721	16.0
Consumer:
Residential first mortgages	5,081,775	15.5	3,646,329	12.4
Equity loans and lines	7,756,745	23.6	7,005,061	23.9
Dealer indirect	3,312,120	10.1	3,610,005	12.3
Revolving credit	27,230	0.1	550,521	1.9
Other consumer	582,907	1.8	587,915	2.0

Total consumer	16,760,777	51.1	15,399,831	52.5

	$32,801,337	100.0%	$29,339,364	100.0%

Included in loans net of unearned income at December 31, 2004 and 2003 were $170,271,000 and $163,269,000, respectively, of net deferred loan costs.

Included in commercial leases was $2,163,562,000 and $2,094,424,000 of rentals receivable on leveraged leases, $420,829,000 and $385,060,000 of estimated residuals on leveraged leases, net of $763,709,000 and $796,189,000 of unearned income on leveraged leases at December 31, 2004 and 2003, respectively. Pre-tax income from leveraged leases for the years ending December 31, 2004, 2003 and 2002 was $81,627,000, $75,486,000 and $74,641,000, respectively. The tax effect of this income was an expense of $17,083,000, $13,989,000 and $10,691,000 for the years ending December 31, 2004, 2003 and 2002, respectively. AmSouth transferred the responsibility for the management of certain operations associated with lease assets located outside of the United States to a foreign subsidiary, thereby lowering the effective tax rate on certain existing leveraged lease investments. AmSouth intends to permanently reinvest earnings of this foreign subsidiary and, therefore, in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes,” deferred taxes of $93.3 million, $79.2 million and $64.2 million had not been provided as of December 31, 2004, 2003 and 2002, respectively.

At December 31, 2004 and 2003, nonaccrual loans totaled $88,488,000 and $110,153,000, respectively. The amount of interest income actually recognized on these loans during 2004, 2003 and 2002 was approximately $1,760,000, $1,647,000 and $2,500,000, respectively. The additional amount of interest income that would have been recorded during 2004, 2003 and 2002 if these loans had been current in accordance with their original terms was approximately $6,045,000, $5,849,000 and $11,242,000, respectively. At December 31, 2004 and 2003, AmSouth had loans past due 90 days or more and still accruing of $51,117,000 and $67,460,000, respectively.

At December 31, 2004 and 2003, the recorded investment in loans that were considered to be impaired was $35,921,000 and $50,824,000, respectively (all of which were

AMSOUTH BANCORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

on a nonaccrual basis). There was approximately $5,390,000 and $14,223,000 at December 31, 2004 and 2003, respectively, in the allowance for loan losses specifically allocated to $21,696,000 and $34,456,000, respectively, of impaired loans. No specific reserve was required for $14,225,000 and $16,368,000 of impaired loans at December 31, 2004 and 2003, respectively. The average recorded investment in impaired loans for the years ended December 31, 2004, 2003 and 2002 was approximately $42,706,000, $73,487,000 and $102,745,000, respectively. No material amount of interest income was recognized on impaired loans for the years ended December 31, 2004, 2003 and 2002.

At December 31, 2004, AmSouth had $13.5 billion of loans pledged to secure borrowings from the Federal Home Loan Bank. The loans pledged included commercial real estate loans, residential first mortgage loans and equity loans and lines.

Certain executive officers and directors of AmSouth and their associates were loan customers of AmSouth during 2004 and 2003. Such loans are made in the ordinary course of business at normal credit terms, including interest rates and collateral, and do not represent more than a normal risk of collection. Total loans to these persons at December 31, 2004 and 2003, amounted to approximately $27,373,000 and $36,941,000, respectively.

NOTE 5 - ALLOWANCE FOR LOAN LOSSES

A summary of changes in the allowance for loan losses is shown below:

(In thousands)	2004	2003	2002
Balance at January 1	$384,124	$381,579	$363,607
Loans charged-off	(166,690)	(220,058)	(237,925)
Recoveries of loans previously charged-off	50,248	48,903	42,347

Net charge-offs	(116,442)	(171,155)	(195,578)
Addition to allowance charged to expense	127,750	173,700	213,550
Reduction of allowance related to sold loans	(28,658)	-0-	-0-

Balance at December 31	$366,774	$384,124	$381,579

NOTE 6 - PREMISES AND EQUIPMENT, NET

Premises and equipment at December 31 are summarized as follows:

(In thousands)	2004	2003
Land	$211,877	$158,360
Buildings	634,976	579,937
Furniture and fixtures	625,974	586,355
Software	187,911	159,894
Leasehold improvements	177,796	159,139
Construction in progress	129,433	131,228

	1,967,967	1,774,913
Less: Accumulated depreciation and amortization	907,393	810,221

	$1,060,574	$964,692

AMSOUTH BANCORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 7 - GOODWILL AND OTHER INTANGIBLE ASSETS

As of December 31, 2004 and 2003, AmSouth had goodwill assets of $288.4 million included in other assets. The balance of goodwill by reportable segment for December 31, 2004, 2003 and 2002 is listed below (in millions):

Consumer Banking	$217.7
Commercial Banking	46.8
Wealth Management	23.9

Total	$288.4

AmSouth has finite-lived intangible assets capitalized in other assets on its balance sheets in the form of core deposit intangibles. These intangible assets continue to be amortized over their estimated remaining useful lives, which range from 1 to 2 years. At December 31, 2004 and 2003, the gross carrying amount of core deposit intangibles was $32.9 million and $52.1 million, with accumulated amortization of $28.3 million and $43.4 million, respectively. The aggregate amortization expense recorded on core deposit intangibles during 2004, 2003 and 2002 was $4.2 million, $4.8 million and $5.2 million, respectively.

The following table summarizes the amortization expense, in thousands, on core deposit intangibles over the next five years:

2005	$2,585
2006	1,991
2007	-0-
2008	-0-
2009	-0-

At December 31, 2004 and 2003, AmSouth also had a nonamortizing intangible asset of $7.2 million and $3.7 million, respectively, associated with a minimum pension liability related to an unfunded pension obligation.

See Note 21 for information concerning mortgage servicing rights and related amortization.

NOTE 8 - DEPOSITS

The aggregate amount of time deposits of $100,000 or more, including certificates of deposit of $100,000 or more, was $4,443,392,000 and $3,254,031,000 at December 31, 2004 and 2003, respectively.

At December 31, 2004, the aggregate maturities, in thousands, of time deposits are summarized as follows:

2005	$6,468,176
2006	1,880,864
2007	509,759
2008	176,870
2009	429,392
Thereafter	11,014

$9,476,075

AMSOUTH BANCORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 9 - SHORT-TERM BORROWINGS

Short-term borrowings at December 31 are summarized as follows:

(In thousands)	2004	2003
Federal funds purchased	$1,208,673	$505,319
Securities sold under agreements to repurchase	1,083,315	1,520,934

Total federal funds purchased and securities sold under agreements to repurchase	2,291,988	2,026,253

Treasury, tax and loan notes:	264,745	292,441
Term federal funds purchased	115,958	-0-
Commercial paper	1,597	3,965
Other borrowings	46,798	46,796

Total other borrowed funds	429,098	343,202

Total short-term borrowings	$2,721,086	$2,369,455

The average rates paid on federal funds purchased and securities sold under agreements to repurchase, including the effects of interest rate swaps, were 1.40%, 0.95% and 1.38% for the years ended December 31, 2004, 2003 and 2002, respectively. The average rates paid on other borrowed funds were 2.94%, 2.99% and 4.41% for the years ended December 31, 2004, 2003 and 2002, respectively.

NOTE 10 - LONG-TERM DEBT

Long-term debt at December 31 is summarized as follows:

(In thousands)	2004	2003
Long-term Federal Home Loan Bank advances	$4,371,745	$5,737,952

Other long-term debt:
4.85% Subordinated Notes Due April 2013 (Issued by AmSouth Bank)	496,918	496,545
6.45% Subordinated Notes Due February 2018 (Issued by AmSouth Bank)	301,534	302,031
6.125% Subordinated Notes Due March 2009	174,815	174,770
6.75% Subordinated Debentures Due November 2025	149,985	149,968
7.75% Subordinated Notes Due May 2004	-0-	149,962
7.25% Senior Notes Due May 2006	99,905	99,833
6.625% Subordinated Notes Due December 2005	49,947	49,894
90-Day London Interbank Offered Rate (LIBOR) floating-rate Bank Notes	800,000	450,000
2.82% Fixed-rate Bank Notes	200,000	200,000
Long-term securities sold under agreements to repurchase	601,000	-0-
Other long-term notes payable	401	620
Statement 133 valuation adjustments	25,268	40,859

Total other long-term debt	2,899,773	2,114,482

Total long-term debt	$7,271,518	$7,852,434

AMSOUTH BANCORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Long-term advances from the Federal Home Loan Bank (FHLB) had maturities ranging from 2005 to 2024 and had weighted-average interest rates of 3.79% at December 31, 2004, and 4.15% at December 31, 2003. These advances had a combination of fixed and floating rates. Of the balances outstanding at December 31, 2004, $4.2 billion is callable by the FHLB. If called, these FHLB advances are convertible by AmSouth. The convertible feature provides that after a specified date in the future, the advances will remain at a fixed rate or AmSouth will have the option to pay off the advance or convert from a fixed rate to a variable rate based on a LIBOR index. In 2004, AmSouth extinguished $1.25 billion in FHLB advances and incurred an extinguishment loss as a result of prepayment costs of $129.6 million. Under the Blanket Agreement for Advances and Security Agreement with the FHLB, commercial real estate loans, residential mortgage loans, mortgage-backed securities and home equity lines and loans are pledged as collateral for the FHLB advances outstanding. See Notes 2, 3 and 4 for securities pledged and loans pledged to the FHLB at December 31, 2004.

The 6.45% Subordinated Notes Due February 2018 were issued with embedded put and call options that could require AmSouth Bank to repurchase the notes at face value on February 1, 2008. If the bank does not repurchase the debt, the interest rate on the notes will be reset on February 1, 2008, based on a set formula. The 6.125% Subordinated Notes Due March 2009 may be redeemed by AmSouth prior to March 1, 2009, at the greater of 100% of the principal amount or an amount based on a preset formula. The 6.75% Subordinated Debentures Due November 2025 may be redeemed on November 1, 2005, at the option of the registered holders thereof. All other Subordinated Notes and the Senior Notes are not redeemable prior to maturity.

At December 31, 2004, long-term securities sold under agreements to repurchase consisted of agreements to repurchase $622.9 million of Federal National Mortgage Association (FNMA) and Federal Home Loan Mortgage Corporation (FHLMC) securities. These securities have been delivered to the counterparty and are classified as available-for-sale. These agreements had a weighted-average interest rate of 3.36% and the carrying amount was $621.8 million at December 31, 2004.

The aggregate stated maturities, in thousands, of long-term debt outstanding at December 31, 2004, are summarized as follows:

	FHLB Advances	Other Long-Term Debt
2005	$100,000	$507,519
2006	-0-	449,905
2007	275,784	800,000
2008	340,448	12,489
2009	350,000	190,496
Thereafter	3,305,513	939,364

	$4,371,745	$2,899,773

AmSouth uses interest rate swaps to hedge the change in fair value of Subordinated Notes and the cash flows associated with other long-term debt as part of its interest rate management strategy. Interest rate swaps hedging the fair value of Subordinated Notes require AmSouth to pay variable interest rates based on a LIBOR index. The modified weighted-average interest rates on other long-term debt including the effect of interest rate swaps were 2.74%, 3.09% and 3.96% during the years ending December 31, 2004, 2003 and 2002, respectively. See Note 11 for further discussion of AmSouth’s use of interest rate swaps.

At December 31, 2004, unused capacity under AmSouth’s shelf registration statement filed with the Securities and Exchange Commission totaled $325 million. This shelf registration can be utilized by AmSouth to issue senior or subordinated debt securities up to the available capacity.

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

Forward contracts provide AmSouth and its customers a means of managing the risks of changing interest rates and foreign exchange rates. These contracts represent commitments either to purchase or sell securities, loans, other money market instruments or foreign currency at a future date and at a specified price. AmSouth is subject to the market risk associated with changes in the value of the underlying financial instrument as well as the credit risk that another party will fail to perform. The gross contract amount of forward contracts represents the extent of AmSouth’s involvement. However, those amounts significantly exceed the future cash requirements as AmSouth intends to close out open trading positions prior to settlement and thus is subject only to the change in value of the instruments. The gross amount of forward contracts represents AmSouth’s maximum exposure to credit risk.

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

INTEREST RATE RISK MANAGEMENT:

As part of managing interest rate risk, AmSouth uses a variety of derivative instruments to mitigate the risk of interest rate movements affecting the value of certain assets and liabilities or future cash flows. The nature and volume of derivative instruments used by AmSouth to manage interest rate risk related to loans, deposits, short-term debt, and long-term debt depend on the level and type of these on-balance-sheet items and AmSouth’s risk management strategies given the current and anticipated interest rate environment. Note 1 to the Consolidated Financial Statements includes a summary of how derivative instruments used for interest rate risk management are accounted for in the consolidated financial statements.

Hedging Strategies

AmSouth has entered into interest rate swap agreements for interest rate risk exposure management purposes. The following table presents the notional amount, fair value, pay structure, year-to-date ineffectiveness and weighted-average maturity related to the applicable type of hedge. There were no components of derivative instruments which were excluded from the assessment of hedge ineffectiveness during 2004, 2003 or 2002. AmSouth’s credit exposure related to interest rate swaps used for interest rate risk management purposes was $43.3 million and $55.9 million at December 31, 2004 and 2003, respectively. This amount represents the unrealized gains on these derivative instruments.

AMSOUTH BANCORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

	2004
	Notional (in millions)	Fair Value (in thousands)	Pay	Ineffectiveness Income/ (Expense) (in thousands)	Weighted- Average Maturity
Fair Value Hedges
Interest rate swaps hedging time deposits	$33	$(196)	Variable	$-0-	1.50	yrs
Interest rate swaps hedging long-term debt	900	20,228	Variable	33	6.04
Cash Flow Hedges
Interest rate swaps hedging loans	1,300	(41,697)	Variable	17	3.45
Interest rate swaps hedging long-term bank notes	200	1,222	Fixed	7	2.75
Interest rate swaps hedging federal funds purchased	1,000	9,798	Fixed	(7)	2.12
Forward-starting interest rate swaps hedging the forecasted issuance of long-term debt	450	(5,575)	Fixed	-0-	10.17

	2003
	Notional (in millions)	Fair Value (in thousands)	Pay	Ineffectiveness Income/ (Expense) (in thousands)	Weighted- Average Maturity
Fair Value Hedges
Interest rate swaps hedging time deposits	$33	$281	Variable	$(235)	2.50	yrs
Interest rate swaps hedging long-term debt	1,000	37,216	Variable	(409)	6.52
Cash Flow Hedges
Interest rate swaps hedging loans	1,475	(33,428)	Variable	(37)	3.97
Interest rate swaps hedging long-term bank notes	400	(161)	Fixed	-0-	1.92
Interest rate swaps hedging federal funds purchased	350	(255)	Fixed	10	2.05

In 2002, AmSouth recognized $2.6 million and $48 thousand in expense related to the ineffective portion of its fair value hedges and cash flow hedges, respectively. The $1 billion of interest rate swap agreements hedging the anticipated reissuance of federal funds purchases at December 31, 2004, referenced in the table above, effectively convert a portion of federal funds purchased to fixed rate. Approximately $300 million of these swaps expire in 2005, $50 million expire in 2006 and $650 million expire in 2007.

During 2004, AmSouth entered into forward-starting interest rate swap agreements in the notional amount of $450 million to hedge the future semi-annual interest payments on the forecasted issuance of ten-year subordinated debt. At December 31, 2004, AmSouth also had $100 million notional value of swaps that no longer qualified for hedge accounting. These swaps had previously been designated as fair value hedges of corporate debt. During the third quarter of 2004, these hedging relationships were determined to no longer be highly effective as defined by Statement 133 and AmSouth ceased hedge accounting on these swaps. These swaps that lost hedge accounting mature in the fourth quarter of 2005. During 2004, AmSouth terminated $600 million of swaps that had been designated as hedging long-term floating rate bank notes. The amount related to the effective portion of these hedging relationships will be amortized into net interest income over the remaining life of the long-term floating rate bank notes. At December 31, 2003, AmSouth had $125 million notional value of swaps that no longer qualified for hedge accounting. These swaps matured in the first quarter of 2004. Ineffectiveness for both fair value and cash flow hedges is reported in other noninterest revenue.

AMSOUTH BANCORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

During 2003, AmSouth began designating forward contracts to hedge the fair value of specific pools of mortgage loans held for sale against changes in interest rates. In addition to the forward contracts treated as hedges under Statement 133, AmSouth’s derivative portfolio also included forward contracts entered into to offset the impact of changes in interest rates on AmSouth’s mortgage pipeline designated for future sale, also referred to as interest rate lock commitments. At December 31, 2004 and 2003, AmSouth had $112.9 million and $103.0 million, respectively, in open forward contracts. Statement 133 also requires AmSouth to treat its mortgage banking interest rate lock commitments as derivatives. Accordingly, the change in the fair value of the forward contracts entered into to hedge the mortgage pipeline, while not qualifying as hedges under Statement 133, is somewhat offset by changes in the fair value of the mortgage pipeline. The mark-to-market of the forward contracts, the interest rate lock commitments and mortgage loans held for sale was not material to AmSouth. The impact of hedge ineffectiveness was also not material to AmSouth. See Note 1 to the Consolidated Financial Statements for an additional discussion of AmSouth’s accounting policy associated with these contracts.

During 2005, AmSouth expects to reclassify out of other comprehensive income and into earnings approximately $5.8 million in expense due to the receipt of variable interest on its hedged variable rate loans and the payment of interest on its long-term bank notes, federal funds purchased and other long-term debt.

Customer Derivatives

In addition to using derivative contracts as an interest rate risk management tool, AmSouth also enters into various derivative instruments to help its corporate customers manage their exposure to interest rate and foreign currency fluctuations. To mitigate the interest rate risk associated with these customer contracts, AmSouth enters into offsetting derivative contract positions. AmSouth manages its credit risk or potential risk of default by its corporate customers through credit limit approval and monitoring procedures. Both the derivative contracts entered into with its customers and the offsetting derivative positions are recorded at their estimated fair value. Market value changes on these derivative instruments are recognized in non interest revenue in the period of change. At December 31, 2004, AmSouth had $50.3 million recorded in other assets and $50.0 million recorded in other liabilities associated with $4.5 billion notional amount of open interest rate contracts. At December 31, 2003, AmSouth had $84.8 million recorded in other assets and $84.1 million recorded in other liabilities associated with $3.9 billion notional amount of open interest rate contracts. At December 31, 2004, AmSouth also had $166,000 in recorded asset balances and $116,000 in recorded liability balances associated with $32 million notional amount of open foreign exchange contracts. At December 31, 2003, AmSouth had $463,000 in recorded asset balances and $430,000 in recorded liability balances associated with $11 million in notional amount of open foreign exchange contracts. The asset balances, or unrealized gains, represent AmSouth’s credit exposure related to these interest rate and foreign exchange contracts.

NOTE 12 - COMMITMENTS, CONTINGENCIES AND GUARANTEES

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

	December 31
(In thousands)	2004	2003
Unused commitments to extend credit	$19,284,111	$20,040,048
Standby letters of credit	3,301,812	3,120,022
Commercial letters of credit	52,457	43,512

Unused Commitments to Extend Credit

Commitments to extend credit are legally binding agreements to lend to a customer, provided there is no violation of any condition established in the contract. These commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee, which is recognized ratably over the life of the commitment. Since many

AMSOUTH BANCORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

commitments expire without being drawn upon, the total contractual amount of commitments does not necessarily represent future cash requirements of AmSouth but does represent the maximum potential amount of future payments that could be required to be made.

Standby Letters of Credit

AmSouth, as part of its ongoing business operations, issues financial guarantees in the form of financial and performance standby letters of credit. Standby letters of credit are contingent commitments issued by AmSouth generally to guarantee the performance of a customer to a third party. A financial standby letter of credit is a commitment by AmSouth to guarantee a customer’s repayment of an outstanding loan or debt instrument. In a performance standby letter of credit, AmSouth guarantees a customer’s performance under a contractual nonfinancial obligation for which it receives a fee. AmSouth has recourse against the customer for any amount it is required to pay to a third party under a standby letter of credit. Revenues are recognized ratably over the life of the standby letter of credit. At December 31, 2004, AmSouth had standby letters of credit outstanding with maturities ranging from less than one year to eleven years. The contractual amount of standby letters of credit represents the maximum potential amount of future payments AmSouth could be required to make and represents AmSouth’s maximum credit risk. At December 31, 2004, AmSouth had $44.0 million of liabilities associated with standby letters of credit agreements entered into subsequent to December 31, 2002, as a result of AmSouth’s adoption of Interpretation 45 on January 1, 2003. Standby letters of credit agreements entered into prior to January 1, 2003, have a carrying value of zero. AmSouth holds collateral to support standby letters of credit when deemed necessary. The fair value of cash collateral held at December 31, 2004 was $63.2 million.

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

Conduit Transactions

AmSouth provides the credit enhancements associated with its conduit securitizations by providing standby letters of credit. At December 31, 2004, AmSouth had $79.0 million of letters of credit supporting its conduit transactions. AmSouth also provides liquidity lines of credit related to its conduit securitizations to support the issuance of commercial paper under 364-day commitments. These liquidity lines can be drawn upon in the unlikely event of a commercial paper market disruption or other factors, such as credit rating downgrades of one of the asset-backed commercial paper issuers or AmSouth, as the provider of the credit support, which could prevent the asset-backed commercial paper issuers from being able to issue commercial paper. At December 31, 2004, AmSouth had liquidity lines of credit supporting these transactions of $1.2 billion.

Margin Guarantees

AmSouth Investment Services, Inc. (AIS), a subsidiary of AmSouth, guarantees the margin account balances issued by its brokerage clearing agent on behalf of its customers. If a customer defaults on the margin account, AIS has guaranteed to the brokerage clearing agent to buy in the account so as to bring the account into compliance with applicable margin or maintenance requirements. The margin account balance as of December 31, 2004 was $32.3 million. The total potential margin guarantee for AIS was $301.5 million as of December 31, 2004, which is equal to 70% of customers’ account balances. In the event a customer defaults, AmSouth would have recourse to the customer. AmSouth has no liability recorded on its balance sheets related to this agreement.

Other Commitments and Contingencies

AmSouth and its subsidiaries lease land, premises and equipment under cancelable and noncancelable leases, some of which contain renewal options under various terms. The leased properties are used primarily for banking purposes.

The total rental expense on operating leases for the years ended December 31, 2004, 2003 and 2002 was $65,782,000, $63,186,000 and $63,297,000, respectively. Rental income received related to bank premises for 2004, 2003 and 2002 was $6,050,000, $8,370,000 and $8,562,000, respectively. There were no material contingent rental expenses for 2004, 2003 or 2002.

AMSOUTH BANCORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Future minimum payments, in thousands, by year and in the aggregate, for noncancelable operating leases with initial or remaining terms of one year or more consisted of the following at December 31, 2004:

2005	$55,066
2006	53,859
2007	51,603
2008	49,360
2009	48,529
Thereafter	321,176

$579,593

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

AmSouth’s federal and state income tax returns are subject to review and examination by government authorities. In the normal course of these examinations, AmSouth is subject to challenges from federal and state authorities regarding amounts of taxes due. These challenges may alter the timing or amount of taxable income or deductions, or the allocation of income among tax jurisdictions. AmSouth is currently under examination by a number of the states in which it does business. AmSouth is also under examination by the Internal Revenue Service (IRS) for the years ended December 31, 2000 through December 31, 2002. AmSouth is currently appealing the assessments proposed by the IRS in its examination report for the years ended December 31, 1998, September 30, 1999 and December 31, 1999 with respect to AmSouth’s tax treatment of certain leveraged lease transactions that were entered into during the years under examination.

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

On September 19, 2001, AmSouth’s Board approved a plan to repurchase up to 25,000,000 shares of its outstanding common stock over a two-year period. During 2003 and 2002, AmSouth purchased 7,672,000 and 13,274,000, respectively, at a cost of $156,881,000 and $272,103,000, respectively, under this authorization. This authorization expired during the third quarter of 2003.

On April 17, 2003, AmSouth’s Board approved a plan to repurchase up to 25,000,000 shares of the Company’s outstanding common stock. The common shares may be repurchased in the open market or in privately negotiated transactions. The reacquired common shares will be held as treasury shares and may be reissued for various corporate purposes including employee benefit programs. During 2004 and 2003, AmSouth repurchased 2,134,000 and 291,000 shares, respectively, at a cost of $50,999,000 and $6,211,000, respectively, which were primarily executed under this authorization.

AMSOUTH BANCORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

At December 31, 2004, there were 2,287,000 shares reserved for issuance under the Direct Stock Purchase and Dividend Reinvestment Plan, 56,976,000 shares reserved for issuance under stock compensation plans (32,235,000 shares represent stock options outstanding), 979,000 shares reserved under the AmSouth deferred compensation plans, and 1,035,000 shares reserved for issuance under the employee stock purchase plan for a total of 61,277,000 shares.

In 2004, AmSouth increased its dividend per share to $0.97 per common share, compared to $0.93 in 2003 and $0.89 in 2002.

NOTE 14 - EARNINGS PER COMMON SHARE

The following table sets forth the computation of earnings per common share and diluted earnings per common share:

(Dollars in thousands)	2004	2003	2002
Earnings per common share computation:
Numerator:
Net income	$623,498	$626,121	$609,147
Denominator:
Average common shares outstanding	352,533	350,237	358,176
Shares issuable under deferred compensation arrangements	151	-0-	-0-

Average common shares outstanding – basic	352,684	350,237	358,176
Earnings per common share	$1.77	$1.79	$1.70
Diluted earnings per common share computation:
Numerator:
Net income	$623,498	$626,121	$609,147
Denominator:
Average common shares outstanding	352,533	350,237	358,176
Shares issuable under deferred compensation arrangements	151	-0-	-0-
Dilutive effect of options issued	5,268	4,071	4,153

Average common shares outstanding – diluted	357,952	354,308	362,329
Diluted earnings per common share	$1.74	$1.77	$1.68

The effect from assumed exercise of 960 thousand, 2.8 million and 12.4 million shares of stock options was not included in the computation of diluted earnings per common share for 2004, 2003 and 2002, respectively, because such shares would have had an antidilutive effect on earnings per share.

AMSOUTH BANCORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 15 - LONG-TERM INCENTIVE COMPENSATION PLANS

AmSouth has long-term incentive compensation plans which permit the granting of incentive awards in the form of stock options, restricted stock awards and stock appreciation rights (at December 31, 2004, there were no stock appreciation rights outstanding). Generally, the terms of these plans stipulate that the exercise price of options may not be less than the fair market value of AmSouth’s common stock at the date the options are granted. Options granted generally vest between one and three years from the date of the grant which is determined on the grant date by the Human Resources Committee of the Board. All of the options granted during 2004 and 2003 expire ten years from the date of grant. All other options granted generally expire not later than ten years from the date of the grant.

Statement 123 requires pro forma information regarding net income and earnings per share. This pro forma information has been determined as if AmSouth had accounted for its employee stock options under the fair value method of that statement. The fair value of these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 2004, 2003 and 2002, respectively:

	2004		2003		2002
Risk-free rate	3.92%		3.81%		4.92%
Dividend yield	3.99%		4.49%		4.36%
Volatility factor	30.88%		31.40%		31.39%
Expected life	7.0	yrs	7.0	yrs	7.0	yrs
Fair Value	$5.69		$4.49		$4.93

The following table summarizes AmSouth’s stock option activity and related information during 2002, 2003 and 2004:

	Number of Options	Exercise Price Range per Share	Weighted-Average Exercise Price
Balance at January 1, 2002	21,332,021	$4.31 -$ 32.92	$17.28
Options exercised	(2,376,150)	4.31 - 22.42	13.90
Options forfeited	(1,044,674)	6.11 - 27.49	21.15
Options granted	8,932,100	18.33 - 22.81	20.42

Balance at December 31, 2002	26,843,297	5.14 - 32.92	18.43
Options exercised	(5,161,082)	5.14 - 22.55	15.48
Options forfeited	(1,331,716)	6.23 - 31.21	19.58
Options granted	9,392,150	19.31 - 23.96	20.53

Balance at December 31, 2003	29,742,649	6.34 - 32.92	19.56
Options exercised	(5,052,627)	6.34 - 24.69	17.69
Options forfeited	(1,629,468)	8.12 - 26.32	21.31
Options granted	9,174,000	22.02 - 26.67	24.31

Balance at December 31, 2004	32,234,554	7.75 - 32.92	21.09

Of the options outstanding at December 31, 2004, those options granted since January 1, 2002, had vesting periods between one and three years from the date of grant. All other options outstanding were exercisable. At December 31, 2004, 2003 and 2002, options exercisable totaled 16,309,744, 15,456,677 and 12,055,611, respectively, and had a weighted-average exercise price per share of $19.67, $18.70 and $18.23, respectively.

AMSOUTH BANCORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The following table presents the weighted-average remaining life as of December 31, 2004, for options outstanding within the stated exercise price ranges.

	Outstanding			Exercisable
Exercise Price Range Per Share	Number of Options	Weighted-Average Exercise Price	Weighted-Average Remaining Life	Number of Options	Weighted-Average Exercise Price
$7.75 - $10.80	252,431	$9.07	0.61 years	252,431	$9.07
11.97 - 17.44	6,004,679	16.46	5.48 years	6,004,679	16.46
17.54 - 26.10	25,020,774	22.03	7.92 years	9,101,464	21.12
26.32 - 32.92	956,670	28.87	4.07 years	951,170	28.89

AmSouth also has issued common stock as restricted stock awards to key officers with the restriction that they remain employed with AmSouth for periods of one to three years or longer. The following table summarizes AmSouth’s restricted stock grants and the weighted-average fair values at grant date:

	2004	2003	2002
Shares granted	193,426	102,438	166,028
Weighted-average fair value of restricted stock granted during the year	$24.89	$20.83	$20.68

NOTE 16 - REGULATORY REQUIREMENTS AND RESTRICTIONS

Capital is the primary tool used by regulators to monitor the financial health of insured banks and savings institutions. The Federal Reserve Board and the Federal Deposit Insurance Corporation have historically had similar capital adequacy guidelines involving minimum leverage capital and risk-based capital requirements. Under the capital adequacy guidelines and the regulatory framework for prompt corrective action, AmSouth and its banking subsidiary must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Based on the risk-based capital rules and definitions prescribed by the banking regulators, should an institution’s capital ratios decline below predetermined levels, it would become subject to a series of increasingly restrictive regulatory actions. AmSouth and its subsidiary bank are required to have core capital (tier 1) of at least 4% of risk-weighted assets, total capital of 8% of risk-weighted assets and a leverage ratio of 3% of adjusted quarterly average assets. Tier 1 capital consists principally of shareholders’ equity, excluding unrealized gains and losses on securities available-for-sale and the effective portion of cash flow hedges, less goodwill and certain other intangibles. Total capital consists of tier 1 capital plus certain debt instruments and the reserve for credit losses, subject to limitation. The leverage ratio reflects tier 1 capital divided by average assets for the quarter. Average assets used in the calculation exclude certain intangible and mortgage servicing assets. The regulations also define well-capitalized levels of tier 1 capital, total capital and leverage as ratios of 6%, 10% and 5%, respectively, for banking entities. AmSouth’s banking subsidiary had tier 1 capital, total capital and leverage ratios above the well-capitalized levels at December 31, 2004 and 2003. Management believes that no changes in conditions or events have occurred since December 31, 2004, which would result in changes that would cause AmSouth Bank to fall below the well-capitalized level.

AMSOUTH BANCORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The actual capital ratios and amounts for AmSouth and AmSouth Bank are as follows:

	2004		2003
(Dollars in thousands)	Amount	Ratio	Amount	Ratio
Tier 1 capital:
AmSouth	$3,323,938	8.05%	$2,958,787	7.71%
AmSouth Bank	3,507,133	8.49	3,313,759	8.65

Total capital:
AmSouth	$4,514,004	10.93%	$4,302,469	11.22%
AmSouth Bank	4,557,365	11.04	4,442,698	11.59

Leverage:
AmSouth	$3,323,938	6.73%	$2,958,787	6.66%
AmSouth Bank	3,507,133	7.10	3,313,759	7.46

On October 12, 2004, AmSouth entered into a deferred prosecution agreement with the U.S. Attorney for the Southern District of Mississippi relating to deficiencies in AmSouth Bank’s reporting of suspicious activities under the Bank Secrecy Act. At the same time, AmSouth entered into a cease and desist order with the Federal Reserve and the Alabama Department of Banking, as well as an order with the Financial Crimes Enforcement Network, relating to AmSouth’s deficiencies in compliance with the Bank Secrecy Act. Provided that AmSouth complies with the obligations under the deferred prosecution agreement for a period of twelve months, the U.S. Attorney has agreed not to take further action against the Company in connection with this matter. The Federal Reserve has also indicated it will restrict the Company’s expansion activities, including the branch expansion program, until such time as it believes that AmSouth is in substantial compliance with the requirements of the cease and desist order. Pursuant to the settlement agreements, AmSouth has taken additional actions to ensure compliance with the Bank Secrecy Act. Among other things, these actions include independent third-party reviews of all of the Company’s activities related to compliance with the Bank Secrecy Act, enhanced training of personnel, submission of a revised compliance program, and the adoption of new policies and procedures.

AmSouth’s banking subsidiary is required to maintain reserve balances with the Federal Reserve Bank based on a percentage of deposits reduced by its cash on hand. The average amount of those reserves was approximately $12,973,000 and $17,211,000 for the years ended December 31, 2004 and 2003, respectively.

Certain restrictions exist regarding the ability of banking subsidiaries to transfer funds to the parent Company as loans, advances or dividends. The subsidiary bank can initiate dividend payments in 2005, without prior regulatory approval, of an amount equal to $208.9 million plus its net profits for 2005, as defined by statute. Substantially all of the parent Company’s retained earnings at December 31, 2004 and 2003, represented undistributed earnings of its banking subsidiary.

AMSOUTH BANCORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 17 - PENSION AND OTHER EMPLOYEE BENEFIT PLANS

AmSouth sponsors the Retirement Plan, a noncontributory defined benefit pension plan (the “pension plan”), covering substantially all regular full-time employees and part-time employees who regularly work one thousand hours or more each year. Benefits are generally based on years of service and the employee’s earnings during the five consecutive calendar years out of the last ten years of employment that produce the highest average. Actuarially determined pension costs are charged to current operations using the projected unit credit method. AmSouth’s funding policy is to contribute an amount that meets the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974, plus such additional allowable amounts as the Company determines to be appropriate.

AmSouth also sponsors a nonqualified Supplemental Executive Retirement Plan (“SERP”). The SERP provides benefits that would otherwise be denied to participants under the pension plan because of Internal Revenue Code limitations on qualified plan benefits, as well as additional benefits that serve to attract and retain senior executives. There are two types of retirement benefits in the SERP: a regular benefit and a targeted benefit. The annual average covered compensation for both benefits is based on the highest three consecutive years of base salary plus bonus out of the last ten years worked. The amount of the regular SERP retirement benefit is determined by the length of the retiree’s credited service up to 35 years. Participants vest in this benefit after five years of service or attainment of age 55. The regular SERP benefit is available to all eligible SERP participants. The targeted SERP retirement benefit is available only to a select group of senior officers, including executive officers. The targeted SERP benefit provides a percentage of annual average covered compensation based on years of credited service ranging from 40% at 10 years up to a maximum of 65% at 35 years.

In addition to pension benefits, AmSouth provides postretirement medical plans to all current employees who retire between the ages of 55 and 65 with five calendar years of service and provides certain retired and grandfathered retired participants with postretirement healthcare benefits past age 65. Postretirement life insurance is also provided to a grandfathered group of employees and retirees. Costs associated with these postretirement benefit plans are charged to current operations based on actuarial calculations.

AMSOUTH BANCORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

AmSouth uses a September 30 measurement date for its plans. The following table summarizes the change in benefit obligation and plan assets and the funded status of the pension and other postretirement plans at September 30, 2004 and 2003:

	Retirement Plans		Other Postretirement Benefits
(In thousands)	2004	2003	2004	2003
Change in benefit obligation:
Benefit obligation at beginning of period	$712,280	$618,194	$41,922	$48,619
Service cost	21,433	18,813	807	854
Interest cost	42,057	40,118	2,324	2,513
Amendments	4,922	-0-	-0-	(9,190)
Actuarial loss	59,683	67,692	(592)	2,498
Benefits and expenses paid	(32,658)	(32,537)	(3,646)	(3,372)

Benefit obligation at end of period	$807,717	$712,280	$40,815	$41,922

Change in plan assets:
Fair value of plan assets at beginning of period	$710,322	$558,183	$4,516	$4,463
Actual return on plan assets	80,717	93,709	55	148
Employer contributions	25,917	90,967	-0-	-0-
Benefits and expenses paid	(32,658)	(32,537)	(225)	(95)

Fair value of plan assets at end of period	784,298	710,322	4,346	4,516

Funded status	(23,419)	(1,958)	(36,469)	(37,406)
Unrecognized actuarial loss	310,330	282,684	15,123	16,993
Unamortized prior service cost (credit)	4,055	(821)	(5,396)	(6,266)
Unrecognized net transition obligation	1,348	1,540	348	391

Prepaid/(accrued) benefit cost at September 30	292,314	281,445	(26,394)	(26,288)

Employer contributions from October 1 to December 31	170	146	759	714

Prepaid/(accrued) benefit cost at December 31	$292,484	$281,591	$(25,635)	$(25,574)

Amounts recognized in the consolidated balance sheets:
Prepaid benefit cost	$323,005	$305,126	$181	$518
Accrued benefit liability	(57,649)	(40,907)	(25,816)	(26,092)
Intangible asset	7,156	3,668	-0-	-0-
Other comprehensive income	19,972	13,704	-0-	-0-

Net amount recognized	$292,484	$281,591	$(25,635)	$(25,574)

The accumulated benefit obligation for all defined benefit pension plans was $747,878,000 and $674,189,000 as of September 30, 2004 and 2003, respectively.

AMSOUTH BANCORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Information for the SERP, which has an accumulated benefit obligation in excess of plan assets:

	SERP
(In thousands)	2004	2003
Projected benefit obligation	$65,277	$47,072
Accumulated benefit obligation	57,649	40,907
Fair value of plan assets	-0-	-0-

Net periodic benefit cost/(credit) includes the following components for the years ended December 31:

	Retirement Plans			Other Postretirement Benefits
(In thousands)	2004	2003	2002	2004	2003	2002
Service cost	$21,433	$18,813	$15,510	$807	$854	$915
Interest cost	42,057	40,118	38,001	2,324	2,513	3,208
Expected return on plan assets	(64,793)	(61,346)	(61,576)	(213)	(239)	(243)
Amortization of prior service cost/(credit)	46	(300)	(300)	(870)	(870)	93
Amortization of transitional obligation/(asset)	192	192	192	43	43	221
Recognized actuarial loss	16,113	1,633	367	1,030	1,038	775

Net periodic benefit (credit)/cost	$15,048	$(890)	$(7,806)	$3,121	$3,339	$4,969

Assumptions used to determine benefit obligations at September 30 (the measurement date):

	Retirement Plans		Other Postretirement Benefits
	2004	2003	2004	2003
Weighted-average discount rate	5.85%	6.00%	5.85%	6.00%
Rate of annual compensation increase	5.00	3.75	N/A	N/A

Assumptions used to determine net periodic benefit cost for the years ended December 31:

	Retirement Plans			Other Postretirement Benefits
	2004	2003	2002	2004	2003	2002
Weighted-average discount rate	6.00%	6.65%	7.50%	6.00%	6.65%	7.50%
Weighted-average expected long-term rate of return on plan assets	8.50	8.75	9.50	5.00	5.50	6.50
Weighted-average rate of annual compensation increase	4.13	4.40	5.25	N/A	N/A	N/A

AMSOUTH BANCORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The 8.50% long-term weighted-average expected rate of return on plan assets for determining net periodic pension cost for 2004 was chosen by AmSouth from a range of best estimates based upon the anticipated long-term returns and long-term volatility for asset categories based on the target asset allocation of the plans.

The following table summarizes the estimated benefits to be paid (in thousands) in the following periods:

	Retirement Plans	Other Postretirement Benefits
2005	$32,668	$3,690
2006	33,968	3,742
2007	35,771	3,692
2008	39,001	3,808
2009	40,816	3,965
2010-2014	243,094	19,901

The expected benefits above were estimated based on the same assumptions used to measure AmSouth’s benefit obligation at December 31, 2004, and includes benefits attributable to estimated future employee service.

For measurement purposes, the increase in the per capita cost of covered healthcare benefits varies by medical benefit and date of retirement. For the majority of participants, AmSouth’s subsidies for all medical benefits are capped at a level dollar amount. For a grandfathered group of retirees, the rates are graded, starting at 11.0% in 2004 and dropping to an ultimate rate of 5.0% in ten years. Assumed healthcare cost trend rates have an insignificant effect on the costs and the liabilities reported for the healthcare plan.

A one-percentage point change in assumed healthcare cost trend rates would have the following effects:

(In thousands)	1-Percentage Point Increase	1-Percentage Point Decrease
Effect on total of service cost and interest cost components	$19	$(19)
Effect on postretirement benefit obligation	205	(200)

AmSouth’s pension plan weighted-average asset allocations at September 30, 2004 and 2003, by asset category, are as follows:

	2004	2003
Asset Category:
Large Cap Equity Securities	35%	34%
Small/Mid Cap Equity Securities	15	14
Debt Securities	32	27
International Securities	14	10
Other	4	15

Total	100%	100%

AMSOUTH BANCORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The pension plan is invested in a diversified manner to provide consistent returns. The portfolio as of September 30, 2004 was in transition. The AmSouth Benefits Committee decided at its November 2003 meeting to diversify the portfolio by adding small cap value, real estate and hedge funds as limited portions of the portfolio. The search for appropriate vehicles for these new asset classes has been completed, and new managers have been hired. Implementation was completed in the fourth quarter of 2004. The Plan now has 65% in equities and 35% in bonds. The equity portion will consist of 25% large cap domestic stocks, 15% small/mid cap domestic stocks, 15% international stocks, 5% in real estate investment trusts and 5% in hedge funds. The equity portion of the Plan is further diversified among managers and styles and between active and passive investing.

The pension plan has a portion of its investments in AmSouth common stock. The number of shares and the market value of the common stock were 1,080,307 and $26,359,000, respectively, as of September 30, 2004, which represents approximately 3% of plan assets at September 30, 2004. Dividends paid on the AmSouth common stock totaled $1,026,000 during the most recent plan year.

At September 30, 2004 and 2003, AmSouth’s other postretirement benefit plans were invested 100% in fixed income securities. The primary objective of this strategy is preservation of principal to meet future insurance policy premiums. The target asset allocations are 90% to 100% fixed income with the remainder in cash.

Company contributions to the pension plan and SERP totaled $26 million in 2004. AmSouth expects to make contributions of approximately $0.7 million to the SERP and approximately $3.2 million to its other postretirement benefit plans in 2005.

On December 8, 2003, the President signed the Medicare Prescription Drug Improvement and Modernization Act of 2003 (the Act) into law. The Act introduces a prescription drug benefit under Medicare (Medicare Part D) as well as a federal subsidy to sponsors of retiree healthcare benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. The assumptions and measures contained in this note relating to the postretirement benefit plans do not reflect any amount associated with the subsidy because AmSouth has not yet concluded whether the benefits provided by the plans are actuarially equivalent to Medicare Part D under the Act.

Other Plans

The AmSouth Thrift Plan (the “thrift plan”) is a defined contribution plan that covers substantially all regular full-time employees and part-time employees who regularly work one thousand hours or more each year. The thrift plan utilizes a thrift formula and contains a cash or deferred arrangement under Internal Revenue Code Section 401(k). AmSouth matches pre-tax contributions dollar for dollar on the first 6% of base pay that each employee contributes to the thrift plan. After-tax contributions to the thrift plan are matched at 50 cents for every dollar contributed by an employee through the first 6% of base pay. Employees may make both pre-tax and after-tax contributions, but no matching contributions are made on any employee contributions above 6%, with pre-tax contributions being matched first. Effective January 1, 2005, company-matching contributions were changed to dollar for dollar matching on the first 4% of base pay contributed to the thrift plan. All company-matching contributions are made in AmSouth common stock and are allocated to the AmSouth common stock investment option. Effective March 1, 2002, participants were allowed to transfer company-matching contributions out of the AmSouth common stock investment option to other investment options at any time. The cost of the thrift plan for the years ended December 31, 2004, 2003 and 2002 was $17.9 million, $16.8 million and $15.8 million, respectively. The thrift plan held 6,922,325 shares of AmSouth common stock at December 31, 2004, and received $6,657,000 in dividends on AmSouth common stock for the year ended December 31, 2004.

AmSouth has adopted the AmSouth Bancorporation Employee Stock Purchase Plan (the “employee stock purchase plan”), which allows all employees who work more than 20 hours per week to purchase shares of common stock. Under the employee stock purchase plan, an employee may invest up to $2,000 each calendar year in purchases of AmSouth common stock, and AmSouth will contribute a matching 25% toward the purchase. Participants are immediately vested in the company match. Additional purchases of up to $8,000 may be made on an unmatched basis with no administrative or brokerage fees charged. The cost of the employee stock purchase plan for the years ended December 31, 2004, 2003 and 2002 was $842,000, $660,000 and $774,000, respectively. Under the employee stock purchase plan, 172,957 and 185,070 shares of AmSouth common stock were purchased during 2004 and 2003, respectively, with weighted-average

AMSOUTH BANCORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

fair values of $21.26 and $20.47, respectively. Refer to Note 13 for shares reserved for issuance under the employee stock purchase plan.

AmSouth maintains a deferred compensation plan, which was amended and restated as of January 1, 2000, and an amended and restated deferred compensation plan for Directors of AmSouth Bancorporation (the “deferred compensation plans”). Members of Management and highly compensated employees are eligible to participate in the former and Directors of AmSouth are eligible to participate in the latter. Under the deferred compensation plans, a participant may elect to defer a portion (from 25% to 100%) of his or her annual bonus (or a portion of his or her retainer and meeting fees in the case of Directors) into a deferred stock account. The deferral election must specify a payment date, which may not be sooner than the third anniversary of the first day of the plan year to which the deferral relates. The cash amount of the bonus being deferred is exchanged for an equivalent number of “deemed” shares of AmSouth common stock based on the fair market value of such stock. That number of shares of AmSouth common stock will be distributed to the participant on the selected payment date. The participant may elect to have such shares distributed in a lump sum or in installments, but must make such election in advance of the deferral. All deferred amounts are fully vested and are not subject to forfeiture. The shares held by the deferred compensation plans are considered outstanding for purposes of calculating basic and diluted earnings per share. Effective January 1, 2005, contributions to the deferred compensation plan are deemed to mirror the participants’ thrift plan elections and distributions are made in cash.

AmSouth maintains an executive incentive plan and a management incentive plan (the “incentive plans”), which are designed to align Executive Officer pay, as well as the pay of certain members of Management, with the annual performance of AmSouth and the annual performance of the respective area of responsibility, as applicable. Traditionally, the two factors which have been used to measure AmSouth’s performance for purposes of the incentive plans were growth in earnings per share and return on average equity. The Human Resources Committee of the Board may also evaluate performance for purposes of the incentive plans by considering one or more factors (e.g., return on average assets, credit quality measures, efficiency ratio, loan growth, deposit growth, or noninterest revenue growth). Payments under the incentive plans are based on a percentage of the employee’s base pay, multiplied by a factor based on the Company’s results or the employee’s performance rating. The Human Resources Committee may use its discretion to adjust payments downward from these amounts. The expense associated with the incentive plans was $25,916,000, $25,109,000 and $27,714,000 for the years ended December 31, 2004, 2003 and 2002, respectively.

NOTE 18 - INCOME TAXES

The provisions for income taxes charged to earnings are summarized as follows:

	Years Ended December 31
(In thousands)	2004	2003	2002
Current tax expense:
Federal	$94,028	$18,855	$44,433
State	2,951	2,406	1,525

	96,979	21,261	45,958

Deferred tax expense
Federal	172,691	216,467	191,806
State	30,311	27,287	24,918

	203,002	243,754	216,724

	$299,981	$265,015	$262,682

AMSOUTH BANCORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The differences between the actual income tax expense and the amount computed by applying the statutory federal income tax rate to income before income taxes are as follows:

	Years Ended December 31
(In thousands)	2004	2003	2002
Tax at statutory federal income tax rate	$323,218	$311,897	$305,140
State and local income taxes, net of federal benefits	21,620	19,300	17,188
Tax exempt interest	(8,302)	(8,317)	(8,898)
Bank owned life insurance income	(20,184)	(21,552)	(24,273)
Penalty	17,500	-0-	-0-
Lease residual option benefit	(14,058)	(15,005)	(17,152)
Tax credits	(14,566)	(8,254)	(5,793)
Other	(5,247)	(13,054)	(3,530)

	$299,981	$265,015	$262,682

The significant temporary differences that created deferred tax assets and liabilities at December 31 are as follows:

(In thousands)	2004	2003
Deferred tax assets:
Loan loss reserves	$140,225	$147,434
Mortgage servicing rights	14,459	13,331
State net operating loss carryforwards	18,785	21,911
Statement 133 equity adjustment	13,488	11,843
Other	27,874	24,321

	214,831	218,840

Deferred tax liabilities:
Leasing activities	(1,237,824)	(1,062,123)
Depreciation	(9,355)	(8,598)
Employee benefits	(67,212)	(57,750)
Statement 115 equity adjustment	13,324	(241)
Other	(32,025)	(22,953)

	(1,333,092)	(1,151,665)

Net deferred tax liability	$(1,118,261)	$(932,825)

AMSOUTH BANCORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

AmSouth has a deferred state tax asset of $18.8 million resulting from net operating loss carryforwards. These carryforwards begin expiring in 2005, with the last one expiring in 2024. There was no valuation allowance recorded in 2004 because it is more likely than not that all deferred tax assets will be realized.

AmSouth’s federal and state income tax returns are subject to review and examination by government authorities. In the normal course of these examinations, AmSouth is subject to challenges from federal and state authorities regarding amounts of taxes due. These challenges may alter the timing or amount of taxable income or deductions, or the allocation of income among tax jurisdictions. AmSouth is currently under examination by a number of the states in which it does business. AmSouth is also under examination by the Internal Revenue Service (IRS) for the years ended December 31, 2000 through December 31, 2002. AmSouth is currently appealing the assessments proposed by the IRS in its examination report for the years ended December 31, 1998, September 30, 1999 and December 31, 1999 with respect to AmSouth’s tax treatment of certain leveraged lease transactions that were entered into during the years under examination. Management believes that AmSouth’s treatment of these leveraged lease transactions was in compliance with existing tax laws and regulations and intends to vigorously defend its position. Management does not expect that resolution of the state or IRS audit issues will have a material impact on AmSouth’s financial position or operating results. As a result of the resolution of certain tax matters, AmSouth was able to reduce its tax accrual by $2,382,000 and $11,725,000 for the years ended December 31, 2004 and 2003, respectively.

NOTE 19 - OTHER NONINTEREST REVENUES AND OTHER NONINTEREST EXPENSES

The components of other noninterest revenues and other noninterest expenses are as follows:

	Years Ended December 31
(In thousands)	2004	2003	2002
Other noninterest revenues:
Interchange income	$77,642	$67,404	$63,429
Bank owned life insurance policies	48,417	52,216	59,899
Gains on sales of available-for-sale securities	26,620	44,862	13,174
Mortgage income	21,192	51,181	24,148
Other portfolio income	2,493	8,583	4,337
Gain on sale of credit card loans	166,103	-0-	-0-
Other	115,602	120,520	101,927

	$458,069	$344,766	$266,914

Other noninterest expenses:
Postage and office supplies	$45,191	$47,050	$49,091
Professional fees	41,732	32,579	31,051
Marketing	38,392	36,504	35,609
Communications	24,151	28,218	28,438
Amortization of intangibles	4,169	4,793	5,161
Settlement agreements and related professional fees	53,972	-0-	-0-
FHLB prepayment cost	129,648	-0-	-0-
Other	173,045	167,408	155,731

	$510,300	$316,552	$305,081

AMSOUTH BANCORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 20 - BUSINESS SEGMENT INFORMATION

AmSouth has three reportable segments: Consumer Banking, Commercial Banking and Wealth Management. Each of these units provides unique products and services to a variety of customer groups and has its own management team. Consumer Banking delivers a full range of financial services to individuals and small businesses. Services include loan products such as residential mortgages, equity lending, credit cards, and loans for automobile and other personal financing needs, and various products designed to meet the credit needs of small businesses. In addition, Consumer Banking offers various deposit products that meet customers’ savings and transaction needs. Commercial Banking meets corporate and middle market customers’ needs with a comprehensive array of credit, treasury management, international, and capital markets services. Included among these are several specialty services such as real estate finance, asset-based lending, and commercial leasing. Wealth Management is comprised of trust, institutional, retirement, private client services (PCS) and broker-dealer services, and provides primarily fee-based income. Wealth Management includes not only traditional trust services, but also a substantial selection of investment management services including AmSouth’s proprietary mutual fund family. This area also includes commercial and consumer loan and deposit products associated with PCS customers. Treasury & Other is comprised of balance sheet management activities that include the investment portfolio, nondeposit funding and gains and losses associated with derivative hedging strategies. Treasury & Other also includes income from bank owned life insurance policies, gains and losses on sales of fixed assets and other assets, expenses related to the settlement agreements and related professional fees, gains related to the sale of the credit card portfolio, expenses related to the FHLB prepayment cost, and corporate expenses such as corporate overhead and the amortization of core deposit intangibles for all years shown. In addition, Treasury & Other includes the reversal of revenues and expenses associated with PCS customers’ loan and deposit balances to eliminate any double counting which occurs as a result of including these revenues and expenses in the Wealth Management segment as well as in either the Commercial or Consumer segments.

AmSouth evaluates performance and allocates resources based on profit or loss from operations. The accounting policies of the reportable segments are the same as those described in Note 1, except that AmSouth uses matched maturity transfer pricing to fairly and consistently assign funds costs to assets and earnings credits to liabilities with a corresponding offset in Treasury & Other. AmSouth allocates noninterest expenses to match revenues based on various activity statistics. AmSouth is disclosing net interest income in lieu of interest income. Performance is assessed primarily on net interest income by the chief operating decision makers. Excluding the internal funding and the impact of recording PCS customer revenue and expenses in Wealth Management, AmSouth does not have intracompany revenues or expenses. The provision for loan losses for each segment reflects the net charge-offs in each segment. The difference between net charge-offs and the provision is included in Treasury & Other. Additionally, segment income tax expense is calculated using the marginal tax rate. The difference between the marginal and effective tax rate is included in Treasury & Other. Management reviews average assets by segment.

AmSouth operates primarily in the United States; accordingly, geographic distribution of revenue and long-lived assets in other countries is not significant. Revenues from no individual customer exceeded 10% of consolidated total revenues. AmSouth’s segments are not necessarily comparable with similar information for any other financial institution.

AMSOUTH BANCORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The following table details AmSouth’s business segment results for the years ended December 31:

(In thousands)	Consumer Banking	Commercial Banking	Wealth Management	Treasury & Other	Total
2004
Net interest income before internal funding	$809,092	$471,637	$164,183	$31,113	$1,476,025
Internal funding	313,384	(44,236)	(1,844)	(267,304)	-0-

Net interest income/(expense)	1,122,476	427,401	162,339	(236,191)	1,476,025
Noninterest revenues	474,596	139,192	201,262	217,092	1,032,142

Total revenues	1,597,072	566,593	363,601	(19,099)	2,508,167
Provision for loan losses	90,863	15,257	1,394	20,236	127,750
Noninterest expenses	770,272	189,006	211,670	285,990	1,456,938

Income/(Loss) before income taxes	735,937	362,330	150,537	(325,325)	923,479
Income taxes	276,712	136,236	56,602	(169,569)	299,981

Segment net income/(loss)	$459,225	$226,094	$93,935	$(155,756)	$623,498

Revenues from external customers	$1,283,688	$610,829	$188,867	$424,783	$2,508,167
Ending assets	21,567,643	13,380,237	5,329,178	9,271,313	49,548,371
Average assets	21,194,037	12,520,354	4,718,065	9,578,169	48,010,625
Average loans	19,739,572	11,494,932	4,690,615	(4,683,132)	31,241,987
Average deposits	23,010,869	7,430,051	3,560,653	(1,986,597)	32,014,976

2003
Net interest income before internal funding	$791,932	$458,809	$146,510	$17,384	$1,414,635
Internal funding	320,545	(60,493)	(17,988)	(242,064)	-0-

Net interest income/(expense)	1,112,477	398,316	128,522	(224,680)	1,414,635
Noninterest revenues	448,654	126,241	177,728	103,155	855,778

Total revenues	1,561,131	524,557	306,250	(121,525)	2,270,413
Provision for loan losses	138,890	26,092	1,064	7,654	173,700
Noninterest expenses	736,386	179,713	201,650	87,828	1,205,577

Income/(Loss) before income taxes	685,855	318,752	103,536	(217,007)	891,136
Income taxes	257,881	119,851	38,930	(151,647)	265,015

Segment net income/(loss)	$427,974	$198,901	$64,606	$(65,360)	$626,121

Revenues from external customers	$1,240,586	$585,050	$167,761	$277,016	$2,270,413
Ending assets	19,791,586	11,504,000	3,938,731	10,381,199	45,615,516
Average assets	19,381,919	11,245,087	3,608,971	8,494,539	42,730,516
Average loans	18,129,878	10,366,385	3,576,554	(3,561,658)	28,511,159
Average deposits	22,480,766	5,350,696	3,023,035	(2,271,881)	28,582,616

2002
Net interest income before internal funding	$764,814	$506,921	$138,078	$62,827	$1,472,640
Internal funding	338,734	(130,161)	(29,785)	(178,788)	-0-

Net interest income/(expense)	1,103,548	376,760	108,293	(115,961)	1,472,640
Noninterest revenues	368,428	120,352	187,902	62,679	739,361

Total revenues	1,471,976	497,112	296,195	(53,282)	2,212,001
Provision for loan losses	144,136	42,130	911	26,373	213,550
Noninterest expenses	700,408	174,923	187,360	63,931	1,126,622

Income/(Loss) before income taxes	627,432	280,059	107,924	(143,586)	871,829
Income taxes	235,914	105,302	40,580	(119,114)	262,682

Segment net income/(loss)	$391,518	$174,757	$67,344	$(24,472)	$609,147

Revenues from external customers	$1,133,242	$627,273	$180,263	$271,223	$2,212,001
Ending assets	18,514,111	10,858,314	3,253,880	7,944,967	40,571,272
Average assets	17,222,587	10,742,399	3,107,998	7,491,584	38,564,568
Average loans	15,879,082	10,035,327	3,045,782	(3,038,422)	25,921,769
Average deposits	21,799,402	4,029,766	2,179,741	(2,065,375)	25,943,534

AMSOUTH BANCORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 21 - TRANSFERS AND SERVICING OF FINANCIAL ASSETS

During 2004, 2003 and 2002, AmSouth sold commercial loans to third-party, multi-issuer conduits. In years prior to 2002, AmSouth also sold dealer loans to third-party multi-issuer conduits and sold dealer loans and residential mortgage loans in securitization transactions in which AmSouth retained servicing responsibilities. In addition, AmSouth has previously retained an interest in excess interest spreads and in some cases, subordinated interests. In 2004, AmSouth exercised its cleanup call on a previous dealer securitization. Also in 2004, AmSouth purchased the remaining beneficial interests of $13,509,000 in a dealer conduit and, as a result, is now consolidating this entity. As part of the sale and securitization of loans to conduits, AmSouth provides credit enhancements to the conduits in the form of letters of credit for which liabilities of $2,792,000, $4,474,000 and $6,247,000 were recorded at December 31, 2004, 2003 and 2002, respectively. AmSouth also provides liquidity lines of credit to support the issuance of commercial paper under 364-day loan commitments. These liquidity lines can be drawn upon in the unlikely event of a commercial paper market disruption or other factors, which could prevent the asset-backed commercial paper issuers from being able to issue commercial paper. AmSouth had liquidity lines of credit supporting these conduit transactions of $1.2 billion and $1.6 billion at December 31, 2004 and 2003, respectively. No gains or losses were recognized on commercial loans sold to third-party conduits nor was any retained interest recorded due to the relatively short life of the commercial loans sold into the conduits (average life of 30 days).

The following table summarizes amounts recognized in the consolidated financial statements related to guaranteed mortgage loan securitization transactions to federal agencies for the years ended December 31:

(In thousands)	2004(a)	2003	2002
Principal sold	$1,228,132	$1,775,834	$232,708
Net gains	10,732	28,341	3,324
Servicing retained	1,015	-0-	1,817

(a)	During 2003, AmSouth sold $65,888,000 in residential mortgages, where AmSouth retained the servicing associated with those mortgages and received $66,941,000 in cash.

Due to recourse provisions of the sale, the transaction was accounted for as a secured borrowing in 2003. The recourse provisions lapsed in 2004 at which time AmSouth recorded a gain of $1,138,000 and a servicing asset of $544,000 associated with the transaction.

The following table summarizes the key assumptions used in the calculation of retained servicing and the gain or loss on the sales and securitization transactions:

	2004 Guaranteed Residential Mortgage Securitization		2003 Guaranteed Residential Mortgage Securitization		2002 Residential Mortgage Securitization
Valuation assumptions at the time of the transactions:
Discount rate	9.50%		9.50%		8.75%
Prepayment rate	298	PSA	314	PSA	483	PSA
Weighted-average life (years)	6.39		5.95		3.59
Expected credit losses	0.35%		0.35%		N/A

AMSOUTH BANCORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Provided in the table below is information concerning cash flows received from and paid to third parties in connection with guaranteed mortgage loan securitizations and third-party conduits during 2004, 2003 and 2002.

(Dollars in millions)	Guaranteed Residential Mortgage Securitization	Residential Mortgage Conduit	Dealer Conduit	Dealer Securitization
2004:
Proceeds from sales	$1,191.4	N/A	N/A	N/A
Servicing fees and retained interests	$0.8	$26.1	$3.2	$8.8
2003:
Proceeds from sales	$1,801.0	N/A	N/A	N/A
Proceeds from sales accounted for as secured borrowings	$66.9	N/A	N/A	N/A
Servicing fees and retained interests	$1.5	$44.2	$10.2	$4.4
2002:
Proceeds from sales	$237.6	N/A	N/A	N/A
Servicing fees and retained interests	$-0-	$66.7	$20.1	$15.3

The assumptions used in the subsequent valuation of retained interests at December 31, 2004, and the sensitivity of the current fair value of residual cash flows to the immediate 10% and 20% adverse change in the current assumptions are also provided below:

(In millions)	Guaranteed Residential Mortgage Securitization		Residential Mortgage Conduit
Valuation assumptions at December 31, 2004:
Discount rate	9.50%		15-20%
Prepayment rate	307	PSA	30	%CPR
Weighted-average life	6.14		2.58
Expected credit losses	0.35%		0.05%
Weighted average cost of capital/ Variable returns to transferees	6.41		8 to 10 basis points over LIBOR
Residual cash flow sensitivity:
Fair value of servicing and retained interests at December 31, 2004	$1.2		$6.9
Prepayment speed:
10% change	(0.1)		(0.4)
20% change	(0.1)		(0.8)
Credit losses:
10% change	-0-		-0-
20% change	-0-		(0.1)

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

Included in the retained interest information above are capitalized mortgage servicing rights and servicing rights associated with dealer loans. At December 31, 2004 and 2003, AmSouth had approximately $2.9 million and $4.2 million, respectively, of capitalized mortgage servicing rights with an estimated fair value of $5.5 million and $5.8 million, respectively. The following table presents a rollforward of the servicing assets balance:

(In millions)	2004	2003	2002
Mortgage servicing rights
Beginning of year	$4.2	$10.0	$9.9
Recognized during year	1.0	-0-	1.8
Amortization	(2.3)	(5.0)	(1.7)
Sold during year	-0-	(0.8)	-0-

End of year	$2.9	$4.2	$10.0

	2004	2003	2002
Dealer servicing rights
Beginning of year	$0.1	$0.6	$1.8
Amortization	(0.1)	(0.5)	(1.2)

End of year	$0.0	$0.1	$0.6

The aggregate amortization expense recorded on mortgage servicing rights during 2004, 2003 and 2002 was $2.3 million, $5.0 million and $1.7 million, respectively. The estimated future amortization expense, in thousands, associated with mortgage servicing rights is as follows:

2005	$1,133
2006	657
2007	507
2008	98
2009	82

AMSOUTH BANCORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The following table presents managed loan information for those loan categories in which there have been loan sales or securitizations where AmSouth had a continuing retained interest at December 31, 2004. This information includes the total principal amount outstanding, the portion that has been derecognized and the portion that continues to be recognized in the consolidated balance sheets as of December 31, 2004, along with quantitative information about delinquencies and net credit losses (in millions). In addition to the sales of loans discussed above, the following table also includes mortgage loans which were securitized through real estate mortgage investment conduits (REMICs) in 1998:

(Dollars in millions)	Residential Mortgages	Equity Loans and Lines	Commercial Loans
Outstanding as of December 31, 2004:
Loans held in portfolio	$5,081.8	$7,756.7	$10,164.3
Loans securitized/sold	670.7	-0-	592.5
REMIC (bond portfolio)	37.3	32.0	-0-

Total managed loans	$5,789.8	$7,788.7	$10,756.8

Total delinquencies as of December 31, 2004	$117.7	$90.8	$107.6
Delinquencies as a percent of ending managed loans	2.03%	1.17%	1.00%
Net credit losses during 2004	$2.9	$23.8	$35.7
Net credit losses as a percent of ending managed loans	0.05%	0.31%	0.33%

AMSOUTH BANCORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 22 - CONDENSED PARENT COMPANY INFORMATION

BALANCE SHEETS

	December 31
(In thousands)	2004	2003
Assets
Investment in subsidiaries	$3,749,199	$3,581,782
Investment in Eurodollars	419,143	392,055
Available-for-sale securities	9,339	-0-
Other assets	35,583	20,472

	$4,213,264	$3,994,309

Liabilities and Shareholders’ Equity
Commercial paper	$1,597	$3,965
Subordinated debt	374,747	524,594
Other borrowed funds	130,388	128,669
Accrued interest payable and other liabilities	137,691	107,412

Total liabilities	644,423	764,640
Shareholders’ equity	3,568,841	3,229,669

	$4,213,264	$3,994,309

STATEMENTS OF EARNINGS

	Years Ended December 31
(In thousands)	2004	2003	2002
Income
Dividends from bank subsidiary	$444,000	$629,000	$628,000
Interest and other	6,967	1,420	2,063

	450,967	630,420	630,063

Expenses
Interest	23,512	31,277	35,724
Other	6,081	2,970	2,673

	29,593	34,247	38,397

Income before income taxes and equity in undistributed earnings of subsidiaries	421,374	596,173	591,666
Income tax credit	10,829	12,339	13,657

Income before equity in earnings of subsidiaries	432,203	608,512	605,323
Equity in undistributed subsidiaries’ annual earnings	191,295	17,609	3,824

Net Income	$623,498	$626,121	$609,147

AMSOUTH BANCORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

STATEMENTS OF CASH FLOWS

	Years Ended December 31
(In thousands)	2004	2003	2002
Operating Activities
Net income	$623,498	$626,121	$609,147
Adjustments to reconcile net income to net cash provided by operating activities:
Net (gains) losses on available-for-sale securities	(4,098)	160	-0-
Other amortization and depreciation	443	609	727
Net increase in accrued interest receivable and other assets	(20,179)	(19,535)	(940)
Net increase in accrued expenses and other liabilities	28,333	18,277	10,255
Equity in subsidiaries’ undistributed annual earnings	(191,295)	(17,609)	(3,824)

Net cash provided by operating activities	436,702	608,023	615,365

Investing Activities
Net increase in available-for-sale securities	(5,280)	-0-	-0-
Net increase in other interest-earning assets	(27,088)	(184,969)	(81,969)

Net cash used in investing activities	(32,368)	(184,969)	(81,969)

Financing Activities
Net decrease in commercial paper	(2,368)	(1,191)	(4,749)
Payments for maturing subordinated debt	(150,000)	(50,000)	-0-
Net increase in other borrowed funds	1,648	446	84
Cash dividends paid	(337,334)	(323,748)	(318,777)
Proceeds from employee stock plans, direct stock purchase and dividend reinvestment plan	134,107	115,035	62,245
Purchases of common stock	(50,999)	(163,092)	(272,104)

Net cash used in financing activities	(404,946)	(422,550)	(533,301)

(Decrease) increase in cash	(612)	504	95
Cash at beginning of year	1,013	509	414

Cash at end of year	$401	$1,013	$509

AMSOUTH BANCORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 23 - FAIR VALUE OF FINANCIAL INSTRUMENTS

For purposes of this disclosure, the estimated fair value of financial instruments with immediate and shorter-term maturities (generally 90 days or less) is assumed to be the same as the recorded book value. These instruments include the consolidated balance sheet lines captioned cash and due from banks, loans held for sale, other interest-earning assets, federal funds purchased and securities sold under agreements to repurchase, and other borrowed funds.

The carrying amount and estimated fair value of other financial instruments at December 31 are summarized as follows:

	2004		2003
(In thousands)	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial assets:
Net loans, excluding leases	$30,622,263	$31,682,908	$27,376,927	$28,500,958
Derivative asset positions	61,968	61,968	114,397	114,397
Financial liabilities:
Deposits	34,232,779	34,223,048	30,440,353	30,553,483
Long-term FHLB advances	4,371,745	4,516,272	5,737,952	6,153,659
Other long-term debt	2,899,773	2,893,636	2,114,482	2,198,075
Derivative liability positions	75,635	75,635	110,206	110,206

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

Fair value estimates include certain financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, AmSouth has a substantial trust department that contributes net fee income annually. The trust department is not considered a financial instrument, and its value has not been incorporated into the fair value estimates. Other significant assets and liabilities that are not considered financial assets or liabilities include the mortgage banking operation, brokerage network, premises and equipment, core deposit intangibles, and goodwill. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates. As a result, the fair value disclosures should not be considered an indication of the fair value of the Company taken as a whole.

The following methods and assumptions were used by AmSouth in estimating its fair value disclosures for financial instruments:

Loans The fair value of the loan portfolio, net of leases, was estimated using discounted cash flow analyses, incorporating assumptions relating to repricing rates and prepayment speeds, where applicable.

Securities and Loans Held for Sale Fair values for securities and loans held for sale are based on quoted market prices, where available. Where quoted market prices are not available, fair values are based on quoted market prices of similar instruments, adjusted for any significant differences between the quoted instruments and the instruments being valued. Available-for-sale securities, trading securities and loans held for sale are carried at their estimated fair value. See Note 3 for estimated fair market value information related to held-to-maturity securities.

AMSOUTH BANCORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

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

Deposits The fair value of indeterminate-maturity deposits, which include noninterest-bearing demand deposits, savings and money market accounts and interest-bearing checking accounts, is the amount payable on demand (i.e., the carrying amount). The fair values for time deposits are estimated using a discounted cash flow calculation incorporating repricing rates where applicable.

Long-term Borrowings The fair values of long-term borrowings (other than deposits) are estimated using discounted cash flow analyses.

Commitments to Extend Credit and Standby Letters of Credit The estimated fair value of unused commitments to extend credit and standby and commercial letters of credit is approximated by the fees currently charged to enter into similar arrangements, considering the remaining terms of the agreements and any change in the credit quality of the counterparties since the agreements were entered into. Thus, fair value approximates carrying value. This estimate of fair value does not take into account the significant value of the customer relationships as AmSouth does not believe that it would be practicable to estimate a representational fair value for these relationships. See Note 12 for further discussion of commitments to extend credit and standby letters of credit.

NOTE 24 - VARIABLE INTEREST ENTITIES

FASB Interpretation 46R, “Consolidation of Variable Interest Entities,” provides guidance on consolidation of an entity depending on whether the entity is a variable interest entity (“VIE”) or a voting rights entity. A VIE is defined by Interpretation 46R to be a business entity which has one or both of the following characteristics: (1) The equity investment at risk is not sufficient to permit the entity to finance its activities without additional support from other parties, which is provided through other interests that will absorb some or all of the expected losses of the entity; and (2) The equity investors lack one or more of the following essential characteristics of a controlling financial interest: (a) direct or indirect ability to make decisions about the entity’s activities through voting rights or similar rights, (b) the obligation to absorb the expected losses of the entity if they occur, which makes it possible for the entity to finance its activities, or (c) the right to receive the expected residual returns of the entity if they occur, which is the compensation for risk of absorbing expected losses. Interpretation 46R does not require consolidation by transferors to qualifying special purpose entities. AmSouth has reviewed many areas of its operations for potential consolidation. Areas in which VIEs were identified included: affordable housing projects, leveraged lease transactions, trusts, and commercial real estate lending.

AMSOUTH BANCORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

AmSouth has limited partnership investments in affordable housing projects, for which it provides funding as a limited partner and receives tax credits related to its investments in the projects based on its partnership share. At December 31, 2004, AmSouth had recorded investments in other assets on its balance sheet of approximately $161.3 million that were associated with limited partnership investments in affordable housing projects. AmSouth currently adjusts the carrying value of these investments for any losses incurred by the limited partnership through earnings. AmSouth has determined that these structures meet the definition of VIEs. AmSouth has determined that it will not need to consolidate any direct limited partnership investments in affordable housing projects. In some cases, AmSouth is the sole limited partner in a fund that invests in affordable housing projects. AmSouth has determined that it is required to consolidate the funds in which it is the sole limited partner. However, since these funds are not required to consolidate the underlying affordable housing projects in which they invest, there is no financial statement impact associated with their consolidation by AmSouth. At December 31, 2004, AmSouth’s maximum exposure to loss on these limited partnerships was limited to the $161.3 million of recorded investment.

AmSouth also reviewed the structures utilized in its leveraged lease transactions. In these transactions, AmSouth, as the lessor, finances a minimal amount of the purchase but has total equity ownership. A third party (debt participant) finances the remainder. The property is then leased to another party. Based on its review, AmSouth determined that these lease structures meet the definition of VIEs. However, AmSouth’s current accounting for these leverage leases is not impacted by Interpretation 46R. At December 31, 2004, AmSouth had a recorded investment in leveraged leases of $1.8 billion, which represents AmSouth’s maximum exposure to loss on these leveraged lease transactions.

AmSouth, through its Trust area, acts as a fiduciary to trust entities which meet the definition of VIEs. AmSouth’s interest is limited to the right to receive fees. AmSouth has determined that it is not required to consolidate these entities. AmSouth’s exposure to future loss related to these entities is limited to fee revenues generated from these trusts.

AmSouth, as a commercial real estate lender, periodically lends money for the construction or acquisition of commercial real estate. At December 31, 2004, AmSouth had approximately $5.9 billion of commercial real estate loans outstanding and approximately $3.6 billion in unused commercial real estate commitments to lend money. AmSouth has determined that some of the entities to which it lends for commercial real estate purposes meet the definition of VIEs. AmSouth has reviewed these structures and determined that any that met the definition of a VIE were not required to be consolidated. AmSouth’s maximum exposure to loss associated with these commercial real estate transactions is no greater than the outstanding balance in commercial real estate lending and any outstanding commitments to lend money associated with these transactions at December 31, 2004.

NOTE 25 - COMPREHENSIVE INCOME

Comprehensive income is the total of net income and all other non-owner changes in equity. Items that are to be recognized under accounting standards as components of comprehensive income are displayed in the consolidated statements of shareholders’ equity.

In the calculation of comprehensive income, certain reclassification adjustments are made to avoid double-counting items that are displayed as part of net income for a period that also had been displayed as part of other comprehensive income in that period or earlier periods.

AMSOUTH BANCORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The disclosure of the reclassification amount for the three years ended December 31 is as follows:

	2004
(In thousands)	Before Tax	Tax Effect	Net of Tax
Net Income	$923,479	$(299,981)	$623,498
Other Comprehensive Income:
Net unrealized holding gains and losses on available-for-sale securities arising during the period	(7,510)	3,293	(4,217)
Less: reclassification adjustment for net securities gains realized in net income	26,620	(10,329)	16,291

Net change in unrealized gains and losses on available-for-sale securities	(34,130)	13,622	(20,508)

Net unrealized holding gains and losses on derivatives arising during the period	8,244	(3,222)	5,022
Less: reclassification adjustment for gains realized in net income	12,944	(4,867)	8,077

Net change in unrealized gains and losses on derivative instruments	(4,700)	1,645	(3,055)

Additional minimum benefit liability adjustment	(6,268)	2,357	(3,911)

Comprehensive Income	$878,381	$(282,357)	$596,024

	2003
(In thousands)	Before Tax	Tax Effect	Net of Tax
Net Income	$891,136	$(265,015)	$626,121
Other Comprehensive Income:
Net unrealized holding gains and losses on available-for-sale securities arising during the period	(129,813)	54,639	(75,174)
Less: reclassification adjustment for net securities gains realized in net income	44,862	(16,868)	27,994

Net change in unrealized gains and losses on available-for-sale securities	(174,675)	71,507	(103,168)

Net unrealized holding gains and losses on derivatives arising during the period	(25,970)	8,504	(17,466)
Less: reclassification adjustment for gains realized in net income	22,491	(8,457)	14,034

Net change in unrealized gains and losses on derivative instruments	(48,461)	16,961	(31,500)

Additional minimum benefit liability adjustment	(13,704)	5,153	(8,551)

Comprehensive Income	$654,296	$(171,394)	$482,902

	2002
(In thousands)	Before Tax	Tax Effect	Net of Tax
Net Income	$871,829	$(262,682)	$609,147
Other Comprehensive Income:
Net unrealized holding gains and losses on available-for-sale securities arising during the period	133,640	(38,398)	95,242
Less: reclassification adjustment for net securities gains realized in net income	13,174	(4,953)	8,221

Net change in unrealized gains and losses on available-for-sale securities	120,466	(33,445)	87,021

Net unrealized holding gains and losses on derivatives arising during the period	12,495	(5,061)	7,434
Less: reclassification adjustment for gains realized in net income	26,438	(9,941)	16,497

Net change in unrealized gains and losses on derivative instruments	(13,943)	4,880	(9,063)

Comprehensive Income	$978,352	$(291,247)	$687,105