Form 10-K, Exhibit 13
period 2005-12-31
AMSOUTH BANCORPORATION
filed 2006-03-10
CIK 3133

Exhibit 13

AmSouth Bancorporation and Subsidiaries

MANAGEMENT’S DISCUSSION AND ANALYSIS

OVERVIEW

This section of the annual report provides a narrative discussion and analysis of AmSouth Bancorporation’s (AmSouth or the Company) consolidated financial condition for the previous two years and results of operations for the previous three years, although some tables may cover more than three years to comply with Securities and Exchange Commission (SEC) disclosure requirements or to illustrate trends over a longer period of time. Management’s Discussion and Analysis discusses the key factors that drive AmSouth’s performance as well as the associated risks to future profitability and liquidity. All tables, graphs and financial statements included in this report should be considered an integral part of this analysis. Management’s Discussion and Analysis is divided into six main sections: “Executive Summary,” “Earnings Performance,” “Consolidated Balance Sheet Analysis,” “Risk Management,” “Line of Business Results” and “Comparison of 2004 with 2003.”

The “Executive Summary” provides discussion on various topics, such as an overview of AmSouth’s businesses, its business mix and strategy, key performance metrics tracked by AmSouth, an overview of the economy, a discussion of regulatory agreements and related settlements, a GAAP to non-GAAP reconciliation table, a financial highlights section, a summary of results for 2005 and 2004, an earnings outlook for 2006, and a summary of critical accounting estimates used by Management in the preparation of the consolidated financial statements. The “Earnings Performance” section presents a discussion of the main components of the consolidated statements of earnings. Sources of revenue and expense items are defined and trends in each area are discussed in detail. The “Consolidated Balance Sheet Analysis” covers the main components of the consolidated balance sheets. It discusses the different balance sheet categories and related trends in loans, investments and other earning assets, as well as deposits, other funding sources and shareholders’ equity. The “Risk Management” section of the Management’s Discussion and Analysis defines the main areas of risk encountered by AmSouth, how those risks are managed and relevant trends in each area. The last sections of Management’s Discussion and Analysis include a discussion of results from AmSouth’s principal lines of business and a summary comparison of 2004 to 2003 results.

Management’s Discussion and Analysis contains forward-looking statements that involve inherent risks and uncertainties. Actual results may differ materially from those contained in these forward-looking statements. For additional information regarding forward-looking statements, see the section titled “Forward-Looking Statements” in Management’s Discussion and Analysis.

EXECUTIVE SUMMARY

COMPANY OVERVIEW

AmSouth is a regional bank holding company headquartered in Birmingham, Alabama, with approximately $53 billion in assets, more than 675 branch banking offices and over 1,200 ATMs. AmSouth operates in Florida, Tennessee, Alabama, Mississippi, Louisiana and Georgia. AmSouth is a leader among regional banks in the Southeast and has three principal business segments. Consumer Banking delivers a full range of financial services to individuals and small businesses, including loan products such as residential mortgages, equity lending, loans for automobile and other personal financing needs, and various products designed to meet the needs of small businesses. Consumer Banking also offers various deposit products to meet customers’ savings and transaction needs. Commercial Banking meets the requirements of corporate and middle market customers with a comprehensive array of credit, treasury management, international and capital markets services. Included among these are several specialty services such as real estate finance, asset-based lending and commercial leasing. Wealth Management is comprised of trust, Private Client Services and broker-dealer services. This area includes traditional trust services, as well as a substantial selection of investment management services. AmSouth also provides a complete listing of banking products and services at its website, www.amsouth.com.

AmSouth Bancorporation and Subsidiaries

MANAGEMENT’S DISCUSSION AND ANALYSIS

BUSINESS MIX

AmSouth’s business model is based on a balanced and diversified business mix that provides a broad range of financial products and services, delivered through multiple distribution channels. In addition to typical lending and deposit-taking activities, AmSouth offers investment products and services for both individual and institutional clients. This business mix produces revenue from the interest income earned on earning assets such as loans and securities, less the cost of funding those assets from sources such as customer deposits and borrowed funds, as well as fee income from service charges, trust, consumer investment services, interchange (electronic transactions), and other products and services. AmSouth also incurs noninterest expense, which represents costs of doing business, including items such as salaries and employee benefits, occupancy and equipment.

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

While these strategic initiatives are impacted to varying degrees by the performance of the financial markets and other external factors, such as economic growth rates and the level of interest rates, AmSouth believes that its market demographics, business mix and strategy position the Company for sustained earnings growth throughout almost any economic cycle.

KEY PERFORMANCE MEASURES

To measure its overall performance, AmSouth monitors several key metrics that are common for banks.

Profitability Measures

•	Diluted Earnings Per Share represents the net income earned for each share of stock outstanding on a fully diluted basis, which includes the effect of restricted stock and the effect of stock options to the extent that the market value of the underlying stock exceeds the options’ exercise prices.

•	Return on Equity measures the profit earned by a company through investing shareholders’ equity. It is computed by dividing net income by average shareholders’ equity for the period being measured.

•	Return on Assets measures how efficiently a company utilizes its assets to generate net income. It is computed by dividing net income by average total assets for the period being measured.

•	The Net Interest Margin measures how effectively a company utilizes its interest-earning assets in relationship to the interest cost of funding them. It is computed by dividing net interest income, on a fully taxable-equivalent basis, by average earning assets for the period being measured.

•	The Efficiency Ratio measures productivity in banking and represents the amount of expense utilized to generate a dollar of revenue. The efficiency ratio is calculated by dividing total noninterest expense by the sum of net interest income, on a fully taxable-equivalent basis, and total noninterest revenue.

AmSouth Bancorporation and Subsidiaries

MANAGEMENT’S DISCUSSION AND ANALYSIS

Credit Quality Measures

•	The Net Charge-off Ratio measures the level of net charge-offs (gross charge-offs less recoveries) or net loan losses, relative to the average loans outstanding for the period being measured.

•	The Nonperforming Assets Ratio measures the level of nonaccrual loans (including nonaccrual leases), foreclosed properties and repossessed assets relative to total loans, foreclosed properties and repossessed assets.

•	The Allowance for Loan and Lease Losses Ratio represents the allowance for loan and lease losses expressed as a percentage of total net loans at the end of the period being measured.

•	The ratio of the Allowance for Loan and Lease Losses to Nonperforming Loans measures the extent to which the allowance for loan and lease losses covers nonperforming loans.

ECONOMIC OVERVIEW

The United States economy expanded at a slightly above-average rate in 2005, benefiting from strong consumer and business spending. Real Gross Domestic Product (GDP), the broadest measure of the nation’s output of goods and services, increased about 3.5 percent in 2005, compared with 4.2 percent in 2004 and 2.7 percent in 2003, or an average of 3.3 percent over the past ten years. While business spending is likely to remain strong, emerging indications of softer consumer spending momentum raise some concern about sustaining above-average overall growth.

Economic growth, combined with the Federal Reserve’s concern about long-term inflation, led the Federal Reserve to increase its short-term benchmark interest rate eight times in 25 basis point increments in 2005, adding 200 basis points to the five 25 basis point increases in 2004. This brought the Fed Funds rate to 4.25 percent at the end of 2005. These increases were matched by equal increases in the Prime lending rate, which ended 2005 at 7.25 percent. Since the initial increase in June 2004, the Federal Reserve’s objective has been to shift from a highly stimulative, or “accommodative,” policy to a neutral stance. After the December 2005 policy meeting, the Federal Reserve announced that monetary policy had reached a neutral position. However, while the underlying inflation rate remains well within the Federal Reserve’s threshold, concerns remained about possible higher inflation in future periods. As a result, additional Fed Funds rate increases may be implemented early in 2006 to achieve anti-inflation objectives.

In contrast with the substantial 200 basis point Fed Funds rate increase in 2005, longer-term financial market interest rates did not increase as much as history might have predicted, creating a flattening of the yield curve. For example, from the beginning of 2005 to the end of 2005, the market yield on the two-year U.S. Treasury rate increased about 130 basis points while the five-year U.S. Treasury rate increased only 75 basis points and the 10-year only 20 basis points, resulting in less difference between short-term and long-term interest rates than is historically the case. Among various explanations, foreign investors continued to recycle the outflow of United States trade deficit dollars back into United States assets and investors remained comfortable about the inflation outlook.

Two years of above-average economic growth led to continued strong increases in commercial and small business lending much like that experienced in 2004. Additionally, the historically strong housing market, specifically home starts and sales, along with relatively attractive mortgage interest rates and flexible financing resulted in continued strength in residential mortgage lending. Finally, relatively low market interest rates and generally unchanged equity markets did not compete significantly for consumer savings, resulting in generally favorable deposit trends in the banking industry and specifically at AmSouth.

AmSouth Bancorporation and Subsidiaries

MANAGEMENT’S DISCUSSION AND ANALYSIS

REGULATORY AGREEMENTS AND RELATED SETTLEMENTS

Net income for 2004 includes a $50.0 million charge for payments related to agreements (the settlement agreements) reached with the U.S. Attorney for the Southern District of Mississippi, the Federal Reserve, the Alabama Department of Banking and the Financial Crimes Enforcement Network (FinCEN) in connection with deficiencies in AmSouth Bank’s reporting of suspicious activities under the Bank Secrecy Act. Also included in net income during 2004 is approximately $4.0 million of pre-tax professional fees related to the settlement agreements. Table 1 reflects a reconciliation of certain 2004 amounts and ratios as reported under generally accepted accounting principles (GAAP) compared to those amounts and ratios excluding expenses for the settlement agreements and related professional fees. These expenses represent matters which Management believes are not indicative of AmSouth’s legal and regulatory affairs arising in the normal course of business. Therefore, the presentation of this information is provided to help investors analyze AmSouth’s financial condition and results of operations. Refer to Note 12 for additional information.

TABLE 1 — GAAP TO NON-GAAP RECONCILIATION
(Dollars in millions, except per share data)	GAAP	Settlement agreements and related professional fees	Non-GAAP
2004
Noninterest expense	$1,456.9	$(54.0)	$1,402.9
Net income	$623.5	$52.4	$675.9
Earnings per common share	$1.77	$0.15	$1.92
Diluted earnings per common share	$1.74	$0.15	$1.89
Return on average assets	1.30%	0.11%	1.41%
Return on average shareholders’ equity	18.60%	1.57%	20.17%
Efficiency ratio	57.12%	(2.12)%	55.00%

Management believes non-GAAP financial measures provide information useful to investors in understanding the performance of underlying operations, business and performance trends and for comparison of AmSouth’s results to those of others in the financial services industry. Specifically, these measures permit evaluation and a comparison of results for ongoing business operations, and it is on this basis that Management internally assesses the performance of AmSouth’s operations.

Although AmSouth believes that the above mentioned non-GAAP financial measures enhance investors’ understanding of the Company’s business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP.

SUMMARY RESULTS

For AmSouth, 2005 was another year of solid performance characterized by growth in loans and deposits, sound expense management and lower credit costs due to continuing improvement in credit quality. Net income reached $725.7 million in 2005, which resulted in diluted earnings per share of $2.04, an increase from 2004 diluted earnings per share of $1.74. Return on equity for 2005 was 20.44 percent, return on assets was 1.43 percent and the efficiency ratio was 52.01 percent.

In addition to the results of operations presented in accordance with GAAP, Management uses, and this annual report contains, certain non-GAAP financial measures, such as net income, noninterest expense and earnings-related ratios such as earnings per common share, return on average assets, return on average shareholders’ equity and the efficiency ratio, each excluding the $54.0 million ($52.4 million, net of taxes) in costs associated with the settlement agreements and related professional fees during 2004.

AmSouth Bancorporation and Subsidiaries

MANAGEMENT’S DISCUSSION AND ANALYSIS

Excluding the impact of the settlement agreements and related professional fees, 2004 net income was $675.9 million or $1.89 per diluted share, resulting in a return on equity of 20.17 percent and return on assets of 1.41 percent. The efficiency ratio was 55.00 percent on the same basis. (See GAAP to Non-GAAP Reconciliation in Table 1.)

Net interest income ended the year at $1.525 billion, up 3.3 percent or $49.2 million from 2004. The net interest margin declined to 3.38 percent for 2005 from 3.47 percent in 2004, largely resulting from a flattening of the yield curve and competitive pricing pressures for both loans and deposits. This flattening was the result of several Federal Reserve increases in short-term rates, while long-term rates remained relatively unchanged. More specifically, during the eighteen months ended December 31, 2005, the Federal Reserve raised interest rates 13 times for a total of 325 basis points, resulting in narrower market spreads.

The year also presented challenges related to earning asset growth, which also affected net interest income. Average earning assets grew at a 5.8 percent rate during 2005. Loan demand was strong throughout most of the year, and certain types of loans such as commercial real estate and residential mortgage loans grew at a double-digit pace. However, rising short-term rates triggered an unusually high level of payoffs on certain existing variable-rate balances. Equity lines, in particular, experienced above-average payoffs, which muted overall loan growth to some extent. Additionally, net sales of equity and student loans during the year constrained average earning assets. Investment securities balances were lower than in 2004 as the Company elected not to reinvest the majority of securities cash flows back into investment securities, given the low reinvestment rates that were available during the year. The overall runoff of higher yielding assets and the replacement of those assets at lower yields also adversely impacted net interest income.

To counter the moderate earning asset growth, the Company focused on increasing its low-cost deposit base through a new money market offering that featured competitive rates to customers opening new checking accounts and who maintained certain levels of deposits. These efforts were successful in raising significant funding, which provided net interest income support.

Earnings in 2005 reflect higher noninterest revenues from interchange, commercial credit fees and other noninterest sources of income. However, decreases in service charges, trust, portfolio and bankcard income combined to more than offset these improvements. A lower loan and lease loss provision, primarily due to improved credit quality, as evidenced by the lower charge-off level, contributed to increased earnings in 2005. The lower levels of net charge-offs are the result of an improved economy, as well as the sale of the Company’s credit card portfolio, and lower overall losses in the consumer portfolio. Also impacting earnings was a $44.0 million pre-tax gain on the sale of the Company’s mutual fund management unit in the third quarter of 2005. In 2004, a $166.1 million gain from the sale of the Company’s credit card portfolio is reflected in noninterest revenues.

Noninterest expenses were significantly lower in 2005. The largest two components of the decrease are the $54.0 million for the settlement agreements and related professional fees described on page 28 and $129.6 million of costs related to the prepayment of $1.25 billion of Federal Home Loan Bank (FHLB) borrowings, both recorded in 2004. Excluding these two items, noninterest expense was well-controlled, increasing $18.6 million, or 1.5 percent over 2004. This increase was largely the result of increases in salaries and employee benefits from normal merit increases and higher pension costs, as well as increased occupancy and equipment expense. Offsetting these increases were lower marketing and postage and supplies costs.

AmSouth Bancorporation and Subsidiaries

MANAGEMENT’S DISCUSSION AND ANALYSIS

FINANCIAL HIGHLIGHTS — AMSOUTH BANCORPORATION AND SUBSIDIARIES

(Dollars in thousands, except per share data)	2005
EARNINGS SUMMARY
Net interest income	$1,525,274
Provision for loan and lease losses	93,950

Net interest income after provision for loan and lease losses	1,431,324
Noninterest revenues	915,180
Noninterest expenses	1,291,923

Income before income taxes	1,054,581
Income taxes	328,876

Net income	$725,705

Earnings per common share	$2.07
Diluted earnings per common share	2.04
Return on average assets	1.43%
Return on average equity	20.44
Operating efficiency**	52.01

BALANCE SHEET SUMMARY
At year-end
Loans net of unearned income	$35,897,939
Assets	52,607,110
Deposits	36,348,382
Shareholders’ equity	3,634,577
Average balances
Loans net of unearned income	33,836,996
Assets	50,740,057
Deposits	35,279,571
Shareholders’ equity	3,550,047

SELECTED RATIOS
Average equity to average assets	7.00%
Allowance for loan and lease losses to loans net of unearned income	1.02

COMMON STOCK DATA
Cash dividends declared	$1.01
Book value	10.44
Tangible book value	9.59
Market value at year-end	26.21
Market price range:
High	28.29
Low	23.85
Total trading volume(1)	253,618
Dividend yield at year-end	3.97%
Dividend payout ratio	48.79
Shareholders of record at year-end	25,872
Weighted-average common shares outstanding — basic(1)	350,702
Weighted-average common shares outstanding — diluted(1)	355,554

(1)	In thousands
*	Refer to Table 1 for a GAAP Basis to Non-GAAP Basis Reconciliation
**	The efficiency ratio is presented on a fully taxable-equivalent (FTE) basis. The computation of the FTE adjustment is based on the statutory federal income tax rate of 35%, adjusted for applicable state income taxes net of the related federal tax benefit.

AmSouth Bancorporation and Subsidiaries

MANAGEMENT’S DISCUSSION AND ANALYSIS

	2004
(Dollars in thousands, except per share data)	GAAP	Non-GAAP*	2003	2002	2001	2000
EARNINGS SUMMARY
Net interest income	$1,476,025	$1,476,025	$1,414,635	$1,472,640	$1,366,722	$1,361,198
Provision for loan and lease losses	127,750	127,750	173,700	213,550	187,100	227,600

Net interest income after provision for loan and lease losses	1,348,275	1,348,275	1,240,935	1,259,090	1,179,622	1,133,598
Noninterest revenues	1,032,142	1,032,142	855,778	739,361	748,222	669,494
Noninterest expenses	1,456,938	1,402,966	1,205,577	1,126,622	1,157,232	1,348,530

Income before income taxes	923,479	977,451	891,136	871,829	770,612	454,562
Income taxes	299,981	301,510	265,015	262,682	234,266	125,435

Net income	$623,498	$675,941	$626,121	$609,147	$536,346	$329,127

Earnings per common share	$1.77	$1.92	$1.79	$1.70	$1.46	$0.86
Diluted earnings per common share	1.74	1.89	1.77	1.68	1.45	0.86
Return on average assets	1.30%	1.41%	1.47%	1.58%	1.40%	0.79%
Return on average equity	18.60	20.17	20.08	20.10	18.56	1 1.57
Operating efficiency**	57.12	55.00	52.08	49.78	53.12	64.42

BALANCE SHEET SUMMARY
At year-end
Loans net of unearned income	$32,801,337	—	$29,339,364	$27,350,918	$25,124,493	$24,616,435
Assets	49,548,371	—	45,615,516	40,571,272	38,600,414	38,935,978
Deposits	34,232,779	—	30,440,353	27,315,624	26,167,017	26,623,304
Shareholders’ equity	3,568,841	—	3,229,669	3,115,997	2,955,099	2,813,407
Average balances
Loans net of unearned income	31,241,987	—	28,511,159	25,921,769	24,763,798	25,879,910
Assets	48,010,625	—	42,730,516	38,564,568	38,238,393	41,860,171
Deposits	32,014,976	—	28,582,616	25,943,534	25,916,181	27,323,133
Shareholders’ equity	3,351,754	—	3,117,362	3,030,901	2,889,248	2,844,987

SELECTED RATIOS
Average equity to average assets	6.98%	—	7.30%	7.86%	7.56%	6.80%
Allowance for loan and lease losses to loans net of unearned income	1.12	—	1.31	1.40	1.45	1.55

COMMON STOCK DATA
Cash dividends declared	$0.97	—	$0.93	$0.89	$0.85	$0.81
Book value	10.02	—	9.18	8.82	8.14	7.53
Tangible book value	9.17	—	8.32	7.96	7.29	6.61
Market value at year-end	25.90	—	24.50	19.20	18.90	15.25
Market price range:
High	27.00	—	24.62	23.00	20.15	19.88
Low	21.91	—	19.05	18.21	15.13	11.88
Total trading volume(1)	229,380	—	251,403	254,700	178,939	236,154
Dividend yield at year-end	3.86%	—	3.92%	4.79%	4.66%	5.51%
Dividend payout ratio	54.80	—	51.96	52.35	58.22	94.19
Shareholders of record at year-end	26,549	—	27,250	33,689	34,798	35,746
Weighted-average common shares outstanding — basic(1)	352,684	—	350,237	358,176	367,404	382,031
Weighted-average common shares outstanding — diluted(1)	357,952	—	354,308	362,329	370,948	384,677

(1)	In thousands
*	Refer to Table 1 for a GAAP Basis to Non-GAAP Basis Reconciliation
**	The efficiency ratio is presented on a fully taxable-equivalent (FTE) basis. The computation of the FTE adjustment is based on the statutory federal income tax rate of 35%, adjusted for applicable state income taxes net of the related federal tax benefit.

AmSouth Bancorporation and Subsidiaries

MANAGEMENT’S DISCUSSION AND ANALYSIS

EARNINGS OUTLOOK

AmSouth expects diluted earnings per share for 2006 to be in a range of $2.11 to $2.17, including the impact of the adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (Statement 123R), effective January 1, 2006. This statement includes, among other things, stock option expensing and is estimated to reduce earnings between 2 and 3 cents per share.

This earnings forecast generally assumes a stable economy, moderately rising interest rates and flat equity markets, as well as these additional factors:

•	Higher net interest income reflecting a relatively stable net interest margin; solid loan growth with disciplined pricing, coupled with continued strong low-cost deposit growth

•	A continuation of strong credit quality

•	Steady growth in total noninterest revenues from current levels

•	Modest noninterest expense growth in the low to mid-single digits

Also key to achieving AmSouth’s earnings target in 2006 is the successful execution of the initiatives in the strategic plan as described earlier. See the “Forward-Looking Statements” section on page 72 for a discussion of other factors that could affect AmSouth’s earnings outlook.

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

•	Allowance for loan and lease losses

•	Pensions

•	Income taxes

These areas include estimates that are considered critical due to either the subjectivity involved in the estimate and/or the potential impact that changes in the estimates can have on the reported financial results.

Allowance for Loan and Lease Losses — The allowance for loan and lease losses is recorded as a contra-asset to loans in the consolidated balance sheets. Determining the appropriate level of the allowance for loan and lease losses is one of the most critical and complex accounting estimates for any financial institution. Accounting guidance requires AmSouth to make a number of estimates related to the level of credit losses inherent in the portfolio at year-end. A full discussion of these estimates can be found within the “Risk Management” section of this report.

The allowance is sensitive to both internally assigned risk ratings (see “Credit Risk Management Process and Loan Quality,” page 59) and assumptions about loss severity. Management reviews scenarios with reasonably different assumptions concerning variables which could result in increases or decreases in probable inherent credit losses that may materially impact AmSouth’s estimate of the allowance and results of operations.

Management’s estimate of the allowance for the commercial portfolio could be affected by risk rating upgrades or downgrades as a result of fluctuations in the general economy, developments within a particular industry, or changes in an individual credit due to factors particular to that credit such as competition, management or business performance. A reasonably possible scenario would be an estimated 10 percent migration of lower risk-related pass credits to criticized status, which could increase the inherent losses by $46.2 million. A 10 percent reduction in the level of criticized credits is also possible, which would result in an estimated $6.1 million decrease in inherent loss.

For the consumer portfolio, where individual products are reviewed on a group basis or in loan pools (e.g., residential first mortgage pool), losses can be affected by such things as collateral value, loss severity, the economy and other uncontrollable factors. The consumer portfolio is largely comprised of loans that are secured by primary residences, such as residential mortgage and home equity lines and loans, which represent 79.9 percent of total consumer loans. A 10 basis point increase or decrease in the estimated loss rates on the residential mortgage and home equity line and loan portfolios would change the inherent losses by $13.9 million. The remaining consumer portfolio inherent loss analysis includes reasonably possible scenarios with estimated loss rates increasing or decreasing by 25 basis points, which would increase or decrease the related inherent losses by $8.7 million, respectively.

AmSouth Bancorporation and Subsidiaries

MANAGEMENT’S DISCUSSION AND ANALYSIS

Additionally, the estimate of the allowance for loan and lease losses for the entire portfolio may change due to modifications in the mix and level of loan balances outstanding and general economic conditions, as evidenced by changes in interest rates, unemployment rates, bankruptcy filings, used car prices, real estate values and the effects of natural disasters, such as hurricanes. While no one factor is dominant, each has the ability to result in actual loan or lease losses that differ from originally estimated amounts.

The information presented above demonstrates the sensitivity of the allowance to key assumptions. This sensitivity analysis does not reflect an expected outcome.

Pensions — Accounting for pensions is an area that requires Management to make various assumptions to appropriately value any pension asset or liability reflected in the consolidated balance sheet as “other assets” or “other liabilities.” These assumptions include the discount rate, the expected long-term rate of return on plan assets and the rate of compensation increase (i.e., the expected weighted-average annual increase in compensation for participants until their expected retirement dates). Changes in these assumptions could impact earnings and would be reflected in noninterest expense as “salaries and employee benefits” in the consolidated statement of earnings. For example, a lower estimated discount rate could negatively impact earnings as would a lower expected long-term rate of return on plan assets or a higher rate of compensation increase. AmSouth has a formal process in place to select the assumptions to be used each year to calculate the amounts to be recorded related to its pension obligations. The basis for AmSouth’s selection of the discount rate, expected long-term rate of return on plan assets, and rate of annual compensation increase is discussed below.

For the discount rate, AmSouth estimates the rate at which its pension liabilities could be effectively settled. Prior to September 30, 2005, the Company’s measurement date, AmSouth used the Moody’s Aa Corporate Bond Rate as the high-quality fixed income investment basis for establishing the discount rate. To ensure that this basis was appropriate, AmSouth regularly monitored the duration of its benefit liabilities versus the duration of the bonds in the Moody’s Aa portfolio. For 2004, the duration of the benefit liabilities in AmSouth’s pension plan was approximately 16 years, while the duration of bonds in the Moody’s Aa portfolio was approximately 13 years. Therefore, the use of the Moody’s Aa Corporate Bond Rate as a basis for the selection of the discount rate was reasonable. Under this methodology, AmSouth selected a discount rate of 5.85 percent for the September 30, 2004 measurement date (which was the basis for the pension expense during 2005), a decrease of 15 basis points compared to the prior year. This decrease reflected the lower interest rate environment during the period.

Even though the Moody’s Aa Corporate Bond Rate provided a reasonable basis for the selection of the discount rate, AmSouth decided to use a different methodology for the September 30, 2005 measurement date to provide a better matching of the duration of its benefit liabilities. AmSouth used a yield curve that was developed based on pricing and yield information for a pool of high-quality (Aa or higher) noncallable corporate bonds. AmSouth’s expected cash flows related to pension benefits were then matched to the appropriate rates and discounted back to the measurement date. Since the longest maturity in the bond universe is 30 years, any expected cash flows beyond 30 years were discounted assuming the 30-year rate remains constant beyond 30 years. Using this yield curve, a single equivalent discount rate of 5.75 percent was determined, which was the basis for the discount rate used in the calculation of AmSouth’s pension obligations at September 30, 2005.

In determining the appropriate long-term rate of return on plan assets, AmSouth reviewed a range of best estimates based upon the anticipated long-term returns and long-term volatility for asset categories based on the target asset allocation of the plan. Based on this information, AmSouth selected an expected long-term rate of return on plan assets of 8.50 percent for 2005, which was unchanged from 2004.

AmSouth reviews long-term inflation rates and makes estimates of long-term merit increases to determine the rate of compensation increase to utilize. AmSouth modified the rate of compensation increase used to determine its pension cost to 5.00 percent for 2005 from 4.13 percent used in 2004. This change reflects Management’s expectations for long-term merit and special increases.

AmSouth Bancorporation and Subsidiaries

MANAGEMENT’S DISCUSSION AND ANALYSIS

To illustrate the sensitivity of earnings to changes in AmSouth’s pension plan assumptions, a 25 basis point increase or decrease in the plan discount rate used by AmSouth would have resulted in a $4.2 million increase or a $4.4 million decrease, respectively, in 2005 pre-tax earnings. In addition, pre-tax earnings would have increased or decreased by approximately $1.9 million as a result of a 25 basis point increase or decrease in the rate of return on plan assets assumption, respectively. Pre-tax earnings would have increased approximately $800 thousand or decreased by approximately $900 thousand associated with a 25 basis point decrease or increase in the assumption for the rate of increase in compensation, respectively.

Additional information regarding pension and other postretirement plans can be found in Note 16 to the Consolidated Financial Statements.

Income Taxes — The calculation of AmSouth’s income tax provision is complex and requires the use of estimates and judgments in its determination. AmSouth’s estimated tax expense is reported in the consolidated statement of earnings as “income taxes.” Accrued taxes represent the net estimated amount payable to or receivable from taxing jurisdictions, either currently or in the future, and are reported as a component of “accrued expenses and other liabilities” in the consolidated balance sheets.

From time to time, AmSouth engages in business transactions that may have an effect on its tax liabilities. Management believes that its subsidiaries will generate sufficient operating earnings to realize deferred tax assets. AmSouth has obtained the opinion of advisors, when available, that the tax aspects of business transactions should prevail and has assessed the relative merits and risks of the appropriate tax treatment of business transactions taking into account statutory, judicial and regulatory guidance in the context of its tax position. However, changes to AmSouth’s estimated accrued taxes can occur periodically due to changes in tax rates, implementation of new business strategies, resolution of issues with taxing authorities regarding previously taken tax positions, and newly enacted statutory, judicial and regulatory guidance. These changes, when they occur, may affect accrued taxes and can be material to AmSouth’s operating results for any particular reporting period. The potential impact to AmSouth’s operating results for any of these changes cannot be reasonably estimated.

EARNINGS PERFORMANCE

NET INTEREST INCOME AND MARGIN

Net interest income is AmSouth’s principal source of revenue and is one of the most important elements of AmSouth’s ability to meet its overall performance goals. Net interest income is the interest earned on investment securities, loans (including yield-related loan fees) and other interest-earning assets minus the interest paid for deposits and borrowings. The net interest margin is net interest income expressed as a percentage of average earning assets for the period being measured. The net interest margin is presented on a fully taxable-equivalent basis to consistently reflect income from taxable and tax-exempt loans and securities.

Net interest income was $1.525 billion in 2005, compared to $1.476 billion in 2004, an increase of 3.3 percent. The increase was primarily due to growth in loans funded by a strong increase in low-cost deposits, partially offset by a decline in the net interest margin. The net interest margin for 2005 decreased 9 basis points to 3.38 percent from 3.47 percent in 2004. The decrease was due to a decline in the net interest spread, a result of higher funding costs driven by Federal Reserve rate increases, which were only partially offset by the increased yield on the interest-earning asset base. Also contributing to the narrower spread, pressures on pricing for loans and deposits were greater during the year.

In general, banks benefit more from a steeper shape to the yield curve. Throughout 2005, the yield curve continued to flatten as short-term rates rose at a faster pace than long-term rates. The effects of the interest rate environment were seen most significantly in funding costs, reflecting higher rates paid on both new deposits and the existing funding base. While much of AmSouth’s funding is in the form of attractive low-cost deposits, such as money market deposits, the rates paid on these funds tend to correlate to Federal Reserve actions and market competition. Mitigating the steadily rising rates, noninterest-bearing deposits showed strong growth of 15 percent during the year. The net interest margin expanded during the last quarter of 2005, reflecting this growth, as well as the effect of deposit pricing decisions made in the third quarter. AmSouth is essentially neutral in terms of interest rate risk and has a well-established process in place to manage the timing and magnitude of loan and deposit pricing changes in response to the movement of rates in the overall market, as well as the interest rate policies of the Federal Reserve.

AmSouth Bancorporation and Subsidiaries

MANAGEMENT’S DISCUSSION AND ANALYSIS

Interest Earning Assets — Average earning assets, consisting primarily of loans and investment securities, grew $2.5 billion in 2005 compared to 2004, reflecting growth in commercial loans, including loans to small businesses, commercial real estate loans and, within the consumer category, growth in residential first mortgage loans. The generation of new customer relationships in Commercial Banking was a key driver of commercial loan growth. Specifically, sales calling activity was intensified with a particular focus on businesses having annual sales ranging from $10 million to $100 million (the commercial “middle market” line of business). This activity resulted in steady growth in commercial loans, with the added benefit of increased deposits and fee revenue. Commercial real estate lending showed particularly strong growth, increasing 22 percent on average over the prior year. General economic growth and an increase in new commercial real estate projects in AmSouth’s markets, combined with sustained calling activity, drove this growth.

The growth in residential first mortgages reflects high consumer demand for variable-rate mortgage products, an overall favorable rate environment for residential borrowers, AmSouth’s decision to place greater sales emphasis on mortgage lending, and Management’s decision to retain a greater proportion of adjustable-rate residential mortgages on the balance sheet. Although production of home equity lines remained high, net balance sheet growth slowed during 2005 as borrowers paid off these products at a rapid rate. Rates on equity lines are tied to the Prime rate, which increased in step with overall increases in short-term rates. As these rates rose during 2005, many borrowers elected to pay off their balances, favoring instead to lock into long-term, fixed-rate financing, which became an increasingly attractive option since rates on these products remained low. Earning assets were also impacted by net sales of equity and student loans in 2005 totaling $495 million and the strategic sale of AmSouth’s $550 million credit card portfolio during the fourth quarter of 2004.

For 2005, average loans comprised 73.1 percent of total average earning assets, an increase of 1.7 percent from the 2004 level. See further discussion of loans in the “Consolidated Balance Sheet Analysis” section of this report.

Investment securities declined steadily throughout 2005, reflecting AmSouth’s decision to use the majority of securities cash flows to fund loan growth instead of reinvesting in securities at the unattractive market rates that were available during the year. For the year, average securities decreased $157.3 million or 1.3 percent and represented 26.1 percent of average earning assets in 2005, down from 27.9 percent in 2004. In future periods, investment securities as a percentage of earning assets are expected to stabilize or decline. See additional discussion of the composition of the securities growth within the “Consolidated Balance Sheet Analysis — Investment Securities” section of Management’s Discussion and Analysis.

TABLE 2 — COMPOSITION OF INTEREST-EARNING ASSETS
	2005		2004		2003
(Dollars in thousands)	Average Balance	Percent of Total	Average Balance	Percent of Total	Average Balance	Percent of Total
Loans net of unearned income	$33,836,996	73.1%	$31,241,987	71.4%	$28,511,159	73.7%
Available-for-sale securities	6,120,309	13.2	6,450,678	14.7	5,402,077	14.0
Held-to-maturity securities	5,952,749	12.9	5,779,715	13.2	4,496,978	11.6
Other interest-earning assets	398,970	0.8	294,919	0.7	274,700	0.7

	$46,309,024	100.0%	$43,767,299	100.0%	$38,684,914	100.0%

AmSouth Bancorporation and Subsidiaries

MANAGEMENT’S DISCUSSION AND ANALYSIS

TABLE 3 — YIELDS EARNED ON AVERAGE INTEREST-EARNING ASSETS AND RATES PAID ON AVERAGE INTEREST-BEARING LIABILITIES
	2005
(Taxable equivalent basis — dollars in thousands)	Average Balance	Revenue/ Expense	Yield/ Rate
ASSETS
Interest-earning assets:
Loans net of unearned income(1)(2)	$33,836,996	$1,917,040	5.67%
Available-for-sale securities, amortized cost:
Taxable	6,174,114	290,486	4.70
Tax-free	37,350	3,066	8.21
Market valuation on available-for-sale securities	(91,155)	-0-

Total available-for-sale securities(3)(4)	6,120,309	293,552	4.80
Held-to-maturity securities:
Taxable	5,604,346	269,241	4.80
Tax-free	348,403	25,789	7.40

Total held-to-maturity securities	5,952,749	295,030	4.96

Total investment securities(4)	12,073,058	588,582	4.88
Trading securities	28,715	1,010	3.52
Federal funds sold and securities purchased under agreements to resell	18,115	586	3.24
Loans held for sale	309,632	16,083	5.19
Other interest-earning assets	42,508	1,164	2.74

Total interest-earning assets(4)	46,309,024	2,524,465	5.45
Cash and other assets	4,803,264
Allowance for loan and lease losses	(372,231)

	$50,740,057

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing liabilities:
Interest-bearing checking	$6,904,308	87,229	1.26
Money market and savings deposits	9,786,690	152,699	1.56
Time deposits(5)	9,496,964	301,651	3.18
Foreign deposits	1,540,847	37,738	2.45
Federal funds purchased and securities sold under agreements to repurchase	3,206,113	88,284	2.75
Other borrowed funds	401,305	14,181	3.53
Long-term Federal Home Loan Bank advances	3,183,068	136,646	4.29
Subordinated debt(5)	1,436,909	66,637	4.64
Senior notes(5)	99,941	3,425	3.43
Other long-term debt	1,899,026	67,340	3.55

Total interest-bearing liabilities	37,955,171	955,830	2.52

Net interest spread(4)			2.93%

Noninterest-bearing demand deposits	7,550,762
Other liabilities	1,684,077
Shareholders’ equity	3,550,047

	$50,740,057

Net interest income/margin on a taxable equivalent basis(4)		1,568,635	3.38%

Taxable equivalent adjustment:(6)
Loans		25,269
Available-for-sale securities		2,155
Held-to-maturity securities		15,932
Trading securities		5

Total taxable equivalent adjustment		43,361

Net interest income		$1,525,274

Notes:

(1)      Loans net of unearned income includes nonaccrual loans for all periods presented.

(2)      Interest income includes loan fees of $12,706,000, $29,795,000 and $44,695,000 for the years ended December 31, 2005, 2004 and 2003, respectively.

(3)      Certain noninterest-earning, marketable equity securities are not included in available-for-sale securities.

(4)      The yield calculation for available-for-sale securities, total investment securities, total interest-earning assets, net interest spread, and net interest margin excludes the market valuation adjustment on available-for-sale securities.

(5)      Statement 133 valuation adjustments related to time deposits, subordinated debt and senior notes are included in other liabilities.

(6)      The computation of the taxable equivalent adjustment is based on the statutory federal income tax rate of 35%, adjusted for applicable state income taxes net of the related federal tax benefit.

AmSouth Bancorporation and Subsidiaries

MANAGEMENT’S DISCUSSION AND ANALYSIS

	2004			2003
(Taxable equivalent basis — dollars in thousands)	Average Balance	Revenue/ Expense	Yield/ Rate	Average Balance	Revenue/ Expense	Yield/ Rate
ASSETS
Interest-earning assets:
Loans net of unearned income(1)(2)	$31,241,987	$1,590,835	5.09%	$28,511,159	$1,578,497	5.54%
Available-for-sale securities, amortized cost:
Taxable	6,437,800	320,366	4.98	5,259,531	311,247	5.92
Tax-free	47,270	3,855	8.16	55,797	4,368	7.83
Market valuation on available-for-sale securities	(34,392)	-0-		86,749	-0-

Total available-for-sale securities(3)(4)	6,450,678	324,221	5.00	5,402,077	315,615	5.94
Held-to-maturity securities:
Taxable	5,442,618	253,891	4.66	4,169,281	205,922	4.94
Tax-free	337,097	24,999	7.42	327,697	24,087	7.35

Total held-to-maturity securities	5,779,715	278,890	4.83	4,496,978	230,009	5.11

Total investment securities(4)	12,230,393	603,111	4.92	9,899,055	545,624	5.56
Trading securities	4,690	232	4.95	12,165	139	1.14
Federal funds sold and securities purchased under agreements to resell	43,281	529	1.22	141,938	1,657	1.17
Loans held for sale	216,355	13,277	6.14	74,234	4,525	6.10
Other interest-earning assets	30,593	247	0.81	46,363	388	0.84

Total interest-earning assets(4)	43,767,299	2,208,231	5.04	38,684,914	2,130,830	5.52
Cash and other assets	4,624,251			4,432,508
Allowance for loan and lease losses	(380,925)			(386,906)

	$48,010,625			$42,730,516

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing liabilities:
Interest-bearing checking	$6,710,178	38,592	0.58	$5,755,018	29,086	0.51
Money market and savings deposits	7,927,030	46,979	0.59	7,576,751	46,310	0.61
Time deposits(5)	9,315,285	243,223	2.61	8,910,764	267,781	3.01
Foreign deposits	1,500,545	16,611	1.11	854,067	7,606	0.89
Federal funds purchased and securities sold under agreements to repurchase	2,989,428	41,782	1.40	2,153,606	20,554	0.95
Other borrowed funds	342,452	10,062	2.94	139,534	4,177	2.99
Long-term Federal Home Loan Bank advances	5,578,765	233,993	4.19	5,756,904	253,148	4.40
Subordinated debt(5)	1,229,343	37,941	3.09	1,221,902	39,242	3.21
Senior notes(5)	99,869	2,505	2.51	99,798	2,088	2.09
Other long-term debt	798,714	17,948	2.25	76,698	1,824	2.38

Total interest-bearing liabilities	36,491,609	689,636	1.89	32,545,042	671,816	2.06

Net interest spread(4)			3.15%			3.46%

Noninterest-bearing demand deposits	6,561,938			5,486,016
Other liabilities	1,605,324			1,582,096
Shareholders’ equity	3,351,754			3,117,362

	$48,010,625			$42,730,516

Net interest income/margin on a taxable equivalent basis(4)		1,518,595	3.47%		1,459,014	3.78%

Taxable equivalent adjustment:(6)
Loans		24,658			26,295
Available-for-sale securities		2,529			3,277
Held-to-maturity securities		15,383			14,807
Trading securities		-0-			-0-

Total taxable equivalent adjustment		42,570			44,379

Net interest income		$1,476,025			$1,414,635

Notes:

(1)      Loans net of unearned income includes nonaccrual loans for all periods presented.

(2)      Interest income includes loan fees of $12,706,000, $29,795,000 and $44,695,000 for the years ended December 31, 2005, 2004 and 2003, respectively.

(3)      Certain noninterest-earning, marketable equity securities are not included in available-for-sale securities.

(4)      The yield calculation for available-for-sale securities, total investment securities, total interest-earning assets, net interest spread, and net interest margin excludes the market valuation adjustment on available-for-sale securities.

(5)      Statement 133 valuation adjustments related to time deposits, subordinated debt and senior notes are included in other liabilities.

(6)      The computation of the taxable equivalent adjustment is based on the statutory federal income tax rate of 35%, adjusted for applicable state income taxes net of the related federal tax benefit.

AmSouth Bancorporation and Subsidiaries

MANAGEMENT’S DISCUSSION AND ANALYSIS

Funding Sources — Earning asset growth in 2005 was funded by a $3.3 billion expansion in average deposits in 2005 over 2004. Substantially all of this increase was from low-cost categories, which were $3.0 billion higher compared with 2004. Low-cost deposits include noninterest-bearing and interest-bearing checking, money market and savings deposits. The increase in these deposits was primarily attributable to additional money market deposits garnered through a competitively priced product offering made to new customers who were required to maintain certain minimum balance levels. Noninterest-bearing deposits also added significantly to total low-cost deposits, increasing 15 percent over the previous year. AmSouth’s branch network provided the platform to implement promotional campaigns and incentive programs, which placed added sales emphasis on low-cost deposit categories and ultimately also aided in the growth of new households. Low-cost deposit volumes were also favorably impacted late in the year from deposit inflows related to Hurricane Katrina.

Time deposits grew just slightly during the year, increasing $181.7 million or 2.0 percent, led by an increase of $341.5 million in non-core time deposits, mainly national market certificates of deposits (CDs), offset by a decline in consumer time deposits of $159.8 million. AmSouth also took advantage of the liquidity provided through strong low-cost deposit growth to forego the replacement of higher-cost time deposits and pay down certain long-term debt. In particular, average long-term FHLB advances declined $2.4 billion during the year, primarily due to prepayments.

PROVISION FOR LOAN AND LEASE LOSSES

The provision for loan and lease losses is the charge to earnings necessary to maintain the allowance for loan and lease losses at an adequate level to absorb losses inherent in the loan and lease portfolio. Confirmed losses on loans and leases are charged against the allowance for loan and lease losses.

In 2005, AmSouth recorded a provision for loan and lease losses totaling $94.0 million, compared to $127.8 million in 2004. The decrease in the provision in 2005 versus 2004 reflects the decline in the ratio of net charge-offs to total loans from 0.37 percent in 2004 to 0.27 percent in 2005. Contributing to the decrease in the provision were the sale of the credit card portfolio in 2004 and lower overall losses in the consumer portfolio. Partially offsetting this decrease, a provision of $15 million for the estimated losses from Hurricane Katrina was recorded in 2005.

AmSouth Bancorporation and Subsidiaries

MANAGEMENT’S DISCUSSION AND ANALYSIS

TABLE 4 — VOLUME AND YIELD/RATE VARIANCES

	2005 Compared to 2004 Change Due to			2004 Compared to 2003 Change Due to
(Taxable equivalent basis - in thousands)	Volume	Yield/ Rate	Net	Volume	Yield/ Rate	Net
INTEREST EARNED ON:
Loans net of unearned income	$138,454	$187,751	$326,205	$144,587	$(132,249)	$12,338
Available-for-sale securities:
Taxable	(12,815)	(17,065)	(29,880)	63,241	(54,122)	9,119
Tax-free	(814)	25	(789)	(690)	177	(513)

Total available-for-sale securities	(13,629)	(17,040)	(30,669)	62,551	(53,945)	8,606
Held-to-maturity securities:
Taxable	7,657	7,693	15,350	59,936	(11,967)	47,969
Tax-free	837	(47)	790	696	216	912

Total held-to-maturity securities	8,494	7,646	16,140	60,632	(11,751)	48,881

Total investment securities	(5,135)	(9,394)	(14,529)	123,183	(65,696)	57,487
Trading securities	863	(85)	778	(130)	223	93
Federal funds sold and securities purchased under agreements to resell	(440)	497	57	(1,202)	74	(1,128)
Loans held for sale	5,076	(2,270)	2,806	8,721	31	8,752
Other interest-earning assets	129	788	917	(128)	(13)	(141)

Total interest-earning assets	138,947	177,287	316,234	275,031	(197,630)	77,401

INTEREST PAID ON:
Interest-bearing checking	1,148	47,489	48,637	5,191	4,315	9,506
Money market and savings deposits	13,281	92,439	105,720	2,102	(1,433)	669
Time deposits	4,829	53,599	58,428	5,880	(30,438)	(24,558)
Foreign deposits	458	20,669	21,127	6,817	2,188	9,005
Federal funds purchased and securities sold under agreements to repurchase	3,233	43,269	46,502	9,663	11,565	21,228
Other borrowed funds	1,890	2,229	4,119	5,963	(78)	5,885
Long-term Federal Home Loan Bank advances	(102,723)	5,376	(97,347)	(7,688)	(11,467)	(19,155)
Subordinated debt	7,216	21,480	28,696	238	(1,539)	(1,301)
Senior notes	2	918	920	1	416	417
Other long-term debt	34,793	14,599	49,392	16,230	(106)	16,124

Total interest-bearing liabilities	(35,873)	302,067	266,194	44,397	(26,577)	17,820

Net interest income on a taxable equivalent basis	$174,820	$(124,780)	50,040	$230,634	$(171,053)	59,581

Change in taxable equivalent adjustment			(791)			1,809

Net interest income			$49,249			$61,390

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

AmSouth Bancorporation and Subsidiaries

MANAGEMENT’S DISCUSSION AND ANALYSIS

Credit quality showed further improvement during 2005 as evidenced by the reduction in net charge-offs. The improvement in credit performance reflects improved economic conditions and the benefit of tighter underwriting of home equity and indirect loans. While Management’s outlook on credit quality for 2006 is predicated on a stable economy and a rising interest rate environment, there were emerging risks during the year, including higher energy prices and economic disruption in the areas impacted by Hurricane Katrina in the third quarter of 2005, that potentially adversely impacted some borrowers. The Company has provided for these risks, including a specific provision for Hurricane Katrina related credit losses, and believes that these amounts will be adequate.

Table 19 provides a detail of net charge-offs by loan category for 2005 and 2004 and Table 20 provides a five-year comparison of charge-off and recovery information by loan category. As indicated in these tables, net charge-offs decreased by $25.1 million in 2005 compared to 2004. This decrease was primarily due to the sale of the credit card portfolio in 2004 and lower losses in the consumer indirect automobile and home equity lending portfolios. Commercial lending losses increased $16.0 million to $49.0 million in 2005. This increase was driven by an $18 million charge-off related to a single large commercial credit. As a result, the ratio of commercial net charge-offs to total commercial loans increased from 0.37 percent in 2004 to 0.49 percent for 2005.

Consumer net charge-offs as a percentage of average consumer loans fell from 0.49 percent in 2004 to 0.22 percent in 2005. A lower net charge-off rate, in combination with a reduction in the size of the portfolio, resulted in a decrease of $41.4 million in consumer net charge-offs. The lower level of consumer net charge-offs reflects the sale of the Company’s credit card portfolio, a stronger economy, enhanced collection procedures and the benefit of stricter underwriting requirements implemented in recent years. Again reflective of a stronger economy and higher credit standards, dealer indirect net charge-offs as a percent of average dealer indirect loans fell from 0.57 percent in 2004 to 0.30 percent in 2005.

Also within the consumer category, equity line and loan net charge-offs as a percentage of average outstanding balances also decreased, from 0.32 percent to 0.18 percent, reflecting lower net charge-offs of $10.4 million. Higher credit standards for home equity lending were adopted several years ago. Loans underwritten against these more stringent standards are becoming an increasingly larger portion of total equity line and equity loan volume, resulting in a generally lower risk portfolio. In addition, beginning in late 2003, AmSouth began purchasing insurance to protect against the credit risk for certain newly originated equity loans and lines with loan-to-value ratios up to 100 percent. The insurance policy provides for the sale of the loan or line, at par, to the insurance company when the loan or line becomes 120 days delinquent. AmSouth’s policy is to charge down equity loans and lines to net realizable value when they become 180 days delinquent. Therefore, there are no material losses on these loans and lines expected in the future. The insurance premiums are paid monthly based on a percentage of the outstanding balances of the funded loans and lines. As of December 31, 2005, approximately $283.9 million of loans and lines were insured. Included in noninterest expense for the years ended December 31, 2005 and 2004 are $2.4 million and $1.9 million, respectively, in related insurance premiums. Given the volume and premium levels to date, the impact of the use of this insurance on the provision and the allowance for loan and lease losses has not been material. The reduced risk exposure is considered in the calculation of the allowance for loan and lease losses.

See the “Credit Risk Management Process and Loan Quality” section of this report for a further discussion of the factors used by Management to determine the appropriate level for the allowance for loan and lease losses.

AmSouth Bancorporation and Subsidiaries

MANAGEMENT’S DISCUSSION AND ANALYSIS

NONINTEREST REVENUES

Noninterest revenues represent fees and income derived from sources other than interest-earning assets, such as service charges on deposit accounts, trust, interchange and consumer investment services. Noninterest revenues represented 36.8 percent of total tax equivalent net revenues in 2005 versus 40.5 percent in 2004. Each of the major categories of noninterest revenue from 2001 through 2005 is shown in Table 5.

The noninterest revenue decline in 2005 was primarily due to the $166.1 million gain from the strategic sale of AmSouth’s credit card portfolio in late 2004. In 2005, the sale of the Company’s mutual fund management unit added $44.0 million to revenue. Excluding these transactions, noninterest revenue increased $5.1 million or 0.6 percent in 2005 versus 2004. Higher noninterest revenues from interchange, commercial credit fees and other noninterest sources of income, such as gains from the prepayment of FHLB advances, were drivers of this increase. However, decreases in service charges, trust, portfolio and bankcard income were offsetting to these improvements.

Service charges on deposit accounts represent revenues from maintenance fees, check charges, overdraft fees on consumer and small business deposit accounts, and corporate analysis and treasury management fees on commercial deposit accounts. In 2005, service charge revenues declined 3.1 percent to $367.0 million, primarily the result of a $16.4 million decrease in commercial cash management fees stemming from a 7.6 percent increase in the average level of commercial noninterest-bearing deposit balances during the year. These higher balances, which carry an earnings rate credited against fees, were increasingly being used to pay for services in lieu of hard dollar charges. In addition, the decrease in commercial service charges reflects a shift in the mix of transactions being processed. Electronic transactions, which carry lower processing fees, are becoming a larger percentage of all transactions processed. These trends in commercial service charges are expected to stabilize in 2006. Partially offsetting the lower commercial fees, overdraft fees on consumer and small business accounts increased $11.1 million in 2005 as compared to the previous year, driven by an increase in the volume of overdrafts as well as certain rate increases.

Trust income represents fees derived from trust services, institutional investment services and natural resources management and are generally based on a percentage of the market value of assets under management. In general, market conditions for trust businesses remained challenging in 2005 and were comparable to conditions that existed in the previous year. Trust income was $113.2 million in 2005, a decrease of $4.8 million or 4.1 percent compared with 2004. This decrease is largely attributable to the 2005 third quarter sale of AmSouth’s mutual fund management unit to Pioneer Investment Management, Inc. (Pioneer). As a result of this transaction, fourth quarter revenues were lower than in previous quarters by approximately $6.0 million. Future quarters are expected to be impacted by approximately the same amount. Details of this transaction are discussed below.

Discretionary trust assets under management at the end of 2005 were $14.8 billion, as compared to $15.9 billion at the end of 2004. Total trust assets under management were $27.3 billion at the end of 2005 versus $26.7 billion at the end of 2004. Managed assets in 2005 were reduced by approximately $1.0 billion, related to the assets sold in the Pioneer transaction.

Interchange income represents fees derived from electronic transactions, such as debit cards and automated teller machines (ATM). In 2005, interchange income increased 18 percent, or $13.8 million, to $91.5 million, due primarily to increases in the number of Check Cards outstanding and an overall increase in the usage of existing cards, both of which contributed to increased transaction volumes. Transaction volumes were higher by 176 million in 2005, a 14 percent increase over 2004. AmSouth now has 1.7 million Check Cards and more than 1,200 ATMs generating interchange fees.

Consumer investment services income is derived from annuity sales, mutual fund sales, brokerage fees and the sale of other investment products. In 2005, consumer investment services income decreased $1.6 million to $75.9 million. Although equity markets performed better in 2005 and rates did rise throughout the year, overall low interest rates and a flattening of the yield curve continued to put pressure on fixed annuity sales and fixed income sales. Shortfalls in these two areas were partially offset by increased sales of variable annuity products.

An increase in commercial credit fee income of $4.8 million or 11 percent, compared to 2004, was driven by higher demand from commercial customers for interest rate swaps to lock in their long-term financing costs.

As referenced earlier, AmSouth sold its mutual fund management unit to Pioneer in the third quarter of 2005. The Company’s core expertise is providing asset management, trust services, and financial planning, and it plans to continue to deliver these and other wealth management services to individual and institutional clients. However,

AmSouth Bancorporation and Subsidiaries

MANAGEMENT’S DISCUSSION AND ANALYSIS

increased regulatory burden and expense made it difficult for small mutual fund families to compete effectively in the marketplace, prompting the sale. In this transaction, AmSouth received cash of $65.0 million, from which a $44.0 million gain, net of deal costs of approximately $6.0 million, was recorded in noninterest revenue. Earnings recognition of the remaining $15.0 million of proceeds is dependent on the level of assets retained in the Pioneer Funds over the next four years, and has therefore been deferred.

AmSouth also realized a gain on the sale of its credit card portfolio in the amount of $166.1 million in the fourth quarter of 2004. The gain was the result of selling $550 million of credit card loans to MBNA Corporation.

Mortgage income decreased $4.5 million to $16.7 million in 2005 versus 2004. The decrease was primarily associated with a decrease in fixed-rate mortgage originations in 2005. Historically, AmSouth has elected to sell the majority of its fixed-rate production into the secondary market, resulting in gains on these sales. AmSouth has experienced a shift in customer preference toward variable-rate products. As such, more 2005 originations were made at adjustable rates, and the Company made a business decision to retain a large portion of them on the balance sheet. As a result, AmSouth recognized $16.2 million in income related to the sale of mortgage loans and mortgage servicing rights in 2005, as compared to $19.7 million in 2004. The lower gains were somewhat offset through increased net interest income from the loan volume retained on the balance sheet.

AmSouth’s mortgage production increased $227.9 million or 5.8 percent in 2005 from 2004. AmSouth’s increase in mortgage production was driven by the increased demand for variable-rate loans and greater overall focus on its mortgage lending business, including increases in loan originating officers and further development of secondary distribution channels, such as AmSouth’s Loan-By-Phone program. Industry projections anticipate that mortgage markets will contract in 2006. AmSouth expects to counter this contraction through additional increases in mortgage loan officers. AmSouth’s strategy to generate income by selling a portion of mortgage originations is expected to continue in 2006, depending on the volume of fixed-rate and adjustable-rate production, the Company’s balance sheet capacity for retaining the loans in the loan portfolio, and the market conditions for selling such loans.

Other noninterest revenues increased $9.0 million in 2005 to $159.4 million compared with 2004. The increase was principally the result of gains related to various loan sales and prepayments of FHLB borrowings, offset by lower portfolio, bankcard and bank owned life insurance income.

Portfolio income is derived from the sale of securities in the available-for-sale portfolio. Revenue from this activity was down significantly in 2005 to $5.4 million, a decrease of $23.7 million from the 2004 level of $29.1 million. The lower level of gains in 2005 was expected because, as rates continued to rise and prepayments slowed materially, opportunities to realize securities gains lessened.

Bankcard income decreased by $7.8 million due largely to the 2004 sale of the credit card portfolio. Earnings from the Company’s investment in bank owned life insurance were lower by $5.1 million in 2005.

Other noninterest revenues also included $6.8 million of gains realized from sales of fixed-rate home equity loans, which were sold from portfolios containing higher-risk vintages of loans, and gains of $3.3 million from sales of student loans. AmSouth also recognized gains of $17.7 million from the prepayments of approximately $1.6 billion of FHLB advances that were subject to being called in the near future. The Company recorded a $3.7 million benefit from derivative transactions related to market valuation adjustments after the termination of a hedge, realized $4.0 million of gains on sales of affordable housing investments and realized a $6.0 million gain from the sale of four branches in a non-metropolitan area of middle Tennessee. Finally, a $3.0 million gain was realized from the sale of a small equity interest in an ATM network.

NONINTEREST EXPENSES

Noninterest expenses primarily represent the operating expenses of AmSouth. Each of the major categories of noninterest expense from 2001 through 2005 is shown in Table 5.

During 2005, noninterest expense was $1.3 billion, decreasing $165.0 million compared to 2004. This decrease is primarily related to costs associated with the settlement agreements and FHLB debt prepayment fees totaling $183.6 million, which were recorded in 2004. Excluding these items, noninterest expense increased $18.6 million or 1.5 percent.

Salaries and employee benefits expense was $699.7 million, up 3.8 percent in 2005, reflecting higher costs related to pension benefits, an increase in production-based incentive payments and general merit increases. Partially offsetting increases in personnel costs was a net decrease in the number of employees, down 2.5 percent from December 31, 2004 to December 31, 2005.

AmSouth Bancorporation and Subsidiaries

MANAGEMENT’S DISCUSSION AND ANALYSIS

On December 29, 2005, AmSouth accelerated vesting of all 15.7 million outstanding unvested stock options previously awarded to employees and directors. Absent the acceleration, 15 percent of options would have vested by June 30, 2006, 32 percent by June 30, 2007, and the remaining 53 percent through December 12, 2008. The Company has placed a restriction on executive management and directors that would prevent the sale of any stock obtained through exercise of an accelerated option prior to the date the option would have otherwise vested under the terms of the original option agreement. The purpose of the acceleration was to eliminate future non-cash compensation expense with respect to these options that the Company would otherwise be required to recognize in future earnings through the adoption of Statement 123R, which was effective January 1, 2006. The acceleration will allow the Company to avoid non-cash compensation expense of approximately $16 million in 2006 and $5 million in 2007, which would have been recognized in those periods related to the adoption of Statement 123R if the vesting of stock options had not been accelerated. As a result of this acceleration, the Company recorded a $1.7 million charge to employee benefits expense during 2005.

Partly as a result of compensation expense recognition associated with the granting of stock options under Statement 123R, the Company is reviewing alternative forms of long-term compensation. Other forms of long-term compensation that could be utilized in future periods include cash, restricted stock and stock appreciation rights. The Company does not expect to significantly change the overall total long-term compensation value granted. In addition, any change in the mix of long-term compensation elements is not expected to have a material effect on earnings per share.

TABLE 5 — NONINTEREST REVENUES AND NONINTEREST EXPENSES

	Years Ended December 31
(In thousands)	2005	2004	2003	2002	2001
NONINTEREST REVENUES:
Service charges on deposit accounts	$367,048	$378,655	$337,945	$289,226	$258,089
Trust income	113,156	117,973	103,657	105,428	112,078
Interchange income	91,450	77,642	67,404	63,429	56,581
Consumer investment services income	75,887	77,445	69,410	77,793	95,387
Commercial credit fee income	47,497	42,648	45,332	42,094	40,470
Net gain on sale of assets	44,007	166,103	-0-	-0-	-0-
Mortgage income	16,701	21,192	51,181	24,148	32,627
Other noninterest revenues	159,434	150,484	180,849	137,243	152,990

	$915,180	$1,032,142	$855,778	$739,361	$748,222

NONINTEREST EXPENSES:
Salaries and employee benefits	$699,692	$674,374	$638,843	$584,264	$566,288
Net occupancy expense	151,668	147,225	133,479	118,548	113,174
Equipment expense	126,786	125,039	116,703	118,729	122,621
Professional fees	41,368	41,732	32,579	31,051	28,433
Postage and supplies	40,241	45,191	47,050	49,091	49,472
Marketing	35,246	38,392	36,504	35,609	34,812
Communications	24,338	24,151	28,218	28,438	40,484
Settlement agreements and related professional fees	-0-	53,972	-0-	-0-	-0-
FHLB prepayment cost	-0-	129,648	-0-	-0-	-0-
Other noninterest expenses	172,584	177,214	172,201	160,892	201,948

	$1,291,923	$1,456,938	$1,205,577	$1,126,622	$1,157,232

AmSouth Bancorporation and Subsidiaries

MANAGEMENT’S DISCUSSION AND ANALYSIS

Net occupancy expense increased $4.4 million, to $151.7 million in 2005, reflecting higher depreciation and continued investment in new branches throughout 2004.

Other categories of noninterest expense decreased in 2005, including lower marketing, postage and supplies, and charitable contribution costs. Partially offsetting decreases in these categories of noninterest expense was an increase in consulting and other compliance costs, mainly within professional fees.

The efficiency ratio for 2005 was 52.01 percent. For 2004, excluding the settlement cost described above, the efficiency ratio was 55.00 percent. (See Table 1, GAAP to Non-GAAP Reconciliation on page 28.)

INCOME TAXES

AmSouth’s income tax expense was $328.9 million in 2005 and $300.0 million in 2004. Income tax expense for each year fluctuates based on pre-tax income. The effective tax rate for 2005 was 31.2 percent compared to 32.5 percent in 2004. The 2004 effective tax rate was higher due to the payment of the settlement charges described earlier, which were paid in 2004 but were not tax-deductible. Details of the deferred tax assets and liabilities are included in Note 18 to the Consolidated Financial Statements.

CONSOLIDATED BALANCE SHEET ANALYSIS

At December 31, 2005, AmSouth reported total assets of $52.6 billion compared to $49.5 billion at the end of 2004. Loans and deposits were the primary drivers of the Company’s growth. Loan expansion reflected new business generation resulting from increased business development efforts and an improving economy. This asset growth was funded by solid growth in deposits, particularly in the low-cost categories.

INTEREST-EARNING ASSETS

The primary types of interest-earning assets are loans and investment securities. The proportion of interest-earning assets to total assets measures the effectiveness of Management’s efforts to invest available funds into the most profitable interest-earning vehicles. Interest-earning assets represented 91.3 percent and 91.7 percent of total assets at year-end 2005 and 2004, respectively. The categories which comprise interest-earning assets are shown in Table 2.

INVESTMENT SECURITIES

The size and composition of AmSouth’s securities portfolio, detailed in Table 6, are largely dependent on liquidity needs, as well as the interest rate risk position of the Company. AmSouth uses a portion of this portfolio primarily to manage liquidity and interest rate risk and to take advantage of market conditions that offer yield enhancement opportunities.

The total securities portfolio, including trading securities, decreased $812.7 million for the year ended December 31, 2005, driven by decreases in the available-for-sale (AFS) and held-to-maturity (HTM) portfolios of $332.7 million and $508.5 million, respectively. The decrease in AmSouth’s AFS portfolio was the result of maturities, prepayments and, to a lesser extent, sales of securities. The decrease in AmSouth’s HTM portfolio reflects maturities and prepayments of securities. The decrease in the size of the securities portfolio was due to AmSouth’s strategic decision to use the majority of securities cash flows to fund loan production rather than reinvest these proceeds back into the securities market. The narrowing of investment spreads resulting from the changes in the interest rate environment, which made additional securities investments relatively unattractive, prompted this decision. Investment securities as a percent of total earning assets were 24.2 percent and 27.5 percent, respectively, at the end of 2005 and 2004.

Portfolio Composition — The majority of AmSouth’s AFS and HTM securities portfolios consist of mortgage-backed securities and collateralized mortgage obligations, which provide a source of interest income and monthly cash flow and serve as collateral in connection with pledging requirements. A collateralized mortgage obligation is a debt security that is secured by a pool of mortgages or mortgage-

AmSouth Bancorporation and Subsidiaries

MANAGEMENT’S DISCUSSION AND ANALYSIS

backed securities. At December 31, 2005, AmSouth had approximately $10.7 billion or 91.8 percent of the portfolio in mortgage-backed securities and collateralized mortgage obligations. At the end of 2004, mortgage-backed securities and collateralized mortgage obligations represented $11.6 billion, or 92.9 percent of the total portfolio. AmSouth’s mortgage-backed securities portfolio is comprised principally of securities that are guaranteed by the federal-sponsored agencies. Collateralized mortgage obligations are held to allow AmSouth to better manage duration and cash flows. The overwhelming majority of these securities have short to intermediate average lives and are conservatively structured to provide reasonably predictable cash flows and to limit prepayment risk.

TABLE 6 — SECURITIES

(In millions)	2005	2004	2003
TRADING SECURITIES	$30	$2	$3

AVAILABLE-FOR-SALE SECURITIES:
U.S. Treasury securities	177	78	151
Federal agency securities	5	5	96
State, county and municipal securities	39	49	56
Mortgage-backed securities, collateralized mortgage obligations and other pass-thru securities	5,464	5,843	6,357
Equity securities	305	341	417
Other debt securities	-0-	7	49

	5,990	6,323	7,126

HELD-TO-MATURITY SECURITIES:
U.S. Treasury securities	8	10	10
Federal agency securities	46	43	54
State, county and municipal securities	351	348	304
Mortgage-backed securities, collateralized mortgage obligations and other pass-thru securities	5,270	5,784	4,556
Other debt securities	4	3	4

	5,679	6,188	4,928

	$11,699	$12,513	$12,057

Maturity Analysis — The average life of the AFS portfolio at December 31, 2005 was 4.7 years with duration of approximately 3.9 years. These metrics are relatively unchanged from the average life of 4.6 years and duration of approximately 3.9 years for the AFS portfolio at December 31, 2004. The average life of the HTM portfolio at December 31, 2005 was 4.6 years with duration of approximately 3.8 years compared to an average life of 3.9 years and duration of 3.3 years at the end of 2004. See Table 7 for additional information concerning the composition of the AFS and HTM securities portfolios as well as contractual maturities and weighted-average yield information.

Portfolio Quality — AmSouth’s policy requires all securities purchased for the securities portfolio to be rated investment grade or better, except state, county and local municipal obligations, which are typically insured. Securities backed by the U.S. Government and its agencies, both on a direct and indirect basis, represented approximately 84 percent and 82 percent of the investment portfolio at December 31, 2005 and 2004, respectively. State, county and local municipal securities represented just 3 percent of total securities at year-end 2005 and 2004. Approximately 97 percent of these were rated single A or higher by the rating agencies or were escrowed in U.S. Treasury obligations.

AmSouth Bancorporation and Subsidiaries

MANAGEMENT’S DISCUSSION AND ANALYSIS

TABLE 7 — AVAILABLE-FOR-SALE SECURITIES AND HELD-TO-MATURITY SECURITIES RELATIVE CONTRACTUAL MATURITIES AND WEIGHTED-AVERAGE YIELDS

	Due Within One Year		Due After One But Within Five Years		Due After Five But Within Ten Years		Due After Ten Years
(Taxable equivalent basis — dollars in millions)	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
AVAILABLE-FOR-SALE SECURITIES:
U.S. Treasury securities	$2	4.10%	$2	3.25%	$177	2.66%	$-0-	—%
Federal agency securities	1	2.19	1	4.59	1	5.58	3	5.19
State, county and municipal obligations	7	8.52	15	7.26	12	6.55	4	6.36
Mortgage-backed securities, collateralized mortgage obligations and other pass thru-securities	-0-	—	21	7.43	349	4.56	5,246	4.51

	$10	7.17%	$39	7.12%	$539	3.98%	$5,253	4.51%

HELD-TO-MATURITY SECURITIES:
U.S. Treasury securities	$4	3.54%	$4	3.87%	$-0-	—%	$-0-	—%
Federal agency securities	2	2.85	28	5.08	11	4.86	5	5.81
State, county and municipal obligations	7	7.57	56	6.22	151	6.24	137	5.54
Mortgage-backed securities, collateralized mortgage obligations and other pass thru-securities	16	6.55	-0-	—	407	3.93	4,847	4.84
Other debt securities	-0-	—	3	6.84	1	6.70	-0-	—

	$29	6.21%	$91	5.78%	$570	4.56%	$4,989	4.86%

Notes:

1.      The weighted-average yields were computed by dividing the taxable equivalent interest income by the amortized cost of the appropriate securities. The computation of the taxable equivalent adjustment is based on the statutory federal income tax rate of 35%, adjusted for applicable state income taxes net of the related federal tax benefit.

2.      Mortgage-backed securities have stated long-term final maturities. According to mortgage industry standards, the estimated weighted-average remaining life of these securities held in AmSouth’s available-for-sale portfolio and held-to-maturity portfolio is approximately 4.7 years and 4.6 years, respectively.

3.      Federal Reserve Bank stock, Federal Home Loan Bank stock, and equity stock of other corporations held by AmSouth are not included in the above table.

AmSouth Bancorporation and Subsidiaries

MANAGEMENT’S DISCUSSION AND ANALYSIS

LOANS – OVERVIEW

Major categories of loans and leases from 2001 to 2005 are summarized in Table 8 in this section. “Loans net of unearned income” is the single largest component of interest-earning assets at AmSouth and produces the highest level of revenues.

The loan portfolio includes three main components: commercial loans, which includes loans to small businesses, commercial real estate loans and consumer loans. The consumer loan category is comprised mainly of residential first mortgage loans, home equity lines and loans and dealer indirect loans. Total loans and leases increased $3.1 billion during 2005 to $35.9 billion. The growth reflected increases across the commercial and commercial real estate categories, as well as residential first mortgages within the consumer category, partially offset by decreases in other consumer loans, mainly dealer indirect balances.

Efforts associated with AmSouth’s strategic initiative to grow Commercial Banking with improved credit quality were the primary driver of commercial and commercial real estate loan growth. Key areas of expansion included AmSouth’s commercial middle market and small business areas, as well as commercial real estate. The middle market area posted strong new business generation resulting from its sales prospect calling program, which is one element of the new relationship campaign that began in 2004. Within commercial loans, loans to small businesses increased due to particular focus on customers in the $5 million to $10 million sales segment. Commercial real estate loans were higher, driven primarily by middle market real estate growth, affordable housing lending, and new or expanded loan production offices.

Within consumer loans, production was strong in both residential first mortgage and equity lending. While this translated to solid balance sheet growth for residential first mortgage balances, increasing short-term interest rates were a catalyst to high equity line payoffs and had a restricting effect on outstanding balances. Net equity loan sales also impacted volumes.

AmSouth Bancorporation and Subsidiaries

MANAGEMENT’S DISCUSSION AND ANALYSIS

TABLE 8 — MAJOR LOAN CATEGORIES

(In millions)	2005	2004	2003	2002	2001
COMMERCIAL:
Commercial and industrial	$6,174	$5,740	$5,264	$5,151	$5,272
Commercial loans secured by real estate	2,700	2,245	2,026	1,726	1,682
Commercial leases	2,371	2,179	1,962	1,781	1,619

Total commercial	11,245	10,164	9,252	8,658	8,573

COMMERCIAL REAL ESTATE:
Commercial real estate mortgages	3,203	2,868	2,359	2,305	2,137
Real estate construction	4,085	3,008	2,328	2,088	2,365

Total commercial real estate	7,288	5,876	4,687	4,393	4,502

CONSUMER:
Residential first mortgages	6,016	5,082	3,646	2,794	1,666
Equity loans and lines	7,859	7,757	7,005	6,360	5,404
Dealer indirect	3,047	3,312	3,610	3,731	3,382
Revolving credit	24	27	551	541	520
Other consumer	419	583	588	874	1,077

Total consumer	17,365	16,761	15,400	14,300	12,049

Total loans net of unearned income	$35,898	$32,801	$29,339	$27,351	$25,124

Commercial Loans — Commercial and industrial loans represent loans to commercial customers for use in normal business operations to finance working capital needs, equipment purchases or other expansion projects. Commercial loans secured by real estate are business loans collateralized by owner-occupied real estate, where the source of repayment is the operating cash flow from the business.

In total, commercial loans increased 11 percent during the year, to $11.2 billion as of December 31, 2005. Growth was driven primarily by new customer acquisitions and, to a lesser extent, increasing line utilization as a result of growth in the economy as a whole. The increase has been broad-based across all of AmSouth’s markets and geographies. Within the commercial category, commercial and industrial loans were up $433.3 million or 7.5 percent in 2005, reflecting growth in commercial middle market lending, while commercial loans secured by real estate increased $455.3 million or 20 percent due to increased construction activity and further penetration into AmSouth’s Florida markets. Included within the commercial category, loans to small businesses grew significantly, increasing 15 percent versus 2004.

Commercial Real Estate Loans — Commercial real estate loans are composed of two primary categories: commercial real estate mortgages and real estate construction loans. Commercial real estate loans are loans to companies or

AmSouth Bancorporation and Subsidiaries

MANAGEMENT’S DISCUSSION AND ANALYSIS

developers used for the purchase or construction of a commercial property for which repayment will be generated by cash flows related to the operation, sale or refinance of the property. As of December 31, 2005, commercial real estate loans totaled $7.3 billion, an increase of $1.4 billion over the prior year. This increase was driven by record loan closings during the year of $7.4 billion, up 31 percent over 2004, and reflects greater construction project financing opportunities, somewhat offset by a higher level of refinance activity resulting from borrowers’ decisions to lock in permanent fixed-rate financing during a period of increasing short-term interest rates.

The majority of AmSouth’s real estate portfolio is made up of loans to finance residential construction within AmSouth’s markets; loans for construction projects that have been presold, preleased or otherwise have secured permanent financing; and loans to real estate companies that have significant equity invested in each project and offer substantive and meaningful guarantees.

Consumer Loans — The major categories of consumer loans include residential first mortgages, home equity loans and lines of credit, and dealer indirect loans. Loan production was very strong in the two largest components, residential first mortgages and equity loans and lines. However, balance sheet growth of home equity lines, which are at variable rates, was muted by unusually high payoff levels brought on by an increasing short-term rate environment, including the Prime rate to which the rate on these loans is indexed. In addition, home equity lending growth was impacted by the sale of $455 million of fixed-rate loans, which were from older portfolio vintages containing higher loss content, and a $270 million purchase of high quality floating-rate equity lines. The sale of the Company’s $550 million credit card portfolio in the fourth quarter of 2004 also decreased average outstanding consumer loan totals in 2005.

Residential first mortgages held in the portfolio increased by $934.4 million or 18 percent in 2005 as consumers took advantage of a favorable rate environment, including attractive variable-rate alternatives for the purchase of new homes. First mortgage originations continued to be strong at $4.2 billion during the year. Despite upward movements in short-term rates, consumer preference continued toward adjustable-rate mortgages for much of 2005, enabling AmSouth to retain a greater portion of mortgage originations on the balance sheet, since adjustable rates complement AmSouth’s overall interest rate risk management strategies. AmSouth generally sells fixed-rate mortgage products into the secondary mortgage market.

Demand for home equity loans and lines of credit was strong in all AmSouth markets, with new line production of $4.6 billion in 2005 compared with $4.2 billion in 2004. However, growth in outstanding home equity lending balances slowed during 2005, increasing 1.3 percent over 2004 as compared to an 11 percent growth rate in the previous year. The lower overall growth rate is directly related to increases in short-term rates, namely the Prime rate, with respect to home equity lines. Since the rate on the majority of these lines is tied to Prime, which increased in step with Federal Reserve rate increases in 2005, many customers experienced increases in their payments caused by higher interest rates. This triggered many borrowers to pay down their home equity lines with AmSouth, favoring long-term fixed-rate refinancing with AmSouth or other financial institutions. The credit quality of home equity originations during 2005 remained high, as reflected by an average credit score of 749 for new home equity line originations. AmSouth remains focused on its Consumer Banking strategic initiative and the initiative’s emphasis on originating home equity loans and lines of credit through the branches. The Company expects that these products will continue to be a substantial element of the overall consumer lending business.

Dealer indirect loans consist primarily of loans made to individuals to finance the purchase of new and used automobiles. Dealer indirect loans decreased $265.0 million or 8.0 percent in 2005 compared with 2004 due mainly to continued financing competition from automobile manufacturers.

AmSouth Bancorporation and Subsidiaries

MANAGEMENT’S DISCUSSION AND ANALYSIS

TABLE 9 — SELECTED LOAN MATURITIES

	Due in One Year or Less	Due After One But Within Five Years			Due After Five Years			Grand Total
(In millions)	Total	Fixed Rate	Variable Rate	Total	Fixed Rate	Variable Rate	Total
Commercial and industrial	$2,588	$621	$2,181	$2,802	$207	$577	$784	$6,174
Commercial loans secured by real estate	227	774	557	1,331	889	253	1,142	2,700
Commercial leases	17	246	-0-	246	2,108	-0-	2,108	2,371
Commercial real estate mortgages	1,169	384	1,443	1,827	108	99	207	3,203
Real estate construction	1,581	101	1,425	1,526	174	804	978	4,085

	$5,582	$2,126	$5,606	$7,732	$3,486	$1,733	$5,219	$18,533

DEPOSITS

Deposits are AmSouth’s primary source of funding and their cost is the largest category of interest expense. The composition of AmSouth’s deposits can be found in Table 10. The majority of growth in the Company’s deposit base occurred in low-cost deposits. Low-cost deposits include noninterest-bearing demand, interest-bearing checking, money market, and savings deposits. The increase in deposits during 2005 reflected AmSouth’s continuing emphasis on deposit growth within its strategic initiatives. Both commercial customer additions and an increase in new retail checking accounts fueled a solid year of deposit growth. These additions resulted from extensive advertising and sales campaigns that featured competitively priced products that encouraged deposit growth. Deposits from recent branch expansions and related household additions also had a positive impact during 2005. As of the end of the year, AmSouth had 679 branches in its network, 221 of which were in fast growing markets in Florida. Through this network and other distribution channels, AmSouth currently serves 1.8 million households.

TABLE 10 — AVERAGE DEPOSITS

	December 31
(In millions)	2005	2004	2003
Noninterest-bearing demand	$7,551	$6,562	$5,486
Interest-bearing checking	6,904	6,710	5,755
Money market and savings	9,787	7,927	7,577
Time	9,497	9,315	8,911
Foreign	1,541	1,501	854

	$35,280	$32,015	$28,583

AmSouth Bancorporation and Subsidiaries

MANAGEMENT’S DISCUSSION AND ANALYSIS

Low-cost Deposits — The $3.0 billion increase in average low-cost deposits in 2005 represented an increase of 14 percent over 2004 and was driven primarily by higher money market deposits. A new product offering, which featured competitive rates to customers who opened new checking accounts and maintained a certain level of deposits, was a catalyst to the higher money market balances. This product added deposit volumes and generated new customer relationships. Another significant component of low-cost funding is noninterest-bearing demand deposits, which also increased substantially, growing by $988.8 million or 15 percent over 2004. These deposits were generated across all lines of business and geographies. As the year progressed, customer preference shifted somewhat from money market deposits to time deposits, reflecting greater competition for money market funds and overall increases in CD rates.

Time Deposits — Although demand for time deposits did increase later in the year, average growth in time deposits was moderate during 2005, reflecting general customer preference and Company strategies to more cost-effectively provide funding, mainly through higher levels of money market funds as previously discussed. During the year, non-core time deposits grew by $341.5 million, largely reflecting the issuance of national market CDs, the majority of which mature in one year or less. This increase was partially offset by consumer time deposits, which were down $159.8 million, reflecting the expected runoff of higher-cost consumer CDs due to competitive market pricing pressures.

TABLE 11 — MATURITY OF DOMESTIC TIME DEPOSITS OF $100,000 OR MORE

(In millions)
Three months or less	$1,544
Over three months through six months	1,055
Over six months through twelve months	1,265
Over twelve months	1,089

$4,953

OTHER INTEREST-BEARING LIABILITIES

Other interest-bearing liabilities include all interest-bearing liabilities except deposits. Included in this category are short-term borrowings such as federal funds purchased, securities sold under agreements to repurchase (repurchase agreements) and Treasury, Tax and Loan notes. Also included is longer-term debt, such as FHLB advances, subordinated debt and various long-term notes.

Federal Funds Purchased and Repurchase Agreements —Average federal funds purchased and repurchase agreements were $3.2 billion in 2005, a 7.2 percent increase from $3.0 billion in 2004. At December 31, 2005, 2004 and 2003, federal funds purchased and repurchase agreements totaled $4.4 billion, $2.3 billion and $2.0 billion, respectively, with weighted-average end of period interest rates of 3.72 percent, 2.02 percent and 0.81 percent, respectively. The maximum amount outstanding at any given month-end during each of the last three years was $4.4 billion, $4.0 billion and $2.8 billion, respectively. The average daily balance and average interest rates for each year are presented in Table 2.

Long-term Debt — Long-term debt consists of long-term FHLB advances, subordinated notes and debentures, various long-term notes payable, and long-term securities sold under agreements to repurchase. Average long-term debt decreased $1.1 billion to $6.6 billion during 2005. On an ending basis, long-term debt outstanding decreased $1.3 billion to $6.0 billion as of December 31, 2005. This decrease is largely attributable to the prepayment of FHLB advances. On several occasions during 2005, the Company elected to prepay FHLB advances, the majority of which were subject to being called in the near term. These prepayments totaled $1.6 billion in 2005 and generated $17.7 million of pre-tax gains.

AmSouth Bancorporation and Subsidiaries

MANAGEMENT’S DISCUSSION AND ANALYSIS

In addition to these prepayments, $775 million of FHLB advances were called during 2005. In late 2004, AmSouth prepaid $1.25 billion of FHLB advances, recording a pre-tax loss of $129.6 million, and replaced them with a variety of lower cost instruments.

Other changes in long-term debt include the issuance of $1.2 billion of long-term securities sold under agreements to repurchase; the maturity of $50 million of 6.625 percent subordinated notes; and the issuance of $350 million of 5.20 percent subordinated notes, which mature in April 2015. Also during 2005, long-term bank notes issued under AmSouth’s Bank Notes program decreased $300 million on a net basis from 2004. See Note 10 to the Consolidated Financial Statements for additional information.

SHAREHOLDERS’ EQUITY

The management of capital in a regulated banking environment requires a balance between optimizing leverage and return on equity, while maintaining sufficient capital levels and related ratios to ensure a strong capital position and satisfy regulatory requirements. AmSouth’s goal is to generate attractive returns on equity for the Company’s shareholders, while maintaining regulatory capital ratios that meet the requirements for a well-capitalized company. At least annually, Management reevaluates the capital policy and presents its findings to the Board of Directors to ensure that the policy continues to support corporate objectives and is consistent with the regulatory environment and changes in market conditions. Refer to Table 12 and Notes 11 and 12 to the Consolidated Financial Statements for additional information.

Shareholders’ equity increased $65.7 million from year-end 2004 to $3.6 billion at December 31, 2005. Refer to the Statement of Shareholders’ Equity for an analysis of all equity balances. Average diluted common shares outstanding decreased by 2.4 million shares in 2004, to 355.6 million average diluted common shares outstanding in 2005. Driving this decrease were repurchases of the Company’s shares throughout 2005. During the year, AmSouth repurchased 13.7 million common shares at a cost of $358.9 million, the majority of which was in connection with a previously announced buyback program. As of December 31, 2005, AmSouth had 8.9 million shares of stock remaining from its current repurchase plan, which was approved by the Board of Directors in April 2003.

AmSouth declared $355.4 million, or $1.01 per share, in dividends to common shareholders in 2005 compared with $344.3 million, or $0.97 per share, in 2004. This represented a dividend payout ratio on earnings of 48.8 percent in 2005 and 54.8 percent in 2004.

As a regulated financial services company, AmSouth is governed by certain regulatory capital requirements. AmSouth’s tier 1 capital ratio decreased 24 basis points from December 31, 2004, to 7.81 percent at December 31, 2005, driven primarily by the share repurchases discussed above. The minimum tier 1 capital ratio is 4 percent. At December 31, 2005, AmSouth was classified as well-capitalized for regulatory purposes, the highest classification. AmSouth’s total capital and leverage ratios were 11.40 percent and 6.74 percent, respectively, at December 31, 2005, and 10.93 percent and 6.73 percent, respectively, at December 31, 2004.

AmSouth Bancorporation and Subsidiaries

MANAGEMENT’S DISCUSSION AND ANALYSIS

TABLE 12 — CAPITAL RATIOS

	December 31
(Dollars in thousands)	2005	2004
RISK-BASED CAPITAL:
Shareholders’ equity	$3,634,577	$3,568,841
Less unrealized (losses) on available-for-sale securities	(102,960)	(30,223)
Less accumulated net (losses) on cash flow hedges	(25,279)	(25,048)
Less intangible assets	296,582	300,174

Tier 1 capital	3,466,234	3,323,938
Adjusted allowance for loan and lease losses*	369,144	369,770
Qualifying other long-term debt	1,225,000	819,852
Other	848	444

Tier 2 capital	1,594,992	1,190,066

Total capital	$5,061,226	$4,514,004

Risk-adjusted assets	$44,384,919	$41,315,742

CAPITAL RATIOS:
Tier 1 capital to total risk-adjusted assets	7.81%	8.05%
Total capital to total risk-adjusted assets	11.40	10.93
Leverage	6.74	6.73
Ending equity to assets	6.91	7.20
Ending tangible equity to tangible assets	6.38	6.64

*	Includes $2,449 and $2,996 in 2005 and 2004, respectively, associated with reserves recorded in other liabilities for off-balance sheet credit exposures.

RISK MANAGEMENT

Identifying, quantifying and managing risk are key elements in AmSouth’s ability to maintain safety and soundness while maximizing profitability. Management believes that AmSouth’s primary risk exposures are interest rate risk and liquidity, credit, operational, reputation, legal and regulatory risks. Interest rate risk is the risk to net interest income due to the impact of movements in interest rates. Liquidity risk relates to AmSouth’s ability to fund present and future obligations. Credit risk represents the possibility that borrowers may not be able to repay loans. Operational risk is the risk of loss resulting from inadequate or failed internal processes, people or systems, or from external events. Reputation risk is the risk of negative publicity that causes a decline in AmSouth’s customer base or investor confidence. Legal and regulatory risks represent the risk of legal proceedings against AmSouth or the risks associated with regulatory and government reviews or investigations that arise in the course of AmSouth’s business.

Ultimate responsibility for ensuring that an enterprise-wide risk management program is in place belongs to AmSouth’s Board of Directors. The Board’s oversight role includes establishing a capable senior management team, setting the bank’s risk appetite and policies, and ensuring that Management follows the policies set by the Board. In 2005, the Board created a Risk Committee to oversee the risk management process and focus on the Company’s major risks, including emerging risks. The Risk Committee receives information on each of AmSouth’s key risks from the Company’s risk management group and others.

The Chief Risk Officer, who reports to the Chief Executive Officer, is responsible for the Risk Management function, which assesses how AmSouth’s business units are identifying, managing and mitigating their risks. Risk Management performs independent risk assessments and determines both the quantity of inherent risk and the quality of risk management. These risk assessments are communicated to Management and to the Risk Committee of the Board.

AmSouth Bancorporation and Subsidiaries

MANAGEMENT’S DISCUSSION AND ANALYSIS

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

Some of the more significant processes used to manage and control interest rate, liquidity and credit risks are described in the remainder of Management’s Discussion and Analysis.

INTEREST RATE RISK

AmSouth maintains a formal asset and liability management process to quantify, monitor and control interest rate risk and to assist Management in minimizing the impact of changes in the level and direction of interest rates on net interest income. This is accomplished through the development and implementation of lending, funding, pricing and hedging strategies designed to achieve net interest income performance goals, while minimizing the potential variation of net interest income under different interest rate scenarios.

Interest rate risk arises primarily as a result of AmSouth’s core business activities of extending loans and accepting deposits, and the associated balance sheet management required to closely match maturities and repricing frequencies of loans and investments to funding sources. AmSouth follows an extensive process to actively manage its exposure to interest rate risk. The principal objective of asset and liability management is to maximize net interest income while operating within acceptable limits established for interest rate risk and maintaining adequate levels of liquidity and capital.

The Risk Committee of the Board of Directors, based upon recommendations from Management, approves policies and risk limits for the management of interest rate risk and monitors compliance with these policies. No single measurement system satisfies all management objectives. A combination of techniques is used to manage interest rate risk including simulation analysis, asset and liability repricing schedules and economic value of equity. An Asset and Liability

Committee, consisting of key members of Management, and the Risk Committee of the Board of Directors regularly review the results of these interest rate risk analyses.

AmSouth regularly evaluates net interest income under various balance sheet and interest rate scenarios, using income simulation analysis as its principal risk management tool. Management evaluates “base” net interest income under what is believed to be the most likely twelve-month asset/ liability mix growth scenario and expected interest rate environment. This base case is then evaluated against various interest rate scenarios. Assumptions for asset prepayment levels, yield curves and asset and liability replacement rates are adjusted to be consistent with each interest rate scenario. “Worst-case” scenarios are also tested to better understand the full range of net interest income exposure.

Key assumptions in the model include the magnitude and timing of Federal Reserve rate changes and the associated impact on market rates; prepayment speeds on mortgage-related assets; cash flows and maturities of derivatives and other financial instruments held for purposes other than trading; changes in market conditions, loan volumes and pricing; deposit balances and rate sensitivities; customer preferences; and Management’s financial and capital plans. These assumptions are inherently uncertain, and as a result, the model cannot precisely estimate net interest income or precisely predict the impact of higher or lower interest rates on net interest income. Actual results will differ from simulated results due to timing, magnitude and frequency of interest rate changes and changes in market conditions, customer behavior and Management’s strategies, among other factors.

Currently, AmSouth is essentially neutral in terms of interest rate sensitivity, meaning that parallel shifts in the yield curve do not have a significant impact on net interest income over a twelve-month forecast horizon compared to the base case. Table 13 illustrates the impact of a gradual 100 basis point increase or decrease in interest rates from the then-current rates on net interest income. This modeling assumes a simultaneous proportional shift in the yield curve. The changes shown indicate a level of interest rate risk that is well within AmSouth’s policy guidelines. Current policy states that net interest income should not fluctuate more than 2.5 percent in the event that interest rates gradually increase or decrease 100 basis points over a period of twelve months.

AmSouth Bancorporation and Subsidiaries

MANAGEMENT’S DISCUSSION AND ANALYSIS

TABLE 13 — INTEREST RATE SENSITIVITY
(Dollars in thousands)
Changes in Interest Rates	Increase (Decrease) in Net Interest Income
2005
+ 100 basis points	$4,400	0.27%
- 100 basis points	(15,000)	(0.94)

2004
+ 100 basis points	$4,600	0.31%
- 100 basis points	(11,400)	(0.77)

AmSouth uses derivatives as a cost-effective and capital-efficient way to mitigate interest rate risk associated with assets and liabilities on the balance sheet and anticipated transactions, such as future issuances of debt. The primary derivative instruments used by AmSouth to manage interest rate risk are interest rate swaps. An interest rate swap is an agreement between two parties to exchange one interest stream, such as floating rate, for another, such as fixed rate, based on a contractual amount, known as “notional amount.” AmSouth uses interest rate swaps to mitigate its exposure to interest rate risk on certain loans, deposits, borrowed funds and long-term debt. AmSouth also uses derivatives to mitigate interest rate risk related to mortgage loans to customers who have entered into interest rate locks prior to closing (the mortgage pipeline). The decision to use these instruments rather than securities, debt or other alternatives depends on many factors including the mix and cost of funding sources, liquidity, capital requirements and interest rate sensitivity implications. See Note 1 and Note 19 to the Consolidated Financial Statements for more information on derivatives.

Table 14 summarizes the activity, by notional amount, of derivative financial instruments utilized in the asset and liability management process at AmSouth during 2003, 2004 and 2005.

TABLE 14 — INTEREST RATE SWAP ACTIVITY
(In millions)	Receive Fixed Rate Swaps	Pay Fixed Rate Swaps	Total
Balance at January 1, 2003	$1,090	$-0-	$1,090
Additions	1,833	750	2,583
Maturities	(290)	-0-	(290)

Balance at December 31, 2003	2,633	750	3,383
Additions	-0-	1,500	1,500
Maturities	(300)	-0-	(300)
Terminations	-0-	(600)	(600)

Balance at December 31, 2004	2,333	1,650	3,983
Additions	-0-	650	650
Maturities	(150)	(300)	(450)
Terminations	-0-	(450)	(450)

Balance at December 31, 2005	$2,183	$1,550	$3,733

AmSouth Bancorporation and Subsidiaries

MANAGEMENT’S DISCUSSION AND ANALYSIS

Table 15 summarizes the expected maturities of AmSouth’s swap positions used in the asset and liability management process at December 31, 2005 and the weighted-average interest rates exchanged on swaps. Both the timing of the maturities and the variable interest payments and receipts vary as certain interest rates change. The maturities and interest rates exchanged are calculated assuming that interest rates remain unchanged from average December 2005 rates. The information presented could change as future interest rates increase or decrease.

TABLE 15 — MATURITIES AND INTEREST RATES EXCHANGED ON SWAPS
	Mature During						Total
(Dollars in millions)	2006	2007	2008	2009	2010	Thereafter
RECEIVE FIXED SWAPS:
Notional amount	$33	$-0-	$1,475	$175	$-0-	$500	$2,183
Receive fixed rate	2.79%	—	3.15%	6.22%	—	4.16%	3.62%
Pay LIBOR rate	4.49%	—	4.28%	4.29%	—	4.05%	4.23%

PAY FIXED SWAPS:
Notional amount	$50	$1,500	$-0-	$-0-	$-0-	$-0-	$1,550
Pay fixed rate	2.51%	3.60%	—	—	—	—	3.56%
Receive variable rate	4.25%	4.29%	—	—	—	—	4.29%

AmSouth manages the credit risk of these instruments in much the same way as it manages credit risk of the loan portfolios, by establishing credit limits for each counter-party and through collateral agreements for dealer transactions. For non-dealer transactions, the need for collateral is evaluated on an individual transaction basis and is primarily dependent on the financial strength of the counterparty. Credit risk is also reduced significantly by entering into legally enforceable master netting agreements. When there is more than one transaction with a counterparty and there is a legally enforceable master netting agreement in place, the exposure represents the net of the receivable and payable positions with that counterparty. The “Credit Risk Management Process and Loan Quality” section in Management’s Discussion and Analysis contains more information on the management of credit risk.

AmSouth is also subject to changing prepayment speeds on mortgage-related assets under different interest rate environments. Prepayment risk is a significant risk to earnings and specifically to net interest income (see discussion in section entitled “Net Interest Income” in Management’s Discussion and Analysis).

For example, mortgage loans and other financial assets may be prepaid by a debtor, so that the debtor may refinance its obligations at lower rates. As loans and other financial assets prepay in a falling rate environment, AmSouth must reinvest these funds in lower yielding assets. Prepayments of assets carrying higher rates reduce AmSouth’s interest income and overall asset yields. Conversely, in a rising rate environment, these assets will prepay at a slower rate resulting in opportunity cost by not having the cash flow to reinvest at higher rates. AmSouth’s greatest exposure to prepayment risks primarily rests in the Company’s investment portfolio and mortgage loan portfolio.

Tools to hedge prepayment risk are limited and generally involve complex derivatives that AmSouth has chosen not to utilize. AmSouth does, however, actively monitor prepayment exposure as part of the Company’s overall net interest income forecasting and interest rate risk management. Prepayment speeds were lower in 2005, with cash flows from mortgage-related assets returning to more normal levels following the rapid prepayment speeds in 2004 and 2003.

AmSouth Bancorporation and Subsidiaries

MANAGEMENT’S DISCUSSION AND ANALYSIS

LIQUIDITY AND OFF-BALANCE SHEET ARRANGEMENTS

AmSouth’s goal in liquidity management is to satisfy the cash flow requirements of depositors and borrowers, while at the same time meeting its cash flow needs. This is accomplished through the active management of both the asset and liability sides of the balance sheet. The liquidity position of AmSouth is monitored on a daily basis by AmSouth’s Treasury Division. In addition, the Asset and Liability Committee, which consists of members of AmSouth’s Senior Management team, reviews liquidity on a regular basis and approves any changes in strategy that are necessary as a result of asset/liability composition or anticipated cash flow changes. Management also compares AmSouth’s liquidity position to established corporate liquidity policies on a monthly basis. At December 31, 2005, AmSouth was within all of the Company’s established liquidity policies.

AmSouth has various financial obligations that require future cash payments. The amount and timing of payments required under debt obligations, noncancelable operating leases and time deposit obligations are outlined in Table 16. AmSouth also has off-balance sheet commercial commitments to customers that may impact liquidity. These include commitments to extend credit, standby letters of credit and commercial letters of credit. Since many of these commitments expire without being drawn upon, the total amount of commercial commitments does not necessarily represent the future cash flow requirements of AmSouth. Table 16 summarizes AmSouth’s commercial commitments at December 31, 2005, and the timing of the expiration of these commitments.

Maintaining adequate credit ratings on AmSouth’s debt issues is an important factor for liquidity, because credit ratings affect the ability of AmSouth to attract funds from various sources on a cost-effective basis. Table 17 summarizes AmSouth’s credit ratings at December 31, 2005.

For AmSouth Bank, the primary sources of liquidity on the asset side of the balance sheet are maturities and cash flows from both loans and investments as well as the ability to securitize, pledge or sell certain loans and investments. Liquidity on the liability side is generated primarily through growth in deposits and the ability to obtain economical wholesale funding in national and regional markets through a variety of sources. AmSouth’s most commonly used sources of wholesale funding are (1) federal funds (i.e., the excess reserves of other financial institutions); (2) repurchase agreements, whereby U.S. Government and government-sponsored agency securities are pledged as collateral for short-term borrowings; and (3) pledges of acceptable assets as collateral for public deposits and certain tax collection monies.

In addition to these sources, AmSouth can access other wholesale funding sources, such as foreign deposits and certificates of deposit. AmSouth Bank also has the ability to borrow from the FHLB, the products of which are competitively priced and are a reliable source of funds. While some FHLB advances are callable, they are convertible by AmSouth if called. The convertible feature provides that after a specified date in the future, the advances will remain at a fixed rate, or AmSouth will have the option to pay off the advance or convert from a fixed-rate to a variable-rate based on LIBOR. There is no adverse impact on liquidity if the advances, at AmSouth’s choice, remain outstanding. It is more likely that these advances would be called and therefore converted to a variable rate in a higher interest rate environment. Also, AmSouth Bank maintains a bank note issuance program with a borrowing capacity of $3.0 billion; $0.7 billion was outstanding under the note issuance program at December 31, 2005.

As an additional source of liquidity, AmSouth periodically sells commercial loans to qualifying special purpose entities known as conduits in securitization transactions. The conduits are financed by the issuance of securities to asset-backed commercial paper issuers. The transactions are accounted for as sales and allow AmSouth to utilize its asset capacity and capital for higher yielding interest-earning assets, while continuing to manage customer relationships. At December 31, 2005, the outstanding balance of commercial loans sold to conduits was $478.0 million. While no longer utilized as a source of funding, AmSouth, in prior years, also sold residential mortgage loans to third-party conduits. The remaining outstanding balance at December 31, 2005 associated with these transactions was $452.0 million.

While the conduit transactions have been a source of funding, these off-balance sheet arrangements have the potential to require AmSouth to provide funding to the conduits in the event of a liquidity shortage. AmSouth provides credit enhancements to these securitizations by providing standby letters of credit, which create exposure to credit risk to the extent of the letters of credit. At December 31, 2005, AmSouth had $72.6 million of letters of credit supporting the conduit sales. This credit risk is reviewed quarterly and an immaterial reserve for loss exposure is maintained in other liabilities on the balance sheet.

AmSouth Bancorporation and Subsidiaries

MANAGEMENT’S DISCUSSION AND ANALYSIS

AmSouth also provides liquidity lines of credit to support the issuance of commercial paper under 364-day commitments. These liquidity lines can be drawn upon in the unlikely event of a commercial paper market disruption or other factors, such as credit rating downgrades of one of the asset-backed commercial paper issuers or AmSouth (as the provider of the credit support), which could prevent the asset-backed commercial paper issuers from being able to issue commercial paper. At December 31, 2005, AmSouth had liquidity lines of credit supporting these transactions of $930 million. To date, there have been no drawdowns of the liquidity lines; however, AmSouth includes this liquidity risk in its monthly liquidity risk analysis to ensure that sufficient sources of liquidity are available to meet demand.

The main source of funding for the parent company to meet liquidity requirements is provided through regular dividends from its subsidiary, AmSouth Bank. In 2005, AmSouth Bank paid the parent company a total of $450.0 million in dividends. During 2006, AmSouth Bank can pay dividends to the parent company of up to $479.4 million, plus 2006 net income, without prior regulatory approval.

TABLE 16 — CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS
	Payments Due By Period
(In thousands)	Less than 1 year	1-3 years	4-5 years	After 5 years	Total
Borrowings(1)	$5,365,863	$1,690,745	$1,427,739	$2,424,599	$10,908,946
Time deposits(2)	7,367,011	1,524,982	1,002,668	34,111	9,928,772
Foreign deposits	1,373,557	-0-	-0-	-0-	1,373,557
Operating leases	39,826	72,248	60,965	196,412	369,451
Purchase obligations(3)	13,723	14,828	8,000	-0-	36,551

Total contractual cash obligations	$14,159,980	$3,302,803	$2,499,372	$2,655,122	$22,617,277

	Amount of Commitment Expiration Per Period
(In thousands)	Less than 1 year	1-3 years	4-5 years	After 5 years	Total
Commitments to extend credit(4)	$11,242,993	$4,446,049	$1,683,774	$130,269	$17,503,085
Standby letters of credit	1,761,915	1,098,903	287,197	61,129	3,209,144
Commercial letters of credit	48,597	-0-	294	-0-	48,891
Commitments to fund affordable housing	38,691	3,066	-0-	-0-	41,757

Total commercial commitments	$13,092,196	$5,548,018	$1,971,265	$191,398	$20,802,877

Notes:

(1)      All maturities are based on contractual maturities. Excludes $8.4 million of FAS 133 valuation adjustments.

(2)      Excludes $287,000 of FAS 133 valuation adjustments.

(3)      Purchase obligations represent obligations under agreements to purchase goods or services that are enforceable and legally binding on AmSouth and that specify all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction. The majority of AmSouth’s purchase obligations are comprised of commitments related to construction in process and maintenance agreements. The amount includes contracts greater than $1,000,000.

(4)      Excludes $3.5 billion of loan commitments under equity lines and $804.0 million under revolving lines of credit, which do not have scheduled expiration dates.

AmSouth Bancorporation and Subsidiaries

MANAGEMENT’S DISCUSSION AND ANALYSIS

TABLE 17 — CREDIT RATINGS
	Moody’s	Standard & Poor’s	Fitch
AMSOUTH BANCORPORATION
6.125% Subordinated Notes Due 2009	A3	BBB+	BBB+
6.75% Subordinated Debentures Due 2025	A3	BBB+	BBB+
7.25% Senior Notes Due 2006	A2	A-	A-
Commercial paper	P-1	A-2	F1

AMSOUTH BANK
4.85% Subordinated Notes Due 2013	A2	A-	BBB+
5.20% Subordinated Notes Due 2015	A2	A-	BBB+
6.45% Subordinated Notes Due 2018	A2	A-	BBB+
Short-term counterparty	P-1	A-1	F1
Long-term counterparty	A1	A	A
Financial strength rating	B-	—	—

Table reflects ratings as of December 31, 2005.

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

Commercial and industrial loans are categorized by the type of collateral. Commercial loans secured by real estate are typically owner-occupied properties where the borrower is a primary tenant, such as factory or warehouse loans. Commercial real estate mortgages and real estate construction loans are generally nonowner-occupied properties where the primary source of repayment is anticipated to come from the proceeds from the sale of or rental income generated by the property, which generally has inherently more risk than owner-occupied lending.

Each commercial and commercial real estate loan recorded at AmSouth is assigned a risk rating on a 13-point numerical scale by a loan officer using established credit policy guidelines. Consumer loan portfolios are assigned risk grades based on a six-point scale that considers the type of loan and its credit score. All risk ratings are subject to review by an independent Credit Review Department. In addition, regular reports are made to Senior Management, the Board of Directors and the Risk Committee of the Board regarding the credit quality of the loan portfolio as well as trends in the portfolio.

The credit function includes designated credit officers, some of whom are industry specialists and all of whom are organizationally independent of the production areas. Credit officers oversee the loan approval process, ensure adherence to credit policies and monitor efforts to reduce nonperforming and classified assets. Additionally, a centralized Special Assets Department handles resolution and disposition of certain problem loans. Risk in the consumer loan portfolio is further managed through the utilization of both standard and customized credit scoring and in-depth analysis of portfolio components. In addition, the consumer collection function is centralized and automated to ensure timely collection of accounts and efficient management of the

AmSouth Bancorporation and Subsidiaries

MANAGEMENT’S DISCUSSION AND ANALYSIS

risk associated with delinquent accounts. The collection process related to residential mortgage loans is provided by a third-party vendor. A portfolio risk management unit within the credit function uses quantitative tools that enhance the risk assessment process and help manage the risk of loss in the different portfolios as well as the volatility of that risk under different economic scenarios.

Finally, AmSouth’s independent Credit Review Department performs ongoing independent reviews of the risk management process, adequacy of loan documentation, appropriateness of the risk ratings and the level of allowance for loan and lease losses. The results of its examinations are reported quarterly to the Risk Committee of the Board of Directors.

Nonperforming Assets — Management closely monitors loans and other assets that are classified as nonperforming assets. Nonperforming assets include nonaccrual loans (i.e., loans that are still reflected in the loan portfolio but for which no interest income is being accrued; interest income on these loans is recorded on a cash basis), restructured loans, foreclosed properties and repossessions. Commercial loans are generally placed on nonaccrual status if full collection of principal and interest becomes unlikely (even if all payments are current), or if the loan is delinquent in principal or interest payments for 90 days or more, unless the loan is well-secured and in the process of collection. Current policy requires that consumer loans which are not well-secured will be written down to estimated fair value no later than the 180th day of delinquency. Residential mortgage loans are placed on nonaccrual status after a write-down has occurred. All other consumer loans are charged-off in a timely fashion according to regulatory guidelines and, therefore, do not need to be placed on nonaccrual status based solely on number of days past due. The Special Assets Department manages the collection of nonperforming commercial loans and all foreclosed properties. The Consumer Collections Department manages the collection of nonperforming consumer loans.

AmSouth operates in a geographic region of the United States that is susceptible to natural disasters such as hurricanes, which have been intensely active in 2005 and 2004. Due to the considerable damage that can result from a hurricane, the Company, in its normal course of business, will generally grant 60-day payment deferrals to customers in affected areas. If further relief is required, AmSouth handles this on a case-by-case basis based on the merits of the situation. The timing and extent of disruption related to the hurricanes in 2004 was such that past due or nonperforming loans as of year-end were not materially affected. However, Hurricane Katrina in August 2005 was particularly devastating and posed unique circumstances specifically related to the flooding in the New Orleans area. Significantly more hurricane-related payment deferrals were granted in 2005 compared to 2004, predominantly in consumer loans.

Specific to Hurricane Katrina, AmSouth granted automatic payment deferrals to residential mortgage customers in the affected areas through December 31, 2005. Had these deferrals not been granted, an additional $55 million of loans in this category would have been past due 90 days or more at December 31, 2005. Due to the sheer volume of loans affected, the Company is taking considerable effort to contact customers and work through revised payment terms, which may include further payment extensions. AmSouth expects to have more extensive knowledge of the credit quality of these loans toward the end of the first quarter of 2006. As discussed further in the “Allowance for Loan and Lease Losses” section of this report, AmSouth continues to believe that the $15.0 million reserved for estimated losses associated with Hurricane Katrina is adequate.

The graph entitled Asset Quality Trends and Table 18 provide trend information and detailed components of non-performing assets for each of the last five years. For all periods presented in Table 18, AmSouth did not have any nonperforming assets considered to be restructured loans. Table 19 represents nonperforming loans as a percentage of ending loans and net charge-offs as a percentage of average net loans by category for December 31, 2005 and 2004.

As outlined in Table 19, the ratio of nonperforming loans to total loans in 2005 was relatively stable at 0.29 percent compared to 0.27 percent in 2004. The low overall level reflects the continuation of favorable economic conditions in 2005 and efforts by AmSouth in recent years to strengthen credit quality. Within nonperforming loans, significant changes include a $25.3 million increase in nonperforming commercial

AmSouth Bancorporation and Subsidiaries

MANAGEMENT’S DISCUSSION AND ANALYSIS

leases and a $13.1 million decrease in nonperforming residential first mortgages. The increase in nonperforming leases is attributable to AmSouth’s exposure to two commercial airline carriers experiencing well-publicized financial difficulties. The residential first mortgage decrease resulted from a policy change with respect to these loans. As described above, the current process of writing-down to estimated value advances the loss recognition and reduces the balance placed on nonaccrual status. This policy change took place during 2005, and therefore the level of nonaccrual residential first mortgages is lower in 2005 when compared to 2004.

At December 31, 2005 and 2004, AmSouth had approximately $18.7 million and $28.9 million, respectively, of potential problem commercial loans which were not included in the nonaccrual loans or in the accruing loans 90 days past due categories at year-end, but for which Management had concerns as to the ability of such borrowers to comply with their present loan repayment terms. Of the $28.9 million in 2004, only $4.6 million remained categorized as potential problem loans at December 31, 2005. The remaining 2004 balance either migrated to nonperforming status or was no longer considered a potential problem loan.

TABLE 18 — NONPERFORMING ASSETS
(Dollars in thousands)	2005	2004	2003	2002	2001
Nonaccrual loans	$102,981	$88,488	$110,153	$158,829	$159,274
Foreclosed properties	17,667	19,609	32,616	33,828	27,443
Repossessions	2,274	2,498	4,986	4,346	4,365

Total nonperforming assets*	$122,922	$110,595	$147,755	$197,003	$191,082

Nonperforming assets* to loans net of unearned income, foreclosed properties and repossessions	0.34%	0.34%	0.50%	0.72%	0.76%
Accruing loans 90 days past due	$54,005	$51,117	$67,460	$91,045	$116,576

*	Exclusive of accruing loans 90 days past due

AmSouth Bancorporation and Subsidiaries

MANAGEMENT’S DISCUSSION AND ANALYSIS

TABLE 19 — NONPERFORMING LOANS AND NET CHARGE-OFFS/(RECOVERIES)
	Nonperforming Loans*				Net Charge-Offs/(Recoveries)
(Dollars in thousands)	December 31, 2005	% of Ending Loans** per Category	December 31, 2004	% of Ending Loans** per Category	December 31, 2005	% of Average Loans** per Category	December 31, 2004	% of Average Loans** per Category
COMMERCIAL:
Commercial and industrial	$39,542	0.64%	$37,581	0.65%	$48,973	0.82%	$32,972	0.60%
Commercial loans secured by real estate	17,838	0.63	18,617	0.83	1,498	0.06	1,221	0.06
Commercial leases	27,374	1.15	2,048	0.09	1,027	0.05	1,518	0.08

Total commercial	84,754	0.74	58,246	0.57	51,498	0.49	35,711	0.37

COMMERCIAL REAL ESTATE:
Commercial real estate mortgages	4,498	0.15	3,074	0.11	699	0.02	(267)	(0.01)
Real estate construction	2,946	0.07	1,286	0.04	1,339	0.04	1,792	0.07

Total commercial real estate	7,444	0.10	4,360	0.07	2,038	0.03	1,525	0.03

CONSUMER:
Residential first mortgages	8,817	0.15	21,899	0.43	2,609	0.05	2,884	0.07
Equity loans and lines	1,965	0.03	3,946	0.05	13,352	0.18	23,784	0.32
Dealer indirect	1	—	13	—	9,328	0.30	20,306	0.57
Revolving credit	-0-	—	-0-	—	366	1.52	18,493	3.99
Other consumer	-0-	—	24	—	12,113	2.55	13,739	2.28

Total consumer	10,783	0.06	25,882	0.15	37,768	0.22	79,206	0.49

	$102,981	0.29%	$88,488	0.27%	$91,304	0.27%	$116,442	0.37%

*	Exclusive of accruing loans 90 days past due
**	Net of unearned income

AmSouth Bancorporation and Subsidiaries

MANAGEMENT’S DISCUSSION AND ANALYSIS

Allowance for Loan and Lease Losses — A detailed schedule of the allowance for loan and lease losses (the allowance) is included in Table 20. The allowance as a percent of total loans decreased from 1.12 percent at December 31, 2004 to 1.02 percent at December 31, 2005. This reduction reflects improved general economic conditions, lower inherent loss content in the portfolio driven by stricter underwriting standards on the consumer portfolios implemented several years ago, and a shift in the mix of the portfolio to products/customers with lower charge-off characteristics. The improvement in credit quality is reflected in the net charge-off ratio, which decreased from 0.37 percent in 2004 to 0.27 percent in 2005. The portfolio shift is the result of continued growth in consumer loans secured by residential first mortgages, which increased to 17 percent from 15 percent of total loans at December 31, 2005 and 2004, respectively. These loans historically have lower net charge-offs and, accordingly, require lower levels of allowance compared to other loan types.

The allowance is determined based on components in accordance with Statement of Financial Accounting Standards No. 114, “Accounting by Creditors for Impairment of a Loan” (Statement 114) for individually impaired loans and Statement of Financial Accounting Standards No. 5, “Accounting for Contingencies” (Statement 5) for pools of loans and for individual or pools of leases. The allowance is established by a provision charged to earnings based on estimated inherent losses. Loan losses are charged against the allowance when uncollectibility of all or part of the loan balance is confirmed. Any subsequent recovery is credited to the allowance.

The allowance is maintained at a level considered to be adequate to absorb estimated credit losses for specifically identified loans, as well as estimated credit losses inherent in the remainder of the loan portfolio at the balance sheet date. Actual losses can vary from Management’s estimates. A formal review of the allowance is prepared quarterly to assess the risk in the portfolio and determine the adequacy of the allowance. The allowance contains a specific component for impaired commercial and commercial real estate loans and a general component for loan pools.

The specific component of the allowance includes the calculations for individual impaired loans as required under Statement 114. In this process, specific allowances are established for all nonaccruing commercial loans greater than $2.5 million based on a thorough analysis of the most probable sources of repayment, including discounted cash flow analysis, liquidation of collateral or the market value of the loan itself. As of December 31, 2005 and 2004, the specific allowance related to Statement 114 prescribed calculations totaled $2.9 million and $5.4 million, respectively.

The general component of the allowance for loan pools is determined under Statement 5 by applying loan loss factors to groups of loans within the portfolio that have similar characteristics. As of December 31, 2005 and 2004, the general allowance totaled $363.8 million and $361.4 million, respectively. The general allowance includes factors based on historical loss rates and trends in quarterly annualized charge-off rates, which are adjusted for current information on the credit performance of each pool of loans. Homogenous consumer pools include residential first mortgages, home equity lines and loans, indirect automobile loans, direct consumer loans and revolving credit. Commercial and commercial real estate loans not reviewed for specific allowances are included in the general allowance analysis. Every commercial and commercial real estate loan is assigned an allocation percentage which, when multiplied by the dollar value of loans in that risk category, results in the amount of general allowance allocated to these loans. Each of the allowance factors are reviewed quarterly. In 2005, an allowance pool of $15.0 million was established for consumer and commercial exposures in the geographic areas affected by Hurricane Katrina. Additionally, a significant allocation was made for commercial lease exposure to the two commercial airline carriers previously mentioned.

AmSouth Bancorporation and Subsidiaries

MANAGEMENT’S DISCUSSION AND ANALYSIS

The general allowance analysis also includes an estimate for inherent losses related to specific economic stresses, variability in economic conditions and geopolitical risks, and the overall imprecision in the allowance estimation process. For example, certain economic risks will negatively affect financial performance, although the recent nature of the risk would not be expected to be reflected in the financial statements that borrowers have made available to the Company. Included in the risks that, in Management’s judgment, increased inherent losses at year-end 2005 were higher energy prices and emerging risks related to Hurricane Katrina, including economic disruption in the region that potentially adversely impacted some borrowers. The Company expects that the previously mentioned amount specific to credit losses related to Hurricane Katrina will be adequate.

The review of the impact of general economic conditions and other risk factors on the losses inherent in the portfolio is based on the effect of marketplace conditions and/or events that could affect loan repayment. This element inherently involves a higher degree of uncertainty, as it requires Management to estimate the impact that economic trends or other unique market and/or portfolio issues may have on estimated losses. For example, in assessing economic risks in the marketplace, Management might consider local unemployment trends, population shifts within the region, real estate absorption rates and expansion or contraction plans for major employers. Consideration of other risk factors typically includes such issues as recent loss experience in specific portfolio segments, trends in loan quality, changes in account acquisition strategy or market focus, concentrations of credit, and credit review reports together with any administrative risk factors. The Chief Credit Officer reviews these conditions quarterly with Executive Management. To the extent that any of these conditions is evidenced by a specifically identifiable problem credit or portfolio segment as of the evaluation date, Management’s estimate of the effect of such condition may be reflected as a specific allowance applicable to such credit or portfolio segment. Where any of these conditions is not evidenced by a specifically identifiable problem credit or portfolio segment as of the evaluation date, Management’s evaluation of the inherent loss related to such condition is reflected in the general allowance.

Concentrations of credit may affect inherent losses in the loan portfolio and the level of the allowance. Concentrations typically involve large exposures to a single borrower or affiliated group of borrowers, an aggregate of exposures to borrowers in the same industry or supported by the same type of collateral, or concentrations by geographic area. AmSouth’s credit portfolio is generally well-diversified between commercial and consumer loans and across industries within the commercial loan category.

In the commercial portfolio, house limits have been established to control concentrations to single borrowers. Exposures greater than $25 million are actively monitored by Senior Management to ensure they present minimal credit risk to the Company. Total commercial loans are diversified by industry with no concentration greater than 5 percent of the total loan portfolio. The largest concentrations are in the healthcare sector at 3.6 percent of the total loan portfolio, the transportation sector at 2.9 percent, the retail sector at 2.8 percent and the education and government sectors representing 2.7 percent. The vast majority of the healthcare exposure is to hospitals and physician practices. The majority of balances in the education and government and transportation sectors represent commercial leases to AA and better investment grade entities. The commercial real estate component of the portfolio remains diversified by property type and geography and makes up 20 percent of the total portfolio at December 31, 2005, compared to 18 percent at December 31, 2004.

AmSouth’s Credit Administration Department prepares a comprehensive analysis of the allowance on a quarterly basis. The review is presented to and approved by Senior Management and subsequently reviewed and approved by the Risk Committee of the Board of Directors.

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

AmSouth Bancorporation and Subsidiaries

MANAGEMENT’S DISCUSSION AND ANALYSIS

TABLE 20 — ALLOWANCE FOR LOAN AND LEASE LOSSES

(Dollars in thousands)	2005	2004	2003	2002	2001
Balance at January 1	$366,774	$384,124	$381,579	$363,607	$380,434

LOANS CHARGED-OFF:
Commercial and industrial	(53,953)	(44,848)	(57,017)	(66,406)	(100,133)
Commercial loans secured by real estate	(1,840)	(1,607)	(1,726)	(1,137)	(6,668)
Commercial leases	(1,027)	(2,260)	(2,311)	(11,315)	(4,475)

Total commercial	(56,820)	(48,715)	(61,054)	(78,858)	(111,276)
Commercial real estate mortgages	(760)	(679)	(2,823)	(883)	(1,323)
Commercial real estate construction	(1,725)	(1,961)	(1,287)	(3,105)	(832)

Total commercial real estate	(2,485)	(2,640)	(4,110)	(3,988)	(2,155)
Residential first mortgages	(2,675)	(3,072)	(2,518)	(2,989)	(2,341)
Equity loans and lines	(17,065)	(27,839)	(39,717)	(31,918)	(18,157)
Dealer indirect	(25,256)	(40,462)	(63,259)	(72,578)	(68,210)
Revolving credit	(3,023)	(21,517)	(26,205)	(26,093)	(24,727)
Other consumer	(20,765)	(22,445)	(23,195)	(21,501)	(23,020)

Total charge-offs	(128,089)	(166,690)	(220,058)	(237,925)	(249,886)

RECOVERIES OF LOANS PREVIOUSLY CHARGED-OFF:
Commercial and industrial	4,980	11,876	10,283	6,202	5,094
Commercial loans secured by real estate	342	386	388	679	1,800
Commercial leases	-0-	742	493	-0-	-0-

Total commercial	5,322	13,004	11,164	6,881	6,894
Commercial real estate mortgages	61	946	370	206	311
Commercial real estate construction	386	169	54	97	508

Total commercial real estate	447	1,115	424	303	819
Residential first mortgages	66	188	43	333	273
Equity loans and lines	3,713	4,055	2,792	2,360	2,046
Dealer indirect	15,928	20,156	22,417	22,377	23,891
Revolving credit	2,657	3,024	2,863	2,537	3,383
Other consumer	8,652	8,706	9,200	7,556	8,653

Total recoveries	36,785	50,248	48,903	42,347	45,959

Net charge-offs	(91,304)	(116,442)	(171,155)	(195,578)	(203,927)

Addition to allowance charged to expense	93,950	127,750	173,700	213,550	187,100
Reduction of allowance related to sold loans	(2,725)	(28,658)	-0-	-0-	-0-

Balance at December 31	$366,695	$366,774	$384,124	$381,579	$363,607

Loans net of unearned income, outstanding at end of period	$35,897,939	$32,801,337	$29,339,364	$27,350,918	$25,124,493
Average loans net of unearned income, outstanding for the period	$33,836,996	$31,241,987	$28,511,159	$25,921,769	$24,763,798
RATIOS:
Allowance at end of period to loans net of unearned income	1.02%	1.12%	1.31%	1.40%	1.45%
Allowance at end of period to nonperforming loans*	356.08	414.49	348.72	240.25	228.29
Net charge-offs to average loans net of unearned income	0.27	0.37	0.60	0.75	0.82
Allowance as a percentage of net charge-offs	401.62	314.98	224.43	195.10	178.30

*	Exclusive of accruing loans 90 days past due

AmSouth Bancorporation and Subsidiaries

MANAGEMENT’S DISCUSSION AND ANALYSIS

Loan Loss Allowance Allocation — The allowance allocated to commercial loans increased by 4.9 percent in 2005, primarily due to exposure to two commercial airlines experiencing financial difficulties. The allowance allocated to commercial real estate loans decreased slightly, reflecting a shift in mix within the portfolio.

In the consumer loan portfolio, the allowance allocated to residential mortgages increased, reflecting the impact of Hurricane Katrina. The allocated allowance for home equity loans and lines decreased, primarily due to lower allocation rates resulting from improved credit performance. The allocation rate on dealer indirect loans also was reduced in 2005 due to improving credit performance.

TABLE 21 — ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

	December 31, 2005		December 31, 2004
(Dollars in thousands)	Allowance Allocation	Percentage of Loans in Each Category to Total Loans	Allowance Allocation	Percentage of Loans in Each Category to Total Loans
COMMERCIAL:
Commercial and industrial	$109,236	17.2%	$119,979	17.5%
Commercial loans secured by real estate	24,968	7.5	23,009	6.9
Commercial leasing	36,147	6.6	19,377	6.6

Total commercial	170,351	31.3	162,365	31.0

COMMERCIAL REAL ESTATE:
Commercial real estate mortgages	32,285	8.9	40,113	8.7
Commercial real estate construction	53,787	11.4	49,295	9.2

Total commercial real estate	86,072	20.3	89,408	17.9

CONSUMER:
Residential first mortgages	16,833	16.7	10,843	15.5
Equity loans and lines	42,168	21.9	43,950	23.6
Dealer indirect	36,912	8.5	43,919	10.1
Revolving credit	1,538	0.1	3,323	0.1
Other consumer	12,821	1.2	12,966	1.8

Total consumer	110,272	48.4	115,001	51.1

	$366,695	100.0%	$366,774	100.0%

AmSouth Bancorporation and Subsidiaries

MANAGEMENT’S DISCUSSION AND ANALYSIS

In prior years, there was an unallocated component within the general allowance that included an estimate for inherent losses related to specific economic stresses, variability in economic conditions and geopolitical risks, and the overall imprecision in the allowance estimation process. The unallocated component has been allocated to the various loan categories in 2005 and for all prior periods presented.

The portion associated with specific economic stresses and conditions has been allocated to the appropriate loan categories pertaining to those affected industries. The remaining portion has been allocated to the various loan categories on a pro rata basis.

	December 31, 2003		December 31, 2002		December 31, 2001
(Dollars in thousands)	Allowance Allocation	Percentage of Loans in Each Category to Total Loans	Allowance Allocation	Percentage of Loans in Each Category to Total Loans	Allowance Allocation	Percentage of Loans in Each Category to Total Loans
COMMERCIAL:
Commercial and industrial	$109,866	17.9%	$124,591	18.8%	$133,695	21.0%
Commercial loans secured by real estate	34,298	6.9	29,791	6.3	29,688	6.7
Commercial leasing	19,627	6.7	15,631	6.5	14,639	6.4

Total commercial	163,791	31.5	170,013	31.6	178,022	34.1

COMMERCIAL REAL ESTATE:
Commercial real estate mortgages	28,233	8.1	28,820	8.4	26,612	8.5
Commercial real estate construction	41,028	7.9	37,717	7.7	40,644	9.4

Total commercial real estate	69,261	16.0	66,537	16.1	67,256	17.9

CONSUMER:
Residential first mortgages	4,018	12.4	3,066	10.2	1,812	6.6
Equity loans and lines	48,220	23.9	34,252	23.3	22,017	21.5
Dealer indirect	53,707	12.3	59,363	13.6	49,686	13.5
Revolving credit	34,558	1.9	31,730	2.0	28,335	2.1
Other consumer	10,569	2.0	16,618	3.2	16,479	4.3

Total consumer	151,072	52.5	145,029	52.3	118,329	48.0

	$384,124	100.0%	$381,579	100.0%	$363,607	100.0%

AmSouth Bancorporation and Subsidiaries

MANAGEMENT’S DISCUSSION AND ANALYSIS

FINANCIAL DISCLOSURE AND INTERNAL CONTROLS

AmSouth has always maintained internal controls over financial reporting, including those controls relating to the preparation of the Consolidated Financial Statements in conformity with accounting principles generally accepted in the United States. As a bank holding company, AmSouth is subject to the internal control reporting and attestation requirements of the Federal Deposit Insurance Corporation Improvement Act and, therefore, is very familiar with the process of maintaining and evaluating internal controls over financial reporting. AmSouth’s process starts with understanding the risks facing each of the Company’s functions and areas; how those risks are controlled or mitigated; and how Management monitors those controls to ensure that they are in place and effective. These risks, control procedures and monitoring tools are documented in a standard format. This format not only documents the internal control structures over all significant accounts, but also places responsibility on Management for establishing feedback mechanisms to ensure that controls are effective. These monitoring procedures also form part of Management’s testing of internal controls.

At least annually, each area updates this internal control documentation. If changes are necessary, updates are made more frequently. Senior Management of the areas then prepares a standardized form documenting their review. For each area of responsibility, the forms outline the key risks and controls, any items of particular concern (such as data processing conversions, changes in legal or regulatory requirements, personnel changes, etc.), and an assessment of the inherent risk, control strength and net exposure, as well as whether that net exposure is decreasing, stable or increasing. The form also documents their final conclusion as to the adequacy of their internal controls.

The Company also has established processes to ensure appropriate disclosure controls and procedures are maintained. These controls and procedures as defined by the SEC are generally designed to ensure that financial and nonfinancial information required to be disclosed in reports filed with the SEC is reported within the time periods specified in the SEC’s rules and forms, and that such information is communicated to Management, including the Chief Executive

Officer (CEO) and Chief Financial Officer (CFO), as appropriate, to allow timely decisions regarding required disclosure.

AmSouth’s Disclosure Review Committee, which includes representatives from the legal, investor relations, risk management, accounting and audit departments, meets quarterly to review recent internal and external events to determine whether all appropriate disclosures have been made. In addition, the CEO and CFO meet quarterly with the SEC Filings Review Committee, which includes senior representatives from the treasury, accounting, legal, risk management, audit, credit administration and investor relations departments, as well as from the core business segments. The SEC Filings Review Committee reviews Form 10-K and Form 10-Q filings and evaluates the adequacy and accuracy of the disclosures. As part of the disclosure process, each of the Committee members meets with his or her senior staff and accounting representatives in the finance division to review internal controls over financial reporting, including the disclosure process. Accounting representatives in the finance division also conduct further review with independent auditors and counsel, as appropriate. Financial results and other financial information also are reviewed with the Audit Committee of the Board of Directors on a quarterly basis.

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

AmSouth’s common stock is listed on the New York Stock Exchange (NYSE) and, therefore, AmSouth is required to comply with NYSE corporate governance listing standards. During 2005, AmSouth submitted to the NYSE the CEO Certification required under Section 303A of the NYSE corporate governance listing standards. In addition, the CEO and CFO Certifications that are required under section 302 of the Sarbanes-Oxley Act of 2002 are filed as Exhibits 31.1 and 31.2, respectively, to AmSouth’s annual report on Form 10-K for the year ended December 31, 2005.

AmSouth Bancorporation and Subsidiaries

MANAGEMENT’S DISCUSSION AND ANALYSIS

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

Consumer Banking delivers a full range of financial services to individuals and small businesses through the retail branch and ATM networks, Telephone Banking and the Internet. Services include loan and deposit products designed to meet the personal finance needs of consumers and the financial needs of small businesses and their owners. The increase in net income in the Consumer Banking segment in 2005 reflected the continued success of AmSouth’s strategic initiatives to grow the Consumer and Business Banking businesses. In 2005, the Consumer Banking segment produced net income totaling $477.6 million compared to $459.2 million in 2004. The increase over 2004 was the result of higher noninterest revenue, lower funding costs and a decrease in the provision for loan and lease losses and noninterest expenses. The increase in non-interest revenue was a result of growth in revenues from service charges on deposits and interchange income. The decrease in the provision for loan and lease losses reflects AmSouth’s continued efforts in improving loan quality as evidenced by lower net charge-offs and also reflects the sale of the $550 million credit card portfolio in 2004.

Commercial Banking provides commercial and commercial real estate lending, leasing, international, capital markets,

and corporate cash management services to large and middle market commercial customers. In 2005, Commercial Banking contributed $222.4 million of net income versus $226.1 million in 2004. The lower level of income in 2005 was primarily associated with a higher level of provision for loan and lease losses, reflecting an $18 million charge-off of a single credit, and noninterest expenses. Net interest income increased due to growth in loans and commercial deposits in 2005.

Wealth Management provides financial and estate planning, investment management services, trust services, annuity and mutual fund product distribution through the branches, discount brokerage services, and loans and other banking products to Private Client Services (PCS) customers. This area contributed net income of $107.3 million in 2005 compared to $94.0 million in 2004 through net interest income associated with growth in loans and deposits to PCS customers as well as fee-based income from other Wealth Management customers. Revenues and expenses associated with PCS customers’ loans and deposit balances for segment reporting purposes are included in the Wealth Management results because the Wealth Management group is principally responsible for maintaining relationships with these customers. However, revenues associated with these loans and deposits are also included in either Commercial or Consumer Banking’s results based on the loan or deposit type. These shared revenues and expenses are reversed within Treasury & Other to eliminate double counting.

Treasury & Other represents balance sheet management activities, corporate overhead, unallocated revenues such as bank owned life insurance, and other gains, losses or special charges that cannot be allocated to a particular segment. Treasury & Other does not represent a banking line of business, but encompasses all other activities supporting the business segments. This area reflected a net loss of $81.7 million in 2005 compared to a net loss of $155.8 million in 2004. The smaller loss as compared to 2004 was a result of lower noninterest expenses, due to FHLB debt restructuring costs of $129.6 million and $54.0 million of settlement agreements expenses, both in 2004. The decrease in noninterest revenues reflects the 2004 gain of $166.1 million on the sale of credit card loans, partially offset by the 2005 gain of $44.0 million on the sale of the mutual fund management unit.

AmSouth Bancorporation and Subsidiaries

MANAGEMENT’S DISCUSSION AND ANALYSIS

TABLE 22 — QUARTERLY RESULTS OF OPERATIONS

Selected quarterly results of operations for the four quarters are as follows:

	2005				2004
(In thousands, except per share data)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Interest income	$670,904	$626,514	$602,512	$581,174	$566,108	$550,273	$524,644	$524,636
Interest expense	278,754	251,781	223,869	201,426	186,896	174,367	163,234	165,139
Net interest income	392,150	374,733	378,643	379,748	379,212	375,906	361,410	359,497
Provision for loan and lease losses	20,850	34,800	17,700	20,600	44,250	28,800	26,600	28,100
Net gains on sales of available-for-sale securities	652	221	2,771	1,128	5,088	5,329	7,709	8,494
Income before income taxes	267,685	262,677	269,152	255,067	254,835	197,799	241,292	229,553
Net income	182,133	180,328	184,599	178,645	176,857	119,579	166,963	160,099
Earnings per common share	0.52	0.52	0.52	0.50	0.50	0.34	0.47	0.46
Diluted earnings per common share	0.52	0.51	0.52	0.50	0.49	0.33	0.47	0.45
Cash dividends declared per common share	0.26	0.25	0.25	0.25	0.25	0.24	0.24	0.24

Market price range:
High	27.35	28.29	27.12	26.23	27.00	26.67	25.69	26.15
Low	23.85	24.16	24.79	24.45	24.25	23.80	21.91	23.01

Note: Quarterly amounts may not add to year-to-date amounts due to rounding.

COMPARISON OF 2004 WITH 2003

Net income in 2004 was $623.5 million, or $1.74 per diluted share, a decrease from 2003 diluted earnings per share of $1.77. ROE was 18.6 percent for 2004 as compared to 20.1 percent for 2003, while ROA was 1.30 percent for 2004, down from the 2003 level of 1.47 percent. The efficiency ratio was 57.1 percent in 2004, up from the 2003 level of 52.1 percent.

Excluding the impact of the settlement agreements and related professional fees as previously described, 2004 net income was $675.9 million or $1.89 per diluted share, resulting in a return on equity of 20.2 percent and return on assets of 1.41 percent. The efficiency ratio was 55.0 percent on the same basis. (See GAAP to Non-GAAP Reconciliation in Table 1.)

Earnings in 2004 were driven primarily by higher noninterest revenues, which were $1.032 billion in 2004 versus $855.8 million in 2003, a 21 percent increase, and a decrease in the provision for loan and lease losses of $46.0 million. Offsetting to these increases were costs associated with the prepayment of FHLB debt. The largest contributors to the increase in noninterest revenues were service charges, trust income, and a gain on the sale of AmSouth’s credit card portfolio. These increases were offset to some extent by a decrease in mortgage income and significantly lower portfolio income.

The increase in service charge revenue was $40.7 million or 12 percent, driven primarily by increases in overdraft fees on consumer and small business accounts resulting from a higher volume of overdrafts. Corporate analysis fees, which are the second largest component of service charge income, were essentially unchanged as compared to 2003, resulting from lower overall transaction volume and higher earnings credit rates. Trust revenues were higher by $14.3 million or 14 percent compared to 2003, primarily due to improved sales, as well as fee increases. AmSouth realized a gain on the sale of its credit card portfolio in the amount of $166.1 million in 2004. The gain was the result of selling $550 million of credit card loans to MBNA Corporation. The decision to sell this portfolio was made because this product line had become dominated by larger financial institutions offering a wider array of credit card products and because AmSouth lacked sufficient scale to compete effectively.

AmSouth Bancorporation and Subsidiaries

MANAGEMENT’S DISCUSSION AND ANALYSIS

Mortgage income was $21.2 million in 2004 as compared to $51.2 million in 2003. This decrease was primarily associated with a decrease in fixed-rate mortgage originations in 2004. Historically, AmSouth had elected to sell a majority of its fixed-rate production into the secondary market, resulting in gains on these sales. However, in 2004 a shift in customer preference toward variable-rate products enabled the Company to retain more of these loans on its balance sheet, thus reducing sales and related gain income. Gains on the sale of portfolio securities were $29.1 million in 2004, a $18.2 million decrease as compared to the 2003 level resulting from rising interest rates during the year, which reduced opportunities to sell securities at a gain.

Noninterest expenses in 2004 were $1.5 billion, an increase of $251.4 million compared to 2003. The majority of this increase is associated with FHLB debt prepayment cost and settlement agreements and related fees. Much of the remaining increase reflects investments by AmSouth in revenue growth initiatives. The FHLB prepayment cost was $129.6 million and resulted from a business decision to prepay $1.25 billion of long duration, high-cost FHLB borrowings to lower funding costs going forward. The cost of the settlement agreements and fees totaled $54.0 million. See “Regulatory Agreements and Related Settlements” on page 28 for a detailed description. The largest component of noninterest expense is salaries and employee benefits, where costs were higher by 5.6 percent, ending the year at $674.4 million.

The 2004 interest rate environment was challenging for AmSouth. During the period from June 30, 2004 through December 31, 2004, the Federal Reserve raised interest rates five times, the yield curve flattened and market spreads tightened. Pressured spreads between yields on earning assets and rates paid on funding sources resulted in a net interest margin that declined from 3.78 percent in 2003 to 3.47 percent in 2004. However, net interest income increased 4.3 percent during the year to $1.476 billion in 2004 from $1.415 billion in 2003, largely the result of robust loan growth funded by a solid increase in low-cost deposits.

Earnings increased in all three of AmSouth’s reportable segments in 2004. Consumer Banking earnings increased $31.3 million due to higher noninterest revenue, including service charges and interchange income, and a decrease in the provision for loan and lease losses. Commercial Banking earnings were higher by $27.2 million, or 14 percent, largely resulting from higher net interest income and noninterest revenue and a lower provision for loan and lease losses reflecting improving commercial loan credit quality. Wealth

Management’s earnings increased by $29.4 million in 2004 resulting from an increase in net interest income associated with growth in loans and deposits of PCS customers in addition to higher levels of noninterest revenue associated with trust services.

At December 31, 2004, total assets were $49.5 billion compared to $45.6 billion at the end of 2003. Loans and deposits were the primary drivers of the Company’s growth. During 2004, average earning assets increased $5.1 billion to $43.8 billion, a 13 percent growth rate. Average investment securities contributed $2.3 billion of this increase while loans added $2.7 billion. Average interest-bearing liabilities increased $3.9 billion or 12 percent during 2004. Average deposits contributed $3.4 billion of this increase.

Comparing 2004 to 2003 on an ending basis within the investment portfolio, AFS securities decreased $803.3 million due to maturities, prepayments and sales of securities, while HTM securities increased by $1.3 billion, reflecting purchases of shorter duration and well-structured mortgage-backed securities and collateralized mortgage obligations. Within the loan portfolio, ending commercial loans increased $911.5 million or 9.9 percent during 2004 to $10.2 billion, driven largely by new customer acquisitions. As a result of increased demand for construction project financing, commercial real estate loans were higher by $1.2 billion or 25 percent over 2003. Finally, demand for consumer loans, specifically residential first mortgage loans and equity loans and lines, was higher, reflecting the favorable interest rate environment for these loans. These consumer loan categories increased by $1.4 billion or 39 percent and $751.7 million or 11 percent, respectively, versus 2003.

While most deposit categories grew in 2004, low-cost categories, which were $2.4 billion higher compared with 2003, accounted for the majority of deposit growth. The increase in low-cost deposits was primarily related to AmSouth’s branch expansion program, as well as a low interest rate environment and capital markets volatility which reduced the attractiveness of other investment alternatives.

Nonperforming assets declined $37.2 million or 25 percent in 2004 from 2003. Nonperforming assets as a percentage of loans plus foreclosed properties and repossessions was 0.34 percent as of December 31, 2004, as compared to 0.50 percent at year-end 2003. Nonperforming metrics improved in 2004 due primarily to an improving economy in 2004, a shift in the portfolio toward loans secured by residential mortgages which have lower risk characteristics, and efforts to strengthen overall credit quality.

AmSouth Bancorporation and Subsidiaries

MANAGEMENT’S DISCUSSION AND ANALYSIS

Net charge-offs decreased $54.7 million or 32 percent from 2003, due to a decrease in commercial net charge-offs of $13.8 million and within consumer loans, lower equity loan and line losses of $13.1 million and reduced credit card losses of $4.8 million. The decrease in credit card losses was the result of the sale of the credit card portfolio. The provision for loan and lease losses declined $46.0 million or 26 percent in 2004 from 2003. In 2004, AmSouth’s provision for loan and lease losses totaled $127.8 million, compared to $173.7 million in 2003. The decrease in the provision in 2004 reflected improving credit quality trends during 2004 as evidenced by the lower level of loans charged-off and a decline in the ratio of net charge-offs to total loans from 0.60 percent in 2003 to 0.37 percent in 2004. The allowance for loan and lease losses declined from 2003, reflecting reduced risk in the commercial loan portfolio as a result of tightened underwriting standards and the increase of lower risk, real estate-secured consumer loans in the portfolio.

Stockholder’s equity increased 11 percent from 2003 to $3.6 billion at December 31, 2004. AmSouth paid $344.3 million in dividends to common stockholders in 2004 and $324.5 million in 2003. During early 2004, AmSouth repurchased approximately 2.1 million shares of its common stock at a cost of $51.0 million. This level of shares repurchased was down from the 8.0 million shares repurchased in 2003.

AmSouth’s tier 1 capital and total capital ratios were 8.05 percent and 10.93 percent, respectively, at December 31, 2004, and 7.71 percent and 11.22 percent, respectively, at December 31, 2003. The leverage ratio at December 31, 2004, was 6.73 percent and at December 31, 2003, it was 6.66 percent.

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

Forward-looking statements are based on current Management expectations and, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond AmSouth’s control, could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Such factors include, but are not limited to: specific factors mentioned in the text of this document; the execution of AmSouth’s strategic initiatives; legislation and regulation; general economic conditions, especially in the Southeast; the performance of the stock and bond markets; changes in interest rates, yield curves and interest rate spread relationships; prepayment speeds within the loan and investment security portfolios; deposit flows; the cost of funds; cost of federal deposit insurance premiums; demand for loan products; demand for financial services; competition, including a continued consolidation in the financial services industry; changes in the quality or composition of AmSouth’s loan and investment portfolios including capital market inefficiencies that may affect the marketability and valuation of available-for-sale securities; changes in consumer spending and saving habits; technological changes; adverse changes in the financial performance and/or condition of AmSouth’s borrowers, which could impact the repayment of such borrowers’ loans; changes in accounting and tax principles, policies or guidelines and in tax laws; other economic, competitive, governmental, and regulatory factors affecting AmSouth’s operations, products, services and prices; the effects of weather and natural disasters such as hurricanes; unexpected judicial actions and developments; results of investigations, examinations, and reviews of regulatory and law enforcement authorities; the outcome of litigation, which is inherently uncertain and depends on the findings of judges and juries; the impact on AmSouth’s businesses, as well as the risks set forth above, of various domestic or international military or terrorist activities or conflicts; and AmSouth’s success in managing the risks involved in the foregoing.

Readers should also refer to the factors discussed in Management’s Discussion and Analysis including, but not limited to, the factors discussed in “Earnings Outlook” on page 32 and to the factors discussed in Item 1.A. of Part I (“Risk Factors”) of AmSouth’s Annual Report on Form 10-K for the year ended December 31, 2005.

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

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Management is responsible for establishing and maintaining an adequate system of internal control over financial reporting of AmSouth. Management conducted an evaluation of the effectiveness of the system of internal control over financial reporting based on the framework in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on this evaluation, Management concluded that AmSouth’s system of internal control over financial reporting was effective as of December 31, 2005. Management’s assessment of the effectiveness of the Company’s internal control over financial reporting has been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their report, which is included herein.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Board of Directors

AmSouth Bancorporation

We have audited Management’s assessment, included in the accompanying “Management’s Report on Internal Control Over Financial Reporting,” that AmSouth Bancorporation and subsidiaries (AmSouth) maintained effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). AmSouth’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on Management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

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

In our opinion, Management’s assessment that AmSouth maintained effective internal control over financial reporting as of December 31, 2005, is fairly stated, in all material respects, based on the COSO criteria. Also, in our opinion, AmSouth maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets as of December 31, 2005 and 2004, and the related consolidated statements of earnings, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2005 of AmSouth and our report dated March 3, 2006, expressed an unqualified opinion thereon.

Birmingham, Alabama

March 3, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

AmSouth Bancorporation

We have audited the accompanying consolidated balance sheets of AmSouth Bancorporation and subsidiaries (AmSouth) as of December 31, 2005 and 2004, and the related consolidated statements of earnings, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of AmSouth Bancorporation and subsidiaries at December 31, 2005 and 2004, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of AmSouth Bancorporation and subsidiaries’ internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 3, 2006, expressed an unqualified opinion thereon.

Birmingham, Alabama

March 3, 2006

AmSouth Bancorporation and Subsidiaries

CONSOLIDATED BALANCE SHEETS

	December 31
(Dollars in thousands)	2005	2004
ASSETS
Cash and due from banks	$1,307,043	$966,993
Trading securities	30,419	1,883
Available-for-sale securities	5,989,989	6,322,665
Held-to-maturity securities (market value of $5,576,243 and $6,199,451, respectively)	5,679,494	6,188,010
Loans held for sale	406,553	103,273
Loans	36,620,195	33,512,398
Less: Allowance for loan and lease losses	366,695	366,774
Unearned income	722,256	711,061

Net loans	35,531,244	32,434,563
Other interest-earning assets	68,000	36,149
Premises and equipment, net	1,200,114	1,060,574
Cash surrender value — bank owned life insurance	1,156,265	1,111,934
Accrued interest receivable and other assets	1,237,989	1,322,327

	$52,607,110	$49,548,371

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits and interest-bearing liabilities:
Deposits:
Noninterest-bearing demand	$8,233,137	$7,182,806
Interest-bearing demand	7,299,655	7,115,545
Money market and savings	9,513,548	8,810,972
Time	9,928,485	9,476,075
Foreign	1,373,557	1,647,381

Total deposits	36,348,382	34,232,779
Federal funds purchased and securities sold under agreements to repurchase	4,404,262	2,291,988
Other borrowed funds	511,625	429,098
Long-term Federal Home Loan Bank advances	1,958,730	4,371,745
Other long-term debt	4,025,941	2,899,773

Total deposits and interest-bearing liabilities	47,248,940	44,225,383
Accrued expenses and other liabilities	1,723,593	1,754,147

Total liabilities	48,972,533	45,979,530

Shareholders’ equity:
Preferred stock — no par value:
Authorized — 2,000,000 shares; Issued and outstanding — none	-0-	-0-
Common stock — par value $1 a share:
Authorized — 750,000,000 shares
Issued — 416,706,000 and 416,748,000 shares, respectively	416,706	416,748
Additional paid-in capital	738,011	726,411
Retained earnings	3,844,183	3,492,873
Cost of common stock in treasury — 68,634,000 and 60,438,000 shares, respectively	(1,208,874)	(986,510)
Deferred compensation on restricted stock	(14,083)	(12,947)
Accumulated other comprehensive loss, net	(141,366)	(67,734)

Total shareholders’ equity	3,634,577	3,568,841

	$52,607,110	$49,548,371

See Notes to Consolidated Financial Statements.

AmSouth Bancorporation and Subsidiaries

CONSOLIDATED STATEMENTS OF EARNINGS

	Years Ended December 31
(In thousands, except per share data)	2005	2004	2003
INTEREST INCOME
Loans	$1,891,771	$1,566,177	$1,552,202
Available-for-sale securities	291,397	321,692	312,338
Held-to-maturity securities	279,098	263,507	215,202
Trading securities	1,005	232	139
Loans held for sale	16,083	13,277	4,525
Other interest-earning assets	1,750	776	2,045

Total interest income	2,481,104	2,165,661	2,086,451

INTEREST EXPENSE
Interest-bearing demand	87,229	38,592	29,086
Money market and savings deposits	152,699	46,979	46,310
Time deposits	301,651	243,223	267,781
Foreign deposits	37,738	16,611	7,606
Federal funds purchased and securities sold under agreements to repurchase	88,284	41,782	20,554
Other borrowed funds	14,181	10,062	4,177
Long-term Federal Home Loan Bank advances	136,646	233,993	253,148
Other long-term debt	137,402	58,394	43,154

Total interest expense	955,830	689,636	671,816

Net Interest Income	1,525,274	1,476,025	1,414,635
Provision for loan and lease losses	93,950	127,750	173,700

Net Interest Income After Provision for Loan and Lease Losses	1,431,324	1,348,275	1,240,935

NONINTEREST REVENUES
Service charges on deposit accounts	367,048	378,655	337,945
Trust income	113,156	117,973	103,657
Consumer investment services income	75,887	77,445	69,410
Other noninterest revenues	359,089	458,069	344,766

Total noninterest revenues	915,180	1,032,142	855,778

NONINTEREST EXPENSES
Salaries and employee benefits	699,692	674,374	638,843
Net occupancy expense	151,668	147,225	133,479
Equipment expense	126,786	125,039	116,703
Other noninterest expenses	313,777	510,300	316,552

Total noninterest expenses	1,291,923	1,456,938	1,205,577

Income Before Income Taxes	1,054,581	923,479	891,136
Income taxes	328,876	299,981	265,015

Net Income	$725,705	$623,498	$626,121

Weighted-average common shares outstanding — basic	350,702	352,684	350,237
Earnings per common share	$2.07	$1.77	$1.79
Weighted-average common shares outstanding — diluted	355,554	357,952	354,308
Earnings per common share — diluted	$2.04	$1.74	$1.77

See Notes to Consolidated Financial Statements.

AmSouth Bancorporation and Subsidiaries

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Common Stock		Additional Paid-in Capital	Retained Earnings	Treasury Stock	Deferred Compensation on Restricted Stock	Accumulated Other Comprehensive Income (Loss)	Total
(In thousands)	Shares	Amount
BALANCE AT JANUARY 1, 2003	353,424	$416,909	$706,081	$2,951,430	$(1,045,428)	$(15,954)	$102,959	$3,115,997
Comprehensive income:
Net income	-0-	-0-	-0-	626,121	-0-	-0-	-0-	626,121
Other comprehensive income, net of tax:
Net change in unrealized gains and losses on available-for-sale securities*	-0-	-0-	-0-	-0-	-0-	-0-	(103,168)	(103,168)
Net change in unrealized gains and losses on derivative instruments*	-0-	-0-	-0-	-0-	-0-	-0-	(31,500)	(31,500)
Additional minimum pension liability adjustment*	-0-	-0-	-0-	-0-	-0-	-0-	(8,551)	(8,551)

Comprehensive income								482,902
Cash dividends declared ($0.93 per share)	-0-	-0-	-0-	(324,456)	-0-	-0-	-0-	(324,456)
Common stock transactions:
Employee stock plans	5,956	(31)	9,568	(24,535)	122,094	1,453	-0-	108,549
Dividend reinvestment	474	-0-	14	(27)	9,782	-0-	-0-	9,769
Purchase of common stock	(7,963)	-0-	-0-	-0-	(163,092)	-0-	-0-	(163,092)

BALANCE AT DECEMBER 31, 2003	351,891	416,878	715,663	3,228,533	(1,076,644)	(14,501)	(40,260)	3,229,669
Comprehensive income:
Net income	-0-	-0-	-0-	623,498	-0-	-0-	-0-	623,498
Other comprehensive income, net of tax:
Net change in unrealized gains and losses on available-for-sale securities*	-0-	-0-	-0-	-0-	-0-	-0-	(20,508)	(20,508)
Net change in unrealized gains and losses on derivative instruments*	-0-	-0-	-0-	-0-	-0-	-0-	(3,055)	(3,055)
Additional minimum pension liability adjustment*	-0-	-0-	-0-	-0-	-0-	-0-	(3,911)	(3,911)

Comprehensive income								596,024
Cash dividends declared ($0.97 per share)	-0-	-0-	-0-	(344,283)	-0-	-0-	-0-	(344,283)
Common stock transactions:
Employee stock plans	6,060	(130)	9,034	(12,576)	130,809	1,554	-0-	128,691
Direct stock purchase and dividend reinvestment	493	-0-	1,714	(2,299)	10,324	-0-	-0-	9,739
Purchase of common stock	(2,134)	-0-	-0-	-0-	(50,999)	-0-	-0-	(50,999)

BALANCE AT DECEMBER 31, 2004	356,310	416,748	726,411	3,492,873	(986,510)	(12,947)	(67,734)	3,568,841
Comprehensive income:
Net income	-0-	-0-	-0-	725,705	-0-	-0-	-0-	725,705
Other comprehensive income, net of tax:
Net change in unrealized gains and losses on available-for-sale securities*	-0-	-0-	-0-	-0-	-0-	-0-	(72,737)	(72,737)
Net change in unrealized gains and losses on derivative instruments*	-0-	-0-	-0-	-0-	-0-	-0-	(231)	(231)
Additional minimum pension liability adjustment*	-0-	-0-	-0-	-0-	-0-	-0-	(664)	(664)

Comprehensive income								652,073
Cash dividends declared ($1.01 per share)	-0-	-0-	-0-	(355,415)	-0-	-0-	-0-	(355,415)
Common stock transactions:
Employee stock plans	5,044	(42)	10,778	(18,935)	126,195	(1,136)	-0-	116,860
Direct stock purchase and dividend reinvestment	431	-0-	822	(45)	10,338	-0-	-0-	11,115
Purchase of common stock	(13,713)	-0-	-0-	-0-	(358,897)	-0-	-0-	(358,897)

BALANCE AT DECEMBER 31, 2005	348,072	$416,706	$738,011	$3,844,183	$(1,208,874)	$(14,083)	$(141,366)	$3,634,577

*	See disclosure of reclassification adjustment amount and tax effect, as applicable, in Notes to Consolidated Financial Statements.

See Notes to Consolidated Financial Statements.

AmSouth Bancorporation and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31
(In thousands)	2005	2004	2003
OPERATING ACTIVITIES
Net income	$725,705	$623,498	$626,121
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan and lease losses	93,950	127,750	173,700
Provision for deferred income taxes	151,939	203,002	243,754
Depreciation and amortization of premises and equipment	114,256	111,367	99,132
Amortization of premiums and discounts on held-to-maturity securities and available-for-sale securities	22,941	39,530	51,646
Amortization of intangible assets	2,582	4,169	4,793
Originations and purchases of loans held for sale	(1,927,606)	(1,206,257)	(1,063,442)
Proceeds from sales of loans held for sale	1,843,382	1,214,929	997,017
Net gains on sales of available-for-sale securities	(4,772)	(26,620)	(44,862)
Net gains on sales of loans held for sale	(12,302)	(9,644)	(15,659)
Net gains on sales of loans	(11,768)	(177,811)	(17,473)
Net gain on sale of mutual fund management unit	(44,007)	-0-	-0-
Net premium paid on purchase of loans	8,062	-0-	-0-
Net (increase) decrease in trading securities	(28,536)	629	45,239
Net increase in accrued interest receivable, bank owned life insurance and other assets	(713)	(106,450)	(112,014)
Net increase (decrease) in accrued expenses and other liabilities	(57,591)	(91,764)	24,392
Prepayment (gain) cost on Federal Home Loan Bank advances	(17 ,670)	129,648	-0-
Other operating activities, net	146,075	125,905	105,349

Net cash provided by operating activities	1,003,927	961,881	1,117,693

INVESTING ACTIVITIES
Proceeds from maturities and prepayments of available-for-sale securities	946,104	1,136,578	2,466,765
Proceeds from sales of available-for-sale securities	720,448	2,509,855	2,412,554
Purchases of available-for-sale securities	(1,502,835)	(2,858,463)	(7,067,052)
Proceeds from maturities, prepayments and calls of held-to-maturity securities	1,150,056	1,618,230	2,754,976
Purchases of held-to-maturity securities	(668,456)	(2,992,725)	(3,056,675)
Net (increase) decrease in other interest-earning assets	(31,851)	4,069	49,612
Net increase in loans, excluding purchases and sales of loans	(4,217,232)	(4,814,245)	(3,719,501)
Purchases of loans	(270,389)	(143,946)	-0-
Proceeds from sales of loans	915,189	1,393,789	1,017,915
Net purchases of premises and equipment	(253,796)	(207,249)	(230,939)
Net cash received from sale of mutual fund management unit	65,000	-0-	-0-

Net cash used in investing activities	(3,147,762)	(4,354,107)	(5,372,345)

FINANCING ACTIVITIES
Net increase in deposits	2,115,694	3,792,903	3,126,376
Net increase in federal funds purchased and securities sold under agreements to repurchase	2,112,274	265,735	256,706
Net increase in other borrowed funds	82,527	85,896	192,184
Proceeds from issuance of long-term Federal Home Loan Bank advances and other long-term debt	1,682,323	1,151,587	3,546,515
Payments for maturing Federal Home Loan Bank advances and other long-term debt	(1,310,424)	(467,014)	(2,553,323)
Payments for prepayment of Federal Home Loan Bank advances	(1,607,330)	(1,379,648)	-0-
Cash dividends paid	(353,995)	(337,334)	(323,748)
Proceeds from employee stock plans, direct stock purchase and dividend reinvestment .	121,713	134,107	115,035
Purchase of common stock	(358,897)	(50,999)	(163,092)

Net cash provided by financing activities	2,483,885	3,195,233	4,196,653

Increase (decrease) in cash and cash equivalents	340,050	(196,993)	(57,999)
Cash and cash equivalents at beginning of period	966,993	1,163,986	1,221,985

Cash and cash equivalents at end of period	$1,307,043	$966,993	$1,163,986

See Notes to Consolidated Financial Statements.

AmSouth Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

AmSouth Bancorporation (AmSouth or the Company), through its banking subsidiary, provides a broad array of financial products and services through banking offices located in six Southeastern states with leading market positions in Florida, Tennessee, Alabama and Mississippi. In addition, AmSouth provides select financial services outside of its banking markets through its other subsidiaries. AmSouth’s principal activities include Consumer Banking, Commercial Banking and Wealth Management. The accounting policies of AmSouth and the methods of applying those policies that materially affect the accompanying consolidated financial statements are presented below and conform to generally accepted accounting principles in the United States and general practices within the financial services industry.

BASIS OF PRESENTATION AND VARIABLE INTEREST ENTITIES

The consolidated financial statements include the accounts of AmSouth, its subsidiaries, all of which are wholly owned, and certain variable interest entities (VIE) as described below. All significant intercompany balances and transactions have been eliminated. Certain amounts in the prior years’ financial statements have been reclassified to conform to the 2005 presentation. These reclassifications are immaterial and had no effect on net income, total assets or shareholders’ equity.

AmSouth considers a voting rights entity to be a subsidiary and consolidates it if AmSouth has a controlling financial interest in the entity. VIEs are consolidated if AmSouth is exposed to the majority of the VIE’s expected losses and/or residual returns (i.e., AmSouth is considered to be the primary beneficiary). Unconsolidated investments in voting rights entities or VIEs in which AmSouth has significant influence over operating and financing decisions (usually defined as a voting or economic interest of 20% to 50%) are accounted for using the equity method. Unconsolidated investments in voting rights entities or VIEs in which AmSouth has a voting or economic interest of less than 20% are generally carried at cost.

AmSouth has limited partnership investments in affordable housing projects, for which it provides funding as a limited partner and receives tax credits related to its investments in the projects based on its partnership share. At December 31, 2005 and 2004, AmSouth had recorded investments in other assets on its balance sheets of approximately $152.9 million and $161.3 million, respectively, that were associated with limited partnership investments in affordable housing projects. AmSouth currently adjusts the carrying value of these investments using the equity method for any losses incurred by the limited partnerships through earnings. AmSouth has determined that these structures meet the definition of VIEs. AmSouth has determined that consolidation of direct limited partnership investments in affordable housing projects is not required. However, in some cases AmSouth is the sole limited partner in a fund that invests in affordable housing projects, and in these cases consolidation is required. These funds are not required to consolidate the underlying affordable housing projects in which they invest, and as such there is no financial statement impact associated with their consolidation by AmSouth. At December 31, 2005 and 2004, AmSouth’s maximum exposure to loss associated with these limited partnerships was limited to the Company’s recorded investment.

AmSouth, as a commercial real estate lender, periodically lends money for the construction or acquisition of commercial real estate. At December 31, 2005 and 2004, AmSouth had approximately $7.3 billion and $5.9 billion, respectively, of commercial real estate loans outstanding and approximately $4.7 billion and $3.6 billion, respectively, in unused commercial real estate commitments to lend money. AmSouth has determined that some of the entities to which it lends for commercial real estate purposes meet the definition of VIEs. AmSouth has reviewed these structures and determined that any that meet the definition of a VIE are not required to be consolidated. AmSouth’s maximum exposure to loss associated with these commercial real estate transactions is no greater than the outstanding balance in commercial real estate lending and any outstanding commitments to lend money associated with these transactions at December 31, 2005 and 2004.

USE OF ESTIMATES

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires Management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

AmSouth Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CASH AND CASH FLOWS

Cash and due from banks and time deposits in other banks are considered cash and cash equivalents. The following table summarizes supplemental cash flow information for the years ended December 31:

(In thousands)	2005	2004	2003
Cash paid during the period for:
Interest	$923,241	$691,432	$673,179
Income taxes	245,212	197,431	62,519
Transfers from loans to foreclosed properties	35,655	39,144	56,809
Transfers from foreclosed properties to loans	414	852	652
Transfers from loans (student loans) to loans held for sale	207,521	-0-	-0-
Transfers from loans to securities	-0-	-0-	405,021
Transfers from loans to other assets	-0-	1,015	-0-

Transfers from loans to available-for-sale and held-to-maturity securities were made in connection with guaranteed mortgage loan securitizations in which AmSouth retained the securities in its investment portfolio. Transfers from loans to other assets were associated with mortgage servicing rights created as a result of guaranteed mortgage loan securitizations.

SECURITIES

Securities are classified as held-to-maturity, trading or available-for-sale. AmSouth defines held-to-maturity securities as debt securities which Management has the positive intent and ability to hold to maturity. Held-to-maturity securities are stated at cost, adjusted for amortization of premiums and accretion of discounts on the constant effective yield method. Trading securities are carried at market value. Market adjustments and realized gains or losses on the sale of trading securities are reported as other noninterest revenues. Available-for-sale securities are defined as equity securities and debt securities not classified as trading securities or held-to-maturity securities. Available-for-sale securities are carried at fair value. Unrealized holding gains or losses, net of deferred taxes, on available-for-sale securities are excluded from earnings and reported in accumulated other comprehensive income within shareholders’ equity. AmSouth determines the appropriate classification of debt securities at the time of purchase.

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

LOANS HELD FOR SALE

Loans held for sale consist of residential mortgage loans and student loans held for sale. Loans held for sale are carried at the lower of aggregate cost or market value. Market adjustments and realized gains and losses are classified as other noninterest revenues.

AmSouth Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

AmSouth also engages in both direct and leveraged lease financing. The net investment in direct financing leases is the sum of all minimum lease payments and estimated residual values, less unearned income. Unearned income is added to interest income over the term of the leases to produce a level yield. The investment in leveraged leases is the sum of all lease payments (less nonrecourse debt payments), plus estimated residual values, less unearned income. Income from leveraged leases is recognized over the term of the leases based on the unrecovered equity investment.

Commercial loans, including commercial leases, and commercial real estate loans are generally placed on nonaccrual status if full collection of principal and interest becomes unlikely (even if all payments are current), or if the loan is delinquent in principal or interest payments for 90 days or more, unless the loan is well-secured and in the process of collection. Consumer loans which are not well-secured are written down to estimated value no later than the 180th day of delinquency unless a deferral is granted. AmSouth may grant payment deferrals on a case-by-case basis, or, in a situation such as a hurricane, AmSouth may grant blanket deferrals based on geographic information. Residential mortgage loans are placed on nonaccrual status after a write-down has occurred. All other consumer loans are charged-off in a timely fashion according to regulatory guidelines and, therefore, are not placed on nonaccrual status based solely on number of days past due. Interest collections on nonaccrual loans for which the ultimate collectibility of principal is uncertain are applied as principal reductions. Otherwise, such collections are credited to income when received. AmSouth determines past due or delinquency status of a loan based on contractual payment terms, except where deferrals have been granted as mentioned above.

ALLOWANCE FOR LOAN AND LEASE LOSSES

The allowance for loan and lease losses (the allowance) is determined based on various components in accordance with Statement of Financial Accounting Standards No. 114, “Accounting by Creditors for Impairment of a Loan” (Statement 114) for individually impaired loans and Statement of Financial Accounting Standards No. 5, “Accounting for Contingencies” (Statement 5) for pools of loans and for individual or pools of leases. The allowance is established by a provision charged to earnings based on estimated inherent losses. Loan losses are charged against the allowance when uncollectibility of all or part of the loan balance is confirmed. Any subsequent recoveries are credited to the allowance.

The allowance is maintained at a level which is considered to be adequate to absorb estimated credit losses for specifically identified loans, as well as estimated credit losses inherent in the remainder of the loan portfolio at the balance sheet date. Actual losses can vary from Management’s estimates. A formal review of the allowance is performed quarterly to assess the risk in the portfolio and to determine the adequacy of the allowance. In determining the appropriate level for the allowance, Management ensures that the overall allowance appropriately reflects the current macroeconomic conditions, industry exposure, and a margin for the imprecision inherent in most estimates of expected credit losses. Management assesses the adequacy of the allowance quarterly. The assessment considers actual performance of each of its portfolios, current underwriting standards and other factors which might impact the estimated inherent losses. Allocation rates may be increased or decreased based on the quarterly assessment.

AmSouth Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Impaired loans over $2.5 million are specifically reviewed. Impairment of a loan is measured by comparing the recorded investment in the loan with the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price, or the fair value of the collateral if the loan is collateral-dependent. A valuation allowance is provided to the extent that the measure of the impaired loan is less than the recorded investment. A loan is not considered impaired during a period of delay in payment if the ultimate collectibility of all amounts due is expected. Leases are excluded from the definition of an impaired loan under Statement 114. However, leases over $2.5 million that are impaired are evaluated in the same manner as impaired loans. Larger groups of homogenous loans such as consumer installment and residential real estate mortgage loans are collectively evaluated for impairment. Impaired loans are, therefore, primarily commercial and commercial real estate loans. Payments received on impaired loans or leases for which the ultimate collectibility of principal is uncertain are generally applied first as principal reductions. Impaired loans or leases and other nonaccrual loans are returned to accrual status if the loan or lease is brought contractually current as to both principal and interest, the future payments are reasonably expected to continue, and the repayment ability can be reasonably demonstrated.

Commercial loans, including commercial leases, and commercial real estate loans are placed on nonaccrual status and generally charged-off when payments or liquidation of collateral is not expected to be sufficient to repay principal due, with the charge-off occurring when available information reasonably confirms that the loan is uncollectible and the loss is reasonably quantifiable. Consumer loans secured by residential real estate are generally charged-off to the extent principal and interest due exceed 90% of the current appraised value of the collateral and the loan becomes 180 days past due. All other consumer loans are subject to mandatory charge-off at a specified delinquency date and are usually not classified as nonperforming prior to being charged-off. Closed-end consumer loans, which include automobile, student and other installment loans, are generally charged-off in full no later than when the loan becomes 120 days past due. Unsecured revolving credit loans are generally charged-off in full no later than when the loan becomes 180 days past due.

FORECLOSED PROPERTIES AND REPOSSESSIONS

Foreclosed properties are comprised principally of commercial and residential real estate properties obtained in partial or total satisfaction of nonperforming loans. Repossessions are comprised of non-real estate properties, including automobiles, obtained in partial or total satisfaction of loans. Foreclosed properties and repossessions are recorded at their estimated fair value less anticipated selling costs based upon the property’s or item’s appraised value at the date of transfer. Any differences between the fair value of the property and the carrying value of the loan are charged to the allowance. Subsequent changes in values are reported as adjustments to the carrying amount, not to exceed the initial carrying value of the assets at the time of transfer. Gains or losses not previously recognized resulting from the sale of foreclosed properties or other repossessed items are recognized on the date of sale. At December 31, 2005 and 2004, AmSouth had $17,667,000 and $19,609,000 of foreclosed properties, respectively, and $2,274,000 and $2,498,000 of other repossessed items, respectively.

PREMISES AND EQUIPMENT AND LEASED ASSETS

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

AmSouth enters into lease transactions for the right to use assets. These leases vary in term and, from time to time, include incentives and/or rent escalations. Examples of incentives include periods of “free” rent and leasehold improvement incentives. AmSouth generally recognizes incentives and escalations on a straight-line basis over the lease term as a reduction of or increase to rent expense, as applicable.

AmSouth Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

INTANGIBLE ASSETS

Intangible assets, primarily goodwill, are included in other assets. Goodwill and certain other intangible assets are tested at least annually for impairment. AmSouth has determined that its reporting units for purposes of this testing are its reportable segments: Consumer Banking, Commercial Banking and Wealth Management. AmSouth allocated goodwill to each reporting unit based on locations and revenue contributions of past acquisitions.

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

AmSouth uses the capital asset pricing model to determine the fair value of its reporting units and then compares the computed fair value of each reporting unit with its carrying amount. If the fair value of a particular reporting unit exceeds its carrying amount, no impairment is indicated and no further testing is required. AmSouth performs the annual goodwill impairment test as of October 1.

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

AmSouth carries all derivative instruments at fair value as either assets or liabilities in the consolidated balance sheets. For derivative instruments not designated as hedging instruments, the derivative is recorded as a freestanding asset or liability with the change in value being recognized in current earnings during the period of change. To be eligible for hedge accounting treatment, AmSouth must specifically designate a derivative as a hedging instrument and identify the exact risk being hedged. The derivative instrument then must meet explicit effectiveness requirements to qualify for hedge accounting. During 2005 and 2004, AmSouth had interest rate swaps designated as fair value and cash flow hedges.

Derivative instruments designated in a hedge relationship to mitigate exposure to changes in the fair value of an asset, liability or firm commitment attributable to a particular risk, such as interest rate risk, are considered to be fair value hedges. Changes in the fair value of the derivative instrument are recorded in noninterest revenues and are offset by the changes in the fair value of the risk being hedged related to the hedged asset or liability. The corresponding adjustment to the hedged asset or liability is included in the basis of the hedged item, while the corresponding change in the fair value of the derivative instrument is recorded as an adjustment to other assets or other liabilities, as applicable.

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

AmSouth Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

When it is determined that the derivative no longer qualifies as an effective fair value or cash flow hedge or Management removes the hedge designation, the derivative will continue to be recorded in the consolidated balance sheets at its fair value, with changes in fair value recognized currently in noninterest revenue. The asset or liability under a discontinued fair value hedge will no longer be adjusted for changes in fair value and the existing basis adjustment is amortized to net interest income. The component of accumulated other comprehensive income related to a discontinued cash flow hedge is amortized to net interest income over the original term of the hedge contract.

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

AmSouth also enters into interest rate lock commitments, which are commitments to originate loans whereby the interest rate on the loan is determined prior to funding and the customers have locked into that interest rate. Accordingly, such commitments are recorded at fair value, excluding value related to servicing, with changes in fair value recorded in noninterest income. Fair value is based on fees currently charged to enter into similar agreements and, for fixed-rate commitments, also considers the difference between current levels of interest rates and the committed rates. AmSouth also has corresponding forward sales commitments related to these interest rate lock commitments, which are recorded at fair value with changes in fair value recorded in noninterest income.

AmSouth enters into various derivative agreements with customers desiring protection from possible adverse future fluctuations in interest rates or foreign currency exchange rates. As an intermediary, AmSouth generally maintains a portfolio of matched offsetting derivative agreements. These contracts do not qualify for hedge accounting and are marked to fair value through earnings and included in other assets and other liabilities.

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

AmSouth Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

STOCK-BASED COMPENSATION

AmSouth has elected to follow APB Opinion No. 25, “Accounting for Stock Issued to Employees” (Opinion 25) and related interpretations in accounting for its employee stock options. Compensation cost for fixed and variable stock-based awards is measured by the excess, if any, of the fair market price of the underlying stock over the exercise price. Compensation cost for fixed awards is measured at the grant date, while compensation cost for variable awards is estimated until both the number of shares an individual is entitled to receive and the exercise or purchase price are known (the measurement date). AmSouth recognizes compensation expense related to the issuance of restricted stock as prescribed by Opinion 25. Compensation expense is recognized ratably over the service period and the life of the grant, which is typically one to four years for restricted stock grants with service-based vesting terms. AmSouth adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (Statement 123), which allows an entity to continue to measure compensation cost for those plans using the intrinsic value-based method of accounting prescribed by Opinion 25. AmSouth recognizes expense related to stock option grants in its pro forma disclosures according to the accelerated expense attribution model under Financial Accounting Standards Board (FASB) Interpretation

No. 28, “Accounting for Stock Appreciation Rights and Other Variable Stock Option Award Plans.”

While all options granted in 2005 had an exercise price equal to the market value of the underlying common stock on the date of grant, approximately $1.7 million of option-based employee compensation cost is reflected in reported net income in 2005 due to the modification to immediately accelerate vesting of all unvested, outstanding grants at December 29, 2005. The purpose of the modification was to prevent future expense recognition related to these grants when the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (Statement 123R) on January 1, 2006 (see further discussion of Statement 123R on page 88). No option-based employee compensation cost is reflected in reported net income in 2004 and 2003, as all options granted had an exercise price equal to the market value of the underlying common stock on the date of grant. Compensation expense related to restricted stock is reflected in the table below. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting period. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model. See Note 15 for a further description of the assumptions used for preparing the pro forma disclosures as prescribed by Statement 123. AmSouth’s pro forma information for the years ended December 31 follows:

(In thousands, except per share data)	2005	2004	2003
NET INCOME:
As reported	$725,705	$623,498	$626,121
Add: Stock-based compensation expense included in reported net income, net of tax	3,628	2,538	1,889
Deduct: Total stock-based employee compensation expense determined under fair value-based method for all awards, net of related tax effects	(39,931)	(33,082)	(26,998)

Pro forma	$689,402	$592,954	$601,012

EARNINGS PER COMMON SHARE:
As reported	$2.07	$1.77	$1.79
Pro forma	1.97	1.68	1.72

DILUTED EARNINGS PER COMMON SHARE:
As reported	$2.04	$1.74	$1.77
Pro forma	1.94	1.66	1.70

AmSouth Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

EARNINGS PER COMMON SHARE

Earnings per common share is obtained by dividing net income available to common stockholders by the weighted-average outstanding shares of common stock. The diluted calculation of earnings per common share is obtained by dividing net income by the weighted-average outstanding shares of common stock adjusted for effects of stock options and restricted stock. Certain members of Management and directors have rights to be issued AmSouth common stock in the future pursuant to deferred compensation plans. These shares are considered outstanding for purposes of calculating basic and diluted earnings per share. See Note 14 for the reconciliation of the numerators and denominators of the earnings per share and diluted earnings per share computations and Note 16 for a description of the deferred compensation plans.

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

ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES

AmSouth may periodically sell receivables, such as commercial loans, residential mortgage loans and dealer loans, in securitizations and to third-party conduits. When AmSouth sells these receivables, it may retain a continuing interest in these receivables in the form of interest-only strips, one or more subordinated tranches, servicing rights, or cash reserve accounts. The previous carrying amount of the assets sold is allocated between the retained interests and the assets sold based on their relative fair values at the date of transfer. Any gain or loss on the sale of the receivables depends in part on the previous carrying amount of the financial assets involved in the transfer, allocated between the assets sold and the retained interests based on their relative fair value at the date of transfer. To obtain fair values, quoted market prices are used, if available. However, quotes are generally not available for retained interests, so AmSouth generally estimates fair value based on the present value of expected future cash flows using Management’s best estimates of the key assumptions — expected credit losses, prepayment speeds, weighted-average life, and discount rates commensurate with the risks involved. In calculating prepayment rates, AmSouth utilizes a variety of prepayment models depending on the loan type and specific transaction requirements. The models used by AmSouth include the constant prepayment rate model (CPR), the absolute prepayment speed model (ABS) and the Bond Market Trade Association’s Mortgaged Asset-Backed Securities Division’s prepayment model (PSA). Servicing assets are recorded in other assets and their amortization is determined in proportion to, and over the period of, the estimated net servicing income. Amortization is recorded in either mortgage income for mortgage servicing assets or in other noninterest income for servicing assets associated with non-mortgage loans.

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

RECENT ACCOUNTING PRONOUNCEMENTS AND ACCOUNTING CHANGES

In December 2005, the FASB issued FASB Staff Position (FSP) SOP 94-6-1, “Terms of Loan Products That May Give Rise to a Concentration of Credit Risk” (FSP 94-6-1). This FSP provides guidance in determining whether certain terms of loan products present a concentration of credit risk, as defined in Statement of Financial Accounting Standards No. 107, “Disclosures about Fair Value of Financial Instruments” and reinforces the disclosure requirements associated with loan products that give rise to such concentrations. FSP 94-6-1 is effective immediately. See Note 4 for the related disclosures.

AmSouth Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FUTURE APPLICATION OF ACCOUNTING STANDARDS

In December 2004, the FASB issued Statement 123R, which requires companies to recognize in their financial statements the cost resulting from all share-based payment transactions using a fair value-based measurement model. Share-based payment transactions include transactions in which the entity issues stock, share options or other equity instruments in exchange for goods or services. A fair value-based measurement model requires the fair value of share-based payments issued to nonemployees to be recorded at the fair value of the goods or services received. For payments to employees, Statement 123R requires that share-based payments be recorded at their fair value and be classified as either a liability or equity. Entities are required to estimate the fair value of share-based payments to employees using a mathematical model that reflects the most accurate valuation given the information available and incorporates various factors, including exercise price of the option, expected volatility of the entity’s stock, expected term of the award, performance/service/market conditions, expected dividends, the risk-free rate, and grant date share price. Payments classified as liabilities are required to be remeasured at the end of each reporting period. The fair value of awards classified as equity is required to be recognized over the requisite service period or the period during which the employee is expected to provide service to earn the award. Statement 123R replaces Statement 123 and supersedes Opinion No. 25. Statement 123R will become effective for AmSouth in reporting periods beginning after January 1, 2006, requiring all share-based payments granted or modified subsequent to the implementation date to be accounted for under Statement 123R. The impact of adoption of Statement 123R on AmSouth’s results of operations in future periods cannot be fully predicted at this time. The ultimate impact will be affected by the levels of share-based payments in the future, as well as the effect of the accelerated vesting of all unvested options outstanding prior to the adoption of Statement 123R (as discussed in Notes 1 and 15). However, the ultimate impact in future years will likely be less than the pro forma impact that is currently disclosed in Note 1. The Company has elected the modified prospective transition method for implementation.

In May 2005, the FASB issued Statement of Financial Accounting Standards No. 154, “Accounting Changes and Error Corrections — a replacement of APB Opinion No. 20 and FASB Statement No. 3” (Statement 154). Statement 154 changes the requirements for the accounting for and reporting of a change in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed. Statement 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company does not expect the adoption of Statement 154 to have a material effect on the consolidated financial statements.

In November 2005, the FASB issued FSP FAS 115-1 and FAS 124-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” (FSP 115-1). This FSP outlines guidance for determining when an investment is considered impaired, when such impairment is considered other than temporary and the measurement of any resulting impairment loss. FSP 115-1 also provides certain disclosure requirements for securities and their fair values, which are included in Notes 2 and 3. The FSP is effective for reporting periods beginning after December 15, 2005. The Company does not expect the adoption of this FSP to have a material impact on the consolidated financial statements.

AmSouth Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — AVAILABLE-FOR-SALE SECURITIES

The amortized costs of available-for-sale securities and the amounts at which they are carried (approximate fair market values) at December 31 are summarized as follows:

	2005				2004
(In thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Carrying Amount	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Carrying Amount
U.S. Treasury securities	$181,132	$2	$4,616	$176,518	$80,489	$35	$3,013	$77,511
Federal agency securities	5,589	-0-	67	5,522	4,659	-0-	42	4,617
State, county and municipal securities	37,796	859	8	38,647	47,369	1,880	53	49,196
Mortgage-backed securities, collateralized mortgage obligations and other pass-thru securities	5,615,916	5,892	157,290	5,464,518	5,879,561	21,995	58,808	5,842,748
Equity securities	302,899	2,990	1,105	304,784	340,471	2,128	1,141	341,458
Other debt securities	-0-	-0-	-0-	-0-	4,793	2,342	-0-	7,135

	$6,143,332	$9,743	$163,086	$5,989,989	$6,357,342	$28,380	$63,057	$6,322,665

The amortized cost and carrying amount of available-for-sale securities by maturity at December 31, 2005 are as follows:

(In thousands)	Amortized Cost	Carrying Amount
Due within 1 year	$10,073	$10,101
Due after 1 year through 5 years	17,521	17,842
Due after 5 years through 10 years	189,805	185,633
Due after 10 years	7,118	7,111
Mortgage-backed securities, collateralized mortgage obligations and other pass-thru securities	5,615,916	5,464,518
Equity securities	302,899	304,784

	$6,143,332	$5,989,989

AmSouth Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In 2005, 2004 and 2003, AmSouth realized gross gains of $4,872,000, $29,977,000 and $45,475,000, respectively, and gross losses of $100,000, $3,357,000 and $613,000, respectively, on sales of available-for-sale securities. Included in interest income on available-for-sale securities for 2005, 2004 and 2003 was $2,079,000, $2,575,000 and $2,919,000, respectively, of interest income from tax-free state, county and municipal securities. Equity securities included $171.2 million and $278.8 million of amortized cost related to Federal Reserve Bank stock and Federal Home Loan Bank stock as of December 31, 2005 and 2004, respectively, whose amortized cost approximated carrying amount.

Available-for-sale securities with a carrying amount of $5,381,539,000 and $3,946,028,000 at December 31, 2005 and 2004, respectively, were pledged to secure short-term and long-term borrowings, public deposits, trust deposits, securities sold under repurchase agreements, and for other purposes as required or permitted by law.

Provided below is a summary of available-for-sale securities which were in an unrealized loss position at December 31,

2005 and 2004, which was comprised of 206 and 80 securities, respectively, in a continuous loss position for twelve months or more and consisted primarily of mortgage-backed securities. AmSouth evaluates each available-for-sale security in a loss position for other-than-temporary impairment, considering such factors as the length of time and the extent to which the market value has been below cost, the credit standing of the issuer, and AmSouth’s ability and intent to hold the security until its market value recovers. AmSouth recognized an immaterial amount of other-than-temporary impairment related to certain equity securities classified as available-for-sale in 2005. The remaining other-than-temporary impairment on equity securities was deemed immaterial for evaluation. AmSouth has not recognized any other-than-temporary impairment related to other categories of available-for-sale securities. Further, AmSouth believes the deterioration in value on securities other than equities is attributable to changes in market interest rates and not credit quality of the issuer.

	2005				2004
	Less than 12 Months		12 Months or More		Less than 12 Months		12 Months or More
(In thousands)	Carrying Amount	Unrealized Losses	Carrying Amount	Unrealized Losses	Carrying Amount	Unrealized Losses	Carrying Amount	Unrealized Losses
U.S. Treasury securities	$102,431	$900	$72,836	$3,716	$25,533	$797	$49,066	$2,216
Federal agency securities	4,627	53	895	14	4,617	42	-0-	-0-
State, county and municipal securities	2,667	8	-0-	-0-	-0-	-0-	2,344	53
Mortgage-backed securities, collateralized mortgage obligations and other pass-thru securities	1,960,935	38,713	3,135,758	118,577	2,636,038	22,372	1,521,243	36,443
Equity securities	21,974	842	1,546	263	22,991	1,134	-0-	-0-

	$2,092,634	$40,516	$3,211,035	$122,570	$2,689,179	$24,345	$1,572,653	$38,712

AmSouth Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 — HELD-TO-MATURITY SECURITIES

The amounts at which held-to-maturity securities are carried and their approximate fair market values at December 31 are summarized as follows:

	2005				2004
(In thousands)	Carrying Amount	Gross Unrealized Gains	Gross Unrealized Losses	Approximate Market Value	Carrying Amount	Gross Unrealized Gains	Gross Unrealized Losses	Approximate Market Value
U.S. Treasury securities	$8,188	$26	$122	$8,092	$10,003	$122	$39	$10,086
Federal agency securities	45,807	531	452	45,886	42,913	830	63	43,680
State, county and municipal securities	351,221	17,420	455	368,186	347,709	25,604	259	373,054
Mortgage-backed securities, collateralized mortgage obligations and other pass-thru securities	5,270,530	7,808	128,115	5,150,223	5,783,713	30,534	45,465	5,768,782
Other debt securities	3,748	110	2	3,856	3,672	177	-0-	3,849

	$5,679,494	$25,895	$129,146	$5,576,243	$6,188,010	$57,267	$45,826	$6,199,451

The carrying amount and approximate fair market value of held-to-maturity securities by maturity at December 31, 2005 are as follows:

(In thousands)	Carrying Amount	Approximate Market Value
Due within 1 year	$12,733	$12,889
Due after 1 year through 5 years	91,290	95,167
Due after 5 years through 10 years	163,355	170,909
Due after 10 years	141,586	147,055
Mortgage-backed securities, collateralized mortgage obligations and other pass-thru securities	5,270,530	5,150,223

	$5,679,494	$5,576,243

AmSouth Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

There were no sales of held-to-maturity securities during 2005, 2004 or 2003. Included in interest income on held-to-maturity securities for 2005, 2004 and 2003 was $16,910,000, $16,397,000 and $15,903,000, respectively, of interest income from tax-free state, county and municipal securities.

Held-to-maturity securities with a carrying amount of $5,222,464,000 and $5,530,475,000 at December 31, 2005 and 2004, respectively, were pledged to secure short-term and long-term borrowings, public deposits, trust deposits, securities sold under repurchase agreements, and for other purposes as required or permitted by law.

Provided below is a summary of held-to-maturity securities which were in an unrealized loss position at December 31,

2005 and 2004, which was comprised of 172 and 75 securities, respectively, in a continuous loss position for twelve months or more and consisted primarily of mortgage-backed securities. AmSouth evaluates each held-to-maturity security in a loss position for other-than-temporary impairment, considering such factors as the length of time and the extent to which the market value has been below cost, the credit standing of the issuer, and AmSouth’s ability and intent to hold the security until its market value recovers. AmSouth has not recognized any other-than-temporary impairment related to held-to-maturity securities. Further, AmSouth believes the deterioration in value is attributable to changes in market interest rates and not credit quality of the issuer.

	2005				2004
	Less than 12 Months		12 Months or More		Less than 12 Months		12 Months or More
(In thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Treasury securities	$3,408	$55	$2,512	$67	$1,998	$20	$2,216	$19
Federal agency securities	17,002	450	773	2	4,443	63	-0-	-0-
State, county and municipal securities	29,989	165	12,754	290	13,429	259	-0-	-0-
Mortgage-backed securities, collateralized mortgage obligations and other pass-thru securities	2,302,142	48,974	2,375,682	79,141	2,713,280	23,986	998,315	21,479
Other debt securities	98	2	-0-	-0-	-0-	-0-	-0-	-0-

	$2,352,639	$49,646	$2,391,721	$79,500	$2,733,150	$24,328	$1,000,531	$21,498

AmSouth Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 — LOANS

The major categories of loans net of unearned income at December 31 are summarized as follows:

	2005		2004
(Dollars in thousands)	Amount	Percent	Amount	Percent
COMMERCIAL:
Commercial and industrial	$6,173,403	17.2%	$5,740,153	17.5%
Commercial loans secured by real estate	2,700,353	7.5	2,245,052	6.9
Commercial leases	2,370,986	6.6	2,179,074	6.6

Total commercial	11,244,742	31.3	10,164,279	31.0

COMMERCIAL REAL ESTATE:
Commercial real estate mortgages	3,203,030	8.9	2,867,968	8.7
Real estate construction	4,085,369	11.4	3,008,313	9.2

Total commercial real estate	7,288,399	20.3	5,876,281	17.9

CONSUMER:
Residential first mortgages	6,016,157	16.7	5,081,775	15.5
Equity loans and lines	7,859,133	21.9	7,756,745	23.6
Dealer indirect	3,047,117	8.5	3,312,120	10.1
Revolving credit	23,563	0.1	27,230	0.1
Other consumer	418,828	1.2	582,907	1.8

Total consumer	17,364,798	48.4	16,760,777	51.1

	$35,897,939	100.0%	$32,801,337	100.0%

Included in loans net of unearned income at December 31, 2005 and 2004 were $157,212,000 and $170,271,000, respectively, of net deferred loan costs.

Included in commercial leases were $2,224,030,000 and $2,163,562,000 of rentals receivable on leveraged leases and $421,401,000 and $420,829,000 of estimated residuals on leveraged leases, net of $726,196,000 and $763,709,000 of unearned income on leveraged leases at December 31, 2005 and 2004, respectively. Pre-tax income from leveraged leases for the years ending December 31, 2005, 2004 and 2003 was $77,762,000, $81,627,000 and $75,486,000, respectively. The tax effect of this income was an expense of $16,028,000, $17,083,000 and $13,989,000 for the years ending December 31, 2005, 2004 and 2003, respectively. AmSouth transferred the responsibility for the management of certain operations associated with lease assets located outside of the United States to a foreign subsidiary, thereby lowering the effective tax rate on certain existing leveraged lease investments. AmSouth intends to permanently reinvest earnings of this foreign subsidiary and, therefore, deferred taxes of $106.9 million, $93.3 million and $79.2 million had not been provided as of December 31, 2005, 2004 and 2003, respectively. Refer to Note 18 for further discussion on income taxes.

In the normal course of AmSouth’s lending practices, loans are advanced to customers that, by the nature of certain aspects or terms of the loan, may be considered higher-risk loans. These loans have contractual features that may increase the exposure of AmSouth to risk of nonpayment or loss recognition and could present a concentration of credit risk. Examples of these features include

AmSouth Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

interest-only payment terms or high loan-to-value ratios. AmSouth has determined that the mortgage and home equity loan products with interest-only provisions could present a concentration of credit risk. At December 31, 2005, AmSouth had approximately $4 billion in residential first mortgage loans and approximately $6 billion in equity loans and lines outstanding that were eligible for interest-only payment provisions. AmSouth mitigates these risks through its normal lending practices by reviewing borrower/guarantor financial strength and requiring sufficient collateral to mitigate any financial loss upon default of the borrower. Further, loan products with interest-only provisions are only offered to customers with higher credit scores, which generally include Private Client customers, and are generally offered in situations where the collateral value is substantial relative to the loan value. At December 31, 2005 and 2004, AmSouth had no loans outstanding with terms that permit, at the borrowers’ option, principal payment deferral, payments smaller than interest accrual (negative amortization) or option adjustable-rate mortgages.

At December 31, 2005 and 2004, nonaccrual loans totaled $102,981,000 and $88,488,000, respectively. The amount of interest income actually recognized on these loans during 2005, 2004 and 2003 was approximately $1,481,000, $1,760,000 and $1,647,000, respectively. The additional amount of interest income that would have been recorded during 2005, 2004 and 2003 if these loans had been current in accordance with their original terms was approximately $6,113,000, $6,045,000 and $5,849,000, respectively. At December 31, 2005 and 2004, AmSouth had loans past due 90 days or more and still accruing of approximately $54,005,000 and $51,117,000, respectively.

At December 31, 2005 and 2004, AmSouth’s recorded investment in impaired loans, which includes all commercial and commercial real estate loans on nonaccrual status, was $64,824,000 and $60,558,000, respectively. There was approximately $2,932,000 and $5,390,000 at December 31, 2005 and 2004, respectively, in the allowance for loan and lease losses allocated to $10,454,000 and $21,696,000, respectively, of specifically reviewed impaired loans. No specific allowance was required for $54,370,000 and $38,862,000 of impaired loans at December 31, 2005 and 2004, respectively. Even though these impaired loans do not have a specific allowance, estimated inherent losses on these loans are still reflected in the allowance for loan and lease losses. The average recorded investment in impaired loans for the years ended December 31, 2005, 2004 and 2003 was approximately $62,015,000, $69,730,000 and $98,643,000, respectively. No material amount of interest income was recognized on impaired loans for the years ended December 31, 2005, 2004 and 2003.

At December 31, 2005, AmSouth had $11.8 billion of loans pledged to secure borrowings from the Federal Home Loan Bank. The loans pledged included residential first mortgage loans and equity loans and lines.

Certain executive officers and directors of AmSouth and their associates were loan customers of AmSouth during 2005 and 2004. Such loans are made in the ordinary course of business at normal credit terms, including interest rates and collateral, and do not represent more than a normal risk of collection. Total loans to these persons at December 31, 2005 and 2004, amounted to approximately $38,909,000 and $27,373,000, respectively.

AmSouth Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 — ALLOWANCE FOR LOAN AND LEASE LOSSES

A summary of changes in the allowance for loan and lease losses is shown below:

(In thousands)	2005	2004	2003
Balance at January 1	$366,774	$384,124	$381,579
Loans charged-off	(128,089)	(166,690)	(220,058)
Recoveries of loans previously charged-off	36,785	50,248	48,903

Net charge-offs	(91,304)	(116,442)	(171,155)
Addition to allowance charged to expense	93,950	127,750	173,700
Reduction of allowance related to sold loans	(2,725)	(28,658)	-0-

Balance at December 31	$366,695	$366,774	$384,124

NOTE 6 — PREMISES AND EQUIPMENT, NET

Premises and equipment at December 31 are summarized as follows:

(In thousands)	2005	2004
Land	$255,356	$211,877
Buildings	735,738	634,976
Furniture, fixtures and equipment	629,191	625,974
Software	202,304	187,911
Leasehold improvements	187,014	177,796
Construction in progress	146,138	129,433

	2,155,741	1,967,967
Less: Accumulated depreciation and amortization	955,627	907,393

	$1,200,114	$1,060,574

AmSouth Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 — GOODWILL AND OTHER INTANGIBLE ASSETS

As of December 31, 2005 and 2004, AmSouth had goodwill assets of $288.4 million included in other assets. The balance of goodwill by reportable segment for December 31, 2005 and 2004 is listed below (in millions):

Consumer Banking	$217.7
Commercial Banking	46.8
Wealth Management	23.9

$288.4

Goodwill and certain other intangible assets are tested at least annually for impairment. As of October 1, 2005, 2004 and 2003, it was determined that no impairment existed.

AmSouth has finite-lived intangible assets capitalized in other assets on its balance sheets in the form of core deposit intangibles. These intangible assets continue to be amortized over their estimated remaining useful lives, which approximate one year. At December 31, 2005 and 2004, the gross carrying amount of core deposit intangibles was $26.7 million and $32.9 million, with accumulated amortization of $24.7 million and $28.3 million, respectively. The aggregate amortization expense recorded on core deposit intangibles during 2005, 2004 and 2003 was $2.6 million, $4.2 million and $4.8 million, respectively. The amortization expense on core deposit intangibles is anticipated to be approximately $2.0 million for 2006, after which they will be fully amortized.

At December 31, 2005 and 2004, AmSouth also had a non-amortizing intangible asset of $6.1 million and $7.2 million, respectively, associated with a minimum pension liability related to an unfunded pension obligation. See Note 16 for further information.

See Note 20 for information concerning mortgage servicing rights and related amortization.

NOTE 8 — DEPOSITS

The aggregate amount of time deposits of $100,000 or more, including certificates of deposit of $100,000 or more, was $4,952,678,000 and $4,443,392,000 at December 31, 2005 and 2004, respectively.

At December 31, 2005, the aggregate maturities, in thousands, of time deposits are summarized as follows:

2006	$7,366,724
2007	1,171,172
2008	353,810
2009	340,669
2010	661,999
Thereafter	34,111

$9,928,485

AmSouth Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 — SHORT-TERM BORROWINGS

Short-term borrowings at December 31 are summarized as follows:

(In thousands)	2005	2004
Federal funds purchased	$2,948,259	$1,208,673
Securities sold under agreements to repurchase	1,456,003	1,083,315

Total federal funds purchased and securities sold under agreements to repurchase	4,404,262	2,291,988

Treasury, tax and loan notes	391,980	264,745
Term federal funds purchased	75,000	115,958
Commercial paper	-0-	1,597
Other borrowings	44,645	46,798

Total other borrowed funds	511,625	429,098

Total short-term borrowings	$4,915,887	$2,721,086

The average rates paid on federal funds purchased and securities sold under agreements to repurchase, including the effects of interest rate swaps, were 2.75%, 1.40% and 0.95% for the years ended December 31, 2005, 2004 and 2003, respectively. The average rates paid on other borrowed funds were 3.53%, 2.94% and 2.99% for the years ended December 31, 2005, 2004 and 2003, respectively.

NOTE 10 — LONG-TERM DEBT

Long-term debt at December 31 is summarized as follows:

(In thousands)	2005	2004
Long-term Federal Home Loan Bank advances	$1,958,730	$4,371,745

OTHER LONG-TERM DEBT:
4.85% Subordinated Notes Due April 2013 (Issued by AmSouth Bank)	497,292	496,918
5.20% Subordinated Notes Due April 2015 (Issued by AmSouth Bank)	347,382	-0-
6.45% Subordinated Notes Due February 2018 (Issued by AmSouth Bank)	301,036	301,534
6.125% Subordinated Notes Due March 2009	174,859	174,815
6.75% Subordinated Debentures Due November 2025	150,000	149,985
7.25% Senior Notes Due May 2006	99,976	99,905
6.625% Subordinated Notes Due December 2005	-0-	49,947
Federal Funds Effective Rate floating-rate bank notes	150,000	-0-
90-Day London Interbank Offered Rate (LIBOR) floating-rate bank notes	350,000	800,000
2.82% fixed-rate bank notes	200,000	200,000
Long-term securities sold under agreements to repurchase	1,752,880	601,000
Other long-term notes payable	10,904	401
Statement 133 valuation adjustments	(8,388)	25,268

Total other long-term debt	4,025,941	2,899,773

Total long-term debt	$5,984,671	$7,271,518

AmSouth Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Long-term advances from the Federal Home Loan Bank (FHLB) had maturities ranging from 2007 to 2025 and had weighted-average interest rates of 5.13%, 3.79% and 4.15% at December 31, 2005, 2004 and 2003, respectively. All of these advances had fixed rates. Of the balances outstanding at December 31, 2005, $1.9 billion were callable by the FHLB. If called, these FHLB advances are convertible by AmSouth. The convertible feature provides that after a specified date in the future, the advances will remain at a fixed rate, or AmSouth will have the option to either pay off the advance or convert from a fixed rate to a variable rate based on a LIBOR index. In 2005, AmSouth prepaid approximately $1.63 billion of FHLB advances and recognized gains of approximately $17.7 million. In 2004, AmSouth prepaid $1.25 billion in FHLB advances and incurred a prepayment cost of $129.6 million. Under the Blanket Agreement for Advances and Security Agreement with the FHLB, residential first mortgage loans and equity lines and loans are pledged as collateral for the FHLB advances outstanding. See Note 4 for loans pledged to the FHLB at December 31, 2005 and 2004.

The 6.45% Subordinated Notes Due February 2018 were issued with embedded put and call options that could require AmSouth Bank to repurchase the notes at face value on February 1, 2008. If AmSouth Bank does not repurchase the debt, the interest rate on the notes will be reset on February 1, 2008, based on a set formula. The 6.125% Subordinated Notes Due March 2009 may be redeemed by AmSouth prior to March 1, 2009, at the greater of 100% of the principal amount or an amount based on a preset formula. The 6.75% Subordinated Debentures Due November 2025 were redeemable on November 1, 2005, at the option of the registered holders thereof; however, these Subordinated Debentures were not redeemed on this date and therefore are no longer redeemable prior to maturity. All other Subordinated Notes and the Senior Notes are not redeemable prior to maturity.

At December 31, 2005 and 2004, long-term securities sold under agreements to repurchase consisted of agreements to repurchase $1.88 billion and $622.9 million of Federal National Mortgage Association (FNMA) and Federal Home Loan Mortgage Corporation (FHLMC) securities. These securities have been delivered to the counterparty and are classified as available-for-sale and held-to-maturity. At December 31, 2005 and 2004, these agreements had a weighted-average interest rate of 3.93% and 3.36%, respectively, and a carrying amount of $1.87 billion and $621.8 million, respectively.

The aggregate stated maturities of long-term debt outstanding at December 31, 2005, are summarized as follows:

(In thousands)	FHLB Advances	Other Long-Term Debt
2006	$-0-	$451,194
2007	745	1,400,000
2008	190,000	104,485
2009	250,000	238,011
2010	400,000	546,815
Thereafter	1,117,985	1,285,436

	$1,958,730	$4,025,941

AmSouth Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AmSouth uses interest rate swaps to hedge the change in fair value of Subordinated Notes and the cash flows associated with other long-term debt as part of its interest rate management strategy. Interest rate swaps hedging the fair value of Subordinated Notes require AmSouth to pay variable interest rates based on a LIBOR index. The weighted-average interest rates on other long-term debt including the effect of interest rate swaps were 4.00%, 2.74% and 3.09% during the years ending December 31, 2005, 2004 and 2003, respectively. See Note 19 for further discussion of AmSouth’s use of interest rate swaps.

At December 31, 2005 and 2004, unused capacity under AmSouth’s shelf registration statement filed with the Securities and Exchange Commission totaled $325 million. This shelf registration can be utilized by AmSouth to issue senior or subordinated debt securities up to the available capacity.

NOTE 11 — SHAREHOLDERS’ EQUITY

AmSouth offers a Direct Stock Purchase and Dividend Reinvestment Plan, whereby investors can purchase shares of common stock directly from AmSouth and reinvest dividends to acquire shares of common stock. Shareholders may invest additional cash up to $10,000 per transaction and $120,000 in any calendar year with no brokerage commissions or fees charged.

AmSouth has a Stockholder Protection Rights Agreement, which attaches a Right to every common share outstanding. Each Right entitles its registered holder, upon occurrence of certain events, to purchase from AmSouth one one-thousandth of a share of Series A Preferred Stock, without par value, for $88.89, subject to adjustment for certain events. The Rights will be exercisable only if a person or group acquires 15% or more of AmSouth’s common stock or commences a tender offer that will result in such person or group owning 15% or more of AmSouth’s common stock. The Rights may be redeemed by action of the Board for $.0044 per Right.

On September 19, 2001, AmSouth’s Board of Directors approved a plan to repurchase up to 25,000,000 shares of the Company’s outstanding common stock over a two-year period. During 2003 and 2002, AmSouth purchased 7,672,000 and 13,274,000 shares, respectively, at a cost of $156.9 million and $272.1 million, respectively, under this authorization. This authorization expired in the third quarter of 2003.

On April 17, 2003, AmSouth’s Board of Directors approved a plan to repurchase up to 25,000,000 shares of the Company’s outstanding common stock. The common shares may be repurchased in the open market or in privately negotiated transactions. The reacquired common shares will be held as treasury shares and may be reissued for various corporate purposes, including employee benefit programs. During 2005, 2004 and 2003, AmSouth repurchased 13,713,000, 2,134,000 and 291,000 shares, respectively, at a cost of $358.9 million, $51.0 million and $6.2 million, respectively, which were primarily executed under this authorization.

At December 31, 2005, there were 1,856,000 shares reserved for issuance under the Direct Stock Purchase and Dividend Reinvestment Plan, 52,513,000 shares reserved for issuance under stock compensation plans (35,693,000 shares represent stock options outstanding), 931,000 shares reserved under the AmSouth deferred compensation plans, and 864,000 shares reserved for issuance under the employee stock purchase plan, for a total of 56,164,000 shares.

In 2005, AmSouth increased its dividend per share to $1.01 per common share, compared to $0.97 in 2004 and $0.93 in 2003.

NOTE 12 — REGULATORY REQUIREMENTS AND RESTRICTIONS

Capital is the primary tool used by regulators to monitor the financial health of insured banks and savings institutions. The Federal Reserve Board and the Federal Deposit Insurance Corporation have historically had similar capital adequacy guidelines involving minimum leverage capital and risk-based capital requirements. Under the capital adequacy guidelines and the regulatory framework for prompt corrective action, AmSouth and its banking subsidiary must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Based on the risk-based capital rules and definitions prescribed by the banking regulators, should an institution’s capital ratios decline below predetermined levels, it would become subject to a series of increasingly restrictive regulatory actions. AmSouth and its subsidiary bank are required to have core capital (tier 1) of at least 4% of risk-weighted assets, total capital of 8% of risk-weighted assets

AmSouth Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

and a leverage ratio of 3% of adjusted quarterly average assets. Tier 1 capital consists principally of shareholders’ equity, excluding unrealized gains and losses on available-for-sale securities and the effective portion of cash flow hedges, less goodwill and certain other intangibles. Total capital consists of tier 1 capital plus certain debt instruments and the allowance for credit losses, subject to limitation. The leverage ratio reflects tier 1 capital divided by average assets for the quarter. Average assets used in the calculation exclude goodwill and certain other intangibles. The regulations also define well-capitalized levels of tier 1 capital, total capital and leverage as ratios of 6%, 10% and 5%, respectively, for banking entities. AmSouth’s banking subsidiary had tier 1 capital, total capital and leverage ratios above the well-capitalized levels at December 31, 2005 and 2004. Management believes that no changes in conditions or events have occurred since December 31, 2005, which would result in changes that would cause AmSouth Bank to fall below the well-capitalized level.

The actual capital ratios and amounts for AmSouth and AmSouth Bank at December 31 are as follows:

	2005		2004
(Dollars in thousands)	Amount	Ratio	Amount	Ratio
TIER 1 CAPITAL:
AmSouth	$3,466,234	7.81%	$3,323,938	8.05%
AmSouth Bank	3,804,539	8.58	3,507,133	8.49
TOTAL CAPITAL:
AmSouth	5,061,226	11.40	4,514,004	10.93
AmSouth Bank	5,144,545	11.60	4,557,365	11.04
LEVERAGE:
AmSouth	3,466,234	6.74	3,323,938	6.73
AmSouth Bank	3,804,539	7.41	3,507,133	7.10

In October 2004, AmSouth entered into a deferred prosecution agreement with the U.S. Attorney for the Southern District of Mississippi relating to deficiencies in AmSouth Bank’s reporting of suspicious activities under the Bank Secrecy Act. As of October 2005, AmSouth had fully complied with the requirements of the deferred prosecution agreement and the agreement was dismissed. Also in October 2004, AmSouth entered into a cease and desist order with the Federal Reserve and the Alabama Department of Banking, as well as an order with the Financial Crimes Enforcement Network, in connection with deficiencies in AmSouth Bank’s reporting of suspicious activities under the Bank Secrecy Act.

AmSouth’s banking subsidiary is required to maintain reserve balances with the Federal Reserve Bank based on a percentage of deposits reduced by its cash on hand. The average amount of those reserves was approximately $12,815,000 and $12,973,000 for the years ended December 31, 2005 and 2004, respectively.

Certain restrictions exist regarding the ability of banking subsidiaries to transfer funds to the parent Company as loans, advances or dividends. The subsidiary bank can initiate dividend payments in 2006, without prior regulatory approval, of an amount equal to approximately $479.4 million plus its net profits for 2006, as defined by statute. Substantially all of the parent Company’s retained earnings at December 31, 2005 and 2004 represented undistributed earnings of its banking subsidiary.

NOTE 13 — COMPREHENSIVE INCOME

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

AmSouth Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The disclosure of the reclassification amount for the years ended December 31 is as follows:

	2005
(In thousands)	Before Tax	Tax Effect	Net of Tax
Net income	$1,054,581	$(328,876)	$725,705
Net unrealized holding gains and losses onavailable-for-sale securities arising during the period	(112,658)	42,899	(69,759)
Less: reclassification adjustments for net securities gains realized in net income	4,772	(1,794)	2,978

Net change in unrealized gains and losses on available-for-sale securities	(117,430)	44,693	(72,737)
Net unrealized holding gains and losses on derivatives arising during the period	(5,669)	2,122	(3,547)
Less: reclassification adjustments for losses realized in net income	(5,314)	1,998	(3,316)

Net change in unrealized gains and losses on derivative instruments	(355)	124	(231)
Additional minimum pension liability adjustment	(538)	(126)	(664)

Comprehensive income	$936,258	$(284,185)	$652,073

	2004
	Before Tax	Tax Effect	Net of Tax
Net income	$923,479	$(299,981)	$623,498
Net unrealized holding gains and losses on available-for-sale securities arising during the period	(7,510)	3,293	(4,217)
Less: reclassification adjustments for net securities gains realized in net income	26,620	(10,329)	16,291

Net change in unrealized gains and losses on available-for-sale securities	(34,130)	13,622	(20,508)
Net unrealized holding gains and losses on derivatives arising during the period	8,244	(3,222)	5,022
Less: reclassification adjustments for gains realized in net income	12,944	(4,867)	8,077

Net change in unrealized gains and losses on derivative instruments	(4,700)	1,645	(3,055)
Additional minimum pension liability adjustment	(6,268)	2,357	(3,911)

Comprehensive income	$878,381	$(282,357)	$596,024

	2003
	Before Tax	Tax Effect	Net of Tax
Net income	$891,136	$(265,015)	$626,121
Net unrealized holding gains and losses on available-for-sale securities arising during the period	(129,813)	54,639	(75,174)
Less: reclassification adjustments for net securities gains realized in net income	44,862	(16,868)	27,994

Net change in unrealized gains and losses on available-for-sale securities	(174,675)	71,507	(103,168)
Net unrealized holding gains and losses on derivatives arising during the period	(25,970)	8,504	(17,466)
Less: reclassification adjustments for gains realized in net income	22,491	(8,457)	14,034

Net change in unrealized gains and losses on derivative instruments	(48,461)	16,961	(31,500)
Additional minimum pension liability adjustment	(13,704)	5,153	(8,551)

Comprehensive income	$654,296	$(171,394)	$482,902

AmSouth Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 — EARNINGS PER COMMON SHARE

The following table sets forth the computation of earnings per common share and diluted earnings per common share for the years ended December 31:

(Dollars in thousands)	2005	2004	2003
EARNINGS PER COMMON SHARE COMPUTATION:
Numerator:
Net income	$725,705	$623,498	$626,121
Denominator:
Weighted-average common shares outstanding	350,130	352,533	350,237
Shares issuable under deferred compensation arrangements	572	151	-0-

Weighted-average common shares outstanding — basic	350,702	352,684	350,237

Earnings per common share	$2.07	$1.77	$1.79

DILUTED EARNINGS PER COMMON SHARE COMPUTATION:
Numerator:
Net income	$725,705	$623,498	$626,121
Denominator:
Weighted-average common shares outstanding	350,130	352,533	350,237
Shares issuable under deferred compensation arrangements	572	151	-0-
Dilutive effect of stock options and restricted stock	4,852	5,268	4,071

Weighted-average common shares outstanding — diluted	355,554	357,952	354,308

Diluted earnings per common share	$2.04	$1.74	$1.77

The effect from assumed exercise of 918,000, 960,000 and 2.8 million stock options was not included in the above computation of diluted earnings per common share for 2005, 2004 and 2003, respectively, because such amounts would have had an antidilutive effect on earnings per share.

NOTE 15 — LONG-TERM INCENTIVE COMPENSATION PLANS

AmSouth has long-term incentive compensation plans which permit the granting of incentive awards in the form of stock options, restricted stock awards and stock appreciation rights (at December 31, 2005, 2004 and 2003, there were no stock appreciation rights outstanding). Generally, the terms of these plans stipulate that the exercise price of options may not be less than the fair market value of AmSouth’s common stock at the date the options are granted. Options granted generally vest between one and three years from the date of the grant, which is determined on the grant date by the Human Resources Committee of the Board of Directors. All of the options granted during 2005, 2004 and 2003 expire ten years from the date of grant. All other options granted generally expire no later than ten years from the date of the grant.

AmSouth Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Statement 123 requires pro forma information regarding net income and earnings per share (refer to Note 1). This pro forma information has been determined as if AmSouth had accounted for its employee stock options under the fair value method of that statement. The fair value of these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for the years ended December 31:

	2005	2004	2003
Risk-free rate	3.61%	3.92%	3.81%
Dividend yield	3.95%	3.99%	4.49%
Volatility factor	21.57%	30.88%	31.40%
Expected life	4.2 years	7.0 years	7.0 years
Fair value	$3.60	$5.69	$4.49

The following table summarizes AmSouth’s stock option activity and related information during 2003, 2004 and 2005:

	Number of Options	Range of Exercise Prices	Weighted-Average Exercise Price
Balance at January 1, 2003	26,843,297	$5.14 -32.92	$18.43
Options exercised	(5,161,082)	5.14 - 22.55	15.48
Options forfeited	(1,331,716)	6.23 - 31.21	19.58
Options granted	9,392,150	19.31 - 23.96	20.53

Balance at December 31, 2003	29,742,649	6.34 - 32.92	19.56
Options exercised	(5,052,627)	6.34 - 24.69	17.69
Options forfeited	(1,629,468)	8.12 - 26.32	21.31
Options granted	9,174,000	22.02 - 26.67	24.31

Balance at December 31, 2004	32,234,554	7.75 - 32.92	21.09
Options exercised	(3,763,449)	7.75 - 26.32	19.53
Options forfeited	(1,524,343)	7.75 - 26.71	23.03
Options granted	8,746,150	24.94 - 27.91	25.61

Balance at December 31, 2005	35,692,912	10.80 - 32.92	22.28

Of the options outstanding at December 31, 2005, those options granted since January 1, 2003 had an original vesting period of three years from the date of grant. However, on December 29, 2005, AmSouth’s Board of Directors approved a resolution that caused all unvested, outstanding options to immediately vest. Thus, all options outstanding at December 31, 2005 were exercisable. At December 31, 2005, 2004 and 2003, exercisable options totaled 35,692,912, 16,309,744 and 15,456,677, respectively, and had weighted-average exercise prices per share of $22.28, $19.67 and $18.70, respectively.

AmSouth Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents the weighted-average remaining life as of December 31, 2005, for options outstanding within the stated exercise price ranges.

	Outstanding and Exercisable
Range of Exercise Prices	Number of Options	Weighted-Average Exercise Price	Weighted-Average Remaining Life
$10.80 - $15.80	498,906	$13.98	1.09 years
16.06 - 19.88	4,935,209	16.90	4.87 years
20.14 - 26.19	28,689,446	23.04	7.55 years
26.26 - 32.92	1,569,351	27.99	5.59 years

AmSouth also has issued common stock as restricted stock awards to key officers, with the restriction that they remain employed with AmSouth for periods of one to three years or longer. The following table summarizes AmSouth’s restricted stock grants and the weighted-average fair values at grant date for the years ended December 31:

	2005	2004	2003
Restricted stock granted	327,437	193,426	102,438
Weighted-average fair value of restricted stock granted during the year	$25.61	$24.89	$20.83

NOTE 16 — PENSION AND OTHER EMPLOYEE BENEFIT PLANS

AmSouth sponsors the Retirement Plan, a noncontributory defined benefit pension plan (the pension plan), covering substantially all regular full-time employees and part-time employees who regularly work one thousand hours or more each year. Benefits are generally based on years of service and the employee’s earnings during the five consecutive calendar years out of the last ten years of employment that produce the highest average. Actuarially determined pension costs are charged to current operations using the projected unit credit method. AmSouth’s funding policy is to contribute an amount that meets the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974, plus such additional allowable amounts as the Company determines to be appropriate.

AmSouth also sponsors a nonqualified Supplemental Executive Retirement Plan (the SERP). The SERP provides benefits that would otherwise be denied to participants under the pension plan because of Internal Revenue Code limitations on qualified plan benefits, as well as additional benefits that serve to attract and retain senior executives.

There are two types of retirement benefits in the SERP: a regular benefit and a targeted benefit. The annual average covered compensation for both benefits is based on the highest three consecutive years of base salary, plus bonus, out of the last ten years worked. The amount of the regular SERP retirement benefit is determined by the length of the retiree’s credited service up to 35 years. Participants vest in this benefit after five years of service or attainment of age 55. The regular SERP benefit is available to all eligible SERP participants. The targeted SERP retirement benefit is available only to a select group of senior officers, including executive officers. The targeted SERP benefit provides a percentage of annual average covered compensation based on years of credited service ranging from 40% at 10 years up to a maximum of 65% at 35 years. Costs associated with the SERP are charged to current operations based on actuarial calculations.

In addition to pension benefits, AmSouth provides postretirement medical plans to all current employees who retire between the ages of 55 and 65 with five calendar years of service and provides certain retired and grandfathered retired participants with postretirement healthcare benefits past age 65. Postretirement life insurance is also

AmSouth Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

The assumptions and measures contained in this note relating to the postretirement benefit plans do not reflect any amount associated with the subsidy because AmSouth amended its postretirement medical plan and, beginning January 1, 2006, AmSouth will not provide any benefits that will qualify for this subsidy.

AmSouth uses a September 30 measurement date for its plans. The following table summarizes the change in benefit obligation, plan assets and the funded status of the pension and other postretirement plans at September 30, 2005 and 2004:

	Retirement Plans		Other Postretirement Benefits
(In thousands)	2005	2004	2005	2004
CHANGE IN BENEFIT OBLIGATION:
Benefit obligation at beginning of period	$807,717	$712,280	$40,815	$41,922
Service cost	26,801	21,433	1,032	807
Interest cost	46,280	42,057	2,281	2,324
Amendments	-0-	4,922	(14,891)	-0-
Actuarial loss (gain)	43,626	59,683	(6,446)	(592)
Benefits and expenses paid	(33,765)	(32,658)	(3,046)	(3,646)

Benefit obligation at end of period	$890,659	$807,717	$19,745	$40,815

CHANGE IN PLAN ASSETS:
Fair value of plan assets at beginning of period	$784,298	$710,322	$4,346	$4,516
Actual return on plan assets	104,406	80,717	76	55
Employer contributions	690	25,917	-0-	-0-
Benefits and expenses paid	(33,765)	(32,658)	(229)	(225)

Fair value of plan assets at end of period	855,629	784,298	4,193	4,346

Funded status	(35,030)	(23,419)	(15,552)	(36,469)
Unrecognized actuarial loss	288,347	310,330	7,547	15,123
Unamortized prior service cost (credit)	3,913	4,055	(19,416)	(5,396)
Unrecognized net transition obligation	1,155	1,348	304	348

Prepaid (accrued) benefit cost at September 30	$258,385	$292,314	$(27,117)	$(26,394)

Employer contributions from October 1 to December 31	6,007	170	710	759

Prepaid (accrued) benefit cost at December 31	$264,392	$292,484	$(26,407)	$(25,635)

AMOUNTS RECOGNIZED IN THE CONSOLIDATED BALANCE SHEETS:
Prepaid benefit cost	$304,542	$323,005	$-0-	$181
Accrued benefit liability	(66,807)	(57,649)	(26,407)	(25,816)
Intangible asset	6,147	7,156	-0-	-0-
Other comprehensive income	20,510	19,972	-0-	-0-

Net amount recognized	$264,392	$292,484	$(26,407)	$(25,635)

AmSouth Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The accumulated benefit obligation for all defined benefit pension plans was $817,698,000 and $747,878,000 as of September 30, 2005 and 2004, respectively.

Information for the SERP, which has an accumulated benefit obligation in excess of plan assets, as of September 30:

	SERP
(In thousands)	2005	2004
Projected benefit obligation	$77,029	$65,277
Accumulated benefit obligation	66,807	57,649
Fair value of plan assets	-0-	-0-

Net periodic benefit cost (credit) includes the following components for the years ended December 31:

	Retirement Plans			Other Postretirement Benefits
(In thousands)	2005	2004	2003	2005	2004	2003
Service cost	$26,801	$21,433	$18,813	$1,032	$807	$854
Interest cost	46,280	42,057	40,118	2,281	2,324	2,513
Expected return on plan assets	(65,853)	(64,793)	(61,346)	(205)	(213)	(239)
Amortization of prior service cost (credit)	142	46	(300)	(871)	(870)	(870)
Amortization of transitional obligation (asset)	193	192	192	44	43	43
Recognized actuarial loss	27,056	16,113	1,633	980	1,030	1,038

Net periodic benefit cost (credit)	$34,619	$15,048	$(890)	$3,261	$3,121	$3,339

Assumptions used to determine benefit obligations at September 30 (the measurement date):

	Retirement Plans		Other Postretirement Benefits
	2005	2004	2005	2004
Weighted-average discount rate	5.75%	5.85%	5.30%	5.85%
Rate of annual compensation increase	5.00	5.00	N/A	N/A

AmSouth Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Assumptions used to determine net periodic benefit cost (credit) for the years ended December 31:

	Retirement Plans			Other Postretirement Benefits
	2005	2004	2003	2005	2004	2003
Weighted-average discount rate	5.85%	6.00%	6.65%	5.85%	6.00%	6.65%
Weighted-average expected long-term rate of return on plan assets	8.50	8.50	8.75	5.00	5.00	5.50
Weighted-average rate of annual compensation increase	5.00	4.13	4.40	N/A	N/A	N/A

The overall long-term, weighted-average expected rate of return on plan assets for determining net periodic benefit cost (credit) for 2005 was chosen by AmSouth from a range of best estimates based upon the anticipated long-term returns and long-term volatility for asset categories based on the target asset allocation of the plans.

The following table summarizes the estimated benefits to be paid in the following periods:

(In thousands)	Retirement Plans	Other Postretirement Benefits
2006	$34,365	$2,036
2007	36,100	1,922
2008	39,257	1,850
2009	41,356	1,886
2010	44,033	1,921
2011-2015	272,855	9,134

The expected benefits above were estimated based on the same assumptions used to measure AmSouth’s benefit obligation at September 30, 2005, and include benefits attributable to estimated future employee service.

AmSouth Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For measurement purposes, the increase in the per capita cost of covered healthcare benefits varies by medical benefit and date of retirement. For the majority of participants, AmSouth’s subsidies for all medical benefits are capped at a level dollar amount. For a grandfathered group of retirees, the rates are graded, starting at 10.00% in 2005 and dropping to an ultimate rate of 5.00% in ten years. Assumed healthcare cost trend rates have an insignificant effect on the costs and the liabilities reported for the healthcare plan.

A one-percentage point change in assumed healthcare cost trend rates would have the following effects:

(In thousands)	1-Percentage Point Increase	1-Percentage Point Decrease
Effect on total of service cost and interest cost components	$20	$(20)
Effect on postretirement benefit obligation	147	(143)

AmSouth’s pension plan weighted-average asset allocations at September 30, by asset category, are as follows:

	2005	2004
ASSET CATEGORY:
Domestic equity securities	49%	50%
International equity securities	17	14
Debt securities	32	32
Other	2	4

	100%	100%

The pension plan is invested in a diversified manner to provide consistent returns. The targeted asset allocation for the pension plan is 65% in equities and 35% in bonds. The equity portion is targeted at 25% large cap domestic stocks, 15% small/mid cap domestic stocks, 15% international stocks, 5% real estate investment trusts and 5% hedge funds. The equity portion of the pension plan is diversified among managers and styles.

The pension plan has a portion of its investments in AmSouth common stock. The number of shares was 1,080,307, representing approximately 3% of plan assets at September 30, 2005 and 2004. The market value of the common stock was $27,289,000 and $26,359,000, respectively, as of September 30, 2005 and 2004. Dividends paid on the AmSouth common stock totaled $1,080,000, $1,026,000 and $983,000 during the plan years ended September 30, 2005, 2004 and 2003, respectively.

At September 30, 2005 and 2004, AmSouth’s other postretirement benefit plans were invested 100% in fixed income securities. The primary objective of this strategy is preservation of principal to meet future insurance policy premiums. The target asset allocations are 90% to 100% fixed income with the remainder in cash.

AmSouth expects to make contributions of approximately $1.0 million to the SERP and approximately $1.5 million to its other postretirement benefit plans in 2006.

AmSouth Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

OTHER PLANS

The AmSouth Thrift Plan (the thrift plan) is a defined contribution plan that covers substantially all regular full-time employees and part-time employees who regularly work one thousand hours or more each year. The thrift plan utilizes a thrift formula and contains a cash or deferred arrangement under Internal Revenue Code Section 401(k). AmSouth matches pre-tax contributions dollar for dollar on the first 4% of base pay that each employee contributes to the thrift plan. After-tax contributions to the thrift plan are matched at 50 cents for every dollar contributed by an employee through the first 4% of base pay. Employees may make both pre-tax and after-tax contributions, but no matching contributions are made on any employee contributions above 4%, with pre-tax contributions being matched first. Prior to January 1, 2005, company-matching contributions were dollar for dollar matching on the first 6% of base pay contributed to the thrift plan. All company-matching contributions are made in AmSouth common stock and are allocated to the AmSouth common stock investment option. Participants are allowed to transfer company-matching contributions out of the AmSouth common stock investment option to other investment options at any time. The cost of the thrift plan for the years ended December 31, 2005, 2004 and 2003 was $12.9 million, $17.9 million and $16.8 million, respectively. The thrift plan held 7,131,542 and 6,922,325 shares of AmSouth common stock at December 31, 2005 and 2004, respectively. For the years ended December 31, 2005, 2004 and 2003, the thrift plan received $7,006,000, $6,657,000 and $6,251,000, respectively, in dividends on AmSouth common stock.

The AmSouth Bancorporation Employee Stock Purchase Plan (the employee stock purchase plan) allows all employees who work more than 20 hours per week to purchase shares of AmSouth common stock. Under the employee stock purchase plan, an employee may invest up to $2,000 each calendar year in purchases of AmSouth common stock, and AmSouth will contribute a matching 25% toward the purchase. Participants are immediately vested in the company match. Additional purchases of up to $8,000 may be made on an unmatched basis with no administrative or brokerage fees charged. The cost of the employee stock purchase plan for the years ended December 31, 2005, 2004 and 2003 was $825,000, $842,000 and $660,000, respectively. Under the employee stock purchase plan, 171,583, 172,957 and 185,070 shares of AmSouth common stock were purchased during 2005, 2004 and 2003, respectively, with weighted-average fair values of $24.17, $21.26 and $20.47, respectively. Refer to Note 11 for shares reserved for issuance under the employee stock purchase plan.

AmSouth maintains a deferred compensation plan, which was amended and restated as of January 1, 2005. A select group of members of Management and highly compensated employees are eligible to participate. Under the deferred compensation plan, a participant may elect to defer a portion (from 25% to 100%) of his or her annual bonus into a deferred account. The deferral election must specify a payment date, which may not be sooner than the third anniversary of the first day of the plan year to which the deferral relates. Contributions to the deferred compensation plan are deemed to mirror the participants’ thrift plan elections and distributions are made in cash. Prior to January 1, 2005, the cash amount of the bonus being deferred was exchanged for an equivalent number of “deemed” shares of AmSouth common stock based on the fair market value of such stock. That number of shares of AmSouth common stock will be distributed to the participant on the selected payment date. The participant may elect to have all payments distributed in a lump sum or in installments, but must make such election in advance of the deferral. AmSouth also has a deferred compensation plan for directors of AmSouth Bancorporation. Under the directors’ deferred compensation plan, a director may elect to defer all or a portion of his or her retainer fee and all of his or her meeting fees. Amounts deferred are exchanged for an equivalent number of “deemed” shares of AmSouth common stock based on the fair market value of such stock. That number of shares will be distributed to the director on the payment date selected by the director, which may be at retirement, termination of services as a director, or at an age specified by the director. Such elections must be made prior to deferral and are irrevocable. All deferred amounts for both deferred compensation plans are fully vested and are not subject to forfeiture. The shares of AmSouth common stock held by the deferred compensation plans are considered outstanding for purposes of calculating basic and diluted earnings per share.

AmSouth Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AmSouth maintains an executive incentive plan and a management incentive plan (the incentive plans), which are designed to align Executive Officer pay, as well as the pay of certain members of Management, with the annual performance of AmSouth and the annual performance of the respective area of responsibility, as applicable. Traditionally, the two factors which have been used to measure AmSouth’s performance for purposes of the incentive plans were growth in earnings per share and return on average equity. The Human Resources Committee of the Board of Directors may also evaluate performance for purposes of the incentive plans by considering one or more factors (e.g., return on average assets, credit quality measures, efficiency ratio, loan growth, deposit growth, or noninterest revenue growth). Payments under the incentive plans are based on a percentage of the employee’s base pay, multiplied by a factor based on the Company’s results or the employee’s performance rating. The Human Resources Committee may use its discretion to adjust payments downward from these amounts. The expense associated with the incentive plans was $18.2 million, $25.9 million and $25.1 million for the years ended December 31, 2005, 2004 and 2003, respectively.

NOTE 17 — OTHER NONINTEREST REVENUES AND OTHER NONINTEREST EXPENSES

The components of other noninterest revenues and other noninterest expenses for the years ended December 31 are as follows:

(In thousands)	2005	2004	2003
OTHER NONINTEREST REVENUES:
Interchange income	$91,450	$77,642	$67,404
Commercial credit fee income	47,497	42,648	45,332
Bank owned life insurance policies	43,272	48,417	52,216
Mortgage income	16,701	21,192	51,181
Net gain on sale of assets	44,007	166,103	-0-
Gains on sales of available-for-sale securities	4,772	26,620	44,862
Other	111,390	75,447	83,771

	$359,089	$458,069	$344,766

OTHER NONINTEREST EXPENSES:
Professional fees	$41,368	$41,732	$32,579
Postage and supplies	40,241	45,191	47,050
Marketing	35,246	38,392	36,504
Communications	24,338	24,151	28,218
Settlement agreements and related professional fees	-0-	53,972	-0-
FHLB prepayment cost	-0-	129,648	-0-
Other	172,584	177,214	172,201

	$313,777	$510,300	$316,552

AmSouth Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 — INCOME TAXES

The provisions for income taxes charged to earnings are summarized for the years ended December 31 as follows:

(In thousands)	2005	2004	2003
CURRENT TAX EXPENSE:
Federal	$168,609	$94,028	$18,855
State	8,328	2,951	2,406

	176,937	96,979	21,261

DEFERRED TAX EXPENSE:
Federal	125,826	172,691	216,467
State	26,113	30,311	27,287

	151,939	203,002	243,754

	$328,876	$299,981	$265,015

The differences between the actual income tax expense and the amount computed by applying the statutory federal income tax rate to income before income taxes for the years ended December 31 are as follows:

(In thousands)	2005	2004	2003
Tax at statutory federal income tax rate	$369,103	$323,218	$311,897
State and local income taxes, net of federal benefits	22,387	21,620	19,300
Tax exempt interest	(8,678)	(8,302)	(8,317)
Bank owned life insurance income	(18,367)	(20,184)	(21,552)
Penalty	-0-	17,500	-0-
Lease residual option benefit	(13,627)	(14,058)	(15,005)
Tax credits	(17,983)	(14,566)	(8,254)
Other	(3,959)	(5,247)	(13,054)

	$328,876	$299,981	$265,015

AmSouth Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The significant temporary differences that created deferred tax assets and liabilities at December 31 are as follows:

(In thousands)	2005	2004
DEFERRED TAX ASSETS:
Loan loss reserves	$140,583	$140,225
Mortgage servicing rights	-0-	14,459
State net operating loss carryforwards	15,695	18,785
Statement 115 equity adjustment	58,020	13,324
Statement 133 equity adjustment	13,612	13,488
Other	35,102	27,874

	263,012	228,155

DEFERRED TAX LIABILITIES:
Leasing activities	(1,369,356)	(1,237,824)
Depreciation	(28,761)	(9,355)
Employee benefits	(55,786)	(67,212)
Other	(33,269)	(32,025)

	(1,487,172)	(1,346,416)

Net deferred tax liability	$(1,224,160)	$(1,118,261)

AmSouth has a deferred state tax asset of $15.7 million resulting from net operating loss carryforwards. These carryforwards expire between 2006 and 2024. There was no valuation allowance recorded in 2005 because it is more likely than not that all deferred tax assets will be realized.

AmSouth’s federal and state income tax returns are subject to review and examination by government authorities. In the normal course of these examinations, AmSouth is subject to challenges from federal and state authorities regarding amounts of taxes due. These challenges may alter the timing or amount of taxable income or deductions, or the allocation of income among tax jurisdictions. AmSouth is currently under examination by a number of states in which it does business. AmSouth is also under examination by the Internal Revenue Service (IRS) for the years ended December 31, 2000 through December 31, 2002. AmSouth is currently at IRS Appeals on the issues raised in the IRS examination for the years ended December 31, 1998, September 30, 1999 and December 31, 1999 related to leveraged lease transactions.

AmSouth has certain leasing transactions that are accounted for as leveraged leases under the guidance of Statement of Financial Accounting Standards No. 13, “Accounting for Leases” (Statement 13). Under Statement 13, the net investment recorded for leveraged leases on the consolidated balance sheet represents the present value of the net cash flows from the leases, including tax-related cash flows. Total income is recognized proportionately over the term of a leveraged lease in each year in which the net investment in the lease is positive. In connection with the IRS examination previously mentioned, the IRS issued Notices of Proposed Adjustments with respect to AmSouth’s tax treatment of certain leveraged lease transactions that were entered into during the years under examination. Management believes that AmSouth’s treatment of these leveraged lease transactions was in compliance with existing tax case law, applicable statutes and regulations in effect at the time these transactions were entered into and intends to vigorously defend its position.

AmSouth Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

If AmSouth were to settle with the IRS on these Notices of Proposed Adjustments, such a settlement would not have a material impact to the consolidated financial statements based upon accounting guidance currently in effect. Under Statement 13, any changes in estimates or assumptions that do not affect total net income for a lease do not affect the timing of income recognition. However, the FASB has recently issued two proposals that, if adopted as currently drafted, would change current accounting guidance.

On July 14, 2005, the FASB issued an Exposure Draft of a proposed Interpretation, “Accounting for Uncertain Tax Positions — an interpretation of FASB Statement No. 109” (the “Interpretation”), proposing guidance on the recognition and measurement of certain positions taken in tax return filings as well as the related accrual of interest and penalties and classification of liabilities resulting from these positions. On January 11, 2006, the FASB met to resume deliberations of the pending Interpretation. The FASB is expected to release its final Interpretation in March or April of 2006. The new proposed effective date is expected to apply to the first fiscal year beginning after December 2006.

Also on July 14, 2005, the FASB issued an Exposure Draft of a proposed Staff Position, “Accounting for a Change or Projected Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leveraged Lease.” This Exposure Draft specifies that a change or projected change in the timing of cash flows related to a leveraged lease transaction will result in a recalculation of the lease model and of the timing and/or amount of income recognized by a lessor for that lease by period. These changes include changes in cash flows related to the timing of deductions and assessments of additional taxes, interest, and/or penalties as a result of an actual or expected settlement with the IRS. Such changes in the expected timing of cash flows resulting from changes in the timing of tax deductions do not result in a reduction of the total net income recognized over the life of the lease. Thus, any current reductions to income previously recognized from the lease would be recognized in future periods. However, a reduction in the total income earned over the life of the lease does result if there are interest changes and/or penalties related to tax expense. On January 18, 2006, the FASB met to discuss several issues raised during the comment letter process. During the meeting, the FASB decided the following: 1) an entity should apply the same policy for recognition of tax benefits in a leveraged lease as it uses for uncertain tax positions; 2) an entity will not be required to reassess leveraged lease accounting; 3) an entity must update all assumptions when recalculating a leveraged lease; and 4) an entity should not include interest and/or penalties in the recalculation of a leveraged lease.

The FASB is still in deliberations on these proposals and the provisions and effective dates may be subject to change. AmSouth is currently reviewing the potential impact of their adoption, and adoption under the guidance as currently proposed is expected to have a material impact to the consolidated financial statements at the effective date of adoption. Both proposals would require that any impact to the consolidated financial statements upon adoption would be recognized as a cumulative effect of a change in accounting principle.

As a result of the resolution of certain other tax matters, AmSouth reduced its tax accrual by $3,000,000, $2,382,000 and $11,725,000 for the years ended December 31, 2005, 2004, and 2003, respectively.

AmSouth Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 — DERIVATIVE FINANCIAL AGREEMENTS

AmSouth uses derivative financial instruments to enable it to manage its exposure to changes in interest rates. AmSouth also enters into similar instruments to help customers manage their exposure to interest rate and foreign currency fluctuations and to finance international activities.

Interest rate swaps are agreements to exchange interest payments computed on notional amounts. Swaps subject AmSouth to market risk associated with changes in interest rates, as well as the credit risk that another party will fail to perform.

Forward contracts provide AmSouth and its customers a means of managing the risks of changing interest rates and foreign exchange rates. These contracts represent commitments either to purchase or sell securities, loans, other money market instruments or foreign currency at a future date and at a specified price. AmSouth is subject to the market risk associated with changes in the value of the underlying financial instrument as well as the credit risk that another party will fail to perform. The gross contract amount of forward contracts represents the extent of AmSouth’s involvement. However, those amounts significantly exceed the future cash requirements, as AmSouth intends to close out open trading positions prior to settlement and thus is subject only to the change in value of the instruments. The gross amount of forward contracts represents AmSouth’s maximum exposure to credit risk.

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

As part of managing interest rate risk, AmSouth uses derivative instruments to mitigate the risk of interest rate movements affecting the value of certain assets and liabilities or future cash flows. The nature and volume of derivative instruments used by AmSouth to manage interest rate risk related to loans, deposits, short-term debt, and long-term debt depend on the level and type of these on-balance-sheet items and AmSouth’s risk management strategies given the current and anticipated interest rate environment. Note 1 to the Consolidated Financial Statements includes a summary of how derivative instruments used for interest rate risk management are accounted for in the consolidated financial statements.

HEDGING STRATEGIES

AmSouth has entered into interest rate swap agreements for interest rate risk management purposes. The following table presents the notional amount, fair value, pay structure, year-to-date ineffectiveness and weighted-average maturity related to the applicable type of hedge. There were no components of derivative instruments which were excluded from the assessment of hedge ineffectiveness during 2005, 2004 or 2003. AmSouth’s credit exposure related to interest rate swaps used for interest rate risk management purposes was $36.4 million and $43.3 million at December 31, 2005 and 2004, respectively. This amount represents the mark-to-market on derivative instruments that are in an asset position.

AmSouth Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	2005
(Dollars in thousands)	Notional Amount	Fair Value	Pay Structure	Ineffectiveness Income/ (Expense)	Weighted- Average Maturity
FAIR VALUE HEDGES:
Interest rate swaps hedging time deposits	$33,000	$(287)	Variable	$-0-	0.50	yrs
Interest rate swaps hedging long-term debt	850,000	(9,586)	Variable	-0-	5.35

	$883,000	$(9,873)		$-0-

CASH FLOW HEDGES:
Interest rate swaps hedging loans	$1,300,000	$(61,431)	Variable	$(4)	2.44
Interest rate swaps hedging long-term bank notes	350,000	4,764	Fixed	9	1.60
Interest rate swaps hedging federal funds purchased	1,200,000	20,094	Fixed	(3)	1.67

	$2,850,000	$(36,573)		$2

	2004
	Notional Amount	Fair Value	Pay Structure	Ineffectiveness Income/ (Expense)	Weighted- Average Maturity
FAIR VALUE HEDGES:
Interest rate swaps hedging time deposits	$33,000	$(196)	Variable	$-0-	1.50	yrs
Interest rate swaps hedging long-term debt	900,000	20,228	Variable	33	6.04

	$933,000	$20,032		$33

CASH FLOW HEDGES:
Interest rate swaps hedging loans	$1,300,000	$(41,697)	Variable	$17	3.45
Interest rate swaps hedging long-term bank notes	200,000	1,222	Fixed	7	2.75
Interest rate swaps hedging federal funds purchased	1,000,000	9,798	Fixed	(7)	2.12
Forward-starting interest rate swaps hedging the forecasted issuance of long-term debt	450,000	(5,575)	Fixed	-0-	10.17

	$2,950,000	$(36,252)		$17

AmSouth Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In 2003, AmSouth recognized $644,000 and $27,000 in expense related to the ineffective portion of its fair value hedges and cash flow hedges, respectively. The $1.2 billion of interest rate swap agreements hedging the anticipated reissuance of federal funds purchased at December 31, 2005, referenced in the preceding table, effectively convert a portion of federal funds purchased to a fixed rate. Approximately $50 million expires in 2006 and $1.15 billion expires in 2007.

At December 31, 2005, all designated hedges qualified for hedge accounting. At December 31, 2004, AmSouth had $100 million in notional value of swaps that no longer qualified for hedge accounting, which matured in 2005 and had previously been designated as fair value hedges of long-term debt. During 2004, these hedging relationships were determined to no longer be highly effective, and AmSouth ceased hedge accounting on these swaps. During 2005, AmSouth terminated $450 million of forward-starting swaps that had been designated as hedging the future issuance of subordinated debt. During 2004, AmSouth terminated $600 million of swaps that had been designated as hedging long-term floating-rate bank notes. The amounts related to the effective portion of these hedging relationships will be amortized into net interest income over the remaining life of the hedged item. Ineffectiveness for both fair value and cash flow hedges is reported in other noninterest revenue.

AmSouth designates forward contracts to hedge the fair value of specific pools of mortgage loans held for sale against changes in interest rates. In addition to the forward contracts treated as hedges, AmSouth’s derivative portfolio also included forward contracts entered into to offset the impact of changes in interest rates on AmSouth’s mortgage pipeline designated for future sale, also referred to as interest rate lock commitments. At December 31, 2005 and 2004, AmSouth had $236.2 million and $112.9 million, respectively, in open forward contracts. AmSouth’s mortgage banking interest rate lock commitments are also derivatives. Accordingly, the change in the fair value of the forward contracts entered into to hedge the mortgage pipeline, while not qualifying as hedges, is somewhat offset by changes in the fair value of the mortgage pipeline. The mark-to-market of the forward contracts, the interest rate lock commitments and mortgage loans held for sale, as well as the impact of hedge ineffectiveness, was not material to AmSouth in 2005, 2004 or 2003. See Note 1 to the Consolidated Financial Statements for an additional discussion of AmSouth’s accounting policy associated with these contracts.

During 2006, AmSouth expects to reclassify out of other comprehensive income and into earnings approximately $7.5 million in expense due to the receipt of variable interest on its hedged variable-rate loans and the payment of interest on its long-term bank notes, federal funds purchased and other long-term debt.

CUSTOMER DERIVATIVES

In addition to using derivative contracts as an interest rate risk management tool, AmSouth also enters into various derivative instruments to help its commercial customers manage their exposure to interest rate and foreign currency fluctuations. To mitigate the interest rate risk associated with these customer contracts, AmSouth enters into offsetting derivative contract positions. AmSouth manages its credit risk or potential risk of default by its commercial customers through credit limit approval and monitoring procedures. Both the derivative contracts entered into with its customers and the offsetting derivative positions are recorded at their estimated fair value. Market value changes on these derivative instruments are recognized in noninterest revenue in the period of change. At December 31, 2005, AmSouth had $23.4 million recorded in other assets and $23.3 million recorded in other liabilities associated with $4.9 billion notional amount of open interest rate contracts. At December 31, 2004, AmSouth had $50.3 million recorded in other assets and $50.0 million recorded in other liabilities associated with $4.5 billion notional amount of open interest rate contracts. At December 31, 2005, AmSouth also had $500,000 in recorded asset balances and $455,000 in recorded liability balances associated with $69 million notional amount of open foreign exchange contracts. At December 31, 2004, AmSouth had $166,000 in recorded asset balances and $116,000 in recorded liability balances associated with $32 million in notional amount of open foreign exchange contracts. The asset balances, or unrealized gains, represent AmSouth’s credit exposure related to these interest rate and foreign exchange contracts.

AmSouth Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20 — TRANSFERS AND SERVICING OF FINANCIAL ASSETS

During 2005, 2004 and 2003, AmSouth sold commercial loans to third-party, multi-issuer conduits. No gains or losses were recognized on commercial loans sold to third-party conduits nor was any retained interest recorded, due to the relatively short life of the commercial loans sold into the conduits (average life less than 90 days). In years prior to 2002, AmSouth also sold residential mortgage loans and dealer loans to third-party, multi-issuer conduits and sold dealer loans and residential mortgage loans in securitization transactions in which AmSouth retained servicing responsibilities. In addition, AmSouth has previously retained an interest in excess interest spreads and, in some cases, subordinated interests. Refer to Note 23 for further discussion regarding commitments related to conduits.

The following table summarizes amounts recognized in the consolidated financial statements related to guaranteed mortgage loan securitization transactions to federal agencies for the years ended December 31:

(In thousands)	2005	2004(a)	2003
Principal sold	$1,003,746	$1,228,132	$1,775,834
Net gains	6,157	10,732	28,341
Servicing retained	-0-	1,015	-0-

(a)	During 2003, AmSouth sold $65,888,000 in residential mortgages, where AmSouth retained the servicing associated with these mortgages and received $66,941,000 in cash. Due to recourse provisions of the sale, the transaction was accounted for as a secured borrowing in 2003. The recourse provision lapsed in 2004, at which time AmSouth recorded a gain of $1,138,000 and a servicing asset of $544,000 associated with the transaction.

The following table summarizes the key assumptions used in the calculation of retained servicing and the gain or loss on the guaranteed mortgage loan securitization transactions to federal agencies during the years ended December 31:

	2005	2004	2003
VALUATION ASSUMPTIONS AT THE TIME OF THE TRANSACTIONS:
Discount rate	10.50%	9.50%	9.50%
Prepayment rate	252 PSA	298 PSA	314 PSA
Weighted-average life (years)	7.47	6.39	5.95
Expected credit losses	0.35%	0.35%	0.35%

Proceeds from sales in connection with guaranteed mortgage loan securitizations during 2005, 2004 and 2003 were $1.0 billion, $1.2 billion and $1.8 billion, respectively. All cash flows from servicing fees and retained interests in connection with guaranteed mortgage loan securitizations and third-party conduits during 2005, 2004 and 2003 represented an immaterial amount. Capitalized mortgage servicing rights and other retained interests were insignificant at December 31, 2005, 2004 and 2003.

AmSouth Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents managed loan information for those loan categories in which there have been loan sales or securitizations where AmSouth had a continuing retained interest at December 31, 2005. This information includes the total principal amount outstanding, the portion that has been derecognized and the portion that continues to be recognized in the consolidated balance sheets as of December 31, 2005, along with quantitative information about delinquencies and net credit losses. In addition to the sales of loans discussed previously, the following table also includes mortgage loans which were securitized through real estate mortgage investment conduits (REMICs) in 1998:

(Dollars in millions)	Residential First Mortgages	Equity Loans and Lines	Commercial Loans
Outstanding as of December 31, 2005:
Loans held in portfolio	$6,016.2	$7,859.1	$11,244.7
Loans securitized/sold	452.0	-0-	478.0
REMIC (bond portfolio)	27.6	20.1	-0-

Total managed loans	$6,495.8	$7,879.2	$11,722.7

Total delinquencies as of December 31, 2005	$195.3	$85.3	$128.0
Delinquencies as a percent of ending managed loans	3.01%	1.08%	1.09%
Net credit losses during 2005	$2.6	$13.4	$51.5
Net credit losses as a percent of ending managed loans	0.04%	0.17%	0.44%

NOTE 21 — FAIR VALUE OF FINANCIAL INSTRUMENTS

For purposes of this disclosure, the estimated fair value of financial instruments with immediate and shorter-term maturities is assumed to be the same as the recorded book value. These instruments include the consolidated balance sheet lines captioned cash and due from banks, other interest-earning assets, federal funds purchased and securities sold under agreements to repurchase, and other borrowed funds.

The carrying amount and estimated fair value of other financial instruments at December 31 are summarized as follows:

	2005		2004
(In thousands)	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
FINANCIAL ASSETS:
Net loans, excluding leases	$33,526,953	$34,977,500	$30,622,263	$31,682,908
Derivative asset positions	26,522	26,522	61,968	61,968

FINANCIAL LIABILITIES:
Deposits	36,348,382	36,265,226	34,232,779	34,223,048
Long-term FHLB advances	1,958,730	2,024,631	4,371,745	4,516,272
Other long-term debt	4,025,941	4,049,539	2,899,773	2,893,636
Derivative liability positions	74,331	74,331	75,635	75,635

AmSouth Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Fair value estimates are made at a specific point in time and are based on relevant market information that is continuously changing. Because no quoted market prices exist for a significant portion of AmSouth’s financial instruments, fair values for such instruments are based on Management’s assumptions with respect to future economic conditions, estimated discount rates, estimates of the amount and timing of future cash flows, expected loss experience and other factors. These estimates are subjective in nature, involving uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in the assumptions could significantly affect the estimates.

Fair value estimates include certain financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, AmSouth has a substantial trust department that contributes net fee income annually. The trust department is not considered a financial instrument and, therefore, its value has not been incorporated into the fair value estimates. Other significant businesses or assets and liabilities that are not considered financial assets or liabilities include the mortgage banking operation, brokerage network, premises and equipment and goodwill. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates. As a result, the fair value disclosures should not be considered an indication of the fair value of the Company taken as a whole.

The following methods and assumptions were used by AmSouth in estimating the fair value of financial instruments:

Loans — The fair value of the loan portfolio, net of leases, was estimated using discounted cash flow calculations, incorporating assumptions relating to repricing rates and prepayment speeds, where applicable.

Securities and Loans Held for Sale — Fair values for securities and loans held for sale are based on quoted market prices, where available. Where quoted market prices are not available, fair values are based on quoted market prices of similar instruments, adjusted for any significant differences between the quoted instruments and the instruments being valued. Available-for-sale securities, trading securities and loans held for sale are carried at their estimated fair value. See Note 3 for estimated fair market value information related to held-to-maturity securities.

Derivative Instruments — The fair value of derivatives utilized by AmSouth for interest rate risk management purposes is obtained from AmSouth’s in-house pricing system and compared to dealer quotes for reasonableness. These values represent the estimated amount the Company would receive or pay to terminate the contracts or agreements, taking into account current interest rates and, when appropriate, the current creditworthiness of the counterparties. The fair value of derivative contracts entered into for the benefit of corporate customers is based on counterparty quotes.

Deposits — The fair values of indeterminate-maturity deposits, which include noninterest-bearing demand, interest-bearing demand, savings and money market, and foreign deposits, are the amounts payable on demand (i.e., the carrying amounts). The fair value for time deposits is estimated using a discounted cash flow calculation, incorporating repricing rates where applicable.

Long-term Borrowings — The fair values of long-term borrowings are estimated using discounted cash flow calculations.

Unused Commitments to Extend Credit and Standby and Commercial Letters of Credit — The estimated fair value of unused commitments to extend credit and standby and commercial letters of credit is approximated by the fees currently charged to enter into similar arrangements, considering the remaining terms of the agreements and any change in the credit quality of the counterparties since the agreements were entered into. Thus, fair value approximates carrying value. This estimate of fair value does not take into account the significant value of the customer relationships, as AmSouth does not believe that it would be practicable to estimate a representational fair value for these relationships. See Note 23 for further discussion of commitments to extend credit and standby and commercial letters of credit.

AmSouth Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 22 — BUSINESS SEGMENT INFORMATION

AmSouth has three reportable segments: Consumer Banking, Commercial Banking and Wealth Management. Each of these units provides unique products and services to a variety of customer groups and has its own management team. Consumer Banking delivers a full range of financial services to individuals and small businesses, including loan products such as residential mortgages, equity lending, credit cards, and loans for automobile and other personal financing needs, and various products designed to meet the credit needs of small businesses. Consumer Banking also offers various deposit products that meet customers’ savings and transaction needs. Commercial Banking meets the requirements of corporate and middle market customers with a comprehensive array of credit, treasury management, international and capital markets services. Included among these are several specialty services such as real estate finance, asset-based lending and commercial leasing. Wealth Management is comprised of trust, institutional, retirement, Private Client Services (PCS) and broker-dealer services. This area includes traditional trust services as well as a substantial selection of investment management services. Wealth Management also includes commercial and consumer loan and deposit products associated with PCS customers.

Treasury & Other includes balance sheet management activities that include the investment portfolio, non-deposit funding and the impact of derivatives used in asset/liability management. Income from bank owned life insurance policies, gains and losses related to the ineffective portion of derivative hedging instruments, net gains and losses on sales of fixed assets and other assets, taxable-equivalent adjustments associated with lease residual option benefits, the amortization of deposit intangibles, and corporate expenses such as corporate overhead are included in Treasury & Other. Also included in Treasury & Other is the gain on the sale of AmSouth’s mutual fund management unit in 2005, as well as expenses related to the settlement agreements and related professional fees, gains related to the sale of the credit card portfolio, and expenses related to the prepayment of FHLB advances during 2004. In addition, Treasury & Other includes the reversal of revenues and expenses associated with PCS customers’ loan and deposit balances to eliminate any double counting which occurs as a result of including these revenues and expenses in the Wealth Management segment as well as in either the Commercial or Consumer segments.

AmSouth evaluates performance and allocates resources based on profit or loss from operations. The accounting policies of the reportable segments are the same as those described in Note 1, except that AmSouth uses matched maturity transfer pricing to fairly and consistently assign funds costs to assets and earnings credits to liabilities with a corresponding offset in Treasury & Other. AmSouth allocates noninterest expenses to match revenues based on various activity statistics. AmSouth is disclosing net interest income in lieu of interest income. Performance is assessed primarily on net interest income by the chief operating decision makers. Excluding the internal funding and the impact of recording PCS customer revenues and expenses in Wealth Management, AmSouth does not have intracompany revenues or expenses. The provision for loan and lease losses for each segment reflects the net charge-offs in each segment. The difference between net charge-offs and the provision is included in Treasury & Other. Additionally, segment income tax expense is calculated using the marginal tax rate. The difference between the marginal and effective tax rate is included in Treasury & Other. Management reviews average assets, loans and deposits by segment.

AmSouth operates primarily in the United States; accordingly, geographic distribution of revenue and long-lived assets in other countries is not significant. Revenues from no individual customer exceeded 10% of consolidated total revenues. AmSouth’s segments are not necessarily comparable with similar information for any other financial institution.

AmSouth Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table details AmSouth’s business segment results for the years ended December 31:

(In thousands)	Consumer Banking	Commercial Banking	Wealth Management	Treasury & Other	Total
2005
Net interest income before internal funding	$804,028	$600,394	$185,965	$(65,113)	$1,525,274
Internal funding	296,743	(156,592)	5,500	(145,651)	-0-

Net interest income (expense)	1,100,771	443,802	191,465	(210,764)	1,525,274
Noninterest revenues	482,151	137,654	194,157	101,218	915,180

Total revenues	1,582,922	581,456	385,622	(109,546)	2,440,454
Provision for loan and lease losses	50,539	30,875	1,771	10,765	93,950
Noninterest expenses	766,932	194,207	211,825	118,959	1,291,923

Income (loss) before income taxes	765,451	356,374	172,026	(239,270)	1,054,581
Income taxes (benefits)	287,809	133,997	64,682	(157,612)	328,876

Segment net income (loss)	$477,642	$222,377	$107,344	$(81,658)	$725,705

Revenues from external customers	$1,286,179	$738,048	$169,582	$246,645	$2,440,454
Ending assets	22,827,752	15,607,084	6,411,113	7,761,161	52,607,110
Average assets	22,290,516	14,311,266	5,995,106	8,143,169	50,740,057
Average loans	20,594,022	13,238,465	5,943,586	(5,939,077)	33,836,996
Average deposits	25,253,160	8,580,154	4,211,779	(2,765,522)	35,279,571

2004
Net interest income before internal funding	$809,092	$471,637	$164,285	$31,011	$1,476,025
Internal funding	313,384	(44,236)	(1,225)	(267,923)	-0-

Net interest income (expense)	1,122,476	427,401	163,060	(236,912)	1,476,025
Noninterest revenues	474,596	139,192	201,412	216,942	1,032,142

Total revenues	1,597,072	566,593	364,472	(19,970)	2,508,167
Provision for loan and lease losses	90,863	15,257	1,427	20,203	127,750
Noninterest expenses	770,272	189,006	212,414	285,246	1,456,938

Income (loss) before income taxes	735,937	362,330	150,631	(325,419)	923,479
Income taxes (benefits)	276,712	136,236	56,637	(169,604)	299,981

Segment net income (loss)	$459,225	$226,094	$93,994	$(155,815)	$623,498

Revenues from external customers	$1,283,688	$610,829	$188,962	$424,688	$2,508,167
Ending assets	21,598,852	13,376,810	4,671,364	9,901,345	49,548,371
Average assets	21,194,037	12,520,354	4,885,019	9,411,215	48,010,625
Average loans	19,739,572	11,494,932	4,857,569	(4,850,086)	31,241,987
Average deposits	23,010,869	7,430,051	3,628,396	(2,054,340)	32,014,976

2003
Net interest income before internal funding	$791,932	$458,809	$146,510	$17,384	$1,414,635
Internal funding	320,545	(60,493)	(17,988)	(242,064)	-0-

Net interest income (expense)	1,112,477	398,316	128,522	(224,680)	1,414,635
Noninterest revenues	448,654	126,241	177,728	103,155	855,778

Total revenues	1,561,131	524,557	306,250	(121,525)	2,270,413
Provision for loan and lease losses	138,890	26,092	1,064	7,654	173,700
Noninterest expenses	736,386	179,713	201,650	87,828	1,205,577

Income (loss) before income taxes	685,855	318,752	103,536	(217,007)	891,136
Income taxes (benefits)	257,881	119,851	38,930	(151,647)	265,015

Segment net income (loss)	$427,974	$198,901	$64,606	$(65,360)	$626,121

Revenues from external customers	$1,240,586	$585,050	$167,761	$277,016	$2,270,413
Ending assets	19,938,960	11,414,444	3,949,228	10,312,884	45,615,516
Average assets	19,381,919	11,245,087	3,608,971	8,494,539	42,730,516
Average loans	18,129,878	10,366,385	3,576,554	(3,561,658)	28,511,159
Average deposits	22,480,766	5,350,696	3,023,035	(2,271,881)	28,582,616

AmSouth Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 23 — COMMITMENTS, CONTINGENCIES AND GUARANTEES

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

	December 31
(In thousands)	2005	2004
Unused commitments to extend credit	$21,761,490	$19,284,111
Standby letters of credit	3,209,144	3,301,812
Commercial letters of credit	48,891	52,457

UNUSED COMMITMENTS TO EXTEND CREDIT

Commitments to extend credit are legally binding agreements to lend to a customer, provided there is no violation of any condition established in the contract. These commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee, which is recognized ratably over the life of the commitment. At December 31, 2005, AmSouth had outstanding commitments to extend credit with maturities ranging from less than one year to thirty years. Since many commitments expire without being drawn upon, the total contractual amount of commitments does not necessarily represent future cash requirements of AmSouth but does represent the maximum potential amount of future payments that could be required to be made and the maximum credit risk.

STANDBY LETTERS OF CREDIT

AmSouth, as part of its ongoing business operations, issues financial guarantees in the form of financial and performance standby letters of credit. Standby letters of credit are contingent commitments issued by AmSouth generally to guarantee the performance of a customer to a third party, for which AmSouth receives a fee. A financial standby letter of credit is a commitment by AmSouth to guarantee a customer’s repayment of an outstanding loan or debt instrument. In a performance standby letter of credit, AmSouth guarantees a customer’s performance under a contractual nonfinancial obligation. AmSouth has recourse against the customer for any amount required to be paid to a third party under a standby letter of credit.

Revenues are recognized ratably over the life of the standby letter of credit. At December 31, 2005, AmSouth had standby letters of credit outstanding with maturities ranging from less than one year to ten years. The contractual amount of standby letters of credit represents the maximum potential amount of future payments AmSouth could be required to make and represents AmSouth’s maximum credit risk. At December 31, 2005 and 2004, AmSouth had $40.1 million and $44.0 million, respectively, of liabilities associated with standby letters of credit agreements. AmSouth holds collateral to support standby letters of credit when deemed necessary. The fair value of cash collateral held at December 31, 2005 and 2004 was $56.3 and $63.2 million, respectively.

COMMERCIAL LETTERS OF CREDIT

Commercial letters of credit are issued to facilitate foreign or domestic trade transactions, for which AmSouth receives a fee under the terms of a commercial letter of credit. As a general rule, drafts will be drawn when the goods underlying the transaction are in transit. Revenues are recognized at the time payments under the commercial letters of credit are made. At December 31, 2005, AmSouth had commercial letters of credit outstanding with maturities ranging from less than one year to five years. The conditions requiring AmSouth to fund letters of credit will likely occur. The contractual amount of commercial letters of credit represents the maximum potential amount of future payments AmSouth could be required to make and represents AmSouth’s maximum credit risk.

AmSouth Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDUIT TRANSACTIONS

AmSouth provides credit enhancements associated with its conduit securitizations by providing standby letters of credit, for which liabilities of $2,347,000 and $2,792,000 were recorded at December 31, 2005 and 2004, respectively. At December 31, 2005 and 2004, AmSouth had $72.6 million and $79.0 million, respectively, of letters of credit supporting its conduit transactions. AmSouth also provides liquidity lines of credit related to its conduit securitizations to support the issuance of commercial paper under 364-day commitments. These liquidity lines can be drawn upon in the unlikely event of a commercial paper market disruption or other factors, such as credit rating downgrades of one of the asset-backed commercial paper issuers or AmSouth (as the provider of the credit support), which could prevent the asset-backed commercial paper issuers from being able to issue commercial paper. At December 31, 2005 and 2004, AmSouth had liquidity lines of credit supporting these transactions of $930 million and $1.2 billion, respectively. See further disclosure regarding conduits in Note 20.

MARGIN GUARANTEES

AmSouth Investment Services, Inc. (AIS), a subsidiary of AmSouth, guarantees the margin account balances issued by its brokerage clearing agent on behalf of its customers. If a customer defaults on the margin account, AIS has guaranteed to the brokerage clearing agent to buy in the account so as to bring the account into compliance with applicable margin or maintenance requirements. The margin account balance as of December 31, 2005 and 2004 was $31.2 million and $32.3 million, respectively. The total potential margin guarantee for AIS was $299.3 million and $301.5 million as of December 31, 2005 and 2004, respectively, which is equal to 70% of customers’ account balances. In the event a customer defaults, AmSouth would have recourse against the customer. AmSouth has no liability recorded on its balance sheets related to this agreement.

OTHER COMMITMENTS AND CONTINGENCIES

Operating Leases — AmSouth and its subsidiaries lease land, premises and equipment under cancelable and non-cancelable leases, some of which contain renewal options under various terms. The leased properties are used primarily for banking purposes.

The total rental expense on operating leases for the years ended December 31, 2005, 2004 and 2003 was $66,826,000,

$65,782,000 and $63,186,000, respectively. Rental income received related to bank premises for 2005, 2004 and 2003 was $5,726,000, $6,050,000 and $8,370,000, respectively. There were no material contingent rental expenses for 2005, 2004 or 2003.

Future minimum payments, in thousands, by year and in the aggregate, for noncancelable operating leases with initial or remaining terms of one year or more consisted of the following at December 31, 2005:

2006	$39,826
2007	37,408
2008	34,840
2009	34,233
2010	26,732
Thereafter	196,412

$369,451

Legal — Various legal proceedings are pending against AmSouth and its subsidiaries. Some of these proceedings, including class actions, seek relief or allege damages that are substantial. The actions arise in the ordinary course of AmSouth’s business and include actions relating to its imposition of certain fees, lending, collections, loan servicing, deposit taking, investment, trust, and other activities. It may take a number of years to finally resolve some of these actions because of their complexity as well as other reasons. Additionally, AmSouth and its subsidiaries, which are regulated by multiple federal and state authorities, are the subject of regularly scheduled and special examinations, reviews, investigations and enforcement actions or proceedings. AmSouth may occasionally have disagreements with regulatory authorities and law enforcement agencies resulting from these examinations, reviews, investigations and enforcement actions. Enforcement and compliance-related activity by government agencies has substantially increased. Although it is not possible to determine with certainty AmSouth’s potential exposure from these proceedings, which may take a number of years to fully and finally resolve due to their complexity, based upon legal counsel’s opinion, Management considers that any liability resulting from the proceedings would not have a material impact on the financial condition or results of operations of AmSouth.

AmSouth Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 24 — CONDENSED PARENT COMPANY INFORMATION

BALANCE SHEETS

	December 31
(In thousands)	2005	2004
ASSETS
Investment in subsidiaries	$3,970,041	$3,749,199
Investment in Eurodollars	206,666	419,143
Available-for-sale securities	7,593	9,339
Other assets	28,314	35,583

	$4,212,614	$4,213,264

LIABILITIES AND SHAREHOLDERS’ EQUITY
Commercial paper	$-0-	$1,597
Subordinated debt	324,859	374,747
Other borrowed funds	128,984	130,388
Accrued expenses and other liabilities	124,194	137,691

Total liabilities	578,037	644,423
Shareholders’ equity	3,634,577	3,568,841

	$4,212,614	$4,213,264

STATEMENTS OF EARNINGS

	Years Ended December 31
(In thousands)	2005	2004	2003
INCOME
Dividends from bank subsidiary	$450,000	$444,000	$629,000
Interest and other	6,424	6,967	1,420

	456,424	450,967	630,420

EXPENSES
Interest	23,619	23,512	31,277
Other	7,896	6,081	2,970

	31,515	29,593	34,247
Income before income taxes and equity in undistributed earnings of subsidiaries	424,909	421,374	596,173
Income tax credit	12,721	10,829	12,339

Income before equity in earnings of subsidiaries	437,630	432,203	608,512
Equity in undistributed subsidiaries’ annual earnings	288,075	191,295	17,609

Net Income	$725,705	$623,498	$626,121

AmSouth Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

STATEMENTS OF CASH FLOWS

	Years Ended December 31
(In thousands)	2005	2004	2003
OPERATING ACTIVITIES
Net income	$725,705	$623,498	$626,121
Adjustments to reconcile net income to net cash provided by operating activities:
Net (gains) losses on available-for-sale securities	(947)	(4,098)	160
Other amortization and depreciation	325	443	609
Net decrease (increase) in other assets	5,334	(20,179)	(19,535)
Net (decrease) increase in accrued expenses and other liabilities	(13,129)	28,333	18,277
Equity in subsidiaries’ undistributed annual earnings	(288,075)	(191,295)	(17,609)

Net cash provided by operating activities	429,213	436,702	608,023

INVESTING ACTIVITIES
Net decrease (increase) in available-for-sale securities	2,702	(5,280)	-0-
Net decrease (increase) in Eurodollars	212,477	(27,088)	(184,969)

Net cash provided by (used in) investing activities	215,179	(32,368)	(184,969)

FINANCING ACTIVITIES
Net decrease in commercial paper	(1,597)	(2,368)	(1,191)
Payments for maturing subordinated debt	(50,000)	(150,000)	(50,000)
Net (decrease) increase in other borrowed funds	(1,475)	1,648	446
Cash dividends paid	(353,995)	(337,334)	(323,748)
Proceeds from employee stock plans, direct stock purchase and dividend reinvestment plan	121,713	134,107	115,035
Purchases of common stock	(358,897)	(50,999)	(163,092)

Net cash used in financing activities	(644,251)	(404,946)	(422,550)

Increase (decrease) in cash	141	(612)	504
Cash at beginning of year	401	1,013	509

Cash at end of year	$542	$401	$1,013